As filed with the U.S. Securities and Exchange Commission on August 11, 2023

Registration No. 333-271381

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 4 to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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GREENFIRE RESOURCES LTD.
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N/A
(Translation of registrant’s name into English)

Canada	1311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1900 – 205 5th Avenue SW
Calgary, Alberta T2P 2V7
(403) 264-9046
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With copies to:

Sylvie Welsh Burnet, Duckworth & Palmer LLP 2400, 525 – 8th Avenue SW Calgary, Alberta T2P 1G1 Canada (403) 260-0116	Guy P. Lander Carter, Ledyard & Milburn LLP 28 Liberty Street New York, NY 10005 (212) 238-8619	Charles Garner M3 - Brigade Acquisition III Corp. 1700 Broadway, 19th Floor New York, NY 10019 (212) 202-2200	John L. Robinson Wachtell, Lipton, Rosen & Katz 51 W. 52nd St. New York, NY 10019 (212) 403-1000

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed Registration Statement/Proxy Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED August 11, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF M3-BRIGADE ACQUISITION III CORP. AND PROSPECTUS FOR 73,779,303 COMMON SHARES, 7,526,667 WARRANTS AND 7,526,667 COMMON SHARES ISSUABLE UPON EXERCISE OF WARRANTS OF GREENFIRE RESOURCES LTD.

PROPOSED BUSINESS COMBINATION — YOUR PARTICIPATION IS VERY IMPORTANT

Dear Stockholders and Warrantholders of M3-Brigade Acquisition III Corp.:

You are cordially invited to attend the meeting (the “MBSC Stockholders’ Meeting”) of stockholders of M3-Brigade Acquisition III Corp. (“MBSC” and such stockholders, the “MBSC Stockholders”), which will be held virtually at            Eastern Time, on            , 2023 at            , or such other date, time and place to which such meeting may be adjourned, and/or the meeting (the “MBSC Warrantholders’ Meeting”) of warrantholders of MBSC (the “MBSC Warrantholders”), which will be held virtually at            Eastern Time, on            , 2023 at            , or such other date, time and place to which such meeting may be adjourned.

On December 14, 2022, MBSC, Greenfire Resources Ltd., an Alberta corporation (“New Greenfire”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Greenfire (“DE Merger Sub”), 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly-owned subsidiary of New Greenfire (“Canadian Merger Sub” and, together with New Greenfire and DE Merger Sub, each an “Acquisition Entity” and, together, the “Acquisition Entities”), and Greenfire Resources Inc., an Alberta corporation (“Greenfire”) entered into a Business Combination Agreement (as amended on April 21, 2023 and June 15, 2023, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the plan of arrangement attached hereto as Annex O (the “Plan of Arrangement”), (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement (the “Amalgamation”), except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation (“Surviving Greenfire”), and Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire and (ii) DE Merger Sub will merge with and into MBSC (the “Merger”), with MBSC continuing as the surviving corporation following the Merger (“Surviving MBSC”), as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire.

The transactions contemplated by the Business Combination Agreement, the Plan of Arrangement and the Ancillary Documents (collectively, the “Transactions”) are structured as follows:

•        prior to the effectiveness of the Merger, by way of a statutory plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (Alberta) (the “ABCA”), Greenfire will complete a number of corporate steps as described below pursuant to the Plan of Arrangement, whereby (i) the holders of Greenfire Common Shares (“Greenfire Shareholders”) will receive a number of common shares in the capital of New Greenfire (“New Greenfire Common Shares”) as Share Consideration (as defined below) and a cash payment equal to their pro rata share of $75,000,000 (“Cash Consideration”), in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement, (ii) a certain portion of the outstanding warrants (“Greenfire Performance Warrants”) to purchase Greenfire Common Shares issued pursuant to the Greenfire Equity Plan, whether vested or unvested, that are held by each holder of such Greenfire Performance Warrants (the “Greenfire Performance Warrantholders”) will be deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, as determined in accordance with the Plan of Arrangement, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants with substantially the same terms as the Greenfire Performance Warrants as adjusted in accordance with the Plan of Arrangement, (iii) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and (iv) Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire;

•        in accordance with the terms of that certain Warrant Agreement, dated as of August 12, 2021, between GAC Holdco Inc. (n/k/a Greenfire Resources Inc.), as issuer, and The Bank of New York Mellon, as warrant agent (as may be amended from time to time, the “Greenfire Warrant Agreement”), as amended by the First Greenfire Supplemental Warrant Agreement entered into between Greenfire and The Bank of New York Mellon, as warrant agent, amending the Greenfire Warrant Agreement (the “Greenfire Supplemental Warrant

Agreement”): (a) a certain number of warrants to purchase common shares in the capital of Greenfire (“Greenfire Common Shares”) that are outstanding, unexercised and issued pursuant to the Greenfire Warrant Agreement (“Greenfire Bond Warrants”) held by each holder of Greenfire Bond Warrants will be deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to holders of Greenfire Bond Warrants as determined in accordance with the Greenfire Supplemental Warrant Agreement, following which (b) each remaining Greenfire Bond Warrant will be deemed to be exercised for Greenfire Common Shares pursuant to the terms of the Greenfire Supplemental Warrant Agreement as amended by the Greenfire Supplemental Warrant Agreement, and each former holder of Greenfire Bond Warrants will, following the Amalgamation and in exchange for such Greenfire Common Shares, receive New Greenfire Common Shares as determined in accordance with the Greenfire Supplemental Warrant Agreement; and

•        on the Closing Date, following the consummation of the transactions described above, DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire, with the equityholders of MBSC receiving consideration as described below.

The number of New Greenfire Common Shares comprising the “Share Consideration” will equal the quotient of: (a) (i) the Greenfire Pre-Money Equity Value (equal to (A) the Greenfire Enterprise Value ($950,000,000), minus (B) the Greenfire Net Indebtedness ($170,000,000)), minus (ii) the Cash Consideration, minus (iii) the amount of unpaid transaction expenses of MBSC and Greenfire (subject to specified caps), minus (iv) an amount equal to the number of shares of MBSC Class B common stock, par value $0.0001 per share (“MBSC Class B Common Shares”), issued and outstanding at the effective time of the Merger (the “Merger Effective Time”) (other than any Excluded MBSC Class A Common Shares (as defined below), and giving effect to the MBSC Sponsor Class B Share Forfeitures (as defined below)) multiplied by $10.10, divided by (b) $10.10.

Prior to the Merger Effective Time on the Closing Date, the following transactions will occur pursuant to the Plan of Arrangement:

•        The Shareholders Agreement among Greenfire and certain Greenfire Shareholders, dated August 5, 2021, will be terminated.

•        Greenfire Shareholders exercising dissent rights pursuant to the Plan of Arrangement will have their Greenfire Common Shares cancelled, and such Greenfire Shareholders will cease to have any rights as Greenfire Shareholders other than the right to be paid fair value for such Greenfire shares as set forth in the Plan of Arrangement.

•        Annapurna Limited, Spicelo Limited, Modro Holdings LLC and Allard Services Limited (the “Greenfire Founders”) will: (i) receive a dividend equal to the pro rata share of the Cash Consideration payable to Greenfire Founders; (ii) have their Greenfire Common Shares consolidated, and (iii) thereafter receive New Greenfire Common Shares, in exchange for their Greenfire shares all as determined in accordance with the Plan of Arrangement.

•        All holders of Greenfire Common Shares other than the Greenfire Founders (the “Greenfire Employee Shareholders”) will, through a series of transactions: (i) receive a cash payment equal to the pro rata share of the Cash Consideration payable to Greenfire Employee Shareholders in consideration for a portion of the Greenfire Common Shares held by such Greenfire Employee Shareholders; and (ii) receive New Greenfire Common Shares, in exchange for a portion of their Greenfire shares, all as determined in accordance with the Plan of Arrangement.

•        The Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants, in exchange for their Greenfire Performance Warrants all as determined in accordance with the Plan of Arrangement.

•        Greenfire and Canadian Merger Sub will complete the Amalgamation to form one corporate entity with the same effect as if they had amalgamated under the ABCA except that the separate legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation.

•        Upon the Amalgamation, the Greenfire Equity Plan will be deemed to be amended and restated by the New Greenfire Performance Warrant Plan.

•        5,000,000 New Greenfire Warrants, with an expiration date that is five years from the Closing of the Business Combination, will be issued to the pre-Merger holders of New Greenfire Common Shares and New Greenfire Performance Warrants in each case in the numbers determined in accordance with the Plan of Arrangement.

•        The directors of New Greenfire immediately prior to the Merger Effective Time will resign and be replaced by a slate of directors to be determined prior to the Merger Effective Time, each to hold office until their respective term expires in accordance with the articles of incorporation of New Greenfire, or until their successors are elected or appointed.

The disposition of securities of MBSC and DE Merger Sub will occur as set forth below. As used herein, “MBSC Warrants” refer to warrants to purchase one MBSC Class A Common Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Private Warrant Agreement, dated October 21, 2021, between MBSC and Continental Stock Transfer and Trust Company, as warrant agent (the “MBSC Private Warrant Agreement”) and the Public Warrant Agreement, dated October 21, 2021, between MBSC and Continental Stock Transfer and Trust Company, as warrant agent (the “MBSC Public Warrant Agreement”). “MBSC Private Placement Warrants” refer to the warrants issued to M3-Brigade Sponsor III LP, a Delaware limited partnership (the “MBSC Sponsor”) and to Cantor Fitzgerald & Co. (“Cantor”) in a private placement simultaneously with the closing of MBSC’s initial public offering (the “MBSC IPO”). “MBSC Public Warrants” refer to MBSC Warrants held by any persons other than the MBSC Sponsor and Cantor.

Immediately prior to the Merger, the following will occur:

•        If the amount of the New Greenfire Debt Financing issued at the Closing exceeds $25,000,000, then 750,000 MBSC Class B Common Shares held by the MBSC Sponsor, will be forfeited and cancelled for no consideration;

•        2,500,000 MBSC Class B Common Shares held by the MBSC Sponsor will be forfeited and cancelled for no consideration (the bullet above and this bullet, together, the “MBSC Sponsor Class B Share Forfeitures”); and

•        3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor will be forfeited and cancelled for no consideration (the “MBSC Sponsor Warrant Forfeiture”).

To the extent any units of MBSC issued in the MBSC IPO (“MBSC Units”) remain outstanding and unseparated, immediately prior to the Merger Effective Time, the MBSC Class A Common Shares and MBSC Public Warrants comprising each such issued and outstanding MBSC Unit immediately prior to the Merger Effective Time will be automatically separated (the “Unit Separation”) and the holder of each MBSC Unit will be deemed to hold one MBSC Class A Common Share and one-third (1/3) of one MBSC Public Warrant. The MBSC Class A Common Shares and MBSC Public Warrants held following the Unit Separation will be converted as described below in accordance with the Business Combination Agreement.

In addition, immediately prior to the Merger Effective Time, but subsequent to the Unit Separation, MBSC will redeem all of the MBSC Public Warrants at $0.50 per MBSC Public Warrant (the “MBSC Public Warrant Redemption”), which redemption will be effected by MBSC by way of an amendment to the MBSC Public Warrant Agreement if the proposal to effectuate such amendment is approved by holders of MBSC Public Warrants (“MBSC Public Warrantholders”). Pursuant to certain Investor Support Agreements, dated December 14, 2022, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the proposal to effectuate such amendment, and accordingly the proposed amendment is expected to be adopted.

At the Merger Effective Time, by virtue of the Merger and without any further action on the part of the parties or any other person, the following will occur:

•        Each issued and outstanding share of MBSC Class A common stock, par value $0.0001 per share (the “MBSC Class A Common Shares”), other than any Excluded MBSC Class A Common Shares (as defined below) and after giving effect to the MBSC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for MBSC Class A Common Shares, if any, pursuant to the Subscription Agreements, will be automatically converted into and exchanged for the right to receive (i) if an amount in cash less than or equal to $100,000,000 is remaining in MBSC’s trust account (the “Trust Account”) after giving effect to the MBSC Stockholder Redemption, one New Greenfire Common Share and (ii) if an amount in cash greater than $100,000,000 is remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, (A) a fraction of a New Greenfire Common Share equal to $100,000,000 divided by the amount in the Trust Account after giving effect to the MBSC Stockholder Redemption, and (B) an amount in cash equal to the quotient of (I) the amount in the Trust Account after giving effect to the MBSC Stockholder Redemption that exceeds $100,000,000 minus the MBSC Extension Amount at the Merger Effective Time divided by (II) the number of MBSC Class A Common Shares (other than any Excluded MBSC Class A Common Shares and after giving effect to the MBSC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for MBSC Class A Common Shares, if any, pursuant to the Subscription Agreements);

•        each issued and outstanding MBSC Class B Common Share (after giving effect to the MBSC Sponsor Class B Share Forfeitures and any other transfer of MBSC Class B Common Shares in connection with the Closing) will be automatically converted into and exchanged for the right to receive (i) one New Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing;

•        each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one warrant to purchase a New Greenfire Common Share (a “New Greenfire Warrant”) on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement;

•        each share of common stock, par value $0.01 per share, of DE Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time will convert automatically into one share of common stock, par value $0.01 per share, of Surviving MBSC; and

•        each MBSC Class A Common Share held in MBSC’s treasury or owned by Greenfire or any other wholly-owned subsidiary of Greenfire or MBSC immediately prior to the Merger Effective Time (each, an “Excluded MBSC Class A Common Share”), will be cancelled for no consideration.

MBSC Stockholders’ Meeting

At the MBSC Stockholders’ Meeting, MBSC Stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal” or “MBSC Stockholder Proposal No. 1”) to approve the Business Combination Agreement, a copy of which is attached to the accompanying Registration Statement/Proxy Statement as Annex A, and the Business Combination.

In connection with the submission of the Business Combination to a shareholder vote, the MBSC Sponsor has agreed to vote its MBSC Class B Common Shares owned by it in favor of the Business Combination.

In addition to the Business Combination Proposal, MBSC Stockholders are being asked to consider and vote upon a proposal to approve the adjournment of the MBSC Stockholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (the “Adjournment Proposal” or “MBSC Stockholder Proposal No. 2” and, together with the Business Combination Proposal, the

“MBSC Stockholder Proposals”). If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only Proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

Each of the MBSC Stockholder Proposals is more fully described in the accompanying Registration Statement/Proxy Statement, which each MBSC Stockholder is encouraged to read carefully. The Business Combination is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of the Business Combination Proposal.

The MBSC Class A Common Shares and MBSC Warrants, which are exercisable for MBSC Class A Common Shares under certain circumstances, are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “MBSC” and “MBSC WS,” respectively. In addition, certain of the MBSC Class A Common Shares and MBSC Public Warrants (as defined in the accompanying Registration Statement/Proxy Statement) currently trade as MBSC Units, consisting of one MBSC Class A Common Share and one-third of one MBSC Public Warrant, and are listed on the NYSE under the symbol “MBSC.U.” New Greenfire intends to list the New Greenfire Common Shares on the NYSE. It is anticipated that upon the Closing, the New Greenfire Common Shares will be listed on the NYSE under the ticker symbol “GFR”.

MBSC Warrantholders’ Meeting

At the MBSC Warrantholders’ Meeting, holders of MBSC Public Warrants will be asked to consider and vote on a proposal to approve an amendment to the terms of the MBSC Public Warrant Agreement in the form attached as Annex M hereto to provide that, upon the Closing, each MBSC Public Warrant, which entitles the holder thereof to purchase one share of MBSC Class A Common Stock, will be exchanged by such holder with MBSC for cash in the amount of $0.50 per MBSC Public Warrant (the “Warrant Amendment Proposal”). Pursuant to the Investor Support Agreements, dated December 14, 2022, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the Warrant Amendment Proposal, and accordingly the proposed amendment is expected to be adopted.

MBSC is providing the accompanying Registration Statement/Proxy Statement and accompanying proxy cards to MBSC Stockholders and MBSC Warrantholders in connection with the solicitation of proxies to be voted at the MBSC Stockholders’ Meeting and the MBSC Warrantholders’ Meeting, respectively, and at any adjournments or postponements thereof. Information about the MBSC Stockholders’ Meeting, the MBSC Warrantholders’ Meeting the Business Combination and other related business to be considered by MBSC Stockholders at the MBSC Stockholders’ Meeting and MBSC Warrantholders’ Meeting is included in the accompanying Registration Statement/Proxy Statement. Whether or not you plan to attend the MBSC Stockholders’ Meeting or MBSC Warrantholders’ Meeting, all MBSC Stockholders are urged to read carefully and in its entirety the accompanying Registration Statement/Proxy Statement, including the annexes and the accompanying financial statements of New Greenfire, Greenfire and MBSC. In particular, you are urged to carefully read the section entitled “Risk Factors” beginning on page 56 of the accompanying Registration Statement/Proxy Statement.

A transaction committee (the “Transaction Committee”) comprised solely of independent directors was established by the Board of Directors of MBSC (the “MBSC Board”) and authorized, among other things, to develop, assess and negotiate the terms of potential Initial Business Combinations, including the Business Combination, and to make a recommendation to the full MBSC Board as to whether MBSC should enter into any such potential Initial Business Combination. The MBSC Board, based in part on the unanimous recommendation of the Transaction Committee, has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that MBSC Stockholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other MBSC Stockholder Proposals presented to MBSC Stockholders in the accompanying Registration Statement/Proxy Statement. The MBSC Board also unanimously recommends that MBSC Warrantholders vote “FOR” the Warrant Amendment Proposal. When you consider the MBSC Board’s recommendation of these proposals, you should keep in mind that certain members of MBSC management have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information.

Your vote is very important, regardless of the number of MBSC Common Shares or MBSC Public Warrants you own. To ensure your representation at the MBSC Stockholders’ Meeting and/or the MBSC Warrantholders’ Meeting, please complete, sign, date and return the enclosed applicable proxy card in the postage-paid envelope provided or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you hold your MBSC Common Shares or MBSC Public Warrants in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the MBSC Stockholders’ Meeting or the MBSC Warrantholders’ Meeting, but in any event, no later than            , 2023 at            Eastern Time (with respect to the MBSC Stockholders’ Meeting) or            , at            Eastern Time (with respect to the MBSC Warrantholders’ Meeting).

On behalf of the MBSC Board, I would like to thank you for your support of M3-Brigade Acquisition III Corp. and look forward to a successful completion of the Business Combination.

Sincerely,

Mohsin Y. Meghji Executive Chairman of the Board of Directors , 2023

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING REGISTRATION STATEMENT/PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING REGISTRATION STATEMENT/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Investing in MBSC and New Greenfire securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying Registration Statement/Proxy Statement and under similar headings or in any amendment or supplement to the accompanying Registration Statement/Proxy Statement.

New Greenfire is a “foreign private issuer” under the Exchange Act and therefore is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Accordingly, after the Business Combination, New Greenfire Shareholders (as defined in the accompanying Registration Statement/Proxy Statement) may receive less or different information about New Greenfire than they would receive about a U.S. domestic public company. See “Risk Factors — General Risk Factors Related to Greenfire/New Greenfire — New Greenfire is a “foreign private issuer” under U.S. securities law and therefore will be exempt from certain requirements applicable to U.S. domestic registrants listed on the NYSE.”

The accompanying Registration Statement/Proxy Statement is dated            , 2023, and is expected to be first mailed or otherwise delivered to MBSC Stockholders on or about            , 2023.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this Registration Statement/Proxy Statement describes other than those contained in this Registration Statement/Proxy Statement, and, if given or made, the information or representation must not be relied upon as having been authorized by New Greenfire, MBSC or Greenfire. This Registration Statement/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this Registration Statement/Proxy Statement nor any distribution of securities made under this Registration Statement/Proxy Statement will, under any circumstances, create an implication that there has been no change in the affairs of New Greenfire, MBSC or Greenfire since the date of this Registration Statement/Proxy Statement or that any information contained herein is correct as of any time subsequent to such date.

M3-BRIGADE ACQUISITION III CORP.

1700 Broadway, 19th Floor New York, NY 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF M3-BRIGADE ACQUISITION III CORP.

TO BE HELD            , 2023

To the stockholders of M3-Brigade Acquisition III Corp. (“MBSC”):

NOTICE IS HEREBY GIVEN that the special meeting (the “MBSC Stockholders’ Meeting”) of stockholders of MBSC (the “MBSC Stockholders”) will be held virtually at            Eastern Time, on            , 2023, at            , or such other date, time and place to which such meeting may be adjourned.

At the MBSC Stockholders’ Meeting, MBSC Stockholders will be asked to consider and vote upon the following proposals:

•        Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement, dated December 14, 2022 (as amended on April 21, 2023 and June 15, 2023, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) by and among MBSC, Greenfire Resources Ltd., an Alberta corporation (“New Greenfire”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Greenfire (“DE Merger Sub”), 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly-owned subsidiary of New Greenfire (“Canadian Merger Sub” and, together with New Greenfire and DE Merger Sub, each an “Acquisition Entity” and, together, the “Acquisition Entities”), and Greenfire Resources Inc., an Alberta corporation (“Greenfire”), pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement attached thereto (the “Plan of Arrangement”), (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation (“Surviving Greenfire”), and Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire and (ii) DE Merger Sub will merge with and into MBSC (the “Merger”), with MBSC continuing as the surviving corporation following the Merger (“Surviving MBSC”), as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire (the “Business Combination Proposal” or “MBSC Stockholder Proposal No. 1”). A copy of the Business Combination Agreement is attached to this Registration Statement/Proxy Statement as Annex A.

•        Adjournment Proposal — To approve the adjournment of the MBSC Stockholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (the “Adjournment Proposal” or “MBSC Stockholder Proposal No. 2” and, together with the Business Combination Proposal, the “MBSC Stockholder Proposals”). If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only Proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

The Business Combination is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of the Business Combination Proposal.

The record date for the MBSC Stockholders’ Meeting is            , 2023. Only holders of record of MBSC Class A Common shares, par value $0.0001 per share (the “MBSC Class A Common Shares”), and MBSC Class B Common Shares, par value $0.0001 per share (the “MBSC Class B Common Shares” and together with the MBSC Class A Common Shares, the “MBSC Common Shares”), at the close of business on            , 2023 are entitled to notice of, and to vote at, the MBSC Stockholders’ Meeting and any adjournments or postponements thereof.

MBSC is providing the accompanying Registration Statement/Proxy Statement and accompanying proxy card to the MBSC Stockholders in connection with the solicitation of proxies to be voted at the MBSC Stockholders’ Meeting and at any adjournments of the MBSC Stockholders’ Meeting. Information about the MBSC Stockholders’

Meeting, the Business Combination and other related business to be considered by MBSC Stockholders at the MBSC Stockholders’ Meeting is included in the accompanying Registration Statement/Proxy Statement. Whether or not you plan to attend the MBSC Stockholders’ Meeting, all MBSC Stockholders are urged to read the accompanying Registration Statement/Proxy Statement, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 56 of the accompanying Registration Statement/Proxy Statement.

Whether or not you plan to attend the MBSC Stockholders’ Meeting, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If your MBSC Common Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your MBSC Common Shares or, if you wish to attend the MBSC Stockholders’ Meeting and vote online, you must obtain a proxy from your broker or bank.

Pursuant to the MBSC Articles, a holder of MBSC Class A Common Shares issued as part of the unit sold in MBSC’s initial public offering (the “MBSC IPO,” such shares, the “MBSC Public Shares” and, holders of such MBSC Public Shares the “MBSC Public Stockholders”) may request that MBSC redeem all or a portion of its MBSC Public Shares for cash if the Business Combination is consummated. As a holder of MBSC Public Shares, you will be entitled to exercise your redemption rights if you:

(a)     hold MBSC Public Shares, or if you hold MBSC Public Shares through MBSC units sold in the MBSC IPO (the “MBSC Units”), you elect to separate your MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising your redemption rights;

(b)    submit a written request to Continental Stock Transfer & Trust Company, MBSC’s transfer agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your MBSC Public Shares for cash, and (ii) identify yourself as the beneficial holder of the MBSC Public Shares and provide your legal name, phone number and address; and

(c)     deliver your MBSC Public Shares to Continental Stock Transfer & Trust Company, MBSC’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their MBSC Public Shares in the manner described above prior to            Eastern Time, on            , 2023 (two business days before the MBSC Stockholders’ Meeting) in order for their shares to be redeemed.

Holders of MBSC Units must elect to separate the MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising their redemption rights with respect to the MBSC Public Shares. If holders of MBSC Units hold their MBSC Units in an account at a brokerage firm or bank, such holders must notify their broker or bank that they elect to separate the MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants, or if a holder holds MBSC Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, MBSC’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to MBSC in order to validly exercise its redemption rights. MBSC Public Stockholders may elect to exercise their redemption rights with respect to their MBSC Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the MBSC Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if an MBSC Public Stockholder properly exercises its redemption rights with respect to all or a portion of the MBSC Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, MBSC will redeem the related MBSC Class A Common Shares for a per share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the MBSC IPO, including interest earned on the funds held in the Trust Account not previously released to MBSC to pay working capital expenses (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of            , 2023, this would have amounted to approximately $            per issued and outstanding MBSC Public Share (excluding $             of interest earned on the funds held in the Trust Account as of             , 2023). If an MBSC Public Stockholder exercises its redemption rights in full, then it will not own MBSC Public Shares or New Greenfire Common Shares following the redemption. Please see the subsection entitled “Special

Meeting of MBSC Stockholders and MBSC Warrantholders — Redemption Rights” in the accompanying Registration Statement/Proxy Statement for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your MBSC Public Shares.

The Business Combination is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of the Business Combination Proposal. In the event the Adjournment Proposal is put forth at the MBSC Stockholders’ Meeting, it will be the only Proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

Approval of the Business Combination Proposal requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote thereon at the MBSC Stockholders’ Meeting, voting as a single class. The Adjournment Proposal (if put forth) requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote and actually cast thereon at the MBSC Stockholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the MBSC Stockholders’ Meeting (assuming a quorum is present). Accordingly, an MBSC Stockholder’s failure to vote by proxy or to vote online at the MBSC Stockholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the MBSC Stockholder Proposals.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF MBSC COMMON SHARES YOU OWN. To ensure your representation at the MBSC Stockholders’ Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or over the internet by following the instructions on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the MBSC Stockholders’ Meeting. If you hold your MBSC Common Shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The board of directors of MBSC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal and (if put forth) “FOR” the Adjournment Proposal. Signed and dated proxies received by MBSC without an indication of how the MBSC Stockholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the MBSC Stockholders at the MBSC Stockholders’ Meeting.

Your attention is directed to the Registration Statement/Proxy Statement accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the MBSC Stockholder Proposals. MBSC encourages you to read this Registration Statement/Proxy Statement carefully. If you have any questions or need assistance Voting Your Shares or Warrants, please call MBSC’s proxy solicitor, Innisfree M&A Incorporated, at            , or banks and brokerage firms, please call collect at            .

By Order of the Board of Directors

Mohsin Y. Meghji Executive Chairman of the Board of Directors

M3-BRIGADE ACQUISITION III CORP.

1700 Broadway, 19th Floor New York, NY 10019

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS OF M3-BRIGADE ACQUISITION III CORP.

TO BE HELD            , 2023

To the Warrantholders of M3-Brigade Acquisition III Corp.:

NOTICE IS HEREBY GIVEN that the special meeting (the “MBSC Warrantholders’ Meeting”) of the holders of MBSC Public Warrants will be held virtually at            Eastern Time, on            , 2023, at            , or such other date, time and place to which such meeting may be adjourned.

At the MBSC Warrantholders’ Meeting, holders of MBSC Public Warrants will be asked to consider and vote upon the following proposals:

•        The Warrant Amendment Proposal — To consider and vote upon a proposal to approve and adopt an amendment to the terms of the MBSC Public Warrant Agreement in the form attached as Annex M hereto to provide that, upon the Closing, each MBSC Public Warrant, which entitles the holder to purchase one share of MBSC Class A Common Stock, will be exchanged by such holder with MBSC for cash in the amount of $0.50 per MBSC Public Warrant (the “MBSC Public Warrant Amendment”). The MBSC Public Warrant Amendment will be contingent upon MBSC Stockholder Approval and consummation of the Business Combination (the “Warrant Amendment Proposal” or “MBSC Warrantholder Proposal No. 1”); and

•        The Warrantholder Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal, or otherwise in connection with the Warrant Amendment Proposal (the “Warrant Adjournment Proposal” or “MBSC Warrantholder Proposal No. 2”).

Only holders of record of MBSC Public Warrants at the close of business on            are entitled to notice of the MBSC Warrantholders’ Meeting and to vote at the MBSC Warrantholders’ Meeting and any adjournments or postponements of MBSC Warrantholders’ Meeting. A complete list of our warrantholders of record entitled to vote at the MBSC Warrantholders’ Meeting will be available for ten days before the MBSC Warrantholders’ Meeting at our principal executive offices for inspection by MBSC Warrantholders during ordinary business hours for any purpose germane to the MBSC Warrantholders’ Meeting.

Pursuant to the Investor Support Agreements, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the Warrant Amendment Proposal, and accordingly the MBSC Public Warrant Amendment is expected to be adopted.

The approval of the MBSC Public Warrant Amendment and the completion of the redemptions of the MBSC Public Warrants in connection with the MBSC Public Warrant Amendment are not conditions to the closing of the Business Combination as contemplated under the Business Combination Agreement.

IF THE MBSC PUBLIC WARRANT AMENDMENT IS APPROVED AND THE BUSINESS COMBINATION IS CONSUMMATED, YOUR MBSC PUBLIC WARRANTS WILL BE SUBJECT TO MANDATORY EXCHANGE FOR $0.50 PER MBSC PUBLIC WARRANT UPON CLOSING WHETHER OR NOT YOU VOTED TO APPROVE THE MBSC PUBLIC WARRANT AMENDMENT.

Your attention is directed to the Registration Statement/Proxy Statement accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of these proposals. MBSC encourages you to read this Registration Statement/Proxy Statement carefully. If you have any questions or need assistance voting your MBSC Public Warrants, please call MBSC’s proxy solicitor, Innisfree M&A Incorporated, at            , or banks and brokerage firms, please call collect at            .

By Order of the Board of Directors

Mohsin Y. Meghji Executive Chairman of the Board of Directors

i

ABOUT THIS REGISTRATION STATEMENT/PROXY STATEMENT

This Registration Statement/Proxy Statement, which forms part of a registration statement on Form F-4 filed with the SEC by New Greenfire, as it may be amended or supplemented from time to time (File No. 333-271381) (the “Registration Statement/Proxy Statement”), serves as:

•        A notice of meeting and proxy statement of MBSC under Section 14(a) of the Exchange Act, for the MBSC Stockholders’ Meetings being held on            , 2023, where MBSC Stockholders will vote on, among other things, the proposed Business Combination and related transactions and each of the MBSC Stockholder Proposals described herein; and

•        A prospectus of New Greenfire under Section 5 of the Securities Act with respect to the (i) New Greenfire Common Shares that MBSC Stockholders and Greenfire Shareholders will receive in the Business Combination; (ii) New Greenfire Warrants that MBSC Warrantholders will receive in the Business Combination and (iii) New Greenfire Common Shares that may be issued upon exercise of the New Greenfire Warrants.

This information is available without charge to you upon written or oral request. To make this request, you should contact MBSC’s proxy solicitor at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Telephone:
(banks and brokers call collect at            )

To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the MBSC Stockholders’ Meeting.

You may also obtain additional information about MBSC from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

This Registration Statement/Proxy Statement contains estimates, projections, and other information concerning New Greenfire’s and Greenfire’s industry and business, as well as data regarding market research, estimates, forecasts and projections prepared by New Greenfire’s and Greenfire’s management. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Greenfire operates, and New Greenfire will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, New Greenfire and Greenfire obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, New Greenfire and Greenfire do not expressly refer to the sources from which this data is derived. In that regard, when New Greenfire and Greenfire refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that New Greenfire and Greenfire paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While New Greenfire and Greenfire have compiled, extracted, and reproduced industry data from these sources, New Greenfire and Greenfire have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this Registration Statement/Proxy Statement. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

Greenfire and MBSC own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This Registration Statement/Proxy Statement also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this Registration Statement/Proxy Statement is not intended to create, and does not imply, a relationship with Greenfire, New Greenfire or MBSC, or an endorsement or sponsorship by or of Greenfire, New Greenfire or MBSC. Solely for convenience, the trademarks, service marks and trade names referred to in this Registration Statement/Proxy Statement may appear without the®, TM or SM symbols, but such references are not intended to indicate, in any way, that Greenfire, New Greenfire or MBSC will not assert, to the fullest extent under applicable Law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

v

PRESENTATION OF FINANCIAL INFORMATION

New Greenfire was incorporated on December 9, 2022 for the purpose of effectuating the Business Combination described herein. New Greenfire has no material assets or liabilities and does not operate any businesses. This Registration Statement/Proxy Statement contains:

•        the audited consolidated financial statements of MBSC for the year ended December 31, 2022 and for the period from March 25, 2021 (inception) to December 31, 2021;

•        the unaudited interim consolidated financial statements of MBSC for the three months ended March 31, 2023;

•        the audited financial statements of New Greenfire as at December 31, 2022;

•        the audited consolidated financial statements of Greenfire for the years ended December 31, 2022, December 31, 2021 and for the period from November 2, 2020 (inception) to December 31, 2020; and

•        the audited consolidated financial statements of JACOS, the predecessor to Greenfire, for the period from January 1, 2021 to September 17, 2021 and for the year ended December 31, 2020.

Unless indicated otherwise, financial data presented in this Registration Statement/Proxy Statement has been taken from the unaudited interim consolidated financial statements of MBSC, audited consolidated financial statements of MBSC, New Greenfire, Greenfire and JACOS included in this Registration Statement/Proxy Statement. Unless otherwise indicated, financial information of MBSC has been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and the financial information in respect of New Greenfire, Greenfire and JACOS has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). This Registration Statement/Proxy Statement does not include any explanation of the principal differences or any reconciliation between U.S. GAAP and IFRS.

New Greenfire and Greenfire present their consolidated financial statements in Canadian dollars. MBSC publishes its consolidated financial statements in U.S. dollars. In this Registration Statement/Proxy Statement, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars and all references to “CAD$”, “C$” and “CAD” mean Canadian dollars.

NON-GAAP FINANCIAL MEASURES

Greenfire reports certain financial information using meaningful measures commonly used in the oil and natural gas industry that are not defined under IFRS, and are referred to as non-GAAP measures. Greenfire believes that these measures provide information that is useful to investors in understanding the performance of Greenfire and facilitate a comparison of Greenfire’s results from period to period. Non-GAAP financial measures and ratios used in Greenfire’s financial information include excess cash flow, adjusted EBITDA, adjusted funds flow, adjusted funds flow per barrel ($/bbl), adjusted working capital and net debt. These measures should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS, and should be read in conjunction with the audited annual consolidated financial statements of Greenfire. Readers are cautioned that these non-GAAP financial measures and ratios are not standardized measures under IFRS, and may not be comparable to similar financial measures disclosed by other entities.

For more information on the non-IFRS financial measures used in this Registration Statement/Proxy Statement, please see the section entitled “Greenfire Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures and Other Performance Measures.”

DISCLOSURE OF OIL AND GAS PRODUCTION VOLUMES

Greenfire owns interests in two steam-assisted gravity drainage (“SAGD”) facilities, the Demo Asset and the Expansion Asset. Greenfire owns a 100% working interest in the Demo Asset and a 75% working interest in the Expansion Asset. Greenfire reports its bitumen production volumes from its Expansion Asset as “gross” and “net” where “gross” refers to the total aggregate production volumes from the Expansion Asset, including the portion of such production that is not attributable to Greenfire’s working interest in the Expansion Asset, and “net” refers to Greenfire’s percentage of such total aggregate production volumes from the Expansion Asset attributable to Greenfire’s working interest in the Expansion Asset. In reporting production from the Demo Asset, as Greenfire owns a 100% working interest in the Demo Asset, the gross and net production are equal. Unless otherwise indicated, the production volumes reported herein, whether referred to as “gross,” “net” or otherwise, are reported before any deduction for royalties.

EXCHANGE RATES

New Greenfire’s reporting currency will be the Canadian dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the group company operates. For New Greenfire, the Canadian dollar is the functional currency. The functional currency of New Greenfire’s subsidiaries will generally be the local currency.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this Registration Statement/Proxy Statement to:

•        “ABCA” are to the Business Corporations Act (Alberta).

•        “Acquisition Entities” are to New Greenfire, DE Merger Sub and Canadian Merger Sub.

•        “Adjournment Proposal” are to a proposal to approve the adjournment of the MBSC Stockholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only Proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

•        “Affiliate” are to, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. With respect to MBSC and the Acquisition Entities, “Affiliate” shall be deemed not to include Brigade and of its Affiliates.

•        “Aggregate Closing Financing Proceeds” means (i) the aggregate cash proceeds actually received (or deemed received) by MBSC in respect of the PIPE Financing plus (ii) the aggregate cash proceeds actually received (or deemed received) by New Greenfire in respect of the New Greenfire Debt Financing. For the avoidance of doubt, any cash proceeds received (or deemed received) by MBSC or New Greenfire or any of their respective Affiliates in respect of any amounts funded under a Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Aggregate Closing Financing Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

•        “Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release at Closing to MBSC (or any designee thereof acceptable to Greenfire) from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to the MBSC Stockholder Redemption) plus (ii) the Aggregate Closing Financing Proceeds.

•        “Amalgamation” are to the amalgamation of Greenfire and Canadian Merger Sub.

•        “Ancillary Documents” are to the Lock-Up Agreement, the Investor Rights Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Greenfire Shareholder Support Agreement, MBSC Warrant Agreement Amendment and each other agreement, document, instrument and/or certificate executed, or contemplated by the Business Combination Agreement to be executed, in connection with the Transactions.

•        “Arrangement” are to an arrangement under section 193 of the ABCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the directions of the Court in the Interim Order or Final Order with the prior written consent of MBSC and Greenfire, each such consent not to be unreasonably withheld, conditioned or delayed.

•        “Arrangement Dissent Rights” are to the rights of dissent granted to the Greenfire Shareholders in respect of the Arrangement described in the Plan of Arrangement.

•        “Arrangement Effective Date” are to the date on which the Articles of Arrangement are filed with the Registrar.

•        “Arrangement Effective Time” are to the time at which the Articles of Arrangement are filed with the Registrar on the Arrangement Effective Date.

•        “Arrangement Resolution” are to a special resolution of the Greenfire Shareholders and the Greenfire Performance Warrantholders in respect of the Arrangement to be approved by written resolution in writing or considered at the Greenfire Securityholders Meeting, in substantially the form attached to the Plan of Arrangement as Exhibit E.

•        “Articles of Arrangement” are to the articles of arrangement in respect of the Arrangement required under subsection 193(4.1) of the ABCA to be sent and filed with the Registrar after the Final Order has been granted, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to Greenfire and MBSC, each acting reasonably.

•        “bbl” are to barrel.

•        “bbls/d” are to barrels per day.

•        “bitumen” are to a naturally occurring solid or semi-solid hydrocarbon (a) consisting mainly of heavier hydrocarbons, with a viscosity greater than 10,000 millipascal-seconds (mPa·s) or 10,000 centipoise (cP) measured at the hydrocarbon’s original temperature in the reservoir and at atmospheric pressure on a gas-free basis, and (b) that is not primarily recoverable at economic rates through a well without the implementation of enhanced recovery methods.

•        “Brigade” are to Brigade Capital Management, LP, a Delaware limited partnership.

•        “Business Combination” are to the transactions contemplated by the Business Combination Agreement.

•        “Business Combination Agreement” are to that certain Business Combination Agreement, dated December 14, 2022, as amended on April 21, 2023 and June 15, 2023, by and between MBSC, Greenfire, New Greenfire, DE Merger Sub and Canadian Merger Sub, a copy of which is attached hereto as Annex A, as may be further amended, supplemented or otherwise modified from time to time.

•        “Business Combination Proposal” are to a proposal to approve the Business Combination Agreement and the Business Combination.

•        “C$,” “ CAD$” and “CAD” are to Canadian dollars.

•        “Canadian Merger Sub” are to 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly-owned subsidiary of New Greenfire.

•        “Cantor” are to Cantor Fitzgerald & Co.

•        “Cash Consideration” are to $75,000,000.

•        “Closing” are to the closing of the Transactions.

•        “Closing Date” are to the date of Closing.

•        “Code” are to the U.S. Internal Revenue Code of 1986, as amended.

•        “COGE Handbook” are to the Canadian Oil and Gas Evaluation Handbook.

•        “Competition Act” means the Competition Act (Canada), as amended from time to time, and the regulations promulgated thereunder.

•        “Consideration” are to, collectively, the Cash Consideration and the Share Consideration.

•        “Court” are to the Alberta Court of King’s Bench.

•        “CRA” are to the Canada Revenue Agency.

•        “Crown” are to His Majesty the King in right of Canada or His Majesty the King in right of the Province of Alberta, as the context may require.

•        “DE Merger Sub” are to DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Greenfire.

x

•        “Deadline Date” are to the date by which MBSC must complete a “Business Combination” (as defined in the MBSC Articles), in accordance with the MBSC Articles.

•        “Demo Asset” are to the Hangingstone Demonstration Facility, a SAGD thermal oil sands production facility in the Athabasca region of Alberta.

•        “diluent” are to lighter viscosity petroleum products that are used to dilute bitumen for transportation in pipelines.

•        “DTC” are to The Depository Trust Company.

•        “DWAC” are to an automated system for deposits and withdrawals of securities at DTC.

•        “ESG” are to environmental, social and governance.

•        “Excepted 5% Shareholder” are to any MBSC Stockholder who would be treated as a “five-percent shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of New Greenfire following the transaction who does not enter into a five-year gain recognition agreement in the form provided under Treasury Regulations Section 1.367(a)-8.

•        “Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended.

•        “Excluded MBSC Class A Common Share” are to each MBSC Class A Common Share held in MBSC’s treasury or owned by Greenfire or any other wholly-owned subsidiary of Greenfire or MBSC immediately prior to the Merger Effective Time.

•        “Expansion Asset” are to the Hangingstone Expansion Facility, a SAGD thermal oil sands production facility in the Athabasca region of Alberta.

•        “Fairness Opinion” are to the written opinion of Peters, dated December 14, 2022, delivered to the Transaction Committee.

•        “Final Order” are to the final order of the Court pursuant to subsection 193(4) of the ABCA, approving the Arrangement, in a form acceptable to MBSC and Greenfire, as such order may be amended, modified, supplemented or varied by the Court; provided that any such amendment is reasonably acceptable to each of Greenfire and MBSC, or with the consent of both Greenfire and MBSC, each such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Arrangement Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both Greenfire and MBSC, each acting reasonably.

•        “Forward Purchase Agreement” are to that agreement entered into by MBSC and M3-Brigade III FPA LP, an affiliate of the MBSC Sponsor, dated October 21, 2021, which provides for the purchase of up to $40,000,000 of shares of Class A common stock, for a purchase price of $10.00 per share.

•        “GAC” are to Greenfire Acquisition Corporation.

•        “GHOPCO” are to Greenfire Hangingstone Operating Corporation.

•        “Governing Documents” are to the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and bylaws and the “Governing Documents” of an Alberta corporation are its certificate and articles of incorporation, bylaws and any unanimous shareholders agreement that may be in force.

•        “Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, bureau, ministry or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

•        “Greenfire” are to Greenfire Resources Inc., an Alberta corporation.

•        “Greenfire Articles” are to the articles of incorporation of Greenfire dated June 1, 2021, as have been and may be amended from time to time.

•        “Greenfire Audited Financial Statements” are to (i) the audited consolidated balance sheet of Greenfire and its subsidiaries as of December 31, 2021, and the related audited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows for the year then ended, each audited in accordance with the auditing standards of the PCAOB and (ii) any other audited or reviewed financial statements of Greenfire and its subsidiaries that are required by applicable Law to be included in this Registration Statement/Proxy Statement, including, for the avoidance of doubt, the audited consolidated balance sheet of Greenfire and its subsidiaries as of December 31, 2022, and the related audited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows for the year then ended, each audited in accordance with the auditing standards of the PCAOB.

•        “Greenfire Board” are to the board of directors of Greenfire.

•        “Greenfire Bonds” are to Greenfire’s 12.000% Senior Secured Notes due 2025.

•        “Greenfire Bond Warrant” are to, as of any determination time, each warrant to purchase Greenfire Common Shares that is outstanding, unexercised and issued pursuant to the Greenfire Warrant Agreement.

•        “Greenfire Common Shares” are to the common shares in the authorized share capital of Greenfire.

•        “Greenfire Enterprise Value” are to $950,000,000.

•        “Greenfire Equity Plan” are to the Greenfire Resources Inc. Performance Warrant Plan, dated February 2, 2022, as amended from time to time, and the Greenfire Employee Trust established by trust agreement between Greenfire and Greenfire Resources Employment Corporation dated March 7, 2022, as amended from time to time.

•        “Greenfire Employee Shareholders” are to all holders of Greenfire Common Shares other than the Greenfire Founders.

•        “Greenfire Expenses” are to, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and otherwise payable (and not otherwise expressly allocated to MBSC or the Acquisition Entities pursuant to the terms of the Business Combination Agreement or any Ancillary Document), whether or not due, by any of Greenfire or its subsidiaries in connection with the negotiation, preparation or execution of the Business Combination Agreement or any Ancillary Documents, the performance of its covenants or agreements in the Business Combination Agreement or any Ancillary Documents or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, auditors, reserves, evaluators, advisors, brokers, investment bankers, consultants or other agents or service providers of Greenfire or its subsidiaries, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Greenfire or its subsidiaries pursuant to the Business Combination Agreement or any Ancillary Document, (c) any legal, accounting and diligence fees and expenses of the Transaction Financing Investors payable by New Greenfire pursuant to Section 9.1(g) of the Subscription Agreements and (d) any amounts paid in connection with the purchase of MBSC Public Warrants by MBSC, Greenfire or their respective representatives after the date of the Business Combination Agreement. Notwithstanding the foregoing or anything to the contrary herein, Greenfire Expenses shall not include any MBSC Expenses.

•        “Greenfire Founders” are to Annapurna Limited, Spicelo Limited, Modro Holdings LLC and Allard Services Limited.

•        “Greenfire Indenture” are to the Indenture, dated as of August 12, 2021, by and among Greenfire (formerly GAC HoldCo Inc.), the guarantors party thereto from time to time, The Bank of New York Mellon, as trustee, BNY Trust Company of Canada, as Canadian co-trustee, and BNY Trust Company of Canada, as collateral agent, and any and all successors thereto, as amended, restated, supplemented or otherwise modified through the issuance of notes pursuant to the New Greenfire Debt Financing (including as amended by the Greenfire Seventh Supplemental Indenture).

•        “Greenfire Initial Management Projections” are to certain initial Greenfire internal financial information and forecasts for the years ended December 31, 2022, 2023 and 2024, including Greenfire’s financial projections as of November 25, 2022, prepared by management of Greenfire using the November 2022 Commodity Price Assumptions and provided to Peters, as described in the section under the heading “The Business Combination — Unaudited Prospective Financial and Operating Information — Greenfire Projected Financial and Operating Information.”

•        “Greenfire Management Projections” are to the Greenfire Initial Management Projections and the Greenfire Updated Management Projections.

•        “Greenfire Net Indebtedness” are to $170,000,000.

•        “Greenfire Performance Warrant” are to, as of any determination time, each warrant to purchase Greenfire Common Shares issued pursuant to the Greenfire Equity Plan that is outstanding and unexercised, whether vested or unvested.

•        “Greenfire Performance Warrantholders” are to the holders of the Greenfire Performance Warrants.

•        “Greenfire Pre-Money Equity Value” are to the (A) the Greenfire Enterprise Value minus (B) Greenfire Net Indebtedness.

•        “Greenfire Preferred Shares” are to a new class of shares that Greenfire shall become authorized at the Arrangement Effective Date on the Closing Date to issue, to be designated as “Preferred Shares, Series 1,” which shares shall be unlimited in number and have attached thereto the rights, privileges, restrictions and conditions set out in Schedule A to the Plan of Arrangement.

•        “Greenfire Required Approval” are to approval, as applicable, by (A) the execution of the Greenfire Written Resolution by the Greenfire Shareholders holding not less than two-thirds (2/3) of the Greenfire Common Shares and the Greenfire Performance Warrantholders holding not less than two-thirds (2/3) of the Greenfire Performance Warrants on or before the Greenfire Written Resolution Deadline; or (B) in the event Greenfire and MBSC determine that Greenfire Required Approval is to be sought from Greenfire Shareholders and/or Greenfire Performance Warrantholders at the Greenfire Securityholders Meeting, the approval of the Arrangement Resolution at the Greenfire Securityholders Meeting by two-thirds (2/3) of the votes cast on the Arrangement Resolution by the Greenfire Shareholders and by two-thirds (2/3) of the votes cast on the Arrangement Resolution by the Greenfire Performance Warrantholders in both cases present virtually or represented by proxy at the Greenfire Securityholders Meeting (including any adjournment or postponement thereof).

•        “Greenfire Securityholders Meeting” are to the meeting of Greenfire Shareholders and Greenfire Performance Warrantholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed or otherwise advisable approve, the Arrangement Resolution.

•        “Greenfire Seventh Supplemental Indenture” are to that certain Seventh Supplemental Indenture, dated as of December 14, 2022, by and among Greenfire and The Bank of New York Mellon, as trustee, BNY Trust Company of Canada, as Canadian co-trustee and BNY Trust Company of Canada, as notes collateral agent, attached as Exhibit G to Annex A.

•        “Greenfire Shareholders” are to the holders of Greenfire Common Shares as of any determination time prior to the Merger Effective Time or the Arrangement Effective Time, as applicable.

•        “Greenfire Shareholder Support Agreement” are to the support agreement dated as of December 14, 2022, by and among MBSC, New Greenfire, DE Merger Sub, Canadian Merger Sub, Greenfire and certain securityholders of Greenfire, a copy of which is attached hereto as Annex H.

•        “Greenfire Supplemental Warrant Agreement” are to the First Supplemental Warrant Agreement, dated December 14, 2022, to be entered into between Greenfire and The Bank of New York Mellon, as warrant agent amending the Greenfire Warrant Agreement.

•        “Greenfire Updated Financial Statements” are to the Greenfire Audited Financial Statements and, to the extent required for this Registration Statement/Proxy Statement, the unaudited consolidated balance sheet of Greenfire and its subsidiaries as of a subsequent date, and the related unaudited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows consolidated statements of operations, cash flows and changes of equity for the related period.

•        “Greenfire Updated Management Projections” are to certain updated Greenfire internal financial information and forecasts for the years ended December 31, 2023 and 2024, including Greenfire’s financial projections as of May 19, 2023, prepared by management of Greenfire using the May 2023 Commodity Price Assumptions, as described in the section under the heading “The Business Combination — Unaudited Prospective Financial and Operating Information — Greenfire Projected Financial and Operating Information.”

•        “Greenfire Warrant Agreement” are to that certain Warrant Agreement dated as of August 12, 2021 between GAC Holdco Inc. (n/k/a Greenfire Resources Inc.), as issuer and The Bank of New York Mellon, as warrant agent providing for the issuance of Greenfire Bond Warrants.

•        “Greenfire Warrants” are to, as of any determination time, each Greenfire Bond Warrant and each Greenfire Performance Warrant.

•        “Greenfire Written Resolution” are to (i) a written resolution executed by the Greenfire Shareholders holding not less than two-thirds (2/3) of Greenfire Common Shares; and (ii) a written resolution by the Greenfire Performance Warrantholders holding not less than two-thirds (2/3) of Greenfire Performance Warrants, approving the Arrangement Resolution in accordance with subsection 141(2.1) of the ABCA and the Interim Order, in forms acceptable to Greenfire and MBSC, each acting reasonably, including any amendments or variations thereto made in accordance with the provisions of the Business Combination Agreement or at the direction of the Court, in each case with the consent of Greenfire and the MBSC, acting reasonably.

•        “Greenfire Written Resolution Deadline” are to 5:00 p.m. (Calgary time) on the date that is ten (10) Business Days after the date on which the Court grants the Interim Order (or such later date as agreed to in writing by MBSC and Greenfire).

•        “Hangingstone Facilities” are to, collectively, the Demo Asset and the Expansion Asset.

•        “HEAC” are to HE Acquisition Corporation.

•        “Holder” are to a person who is a beneficial owner of New Greenfire Securities immediately following the Business Combination.

•        “HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•        “Hydrocarbons” are to crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

•        “IFRS” are to the International Financial Reporting Standards, as issued by the International Accounting Standards Board.

•        “in situ” are to “in place” and, when referring to oil sands, means a process for recovering bitumen from oil sands by means other than surface mining, such as SAGD.

•        “Initial Business Combination” are to MBSC’s initial merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business.

•        “Interim Order” are to the interim order of the Court pursuant to subsection 193(4) of the ABCA, providing for, among other things, the calling and holding of the Greenfire Securityholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of MBSC and Greenfire, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of MBSC and Greenfire.

•        “Investor Rights Agreement” are to the investor rights agreement to be entered into at the Closing by and among New Greenfire, the MBSC Sponsor, the other holders of the MBSC Class B Common Shares, the Transaction Financing Investors and certain Greenfire Shareholders, substantially in the form attached hereto as Annex F.

•        “IPO Letter Agreement” are to the letter agreement, dated October 21, 2021, by and among MBSC, MBSC management and the MBSC Sponsor.

•        “IRS” are to the U.S. Internal Revenue Service.

•        “ITA” are to the Income Tax Act (Canada) and the regulations made thereunder as amended from time to time.

•        “JACOS” are to Japan Oil Sands Limited.

•        “JACOS Acquisition” are to the acquisition of all of the issued and outstanding shares in the capital of JACOS from Canada Oil Sands Co. Ltd., for a purchase price of approximately CAD$347 million on September 17, 2021 by Greenfire through its subsidiary predecessor entities.

•        “JOBS Act” are to the Jumpstart Our Business Startups Act of 2012.

•        “Law” are to, to the extent applicable, any federal, state, local, provincial, municipal, foreign, national or supranational statute, law (including statutory, common, civil or otherwise), act, statute, ordinance, treaty, rule, code, regulation, judgment, award, order, decree or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

•        “Letter of Credit Facility” are to one or more letter of credit facilities with Trafigura Canada General Partnership or any of its Affiliates or with banks (or other institutional lenders that provide revolving or non-revolving letter of credit facilities in the ordinary course of business) providing for revolving or non-revolving credit loans or other arrangements for the purposes of issuing letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

•        “Listing Rules” are to the exchange listing rules of the NYSE.

•        “Lock-Up Agreement” are to the lock-up agreement by and among New Greenfire, the MBSC Sponsor, and certain existing Greenfire Shareholders to be entered into at the Closing, substantially in the form attached hereto as Annex G.

•        “May 2023 Commodity Price Assumptions” are to publicly available forward strip commodity prices as at May 5, 2023 for the years 2023 and 2024.

•        “MBSC” are to M3-Brigade Acquisition III Corp., a Delaware corporation.

•        “MBSC Articles” are to the amended and restated certificate of incorporation of MBSC, adopted on October 21, 2021, as may be amended and/or restated from time to time.

•        “MBSC Bylaws” are to the bylaws of MBSC, as may be amended and/or restated from time to time.

•        “MBSC Board” are to the board of directors of MBSC.

•        “MBSC Class A Common Shares” are to MBSC’s Class A common shares, par value $0.0001 per share, which are subject to possible redemption.

•        “MBSC Class B Common Shares” are to MBSC’s Class B common shares, par value $0.0001 per share.

•        “MBSC Class B Common Share Amount” are to an amount equal to the number of MBSC Class B Common Shares outstanding at the Merger Effective Time (other than any Excluded MBSC Class A Common Shares, and, for the avoidance of doubt, after giving effect to any certain forfeitures pursuant to Section 4.6(a) and Section 4.6(b) of the Business Combination Agreement), multiplied by $10.10.

•        “MBSC Common Shares” are to the MBSC Class A Common Shares and the MBSC Class B Common Shares.

•        “MBSC Expenses” are to, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to Greenfire or its subsidiaries or any holder of Greenfire Common Shares or Greenfire Warrants pursuant to the terms of the Business Combination Agreement or any Ancillary Document), whether or not due, by MBSC or the Acquisition Entities in connection with the negotiation, preparation or execution of the Business Combination Agreement or any Ancillary Documents, the performance of its covenants or agreements in the Business Combination Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, auditors, reserves, evaluators, advisors, brokers, investment bankers, consultants, or other agents or service providers of MBSC or any Acquisition Entity (which shall include all fees and expenses payable to Peters in connection with Peters’ role as financial advisor to MBSC), and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to MBSC or any Acquisition Entity pursuant to the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein and for the avoidance of doubt, MBSC Expenses shall: (i) not include (A) any Greenfire Expenses, and (B) the cash underwriting discount previously paid prior to the date of the Business Combination Agreement by MBSC to Cantor upon consummation of the MBSC IPO in the aggregate amount of $5,220,000, and (ii) include the deferred underwriting fee owed by MBSC to Cantor pursuant to the underwriting agreement in connection with the MBSC IPO in the aggregate amount of $10,000,000.

•        “MBSC Extension Amount” means, as of any measurement time, the aggregate amount deposited by the MBSC Sponsor, or its affiliates or designees to the Trust Account to extend the period of time MBSC shall have to consummate an Initial Business Combination (as defined in the MBSC Articles) pursuant to Section 9.1(c) of the MBSC Articles.

•        “MBSC Founder Shares” are to the outstanding MBSC Class B Common Shares.

•        “MBSC Initial Stockholders” are to the MBSC Sponsor, MBSC’s current executive officers and current independent directors, as well as MBSC’s officers, other current directors and other special advisors.

•        “MBSC IPO” are to MBSC’s initial public offering of MBSC Units, which closed on October 26, 2021.

•        “MBSC management” are to MBSC’s officers and directors.

•        “MBSC Material Adverse Effect” means any change, event, state of facts, development, effect or occurrence that, individually or in the aggregate with any other change, event, state of facts, development, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the assets of MBSC, or (b) prevent, materially delay or materially impede the ability of MBSC to consummate the Transactions in accordance with the terms of the Business Combination Agreement and the Ancillary Documents, as applicable; provided, however, that “MBSC Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been an MBSC Material Adverse Effect: any adverse change, event, state of facts, development, effect or occurrence attributable to (i) any change in the trading price of MBSC Class A Common Shares, warrants exercisable therefor or units thereof; or (ii) the taking of any action required or expressly contemplated by the Business Combination Agreement, including any redemptions of MBSC Class A Common Shares pursuant to the MBSC Stockholder Redemption.

•        “MBSC Over-allotment Units” are to the MBSC Units purchased by the underwriters pursuant to the over-allotment option in connection with the MBSC IPO.

•        “MBSC Private Placement Warrants” are to the warrants issued to the MBSC Sponsor and to Cantor in a private placement simultaneously with the closing of the MBSC IPO.

•        “MBSC Private Warrant Agreement” are to the Private Warrant Agreement, dated October 21, 2021, between MBSC and Continental Stock Transfer and Trust Company, as warrant agent.

•        “MBSC Public Shares” are to MBSC Class A Common Shares sold as part of the MBSC Units in the MBSC IPO (whether they were purchased in the MBSC IPO or thereafter in the open market).

•        “MBSC Public Stockholders” are to the holders of MBSC Public Shares.

•        “MBSC Public Warrantholders” are to the holders of MBSC Public Warrants.

•        “MBSC Public Warrant Agreement” are to the Public Warrant Agreement, dated October 21, 2021, between MBSC and Continental Stock Transfer and Trust Company, as warrant agent.

•        “MBSC Public Warrant Amendment” are to the amendment to the terms of the MBSC Public Warrant Agreement in the form attached as Annex M hereto to provide that, upon the Closing, each MBSC Public Warrant, which entitles the holder to purchase one share of MBSC Class A Common Stock, will be exchanged by such holder with MBSC for cash in the amount of $0.50 per MBSC Public Warrant.

•        “MBSC Public Warrants” are to the MBSC Warrants held by any Persons other than the MBSC Sponsor and Cantor.

•        “MBSC Securities” are to MBSC Common Shares and MBSC Warrants, collectively.

•        “MBSC Sponsor” are to M3-Brigade Sponsor III LP, a Delaware limited partnership.

•        “MBSC Sponsor Class B Share Forfeitures” are to, immediately prior to the Merger, (i) if the amount of the New Greenfire Debt Financing issued at the Closing exceeds $25,000,000, the forfeiture and cancellation for no consideration of 750,000 MBSC Class B Common Shares held by the MBSC Sponsor and (ii) the forfeiture and cancellation for no consideration of 2,500,000 MBSC Class B Common Shares held by the MBSC Sponsor.

•        “MBSC Sponsor Warrant Forfeiture” are to, immediately prior to the Merger, the forfeiture and cancellation of 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor for no consideration.

•        “MBSC Stockholder Approval” are to the affirmative vote of the holders of the requisite number of MBSC Common Shares entitled to vote thereon to approve the Business Combination Proposal, whether virtually or by proxy at the MBSC Stockholders’ Meeting (or any adjournment thereof), in accordance with the Governing Documents of MBSC and applicable Law.

•        “MBSC Stockholder Proposals” are to the Business Combination Proposal and the Adjournment Proposal.

•        “MBSC Stockholder Redemption” are to the right of the holders of MBSC Class A Common Shares to redeem all or a portion of their MBSC Class A Common Shares as set forth in MBSC’s Governing Documents.

•        “MBSC Stockholders” are to, collectively, the MBSC Initial Stockholders and the MBSC Public Stockholders.

•        “MBSC Stockholders’ Meeting” are to the special meeting of MBSC Stockholders that is the subject of this Registration Statement/Proxy Statement and any adjournments thereof.

•        “MBSC Units” are to the units of MBSC sold in the MBSC IPO, each of which consists of one MBSC Class A Common Share and one-third of one MBSC Public Warrant.

•        “MBSC Unitholders” are to the holders of MBSC Units.

•        “MBSC Warrant Agreements” are to the MBSC Private Warrant Agreement and the MBSC Public Warrant Agreement.

•        “MBSC Warrant Agreement Amendment” are to the amendment or restatement of the MBSC Warrant Agreements to the extent necessary to give effect to the MBSC Warrant Settlement.

•        “MBSC Warrant Settlement” are to the treatment of MBSC Warrants in accordance with the Business Combination Agreement.

•        “MBSC Warrantholders” are to the holders of MBSC Warrants.

•        “MBSC Warrants” are to each warrant to purchase one MBSC Class A Common Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the MBSC Warrant Agreements.

•        “MBSC Working Capital” are to the unrestricted cash on the balance sheet of MBSC at Closing.

•        “McDaniel Reserves Projections” are to the projections based on McDaniel’s NI 51-101 reserve report for Greenfire as of March 1, 2022 and mechanically updated to a November 1, 2022 effective date on a before and after-tax basis and using the November 2022 Commodity Price Assumptions, as described in the section under the heading “The Business Combination — Unaudited Prospective Financial and Operating Information — Reserve Report Projections.”

•        “Merger” are to the merger of DE Merger Sub with and into MBSC pursuant to the Business Combination Agreement.

•        “Merger Effective Time” are to the effective time of the Merger.

•        “New Greenfire” are to Greenfire Resources Ltd., an Alberta corporation.

•        “New Greenfire Articles” are to the articles of incorporation of New Greenfire, as may be amended and/or restated from time to time, a copy of which is attached as Annex B-1.

•        “New Greenfire Awards” are to, collectively, New Greenfire Options, New Greenfire Share Units and New Greenfire DSUs granted pursuant to the terms of the New Greenfire Incentive Plan.

•        “New Greenfire Board” are to the board of directors of New Greenfire.

•        “New Greenfire Bylaws” are to the bylaws of New Greenfire, as may be amended and/or restated from time to time, a copy of which is attached as Annex B-2.

•        “New Greenfire Common Shares” are to the common shares in the capital of New Greenfire.

•        “New Greenfire Consideration Shares” are to the New Greenfire Common Shares comprising the Share Consideration.

•        “New Greenfire Convertible Notes” are to New Greenfire’s 9.00% Convertible Senior Notes due 2028.

•        “New Greenfire Debt Financing” are to the subscription by certain investors for $50,000,000 aggregate principal amount of New Greenfire’s Convertible Notes pursuant to subscription agreements entered into with MBSC concurrently with the execution of the Business Combination Agreement.

•        “New Greenfire Directors” are to the directors of New Greenfire.

•        “New Greenfire DSUs” means deferred share units granted pursuant to the terms of the New Greenfire Incentive Plan.

•        “New Greenfire Incentive Plan” are to the omnibus share incentive plan of New Greenfire providing for the grant of New Greenfire Awards for certain qualified directors, executive officers, employees or consultants of New Greenfire, in the form attached as Annex N.

•        “New Greenfire Options” means options to purchase New Greenfire Common Shares granted pursuant to the terms of the New Greenfire Incentive Plan.

•        “New Greenfire Performance Warrant Plan” are to the amended and restated performance warrant plan of New Greenfire, which amends and restates the Greenfire Equity Plan, in the form attached as Annex J.

•        “New Greenfire Performance Warrants” are to warrants to purchase New Greenfire Common Shares with each such warrant entitling the holder to purchase one New Greenfire Common Share subject to the terms and conditions of the New Greenfire Performance Warrant Plan.

•        “New Greenfire Securities” are to New Greenfire Common Shares and New Greenfire Warrants, collectively.

•        “New Greenfire Share Units” means share units granted pursuant to the terms of the New Greenfire Incentive Plan.

•        “New Greenfire Shareholders” are to the holders of New Greenfire Common Shares.

•        “New Greenfire Warrants” are to warrants to purchase New Greenfire Common Shares, whether vested or unvested.

•        “NI 51-101” are to the National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities.

•        “NOI Proceedings” are to the proceedings commenced on October 8, 2020, by each of GHOPCO and its parent company, Greenfire Oil and Gas Ltd., filing a Notice of Intention to Make A Proposal pursuant to the provisions of the Bankruptcy and Insolvency Act (Canada).

•        “Non-Canadian Holder” are as defined in the section entitled “Material Canadian Federal Income Tax Considerations.”

•        “Notes” are to, collectively, the Greenfire Bonds and the New Greenfire Convertible Notes.

•        “November 2022 Commodity Price Assumptions” are to publicly available forward strip commodity prices as at November 23, 2022 for 2022, 2023, and 2024, with remaining years referencing the three consultant average price deck prepared by McDaniel & Associates Ltd. as at October 1, 2022.

•        “NYSE” are to the New York Stock Exchange.

•        “PCAOB” are to the Public Company Accounting Oversight Board (United States).

•        “Person” are to an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

•        “Peters” are to Peters & Co. Limited.

•        “Petroleum Marketer” are to Trafigura Canada General Partnership and Trafigura Canada Limited, collectively.

•        “PIPE Financing” are to the subscription by certain investors for an aggregate of 4,950,496 MBSC Class A Common Shares for an aggregate purchase price of $50,000,000 pursuant to subscription agreements entered into with MBSC concurrently with the execution of the Business Combination Agreement.

•        “PIPE Investors” are to the investors participating in the PIPE Financing.

•        “Plan of Arrangement” are to the Plan of Arrangement, the form of which is attached hereto as Annex O, subject to any amendments or variations to such plan made in accordance with the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court with the prior written consent of MBSC and Greenfire (such agreement not to be unreasonably withheld, conditioned or delayed by either MBSC or Greenfire, as applicable).

•        “Proposed Amendments” are as defined in the section entitled “Material Canadian Federal Income Tax Considerations.”

•        “Registration Statement/Proxy Statement” are to this registration statement of New Greenfire on Form F-4 under the Securities Act relating to all New Greenfire Common Shares to be issued in connection with the Transactions (including those issuable upon exercise of New Greenfire Warrants) and containing a prospectus of New Greenfire and proxy statement of MBSC.

•        “Registrar” are to the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under subsection 263(1) of the ABCA.

•        “Resale Registration Statement” are to the registration statement registering the resale of certain securities held by or issuable to certain existing shareholders of MBSC and Greenfire and the Transaction Financing Investors, to be filed by New Greenfire pursuant to the Investor Rights Agreement.

•        “Reservoir” are to a subsurface body of rock having sufficient porosity and permeability to store and transmit fluids.

•        “SAGD” are to steam-assisted gravity drainage, an in-situ thermal oil production extraction technique.

•        “Sarbanes-Oxley Act” are to the U.S. Sarbanes-Oxley Act of 2002.

•        “SEC” are to the U.S. Securities and Exchange Commission.

•        “Securities Act” are to the U.S. Securities Act of 1933, as amended.

•        “Share Consideration” are to the aggregate number of New Greenfire Consideration Shares equal to the quotient of: (a) the difference of (i) the Greenfire Pre-Money Equity Value, minus (ii) the Cash Consideration, minus (iii) Unpaid Expenses, minus (iv) the MBSC Class B Common Share Amount, divided by (b) $10.10.

•        “Sponsor Support Agreement” are to the sponsor agreement dated December 14, 2022, by and among the MBSC Sponsor, MBSC, New Greenfire and Greenfire, a copy of which is attached hereto as Annex D.

•        “Subscription Agreements” are to those certain subscription agreements dated December 14, 2022 entered into by MBSC and the Transaction Financing Investors, the form of which is attached as Annex C.

•        “Surviving Greenfire” are to Greenfire as the surviving corporate entity following the Amalgamation.

•        “Surviving MBSC” are to MBSC as the survivor corporate entity following the Merger.

•        “Termination Date” are to September 14, 2023.

•        “Transaction Committee” are to the transaction committee of the MBSC Board, comprised solely of independent directors William L. Transier and Alan J. Carr, established by the MBSC Board and authorized, among other things, to develop, assess and negotiate the terms of potential Initial Business Combinations, including the Business Combination, and to make a recommendation to the full MBSC Board as to whether MBSC should enter into any such potential Initial Business Combination.

•        “Transaction Financing” are to the PIPE Financing and the New Greenfire Debt Financing.

•        “Transaction Financing Investors” are to, collectively, the PIPE Investors and the investors participating in the New Greenfire Debt Financing.

•        “Transactions” are to the transactions contemplated by the Business Combination Agreement, the Plan of Arrangement and the Ancillary Documents.

•        “Transfer Agent” are to Continental Stock Transfer & Trust Company, as transfer agent of MBSC.

•        “Treasury Regulations” means the United States Department of the Treasury regulations issued pursuant to the Code.

•        “Trust Account” are to the trust account that holds proceeds from the MBSC IPO and the concurrent private placement of the MBSC Private Placement Warrants, established by MBSC for the benefit of the MBSC Public Stockholders maintained at J.P. Morgan Chase Bank, N.A.

•        “U.S. GAAP” are to generally accepted accounting principles in the United States.

•        “Unpaid Expenses” are to Unpaid Greenfire Expenses and Unpaid MBSC Expenses, in each case to the extent limited pursuant to Section 2.3(b) of the Business Combination Agreement.

•        “Unpaid Greenfire Expenses” are to, as of any determination time, the Greenfire Expenses that are unpaid as of immediately prior to the Closing.

•        “Unpaid MBSC Expenses” are to MBSC Expenses that are unpaid as of immediately prior to the Closing.

•        “WCS” are to Western Canadian Select, which is the broadly used benchmark that reflects heavy oil prices at Hardisty, Alberta and “WCS differentials” are to the difference between WCS and WTI.

•        “WDB” are to Western Canada Dilbit Blend, a blended stream comprised of Sunrise Dilbit Blend, Hangingstone Dilbit Blend and Leismer Corner Blend.

•        “WTI” are to West Texas Intermediate, which is the current benchmark for mid-continent North American crude oil prices at Cushing, Oklahoma.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the MBSC Stockholders’ Meeting and the Business Combination” and “Summary of the Registration Statement/Proxy Statement,” summarize certain information contained in this Registration Statement/Proxy Statement but does not contain all of the information that is important to you. You should read carefully this entire Registration Statement/Proxy Statement, including the attached annexes, for a more complete understanding of the matters summarized below.

•        MBSC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving MBSC and one or more target businesses. For more information about MBSC, see the section entitled “Business of MBSC and Certain Information About MBSC.”

•        There are currently 30,000,000 MBSC Class A Common Shares and 7,500,000 MBSC Class B Common Shares issued and outstanding. In addition, there are currently 17,526,667 MBSC Warrants outstanding, consisting of 10,000,000 MBSC Public Warrants and 7,526,667 MBSC Private Placement Warrants. Each whole warrant entitles the holder to purchase one whole MBSC Class A Common Share for $11.50 per share. Each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement. See the section entitled “Description of New Greenfire Securities — New Greenfire Warrants.”

•        Greenfire is a Calgary-based energy company focused on the sustainable production and development of thermal energy resources from the Athabasca region of Alberta, Canada. Please see the section entitled “Business of Greenfire and Certain Information About Greenfire” for more information.

•        MBSC, Greenfire, New Greenfire and Canadian Merger Sub entered into the Business Combination Agreement on December 14, 2022. A copy of the Business Combination Agreement is attached to this Registration Statement/Proxy Statement as Annex A.

•        Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected as follows: (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire and (ii) DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire. In connection with the Business Combination Agreement, MBSC entered into the following agreements:

•        Subscription Agreements:    MBSC and New Greenfire entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “Transaction Financing Investors”) on December 14, 2022, pursuant to which the Transaction Financing Investors have subscribed for an aggregate of (i) 4,950,496 MBSC Class A Common Shares for an aggregate purchase price of approximately $50,000,000 (the “PIPE Investment”) and (ii) $50,000,000 aggregate principal amount of New Greenfire Convertible Notes (the “New Greenfire Debt Financing” and, together with the PIPE Investment, the “Transaction Financing”). The New Greenfire Convertible Notes will bear interest at a rate of nine percent with a five-year maturity and may be converted into New Greenfire Common Shares at $13 per share, subject to adjustment. The Transaction Financing will be consummated prior to or substantially concurrently with the Closing. Each of the PIPE Financing and the New Greenfire Debt Financing will be automatically reduced based on the amount remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, with the New Greenfire Debt Financing being reduced first, and, if reduced in its entirety, the PIPE Investment being thereafter reduced. For more information about the Subscription Agreements, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Subscription Agreements.”

•        Sponsor Support Agreement:    MBSC entered into the Sponsor Support Agreement on December 14, 2022 with the MBSC Sponsor, New Greenfire and Greenfire, pursuant to which, among other things, the MBSC Sponsor agreed to (i) waive the anti-dilution rights set forth in the MBSC Articles with respect to the MBSC Class A Common Shares held by it, (ii) vote all MBSC Founder Shares held by it and any MBSC Common Shares acquired thereafter in favor of the proposal to adopt and approve the Business Combination and the Transactions, (iii) not redeem any MBSC Founder Shares held by it or MBSC Common Shares acquired thereafter in connection with the MBSC Stockholders’ Meeting, (iv) not transfer the MBSC Founder Shares or MBSC Private Placement Warrants held by it prior to the Closing. The MBSC Sponsor did not receive any separate consideration in exchange for its agreement to waive these redemption rights. In addition, the MBSC Sponsor agreed to certain vesting and forfeiture conditions immediately prior to the Merger with respect to the MBSC Founder Shares and MBSC Private Placement Warrants held by it. For more information about the Sponsor Support Agreement, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Sponsor Support Agreement.”

•        Greenfire Shareholder Support Agreement:    MBSC and certain securityholders of Greenfire entered into the Greenfire Shareholder Support Agreement on December 14, 2022, pursuant to which, among other things, such securityholders agreed to vote (or cause to be voted) all of their Greenfire Common Shares and any equity interests of Greenfire acquired thereafter (i) to approve and adopt the Transactions and (ii) in favor of any consent, waiver, or approval that may be required under Greenfire’s Governing Documents or under any agreements between Greenfire and its shareholders to implement, or otherwise sought with respect to, the Transactions. Additionally, such securityholders have agreed, among other things, not to (a) prior to the earlier of the Merger Effective Time or termination of the Business Combination Agreement, transfer any of their Greenfire Common Shares or equity interests of Greenfire (or enter into any swap or any other arrangement that transfers the economic consequences of ownership of such shares), subject to certain customary exceptions, or (b) enter into any agreement that would restrict, limit or interfere with their obligations under the Greenfire Shareholder Support Agreement. For more information about the Greenfire Shareholder Support Agreement, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Greenfire Shareholder Support Agreement.”

•        Investor Support Agreements:    MBSC entered into Investor Support Agreements with holders of a majority of MBSC’s outstanding MBSC Public Warrants on December 14, 2022, pursuant to which, among other things, such MBSC Warrantholders agreed to vote all of the MBSC Public Warrants held by them in favor of any amendment to the terms of the MBSC Public Warrants solely to amend the terms of the MBSC Public Warrants together with any amendments required to give effect thereto such that all of the MBSC Public Warrants shall be exchanged for $0.50 per whole MBSC Public Warrant upon the Closing. For more information about the Investor Support Agreements, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Support Agreements.”

•        Lock-Up Agreement:    At the Closing, New Greenfire, the MBSC Sponsor, and certain Greenfire Shareholders will become bound by a Lock-Up Agreement with New Greenfire pursuant to which, among other things, each of the MBSC Sponsor and the Greenfire Shareholders party thereto will agree, subject to certain customary exceptions, not to (i) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any equity securities of New Greenfire, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any equity securities of New Greenfire, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) make any public announcement of any intention to effect any transaction specified in clause (i) or (ii) until the earliest of (a) the date that is 180 days after the Closing Date, (b) the date that the last reported closing price of a New Greenfire Common Share equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 75 days after the Closing Date, and (c) the date on which New Greenfire completes a liquidation, merger, amalgamation, arrangement, share exchange, reorganization or other similar transaction that results in all New Greenfire Shareholders having the right to exchange their shares of capital stock for cash, securities or other property. For more information about the Lock-Up Agreement, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Lock-Up Agreement.”

•        Investor Rights Agreement:    At the Closing, MBSC, New Greenfire, the MBSC Sponsor, the other holders of the MBSC Class B Common Shares, the Transaction Financing Investors and certain Greenfire Shareholders will enter into the Investor Rights Agreement, pursuant to which New Greenfire will agree that, within 30 calendar days following the Closing Date, New Greenfire will file with the SEC (at New Greenfire’s sole cost and expense) the Resale Registration Statement, and New Greenfire will use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing thereof. As of the Closing Date, approximately 61,841,980 New Greenfire Common Shares (including approximately 5,924,940 New Greenfire Common Shares issuable with respect to New Greenfire Warrants, 1,686,552 New Greenfire Common Shares issuable with respect to New Greenfire Performance Warrants and 3,846,154 New Greenfire Common Shares issuable upon conversion of the New Greenfire Convertible Notes) will constitute “Registrable Securities” eligible for resale pursuant to the Resale Registration Statement, assuming maximum redemptions of MBSC Class A Common Shares (or approximately 53,285,590 New Greenfire Common Shares, including approximately 5,924,940 New Greenfire Common Shares issuable with respect to New Greenfire Warrants and 1,666,498 New Greenfire Common Shares issuable with respect to New Greenfire Performance Warrants, assuming no redemption of MBSC Class A Common Shares). In certain circumstances, the holders of those Registrable Securities can demand New Greenfire’s assistance with underwritten offerings and block trades. Those holders will be entitled to customary piggyback registration rights. In addition, the MBSC Sponsor will be granted certain board representation rights with respect to the New Greenfire Board. The MBSC Sponsor will have the right to designate one director for appointment to the New Greenfire Board following the Closing (subject to specified ownership thresholds). The Greenfire Shareholders party to the Investor Rights Agreement will agree, for so long as the MBSC Sponsor has the right to designate a director to the New Greenfire Board, to vote all of their New Greenfire Common Shares in favor of the nomination of such designee. For more information about the Investor Rights Agreement, see the section entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Rights Agreement.”

•        The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement, including, among others, MBSC Stockholder Approval of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination.”

•        The Business Combination Agreement may be terminated, and the Business Combination may be abandoned at any time prior to the Closing in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Termination.”

•        The Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        Under the MBSC Articles, holders of MBSC Class A Common Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the MBSC Articles. As of               , 2023, this would have amounted to approximately $            per share. If an MBSC Public Stockholder exercises its redemption rights, MBSC will redeem the related MBSC Class A Common Shares for cash, and such MBSC Public Stockholder will no longer own such MBSC Class A Common Shares and will not participate in the future growth of New Greenfire, if any in respect of the MBSC Class A Common Shares so redeemed. Such a holder will be entitled to receive cash for its

MBSC Class A Common Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. For more information regarding these procedures, see the subsection entitled “Special Meeting of MBSC Stockholders and MBSC Warrantholders — Redemption Rights.”

•        It is anticipated that, upon the Closing, the ownership of New Greenfire Common Shares will be held:

•        basic, as follows:

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	13%	9,900,990	13%	—	—%
Shares held by the MBSC Sponsor(1)	5,000,000	7%	5,000,000	7%	4,250,000	6%
Shares held by current Greenfire Shareholders	43,298,722	59%	43,298,722	59%	43,819,751	64%
Shares held by current holders of Greenfire Bond Warrants	15,579,591	21%	15,579,591	21%	15,767,066	23%
Shares held by PIPE Investors(2)	—	—%	—	—%	4,950,496	7%
Total New Greenfire Common Shares, basic	73,779,303	100.0%	73,779,303	100.0%	68,787,313	100%

____________

Ownership is shown on a non-dilutive basis.

(1)      An additional 750,000 MBSC Class B Common Shares will be forfeited and cancelled for no consideration when New Greenfire Debt Financing at the Closing exceeds US$25 million.

(2)      Maximum redemption scenario contemplates PIPE Investment of US$50 million to purchase 4,950,496 MBSC Class A Common Shares, which will be converted into New Greenfire Common Shares on a 1:1 basis on the Closing Date.

•        on a fully diluted basis, as follows:

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	11%	9,900,990	11%	—	—%
Shares held by the MBSC Sponsor, fully diluted(1)	7,526,667	9%	7,526,667	9%	6,776,667	8%
Shares held by current Greenfire Shareholders and holders of Greenfire Performance Warrants, fully diluted(2)(3)	50,497,143	60%	50,497,143	60%	51,059,667	61%
Shares held by current holders of Greenfire Bond Warrants, fully diluted(4)	16,829,591	20%	16,829,591	20%	17,017,066	20%
Shares held by PIPE Investors(5)	—	—%	—	—%	8,796,650	11%
Total New Greenfire Common Shares, fully diluted	84,754,391	100.0%	84,754,391	100.0%	83,650,050	100.0%

____________

Ownership is shown on a fully diluted basis. Please see the subsection entitled “The Business Combination — Total New Greenfire Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

(1)      As of December 31, 2022, MBSC had outstanding Private Placement Warrants of 7,526,667. Immediately prior to the Merger, 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor and 1,740,000 MBSC Private Placement Warrants held by Cantor will be forfeited and cancelled for no consideration. The remaining 2,526,667 MBSC Private Placement Warrants will be converted into New Greenfire Warrants on a 1:1 basis, which have been included in the fully diluted New Greenfire Common Shares.

(2)      On the Closing Date, 3,750,000 New Greenfire Warrants, including 2,910,123 New Greenfire Warrants to be held by Greenfire founders and 839,877 New Greenfire Warrants to be held by Greenfire employees, have been included in the fully diluted New Greenfire Common Shares.

(3)      On the Closing Date, the Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants. New Greenfire Performance Warrants of (i) 3,448,421 under the no redemption and 50% redemption scenarios and (ii) 3,489,916 under the maximum redemption scenario, respectively, have been included in the fully diluted New Greenfire Common Shares.

(4)      On the Closing Date, 1,250,000 New Greenfire Warrants will be issued to the current holders of Greenfire Bond Warrants, which have been included in the fully diluted New Greenfire Common Shares.

(5)      Maximum redemption includes New Greenfire Debt Financing of $50,000,000 aggregate principal amount of New Greenfire Convertible Notes, which may be converted into New Greenfire Common Shares at $13 per share, equivalent to 3,846,154 New Greenfire Common Shares.

The below sensitivity table shows the potential impact of redemptions on the per-share value of the shares owned by non-redeeming MBSC Public Stockholders. It also sets forth, on a disaggregated basis, the potential dilutive impact of various sources in each redemption scenario.

	Assuming No Redemptions	Value Per Share(1)	Assuming 50% Redemptions	Value Per Share(1)	Assuming Maximum Redemptions	Value Per Share(1)
Base Scenario	73,779,303	$10.10	73,779,303	$10.10	68,787,313	$10.10
Shares underlying MBSC Public Warrants(2)	73,779,303	$10.10	73,779,303	$10.10	68,787,313	$10.10
Shares underlying MBSC Private Placement Warrants(3)	76,305,970	$9.77	76,305,970	$9.77	71,313,980	$9.74
Shares underlying New Greenfire Performance Warrants(4)	77,227,724	$9.65	77,227,724	$9.65	72,277,229	$9.61
Shares issuable upon conversion of New Greenfire Convertible Notes(5)	—	—	—	—	72,633,467	$9.57
Total New Greenfire Common Shares, fully diluted	84,754,391	$8.79	84,754,391	$8.79	83,650,050	$8.31

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(1)      Based on a post-transaction equity value of approximately $745.17 million, $745.17 million and $694.75 million, respectively, under the no redemption, 50% redemption and maximum redemption scenarios, assuming an ascribed value of $10.10 per share. See the subsection entitled “Risk Factors — General Risk Factors Related to Greenfire/New Greenfire — You should not assume that New Greenfire Common Shares at Closing are valued at $10.10 per share.”

(2)      No dilution is anticipated from the shares underlying MBSC Public Warrants because the MBSC Public Warrants are anticipated to be redeemed pursuant to the MBSC Public Warrant Redemption. See the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Support Agreements.”

(3)      Includes 2,526,667 MBSC Private Placement Warrants. No dilution is anticipated from the shares underlying 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor and 1,740,000 MBSC Private Placement Warrants held by Cantor, which will be forfeited and cancelled for no consideration at the Closing.

(4)      On the Closing Date, the Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants. New Greenfire Performance Warrants of (i) 3,448,421 under the no redemption and 50% redemption scenarios and (ii) 3,489,916 under the maximum redemption scenario, respectively, have been included in the fully diluted New Greenfire Common Shares.

(5)      Maximum redemption includes New Greenfire Debt Financing of $50,000,000 aggregate principal amount of New Greenfire Convertible Notes, which may be converted into New Greenfire Common Shares at $13 per share, equivalent to 3,846,154 New Greenfire Common Shares.

The table below sets forth the effective underwriting fee incurred in connection with the Business Combination in each redemption scenario.

	Assuming No Redemptions	% of Trust Account	Assuming 50% Redemptions	% of Trust Account	Assuming Maximum Redemptions	% of Trust Account
Deferred Underwriting Fee(1)	$10,000,000 USD	3.3%	$10,000,000 USD	10%	$10,000,000 USD	10%

____________

(1)      MBSC and the underwriter of the MBSC IPO have agreed to reduce the underwriting fees from $14,280,000 to $10,000,000 in the event the Business Combination is consummated.

The no redemption and 50% redemption scenarios result in the same anticipated ownership of New Greenfire Common Shares upon the Closing because:

(i)     with respect to current MBSC Public Stockholders and the PIPE Investors, the number of New Greenfire Common Shares owned on a pro forma basis is anticipated to vary based on whether an amount of cash less than or equal to, or an amount greater than, $100,000,000 is remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption. Under both the no redemption and 50% redemption scenarios, an amount of cash greater than $100,000,000 would be remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, and the PIPE Financing would be automatically reduced to zero, 9,900,990 New Greenfire Common Shares would be held by current MBSC Public Stockholders and any cash remaining in the Trust Account, after giving effect to the MBSC Stockholder Redemption, would be distributed to non-redeeming MBSC Public Stockholders on a pro rata basis. As a result, both scenarios produce the same aggregate number of New Greenfire Common Shares held by current MBSC Public Stockholders and the PIPE Investors.

(ii)    with respect to shares held by the MBSC Sponsor, the only input anticipated to affect the number of New Greenfire Common Shares owned on a pro forma basis is the number of MBSC Class B Common Shares forfeited pursuant to the MBSC Sponsor Class B Share Forfeiture. Under both the no redemption and 50% redemption scenarios, the MBSC Sponsor will not forfeit 750,000 MBSC Class B Common Shares because the amount of the New Greenfire Debt Financing issued at the Closing will not exceed $25,000,000. In addition, under both scenarios, the MBSC Sponsor will forfeit 2,500,000 MBSC Class B Common Shares. Therefore, both scenarios result in an MBSC Class B Common Share Amount of 5,000,000. As a result, both scenarios produce the same aggregate number of New Greenfire Common Shares held by the MBSC Sponsor.

(iii)   with respect to shares held by current Greenfire Shareholders and current holders of Greenfire Bond Warrants, the only input anticipated to affect the number of New Greenfire Common Shares owned on a pro forma basis is the MBSC Class B Common Share Amount. Under both the no redemption and 50% redemption scenarios, the same amount of MBSC Class B Common Shares will remain issued and outstanding at the Merger Effective Time. As a result, both scenarios produce the same aggregate number of New Greenfire Common Shares held by current Greenfire Shareholders and current holders of Greenfire Bond Warrants, respectively.

For more information on the disposition of securities, please see the subsection entitled “The Business Combination — Disposition of Securities.”

•        Please see the subsections entitled “Summary of the Registration Statement/Proxy Statement — Ownership of New Greenfire After Closing,” and “The Business Combination — Total New Greenfire Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information. The MBSC Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination, including the recommendation of the Transaction Committee. For more information about the MBSC Board and the Transaction Committee’s decision-making processes, see the subsection entitled “The Business Combination — Reasons of the MBSC Board and Transaction Committee for Approving the Business Combination.” When you consider the unanimous recommendation of the MBSC Board, you should keep in mind that, aside from their interests as shareholders, the MBSC Sponsor and certain members of MBSC management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

•        In addition to voting on the proposal to adopt and approve the Business Combination Agreement and the Business Combination, at the MBSC Stockholders’ Meeting, the MBSC Stockholders will also be asked to consider and vote on the approval of a proposal to approve the adjournment of the MBSC Stockholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

For more information, see the sections entitled “MBSC Stockholder Proposal No. 1 — The Business Combination Proposal” and “MBSC Stockholder Proposal No. 2 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE MBSC STOCKHOLDERS’ MEETING
AND THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the MBSC Stockholder Proposals to be presented at the MBSC Stockholders’ Meeting, as well as the proposed Business Combination. The following questions and answers do not include all of the information that is important to MBSC Stockholders. MBSC urges MBSC Stockholders to carefully read this entire Registration Statement/Proxy Statement, including the annexes and other documents referred to herein.

Q:     Why am I receiving this Registration Statement/Proxy Statement?

A:     MBSC Stockholders are being asked to consider and vote upon the MBSC Stockholder Proposals, including to approve the transactions contemplated by the Business Combination Agreement.

Holders of MBSC Public Warrants are being asked to consider and vote upon the Warrant Amendment Proposal to approve the MBSC Public Warrant Amendment in the form attached as Annex M hereto to provide that, upon Closing, each MBSC Public Warrant will be exchanged by such holder with MBSC for cash in the amount of $0.50 per MBSC Public Warrant. Pursuant to the Investor Support Agreements, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the Warrant Amendment Proposal, and accordingly the MBSC Public Warrant Amendment is expected to be adopted. The MBSC Public Warrant Amendment will be contingent upon MBSC Stockholders approving the Business Combination. Each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement.

A copy of the Business Combination Agreement is attached to this Registration Statement/Proxy Statement as Annex A. This Registration Statement/Proxy Statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the MBSC Stockholders’ Meeting and the MBSC Warrantholders’ Meeting. You should read this Registration Statement/Proxy Statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this Registration Statement/Proxy Statement and its annexes.

Q:     What is being voted on at the MBSC Stockholders’ Meeting?

A:     MBSC Stockholders will vote on the following MBSC Stockholder Proposals at the MBSC Stockholders’ Meeting:

•        The Business Combination Proposal — To approve the Business Combination Agreement, dated December 14, 2022, as amended on April 21, 2023 and June 15, 2023, and the Business Combination, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire and (ii) DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire (the “Business Combination Proposal” or “MBSC Stockholder Proposal No. 1”);

•        The Adjournment Proposal — To approve the adjournment of the MBSC Stockholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposal (the “Adjournment Proposal” or “MBSC Stockholder Proposal No. 2” and, together with the Business Combination Proposal, the “MBSC Stockholder Proposals”). If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only Proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

Q:     Are the MBSC Stockholder Proposals conditioned on one another?

A:     The Business Combination is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of the Business Combination Proposal. If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only Proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

Q:     What will happen in the Business Combination?

Pursuant to the Business Combination Agreement, among other things and subject to the terms and conditions contained in the Business Combination Agreement and Plan of Arrangement, (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire and (ii) DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire.

Following the Business Combination, New Greenfire will be a public company and is expected to be listed on the NYSE. For more information about the Business Combination Agreement and the Business Combination, please see the section entitled “The Business Combination.”

Q:     How were the transaction structure and consideration for the Business Combination determined?

A:     Following the closing of the MBSC IPO, MBSC representatives commenced a robust search for businesses or assets to acquire for the purpose of consummating an Initial Business Combination. Persons affiliated with Brigade had preexisting relationships with Greenfire’s management team and majority equityholders dating to 2021 due to Brigade’s investment in the Greenfire Bonds and Greenfire Bond Warrants. See “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. Such individuals introduced members of MBSC’s management team who are affiliated with Brigade to Julian McIntyre, a founding shareholder and substantial equityholder of Greenfire. MBSC first indicated to Greenfire its interest in combining with Greenfire when a member of MBSC’s management contacted Mr. McIntyre regarding a possible combination between MBSC and Greenfire in early March 2022. MBSC was subject to a confidentiality agreement, dated as of March 17, 2022, with respect to Greenfire. Please see the subsection entitled “The Business Combination — Background of the Business Combination” for additional information.

Q:     Why is MBSC proposing the Business Combination?

A:     MBSC was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On October 26, 2021, MBSC completed the MBSC IPO of 30,000,000 MBSC Units, including the partial exercise by Cantor of its over-allotment option to purchase up to 3,915,000 MBSC Over-allotment Units, with each MBSC Unit consisting of one MBSC Class A Common Share and one-third of one MBSC Public Warrant, generating gross proceeds to MBSC of $300,000,000. Each whole MBSC Public Warrant entitles the holder thereof to purchase one MBSC Class A Common Share at a price of $11.50 per share, subject to adjustment. On December 4, 2021, the underwriters’ remaining over-allotment option expired unexercised. Since the MBSC IPO, MBSC’s activity has been limited to the search for a prospective Initial Business Combination.

The MBSC Articles provide that MBSC initially had until October 26, 2022, which was 12 months from the closing of the MBSC IPO, to complete an Initial Business Combination, but also provides MBSC with the right to (a) extend such period of time by up to three months, up to four times (each, an “Optional Extension”) and (b) seek an extension of such time period to a later date pursuant to an amendment to the MBSC Articles (the period in which to complete an Initial Business Combination, after giving effect to any extensions, being referred to as the “Combination Period”). In order to effect an Optional Extension, the MBSC Sponsor is required to give at least five days’ advance notice to MBSC prior to the applicable deadline and then to deposit or to cause an affiliate or designee to deposit an additional $1,696,500 into the Trust Account for the benefit of the MBSC Public Stockholders, which amount was drawn from the accrued interest held in the Trust Account, and deposited into the Trust Account. The MBSC Board, at the request of the MBSC Sponsor, has approved three Optional Extensions, such that the period of time available to MBSC to consummate an Initial Business Combination currently expires on July 26, 2023, and MBSC retains one additional Optional Extension to extend such date to October 26, 2023. In connection with the exercise of each such Optional Extension, MBSC has deposited an additional $1,696,500 into the Trust Account for the benefit of MBSC Public Stockholders, which amount was drawn, in part, from the accrued interest held in the Trust Account and deposited into the Trust Account. The MBSC Articles allows distribution of accrued interest on the Trust Account to be withdrawn from the Trust Account for working capital purposes. MBSC’s stockholders are not entitled to vote on or redeem their shares in connection with the exercise of any Optional Extensions. The MBSC Sponsor is not obligated to extend the time for MBSC to complete an Initial Business Combination.

The MBSC Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including the evaluation and recommendation of the Transaction Committee as well as the MBSC Board’s review of the results of the due diligence conducted by MBSC management and MBSC’s advisors. As a result, the MBSC Board concluded that a transaction with Greenfire would present the most attractive opportunity to maximize value for MBSC Stockholders. Please see the subsection entitled “The Business Combination — Reasons of the MBSC Board and Transaction Committee for Approving the Business Combination.”

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are several closing conditions in the Business Combination Agreement, including the approval by MBSC Stockholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination.”

Q:     How will New Greenfire be managed and governed following the Business Combination?

A:     Upon consummation of the Business Combination, New Greenfire will be governed by the New Greenfire Articles and the New Greenfire Bylaws, which are attached hereto as Annex B-1 and Annex B-2, respectively. The New Greenfire Board will be responsible for guiding New Greenfire’s business and affairs and overseeing management. New Greenfire’s management team will be derived from Greenfire’s existing employees and members of management, who will be responsible for the execution of the combined business’s strategy. Please see the section entitled “Management of New Greenfire After the Business Combination” for more information.

Q:     What will be the equity stakes of the Greenfire Shareholders, MBSC Public Stockholders and the MBSC Sponsor in New Greenfire upon completion of the Business Combination?

A:     MBSC, New Greenfire and Greenfire anticipate that, upon the Closing, the ownership of New Greenfire Common Shares will be held, on a fully diluted basis, as follows:

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	11%	9,900,990	11%	—	—%
Shares held by the MBSC Sponsor, fully diluted(1)	7,526,667	9%	7,526,667	9%	6,776,667	8%
Shares held by current Greenfire Shareholders and holders of Greenfire Performance Warrants, fully diluted(2)(3)	50,497,143	60%	50,497,143	60%	51,059,667	61%
Shares held by current holders of Greenfire Bond Warrants, fully diluted(4)	16,829,591	20%	16,829,591	20%	17,017,066	20%
Shares held by PIPE Investors(5)	—	—%	—	—%	8,796,650	11%
Total New Greenfire Common Shares, fully diluted	84,754,391	100.0%	84,754,391	100.0%	83,650,050	100.0%

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Ownership is shown on a fully diluted basis. Please see the subsection entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

(1)      As of December 31, 2022, MBSC had outstanding Private Placement Warrants of 7,526,667. Immediately prior to the Merger, 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor and 1,740,000 MBSC Private Placement Warrants held by Cantor will be forfeited and cancelled for no consideration. The remaining 2,526,667 MBSC Private Placement Warrants will be converted into New Greenfire Warrants on a 1:1 basis, which have been included in the fully diluted New Greenfire Common Shares.

(2)      On the Closing Date, 3,750,000 New Greenfire Warrants, including 2,910,123 New Greenfire Warrants to be held by Greenfire founders and 839,877 New Greenfire Warrants to be held by Greenfire employees, have been included in the fully diluted New Greenfire Common Shares.

(3)      On the Closing Date, the Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants. New Greenfire Performance Warrants of (i) 3,448,421 under the no redemption and 50% redemption scenarios and (ii) 3,489,916 under the maximum redemption scenario, respectively, have been included in the fully diluted New Greenfire Common Shares.

(4)      On the Closing Date, 1,250,000 New Greenfire Warrants will be issued to the current holders of Greenfire Bond Warrants, which have been included in the fully diluted New Greenfire Common Shares.

(5)      Maximum redemption includes New Greenfire Debt Financing of $50,000,000 aggregate principal amount of New Greenfire Convertible Notes, which may be converted into New Greenfire Common Shares at $13 per share, equivalent to 3,846,154 New Greenfire Common Shares.

Q:     Did the MBSC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. The Transaction Committee received the Fairness Opinion from Peters as to the fairness, from a financial point of view, to the holders of MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares, to whom no opinion was expressed, of the Consideration to be paid by MBSC (through New Greenfire) pursuant to the Transactions, which opinion was subject to and based on procedures followed, assumptions made, matters considered, limitations of the review undertaken and qualifications contained in such opinion as more fully described under the subsection “The Business Combination — Opinion of Financial Advisor to the Transaction Committee.”

Q:     What are some of the positive and negative factors that the MBSC Board considered when determining to enter into the Business Combination Agreement and their rationale for approving the Business Combination?

A:     The MBSC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the MBSC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the MBSC Board may have given different weight to different factors.

•        Management Team.    Greenfire’s management team possess knowledge of the industry, have a proven track record in developing Greenfire’s asset base and are well suited to realize the investment potential from the Business Combination.

•        Asset Quality.    Greenfire’s assets have successfully been brought back online since Greenfire acquired its properties in 2021. During this time, existing wells that had been closed were reopened and brought back online. In addition, since acquiring its 75% interest in the Hangingstone Expansion in September 2021, Greenfire doubled the average production rate per well and increased output 19% from approximately 15,750 bbl/day to approximately 18,750 bbl/day for its 75% interest, according to Greenfire production data as of November 24, 2022. These accomplishments were driven by the experience of the Greenfire management team and the quality of Greenfire’s assets.

•        Growth Trajectory.    Greenfire’s business has good growth trajectory as demonstrated by the increase in production since acquiring the 75% interest in the Hangingstone Expansion in September 2021. Additionally, Greenfire has been making capital investments that are intended to increase daily production when all surface debottlenecking projects are successfully executed.

•        Best Available Opportunity.    The MBSC Board determined, after a thorough review of other business combination opportunities reasonably available to MBSC, that the proposed Business Combination represents the best potential business combination for MBSC based upon its evaluation and assessment of numerous other potential acquisition targets.

•        Continued Ownership by Existing Investors.    The MBSC Board considered that Greenfire’s existing equityholders would hold a significant amount of the combined company’s equity and that all of the existing equityholders of Greenfire are “rolling over” a significant proportion of their existing equity interests into equity interests in the combined company, which would represent approximately 71% of the outstanding shares of the combined company immediately after the Closing on a fully diluted basis, assuming that no MBSC Public Stockholders exercise their redemption rights in connection with the Business Combination. In addition, the MBSC Board considered that, pursuant to the Lock-Up Agreement, key Greenfire Shareholders party thereto will agree to subject all of the equity interests in the combined company held by them at Closing to a lock-up period until 180 days after the Closing (subject to customary stock price-based early release triggers). The MBSC Board considered these factors to be indications of confidence by Greenfire’s equityholders, board and management in the company’s prospects following the Business Combination and the benefits to be realized as a result of the Business Combination.

•        Results of Due Diligence.    The MBSC Board considered the scope of the financial, commercial, scientific and legal due diligence investigation conducted by MBSC’s management and outside advisors and evaluated the results thereof and information available to it related to Greenfire, including:

•        extensive meetings and calls with Greenfire’s management team regarding its business, operations, technology, assets, prospects and the proposed transaction; and

•        review of materials related to Greenfire and its business made available by Greenfire, including financial statements, corporate documents, material contracts, reserve reports, benefit plans, employee compensation and labor matters, intellectual property matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business diligence.

•        Terms of the Business Combination Agreement.    The MBSC Board reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. Of note, the MBSC Board considered that the proceeds and terms of the Transaction Financing would, along with any funds remaining in the Trust Account after the MBSC Stockholder Redemption, be sufficient to meet the $100 million minimum cash closing condition, thereby reducing closing uncertainty with respect to the Business Combination. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents” for detailed descriptions of the terms and conditions of these agreements.

•        Opinion of the Transaction Committee’s Financial Advisor.    The MBSC Board considered the financial analyses of Peters, as reviewed and discussed with the MBSC Board, as well as the opinion of Peters to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the Consideration to be paid by MBSC (through New Greenfire, its parent entity following the Transactions) pursuant to the Transactions was fair, from a financial point of view, to the holders of MBSC Class A Common Shares other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares to whom no opinion was expressed.

•        The Transaction Committee’s Recommendation.    In connection with the Business Combination, the members of the Transaction Committee evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously determined that, based upon the Fairness Opinion and the presentations made to the Transaction Committee at the meetings of the Transaction Committee and the MBSC Board, both by MBSC’s management, its advisors and Peters, and such other matters as the Transaction Committee considered relevant, (i) the terms of the Transactions are fair to, and in the best interests of, the MBSC and the holders of the MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may hold MBSC Class A Common Shares (with respect to whom no opinion was expressed), and (ii) it is advisable and in the best interests of MBSC and its stockholders to enter into the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby.

The Board also identified and considered the following factors and risks and other potentially negative factors concerning the Business Combination, although not weighted or in any order of significance:

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination or anticipated performance of Greenfire may not be fully achieved, or may not be achieved within the expected time frame and that the results of operations of New Greenfire’s business may differ materially from the projections prepared by Greenfire, including for, among other reasons any decrease in oil prices.

•        Liquidation of MBSC.    The risks and costs to MBSC if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in MBSC being unable to effect a business combination within the required time frame and force MBSC to liquidate and the MBSC Warrants to expire worthless.

•        MBSC Stockholder Vote and Plan of Arrangement.    The risk that MBSC stockholders may fail to approve the Business Combination, that the Arrangement Resolution is not approved and/or that the Interim Order and the Final Order are not obtained.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the parties’ control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        No Survival of Remedies for Breach of Representations, Warranties or Covenants of Greenfire.    The MBSC Board considered that the terms of the Business Combination Agreement provide that MBSC will not have any surviving remedies against Greenfire or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Greenfire or Acquisition Entity representations, warranties or covenants set forth in the Business Combination Agreement. As a result, MBSC Stockholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Greenfire prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The MBSC Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current shareholders of Greenfire will be, collectively, the majority equityholders in the combined company.

•        Fees and Expenses.    The MBSC Board considered the fees and expenses associated with completing the Business Combination.

•        Diversion of Management.    The MBSC Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Greenfire’s business.

In addition to considering the factors described above, the MBSC Board also considered that:

•        Interests of MBSC’s Directors and Executive Officers.    MBSC’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of MBSC Stockholders, including that all of the equity interests in MBSC held directly or indirectly by MBSC’s directors and executive officers will only have value if a business combination is completed and the affiliation of certain of MBSC’s directors and officers with Brigade, all as further described in the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination.” The MBSC Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for MBSC’s initial public offering and are included in this Registration Statement/Proxy Statement and (ii) the value of the equity interests in MBSC held by MBSC’s directors and executive officers would fluctuate based on the future performance of the combined company’s common stock. In addition, the Transaction

Committee reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. See “The Business Combination — Interests of Certain Persons in the Business Combination” for further information about the interests of the MBSC directors in the Business Combination.

Based on its review of the forgoing considerations, the MBSC Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects MBSC Stockholders will receive as a result of the Business Combination. The MBSC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the MBSC Board’s decision-making process, see the subsection entitled “The Business Combination — Reasons of the MBSC Board and Transaction Committee Approving the Business Combination.”

Q:     What happens if I sell my MBSC Class A Common Shares before the MBSC Stockholders’ Meeting?

A:     The record date for the MBSC Stockholders’ Meeting is earlier than the date of the MBSC Stockholders’ Meeting and the date that the Business Combination is expected to be completed. If you transfer your MBSC Class A Common Shares after the record date, but before the MBSC Stockholders’ Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the MBSC Stockholders’ Meeting. However, you will not be able to seek redemption of your MBSC Class A Common Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this Registration Statement/Proxy Statement. If you transfer your MBSC Class A Common Shares prior to the record date, you will have no right to vote those shares at the MBSC Stockholders’ Meeting or seek redemption of your MBSC Class A Common Shares.

Q:     How has the announcement of the Business Combination affected the trading price of MBSC Units, MBSC Class A Common Shares and MBSC Public Warrants?

A:     On December 14, 2022, the last trading date before the public announcement of the Business Combination, MBSC Units, MBSC Class A Common Shares and MBSC Public Warrants closed at $10.19, $10.19 and $0.38, respectively. On            , 2023, the trading date immediately prior to the date of this Registration Statement/Proxy Statement, MBSC Units, MBSC Class A Common Shares and MBSC Public Warrants closed at $            , $            and $            , respectively.

Q:     Following the Business Combination, will MBSC’s securities continue to trade on a stock exchange?

A:     No. MBSC anticipates that, following consummation of the Business Combination, the MBSC Class A Common Shares, MBSC Units and MBSC Public Warrants will be delisted from the NYSE, and MBSC will be deregistered under the Exchange Act. Each MBSC Class A Common Share that is not an Excluded MBSC Class A Common Share and that is not redeemed by the holder thereof will, at the Merger Effective Time, be automatically converted into and exchanged for the right to receive one New Greenfire Common Share, or a fraction of one New Greenfire Common Share and a cash amount, subject to certain conditions. Each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement.

New Greenfire intends to list the New Greenfire Common Shares on the NYSE. It is anticipated that upon the Closing, the New Greenfire Common Shares will be listed on the NYSE under the ticker symbol “GFR”. Please see the subsection entitled “The Business Combination — Certain Information Relating to New Greenfire — Listing of New Greenfire Common Shares on the NYSE” for additional information.

Q:     What vote is required to approve the MBSC Stockholder Proposals presented at the MBSC Stockholders’ Meeting?

A:     Approval of the Business Combination Proposal require the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote thereon at the MBSC Stockholders’ Meeting, voting as a single class. The Adjournment Proposal (if put forth) requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote and actually cast thereon at the MBSC Stockholders’ Meeting, voting as a single class.

Q:     May the MBSC Sponsor, directors, officers, advisors or any of their respective affiliates purchase MBSC Public Shares in connection with the Business Combination?

A:     In connection with the vote of MBSC Stockholders to approve the proposed Business Combination, the MBSC Sponsor, MBSC management or MBSC’s advisors and any of their respective affiliates may privately negotiate to purchase MBSC Public Shares from MBSC Public Stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. The MBSC Sponsor, MBSC management or MBSC’s advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such MBSC Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such MBSC Stockholder, although still the record holder of such MBSC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. The purpose of any such purchases of MBSC Public Shares could be to reduce the number of redemptions in the MBSC Stockholder Redemption. In the event that the MBSC Sponsor, MBSC management or MBSC’s advisors or any of their respective affiliates purchase MBSC Public Shares in privately negotiated transactions from MBSC Public Stockholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, the MBSC Sponsor, MBSC management and MBSC’s advisors or any of their respective affiliates would waive any redemption rights with respect to any MBSC Public Shares that they purchase in any such privately negotiated transactions.

Any purchases of public shares made by the MBSC Sponsor, directors, officers, advisors or any of their respective affiliates would not be voted in favor of the Business Combination Proposal. To the extent the transaction occurs following the date of this Registration Statement/Proxy Statement, the purchase price of any public shares to be acquired by the MBSC Sponsor, management, advisors or any of their respective affiliates will be at a price no higher than the redemption price offered to MBSC Public Stockholders.

Q:     How many votes do I have at the MBSC Stockholders’ Meeting?

A:     MBSC Stockholders are entitled to one vote at the MBSC Stockholders’ Meeting for each MBSC Class A Common Share or MBSC Class B Common Share held of record as of            , 2023, the record date for the MBSC Stockholders’ Meeting. As of the close of business on the record date, there were 30,000,000 outstanding MBSC Class A Common Shares, which are held by MBSC Public Stockholders, and 7,500,000 outstanding MBSC Class B Common Shares, which are held by the MBSC Sponsor.

Q:     How do I attend the MBSC Stockholders’ Meeting?

A:     The MBSC Stockholders’ Meeting will be held virtually on            , 2023 at            Eastern Time at            , pursuant to the procedures described in this Registration Statement/Proxy Statement, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the MBSC Stockholder Proposals. All MBSC Stockholders as of the record date, or their duly appointed proxies, may attend the MBSC Stockholders’ Meeting, which will be held virtually. MBSC Stockholders may attend the MBSC Stockholders’ Meeting online, including to vote and submit questions, at            . To attend and participate in the MBSC Stockholders’ Meeting, MBSC Stockholders of record will need to visit            and enter the 12-digit control number provided on your proxy card.

Q:     What constitutes a quorum at the MBSC Stockholders’ Meeting?

A:     Holders of at least a majority of the outstanding share capital of MBSC, present virtually or represented by proxy at the MBSC Stockholders’ Meeting, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the MBSC Stockholders’ Meeting. As of the record date for the MBSC Stockholders’ Meeting,            MBSC Class A Common Shares and MBSC Class B Common Shares, in the aggregate, will be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum.

Q:     How will the MBSC Sponsor and MBSC management vote?

A:     The MBSC Sponsor and MBSC management have agreed to vote any MBSC Class A Common Shares held by them in favor of the Business Combination. The MBSC Sponsor has agreed to vote any MBSC Class B Common Shares held by it in favor of the Business Combination. Currently, the MBSC Sponsor owns approximately 20% of the outstanding MBSC Common Shares. At the Closing, the MBSC Sponsor intends to transfer 400,000 MBSC Class B Common Shares to HT Investments, LLC, a Delaware limited liability company, in connection with the termination of that certain Forward Purchase Agreement, dated as October 21, 2021, by and between MBSC and M3-Brigade III FPA LP (the “FPA Termination”).

Q:     What interests do the current officers and directors have in the Business Combination?

A:     In considering the unanimous recommendation of the MBSC Board to vote in favor of the Business Combination, MBSC Stockholders should be aware that, aside from their interests as stockholders, the MBSC Sponsor and certain members of MBSC management have interests in the Business Combination that are different from, or in addition to, those of other MBSC Stockholders generally. For instance, in the aggregate, as detailed further below, the MBSC Sponsor and its affiliates have approximately $53.89 million, including $51.70 million in implied value of MBSC Founder Shares, $2.17 million in implied value of MBSC Private Placement Warrants and $19,477 of fees due for which the MBSC Sponsor is awaiting reimbursement, which would be at risk if the Business Combination is not completed. MBSC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to MBSC Stockholders that they approve the Business Combination. MBSC Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the MBSC Articles, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares and has agreed to waive redemption rights with respect to any MBSC Public Shares held by it in connection with the consummation of the Initial Business Combination. Additionally, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares held by it if MBSC fails to consummate the Initial Business Combination by the Deadline Date. If MBSC does not complete the Initial Business Combination within such applicable time period, the funds in the Trust Account (including the proceeds of the sale of the MBSC Private Placement Warrants held therein) will be used to fund the redemption of the MBSC Public Shares, and the MBSC Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since the MBSC Sponsor and MBSC management directly or indirectly own MBSC Common Shares and MBSC Private Placement Warrants, MBSC management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•        The fact that MBSC Initial Stockholders paid an aggregate of approximately $25,000 for 11,500,000 MBSC Founder Shares (which, as adjusted for subsequent share subdivisions, share dividends, reorganizations, recapitalizations and the like, amounts to 7,503,750 MBSC Founder Shares as of the date hereof). By virtue of the Merger, each issued and outstanding MBSC Class B Common Share (after giving effect to the MBSC Sponsor Class B Share Forfeitures and any other transfers of MBSC Class B Common Shares in connection with the Closing) will be automatically converted into and exchanged for the right to receive (i) one New Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing;

•        The fact that given the differential in the purchase price that the MBSC Sponsor paid for the MBSC Founder Shares (which was approximately $0.002 per MBSC Founder Share) as compared to the price of the MBSC Units sold in the MBSC IPO (which was $10 per MBSC Unit) and the value of up to 5,000,000 New Greenfire Common Shares that the MBSC Sponsor would receive upon conversion of the MBSC Founder Shares in connection with the Business Combination (which, if implied based on the trading price of MBSC Class A Common Shares of $10.34 as of April 20, 2023, would be $51.70 million in the aggregate), the MBSC Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Greenfire Common Shares trade below the price initially paid for the MBSC Units in the MBSC IPO and the MBSC Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that the MBSC Sponsor and MBSC’s independent directors currently hold a pecuniary interest in an aggregate of 5,786,667 MBSC Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated. Based on the trading price of MBSC Public Warrants as of April 18, 2023, such MBSC Private Placement Warrants have an implied value of approximately $2.43 million. By virtue of the Merger, each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement;

•        The fact that certain of MBSC’s directors and certain members of MBSC management collectively own, directly or indirectly, a material interest in the MBSC Sponsor;

•        MBSC Sponsor and MBSC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as MBSC may obtain loans from the MBSC Sponsor or an affiliate of the MBSC Sponsor or any of MBSC management to finance transaction costs in connection with the Initial Business Combination. No such loans were outstanding as of             , 2023, the record date for the MBSC Stockholders’ Meeting. Up to $1,500,000 of such loans may be convertible into New Greenfire Warrants at a price of $1.50 per warrant at the option of the lender. Such New Greenfire Warrants would be identical to the MBSC Private Placement Warrants;

•        The MBSC Articles provide that MBSC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of MBSC management on the one hand, and MBSC, on the other hand, or the participation of which would breach any existing legal obligation, under applicable Law or otherwise, of a member of MBSC management to any other entity, unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MBSC and such opportunity MBSC is legally and contractually permitted to undertake and would otherwise be reasonable for MBSC to pursue. MBSC is not aware of any such corporate opportunities not being offered to MBSC and does not believe that waiver of the corporate opportunities doctrine has materially affected MBSC’s search for an acquisition target or will materially affect MBSC’s ability to complete an Initial Business Combination;

•        If the Trust Account is liquidated, including in the event MBSC is unable to complete an Initial Business Combination within the required time period, the MBSC Sponsor has agreed to indemnify MBSC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per MBSC Public Share, or such lesser amount per MBSC Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than MBSC’s independent public accountants) for services rendered or products sold to MBSC or (b) a prospective target business with which MBSC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that the MBSC Sponsor and MBSC management will be reimbursed for out-of-pocket expenses incurred in connection with activities on MBSC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $            as of            , 2023, the record date for the MBSC Stockholders’ Meeting;

•        The fact that the MBSC Sponsor and its affiliates will be reimbursed for advances paid on behalf of MBSC prior to the MBSC IPO, which advances were approximately $19,477 as of December 31, 2022;

•        The fact that the MBSC Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to MBSC Stockholders rather than liquidate;

•        The anticipated appointment of Matthew Perkal, as designated by the MBSC Sponsor, as a director on the New Greenfire Board in connection with the closing of the Business Combination;

•        The fact that Surviving MBSC will indemnify the MBSC Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and the MBSC Sponsor’s ownership of MBSC Securities or its control or ability to influence MBSC;

•        Interests involving Brigade, including:

•        The fact that certain of MBSC’s directors and certain members of MBSC management are or were employed at Brigade and the fact that such personnel owned, as of December 14, 2022, an indirect interest in approximately 40.1% of MBSC Founder Shares (i.e., 3,009,712 MBSC Founder Shares) and 42.7% of MBSC Private Placement Warrants (i.e., 2,472,299 MBSC Private Placement Warrants) through the MBSC Sponsor, which will receive between 4,250,000 and 5,000,000 New Greenfire Common Shares and any remaining working capital of MBSC after the Business Combination;

•        The fact that Brigade had existing relationships with Greenfire prior to MBSC’s negotiations with Greenfire with respect to the Business Combination, including the fact that funds and accounts managed by Brigade (i) have a $41.05 million position in Greenfire Bonds and (ii) own 48,000 Greenfire Bond Warrants, which represent 15.52% of Greenfire Bond Warrants that were sold with the Greenfire Bonds;

•        The fact that funds and accounts managed by Brigade have subscribed for $25 million of New Greenfire Common Shares in the PIPE Financing, or fifty percent (50%) of the New Greenfire Common Shares being issued pursuant to the PIPE Financing, and $50 million of New Greenfire Convertible Notes in the New Greenfire Debt Financing.

•        The terms and provisions of the Ancillary Documents as set forth in detail under the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents.”

The table set forth below summarizes the anticipated interests of the MBSC Sponsor in New Greenfire as of Closing, assuming maximum redemptions by MBSC Public Stockholders pursuant to the MBSC Stockholder Redemption, along with the value of such interests based on the closing price of the MBSC Public Warrants as of April 18, 2023 and of the MBSC Class A Common Shares as of April 20, 2023, which would be lost if an Initial Business Combination is not completed by MBSC by the Deadline Date.

	Total Purchase Price/Capital Contributions		Number of New Greenfire Warrants	Value of New Greenfire Warrants(2)	Number of New Greenfire Common Shares	Value of New Greenfire Common Shares(3)
M3-Brigade Sponsor III LP(1)	$8,705,000.50	(4)	2,526,667	$1,061,200	4,250,000	$43,945,000

____________

(1)      Certain MBSC directors (Frederick Arnold, Benjamin Fader Rattner, Mohsin Y. Meghji, Scott Malpass and Steven Vincent) and members of MBSC management (Chris Chaice, Executive Vice President; William Gallagher, Executive Vice President; Charles Garner, Executive Vice President and Secretary; Christopher Good, Chief Financial Officer; and Matthew Perkal, Chief Executive Officer) each hold an indirect economic interest in the MBSC Sponsor.

(2)      Based on the closing price of the MBSC Public Warrants of $0.42 per warrant on April 18, 2023.

(3)      Based on the closing price of the MBSC Class A Common Shares of $10.34 per share on April 20, 2023.

(4)      Includes capital contributions of $25,000 for the purchase of MBSC Class B Common Shares and $8,680,000 for the purchase of MBSC Private Placement Warrants.

The table set forth below summarizes the indirect economic interests of MBSC’s directors, MBSC management and Brigade Capital GP, LLC (an affiliate of Brigade) in MBSC through the MBSC Sponsor, based on the ownership of Class B Units of the MBSC Sponsor (each, an “MBSC Sponsor Class B Unit”), with each MBSC Sponsor Class B Unit representing an interest in one MBSC Class B Common Share, and 50,000 Class W Units (each, an “MBSC Sponsor Class W Unit”), with each MBSC Sponsor Class W Unit representing an interest in one MBSC Private Placement Warrant. MBSC’s directors, MBSC Management and Brigade Capital GP, LLC have made purchases and capital contributions totaling $3,993,095.22 in the MBSC Sponsor, which would be at risk if the Business Combination is not completed.

	Position	Total Purchase Price/Capital Contributions	Number of MBSC Sponsor Class B Units	Number of MBSC Sponsor Class W Units
Frederick Arnold	MBSC Director	$75,451.53	61,121	50,000
Alan Carr	MBSC Director	—	—	—
Benjamin Fader Rattner	MBSC Director	$75,451.53	61,121	50,000
Mohsin Y. Meghji(1)	MBSC Director	$2,710,511.40	1,856,337	1,793,974
Scott Malpass	MBSC Director	—	25,000	—
William Transier	MBSC Director	—	—	—
Steven Vincent	MBSC Director	$52,553.16	2,396	34,825
Chris Chaice	MBSC Officer	$157,657.98	127,187	104,476
Matthew Perkal	MBSC Officer	$695,805.85	561,323	461,097
William Gallagher	MBSC Officer	$50,135.83	34,492	33,333
Charles Garner	MBSC Officer	$100,271.65	68,985	66,666
Christopher Good	MBSC Officer	$75,203.74	51,738	50,000
Brigade Capital GP, LLC(2)	N/A	$52.55	42	35

____________

(1)      Does not include any beneficial ownership of MBSC Common Shares held directly by the MBSC Sponsor, which Mr. Meghji may be deemed to have.

(2)      An affiliate of Brigade. Does not include the investments of employees of Brigade directly in the MBSC Sponsor.

Recognizing the potentially differing interests of the MBSC Sponsor, its affiliates and some officers and directors of MBSC from the interests of the MBSC Stockholders caused by the economic interests described in the table above and in an effort to mitigate potential conflicts of interest, the MBSC Board formed the Transaction Committee. The members of the Transaction Committee are compensated with a fixed amount of cash, the payment of which is not conditioned on the consummation of any Initial Business Combination of MBSC. In addition, the members of the Transaction Committee had no affiliations prior to their engagement by the MBSC Board with the MBSC Sponsor, Brigade or Greenfire, and they do not hold any direct or indirect equity interests in any of the foregoing. The Transaction Committee engaged Peters to assist the Transaction Committee in evaluating the Business Combination and participated in several meetings between the Transaction Committee and advisors to discuss and consider the financial and legal terms of the transaction and the financial and operating performance of certain publicly traded companies deemed similar to Greenfire in one or more respects. The Transaction Committee also considered certain mitigating factors, including (i) MBSC’s and Greenfire’s respective business combination processes (which included, among other things, extensive negotiations of alternative business combination proposals), (ii) the formation of the Transaction Committee to review the Business Combination on behalf of the MBSC Board, (iii) the fact that the terms of the Business Combination Agreement and the other ancillary agreements are consistent with the market for such terms, and (iv) the anticipated disclosure of potential conflicts of interests in this Registration Statement/Proxy Statement. In addition, the Transaction Committee and the MBSC Board considered the Fairness Opinion rendered by Peters to the Transaction Committee prior to the execution of the Business Combination Agreement, as to the fairness, from a financial point of view, to the holders of MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares, to whom no opinion was expressed, as of the date of such opinion, of the Consideration to be paid by MBSC (through New Greenfire) pursuant to the Transactions, which opinion was subject to and based on procedures followed, assumptions made, matters considered, limitations of the review undertaken and qualifications contained in such opinion as more fully described under the subsection entitled “The Business Combination — Opinion of Financial Advisor to the Transaction Committee.”

The Transaction Committee and the MBSC Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

Q:     Are there material differences between my rights as a New Greenfire Shareholder and my rights as an MBSC Stockholder?

A:     Yes. There are certain material differences between your rights as a New Greenfire Shareholder and your rights as an MBSC Stockholder. You are urged to read the sections entitled “Description of New Greenfire Securities” and “Comparison of Corporate Governance and Stockholder/Shareholder Rights.”

Q:     What happens if I vote against the Business Combination Proposal?

A:     Under the MBSC Articles, if the Business Combination Proposal is not approved and MBSC does not otherwise consummate an alternative business combination by the Deadline Date, MBSC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to MBSC Public Stockholders.

Q:     Do I have redemption rights?

A:     Pursuant to the MBSC Articles, an MBSC Public Stockholder may request that MBSC redeem all or a portion of its MBSC Public Shares for cash if the Business Combination is consummated. As an MBSC Public Stockholder, you will be entitled to exercise your redemption rights if you:

•        hold MBSC Public Shares or, if you hold MBSC Public Shares through MBSC Units, you elect to separate your MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising your redemption rights;

•        submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your MBSC Public Shares for cash and (ii) identify yourself as the beneficial holder of the MBSC Public Shares and provide your legal name, phone number and address; and

•        deliver your MBSC Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their MBSC Public Shares in the manner described above prior to 10:30 a.m., Eastern Time, on            , 2023, (two business days before the MBSC Stockholders’ Meeting) in order for their shares to be redeemed.

Holders of MBSC Units must elect to separate the MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising their redemption rights with respect to the MBSC Public Shares. If MBSC Public Stockholders hold their MBSC Units in an account at a brokerage firm or bank, such MBSC Public Stockholders must notify their broker or bank that they elect to separate the MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants, or if a holder holds MBSC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to MBSC in order to validly exercise its redemption rights. MBSC Public Stockholders may elect to exercise their redemption rights with respect to their MBSC Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the MBSC Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if an MBSC Public Stockholder properly exercises its redemption rights with respect to all or a portion of the MBSC Public Shares that it holds and timely delivers its shares to the Transfer Agent, MBSC will redeem the related MBSC Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account not previously released to MBSC to pay working capital expenses (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of            , 2023, this would have amounted to approximately $            per issued and outstanding MBSC Public Share (excluding $            of interest earned on the funds held in the Trust Account as of            , 2023). If an MBSC Public Stockholder exercises its redemption rights in full, then it will not own MBSC

Public Shares or New Greenfire Common Shares following the redemption. Please see the subsection entitled “Special Meeting of MBSC Stockholders and MBSC Warrantholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your MBSC Public Shares.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your MBSC Class A Common Shares for or against or abstain from voting on the Business Combination Proposal described in this Registration Statement/Proxy Statement. As a result, the Business Combination can be approved by MBSC Public Stockholders who will redeem their shares and no longer remain shareholders.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (a) if you hold MBSC Units, elect to separate your MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising your redemption rights with respect to the MBSC Public Shares; and (b) prior to 10:30 a.m. Eastern Time, on             , 2023, (two business days before the MBSC Stockholders’ Meeting), tender your shares physically or electronically and submit a request in writing that MBSC redeem your MBSC Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

An MBSC Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all MBSC Public Shares in excess of the 15% threshold beneficially owned by an MBSC Public Stockholder or group will not be redeemed for cash. MBSC Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery.

MBSC Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. MBSC Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your MBSC Public Shares as described above, your shares will not be redeemed.

MBSC Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their MBSC Common Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this Registration Statement/Proxy Statement, or up to two business days prior to the vote on the Business Combination Proposal at the MBSC Stockholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the MBSC Stockholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without MBSC’s consent once the Business Combination is approved.

MBSC Unitholders must elect to separate their MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising redemption rights with respect to the MBSC Public Shares. If you hold MBSC Units registered in your own name, you must deliver the certificate for such MBSC Units to the Transfer Agent, with written instructions to separate such MBSC Units into MBSC Public Shares and MBSC Public Warrants. This must be completed far enough in advance to permit the mailing of the MBSC Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the MBSC Public Shares from the MBSC Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your MBSC Units, you must instruct such nominee to separate your MBSC Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of MBSC Units to be split and the nominee holding such MBSC Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of MBSC Public Shares and MBSC Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the MBSC Public Shares from the MBSC Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your MBSC Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with MBSC’s consent, until the Closing. If you delivered your shares for redemption to the Transfer Agent and decide within the required time frame not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the email address or address listed under the question “Who can help answer my questions?” below.

MBSC Public Stockholders may elect to exercise their redemption rights with respect to their MBSC Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the MBSC Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if an MBSC Public Stockholder properly exercises its redemption rights with respect to all or a portion of the MBSC Public Shares it holds and timely delivers its shares to the Transfer Agent, MBSC will redeem the related MBSC Class A Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account not previously released to MBSC to pay working capital expenses (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. Please see the subsection entitled “Special Meeting of MBSC Stockholders and MBSC Warrantholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your MBSC Public Shares.

Prior to exercising redemption rights, MBSC Stockholders should verify the market price of the MBSC Class A Common Shares, as MBSC Stockholders may receive higher proceeds from the sale of their MBSC Class A Common Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your MBSC Class A Common Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity for the MBSC Class A Common Shares when you wish to sell your shares.

If an MBSC Public Stockholder exercises its redemption rights in full, then it will not own MBSC Public Shares or New Greenfire Common Shares following the redemption. You will have no right to participate in, or have any interest in, the future growth of New Greenfire, if any. You will be entitled to receive cash for your New Greenfire Common Shares only if you properly and timely demand redemption.

Each redemption of New Greenfire Common Shares by MBSC Public Stockholders will reduce the amount in the Trust Account. It is a condition to the Closing of the Business Combination that, after giving effect to the Transactions (including the Transaction Financing), MBSC shall have at least $5,000,001 of net tangible assets immediately after the Merger Effective Time. In addition, the MBSC Articles provide that MBSC shall not redeem MBSC Public Shares in an amount that would cause MBSC’s net tangible assets to be less than the amount required such that the MBSC Class A Common Shares would not become a “penny stock.” However, as a result of the structure of the Business Combination, the limitation described in the immediately preceding sentence will no longer apply upon consummation of the Business Combination, and it is anticipated that the New Greenfire Common Shares will be listed on the NYSE, which provides a separate exception from being subject to the “penny stock” rules.

Pursuant to Section 172 of the MBSC Articles, if MBSC does not consummate an Initial Business Combination by the Deadline Date, MBSC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the MBSC Public Stockholders and all MBSC Warrants will expire worthless.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights if I am a U.S. holder?

A:     Redemptions will generally be taxable to U.S. holders (as defined below in the section entitled “Material U.S. Federal Income Tax Considerations”), however, the specific U.S. federal income tax consequences of the redemption depend on your particular facts and circumstances. Please see the subsection entitled “Material U.S. Federal Income Tax Considerations — Redemption of MBSC Class A Common Shares.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:     What are the material U.S. federal income tax consequences to U.S. holders of MBSC Class A Common Shares as a result of the Business Combination?

A:     As discussed more fully in the subsection entitled “Material U.S. Federal Income Tax Considerations — The Business Combination,” and subject to the assumptions, limitations and qualifications described therein (including the discussion regarding the application of Section 367(a) of the Code), it is expected that the Merger, the Amalgamation and certain related transactions, taken together, should qualify as a transaction described in Section 351 of the Code. In addition, as discussed further in the subsection entitled “Material U.S. Federal Income Tax Considerations — The Business Combination,” Section 367(a)(1) of the Code is not expected to apply to require gain recognition by MBSC Stockholders that exchange their MBSC Class A Common Shares for New Greenfire Common Shares in the Merger (other than in the case of any such MBSC Stockholder who would be treated as a “five-percent shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of New Greenfire following the transaction who does not enter into a five-year gain recognition agreement in the form provided Treasury Regulations Section 1.367(a)-8 (an “Excepted 5% Shareholder”)). If the Merger, the Amalgamation and certain related transactions, taken together, so qualify and Section 367(a) of the Code does not apply to require gain recognition, generally no gain or loss would be recognized by a U.S. holder (as defined below in the section entitled “Material U.S. Federal Income Tax Considerations”) that exchanges MBSC Class A Common Shares solely for New Greenfire Common Shares pursuant to the Merger.

The qualification of the Merger, the Amalgamation and certain related transactions, taken together, as a transaction described in Section 351 of the Code to which Section 367(a)(1) of the Code does not apply to require gain recognition by MBSC Stockholders that exchange their MBSC Class A Common Shares for New Greenfire Common Shares in the Merger (other than in the case of any Excepted 5% Shareholder) (the “intended tax treatment”) is subject to legal and factual uncertainty. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination, and none of MBSC, Greenfire, New Greenfire or their respective affiliates intends to request a ruling from the Internal Revenue Service (the “IRS”) regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Merger, the Amalgamation and certain related transactions, taken together, for the intended tax treatment or that a court would not sustain such a challenge.

The tax consequences of the Merger are uncertain and will also depend on your particular circumstances. Holders of MBSC Class A Common Shares are urged to consult their own tax advisors to determine the tax consequences of the Merger to them in light of their particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Business Combination for U.S. holders, please see the subsection entitled “Material U.S. Federal Income Tax Considerations — The Business Combination.”

Q:     If I am an MBSC Warrantholder, can I exercise redemption rights with respect to my MBSC Warrants?

A:     No. MBSC Warrantholders have no redemption rights with respect to MBSC Warrants. However, if the Warrant Amendment Proposal is approved, prior to or concurrently with the Closing, MBSC will redeem all of the issued and outstanding MBSC Public Warrants at $0.50 per MBSC Public Warrant, which redemption will be effected by MBSC by way of the MBSC Public Warrant Amendment in the form attached as Annex M hereto. Pursuant to the Investor Support Agreements, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the Warrant Amendment Proposal, and accordingly the MBSC Public Warrant Amendment is expected to be adopted.

Q:     If I am an MBSC Stockholder, do I have appraisal or dissent rights if I object to the proposed Business Combination?

A:     Yes. MBSC Stockholders may exercise appraisal rights in connection with the Business Combination under Delaware law. Please see the subsection entitled “The Business Combination — Appraisal or Dissent Rights” for more information.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     If the Business Combination Proposal is approved, MBSC intends to use a portion of the funds held in the Trust Account to pay (a) a portion of MBSC’s aggregate costs, fees and expenses in connection with the consummation of the Business Combination, (b) tax obligations and deferred underwriting discounts and commissions from the MBSC IPO and (c) for any redemptions of MBSC Public Shares. The remaining balance in the Trust Account will be used for general corporate purposes of Surviving MBSC. See the sections entitled “The Business Combination” and “MBSC Stockholder Proposal No. 1 — The Business Combination Proposal” for additional information.

Q:     What happens if the Business Combination is not consummated or is terminated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Termination” for additional information regarding the parties’ specific termination rights. In accordance with the MBSC Articles, if an Initial Business Combination is not consummated by the Deadline Date, MBSC will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the MBSC Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the Trust Account not previously released to MBSC to pay working capital expenses (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then-outstanding MBSC Public Shares, which redemption will completely extinguish MBSC Public Stockholders’ rights as MBSC Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable Law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of MBSC’s remaining MBSC Stockholders and the MBSC Board, liquidate and dissolve, subject in the case of clause (b) and this clause (c), to MBSC’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable Law.

MBSC expects that the amount of any distribution MBSC Public Stockholders will be entitled to receive upon MBSC’s dissolution will be approximately the same as the amount they would have received if they had redeemed their MBSC Public Shares in connection with the Business Combination, subject in each case to MBSC’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable Law. MBSC Initial Stockholders are not entitled to liquidation distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to MBSC Warrants then-outstanding. Accordingly, in such an event, the MBSC Warrants will expire worthless.

Q:     When is the Business Combination expected to be consummated?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the MBSC Stockholders’ Meeting to be held on            , 2023, provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination.”

Q:     What is Greenfire?

A:     Greenfire is a Calgary-based energy company focused on the sustainable production and development of thermal energy resources from the Athabasca region of Alberta, Canada. Please see the section entitled “Business of Greenfire and Certain Information About Greenfire” for more information.

Q:     What will MBSC Stockholders receive in the Business Combination?

A:     At the Merger Effective Time, by virtue of the Merger, (a) each MBSC Class A Common Share, other than any Excluded MBSC Class A Common Shares and after giving effect to the MBSC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for MBSC Class A Common Shares, if any, pursuant to the Subscription Agreements, will be automatically converted into and exchanged for the right to receive (i) if an amount in cash less than or equal to $100,000,000 is remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, one New Greenfire Common Share and (ii) if an amount in cash greater than $100,000,000 is remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, (A) a fraction of a New Greenfire Common Share equal to $100,000,000 divided by the amount in the Trust Account after giving effect to the MBSC Stockholder Redemption, and (B) an amount in cash equal to the quotient of (I) the amount in the Trust Account after giving effect to the MBSC Stockholder Redemption that exceeds $100,000,000 minus the MBSC Extension Amount at the Merger Effective Time divided by (II) the number of MBSC Class A Common Shares (other than any Excluded MBSC Class A Common Shares and after giving effect to the MBSC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for MBSC Class A Common Shares, if any, pursuant to the Subscription Agreements) and (b) each issued and outstanding MBSC Class B Common Share (after giving effect to the MBSC Sponsor Class B Share Forfeitures and any other transfers of MBSC Class B Common Shares in connection with the Closing) will be automatically converted into and exchanged for the right to receive (i) one New Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing.

Q:     What will MBSC Warrantholders receive in the Business Combination?

A:     Prior to or concurrently with the Closing MBSC will redeem all of the issued and outstanding MBSC Public Warrants at $0.50 per MBSC Public Warrant, which redemption will be effected by MBSC by way the MBSC Public Warrant Amendment in the form attached as Annex M hereto if the Warrant Amendment Proposal is approved by MBSC Public Warrantholders. Pursuant to the Investor Support Agreements, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the Warrant Amendment Proposal, and accordingly the MBSC Public Warrant Amendment is expected to be adopted. Each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement.

Q:     What will MBSC Unitholders receive in the Business Combination?

A:     To the extent any MBSC Units remain outstanding and unseparated, immediately prior to the Merger Effective Time, the MBSC Class A Common Shares and MBSC Warrants comprising each such issued and outstanding MBSC Unit immediately prior to the Merger Effective Time will be automatically separated, and the holder of each MBSC Unit will be deemed to hold one MBSC Class A Common Share and one-third (1/3) of one MBSC Warrant. The MBSC Class A Common Shares and MBSC Warrants held following the Unit Separation will be converted as described above in accordance with the Business Combination Agreement.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this Registration Statement/Proxy Statement, including the section entitled “Risk Factors” and the annexes attached to this Registration Statement/Proxy Statement, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this Registration Statement/Proxy Statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a shareholder of record, there are three ways to vote your MBSC Class A Common Shares or MBSC Class B Common Shares at the MBSC Stockholders’ Meeting: (i) you can attend the MBSC Stockholders’ Meeting virtually and vote, (ii) you can vote by signing and returning the enclosed proxy card, or (iii) you can submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your MBSC Common Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your MBSC Common Shares, your MBSC Common Shares will be voted as recommended by the MBSC Board “FOR” each of the MBSC Stockholder Proposals. If your MBSC Common Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the MBSC Common Shares beneficially owned by you are properly counted. Beneficial MBSC Stockholders who wish to vote by attending the MBSC Stockholders’ Meeting virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their MBSC Common Shares.

Q:     What will happen if I abstain from voting or fail to vote at the MBSC Stockholders’ Meeting?

A:     At the MBSC Stockholders’ Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the MBSC Stockholder Proposals (assuming a quorum is present).

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by MBSC without an indication of how the MBSC Stockholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the MBSC Stockholders at the MBSC Stockholders’ Meeting.

Q:     If I am not going to attend the MBSC Stockholders’ Meeting, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the MBSC Stockholders’ Meeting or not, please read this Registration Statement/Proxy Statement carefully, and vote your MBSC Common Shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my MBSC Common Shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your MBSC Common Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. MBSC believes the MBSC Stockholder Proposals presented to MBSC Stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your MBSC Common Shares without your instruction. Your bank, broker, or other nominee can vote your MBSC Common Shares only if you provide instructions on how to vote. You should instruct your broker to vote your MBSC Common Shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to MBSC at the address listed below so that it is received by MBSC prior to the MBSC Stockholders’ Meeting or by attending the MBSC Stockholders’ Meeting virtually and voting there. You also may revoke your proxy by sending a notice of revocation to MBSC, which must be received prior to the MBSC Stockholders’ Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this Registration Statement/Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your MBSC Common Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold MBSC Common Shares. If you are a holder of record and your MBSC Common Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your MBSC Common Shares.

Q:     Who can help answer my questions?

A:     If you have questions about the MBSC Stockholder Proposals or if you need additional copies of the Registration Statement/Proxy Statement or the enclosed proxy card you should contact:

Charles Garner, Executive Vice President and Secretary
c/o M3-Brigade Acquisition III Corp.
1700 Broadway, 19th Floor
New York, NY 10019
Email: proxyinfo@m3-partners.com
Tel: (212) 202-2200

You may also contact MBSC’s proxy solicitor at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Telephone: ______________
(banks and brokers call collect at            )

To obtain timely delivery, MBSC Stockholders must request the materials no later than five business days prior to the MBSC Stockholders’ Meeting.

You may also obtain additional information about MBSC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your MBSC Public Shares, you will need to send a letter demanding redemption and deliver your MBSC Public Shares (either physically or electronically) to the Transfer Agent at least two business days prior to the MBSC Stockholders’ Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your MBSC Public Shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     MBSC is soliciting proxies on behalf of the MBSC Board. This solicitation is being made by mail but also may be made by telephone, virtually or by electronic means. MBSC will bear the cost of the solicitation. MBSC has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies and will pay Innisfree M&A Incorporated a fee of $            , plus disbursements. MBSC will reimburse Innisfree M&A Incorporated for reasonable and documented out-of-pocket expenses and will indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages and expenses. MBSC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of MBSC Class A Common Shares and in obtaining voting instructions from those owners. MBSC management and MBSC’s employees may also solicit proxies by telephone, by facsimile, virtually or by electronic means. They will not be paid any additional amounts for soliciting proxies.

QUESTIONS AND ANSWERS ABOUT THE MBSC WARRANTHOLDERS’ MEETING

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the MBSC Warrantholders’ Meeting. The following questions and answers do not include all of the information that is important to MBSC Warrantholders. MBSC urges MBSC Warrantholders to carefully read this entire Registration Statement/Proxy Statement, including the annexes and other documents referred to herein.

Q:     What matters will warrantholders consider at the MBSC Warrantholders’ Meeting?

A:     At the MBSC Warrantholders’ Meeting, MBSC will ask its warrantholders to vote in favor of the following proposals:

•        The Warrant Amendment Proposal — To consider and vote upon a proposal to approve and adopt the MBSC Public Warrant Amendment in the form attached as Annex M hereto to provide that, upon the Closing, each MBSC Public Warrant, which entitles the holder to purchase one share of MBSC Class A Common Stock, will be exchanged by such holder with MBSC for cash in the amount of $0.50 per MBSC Public Warrant. The MBSC Public Warrant Amendment will be contingent upon MBSC Stockholder Approval and consummation of the Business Combination; and

•        The Warrantholder Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal, or otherwise in connection with the Warrant Amendment Proposal.

Q:     Why is MBSC proposing the MBSC Public Warrant Amendment?

A:     The intent of the MBSC Public Warrant Amendment and the MBSC Public Warrant Redemption is to reduce the dilutive effect of the presently issued and outstanding MBSC Public Warrants to purchase an aggregate of 10,000,000 shares of MBSC Class A Common Stock.

Q:     Who is eligible to vote on the Warrant Amendment Proposal?

A:     This Registration Statement/Proxy Statement and the proxy card are being made available to all persons who were holders of MBSC Public Warrants on the record date, which is            , 2023. Such date has been fixed by MBSC for the determination of MBSC Warrantholders entitled to vote on the MBSC Public Warrant Amendment (as well as the record date for the determination of MBSC Warrantholders entitled to vote at the MBSC Warrantholders’ Meeting).

Q:     How many votes do I have at the MBSC Warrantholders’ Meeting?

A:     MBSC Warrantholders are entitled to one vote at the special meeting for each MBSC Public Warrant held of record as of the record date. As of the close of business on the record date, there were 10,000,000 outstanding MBSC Public Warrants.

Q:     Must I pay an exercise price in connection with the warrant exchange?

A:     No. MBSC Warrantholders will not be required to pay an exercise price in connection with the warrant exchange or otherwise in connection with the MBSC Public Warrant Amendment.

Q:     If the MBSC Public Warrant Amendment is approved, what will I receive upon consummation of the warrant exchange?

A:     Immediately upon consummation of the Business Combination, you will receive $0.50 for each MBSC Public Warrant you have.

Q:     How many votes are needed to effect the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal?

A:     The amendment of MBSC Public Warrants requires the vote of the registered holders of a majority of the MBSC Public Warrants issued and outstanding as of the record date. As of the record date, there were 10,000,000 outstanding MBSC Public Warrants, and therefore, the vote of more than 5,000,000 MBSC Public Warrants is required to approve the MBSC Public Warrant Amendment. Pursuant to the Investor Support Agreements, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the Warrant Amendment Proposal, and accordingly the MBSC Public Warrant Amendment is expected to be adopted.

The MBSC Public Warrants will not be amended unless the votes described above are obtained and the Business Combination is consummated. If you do not deliver your proxy card, or otherwise instruct your bank or broker to do so, such failure will have the same effect as a vote against the MBSC Public Warrant Amendment.

If the required votes are obtained, assuming the Business Combination is consummated, the MBSC Public Warrant Amendment will be binding on all of the holders of the MBSC Public Warrants, including warrantholders who did not vote to approve the MBSC Public Warrant Amendment.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the MBSC Public Warrants that are voted at the MBSC Warrantholders’ Special Meeting. Accordingly, an MBSC Warrantholder’s failure to vote by proxy or to vote virtually at the MBSC Warrantholders’ Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Q:     If MBSC obtains the required votes to amend the Public Warrants, but I don’t vote in favor of the MBSC Public Warrant Amendment, will the MBSC Public Warrant Amendment be binding on me and will my MBSC Public Warrants be subject to the mandatory exchange?

A:     Yes. If the required votes are obtained and the Business Combination is consummated, the MBSC Public Warrant Amendment will be binding on all warrantholders, and the MBSC Public Warrants held by you on the date of the consummation of the Business Combination will be mandatorily exchanged for $0.50 per MBSC Public Warrant, whether or not you voted to approve the MBSC Public Warrant Amendment.

Q:     Are there any other conditions to effectiveness of the MBSC Public Warrant Amendment?

A:     Yes. Even if the required votes to approve the MBSC Public Warrant Amendment are obtained, if the Business Combination Agreement is terminated in accordance with its terms or the consummation of the Business Combination does not occur for any reason, the MBSC Public Warrant Amendment will not become effective.

Q:     What do I need to do now?

A:     You are urged to carefully read and consider the information contained in this Registration Statement/Proxy Statement, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a warrantholder. You should then vote as soon as possible in accordance with the instructions provided in this Registration Statement/Proxy Statement on the enclosed proxy card or, if you hold your warrants through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of MBSC Public Warrants on            , 2023, the record date for the MBSC, you may vote with respect to the applicable proposals virtually at the MBSC Warrantholders’ Special Meeting by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your warrants in “street name,” which means your warrants are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your warrants with instructions on how to vote your warrants or, if you wish to attend the MBSC Warrantholders’ Special Meeting virtually and vote, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the special meeting?

A:     At the MBSC Warrantholders’ Special Meeting, MBSC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal, but will have no effect on the Warrantholder Adjournment Proposal. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting of warrantholders.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by MBSC without an indication of how the warrantholder intends to vote on a proposal will be voted in favor of each proposal presented to the warrantholders.

Q:     Do I need to attend the MBSC Warrantholders’ Special Meeting to vote my warrants?

A:     No. You are invited to attend the MBSC Warrantholders’ Special Meeting virtually to vote on the proposals described in this Registration Statement/Proxy Statement. However, you do not need to attend the MBSC Warrantholders’ Special Meeting to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. MBSC encourages you to vote as soon as possible after carefully reading this Registration Statement/Proxy Statement.

Q:     If I am not going to attend the MBSC Warrantholders’ Special Meeting virtually, should I return my proxy card instead?

A:     Yes. After carefully reading and considering the information contained in this Registration Statement/Proxy Statement, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your broker holds your warrants in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your warrants on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your warrants, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of warrantholders, and will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022 prior to the vote at the MBSC or attend the special meeting of warrantholders and vote virtually. You also may revoke your proxy by sending a notice of revocation to Innisfree M&A Incorporated, provided such revocation is received prior to the vote at the special meeting of warrantholders. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q:     Does MBSC’s board of directors recommend that I vote in favor of the MBSC Public Warrant Amendment?

A:     Yes. MBSC’s board of directors unanimously recommends that you vote in favor of the MBSC Public Warrant Amendment.

SUMMARY OF REGISTRATION STATEMENT/PROXY STATEMENT

This summary highlights selected information contained in this Registration Statement/Proxy Statement and does not contain all of the information that is important to you. You should read carefully this entire Registration Statement/Proxy Statement, including the annexes and accompanying financial statements of MBSC and Greenfire, to fully understand the proposed Business Combination and the MBSC Stockholder Proposals to be considered at the MBSC Stockholders’ Meeting (each as described below). Please see the section entitled “Where You Can Find More Information” elsewhere in this Registration Statement/Proxy Statement.

Parties to the Business Combination

MBSC

MBSC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving MBSC and one or more target businesses. For more information about MBSC, see the section entitled “Business of MBSC and Certain Information About MBSC.”

MBSC’s securities are traded on the NYSE under the ticker symbols “MBSC,” “MBSC.U” and “MBSC WS.” In connection with the Closing, the MBSC securities will be delisted from the NYSE.

The mailing address of MBSC’s principal executive office is 1700 Broadway, 19th Floor, New York, NY 10019, and its telephone number is (212) 202-2200.

Greenfire

Greenfire is a Calgary-based energy company focused on the sustainable production and development of upstream energy resources from the oil sands in the Athabasca region of Alberta, Canada, using in-situ thermal oil production extraction techniques such as steam-assisted gravity drainage (“SAGD”) at the (i) Demo Asset and (ii) Expansion Asset Greenfire has a 100% working interest in the Demo Asset and a 75% working interest in the Expansion Asset. The Demo Asset and Expansion Asset are located approximately 30 miles southwest of Fort McMurray Alberta, Canada.

Greenfire, as it is currently constituted, is the result of a number of transactions that included: (i) the acquisition of the Demo Asset out of the insolvency proceedings of an unaffiliated corporation, GHOPCO; (ii) a series of incorporations, amalgamations and other reorganization transactions; and (iii) the JACOS Acquisition (which held the Expansion Asset). Given the limited operations of Greenfire prior to these acquisitions, JACOS is deemed to be the predecessor of Greenfire.

For more information about Greenfire, see the section entitled “Business of Greenfire and Certain Information About Greenfire.”

Greenfire’s principal place of business is located at 1900 – 205 5th Avenue SW, Calgary, Alberta, Canada T2P 2V7 and its telephone number is (403) 264-9046. The mailing address of Greenfire’s registered office is c/o Burnet, Duckworth & Palmer LLP, 2400, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1.

New Greenfire

New Greenfire is an Alberta corporation incorporated on December 9, 2022. New Greenfire will become the parent company of Surviving MBSC and Surviving Greenfire upon the Closing. New Greenfire intends to list the New Greenfire Common Shares on the NYSE. It is anticipated that upon the Closing, the New Greenfire Common Shares will be listed on the NYSE under the ticker symbol “GFR”.

New Greenfire has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings and the preparation of this Registration Statement/Proxy Statement.

The mailing address of New Greenfire’s principal place of business is at 1900 – 205 5th Avenue SW, Calgary, Alberta, Canada T2P 2V7, and its telephone number is (403) 264-9046. The mailing address of New Greenfire’s registered office is c/o Burnet, Duckworth & Palmer LLP, 2400, 525-8th Avenue SW, Calgary, Alberta, Canada T2P 1G1.

DE Merger Sub

DE Merger Sub is a Delaware corporation incorporated on December 2, 2022. It is a direct wholly-owned subsidiary of New Greenfire. DE Merger Sub has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement.

The mailing address of DE Merger Sub is 1900 – 205 5th Avenue SW, Calgary, Alberta, Canada T2P 2V7, and its telephone number is (403) 264-9046.

Canadian Merger Sub

Canadian Merger Sub is an Alberta unlimited liability corporation incorporated on December 2, 2022. It is a direct wholly-owned subsidiary of New Greenfire. Canadian Merger Sub has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement.

The mailing address of Canadian Merger Sub’s registered office is c/o Burnet, Duckworth & Palmer LLP, 2400, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1. The mailing address of Canadian Merger Sub is 1900 – 205 5th Avenue SW, Calgary, Alberta, Canada T2P 2V7, and its telephone number is (403) 264-9046.

The Business Combination

On December 14, 2022, MBSC, Greenfire, New Greenfire, and Canadian Merger Sub entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire and (ii) DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire. For more information, see the section entitled “The Business Combination.”

The following diagrams illustrate the organizational structure of MBSC, Greenfire and New Greenfire immediately prior to the Business Combination:

Greenfire Warrantholders
Greenfire Shareholders
Greenfire Performance Warrants
Greenfire Bond Warrants
Greenfire Common Shares
Greenfire
100%
New Greenfire
Greenfire Resources Operating Corporation
100%
100%
Canadian Merger Sub
DE Merger Sub
Greenfire Resources Employment Corporation
100%
Hangingstone Expansion (GP) Inc. (GP1)
100%
Hangingstone Demo (GP) Inc. (GP2)
General Partner
Limited Partner
General Partner
Hangingstone Expansion Limited Partnership
Hangingstone Demo Limited Partnership

The following diagram illustrates the ownership of New Greenfire following the Business Combination. The percentages shown reflect the ownership of New Greenfire Common Shares and New Greenfire Warrants, in each case assuming no redemptions, assuming 50% redemptions or assuming maximum redemptions.

PIPE Investors
0%
0%
11%
Current holders of Greenfire Bonds
20%
20%
20%
MBSC Sponsor
9%
9%
8%
Current Greenfire Shareholders and holders of Greenfire Performance Warrants
60%
60%
61%
Current MBSC Public Shareholders
11%
11%
0%
Assuming 0% redemptions
Assuming 50% redemptions
Assuming 100% redemptions
New Greenfire (Alberta)
Surviving MBSC
Surviving Greenfire

Conditions to the Closing

Conditions to the Obligations of MBSC, the Acquisition Entities and Greenfire

Under the Business Combination Agreement, the obligations of MBSC, the Acquisition Entities and Greenfire to consummate the Transactions are subject to satisfaction or, if permitted by applicable Law, at or prior to the Merger Effective Time, waiver in writing by all such parties of the following conditions:

(a)     the MBSC Stockholder Approval shall have been obtained;

(b)    the Arrangement Resolution shall have been approved by the Greenfire Required Approval in accordance with the Interim Order;

(c)     the Interim Order and the Final Order shall have been obtained on terms consistent with the Business Combination Agreement and shall not have been set aside or modified in a manner unacceptable to either MBSC or Greenfire, each acting reasonably, on appeal or otherwise;

(d)    no order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(e)     the Aggregate Transaction Proceeds shall be equal to or greater than $100,000,000;

(f)     after giving effect to the Transactions (including the Transaction Financing), MBSC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Merger Effective Time;

(g)    the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(h)    the Greenfire Seventh Supplemental Indenture shall have become effective in accordance with its terms and shall remain in full force and effect as of the Closing Date; and

(i)     the aggregate number of Greenfire Common Shares held, directly or indirectly, by those holders of such Greenfire Common Shares who have validly exercised Arrangement Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Arrangement Dissent Rights) shall not exceed 1% of the aggregate number of Greenfire Common Shares outstanding as of the Arrangement Effective Time.

Other Conditions to the Obligations of MBSC

The obligations of MBSC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Merger Effective Time, waiver in writing by MBSC of the following further conditions pursuant to the Business Combination Agreement:

(a)     no change, event, state of facts, development, effect or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Business Combination Agreement);

(b)    (i) the representations of Greenfire and its subsidiaries in Section 5.2 (Capitalization) of the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) other than in any de minimis respect as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) certain fundamental representations and warranties of Greenfire and its subsidiaries shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date). The other representations and warranties of Greenfire and its subsidiaries contained in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect;

(c)     Greenfire and the Acquisition Entities shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

(d)    Greenfire and the Acquisition Entities shall have delivered a counterpart to any Ancillary Documents to which they are a party;

(e)     Greenfire shall have delivered the Greenfire Updated Financial Statements;

(f)     at or prior to the Closing, Greenfire shall have delivered, or caused to be delivered, to MBSC a certificate duly executed by an authorized officer of Greenfire, dated as of the Closing Date, to the effect that certain conditions are satisfied, in form and substance reasonably satisfactory to MBSC;

(g)    at or prior to the Closing, Greenfire shall have delivered, or caused to be delivered, to MBSC (i) certain tax opinions in form and substance reasonably satisfactory to MBSC, and (ii) certain indemnity agreements in form and substance reasonably satisfactory to MBSC; and

(h)    certain fundamental representations and warranties of the Acquisition Entities shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date). The other representations and warranties of the Acquisition Entities shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the Acquisition Entities from consummating the Transactions.

Some of the conditions to MBSC’s obligations are qualified by the concept of a “Company Material Adverse Effect.” Please see the subsection entitled “The Business Combination — Material Adverse Effect.”

Conditions to the Obligations of Greenfire and the Acquisition Entities

The obligations of Greenfire and the Acquisition Entities to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Merger Effective Time, waiver in writing by Greenfire and the Acquisition Entities of the following further conditions pursuant to the Business Combination Agreement:

(a)     the New Greenfire Common Shares to be issued pursuant to the Transactions shall have been approved for listing on the NYSE or any of its related exchanges or trading platforms, if eligible, or on such other exchange as the parties may reasonably agree for which the New Greenfire Common Shares to be issued are eligible;

(b)    the representations of MBSC in Section 6.6 (Capitalization of MBSC) in the Business Combination Agreement shall each be true and correct (without giving effect to any limitation as to “materiality” or “MBSC Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) other than in any de minimis respect as of the date of the Business Combination Agreement and the Closing Date (except to the extent that any such representation or warranty is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date). Certain fundamental representations and warranties of MBSC shall be true and correct (without giving effect to any limitation as to “materiality” or “MBSC Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date). The other representations and warranties of MBSC shall be true and correct without giving effect to any limitation as to “materiality” or “MBSC Material Adverse Effect” or any similar limitation set forth herein in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, an MBSC Material Adverse Effect;

(c)     MBSC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by MBSC under the Business Combination Agreement at or prior to the Closing;

(d)    except as otherwise agreed by the parties to the Business Combination Agreement, the directors and officers of MBSC shall have resigned, effective as of the Closing;

(e)     no change, effect, event, state of facts, development, circumstance or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have an MBSC Material Adverse Effect;

(f)     MBSC shall have delivered a counterpart to any Ancillary Document to which it is a party; and

(g)    at or prior to the Closing, MBSC shall have delivered, or caused to be delivered, to Greenfire a certificate duly executed by an authorized officer of MBSC, dated as of the Closing Date, to the effect that certain conditions are satisfied, in form and substance reasonably satisfactory to Greenfire.

Some of the conditions to Greenfire’s obligations are qualified by the concept of an “MBSC Material Adverse Effect.” Please see the subsection entitled “The Business Combination — Material Adverse Effect.”

Termination Rights

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of MBSC and Greenfire;

(b)    by MBSC, if any of the representations or warranties of Greenfire and its subsidiaries shall not be true and correct or if Greenfire or any Acquisition Entity has failed to perform any covenant or agreement on the part of Greenfire or any Acquisition Entity, respectively, set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the Closing could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Greenfire by MBSC, and (ii) the Termination Date; provided, however, that MBSC is not then in breach of the Business Combination Agreement so as to prevent certain conditions to the Closing from being satisfied (for the avoidance of doubt, a breach of any covenants by Greenfire related solely to its failure to deliver the Greenfire Audited Financial Statements by April 15, 2023, shall not, by itself, give rise to a termination right of MBSC);

(c)     by Greenfire, if any of the representations or warranties of MBSC shall not be true and correct or if MBSC has failed to perform any covenant or agreement on the part of MBSC set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the Closing could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to MBSC by Greenfire and (ii) the Termination Date; provided, however, that none of Greenfire nor the Acquisition Entities is then in breach of the Business Combination Agreement so as to prevent certain conditions of the Closing from being satisfied;

(d)    by either MBSC or Greenfire, if the Transactions shall not have been consummated on or prior to the Termination Date; provided that, if as of the Termination Date certain conditions to the Closing shall not have been satisfied, the Termination Date may be extended by either Greenfire or MBSC for a period of three (3) months by written notice to the other; provided, further, that, in the event of any such extension, and as of such extended Termination Date, any of certain conditions to the Closing shall not have been satisfied, the Termination Date may be further extended by either Greenfire or MBSC for a period of three (3) months by written notice to the other; provided, further, that this termination right (i) shall not be available to MBSC if MBSC’s breach of any of its covenants or obligations under the Business Combination Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date, and (ii) shall not be available to Greenfire if Greenfire’s or any Acquisition Entity’s breach of its respective covenants or obligations shall have primarily caused the failure to consummate the Transactions on or before the Termination Date;

(e)     by either MBSC or Greenfire, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;

(f)     by either MBSC or Greenfire if the MBSC Stockholders’ Meeting has been held (including any adjournment thereof), has concluded, MBSC Stockholders have duly voted, and the MBSC Stockholder Approval was not obtained;

(g)    by either MBSC or Greenfire, if the Greenfire Required Approval shall not have been obtained in accordance with the Interim Order on or before the Termination Date;

(h)    by MBSC, if the Greenfire Audited Financial Statements have not been delivered to MBSC on or before April 15, 2023; or

(i)     by MBSC, if the Greenfire Updated Financial Statements have not been delivered to MBSC on or before April 15, 2023.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto or their Affiliates, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall affect any liability on the part of any party for a willful breach of the Business Combination Agreement or fraud.

Ancillary Documents

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on December 14, 2022, MBSC entered into the Subscription Agreements with the Transaction Financing Investors, pursuant to which the Transaction Financing Investors have subscribed for an aggregate of (i) 4,950,496 MBSC Class A Common Shares for an aggregate purchase price of approximately $50,000,000 and (ii) $50,000,000 aggregate principal amount of New Greenfire Convertible Notes. The New Greenfire Convertible Notes will bear interest at a rate of nine percent, with a five-year maturity and may be converted into New Greenfire Common Shares at $13 per share, subject to adjustment. The Transaction Financing will be consummated prior to or substantially concurrently with the Closing. Each of the PIPE Financing and the New Greenfire Debt Financing will be automatically reduced based on the amount remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, with the New Greenfire Debt Financing being reduced first, and, if reduced in its entirety, the PIPE Financing being thereafter reduced. For more information about the Subscription Agreements, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Subscription Agreements.”

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on December 14, 2022, MBSC entered into the Sponsor Agreement with the MBSC Sponsor, New Greenfire and Greenfire, pursuant to which, among other things, the MBSC Sponsor agreed to (i) waive the anti-dilution rights set forth in the MBSC Articles with respect to the MBSC Class A Common Shares held by it, (ii) vote all MBSC Founder Shares held by it and any MBSC Common Shares acquired thereafter in favor of the proposal to adopt and approve the Business Combination and the Transactions, (iii) not redeem any MBSC Founder Shares held by it or MBSC Common Shares acquired thereafter in connection with the MBSC Stockholders’ Meeting, and (iv) not transfer the MBSC Founder Shares or MBSC Private Placement Warrants held by it prior to the Closing. The MBSC Sponsor did not receive any separate consideration in exchange for its agreement to waive these redemption rights. In addition, the MBSC Sponsor agreed to certain vesting and forfeiture conditions immediately prior to the Merger with respect to the MBSC Founder Shares and MBSC Private Placement Warrants held by it. For more information about the Sponsor Support Agreement, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Sponsor Support Agreement.”

Investor Support Agreements

In connection with the execution of the Business Combination Agreement, on December 14, 2022, MBSC entered into Investor Support Agreements with holders of a majority of MBSC’s outstanding MBSC Public Warrants, pursuant to which, among other things, such MBSC Warrantholders agreed to vote all of the MBSC Public Warrants held by them in favor of any amendment to the terms of the MBSC Public Warrants solely to amend the terms of the MBSC Public Warrants together with any amendments required to give effect thereto such that all of the MBSC Public Warrants shall be exchanged for $0.50 per whole MBSC Warrant upon the Closing. For more information about the Investor Support Agreements, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Support Agreement.”

Investor Rights Agreement

At the Closing, MBSC, New Greenfire, the MBSC Sponsor, the other holders of the MBSC Class B Common Shares, the Transaction Financing Investors and certain Greenfire Shareholders will enter into the Investor Rights Agreement, pursuant to which New Greenfire will agree that, within 30 calendar days following the Closing Date, New Greenfire will file with the SEC (at New Greenfire’s sole cost and expense) the Resale Registration Statement, and New Greenfire will use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing thereof. As of the Closing Date, approximately 61,841,980 New Greenfire Common Shares (including approximately 5,924,940 New Greenfire Common Shares issuable with respect to New Greenfire Warrants, 1,686,552 New Greenfire Common Shares issuable with respect to New Greenfire Performance Warrants and 3,846,154 New Greenfire Common Shares issuable upon conversion of the New Greenfire Convertible Notes) will constitute “Registrable Securities” eligible for resale pursuant to the Resale Registration Statement, assuming maximum redemptions of MBSC Class A Common Shares

(or approximately 53,285,590 New Greenfire Common Shares, including approximately 5,924,940 New Greenfire Common Shares issuable with respect to New Greenfire Warrants and 1,666,498 New Greenfire Common Shares issuable with respect to New Greenfire Performance Warrants, assuming no redemption of MBSC Class A Common Shares). In certain circumstances, the holders of those Registrable Securities can demand New Greenfire’s assistance with underwritten offerings and block trades. Those holders will be entitled to customary piggyback registration rights. In addition, the MBSC Sponsor will be granted certain board representation rights with respect to the New Greenfire Board. The MBSC Sponsor will have the right to designate one director for nomination to the New Greenfire Board following the Closing (subject to specified ownership thresholds). The Greenfire Shareholders party to the Investor Rights Agreement will agree, for so long as the MBSC Sponsor has the right to designate a director to the New Greenfire Board, to vote all of their New Greenfire Common Shares in favor of the appointment of such designee. For more information about the Investor Rights Agreement, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Rights Agreement.”

Lock-Up Agreement

At the Closing, New Greenfire, the MBSC Sponsor, and certain Greenfire Shareholders will become bound by a Lock-Up Agreement with New Greenfire pursuant to which, among other things, each of the MBSC Sponsor and the Greenfire Shareholders party thereto will agree, subject to certain customary exceptions, not to (i) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any equity securities of New Greenfire, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any equity securities of New Greenfire, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) make any public announcement of any intention to effect any transaction specified in clause (i) or (ii) until the earliest of (a) the date that is six months after the Closing Date or (b) the date that the last reported closing price of a New Greenfire Common Share equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 75 days after the Closing Date, and (c) the date on which Greenfire completes a liquidation, merger, amalgamation, arrangement, share exchange, reorganization or other similar transaction that results in all New Greenfire Shareholders having the right to exchange their shares of capital stock for cash, securities or other property. For more information about the Lock-Up Agreement, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Lock-Up Agreement.”

Greenfire Shareholder Support Agreement

In connection with the execution of the Business Combination Agreement, MBSC and certain securityholders of Greenfire entered into the Greenfire Shareholder Support Agreement on December 14, 2022, pursuant to which, among other things, such securityholders agreed to vote (or cause to be voted) all of their Greenfire Common Shares and any equity interests of Greenfire acquired thereafter to (i) to approve and adopt the Transactions and (ii) in favor of any consent, waiver, or approval that may be required under Greenfire’s Governing Documents or under any agreements between Greenfire and its shareholders to implement, or otherwise sought with respect to, the Transactions. Additionally, such securityholders have agreed, among other things, not to (a) prior to the earlier of the Merger Effective Time or termination of the Business Combination Agreement, transfer any of their Greenfire Common Shares or equity interests of Greenfire (or enter into any swap or any other arrangement that transfers the economic consequences of ownership of such shares), subject to certain customary exceptions, or (b) enter into any agreement that would restrict, limit or interfere with their obligations under the Greenfire Shareholder Support Agreement. For more information about the Greenfire Shareholder Support Agreement, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Greenfire Shareholder Support Agreement.”

Ownership of New Greenfire Common Shares after Closing

Upon consummation of the Business Combination, the Greenfire Shareholders and the MBSC Stockholders will become New Greenfire Shareholders.

The following tables illustrate the varying ownership levels of New Greenfire Common Shares after the Business Combination under three scenarios: (1) one with no redemptions by MBSC Public Stockholders, (2) one with 50% redemptions by MBSC Public Stockholders and (3) one with maximum redemptions by MBSC Public Stockholder, basic and on a fully diluted basis.

Basic:

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	13%	9,900,990	13%	—	—%
Shares held by the MBSC Sponsor(1)	5,000,000	7%	5,000,000	7%	4,250,000	6%
Shares held by current Greenfire Shareholders	43,298,722	59%	43,298,722	59%	43,819,751	64%
Shares held by current holders of Greenfire Bond Warrants	15,579,591	21%	15,579,591	21%	15,767,066	23%
Shares held by PIPE Investors(2)	—	—%	—	—%	4,950,496	7%
Total New Greenfire Common Shares, basic	73,779,303	100.0%	73,779,303	100.0%	68,787,313	100%

____________

Ownership is shown on a non-dilutive basis.

(1)      An additional 750,000 MBSC Class B Common Shares will be forfeited and cancelled for no consideration when New Greenfire Debt Financing at the Closing exceeds $25 million.

(2)      Maximum redemption scenario contemplates PIPE Investment of $50 million to purchase 4,950,496 MBSC Class A Common Shares, which will be converted into New Greenfire Common Shares on a 1:1 basis on the Closing Date.

On a fully diluted basis:

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	11%	9,900,990	11%	—	—%
Shares held by the MBSC Sponsor, fully diluted(1)	7,526,667	9%	7,526,667	9%	6,776,667	8%
Shares held by current Greenfire Shareholders and holders of Greenfire Performance Warrants, fully diluted(2)(3)	50,497,143	60%	50,497,143	60%	51,059,667	61%
Shares held by current holders of Greenfire Bond Warrants, fully diluted(4)	16,829,591	20%	16,829,591	20%	17,017,066	20%
Shares held by PIPE Investors(5)	—	—%	—	—%	8,796,650	11%
Total New Greenfire Common Shares, fully diluted	84,754,391	100.0%	84,754,391	100.0%	83,650,050	100.0%

____________

Ownership is shown on a fully diluted basis. Please see the subsection entitled “The Business Combination — Total New Greenfire Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

(1)      As of December 31, 2022, MBSC had outstanding Private Placement Warrants of 7,526,667. Immediately prior to the Merger, 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor and 1,740,000 MBSC Private Placement Warrants held by Cantor will be forfeited and cancelled for no consideration. The remaining 2,526,667 MBSC Private Placement Warrants will be converted into New Greenfire Warrants on a 1:1 basis, which have been included in the fully diluted New Greenfire Common Shares.

(2)      On the Closing Date, 3,750,000 New Greenfire Warrants, including 2,910,123 New Greenfire Warrants to be held by Greenfire founders and 839,877 New Greenfire Warrants to be held by Greenfire employees, have been included in the fully diluted New Greenfire Common Shares.

(3)      On the Closing Date, the Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants. New Greenfire Performance Warrants of (i) 3,448,421, 3,489,916 under the no redemption and 50% redemption scenarios and (ii) 3,489,916 under the maximum redemption scenario, respectively, have been included in the fully diluted New Greenfire Common Shares.

(4)      On the Closing Date, 1,250,000 New Greenfire Warrants will be issued to the current holders of Greenfire Bond Warrants, which have been included in the fully diluted New Greenfire Common Shares.

(5)      Maximum redemption includes New Greenfire Debt Financing of $50,000,000 aggregate principal amount of New Greenfire Convertible Notes, which may be converted into New Greenfire Common Shares at $13 per share, equivalent to 3,846,154 New Greenfire Common Shares.

The figures in the above tables are presented only as illustrative examples and are based on assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Description of New Greenfire Securities

If the Business Combination is successfully completed, Greenfire Shareholders and MBSC Stockholders will become New Greenfire Shareholders, and their rights as New Greenfire Shareholders will be governed by New Greenfire’s Governing Documents and the laws of the Province of Alberta, Canada. Please see the section entitled “Description of New Greenfire Securities” elsewhere in this Registration Statement/Proxy Statement for additional information.

Recommendation of the Transaction Committee

In light of the fact that certain members of the MBSC Board may have potential conflicts of interest in the Business Combination, the MBSC Board formed the Transaction Committee. The members of the Transaction Committee are compensated with a fixed amount of cash, the payment of which is not conditioned on the consummation of any Initial Business Combination of MBSC. In addition, the members of the Transaction Committee had no affiliations prior to their engagement by the MBSC Board with the MBSC Sponsor, Brigade or Greenfire, and they do not hold any direct or indirect equity interests in any of the foregoing. The Transaction Committee engaged Peters to assist the Transaction Committee in evaluating the Business Combination and participated in several meetings between the Transaction Committee and advisors to discuss and consider the financial and legal terms of the transaction and the financial and operating performance of certain publicly traded companies deemed similar to Greenfire in one or more respects.

The Transaction Committee, with the advice and assistance of advisors, evaluated the terms of the Business Combination Agreement and the transactions contemplated thereby. The Transaction Committee was actively engaged in the process on a continuous and regular basis.

After careful consideration, on December 14, 2022, the Transaction Committee unanimously determined that (i) the terms of the Transactions were fair to, and in the best interests of, MBSC and the holders of MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may hold MBSC Class A Common Shares, to whom no opinion was expressed, and (ii) it was advisable and in the best interests of MBSC and the holders of MBSC Class A Common Shares to enter into the Business Combination Agreement and the Transactions. See the subsection entitled “The Business Combination — Reasons of the MBSC Board and Transaction Committee for Approving the Business Combination” for more information.

Opinion of Financial Advisor to the Transaction Committee

On December 14, 2022, Peters, independent financial advisor to the Transaction Committee, presented its financial analysis with respect to the Consideration to be paid by MBSC in the Business Combination. On December 14, 2022, Peters delivered its written opinion to the Transaction Committee that, as of the date of the Fairness Opinion and subject to and based on procedures followed, assumptions made, matters considered, limitations of the review undertaken and qualifications contained in the Fairness Opinion, the Consideration to be paid by MBSC (through New Greenfire) pursuant to the Transactions is fair, from a financial point of view, to the holders of MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares, to whom no opinion was expressed. See the subsection entitled “The Business Combination — Opinion of Financial Advisor to the Transaction Committee” for more information.

Reasons of the MBSC Board and Transaction Committee for Approval of the Business Combination

After careful consideration, the MBSC Board unanimously recommends, based in part on the unanimous recommendation of the Transaction Committee, that MBSC Stockholders vote “FOR” the approval of the Business Combination Proposal. For a more complete description of the MBSC Board and Transaction Committee’s reasons for the approval of the Business Combination and the unanimous recommendation of the MBSC Board, see the subsection entitled “The Business Combination — Reasons of the MBSC Board and Transaction Committee for Approving the Business Combination.”

Satisfaction of 80% Test

It is a requirement under the MBSC Articles and the Listing Rules requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the MBSC Board determined that the fair market value of Greenfire represents at least 80% of the net assets of MBSC held in the Trust Account.

Special Meetings of MBSC Stockholders and MBSC Warrantholders

Date, Time and Place

The MBSC Stockholders’ Meeting will be held virtually on            , 2023 at            Eastern Time at            , pursuant to the procedures described in this Registration Statement/Proxy Statement, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the MBSC Stockholder Proposals.

The MBSC Warrantholders’ Meeting will be held virtually on            , 2023 at            Eastern Time at            , pursuant to the procedures described in this Registration Statement/Proxy Statement, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

MBSC Stockholder Proposals

At the MBSC Stockholders’ Meeting, MBSC Stockholders will be asked to consider and vote upon the following MBSC Stockholder Proposals:

•        MBSC Stockholder Proposal No. 1 — The Business Combination Proposal — To approve the Business Combination Agreement, dated December 14, 2022, as amended on April 21, 2023 and June 15, 2023, and the Business Combination, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and Surviving Greenfire will become a wholly-owned subsidiary of New Greenfire, and (ii) DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire;

•        MBSC Stockholder Proposal No. 2 — The Adjournment Proposal — To approve the adjournment of the MBSC Stockholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposal. If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only Proposal voted upon, and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote.

MBSC Warrantholder Proposals

At the MBSC Warrantholders’ Meeting, holders of MBSC Public Warrants will be asked to consider and vote upon the following proposals:

•        MBSC Warrantholder Proposal No. 1 — The Warrant Amendment Proposal — To consider and vote upon a proposal to approve and adopt the MBSC Public Warrant Amendment in the form attached as Annex M hereto to provide that, upon the Closing, each MBSC Public Warrant, which entitles the holder to purchase one share of MBSC Class A Common Stock, will be exchanged by such holder with MBSC for cash in the amount of $0.50 per MBSC Public Warrant. The MBSC Public Warrant Amendment will be contingent upon MBSC Stockholder Approval and consummation of the Business Combination; and

•        MBSC Warrantholder Proposal No. 2 — The Warrantholder Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal, or otherwise in connection with the Warrant Amendment Proposal.

Voting Power; Record Date

Only MBSC Stockholders and MBSC Warrantholders of record at the close of business on            , 2023, the record date for the MBSC Stockholders’ Meeting and the MBSC Warrantholders’ Meeting, will be entitled to vote at the MBSC Stockholders’ Meeting and the MBSC Warrantholders’ Meeting.

In respect of the MBSC Stockholder Proposals, each MBSC Stockholder is entitled to one vote for each MBSC Common Share registered in its name as of the close of business on the record date. If an MBSC Stockholder’s MBSC Common Shares are held in “street name” or are in a margin or similar account, such stockholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the record date, there were 37,500,000 MBSC Common Shares outstanding, of which 30,000,000 are MBSC Class A Common Shares and 7,500,000 are MBSC Class B Common Shares held by the MBSC Sponsor.

In respect of the MBSC Warrantholder Proposals, MBSC Warrantholders are entitled to one vote at the special meeting for each MBSC Public Warrant held of record as of the record date. On the record date, there were 10,000,000 outstanding MBSC Public Warrants. If an MBSC Warrantholder’s MBSC Public Warrants are held in “street name” or are in a margin or similar account, such warrantholder should contact its broker, bank or nominee to ensure that votes related to the warrants beneficially owned by such warrantholder are properly counted.

Proxy Solicitation

Proxies may be solicited by mail but also may be made by telephone, virtually or by electronic means. MBSC has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies. If an MBSC Stockholder or MBSC Warrantholder grants a proxy, it may still vote its shares online if it revokes its proxy before the MBSC Stockholders’ Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of MBSC Stockholders and MBSC Warrantholders — Revoking Your Proxy.”

Quorum and Required Vote

A quorum of MBSC Stockholders is necessary to hold a valid meeting. A quorum will be present at the MBSC Stockholders’ Meeting if one or more shareholders holding at least a majority of the power of all outstanding shares of capital stock of MBSC entitled to vote at the MBSC Stockholders’ Meeting attend virtually or are represented by proxy at the MBSC Stockholders’ Meeting. A quorum will be present at the MBSC Warrantholders’ Meeting if a majority of the MBSC Public Warrants outstanding and entitled to vote at the meeting is represented virtually or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote thereon at the MBSC Stockholders’ Meeting, voting as a single class. The Adjournment Proposal (if put forth) requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote and actually cast thereon at the MBSC Stockholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the MBSC Stockholders’ Meeting (assuming a quorum is present). Accordingly, an MBSC Stockholder’s failure to vote by proxy or to vote online at the MBSC Stockholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the MBSC Stockholder Proposals.

The Closing is conditioned on the approval of the Business Combination Proposal at the MBSC Stockholders’ Meeting. The Adjournment Proposal is not conditioned on the approval of the Business Combination Proposal set forth in this Registration Statement/Proxy Statement. If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only Proposal voted upon, and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

The Warrant Amendment Proposal requires the vote of the registered holders of a majority of the MBSC Public Warrants issued and outstanding as of the record date. Accordingly, an MBSC Warrantholder’s failure to vote by proxy or to vote virtually at the MBSC Warrantholders’ Meeting, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. Pursuant to the Investor Support Agreements, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the Warrant Amendment Proposal, and accordingly the MBSC Public Warrant Amendment is expected to be adopted. The Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the Public Warrants that are voted at the special meeting of warrantholders. Accordingly, an MBSC Warrantholder’s failure to vote by proxy or to vote virtually at the MBSC Warrantholders’ Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Recommendation to MBSC Stockholders and MBSC Warrantholders

The MBSC Board believes that each of the Business Combination Proposal and the Adjournment Proposal (if put forth) is in the best interests of MBSC and recommends that MBSC Stockholders vote “FOR” each Proposal being submitted to a vote of the MBSC Stockholders at the MBSC Stockholders’ Meeting.

The MBSC Board believes that each of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal (if put forth) is in the best interests of MBSC and recommends that MBSC Warrantholders vote “FOR” each Proposal being submitted to a vote of the MBSC Warrantholders at the MBSC Warrantholders’ Meeting.

When you consider the unanimous recommendation of the MBSC Board in favor of approval of the MBSC Stockholder Proposals and the MBSC Warrantholder Proposals, you should keep in mind that, aside from their interests as shareholders or warrantholders, the MBSC Sponsor and certain members of MBSC management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder or warrantholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Vote of the MBSC Initial Stockholders and MBSC’s Other Directors and Officers

Prior to the MBSC IPO, MBSC entered into the IPO Letter Agreement pursuant to which the MBSC Initial Stockholders agreed to vote any MBSC Common Shares owned by them in favor of an Initial Business Combination. As of the record date, the MBSC Sponsor owns 7,500,000 MBSC Founder Shares, representing approximately 20% of the MBSC Common Shares then outstanding and entitled to vote at the MBSC Stockholders’ Meeting. At the Closing, the MBSC Sponsor intends to transfer 400,000 MBSC Class B Common Shares in connection with the FPA Termination. The MBSC Sponsor and MBSC management have agreed to waive any redemption rights with respect to MBSC Class A Common Shares purchased in the MBSC IPO or in the aftermarket, in connection with the Business Combination. Additionally, pursuant to the MBSC Articles, the MBSC Initial Stockholders are not entitled to redemption rights with respect to any MBSC Founder Shares held by them in connection with the consummation of the Business Combination or upon MBSC’s liquidation. The MBSC Founder Shares will be worthless if no Business Combination is effected by MBSC by the Deadline Date. However, the MBSC Sponsor and MBSC management are entitled to redemption rights upon MBSC’s liquidation with respect to any MBSC Class A Common Shares they may own.

Interests of Certain Persons in the Business Combination

In considering the unanimous recommendation of the MBSC Board to vote in favor of the Business Combination, MBSC Stockholders should be aware that, aside from their interests as shareholders, the MBSC Sponsor and certain members of MBSC management have interests in the Business Combination that are different from, or in addition to, those of other MBSC Stockholders generally. MBSC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to MBSC Stockholders that they approve the Business Combination. MBSC Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the MBSC Articles, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares and has agreed to waive redemption rights with respect to any MBSC Public Shares held by it in connection with the consummation of the Initial Business Combination. Additionally, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares held by it if MBSC fails to consummate the Initial Business Combination by the Deadline Date. If MBSC does not complete the Initial Business Combination within such applicable time period, the funds in the Trust Account (including the proceeds of the sale of the MBSC Private Placement Warrants held therein) will be used to fund the redemption of the MBSC Public Shares, and the MBSC Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since the MBSC Sponsor and MBSC management directly or indirectly own MBSC Common Shares and MBSC Private Placement Warrants, MBSC management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•        The fact that MBSC Initial Stockholders paid an aggregate of approximately $25,000 for 11,500,000 MBSC Founder Shares (which, as adjusted for subsequent share subdivisions, share dividends, reorganizations, recapitalizations and the like, amounts to 7,503,750 MBSC Founder Shares as of the date hereof) By virtue of the Merger, each issued and outstanding MBSC Class B Common Share (after giving effect to the MBSC Sponsor Class B Share Forfeitures and any other transfers of MBSC Class B Common Shares in connection with the Closing) will be automatically converted into and exchanged for the right to receive (i) one New Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time, divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing;

•        The fact that given the differential in the purchase price that the MBSC Sponsor paid for the MBSC Founder Shares (which was approximately $0.002 per MBSC Founder Share) as compared to the price of the MBSC Units sold in the MBSC IPO (which was $10 per MBSC Unit) and the value of up to 5,000,000 New Greenfire Common Shares that the MBSC Sponsor would receive upon conversion of the MBSC Founder Shares in connection with the Business Combination (which, if implied based on the trading price of MBSC Class A Common Shares of $10.34 as of April 20, 2023, would be $51.70 million in the aggregate), the MBSC Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Greenfire Common Shares trade below the price initially paid for the MBSC Units in the MBSC IPO and the MBSC Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that the MBSC Sponsor and MBSC’s independent directors currently hold a pecuniary interest in an aggregate of 5,786,667 MBSC Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated. Based on the trading price of MBSC Public Warrants as of April 18, 2023, such MBSC Private Placement Warrants have an implied value of approximately $2.43 million. By virtue of the Merger, each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor

Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement;

•        The fact that certain of MBSC’s directors and certain members of MBSC management collectively own, directly or indirectly, a material interest in the MBSC Sponsor;

•        MBSC Sponsor and MBSC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as MBSC may obtain loans from the MBSC Sponsor or an affiliate of the MBSC Sponsor or any of MBSC management to finance transaction costs in connection with the Initial Business Combination. No such loans were outstanding as of             , 2023, the record date for the MBSC Stockholders’ Meeting. Up to $1,500,000 of such loans may be convertible into New Greenfire Warrants at a price of $1.50 per warrant at the option of the lender. Such New Greenfire Warrants would be identical to the MBSC Private Placement Warrants;

•        The MBSC Articles provide that MBSC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of MBSC management on the one hand, and MBSC, on the other hand, or the participation of which would breach any existing legal obligation, under applicable Law or otherwise, of a member of MBSC management to any other entity, unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MBSC and such opportunity MBSC is legally and contractually permitted to undertake and would otherwise be reasonable for MBSC to pursue. MBSC is not aware of any such corporate opportunities not being offered to MBSC and does not believe that waiver of the corporate opportunities doctrine has materially affected MBSC’s search for an acquisition target or will materially affect MBSC’s ability to complete an Initial Business Combination;

•        If the Trust Account is liquidated, including in the event MBSC is unable to complete an Initial Business Combination within the required time period, the MBSC Sponsor has agreed to indemnify MBSC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per MBSC Public Share, or such lesser amount per MBSC Public Share as is in the Trust Account on the liquidation date, by the claims of (i) any third party (other than MBSC’s independent public accountants) for services rendered or products sold to MBSC or (ii) a prospective target business with which MBSC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that the MBSC Sponsor and MBSC management will be reimbursed for out-of-pocket expenses incurred in connection with activities on MBSC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $            as of            , 2023, the record date for the MBSC Stockholders’ Meeting;

•        The fact that the MBSC Sponsor and its affiliates will be reimbursed for advances paid on behalf of MBSC prior to the MBSC IPO, which advances were approximately $19,477 as of December 31, 2022;

•        The fact that the MBSC Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to MBSC Stockholders rather than liquidate;

•        The anticipated appointment of Matthew Perkal, as designated by the MBSC Sponsor, as a director on the New Greenfire Board in connection with the closing of the Business Combination;

•        The fact that Surviving MBSC will indemnify the MBSC Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and the MBSC Sponsor’s ownership of MBSC Securities or its control or ability to influence MBSC;

•        Interests involving Brigade, including:

•        The fact that certain of MBSC’s directors and certain members of MBSC management are or were employed at Brigade and the fact that such personnel owned, as of December 14, 2022, an indirect interest in approximately 40.1% of MBSC Founder Shares (i.e., 3,009,712 MBSC Founder Shares) and 42.7% of MBSC Private Placement Warrants (i.e., 2,472,299 MBSC Private Placement Warrants) through the MBSC Sponsor, which will receive between 4,250,000 and 5,000,000 New Greenfire Common Shares and any remaining working capital of MBSC after the Business Combination;

•        The fact that Brigade had existing relationships with Greenfire prior to MBSC’s negotiations with Greenfire with respect to the Business Combination, including the fact that funds and accounts managed by Brigade (i) have a $41.05 million position in Greenfire Bonds and (ii) own 48,000 Greenfire Bond Warrants, which represent 15.52% of Greenfire Bond Warrants that were sold with the Greenfire Bonds;

•        The fact that funds and accounts managed by Brigade have subscribed for $25 million of New Greenfire Common Shares in the PIPE Financing, or fifty percent (50%) of the New Greenfire Common Shares being issued pursuant to the PIPE Financing, and $50 million of New Greenfire Convertible Notes in the New Greenfire Debt Financing;

•        The terms and provisions of the Ancillary Documents as set forth in detail under the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents.”

The table set forth below summarizes the anticipated interests of the MBSC Sponsor in New Greenfire as of Closing, assuming maximum redemptions by MBSC Public Stockholders pursuant to the MBSC Stockholder Redemption, along with the value of such interests based on the closing price of the MBSC Public Warrants as of April 18, 2023 and of the MBSC Class A Common Shares as of April 20, 2023, which would be lost if an Initial Business Combination is not completed by MBSC by the Deadline Date.

	Total Purchase Price/Capital Contributions		Number of New Greenfire Warrants	Value of New Greenfire Warrants(2)	Number of New Greenfire Common Shares	Value of New Greenfire Common Shares(3)
M3-Brigade Sponsor III LP(1)	$8,705,000.50	(4)	2,526,667	$1,061,200	4,250,000	$43,945,500

____________

(1)      Certain MBSC directors (Frederick Arnold, Benjamin Fader Rattner, Mohsin Y. Meghji, Scott Malpass and Steven Vincent) and members of MBSC management (Chris Chaice, Executive Vice President; William Gallagher, Executive Vice President; Charles Garner, Executive Vice President and Secretary; Christopher Good, Chief Financial Officer; and Matthew Perkal, Chief Executive Officer) each hold an indirect economic interest in the MBSC Sponsor.

(2)      Based on the closing price of the MBSC Public Warrants of $0.42 per warrant on April 18, 2023.

(3)      Based on the closing price of the MBSC Class A Common Shares of $10.34 per share on April 20, 2023.

(4)      Includes capital contributions of $25,000 for the purchase of MBSC Class B Common Shares and $8,680,000 for the purchase of the MBSC Private Placement Warrants.

The table set forth below summarizes the indirect economic interests of MBSC’s directors, MBSC management and Brigade Capital GP, LLC (an affiliate of Brigade) in MBSC through the MBSC Sponsor, based on the ownership of MBSC Sponsor Class B Units, with each MBSC Sponsor Class B Unit representing an interest in one MBSC Class B Common Share, and 50,000 MBSC Sponsor Class W Units, with each MBSC Sponsor Class W Unit representing an interest in one MBSC Private Placement Warrant. MBSC’s directors, MBSC Management and Brigade Capital GP, LLC have made purchases and capital contributions totaling $3,993,095.22 in the MBSC Sponsor, which would be at risk if the Business Combination is not completed.

	Position	Total Purchase Price/Capital Contributions	Number of MBSC Sponsor Class B Units	Number of MBSC Sponsor Class W Units
Frederick Arnold	MBSC Director	$75,451.53	61,121	50,000
Alan Carr	MBSC Director	—	—	—
Benjamin Fader Rattner	MBSC Director	$75,451.53	61,121	50,000
Mohsin Y. Meghji(1)	MBSC Director	$2,710,511.40	1,856,337	1,793,974
Scott Malpass	MBSC Director	—	25,000	—
William Transier	MBSC Director	—	—	—
Steven Vincent	MBSC Director	$52,553.16	2,396	34,825
Chris Chaice	MBSC Officer	$157,657.98	127,187	104,476
Matthew Perkal	MBSC Officer	$695,805.85	561,323	461,097
William Gallagher	MBSC Officer	$50,135.83	34,492	33,333
Charles Garner	MBSC Officer	$100,271.65	68,985	66,666
Christopher Good	MBSC Officer	$75,203.74	51,738	50,000
Brigade Capital GP, LLC(2)	N/A	$52.55	42	35

____________

(1)      Does not include any beneficial ownership of MBSC Common Shares held directly by the MBSC Sponsor, which Mr. Meghji may be deemed to have.

(2)      An affiliate of Brigade. Does not include the investments of employees of Brigade directly in the MBSC Sponsor.

Recognizing the potentially differing interests of the MBSC Sponsor, its affiliates and some officers and directors of MBSC from the interests of the MBSC Stockholders caused by the economic interests described in the table above and in an effort to mitigate potential conflicts of interest, the MBSC Board formed the Transaction Committee. The members of the Transaction Committee are compensated with a fixed amount of cash, the payment of which is not conditioned on the consummation of any Initial Business Combination of MBSC. In addition, the members of the Transaction Committee had no affiliations prior to their engagement by the MBSC Board with the MBSC Sponsor, Brigade or Greenfire, and they do not hold any direct or indirect equity interests in any of the foregoing. The Transaction Committee engaged Peters to assist the Transaction Committee in evaluating the Business Combination and participated in several meetings between the Transaction Committee and advisors to discuss and consider the financial and legal terms of the transaction and the financial and operating performance of certain publicly traded companies deemed similar to Greenfire in one or more respects. The Transaction Committee also considered certain mitigating factors, including (i) MBSC’s and Greenfire’s respective business combination processes (which included, among other things, extensive negotiations of alternative business combination proposals), (ii) the formation of the Transaction Committee to review the Business Combination on behalf of the MBSC Board, (iii) the fact that the terms of the Business Combination Agreement and the other ancillary agreements are consistent with the market for such terms, and (iv) the anticipated disclosure of potential conflicts of interests in this Registration Statement/Proxy Statement. In addition, the Transaction Committee and the MBSC Board considered the Fairness Opinion rendered by Peters to the Transaction Committee prior to the execution of the Business Combination Agreement, as to the fairness, from a financial point of view, to the holders of MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares, to whom no opinion was expressed, as of the date of such opinion, of the Consideration to be paid by MBSC (through New Greenfire) pursuant to the Transactions, which opinion was subject to and based on procedures followed, assumptions made, matters considered, limitations of the review undertaken and qualifications contained in such opinion as more fully described under the subsection entitled “The Business Combination — Opinion of Financial Advisor to the Transaction Committee.”

The Transaction Committee and the MBSC Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

Redemption Rights

Pursuant to the MBSC Articles, an MBSC Public Stockholder may request that MBSC redeem all or a portion of MBSC Public Shares for cash if the Business Combination is consummated. As an MBSC Public Stockholder, you will be entitled to exercise your redemption rights if you:

(a)     hold MBSC Public Shares, or if you hold MBSC Units, you elect to separate your MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising your redemption rights;

(b)    submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request to exercise your redemption rights with respect to all or a portion of your MBSC Public Shares for cash, and (ii) identify yourself as the beneficial holder of the MBSC Public Shares and provide your legal name, phone number and address; and

(c)     deliver your MBSC Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their MBSC Public Shares in the manner described above prior to 10:30 a.m. Eastern Time, on            , 2023 (two business days before the MBSC Stockholders’ Meeting) in order for their shares to be redeemed.

Holders of MBSC Units must elect to separate the MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising their redemption rights with respect to the MBSC Public Shares. If MBSC Public Stockholders hold their MBSC Units in an account at a brokerage firm or bank, such MBSC Public Stockholders must notify their broker or bank that they elect to separate the MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants, or if a holder holds MBSC Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, the Transfer Agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to MBSC in order to validly exercise its redemption rights. MBSC Public Stockholders may elect to exercise their redemption rights with respect to their MBSC Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the MBSC Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if an MBSC Public Stockholder properly exercises its redemption rights with respect to all or a portion of the MBSC Public Shares that it holds and timely delivers its shares to the Transfer Agent, MBSC will redeem the related MBSC Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account not previously released to MBSC to pay working capital expenses (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of            , 2023, this would have amounted to approximately $            per issued and outstanding MBSC Public Share (excluding $ of interest earned on the funds held in the Trust Account as of , 2023). If an MBSC Public Stockholder exercises its redemption rights in full, then it will not own MBSC Public Shares or New Greenfire Common Shares following the redemption. Please see the subsection entitled “Special Meeting of MBSC Stockholders and MBSC Warrantholders — Redemption Rights” elsewhere in this Registration Statement/Proxy Statement for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your MBSC Public Shares.

Certain Information Relating to New Greenfire

New Greenfire Board and Executive Officers Following the Business Combination

The executive officers and directors of New Greenfire following the consummation of the Business Combination are expected to be as set out in the table below. See the section under the heading “Business of Acquisition Entities Before the Business Combination — Business of New Greenfire Before the Business Combination — Board of Directors, Officers and Employees” for information about the current officers and directors of New Greenfire.

Name	Age	Position
Robert Logan	42	President, Chief Executive Officer and a Director
David Phung*	42	Chief Financial Officer
Albert Ma	42	Senior Vice President, Facilities and Engineering
Kevin Millar	59	Senior Vice President, Operations and Steam Chief
Jonathan Klesch	47	Director
Julian McIntyre	48	Director
Venkat Siva	41	Director
Matthew Perkal	37	Director
William Derek Aylesworth	60	Director

____________

*        Mr. Phung has informed the Greenfire Board of his intention to resign as the Chief Financial Officer of New Greenfire following the consummation of the Business Combination, pending the hiring of a replacement Chief Financial Officer. Please see the discussion below under the heading “— Greenfire Recent Developments — Resignation of Chief Financial Officer” for more information.

Listing of New Greenfire Common Shares on the NYSE

New Greenfire intends to list the New Greenfire Common Shares on the NYSE. It is anticipated that upon the Closing the New Greenfire Common Shares will be listed on the NYSE under the ticker symbol “GFR”.

Delisting of MBSC Stock and Deregistration of MBSC

MBSC anticipates that, following consummation of the Business Combination, the MBSC Class A Common Shares, MBSC Units and MBSC Warrants will be delisted from the NYSE, and MBSC will be deregistered under the Exchange Act.

Comparison of Corporate Governance and Stockholder/Shareholder Rights

There are certain differences in the rights of MBSC Stockholders prior to the Business Combination and the rights of New Greenfire Shareholders after the Business Combination. Please see the section entitled “Comparison of Corporate Governance and Stockholder/Shareholder Rights” elsewhere in this Registration Statement/Proxy Statement for additional information.

Appraisal or Dissent Rights

MBSC Public Stockholders will have the right to demand appraisal of their MBSC Public Shares and obtain payment in cash for the fair value of their MBSC Public Shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. A copy of Section 262 (“Section 262”) of the General Corporation Law of the State of Delaware (the “DGCL”) related to appraisal rights is attached as Annex L to this Registration Statement/Proxy Statement, and a summary of these provisions can be found under the section entitled “Appraisal or Dissent Rights.” Due to the complexity of the procedures for exercising the right to seek appraisal, MBSC Public Stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with Section 262 may result in the loss of the right of appraisal.

Litigation Related to the Business Combination

Certain purported stockholders of MBSC have sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form F-4 filed by New Greenfire with the SEC. The Demands seek additional disclosures to remedy these purported deficiencies.

MBSC believes that the allegations in the Demands are meritless. These and/or other purported shareholders of MBSC may file lawsuits or send additional demand letters in connection with the Business Combination and the Registration Statement/Proxy Statement.

Material Tax Considerations with Respect to the Business Combination and Ownership of New Greenfire Securities

Please see the sections entitled “Material U.S. Federal Income Tax Considerations” and “Material Canadian Federal Income Tax Considerations” elsewhere in this Registration Statement/Proxy Statement.

Anticipated Accounting Treatment

Given the substance of the transaction, the Business Combination will be accounted for as a share-based payment transaction within the scope of IFRS 2 Share-based Payment (“IFRS 2”) as it relates to instruments issued to acquire the stock exchange listing service received and other assets acquired and liabilities assumed, and under IAS 32 - Financial Instruments: Presentations (“IAS 32”) as it relates to instruments issued in exchange of MBSC Private Placement Warrants. Greenfire will be treated as the “acquirer” and MBSC will be treated as the “acquiree” for financial reporting purposes given that Greenfire’s operations will comprise the operations of New Greenfire, Greenfire’s executive management will be the executive management of New Greenfire, Greenfire’s director appointees will hold the majority of director seats of New Greenfire, and Greenfire’s existing shareholders will be the largest shareholder group of New Greenfire.

As part of the Business Combination, there are a portion of the MBSC Private Placement Warrants that are not forfeited which will be assumed by New Greenfire as part of the Business Combination. As New Greenfire Public Warrants are issued as replacement of the MBSC Private Placement Warrants assumed, the exchange of warrants is accounted for under IAS 32, as the New Greenfire Public Warrants were not issued to acquire goods or services and are not in the scope of IFRS 2. Based on the most current information available, as it is expected the fair value of MBSC Private Placement Warrants will have similar fair value as those of New Greenfire Public Warrants as of the Closing, no material impact into profit or loss is expected.

The remaining instruments issued as part of the Business Combination (i.e., common shares issued by New Greenfire) are accounted for in accordance with IFRS 2. IFRS 2 requires that the difference in the fair value of the instruments issued as consideration for the acquisition of MBSC (i.e., common shares issued by New Greenfire) over the fair value of the remaining identifiable net assets of MBSC (i.e., those identifiable net assets not accounted for pursuant to IAS 32) will represent a service for the listing of New Greenfire and be recognized as a listing expense. The fair value of the instruments issued as consideration for the acquisition of MBSC was determined using the price referenced in the Transaction Financing of $10.10 per share.

Risk Factor Summary

In evaluating the proposals set forth in this Registration Statement/Proxy Statement, you should carefully read this Registration Statement/Proxy Statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to New Greenfire and Greenfire’s business and industry and the Business Combination are summarized below.

•        The prices of crude oil, diluted bitumen, non-diluted bitumen and the differentials among various crude oil prices, natural gas and power are volatile, outside of Greenfire’s control and affect its revenues, profitability, cash flows and future rate of growth.

•        Greenfire’s SAGD operations are subject to numerous risks, including reservoir performance, operating cost increases and various other factors, could adversely affect Greenfire’s operating results.

•        Greenfire markets all of its bitumen production and receives all of its revenue from its Petroleum Marketer and as a result if the Petroleum Marketer faced financial difficulty or has other issues marketing Greenfire’s bitumen production, it could have a serious impact on Greenfire’s operations and financial position.

•        If Greenfire’s capital expenditures relating to debottlenecking its production from the Demo Asset and Expansion Asset do not perform as expected it could impact Greenfire’s ability to grow its production.

•        Shortages and volatility of pricing on commodity inputs or a failure to secure the services and equipment necessary to Greenfire’s operations for the expected price, on the expected timeline, or at all, may have an adverse effect on Greenfire’s financial performance and cash flows.

•        There are numerous uncertainties inherent in estimating quantities of reserves and future net revenues to be derived therefrom, including many factors beyond Greenfire’s control.

•        Global political events and political decisions made in Canada may adversely affect commodity prices which in turn affect Greenfire’s cash flow.

•        The successful operation of a portion of Greenfire’s properties is dependent on third parties.

•        Greenfire relies on groundwater licenses, which, if rescinded or the conditions of which are amended, could disrupt its business.

•        Greenfire may not be able to obtain the regulatory approvals it needs for general operating activities or compliance for decommissioning.

•        Lack of capacity and/or regulatory constraints on gathering and processing facilities, pipeline systems, trucking and railway lines may have a negative impact on Greenfire’s ability to produce and sell its oil and natural gas.

•        Modification to current, or implementation of additional, regulations and the rise of petroleum alternatives may reduce the demand for oil and natural gas and/or increase Greenfire’s costs and/or delay planned operations.

•        Greenfire’s access to capital may be limited or restricted as a result of factors related and unrelated to it, impacting its ability to conduct future operations and acquire and develop reserves.

•        The anticipated benefits of acquisitions may not be achieved and Greenfire may dispose of non-core assets for less than their carrying value on the financial statements as a result of weak market conditions.

•        Greenfire’s risk management activities expose it to the risk of financial loss and counter-party risk.

•        Climate change and other environmental concerns could result in increased operating costs and reduced demand for Greenfire’s products and securities, while the potential physical effects of climate change could disrupt Greenfire’s production and cause it to incur significant costs in preparing for or responding to those effects.

•        Greenfire is subject to laws, rules, regulations and policies regarding data privacy and security which are subject to change and reinterpretation, and could result in claims or increased cost of operations and breaches of Greenfire’s cyber-security and loss of, or unauthorized access to, data may adversely impact Greenfire’s operations and financial position

•        Changes to applicable tax laws and regulations or exposure to additional tax liabilities could adversely affect New Greenfire’s business and future profitability.

•        New Greenfire will incur significant increased expenses and administrative burdens as a public company.

•        New Greenfire may identify internal control weaknesses in the future or otherwise fail to develop and maintain an effective system of internal controls, which may result in material misstatements of financial statements and/or New Greenfire’s inability to meet periodic reporting obligations.

•        Conversion of the New Greenfire Convertible Notes will dilute the ownership interest of New Greenfire’s existing shareholders.

•        A significant portion of New Greenfire’s total outstanding shares will be restricted from immediate resale but may be sold into the market shortly after the Business Combination. This could cause the market price of New Greenfire Common Shares to drop significantly, even if its business is performing well.

•        The success of New Greenfire following the Business Combination depends on the business operations of Greenfire, which exposes investors to a concentration of risk in the limited sectors in which Greenfire’s business is focused.

•        MBSC and Greenfire expect to incur significant transaction costs in connection with the Business Combination.

•        The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•        Whether a redemption of New Greenfire Common Shares will be treated as a sale of such New Greenfire Common Shares for U.S. federal income tax purposes will depend on a U.S. Holder’s specific facts.

•        If the Merger, the Amalgamation and certain related transactions, taken together, do not qualify as a transaction described in Section 351 of the Code to which Section 367(a)(1) of the Code does not apply to require gain recognition by MBSC Stockholders that exchange their MBSC Class A Common Shares for New Greenfire Common Shares in the Merger (other than in the case of any Excepted 5% Shareholder), MBSC Stockholders may be required to pay substantial U.S. federal income taxes as a result of the Merger.

•        There is uncertainty regarding the U.S. federal income tax consequences to holders of MBSC Class A Common Shares who exercise their redemption rights.

Market Prices and Dividends

New Greenfire

Historical market price information regarding New Greenfire is not provided because there is no public market for its securities.

New Greenfire has not paid any cash dividends on the New Greenfire Common Shares to date. Subject to the prior rights and privileges attached to any other class or series of shares of New Greenfire Common Shares, the holders of New Greenfire Common Shares are entitled to receive dividends at such times and in such amounts as the directors of New Greenfire may in their discretion from time to time declare.

The amount of future cash dividends, if any, is not assured, will be subject to the discretion of the New Greenfire Board and will depend on a variety of factors, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates, contractual restrictions (including financing agreement covenants), solvency tests imposed by corporate law and other factors that the New Greenfire Board may deem relevant. See “Risk Factors.”

MBSC

The MBSC Units, MBSC Class A Common Shares and MBSC Public Warrants are currently listed on the NYSE under the symbols “MBSC.U,” “MBSC” and “MBSC WS,” respectively. Each MBSC Unit consists of one MBSC Class A Common Share and one-third of one MBSC Public Warrant. The MBSC Units commenced trading on October 21, 2021. Commencing December 13, 2021, holders of MBSC Units were permitted to elect to separately trade MBSC Class A Common Shares and MBSC Public Warrants included in the MBSC Units.

The following table sets forth, for the period indicated, the high and low sales prices per MBSC Unit, MBSC Class A Common Share and MBSC Public Warrant as reported on the NYSE for the periods presented:

	MBSC Units (MBSC.U)		MBSC Class A Common Share (MBSC)		MBSC Public Warrants (MBSC WS)
	High	Low	High	Low	High	Low
2023
Quarter ended March 31, 2023	$10.41	$10.06	$10.38	$10.12	$0.45	$0.35
2022
Quarter ended December 31, 2022	$10.22	$10.04	$10.15	$10.04	$0.43	$0.05
Quarter ended September 30, 2022	$10.10	$10.00	$10.12	$9.97	$0.18	$0.03
Quarter ended June 30, 2022	$10.50	$9.97	$10.04	$9.92	$0.43	$0.10
Quarter ended March 31, 2022	$10.08	$9.84	$9.96	$9.83	$0.60	$0.19
2021
October 21, 2021 to December 31, 2021	$10.05	$9.90	—	—	—	—

On December 14, 2022, the last trading date before the public announcement of the Business Combination, MBSC Units, MBSC Class A Common Shares and MBSC Public Warrants closed at $10.19, $10.19 and $0.38, respectively.

MBSC has not paid any cash dividends on the MBSC Common Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Greenfire

Historical market price information regarding Greenfire is not provided because there is no public market for its securities. Greenfire has also not paid any dividends since incorporation and instead has directed cash flows to capital expenditures and debt reduction. The amount of future cash dividends, if any, is not assured and will be subject to the discretion of the Greenfire Board and will depend on a variety of factors, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates, contractual restrictions (including under credit facilities), financing agreement covenants, solvency tests imposed by corporate law and other factors that the Greenfire Board may deem relevant. See “Risk Factors.”

Greenfire Recent Developments

Refinancing of Greenfire Bonds

As of June 30, 2023, approximately $217.9 million principal amount of Greenfire’s 12.00% Senior Secured Notes due 2025 (the “Greenfire Bonds”) were outstanding. Greenfire has engaged a financial institution to commence a process to propose terms for a potential refinancing of the Greenfire Bonds. The terms of the potential refinancing may involve a new offering of bonds, an institutional term loan or other new indebtedness of Greenfire or New Greenfire and the use of the proceeds of such financing may be to redeem or otherwise extinguish all or part of the Greenfire Bonds. It is possible that the amount of any new financing may exceed the principal amount of Greenfire Bonds currently outstanding. The structure and terms of, and parties to, any such refinancing are not known at this time. Greenfire expects that it will take about three to six weeks to receive sufficient information to make a decision as to whether to proceed with such a refinancing and there can be no assurance that any such refinancing will be completed on terms acceptable to New Greenfire or at all.

Resignation of Chief Financial Officer

David Phung is the current Chief Financial Officer and a director of Greenfire and will be the Chief Financial Officer of New Greenfire following consummation of the Business Combination. Mr. Phung has informed the Greenfire Board of his intention to resign as Chief Financial Officer of New Greenfire following completion of the Business Combination and pending the hiring of a replacement Chief Financial Officer. Greenfire is actively searching for a new Chief Financial Officer and expects New Greenfire to transition to a new Chief Financial Officer after the completion of the Business Combination. Mr. Phung has agreed to work with his replacement to facilitate an orderly and efficient transition.

Selected Unaudited Financial Results as of and for the Three and Six Months Ended June 30, 2023 (unaudited)

Set forth below are certain estimated preliminary unaudited financial results of Greenfire for the three and six months ended June 30, 2023. Greenfire’s unaudited interim consolidated financial statements for the three and six months ended June 30, 2023 are not yet available. These estimated preliminary unaudited financial results are forward-looking statements and are based on the information available to Greenfire as of the date of this Registration Statement/Proxy Statement. We are only presenting selected unaudited financial results and we are not presenting complete financial results for the three and six months ended June 30, 2023 or 2022. This selected unaudited financial information included below does not present and is not required to present all of the information that would be required to be included in interim financial statements filed with the SEC, does not include notes, and should not be viewed as a substitute for complete interim financial statements prepared in accordance with the SEC’s requirements for quarterly financial reports.

Greenfire’s actual results may vary from the estimated preliminary results presented below, including due to the completion of Greenfire’s financial closing and other operational procedures, final adjustments, and other developments that may arise between now and the time the financial results for the three and six months ended June 30, 2023 are finalized.

The periods set forth in the estimated preliminary unaudited financial results set forth below ended subsequent to the delivery of the Greenfire Updated Management Projections by Greenfire to MBSC. Consequently, the estimated preliminary unaudited financial results set forth below were prepared subsequent to the preparation of the Greenfire Updated Management Projections, and the Greenfire Updated Management Projections do not take into account or otherwise factor in such estimated preliminary unaudited financial results. See “— Unaudited Prospective Financial and Operating Information — Greenfire Projected Financial and Operating Information” for a description of the Greenfire Updated Management Projections.

You should not place undue reliance on this preliminary data. See the sections titled “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements”, and “Greenfire Management’s Discussion and Analysis of Financial Results of Operations” of this Registration Statement/Proxy Statement for additional information regarding factors that could result in differences between the preliminary financial results presented below and the actual financial results Greenfire will report for the three and six months ended June 30, 2023.

These estimated preliminary financial results for the three months and six months ended June 30, 2023 have been prepared by, and are the responsibility of, Greenfire’s management. Neither Greenfire’s independent auditors, MBSC’s independent auditors, nor any other independent accountants have examined, compiled or otherwise performed procedures with respect to these estimated preliminary results presented below and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, these preliminary financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
(CAD$ in thousands unless otherwise noted) unaudited	2023 Estimated	2022 Actual	2023 Estimated	2022 Actual
Operational Highlights
Bitumen production (bbls/d)	18,036	21,740	19,304	22,321
Bitumen sales (bbls/d)	17,992	21,331	19,573	22,573

GAAP Financial Measures
Oil sales	173,605	315,794	353,273	608,558
Net income	24,355	45,592	7,677	(56,953)

Non-GAAP Financial Measures

Adjusted EBITDA(1)	34,389	70,445	47,447	146,854

____________

(1)      Non-GAAP measures do not have any standardized meaning prescribed by IFRS and may not be comparable with the calculation of similar measures presented by other entities. Refer to the table below for a reconciliation of adjusted EBITDA for the periods presented above to net income (loss) and comprehensive income (loss), the most directly comparable GAAP measure for adjusted EBITDA.

•        For the three months ended June 30, 2023, bitumen production is expected to be 18,036 bbls/d and bitumen sales to be 17,992 bbls/d, compared to 21,740 bbls/d and 21,331 bbls/d for the three months ended June 30, 2022, respectively. For the six months ended June 30, 2023, Greenfire expects bitumen production to be 19,304 bbls/d and bitumen sales to be 19,573 bbls/d, compared to 22,321 bbls/d and 22,573 bbls/d for the six months ended June 30, 2022, respectively. The expected lower bitumen production and sales is primarily in response to lower reservoir pressure at the Expansion Asset due to a deferment of capital expenditures in the fourth quarter of 2022 and the first and second quarters of 2023, which was in turn a result of lower commodity prices in those quarters. Additionally, there was unplanned downtime in June 2023 at both the Expansion Asset and Demo Asset, which has negatively impacted production.

•        For the three months ended June 30, 2023, oil sales is expected to be approximately CAD$173.6 million, compared to approximately CAD$315.8 million for the three months ended June 30, 2022. For the six months ended June 30, 2023, oil sales is expected to be approximately CAD$353.3 million, compared to approximately CAD$608.6 million for the six months ended June 30, 2022. The expected lower oil sales was primarily a result of lower bitumen sales and lower commodity prices. For the three months ended June 30, 2023, average price of WTI dropped to US$73.78/bbl from US$108.41/bbl for the three months ended June 30, 2022. For the six months ended June 30, 2023, average WTI dropped to US$74.96/bbl from US$101.35/bbl for the six months ended June 30, 2022.

•        For the three months ended June 30, 2023, adjusted EBITDA is expected to be approximately CAD$34.4 million, compared to approximately CAD$70.4 million for the three months ended June 30, 2022. For the six months ended June 30, 2023, adjusted EBITDA is expected to be approximately CAD$47.4 million, compared to approximately CAD$146.9 million for the six months ended June 30, 2022. The expected lower adjusted EBITDA was primarily a result of lower bitumen sales and lower commodity prices.

The following table is a reconciliation of adjusted EBITDA to net income (loss) and comprehensive income (loss), which is the most directly comparable GAAP measure for adjusted EBITDA:

(CAD$ in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023 Estimated	2022 Actual	2023 Estimated	2022 Actual
Net income (loss) and comprehensive income (loss)	24,355	45,473	7,677	(56,953)
Add (deduct):
Income tax recovery	3,095	—	(518)	—
Unrealized (gain) loss risk management contracts	(11,134)	(28,182)	(16,157)	114,410
Acquisition transaction costs	1,914	—	4,241	—
Stock based compensation	325	—	650	—
Depletion and depreciation	17,120	17,312	38,035	35,674
Financing and interest	5,398	22,160	20,714	45,261
Foreign exchange loss	(6,226)	13,062	(6,529)	7,076
Gain on acquisitions	—	—	—	—
Other income and expenses(1)	(458)	620	(666)	1,386

Adjusted EBITDA(2)	34,389	70,445	47,447	146,854

____________

(1)      For the three and six months ended June 30, 2023, other income and expenses consisted primarily of approximately $0.6 million and $0.8 million, respectively, in interest earnings from savings accounts and short-term investments, amongst other items. For the three and six months ended June 30, 2022, other income and expenses was primarily related to restructuring costs of approximately $0.6 million and $1.3 million, respectively, incurred after the JACOS Acquisition.

(2)      Non-GAAP measures do not have any standardized meaning prescribed by IFRS and may not be comparable with the calculation of similar measures presented by other entities. Refer to the section titled “— Non-GAAP Measures and Other Performance Measures” under the section “Greenfire Management’s Discussion and Analysis of Financial Results of Operations” of this Registration Statement/Proxy Statement for further information.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this Registration Statement/Proxy Statement, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the MBSC Stockholder Proposals to be voted on at the MBSC Stockholders’ Meeting. The risks discussed herein have been identified based on an evaluation of the historical risks faced by Greenfire and MBSC and relate to current expectations as to future risks that may result from the Business Combination. Certain of the following risk factors apply to the business and operations of Greenfire and will also apply to the business and operations of New Greenfire following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New Greenfire following the Business Combination. This could cause the trading price of the MBSC Common Shares, the MBSC Units, the MBSC Warrants, the New Greenfire Common Shares or the New Greenfire Warrants to decline, perhaps significantly, and you therefore may lose all or part of your investment. You should carefully consider the following risk factors in conjunction with the other information included in this Registration Statement/Proxy Statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” “Greenfire Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “MBSC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements of Greenfire, the financial statements of MBSC and notes to the financial statements included herein. The risks discussed below are not exhaustive and are based on certain assumptions made by New Greenfire, MBSC and Greenfire which later may prove to be incorrect or incomplete. Investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Greenfire, MBSC and New Greenfire. Each of New Greenfire, MBSC and Greenfire may face additional risks and uncertainties that are not presently known to it, or that are currently deemed immaterial, which may also impair its business or financial condition.

Risks Related to Greenfire’s Operations and the Oil and Gas Industry

The prices of crude oil, diluted bitumen, non-diluted bitumen and the differentials among various crude oil prices, natural gas and power are volatile and outside of Greenfire’s control and affect its revenues, profitability, cash flows and future rate of growth.

Greenfire’s revenues, profitability, cash flows and future rate of growth are highly dependent on commodity prices, including with respect to crude oil, diluted bitumen, non-diluted bitumen and the differentials among various crude oil prices, natural gas and power. Commodity prices may fluctuate widely in response to relatively minor changes in the supply of, and demand for, crude oil, diluted bitumen and non-diluted bitumen, natural gas, power, market uncertainty and a variety of additional factors that are beyond Greenfire’s control, such as:

•        domestic and global supply of, and demand for, crude oil, diluted bitumen, non-diluted bitumen and natural gas, as impacted by economic factors that affect gross domestic product growth rates of countries around the world, including impacts from international trade, pandemics and related concerns;

•        market expectations with respect to the future supply of, and demand for, crude oil, Natural Gas Liquids (“NGLs”) and natural gas and price changes;

•        global crude oil, diluted bitumen, non-diluted bitumen and natural gas inventory levels;

•        volatility and trading patterns in the commodity-futures markets;

•        the proximity, capacity, cost and availability of pipelines and other transportation facilities;

•        the capacity of refiners to utilize available supplies of crude oil and condensate;

•        weather conditions affecting supply and demand;

•        overall domestic and global political and economic conditions;

•        actions of Organization of Petroleum Exporting Countries (“OPEC”), its members and other state-controlled oil companies relating to oil price and production controls;

•        fluctuations in the value of the U.S. dollar relative to the Canadian dollar;

•        the price and quantity of crude oil, diluent and LNG imports to and exports from the U.S. and other countries;

•        the development of new hydrocarbon exploration, production and transportation methods or technological advancements in existing methods, including hydraulic fracturing and SAGD;

•        capital investments by oil and gas companies relating to the exploration, development and production of hydrocarbons;

•        social attitudes or policies affecting energy consumption and energy supply;

•        domestic and foreign governmental regulations, including environmental regulations, climate change regulations and applicable tax regulations;

•        shareholder activism or activities by non-governmental organizations to limit certain sources of capital for the energy sector or restrict the exploration, development and production of crude oil and natural gas; and

•        the effect of energy conservation efforts and the price, availability and acceptance of alternative energies, including renewable energy.

Greenfire makes price assumptions regarding commodity prices that are used for planning purposes, and a significant portion of its cash outlays, including capital, operating and transportation commitments, are largely fixed in nature. Accordingly, if commodity prices are below the expectations on which these commitments were based, Greenfire’s financial results are likely to be adversely affected because these cash outlays are not variable in the short term and cannot be quickly reduced to respond to unanticipated decreases in commodity prices. Greenfire’s risk management arrangements will not fully mitigate the effects of unexpected price fluctuations.

Significant or extended price declines could also materially and adversely affect the amount of diluted and non-diluted bitumen that Greenfire can economically produce, require Greenfire to make significant downward adjustments to its reserve estimates or result in the deferral or cancellation of Greenfire’s growth projects. A reduction in production could also result in a shortfall in expected cash flows and require Greenfire to reduce capital spending or borrow funds or access the capital markets to cover any such shortfall. Any of these factors could negatively affect Greenfire’s ability to replace its production and its future rate of growth.

Greenfire’s financial condition is substantially dependent on, and highly sensitive to, the prevailing prices of crude oil and the differentials among various crude oil prices and natural gas. Low prices for crude oil produced by Greenfire could have a material adverse effect on Greenfire’s operations, financial condition and the value and amount of Greenfire’s reserves.

Prices for crude oil and natural gas fluctuate in response to changes in the supply of, and demand for, crude oil and natural gas, market uncertainty and a variety of additional factors beyond Greenfire’s control. Crude oil prices are primarily determined by international supply and demand. Factors which affect crude oil prices include the actions of OPEC, the condition of the Canadian, United States, European and Asian economies, government regulation, political stability in the Middle East and elsewhere, the supply of crude oil in North America and internationally, the ability to secure adequate transportation for products, the availability of alternate fuel sources and weather conditions. Natural gas prices, which represent an energy input cost to Greenfire, are affected primarily in North America by supply and demand, weather conditions, industrial demand, prices of alternate sources of energy and developments related to the market for liquefied natural gas. All of these factors are beyond Greenfire’s control and can result in a high degree of price volatility. Fluctuations in currency exchange rates further compound this volatility when commodity prices, which are generally set in U.S. dollars, are stated in Canadian dollars.

Greenfire’s financial performance also depends on revenues from the sale of commodities which differ in quality and location from underlying commodity prices quoted on financial exchanges. The market prices for heavy oil (which includes bitumen blends) are lower than the established market prices for light and medium grades of oil, principally due to the cost of diluent and the higher transportation and refining costs associated with heavy oil. In addition, there is limited pipeline egress capacity for Canadian crude oil to access the American refinery complex or tidewater to access world markets, relative to production rates in Western Canada, and the availability of additional transport capacity via rail is more expensive and variable; therefore, the price for Canadian crude oil is very sensitive to pipeline and refinery outages, which contributes to this volatility. The market for heavy oil is also more limited than for light and medium grades of oil making it further susceptible to supply and demand fluctuations. These factors all contribute to price differentials. Future price differentials are uncertain and any widening in heavy oil differentials specifically could have an adverse effect on Greenfire’s results of operations, financial condition and prospects.

Decreases to or prolonged periods of low commodity prices, particularly for oil, may negatively impact Greenfire’s ability to meet guidance targets, maintain Greenfire’s business and meet all of Greenfire’s financial obligations as they come due. It could also result in the shut-in of currently producing wells without an equivalent decrease in expenses due to fixed costs, a delay or cancellation of existing or future drilling, development or construction programs, unutilized long-term transportation commitments and a reduction in the value and amount of Greenfire’s reserves.

Greenfire conducts assessments of the carrying value of Greenfire’s assets in accordance with IFRS. If crude oil and natural gas forecast prices decline, the carrying value of Greenfire’s assets could be subject to downward revisions and Greenfire’s net earnings could be adversely affected.

Risks associated with the marketability of oil affecting net production revenue, production volumes and development and exploration activities.

Greenfire’s ability to market its oil may depend upon its ability to acquire capacity in pipelines that deliver oil to commercial markets or contract for the delivery of oil by rail or truck. Numerous factors beyond Greenfire’s control do, and will continue to, affect the marketability and price of oil acquired, produced, or discovered by Greenfire, including:

•        deliverability uncertainties related to the distance Greenfire’s reserves are from pipelines, railway lines and processing and storage facilities;

•        operational problems affecting pipelines, railway lines and processing and storage facilities; and

•        government regulation relating to prices, taxes, royalties, land tenure, allowable production and the export of oil.

Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of, and demand for, oil and natural gas, market uncertainty and a variety of additional factors beyond the control of Greenfire. These factors include the current state of the world economies, political conditions in the United States, Canada, Europe, China and emerging markets, the actions of OPEC, sanctions imposed on certain oil-producing nations by other countries, the ongoing COVID-19 pandemic, governmental regulation, political stability and conflict in the Middle East, Ukraine and elsewhere, the foreign supply and demand of oil and natural gas, risks of supply disruption, the price of foreign imports and the availability of alternative fuel sources. Prices for oil and natural gas are also subject to the availability of foreign markets and Greenfire’s ability to access such markets. Oil prices are expected to remain volatile as a result of a wide variety of factors, including but not limited to the actions and decisions of OPEC and other factors mentioned herein. A material decline in prices could result in a reduction of Greenfire’s net production revenue. The economics of producing from bitumen resources may change because of lower prices, which could result in reduced production of diluted and non-diluted bitumen, resulting in a reduction in Greenfire’s net production revenue and the value of Greenfire’s reserves. Greenfire might also elect not to produce from certain wells at lower prices.

All these factors could result in a material decrease in Greenfire’s net production revenue and a reduction in its production, development and exploration activities. Any substantial and extended decline in the price of oil would have an adverse effect on Greenfire’s carrying value of its reserves, borrowing capacity, revenues, profitability and cash flows from operations and may have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects.

Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisitions and often cause disruption in the market for oil and natural gas-producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for, and project the return on, acquisitions and development and exploitation projects.

Risks associated with SAGD operations could adversely affect Greenfire’s operating results.

Greenfire’s operating results and the value of its reserves and resources depend, in part, on the price received for diluted bitumen and non-diluted bitumen, as well as the operating costs of the Demo Asset and the Expansion Asset, all of which may significantly vary from the prices and costs that Greenfire currently anticipates. If such operating costs increase, or if Greenfire does not achieve its expected production volumes or revenue, Greenfire’s earnings and cash flow will be reduced, and its business and financial condition may be materially adversely affected. In addition to the other factors and variables discussed herein, principal factors which could affect Greenfire’s operating results include (without limitation):

•        increases in the price applied to carbon emissions;

•        lower than expected reservoir performance, including, but not limited to, lower oil production rates and/or higher steam oil ratio;

•        the reliability and maintenance of Greenfire’s facilities, including timely and cost-effective execution of turnaround activities;

•        the safety and reliability of pipelines, tankage, trucks, railways and railcars and barges that transport Greenfire’s products;

•        the need to replace significant portions of existing wells, referred to as “workovers”, or the need to drill additional wells;

•        the cost to transport bitumen, diluent and bitumen blend, and the cost to dispose of certain by-products;

•        reliance on the Petroleum Marketer as our sole third-party commodity marketer to market bitumen blend sales, procure diluent supply and perform logistics management for the Demo Asset and Expansion Asset;

•        reliance on the Petroleum Marketer as our sole third-party commodity marketer for timely payment of bitumen blend marketed on behalf of Greenfire;

•        labor disputes or disruptions, declines in labor productivity or the unavailability of, or increased cost of, skilled labor;

•        increases in the cost of materials, including in the current inflationary environment;

•        the availability of water supplies;

•        effects of inclement and severe weather events, including fire, drought and flooding;

•        the ability to obtain further approvals and permits for future potential projects;

•        engineering and/or procurement performance falling below expected levels of output or efficiency;

•        refining markets for Greenfire’s bitumen blend; and

•        the cost of chemicals used in Greenfire’s operations, including, but not limited to, in connection with water and/or oil treatment facilities.

The recovery of bitumen using SAGD processes is subject to uncertainty.

Current SAGD technologies for in situ extraction of bitumen or for reservoir injection require significant consumption of natural gas or other inputs to produce steam for use in the recovery process. There can be no assurance that Greenfire’s operations will produce bitumen at the expected levels or on schedule. The quality and performance of a bitumen reservoir can also impact the steam oil ratio and the timing and levels of production. In addition, the geological characteristics and integrity of bitumen reservoirs are inherently uncertain. The injection of steam into reservoirs under significant pressure may cause fluid containment issues and unforeseen damage to reservoirs, resulting in large steam losses in parts of the reservoir where caprock is compromised. Should these adverse reservoir conditions occur, they would have a negative impact on Greenfire’s ability to recover bitumen.

Greenfire’s future performance may be affected by the financial, operational, environmental and safety risks associated with the exploration, development and production of oil and natural gas.

Oil and natural gas operations involve many risks. The long-term commercial success of Greenfire depends on its ability to find, acquire, develop and commercially produce oil reserves. Without the continual addition of new reserves, Greenfire’s existing reserves, and the production from them, will decline over time as Greenfire produces from such reserves. A future increase in Greenfire’s reserves will depend on both the ability of Greenfire to explore and develop its existing properties and its ability to select and acquire suitable producing properties or prospects. Greenfire may not be able to continue to find satisfactory properties to acquire or participate in. Moreover, management of Greenfire may determine that current markets, terms of acquisitions, participation or pricing conditions make potential acquisitions or participation uneconomic. Greenfire may not discover or acquire further commercial quantities of oil and natural gas.

Future oil and natural gas exploration may involve unprofitable efforts from dry wells or wells that are productive but do not produce sufficient petroleum substances to return a profit after drilling, completing, operating and other costs. The completion of a well does not ensure a profit on the investment or recovery of drilling, completion and operating costs.

Drilling hazards, environmental damage and various field operating conditions could greatly increase the cost of operations and adversely affect the production from successful wells. Field operating conditions include, but are not limited to, delays in obtaining governmental approvals or consents, shut-ins of wells resulting from extreme weather conditions, insufficient storage or transportation capacity or geological and mechanical conditions. It is difficult to eliminate production delays and declines from normal field operating conditions, which can negatively affect revenue and cash flow levels to varying degrees.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including blowouts, craterings, explosions, uncontrollable flows of natural gas, NGLs or well fluids, fires, pipe, casing or cement failures, abnormal pressure, pipeline leaks, ruptures or spills, vandalism, pollution, releases of toxic gases, adverse weather conditions or natural disasters and other environmental hazards and risks. These typical risks and hazards could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment and cause personal injury or threaten wildlife, all of which could result in liability to Greenfire.

Oil and natural gas production operations are also subject to geological and seismic risks, including encountering unexpected formations, pressures, reservoir thief zones such as bottom water and top gas and/or water, caprock integrity, premature decline of reservoirs and the invasion of water into producing formations. Losses resulting from the occurrence of any of these risks may have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects.

Shortages and volatility of pricing on commodity inputs could negatively impact Greenfire’s operating results.

The nature of Greenfire’s operations results in exposure to fluctuations in diluent, natural gas and electricity prices. Natural gas is a significant component of Greenfire’s cost structure, as it is used to generate steam for the SAGD process. Diluent, such as condensate, is also one of Greenfire’s significant commodity inputs and is used to decrease the viscosity of bitumen to allow it to be transported. Electricity is required to power facilities and wells. Historically, the markets for bitumen, diluent, natural gas and electricity have been volatile, and they are likely to continue to be volatile. Shortages of, and increased costs for, these inputs could increase Greenfire’s marketing and operating costs.

Greenfire is heavily reliant on the Petroleum Marketer as its sole third-party commodity marketer and a failure of the Petroleum Marketer to fulfill its obligations to Greenfire could have a significant negative impact on Greenfire’s operations, costs and cashflow.

Greenfire has contracted with the Petroleum Marketer as its sole third-party petroleum marketer and as a result faces concentrated counterparty risk if the Petroleum Marketer cannot, or refuses to, fulfill its contractual obligations. The Petroleum Marketer markets all of Greenfire’s product to buyers and thus is the sole source of all of Greenfire’s revenue. The Petroleum Marketer also sources and pays for diluent for Greenfire’s operations, provides security for key pipeline assignments, schedules and executes delivery of blend and diluent by pipeline and is responsible for transport of Greenfire’s bitumen when product is transported by truck. A failure of the Petroleum Marketer to provide any of those contracted services could have a significant negative impact on Greenfire’s operations, costs and cashflow.

There are numerous uncertainties inherent in estimating quantities of proved and probable reserves, quantities of contingent resources and future net revenues to be derived therefrom, including many factors beyond Greenfire’s control.

The reserves and estimated financial information with respect to certain of Greenfire’s oil sands leases have been independently evaluated by an independent reserve evaluation firm. These evaluations include several factors and assumptions made as of the date on which the evaluation is made, including but not limited to:

•        geological and engineering estimates, which have inherent uncertainties;

•        the effects of regulation by governmental agencies;

•        initial production rates;

•        production decline rates;

•        ultimate recovery of reserves;

•        timing and amount of capital expenditures;

•        marketability of production;

•        current and forecast prices of diluted and non-diluted bitumen, crude oil, condensate, power and natural gas;

•        Greenfire’s ability to transport its product to various markets;

•        operating costs;

•        abandonment and salvage values; and

•        royalties and other government levies that may be imposed over the producing life of the reserves.

Many of these assumptions that are valid at the time of the evaluation may change significantly when new information becomes available and may prove to be inaccurate. Furthermore, different reserve engineers may make different estimates of reserves based on the same data. Greenfire’s actual production, revenues and expenditures with respect to Greenfire’s oil sands leases will vary from these evaluations, and those variations may be material.

Reserves and estimates may require revision based on actual production experience. Such figures have been determined based on assumed commodity prices and operating costs. Market price fluctuations of bitumen, diluent and natural gas prices may render the recovery of certain grades of bitumen uneconomic. The present value of Greenfire’s estimated future net revenue in this report should not be construed as the fair market value of Greenfire’s reserves.

There is uncertainty associated with non-producing or undeveloped reserves.

Greenfire’s reserves may not ultimately be developed or produced in their entirety, either because it may not be commercially viable to do so or for other reasons. Furthermore, not all of Greenfire’s undeveloped or developed non-producing reserves may be ultimately produced on Greenfire’s projected timelines, at the costs Greenfire has budgeted, or at all. A shortfall in production below could have an adverse effect on Greenfire’s business, financial condition, results of operations and prospects.

The anticipated benefits of acquisitions may not be achieved and Greenfire may dispose of non-core assets for less than their carrying value on the financial statements as a result of weak market conditions.

Greenfire evaluates and, where appropriate, pursues acquisitions of additional mineral leases or oil and gas assets in the ordinary course of business. Acquisitions of mineral leases, as well as the exploration and development of land subject to such leases, may require substantial capital or the incurrence of substantial additional indebtedness. Furthermore, the acquisition of any additional mineral leases may not ultimately increase Greenfire’s reserves and contingent resources or result in any additional production of bitumen. If Greenfire consummates any future acquisitions of mineral leases, it may need to change its anticipated capital expenditure programs and the use of the Group’s capital resources. Management continually assesses the value and contribution of services provided by third parties and the resources required to provide such services. In this regard, non-core assets may be periodically disposed of so Greenfire can focus its efforts and resources more efficiently. Depending on the market conditions for such non-core assets, certain non-core assets of Greenfire may realize less on disposition than their carrying value on the financial statements of Greenfire.

Global political events may adversely affect commodity prices, which in turn affect Greenfire’s cash flow.

Political events throughout the world that cause disruptions in the supply of oil continuously affect the marketability and price of oil and natural gas acquired or discovered by Greenfire. Conflicts, or conversely peaceful developments, arising outside of Canada, including changes in political regimes or the parties in power, have a significant impact on the price of oil and natural gas. Any particular event could result in a material decline in prices and result in a reduction of Greenfire’s net production revenue.

Greenfire’s properties may be subject to actions and opposition by non-governmental agencies.

In addition to the risks outlined above related to geopolitical developments, Greenfire’s oil and natural gas properties, wells and facilities could be subject to physical sabotage or public opposition. Such public opposition could expose Greenfire to the risk of higher costs, delays or even project cancellations due to increased pressure on governments and regulators by special interest groups including First Nations groups, landowners, environmental interest groups (including those opposed to oil and natural gas production operations) and other non-governmental organizations, blockades, legal or regulatory actions or challenges, increased regulatory oversight, reduced support from the federal, provincial or municipal governments, delays in, challenges to, or the revocation of regulatory approvals, permits and/or licenses, and direct legal challenges, including the possibility of climate-related litigation. Greenfire may not be able to satisfy the concerns of special interest groups and non-governmental organizations and attempting to address such concerns may require Greenfire to incur significant and unanticipated capital and operating expenditures. If any of Greenfire’s properties, wells or facilities are the subject of physical sabotage or public opposition, it may have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects. Greenfire does not have insurance to protect against such risks.

The COVID-19 pandemic continues to cause disruptions in economic activity in Canada and internationally and impact demand for oil, natural gas liquids and natural gas.

The COVID-19 pandemic, and initial actions taken in response, resulted in a significant contraction in the global economy. This caused a period of unprecedented disruption in the oil and gas industry and negatively impacted the demand for, and pricing of, energy products, including diluted bitumen and non-diluted bitumen produced by Greenfire. A consequence of this disruption is that the oil and gas industry experienced a period of market contraction. Furthermore, the oil and gas industry experienced increased counterparty risk. Although the pricing of energy products has begun to trend back towards historical norms, volatility persists and disruptions to the oil and gas industry related to the pandemic could be severe.

There are many variables and uncertainties that remain regarding COVID-19, as well as its continued impact on the economic environment, including the duration of any further disruption to the oil and gas industry. Throughout the COVID-19 pandemic, inflation has been driven by many factors, including disruptions to local and global supply chains and transportation services. Inflation in Canada has significantly increased labor and capital costs for drilling, construction and equipment. Additionally, increased demand for experienced technical and manual labor in Northern Alberta and delays in procurement of equipment such as steel, tanks, machinery and electrical components can increase the time required to complete projects. Inflation and disruptions to supply chain and transportation services have the potential to disrupt Greenfire’s operations, projects and financial condition.

There may be further disruption in the demand for certain commodities, which may have a prolonged adverse effect on Greenfire’s financial condition, operations, income, results from operations and cash flows. Additionally, COVID-19 has the potential to directly affect the health of employees. Disruption to the workforce may also have a negative impact on Greenfire’s operational and financial performance. Additionally, COVID-19 and its effect on local and global economic conditions stemming from the pandemic could also aggravate the other risk factors identified herein, the extent of which is not yet known.

The successful operation of a portion of Greenfire’s properties is dependent on third parties.

Greenfire’s projects will depend on the availability and successful operation of certain infrastructure owned and operated by third parties or joint ventures with third parties, including (without limitation):

•        pipelines for the transport of natural gas, diluent and diluted bitumen;

•        refinery operators;

•        power transmission grids supplying and exporting electricity; and

•        other third-party transportation infrastructure such as roads, rail, airstrips, terminals and vessels.

The unavailability or decreased capacity of any or all of the infrastructure described above could negatively impact the operation of Greenfire’s projects, which, in turn, may have a material adverse effect on Greenfire’s results of operations, financial condition and prospects.

In addition, if any of Greenfire’s various counterparties experience financial difficulty, it could impact their ability to fund and pursue capital expenditures, carry out their operations in a safe and effective manner and satisfy regulatory requirements with respect to abandonment and reclamation obligations. If such companies fail to satisfy regulatory requirements with respect to abandonment and reclamation obligations, Greenfire may be required to satisfy such obligations and seek reimbursement from such companies. To the extent that any of such companies go bankrupt, become insolvent or make a proposal or institute any proceedings relating to bankruptcy or insolvency, it could result in such assets being shut-in, Greenfire potentially becoming subject to additional liabilities relating to such assets and Greenfire having difficulty collecting revenue due from such operators or recovering amounts owing to Greenfire from such operators for their share of abandonment and reclamation obligations. Any of these factors could have a material adverse effect on Greenfire’s financial and operational results.

Firm transportation and storage agreements require Greenfire to pay demand charges for firm transportation and storage capacities that it does not use.

Greenfire pays fixed charges for storage and transportation of operating inputs such as natural gas, diluent and electricity, regardless of whether bitumen and blend are being produced. If Greenfire fails to use its firm transportation and storage capacities due to production shortfalls or otherwise, margins, results of operations and financial performance could be adversely affected.

Greenfire may be unable to retain existing suppliers.

Greenfire may be unable to retain existing suppliers, contractors or employees, unless it provides letters of credit or other financial assurances, the quantum of which may eventually prove to be higher than Greenfire’s current estimates. Greenfire may have restricted access to capital and increased borrowing costs. Failure to obtain financing on a timely basis could impair Greenfire’s ability to retain such suppliers, contractors or employees, which could have a material adverse effect on its operations.

Greenfire relies on groundwater licenses, which, if rescinded or the conditions of which are amended, could disrupt its business and have a material adverse effect on its business, financial condition, results of operations and prospects.

Greenfire relies on access to groundwater, which is obtained under government licenses, to provide the substantial quantities of water required for certain of its operations. The licenses to withdraw water may be rescinded or additional conditions may be added to these licenses. Further, Greenfire may have to pay increased fees for the use of water in the future, and any such fees may be uneconomic. Finally, new projects or the expansion of existing projects may be dependent on securing licenses for additional water withdrawal, and these licenses may be granted on terms not favorable to Greenfire, or at all, and such additional water may not be available to divert under such licenses. Any prolonged droughts in the Fort McMurray area could result in Greenfire’s groundwater licenses being subject to additional conditions or rescission. Greenfire’s inability to secure groundwater licenses in the future and any amendment to or rescission of, its current licenses may disrupt its business and have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects.

Greenfire may have to pay certain costs associated with abandonment and reclamation in excess of amounts currently estimated in its consolidated financial statements.

Greenfire will need to comply with the terms and conditions of environmental and regulatory approvals and all legislation regarding the abandonment of its projects and reclamation of the project lands at the end of their economic life, which may result in substantial abandonment and reclamation costs. Any failure to comply with the terms and conditions of Greenfire’s approvals and legislation may result in the imposition of fines and penalties, which may be material. Generally, abandonment and reclamation costs are substantial and, while Greenfire accrues a reserve in its financial statements for such costs in accordance with IFRS, such accruals may be insufficient.

In the future, Greenfire may determine it prudent or be required by applicable Laws, regulations or regulatory approvals to establish and fund one or more reclamation funds to provide for payment of future abandonment and reclamation costs. If Greenfire establishes a reclamation fund, its liquidity and cash flow may be adversely affected.

Alberta has developed a liability management framework designed to prevent taxpayers from incurring costs associated with suspension, abandonment, remediation and reclamation of wells, facilities and pipelines if a licensee or permit holder is unable to satisfy its regulatory obligations. The implementation of or changes to the requirements of the liability management framework may result in significant increases to the security that must be posted by licensees, increased and more frequent financial disclosure obligations or may result in the denial of license or permit transfers, which could impact the availability of capital to be spent by such licensees which could in turn materially adversely affect Greenfire’s business and financial condition. In addition, this liability management framework may prevent or interfere with a licensee’s ability to acquire or dispose of assets, as both the vendor and the purchaser of oil and natural gas assets must be in compliance with the liability management framework for the applicable regulatory agency to allow for the transfer of such assets.

Greenfire may not be able to obtain the regulatory approvals it needs for general operating activities or compliance for decommissioning.

The construction, operation and eventual decommissioning of the Demo Asset and the Expansion Asset and other potential future projects are and will be conditional upon various environmental and regulatory approvals, permits, leases and licenses issued by governmental authorities, including but not limited to the approval of the Alberta Energy Regulator and the Alberta Ministry of Environment and Protected Areas. There can be no assurance that such approvals, permits, leases and licenses will be granted or, once granted, that they will subsequently be renewed or will not be cancelled or contain terms and conditions which make Greenfire’s projects uneconomic, or cause Greenfire to significantly alter its projects. Further, the construction, operation and decommissioning of the Demo Asset and Expansion Asset projects and other potential future projects will be subject to regulatory approvals and statutes and regulations relating to environmental protection and operational safety. There can be no assurance that third parties will not object to the development of such projects during applicable regulatory processes.

Due to the geographical concentration of Greenfire’s assets, Greenfire may be disproportionately impacted by delays or interruptions in the region in which it operates.

Greenfire’s properties and production are focused in the Southern Athabasca region of Northeastern Alberta. As a result, Greenfire may be disproportionately exposed to the impact of delays or interruptions of production caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, water shortages, significant governmental regulation, natural disasters, fires, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in these areas.

In addition, the effect of fluctuations on supply and demand may become more pronounced within the specific geographic oil and gas-producing areas in which Greenfire’s properties are located, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions on Greenfire. Due to the concentrated nature of Greenfire’s portfolio of properties, a number of Greenfire’s properties could experience one or more of the same conditions at the same time, resulting in a relatively greater impact on Greenfire’s results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on the operating results and financial condition of Greenfire.

Entrance into new industry-related activities or geographical areas could adversely affect Greenfire’s future operational and financial conditions.

In the future, Greenfire may acquire or move into new industry-related activities or new geographical areas or acquire different energy-related assets, and as a result, may face unexpected risks or alternatively, significantly increase its exposure to one or more existing risk factors, which may in turn result in Greenfire’s future operational and financial conditions being adversely affected.

Greenfire’s operations may be negatively impacted by factors outside of its control, resulting in operational delays and cost overruns.

Project interruptions may delay expected revenues from operations. Significant project cost overruns could make a project uneconomic. Greenfire’s ability to execute projects and to market bitumen depends upon numerous factors beyond Greenfire’s control, including:

•        availability of processing capacity;

•        availability and proximity of pipeline capacity;

•        availability of trucking sources;

•        availability of storage capacity;

•        availability and cost of diluent, natural gas and power;

•        changes in production or regulation of sulfur and/or sulfur dioxide;

•        availability of, and the ability to acquire, water supplies needed for drilling and SAGD operations or Greenfire’s ability to dispose of water used or removed from strata at a reasonable cost and in accordance with applicable environmental regulations;

•        effects of inclement and severe weather events, including forest fires, drought and flooding;

•        availability of drilling and related equipment;

•        loss of wellbore integrity or failure of pressure equipment;

•        unexpected cost increases;

•        accidental events;

•        currency fluctuations;

•        regulatory changes;

•        availability and productivity of skilled labor; and

•        regulation of the oil and natural gas industry by various levels of government and governmental agencies.

A portion of Greenfire’s production costs are fixed regardless of current operating levels. As noted, Greenfire’s operating levels are subject to factors beyond its control that can delay deliveries or increase the cost of operation at particular sites for varying lengths of time. These factors include weather conditions (e.g., extreme winter weather, tornadoes, floods, and the lack of availability of process water due to drought), fires and other natural and man-made disasters, unanticipated geological conditions, including variations in the amount and type of rock and soil overlying the oil or natural gas deposits, variations in rock and other natural materials and variations in geologic conditions.

Fire in the Athabasca region has been a recurring issue and in 2016 resulted in the suspension of operations at the Demo Asset and suspension of construction at the Expansion Asset, as well as suspension of operations at surrounding SAGD facilities due to safety concerns.

The processes that take place in Greenfire’s facilities and those facilities owned by third parties through which Greenfire’s production is transported and processed depend on critical pieces of equipment. This equipment may, on occasion, be out of service because of unanticipated failures. In addition, some of these facilities have been in operation for several decades, and the equipment is aged. In the future, Greenfire may experience additional material shutdowns or periods of reduced production because of equipment failures. Further, remediation of any interruption in production capability may require Greenfire to make large capital expenditures that could have a negative effect on profitability and cash flows. Greenfire’s business interruption insurance may not cover all or any of the lost revenues associated with equipment failures. Longer-term business disruptions could result in a loss of customers, which adversely could affect future sales levels and profitability.

Lack of capacity and/or regulatory constraints on gathering and processing facilities, pipeline systems, trucking and railway lines may have a negative impact on Greenfire’s ability to produce and sell its oil and natural gas.

Greenfire delivers its products through gathering and processing facilities, pipeline systems and may in certain circumstances, deliver by truck and rail. The amount of bitumen that Greenfire can produce and sell is subject to the accessibility, availability, proximity and capacity of these gathering and processing facilities, pipeline systems, trucking and railway lines. The lack of availability of capacity in any of the gathering and processing facilities, pipeline systems, trucking and railway lines could result in Greenfire’s inability to realize the full economic potential of its production or in a reduction of the price offered for Greenfire’s production. The lack of firm pipeline capacity continues to affect the oil and natural gas industry and limit the ability to transport produced oil and gas to market. In addition, the pro-rationing of capacity on inter-provincial pipeline systems continues to affect the ability to export oil and natural gas. Unexpected shutdowns or curtailment of the capacity of pipelines for maintenance or integrity work or because of actions taken by regulators could also affect Greenfire’s production, operations and financial results.

A portion of Greenfire’s production may, from time to time, be processed through facilities owned by third parties and over which Greenfire does not have control. From time to time, these facilities may discontinue or decrease operations as a result of normal servicing requirements or unexpected events. A discontinuation or decrease of operations could have a material adverse effect on Greenfire’s ability to process its production and deliver the same to market. Midstream and pipeline companies may take actions to maximize their return on investment, which may in turn adversely affect producers and shippers, especially when combined with a regulatory framework that may not always align with the interests of particular shippers.

Greenfire competes with other oil and natural gas companies, many of which have greater financial and operational resources.

The Canadian and international petroleum industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of oil production leases and the distribution and marketing of petroleum products. Greenfire competes with producers of bitumen, synthetic crude oil blends and conventional crude oil. Some of the conventional producers have lower operating costs than Greenfire, and many of them have greater resources to source, attract and retain the personnel, materials and services that Greenfire requires to conduct its operations. Other producers may also have substantially greater financial resources, staff and facilities than Greenfire. Some of these companies not only explore for, develop and produce oil and natural gas, but also carry on refining operations and market oil and natural gas on an international basis. As a result of these complementary activities, some of these competitors may have greater and more diverse competitive resources to draw on than Greenfire. Greenfire’s ability to increase its reserves in the future will depend not only on its ability to explore and develop its present properties, but also on its ability to select and acquire other suitable producing properties or prospects for exploratory drilling.

The petroleum industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies that may increase the viability of reserves or reduce production costs. Other companies may have greater financial, technical and personnel resources that allow them to implement and benefit from such technological advantages. Greenfire may not be able to respond to such competitive pressures and implement such technologies on a timely basis, or at an acceptable cost. If Greenfire does implement such technologies, it may not do so successfully. One or more of the technologies currently used by Greenfire or implemented in the future may become obsolete. If Greenfire is unable to use the most advanced commercially available technology, or is unsuccessful in implementing certain technologies, its business, financial condition and results of operations could also be adversely affected in a material way.

Greenfire also faces competition from companies that supply alternative resources of energy, such as wind and solar power.

Other factors that could affect competition in the marketplace include additional discoveries of hydrocarbon reserves by Greenfire’s competitors, changes in the cost of production, political and economic factors and other factors outside Greenfire’s control.

Changes to the demand for oil and natural gas products and the rise of petroleum alternatives may negatively affect Greenfire’s financial condition, results of operations and cash flow.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas and technological advances in fuel economy and renewable energy generation systems could reduce the demand for oil, natural gas and liquid hydrocarbons. Recently, certain jurisdictions have implemented policies or incentives to decrease the use of hydrocarbons and encourage the use of renewable fuel alternatives, which may lessen the demand for petroleum products and result in downward pressure on commodity prices. Advancements in energy-efficient products have a similar effect on the demand for oil and natural gas products. Greenfire cannot predict the impact of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on Greenfire’s business, financial condition, results of operations and cash flow by decreasing Greenfire’s profitability, increasing its costs, limiting its access to capital and decreasing the value of its assets.

Modification to current, or implementation of additional, regulations may reduce the demand for oil and natural gas and/or increase Greenfire’s costs and/or delay planned operations.

The oil and gas industry in Canada is a regulated industry. Various levels of government impose extensive controls and regulations on oil sands and other oil and natural gas operations (including exploration, development, production, pricing, marketing and transportation). Governments may regulate or intervene with respect to exploration and production activities, prices, taxes, royalties and the exportation of bitumen, oil and natural gas. Amendments to these controls and regulations may occur from time to time in response to economic or political conditions. The implementation of new regulations or the modification of existing regulations affecting the oil sands and the oil and natural gas industry could generally reduce demand for bitumen, oil and natural gas and increase Greenfire’s costs, either of which may have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects. Further, the ongoing third-party challenges to regulatory decisions or orders have reduced the efficiency of the regulatory regime, as the implementation of the decisions and orders has been delayed, resulting in uncertainty and interruption to the business of the oil sands and the oil and natural gas industry.

To conduct its operations, Greenfire will require regulatory permits, licenses, registrations, approvals and authorizations from various governmental authorities at the municipal, provincial and federal levels. Greenfire may not be able to obtain all permits, licenses, registrations, approvals and authorizations that may be required to conduct operations that it may wish to undertake. In addition, certain federal legislation such as the Competition Act (Canada) and the Investment Canada Act could negatively affect Greenfire’s business, financial condition and the market value of its securities or its assets, particularly when undertaking, or attempting to undertake, acquisition or disposition activity.

There has also been increased activism relating to climate change and public opposition to fossil fuels. The federal government and certain provincial governments in Canada have responded to these shifting societal attitudes by adopting ambitious emissions reduction targets and supporting legislation, including measures relating to carbon pricing, clean energy, field and emission standards, and alternative energy incentives and mandates. See “Climate change concerns could result in increased operating expenses and reduced demand for Greenfire’s products and securities, while the potential physical effects of climate change could disrupt Greenfire’s production and cause it to incur significant costs in preparing for or responding to those effects” and “Compliance with environmental regulations requires the dedication of a portion of Greenfire’s financial and operational resources” for additional information. Concerns over climate change, fossil fuel extraction, greenhouse gas (“GHG”) emissions, and water and land-use practices could lead governments to enact additional or more stringent laws and regulations applicable to Greenfire and other companies in the energy industry in general.

Changes to royalty regimes could adversely affect the profitability of Greenfire’s operations.

The Province of Alberta receives royalties on the production of natural resources from lands in which it owns the mineral rights that are linked to price and production levels and that apply to both new and existing thermal oil production projects. There can be no assurances that the Government of Alberta will not adopt new royalty regimes or alter existing royalty regimes, which may render Greenfire’s projects uneconomical or otherwise adversely affect its results of operations, financial condition or prospects.

A failure to secure the services and equipment necessary to Greenfire’s operations for the expected price, on the expected timeline, or at all, may have an adverse effect on Greenfire’s financial performance and cash flows.

Greenfire’s operating costs could escalate and become uncompetitive due to supply chain disruptions, inflationary cost pressures, equipment limitations, escalating supply costs, commodity prices, and additional government intervention through stimulus spending or additional regulations. Greenfire’s inability to manage costs may impact project returns and future development decisions, which could have a material adverse effect on its financial performance and cash flows.

The cost or availability of oil and gas field equipment may adversely affect Greenfire’s ability to undertake exploration, development and construction projects. The oil and gas industry is cyclical in nature and is prone to shortages of supply of equipment and services including drilling rigs, geological and geophysical services, engineering and construction services, major equipment items for infrastructure projects and construction materials generally. These materials and services may not be available when required at reasonable prices. A failure to secure the services and equipment necessary for Greenfire’s operations for the expected price, on the expected timeline, or at all, may have an adverse effect on Greenfire’s financial performance and cash flows.

Oil and natural gas operations are subject to seasonal weather conditions, and Greenfire may experience significant operational delays or costs as a result.

The level of activity in the Canadian oil and natural gas industry is influenced by seasonal weather patterns. Wet weather and spring thaw may make the ground unstable. Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels. Certain oil and natural gas producing areas are located in areas that are inaccessible other than during the winter months because the ground surrounding the sites in these areas consists of swampy terrain. Extreme cold weather, heavy snowfall and heavy rainfall may restrict Greenfire’s ability to access its properties and cause operational difficulties. In addition, low temperatures increase the viscosity of diluent and bitumen. With higher viscosities, more diluent is required to blend bitumen for pipeline transportation, and bitumen becomes thicker and more difficult to transport by truck, in each case, resulting in increased operating costs. Higher than normal temperatures can negatively affect the operation of equipment used for processing and cooling of product and for inputs, such as natural gas delivery from third parties. Seasonal factors and unexpected weather patterns may lead to declines in exploration and production activity and increased operating costs, which may have an adverse effect on Greenfire’s business, financial condition and results of operations.

Greenfire’s access to capital may be limited or restricted as a result of factors related and unrelated to it, impacting its ability to conduct future operations and acquire and develop reserves.

Greenfire anticipates making substantial capital expenditures for the acquisition, exploration, development and production of bitumen, oil and natural gas reserves in the future. As future capital expenditures will be financed out of cash generated from operations, borrowings and possible future equity sales, Greenfire’s ability to do so is dependent on, among other factors:

•        the overall state of the capital markets;

•        Greenfire’s credit rating (if applicable);

•        commodity prices;

•        production rates;

•        interest rates;

•        royalty rates;

•        tax burden due to currently applicable tax laws and potential changes in tax laws; and

•        investor appetite for investment in the energy industry and Greenfire’s securities in particular.

Further, if Greenfire’s revenues or reserves decline, it may not have access to the capital necessary to undertake or complete future drilling programs. The current conditions in the oil and gas industry have negatively impacted the ability of oil and gas companies to access financing. Debt or equity financing or cash generated by operations may not be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, it may not be on terms acceptable to Greenfire. Greenfire may be required to seek additional equity financing on terms that are highly dilutive to existing securityholders. The inability of Greenfire to access sufficient capital for its operations could have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects.

Changes to applicable tax laws or government incentive programs may affect Greenfire’s operations, financial condition or prospects.

Income tax laws or government incentive programs relating to the oil and gas industry and in particular, the oil sands sector, may in the future be changed or interpreted in a manner that adversely affects Greenfire’s result of operations, financial condition or prospects. In addition, corporate tax pools may be adjusted due to changes with respect to changes of tax law interpretation or audit.

Greenfire may require additional financing, from time to time, to fund the acquisition, exploration and development of properties, and its ability to obtain such financing in a timely fashion and on acceptable terms may be negatively impacted by the current economic and global market volatility.

Greenfire’s cash flow from operations may not be sufficient to fund its ongoing activities at all times and, from time to time, Greenfire may require additional financing in order to carry out its acquisition, exploration and development activities. Failure to obtain financing on a timely basis could cause Greenfire to forfeit its interest in certain properties, miss certain acquisition opportunities and reduce its operations. Due to the conditions in the oil and natural gas industry and/or global economic and political volatility, Greenfire may, from time to time, have restricted access to capital and increased borrowing costs. The current conditions in the oil and natural gas industry have negatively impacted the ability of oil and natural gas companies to access, or the cost of, additional financing.

As a result of global economic and political conditions and the domestic lending landscape, Greenfire may, from time to time, have restricted access to capital and increased borrowing costs. If Greenfire’s cash flow from operations decreases as a result of lower commodity prices or otherwise, it will affect Greenfire’s ability to expend the necessary capital to replace its reserves or to maintain its production. To the extent that external sources of capital become limited, unavailable or available on onerous terms, Greenfire’s ability to make capital investments and maintain existing assets may be impaired, and its assets, liabilities, business, financial condition and results of operations may be affected materially and adversely. In addition, the future development of Greenfire’s properties may require additional financing, and such financing may not be available or, if available, may not be available upon acceptable terms. Alternatively, any available financing may be highly dilutive to existing securityholders. Failure to obtain any financing necessary for Greenfire’s capital expenditure plans may result in a delay in development or production on Greenfire’s properties.

Defects in the title or rights to produce Greenfire’s properties may result in a financial loss.

Greenfire’s actual title to and interest in its properties, and its right to produce and sell the products therefrom, may vary from Greenfire’s records. In addition, there may be valid legal challenges or legislative changes, or prior unregistered agreements, interests or claims of which Greenfire is currently unaware, that affect Greenfire’s title to and right to produce petroleum from its properties, which could impair Greenfire’s activities and result in a reduction of the revenue received by Greenfire.

If a defect exists in the chain of title or in Greenfire’s right to produce, or a legal challenge or legislative change arises, it is possible that Greenfire may lose all, or a portion of, the properties to which the title defect relates and/or its right to produce from such properties. This may have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects.

Greenfire may be required to surrender lands to the Province of Alberta if annual lease payments are not made.

Greenfire has two project regions in the Athabasca region of Alberta consisting of oil sands leases, either acquired from the Government of Alberta or from third parties. All of Greenfire’s leases require annual lease payments to the Alberta provincial government. If Greenfire does not maintain the annual lease payments, it will lose its ability to explore and develop the properties, and Greenfire will not retain any kind of interest in the properties.

Risk management activities expose Greenfire to the risk of financial loss and counter-party risk.

Greenfire has and continues to use physical and financial instruments to hedge a portion of its exposure to fluctuations in commodity prices (potentially including, but not limited to, hedging the index price that approximates Greenfire’s realized price for its bitumen and benchmark pricing that approximates the price Greenfire pays for diluent, natural gas and power) and may also use such instruments in respect of exchange and interest rates. If bitumen, diluent, natural gas, power prices, exchange or interest rates increase above or decrease below levels contracted for in any hedging agreements, such hedging arrangements may prevent Greenfire from realizing the full benefit of such increases or decreases. In addition, Greenfire’s risk management arrangements may expose it to the risk of financial loss or otherwise have a negative impact on Greenfire’s results of operations or prospects in certain circumstances, including instances in which:

•        production falls short of the contracted volumes or prices fall significantly lower than projected;

•        there is a widening of price-basis differentials between delivery points for production and the delivery point assumed in the arrangement;

•        Greenfire is required to pay a margin call on a derivative instrument based on a market or reference price that is higher than the hedged price;

•        counterparties to the arrangements or other price risk management contracts become insolvent or otherwise fail to perform under those arrangements; or

•        a sudden or unexpected event materially impacts market prices for bitumen, diluent, natural gas, power or exchange or interest rates.

It is an obligation under the Greenfire Indenture to execute a continuously rolling 12-month commodity price hedging program for at least 50% of its proved developed producing reserve forecast, subject to adjustment in certain circumstances, from its most recent reserve report, which is completed by an independent reserve evaluator. Although Greenfire has been successful in executing its hedging strategy to meet this obligation in the past, there can be no guarantee that it will continue to be successful in meeting this obligation in the future. Should Greenfire fail to meet its obligations under the Greenfire Indenture, an event of default may occur and negatively impact Greenfire’s financial and operating performance.

Not all risks of conducting oil and natural gas opportunities are insurable and the occurrence of an uninsurable event may have a material adverse effect on Greenfire.

The operation of Greenfire’s SAGD production properties and projects have experienced and will continue to be subject to the customary hazards of recovering, transporting and processing hydrocarbons, such as fires, explosions, gaseous leaks, migration of harmful substances, equipment failures, blowouts, spills and other accidents.

In addition, the geological characteristics and integrity of the bitumen reservoirs are inherently uncertain. The injection of steam into reservoirs under significant pressure may result in unforeseen damage to reservoirs that could result in steam blowouts or oil or gaseous leaks. A casualty occurrence might result in the loss of equipment or life, as well as injury, environmental or property damage or the interruption of Greenfire’s operations.

Although Greenfire maintains insurance in accordance with industry standards to address certain of these risks, such insurance has limitations on liability and may not be sufficient to cover the full extent of such liabilities. In addition, certain risks are not, in all circumstances, insurable or, in certain circumstances, Greenfire may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of any uninsured liabilities would reduce the funds available to Greenfire. The occurrence of a significant event that Greenfire is not fully insured against, or the insolvency of the insurer of such event, may have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects.

Greenfire’s insurance policies are generally renewed on an annual basis and, depending on factors such as market conditions, the premiums, policy limits and/or deductibles for certain insurance policies can vary substantially. In some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. Significantly increased costs could lead Greenfire to decide to reduce or possibly eliminate coverage. In addition, insurance is purchased from a number of third-party insurers, often in layered insurance arrangements, some of whom may discontinue providing insurance coverage for their own policy or strategic reasons. Should any of these insurers refuse to continue to provide insurance coverage, Greenfire’s overall risk exposure could be increased and Greenfire could incur significant costs.

Greenfire relies on its reputation to continue its operations and to attract and retain investors and employees.

Oil sands development receives significant political, media and activist commentary regarding GHG emissions, pipeline transportation, water usage, harm to First Nations communities and potential for environmental damage. Public concerns regarding such issues may directly or indirectly harm Greenfire’s operations and profitability in a number of ways, including by: (i) creating significant regulatory uncertainty that could challenge the economic modelling of future development; (ii) motivating extraordinary environmental regulation by governmental authorities that could result in changes to facility design and operating requirements, thereby increasing the cost of construction, operation and abandonment; (iii) imposing restrictions on production from oil sands operations that could reduce the amount of bitumen, crude oil and natural gas that Greenfire is ultimately able to produce from its reserves; and (iv) resulting in proposed pipelines not being able to receive the necessary permits and approvals, which, in turn, may limit the market for Greenfire’s crude oil and natural gas and reduce its price. Concerns over these issues may also harm Greenfire’s corporate reputation and limit its ability to access land and joint venture opportunities.

Greenfire’s business, operations or financial condition may be negatively impacted as a result of any negative public opinion towards Greenfire or as a result of any negative sentiment toward, or in respect of, Greenfire’s reputation with stakeholders, special interest groups, political leadership, the media or other entities. Public opinion may be influenced by certain media and special interest groups’ negative portrayal of the industry in which Greenfire operates as well as their opposition to certain oil sands and other oil and natural gas projects. Potential impacts of negative public opinion or reputational issues may include delays or interruptions in operations, legal or regulatory actions or challenges, blockades, increased regulatory oversight, reduced support for, delays in, challenges to, or the revocation of regulatory approvals, permits and/or licenses and increased costs and/or cost overruns. Greenfire’s reputation and public opinion could also be impacted by the actions and activities of other companies operating in the oil and natural gas industry, particularly other producers, over which Greenfire has no control. Similarly, Greenfire’s reputation could be impacted by negative publicity related to loss of life, injury or damage to property and environmental damage caused by Greenfire’s operations. In addition, if Greenfire develops a reputation of having an unsafe work site, it may impact the ability of Greenfire to attract and retain the necessary skilled employees and consultants to operate its business. Opposition from special interest groups opposed to oil and natural gas development and the possibility of climate-related litigation against governments and hydrocarbon companies may impact Greenfire’s reputation.

Reputational risk cannot be managed in isolation from other forms of risk. Credit, market, operational, insurance, regulatory and legal risks, among others, must all be managed effectively to safeguard Greenfire’s reputation. Damage to Greenfire’s reputation could result in negative investor sentiment towards Greenfire, which may result in limiting Greenfire’s access to capital, increasing the cost of capital, and decreasing the price and liquidity of Greenfire’s securities.

Opposition by First Nations groups to the conduct of Greenfire’s operations, development or exploratory activities may negatively impact Greenfire.

Opposition by First Nations groups to the conduct of Greenfire’s operations, development or exploratory activities may negatively impact it in terms of public perception, diversion of management’s time and resources, and legal and other advisory expenses, and could adversely impact Greenfire’s progress and ability to explore and develop properties.

Some First Nations groups have established or asserted treaty, Aboriginal title and Aboriginal rights to a substantial portion of Western Canada. Certain First Nations peoples have filed a claim against the Government of Canada, the Province of Alberta, certain Governmental Entities and the Regional Municipality of Wood Buffalo (which includes the City of Fort McMurray, Alberta) claiming, among other things, Aboriginal title to large areas of lands surrounding Fort McMurray, including lands on which Greenfire’s assets are located. Such claims, and other similar claims that may be initiated, if successful, could have a material adverse effect on Greenfire’s assets.

The Canadian federal and provincial governments have a duty to consult with First Nations people when contemplating actions that may adversely affect the asserted or proven Aboriginal or treaty rights and, in certain circumstances, accommodate their concerns. The scope of the duty to consult by federal and provincial governments varies with the circumstances and is often the subject of ongoing litigation. The fulfillment of the duty to consult First Nations people and any associated accommodations may adversely affect Greenfire’s ability to, or increase the timeline to, obtain or renew, permits, leases, licenses and other approvals, or to meet the terms and conditions of those approvals.

In addition, the Canadian federal government has introduced legislation to implement the United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”). Other Canadian jurisdictions have also introduced or passed similar legislation, or begun considering the principles and objectives of UNDRIP, or may do so in the future. The means and timelines associated with UNDRIP’s implementation by the government are uncertain; additional processes may be created, or legislation amended or introduced associated with project development and operations, further increasing uncertainty with respect to project regulatory approval timelines and requirements.

An inability to recruit and retain a skilled workforce and key personnel may negatively impact Greenfire.

The operations and management of Greenfire require the recruitment and retention of a skilled workforce, including engineers, technical personnel and other professionals. The loss of key members of such workforce, or a substantial portion of the workforce as a whole, could result in the failure to implement Greenfire’s business plans which could have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects.

The labor force in Alberta, and in the surrounding area, is limited and there can be no assurance that all the required employees with the necessary expertise will be available. Competition for qualified personnel in the oil and natural gas industry is high and Greenfire may not be able to continue to attract and retain all personnel necessary for the development and operation of its business. Greenfire does not have any key personnel insurance in effect. Contributions of the existing management team to the immediate and near-term operations of Greenfire are likely to be of central importance. In addition, certain of Greenfire’s current employees may have significant institutional knowledge that must be transferred to other employees prior to their departure from the workforce. If Greenfire is unable to: (i) retain current employees; (ii) successfully complete effective knowledge transfers; and/or (iii) recruit new employees with the requisite knowledge and experience, Greenfire could be negatively impacted. In addition, Greenfire could experience increased costs to retain and recruit these professionals.

Greenfire’s Chief Financial Officer has informed the Greenfire Board of his intention to resign as New Greenfire’s Chief Financial Officer following the consummation of the Business Combination, pending the hiring of a replacement Chief Financial Officer. Although Greenfire is actively searching for a new Chief Financial Officer and expects New Greenfire to transition to a new Chief Financial Officer after the completion of the Business Combination, there can be no assurance that New Greenfire will be able to successfully recruit a qualified replacement at a time and on terms acceptable to New Greenfire or that the transition will be orderly and efficient.

Restrictions on operational activities intended to protect certain species of wildlife may adversely affect Greenfire’s ability to conduct drilling and other operational activities in some of the areas where it operates.

Operations in Greenfire’s operating areas can be adversely affected by seasonal or permanent restrictions on construction, drilling and well completions activities designed to protect various wildlife. Seasonal restrictions may limit Greenfire’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling and completion activities are allowed. These constraints and the resulting shortages or high costs could delay Greenfire’s operations and materially increase Greenfire’s operating and capital costs. Permanent restrictions imposed to protect endangered species could prohibit development in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species as threatened or endangered in areas where Greenfire operates could cause Greenfire to incur increased costs arising from species protection measures or could result in limitations on Greenfire’s exploration and production activities that could have an adverse impact on Greenfire’s ability to develop and produce its reserves.

Risks Related to Climate Change and Related Regulation

Compliance with environmental regulations requires the dedication of a portion of Greenfire’s financial and operational resources.

Compliance with environmental legislation may require significant expenditures, some of which may be material. Environmental compliance requirements may result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects.

The direct and indirect costs of the various GHG regulations, current and emerging in both Canada and the United States, including any limits on oil sands emissions through the Canadian federal government’s implementation of the Paris Agreement through the Greenhouse Gas Pollution Pricing Act, the Clean Fuel Standard, the Alberta Technology Innovation and Emissions Reduction Regulation and any other federal or provincial carbon emission pricing system, may adversely affect Greenfire’s business, operations and financial results.

Environmental regulation of GHG emissions in the United States could result in increased costs and/or reduced revenue for oil sands companies such as Greenfire. At the federal level, the U.S. Environmental Protection Agency (the “EPA”) is currently responsible for regulating GHG emissions, pursuant to the Clean Air Act. The EPA has issued regulations restricting GHG emissions from automobiles and trucks, and administers the Renewable Fuel Standard, which requires specified “renewable fuels” to be blended into U.S. transportation fuel, with increasing volumes coming from lower GHG-emitting fuels over time. While the future regulatory environment in the United States is uncertain, it is possible that fuel suppliers’ GHG emissions will eventually be regulated in the United States. Greenfire’s operations may be impacted by such regulation, which could impose increased costs on direct and indirect users of Greenfire’s products, which could result in reduced demand therefore.

Climate change concerns could result in increased operating costs and reduced demand for Greenfire’s products and securities, while the potential physical effects of climate change could disrupt Greenfire’s production and cause it to incur significant costs in preparing for or responding to those effects.

Global climate issues continue to attract public and scientific attention. Numerous reports, including reports from the Intergovernmental Panel on Climate Change, have engendered concern about the impacts of human activity, especially hydrocarbon combustion, on the global climate. In turn, increasing public, government, and investor attention is being paid to global climate issues and to emissions of GHGs, including emissions of carbon dioxide and methane from the production and use of bitumen, oil, liquids and natural gas. Most countries across the globe, including Canada, have agreed to reduce their carbon emissions in accordance with the Paris Agreement. In addition, during the 2021 United Nations Climate Change Conference in Glasgow, Scotland, Canada’s Prime Minister, Justin Trudeau, made several pledges aimed at reducing Canada’s GHG emissions and environmental impact. Greenfire faces both transition risks and physical risks associated with climate change policy and regulations.

Foreign and domestic governments continue to evaluate and implement policy, legislation, and regulations focused on restricting GHG emissions and promoting adaptation to climate change and the transition to a low-carbon economy. It is not possible to predict what measures foreign and domestic governments may implement in this regard, nor is it possible to predict the requirements that such measures may impose or when such measures may be implemented. However, international multilateral agreements, the obligations adopted thereunder and legal challenges concerning the adequacy of climate-related policy brought against foreign and domestic governments may accelerate the implementation of these measures. Given the evolving nature of climate change policy and the control of GHG emissions and resulting requirements, including carbon taxes and carbon pricing schemes implemented by varying levels of government, it is expected that current and future climate change regulations will have the effect of increasing Greenfire’s operating costs, and, in the long-term, potentially reducing the demand for oil, liquids, natural gas and related products, resulting in a decrease in Greenfire’s profitability and a reduction in the value of its assets.

Concerns about climate change have resulted in environmental activists and members of the public opposing the continued extraction and development of fossil fuels, which has influenced investors’ willingness to invest in the oil and natural gas industry. Historically, political and legal opposition to the fossil fuel industry focused on public opinion and the regulatory process. More recently, however, there has been a movement to more directly hold governments and oil and natural gas companies responsible for climate change through climate litigation. Claims have been made against certain energy companies alleging that GHG emissions from oil and natural gas operations constitute a public nuisance under certain laws or that such energy companies provided misleading disclosure to the public and investors of current or future risks associated with climate change. As a result, individuals, government authorities, or other organizations may make claims against oil and natural gas companies, including Greenfire, for alleged personal injury, property damage, or other potential liabilities. While Greenfire is not currently a party to any such litigation or proceedings, it could be named in actions making similar allegations. An unfavorable ruling in any such case could reduce the demand for Greenfire’s products and price of securities, impact its operations and have an adverse impact on its financial condition.

Given the perceived elevated long-term risks associated with policy development, regulatory changes, public and private legal challenges, or other market developments related to climate change, there have also been efforts in recent years affecting the investment community, including investment advisors, sovereign wealth funds, banks, public pension funds, universities and other institutional investors, promoting direct engagement and dialogue with companies in their portfolios on climate change action (including exercising their voting rights on matters relating to climate change) and increased capital allocation to investments in low-carbon assets and businesses while decreasing the carbon intensity of their portfolios through, among other measures, divestments of companies with high exposure to GHG-intensive operations and products. Certain stakeholders have also pressured insurance providers and commercial and investment banks to reduce or stop financing and providing insurance coverage to oil and natural gas and related infrastructure businesses and projects. The impact of such efforts requires Greenfire’s management to dedicate significant time and resources to these climate change-related concerns and may adversely affect Greenfire’s operations, the demand for and price of Greenfire’s securities and products and may negatively impact Greenfire’s cost of capital and access to the capital markets.

Emissions, carbon and other regulations impacting climate and climate-related matters are constantly evolving. With respect to ESG and climate reporting, the International Sustainability Standards Board has issued an IFRS Sustainability Disclosure Standard with the aim to develop sustainability disclosure standards that are globally consistent, comparable and reliable. If Greenfire is not able to meet future sustainability reporting requirements of regulators or current and future expectations of investors, insurance providers, or other stakeholders, its business and ability to attract and retain skilled employees, obtain regulatory permits, licenses, registrations, approvals, and authorizations from various governmental authorities, and raise capital may be adversely affected.

The direct and indirect costs of various GHG regulations, existing and proposed, may adversely affect Greenfire’s business, operations and financial results, including demand for Greenfire’s products.

Greenfire’s exploration and production facilities and other operations and activities emit GHGs, which require Greenfire to comply with federal and/or provincial GHG emissions legislation in Canada. Climate change policy is evolving at regional, national and international levels, and political and economic events may significantly affect the scope and timing of climate change measures that are ultimately put in place to prevent climate change or mitigate its effects. The direct or indirect costs of compliance with GHG-related regulations may have a material adverse effect on Greenfire’s business, financial condition, results of operations and prospects. Greenfire’s facilities may ultimately be subject to future regional, provincial and/or federal climate change regulations to manage GHG emissions.

Further, while reporting on most ESG information is currently voluntary, in March 2022, the SEC issued a proposed rule that would require public companies to disclose certain climate-related information, including climate-related risks, impacts, oversight and management, financial statement metrics and emissions, targets, goals and plans. While the proposed rule is not yet effective and is expected to be subject to a lengthy comment process, compliance with the proposed rule as drafted could result in increased legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place strain on our personnel, systems and resources.

Although it is not possible at this time to predict how new laws or regulations in the United States and Canada would impact Greenfire’s business, any such future laws, regulations or legal requirements imposing reporting or permitting obligations on, or limiting emissions of GHGs from, Greenfire’s equipment and operations could require Greenfire to incur costs to reduce emissions of GHGs associated with its operations or to purchase emission credits or offsets as well as delays or restrictions in its ability to permit GHG emissions from new or modified sources. The direct or indirect costs of compliance with these regulations may have a material adverse effect on the business, financial condition, results of operations and prospects of Greenfire. Any such regulations could also increase the cost of consumption, and thereby reduce demand for the bitumen Greenfire produces. Given the evolving nature of the discourse related to climate change and the control of GHGs and resulting regulatory requirements, it is not possible to predict with certainty the impact on Greenfire and its operations and financial condition.

Greenfire faces physical risks associated with climate change.

Based on Greenfire’s current understanding, the potential physical risks resulting from climate change are long-term in nature and the timing, scope, and severity of potential impacts are uncertain. Many experts believe global climate change could increase extreme variability in weather patterns, such as increased frequency of severe weather, rising mean temperature and sea levels and long-term changes in precipitation patterns. Extreme hot and cold weather, heavy snowfall, heavy rainfall and wildfires may restrict Greenfire’s ability to access its properties and cause operational difficulties, including damage to equipment and infrastructure. Extreme weather also increases the risk of personnel injury as a result of dangerous working conditions. Certain of Greenfire’s assets are located in locations that are near forests and rivers and a wildfire or flood may lead to significant downtime and/or damage to Greenfire’s assets or cause disruptions to the production and transport of its products or the delivery of goods and services in its supply chain.

Risks Related to Political and other Legal Matters and Regulations

Greenfire’s business may be adversely affected by political and social events and decisions made in Canada.

Greenfire’s results can be adversely impacted by political, legal, or regulatory developments in Canada that affect local operations and local and international markets. Changes in government, government policy or regulations, changes in law or interpretation of settled law, third-party opposition to industrial activity generally or projects specifically, and duration of regulatory reviews could impact Greenfire’s existing operations and planned projects. This includes actions by regulators or political actors to delay or deny necessary licenses and permits for Greenfire’s activities or restrict the operation of third-party infrastructure that Greenfire relies on. Additionally, changes in environmental regulations, assessment processes or other laws, and increasing and expanding stakeholder consultation (including First Nations stakeholders), may increase the cost of compliance or reduce or delay available business opportunities and adversely impact Greenfire’s results.

Other government and political factors that could adversely affect Greenfire’s financial results include increases in taxes or government royalty rates (including retroactive claims) and changes in trade policies and agreements. Further, the adoption of regulations mandating efficiency standards, and the use of alternative fuels or uncompetitive fuel components could affect Greenfire’s operations. Many governments are providing tax advantages and other subsidies to support alternative energy sources or are mandating the use of specific fuels or technologies. Governments and others are also promoting research into new technologies to reduce the cost and increase the scalability of alternative energy sources, and the success of these initiatives may decrease demand for Greenfire’s products.

A change in federal, provincial or municipal governments in Canada may have an impact on the directions taken by such governments on matters that may impact the oil and natural gas industry, including the balance between economic development and environmental policy. The oil and natural gas industry has become an increasingly politically polarizing topic in Canada, which has resulted in a rise in civil disobedience surrounding oil and natural gas development — particularly with respect to infrastructure projects. Protests, blockades and demonstrations have the potential to delay and disrupt Greenfire’s activities.

The handling of secure information for destruction exposes Greenfire to potential data security risks that could result in monetary damages against Greenfire and could otherwise damage its reputation, and adversely affect its business, financial condition and results of operations.

The protection of customer, employee, and company data is critical to Greenfire’s business. The regulatory environment in Canada surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. Certain legislation, including the Personal Information Protection and Electronic Documents Act in Canada, require documents to be securely destroyed to avoid identity theft and inadvertent disclosure of confidential and sensitive information. A significant breach of customer, employee, or company data could attract a substantial amount of media attention, damage Greenfire’s customer relationships and reputation, and result in lost sales, fines, or lawsuits. In addition, an increasing number of countries have introduced and/or increased enforcement of comprehensive privacy laws or are expected to do so. The continued emphasis on information security as well as increasing concerns about government surveillance may lead customers to request Greenfire to take additional measures to enhance security and/or assume higher liability under its contracts. As a result of legislative initiatives and customer demands, Greenfire may have to modify its operations to further improve data security. Any such modifications may result in increased expenses and operational complexity, and adversely affect its reputation, business, financial condition and results of operations.

Failure to comply with anti-corruption, economic sanctions, and anti-money laundering laws — including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Canadian Corruption of Foreign Public Officials Act, Criminal Code, Special Economic Measures Act, Justice for Victims of Corrupt Foreign Officials Act, United Nations Act and Freezing Assets of Corrupt Foreign Officials Act, and similar laws associated with activities outside the United States or Canada — could subject Greenfire to penalties and other adverse consequences.

Greenfire is subject to governmental export and import control laws and regulations, as well as laws and regulations relating to foreign ownership and economic sanctions. Greenfire’s failure to comply with these laws and regulations and other anti-corruption laws that prohibit companies, their officers, directors, employees and third-party intermediaries from directly or indirectly promising, authorizing, offering, or providing improper payments or benefits to any person or entity, including any government officials, political parties, and private-sector recipients, for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage could have an adverse effect on Greenfire’s business, prospects, financial condition and results of operations. Changes to trade policy, economic sanctions, tariffs, and import/export regulations may have a material adverse effect on Greenfire’s business, financial condition and results of operations. Greenfire will likely be subject to, and will be required to remain in compliance with, numerous laws and governmental regulations concerning the production, use, and distribution of its products and services. Potential future customers may also require that Greenfire complies with their own unique requirements relating to these matters, including provision of data and related assurance for ESG-related standards or goals. Existing and future environmental, health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in internal and/or government investigations, substantial fines, or other limitations that may adversely impact Greenfire’s financial results or results of operation. Greenfire’s business may also be adversely affected by changes in the regulation of the global energy industry.

Foreign markets may impose import restrictions and penalties on high carbon fuels which may impact the price Greenfire receives for its products.

Some foreign jurisdictions, including the State of California, have attempted to introduce carbon fuel standards that require a reduction in life cycle GHG emissions from vehicle fuels. Some standards propose a system to calculate the life cycle of GHG emissions of fuels to permit the identification and use of lower-emitting fuels. Any foreign import restrictions or financial penalties imposed on the use of bitumen or bitumen blend products may restrict the markets in which Greenfire may sell its bitumen and bitumen blend products and/or result in Greenfire receiving a lower price for such products.

Failure to comply with laws relating to labor and employment could subject Greenfire to penalties and other adverse consequences.

Greenfire is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable Canadian federal or provincial wage law or applicable Canadian federal or provincial labor and employment laws, or wage, labor or employment laws applicable to any employees outside of Canada. Any violation of applicable wage laws or other labor or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations, and damages or penalties which could have a materially adverse effect on Greenfire’s reputation, business, operating results, and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

Risks Relating to Greenfire’s Technology, Intellectual Property and Infrastructure

Unauthorized use of intellectual property may cause Greenfire to engage in, or be the subject of, litigation.

Due to the rapid development of oil and natural gas technology, including with respect to recovering in situ oil sands resources, in the normal course of Greenfire’s operations, Greenfire may become involved in, named as a party to, or be the subject of, various legal proceedings in which it is alleged that Greenfire has infringed, misappropriated or otherwise violated the intellectual property or proprietary rights of others. Greenfire may also initiate similar claims against third parties if it believes that such parties are infringing, misappropriating or otherwise violating its intellectual property or proprietary rights. Greenfire’s involvement in any intellectual property litigation or legal proceedings could (i) result in significant expense, (ii) adversely affect the development of its assets or intellectual property, or (iii) otherwise divert the efforts of its technical and management personnel, whether or not such litigation or proceedings are resolved in Greenfire’s favor. In the event of an adverse outcome in any such litigation or proceeding, Greenfire may, among other things, be required to:

•        pay substantial damages and/or cease the development, use, sale or importation of processes that infringe or violate upon the intellectual property rights of a third party;

•        expend significant resources to develop or acquire the non-infringing intellectual property;

•        discontinue processes incorporating the infringing technology; or

•        obtain licenses to the non-infringing intellectual property.

However, Greenfire may not be successful in such development or acquisition of the applicable non-infringing intellectual property, or such licenses may not be available on reasonable terms. In the event of a successful claim of infringement, misappropriation or violation of third-party intellectual property rights against Greenfire and its failure or inability to obtain a license to continue to use such technology on reasonable terms, Greenfire’s business, prospects, operating results and financial condition could be materially adversely affected.

Breaches of Greenfire’s cyber-security and loss of, or unauthorized access to, data may adversely impact Greenfire’s operations and financial position.

Greenfire is increasingly dependent upon the availability, capacity, reliability and security of Greenfire’s information technology infrastructure, and Greenfire’s ability to expand and continually update this infrastructure, to conduct daily operations. Greenfire depends on various information technology systems to estimate reserve quantities, process and record financial data, manage Greenfire’s land base, manage financial resources, analyze seismic information, administer contracts with operators and lessees and communicate with employees and third-party partners. Greenfire currently uses, and may use in the future, outsourced service providers to help provide certain information technology services, and any such service providers may face similar security and system disruption risks. Moreover, due to the COVID-19 pandemic, an increased number of Greenfire’s employees and service providers may be working from home and connecting to its networks remotely on less secure systems, which may further increase the risk of, and vulnerability to, a cyber-security attack or security breach to Greenfire’s network. In addition, Greenfire’s ability to monitor its outsourced service providers’ security measures is limited and third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of Greenfire’s personal, confidential, or other data, including data relating to individuals.

Further, Greenfire is subject to a variety of information technology and system risks as a part of its operations including potential breakdowns, invasions, viruses, cyber-attacks, cyber-fraud, security breaches, and destruction or interruption of Greenfire’s information technology systems by third parties or employees. Unauthorized access to these systems by employees or third parties could lead to corruption or exposure of confidential, fiduciary or proprietary information, interruption to communications or operations or disruption to business activities or Greenfire’s competitive position. In addition, cyber phishing attempts have become more widespread and sophisticated in recent years. If Greenfire becomes a victim to a cyber phishing attack, it could result in a loss or theft of Greenfire’s financial resources or critical data and information, or could result in a loss of control of Greenfire’s technological infrastructure or financial resources. Greenfire’s employees are often the targets of such cyber phishing attacks by third parties using fraudulent “spoof” emails to misappropriate information or to introduce viruses or other malware through “Trojan horse” programs to Greenfire’s computers.

Increasingly, social media is used as a vehicle to carry out cyber phishing attacks by nefarious actors. Information posted on social media sites, for business or personal purposes, may be used by attackers to gain entry into Greenfire’s systems and obtain confidential information. There are significant risks that Greenfire may not be able to properly regulate social media use by its employees and preserve adequate records of business activities and client communications conducted through the use of social media platforms.

Greenfire maintains policies and procedures that address and implement employee protocols with respect to electronic communications and electronic devices and conducts annual cyber-security risk assessments. Greenfire also employs encryption protection of its confidential information, and all computers and other electronic devices. Despite Greenfire’s efforts to mitigate such cyber phishing attacks through employee education and training, cyber phishing activities may result in unauthorized access, data theft and damage to its information technology infrastructure. Greenfire applies technical and process controls in line with industry-accepted standards to protect its information, assets and systems. However, these controls may not adequately prevent cyber-security breaches or attacks. As such, Greenfire may need to continuously develop, modify, upgrade or enhance its information technology infrastructure and cyber-security measures to secure its business, which can lead to increased cyber-security protection costs. Such costs may include making organizational changes, deploying additional personnel and protection technologies, training employees, and engaging third party experts and consultants. These efforts may come at the potential cost of revenues and human resources that could be used to continue to enhance Greenfire’s business, and such increased costs and diversion of resources may adversely affect operating margins. Disruption of critical information technology services, or breaches of information security, could have a negative effect on Greenfire’s performance and earnings, as well as its reputation, and any damages sustained may not be adequately covered by Greenfire’s current insurance coverage, or at all. The impact of any such cyber-security event could have a material adverse effect on Greenfire’s business, financial condition and results of operations.

Greenfire is subject to laws, rules, regulations and policies regarding data privacy and security. Many of these laws and regulations are subject to change and reinterpretation, and could result in claims, changes to its business practices, monetary penalties, increased cost of operations or other harm to its business.

Greenfire is subject to certain laws, regulations, standards, and other actual and potential obligations relating to privacy, data hosting and transparency of data, data protection, and data security. Such laws are evolving rapidly, and Greenfire expects to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require Greenfire to modify its operations and practices, restrict its activities, and increase its costs. Further, these laws, regulations, and other obligations are complex and evolving rapidly, and despite Greenfire’s reasonable efforts to monitor its potential obligations, Greenfire may face claims, allegations, or other proceedings related to its obligations under applicable privacy, data protection, or data security laws and regulations. The interpretation and implementation of these laws, regulations, and other obligations are uncertain for the foreseeable future and could be inconsistent with one another, which may complicate and increase the costs for compliance. As a result, Greenfire anticipates needing to dedicate substantial resources to comply with such laws, regulations, and other obligations relating to privacy and cyber-security. Despite Greenfire’s reasonable efforts to comply, any failure or alleged or perceived failure to comply with any applicable Laws, regulations, or other obligations relating to privacy, data protection, or data security could also result in regulatory investigations and proceedings, and misuse of or failure to secure data relating to individuals could also result in claims and proceedings against Greenfire by Governmental Entities or other third parties, penalties, fines and other liabilities, and may potentially damage Greenfire’s reputation and credibility, which could adversely affect Greenfire’s business, operating results, financial condition and prospects.

General Risk Factors Related to Greenfire/New Greenfire

You should not assume that New Greenfire Common Shares at Closing are valued at $10.10 per share.

The Share Consideration to be issued in connection with the Business Combination refers to the aggregate number of New Greenfire Consideration Shares equal to the quotient of: (a) the difference of (i) the Greenfire Pre-Money Equity Value, minus (ii) the Cash Consideration, minus (iii) Unpaid Expenses, minus (iv) the MBSC Class B Common Share Amount, divided by (b) $10.10. The ascribed value of $10.10 of the New Greenfire Common Shares in the calculation of Share Consideration, or any valuation (express or implied) of the New Greenfire Common Shares otherwise as used in this Registration Statement/Proxy Statement should not be viewed as the actual or likely value, or an implication thereof, of New Greenfire Common Share at Closing, nor should it suggest that such shares contribute $10.10 in value to the balance sheet of New Greenfire.

Greenfire is exposed to exchange and interest rate risks.

Greenfire is exposed to exchange rate risks from its U.S dollar-denominated debts. Greenfire’s revenues are based on the U.S. dollar, since revenue received from the sale of diluted bitumen and non-diluted bitumen is referenced to a price denominated in U.S. dollars, and Greenfire incurs most of its operating and other costs in Canadian dollars. As a result, Greenfire is impacted by exchange rate fluctuations between the U.S. dollar and the Canadian dollar, and any strengthening of the Canadian dollar relative to the U.S. dollar could negatively impact Greenfire’s operating margins and cash flows.

From time to time, Greenfire may enter into agreements to fix the exchange rate of Canadian to U.S. dollars or other currencies to offset the risk of revenue losses if the Canadian dollar increases in value compared to other currencies. However, if the Canadian dollar declines in value compared to such fixed currencies, Greenfire would not benefit from the fluctuating exchange rate.

Default under any of Greenfire’s debt instruments could result in Greenfire being required to repay amounts outstanding thereunder.

Greenfire is required to comply with covenants under the Notes and Letter of Credit Facility and in the event it does not comply with these covenants, Greenfire’s access to capital could be restricted or repayment could be required. Events beyond Greenfire’s control may contribute to its failure to comply with such covenants. The acceleration of indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross default or cross-acceleration provisions. In addition, the Notes may impose operating and financial restrictions on Greenfire that could include restrictions on the payment of dividends, repurchase or making of other distributions with respect to Greenfire’s securities, incurring of additional indebtedness, the provision of guarantees, the assumption of loans, making of capital expenditures, entering into of amalgamations, mergers, takeover bids or dispositions of assets, among others.

If repayment of all or a portion of the amounts outstanding under the Notes or Letter of Credit Facility is required for any reason, including for a default of a covenant, there is no certainty that Greenfire would be in a position to make such repayment. Even if Greenfire is able to obtain new financing in order to make any required repayment under the Notes or Letter of Credit Facility, it may not be on commercially reasonable terms, or terms that are acceptable to Greenfire. If Greenfire is unable to repay amounts owing under the Notes or Letter of Credit Facility, the noteholders or lenders, as applicable under such facility could proceed to foreclose or otherwise realize upon the collateral granted to them to secure the indebtedness.

New Greenfire’s substantial indebtedness could adversely affect New Greenfire’s financial health.

As of December 31, 2022, after giving pro forma effect to the Business Combination and the anticipated use of proceeds therefrom, and assuming the New Greenfire Debt Financing is not reduced, New Greenfire would have had approximately $268 million of debt outstanding, consisting of approximately $218 million of principal and interest outstanding on the Greenfire Bonds, $50 million in face value of New Greenfire Convertible Notes to be issued at the Closing and letters of credit with a face value of CAD$54.8 million outstanding under the Letter of Credit Agreement and other facilities.

New Greenfire’s substantial indebtedness could have important consequences for the New Greenfire Shareholders and a significant effect on New Greenfire’s business. For example, it could:

•        make it more difficult for New Greenfire to satisfy its financial obligations;

•        increase New Greenfire vulnerability to general adverse economic, industry and competitive conditions;

•        reduce the availability of New Greenfire’s cash flow to fund working capital, capital expenditures and other general corporate purposes because New Greenfire will be required to dedicate a substantial portion of New Greenfire’s cash flow from operations to the payment of principal and interest on New Greenfire’s indebtedness;

•        limit New Greenfire flexibility in planning for, or reacting to, changes in our business and the industry in which New Greenfire operate;

•        result in dilution to the New Greenfire Shareholders in the event we issue equity to fund New Greenfire’s debt obligations;

•        place New Greenfire at a competitive disadvantage compared to New Greenfire’s competitors that are less highly leveraged and that, therefore, may be able to take advantage of opportunities that New Greenfire leverage prevents New Greenfire from exploiting; and

•        limit New Greenfire’s ability to borrow additional funds.

To the extent New Greenfire is unable to repay New Greenfire’s debt as it becomes due with cash on hand or from other sources, New Greenfire will need to refinance New Greenfire’s debt, sell assets or repay the debt with the proceeds from equity offerings in order to continue in business. Additional indebtedness or equity financing may not be available to New Greenfire in the future for the refinancing or repayment of existing debt, or if available, such additional debt or equity financing may not be available on a timely basis, or on terms acceptable to New Greenfire and within the limitations specified in New Greenfire’s then existing debt instruments. If New Greenfire is unable to make payments on the Greenfire Bonds or repay amounts owing under the Letter of Credit Agreement, the holders of the Greenfire Bonds or lenders under the Letter of Credit Agreement could proceed to foreclose or otherwise realize upon the collateral granted to them to secure that indebtedness.

In addition, each of the indentures governing the Notes include restrictive covenants which restrict New Greenfire’s ability to, among other things:

•        incur, assume or guarantee additional indebtedness; or

•        repurchase capital stock and make other restricted payments, including paying dividends and making investments;

•        create liens;

•        sell or otherwise dispose of assets, including capital stock of subsidiaries;

•        pay dividends and enter into agreements that restrict dividends from subsidiaries; and

•        enter into transactions with affiliates.

Those restrictive covenants could restrict New Greenfire’s ability to carry on its business and operations or raise additional capital. Interference with the business and operations of New Greenfire or New Greenfire’s ability to raise additional capital could have a material adverse effect on New Greenfire’s business, prospects and its financial and operational condition.

New Greenfire intends to seek a refinancing of the Greenfire Bonds. It is possible that the amount of any new financing may exceed the principal amount of Greenfire Bonds currently outstanding. The terms of the potential refinancing may involve a new offering of bonds, an institutional term loan or other new indebtedness of Greenfire or New Greenfire and the use of the proceeds of such financing may be to redeem or otherwise extinguish all or part of the Greenfire Bonds. The structure and terms of, and parties to, any such refinancing are not known at this time. Greenfire expects that it will take about three to six weeks to receive sufficient information to make a decision as to whether to proceed with such a refinancing and there can be no assurance that any such refinancing will be completed on terms acceptable to New Greenfire or at all. See the discussion under the heading “Summary of Registration Statement/Proxy Statement — Greenfire Recent Developments — Refinancing of Greenfire Bonds” for more information.

Conversion of the New Greenfire Convertible Notes will dilute the ownership interest of New Greenfire’s existing shareholders.

Pursuant to the subscription agreements entered into at the time of signing the Business Combination Agreement, certain investors have agreed to purchase up to $50 million aggregate principal amount of the New Greenfire Convertible Notes. The New Greenfire Convertible Notes have an initial conversion rate of 76.923077 New Greenfire Common Shares per $1,000 principal amount of New Greenfire Convertible Notes, subject to adjustment, and are convertible at the holder’s option at any time. The conversion of some or all of the New Greenfire Convertible Notes will dilute the ownership interests of New Greenfire’s existing shareholders. Any sales in the public market of the New Greenfire Common Shares issuable upon such conversion of those notes could adversely affect prevailing market prices of the New Greenfire Common Shares.

Increased debt levels may impair Greenfire’s ability to borrow additional capital on a timely basis to fund opportunities as they arise.

From time to time, Greenfire may enter into transactions to acquire assets or shares of other entities. These transactions may be financed in whole, or in part, with debt, which may increase Greenfire’s debt levels above industry standards for oil and natural gas companies of similar size. Depending on future exploration and development plans, Greenfire may require additional debt financing that may not be available or, if available, may not be available on favorable terms. Greenfire’s constating documents do not limit the amount of indebtedness that Greenfire may incur. The level of Greenfire’s indebtedness from time to time could impair Greenfire’s ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise.

Investor confidence and share value may be adversely impacted if New Greenfire concludes that our internal control over financial reporting is not effective.

Effective internal controls are necessary for New Greenfire to provide reliable financial reports and to help prevent fraud. Although New Greenfire undertakes a number of procedures in order to help ensure the reliability of its financial reports, including those imposed on it under U.S. and Canadian securities laws, New Greenfire cannot be certain that such measures will ensure that it will maintain adequate control over financial processes and reporting. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm New Greenfire’s results of operations or cause it to fail to meet its reporting obligations. If New Greenfire discovers a material weakness, the disclosure of that fact, even if quickly remedied, could reduce investor confidence in its consolidated financial statements and effectiveness of our internal controls, which ultimately could negatively impact the market price of our common shares.

New Greenfire is a “foreign private issuer” under U.S. securities law and therefore will be exempt from certain requirements applicable to U.S. domestic registrants listed on the NYSE.

Although New Greenfire will be subject to the periodic reporting requirement of the U.S. Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about New Greenfire than is regularly published by or about other companies in the United States. New Greenfire is exempt from certain other sections of the U.S. Exchange Act to which U.S. domestic issuers are subject, including the requirement to provide its shareholders with information statements or proxy statements that comply with the U.S. Exchange Act. In addition, insiders and large shareholders of New Greenfire are not obligated to file reports under Section 16 of the U.S. Exchange Act.

New Greenfire will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE Listed Company Manual for domestic issuers. The NYSE requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, New Greenfire will be permitted to follow home country practice in lieu of that requirement. Following completion of the Arrangement, we expect that no fewer than four members of the Board will be independent. New Greenfire may elect to follow certain other home country corporate governance practices in lieu of the requirements for U.S. companies listed on the NYSE , as permitted by the rules of the NYSE, in which case the protection that is afforded to our shareholders would be different from that accorded to investors of U.S. domestic issuers.

New Greenfire is an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make the New Greenfire Common Shares less attractive to investors.

New Greenfire is an “emerging growth company” (“EGC”), as defined in the JOBS Act, and is eligible for certain exemptions from various requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of SOX; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in New Greenfire’s periodic reports and proxy statements. As a result, New Greenfire Shareholders may not have access to certain information they deem important. New Greenfire will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which New Greenfire’s annual gross revenues exceed $1.235 billion, (b) the date that New Greenfire becomes a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Exchange Act, which would occur if the market value of the New Greenfire Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of New Greenfire’s most recently completed second fiscal quarter, (c) the date on which the New Greenfire has issued more than $1.0 billion in nonconvertible debt during the preceding three-year period or (d) the last day of New Greenfire’s fiscal year containing the fifth anniversary of the MBSC IPO. New Greenfire may choose to rely upon some or all of the available exemptions. When New Greenfire is no longer deemed to be an emerging growth company, New Greenfire will not be entitled to the exemptions provided in the JOBS Act discussed above. New Greenfire cannot predict if investors will find New Greenfire Common Shares less attractive as a result of New Greenfire’s reliance on exemptions under the JOBS Act. If investors find New Greenfire Common Shares less attractive as a result, there may be a less active trading market for New Greenfire Common Shares and the New Greenfire share price may be more volatile.

Canadian and U.S. investors may find it difficult or impossible to effect service of process and enforce judgments against New Greenfire, New Greenfire directors and New Greenfire executive officers.

Certain directors of New Greenfire reside outside of Canada. Consequently, it may not be possible for Canadian investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada any judgment of a court of Canada against the directors of New Greenfire who reside outside of Canada since a substantial portion of the assets of such person may be located outside of Canada.

Similarly, New Greenfire is incorporated under the laws of Alberta, Canada, and most of its officers and directors are not residents of the United States, and substantially all of the assets of New Greenfire are located outside the United States. As a result, it may be difficult for U.S. investors to: (i) effect service of process within the United States upon New Greenfire or those directors and officers who are not residents of the United States; or (ii) realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

New Greenfire will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

New Greenfire will face increased legal, accounting, administrative and other costs and expenses as a public company that Greenfire did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require New Greenfire to carry out activities Greenfire has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or material weaknesses in the internal control over financial reporting), New Greenfire could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, New Greenfire will purchase director and officer liability insurance, which has substantial additional premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Management estimates are subject to uncertainty.

In preparing consolidated financial statements in conformity with IFRS, estimates and assumptions are used by management in determining the reported amounts of assets and liabilities, revenues and expenses recognized during the periods presented and disclosures of contingent assets and liabilities known to exist as of the date of the financial statements. These estimates and assumptions must be made because certain information that is used in the preparation of such financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available, or is not capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and Greenfire must exercise significant judgment. Estimates may be used in management’s assessment of items such as fair values, income taxes, stock-based compensation and asset retirement obligations. Actual results for all estimates could differ materially from the estimates and assumptions used by Greenfire, which could have a material adverse effect on Greenfire’s business, financial condition, results of operations, cash flows and future prospects.

Greenfire has a limited operating history, which may not be sufficient to evaluate its business and prospects.

Greenfire commenced operations in April of 2021, when a predecessor entity of Greenfire acquired the Demo Asset, and a predecessor entity of Greenfire acquired the Expansion Asset in September of 2021. As a result, there is a limited operating history on which to base any estimates of future operating costs related to any future development of Greenfire’s properties, there can be no assurance that Greenfire’s actual capital and operating costs for any future development activities will not be higher than anticipated and Greenfire’s historical financial statements may not be a reliable basis for evaluating New Greenfire’s business prospects or the value of New Greenfire Common Shares. We cannot give you any assurance that Greenfire’s strategy will be successful or that New Greenfire will be able to implement that strategy on a timely basis.

Risks Related to MBSC and the Business Combination

MBSC has identified material weaknesses in its internal control over financial reporting. If MBSC is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in MBSC and materially and adversely affect its business and operating results.

MBSC management is responsible for establishing and maintaining adequate internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. MBSC management is likewise required, on a quarterly basis, to evaluate the effectiveness of MBSC’s internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of MBSC’s annual or interim financial statements will not be prevented or detected on a timely basis.

MBSC identified a material weakness in its internal control over financial reporting, as further described in its financial statements and the notes related thereto. Specifically, MBSC’s management identified material weaknesses in its (a) control environment which resulted in inadequate oversight over the performance of controls and MBSC’s control activities due to a lack of sufficient personnel with an appropriate level of internal controls and accounting knowledge, training and experience commensurate with its financial reporting requirements, which resulted in additional material weaknesses in its financial reporting process, specifically related to (b) a failure to properly design and implement controls over (i) the presentation of earnings per share and cash flow activity; (ii) complex accounting, specifically MBSC failed to analyze the appropriate accounting for its Subscription Agreements; and (iii) the review of third party valuations. As a result of these material weaknesses, MBSC management has concluded that its disclosure controls and procedures were not effective as of December 31, 2022. In light of this material weakness, MBSC performed additional analysis as deemed necessary to ensure that its financial statements were prepared in accordance with U.S. GAAP which provided a sufficient level of precision around the accounting of offering costs and the failure to properly design and implement controls over the presentation of earnings per share.

MBSC management plans to remediate its material weakness by enhancing its processes to identify and appropriately apply applicable accounting requirements and increased communication among its personnel and third-party professionals with whom it consults regarding accounting applications. The elements of its remediation plan can only be accomplished over time, and MBSC can offer no assurance that these initiatives will ultimately have the intended effects.

If MBSC identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, MBSC may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in MBSC’s financial reporting and the price of its securities may decline as a result. MBSC cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

MBSC may face litigation and other risks as a result of a material weakness in its internal control over financial reporting.

As a result of the material weakness described above, the restatement described above and other matters that may in the future be raised by the SEC, MBSC faces potential litigation or other disputes, which may include, among other things, claims invoking federal and state securities laws, contractual claims or other claims arising from, among other things, the restatement and material weakness in MBSC’s internal control over financial reporting and the preparation of its financial statements. As of the date of this Registration Statement/Proxy Statement, MBSC has no knowledge of any such litigation or dispute related to such restatement. However, such litigation or dispute may arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on MBSC’s business, results of operations and financial condition or its ability to complete the Business Combination or another Initial Business Combination.

Any restatement of financial results, or the time required to evaluate possible errors, may impact the market price for MBSC Public Shares, MBSC Public Warrants and MBSC Units, and MBSC’s ability to complete an Initial Business Combination on a timely basis.

There has been recent focus on historical accounting practices by special purpose acquisition companies (“SPACs”). For example, on April 12, 2021, the SEC Staff issued a statement which resulted in a determination that the warrants and other related instruments issued by many SPACs, including MBSC, should be classified as liabilities rather than equity. Further guidance from the SEC or industry-wide consensus could result in additional changes in the accounting treatment related to SPACs. Changes could result in the identification of accounting errors in MBSC’s previously issued financial statements, restatements of MBSC’s previously issued financial statements, the filing of notices that previously issued financial statements may not be relied upon, and findings of material weaknesses and significant deficiencies in internal controls over financial reporting. In addition, changes in accounting treatment, or the time required to evaluate any such changes, could delay MBSC’s ability to consummate an Initial Business Combination or otherwise have a material adverse effect on MBSC’s ability to consummate the Business Combination with Greenfire, or another business combination.

The loss of senior management or technical personnel could adversely affect MBSC’s ability to successfully effect the Business Combination and New Greenfire’s ability to successfully operate the business thereafter.

MBSC’s ability to successfully effect the Business Combination is dependent upon the efforts of MBSC’s key personnel. Although some of MBSC’s key personnel may be appointed to New Greenfire in senior management or advisory positions following the Business Combination, it is anticipated that some or all of the management of Greenfire will remain in place. While MBSC intends to closely evaluate any individuals it engages after the Business Combination, MBSC’s assessment of these individuals may prove to be incorrect. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Greenfire to have to expend time and resources to become familiar with such requirements. The loss of the services of Greenfire’s senior management or technical personnel, or the failure to recruit and retain any necessary key personnel, could have a material adverse effect on New Greenfire’s business, financial condition and results of operations. New Greenfire will also be dependent upon Greenfire’s technical personnel in connection with operating the business following the Business Combination. A loss of Greenfire’s technical personnel, or the failure to recruit and retain any necessary key personnel, could seriously harm New Greenfire’s business and results of operations.

MBSC is a recently incorporated company with little operating history and no revenues (other than interest earned on the funds held in the Trust Account), and you have no basis on which to evaluate its ability to successfully consummate the Business Combination.

MBSC is a recently incorporated company established in Delaware with limited operating history, incorporated for the purpose of completing an Initial Business Combination. As such, you have no basis upon which to evaluate its ability to complete the Business Combination, and it may be unable to complete its Business Combination. If MBSC fails to complete its Business Combination, it will never generate any operating revenues.

Past performance by MBSC, including its management team, may not be indicative of an ability to complete the Business Combination or of future performance of an investment in New Greenfire.

Past acquisition and operational experience of MBSC management and their affiliates is not a guarantee of MBSC’s ability to complete the Business Combination nor, if consummated, a guarantee that the intended benefits of the Business Combination will be achieved. Matthew Perkal, Chird Executive Officer of MBSC Board, will be a director of New Greenfire immediately following the Business Combination, but he may not continue as a director of New Greenfire and his view may not prevail in relation to any decisions or actions taken by the New Greenfire Board. You should not rely on the historical record of MBSC management or their affiliates’ performance as indicative of the future performance of New Greenfire or of an investment in New Greenfire Securities.

MBSC cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Greenfire’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus than an investor in an initial public offering.

Before entering into the Business Combination Agreement, MBSC performed a due diligence review of Greenfire and its business and operations; however, MBSC cannot assure you that its due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence MBSC has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Greenfire pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no underwriters of the securities of Greenfire that will be issued pursuant to the Proxy Statement/Registration Statement and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the Proxy Statement/Registration Statement. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on Greenfire’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

The MBSC Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how MBSC Public Stockholders vote.

The MBSC Initial Stockholders have agreed to vote any MBSC Common Shares owned by them in favor of the Business Combination. As of the date hereof, the MBSC Initial Stockholders own shares equal to approximately 20% of the issued and outstanding MBSC Class A Common Shares and MBSC Class B Common Shares in the aggregate. At the Closing, the MBSC Sponsor intends to transfer 400,000 MBSC Class B Common Shares in connection with the FPA Termination. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the MBSC Initial Stockholders agreed to vote any MBSC Common Shares owned by them in accordance with the majority of the votes cast by the MBSC Public Stockholders. In addition to the vote of the MBSC Sponsor, MBSC would need at least 11,250,001, or 37.50% of the 30,000,000 MBSC Public Shares sold in the MBSC IPO to be voted in favor of the Business Combination in order for it to be approved.

MBSC Sponsor and certain members of MBSC management have interests in the Business Combination that are different from or are in addition to other MBSC Stockholders in recommending that MBSC Public Stockholders vote in favor of approval of the Business Combination.

In considering the recommendation of the MBSC Board to vote in favor of the Business Combination, MBSC Stockholders should be aware that, aside from their interests as shareholders, the MBSC Sponsor and certain members of MBSC management have interests in the Business Combination that are different from, or in addition to, those of other MBSC Stockholders generally. For instance, in the aggregate, as detailed further below, the MBSC Sponsor and its affiliates have approximately $53.89 million, including $51.70 million in implied value of MBSC Founder Shares, $2.17 million in implied value of MBSC Private Placement Warrants and $19,477 of fees due for which the MBSC Sponsor is awaiting reimbursement, which would be at risk if the Business Combination is not completed. MBSC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to MBSC Stockholders that they approve the Business Combination. MBSC Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the MBSC Articles, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares and has agreed to waive redemption rights with respect to any MBSC Public Shares held by it in connection with the consummation of the Initial Business Combination. Additionally, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares held by it if MBSC fails to consummate the Initial Business Combination by the Deadline Date. If MBSC does not complete the Initial Business Combination within such applicable time period, the funds in the Trust Account (including the proceeds of the sale of the MBSC Private Placement Warrants held therein) will be used to fund the redemption of the MBSC Public Shares, and the MBSC Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since the MBSC Sponsor and MBSC management directly or indirectly own MBSC Common Shares and MBSC Private Placement Warrants, MBSC management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination.

•        The fact that MBSC Initial Stockholders paid an aggregate of approximately $25,000 for 11,500,000 MBSC Founder Shares (which, as adjusted for subsequent share subdivisions, share dividends, reorganizations, recapitalizations and the like, amounts to 7,503,750 MBSC Founder Shares as of the date hereof). By virtue of the Merger, each issued and outstanding MBSC Class B Common Share (other than any Excluded MBSC Class A Common Shares and after giving effect to the MBSC Sponsor Class B Share Forfeitures) will be automatically converted into and exchanged for the right to receive (i) one New Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing;

•        The fact that given the differential in the purchase price that the MBSC Sponsor paid for the MBSC Founder Shares (which was approximately $0.002 per MBSC Founder Share) as compared to the price of the MBSC Units sold in the MBSC IPO (which was $10 per MBSC Unit) and the value of up to 5,000,000 New Greenfire Common Shares that the MBSC Sponsor would receive upon conversion of the MBSC Founder Shares in connection with the Business Combination (which, if implied based on the trading price of MBSC Class A Common Shares of $10.34 as of April 20, 2023, would be $51.70 million in the aggregate), the MBSC Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Greenfire Common Shares trade below the price initially paid for the MBSC Units in the MBSC IPO and the MBSC Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that the MBSC Sponsor and MBSC’s independent directors currently hold a pecuniary interest in an aggregate of 5,786,667 MBSC Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated. Based on the trading price of MBSC Public Warrants as of April 18, 2023, such MBSC Private Placement Warrants have an implied value of approximately $2.43 million. By virtue of the Merger, each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement;

•        The fact that certain of MBSC’s directors and certain members of MBSC management collectively own, directly or indirectly, a material interest in the MBSC Sponsor;

•        MBSC Sponsor and MBSC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as MBSC may obtain loans from the MBSC Sponsor or an affiliate of the MBSC Sponsor or any of MBSC management to finance transaction costs in connection with the Initial Business Combination. No such loans are outstanding as of             , 2023, the record date for the MBSC Stockholders’ Meeting. Up to $1,500,000 of such loans may be convertible into New Greenfire Warrants at a price of $1.50 per warrant at the option of the lender. Such New Greenfire Warrants would be identical to the MBSC Private Placement Warrants;

•        The MBSC Articles provide that MBSC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of MBSC management on the one hand, and MBSC, on the other hand, or the participation of which would breach any existing legal obligation, under applicable Law or otherwise, of a member of MBSC management to any other entity, unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MBSC and such opportunity MBSC is legally and contractually permitted to undertake and would otherwise be reasonable for MBSC to pursue. MBSC is not aware of any such corporate opportunities not being offered to MBSC and does not believe that waiver of the corporate opportunities doctrine has materially affected MBSC’s search for an acquisition target or will materially affect MBSC’s ability to complete an Initial Business Combination;

•        If the Trust Account is liquidated, including in the event MBSC is unable to complete an Initial Business Combination within the required time period, the MBSC Sponsor has agreed to indemnify MBSC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per MBSC Public Share, or such lesser amount per MBSC Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than MBSC’s independent public accountants) for services rendered or products sold to MBSC or (b) a prospective target business with which MBSC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that the MBSC Sponsor and MBSC management will be reimbursed for out-of-pocket expenses incurred in connection with activities on MBSC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $            as of            , 2023, the record date for the MBSC Stockholders’ Meeting;

•        The fact that the MBSC Sponsor and its affiliates will be reimbursed for advances paid on behalf of MBSC prior to the MBSC IPO, which advances were approximately $19,477 as of December 31, 2022;

•        The fact that the MBSC Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to MBSC Stockholders rather than liquidate;

•        The anticipated appointment of Matthew Perkal, as designated by the MBSC Sponsor, as a director on the New Greenfire Board in connection with the closing of the Business Combination;

•        The fact that Surviving MBSC will indemnify the MBSC Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and the MBSC Sponsor’s ownership of MBSC Securities or its control or ability to influence MBSC;

•        Interests involving Brigade, including:

•        The fact that certain of MBSC’s directors and certain members of MBSC management are or were employed at Brigade and the fact that such personnel owned, as of December 14, 2022, an indirect interest in approximately 40.1% of MBSC Founder Shares (i.e., 3,009,712 MBSC Founder Shares) and 42.7% of MBSC Private Placement Warrants (i.e., 2,472,299 MBSC Private Placement Warrants) through the MBSC Sponsor, which will receive between 4,250,000 and 5,000,000 New Greenfire Common Shares and any remaining working capital of MBSC after the Business Combination;

•        The fact that Brigade had existing relationships with Greenfire prior to MBSC’s negotiations with Greenfire with respect to the Business Combination, including the fact that funds and accounts managed by Brigade (i) have a $41.05 million position in Greenfire Bonds and (ii) own 48,000 Greenfire Bond Warrants, which represent 15.52% of Greenfire Bond Warrants that were sold with the Greenfire Bonds;

•        The fact that funds and accounts managed by Brigade have subscribed for $25 million of New Greenfire Common Shares in the PIPE Financing, or fifty percent (50%) of the New Greenfire Common Shares being issued pursuant to the PIPE Financing, and $50 million of New Greenfire Convertible Notes in the New Greenfire Debt Financing;

•        The terms and provisions of the Ancillary Documents as set forth in detail under the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents.”

The table set forth below summarizes the anticipated interests of the MBSC Sponsor in New Greenfire as of Closing, assuming maximum redemptions by MBSC Public Stockholders pursuant to the MBSC Stockholder Redemption, along with the value of such interests based on the closing price of the MBSC Public Warrants as of April 18, 2023 and of the MBSC Class A Common Shares as of April 20, 2023, which would be lost if an Initial Business Combination is not completed by MBSC by the Deadline Date.

	Total Purchase Price/Capital Contributions		Number of New Greenfire Warrants	Value of New Greenfire Warrants(2)	Number of New Greenfire Common Shares	Value of New Greenfire Common Shares(3)
M3-Brigade Sponsor III LP(1)	$8,705,000.50	(4)	2,526,667	$1,061,200	4,250,000	$43,945,000

____________

(1)      Certain MBSC directors (Frederick Arnold, Benjamin Fader Rattner, Mohsin Y. Meghji, Scott Malpass and Steven Vincent) and members of MBSC management (Chris Chaice, Executive Vice President; William Gallagher, Executive Vice President; Charles Garner, Executive Vice President and Secretary; Christopher Good, Chief Financial Officer; Matthew Perkal, Chief Executive Officer) each hold an indirect economic interest in the MBSC Sponsor.

(2)      Based on the closing price of the MBSC Public Warrants of $0.42 per warrant on April 18, 2023.

(3)      Based on the closing price of the MBSC Class A Common Shares of $10.34 per share on April 20, 2023.

(4)      Includes capital contributions of $25,000 for the purchase of MBSC Class B Common Shares and $8,680,000 for the purchase of MBSC Private Placement Warrants.

The table set forth below summarizes the indirect economic interests of MBSC’s directors, MBSC management and Brigade Capital GP, LLC in MBSC through the MBSC Sponsor, based on the ownership of MBSC Sponsor Class B Units of the MBSC Sponsor, with each MBSC Sponsor Class B Unit representing an interest in one MBSC Class B Common Share, and 50,000 MBSC Sponsor Class W Units, with each MBSC Sponsor Class W Unit representing an interest in one MBSC Private Placement Warrant. MBSC’s directors, MBSC Management and Brigade Capital GP, LLC have made purchases and capital contributions totaling $3,993,095.22 in the MBSC Sponsor, which would be at risk if the Business Combination is not completed.

	Position	Total Purchase Price/Capital Contributions	Number of MBSC Sponsor Class B Units	Number of MBSC Sponsor Class W Units
Frederick Arnold	MBSC Director	$75,451.53	61,121	50,000
Alan Carr	MBSC Director	—	—	—
Benjamin Fader Rattner	MBSC Director	$75,451.53	61,121	50,000
Mohsin Y. Meghji(1)	MBSC Director	$2,710,511.40	1,856,337	1,793,974
Scott Malpass	MBSC Director	—	25,000	—
William Transier	MBSC Director	—	—	—
Steven Vincent	MBSC Director	$52,553.16	2,396	34,825
Chris Chaice	MBSC Officer	$157,657.98	127,187	104,476
Matthew Perkal	MBSC Officer	$695,805.85	561,323	461,097
William Gallagher	MBSC Officer	$50,135.83	34,492	33,333
Charles Garner	MBSC Officer	$100,271.65	68,985	66,666
Christopher Good	MBSC Officer	$75,203.74	51,738	50,000
Brigade Capital GP, LLC(2)	N/A	$52.55	42	35

____________

(1)      Does not include any beneficial ownership of MBSC Common Shares held directly by the MBSC Sponsor, which Mr. Meghji may be deemed to have.

(2)      An affiliate of Brigade. Does not include the investments of employees of Brigade directly in the MBSC Sponsor.

Recognizing the potentially differing interests of the MBSC Sponsor, its affiliates and some officers and directors of MBSC from the interests of the MBSC Stockholders caused by the economic interests described in the table above and in an effort to mitigate potential conflicts of interest, the MBSC Board formed the Transaction Committee. The members of the Transaction Committee are compensated with a fixed amount of cash, the payment of which is not conditioned on the consummation of any Initial Business Combination of MBSC. In addition, the members of the Transaction Committee had no affiliations prior to their engagement by the MBSC Board with the MBSC Sponsor, Brigade or Greenfire, and they do not hold any direct or indirect equity interests in any of the foregoing. The Transaction Committee engaged Peters to assist the Transaction Committee in evaluating the Business Combination and participated in several meetings between the Transaction Committee and advisors to discuss and consider the financial and legal terms of the transaction and the financial and operating performance of certain publicly traded companies deemed similar to Greenfire in one or more respects. The Transaction Committee also considered certain mitigating factors, including (i) MBSC’s and Greenfire’s respective business combination processes (which included, among other things, extensive negotiations of alternative business combination proposals), (ii) the formation of the Transaction Committee to review the Business Combination on behalf of the MBSC Board, (iii) the fact that the terms of the Business Combination Agreement and the other ancillary agreements are consistent with the market for such terms, and (iv) the anticipated disclosure of potential conflicts of interests in this Registration Statement/Proxy Statement. In addition, the Transaction Committee and the MBSC Board considered the Fairness Opinion rendered by Peters to the Transaction Committee prior to the execution of the Business Combination Agreement, as to the fairness, from a financial point of view, to the holders of MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares, to whom no opinion was expressed, as of the date of such opinion, of the Consideration to be paid by MBSC (through New Greenfire) pursuant to the Transactions, which opinion was subject to and based on procedures followed, assumptions made, matters considered, limitations of the review undertaken and qualifications contained in such opinion as more fully described under the subsection entitled “The Business Combination — Opinion of Financial Advisor to the Transaction Committee.”

The Transaction Committee and the MBSC Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

The MBSC Initial Stockholders hold a significant number of MBSC Common Shares and MBSC Warrants. They will lose their entire investment in MBSC if MBSC does not complete an Initial Business Combination.

The MBSC Sponsor holds all of the 7,500,000 MBSC Founder Shares, representing 20% of the total outstanding shares as of the record date. At the Closing, the MBSC Sponsor intends to transfer 400,000 MBSC Class B Common Shares in connection with the FPA Termination. The MBSC Founder Shares will be worthless if MBSC does not complete an Initial Business Combination by the Deadline Date. In addition, the MBSC Sponsor holds an aggregate of 5,000,000 MBSC Private Placement Warrants that will also be worthless if MBSC does not complete an Initial Business Combination by the Deadline Date.

The MBSC Founder Shares are identical to the MBSC Class A Common Shares included in the MBSC Units, except that (a) the holders of MBSC Founder Shares have the right to vote on the election of directors prior to an Initial Business Combination, (b) the MBSC Founder Shares and the MBSC Class A Common Shares into which the MBSC Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (c) pursuant to the MBSC Articles, the MBSC Initial Stockholders are not entitled to redemption rights with respect to any MBSC Founder Shares (and the MBSC Sponsor has also agreed to waive redemption rights with respect to any MBSC Public Shares held by them in connection with the consummation of the Business Combination), (d) MBSC Initial Stockholders are not entitled to redemption rights with respect to any MBSC Founder Shares held by them if MBSC fails to consummate an Initial Business Combination by the Deadline Date, (e) the MBSC Founder Shares are automatically convertible into MBSC Class A Common Shares at the time of an Initial Business Combination, as described herein, and (f) the MBSC Founder Shares are subject to registration rights.

The personal and financial interests of the MBSC Sponsor and MBSC management may have influenced their motivation in identifying, selecting and completing the Business Combination.

MBSC and Greenfire expect to incur significant transaction costs in connection with the Business Combination.

MBSC and Greenfire have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. MBSC’s and Greenfire’s combined transaction expenses as a result of the Business Combination are currently estimated at approximately $25 million, including approximately $10 million in deferred underwriting discounts and commissions to the underwriters of the MBSC IPO, but they may exceed that estimate.

MBSC may waive one or more of the conditions to the Business Combination, which could result in a conflict of interest.

MBSC may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the MBSC Articles and applicable Laws. For example, it is a condition to its obligation to close the Business Combination that certain of Greenfire’s representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Arrangement Effective Time. However, if the MBSC Board determines that it is in the best interests of MBSC to proceed with the Business Combination, then the MBSC Board may elect to waive that condition and close the Business Combination.

The exercise of discretion by the MBSC Board in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the MBSC Stockholders.

MBSC may not be able to complete the Business Combination by the Deadline Date, in which case MBSC would cease all operations except for the purpose of winding up and MBSC would redeem MBSC Public Shares and liquidate, in which case MBSC Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and MBSC Warrants will expire worthless.

MBSC may not be able to complete the Business Combination by the Deadline Date. MBSC’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and other risks described herein. If MBSC has not completed the Business Combination

(or another Initial Business Combination) within such time period, MBSC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the MBSC Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account not previously released to MBSC to pay working capital expenses (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding MBSC Public Shares, which redemption will completely extinguish MBSC Public Stockholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable Law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining MBSC Stockholders and the MBSC Board, liquidate and dissolve, subject in the case of (ii) and (iii) above to MBSC’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of other applicable Law. MBSC Public Stockholders may receive only approximately $10.10 per share on the liquidation of the Trust Account (or less than $10.10 per share in certain circumstances where a third party brings a claim against MBSC that the MBSC Sponsor is unable to indemnify (as described below)), and the MBSC Warrants will expire without value to the holder.

If third parties bring claims against MBSC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by MBSC Stockholders may be less than $10.10 per share.

MBSC’s placing of funds in the Trust Account may not protect those funds from third-party claims against MBSC. Although MBSC will seek to have all vendors, service providers (other than MBSC’s independent registered public accountants), prospective target businesses and other entities with which MBSC does business execute agreements with MBSC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MBSC Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements, they nonetheless may not be prevented from bringing claims against the Trust Account, including fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case to gain advantage with respect to a claim against MBSC’s assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third-party refuses to execute such an agreement waiving such claims to the monies held in the Trust Account, MBSC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to MBSC than any alternative. Making such a request of potential target businesses may make MBSC’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that MBSC might pursue.

Examples of possible instances where MBSC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, such entities may not agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MBSC and may seek recourse against the Trust Account for any reason. Upon redemption of MBSC Public Shares, if MBSC is unable to complete its Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its Business Combination, it will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. Accordingly, the per share redemption amount received by MBSC Public Stockholders could be less than the $10.10 per MBSC Public Share initially held in the Trust Account, due to claims of such creditors.

The MBSC Sponsor has agreed that it will be liable to MBSC if and to the extent any claims by a third party (other than MBSC’s independent public accountants) for services rendered or products sold to MBSC, or a prospective target business with which MBSC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per MBSC Public Share and (ii) the actual amount per MBSC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under MBSC’s indemnity of the underwriters of the MBSC IPO against certain liabilities, including liabilities under the

Securities Act. However, MBSC has not asked the MBSC Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the MBSC Sponsor has sufficient funds to satisfy its indemnity obligations, and MBSC believes that the MBSC Sponsor’s only assets are securities of MBSC. Therefore, the MBSC Sponsor may not be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Initial Business Combination and redemptions could be reduced to less than $10.10 per MBSC Public Share. In such event, MBSC may not be able to complete the Initial Business Combination, and MBSC Public Stockholders would receive such lesser amount per share in connection with any redemption of MBSC Public Shares. None of MBSC’s officers or directors will indemnify MBSC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

MBSC’s directors may decide not to enforce the indemnification obligations of the MBSC Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to MBSC Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per MBSC Public Share and (ii) the actual amount per MBSC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the MBSC Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, MBSC’s independent directors would determine whether to take legal action against the MBSC Sponsor to enforce its indemnification obligations.

While MBSC currently expects that its independent directors would take legal action on its behalf against the MBSC Sponsor to enforce its indemnification obligations to MBSC, it is possible that MBSC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If MBSC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to MBSC Public Stockholders may be reduced below $10.10 per share.

MBSC may not have sufficient funds to satisfy indemnification claims of MBSC’s directors and officers.

MBSC has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, MBSC’s officers and directors have agreed, and any persons who may become officers or directors prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by MBSC only if (a) MBSC has sufficient funds outside of the Trust Account or (b) MBSC consummates an Initial Business Combination. MBSC’s obligation to indemnify its officers and directors may discourage MBSC Stockholders from bringing a lawsuit against MBSC’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against MBSC’s officers and directors, even though such an action, if successful, might otherwise benefit MBSC and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent MBSC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

MBSC Public Stockholders may be held liable for claims by third parties against MBSC to the extent of distributions received by them upon redemption of their MBSC Public Shares.

If MBSC is forced to enter into an insolvent liquidation, any distributions received by MBSC Public Stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, MBSC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by MBSC Public Stockholders. Furthermore, MBSC’s directors may be viewed as having breached their fiduciary duties to MBSC or its creditors and/or may have acted in bad faith, thereby exposing themselves and MBSC to claims, by paying MBSC Public Stockholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against MBSC for these reasons. MBSC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of MBSC’s share premium account while MBSC was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine and to imprisonment in Delaware or both.

If, before distributing the proceeds in the Trust Account to MBSC Public Stockholders, MBSC files a winding up petition or a winding up petition is filed against MBSC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of MBSC Public Stockholders and the per share amount that would otherwise be received by MBSC Public Stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to MBSC Public Stockholders, MBSC files a winding up petition or a winding up petition is filed against MBSC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in its liquidation estate and subject to the claims of third parties with priority over the claims of MBSC Public Stockholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by MBSC Public Stockholders in connection with its liquidation may be reduced.

If, after MBSC distributes the proceeds in the Trust Account to MBSC Public Stockholders, MBSC files a winding up petition or a winding up petition is filed against MBSC that is not dismissed, a liquidator may seek to recover such proceeds, and the members of the MBSC Board may be viewed as having breached their fiduciary duties to MBSC’s creditors, thereby potentially exposing the members of the MBSC Board and MBSC to claims of punitive damages.

If, after MBSC distributes the proceeds in the Trust Account to MBSC Public Stockholders, MBSC files a winding up petition or a winding up petition is filed against MBSC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a “voidable preference.” As a result, a liquidator could seek to challenge the transaction and recover some or all amounts received by MBSC Public Stockholders. In addition, the MBSC Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and MBSC to claims of punitive damages, by paying MBSC Public Stockholders from the Trust Account prior to addressing the claims of creditors.

MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates may elect to purchase MBSC Public Shares from MBSC Public Stockholders, which may influence the number of redemptions in the MBSC Stockholder Redemption and reduce the public “float” of MBSC Class A Common Shares.

The MBSC Sponsor, MBSC’s directors, officers or advisors or any of their respective affiliates may privately negotiate transactions to purchase MBSC Public Shares from MBSC Stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of MBSC Public Shares that the MBSC Sponsor, MBSC’s directors, officers or advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable Law and the rules of the NYSE. However, the MBSC Sponsor, MBSC’s directors, officers or advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase MBSC Public Shares in such transactions. None of the MBSC Sponsor, MBSC’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such MBSC Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such MBSC Stockholder, although still the record holder of such MBSC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. The purpose of any such purchases of MBSC Public Shares could be to reduce the number of redemptions in the MBSC Stockholder Redemption. Any purchases of public shares made by the MBSC Sponsor, directors, officers, advisors or any of their respective affiliates would not be voted in favor of the Business Combination Proposal. To the extent the transaction occurs following the date of this Registration Statement/Proxy Statement, the purchase price of any public shares to be acquired by the MBSC Sponsor, management, advisors or any of their respective affiliates will be at a price no higher than the redemption price offered to MBSC Public Stockholders.

In the event that the MBSC Sponsor, MBSC’s directors, officers or advisors or any of their respective affiliates purchase MBSC Public Shares in privately negotiated transactions from public MBSC Stockholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, the MBSC Sponsor, MBSC’s directors, officers and advisors or any of their respective affiliates would waive any redemption rights with respect to any MBSC Public Shares that they purchase in any such privately negotiated transactions.

In addition, if such purchases are made, the public “float” of the MBSC Public Shares or New Greenfire Common Shares may be reduced and the number of beneficial holders of MBSC’s or New Greenfire’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of MBSC’s or New Greenfire’s securities on a national securities exchange.

In addition, if the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates elect to purchase MBSC Public Shares from MBSC Public Stockholders, the public “float” of the MBSC Class A Common Shares or New Greenfire Common Shares may be reduced and the number of beneficial holders of MBSC’s or New Greenfire’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of MBSC’s or New Greenfire’s securities on a national securities exchange. The MBSC Warrants may have an adverse effect on the market price of the MBSC Class A Common Shares prior to the consummation of the Business Combination and New Greenfire Common Shares thereafter and may make it more difficult to effectuate the Business Combination.

MBSC issued MBSC Public Warrants to purchase 10,000,000 shares of MBSC Class A Common Shares as part of the MBSC Units. MBSC also issued 7,526,667 MBSC Private Placement Warrants, each exercisable to purchase one MBSC Class A Common Shares at $11.50 per share. Subject to the Sponsor Warrant Forfeiture, each MBSC Warrant will convert into one New Greenfire Warrant in connection with the consummation of the Business Combination.

In addition, the MBSC Sponsor may convert up to $1.5 million of working capital loans that it makes to MBSC into New Greenfire Warrants at the price of $1.50 per warrant at the option of the MBSC Sponsor. Any issuance of a substantial number of additional New Greenfire Common Shares upon exercise of these New Greenfire Warrants will increase the number of issued and outstanding New Greenfire Common Shares and reduce the value of New Greenfire Common Shares issued to complete the Business Combination. Therefore, these warrants may make it more difficult to effectuate the Business Combination or increase the cost of acquiring Greenfire. As of December 31, 2022 and 2021, MBSC had no borrowings under the working capital loans.

If the Business Combination is not completed, potential target businesses may have leverage over MBSC in negotiating a business combination and MBSC’s ability to conduct due diligence on a business combination as it approaches the Deadline Date may decrease, which could undermine MBSC’s ability to complete a business combination on terms that would produce value for MBSC Stockholders.

Any potential target business with which MBSC enters into negotiations concerning a business combination will be aware that MBSC must complete an Initial Business Combination by the Deadline Date. Consequently, if MBSC is unable to complete this Business Combination, a potential target may obtain leverage over MBSC in negotiating a business combination, knowing that MBSC may be unable to complete a business combination with another target business by the Deadline Date. This risk will increase as MBSC gets closer to the Deadline Date. In addition, MBSC may have limited time to conduct due diligence and may enter into a business combination on terms that MBSC would have rejected upon a more comprehensive investigation.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, among other things: (a) approval by the Greenfire Shareholders and MBSC Stockholders, (b) the listing of New Greenfire Common Shares to be issued in connection with the Closing on the NYSE (or another national securities exchange mutually agreed to by the parties to the Business Combination Agreement) and (c) the effectiveness of this Registration Statement/Proxy Statement. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time prior to the Merger Effective Time, before or after shareholder approval, or either MBSC or Greenfire may elect to terminate the Business Combination Agreement in certain other circumstances.

If the Merger, the Amalgamation and certain related transactions, taken together, do not qualify as a transaction described in Section 351 of the Code to which Section 367(a)(1) of the Code does not apply to require gain recognition by MBSC Stockholders that exchange their MBSC Class A Common Shares for New Greenfire Common Shares in the Merger (other than in the case of certain MBSC Stockholders), MBSC Stockholders may be required to pay substantial U.S. federal income taxes as a result of the Merger.

As discussed more fully in the subsection entitled “Material U.S. Federal Income Tax Considerations — The Business Combination,” and subject to the assumptions, limitations and qualifications described therein (including the discussion regarding the application of Section 367(a) of the Code), it is expected that the Merger, the Amalgamation and certain related transactions, taken together, should qualify as a transaction described in Section 351 of the Code. In addition, as discussed further in the subsection entitled “Material U.S. Federal Income Tax Considerations — The Business Combination — Section 367(a) of the Code,” Section 367(a)(1) of the Code is not expected to apply to require gain recognition by MBSC Stockholders that exchange their MBSC Class A Common Shares for New Greenfire Common Shares in the Merger (other than in the case of any Excepted 5% Shareholder). This determination is based on customary assumptions (including that a material portion of outstanding MBSC Class A Common Shares will not be redeemed in connection with the Business Combination) and certain covenants, representations and undertakings of the parties to the Business Combination. Any change after the date hereof in any relevant fact or circumstance, any inaccuracy in the facts, representations or assumptions upon which the expected tax treatment of the Business Combination or the discussion below in the section entitled “Material U.S. Federal Income Tax Considerations” is based, or the failure by any party to the Business Combination to comply with its covenants and undertakings, could adversely affect the intended tax treatment.

In addition, the qualification of the Merger, the Amalgamation and certain related transactions, taken together, as a transaction described in Section 351 of the Code to which Section 367(a)(1) of the Code does not apply to require gain recognition by MBSC Stockholders that exchange their MBSC Class A Common Shares for New Greenfire Common Shares in the Merger (other than in the case of any Excepted 5% Shareholder) is subject to legal and factual uncertainty. The provisions of Sections 351 and 367(a)(1) of the Code are complex and there is limited guidance regarding their application to facts similar to the Business Combination. In addition, qualification for nonrecognition under these provisions will depend on facts that cannot be known with sufficient certainty until the Business Combination is completed and could be adversely affected by events or actions that occur following the Business Combination that are beyond MBSC’s, Greenfire’s and New Greenfire’s control. For example, one of the requirements for nonrecognition under Section 367(a)(1) of the Code is that the value of Greenfire equal or exceed the value of MBSC, as specifically determined for purposes of Section 367(a)(1) of the Code, as of the date of the Merger (which determination may require adjustments to be made for certain transactions occurring at, before or in connection with the Business Combination (including treating certain redemptions of Class A Common Shares by MBSC prior to the Business Combination generally as if they had not occurred)). Similarly, if more than 20% of the New Greenfire Common Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Merger, one of the requirements for qualification under Section 351 of the Code would be violated.

The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination, and none of MBSC, Greenfire, New Greenfire or their respective affiliates intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Merger, the Amalgamation and certain related transactions, taken together, for the intended tax treatment or that a court will not sustain such a challenge.

If the Merger, the Amalgamation and certain related transactions, taken together, do not qualify as a transaction described in Section 351 of the Code, a U.S. holder of MBSC Class A Common Shares would generally recognize taxable gain or loss upon the exchange of such MBSC Class A Common Shares pursuant to the Merger. If the Merger, the Amalgamation and certain related transactions, taken together, do qualify as a transaction described in Section 351 of the Code but Section 367(a)(1) of the Code applies, a U.S. holder of MBSC Class A Common Shares would generally recognize taxable gain (but not loss) upon the exchange of such MBSC Class A Common Shares pursuant to the Merger.

For a more detailed discussion of the U.S. federal income tax consequences of the Business Combination to U.S. holders of MBSC Class A Common Shares, please see the subsection entitled “Material U.S. Federal Income Tax Considerations — The Business Combination.” Holders of MBSC Class A Common Shares are urged to consult their tax advisors to determine the tax consequences of the Business Combination applicable to their particular circumstances.

MBSC and Greenfire may be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on MBSC and Greenfire. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with Greenfire to defer entering into contracts or making other decisions or seek to change existing business relationships.

Brigade had interests in Greenfire prior to MBSC’s negotiations with Greenfire regarding a potential business combination, which increases the risk of allegations of conflicts of interest and dissident shareholder activities due to perceived conflicts of interest. Such allegations or activities could impair MBSC’s ability to realize the benefits MBSC expects from the Business Combination Agreement.

The Business Combination involves certain potential conflicts of interest involving Brigade, including:

•        the fact that certain of MBSC’s directors and certain members of MBSC management are or were employed at Brigade and the fact that such personnel owned, as of December 14, 2022, an indirect interest in approximately 40.1% of MBSC Founder Shares (i.e., 3,009,712 MBSC Founder Shares) and 42.7% of MBSC Private Placement Warrants (i.e., 2,472,299 MBSC Private Placement Warrants) through the MBSC Sponsor, which will receive between 4,250,000 and 5,000,000 New Greenfire Common Shares and any remaining working capital of MBSC after the Business Combination;

•        the fact that Brigade had existing relationships with Greenfire prior to MBSC’s negotiations with Greenfire with respect to the Business Combination, including the fact that funds and accounts managed by Brigade (i) have a $41.05 million position in Greenfire Bonds and (ii) own 48,000 Greenfire Bond Warrants, which represent 15.52% of Greenfire Bond Warrants that were sold with the Greenfire Bonds;

•        the fact that funds and accounts managed by Brigade have subscribed for $25 million of New Greenfire Common Shares in the PIPE Financing, or fifty percent (50%) of the New Greenfire Common Shares being issued pursuant to the PIPE Financing, and $50 million of New Greenfire Convertible Notes in the New Greenfire Debt Financing;

Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. In an effort to mitigate potential conflicts of interest, the MBSC Board established the Transaction Committee. The members of the Transaction Committee are compensated with a fixed amount of cash, the payment of which is not conditioned on the consummation of any Initial Business Combination of MBSC. In addition, the members of the Transaction Committee had no affiliations prior to their engagement by the MBSC Board with the MBSC Sponsor, Brigade or Greenfire, and they do not hold any direct or indirect equity interests in any of the foregoing. The Transaction Committee, with the advice and assistance of MBSC’s financial advisors, evaluated the terms of the Business Combination Agreement and the transactions contemplated thereby. The Transaction Committee was actively engaged in the process on a continuous and regular basis.

After careful consideration, on December 14, 2022, the Transaction Committee unanimously (i) determined that the terms and conditions of the Business Combination Agreement and the Business Combination were advisable, fair to and in the best interests of MBSC and (ii) resolved to recommend that the MBSC Board approve the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. Moreover, in the past, in particular following periods of volatility in the overall market or declines in the market price of a company’s securities, shareholder litigation, dissident shareholder director nominations and dissident shareholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated and related persons and entities. MBSC’s relationships with Greenfire may precipitate such activities. Any such activities could result in substantial costs and a diversion of management’s attention and could adversely affect the ability of the parties to realize the benefits from the Business Combination, whether or not the allegations have merit or are substantiated.

The warrant agreements governing the New Greenfire Warrants designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of New Greenfire Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with New Greenfire.

At the Closing of the Business Combination, each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be converted into a New Greenfire Warrant, and 5,000,000 New Greenfire Warrants will be issued to the pre-Merger holders of New Greenfire Common Shares and New Greenfire Performance Warrants.

The warrant agreements governing the New Greenfire Warrants will provide that, subject to applicable law, (i) any action, proceeding or claim against New Greenfire arising out of or relating in any way to the warrant agreements, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that New Greenfire irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. New Greenfire will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the exclusive forum provisions of the warrant agreements provide that they will not apply to suits brought to enforce any liability or duty created by the Exchange Act (or the rules and regulations thereunder) or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity acquiring any interest in any New Greenfire Warrants shall be deemed to have notice of and to have consented to the forum provisions in the warrant agreements governing the New Greenfire Warrants. If any action, the subject matter of which is within the scope of the forum provisions of those warrant agreements, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of New Greenfire Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Greenfire, which may discourage such lawsuits. Warrant holders who are unable to bring their claims in the judicial forum of their choosing may be required to incur additional costs in pursuit of actions which are subject to our choice-of-forum provision. Alternatively, if a court were to find these provisions of the warrant agreements inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New Greenfire may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect New Greenfire’s business, financial condition and results of operations and result in a diversion of the time and resources of New Greenfire’s management and board of directors.

Risks Related to the Redemption of MBSC Public Shares

An MBSC Public Stockholder’s decision to redeem his, her or its shares for a pro rata portion of the Trust Account may not put such stockholder in a better future economic position.

The price at which a shareholder may be able to sell its New Greenfire Common Shares in the future following the completion of the Business Combination (or shares received or retained in connection with any alternative business combination) is not determinable as of the date of this Registration Statement/Proxy Statement. Certain events following the consummation of the Business Combination may cause an increase in New Greenfire’s share price and may result in a lower value realized now than an MBSC Public Stockholder might realize in the future had the shareholder redeemed their MBSC Common Shares. Similarly, if an MBSC Public Stockholder does not redeem their MBSC Common Shares, the shareholder will bear the risk of ownership of New Greenfire Common Shares after the consummation of the Business Combination, and a shareholder may not be able to sell its New Greenfire Common Shares in the future for a greater amount than the redemption price set forth in this Registration Statement/Proxy Statement. An MBSC Public Stockholder should consult, and rely solely upon, the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

A lower rate of redemption by MBSC Public Stockholders may benefit the MBSC Sponsor.

Each of the PIPE Financing and the New Greenfire Debt Financing will be automatically reduced based on the amount remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, with the New Greenfire Debt Financing being reduced first, and, if reduced in its entirety, the PIPE Financing being thereafter reduced. If the amount of the New Greenfire Debt Financing issued at the Closing exceeds $25,000,000, 750,000 MBSC Class B Common Shares held by the MBSC Sponsor will be forfeited and cancelled for no consideration immediately prior to the Merger. If at least $25,000,000 remains in the Trust Account after giving effect to the MBSC Stockholder Redemption, the New Greenfire Debt Financing will be automatically reduced to below $25,000,000, and the 750,000 MBSC Class B Common Shares held by the MBSC Sponsor will not be cancelled or forfeited immediately prior to the Merger. Fewer redemptions by MBSC Public Stockholders would result in a greater amount of funds remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, and a sufficient amount of remaining funds will result in the MBSC Sponsor retaining 750,000 MBSC Class B Common Shares that it would not otherwise retain.

MBSC Public Stockholders who wish to redeem their MBSC Common Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

MBSC Public Stockholders who wish to redeem their MBSC Public Shares for a pro rata portion of the Trust Account must follow the procedures described in the section entitled “Special Meetings of MBSC Stockholders and MBSC Warrantholders — Redemption Rights.” MBSC Stockholders who fail to follow such procedures will not be able to redeem their shares. See the section entitled “Special Meetings of MBSC Stockholders and MBSC Warrantholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If an MBSC Public Stockholder fails to receive notice of MBSC’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for redeeming its shares, such MBSC Common Shares may not be redeemed.

MBSC will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite MBSC’s compliance with these rules, if an MBSC Public Stockholder fails to receive MBSC’s proxy materials, such stockholder may not become aware of the opportunity to redeem its public shares. In addition, the proxy materials that MBSC will furnish to MBSC Public Stockholders in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem the New Greenfire Common Shares. In the event that an MBSC Public Stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

There is uncertainty regarding the U.S. federal income tax consequences to holders of MBSC Class A Common Shares who exercise their redemption rights.

There is uncertainty regarding the U.S. federal income tax consequences to holders of MBSC Class A Common Shares who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether a redemption of a holder’s MBSC Class A Common Shares qualifies for sale treatment will depend largely on the total number of shares of MBSC stock treated as held, directly, indirectly or constructively, by such redeemed holder before and after the redemption (including any stock treated as held by such holder under applicable constructive ownership rules, including any stock constructively owned by the holder as a result of owning warrants and, after the redemption, as a result of directly or constructively owned New Greenfire Securities acquired pursuant to the Business Combination or the PIPE Investment) relative to all MBSC Common Shares outstanding both before and after the redemption. The redemption of a holder’s MBSC Class A Common Shares generally will be treated as a sale of MBSC Class A Common Shares by such holder (rather than as a corporate distribution) under Section 302 of the Code if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the subsection entitled “Material U.S. Federal Income Tax Considerations — Redemption of MBSC Class A Common Shares.”

If MBSC is unable to consummate the Business Combination or any other Initial Business Combination by the Deadline Date, the MBSC Public Stockholders may be forced to wait beyond such date before redemption from the Trust Account.

If MBSC is unable to complete the Business Combination or any other Initial Business Combination by the Deadline Date, MBSC will (i) cease all operations, except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the MBSC Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to MBSC to pay working capital expenses (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding MBSC Public Shares, which redemption will completely extinguish MBSC Public Stockholders’ rights as MBSC Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable Law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining MBSC Stockholders and the MBSC Board, liquidate and dissolve, subject in the case of (ii) and (iii) above to MBSC’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of other applicable Law.

MBSC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for MBSC to complete the Business Combination even if a substantial majority of its shareholders exercise their redemption rights.

The MBSC Articles do not provide a specified maximum redemption threshold. It is a condition to the Closing of the Business Combination that, after giving effect to the Transactions (including the Transaction Financing), MBSC shall have at least $5,000,001 of net tangible assets immediately after the Merger Effective Time. In addition, the MBSC Articles provide that MBSC shall not redeem MBSC Public Shares in an amount that would cause MBSC’s net tangible assets to be less than the amount required such that the MBSC Class A Common Shares would not become a “penny stock.” However, as a result of the structure of the Business Combination, the limitation described in the immediately preceding sentence will no longer apply upon consummation of the Business Combination, and it is anticipated that the New Greenfire Common Shares will be listed on the NYSE, which provides a separate exception from being subject to the “penny stock” rules. As a result, MBSC may be able to complete the Business Combination even though a substantial majority of MBSC Public Stockholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the MBSC Sponsor, MBSC’s officers, directors, advisors or any of their respective affiliates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement/Proxy Statement constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect MBSC’s, Greenfire’s or New Greenfire’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of Greenfire’s and New Greenfire’s statements regarding anticipated growth in operations, anticipated market conditions, demographics, reserves and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “forecasts,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this Registration Statement/Proxy Statement reflect MBSC’s, Greenfire’s or New Greenfire’s current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. None of MBSC, Greenfire or New Greenfire guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•        possible delays in closing the Business Combination, whether due to the inability to obtain MBSC Stockholder Approval, or failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Business Combination Agreement;

•        the inability of the Business Combination, or an alternate business combination, to be completed by the Deadline Date, and the potential failure of MBSC to obtain an extension of the Deadline Date if sought by MBSC;

•        any waivers of the conditions to Closing as may be permitted in the Business Combination Agreement;

•        general economic uncertainty;

•        New Greenfire’s ability to obtain or maintain the listing of New Greenfire Common Shares on the NYSE or any other national stock exchange following the Business Combination;

•        potential disruption in Greenfire’s or New Greenfire’s employee retention as a result of the Business Combination;

•        potential litigation, governmental or regulatory proceedings, investigations or inquiries involving MBSC, Greenfire or New Greenfire, including in relation to the Business Combination;

•        international, national or local economic, social or political conditions that could adversely affect the companies and their business;

•        the effectiveness of New Greenfire’s internal controls and its corporate policies and procedures;

•        changes in personnel and availability of qualified personnel;

•        environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•        the volatility of the market price and liquidity of MBSC Units, MBSC Public Shares and MBSC Public Warrants;

•        potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by New Greenfire subsequent to the Business Combination;

•        the possibility that the MBSC Board’s valuation of Greenfire was inaccurate, including the failure of MBSC’s diligence review to identify all material risks associated with the Business Combination;

•        the limited experience of certain members of New Greenfire’s management team in operating a public company in the United States;

•        the volatility of the market price and liquidity of New Greenfire Common Shares and New Greenfire Warrants;

•        the volatility of the prices of crude oil, diluted bitumen, non-diluted bitumen and the differentials among various crude oil prices, natural gas and power;

•        risks associated with Greenfire’s SAGD operations, including reservoir performance, operating cost increases and various other factors, could adversely affect Greenfire’s operating results;

•        risks associated with the recovery of bitumen using SAGD processes, including uncertainty as to whether bitumen will be recovered in the expected volumes and at the expected economics;

•        Greenfire’s reliance on the Petroleum Marketer;

•        the risk that Greenfire’s capital expenditures relating to debottlenecking its production from the Demo Asset and Expansion Asset do not perform as anticipated;

•        risks associated with estimating quantities of reserves and future net revenues to be derived therefrom;

•        a failure to achieve anticipated benefits of acquisitions or the need to dispose of non-core assets for less than their carrying value on the financial statements as a result of weak market conditions;

•        global political events that affect commodity prices;

•        the risk that Greenfire’s properties may be subject to actions and opposition by non-governmental agencies;

•        the risk that the COVID-19 pandemic continues to cause disruptions in economic activity internationally and impact demand for crude oil and bitumen;

•        risks associated with Greenfire’s groundwater licenses;

•        costs associated with abandonment and reclamation that Greenfire may have to pay;

•        a failure by Greenfire to obtain the regulatory approvals it needs for general operating activities or compliance for decommissioning;

•        the geographical concentration of Greenfire’s assets;

•        lack of capacity and/or regulatory constraints on gathering and processing facilities, pipeline systems, trucking and railway lines;

•        competition with other oil and natural gas companies;

•        changes to the demand for oil and natural gas products and the rise of petroleum alternatives;

•        changes to current, or implementation of additional, regulations applicable to Greenfire’s operations;

•        changes to royalty regimes;

•        a failure to secure the services and equipment necessary for Greenfire’s operations for the expected price, on the expected timeline, or at all;

•        seasonal weather conditions that may cause operational delays;

•        changes to applicable tax laws or government incentive programs;

•        Greenfire’s ability to obtain financing to fund the acquisition, exploration and development of properties on a timely fashion and on acceptable terms;

•        defects in the title or rights to produce Greenfire’s properties;

•        the risk that Greenfire will be required to surrender lands to the Province of Alberta if annual lease payments are not made;

•        risk management activities that expose Greenfire to the risk of financial loss and counter-party risk;

•        the occurrence of an uninsurable event;

•        opposition by First Nations groups to the conduct of Greenfire’s operations, development or exploratory activities;

•        an inability to recruit and retain a skilled workforce and key personnel;

•        the impact of climate change and other environmental concerns on demand for Greenfire’s products and securities;

•        the potential physical effects of climate change on Greenfire’s production and costs;

•        the direct and indirect costs of various GHG and other environmental regulations, existing and proposed;

•        any breaches of Greenfire’s cyber-security and loss of, or unauthorized access to, data;

•        changes to applicable tax laws and regulations or exposure to additional tax liabilities;

•        the significant increased expenses and administrative burdens that New Greenfire will incur as a public company;

•        internal control weaknesses and any misstatements of financial statements or New Greenfire’s inability to meet periodic reporting obligations;

•        foreign currency and interest rate fluctuations; and

•        failure to comply with anticorruption, economic sanctions, and anti-money laundering laws.

Additionally, statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated and can be profitably produced in the future. Forward-looking statements regarding expected ownership of New Greenfire Common Shares by existing MBSC Stockholders and Greenfire Shareholders following the Business Combination have been calculated based on each of MBSC’s and Greenfire’s outstanding share capital, each as of the date of this Registration Statement/Proxy Statement. The statements contained under the heading “The Business Combination — Unaudited Prospective Financial and Operating Information — Greenfire Projected Financial and Operating Information” in this Registration Statement/Proxy Statement are considered forward-looking statements. Forward-looking statements representing post-closing expectations are inherently uncertain. Estimates such as expected revenue, production, operating expenses, EBITDA, general and administrative expenses, capital expenditures, free cash flow, net debt, reserves and other measures are preliminary in nature. There can be no assurance that the forward-looking statements will prove to be accurate and reliance should not be placed on these estimates in deciding how to vote on the MBSC Stockholder Proposals. See the other cautionary statements under “The Business Combination — Unaudited Prospective Financial and Operating Information — Greenfire Projected Financial and Operating Information” for further information.

The forward-looking statements contained herein are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause MBSC’s, Greenfire’s or New Greenfire’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors.” There may be additional risks that MBSC, Greenfire and/or New Greenfire do not presently know or that MBSC, Greenfire and/or New Greenfire currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. While such forward-looking statements reflect MBSC’s, Greenfire’s and New Greenfire’s good faith beliefs, as applicable, they are not guarantees of future performance. MBSC, Greenfire and New Greenfire disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this Registration Statement/Proxy Statement, except as required by applicable Law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to MBSC, Greenfire and New Greenfire, as applicable.

SPECIAL MEETINGS OF MBSC STOCKHOLDERS AND MBSC WARRANTHOLDERS

Overview

MBSC is furnishing this Registration Statement/Proxy Statement to its shareholders as part of the solicitation of proxies by the MBSC Board for use at the MBSC Stockholders’ Meeting to be held on            , 2023, and at any adjournment or postponement thereof and at the MBSC Warrantholders’ Meeting to be held on            , 2023, and at any adjournment or postponement thereof. This Registration Statement/Proxy Statement is first being furnished to MBSC Stockholders on or about            , 2023. This Registration Statement/Proxy Statement provides MBSC Stockholders and MBSC Warrantholders with information they need to know to be able to vote or instruct their vote to be cast at the MBSC Stockholders’ Meeting and the MBSC Warrantholders’ Meeting, respectively.

Date, Time and Place

The MBSC Stockholders’ Meeting will be held virtually on            , 2023 at            Eastern Time at            , pursuant to the procedures described in this Registration Statement/Proxy Statement, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the MBSC Stockholder Proposals.

The MBSC Warrantholders’ Meeting will be held virtually on            , 2023 at            Eastern Time at            , pursuant to the procedures described in this Registration Statement/Proxy Statement, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the MBSC Stockholder Proposals.

Attending the MBSC Stockholders’ Meeting and the MBSC Warrantholders’ Meeting

All MBSC Stockholders as of the record date, or their duly appointed proxies, may attend the MBSC Stockholders’ Meeting either virtually or via the live webcast. If you were an MBSC Stockholder as of the close of business on            , 2023, you may attend the MBSC Stockholders’ Meeting. MBSC Stockholders do not need to attend the MBSC Stockholders’ Meeting to vote their shares. For information on how to vote your MBSC Common Shares, please see the subsection entitled “— Voting Your Shares or Warrants.”

All MBSC Warrantholders as of the record date, or their duly appointed proxies, may attend the MBSC Warrantholders’ Meeting either virtually or via the live webcast. If you were an MBSC Warrantholders as of the close of business on            , 2023, you may attend the MBSC Warrantholders’ Meeting. MBSC Warrantholders do not need to attend the MBSC Warrantholders’ Meeting to vote their shares. For information on how to vote your MBSC Common Shares, please see the subsection entitled “— Voting Your Shares or Warrants.”

In order to attend the MBSC Stockholders’ Meeting, or MBSC Warrantholders’ Meeting and vote, MBSC Stockholders and MBSC Warrantholders will need a control number. If you are a registered MBSC Stockholder or MBSC Warrantholder, you received a proxy card with this Registration Statement/Proxy Statement that includes your control number. If you do not have your control number, contact the Transfer Agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2373 or by email at proxy@continentalstock.com. If your MBSC Common Shares or MBSC Public Warrants are held in “street name” or are in a margin or similar account, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact the Transfer Agent to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

To attend and participate in the MBSC Stockholders’ Meeting virtually, MBSC Stockholders of record may visit            and enter their 12 digit control number. To attend and participate in the MBSC Warrantholders’ Meeting virtually, MBSC Warrantholders of record may visit            and enter their 12-digit control number.

Pursuant to the MBSC Articles, the MBSC Board (or the chief executive officer or the chairman, as applicable) may cancel or postpone any duly convened general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The MBSC Board (or the chief executive officer or the chairman)

will give MBSC Stockholders or MBSC Warrantholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the MBSC Board (or the chief executive officer or the chairman) may determine.

MBSC Stockholder Proposals

At the MBSC Stockholders’ Meeting, MBSC Stockholders will vote on the following MBSC Stockholder Proposals:

•        MBSC Stockholder Proposal No. 1 — The Business Combination Proposal — To approve the Business Combination Agreement, dated December 14, 2022, as amended on April 21, 2023 and June 15, 2023, and the Business Combination, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire and (ii) DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire;

•        MBSC Stockholder Proposal No. 2 — The Adjournment Proposal — To approve the adjournment of the MBSC Stockholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposal. If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

For more information on the MBSC Stockholder Proposals, please see the sections entitled “MBSC Stockholder Proposal No. 1 — The Business Combination Proposal” and “MBSC Stockholder Proposal No. 2 — The Adjournment Proposal.”

MBSC Warrantholder Proposals

At the MBSC Warrantholders’ Meeting, holders of MBSC Public Warrants will be asked to consider and vote upon the following proposals:

•        MBSC Warrantholder Proposal No. 1 — The Warrant Amendment Proposal — To consider and vote upon a proposal to approve and adopt the MBSC Public Warrant Amendment in the form attached as Annex M hereto to provide that, upon the Closing, each MBSC Public Warrant, which entitles the holder to purchase one share of MBSC Class A Common Shares, will be exchanged by such holder with MBSC for cash in the amount of $0.50 per MBSC Public Warrant. The MBSC Public Warrant Amendment will be contingent upon MBSC Stockholder Approval and consummation of the Business Combination; and

•        MBSC Warrantholder Proposal No. 2 — The Warrantholder Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal, or otherwise in connection with the Warrant Amendment Proposal.

For more information on the MBSC Warrantholder Proposals, please see the sections entitled “MBSC Warrantholder Proposal No. 1 — The Warrant Amendment Proposal” and “MBSC Warrantholder Proposal No. 2 — The Warrantholder Adjournment Proposal.”

Recommendation of the MBSC Board of Directors FOR the MBSC Stockholder Proposals and MBSC Warrantholder Proposals

The MBSC Board has unanimously determined that each of the Business Combination Proposal and the Warrant Adjournment Proposal (if put forth) is in the best interests of MBSC and unanimously recommends that MBSC Stockholders vote “FOR” each Proposal being submitted to a vote of the MBSC Stockholders at the MBSC Stockholders’ Meeting. For more information, please see the sections entitled “MBSC Stockholder Proposal No. 1 — The Business Combination Proposal” and “MBSC Stockholder Proposal No. 2 — The Adjournment Proposal.”

The MBSC Board believes that each of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal (if put forth) is in the best interests of MBSC and recommends that MBSC Warrantholders vote “FOR” each Proposal being submitted to a vote of the MBSC Warrantholders at the MBSC Warrantholders’ Meeting. For more information, please see the sections entitled “MBSC Warrantholder Proposal No. 1 — The Warrant Amendment Proposal” and “MBSC Warrantholder Proposal No. 2 — The Warrantholder Adjournment Proposal.”

When you consider the unanimous recommendation of the MBSC Board in favor of approval of the MBSC Stockholder Proposals and MBSC Warrantholder Proposals, you should keep in mind that, aside from their interests as stockholders or warrantholders, the MBSC Sponsor and certain members of MBSC management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Voting Power; Record Date

Only MBSC Stockholders and MBSC Warrantholders of record at the close of business on            , 2023, the record date for the MBSC Stockholders’ Meeting and the MBSC Warrantholders’ Meeting, will be entitled to vote at the MBSC Stockholders’ Meeting and the MBSC Warrantholders’ Meeting.

In respect of the MBSC Stockholder Proposals, each MBSC Stockholder is entitled to one vote for each MBSC Common Share registered in its name as of the close of business on the record date. If an MBSC Stockholder’s MBSC Common Shares are held in “street name” or are in a margin or similar account, such stockholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the record date, there were 37,500,000 MBSC Common Shares outstanding, of which 30,000,000 are MBSC Class A Common Shares and 7,500,000 are MBSC Class B Common Shares held by the MBSC Sponsor.

In respect of the MBSC Warrantholder Proposals, MBSC Warrantholders are entitled to one vote at the special meeting for each MBSC Public Warrant held of record as of the record date. On the record date, there were 10,000,000 outstanding MBSC Public Warrants. If an MBSC Warrantholder’s MBSC Public Warrants are held in “street name” or are in a margin or similar account, such warrantholder should contact its broker, bank or nominee to ensure that votes related to the warrants beneficially own by such warrantholder are properly counted.

Quorum and Required Vote

A quorum of MBSC Stockholders is necessary to hold a valid meeting. A quorum will be present at the MBSC Stockholders’ Meeting if one or more shareholders holding at least a majority of the power of all outstanding shares of capital stock of MBSC entitled to vote at the MBSC Stockholders’ Meeting attend virtually or are represented by proxy at the MBSC Stockholders’ Meeting. A quorum will be present at the MBSC Warrantholders’ Meeting if a majority of the MBSC Public Warrants outstanding and entitled to vote at the meeting is represented virtually or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote thereon at the MBSC Stockholders’ Meeting, voting as a single class. The Adjournment Proposal (if put forth) requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote and actually cast thereon at the MBSC Stockholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the MBSC Stockholders’ Meeting (assuming a quorum is present). Accordingly, an MBSC Stockholder’s failure to vote by proxy or to vote online at the MBSC Stockholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the MBSC Stockholder Proposals.

The Closing is conditioned on the approval of the Business Combination Proposal at the MBSC Stockholders’ Meeting. The Adjournment Proposal is not conditioned on the approval of the Business Combination Proposal set forth in this Registration Statement/Proxy Statement. If put forth at the MBSC Stockholders’ Meeting, the Adjournment Proposal will be the only Proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting.

The Warrant Amendment Proposal requires the vote of the registered holders of a majority of the MBSC Public Warrants issued and outstanding as of the record date. Accordingly, an MBSC Warrantholder’s failure to vote by proxy or to vote virtually at the MBSC Warrantholders’ Meeting, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. Pursuant to the Investor Support Agreements, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the Warrant Amendment Proposal, and accordingly the MBSC Public Warrant Amendment is expected to be adopted. The Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the MBSC Public Warrants that are voted at the special meeting of warrantholders. Accordingly, an MBSC Warrantholder’s failure to vote by proxy or to vote virtually at the MBSC Warrantholders’ Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Voting Your Shares or Warrants

If you are a shareholder of record, there are three ways to vote your MBSC Class A Common Shares or MBSC Class B Common Shares at the MBSC Stockholders’ Meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your MBSC Common Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your MBSC Common Shares, your MBSC Common Shares will be voted as recommended by the MBSC Board “FOR” each of the MBSC Stockholder Proposals;

•        You can submit your proxy by telephone or over the internet by following the instructions on your proxy card; or

•        You can attend the MBSC Stockholders’ Meeting virtually and vote.

If you are a warrantholder of record, there are three ways to vote your MBSC Public Warrants at the MBSC Warrantholders’ Meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your MBSC Public Warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your MBSC Common Shares, your MBSC Public Warrants will be voted as recommended by the MBSC Board “FOR” each of the MBSC Warrantholder Proposals;

•        You can submit your proxy by telephone or over the internet by following the instructions on your proxy card; or

•        You can attend the MBSC Warrantholders’ Meeting virtually and vote.

If your MBSC Common Shares or MBSC Public Warrants are held in “street name” or are in a margin or similar account, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact the Transfer Agent to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

Revoking Your Proxy

If you are a shareholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify MBSC, in writing, before the MBSC Stockholders’ Meeting that you have revoked your proxy; or

•        you may attend the MBSC Stockholders’ Meeting, revoke your proxy and vote virtually.

If you are a warrantholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify MBSC, in writing, before the MBSC Warrantholders’ Meeting that you have revoked your proxy; or

•        you may attend the MBSC Warrantholders’ Meeting, revoke your proxy and vote virtually.

No Additional Matters May Be Presented at the MBSC Stockholders’ Meeting or MBSC Warrantholders’ Meeting

The MBSC Stockholders’ Meeting has been called to consider only the approval of the Business Combination Proposal and (if put forth) the Adjournment Proposal. The MBSC Warrantholders’ Meeting has been called to consider only the approval of the Warrant Amendment Proposal and (if put forth) the Warrantholder Adjournment Proposal. Under the MBSC Articles, other than procedural matters incident to the conduct of the MBSC Stockholders’ Meeting or MBSC Warrantholders’ Meeting, no other matters may be considered at the special meetings if they are not included in this Registration Statement/Proxy Statement, which serves as the notice of the special meetings.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your MBSC Class A Common Shares or MBSC Class B Common Shares, you may call Innisfree M&A Incorporated, MBSC’s proxy solicitor, at $            (banks and brokers, please call collect at $            number).

Vote of the MBSC Initial Stockholders

The MBSC Initial Stockholders and MBSC management have agreed to vote any MBSC Class A Common Shares held by them in favor of the Business Combination. The MBSC Initial Stockholders have agreed to vote any MBSC Class B Common Shares held by them in favor of the Business Combination.

The MBSC Initial Stockholders and MBSC management have agreed to waive any redemption rights with respect to MBSC Class A Common Shares purchased in the MBSC IPO or in the aftermarket, in connection with the Business Combination. Additionally, pursuant to the MBSC Articles, the MBSC Initial Stockholders are not entitled to redemption rights with respect to any MBSC Founder Shares held by them in connection with the consummation of the Business Combination. The MBSC Initial Stockholders will not be entitled to any rights to liquidating distributions from the Trust Account with respect to MBSC Founder Shares held by them if MBSC fails to complete an Initial Business Combination by the Deadline Date. However, MBSC Initial Stockholders and MBSC management will be entitled to liquidating distributions with respect to any MBSC Class A Common Shares they may own if MBSC fails to complete an Initial Business Combination by the Deadline Date.

Redemption Rights

Pursuant to the MBSC Articles, any holders of MBSC Public Shares other than the MBSC Sponsor or MBSC management may elect to have their MBSC Public Shares redeemed for cash at a per share redemption price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust

Account not previously released to MBSC to pay working capital expenses (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination, divided by the number of then-outstanding MBSC Public Shares. If demand is properly made and the Business Combination is consummated, such holder of MBSC Common Shares received in exchange for MBSC Public Shares pursuant to the Business Combination Agreement will hold only the right to receive its pro rata share of the aggregate amount on deposit in the Trust Account which holds a portion of the proceeds of the MBSC IPO and the sale of the MBSC Private Placement Warrants (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). If an MBSC Public Stockholder exercises its redemption rights in full, then it will not own MBSC Public Shares or New Greenfire Common Shares following the redemption. You will have no right to participate in, or have any interest in, the future growth of New Greenfire, if any. You will be entitled to receive cash for your MBSC Common Shares only if you properly and timely demand redemption. For illustrative purposes, as of            , 2023, this would have amounted to approximately $            per issued and outstanding MBSC Public Share (excluding $            of interest earned on the funds held in the Trust Account as of            , 2023).

Each redemption of MBSC Common Shares by MBSC Public Stockholders will reduce the amount in the Trust Account. It is a condition to the Closing of the Business Combination that, after giving effect to the Transactions (including the Transaction Financing), MBSC shall have at least $5,000,001 of net tangible assets immediately after the Merger Effective Time. In addition, the MBSC Articles provide that MBSC shall not redeem MBSC Public Shares in an amount that would cause MBSC’s net tangible assets to be less than the amount required such that the MBSC Class A Common Shares would not become a “penny stock.” However, as a result of the structure of the Business Combination, the limitation described in the immediately preceding sentence will no longer apply upon consummation of the Business Combination, and it is anticipated that the New Greenfire Common Shares will be listed on the NYSE, which provides a separate exception from being subject to the “penny stock” rules.

To exercise your redemption rights, you must:

•        if you hold MBSC Units, elect to separate your MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants;

•        prior to 10:30 a.m. Eastern Time on            , 2023 (two business days before the MBSC Stockholders’ Meeting), tender your shares physically or electronically and submit a request in writing that MBSC redeem your MBSC Common Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com;

and

•        deliver your MBSC Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the MBSC Stockholders’ Meeting. MBSC Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. MBSC Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. MBSC Stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your MBSC Public Shares as described above, your shares will not be redeemed.

MBSC Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their MBSC Common Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this Registration Statement/Proxy Statement, or up to two business days prior to the vote on the proposal to approve the Business Combination at the MBSC Stockholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the MBSC Stockholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without MBSC’s consent once the Business Combination is approved.

Holders of outstanding MBSC Units must elect to separate their MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising redemption rights with respect to the MBSC Public Shares.

If you hold MBSC Units registered in your own name, you must deliver the certificate for such MBSC Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such MBSC Units into MBSC Public Shares and MBSC Public Warrants. This must be completed far enough in advance to permit the mailing of the MBSC Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the MBSC Public Shares from the MBSC Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your MBSC Units, you must instruct such nominee to separate your MBSC Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of MBSC Units to be split and the nominee holding such MBSC Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of MBSC Public Shares and the applicable fraction of MBSC Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the MBSC Public Shares from the MBSC Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your MBSC Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, MBSC Stockholders should verify the market price of the MBSC Class A Common Shares, as stockholders may receive higher proceeds from the sale of their MBSC Class A Common Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your MBSC Class A Common Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the MBSC Class A Common Shares when you wish to sell your shares.

If an MBSC Public Stockholder exercises its redemption rights in full, then it will not own MBSC Public Shares or New Greenfire Common Shares following the redemption. You will have no right to participate in, or have any interest in, the future growth of New Greenfire, if any. You will be entitled to receive cash for your MBSC Common Shares only if you properly and timely demand redemption.

Each redemption of MBSC Common Shares by MBSC Public Stockholders will reduce the amount in the Trust Account. It is a condition to the Closing of the Business Combination that, after giving effect to the Transactions (including the Transaction Financing), MBSC shall have at least $5,000,001 of net tangible assets immediately after the Merger Effective Time. In addition, the MBSC Articles provide that MBSC shall not redeem MBSC Public Shares in an amount that would cause MBSC’s net tangible assets to be less than the amount required such that the MBSC Class A Common Shares would not become a “penny stock.” However, as a result of the structure of the Business Combination, the limitation described in the immediately preceding sentence will no longer apply upon consummation of the Business Combination, and it is anticipated that the New Greenfire Common Shares will be listed on the NYSE, which provides a separate exception from being subject to the “penny stock” rules.

Pursuant to Section 172 of the MBSC Articles, if MBSC does not consummate an Initial Business Combination by the Deadline Date, MBSC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the MBSC Public Stockholders and all of MBSC’s warrants will expire worthless.

Appraisal or Dissent Rights

MBSC Stockholders will have the right to demand appraisal of their MBSC Public Shares and obtain payment in cash for the fair value of their MBSC Public Shares, but only if they perfect their appraisal rights and comply with the applicable provisions of the DGCL. Please see the section entitled “Appraisal or Dissent Rights” for more information.

Litigation Related to the Business Combination

Certain purported stockholders of MBSC have sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form F-4 filed by New Greenfire with the SEC. The Demands seek additional disclosures to remedy these purported deficiencies.

MBSC believes that the allegations in the Demands are meritless. These and/or other purported shareholders of MBSC may file lawsuits or send additional demand letters in connection with the Business Combination and the Registration Statement/Proxy Statement.

Proxy Solicitation Costs

MBSC is soliciting proxies on behalf of the MBSC Board. This solicitation is being made by mail but also may be made by telephone, virtually or by electronic means. MBSC will bear the cost of the solicitation.

MBSC has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies, and will pay Innisfree M&A Incorporated a fee of $            , plus disbursements. MBSC will reimburse Innisfree M&A Incorporated for reasonable and documented out-of-pocket expenses and will indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages and expenses.

MBSC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of MBSC Class A Common Shares and in obtaining voting instructions from those owners.

MBSC management may also solicit proxies by telephone, by facsimile, virtually or by electronic means. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION

Structure of the Business Combination

On December 14, 2022, MBSC, Greenfire, New Greenfire, DE Merger Sub and Canadian Merger Sub, entered into a Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire and (ii) DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire.

The transactions contemplated by the Transactions are structured as follows:

•        prior to the effectiveness of the Merger, by way of a Plan of Arrangement under the ABCA, Greenfire will complete a number of corporate steps as described below pursuant to the Plan of Arrangement, whereby (i) the Greenfire Shareholders will receive a number of New Greenfire Common Shares as Share Consideration and a cash payment equal to their pro rata share of the Cash Consideration, in exchange for their Greenfire shares, all as determined in accordance with the Plan of Arrangement, (ii) a portion of the Greenfire Performance Warrants to purchase Greenfire Common Shares issued pursuant to the Greenfire Equity Plan, whether vested or unvested, that are held by each Greenfire Performance Warrantholder will be deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, as determined in accordance with the Plan of Arrangement, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants with substantially the same terms as the Greenfire Performance Warrants as adjusted in accordance with the Plan of Arrangement, (iii) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and (iv) Surviving Greenfire will become a wholly-owned subsidiary of New Greenfire;

•        in accordance with the terms of the Greenfire Warrant Agreement, as amended by the Greenfire Supplemental Warrant Agreement: (a) a portion of the Greenfire Bond Warrants held by each holder of Greenfire Bond Warrants will be deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to holders of Greenfire Bond Warrants as determined in accordance with the Greenfire Supplemental Warrant Agreement, following which (b) each remaining Greenfire Bond Warrant will be deemed to be exercised for Greenfire Common Shares pursuant to the terms of the Greenfire Warrant Agreement as amended by the Greenfire Supplemental Warrant Agreement, and each former holder of Greenfire Bond Warrants will, following the Amalgamation and in exchange for such Greenfire Common Shares, receive New Greenfire Common Shares as determined in accordance with the Greenfire Supplemental Warrant Agreement; and

•        on the Closing Date following the consummation of the transactions described above, DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire, with the equityholders of MBSC receiving consideration as described in the subsection entitled “— Disposition of Securities.”

Prior to the Merger Effective Time on the Closing Date, the following transactions will occur pursuant to the Plan of Arrangement:

•        The Shareholders Agreement among Greenfire and certain Greenfire Shareholders, dated August 5, 2021, will be terminated.

•        Greenfire Shareholders exercising dissent rights pursuant to the Plan of Arrangement will have their Greenfire Common Shares cancelled, and such Greenfire Shareholders will cease to have any rights as Greenfire Shareholders other than the right to be paid fair value for such Greenfire Common Shares as set forth in the Plan of Arrangement.

•        The Greenfire Founders will: (i) receive a dividend equal to the pro rata share of the Cash Consideration payable to Greenfire Founders; (ii) have their Greenfire Common Shares consolidated; and (iii) thereafter receive New Greenfire Common Shares, in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement.

•        The Greenfire Employee Shareholders will: (i) through a series of transactions, receive a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to Greenfire Employee Shareholders in consideration for a portion of the Greenfire Common Shares held by such Greenfire Employee Shareholders; and (ii) receive New Greenfire Common Shares, in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement.

•        The Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants, in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement.

•        Greenfire and Canadian Merger Sub will complete the Amalgamation to form one corporate entity with the same effect as if they had amalgamated under the ABCA, except that the separate legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation.

•        Upon the Amalgamation, the Greenfire Equity Plan will be deemed to be amended and restated by the New Greenfire Performance Warrant Plan.

•        5,000,000 New Greenfire Warrants, with an expiration date that is five years from the Closing of the Business Combination, will be issued to the pre-Merger holders of New Greenfire Common Shares and New Greenfire Performance Warrants in each case in the numbers determined in accordance with the Plan of Arrangement.

•        The directors of New Greenfire immediately prior to the Merger Effective Time will resign and be replaced by a slate of directors to be determined prior to the Merger Effective Time, each to hold office until their respective term expires in accordance with the articles of incorporation of New Greenfire, or until their successors are elected or appointed.

The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below.

Disposition of Securities

The disposition of securities of MBSC and DE Merger Sub will occur as set forth below.

Immediately prior to the Merger, the following will occur:

•        If the amount of the New Greenfire Debt Financing issued at the Closing exceeds $25,000,000, then 750,000 MBSC Class B Common Shares held by the MBSC Sponsor, will be forfeited and cancelled for no consideration;

•        2,500,000 MBSC Class B Common Shares held by the MBSC Sponsor will be forfeited and cancelled for no consideration; and

•        3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor will be forfeited and cancelled for no consideration.

To the extent any MBSC Units remain outstanding and unseparated immediately prior to the Merger Effective Time, the MBSC Class A Common Shares and MBSC Warrants comprising each such issued and outstanding MBSC Unit immediately prior to the Merger Effective Time will be automatically separated and the holder of each MBSC Unit will be deemed to hold one MBSC Class A Common Share and one-third (1/3) of one MBSC Warrant. The MBSC Class A Common Shares and MBSC Warrants held following the Unit Separation will be converted as described below in accordance with the Business Combination Agreement.

Immediately prior to the Merger Effective Time, but subsequent to the Unit Separation, MBSC will redeem all of the issued and outstanding MBSC Public Warrants at $0.50 per MBSC Public Warrant, which redemption will be effected by MBSC by way of the MBSC Public Warrant Amendment if the Warrant Amendment Proposal is approved by MBSC Public Warrantholders. Pursuant to the Investor Support Agreements, holders of a majority of the MBSC Public Warrants have agreed to vote in favor of the Warrant Amendment Proposal, and accordingly the MBSC Public Warrant Amendment is expected to be adopted.

At the Merger Effective Time, by virtue of the Merger and without any further action on the part of the parties or any other person, the following will occur:

•        each issued and outstanding MBSC Class A Common Share, other than any Excluded MBSC Class A Common Shares and after giving effect to the MBSC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for MBSC Class A Common Shares, if any, pursuant to the Subscription Agreements, will be automatically converted into and exchanged for the right to receive (i) if an amount in cash less than or equal to $100,000,000 is remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, one New Greenfire Common Share and (ii) if an amount in cash greater than $100,000,000 is remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, (A) a fraction of a New Greenfire Common Share equal to $100,000,000 divided by the amount in the Trust Account after giving effect to the MBSC Stockholder Redemption, and (B) an amount in cash equal to the quotient of (I) the amount in the Trust Account after giving effect to the MBSC Stockholder Redemption that exceeds $100,000,000 minus the MBSC Extension Amount at the Merger Effective Time divided by (II) the number of MBSC Class A Common Shares (other than any Excluded MBSC Class A Common Shares and after giving effect to the MBSC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for MBSC Class A Common Shares, if any, pursuant to the Subscription Agreements);

•        each issued and outstanding MBSC Class B Common Share (after giving effect to the MBSC Sponsor Class B Share Forfeitures and any other transfers of MBSC Class B Common Shares in connection with the Closing) will be automatically converted into and exchanged for the right to receive (i) one New Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing;

•        each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement;

•        each share of common stock, par value $0.01 per share, of DE Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time will convert automatically into one share of common stock, par value $0.01 per share, of Surviving MBSC; and

•        each Excluded MBSC Class A Common Share will be cancelled for no consideration.

Organizational Structure

The following diagrams illustrate the organizational structure of MBSC and Greenfire immediately prior to the Business Combination:

The following diagram illustrates the ownership of New Greenfire following the Business Combination on a fully diluted basis. The percentages shown reflect the ownership of New Greenfire Common Shares and New Greenfire Warrants, in each case assuming no redemptions, assuming 50% redemptions or assuming maximum redemptions.

The no redemption and 50% redemption scenarios result in the same anticipated ownership of New Greenfire Common Shares upon the Closing because:

(i)     with respect to current MBSC Public Stockholders and the PIPE Investors, the number of New Greenfire Common Shares owned on a pro forma basis is anticipated to vary based on whether an amount of cash less than or equal to, or an amount greater than, $100,000,000 is remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption. Under both the no redemption and 50% redemption scenarios, an amount of cash greater than $100,000,000 would be remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, and the PIPE Financing would be automatically reduced to zero, 9,900,990 New Greenfire Common Shares would be held by current MBSC Public Stockholders and any cash remaining in the Trust Account, after giving effect to the MBSC Stockholder Redemption, would be distributed to non-redeeming MBSC Public Stockholders on a pro rata basis. As a result, both scenarios produce the same aggregate number of New Greenfire Common Shares held by current MBSC Public Stockholders and the PIPE Investors.

(ii)    with respect to shares held by the MBSC Sponsor, the only input anticipated to affect the number of New Greenfire Common Shares owned on a pro forma basis is the number of MBSC Class B Common Shares forfeited pursuant to the MBSC Sponsor Class B Share Forfeiture. Under both the no redemption and 50% redemption scenarios, the MBSC Sponsor will not forfeit 750,000 MBSC Class B Common Shares because the amount of the New Greenfire Debt Financing issued at the Closing will not exceed $25,000,000. In addition, under both scenarios, the MBSC Sponsor will forfeit 2,500,000 MBSC Class B Common Shares. Therefore, both scenarios result in an MBSC Class B Common Share Amount of 5,000,000. As a result, both scenarios produce the same aggregate number of New Greenfire Common Shares held by the MBSC Sponsor.

(iii)   with respect to shares held by current Greenfire Shareholders and current holders of Greenfire Bond Warrants, the only input anticipated to affect the number of New Greenfire Common Shares owned on a pro forma basis is the MBSC Class B Common Share Amount. Under both the no redemption and

50% redemption scenarios, the same amount of MBSC Class B Common Shares will remain issued and outstanding at the Merger Effective Time. As a result, both scenarios produce the same aggregate number of New Greenfire Common Shares held by current Greenfire Shareholders and current holders of Greenfire Bond Warrants, respectively.

Conditions to Closing of the Business Combination

Conditions to the Obligations of MBSC, the Acquisition Entities and Greenfire

Under the Business Combination Agreement, the obligations of MBSC, the Acquisition Entities and Greenfire to consummate the Transactions are subject to satisfaction or, if permitted by applicable Law, at or prior to the Merger Effective Time, waiver in writing by all of such parties of the following conditions:

(a)     the MBSC Stockholder Approval shall have been obtained;

(b)    the Arrangement Resolution shall have been approved by the Greenfire Required Approval in accordance with the Interim Order;

(c)     the Interim Order and the Final Order shall have been obtained on terms consistent with the Business Combination Agreement and shall not have been set aside or modified in a manner unacceptable to either MBSC or Greenfire, each acting reasonably, on appeal or otherwise;

(d)    no order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(e)     the Aggregate Transaction Proceeds shall be equal to or greater than $100,000,000;

(f)     after giving effect to the Transactions (including the Transaction Financing), MBSC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Merger Effective Time;

(g)    the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(h)    the Greenfire Seventh Supplemental Indenture shall have become effective in accordance with its terms and shall remain in full force and effect as of the Closing Date; and

(i)     the aggregate number of Greenfire Common Shares held, directly or indirectly, by those holders of such Greenfire Common Shares who have validly exercised Arrangement Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Arrangement Dissent Rights) shall not exceed 1% of the aggregate number of Greenfire Common Shares outstanding as of the Arrangement Effective Time.

Other Conditions to the Obligations of MBSC

The obligations of MBSC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Merger Effective Time, waiver in writing by MBSC of the following further conditions pursuant to the Business Combination Agreement:

(a)     no change, event, state of facts, development, effect or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (please see the subsection entitled “— Material Adverse Effect”);

(b)    (i) the representations of Greenfire and its subsidiaries in Section 5.2 (Capitalization of Greenfire or its subsidiaries) of the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) other than in any de minimis respect as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties of Greenfire and its subsidiaries set forth in Section 5.1(a) (Organization and Qualification), Section 5.2(a) (Capitalization of Greenfire or its subsidiaries), Section 5.3 (Authority), clause (a) of Section 5.8 (Absence of Changes) and Section 5.17 (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date). The other representations and warranties of Greenfire and its subsidiaries contained in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect;

(c)     Greenfire and the Acquisition Entities shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

(d)    Greenfire and the Acquisition Entities shall have delivered a counterpart to any Ancillary Documents to which they are a party;

(e)     Greenfire shall have delivered the Greenfire Updated Financial Statements;

(f)     at or prior to the Closing, Greenfire shall have delivered, or caused to be delivered, to MBSC a certificate duly executed by an authorized officer of Greenfire, dated as of the Closing Date, to the effect that certain conditions are satisfied, in form and substance reasonably satisfactory to MBSC;

(g)    at or prior to the Closing, Greenfire shall have delivered, or caused to be delivered, to MBSC (i) certain tax opinions in form and substance reasonably satisfactory to MBSC, and (ii) certain indemnity agreements in form and substance reasonably satisfactory to MBSC; and

(h)    certain fundamental representations and warranties of the Acquisition Entities shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date). The other representations and warranties of the Acquisition Entities shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the Acquisition Entities from consummating the Transactions.

Some of the conditions to MBSC’s obligations are qualified by the concept of a “Company Material Adverse Effect.” Please see the subsection entitled “— Material Adverse Effect.”

Conditions to the Obligations of Greenfire and the Acquisition Entities

The obligations of Greenfire and the Acquisition Entities to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or if permitted by applicable Law, at or prior to the Merger Effective Time, waiver in writing by Greenfire and the Acquisition Entities of the following further conditions pursuant to the Business Combination Agreement:

(a)     the New Greenfire Common Shares to be issued pursuant to the Transactions shall have been approved for listing on NYSE or any of its related exchanges or trading platforms, if eligible, or on such other exchange as the parties may reasonably agree for which the New Greenfire Common Shares to be issued are eligible;

(b)    the representations of MBSC in Section 6.6 (Capitalization of MBSC) in the Business Combination Agreement shall each be true and correct (without giving effect to any limitation as to “materiality” or “MBSC Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) other than in any de minimis respect as of the date of the Business Combination Agreement and the Closing Date (except to the extent that any such representation or warranty is made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date). The representations and warranties of MBSC set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority), Section 6.4 (Brokers) and Section 6.6 (Capitalization of MBSC) in the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “MBSC Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date). The other representations and warranties of MBSC contained in the Business Combination Agreement shall be true and correct without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, an MBSC Material Adverse Effect;

(c)     MBSC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by MBSC under the Business Combination Agreement at or prior to the Closing;

(d)    except as otherwise agreed by the parties to the Business Combination Agreement, the directors and officers of MBSC shall have resigned, effective as of the Closing;

(e)     no change, effect, event, state of facts, development, circumstance or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have an MBSC Material Adverse Effect;

(f)     MBSC shall have delivered a counterpart to any Ancillary Document to which it is a party; and

(g)    at or prior to the Closing, MBSC shall have delivered, or caused to be delivered, to Greenfire a certificate duly executed by an authorized officer of MBSC, dated as of the Closing Date, to the effect that certain conditions are satisfied, in form and substance reasonably satisfactory to Greenfire.

Material Adverse Effect

Some of the conditions to MBSC’s obligations are qualified by the concept of a “Company Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, state of facts, development, effect or occurrence that, individually or in the aggregate with any other change, event, state of facts, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of Greenfire and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the ability of Greenfire or any of its subsidiaries to consummate the Transactions, in each case, in accordance with the terms of the Business Combination Agreement and the Ancillary Documents, as applicable; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, state of facts, development, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets generally (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets, including any change in the price of crude oil, natural gas or other Hydrocarbons), (iv) changes in any applicable Laws, U.S. GAAP or IFRS applicable to Greenfire, including any COVID-19 measures or changes of interpretation of COVID-19 measures following the date of the Business Combination Agreement, (v) any change, event, state of facts, development, effect or occurrence that is generally applicable to the oil and gas industry in the geographic areas in which Greenfire and its subsidiaries operate, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions including the impact thereof on the relationships, contractual or otherwise, of any of Greenfire and its subsidiaries with employees, customers, contractors, lenders (other than Greenfire bondholders), suppliers, vendors, business partners, licensors, licensees, payors or other third parties related thereto (provided that this clause (vi) shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by the Business Combination Agreement or the Ancillary Documents), (vii) any failure by Greenfire and its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslide, wild fire, epidemic, pandemic (including COVID-19) or quarantine, act of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, state of facts, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, state of facts, development, effect or occurrence has or has had a disproportionate adverse effect on Greenfire and its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Greenfire and its subsidiaries operate.

Some of the conditions to Greenfire’s obligations are qualified by the concept of a “MBSC Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “MBSC Material Adverse Effect” means any change, event, state of facts, development, effect or occurrence that, individually or in the aggregate with any other change, event, state of facts, development, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the assets of MBSC, or (b) prevent, materially delay or materially impede the ability of MBSC to consummate the Transactions in accordance with the terms of the Business Combination Agreement and the Ancillary Documents, as applicable; provided, however, that “MBSC Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been an MBSC Material Adverse Effect: any adverse change, event, state of facts, development, effect or occurrence attributable to (i) any change in the trading price of MBSC Class A Common Shares, warrants exercisable therefor or units thereof; or (ii) the taking of any action required or expressly contemplated by the Business Combination Agreement, including any redemptions of MBSC Class A Common Shares pursuant to the MBSC Stockholder Redemption.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of MBSC and Greenfire;

(b)    by MBSC, if any of the representations or warranties of Greenfire and its subsidiaries set forth in Article V of the Business Combination Agreement shall not be true and correct or if Greenfire or any Acquisition Entity has failed to perform any covenant or agreement on the part of Greenfire or any Acquisition Entity, respectively, set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the Closing could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Greenfire by MBSC, and (ii) the Termination Date; provided, however, that MBSC is not then in breach of the Business Combination Agreement so as to prevent certain conditions to the Closing from being satisfied (for the avoidance of doubt, a breach by Greenfire related solely to Greenfire’s failure to deliver the Greenfire Audited Financial Statements by April 15, 2023 shall not, by itself, give rise to a right of MBSC to terminate the Business Combination Agreement);

(c)     by Greenfire, if any of the representations or warranties of MBSC set forth in Article VI of the Business Combination Agreement shall not be true and correct or if MBSC has failed to perform any covenant or agreement on the part of MBSC set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the Closing could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to MBSC by Greenfire and (ii) the Termination Date; provided, however, that none of Greenfire nor the Acquisition Entities is then in breach of the Business Combination Agreement so as to prevent certain conditions of the Closing from being satisfied;

(d)    by either MBSC or Greenfire, if the Transactions shall not have been consummated on or prior to the Termination Date; provided that if as of the Termination Date any of certain conditions to the Closing shall not have been satisfied, the Termination Date may be extended by either Greenfire or MBSC for a period of three (3) months by written notice to the other, and such date, as so extended, shall thereafter be the Termination Date for all purposes under the Business Combination Agreement and the Ancillary Documents; provided, further, that, in the event of any such extension, and as of such extended Termination Date any of certain conditions to the Closing shall not have been satisfied, the Termination Date may be further extended by either Greenfire or MBSC for a period of three (3) months by written notice to the other, and such date, as so further extended, shall thereafter be the Termination Date for all purposes under the Business Combination Agreement and the Ancillary Documents; provided, further, that (i) the right to terminate the Business Combination Agreement pursuant to this termination right shall not be available to MBSC if MBSC’s breach of any of its covenants or obligations under the Business Combination Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate the Business Combination Agreement pursuant to this termination right shall not be available to Greenfire if Greenfire’s or any Acquisition Entity’s breach of its respective covenants or obligations under the Business Combination Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date;

(e)     by either MBSC or Greenfire, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;

(f)     by either MBSC or Greenfire if the MBSC Stockholders’ Meeting has been held (including any adjournment thereof), has concluded, MBSC’s shareholders have duly voted, and the MBSC Stockholder Approval was not obtained;

(g)    by either MBSC or Greenfire, if the Greenfire Required Approval shall not have been obtained in accordance with the Interim Order on or before the Termination Date;

(h)    by MBSC, if the Greenfire Audited Financial Statements have not been delivered to MBSC on or before April 15, 2023; or

(i)     by MBSC, if the Greenfire Updated Financial Statements have not been delivered to MBSC on or before April 15, 2023.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto or their Affiliates, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall affect any liability on the part of any party for a willful breach of the Business Combination Agreement or fraud.

Ownership of New Greenfire Common Shares after Closing

Upon consummation of the Business Combination, the Greenfire Shareholders and the MBSC Stockholders will become New Greenfire Shareholders.

The following table illustrates the varying ownership levels of New Greenfire Common Shares after the Business Combination under three scenarios: (i) one with no redemptions by MBSC Public Stockholders (ii) one with 50% redemptions by MBSC Public Stockholders and (iii) one with maximum redemptions by MBSC Public Stockholders, basic and on a fully diluted basis.

Basic:

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	13%	9,900,990	13%	—	—%
Shares held by the MBSC Sponsor(1)	5,000,000	7%	5,000,000	7%	4,250,000	6%
Shares held by current Greenfire Shareholders	43,298,722	59%	43,298,722	59%	43,819,751	64%
Shares held by current holders of Greenfire Bond Warrants	15,579,591	21%	15,579,591	21%	15,767,066	23%
Shares held by PIPE Investors(2)	—	—%	—	—%	4,950,496	7%
Total New Greenfire Common Shares, basic	73,779,303	100.0%	73,779,303	100.0%	68,787,313	100%

____________

Ownership is shown on a non-dilutive basis.

(1)      An additional 750,000 MBSC Class B Common Shares will be forfeited and cancelled for no consideration when New Greenfire Debt Financing at the Closing exceeds $25 million.

(2)      Maximum redemption scenario contemplates PIPE Investment of $50 million to purchase 4,950,496 MBSC Class A Common Shares, which will be converted into New Greenfire Common Shares on a 1:1 basis on the Closing Date.

On a fully diluted basis:

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	11%	9,900,990	11%	—	—%
Shares held by the MBSC Sponsor, fully diluted(1)	7,526,667	9%	7,526,667	9%	6,776,667	8%
Shares held by current Greenfire Shareholders and holders of Greenfire Performance Warrants, fully diluted(2)(3)	50,497,143	60%	50,497,143	60%	51,059,667	61%
Shares held by current holders of Greenfire Bond Warrants, fully diluted(4)	16,829,591	20%	16,829,591	20%	17,017,066	20%
Shares held by PIPE Investors(5)	—	—%	—	—%	8,796,650	11%
Total New Greenfire Common Shares, fully diluted	84,754,391	100.0%	84,754,391	100.0%	83,650,050	100.0%

____________

Ownership is shown on a fully diluted basis. Please see the subsection entitled “— Total New Greenfire Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

(1)      As of December 31, 2022, MBSC had outstanding MBSC Private Placement Warrants of 7,526,667. Immediately prior to the Merger, 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor and 1,740,000 MBSC Private Placement Warrants held by Cantor will be forfeited and cancelled for no consideration. The remaining 2,526,667 MBSC Private Placement Warrants will be converted into New Greenfire Warrants on a 1:1 basis, which have been included in the fully diluted New Greenfire Common Shares.

(2)      On the Closing Date, 3,750,000 New Greenfire Warrants, including 2,910,123 New Greenfire Warrants to be held by Greenfire founders and 839,877 New Greenfire Warrants to be held by Greenfire employees, have been included in the fully diluted New Greenfire Common Shares.

(3)      On the Closing Date, the Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants. New Greenfire Performance Warrants of (i) 3,448,421 under the no redemption and 50% redemption scenarios, and (ii) 3,489,916 under the maximum redemption scenario, respectively, have been included in the fully diluted New Greenfire Common Shares.

(4)      On the Closing Date, 1,250,000 New Greenfire Warrants will be issued to the current holders of Greenfire Bond Warrants, which have been included in the fully diluted New Greenfire Common Shares.

(5)      Maximum redemption includes New Greenfire Debt Financing of $50,000,000 aggregate principal amount of New Greenfire Convertible Notes, which may be converted into New Greenfire Common Shares at $13 per share, equivalent to 3,846,154 New Greenfire Common Shares.

The figures in the above tables are presented only as illustrative examples and are based on assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Background of the Business Combination

MBSC is a blank check company incorporated on March 25, 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for a potential transaction using the network and investing and operating experience of MBSC’s management team and the MBSC Board. The terms of the Business Combination Agreement were the result of extensive negotiations between MBSC and Greenfire. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.

On October 26, 2021, MBSC consummated the MBSC IPO of 30,000,000 MBSC Units (each being composed of one share of MBSC Class A Common Shares and one-third of one MBSC Public Warrant), including the issuance of 3,900,000 MBSC Units issued pursuant to the underwriters’ over-allotment option, for total gross proceeds

(before underwriting discounts and commissions and offering expenses) of $300,000,000. Simultaneously with the MBSC IPO, MBSC consummated the sale of 5,786,667 and 1,740,000 Private Placement Warrants to the MBSC Sponsor and Cantor, respectively, at a price of $1.50 per Private Placement Warrant, generating total gross proceeds of $11,290,000. Following the closing of the MBSC IPO on October 26, 2021, an amount of $303,000,000 ($10.10 per MBSC Unit) from the aggregate net proceeds of the sale of the MBSC Units in the MBSC IPO and the private placement was placed in the Trust Account. This amount included $3,000,000 from the sale of the Private Placement Warrants in order to provide the investors a $10.10 redemption value per share or $303,000,000 total redemption value. Cantor served as the underwriter of the MBSC IPO, Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to MBSC and Ellenoff Grossman & Schole LLP acted as legal counsel to Cantor.

Officers and directors of MBSC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. In particular, Mohsin Y. Meghji, Executive Chairman of MBSC, is also Managing Partner of M-III Partners, L.P., a Delaware limited partnership (“M3 Partners”) and is an internationally recognized turnaround professional with a track record of building value across a wide range of sectors, including power, energy and industrials. Matthew Perkal, Chief Executive Officer of MBSC, is also a Partner at Brigade, and has led Brigade’s industry coverage for various sectors including retail, consumer, gaming and lodging, and has structured and led many of the firm’s successful investments in the private credit space. See “Business of MBSC and Certain Information about MBSC — Management — Executive Officers and Directors.”

Following the completion of its IPO, MBSC considered numerous potential target businesses with the objective of consummating its Initial Business Combination. Representatives of MBSC, including Mr. Meghji, Mr. Perkal, William Gallagher, MBSC’s Executive Vice President, and Charles Garner, MBSC’s Executive Vice President and Secretary, certain employees of M3 Partners and certain partners and employees of Brigade, each in an advisory capacity, contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities. MBSC considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational and investment experience, and network of MBSC’s management team.

In the process that led to identifying Greenfire as an attractive investment opportunity, MBSC’s management team compiled approximately 70 potential business combination targets across a wide range of industries, including energy, renewable materials/chemicals, retail, gaming, real estate, entertainment, medical services and transportation. MBSC evaluated a number of aspects of the potential target businesses, including, but not limited to, growth prospects, competitive advantages and risks, public company readiness, and conformity to MBSC’s strategy as identified in the registration statement for its initial public offering. Of these approximately 70 companies, MBSC entered into non-disclosure agreements with 12 such potential business combination targets (including Greenfire, as discussed below).

MBSC conducted preliminary diligence between November 2021 and August 2022 regarding the potential business combination targets with whom it executed non-disclosure agreements, including Greenfire and Party A, a retailer and potential business combination target with whom it did not execute a non-disclosure agreement.

Certain partners and an employee of Brigade had preexisting relationships with Greenfire’s management team and majority equityholders, including Julian McIntyre, a founding shareholder and substantial equityholder of Greenfire, dating to 2021 due to Brigade’s investment in the Greenfire Bonds and Greenfire Bond Warrants. See the subsection entitled “— Interests of Certain Persons in the Business Combination” for additional information.

Other than Greenfire, Brigade had preexisting relationships with two potential business combination targets with whom MBSC executed non-disclosure agreements, and with Party A. Brigade was a creditor of Party A in its previous bankruptcy, later invested in certain of Party A’s bonds post-bankruptcy, and Mr. Perkal has relationships with certain of Party A’s significant equityholders. Brigade also had preexisting relationships with Party B, an investment fund focusing on commercial real estate, due to Brigade’s previous partnership with Party B on various transactions. Other than Party A and Party B, Brigade had a preexisting relationship with one additional potential business combination target with whom MBSC executed a non-disclosure agreement via a former Brigade partner, who was a former board member at such potential business combination target. However, MBSC had no significant discussions with this potential business combination target regarding a business combination.

Members of MBSC’s management, including Messrs. Meghji, Perkal and Gallagher, as well as certain employees of M3 Partners, reviewed information provided by certain potential business combination targets, often via a virtual data room, with such information typically including a confidential information memorandum, historical and projected financial statements and financial models which often provided additional projected financial information. MBSC also engaged in discussions with management and/or advisors to certain potential business combination targets. MBSC held discussions with the CEO of Party C, an industrial gas company, and MBSC later informally verbally proposed certain financial terms of a business combination to Party C, which included a pre-money enterprise value and certain terms of a private placement financing. Additionally, MBSC held discussions with advisors to and management of Party B regarding a potential business combination between MBSC and a company holding retail real estate assets, of which Party B was a significant equityholder. MBSC and Party B negotiated high level proposals for a potential business combination which included certain financial terms such as the services to be provided by Party B to manage the combined business and the management fee that the combined business would pay Party B for such services.

Based on this initial round of preliminary diligence, and discussions with representatives of certain potential business combination targets, MBSC and/or the relevant potential target determined that 10 of the potential business combination targets with whom it executed a non-disclosure agreement (including Party B and Party C) were not attractive or feasible business combination opportunities due to a variety of factors, including unattractive sector or inadequate growth prospects, limited revenues/inadequate size or lack of earnings or positive cash flow, or the determination of the target that it did not want to engage in a business combination with a special purpose acquisition company.

MBSC determined to conduct additional diligence on the three remaining potential business combination targets, including Greenfire and Party A. This diligence included review of information provided in data rooms by Greenfire and Party D, a chemical company, to further develop MBSC’s evaluation of the potential business combination and additional industry and market diligence regarding each of Greenfire, Party A and Party D. MBSC did not have access to a data room of Party A because it did not have a non-disclosure agreement with Party A. Over the course of this additional round of diligence, MBSC submitted a non-binding proposals which outlined terms of a possible business combination including certain financial terms to each of Greenfire, Party A and Party D. MBSC abandoned a potential business combination with Party D because Party D’s owner required a valuation that MBSC determined to be unattractive, while Party A’s largest equityholders decided not to pursue a combination with MBSC.

A Brigade partner who had a preexisting relationship with Mr. McIntyre (as discussed above) shared Mr. McIntyre’s contact information with Mr. Perkal in early March 2022, and Mr. Perkal contacted Mr. McIntyre on March 10, 2022 via email to arrange a phone call to assess a possible combination between MBSC and Greenfire. MBSC first indicated to Greenfire its interest in combining with Greenfire on a phone call held between Mr. Perkal and Mr. McIntyre on March 11, 2022. At the time Mr. Perkal first contacted Mr. McIntyre regarding a possible combination between MBSC and Greenfire, Mr. McIntyre held beneficial ownership of 4,065,005 Greenfire Common Shares, representing 54% of the Greenfire Common Shares issued and outstanding at such time.

On March 17, 2022, MBSC and Greenfire entered into a confidentiality agreement (the “Confidentiality Agreement”). After the Confidentiality Agreement was executed and initial meetings took place, Greenfire began providing preliminary confidential information to MBSC regarding Greenfire and its subsidiaries and their collective business operations.

In early April 2022, as a condition to receiving additional due diligence information about Greenfire (including discussions with Greenfire’s management), MBSC submitted a presentation to Greenfire containing, among other things, background on MBSC and its management team and a non-binding high-level proposal for the terms of a potential business combination between MBSC and Greenfire. The terms of the non-binding proposal included a post-transaction enterprise value for Greenfire of $701 million, which was based on an EBITDA multiple of 2.5 times 2023 projected EBITDA. Such 2023 projected EBITDA was calculated using production and operating assumptions provided by Greenfire to Brigade, which were thereafter adjusted to include then-current commodity prices and reflect more conservative production estimates than projected by Greenfire. MBSC determined the EBITDA multiple forming the basis of the post-transaction enterprise value in its non-binding high-level proposal by reference to the EBITDA multiples of certain selected publicly traded companies identified by MBSC, taking into account Greenfire’s scale compared to such selected companies and the discount to the EBITDA multiples implied by the trading price of such selected companies required to ensure transaction certainty in the judgment of MBSC’s management. The terms of the non-binding proposal also included, among other things, a private placement of $100 million to backstop MBSC stockholder redemptions provided by Brigade, including $75 million of convertible preferred securities and $25 million of common equity and a $100 million minimum cash mutual closing condition. The non-binding proposal assumed net debt of $77 million and $27 million of transaction expenses, resulting in a post-transaction equity value of $623 million. Moreover, the non-binding proposal provided that 70% of the MBSC Founder Shares would vest at closing of the business combination and the remaining 30% would vest post-closing of the business combination if certain share price milestones were met. After MBSC submitted the high-level proposal, and concurrently with MBSC’s review of the additional due diligence materials and discussions with Greenfire’s management, MBSC and Greenfire engaged in substantive discussions regarding the terms proposed by MBSC.

In late April 2022, Greenfire submitted a presentation to MBSC outlining certain discussion items in response to MBSC’s non-binding high-level proposal. The presentation identified a valuation range of $867 million to $1.022 billion as an appropriate starting point and certain additional terms including, among other things: (i) a minimum $150 million backstop or a $200 million backstop with a minimum $100 million common equity private placement provided by external investors and (ii) 50% of proceeds to be used for a distribution to Greenfire’s existing shareholders and 50% of proceeds to Greenfire’s balance sheet. Shortly thereafter, Mr. Perkal and Mr. McIntyre discussed the presentation.

On April 27, 2022, Mr. Perkal shared information with a holder of Greenfire Bonds and Greenfire Bond Warrants regarding a potential business combination between MBSC and Greenfire, which led to a discussion on May 2, 2022 between Mr. Perkal, Mr. McIntyre, David Phung, Greenfire’s Chief Financial Officer, and representatives of such holder of Greenfire Bonds and Greenfire Bond Warrants, where the participants discussed the terms of a potential business combination between MBSC and Greenfire.

On May 7, 2022, Mr. McIntyre informed Mr. Perkal that the holder of Greenfire Bonds and Greenfire Bond Warrants believed the valuation of Greenfire proposed by MBSC was too low, but that the holder would potentially be supportive of a transaction involving preferred equity or another convertible instrument concurrent with a stock exchange listing and had asked Greenfire to propose terms of a potential business combination to MBSC.

On May 9, 2022, Mr. McIntyre sent Mr. Perkal the terms of a potential business combination between MBSC and Greenfire which included, among other things, an initial pre-transaction enterprise value for Greenfire of $800 million, a private placement of $150 million to backstop MBSC stockholder redemptions, including $100 million of convertible preferred securities and $50 million of common equity, subject to a cancellation fee of two to three percent of the aggregate undrawn amount.

On May 15, 2022, MBSC sent a draft non-binding term sheet regarding a potential business combination between MBSC and Greenfire to Mr. McIntyre, as the basis for further substantive discussions. The draft non-binding term sheet included, among other things, an initial pre-money equity value for Greenfire of $800 million plus a potential earnout payment to the shareholders of Greenfire to be mutually agreed following additional diligence. The initial draft non-binding term sheet also contemplated a private placement of at least $150 million to backstop redemptions by MBSC stockholders, including up to $100 million of convertible preferred securities and up to $50 million of common equity, a $150 million minimum cash mutual closing condition and an exclusive negotiation period to be mutually agreed. The non-binding term sheet provided that 30% of the MBSC Founder Shares would be subject to vesting based on the achievement of certain share price milestones and that up to 50% of the net proceeds of the potential transaction would be available to be redeem or repurchase equity of Greenfire from its existing investors.

On May 16, 2022, Mr. McIntyre informed Greenfire that the terms of the draft non-binding term sheet were generally acceptable and asked MBSC to draft a non-binding letter of intent.

On May 22, 2022, MBSC sent a draft non-binding letter of intent to Greenfire, which had been prepared by Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), MBSC’s legal counsel. The initial draft non-binding letter of intent included, subject to further due diligence, an initial pre-transaction enterprise value for Greenfire of $962 million and assumed net debt of approximately $75 million, resulting in an initial pre-money equity value of $887 million. The initial draft non-binding letter of intent also contemplated a private placement of at least $150 million (at least 50% of which was to be provided by an affiliate of Brigade), including up to $100 million of convertible preferred securities, a $150 million minimum cash mutual closing condition, a cancellation fee of two to three percentage points of any backstopped amounts not drawn and a 60-day exclusive negotiation period applicable to Greenfire. The non-binding term sheet also provided that 70% of the MBSC Founder Shares would vest at closing and the remaining 30% would vest post-closing if certain share price milestones were met. Following receipt of the draft non-binding letter of intent from MBSC, Greenfire reviewed and discussed the non-binding letter of intent with representatives of Carter Ledyard & Milburn LLP (“Carter Ledyard”), its legal counsel.

On May 25, 2022, a member of Greenfire’s management sent to a member of MBSC’s management a revised draft of the non-binding letter of intent. Greenfire’s revised draft non-binding letter of intent included, among other things, an initial pre-transaction enterprise value for Greenfire of $962 million and assumed net debt of approximately $100 million, resulting in an initial pre-money equity value of $862 million and limitations on the 60-day exclusive negotiation period applicable to Greenfire limiting its applicability to transactions by Greenfire with a special purpose acquisition company other than MBSC in order to permit Greenfire the opportunity to negotiate a transaction with a strategic counterparty.

On May 27, 2022, representatives of Wachtell Lipton and Carter Ledyard held a telephonic meeting to discuss Greenfire’s revised draft of the non-binding letter of intent. Later on May 27, 2022, a representative of Carter Ledyard emailed representatives of Wachtell Lipton that Greenfire was amenable to limiting the carve-out from the exclusivity provisions to potential strategic counterparties and limiting the scope of transactions to a sale of Greenfire or all of its assets.

On May 28, 2022, a representative of Wachtell Lipton sent to representatives of Carter Ledyard a revised draft of the non-binding letter of intent. The revised draft, among other things, excluded potential strategic counterparties from the exclusivity provisions and limited the scope of transactions to a sale of Greenfire or all of its assets.

On June 1, 2022, representatives of Wachtell Lipton and Carter Ledyard held a telephonic meeting to discuss MBSC’s revised draft of the non-binding letter of intent. Later that day, a representative of Wachtell Lipton sent to representatives of Carter Ledyard a revised draft of the non-binding letter of intent. The revised draft letter of intent included certain changes with respect to expense reimbursement.

On June 2, 2022, a representative of Wachtell Lipton sent to representatives of Carter Ledyard a revised draft of the non-binding letter of intent which included certain further changes with respect to expense reimbursement.

On June 3, 2022, MBSC and Greenfire executed the non-binding letter of intent (the “Initial LOI”).

On June 8, 2022, following the execution of the Initial LOI, a representative of Wachtell Lipton sent representatives of Carter Ledyard a high priority due diligence request list.

On June 9, 2022, members of MBSC’s management (including Messrs. Meghji, Perkal, Gallagher and Garner), Mr. Phung and other representatives of Greenfire, and representatives of Wachtell Lipton and Carter Ledyard held a telephonic conference regarding the due diligence request list, a timeline for signing definitive agreements for the transaction and other items related to the potential transaction.

On June 16, 2022, a representative of Wachtell Lipton sent representatives of Carter Ledyard an additional high priority due diligence request list.

On June 20, 2022, representatives of Wachtell Lipton were provided with access to a virtual data room of Greenfire and began conducting legal due diligence review of certain of the materials contained therein.

From June to August 2022, Greenfire conducted a sales process involving potential strategic buyers. During this period, MBSC had minimal contact with Greenfire and did not engage in substantive discussions of a business combination.

In early August 2022, Mr. McIntyre informed Mr. Perkal that Greenfire’s strategic sales process had concluded without a potential transaction. Mr. McIntyre, on behalf of Greenfire, and Messrs. Meghji and Perkal, on behalf of MBSC, thereafter began to discuss revised terms of a potential business combination between MBSC and Greenfire and, in mid-August 2022, exchanged high-level proposals regarding such terms. The terms discussed included: (i) modifying the terms for vesting of the MBSC Founder Shares such that (A) 2.5 million MBSC Founder Shares would vest at closing without any further action of the MBSC Sponsor, (B) 1.0 million MBSC Founder Shares would vest only if 50% or greater of the MBSC Public Warrants were repurchased at $0.50 or less (with pro rata vesting if less than 50% of the MBSC Public Warrants were repurchased) and otherwise would be forfeited, at the closing, (C) 1.5 million MBSC Founder Shares would vest only if the amount of preferred shares issued (as discussed below) plus the amount of any backstop did not exceed $25 million and otherwise would be forfeited at the closing, and (D) 2.5 million MBSC Founder Shares would be forfeited at the closing without any further action by the MBSC Sponsor (the original letter of intent provided that 70% of the MBSC Founder Shares would vest at closing and the remaining 30% would vest post-closing if certain share price or corporate event milestones were met), (ii) $75 million of cash consideration being paid to Greenfire Shareholders (the original letter of intent provided that Greenfire Shareholders would receive an amount of cash consideration to be agreed by the parties, up to a maximum of 50% of the funds available in the Trust Account after the MBSC Stockholder Redemption) and (iii) a decrease in the backstop to MBSC stockholder redemptions from $150 million to $100 million, with up to $50 million of the revised amount taking the form of preferred securities (the original letter of intent provided that up to $100 million of preferred securities could be issued to backstop MBSC stockholder redemptions).

MBSC and Wachtell Lipton prepared a draft of an amended and restated non-binding letter of intent, which Wachtell Lipton sent to Carter Ledyard on August 23, 2022. The initial draft amended and restated non-binding letter of intent included, subject to further due diligence by MBSC, an initial pre-transaction enterprise value for Greenfire of $950 million and assumed net debt of approximately $100 million, resulting in an initial pre-money equity value of $850 million. The initial draft amended and restated non-binding letter of intent also contemplated a private placement of $100 million, including up to $50 million of preferred securities and the remainder in the form of common stock, as well as a $100 million minimum cash mutual closing condition and an eight-week exclusive negotiation period applicable to Greenfire. The terms of the private placement included that the private placement would be reduced dollar for-dollar on a pro rata basis by the amount remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, with the preferred securities being reduced first. The terms of the preferred securities included that they would be structurally junior to the Greenfire Bonds, have a three-year tenor and bear a 9% cash coupon. The initial draft amended and restated letter of intent also removed the carve-out of the exclusivity provisions for a strategic sales process of Greenfire.

On August 30, 2022, a representative of Carter Ledyard sent to representatives of Wachtell Lipton a revised draft of the amended and restated non-binding letter of intent. Greenfire’s revised draft non-binding letter of intent included, among other things, an agreement to negotiate a termination fee payable by each party to the other if, following execution of the definitive agreements with respect to the proposed transaction, the transaction is terminated under circumstances to be agreed by the parties (MBSC’s initial draft amended and restated non-binding letter of intent had included that such termination fee would be payable only by Greenfire to MBSC).

On September 3, 2022, a representative of Wachtell Lipton sent to representatives of Carter Ledyard a revised draft of the amended and restated non-binding letter of intent. The revised draft, among other things included certain adjustments with respect to expense reimbursement and thereafter the parties continued to discuss and exchange drafts of the non-binding letter of intent through September 12, 2022.

MBSC and Greenfire executed the amended and restated non-binding letter of intent (the “Amended and Restated LOI”) on September 12, 2022.

During the following three months, representatives of Wachtell Lipton and Osler, Hoskin & Harcourt LLP (“Osler”), acting as Canadian legal counsel to MBSC, on behalf of MBSC, and representatives of Carter Ledyard, Burnet, Duckworth & Palmer LLP (“BDP”), acting as Canadian legal counsel to Greenfire, Felesky Flynn LLP, acting as Canadian tax counsel to Greenfire, and Greenfire management, as applicable, on behalf of Greenfire, had additional conversations and email exchanges regarding follow-up questions and requests arising from matters discussed on the previous calls and other matters arising over the course of Wachtell Lipton’s and Osler’s respective review of Greenfire’s written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the virtual data room or via email.

On October 4, 2022, a representative of Wachtell Lipton, on behalf of MBSC, emailed to representatives of Carter Ledyard, on behalf of Greenfire, an initial draft of the form of Subscription Agreement, based on the terms of the Amended and Restated LOI, pursuant to which the PIPE Investors would agree to purchase New Greenfire Common Shares at $10.10 per share and shares of preferred stock of New Greenfire at a purchase price determined in accordance with the Amended and Restated LOI, each such purchase would be consummated substantially concurrently with the closing of the Business Combination, subject to the terms and conditions set forth therein. Over the next three weeks, representatives of Wachtell Lipton and Carter Ledyard further negotiated the terms of the form of Subscription Agreement.

Also on October 4, 2022, a representative of Wachtell Lipton, on behalf of MBSC, emailed to representatives of Carter Ledyard, on behalf of Greenfire, an initial draft form of the Lock-Up Agreement based on the terms of the Amended and Restated LOI, which would be applicable to certain existing equity holders of Greenfire, including members of Greenfire management, and the MBSC Sponsor, in respect of their shares of the combined company. The parties continued to negotiate the terms of this agreement over the course of the next two months, exchanging multiple drafts thereof prior to the execution of the Business Combination Agreement on December 14, 2022, to which the agreed form of Lock-Up Agreement was attached as an exhibit. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Lock-Up Agreement” for additional information.

Also on October 4, 2022, a representative of Wachtell Lipton, on behalf of MBSC, emailed to representatives of Carter Ledyard, on behalf of Greenfire, an initial draft of the Sponsor Support Agreement, pursuant to which, among other things, the MBSC Sponsor would agree to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the proposed business combination with respect to any shares of MBSC Common Shares held by them. The parties continued to negotiate the terms of this agreement over the course of the next two months, exchanging multiple drafts thereof before a final version of the Sponsor Support Agreement was executed by the parties thereto on December 14, 2022. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Sponsor Agreement” for additional information.

On October 13, 2022, members of MBSC’s management team held a telephonic meeting with the members of the MBSC Board, during which representatives of Wachtell Lipton were also present. Members of MBSC’s management provided an update regarding the discussions and negotiations with Greenfire regarding a potential business combination, including the extensive diligence that had been conducted on Greenfire and its business. The members of the MBSC Board supported MBSC management continuing to pursue the potential business combination with Greenfire. Then, representatives of Wachtell Lipton presented a general overview of the MBSC Board’s fiduciary duties, including certain measures to be considered to ensure the MBSC Board’s independence and compliance with its fiduciary duties in connection with a potential transaction with Greenfire. Following discussion, the MBSC Board discussed the potential formation of a special committee of independent directors in connection with the potential transaction with Greenfire.

In mid to late October 2022, the MBSC Board, via Messrs. Meghji and Perkal, contacted a number of potential providers of a fairness opinion with respect to a potential transaction between MBSC and Greenfire. Representatives of Wachtell Lipton discussed the scope of the fairness opinion sought with such potential providers of a fairness opinion.

On October 21, 2022, a representative of Wachtell Lipton, on behalf of MBSC, emailed to representatives of Carter Ledyard, on behalf of Greenfire, an initial draft of the Business Combination Agreement based on the terms of the Amended and Restated LOI, which contemplated, among other things, that the transaction would be structured as a “top hat” (also known as a “double dummy”), that the combined company would be organized under New Greenfire, a newly formed holding company with substantially all of the operating assets and business of New Greenfire being held indirectly through Greenfire and that New Greenfire would acquire Greenfire via a plan of arrangement. The final documentation, including with respect to transaction structure, mechanics relating to the treatment in the Business Combination of certain of Greenfire’s outstanding securities, the parties’ representations and warranties, restrictions on the conduct of Greenfire’s and MBSC’s business between signing and closing, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the Amended and Restated LOI, required additional negotiation by the parties.

On October 26, 2022, a draft form of the Subscription Agreement was provided to the prospective Transaction Financing Investors. Over the next seven weeks, after a draft form of Subscription Agreement had been provided to the prospective Transaction Financing Investors, the terms of the Subscription Agreement were further negotiated between the representatives of Wachtell Lipton and representatives of Carter Ledyard, on behalf of their respective clients, and on behalf of the Transaction Financing Investors by their respective advisors, and multiple drafts of the Subscription Agreement were exchanged prior to the execution of the agreed form of Subscription Agreement by the parties thereto on December 14, 2022. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Subscription Agreements” for additional information.

On November 1, 2022, Messrs. Alan Carr and William Transier were appointed to the MBSC Board as independent directors. Messrs. Carr and Transier were selected as independent directors due to, among other factors, their independence with respect to a potential transaction between MBSC and Greenfire, including that they would be compensated for their service as directors with cash irrespective of whether the business combination would be consummated. Simultaneously with the appointment of Messrs. Carr and Transier to the MBSC Board, the MBSC Board established by written resolution (the “Transaction Committee”), composed of Messrs. Carr and Transier, for the purposes of evaluating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination of MBSC with one or more businesses (collectively, “Potential Transactions”), with the authority to recommend Potential Transactions to the MBSC Board, and supervising the preparation of a fairness opinion with respect to Potential Transactions.

On November 2, 2022, a representative of Milbank LLP (“Milbank”), on behalf of Brigade, emailed to representatives of Wachtell Lipton, on behalf of MBSC, an initial draft of the certificate of designations with respect to the preferred securities contemplated by the Amended and Restated LOI. Over the next three weeks, MBSC, Greenfire and the Transaction Financing Investors, and their respective counsel, discussed certain aspects of the preferred securities contemplated by the Amended and Restated LOI, and determined that instead of preferred securities, such Transaction Financing Investors would subscribe for New Greenfire Convertible Notes with economic terms substantially equivalent to the terms of the preferred securities contemplated by the Amended and Restated LOI, and on November 23, 2022, a representative of Milbank, on behalf of Brigade, emailed to representatives of Wachtell Lipton, on behalf of MBSC, an initial draft of a convertible notes indenture. The parties continued to negotiate the terms of this indenture over the course of the next three weeks. During this time, multiple drafts of the New Greenfire Debt Financing Indenture were exchanged prior to the execution of the Subscription Agreements on December 14, 2022, to which the agreed form of indenture governing the New Greenfire Convertible Notes was attached as an exhibit. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Greenfire Shareholder Support Agreement” for additional information.

Also on November 2, 2022, a representative of Wachtell Lipton, on behalf of MBSC, emailed to representatives of Carter Ledyard, on behalf of Greenfire, an initial draft of the Greenfire Shareholder Support Agreement, pursuant to which, among other things, the Greenfire Shareholders party thereto would agree to vote their Greenfire Common Shares to approve and adopt the Business Combination Agreement and the Transactions. The parties continued to negotiate the terms of this agreement over the course of the next six weeks, exchanging multiple drafts thereof before a final version of the Greenfire Shareholder Support Agreement was executed by the parties thereto on December 14, 2022. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Greenfire Shareholder Support Agreement” for additional information.

On November 4, 2022, a representative of Carter Ledyard, on behalf of Greenfire, emailed to representatives of Wachtell Lipton, on behalf of MBSC, a revised draft of the Business Combination Agreement reflecting adjustments to the parties’ representations and warranties, the interim operating covenants applicable to MBSC and Greenfire, termination rights and termination fees and certain structuring matters (including with respect to the Plan of Arrangement), among other revisions.

Also on November 4, 2022, the MBSC Board engaged Peters as an independent financial advisor to the Transaction Committee to provide a fairness opinion to the Transaction Committee in connection with the Business Combination.

On November 8, 2022, a representative of Wachtell Lipton, on behalf of MBSC, emailed to representatives of Carter Ledyard, on behalf of Greenfire, an initial draft form of the Investor Rights Agreement based on the terms of the Amended and Restated LOI, pursuant to which, among other things, New Greenfire would agree to register for resale (including pursuant to demand rights for underwritten takedown offerings and customary piggyback rights), New Greenfire Common Shares held by the parties thereto (including the MBSC Sponsor, the Transaction Financing Investors and certain Greenfire equityholders) from time to time, and the MBSC Sponsor would be granted certain board representation rights with respect to the New Greenfire Board, the terms of which the parties continued to negotiate over the course of the following five weeks, including with respect to the ownership thresholds applicable to the MBSC Sponsor’s board representation rights. During this time, multiple drafts of the Investor Rights Agreement were exchanged prior to the execution of the Business Combination Agreement on December 14, 2022, to which the agreed form of Investor Rights Agreement was attached as an exhibit. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Rights Agreement” for additional information.

Also on November 8, 2022, the exclusive negotiation period applicable to Greenfire was extended.

On November 10, 2022, members of MBSC’s management team held a telephonic meeting with the members of the MBSC Board, during which representatives of Brigade and Wachtell Lipton were also present for a portion of the meeting. Members of MBSC’s management provided an update regarding the discussions and negotiations with Greenfire regarding the potential business combination. A representative of Brigade, an analyst focusing on the oil and gas industry, gave a presentation to the MBSC Board on Greenfire’s business and answered questions from the MBSC Board.

On November 11, 2022, the Transaction Committee held a telephonic meeting, during which representatives of Wachtell Lipton were present. Wachtell Lipton provided the Transaction Committee with an overview regarding the discussions and negotiations with Greenfire regarding the potential business combination between MBSC and Greenfire. The Transaction Committee also received legal advice from Wachtell Lipton regarding the potential conflicts of interest in a transaction involving Greenfire given the relationship between and involvement of Brigade with each of MBSC and Greenfire and the conflicts inherent in the compensation structure with respect to MBSC’s directors (other than Messrs. Carr and Transier) which factors had contributed to the MBSC Board’s determination to appoint Messrs. Carr and Transier as directors and form the Transaction Committee. See subsection entitled “— Interests of Certain Persons in the Business Combination.”

On November 13, 2022, a representative of Wachtell Lipton, on behalf of MBSC, emailed to representatives of Carter Ledyard, on behalf of Greenfire, a revised draft of the Business Combination Agreement reflecting adjustments to the parties’ representations and warranties, the interim operating covenants applicable to MBSC and Greenfire, termination rights and termination fees and certain structuring matters (including with respect to the Plan of Arrangement), among other revisions and thereafter the parties continued to discuss and exchange drafts of the Business Combination Agreement through December 14, 2022.

On November 14, 2022, the Transaction Committee held a telephonic meeting, during which representatives of Wachtell Lipton were present. Wachtell Lipton provided the Transaction Committee with a further overview regarding the discussions and negotiations with Greenfire regarding the potential business combination between MBSC and Greenfire, including the legal structure of the proposed transaction, the transaction documents then being negotiated and recent SEC proposed rules regarding special purpose acquisition companies and their potential applicability to MBSC in connection with the proposed transaction with Greenfire.

Also on November 14, 2022, the Transaction Committee held a telephonic meeting, during which representatives of Wachtell Lipton and representatives of Peters were present. Peters provided an overview of its analysis to date and responded to questions from the Transaction Committee regarding the background of Peters’s engagement for the proposed transaction, the qualifications of Peters to render a fairness opinion with respect to the Business Combination and other matters.

On November 17, 2022, a representative of BDP, on behalf of Greenfire, emailed to representatives of Wachtell Lipton and Osler, on behalf of MBSC, an initial draft form of arrangement resolution. The parties continued to negotiate the terms of the arrangement resolution over the course of the next four weeks, exchanging multiple drafts thereof prior to the execution of the Business Combination Agreement on December 14, 2022, to which the agreed form of Arrangement Resolution was attached as an exhibit. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents” for additional information.

Also on November 17, 2022, the exclusive negotiation period applicable to Greenfire was extended.

On November 23, 2022, members of MBSC’s management team held a telephonic meeting with the members of the MBSC Board, during which an employee of Brigade (an analyst focusing on the oil and gas industry) and Wachtell Lipton were also present. Members of MBSC’s management provided an update regarding the discussions and negotiations with Greenfire regarding the potential business combination, including conveying to the MBSC Board that Greenfire’s management was presenting revised projections to reflect their updated view of the timing of realization of the benefits of Greenfire’s ongoing de-bottlenecking initiatives and discussed certain conflicts of interest of Brigade with respect to the proposed transaction. Greenfire had previously provided projections (including production estimates) to MBSC periodically, including in connection with MBSC’s initial consideration of a potential business combination with Greenfire (as discussed above), as well as in connection with the parties’ reengagement after the conclusion of Greenfire’s strategic sales process. Greenfire revised its projections because it determined it was going to take longer than originally expected for various de-bottlenecking investments to be completed and the benefits of these investments would not be realized until the later part of 2023 into 2024, as opposed to the earlier part of 2023. The Brigade analyst focusing on the oil and gas industry provided a further update regarding Greenfire’s revised projections then in progress and answered questions from the MBSC Board.

On November 25, 2022, a representative of BDP, on behalf of Greenfire, emailed to representatives of Wachtell Lipton and Osler, on behalf of MBSC, an initial draft form of plan of arrangement. The parties continued to negotiate the terms of the plan of arrangement over the course of the next three weeks, exchanging multiple drafts thereof prior to the execution of the Business Combination Agreement on December 14, 2022, to which the Plan of Arrangement was attached as an exhibit. See “— Structure of the Business Combination” for additional information.

On November 27, 2022, a representative of BDP, on behalf of Greenfire, emailed to representatives of Wachtell Lipton and Osler, on behalf of MBSC, an initial draft supplemental warrant agreement, pursuant to which (a) a certain number of Greenfire Bond Warrants would be deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to holders of Greenfire Bond Warrants as determined in accordance with the Greenfire Supplemental Warrant Agreement, following which (b) each remaining Greenfire Bond Warrant would be deemed to be exercised for Greenfire Common Shares pursuant to the terms of the Greenfire Warrant Agreement as amended by the Greenfire Supplemental Warrant Agreement, and each former holder of Greenfire Bond Warrants would, following the Amalgamation and in exchange for such Greenfire Common Shares, receive New Greenfire Common Shares as determined in accordance with the Greenfire Supplemental Warrant Agreement. The parties continued to negotiate the terms of the plan of arrangement over the course of the next two weeks, exchanging multiple drafts thereof, and on December 7, 2022, an agreed form of the supplemental warrant agreement was distributed to the holders of the Greenfire Bond Warrants and was executed by the parties thereto on December 14, 2022 concurrently with the execution of the Business Combination Agreement on December 14, 2022, to which the Greenfire Supplemental Warrant Agreement was attached as an exhibit. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents” for additional information.

On November 30, 2022, a representative of Wachtell Lipton, on behalf of MBSC, emailed to representatives of Carter Ledyard, on behalf of Greenfire, an initial draft form of promissory note pursuant to which MBSC would loan to New Greenfire certain proceeds of the PIPE Investment. The parties continued to negotiate the terms of this note over the course of the next two weeks, exchanging multiple drafts thereof prior to the execution of the Business Combination Agreement on December 14, 2022, to which the agreed form of note was attached as an exhibit. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — MBSC Proceeds Note” for additional information.

On December 1, 2022, a representative of Carter Ledyard, on behalf of Greenfire, emailed to representatives of Wachtell Lipton, on behalf of MBSC, a revised draft of the Business Combination Agreement, which included, among other changes, an alteration of the vesting terms of the 2.5 million MBSC Founder Shares previously agreed to be subject to vesting conditions such that (i) 1.75 million MBSC Founder Shares would vest only if 100% of the MBSC Public Warrants were repurchased at $0.50 or less (with pro rata vesting if less than 50% of the MBSC Public Warrants were repurchased) and otherwise would be forfeited at the closing and (ii) 0.75 million MBSC Founder Shares would vest only if the amount of convertible notes issued plus the amount of any backstop did not exceed $25 million and otherwise would be forfeited at the closing. Such changes had previously been discussed by Mr. McIntyre and Mr. Perkal.

Also on December 1, 2022, the exclusive negotiation period applicable to Greenfire was extended.

On December 2, 2022, the Transaction Committee held a telephonic meeting, during which a member of MBSC’s management and representatives of Wachtell Lipton and Peters were present. Peters provided an overview of its draft fairness opinion and explained its methodology in connection therewith. Peters discussed the oil and gas reserve reports on which it was relying in connection with its fairness opinion and responded to questions from the Transaction Committee regarding such reserve reports. The Transaction Committee and Peters agreed that Peters would prepare follow-up analyses in response to the questions from the Transaction Committee.

Also on December 2, 2022, members of MBSC’s management team held a telephonic meeting with the members of the MBSC Board, during which an employee of Brigade (an analyst focusing on the oil and gas industry), certain employees of M3 Partners and representatives of Wachtell Lipton were also present. Members of MBSC’s management provided an update regarding the discussions and negotiations with Greenfire regarding the potential business combination. The Brigade analyst focusing on the oil and gas industry provided information regarding the valuation of Greenfire implied by the proposed transaction as well as certain other matters. Wachtell Lipton provided the Transaction Committee with a further overview regarding the discussions and negotiations with Greenfire regarding the potential business combination between MBSC and Greenfire, including the legal structure of the proposed transaction and the transaction documents. Wachtell Lipton then provided a summary of the conflicts of Brigade with respect to the proposed transaction and responded to questions from the MBSC Board regarding steps taken to ameliorate the impact of such conflicts, including the role of the Transaction Committee.

On December 5, 2022, a draft form of Investor Support Agreement, pursuant to which the holder of MBSC Public Warrants party thereto would agree to vote all MBSC Public Warrants held by such holder in favor of any amendment to the terms of the MBSC Public Warrants proposed by MBSC and vote in favor of any other matter reasonably necessary to amend the terms of the MBSC Public Warrants such that all of the MBSC Public Warrants held by such warrantholder would be exchanged for a price per whole MBSC Public Warrant that was left blank in such initial draft, was provided to certain MBSC Public Warrantholders. Over the next two weeks, the terms of the Investor Support Agreement were further negotiated between the representatives of Wachtell Lipton, on behalf of MBSC, and certain MBSC Public Warrantholders and/or their respective advisors on their behalf, and multiple drafts of the Investor Support Agreements were exchanged prior to the execution of the agreed forms of Investor Support Agreement by the parties thereto on December 14, 2022, which included a price per whole MBSC Public Warrant of $0.50. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Support Agreements” for additional information. In connection with the negotiation and later execution of the Investor Support Agreements, the parties agreed that pursuant to the terms of the Business Combination Agreement an additional 1.75 million MBSC Founder Shares would vest at closing without any further action of the MBSC Sponsor, and thereafter only 0.75 million MBSC Founder Shares would be subject to vesting (such vesting being subject to the condition that the amount of convertible notes issued plus the amount of any backstop did not exceed $25 million).

On December 7, 2022, the Transaction Committee held a telephonic meeting, during which representatives of Wachtell Lipton and Peters were present. Peters discussed the certain analyses it had prepared regarding the oil and gas reports on which it was relying in response to questions from the Transaction Committee at the previous meeting of the Transaction Committee.

Over the course of the next week, the parties finalized the transaction documents (or forms thereof) with respect to the proposed Business Combination based on the terms agreed upon by the parties, including the Greenfire Shareholder Support Agreement, the Sponsor Support Agreement, the Subscription Agreements with each of the Transaction Financing Investors, and the Business Combination Agreement and the exhibits thereto. In the course of finalizing such transaction documents, the parties discussed and made a number of changes to the transaction structure and economics, including with respect to the Investor Support Agreements. Greenfire initially objected to an obligation to repurchase the MBSC Public Warrants pursuant to the Investor Support Agreements (to be funded at Closing), and sought instead to have an option (rather than an obligation) to make such repurchases. In order to induce Greenfire to proceed with the Investor Support Agreement as drafted, the MBSC Sponsor agreed to contribute $1 million to Greenfire in order to fund such repurchases.

Members of the Greenfire Board were involved in all stages of the negotiation of the Business Combination Agreement, Ancillary Documents and Plan of Arrangement. On December 12, 2022, the Greenfire Board held a meeting via teleconference, in which representatives of Carter Ledyard and BDP participated, to discuss the material terms of the substantially final versions of the Business Combination Agreement, Ancillary Documents and related matters, including the Plan of Arrangement. Representatives from Carter Ledyard provided a presentation to the Greenfire Board on the material terms and conditions of the Business Combination Agreement and Ancillary Documents. Representatives from BDP provided a presentation to the Greenfire Board on the terms of the Plan of Arrangement, the Court process for approval of the Plan of Arrangement, and the fiduciary duties of the members of the Greenfire Board under Alberta law in approving the Business Combination Agreement and transactions contemplated thereby, including the Plan of Arrangement. Members of the Greenfire Board asked questions and, following a discussion among the board members and with representatives of Carter Ledyard and BDP, unanimously approved the Business Combination Agreement and transactions contemplated thereby, including the Plan of Arrangement and Ancillary Documents, and determined that the Business Combination Agreement and those transactions, including the Plan of Arrangement and Ancillary Documents, were in the best interests of Greenfire and were fair, from a financial point of view, to the Greenfire Shareholders and determined to recommend that the Greenfire Shareholders vote in favor of the Plan of Arrangement.

On December 14, 2022, the Transaction Committee held a meeting via teleconference, in which representatives of Peters and representatives of Wachtell Lipton participated. Wachtell Lipton provided a summary of changes to the proposed transaction structure since the previous meeting of the Transaction Committee. Representatives of Peters delivered an oral opinion, which was later confirmed by delivery of a written opinion, dated December 14, 2022, addressed to the Transaction Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the Consideration to be paid by MBSC (through New Greenfire) pursuant to the Transactions was fair, from a financial point of view, to the holders of MBSC Class A Common Stock other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Stock, to whom no opinion was expressed. Thereafter, Wachtell Lipton provided to the Transaction Committee a review of its fiduciary duties under Delaware law in the context of its consideration of the proposed Business Combination, reviewed with the Transaction Committee the background of MBSC’s search for a business combination target and its negotiations with Greenfire regarding the proposed transaction, and answered the questions of the members of the Transaction Committee with respect to the foregoing matters. Following such discussion, the Transaction Committee determined that (i) the terms of the Transactions were fair to, and in the best interests of, MBSC and the holders of the MBSC Class A Common Stock, other than the MBSC Sponsor or any of its affiliates who may hold MBSC Class A Common Stock (as to which no determination was made by the Transaction Committee), and (ii) it was advisable and in the best interests of MBSC and holders of MBSC Class A Common Stock (other than the MBSC Sponsor or any of its affiliates who may hold MBSC Class A Common Stock, as to which no determination was made by the Transaction Committee) to enter into the Business Combination Agreement, the Subscription Agreements, the Ancillary Documents, an agreement to effect the FPA Termination and the Transactions, including without limitation the Merger and the Transaction Financing.

Also on December 14, 2022, the MBSC Board held a meeting via teleconference, during which representatives of Peters and representatives of Wachtell Lipton participated. Representatives of Peters discussed the analyses that had been conducted to support the fairness opinion delivered to the Transaction Committee. Representatives of Wachtell Lipton summarized the work conducted by the Transaction Committee in advance and in connection with its receipt of Peters’s fairness opinion. Wachtell Lipton provided a summary of changes to the proposed transaction terms since the previous meeting of the MBSC Board, provided to the Transaction Committee a review of its fiduciary duties under Delaware law in the context of its consideration of the proposed Business Combination, presented a summary of the transaction documents (copies of all of which were provided to the directors in advance of the meeting) and discussed the potential conflicts of interest of Brigade in the proposed transaction given the relationship between and involvement of Brigade with each of MBSC and Greenfire, as well as other potential conflicts of interest, and answered the directors’ questions with respect to the foregoing matters. The MBSC Board was informed that the Transaction Committee had unanimously recommended the transaction to the MBSC Board on the basis of Peters’s fairness opinion. The MBSC Board discussed the proposed business combination, including Greenfire’s valuation, the terms and conditions of the proposed transaction agreements, the potential benefits of and risks relating to the proposed business combination (including key risks associated with Greenfire’s business), the reasons for entering into the proposed business combination, and the proposed timeline for finalizing the transaction agreements and announcing the proposed Business Combination. Following additional discussion, the MBSC Board (i) approved the Merger upon the terms set forth in the Business Combination Agreement, (ii) approved the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby, (iii) determined that the Business Combination is fair to and in the best interests of MBSC and its stockholders, and (iv) recommended that MBSC’s Stockholders approve and adopt the Business Combination Agreement and the transactions contemplated thereby. See “— Reasons of the MBSC Board and Transaction Committee for Approving the Business Combination.” for additional information related to the factors, including potential benefits and risks, considered by the MBSC Board in approving the Business Combination.

On December 14, 2022, MBSC and Greenfire executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, MBSC also entered into the Greenfire Shareholder Support Agreement, the Sponsor Support Agreement, the Subscription Agreements and the Investor Support Agreements, in each case, with the applicable other parties thereto. See “The Business Combination Agreement and Ancillary Documents — Ancillary Documents” for additional information.

On December 15, 2022, MBSC and Greenfire issued a joint press release announcing the execution of the Business Combination Agreement.

On April 21, 2023, the Amendment No. 1 to the Business Combination Agreement was executed.

On April 21, 2023, the Registration Statement/Proxy Statement was filed with the SEC.

On May 31, 2023, MBSC received a near-final version of the Greenfire Updated Management Projections.

On June 12, 2023, MBSC received the Greenfire Updated Management Projections.

On June 15, 2023, the Amendment No. 2 to the Business Combination Agreement was executed.

On June 15, 2023, Amendment No. 1 to the Registration Statement/Proxy Statement was filed with the SEC.

Reasons of the MBSC Board and Transaction Committee for Approving the Business Combination

The MBSC Board and the Transaction Committee, in evaluating the transaction with Greenfire, consulted with MBSC management and its legal, financial and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement and the Business Combination are advisable, fair to and in the best interests of MBSC and the MBSC Stockholders and (ii) to recommend that the MBSC Stockholders approve the Business Combination, the MBSC Board and the Transaction Committee considered and evaluated a number of factors, including, but not limited to, the factors discussed below.

Before reaching their respective decisions, the MBSC Board and the Transaction Committee reviewed the results of MBSC management’s due diligence, performed with the assistance of the advisors, which included:

•        research on industry trends, revenue projections and other industry factors;

•        meetings and calls with Greenfire’s management team and representatives regarding operations, major customers, regulatory compliance, financial prospects and possible acquisitions, among other customary due diligence matters;

•        review of Greenfire’s material business contracts and certain other legal and commercial diligence including discussions with the company’s major customers, vendors and suppliers; and

•        financial and accounting diligence.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the MBSC Board and the Transaction Committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that they considered in reaching their respective determinations and supporting their respective decisions. The Transaction Committee was formed because some of MBSC’s officers and directors have interests in the Business Combination that are in addition to, and that are different from, the interests of the MBSC Stockholders generally. The members of the Transaction Committee are compensated with a fixed amount of cash, the payment of which is not conditioned on the consummation of any Initial Business Combination of MBSC. In addition, the members of the Transaction Committee had no affiliations prior to their engagement by the MBSC Board with the MBSC Sponsor, Brigade or Greenfire, and they do not hold any direct or indirect equity interests in any of the foregoing. The Transaction Committee took several steps to mitigate potential conflicts of the other directors of the MBSC Board and MBSC management, including engaging Peters as financial adviser, as Peters has not previously been engaged by Greenfire, MBSC or Brigade, and obtaining an opinion, as of the date thereof and subject to and based on procedures followed, assumptions made, matters considered, limitations of the review undertaken and qualifications contained in such opinion, from Peters as to the fairness of the Consideration to be paid in the Business Combination.

On December 14, 2022, the MBSC Board (i) approved the Merger upon the terms set forth in the Business Combination Agreement, (ii) approved the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby, (iii) determined that the Business Combination is fair to and in the best interests of MBSC and its stockholders, and (iv) recommended that MBSC’s Stockholders approve and adopt the Business Combination Agreement and the transactions contemplated thereby.

In evaluating the Business Combination and making these determinations and this recommendation, the MBSC Board considered, among other things described in this section entitled “— Reasons of the MBSC Board and Transaction Committee for Approving the Business Combination,” the Greenfire Initial Management Projections. The MBSC Board did not, however, take into account the Greenfire Updated Management Projections, which were not created until after the MBSC Board made its recommendation. See “— Unaudited Prospective Financial and Operating Information — Greenfire Projected Financial and Operating Information” for a description of the Greenfire Updated Management Projections.

In addition, in evaluating the Business Combination and making these determinations and this recommendation, the MBSC Board consulted with MBSC’s management and advisors and considered a number of factors.

The MBSC Board and MBSC’s management considered the general criteria and guidelines that MBSC believed would be important in evaluating prospective target businesses as described in the prospectus for MBSC’s initial public offering. The MBSC Board also considered that MBSC could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, MBSC stated that it intended to seek to acquire one or more businesses that are based in North America with the following attributes:

(i)     strong business fundamentals under normalized circumstances, which are in need of additional capital or operational improvement as a result of the impact of the COVID-19 pandemic on their businesses; or

(ii)    operates in the renewable energy sector (or related products and services) and can benefit from our human and financial capital.

In considering the Business Combination, the MBSC Board determined that the Business Combination was an attractive business opportunity with a business combination target that had good business fundamentals but was adversely impacted by COVID-19 and would benefit from the capital and operational improvements which would be provided by MBSC and its management team.

The MBSC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the MBSC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the MBSC Board may have given different weight to different factors.

•        Management Team.    Greenfire’s management team possess knowledge of the industry, have a proven track record in developing Greenfire’s asset base and are well suited to realize the investment potential from the Business Combination.

•        Asset Quality.    Greenfire’s assets have successfully been brought back online since Greenfire acquired its properties in 2021. During this time, existing wells that had been closed were reopened and brought back online. In addition, since acquiring its 75% interest in the Hangingstone Expansion in September 2021, Greenfire has doubled the average production rate per well and increased output 19% from approximately 15,750 bbl/day to approximately 18,750 bbl/day for its 75% interest. These accomplishments were driven by the experience of the Greenfire management team and the quality of Greenfire’s assets.

•        Growth Trajectory.    Greenfire’s business has good growth trajectory as demonstrated by the increase in production since acquiring the 75% interest in the Hangingstone Expansion in September 2021. Additionally, Greenfire has been making capital investments that are intended to increase daily production when all surface debottlenecking projects are successfully executed.

•        Best Available Opportunity.    The MBSC Board determined, after a thorough review of other business combination opportunities reasonably available to MBSC, that the proposed Business Combination represents the best potential business combination for MBSC based upon its evaluation and assessment of numerous other potential acquisition targets.

•        Continued Ownership by Existing Investors.    The MBSC Board considered that Greenfire’s existing equityholders would hold a significant amount of the combined company’s equity and that all of the existing equityholders of Greenfire are “rolling over” a significant proportion of their existing equity interests into equity interests in the combined company, which would represent approximately 71% of the outstanding shares of the combined company immediately after the Closing on a fully diluted basis, assuming that no MBSC Public Stockholders exercise their redemption rights in connection with the Business Combination. In addition, the MBSC Board considered that, pursuant to the Lock-Up Agreement, key Greenfire Shareholders party thereto will agree to subject all of the equity interests in the combined company held by them at the Closing to a lock-up period until 180 days after the Closing (subject to customary stock price-based early release triggers). The MBSC Board considered these factors to be indications of confidence by Greenfire’s equityholders, board and management in the company’s prospects following the Business Combination and the benefits to be realized as a result of the Business Combination.

•        Results of Due Diligence.    The MBSC Board considered the scope of the financial, commercial, scientific and legal due diligence investigation conducted by MBSC’s management and outside advisors and evaluated the results thereof and information available to it related to Greenfire, including:

•        extensive meetings and calls with Greenfire’s management team regarding its business, operations, technology, assets, prospects and the proposed transaction; and

•        review of materials related to Greenfire and its business made available by Greenfire, including financial statements, corporate documents, material contracts, reserve reports, benefit plans, employee compensation and labor matters, intellectual property matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business diligence.

•        Terms of the Business Combination Agreement.    The Board reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. Of note, the MBSC Board considered that the proceeds and terms of the Transaction Financing would, along with any funds remaining in the Trust Account after the MBSC Stockholder Redemption, be sufficient to meet the $100 million minimum cash closing condition, thereby reducing closing uncertainty with respect to the Business Combination.

•        Opinion of the Transaction Committee’s Financial Advisor.    The MBSC Board considered the financial analyses of Peters, as reviewed and discussed with the MBSC Board, as well as the opinion of Peters to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the Consideration to be paid by MBSC (through New Greenfire, its parent entity following the Transactions) pursuant to the Transactions was fair, from a financial point of view, to the holders of MBSC Class A Common Shares other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares to whom no opinion was expressed.

•        The Transaction Committee’s Recommendation.    In connection with the Business Combination, the members of the Transaction Committee evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously determined that, based upon the Fairness Opinion and the presentations made to the Transaction Committee at the meetings of the Transaction Committee and the MBSC Board, both by MBSC’s management, its advisors and Peters, and such other matters as the Transaction Committee considered relevant, (i) the terms of the Transactions are fair to, and in the best interests of, MBSC and the holders of the MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may hold MBSC Class A Common Shares (with respect to whom no opinion was expressed), and (ii) it is advisable and in the best interests of MBSC and its stockholders to enter into the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby.

The Board also identified and considered the following factors and risks and other potentially negative factors concerning the Business Combination, although not weighted or in any order of significance:

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination or anticipated performance of Greenfire may not be fully achieved, or may not be achieved within the expected time frame and that the results of operations of New Greenfire’s business may differ materially from the projections prepared by Greenfire, including for, among other reasons, any decrease in oil prices.

•        Liquidation of MBSC.    The risks and costs to MBSC if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in MBSC being unable to effect a business combination within the required time frame and force MBSC to liquidate and the MBSC Warrants to expire worthless.

•        MBSC Stockholder Vote and Plan of Arrangement.    The risk that MBSC stockholders may fail to approve the Business Combination, that the Arrangement Resolution is not approved and/or that the Interim Order and the Final Order are not obtained.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the parties’ control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        No Survival of Remedies for Breach of Representations, Warranties or Covenants of Greenfire.    The MBSC Board considered that the terms of the Business Combination Agreement provide that MBSC will not have any surviving remedies against Greenfire or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Greenfire or Acquisition Entity representations, warranties or covenants set forth in the Business Combination Agreement. As a result, MBSC Stockholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Greenfire prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The MBSC Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current shareholders of Greenfire will be, collectively, the majority equityholders in the combined company.

•        Fees and Expenses.    The MBSC Board considered the fees and expenses associated with completing the Business Combination.

•        Diversion of Management.    The MBSC Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Greenfire’s business.

In addition to considering the factors described above, the MBSC Board also considered that:

•        Interests of MBSC’s Directors and Executive Officers.    MBSC’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of MBSC Stockholders, including that all of the equity interests in MBSC held directly or indirectly by MBSC’s directors and executive officers will only have value if a business combination is completed and the affiliation of certain of MBSC’s directors and officers with Brigade, all as further described in the subsection entitled “— Interests of Certain Persons in the Business Combination.” The MBSC Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for MBSC’s initial public offering and are included in this Registration Statement/Proxy Statement and (ii) the value of the equity interests in MBSC held by MBSC’s directors and executive officers would fluctuate based on the future performance of the combined company’s common stock. In addition, the Transaction Committee reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. See “— Interests of Certain Persons in the Business Combination” for further information about the interests of the MBSC directors in the Business Combination.

Based on its review of the forgoing considerations, the MBSC Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects MBSC Stockholders will receive as a result of the Business Combination. The Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the MBSC Board. In view of the complexity and wide variety of factors considered by the MBSC Board in connection with its evaluation of the Business Combination, the MBSC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the MBSC Board may have given different weight to different factors. The MBSC Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the MBSC Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Satisfaction of 80% Test

It is a requirement under the MBSC Articles and the Listing Rules requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the MBSC Board determined that the fair market value of Greenfire represents at least 80% of the net assets of MBSC held in the Trust Account.

Unaudited Prospective Financial and Operating Information

Greenfire Projected Financial and Operating Information

Prior to approval by the Transaction Committee and the execution of the Business Combination Agreement and related agreements, the Greenfire Initial Management Projections were requested by, and disclosed to MBSC, the Transaction Committee and their respective advisors, including Peters, for use as a component in their respective overall evaluations of Greenfire in November 2022. Subsequently, unfavorable crude oil and commodity price differentials in Western Canada negatively impacted Greenfire’s revenues, cost structures and funding sources for capital expenditures. As such, on May 19, 2023, Greenfire management presented revised projections to Greenfire’s board of directors in connection with an updated capital expenditure program. Greenfire then provided certain revised forecasted financial information with corresponding updates to MBSC on May 31, 2023 (the “Greenfire Updated Management Projections,” and together with the Greenfire Initial Management Projections, the “Greenfire Management Projections”). The Greenfire Initial Management Projections no longer reflect Greenfire’s outlook for the years ended December 31, 2023 and 2024 and remain included in this Registration Statement/Proxy Statement solely because they were made available to MBSC, the Transaction Committee and their respective advisors, including Peters, prior to approval by the Transaction Committee and the execution of the Business Combination Agreement, as described elsewhere in this Registration Statement/Proxy Statement.

The primary drivers leading to Greenfire’s updated capital expenditure program included unfavorable commodity price differentials relative to prior forecasts, specifically wider WCS and WDB differential pricing, which resulted in lower revenues relative to expectations and negatively impacted Greenfire’s funding sources for capital expenditures.

The Greenfire Management Projections were not prepared with a view towards public disclosure, in accordance with IFRS or in compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Greenfire Management Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. Greenfire does not, as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates and inherent unreliability of the resulting forecasts and projections. The Greenfire Management Projections are not intended for third-party use and are forward-looking statements. You are cautioned not to place undue reliance on Greenfire Management Projections in making a decision regarding the Business Combination, as the Greenfire Management Projections may be materially different than actual results and they are, therefore, inherently unreliable.

The Greenfire Management Projections include certain non-GAAP financial measures that Greenfire included because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance of its business. These non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures such as those used in the Greenfire Management Projections may not be comparable to similarly titled measures used by other companies or persons. SEC rules which otherwise would require a reconciliation of a non-GAAP measure to a GAAP measure do not apply to non-GAAP measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed Business Combination if the disclosure is included in a document such as this Registration Statement/Proxy Statement.

The Greenfire Management Projections were prepared in good faith by Greenfire’s management, based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Greenfire at the time the applicable Greenfire Management Projections were prepared and speak only as of that time.

The Greenfire Management Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market and financial conditions and various other factors, all of which are difficult to predict, are inherently subjective and many of which are beyond Greenfire’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The principal assumptions for the Greenfire Initial Management Projections included the successful execution by Greenfire of various planned surface facility debottlenecking projects. Those projects were forecasted to increase net bitumen production by enabling additional facility capacity at both the Expansion Asset and the Demo Asset to allow for the reactivation of offline well pairs and further optimize well conditions. At the Expansion Asset, those projects included spending on existing surface facilities and infrastructure to optimize cold-water quench and vapor handling to address surface pressure limitations, which was expected to increase production capacity. At the Demo Asset, those projects included the partial recommissioning of an existing offline facility for additional oil processing capacity and spending on current surface facilities and infrastructure to optimize cold-water quench and vapor handling to address surface pressure limitations, which was expected to also increase production capacity. Figures in the Greenfire Initial Management Projections were based on the assumption that most capital spending for the various surface facility debottlenecking projects at the Expansion Asset and the Demo Asset would commence in the second quarter of 2023. The forecasted increase in net bitumen production shown in the Greenfire Initial Management Projections in 2023E and 2024E was based on the assumption that the various surface facility debottlenecking projects would be completed and that sustained operating expenditure for reservoir optimization would maintain relatively stable reservoir pressures at both the Expansion Asset and Demo Asset. The Greenfire Initial Management Projections also required assumptions about forward commodity pricing as of November 23, 2022, budgeted operating cost structures and inflation, among other factors. The Greenfire Updated Management Projections were updated to account for a slight reduction and certain reallocation of capital expenditures planned for 2023, and a delay of certain planned capital expenditures from 2023 to 2024, which resulted in the deferral of forecasted production growth. The Greenfire Updated Management Projections were based on cost assumptions similar to those used for the Greenfire Initial Management Projections, but were based on the May 2023 Commodity Price Assumptions, which reflect forward strip pricing as of May 5, 2023, including lower WTI prices and more favorable WCS differentials and AECO natural gas prices, relative to the November 2022 Commodity Price Assumptions.

In preparing these forecasts, Greenfire’s management relied on a number of factors, including the executive team’s experience and the historical performance and track record of Greenfire. Relative to historical operating trends, the Greenfire Initial Management Projections forecasted an increase in net bitumen production as a result of Greenfire’s planned 2023E capital expenditure program which focused on the various surface facility debottlenecking projects described above to increase production capacity at both the Expansion Asset and the Demo Asset. Forecasted net revenue in the 2023E and 2024E periods of the Greenfire Initial Management Projections was lower than for 2022E, mainly due to the assumed lower WTI pricing and wider WCS differentials, which largely offset forecasted net revenues from anticipated higher than historical levels of net bitumen production in 2023E and 2024E. The Greenfire Updated Management Projections also reflected forecasted increases in net bitumen production, relative to historic levels; however, as described above, the Greenfire Updated Management Projections reflected lower forecasted production values for 2023 and 2024, due to the reallocation of planned capital spending as well as changes in the projected timeline for certain planned capital projects. Higher operating cost structures were projected in the 2023E and 2024E periods, relative to historical operating trends, to account for expected cost inflation in both the Greenfire Initial Management Projections and the Greenfire Updated Management Projections. The Greenfire Initial Management Projections were forecasted based on November 23, 2022 forward commodity pricing, and the Greenfire Updated Management Projections were forecasted based on May 2023 Commodity Price Assumptions. Forward commodity pricing, combined with the net bitumen production outlook, are the primary variables for changes in forecasted net revenue, cash operating netback and EBITDA, relative to historical operating trends.

Greenfire believes that these assumptions used to derive its forecasts were both reasonable and supportable as of that time. Nevertheless, there will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Greenfire Management Projections.

The inclusion of the Greenfire Management Projections in this Registration Statement/Proxy Statement should not be regarded as an indication that Greenfire, MBSC or their (or the Transaction Committee’s) respective representatives or advisors considered or currently consider the Greenfire Management Projections to be a reliable prediction of future events. Projections are inherently unreliable and you are cautioned to not place undue reliance on the Greenfire Management Projections.

Greenfire has not warranted the accuracy, reliability, appropriateness or completeness of the Greenfire Management Projections to anyone, including MBSC, the Transaction Committee or Peters. The Greenfire Management Projections reflected below reflect numerous variables, expectations and assumptions available at the respective times they were prepared as to certain business decisions and results Greenfire’s management believed to be reasonably achievable and do not reflect updates or adjustments based on actual results or circumstances or events occurring after such dates. Neither Greenfire’s management nor MBSC nor any of their (or the Transaction Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Greenfire compared to the information contained in the Greenfire Management Projections, and none of them intends to or undertakes any obligation to update or otherwise revise the Greenfire Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, except to the extent required by applicable securities laws. Accordingly, they should not be looked upon as “guidance” of any sort. MBSC will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Neither Greenfire’s independent auditors, MBSC’s independent auditors, nor any other independent accountants have examined, compiled or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information. The reports of Deloitte LLP included in this Registration Statement/Proxy Statement relates to Greenfire’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

Additionally, the Greenfire Initial Management Projections were provided to Peters for its use in connection with its preliminary financial analyses as directed by the Transaction Committee. Peters, at the direction of the Transaction Committee, referenced the Greenfire Initial Management Projections to prepare the Market Multiples Analysis. Accordingly, such projections are included in this Registration Statement/Proxy Statement on that account.

The Greenfire Management Projections are unaudited, based upon estimated results and do not include impacts from the consummation of the Business Combination. The key elements of the Greenfire Initial Management Projections are summarized below (CAD$ in millions, except per unit amounts) and were based on Greenfire’s announced intention to focus its future capital expenditures on debottlenecking activities at its existing facilities to allow for production growth:

	2022E	2023E	2024E
Net Bitumen Production(1), before royalties (bbls/d)	20,631	24,772	33,427
Net Bitumen Production(1), after royalties (bbls/d)	19,023	23,264	31,227
Net Revenue(2)	$521	$394	$489
Cash operating netback(3)	$229	$191	$322
Capital Expenditures	$29	$39	$16
EBITDA(4)	$217	$173	$307
Net Debt(5)	$230	$147	$(110)

November 2022 Commodity Price Assumptions:(6)
WTI (US$/bbl)	94.31	76.49	72.79
WCS Differential (US$/bbl)	(18.28)	(22.80)	(21.75)
AECO Natural Gas (CAD$/GJ)	5.01	4.65	3.97

____________

(1)      Net Bitumen Production is defined as working interest bitumen production.

(2)      Net Revenue is defined as working interest diluted and non-diluted bitumen revenue after royalties.

(3)      Cash operating netback is comprised of oil sales, less diluent expense, royalties, operating expense, transportation and marketing expense, adjusted for realized commodity risk management gains or losses, as appropriate.

(4)      EBITDA is defined as cash operating netback less G&A expense.

(5)      Net debt consists of long-term debt, adjusted for trade and other payables, cash, and trade and other receivables. Includes restricted cash of approximately CAD$34 million in 2022 and approximately CAD$53 million in each of 2023 and 2024.

(6)      November 23, 2022 Forward Strip.

The key elements of the Greenfire Updated Management Projections are summarized below (CAD$ in millions, except per unit amounts):

	2023E	2024E
Net Bitumen Production(1), before royalties (bbls/d)	20,402	25,069
Net Bitumen Production(1), after royalties (bbls/d)	19,251	23,865
Net Revenue(2)	$329	$418
Cash operating netback(3)	$162	$264
Capital Expenditures	$34	$49
EBITDA(4)	$133	$249
Net Debt(5)	$164	$5

May 2023 Commodity Price Assumptions:(6)
WTI (US$/bbl)	72.53	66.09
WCS Differential (US$/bbl)	(17.73)	(13.78)
AECO Natural Gas (CAD$/GJ)	2.21	2.86

____________

(1)      Net Bitumen Production is defined as working interest bitumen production.

(2)      Net Revenue is defined as working interest diluted and non-diluted bitumen revenue after royalties.

(3)      Cash operating netback is comprised of oil sales, less diluent expense, royalties, operating expense, transportation and marketing expense, adjusted for realized commodity risk management gains or losses, as appropriate.

(4)      EBITDA is defined as cash operating netback less G&A expense.

(5)      Net debt consists of long-term debt, adjusted for trade and other payables, cash, and trade and other receivables. Includes restricted cash of approximately CAD$53 million in each of 2023 and 2024.

(6)      May 5, 2023 Forward Strip.

Reserve Report Projections

For the purposes of the Transaction Committee’s evaluation of the Business Combination, at the request of the Transaction Committee, Greenfire provided the Transaction Committee and Peters with the McDaniel Reserves Projections. At the direction and with the approval of the Transaction Committee, Peters relied on the McDaniel Reserves Projections in performing its financial analysis and for purposes of its use and reliance in connection with the Fairness Opinion summarized under the subsection entitled “— Opinion of Financial Advisor to the Transaction Committee.” The McDaniel Reserves Projections were not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The McDaniel Reserves Projections were prepared solely for purposes of assisting Peters and the Transaction Committee in their evaluation of the Business Combination, and are subjective in many respects, and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. They are being provided here solely to disclose information that Peters and MBSC relied upon in the course of its evaluation of Greenfire. You are cautioned not to place undue reliance on the McDaniel Reserves Projections in making a decision regarding the Business Combinations, as the projections may be materially different than actual results, and they are, therefore, inherently unreliable.

The McDaniel Reserves Projections include certain non-GAAP financial measures that Greenfire included in the McDaniel Reserves Projections because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance of its business. These non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the McDaniel Reserves Projections may not be comparable to similarly titled measures used by other companies or persons. SEC rules which otherwise would require a reconciliation of a non-GAAP measure to a GAAP measure do not apply to non-GAAP measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed Business Combination if the disclosure is included in a document such as this Registration Statement/Proxy Statement.

The McDaniel Reserves Projections are based on McDaniel’s NI 51-101 reserve report for Greenfire as of March 1, 2022 and mechanically updated to a November 1, 2022 effective date on a before and after-tax basis and using the November 2022 Commodity Price Assumptions, on which it was instructed to rely by the Transaction Committee and the management of MBSC, which was prepared in accordance with the requirements of NI 51-101 instead of the requirements of the SEC. Prior to the filing of this Registration Statement/Proxy Statement, Greenfire had historically only prepared its reserves information in accordance with the requirements of NI 51-101, which prescribes the standards for the preparation and disclosure of reserves and related information for reporting issuers in Canada.

Filed as Exhibits 99.8 and 99.9 to this Registration Statement, McDaniel has prepared two reports on the reserves of Greenfire as of December 31, 2022 and 2021, which were prepared in accordance with guidelines specified in Item 1202(a)(8) of Regulation S-K and in conformity with Rule 4-10(a) of Regulation S-X, and are to be used for inclusion in certain filings of the SEC. See “Business of Greenfire and Certain Information About Greenfire — Description of Business — Reserves.” There are significant differences to the type of volumes disclosed and the basis from which the volumes are economically determined under the SEC requirements and NI 51-101, and the difference between the reported numbers under the two disclosure standards can, therefore, be material. For example, the U.S. standards require United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with the SEC’s definitions. Additionally, the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) and NI 51-101 require disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas the U.S. standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months and that the standardized measure reflect discounted future net income taxes related to Greenfire’s operations. In addition, the COGE Handbook and NI 51-101 permit the presentation of reserves estimates on a “company gross” basis, representing Greenfire’s working interest share before deduction of royalties, whereas the U.S. standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGE Handbook, and those applicable under the U.S. standards. Finally, the SEC prohibits disclosure of oil and gas resources in SEC filings, including contingent resources, whereas Canadian securities regulatory authorities allow disclosure of oil and gas resources. Resources are different than, and should not be construed as, reserves. The foregoing is not an exhaustive summary of Canadian or U.S. reserves reporting requirements.

The McDaniel Reserves Projections were based on Greenfire’s reasonable best estimates and assumptions with respect to the expected future financial performance of Greenfire as of March 2022, mechanically updated to November 1, 2022 and as such speak only as of that time. Greenfire believes that the assumptions used to derive these forecasts were both reasonable and supportable as of that time. In preparing these forecasts, Greenfire management relied on a number of factors, including the executive team’s experience and the historical performance and track record of Greenfire. The McDaniel Reserves Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond MBSC and Greenfire’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Reserve Report Projections. The inclusion of the McDaniel Reserves Projections in this Registration Statement/Proxy Statement should not be regarded as an indication that MBSC, Greenfire or their (or the Transaction Committee’s) respective representatives or advisors considered or currently consider the McDaniel Reserves Projections to be a reliable prediction of future events, and you are cautioned to not place undue reliance on the McDaniel Reserve Report Projections.

Neither Greenfire nor MBSC nor any of their (or the Transaction Committee’s) respective representatives or advisors has warranted the accuracy, reliability, appropriateness or completeness of the Reserve Report Projections. Neither Greenfire nor MBSC nor any of their (or the Transaction Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Greenfire or New Greenfire compared to the information contained in the McDaniel Reserves Projections, and neither Greenfire nor MBSC nor any of their (or the Transaction Committee’s) respective representatives or advisors intends to or undertakes any obligation to update or otherwise revise the McDaniel Reserves Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events except to the extent required by applicable securities laws. Accordingly, they should not be looked upon as “guidance” of any sort. MBSC will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Neither MBSC’s independent auditors, Greenfire’s independent auditors, nor any other independent accountants have examined, compiled, or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information. The reports of Deloitte LLP included in this Registration Statement relates to Greenfire’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

The McDaniel Reserves Projections are unaudited, based upon estimated results and do not include impacts from the consummation of the Business Combination.

The estimates of bitumen reserves presented in McDaniel’s NI 51-101 reserve report for Greenfire as of March 1, 2022 (and mechanically updated to a November 1, 2022 effective date) were based on the definitions and guidelines prepared by the Standing Committee on Reserves Definitions of the Canadian Institute of Mining (Petroleum Society) as presented in the COGE Handbook and in accordance with National Instrument 51-101.

As required by the COGE Handbook, reserves are estimated remaining quantities of oil and natural gas and related substances anticipated to be recovered from known accumulations, as of a given date, based on the following: the analysis of drilling, geological, geophysical, and engineering data; the use of established technology; and specified economic conditions, which are generally accepted as being reasonable. Reserves are further classified in accordance with the level of certainty associated with the estimates and based on development and production status. To be classified as reserves, estimated recoverable quantities must be associated with projects that have demonstrated commercial viability. Under the fiscal conditions applied in the estimation of reserves, the chance of commerciality is effectively 100 percent. Proved and probable reserves as presented are unrisked and have not been adjusted for the differing levels of uncertainty as to their technical and commercial recovery.

Reserves are sub-classified based on level of certainty and development status as follows:

Proved Reserves are those reserves that can be estimated to be recoverable with a high degree of certainty. It is possible that the actual remaining quantities recovered will exceed the estimated proved reserves.

Greenfire’s Total Proved Reserves (“1P”) are comprised of:

•        Developed Producing Reserves (“PDP”), which are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty; and

•        Undeveloped Reserves (“PUD”), which are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared with the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category to which they are assigned.

Total Proved Plus Probable Reserves (“2P”) are comprised of:

•        Total Proved Reserves (“1P”) plus

•        Probable Reserves, which are those developed producing reserves and undeveloped additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

The key elements of the McDaniel Reserves Projections are summarized below (CAD$ in millions, except per unit amounts):

Total Proved Reserves (“1P”):

	2022E(1)	2023E	2024E	2025E	2026E	2031E	2036E	2041E	2046E	2050E	Rem.	Total
Annual Bitumen Gross Production (Mboe)(2)	1,407	9,282	8,349	8,559	8,463	6,664	6,244	5,819	4,945	2,886	4,587	182,580
Operating expenses(3)	$22	$130	$119	$120	$119	$107	$110	119	$103	$51	140	3,212
Total Capital Costs(4)	$14	$57	$48	$57	$50	$68	$63	$79	$54	$6	11	1,700
Net Revenue Before Tax(5)	$1	$195	$153	$254	$257	$208	$154	$150	$156	$116	27	5,083

Pricing Assumptions
WTI (US$/bbl)	$94.31	$76.49	$72.79	$76.61	$77.79	$85.49	$94.39	$104.21	$115.06	$124.54	—	—
WCS (CAD$/bbl)	$98.42	$71.86	$68.32	$79.91	$80.69	$88.79	$98.03	$108.24	$119.50	$129.35	—	—
AECO Natural Gas (CAD$/GJ)	$5.01	$4.65	$3.97	$3.77	$3.83	$4.21	$4.90	$5.41	$5.98	$6.47	—	—

____________

(1)      For the period from November 1, 2022 through December 31, 2022.

(2)      Gross Production is net working interest volumes and does not include royalties.

(3)      Operating Expenses have been escalated at 0% for 2022-2024, 4.4% in 2025 and 2% per year thereafter.

(4)      Capital Costs have been escalated at 0% for 2022-2024, 4.4% in 2025 and 2% per year thereafter.

(5)      Net Revenue Before Tax is defined as McDaniel estimated undiscounted revenue less royalties, AB TIER emission costs, operating and abandonment costs prepared to an NI 51-101 standard.

Total Proved Developed Producing Reserves (“PDP”):

	2022E(1)	2023E	2024E	2025E	2026E	2027E	2030E	2035E	2040E	Rem.	Total
Net Revenue Before Tax(2)	$12	$222	$149	$163	$123	$91	$24	$2	$(1)	$(64)	$855

____________

(1)      For the period from November 1, 2022 through December 31, 2022.

(2)      Net Revenue Before Tax is defined as McDaniel estimated undiscounted revenue less royalties, AB TIER emission costs, operating and abandonment costs prepared to an NI 51-101 standard.

Total Proved Undeveloped Reserves (“PUD”):

	2022E(1)	2023E	2024E	2025E	2026E	2031E	2036E	2041E	2046E	2051E	Rem.	Total
Net Revenue Before Tax(2)	(11)	$(27)	$4	$91	$134	$191	$154	$151	$156	$74	$(47)	$4,228

____________

(1)      For the period from November 1, 2022 through December 31, 2022.

(2)      Net Revenue Before Tax is defined as McDaniel estimated undiscounted revenue less royalties, AB TIER emission costs, operating and abandonment costs prepared to an NI 51-101 standard.

Total Proved plus Probable Reserves (“2P”):

	2022E(1)	2023E	2024E	2025E	2026E	2031E	2036E	2041E	2046E	2050E	Rem.	Total
Net Revenue Before Tax(2)	$7	$217	$190	$320	$303	$256	$176	$182	$179	$223	$1,221	$7,192

____________

(1)      For the period from November 1, 2022 through December 31, 2022.

(2)      Net Revenue Before Tax is defined as McDaniel estimated undiscounted revenue less royalties, AB TIER emission costs, operating and abandonment costs prepared to an NI 51-101 standard.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS REGISTRATION STATEMENT/PROXY STATEMENT, A SUMMARY OF THE FINANCIAL PROJECTIONS FOR GREENFIRE, NEW GREENFIRE UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS.

Opinion of Financial Advisor to the Transaction Committee

In connection with the Transaction, Peters rendered to the Transaction Committee its oral opinion, subsequently confirmed in writing, dated December 14, 2022 (the “Fairness Opinion”), to the Transaction Committee, that as of the date of the Fairness Opinion, and subject to and based on the procedures followed, assumptions made, matters considered, limitations of the review undertaken and qualifications contained in such opinion, the Consideration to be paid by MBSC (through New Greenfire) pursuant to the Transactions was fair, from a financial point of view, to the holders of MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares, to whom no opinion was expressed.

The full text of the Fairness Opinion, which describes the procedures followed, assumptions made, matters considered, limitations of the review undertaken and qualifications made by Peters in connection with such Fairness Opinion, is attached to this Registration Statement/Proxy Statement as Annex K and is incorporated herein by reference. You should read the Fairness Opinion carefully in its entirety. Peters’ opinion was not intended to, and does not, constitute a recommendation to the Transaction Committee or to any other persons in respect of the Transactions, including as to how any MBSC Stockholder should act or vote in respect of the Transactions.

See the subsection entitled “— Description of Fairness Opinion of Peters” below.

Description of Fairness Opinion of Peters

On November 8, 2022, the MBSC Board retained Peters to serve as an independent financial advisor specifically to provide to the Transaction Committee a fairness opinion in connection with the Business Combination.

On December 14, 2022, Peters rendered to the Transaction Committee its oral opinion, subsequently confirmed in writing, dated December 14, 2022, that, as of the date of the Fairness Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Fairness Opinion, the Consideration to be paid by MBSC (through New Greenfire) pursuant to the Transactions was fair, from a financial point of view, to the holders of MBSC Class A Common Shares other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares, to whom no opinion is expressed. Peters is an independent investment dealer headquartered in Calgary, Alberta. The firm specializes in investments in the Canadian energy industry. Peters does specialized and comprehensive investment research on the oil and natural gas and oilfield services industries; and is an active underwriter for, and financial advisor to, companies active in the Canadian energy industry. Peters and its principals have participated in a significant number of transactions involving oil and natural gas companies and oilfield services companies in Canada and internationally and have acted as financial advisors in a significant number of transactions involving evaluations of, and opinions for, private and publicly traded companies.

Neither Peters nor any of its affiliates or associates is an insider, associate or affiliate of MBSC or Greenfire. Neither Peters nor any of its affiliates is acting as an advisor to MBSC or Greenfire in connection with any matter, other than providing a Fairness Opinion to MBSC.

The MBSC Board selected Peters as its financial advisor in connection with the Business Combination based upon Peters’ qualifications, independence, and experience in a significant number of transactions involving evaluations of, and opinions for, private and publicly traded energy companies in Canada and internationally. In selecting Peters, the MBSC Board considered, among other things, Peters’ reputation and experience.

The full text of the Fairness Opinion is attached hereto as Annex K and is incorporated into this document by reference. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the full text of the Fairness Opinion. Stockholders are urged to read the Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limits of the review undertaken by Peters and qualifications in connection with such Fairness Opinion. Peters’ opinion was addressed to, and provided for the information and benefit of, the Transaction Committee in connection with its evaluation of the fairness, from a financial point of view, to the holders of MBSC Class A Common Shares, other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares, to whom no opinion was expressed, of the Consideration to be paid by MBSC (through New Greenfire) pursuant to the Transactions, and did not address any other aspects or implications of the

Transactions. The opinion was not intended to, and does not, constitute a recommendation to the Transaction Committee, the MBSC Board, any MBSC Stockholder or to any other persons in respect of the Transactions, including as to how any MBSC Stockholder should act or vote in respect of the Transactions. Peters’ opinion does not address the relative merits of the Transactions as compared to any other business or financial strategies that might be available to MBSC, nor does it address the underlying business decision of MBSC to engage in the Transactions. Finally, Peters did not express any opinion as to the price at which shares of MBSC Class A Common Shares or MBSC Public Warrants will trade at any time.

The Fairness Opinion was approved by Peters’ fairness opinions committee.

In connection with rendering the Fairness Opinion, and performing its related financial analysis, Peters, among other things reviewed the following which were provided to Peters:

(i)     a draft of the Business Combination Agreement dated as of December 14, 2022;

(ii)    a final form of the Plan of Arrangement provided on December 13, 2022;

(iii)   a final form of the form of Subscription Agreement provided on December 13, 2022;

(iv)   capitalization assumptions for MBSC, Greenfire and New Greenfire based on $100 million cash remaining in the Trust Account after redemptions and no proceeds from the Transaction Financing (the “Capitalization Assumptions”) on which Peters was instructed to rely by the Transaction Committee and the management of MBSC;

(v)    MBSC’s audited financial statements for the year ended December 31, 2021 included in MBSC’s Form 10-K filed with the SEC on April 15, 2022;

(vi)   MBSC’s unaudited interim financial statements for the quarter and nine-month period ended September 30, 2022 included in MBSC’s Form 10-Q filed with the SEC on November 14, 2022;

(vii)  Greenfire’s audited consolidated financial statements for the years ended December 31, 2021 and 2020, as provided on November 8, 2022, which were audited pursuant to IFRS;

(viii) Greenfire’s management’s discussion and analysis for the year ended December 31, 2021;

(ix)   Greenfire’s unaudited condensed interim consolidated financial statements for the three months ended September 30, 2022 and for the three and nine months ended September 30, 2022;

(x)    Greenfire’s management’s discussion and analysis for the quarters ended March 31, June 30, and September 30, 2022;

(xi)   an evaluation of the petroleum reserves of Greenfire as prepared by McDaniel & Associates Ltd. as of March 1, 2022, mechanically updated for a November 1, 2022 effective date, on a before and after-tax basis and using the November 2022 Commodity Price Assumptions (the “McDaniel Reserves Projections”), on which it was instructed to rely by the Transaction Committee and the management of MBSC;

(xii)  publicly available forward strip commodity prices as at November 23, 2022 for the years 2022, 2023, and 2024, with remaining years covered in the McDaniel Reserves Projections referencing the three consultant average price deck prepared by McDaniel & Associates Ltd. as at October 1, 2022 (the “November 2022 Commodity Price Assumptions”); and

(xiii) certain Greenfire internal financial information and forecasts for the years ended December 31, 2022, 2023 and 2024, including Greenfire’s financial projections as of November 25, 2022, prepared by management of Greenfire using the November 2022 Commodity Price Assumptions (the “Greenfire Initial Management Projections”), on which it was instructed to rely by the Transaction Committee and the management of MBSC.

In addition to the information detailed above, Peters, among other things:

(i)     held discussions with the Transaction Committee, and management of MBSC relating to the information referred to above and the background and other elements of the Business Combination (including, without limitation, the Plan of Arrangement, the Amalgamation and the Merger);

(ii)    held discussions with the Transaction Committee, and management of Greenfire and MBSC relating to Greenfire’s current business, plans, financial condition and prospects, including the results of recent operating activities;

(iii)   reviewed certain publicly available information pertaining to current and expected future oil and natural gas prices, industry activity levels and other economic factors that it deemed relevant;

(iv)   reviewed and considered capital market conditions for the energy industry;

(v)    compared the proposed financial terms of the Business Combination with the financial terms of certain other transactions considered by Peters to be relevant; and

(vi)   reviewed other financial, securities market and industry information and carried out such other analyses and investigations, and considered such other factors as Peters considered appropriate.

Peters assumed the accuracy, completeness and fair presentation of all of the financial and other information, data, advice, other materials, representations and opinions (the “Disclosure”) obtained by Peters from public sources or received from MBSC and Greenfire or their respective management, consultants or advisors or otherwise pursuant to the engagement agreement by and among Peters and MBSC, and the Fairness Opinion was conditional upon such completeness, accuracy and fairness. Peters did not attempt to verify independently the accuracy or completeness of any such Disclosure.

Peters assumed that the information, data, budgets, company generated reports, evaluations, representations and other material, financial or otherwise (collectively, the “Information”) provided to it on behalf of MBSC and Greenfire was true and correct in all material respects, when taken together, at either the date of such Information or the date such Information was provided, and that from the date of the provision of such Information to the date of the Fairness Opinion, there had been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of MBSC or Greenfire or any of their respective subsidiaries, as applicable, and there had been no change of any material fact which is of a nature so as to render such Information, taken as a whole, untrue or misleading in any material respect. With respect to any financial forecasts and projections included in the Information provided to Peters and used in its analyses, Peters assumed that they had been, as at the date they were prepared, reasonably prepared and reflect the best currently available estimates and judgments of the senior management of Greenfire as to the matters covered thereby and using the identified assumptions, and in rendering this Fairness Opinion, Peters expressed no view as to the reasonableness of such forecasts or projections or the assumptions on which they were based. Peters assumed the correctness in all respects material to its analysis of all legal, tax, regulatory or actuarial advice given to MBSC, the MBSC Board and the Transaction Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Business Combination Agreement to MBSC and the holders of MBSC Class A Common Shares or any other person. In addition, in preparing the Fairness Opinion Peters, did not take into account any tax consequences of the Business Combination to MBSC or the holders of MBSC Class A Common Shares.

Peters informed the Transaction Committee that to the extent that any of the foregoing assumptions or any of the facts on which the Fairness Opinion is based prove to be untrue in any material respect, the Fairness Opinion cannot and should not be relied upon. Furthermore, in Peters’ analysis and in connection with the preparation of the Fairness Opinion, Peters made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transactions.

Peters prepared the Fairness Opinion effective as of December 14, 2022. The Fairness Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Peters disclaims any undertaking or obligation to advise any person of any change in any fact after such date.

Peters did not evaluate the solvency of MBSC, Greenfire, New Greenfire or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise).

For purposes of the Fairness Opinion and at MBSC’s management’s direction and with the Transaction Committee’s consent, Peters: (i) relied on the Capitalization Assumptions as provided by MBSC; (ii) assumed that the value of each MBSC Class A Common Share and MBSC Class B Common Share and New Greenfire Common Share is $10.10 per share, notwithstanding any differences between such classes of stock; (iii) relied on the McDaniel Reserves Projections; and (iv) relied on the Greenfire Initial Management Projections.

Peters assumed that the representations and warranties of each party contained in the Business Combination Agreement were true and correct in all material respects and all of the conditions required to implement the Business Combination, including the Transaction Financing, would be satisfied and that the Business Combination and the Transaction Financing would be completed as contemplated by the Business Combination Agreement without any amendments thereto or any waivers or breaches of any terms or conditions thereof and that MBSC would be entitled to fully enforce its rights under the Business Combination Agreement and receive the benefits therefrom in accordance with the terms thereof. Peters also assumed that the final versions of all documents reviewed by it in draft form (including the Agreement) conformed in all material respects to the drafts it reviewed.

The Transaction is subject to a number of conditions outside the control of MBSC and Peters assumed that all conditions precedent to the completion of the Business Combination could be satisfied in due course and in a reasonable amount of time and all consents, permissions, exemptions or orders of regulatory authorities would be obtained, without adverse conditions or qualifications. In rendering its Fairness Opinion, Peters expressed no view as to the likelihood that the conditions with respect to the Business Combination would be satisfied or waived or that the Business Combination, including the Transaction Financing, would be implemented within the time frame indicated in the Business Combination Agreement.

Peters was not engaged or requested to, and did not, participate in the structuring or negotiation of the Business Combination or advise the MBSC Board or Transaction Committee or any other party with respect to any potential alternatives to the Business Combination, including other potential transaction partners for MBSC. Peters was not engaged to provide and has not provided: (i) an opinion as to the fairness of the Business Combination to the holders of any securities of MBSC or any other person, other than to holders of MBSC Class A Common Shares other than the MBSC Sponsor or any of its affiliates who may be holding MBSC Class A Common Shares; (ii) an opinion as to the relative fairness of the Business Combination among and between the holders of MBSC’s securities; (iii) an opinion as to the fairness of the process underlying the Business Combination; (iv) a formal valuation or appraisal of MBSC or any of its securities or assets or the securities or assets of MBSC’s associates or affiliates (nor have Peters been provided with any such valuation); (v) a formal valuation or appraisal of Greenfire or any of its securities or assets or the securities or assets of Greenfire’s associates or affiliates (nor have we been provided with any such valuation); (vi) legal, tax, regulatory or actuarial advice or an opinion regarding any legal, tax or accounting consequences of the Business Combination; (vii) an opinion with respect to the amount or nature of any compensation to any of MBSC’s or Greenfire’s officers, directors, or employees, in each case, in their capacity as such; (viii) an opinion as to solvency, credit rating, or credit worthiness of any parties to the Business Combination Agreement at any time; (ix) an opinion as to the appropriate capital structure of any parties to the Business Combination Agreement at any time; (x) an opinion concerning the future trading price of any of the securities of MBSC or Greenfire, or of securities of their associates or affiliates following the announcement or completion of the Business Combination, or at any time; (xi) an opinion of the merits of entering into the Business Combination or any alternative business strategy; or (xii) an opinion as to the underlying business decisions by MBSC to engage in the Business Combination, and the Fairness Opinion should not be construed as such.

The Fairness Opinion did not and does not constitute a recommendation as to how the Transaction Committee, the MBSC Board or any stockholder of MBSC or shareholder of Greenfire, or any other person should vote or act with respect to any matters related to the Business Combination, including whether or not any holder of MBSC securities should elect to redeem those securities or whether to proceed with the Transaction or any related transaction. Except for the Fairness Opinion expressed herein, Peters does not express any view or opinion as to any other term aspect or implication of the Transaction.

Summary of Financial Analysis

Set forth below is a summary of the material financial analyses performed and reviewed by Peters with the Transaction Committee on December 14, 2022 in connection with rendering its oral opinion and the preparation of the Fairness Opinion. Each analysis was provided to the Transaction Committee. The following summary, however, does not purport to be a complete description of the analyses performed and reviewed by Peters. In connection with arriving at its opinion, Peters considered all of its analyses as a whole and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Peters Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on November 25, 2022, and is not necessarily indicative of current market conditions.

This summary of the analyses is not a complete description of Peters’ opinion or the analyses underlying, and factors considered in connection with, the Fairness Opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Peters’ opinion. In arriving at its fairness determination, Peters considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Peters made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in, or reviewed in connection with, the analyses described below is identical to MBSC, Greenfire or the Transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described below are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, Peters assumes no responsibility if future results are materially different from those forecasts.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Peters The tables alone do not constitute a complete description of the financial analyses performed by Peters Selecting portions of the analyses or of the summary described below, without considering the analyses as a whole, could create a misleading or incomplete view of Peters’ financial analyses.

Discounted Cash Flow Analysis

Discounted cash flow analysis is a valuation technique that calculates an indication of the estimated enterprise value of a business by taking into account the amount, timing and relative certainty of future cash flows (“DCF Analysis”). DCF Analysis begins with an estimation of the annual cash flows that a subject business is expected to generate over a projection period. The estimated cash flows for each of the years are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows.

Peters performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Greenfire using the McDaniel Reserves Projections provided by Greenfire. “Unlevered free cash flow” is defined as net operating income less total capital expenditures less taxes per the McDaniel Reserves Projections, adjusting for the present value of future general and administrative expenses. Specifically, Peters calculated the projected unlevered free cash flows for each reserve classification — proved developed producing (“PDP”), total proved (“1P”) and total proved plus probable (“2P”) – and performed DCF Analyses for each reserve classification. Peters discounted the resulting unlevered free cash flows using a weighted average cost of capital of 15% and 10%, for each of the PDP, 1P and 2P reserve classifications. Peters used these discount rates in its DCF Analysis based on its industry knowledge and experience.

Based on these assumptions, the combination of the three indicative value ranges from Peters & Co.’s DCF Analysis implied a total indicated enterprise value range for Greenfire of C$1,152 million to C$1,458 million. Converted to U.S. dollar equivalents as of November 25, 2022 (the date the McDaniel Reserves Projections were provided to Peters), the resulting total indicated enterprise value range for Greenfire is $862 million to $1,090 million. Peters noted that the implied enterprise value for Greenfire of $950 million, as set out in the

Capitalization Assumptions, falls within this range. Peters calculated the implied equity value for Greenfire by deducting Greenfire’s net debt of $170 million, as set out in the Capitalization Assumptions, resulting in an implied equity value for Greenfire of $692 million to $920 million. Peters noted that the implied equity value for Greenfire of $780 million, as set out in the Capitalization Assumptions, falls within this range. Peters assumed that the holders of MBSC Class A Common Shares would own approximately 12.8% of New Greenfire, as set out in the Capitalization Assumptions, which implies an equity value range for MBSC Class A Common Shares of $89 million to $118 million. Peters noted that the deemed value of the MBSC Class A Common Shares of $100 million, as set out in the Capitalization Assumptions, falls within this range.

Market Multiples Analysis

Market multiples analysis is a valuation technique that calculates an indication of the estimated enterprise value by applying the market multiples observed from the market prices of actively traded public companies, publicly available historical financial information, consensus equity research analyst estimates of future financial performance, and prices paid in precedent transactions, including mergers, acquisitions or other transactions (the “Market Multiples Analysis”). The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and other similar businesses.

Peters selected nine publicly traded companies that it deemed relevant in its analysis, based on its experience and professional judgment (the “Selected Publicly Traded Companies”). Peters selected the Selected Publicly Traded Companies based on their relative similarity, primarily in terms of size, geography and hydrocarbon mix, to Greenfire. Peters does not have access to non-public information of any of the Selected Publicly Traded Companies. A valuation analysis of Greenfire cannot rely solely upon a quantitative review of the Selected Publicly Traded Companies, as it involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Greenfire. Therefore, the Market Multiples Analysis is subject to certain limitations. While Peters considered precedent transactions, the availability of public information was not sufficient to be relied upon for the purposes of the Fairness Opinion.

The table below summarizes certain attributes for the Selected Publicly Traded Companies compared to those of Greenfire.

	Average Production			Annual Production Growth Rate		EBITDA			Capital Expenditures			FDC(1)		Reserves
	2022E (boe/d)	2023E (boe/d)	2024E (boe/d)	23E/22E (%)	24E/23E (%)	2022E (C$MM)	2023E (C$MM)	2024E (C$MM)	2022E (C$MM)	2023E (C$MM)	2024E (C$MM)	1P (C$MM)	2P (C$MM)	PDP (MMboe)	1P (MMboe)	2P (MMboe)
Athabasca Oil Corporation	35,662	36,886	38,243	3%	4%	$398	$635	$702	$152	$167	$155	$4,500	$18,210	87	441	1,301
Baytex Energy Corp.	83,805	88,447	90,857	6%	3%	$1,299	$1,422	$1,422	$508	$591	$594	$2,410	$3,750	129	278	451
Cardinal Energy Ltd.	21,749	22,150	22,706	2%	3%	$377	$306	$297	$120	$111	$104	$181	$222	74	83	110
Crescent Point Energy Corp.	132,351	136,235	138,002	3%	1%	$2,513	$2,627	$1,889	$952	$1,110	$1,131	$3,017	$4,577	306	478	712
Gear Energy Ltd.	5,796	6,357	7,301	10%	15%	$100	$104	n/a	$61	$61	$65	$152	$231	9	17	26
Headwater Exploration Inc.	13,021	18,100	22,025	39%	22%	$302	$384	$578	$243	$204	$228	$89	$94	10	16	24
MEG Energy Corp.	93,571	99,438	100,830	6%	1%	$2,062	$1,577	$1,378	$376	$430	$424	$15,512	$25,858	280	1,271	2,010
Tamarack Valley Energy Ltd.(2)	47,941	70,633	72,452	47%	.3%	$896	$992	$1,454	$452	$462	$456	$897	$1,396	70	132	233
Whitecap Resources Inc.(3)	144,004	171,278	177,367	19%	4%	$2,631	$2,508	$2,076	$973	$946	$1,079	n/a	n/a	369	771	1,171

Average	64,211	72,169	74,420	15%	6%	$1,175	$1,173	$1,225	$426	$454	$471	$3,345	$6,792	148	387	671
Median	47,941	70,633	72,452	6%	3%	$896	$992	$1,400	$376	$430	$424	$1,654	$2,573	87	278	451

Greenfire Resources Inc.(4)	20,631	24,772	33,427	20%	35%	$217	$173	$307	$29	$39	$16	$1,700	$1,985	35	183	239

____________

Source: FactSet, Greenfire Initial Management Projections and public disclosure as at November 25, 2022.

(1)      FDC is defined as future development costs associated with 1P and 2P Reserves, as per company disclosure.

(2)       Tamarack Valley Energy Ltd. reserves as per company disclosure, adjusted for Deltastream Energy Corp. reserves as per Tamarack’s final short form prospectus filed September 21, 2022.

(3)      Whitecap Resources Inc. reserves as per company disclosure, adjusted for XTO Energy Canada reserves as per Whitecap’s June 28, 2022 press release.

(4)      Greenfire production, EBITDA and capital expenditures figures as per Greenfire Initial Management Projections. FDC and reserves figures as per McDaniel Reserves Projections.

The table below summarizes trading multiples and ratios for the Selected Publicly Traded Companies.

	Enterprise Value(1)	Enterprise Value											Capex % of EBITDA			Percentage of 2P Reserves		Reserve Life Index(3)
		Avg. Prod (C$/boe/d)			EBITDA (x)			Reserves Incl. FDC (C$/boe)(2)		Reserves Excl. FDC (C$/boe)			2022E	2023E	2024E	PDP	1P	1P	2P
	(C$)	2022E	2023E	2024E	2022E	2023E	2024E	1P	2P	PDP	1P	2P	(%)	(%)	(%)	(%)	(%)	(Years)	(Years)
Athabasca Oil Corporation	$1,779	$49,889	$48,234	$46,522	4.5x	2.8x	2.5x	$14.2	$15.4	$20.5	$4.0	$1.4	38%	26%	22%	7%	34%	32	96
Baytex Energy Corp.	$4,881	$58,241	$55,184	$53,721	3.8x	3.4x	3.4x	$26.2	$19.1	$37.9	$17.5	$10.8	39%	42%	42%	29%	62%	9	15
Cardinal Energy Ltd.	$1,415	$65,067	$63,888	$62,324	3.8x	4.6x	4.8x	$19.1	$14.8	$19.0	$17.0	$12.8	32%	36%	35%	67%	76%	11	14
Crescent Point Energy Corp.	$6,868	$51,890	$50,410	$49,765	2.7x	2.6x	3.6x	$20.7	$16.1	$22.4	$14.4	$9.6	38%	42%	60%	43%	67%	10	15
Gear Energy Ltd.	$320	$55,214	$50,344	$43,832	3.2x	3.1x	n/a	$28.3	$20.9	$35.8	$19.2	$12.2	61%	59%	n/a	34%	63%	8	13
Headwater Exploration Inc.	$1,360	$104,456	$75,146	$61,755	4.5x	3.5x	2.4x	$92.5	$61.1	$138.5	$86.8	$57.2	80%	53%	39%	41%	66%	4	6
MEG Energy Corp.	$7,699	$82,281	$77,427	$76,358	3.7x	4.9x	5.6x	$18.3	$16.7	$27.5	$6.1	$3.8	18%	27%	31%	14%	63%	34	54
Tamarack Valley Energy Ltd.(4)	$4,220	$88,018	$59,741	$58,240	4.7x	4.3x	2.9x	$38.8	$24.1	$60.5	$32.0	$18.1	50%	47%	31%	30%	57%	6	10
Whitecap Resources Inc.(5)	$8,751	$60,772	$51,094	$49,341	3.3x	3.5x	4.2x	n/a	n/a	$23.7	$11.4	$7.5	37%	38%	52%	32%	66%	14	22

Average	$4,144	$68,425	$59,052	$55,762	3.8x	3.6x	3.7x	$32.3	$23.5	$42.9	$23.2	$14.8	44%	41%	39%	33%	61%	14	27
Median	$4,220	$60,772	$55,184	$53,721	3.8x	3.5x	3.5x	$23.4	$17.9	$27.5	$17.0	$10.8	38%	42%	37%	32%	63%	10	15

____________

Source: FactSet, Greenfire Initial Management Projections and public disclosure as at November 25, 2022.

(1)      Enterprise value is equal to fully diluted market capitalization as at November 25, 2022 plus long-term debt, lease liabilities and September 30, 2022 reported unrealized hedging losses (gains), less cash and equivalents.

(2)      Reserves Incl. FDC is equal to enterprise value plus FDC divided by 1P or 2P Reserves.

(3)      Reserve Life Index is equal to 1P/2P Reserves divided by current Q3/22 annualized production.

(4)      Tamarack Valley Energy Ltd. reserves as per company disclosure, adjusted for Deltastream Energy Corp. reserves as per the final short form prospectus filed September 21, 2022. Current production represents Tamarack Q3/22 production, plus August 2022 average Deltastream production as per geoSCOUT.

(5)      Whitecap Resources Inc. reserves as per company disclosure, adjusted for XTO Energy Canada reserves as per Whitecap’s June 28, 2022 press release.

Based on the data shown in the tables above, Peters also selected a range of valuation multiples to apply to Greenfire’s projected 2023E EBITDA, 2023E daily production, 2024E EBITDA, 2024E daily production, and 2P Reserves (including undiscounted future development costs (“FDC”)) to obtain a range of current enterprise values for Greenfire using the Market Multiples Analysis. Peters selected multiples that, based on its experience in the industry and judgment as a financial advisor, reflected, among other factors, Greenfire’s current and future production and EBITDA profile relative to the Selected Publicly Traded Companies.

•        Peters selected a range of 3.00x to 4.50x of Greenfire’s projected 2023E EBITDA of C$173 million from Greenfire Initial Management Projections;

•        Peters selected a range of C$48,000 to C$60,000 of Greenfire’s projected 2023E daily production of 24,772 boe/d from Greenfire Initial Management Projections;

•        Peters selected a range of 3.00x to 4.50x of Greenfire’s projected 2024E EBITDA of C$307 million from Greenfire Initial Management Projections;

•        Peters selected a range of C$45,000 to C$60,000 of Greenfire’s projected 2024E daily production of 33,427 boe/d from Greenfire Initial Management Projections; and

•        Peters selected a range of C$15.00 to C$20.00 of Greenfire’s 2P Reserves, including FDC, to apply to Greenfire’s total 2P Reserves of 239 MMboe from McDaniel Reserves Projections, adjusted for Greenfire’s 2P FDC of C$2.0 billion.

Based on these assumptions, the combination of the five indicative value ranges from Peters & Co.’s Market Multiples Analysis implied a total indicated enterprise value range for Greenfire of C$1,148 million to C$1,691 million. Converted to U.S. dollar equivalents as of November 25, 2022 (the date the McDaniel Reserves Projections were provided to Peters), the resulting total indicated enterprise value range for Greenfire is $858 million to $1,264 million. Peters noted that the implied enterprise value of Greenfire, as set out in the Capitalization Assumptions, falls within this range. Peters calculated the implied equity value for Greenfire by deducting Greenfire’s net debt of $170 million, as set out in the Capitalization Assumptions, resulting in an implied equity value for Greenfire of $688 million to $1,094 million. Peters noted that the implied equity value for Greenfire of $780 million, as set out in the Capitalization Assumptions, falls within this range. Peters assumed that the holders of MBSC Class A Common Shares would own approximately 12.8% of New Greenfire, as set out in the Capitalization Assumptions, which implies an equity value range for MBSC Class A Common Shares of $88 million to $140 million. Peters noted that the deemed value of the MBSC Class A Common Shares of $100 million, as set out in the Capitalization Assumptions, falls within this range.

The Fairness Opinion was only one of the many factors considered by the Transaction Committee and the MBSC Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Transaction Committee and the MBSC Board.

Fees and Expenses

As compensation for Peters’ services in connection with the rendering of the Fairness Opinion to the Transaction Committee, under the terms of its engagement letter, MBSC agreed to pay Peters a fee of $1,000,000 million. A portion of the fee was paid upon delivery of the Fairness Opinion and a portion is payable upon consummation of the Transaction. No portion of Peters’ fee is refundable or contingent upon the conclusion reached in the Fairness Opinion. In addition, MBSC has agreed to reimburse Peters for certain out-of-pocket expenses (subject to a cap). MBSC has also agreed to indemnify Peters for certain liabilities arising out of its engagement. The terms of the fee arrangements with Peters were negotiated at arm’s length, and the Transaction Committee is aware of these fee arrangements and believes they are customary in transactions of this nature.

Peters acts as a trader and dealer, both as principal and as agent, in major financial markets and as such has had, or may have, in the ordinary course of business, positions in the securities of MBSC and/or Greenfire from time to time and has executed, or may execute, transactions in the securities of MBSC and/or Greenfire for which it receives compensation. In addition, Peters and its affiliates provide investment banking and other services to a wide range of persons from which conflicting interest or duties may arise. There are no understandings, agreements or commitments between Peters and any of MBSC or Greenfire with respect to future business dealings; however, in the future it may seek to provide investment advisory and financing services to the MBSC, Greenfire or entities that are affiliated with MBSC or Greenfire, for which it would expect to receive compensation.

Disclosure of Prior Relationships

Other than this engagement, during the two years preceding the date of the Fairness Opinion, Peters has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Peters did not act as an underwriter in the MBSC IPO.

Peters may seek to provide MBSC, Greenfire, New Greenfire and their respective affiliates and equity holders with financial advisory and other services unrelated to the Business Combination in the future, for which service Peters would expect to receive compensation

Interests of Certain Persons in the Business Combination

In considering the unanimous recommendation of the MBSC Board to vote in favor of the Business Combination, MBSC Stockholders should be aware that, aside from their interests as stockholders, the MBSC Sponsor and certain members of MBSC management have interests in the Business Combination that are different from, or in addition to, those of other MBSC Stockholders generally. For instance, in the aggregate, as detailed further below, the MBSC Sponsor and its affiliates have approximately $53.89 million, including $51.70 million in implied value of MBSC Founder Shares, $2.17 million in implied value of MBSC Private Placement Warrants and $19,477 of fees due for which the MBSC Sponsor is awaiting reimbursement, which would be at risk if the Business Combination is not completed. MBSC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to MBSC Stockholders that they approve the Business Combination. MBSC Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the MBSC Articles, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares and has agreed to waive redemption rights with respect to any MBSC Public Shares held by it in connection with the consummation of the Initial Business Combination. Additionally, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares held by it if MBSC fails to consummate the Initial Business Combination by the Deadline Date. If MBSC does not complete the Initial Business Combination within such applicable time period, the funds in the Trust Account (including the proceeds of the sale of the MBSC Private Placement Warrants held therein) will be used to fund the redemption of the MBSC Public Shares, and the MBSC Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since the MBSC Sponsor and MBSC management directly or indirectly own MBSC Common Shares and MBSC Private Placement Warrants, MBSC management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•        The fact that MBSC Initial Stockholders paid an aggregate of approximately $25,000 for 11,500,000 MBSC Founder Shares (which, as adjusted for subsequent share subdivisions, share dividends, reorganizations, recapitalizations and the like, amounts to 7,503,750 MBSC Founder Shares as of the date hereof. By virtue of the Merger, each issued and outstanding MBSC Class B Common Share (other than any Excluded MBSC Class A Common Shares and after giving effect to the Sponsor Class B Share Forfeitures) will be automatically converted into and exchanged for the right to receive (i) one New Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing;

•        The fact that given the differential in the purchase price that the MBSC Sponsor paid for the MBSC Founder Shares (which was approximately $0.002 per MBSC Founder Share) as compared to the price of the MBSC Units sold in the MBSC IPO (which was $10 per MBSC Unit) and the value of up to 5,000,000 New Greenfire Common Shares that the MBSC Sponsor would receive upon conversion of the MBSC Founder Shares in connection with the Business Combination (which, if implied based on the trading price of MBSC Class A Common Shares of $10.34 as of April 20, 2023, would be $51.70 million in the aggregate), the MBSC Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Greenfire Common Shares trade below the price initially paid for the MBSC Units in the MBSC IPO and the MBSC Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that the MBSC Sponsor and MBSC’s independent directors currently hold a pecuniary interest in an aggregate of 5,786,667 MBSC Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated. Based on the trading price of MBSC Public Warrants as of April 18, 2023, such MBSC Private Placement Warrants have an implied value of approximately $2.43 million. By virtue of the Merger, each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement;

•        The fact that certain of MBSC’s directors and certain members of MBSC management collectively own, directly or indirectly, a material interest in the MBSC Sponsor;

•        MBSC Sponsor and MBSC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as MBSC may obtain loans from the MBSC Sponsor or an affiliate of the MBSC Sponsor or any of MBSC management to finance transaction costs in connection with the Initial Business Combination. No such loans are outstanding as of            , 2023, the record date for the MBSC Stockholders’ Meeting. Up to $1,500,000 of such loans may be convertible into New Greenfire Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the MBSC Private Placement Warrants;

•        The MBSC Articles provide that MBSC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of MBSC management on the one hand, and MBSC, on the other hand, or the participation of which would breach any existing legal obligation, under applicable Law or otherwise, of a member of MBSC management to any other entity, unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MBSC and such opportunity MBSC is legally and contractually permitted to undertake and would otherwise be reasonable for MBSC to pursue. MBSC is not aware of any such corporate opportunities not being offered to MBSC and does not believe that waiver of the corporate opportunities doctrine has materially affected MBSC’s search for an acquisition target or will materially affect MBSC’s ability to complete an Initial Business Combination;

•        If the Trust Account is liquidated, including in the event MBSC is unable to complete an Initial Business Combination within the required time period, the MBSC Sponsor has agreed to indemnify MBSC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per MBSC Public Share, or such lesser amount per MBSC Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than MBSC’s independent public accountants) for services rendered or products sold to MBSC or (b) a prospective target business with which MBSC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that the MBSC Sponsor and MBSC management will be reimbursed for out-of-pocket expenses incurred in connection with activities on MBSC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $            as of            , 2023, the record date for the MBSC Stockholders’ Meeting;

•        The fact that the MBSC Sponsor and its affiliates will be reimbursed for advances paid on behalf of MBSC prior to the MBSC IPO, which advances were approximately $19,477 as of December 31, 2022;

•        The fact that the MBSC Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to MBSC Stockholders rather than liquidate;

•        The anticipated appointment of Matthew Perkal, as designated by the MBSC Sponsor, as a director on the New Greenfire Board in connection with the closing of the Business Combination;

•        The fact that Surviving MBSC will indemnify the MBSC Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and the MBSC Sponsor’s ownership of MBSC Securities or its control or ability to influence MBSC;

•        Interests involving Brigade, including:

•        The fact that certain of MBSC’s directors and certain members of MBSC management are or were employed at Brigade and the fact that such personnel owned, as of December 14, 2022, an indirect interest in approximately 40.1% of MBSC Founder Shares (i.e., 3,009,712 MBSC Founder Shares) and 42.7% of MBSC Private Placement Warrants (i.e., 2,472,299 MBSC Private Placement Warrants) through the MBSC Sponsor, which will receive between 4,250,000 and 5,000,000 New Greenfire Common Shares and any remaining working capital of MBSC after the Business Combination;

•        The fact that Brigade had existing relationships with Greenfire prior to MBSC’s negotiations with Greenfire with respect to the Business Combination, including the fact that funds and accounts managed by Brigade (i) have a $41.05 million position in Greenfire Bonds and (ii) own 48,000 Greenfire Bond Warrants, which represent 15.52% of Greenfire Bond Warrants that were sold with the Greenfire Bonds;

•        The fact that funds and accounts managed by Brigade have subscribed for $25 million of New Greenfire Common Shares in the PIPE Financing, or fifty percent (50%) of the New Greenfire Common Shares being issued pursuant to the PIPE Financing, and $50 million of New Greenfire Convertible Notes in the New Greenfire Debt Financing;

•        The terms and provisions of the Ancillary Documents as set forth in detail under the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents.”

•        The table set forth below summarizes the anticipated interests of the MBSC Sponsor in New Greenfire as of Closing, assuming maximum redemptions by MBSC Public Stockholders pursuant to the MBSC Stockholder Redemption along with the value of such interests based on the closing price of the MBSC Public Warrants as of April 18, 2023 and of the MBSC Class A Common Shares as of April 20, 2023, which would be lost if an Initial Business Combination is not completed by MBSC by the Deadline Date.

	Total Purchase Price/Capital Contributions		Number of New Greenfire Warrants	Value of New Greenfire Warrants(2)	Number of New Greenfire Common Shares	Value of New Greenfire Common Shares(3)
M3-Brigade Sponsor III LP(1)	$8,705,000.50	(4)	2,526,667	$1,061,200	4,250,000	$43,945,500

____________

(1)      Certain MBSC directors (Frederick Arnold, Benjamin Fader Rattner, Mohsin Y. Meghji, Scott Malpass and Steven Vincent) and members of MBSC management (Chris Chaice, Executive Vice President; William Gallagher, Executive Vice President; Charles Garner, Executive Vice President and Secretary; Christopher Good, Chief Financial Officer; Matthew Perkal, Chief Executive Officer) each hold an indirect economic interest in the MBSC Sponsor.

(2)      Based on the closing price of the MBSC Public Warrants of $0.42 per warrant on April 18, 2023.

(3)      Based on the closing price of the MBSC Class A Common Shares of $10.34 per share on April 20, 2023.

(4)      Includes capital contributions of $25,000 for the purchase of MBSC Class B Common Shares and $8,680,000 for the purchase of MBSC Private Placement Warrants.

The table set forth below summarizes the indirect economic interests of MBSC’s directors, MBSC management and Brigade Capital GP, LLC (an affiliate of Brigade) in MBSC through the MBSC Sponsor, based on the ownership of MBSC Sponsor Class B Units, with each MBSC Sponsor Class B Unit representing an interest in one MBSC Class B Common Share, and 50,000 MBSC Sponsor Class W Units, with each MBSC Sponsor Class W Unit representing an interest in one MBSC Private Placement Warrant. MBSC’s directors, MBSC Management and Brigade Capital GP, LLC have made purchases and capital contributions totaling $3,993,095.22 in the MBSC Sponsor, which would be at risk if the Business Combination is not completed.

	Position	Total Purchase Price/Capital Contributions	Number of MBSC Sponsor Class B Units	Number of MBSC Sponsor Class W Units
Frederick Arnold	MBSC Director	$75,451.53	61,121	50,000
Alan Carr	MBSC Director	—	—	—
Benjamin Fader Rattner	MBSC Director	$75,451.53	61,121	50,000
Mohsin Y. Meghji(1)	MBSC Director	$2,710,511.40	1,856,337	1,793,974
Scott Malpass	MBSC Director	—	25,000	—
William Transier	MBSC Director	—	—	—
Steven Vincent	MBSC Director	$52,553.16	2,396	34,825
Chris Chaice	MBSC Officer	$157,657.98	127,187	104,476
Matthew Perkal	MBSC Officer	$695,805.85	561,323	461,097
William Gallagher	MBSC Officer	$50,135.83	34,492	33,333
Charles Garner	MBSC Officer	$100,271.65	68,985	66,666
Christopher Good	MBSC Officer	$75,203.74	51,738	50,000
Brigade Capital GP, LLC(2)	N/A	$52.55	42	35

____________

(1)      Does not include any beneficial ownership of MBSC Common Shares held directly by the MBSC Sponsor, which Mr. Meghji may be deemed to have.

(2)      An affiliate of Brigade. Does not include the investments of employees of Brigade directly in the MBSC Sponsor.

Potential Purchases of Public Shares

The MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates may privately negotiate transactions to purchase MBSC Public Shares from MBSC Stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of MBSC Public Shares that the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable Law and the rules of the NYSE. However, the MBSC Sponsor, MBSC management, MBSC’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase MBSC Public Shares in such transactions. None of the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such MBSC Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such MBSC Stockholder, although still the record holder of such MBSC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

The purpose of any such purchases of MBSC Public Shares could be to reduce the number of redemptions in the MBSC Stockholder Redemption. In the event that the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates purchase MBSC Public Shares in privately negotiated transactions from public MBSC Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In addition, the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates would waive any redemption rights with respect to any MBSC Public Shares that they purchase in any such privately negotiated transactions.

Any purchases of public shares made by the MBSC Sponsor, directors, officers, advisors or any of their respective affiliates would not be voted in favor of the Business Combination Proposal. To the extent the transaction occurs following the date of this Registration Statement/Proxy Statement, the purchase price of any public shares to be acquired by the MBSC Sponsor, management, advisors or any of their respective affiliates will be at a price no higher than the redemption price offered to MBSC Public Stockholders. In addition, to the extent that the MBSC

Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates purchase any MBSC Public Shares as contemplated above, MBSC will file a Current Report on Form 8-K prior to the MBSC Stockholders’ Meeting that will disclose:

•        the amount of such MBSC Public Shares purchased by the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates, along with the purchase price;

•        the purpose of the purchases by the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates;

•        the impact, if any, of the purchases by the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;

•        the identities of MBSC Stockholders who sold to the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of MBSC Stockholders (e.g., 5% security holders) who sold to the MBSC Sponsor, MBSC management, MBSC’s advisors or any of their respective affiliates; and

•        the number of MBSC Public Shares for which MBSC has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the MBSC Class A Common Shares or New Greenfire Common Shares may be reduced and the number of beneficial holders of MBSC’s or New Greenfire’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of MBSC’s or New Greenfire’s securities on a national securities exchange. The MBSC Sponsor, and MBSC’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom the MBSC Sponsor, MBSC’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting MBSC directly or by MBSC’s receipt of redemption requests submitted by stockholders.

Any purchases by the MBSC Sponsor, MBSC’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The MBSC Sponsor, MBSC’s officers, directors, advisors and any of their respective affiliates will not make purchases of MBSC Class A Common Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Redemption Rights

Pursuant to the MBSC Articles, an MBSC Public Stockholder may request that MBSC redeem all or a portion of its MBSC Public Shares for cash if the Business Combination is consummated. As an MBSC Public Stockholder, you will be entitled to exercise your redemption rights if you:

(a)     hold MBSC Public Shares, or if you hold MBSC Units, you elect to separate your MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising your redemption rights;

(b)    submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your MBSC Public Shares for cash, and (ii) identify yourself as the beneficial holder of the MBSC Public Shares and provide your legal name, phone number and address; and

(c)     deliver your MBSC Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their MBSC Public Shares in the manner described above prior to 10:30 a.m. Eastern Time, on            , 2023 (two business days before the MBSC Stockholders’ Meeting) in order for their shares to be redeemed.

Holders of MBSC Units must elect to separate the MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants prior to exercising their redemption rights with respect to the MBSC Public Shares. If MBSC Public Stockholders hold their MBSC Units in an account at a brokerage firm or bank, such MBSC Public Stockholders must notify their broker or bank that they elect to separate the MBSC Units into the underlying MBSC Public Shares and MBSC Public Warrants, or if a holder holds MBSC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to MBSC in order to validly exercise its redemption rights. MBSC Public Stockholders may elect to exercise their redemption rights with respect to their MBSC Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the MBSC Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if an MBSC Public Stockholder properly exercises its redemption rights with respect to all or a portion of the MBSC Public Shares that it holds and timely delivers its shares to the Transfer Agent, MBSC will redeem the related MBSC Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account not previously released to MBSC to pay working capital expenses (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of            , 2023, this would have amounted to approximately $            per issued and outstanding MBSC Public Share (excluding $            of interest earned on the funds held in the Trust Account as of            , 2023). If an MBSC Public Stockholder exercises its redemption rights in full, then it will not own MBSC Public Shares or New Greenfire Common Shares following the redemption. Please see the subsection entitled “Special Meeting of MBSC Stockholders and MBSC Warrantholders — Redemption Rights” elsewhere in this Registration Statement/Proxy Statement for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your MBSC Public Shares.

Total New Greenfire Common Shares to Be Issued in the Business Combination

The following tables present the anticipated ownership of New Greenfire upon the Closing, basic and on a fully diluted basis and otherwise assumes the following redemption scenarios:

0% Redemptions:    This scenario assumes that no MBSC Public Stockholders exercise their redemption rights with respect to their MBSC Class A Common Shares.

50% Redemptions:    This scenario assumes that 15,000,000 MBSC Class A Common Shares are redeemed, which is equal to 50% of the number of shares redeemed in the “Assuming Maximum Redemptions” scenario described under the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information,” or approximately 50% of the outstanding MBSC Class A Common Shares as of the date of this Registration Statement/Proxy Statement.

100% Redemptions:    This scenario assumes the “Assuming Maximum Redemptions” scenario described under the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information,” i.e., 30,000,000 MBSC Class A Common Shares are redeemed, or approximately 100% of the outstanding MBSC Class A Common Shares as of the date of this Registration Statement/Proxy Statement.

Basic:

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	13%	9,900,990	13%	—	—%
Shares held by the MBSC Sponsor(1)	5,000,000	7%	5,000,000	7%	4,250,000	6%
Shares held by current Greenfire Shareholders	43,298,722	59%	43,298,722	59%	43,819,751	64%
Shares held by current holders of Greenfire Bond Warrants	15,579,591	21%	15,579,591	21%	15,767,066	23%
Shares held by PIPE Investors(2)	—	—%	—	—%	4,950,496	7%
Total New Greenfire Common Shares, basic	73,779,303	100.0%	73,779,303	100.0%	68,787,313	100%

____________

Ownership is shown on a non-dilutive basis.

(1)      An additional 750,000 MBSC Class B Common Shares will be forfeited and cancelled for no consideration when New Greenfire Debt Financing at the Closing exceeds $25 million.

(2)      Maximum redemption scenario contemplates PIPE Investment of $50 million to purchase 4,950,496 MBSC Class A Common Shares, which will be converted into New Greenfire Common Shares on a 1:1 basis on the Closing Date.

On a fully diluted basis:

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	11%	9,900,990	11%	—	—%
Shares held by the MBSC Sponsor, fully diluted(1)	7,526,667	9%	7,526,667	9%	6,776,667	8%
Shares held by current Greenfire Shareholders and holders of Greenfire Performance Warrants, fully diluted(2)(3)	50,497,143	60%	50,497,143	60%	51,059,667	61%
Shares held by current holders of Greenfire Bond Warrants, fully diluted(4)	16,829,591	20%	16,829,591	20%	17,017,066	20%
Shares held by PIPE Investors(5)	—	—%	—	—%	8,796,650	11%
Total New Greenfire Common Shares, fully diluted	84,754,391	100.0%	84,754,391	100.0%	83,650,050	100.0%

____________

Ownership is shown on a fully diluted basis. Please see the subsection entitled “— Total New Greenfire Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

(1)      As of December 31, 2022, MBSC had outstanding Private Placement Warrants of 7,526,667. Immediately prior to the Merger, 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor and 1,740,000 MBSC Private Placement Warrants held by Cantor will be forfeited and cancelled for no consideration. The remaining 2,526,667 MBSC Private Placement Warrants will be converted into New Greenfire Warrants on a 1:1 basis, which have been included in the fully diluted New Greenfire Common Shares.

(2)      On the Closing Date, 3,750,000 New Greenfire Warrants, including 2,910,123 New Greenfire Warrants to be held by Greenfire founders and 839,877 New Greenfire Warrants to be held by Greenfire employees, have been included in the fully diluted New Greenfire Common Shares.

(3)      On the Closing Date, the Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants. New Greenfire Performance Warrants of (i) 3,448,421 under the no redemption and 50% redemption scenarios and (ii) 3,489,916 under the maximum redemption scenario, respectively, have been included in the fully diluted New Greenfire Common Shares.

(4)      On the Closing Date, 1,250,000 New Greenfire Warrants will be issued to the current holders of Greenfire Bond Warrants, which have been included in the fully diluted New Greenfire Common Shares.

(5)      Maximum redemption includes New Greenfire Debt Financing of $50,000,000 aggregate principal amount of New Greenfire Convertible Notes, which may be converted into New Greenfire Common Shares at $13 per share, equivalent to 3,846,154 New Greenfire Common Shares.

The MBSC Warrants are, and the New Greenfire Warrants will be, subject to restrictions on the timing of their exercise and may also be exercisable on a “cashless basis” by reference to the fair market value of the New Greenfire Common Shares. As a result, the percentages above are indicative only.

Underwriting Fees

The MBSC IPO generated approximately $5.2 million of underwriting fees and approximately $14.28 million (subsequently reduced to $10 million) of deferred underwriting fees conditioned upon completion of an Initial Business Combination, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith.

Impact of Substantial Redemptions on the Business Combination

MBSC Public Stockholders are not required to vote “AGAINST” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of MBSC Public Stockholders are reduced as a result of redemptions by MBSC Public Stockholders.

If an MBSC Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any MBSC Warrants that it may hold. Assuming that 30,000,000 MBSC Class A Common Shares held by MBSC Public Stockholders were redeemed, the 10,000,000 retained outstanding MBSC Warrants would be valued at approximately $            based on the closing price of MBSC Public Warrants of $            per warrant on            , 2023. If a substantial number of, but not all, MBSC Public Stockholders exercise their redemption rights, any non-redeeming MBSC Stockholders would experience dilution to the extent such MBSC Warrants are exercised and additional MBSC Class A Common Shares are issued.

It is a condition to the Closing of the Business Combination that, after giving effect to the Transactions (including the Transaction Financing), MBSC shall have at least $5,000,001 of net tangible assets immediately after the Merger Effective Time. In addition, the MBSC Articles provide that MBSC shall not redeem MBSC Public Shares in an amount that would cause MBSC’s net tangible assets to be less than the amount required such that the MBSC Class A Common Shares would not become a “penny stock.” However, as a result of the structure of the Business Combination, the limitation described in the immediately preceding sentence will no longer apply upon consummation of the Business Combination, and it is anticipated that the New Greenfire Common Shares will be listed on the NYSE, which provides a separate exception from being subject to the “penny stock” rules.

Sources and Uses for the Business Combination

The following tables summarize the illustrative sources and uses for funding the Business Combination (i) assuming that no MBSC Class A Common Shares are redeemed in connection with the Business Combination and (ii) assuming that all 30,000,000 MBSC Class A Common Shares are redeemed in connection with the Business Combination.

No Redemption

Sources (in millions)	CAD$	$USD
Cash in Trust Account	$409.05	$303.00
Equity issued to current Greenfire Shareholders and current holders of Greenfire Bond Warrants(2)	$849.83	$629.50
Total Sources	$1,258.88	$932.50
Uses (in millions)	CAD$	$USD
Equity issued to current Greenfire Shareholders and current holders of Greenfire Bond Warrants(2)	$849.825	$629.50
Estimated Unpaid Expenses(3)	$33.75	$25
Cash Consideration to Greenfire Shareholders	$101.25	$75
Cash to MBSC Public Stockholders	$274.05	$203
Total Uses	$1,258.88	$932.50

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*        US$ amounts have been translated into CAD$ using an exchange rate of US$1.00 to CAD$1.35.

(1)      As of December 31, 2022, and assumes that 0 MBSC Class A Common Shares are redeemed.

(2)      New Greenfire Common Shares issued to Greenfire Shareholders and holders of Greenfire Bonds are at a deemed value of $10.10 per share, solely for purposes herein. See the subsection entitled “Risk Factors — General Risk Factors Related to Greenfire/New Greenfire — You should not assume that New Greenfire Common Shares at Closing are valued at $10.10 per share.” Assumes 46,745,000 New Greenfire Common Shares issued to current Greenfire Shareholders and 15,582,000 New Greenfire Common Shares issued to current holders of Greenfire Bond Warrants. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

(3)      Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions. Excludes expected repayment of amounts due to related parties of MBSC at closing for general operating costs incurred by MBSC.

Maximum Redemption

Sources (in millions)	CAD$	$USD
Cash in Trust Account(1)	—	—
Transaction Financing(2)		100
Equity issued to current Greenfire Shareholders and current holders of Greenfire Bond Warrants(3)		637.08
Total Sources		737.08
Uses (in millions)	CAD$	$USD
Equity issued to current Greenfire Shareholders and current holders of Greenfire Bond Warrants(3)		637.08
Estimated Unpaid Expenses(4)		25
Cash Consideration to Greenfire Shareholders		75
Total Uses		$737.08

____________

(1)      As of December 31, 2022, and assumes that 30,000,000 MBSC Class A Common Shares are redeemed for an aggregate payment of approximately CAD$            million ($303 million) (based on an estimated per share redemption price of approximately CAD$            ($10.10).

(2)      Anticipated Transaction Financing under the maximum redemption scenario. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information. No proceeds from the Transaction Financing will used to fund the operations of New Greenfire.

(3)      New Greenfire Common Shares issued to Greenfire Shareholders are at a deemed value of $10.10 per share, solely for purposes herein. See the subsection entitled “Risk Factors — General Risk Factors Related to Greenfire/New Greenfire — You should not assume that New Greenfire Common Shares at Closing are valued at $10.10 per share.” Assumes 47,308,000 New Greenfire Common Shares issued to current Greenfire Shareholders and 15,769,000 New Greenfire Common Shares issued to current holders of Greenfire Bond Warrants. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

(4)      Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions. Excludes expected repayment of amounts due to related parties of MBSC at closing for general operating costs incurred by MBSC.

Certain Information Relating to New Greenfire

New Greenfire Board Before the Business Combination

Prior to the consummation of the Business Combination, the New Greenfire Board consists of Robert Logan and David Phung.

New Greenfire Board and Executive Officers Following the Business Combination

The executive officers and directors of New Greenfire following the consummation of the Business Combination are expected to be as set out in the table below. See the section under the heading “Business of Acquisition Entities Before the Business Combination — Business of New Greenfire Before the Business Combination — Board of Directors, Officers and Employees” for information about the current officers and directors of New Greenfire.

Name	Age	Position
Robert Logan	42	President, Chief Executive Officer and a Director
David Phung*	42	Chief Financial Officer
Albert Ma	41	Senior Vice President, Facilities and Engineering
Kevin Millar	59	Senior Vice President, Operations and Steam Chief
Jonathan Klesch	47	Director
Julian McIntyre	48	Director
Venkat Siva	41	Director
Matthew Perkal	37	Director
William Derek Aylesworth	60	Director

____________

*        Mr. Phung has informed the Greenfire Board of his intention to resign as the Chief Financial Officer of New Greenfire following the consummation of the Business Combination, pending the hiring of a replacement Chief Financial Officer. Please see the discussion under the heading “Summary of Registration Statement/Proxy Statement—Greenfire Recent Developments—Resignation of Chief Financial Officer” for more information.

It is anticipated that Julian McIntyre, Venkat Siva, Matthew Perkal and William Derek Aylesworth will be independent under the applicable rules of the SEC and the NYSE.

In connection with the Business Combination, it is expected that (i) each of the officers and directors listed above will hold the indicated offices and (ii) each of the director nominees listed above will become a member of the New Greenfire Board. Please see the section entitled “Management of New Greenfire After the Business Combination” in this Registration Statement/Proxy Statement for biographies and additional information.

Employment and Compensation Arrangements

New Greenfire expects that prior to the consummation of the Business Combination, Greenfire’s executive officers will continue to be employed by Greenfire. After consummation of the Business Combination and once New Greenfire’s compensation committee is formed, executive compensation decisions will be made by the New Greenfire Board based on recommendations made by New Greenfire’s compensation committee. New Greenfire’s compensation committee will review executive compensation arrangements and recommend to the New Greenfire Board any adjustments that it believes are appropriate in structuring New Greenfire’s executive compensation arrangements.

Please see the section entitled “Executive Compensation” elsewhere in this Registration Statement/Proxy Statement for additional information.

Indemnification and Insurance Obligations of New Greenfire Following the Business Combination

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New Greenfire to procure a judgment in New Greenfire’s favor, New Greenfire may indemnify a current or former director or officer or a person who acts or acted at New Greenfire’s request as a director or officer of a body corporate of which New Greenfire is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of New Greenfire, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New Greenfire, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, the subsection 124(3) of ABCA provides that an Indemnified Person is entitled to indemnity from New Greenfire in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of New Greenfire, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the “Mandatory Indemnification Conditions”). Under subsection 124(3.1) of ABCA, New Greenfire may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, New Greenfire Bylaws will require New Greenfire to indemnify directors or officers of New Greenfire, former directors or officers of New Greenfire or other individuals who, at New Greenfire’s request, act or acted as directors or officers or in a similar capacity of another entity of which New Greenfire is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because New Greenfire’s Bylaws will require that indemnification be subject to the ABCA, any indemnification that New Greenfire provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New Greenfire may also, pursuant to subsection 124(4) of ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of ABCA against any liability incurred by such person as a result of their holding office in New Greenfire or a related body corporate.

Please see the subsection entitled “Management of New Greenfire After the Business Combination — Directors and Executive Officers — Indemnification and Insurance Obligations of New Greenfire Following the Business Combination” elsewhere in this Registration Statement/Proxy Statement for additional information.

Listing of New Greenfire Common Shares on the NYSE

New Greenfire Common Shares and New Greenfire Warrants currently are not traded on a stock exchange. New Greenfire intends to list the New Greenfire Common Shares on the NYSE. It is anticipated that upon the Closing the New Greenfire Common Shares will be listed on the NYSE under the ticker symbol “GFR”.

Restrictions on Resales

All New Greenfire Common Shares and New Greenfire Warrants received by MBSC Stockholders and warrantholders in the Business Combination are expected to be freely tradeable in the United States, except that the New Greenfire Common Shares and New Greenfire Warrants received in the Business Combination by persons who become affiliates of New Greenfire for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, under an effective registration statement, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of New Greenfire generally include individuals or entities that control, are controlled by or are under common control with, New Greenfire and may include the directors and executive officers of New Greenfire as well as its principal shareholders.

All New Greenfire Common Shares received by MBSC Stockholders and warrantholders in the Business Combination will not be freely tradeable and may not be resold in the provinces and territories of Canada, unless: (i) New Greenfire is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (subject to the abridgment of such four-month period upon New Greenfire becoming a reporting issuer by filing a prospectus in any province of Canada); (ii) the trade is not a “control distribution” (as defined in National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators); (iii) no unusual effort is made to prepare the market or create a demand for those securities; (iv) no extraordinary commission or consideration is paid in respect of that trade; and (v) if the selling securityholder is an insider or officer of New Greenfire (as defined under applicable Canadian securities legislation), the insider or officer has no reasonable grounds to believe that New Greenfire is in default of applicable Canadian securities legislation. Following Closing, New Greenfire is under no obligation to become a reporting issuer in the Province of Alberta by filing a non-offering prospectus and therefore the New Greenfire Common Shares and New Greenfire Warrants may not become freely tradeable in Canada. Each holder of New Greenfire Common Shares is urged to consult the holder’s professional advisors with respect to applicable restrictions.

Delisting of MBSC Common Shares and Deregistration of MBSC

MBSC anticipates that, following consummation of the Business Combination, the MBSC Class A Common Shares, MBSC Units and MBSC Warrants will be delisted from the NYSE, and MBSC will be deregistered under the Exchange Act.

Comparison of Corporate Governance and Stockholder/Shareholder Rights

After the consummation of the Business Combination, MBSC Stockholders will become New Greenfire Shareholders and Alberta law and the New Greenfire Articles will govern the rights of the New Greenfire Shareholders.

There are certain differences in the rights of MBSC Stockholders prior to the Business Combination and the rights of New Greenfire Shareholders after the Business Combination. Please see the section entitled “Comparison of Corporate Governance and Stockholder/Shareholder Rights” elsewhere in this Registration Statement/Proxy Statement for additional information.

Regulatory Matters

Please see the section entitled “Regulatory Approvals Related to the Business Combination” elsewhere in this Registration Statement/Proxy Statement.

Appraisal or Dissent Rights

Please see the section entitled “Appraisal or Dissent Rights” elsewhere in this Registration Statement/Proxy Statement.

Material Tax Considerations with Respect to the Business Combination and Ownership of New Greenfire Securities

Please see the sections entitled “Material U.S. Federal Income Tax Considerations” and “Material Canadian Federal Income Tax Considerations” elsewhere in this Registration Statement/Proxy Statement.

Anticipated Accounting Treatment of the Business Combination

Given the substance of the transaction, the Business Combination will be accounted for as a share-based payment transaction within the scope of IFRS 2 Share-based Payment (“IFRS 2”) as it relates to instruments issued to acquire the stock exchange listing service received and other assets acquired and liabilities assumed, and under IAS 32 — Financial Instruments: Presentations (“IAS 32”) as it relates to instruments issued in exchange of MBSC Private Placement Warrants. Greenfire will be treated as the “acquirer” and MBSC will be treated as the “acquiree” for financial reporting purposes given that Greenfire’s operations will comprise the operations of New Greenfire, Greenfire’s executive management will be the executive management of New Greenfire, Greenfire’s director appointees will hold the majority of director seats of New Greenfire, and Greenfire’s existing shareholders will be the largest shareholder group of New Greenfire.

As part of the Business Combination, there are a portion of the MBSC Private Placement Warrants that are not forfeited which will be assumed by New Greenfire as part of the Business Combination. As New Greenfire Public Warrants are issued as replacement of the MBSC Private Placement Warrants assumed, the exchange of warrants is accounted for under IAS 32, as the New Greenfire Public Warrants were not issued to acquire goods or services and are not in the scope of IFRS 2. Based on the information currently available, it is expected the fair value of MBSC Private Placement Warrants will have similar fair value as those of New Greenfire Public Warrants as of the Closing, no material impact into profit or loss is expected.

The remaining instruments issued as part of the Business Combination (i.e., common shares issued by New Greenfire) are accounted for in accordance with IFRS 2. IFRS 2 requires that the difference in the fair value of the instruments issued as consideration for the acquisition of MBSC (i.e., common shares issued by New Greenfire) over the fair value of the remaining identifiable net assets of MBSC (i.e., those identifiable net assets not accounted for pursuant to IAS 32) will represent a service for the listing of New Greenfire and be recognized as a listing expense. The fair value of the instruments issued as consideration for the acquisition of MBSC was determined using the price referenced in the Transaction Financing of $10.10 per share.

APPRAISAL OR DISSENT RIGHTS

Under Delaware law, MBSC Stockholders are entitled to appraisal rights in connection with the Business Combination, provided that they meet all of the conditions set forth in Section 262. Pursuant to Section 262 MBSC Stockholders who do not vote in favor of the Business Combination and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Chancery Court if the Business Combination is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the Business Combination consideration. MBSC Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Business Combination, are not opinions as to, and do not in any manner address, fair value under the DGCL.

MBSC Stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to exercise and perfect their rights. ANY MBSC STOCKHOLDER WISHING TO PRESERVE THEIR RIGHTS TO APPRAISAL MUST MAKE A DEMAND FOR APPRAISAL AS DESCRIBED BELOW.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting MBSC Stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex L to this Registration Statement/Proxy Statement.

Under Section 262, MBSC is required to notify stockholders not less than 20 days before the MBSC special meeting to vote on the Business Combination that appraisal rights will be available. A copy of Section 262 must be included with that notice.

THIS REGISTRATION STATEMENT/PROXY STATEMENT CONSTITUTES MBSC’S NOTICE TO ITS STOCKHOLDERS OF THE AVAILABILITY OF APPRAISAL RIGHTS IN CONNECTION WITH THE BUSINESS COMBINATION UNDER SECTION 262 AND A COPY OF SECTION 262 IS ATTACHED TO THIS REGISTRATION STATEMENT/PROXY STATEMENT AS ANNEX L.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex L to this Registration Statement/Proxy Statement and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your MBSC Common Shares, you must:

•        NOT deliver an executed copy of the enclosed proxy card or otherwise vote in favor of the Business Combination Proposal;

•        deliver to MBSC a written demand for appraisal of your shares before the date of the MBSC Stockholders’ Meeting, as described further below under “Written Demand and Notice”;

•        continuously hold your MBSC Common Shares through the date the Business Combination is consummated; and

•        otherwise comply with the procedures set forth in Section 262.

Only a holder of MBSC Common Shares issued and outstanding immediately prior to the effective time of the Business Combination, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its MBSC Common Shares issued and outstanding immediately prior to the effective time of the Business Combination in connection with the proposed Business Combination.

If the MBSC Common Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the MBSC Common Shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.

A record holder, such as a broker who holds MBSC Common Shares as nominee for several beneficial owners, may exercise appraisal rights with respect to the MBSC Common Shares issued and outstanding immediately prior to the effective time of the Business Combination held for one or more beneficial owners while not exercising such rights with respect to the MBSC Common Shares held for other beneficial owners; in such case, however, the written demand should set forth the number of MBSC Common Shares issued and outstanding immediately prior to the effective time of the Business Combination as to which appraisal is sought and where no number of MBSC Common Shares is expressly mentioned the demand will be presumed to cover all MBSC Common Shares which are held in the name of the record owner. Stockholders who hold their MBSC Common Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A beneficial owner of MBSC Common Shares held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform MBSC of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. MBSC Stockholders who vote in favor of the adoption and approval of the Business Combination agreement will not have a right to have the fair market value of their MBSC Common Shares determined. However, failure to vote in favor of the Business Combination agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to MBSC a written demand for payment of the fair value of the MBSC Common Shares held by you.

Written Demand and Notice

A holder of MBSC Common Shares wishing to exercise his, her or its appraisal rights must make a written demand for appraisal to MBSC before the MBSC Stockholders’ Meeting. The demand notice shall be sufficient if it reasonably informs MBSC of your identity and that you wish to seek appraisal with respect to MBSC Common Shares. All demands should be delivered to: M3-Brigade Acquisition III Corp., 1700 Broadway, 19th Floor, New York, NY 10019.

The surviving corporation, within ten (10) days after the effective date of the Business Combination, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the Business Combination, that the Business Combination has become effective.

Judicial Appraisal

Within 120 days after the effective time, the surviving corporation or any stockholder who is entitled to appraisal rights under Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the MBSC Common Shares. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation will be under no obligation to take any action in this regard and has no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their MBSC Common Shares to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease. A beneficial owner of shares of such stock may, in such person’s own name, file a petition for appraisal described in this paragraph.

Upon the filing of the petition described above by any such holder of MBSC Common Shares, service of a copy thereof must be made upon MBSC. The surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list, referred to as the “Verified List”, containing the names and addresses of all MBSC Stockholders that have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to MBSC and all of the MBSC Stockholders shown on the Verified List. That notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving entity.

After notice to the holders of MBSC Common Shares as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those MBSC Stockholders that have complied with Section 262 and that have become entitled to appraisal rights thereunder. At the hearing on such petition, the court shall determine which stockholders are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Delaware Register in Chancery so an appropriate legend can be placed on them. Failure to comply with this requirement may result in the dismissal of the appraisal proceedings with respect to you. If immediately before the Business Combination the MBSC Common Shares are listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the Business Combination for such total number of shares exceeds $1 million or (3) the merger was approved pursuant to Section 253 or 267 of the DGCL.

After the Delaware Court of Chancery determines which MBSC Stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the Business Combination to each MBSC Stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective time of the Business Combination through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Business Combination and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of Business Combination which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Business Combination and not the product of speculation, may be considered.”

Stockholders who consider seeking appraisal should consider that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the Business Combination agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ or experts’ fees) and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all MBSC Common Shares entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the MBSC Common Shares, except for dividends or distributions, if any, payable to stockholders of record at a date before the Business Combination.

Request for Appraisal Information

If you timely submit a written demand for appraisal of your MBSC Common Shares and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the surviving corporation within 120 days after the effective time, receive a written statement identifying (1) the aggregate number of MBSC Common Shares which were not voted in favor of the adoption and approval of the Business Combination and with respect to which MBSC has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The surviving corporation will mail this statement to you within ten (10) days after receiving your written request. If you are the beneficial owner of shares of MBSC Common Shares held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

Withdrawal

Even if you submit a written demand for appraisal of your MBSC Common Shares and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective time, except that any such attempt to withdraw made more than 60 days after the effective time will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the Business Combination agreement within 60 days after the effective time. If you withdraw your demand, you will be deemed to have accepted the terms of the Business Combination Agreement, which are summarized in this Registration Statement/Proxy Statement and which is attached in its entirety as Annex A.

In view of the complexity of Section 262, stockholders who may wish to dissent from the Business Combination and seek apprise rights should consult their legal advisors.

MBSC Stockholders considering exercising appraisal rights should consult with their tax advisors with regard to the tax consequences of such actions.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Annex L to this Registration Statement/Proxy Statement. MBSC urges any MBSC Stockholders wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights, if any.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations for U.S. holders (as defined below) of MBSC Class A Common Shares or MBSC Public Warrants, as applicable, as a consequence of, as applicable, (i) exchanging their MBSC Public Warrants with MBSC for cash pursuant to the MBSC Public Warrant Amendment, (ii) electing to have their MBSC Class A Common Shares redeemed for cash if the Business Combination is completed, (iii) the exchange of their MBSC Class A Common Shares for New Greenfire Common Shares pursuant to the Merger and (iv) the ownership and disposition of New Greenfire Common Shares acquired pursuant to the Merger. This discussion applies only to U.S. holders that hold MBSC Class A Common Shares, MBSC Public Warrants and New Greenfire Common Shares, as applicable, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder, rulings and other published positions of the IRS and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to holders subject to special rules under the U.S. federal income tax laws, including, for example, but not limited to:

•        banks and other financial institutions;

•        mutual funds;

•        insurance companies;

•        brokers or dealers in securities, currencies or commodities;

•        dealers or traders in securities subject to a mark-to-market method of accounting;

•        regulated investment companies and real estate investment trusts;

•        retirement plans, individual retirement accounts and other tax deferred accounts;

•        tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•        persons holding MBSC Class A Common Shares, MBSC Public Warrants or New Greenfire Common Shares as part of a “straddle,” hedge, constructive sale or other integrated or conversion transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        Partnerships, other entities or arrangements classified as partnerships for U.S. federal income tax purposes, “S corporations” or other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•        expatriated entities subject to Section 7874 of the Code;

•        persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•        persons subject to any alternative minimum tax;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons that own (directly, indirectly or constructively) 5% or more (measured by vote or value) of the MBSC Class A Common Shares, MBSC Public Warrants or New Greenfire Common Shares;

•        grantor trusts;

•        controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•        any person that holds, directly, indirectly or constructively, any equity interests in Greenfire prior to the Business Combination;

•        holders of MBSC Warrants, except as set forth in the subsection entitled “— MBSC Public Warrant Amendment”;

•        MBSC Sponsor or its affiliates or MBSC officers or directors; and

•        any person that holds, directly, indirectly or constructively, any equity interests in the MBSC Sponsor.

With respect to the tax consequences of holding New Greenfire Common Shares, this discussion is limited to holders who acquire such New Greenfire Common Shares pursuant to the Merger. This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax considerations) or any state, local or foreign income or non-income tax considerations. In addition, this discussion does not address any holder reporting requirements, any considerations arising under the unearned income Medicare contribution tax, or any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds MBSC Class A Common Shares, MBSC Public Warrants or New Greenfire Common Shares, the U.S. federal income tax treatment of the partners in the partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships holding MBSC Class A Common Shares, MBSC Public Warrants or New Greenfire Common Shares should consult their tax advisors as to the particular tax consequences to them of the exchange of MBSC Public Warrants with MBSC for cash, the redemption of MBSC Class A Common Shares, the Business Combination and the ownership and disposition of New Greenfire Common Shares.

For purposes of this discussion, because any MBSC Unit, consisting of one MBSC Class A Common Share and one-third of one MBSC Public Warrant, is separable at the option of the holder, MBSC is treating the component parts of each MBSC Unit as separately held instruments consisting of one MBSC Class A Common Share and one-third of one MBSC Warrant and is assuming that the MBSC Unit itself will not be treated as an integrated instrument. Accordingly, the Unit Separation generally is not expected to be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of MBSC Units and MBSC Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by the Business Combination (including the Unit Separation and any redemption of MBSC Class A Common Shares for cash) with respect to any MBSC Securities held through an MBSC Unit (including alternative characterizations of an MBSC Unit).

Under Section 367(a) of the Code and the Treasury Regulations thereunder, special rules may apply to a U.S. holder that actually or constructively owns 5% or more, by vote or value, of the issued and outstanding stock of New Greenfire immediately after the completion of the transactions. Such U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Business Combination in light of their particular circumstances.

THE U.S. FEDERAL INCOME TAX TREATMENT of the business combination and the u.s. federAl income tax treatment to holders of mBSc class a common shares in connection with the business combination depend in some instances on determinations of fact and interpretations of complex provisions of

u.s. federal income tax law for which no clear authority may be available. in addition, the u.s. federal income tax treatment OF the EXCHANGE OF mbsc pUBLIC wARRANTS WITH MBSC FOR CASH, exercise of redemption rights with respect to mbsc class a common shares, the business combination and the ownership and disposition of NEW GREENFIRE COMMON SHARES with respect to ANY PARTICULAR holder WILL DEPEND ON THE holder’s PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU OF An EXCHANGE OF mbsc pUBLIC wARRANTS WITH MBSC FOR CASH, A REDEMPTION OF YOUR MBSC Class A Common Shares, the BUSINESS COMBINATION and the ownership and disposition of NEW GREENFIRE COMMON SHARES IN LIGHT OF YOUR PARTICULAR INVESTMENT, TAX and other CIRCUMSTANCES.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of MBSC Class A Common Shares, MBSC Public Warrants or New Greenfire Common Shares, as applicable, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

U.S. Federal Income Tax Treatment of New Greenfire

A corporation organized under non-U.S. law, such as New Greenfire, is generally treated as a foreign corporation for U.S. federal income tax purposes. Under Section 7874 of the Code, a corporation otherwise treated as a foreign corporation may be treated as a U.S. corporation for U.S. tax purposes (or may be subject to certain other adverse U.S. tax consequences) if it acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation. In addition, following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. These rules apply only if certain conditions are met, including that the former shareholders of the acquired U.S. corporation hold, by reason of their ownership of shares of that U.S. corporation, more than specified percentages of the shares of the acquiring foreign corporation. Based on the percentage of the New Greenfire shares to be received by shareholders of MBSC in the Merger, these conditions are not expected to be met and thus New Greenfire’s indirect acquisition of MBSC is not expected to cause New Greenfire to be treated as a U.S. corporation for U.S. federal income tax purposes or otherwise to be subject to Section 7874 of the Code. However, the ownership of New Greenfire for purposes of Section 7874 of the Code must be finally determined after the completion of the transaction, by which time there could be adverse changes to the relevant facts and circumstances. Further, in determining the ownership percentage of former MBSC Stockholders for purposes of Section 7874 of the Code, adjustments may be required in respect of certain transactions occurring at, before or in connection with the Business Combination (including that former MBSC stockholders will generally be deemed to own an amount of New Greenfire Common Shares attributable to certain MBSC Class A Common Shares that are redeemed by MBSC prior to the Business Combination). In addition, the rules for determining ownership under Section 7874 of the Code are complex, unclear and subject to regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to that described above or that such an assertion would not be sustained by a court.

If New Greenfire were to be treated as a U.S. corporation for U.S. federal income tax purposes or otherwise to be subject to Section 7874 of the Code, New Greenfire and its subsidiaries could be subject to substantial additional U.S. tax liability, its non-U.S. shareholders could be subject to U.S. withholding tax on any dividends and its U.S. shareholders could be subject to a higher rate of tax on any dividends. This discussion under this section assumes that New Greenfire will not be treated as a U.S. corporation for U.S. federal income tax purposes and will not otherwise be subject to Section 7874 of the Code.

Holders are urged to consult with their tax advisors regarding the potential application of Section 7874 of the Code to the Business Combination.

MBSC Public Warrant Amendment

The exchange of MBSC Public Warrants with MBSC for cash pursuant to the MBSC Public Warrant Amendment will be treated as a taxable disposition for U.S. federal income tax purposes and a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash received in such exchange (which will be $0.50 per MBSC Public Warrant) and (ii) the U.S. holder’s adjusted tax basis in the MBSC Public Warrants so exchanged. A U.S. holder’s adjusted tax basis in its MBSC Public Warrants generally will equal the U.S. holder’s acquisition cost that was allocated to such MBSC Public Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder has a holding period of more than one year in its MBSC Public Warrants at the time of the exchange (or short-term capital gain or loss otherwise). Long-term capital gains of non-corporate U.S. holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Redemption of MBSC Class A Common Shares

In the event that a holder’s MBSC Class A Common Shares are redeemed pursuant to the redemption provisions described in this Registration Statement/Proxy Statement, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of MBSC Class A Common Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code.

Whether a redemption of a holder’s MBSC Class A Common Shares qualifies for sale treatment will depend largely on the total number of shares of MBSC stock treated as held, directly, indirectly or constructively, by such redeemed holder before and after the redemption (including any stock treated as held by such holder under applicable constructive ownership rules) relative to all shares of MBSC stock outstanding both before and after the redemption. The redemption of a holder’s MBSC Class A Common Shares generally will be treated as a sale of MBSC Class A Common Shares by such holder (rather than as a corporate distribution) under Section 302 of the Code if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest in MBSC; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of MBSC stock actually owned by the holder, but also shares of MBSC stock that are constructively owned by the holder under certain attribution rules set forth in the Code. Among other things, a holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest (including New Greenfire following the Merger) or that have an interest in such holder, as well as any stock that the holder has a right to acquire pursuant to the exercise of an option, which would generally include MBSC Class A Common Shares that could be acquired pursuant to the exercise of the MBSC Warrants and New Greenfire Common Shares that could be acquired pursuant to the exercise of the New Greenfire Warrants. Moreover, any New Greenfire Securities that a holder directly or constructively acquires pursuant to the Business Combination or the PIPE Financing should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of MBSC’s outstanding voting stock actually and constructively owned by the holder immediately following the redemption of such holder’s MBSC Class A Common Shares must, among other requirements, be less than 80% of the percentage of outstanding MBSC voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of MBSC Class A Common Shares and the New Greenfire Securities to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of MBSC stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of MBSC stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of MBSC Class A Common Shares will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in MBSC. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in MBSC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the redemption and (ii) such U.S. holder’s adjusted tax basis in the MBSC Class A Common Shares redeemed. Any such gain or loss would be treated as long-term capital gain or loss if such U.S. holder has a holding period in the shares of more than one year (or short-term capital gain or loss otherwise). It is unclear whether the redemption rights with respect to the MBSC Class A Common Shares may suspend the running of the applicable holding period for this purpose. A U.S. holder’s tax basis in such holder’s MBSC Class A Common Shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder would be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the amount of cash received in the redemption. Such distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid out of MBSC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s MBSC Class A Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of MBSC Class A Common Shares. Amounts treated as dividends that MBSC pays to a U.S. holder that is taxable as a corporation may qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, amounts treated as dividends that MBSC pays to a non-corporate U.S. holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the MBSC Class A Common Shares may suspend the running of the applicable holding period for these purposes. If the holding period requirements are not satisfied, then a U.S. holder taxable as a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rate that applies to “qualified dividend income.” After the application of these rules, any remaining tax basis of the U.S. holder in the redeemed MBSC Class A Common Shares will be added to the U.S. holder’s adjusted tax basis in its remaining MBSC Class A Common Shares, or, if it has none, to the U.S. holder’s adjusted tax basis in its MBSC Warrants or possibly in other MBSC stock constructively owned by it.

U.S. holders of MBSC Class A Common Shares should consult their tax advisors as to the tax consequences of a redemption of their MBSC Class A Common Shares in light of their particular facts and circumstances.

The Business Combination

Unless otherwise noted in the following discussion, and subject to the limitations, qualifications and assumptions described in the section titled “Material U.S. Federal Income Tax Considerations” and set forth in the opinion filed as Exhibit 8.1 hereto, the discussion in this subsection titled “Material U.S. Federal Income Tax Considerations — The Business Combination,” insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law, constitutes the opinion of Wachtell, Lipton, Rosen & Katz, counsel to MBSC, as to the material U.S. federal income tax consequences of the Business Combination to U.S. holders of MBSC Class A Common Shares that exchange MBSC Class A Common Shares solely for New Greenfire Common Shares pursuant to the Merger.

In General

Subject to the assumptions, limitations and qualifications described herein, and subject to the discussion below regarding the application of Section 367(a) of the Code, it is expected that the Merger, the Amalgamation and certain related transactions, taken together, should qualify as a transaction described in Section 351 of the Code. In addition, as discussed further below, Section 367(a)(1) of the Code is not expected to apply to require gain recognition by

MBSC Stockholders that exchange their MBSC Class A Common Shares for New Greenfire Common Shares in the Merger (other than in the case of any Excepted 5% Shareholder). This determination is based on customary assumptions (including that a material portion of outstanding MBSC Class A Common Shares will not be redeemed in connection with the Business Combination) and certain covenants, representations and undertakings of the parties to the Business Combination. Any change after the date hereof in any relevant fact or circumstance, including any inaccuracy of the facts, representations or assumptions upon which the expected tax treatment of the Business Combination or this discussion is based, or the failure by any party to the Business Combination to comply with its covenants and undertakings, could adversely affect the intended tax treatment of the Business Combination.

In addition, the qualification of the Merger, the Amalgamation and certain related transactions, taken together, as a transaction described in Section 351 of the Code to which Section 367(a)(1) of the Code does not apply to require gain recognition by MBSC Stockholders that exchange their MBSC Class A Common Shares for New Greenfire Common Shares in the Merger (other than in the case of any Excepted 5% Shareholder) is subject to legal and factual uncertainty. The provisions of Sections 351 and 367(a)(1) of the Code are complex and there is limited guidance regarding their application to facts similar to the Business Combination. In addition, qualification for nonrecognition under these provisions will depend on facts that cannot be known with sufficient certainty until the Merger is completed and could be adversely affected by events or actions that occur following the Business Combination that are beyond MBSC’s, Greenfire’s and New Greenfire’s control. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination, and none of MBSC, Greenfire, New Greenfire or their respective affiliates intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Merger, the Amalgamation and certain related transactions, taken together, for the intended tax treatment or that a court will not sustain such a challenge.

Holders of MBSC Class A Common Shares

Subject to the discussion below regarding the application of Section 367(a) of the Code, if the Merger, the Amalgamation and certain related transactions, taken together, qualify as a transaction described in Section 351 of the Code, no gain or loss would be recognized by a U.S. holder that exchanges MBSC Class A Common Shares solely for New Greenfire Common Shares pursuant to the Merger. In addition, the adjusted tax basis of the New Greenfire Common Shares received in the Merger by such U.S. holder would be the same as the adjusted tax basis of the MBSC Class A Common Shares surrendered in exchange therefor, and the holding period of the New Greenfire Common Shares received in the Merger by such U.S. holder would include the period during which the surrendered MBSC Class A Common Shares were held as of the date of the Merger.

If the Merger, the Amalgamation and certain related transactions, taken together, do not qualify as a transaction described in Section 351 of the Code, then a U.S. holder of MBSC Class A Common Shares that exchanges such MBSC Class A Common Shares solely for New Greenfire Common Shares pursuant to the Merger would generally be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the New Greenfire Common Shares received by such U.S. holder in the Merger and (ii) such U.S. holder’s adjusted tax basis in the MBSC Class A Common Shares exchanged. Any gain or loss so recognized would be long-term capital gain or loss if the U.S. holder has a holding period of more than one year in its MBSC Class A Common Shares at the time of the Merger (or short-term capital gain or loss otherwise). It is unclear whether the redemption rights with respect to the MBSC Class A Common Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder would have an aggregate tax basis in any New Greenfire Common Shares received in the Merger that is equal to the fair market value of such New Greenfire Common Shares as of the effective date of the Merger, and the holding period of such New Greenfire Common Shares would begin on the day following the Merger.

Section 367(a) of the Code

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for qualifying for non-recognition treatment under Section 351 of the Code in transactions where a U.S. person transfers stock or securities in a U.S. corporation to a non-U.S. corporation in exchange for stock or securities in a non-U.S. corporation. In general, in order for the exchange of MBSC Class A Common Shares for New Greenfire Common Shares pursuant to the Merger to meet the additional requirements for nonrecognition under Section 367(a)(1) of the Code, each of the following conditions must be met: (i) MBSC complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of New Greenfire is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (iii) no more than 50% of each of the total voting power and the total value of the stock of New Greenfire is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of MBSC; (iv) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of New Greenfire or (B) the U.S. holder is a “five-percent transferee shareholder” of New Greenfire and enters into a “gain recognition” agreement with the IRS under applicable Treasury Regulations to recognize gain on the transferred shares under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulations Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires that (A) New Greenfire or any qualified subsidiary of New Greenfire be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the Merger and neither the transferors nor New Greenfire have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of New Greenfire be at least equal to the fair market value of MBSC, as specifically determined for purposes of Section 367 of the Code, at the time of the Merger (which determination may require certain adjustments to be made on account of transactions occurring at, before or in connection with the Business Combination, including, among others, treating certain redemptions of Class A Common Shares by MBSC prior to the Business Combination generally as if they had not occurred). Satisfaction of these requirements depends on an interpretation of legal authorities and facts relating to the Business Combination, and there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to U.S. holders of MBSC Class A Common Shares cannot be made with certainty until the Business Combination is completed and no rulings will be sought regarding the tax consequences of the Business Combination, including with respect to the application of Section 367(a) of the Code. Accordingly, there can be no assurance that Section 367(a) of the Code will not require U.S. holders of MBSC Class A Common Shares that participate in the Merger to recognize taxable gain as a result of the Merger.

If the Merger, the Amalgamation and certain related transactions, taken together, qualify as a transaction described in Section 351 of the Code but Section 367(a)(1) of the Code applies to require the recognition of gain, a U.S. holder of MBSC Class A Common Shares that exchanges such MBSC Class A Common Shares solely for New Greenfire Common Shares pursuant to the Merger would be required to recognize gain (but not loss), generally in the same manner as described above under the subsection entitled “— Holders of MBSC Class A Common Shares.”

Ownership and Disposition of New Greenfire Common Shares

Distributions

Subject to the discussion below under the subsection entitled “— Passive Foreign Investment Company Rules,” in the event of any future distributions with respect to New Greenfire Common Shares, such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of New Greenfire’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be first applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its New Greenfire Common Shares. Any remaining excess will be treated as gain recognized on the sale or other taxable disposition of New Greenfire Common Shares, and will be treated as described below under the subsection entitled “— Sale, Taxable Exchange or Other Taxable Disposition.” However, New Greenfire does not expect to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. A U.S. holder should therefore assume that any distribution by New Greenfire with respect to the New Greenfire Common Shares will be reported as dividend income. U.S. holders are urged to consult with their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from New Greenfire.

Any dividends paid by New Greenfire generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Subject to the discussion below under the subsection entitled “— Passive Foreign Investment Company Rules,” certain dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There can be no assurance that New Greenfire will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the NYSE (which New Greenfire Common Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that New Greenfire Common Shares will be considered readily tradable on an established securities market in the current or future taxable years. New Greenfire will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.” Further, New Greenfire will not be a qualified foreign corporation for purposes of these rules if is or becomes a “surrogate foreign corporation” for U.S. federal income tax purposes.

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date the dividend is includible in the U.S. holder’s income, whether or not the currency is converted into U.S. dollars at that time. A U.S. holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to applicable limitations that may vary depending upon the circumstances, foreign taxes withheld from dividends on New Greenfire Common Shares may be treated as foreign taxes eligible for credit against the U.S. holder’s federal income tax liability under the U.S. foreign tax credit rules. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Sale, Taxable Exchange or Other Taxable Disposition

Subject to the discussion below under the subsection entitled “— Passive Foreign Investment Company Rules,” in the event of any future sale or other taxable disposition of New Greenfire Common Shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the New Greenfire Common Shares so disposed of. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the New Greenfire Common Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders are generally eligible to be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as New Greenfire, will be classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for any taxable year in which, after the application of certain look-through rules, either: (i) 75% or more of its gross income for such taxable year is “passive income” as defined in the relevant provisions of the Code (e.g., dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains), or (ii) 50% or more of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce “passive income” or are held for the production of “passive income.” Although it is not free from doubt, based on the expected composition of New Greenfire’s gross assets and income and the manner in which New Greenfire will operate its business, New Greenfire does not believe that it will be classified as a PFIC for U.S. federal income tax purposes for the taxable year that includes the Business Combination. However, the determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations and generally cannot be determined until the close of the taxable year in question. Accordingly, there can be no assurance that New Greenfire will not be a PFIC for the taxable year that includes the Business Combination or any future taxable year.

If New Greenfire is a PFIC in any taxable year during which a U.S. holder owns New Greenfire Common Shares, such U.S. holder could be liable for additional taxes and interest charges upon certain distributions by New Greenfire and on any gain recognized on a sale, exchange or other disposition, including a pledge, of the New Greenfire Common Shares, whether or not New Greenfire continues to be a PFIC. In addition, certain annual tax reporting would be required. U.S. holders should consult their tax advisors concerning the tax consequences to them if New Greenfire is a PFIC and certain tax elections such U.S. holders may wish to make to mitigate any adverse tax consequences that might arise in the event that New Greenfire is a PFIC.

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. holders in connection with an exchange of MBSC Public Warrants for cash, a redemption of MBSC Class A Common Shares, dividends with respect to New Greenfire Common Shares and any proceeds received on the disposition of New Greenfire Common Shares.

Backup withholding of tax (currently at a rate of 24%) generally will apply to cash payments to which a U.S. holder is entitled in connection with an exchange of MBSC Public Warrants for cash, a redemption of MBSC Class A Common Shares, dividends with respect to New Greenfire Common Shares and any proceeds received on the disposition of New Greenfire Common Shares unless the U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability, if any, and may entitle such U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE IS BASED ON CURRENT LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH THEREIN. THE DISCUSSION ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, A HOLDER’S INDIVIDUAL CIRCUMSTANCES NOR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF AN EXCHANGE OF mbsc pUBLIC wARRANTS FOR CASH, A REDEMPTION OF MBSC Class A Common Shares, the BUSINESS COMBINATION and the ownership and disposition of NEW GREENFIRE COMMON SHARES.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax considerations generally applicable to beneficial owners of New Greenfire Common Shares immediately following the Business Combination with respect to the ownership and disposition of such New Greenfire Common Shares and who, at all relevant times, for purposes of the ITA (i) is not, and is not deemed to be, resident in Canada, (ii) deals at arm’s length with New Greenfire, (iii) is not affiliated with the New Greenfire, (iv) holds the New Greenfire Common Shares as capital property, (v) does not use or hold, and is not deemed to use or hold, the New Greenfire Common Shares in a business carried on in Canada, (vi) does not have a “permanent establishment” or “fixed base” in Canada, (vii) has not entered into, with respect to the New Greenfire Common Shares, a “derivative forward agreement” or a “dividend rental agreement” each as defined in the ITA (“Non-Canadian Holder”). This summary does not apply to a beneficial owner of the New Greenfire Common Shares that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary does not address the Canadian tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the Amalgamation and the Merger. This summary assumes the New Greenfire Common Shares will be listed on a designated stock exchange (which currently includes the NYSE) at all relevant times. Additional specific considerations related to the “foreign affiliate dumping” rules in section 212.3 of the ITA, may be applicable and are not discussed herein. Holders should consult their tax advisors with respect to these rules and particular consequences.

This summary is based on the current provisions of the ITA and an understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the ITA and the Canada-United States Tax Convention (1980) as amended (the “Treaty”) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in the law or administrative policy or assessing practice, whether by legislative, administrative, or judicial action, nor does it take into account tax legislation or considerations of any province, territory, or foreign jurisdiction, which may differ from those discussed herein.

The summary is of a general nature only and is not, and is not intended to be, nor should it be construed as, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. The relevant tax considerations applicable to the acquiring, holding and disposing of New Greenfire Common Shares may vary according to the status of the holder, the jurisdiction in which the holder resides or carries on business, and the holder’s own particular circumstances. Accordingly, holders should consult with their own tax advisors having regard to their own particular circumstances.

Currency Conversion

Generally, for purposes of the ITA, all amounts relating to the acquisition, holding, or disposition of the New Greenfire Common Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the ITA. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the exchange rates.

Taxation of Non-Canadian Holders of New Greenfire Common Shares

Dividends on New Greenfire Common Shares

Dividends paid or credited, or deemed to be paid or credited, on the New Greenfire Common Shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25% subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention. For example, under the Treaty, where the dividends on the New Greenfire Common Shares are considered to be paid to, or derived by, a Non-Canadian Holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of New Greenfire Common Shares

On a disposition of a New Greenfire Common Share (other than to New Greenfire, unless purchased by New Greenfire in the open market in the manner in which shares are normally purchased by any member of the public in the open market) a Non-Canadian Holder will not be subject to tax under the ITA in respect of any capital gain realized by such Non-Canadian Holder, unless the New Greenfire Common Shares constitute “taxable Canadian property” (as defined in the ITA) of the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention.

Generally, provided the New Greenfire Common Shares are listed on a designated stock exchange (which currently includes the NYSE) at the time of the disposition by a Non-Canadian Holder, the New Greenfire Common Shares will not constitute taxable Canadian property of such Non-Canadian Holder at such time unless, at any time during the 60-month period immediately preceding the disposition of the New Greenfire Common Shares, the following conditions are satisfied concurrently: (i) (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder did not deal at arm’s length, (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of the capital stock of New Greenfire, and (ii) more than 50% of the fair market value of the New Greenfire Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in or for civil law rights in, any such properties whether or not the properties exist. A New Greenfire Common Share may also be deemed to be taxable Canadian property in certain other circumstances.

A Non-Canadian Holder that disposes of, or is deemed to have disposed of, a New Greenfire Common Share that constitutes “taxable Canadian property” and is not entitled to relief under an applicable income tax convention will generally be subject to capital gain or capital loss consequences.

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Non-Canadian Holder in a taxation year must be included in the Non-Canadian Holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Non-Canadian Holder in a taxation year must be deducted from taxable capital gains realized by the Non-Canadian Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the ITA.

A Non-Canadian Holder contemplating a disposition of New Greenfire Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this Registration Statement/Proxy Statement. MBSC Stockholders and other interested parties are urged to read the Business Combination Agreement in its entirety.

Closing and Effective Time of the Business Combination

The Closing of the Business Combination will take place electronically by exchange of the closing deliverables as promptly as practicable, but in no event later than three (3) business days, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions described above under the section entitled “The Business Combination — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as may be agreed in writing.

Representations and Warranties

Under the Business Combination Agreement, Greenfire and its subsidiaries made customary representations and warranties relating to: organization and qualification; capitalization; authority relative to the Business Combination Agreement; financial statements and absence of undisclosed liabilities; consents and requisite governmental approvals and absence of violations; permits; material contracts; absence of changes; litigation; compliance with Applicable Law; employee benefit plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; rights-of-way; oil and gas matters; transactions with Affiliates; data privacy and security; compliance with international trade and anti-corruption laws; reporting issuer status; information supplied; Greenfire and its subsidiaries’ independent investigation and reliance; and exclusivity of representations and warranties.

Under the Business Combination Agreement, MBSC made customary representations and warranties relating to: organization and qualification; authority relative to the Business Combination Agreement; consents and requisite governmental approvals and absence of violations; brokers; information supplied; capitalization; SEC filings; the Trust Account; litigation; transactions with Affiliates; compliance with Applicable Law; internal controls; listing; financial statements and absence of undisclosed liabilities; tax matters; Transaction Financing; employees; compliance with international trade & anti-corruption laws; MBSC’s independent investigation and reliance; and exclusivity of representations and warranties.

Under the Business Combination Agreement, the Acquisition Entities made customary representations and warranties relating to: organization and qualification; authority relative to the Business Combination Agreement; consents and requisite governmental approvals and absence of violations; brokers; information supplied; capitalization; litigation; compliance with Applicable Law; activities; foreign private issuer status; the Acquisition Entities’ independent investigation and reliance; tax matters; and exclusivity of representations and warranties.

Covenants of the Parties

Conduct of Business by Greenfire

Greenfire made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions, between the date of the Business Combination Agreement and the Merger Effective Time (or the earlier termination of the Business Combination Agreement), Greenfire will, and will cause its subsidiaries to (i) conduct its business in the ordinary course of business consistent with past practice in all material respects in accordance with applicable Laws and (ii) use its reasonable best efforts to maintain and preserve the existing business operations and business relationships of Greenfire and its subsidiaries.

•        Subject to certain exceptions, without limiting the generality of the foregoing, Greenfire will not, and will cause each of its subsidiaries not to, between the date of the Business Combination Agreement and the Merger Effective Time (or the earlier termination of the Business Combination Agreement) directly or indirectly, do any of the following without the written consent of MBSC (which consent will not be unreasonably conditioned, withheld or delayed):

•        (i) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any equity securities of Greenfire or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interest (including, without limitation, any phantom interest), of Greenfire or any of its subsidiaries other than the grant of Greenfire Performance Warrants in accordance with the terms of Greenfire Equity Plan and the issuance of equity securities upon the exercise of or settlement of Greenfire Warrants that are outstanding as of the date of the Business Combination Agreement in accordance with their terms and (ii) authorizations of the disposition of shares of Greenfire pursuant to certain pledges of the shares of equity securities of Greenfire existing as of the date of the Business Combination Agreement;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any equity securities of Greenfire or any of its subsidiaries or repurchase or redeem any outstanding equity securities of Greenfire or any of its subsidiaries, other than dividends or distributions, declared, set aside or paid by a wholly-owned subsidiary of Greenfire to Greenfire or another wholly-owned subsidiary of Greenfire;

•        (i) merge, consolidate, combine or amalgamate Greenfire or any of its subsidiaries with any Person or (ii) purchase or otherwise acquire (whether by merging or consolidating or amalgamating with, purchasing any equity security in or a substantial or material portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•        adopt any amendments, supplements, restatements or modifications to any Governing Documents of Greenfire or any of its subsidiaries or the Greenfire Equity Plan, form or cause to be formed any new subsidiary of Greenfire or enter into a joint venture with any other entity;

•        except for cash collateralized letters of credit issued by Greenfire or its subsidiaries in the ordinary course of business, (i) incur or assume any indebtedness or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Greenfire or any subsidiary of Greenfire or guaranty any debt securities of another Person, in each case in excess of CAD$2,500,000, other than any indebtedness or guarantees incurred between Greenfire and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $5,000,000;

•        (i) amend, modify or terminate any material contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any material contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any material contract), (ii) waive any material benefit or right under any material contract or (iii) enter into any contract that would constitute a material contract, in each case, other than in the ordinary course of business consistent with past practice;

•        except in the ordinary course of business consistent with past practices, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (i) intercompany loans or capital contributions between Greenfire and any of its wholly-owned subsidiaries or among the wholly-owned subsidiaries and (ii) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

•        except as required under the terms of any employee benefit plan, or except in the ordinary course of business consistent with past practices, (i) grant any severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of Greenfire or any of Greenfire’s subsidiaries, or engage, hire, promote, demote or terminate the employment of employees and service providers of Greenfire or any of its subsidiaries at the level of Vice President or above or with an annual salary exceeding CAD$400,000, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or amend any employee benefit plan or any arrangement that would be an employee benefit plan if in effect on the date of the Business Combination Agreement, (iv) except in the ordinary course of business consistent with past practices, increase the compensation or bonus opportunity of any employee, officer, director or other individual service provider, (v) establish any trust or take any other action to secure the payment of any compensation payable by Greenfire or any of Greenfire’s subsidiaries, or (vi) take any action to amend or waive any performance vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Greenfire or any of Greenfire’s subsidiaries, except in the ordinary course of business consistent with past practice, or (vii) enter into, amend or terminate any collective bargaining agreement;

•        (i) make, change or revoke any material tax election, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt, change or request permission of any tax authority to change any accounting method for tax purposes, (iv) change any tax accounting period, (v) file any material tax return in a manner inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments), (vi) fail to pay or remit any material taxes when due, (vii) enter into any closing agreement or similar agreement with any tax authority, (viii) seek or apply for any tax ruling, (ix) settle, compromise, surrender or otherwise abandon any claim, audit, action, suit, proceeding, examination, investigation or assessment in respect of any material taxes, (x) surrender or allow to expire any right to claim a refund of any material taxes, or (xi) consent to or request any extension, modification or waiver of any statute of limitations in respect of a material amount of taxes or in respect of any material tax attribute;

•        waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other proceeding, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than CAD$5,000,000 individually and less than CAD$10,000,000 in the aggregate, in each case, after giving effect to, and excluding from such calculation, any amount covered under the insurance policies of Greenfire or its subsidiaries;

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Greenfire or its subsidiaries (other than the Transactions);

•        change, in any material respect, any methods of financial accounting or financial accounting principles, policies, procedures or practices of Greenfire or its subsidiaries, except as required by a concurrent amendment in IFRS or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

•        enter into any contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

•        materially amend or modify any material oil and gas lease, extend, renew or terminate any material oil and gas lease, or enter into any new material oil and gas lease;

•        allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, intellectual property owned by Greenfire or any of its subsidiaries to the extent that such intellectual property remains material to the conduct of the businesses of Greenfire or its subsidiaries;

•        enter into any contract that obligates Greenfire or any of its subsidiaries to develop any material intellectual property rights related to the business of Greenfire;

•        enter into any material new line of business outside of the business conducted by Greenfire or its subsidiaries as of the date of the Business Combination Agreement;

•        voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Greenfire or its subsidiaries and their assets and properties;

•        fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material permit;

•        acquire any ownership interest in any real property, other than in the ordinary course of business consistent with past practice;

•        make or commit to make capital expenditures other than in an amount not in excess of CAD$20,000,000, in the aggregate;

•        enter into any contract that has “take or pay” obligations of any nature whatsoever;

•        limit the right of any of Greenfire or its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of Greenfire or its subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice; and

•        enter into any agreement to take, or cause to be taken, any of the foregoing.

Conduct of Business of MBSC

MBSC made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions, MBSC will not, and MBSC will cause its subsidiaries not to, between the date of the Business Combination Agreement and the Merger Effective Time (or the earlier termination of the Business Combination Agreement), do any of the following without the written consent of Greenfire, which consent will not be unreasonably withheld, conditioned or delayed:

•        adopt any amendments, supplements, restatements or modifications to the trust agreement, Warrant Agreement or the Governing Documents of MBSC, except as contemplated by the proposals for the adoption and approval of the Business Combination Agreement and the Transactions and proposals related thereto;

•        declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of MBSC, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of MBSC other than with respect to MBSC Public Warrants;

•        split, combine, reclassify, subdivide or consolidate any of its equity securities or issue any other security in respect of, in lieu of or in substitution for its equity securities;

•        incur, create or assume any indebtedness or guarantee any liability of any Person other than in support of the ordinary-course operations of MBSC (which, for the avoidance of doubt, shall include the incurrence, creation or assumption of indebtedness pursuant to non-interest-bearing working capital loans provided by the MBSC Sponsor to MBSC) or incident to the consummation of the transactions contemplated by the Business Combination Agreement or any of the Ancillary Documents, which are not, individually or in the aggregate, material to MBSC;

•        make any capital commitment or capital expenditure in, any other Person, other than to, or in, MBSC;

•        issue any equity securities of MBSC or grant any additional options, warrants or stock appreciation rights with respect to equity securities of MBSC other than in connection with the PIPE Financing;

•        enter into, amend, modify or renew any material contract with any related party other than in the ordinary course of business;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•        (i) (a) make, change or revoke any material tax election, (b) amend, modify or otherwise change any filed material tax return, (c) adopt, change or request permission of any tax authority to change any accounting method for tax purposes, (d) change any tax accounting period, (e) file any material tax return in a manner inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments), (f) fail to pay or remit any material taxes when due, (g) enter into any closing agreement or similar agreement with any tax authority, (h) seek or apply for any tax ruling, (i) settle, compromise, surrender or otherwise abandon any claim, audit, action, suit, proceeding, examination, investigation or assessment in respect of any material taxes, (j) surrender or allow to expire any right to claim a refund of any material taxes, or (k) consent to or request any extension, modification or waiver of any statute of limitations in respect of a material amount of taxes or in respect of any material tax attribute;

•        enter into any contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

•        other than shareholder litigation related to the Business Combination Agreement, any Ancillary Document or any matters relating thereto, waive, release, compromise, settle or satisfy any proceeding; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business of Acquisition Entities

Between the date of the Business Combination Agreement and the Merger Effective Time (or the earlier termination of the Business Combination Agreement), neither New Greenfire, nor DE Merger Sub nor Canadian Merger Sub will engage in any activities other than the execution of the Business Combination Agreement or the Ancillary Documents to which it is party and the performance of its obligations thereunder in furtherance of the Transactions (and matters ancillary thereto).

Registration Statement/Proxy Statement

New Greenfire agreed to file with the SEC the Registration Statement/Proxy Statement on Form F-4 relating to the transactions contemplated by the Business Combination Agreement. Each of MBSC, the Acquisition Entities and Greenfire agreed to use its commercially reasonable efforts to (i) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other parties to the Business Combination Agreement of, provide, reasonably cooperate with each other with respect to and respond promptly to any comments or other communications (written or oral) of the staff of the SEC, including participating in any discussion or meeting with the SEC; (iii) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions.

MBSC Stockholders’ Meeting

As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective by the SEC, MBSC will (i) duly give notice of and (ii) use reasonable best efforts to duly convene and hold the MBSC Stockholders’ Meeting in accordance with the Governing Documents of MBSC, for the purposes of obtaining the MBSC Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a redemption. MBSC will (i) through the MBSC Board, recommend to its stockholders, (a) the adoption and approval of the Business Combination Agreement and the Transactions; (b) the adoption and approval of each other proposal that the staff of the SEC indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (c) the adoption and approval of each other proposal reasonably agreed to by MBSC and Greenfire as necessary or appropriate in connection with the consummation of the Transactions; and (iv) the adoption and approval of a proposal for the adjournment of the MBSC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

Exclusivity

From the date of the Business Combination Agreement until the earliest of the Closing Date or the termination of the Business Combination Agreement, neither Greenfire and its subsidiaries nor MBSC and its subsidiaries, and Greenfire and MBSC shall each instruct and use its reasonable best efforts to cause its representatives not to (i) enter into, solicit, initiate or continue any negotiations with, encourage or respond to any inquiries or proposals by, any Person with respect to, or provide any non-public information or data concerning Greenfire or MBSC or any of Greenfire’s or MBSC’s Subsidiaries to any Person relating to, a Greenfire Acquisition Proposal or MBSC Acquisition Proposal (other than to make such third party aware of the exclusivity provisions of the Business Combination Agreement), or afford to any Person access to the business, properties, assets or personnel of Greenfire or MBSC or any of Greenfire’s or MBSC’s subsidiaries in connection with a Greenfire Acquisition Proposal (in each case, other than MBSC, the Acquisition Entities and their respective representatives) or MBSC Acquisition Proposal (in each case, other than Greenfire and its representatives), (ii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Greenfire Acquisition Proposal or MBSC Acquisition Proposal, in each case, other than to or with MBSC, the Acquisition Entities and their respective representatives, or Greenfire and its representatives, as the case may be, (iii) grant any waiver, amendment or release under any confidentiality agreement, standstill agreement or the anti-takeover laws of any state or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Greenfire Acquisition Proposal or MBSC Acquisition Proposal. From and after the date of the Business Combination Agreement, Greenfire and MBSC will, and will each instruct its officers and directors to, and Greenfire and MBSC will each instruct and cause its representatives, its subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Greenfire Acquisition Proposal (other than MBSC, the Acquisition Entities and their respective representatives) or MBSC Acquisition Proposal (other than Greenfire and its representatives).

A “Greenfire Acquisition Proposal” means any agreement, offer or proposal to effect (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with Greenfire or any of its controlled Affiliates, or (ii) of all or a material portion of assets, equity securities or businesses of Greenfire or any of its controlled Affiliates (in the case of each of clause (i) and this clause (ii), whether by merger, amalgamation, consolidation, recapitalization, purchase or issuance of equity securities, offer or otherwise), or (b) any material equity or similar investment in Greenfire or any of its controlled Affiliates, in each case, other than with the consent of MBSC. Notwithstanding the foregoing or anything to the contrary herein, none of the Business Combination Agreement, the Ancillary Documents or the Transactions constitute a Greenfire Acquisition Proposal.

A “MBSC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by MBSC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, equity securities or businesses of an unaffiliated entity (in the case of each of clauses (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of the Business Combination Agreement, the Ancillary Documents or the Transactions, nor any actions taken in support of the Transactions, constitute an MBSC Acquisition Proposal.

Stock Exchange Listing

MBSC and the Acquisition Entities will use their reasonable best efforts to cause the New Greenfire Common Shares issuable in accordance with the Business Combination Agreement and the Plan of Arrangement to be approved for listing on NYSE or any of its related exchanges or trading platforms, subject to official notice of issuance thereof. Greenfire shall, and shall cause its representatives to, reasonably cooperate with MBSC, the Acquisition Entities and their respective representatives in connection with the foregoing.

Non-Survival of Representations and Warranties

The representations, warranties, agreements and covenants of the parties to the Business Combination Agreement set forth in the Business Combination Agreement will terminate at the Merger Effective Time, such that no claim for breach of any representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Merger Effective Time against any party to the Business Combination Agreement or any affiliates of Greenfire, MBSC, or an Acquisition Entity not party to the Business Combination Agreement, except for certain covenants and agreements contained in the Business Combination Agreement that expressly contemplates performance after the Merger Effective Time and certain provisions in Ancillary Documents that expressly survive the Merger Effective Time.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•        Greenfire, MBSC, New Greenfire, DE Merger Sub and Canadian Merger Sub providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•        director and officer indemnification, including matters relating to director and officer insurance;

•        prompt notification of certain matters;

•        the parties using reasonable best efforts (except where a different efforts standard is specifically contemplated by the Business Combination Agreement) to consummate the transactions contemplated by the Business Combination Agreement;

•        public announcements relating to the Business Combination;

•        MBSC making disbursements from the Trust Account;

•        the intended tax treatment of the Business Combination;

•        Greenfire using reasonable best efforts to deliver to MBSC the Greenfire Audited Financial Statements and the Greenfire Updated Financial Statements; and

•        Greenfire using reasonable best efforts to deliver to MBSC reserve reports as of December 31, 2022.

Termination

The Business Combination Agreement may be terminated at any time prior to the Merger Effective Time:

(a)     by mutual written consent of MBSC and Greenfire;

(b)    by MBSC, if any of the representations or warranties of Greenfire and its subsidiaries set forth in Article V of the Business Combination Agreement shall not be true and correct or if Greenfire or any Acquisition Entity has failed to perform any covenant or agreement on the part of Greenfire or any Acquisition Entity, respectively, set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the Closing could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Greenfire by MBSC, and (ii) the Termination Date; provided, however, that MBSC is not then in breach of the Business Combination Agreement so as to prevent certain conditions to the Closing from being satisfied (for the avoidance of doubt, a breach by Greenfire related solely to Greenfire’s failure to deliver the Greenfire Audited Financial Statements by April 15, 2023 shall not, by itself, give rise to a right of MBSC to terminate the Business Combination Agreement);

(c)     by Greenfire, if any of the representations or warranties of MBSC set forth in Article VI of the Business Combination Agreement shall not be true and correct or if MBSC has failed to perform any covenant or agreement on the part of MBSC set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the Closing could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to MBSC by Greenfire and (ii) the Termination Date; provided, however, that none of Greenfire nor the Acquisition Entities is then in breach of the Business Combination Agreement so as to prevent certain conditions of the Closing from being satisfied;

(d)    by either MBSC or Greenfire, if the Transactions shall not have been consummated on or prior to the Termination Date; provided that if as of the Termination Date any of certain conditions to the Closing shall not have been satisfied, the Termination Date may be extended by either Greenfire or MBSC for a period of three (3) months by written notice to the other, and such date, as so extended, shall thereafter be the Termination Date for all purposes under the Business Combination Agreement and the Ancillary Documents; provided, further, that, in the event of any such extension, and as of such extended Termination Date any of certain conditions to the Closing shall not have been satisfied, the Termination Date may be further extended by either Greenfire or MBSC for a period of three (3) months by written notice to the other, and such date, as so further extended, shall thereafter be the Termination Date for all purposes under the Business Combination Agreement and the Ancillary Documents; provided, further, that (i) the right to terminate the Business Combination Agreement pursuant to this termination right shall not be available to MBSC if MBSC’s breach of any of its covenants or obligations under the Business Combination Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate the Business Combination Agreement pursuant to this termination right shall not be available to Greenfire if Greenfire’s or any Acquisition Entity’s breach of its respective covenants or obligations under the Business Combination Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date;

(e)     by either MBSC or Greenfire, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;

(f)     by either MBSC or Greenfire if the MBSC Stockholders’ Meeting has been held (including any adjournment thereof), has concluded, MBSC’s Stockholders have duly voted, and the MBSC Stockholder Approval was not obtained;

(g)    by either MBSC or Greenfire, if the Greenfire Required Approval shall not have been obtained in accordance with the Interim Order on or before the Termination Date;

(h)    by MBSC, if the Greenfire Audited Financial Statements have not been delivered to MBSC on or before April 15, 2023; or

(i)     by MBSC, if the Greenfire Updated Financial Statements have not been delivered to MBSC on or before April 15, 2023.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto or their Affiliates, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall affect any liability on the part of any party for a willful breach of a covenant or agreement set forth in the Business Combination Agreement or fraud.

Expenses

Under the Business Combination Agreement, except as otherwise set forth therein, each party to the Business Combination Agreement will pay its own fees and expenses incurred in connection with the Business Combination Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants. Other than the payment by Greenfire of up to $1,000,000 of then-Unpaid MBSC Expenses (if applicable), if the Business Combination Agreement is terminated in accordance with its terms, Greenfire will pay, or cause to be paid, all Unpaid Greenfire Expenses, and MBSC shall pay, or cause to be paid, all Unpaid MBSC Expenses. If the Closing occurs, then MBSC will pay, or cause to be paid, all Unpaid New Greenfire Expenses and all Unpaid MBSC Expenses; provided that, if requested by MBSC, New Greenfire will pay such expenses required to be paid by MBSC on MBSC’s behalf after the Closing. All fees and expenses payable to Peters after execution of the Business Combination Agreement in connection with Peters’ role as financial advisor to MBSC shall be paid by MBSC.

Efforts to Consummate

Each of the parties to the Business Combination Agreement has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the Transactions.

Choice of Law; Specific Performance

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except the laws of the Province of Alberta, Canada and the federal laws of Canada applicable therein shall also apply to the corporate matters related to the Greenfire Securityholders Meeting and related notice and information circular, the Arrangement and the Plan of Arrangement.

Amendments or Modification of Agreement

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by each of MBSC, Greenfire, New Greenfire, DE Merger Sub and Canadian Merger Sub.

Ancillary Documents

This section describes the material provisions of certain additional agreements entered into in connection with the Business Combination or to be entered into pursuant to the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, which are attached as annexes to this Registration Statement/Proxy Statement as noted below. MBSC Stockholders and other interested parties are urged to read such Ancillary Documents in their entirety.

Subscription Agreements (Annex C)

In connection with the execution of the Business Combination Agreement, on December 14, 2022, MBSC and New Greenfire entered into the Subscription Agreements with the Transaction Financing Investors, pursuant to which the Transaction Financing Investors have subscribed for an aggregate of (i) 4,950,496 MBSC Class A Common Shares for an aggregate purchase price of approximately $50,000,000 and (ii) $50,000,000 aggregate principal amount of New Greenfire Convertible Notes. The New Greenfire Convertible Notes will bear interest at a rate of nine percent, with a five-year maturity, and may be converted into New Greenfire Common Shares at $13 per share, subject to adjustment. The Transaction Financing will be consummated prior to or substantially concurrently with the Closing. Each of the PIPE Financing and the New Greenfire Debt Financing will be automatically reduced based on the amount remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, with the New Greenfire Debt Financing being reduced first, and, if reduced in its entirety, the PIPE Financing being thereafter reduced.

Significant differences exist between the securities issued at the time of the IPO compared to the Transaction Financing. MBSC Units were issued in the IPO, whereas the Transaction Financing Investors have subscribed for MBSC Class A Common Shares and New Greenfire Convertible Notes, in the PIPE Financing and the New Greenfire Debt Financing, respectively. For more information about the terms of the New Greenfire Convertible Notes, see the description under the heading “Description of New Greenfire Securities — Greenfire Convertible Notes.” The MBSC Class A Common Shares issued in the PIPE Financing will have identical terms to the MBSC Class A Common Shares included in the MBSC Units which were issued in the MBSC IPO; however, the MBSC Class A Common Shares issued in the PIPE Financing will convert into New Greenfire Common Shares on a one-for-one basis, whereas any MBSC Class A Common Shares that are not redeemed in the MBSC Stockholder Redemption will convert into New Greenfire Common Shares on a one-for-one basis only if there is $100,000,000 or less remaining in the Trust Account after the MBSC Stockholder Redemption, and will otherwise convert into (i) a fraction of a new Greenfire Common Share equal to $100,000,000 divided by the amount in the Trust Account after giving effect to the MBSC Stockholder Redemption, and (ii) an amount of cash determined by reference to the Business Combination Agreement. Accounts managed by Brigade have subscribed for $25 million of New Greenfire Common Shares in the PIPE Financing, or fifty percent (50%) of the New Greenfire Common Shares being issued pursuant to the PIPE Financing, and $50 million of New Greenfire Convertible Notes in the New Greenfire Debt Financing, or 100% of the New Greenfire Convertible Notes issued in the New Greenfire Debt Financing.

Sponsor Support Agreement (Annex D)

In connection with the execution of the Business Combination Agreement, on December 14, 2022, MBSC entered into the Sponsor Support Agreement on December 14, 2022 with the MBSC Sponsor, New Greenfire and Greenfire, pursuant to which, among other things, the MBSC Sponsor agreed to (i) waive the anti-dilution rights set forth in the MBSC Articles with respect to the MBSC Class A Common Shares held by it, (ii) vote all MBSC Founder Shares held by it and any MBSC Common Shares acquired thereafter in favor of the proposal to adopt and approve the Business Combination and the Transactions, (iii) not redeem any MBSC Founder Shares held by it or MBSC Common Shares acquired thereafter in connection with the MBSC Stockholders’ Meeting, (iv) not transfer the MBSC Founder Shares or MBSC Private Placement Warrants held by it prior to the Closing. The MBSC Sponsor did not receive any separate consideration in exchange for its agreement to waive these redemption rights. In addition, the MBSC Sponsor agreed to certain vesting and forfeiture conditions immediately prior to the Merger with respect to the MBSC Founder Shares and MBSC Private Placement Warrants held by it.

Investor Support Agreement (Annex E)

In connection with the execution of the Business Combination Agreement, on December 14, 2022, MBSC entered into Investor Support Agreements with holders of a majority of MBSC’s outstanding MBSC Public Warrants, pursuant to which, among other things, such MBSC Warrantholders agreed to vote all of the MBSC Public Warrants held by them in favor of any amendment to the terms of the MBSC Public Warrants solely to amend the terms of the MBSC Public Warrants together with any amendments required to give effect thereto such that all of the MBSC Public Warrants shall be exchanged for $0.50 per whole MBSC Warrant upon the Closing.

Investor Rights Agreement (Annex F)

At the Closing, MBSC, New Greenfire, the MBSC Sponsor, the other holders of the MBSC Class B Common Shares, the Transaction Financing Investors and certain Greenfire Shareholders will enter into the Investor Rights Agreement, pursuant to which New Greenfire will agree that, within 30 calendar days following the Closing Date, New Greenfire will file with the SEC (at New Greenfire’s sole cost and expense) the Resale Registration Statement, and New Greenfire will use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing thereof. As of the Closing Date, approximately 61,841,980 New Greenfire Common Shares (including approximately 5,924,940 New Greenfire Common Shares issuable with respect to New Greenfire Warrants, 1,686,552 New Greenfire Common Shares issuable with respect to New Greenfire Performance Warrants and 3,846,154 New Greenfire Common Shares issuable upon conversion of the New Greenfire Convertible Notes) will constitute “Registrable Securities” eligible for resale pursuant to the Resale Registration Statement, assuming maximum redemptions of MBSC Class A Common Shares (or approximately 53,285,590 New Greenfire Common Shares, including approximately 5,924,940 New Greenfire Common Shares issuable with respect to New Greenfire Warrants and 1,666,498 New Greenfire Common Shares issuable with respect to New Greenfire Performance Warrants, assuming no redemption of MBSC Class A Common Shares). In certain circumstances, the holders of Registrable Securities can demand New Greenfire’s assistance with underwritten offerings and block trades. Those holders will be entitled to customary piggyback registration rights. In addition, the MBSC Sponsor will be granted certain board representation rights with respect to the New Greenfire Board. The MBSC Sponsor will have the right to designate one director for nomination to the New Greenfire Board following the Closing (subject to specified ownership thresholds). The Greenfire Shareholders party to the Investor Rights Agreement will agree, for so long as the MBSC Sponsor has the right to designate a director to the New Greenfire Board, to vote all of their New Greenfire Common Shares in favor of the appointment of such designee.

Lock-Up Agreement (Annex G)

At the Closing, New Greenfire, the MBSC Sponsor, and certain Greenfire Shareholders will become bound by a Lock-Up Agreement with New Greenfire pursuant to which, among other things, each of the MBSC Sponsor and the Greenfire Shareholders party thereto will agree, subject to certain customary exceptions, not to (i) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any equity securities of New Greenfire, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any equity securities of New Greenfire, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) make any public announcement of any intention to effect any transaction specified in clause (i) or (ii) until the earliest of (a) the date that is 180 days after the Closing Date (b) the date that the last reported closing price of a New Greenfire Common Share equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 75 days after the Closing Date, and (c) the date on which New Greenfire completes a liquidation, merger, amalgamation, arrangement, share exchange, reorganization or other similar transaction that results in all New Greenfire Shareholders having the right to exchange their shares of capital stock for cash, securities or other property.

Greenfire Shareholder Support Agreement (Annex H)

In connection with the execution of the Business Combination Agreement, on December 14, 2022, MBSC and certain securityholders of Greenfire entered into the Greenfire Shareholder Support Agreement, pursuant to which, among other things, such securityholders agreed to vote (or cause to be voted) all of their Greenfire Common Shares and any equity interests of Greenfire acquired thereafter (i) to approve and adopt the Transactions and (ii) in favor of any consent, waiver, or approval that may be required under Greenfire’s Governing Documents or under any agreements between Greenfire and its shareholders to implement, or otherwise sought with respect to, the Transactions. Additionally, such securityholders have agreed, among other things, not to (a) prior to the earlier of the Merger Effective Time or termination of the Business Combination Agreement, transfer any of their Greenfire Common Shares or equity interests of Greenfire (or enter into any swap or any other arrangement that transfers the economic consequences of ownership of such shares)), subject to certain customary exceptions, or (b) enter into any agreement that would restrict, limit or interfere with their obligations under the Greenfire Shareholder Support Agreement.

Greenfire Warrant Agreement (Annex I-1) and Greenfire Supplemental Warrant Agreement (Annex I-2)

In connection with the execution of the Business Combination Agreement, on December 14, 2022, Greenfire entered into the Greenfire Supplemental Warrant Agreement with the Bank of New York Mellon, as warrant agent, amending the Greenfire Warrant Agreement, dated as of August 12, 2021. In accordance with the terms of the Greenfire Warrant Agreement, as amended by the Greenfire Supplemental Warrant Agreement, at the Arrangement

Effective Time, (a) a certain number of Greenfire Bond Warrants will be deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to holders of Greenfire Bond Warrants as determined in accordance with the Greenfire Supplemental Warrant Agreement, following which (b) each remaining Greenfire Bond Warrant will be deemed to be exercised on a cashless basis for Greenfire shares pursuant to the terms of the Greenfire Warrant Agreement as amended by the Greenfire Supplemental Warrant Agreement, and each former holder of Greenfire Bond Warrants shall, following the Amalgamation and in exchange for such Greenfire Common Shares, receive New Greenfire Common Shares as determined in accordance with the Greenfire Supplemental Warrant Agreement.

MBSC Proceeds Note (Exhibit B to Annex A)

MBSC will issue a note prior to the Closing, pursuant to which MBSC will loan the proceeds of the PIPE Financing received with respect to subscriptions for MBSC Class A Common Shares, if any, pursuant to the Subscription Agreements and any cash remaining in the Trust Account to New Greenfire.

Greenfire Seventh Supplemental Indenture (Exhibit G to Annex A)

In connection with the execution of the Business Combination Agreement, on December 14, 2022, Greenfire entered into the Greenfire Seventh Supplemental Indenture with the guarantors party thereto from time to time; The Bank of New York Mellon, as trustee; BNY Trust Company of Canada, as Canadian co-trustee; and BNY Trust Company of Canada, as collateral agent, to eliminate certain restrictive covenants in the Greenfire Indenture necessary to permit the Transactions, including the Transaction Financing, and to reflect modifications otherwise appropriate for a public company.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval.

Competition and Antitrust

General

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), non-U.S. competition authorities or others, including in Canada under the Competition Act, could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of MBSC, Greenfire or their respective subsidiaries or to impose restrictions on the operations of New Greenfire or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

The Business Combination may be challenged on antitrust grounds and, if such a challenge is made, the challenge may be successful. Similarly, the antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement may not be obtained and the granting of these approvals may involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisfied prior to the Business Combination end date (which is summarized in the subsection entitled “The Business Combination Agreement and Ancillary Documents — Termination” elsewhere in this Registration Statement/Proxy Statement) or any extensions thereof, which would give any party to the Business Combination Agreement the right to terminate the Business Combination Agreement without consummating the Business Combination.

Please see the subsections entitled “The Business Combination Agreement and Ancillary Documents — Covenants of the Parties” elsewhere in this Registration Statement/Proxy Statement, and “The Business Combination — Conditions to Closing of the Business Combination” elsewhere in this Registration Statement/Proxy Statement for information concerning MBSC’s and Greenfire’s covenants and closing conditions related to antitrust filings and approvals.

United States/Canada Antitrust Clearance

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to reporting under the HSR Act or the Competition Act, which prevents transactions meeting certain size and nexus tests, and which are not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division and the FTC or the Canadian Competition Bureau (the “Competition Bureau”), respectively and the related waiting period expires or is terminated early.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the Antitrust Division or the FTC, as well as a foreign regulatory agency or government (including the Competition Bureau), state or private person, may challenge the transactions at any time before or after its completion. The Antitrust Division or the FTC may try to prevent the transactions or seek to impose restrictions or conditions on one or more of the parties as a condition of not challenging the transactions. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transactions, or lessen the anticipated benefits of the transactions.

Stock Exchange Listing

MBSC anticipates that, following consummation of the Business Combination, MBSC Class A Common Shares, MBSC Units and MBSC Warrants will be delisted from the NYSE, and MBSC will be deregistered under the Exchange Act. New Greenfire intends to list the New Greenfire Common Shares on the NYSE. It is anticipated that upon the Closing the New Greenfire Common Shares will be listed on the NYSE under the ticker symbol “GFR”.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information presents the combination of the financial information of New Greenfire, Greenfire, and MBSC adjusted to give effect to the Business Combination and related transactions. Defined terms included below have the same meaning as terms defined and included elsewhere in this Registration Statement/Proxy Statement.

The following unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X.

New Greenfire is an Alberta corporation incorporated on December 9, 2022. New Greenfire’s intended business activity is to engage in the exploration, development and operation of oil and gas properties primarily focused in the Athabasca oil sands region of Alberta. To date, New Greenfire has not commenced operations and is expected to commence operations concurrent with the planned Business Combination.

Greenfire is a Calgary-based energy company focused on the sustainable production and development of thermal energy resources from the Athabasca region of Alberta, Canada.

MBSC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving MBSC and one or more target businesses.

The historical financial information of New Greenfire was derived from the audited financial statements of New Greenfire as at December 31, 2022. The historical financial information of Greenfire was derived from the audited consolidated financial statements of Greenfire as at and for the year ended December 31, 2022. The historical financial information of MBSC was derived from the audited financial statements of MBSC as at and for the year ended December 31, 2022. Such audited financial statements are included elsewhere in this Registration Statement/Proxy Statement. This information should be read together with New Greenfire’s, Greenfire’s and MBSC’s financial statements and related notes as at December 31, 2022, the sections titled “MBSC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Greenfire Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed consolidated financial statements have been prepared based on the New Greenfire historical financial statements, the Greenfire historical consolidated financial statements, and the MBSC historical financial statements, as adjusted to give effect to the Transactions. The unaudited pro forma condensed consolidated statement of financial position gives pro forma effect to the Transactions as if they had been consummated on December 31, 2022. The unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the year ended December 31, 2022 gives effect to the Transactions as if they had occurred on January 1, 2022.

The unaudited pro forma condensed consolidated financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated financial information does not necessarily represent the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed consolidated financial information and is subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On December 14, 2022, MBSC, Greenfire, New Greenfire, DE Merger Sub and Canadian Merger Sub, entered into a Business Combination Agreement pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and Surviving Greenfire will become a direct, wholly-owned subsidiary of New Greenfire, and (ii) DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire.

The transactions contemplated by the Transactions are structured as follows:

•        prior to the effectiveness of the Merger, by way of a Plan of Arrangement under the ABCA, Greenfire will complete a number of corporate steps as described below pursuant to the Plan of Arrangement, whereby (i) the Greenfire Shareholders will receive a number of New Greenfire Common Shares as Share Consideration and a cash payment equal to their pro rata share of the Cash Consideration, in exchange for their Greenfire shares, all as determined in accordance with the Plan of Arrangement, (ii) a portion of the Greenfire Performance Warrants to purchase Greenfire Common Shares issued pursuant to the Greenfire Equity Plan, whether vested or unvested, that are held by each Greenfire Performance Warrantholder will be deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, as determined in accordance with the Plan of Arrangement, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants with substantially the same terms as the Greenfire Performance Warrants as adjusted in accordance with the Plan of Arrangement, (iii) Canadian Merger Sub will amalgamate with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation, and (iv) Surviving Greenfire will become a wholly-owned subsidiary of New Greenfire;

•        in accordance with the terms of the Greenfire Warrant Agreement, as amended by the Greenfire Supplemental Warrant Agreement: (a) a portion of the Greenfire Bond Warrants held by each holder of Greenfire Bond Warrants will be deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to holders of Greenfire Bond Warrants as determined in accordance with the Greenfire Supplemental Warrant Agreement, following which (b) each remaining Greenfire Bond Warrant will be deemed to be exercised for Greenfire Common Shares pursuant to the terms of the Greenfire Warrant Agreement as amended by the Greenfire Supplemental Warrant Agreement, and each former holder of Greenfire Bond Warrants will, following the Amalgamation and in exchange for such Greenfire Common Shares, receive New Greenfire Common Shares as determined in accordance with the Greenfire Supplemental Warrant Agreement; and

•        on the Closing Date following the consummation of the transactions described above, DE Merger Sub will merge with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC will become a direct, wholly-owned subsidiary of New Greenfire, with the equityholders of MBSC receiving consideration as described in the subsection entitled “The Business Combination — Disposition of Securities.”

Prior to the Merger Effective Time on the Closing Date, the following transactions will occur pursuant to the Plan of Arrangement:

•        The Shareholders Agreement among Greenfire and certain Greenfire Shareholders, dated August 5, 2021, will be terminated.

•        Greenfire Shareholders exercising dissent rights pursuant to the Plan of Arrangement will have their Greenfire Common Shares cancelled, and such Greenfire Shareholders will cease to have any rights as Greenfire Shareholders other than the right to be paid fair value for such Greenfire Common Shares as set forth in the Plan of Arrangement.

•        The Greenfire Founders will: (i) receive a dividend equal to the pro rata share of the Cash Consideration payable to Greenfire Founders; (ii) have their Greenfire Common Shares consolidated, and (iii) thereafter receive New Greenfire Common Shares, in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement.

•        The Greenfire Employee Shareholders will: (i) through a series of transactions, receive a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to Greenfire Employee Shareholders in consideration for a portion of the Greenfire Common Shares held by such Greenfire Employee Shareholders; and (ii) receive New Greenfire Common Shares, in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement.

•        The Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants, in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement.

•        Greenfire and Canadian Merger Sub will complete the Amalgamation to form one corporate entity with the same effect as if they had amalgamated under the ABCA except that the separate legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation.

•        Upon the Amalgamation, the Greenfire Equity Plan will be deemed to be amended and restated by the New Greenfire Performance Warrant Plan.

•        5,000,000 New Greenfire Warrants, with an expiration date that is five years from the Closing of the Business Combination, will be issued to the pre-Merger holders of New Greenfire Common Shares and New Greenfire Performance Warrants in each case in the numbers determined in accordance with the Plan of Arrangement.

•        The directors of New Greenfire immediately prior to the Merger Effective Time will resign and be replaced by a slate of directors to be determined prior to the Merger Effective Time, each to hold office until their respective term expires in accordance with the articles of incorporation of New Greenfire, or until their successors are elected or appointed.

Immediately prior to the Merger, the following will occur:

•        If the amount of the New Greenfire Debt Financing issued at the Closing exceeds $25,000,000, then 750,000 MBSC Class B Common Shares held by the MBSC Sponsor, will be forfeited and cancelled for no consideration;

•        2,500,000 MBSC Class B Common Shares held by the MBSC Sponsor will be forfeited and cancelled for no consideration (the bullet above and this bullet, together, the “MBSC Sponsor Class B Share Forfeitures”); and

•        3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor will be forfeited and cancelled for no consideration (the “MBSC Sponsor Warrant Forfeiture”).

To the extent any units of MBSC issued in the MBSC IPO (“MBSC Units”) remain outstanding and unseparated, immediately prior to the Merger Effective Time, the MBSC Class A Common Shares and MBSC Public Warrants comprising each such issued and outstanding MBSC Unit immediately prior to the Merger Effective Time will be automatically separated (the “Unit Separation”) and the holder of each MBSC Unit will be deemed to hold one MBSC Class A Common Share and one-third (1/3) of one MBSC Public Warrant.

In addition, immediately prior to the Merger Effective Time, but subsequent to the Unit Separation, MBSC will redeem all of the MBSC Public Warrants at $0.50 per MBSC Public Warrant (the “MBSC Public Warrant Redemption”).

At the Merger Effective Time, by virtue of the Merger and without any further action on the part of the parties or any other person, the following will occur:

•        each issued and outstanding MBSC Class A Common Share, other than any Excluded MBSC Class A Common Shares and after giving effect to the MBSC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for MBSC Class A Common Shares, if any, pursuant to the Subscription Agreements, will be automatically converted into and exchanged for the right to receive (i) if an amount in cash less than or equal to $100,000,000 is remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, one New Greenfire Common Share and (ii) if an amount in cash greater than $100,000,000 is remaining in the Trust Account after giving effect to the MBSC Stockholder Redemption, (A) a fraction of a New Greenfire Common Share equal to $100,000,000 divided by the amount in the Trust Account after giving effect to the MBSC Stockholder Redemption, and (B) an amount in cash equal to the quotient of (I) the amount in the Trust Account after giving effect to the MBSC Stockholder Redemption that exceeds $100,000,000 minus the MBSC

Extension Amount at the Merger Effective Time divided by (II) the number of MBSC Class A Common Shares (other than any Excluded MBSC Class A Common Shares and after giving effect to the MBSC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for MBSC Class A Common Shares, if any, pursuant to the Subscription Agreements);

•        each issued and outstanding MBSC Class B Common Share (after giving effect to the MBSC Sponsor Class B Share Forfeitures and any other transfers of MBSC Class B Common Shares in connection with the Closing) will be automatically converted into and exchanged for the right to receive (i) one New Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing;

•        each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement;

•        each share of common stock, par value $0.01 per share, of DE Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time will convert automatically into one share of common stock, par value $0.01 per share, of Surviving MBSC; and

•        each Excluded MBSC Class A Common Share will be cancelled for no consideration.

For more information on the disposition of securities, including of MBSC, in connection with the Business Combination see the subsection “The Business Combination — Disposition of Securities.”

Anticipated Accounting Treatment

Given the substance of the transaction, the Business Combination will be accounted for as a share-based payment transaction within the scope of IFRS 2 Share-based Payment (“IFRS 2”) as it relates to instruments issued to acquire the stock exchange listing service received and other assets acquired and liabilities assumed, and under IAS 32 — Financial Instruments: Presentations (“IAS 32”) as it relates to instruments issued in exchange of MBSC Private Placement Warrants. Greenfire will be treated as the “acquirer” and MBSC will be treated as the “acquiree” for financial reporting purposes given that Greenfire’s operations will comprise the operations of New Greenfire, Greenfire’s executive management will be the executive management of New Greenfire, Greenfire’s director nominees will hold the majority of director seats of New Greenfire, and Greenfire’s existing shareholders will be the largest shareholder group of New Greenfire.

As part of the Business Combination, there are a portion of the MBSC Private Placement Warrants that are not forfeited which will be assumed by New Greenfire as part of the Business Combination. As New Greenfire Public Warrants are issued as replacement of the MBSC Private Placement Warrants assumed, the exchange of warrants is accounted for under IAS 32, as the New Greenfire Public Warrants were not issued to acquire goods or services and are not in the scope of IFRS 2. Based on the information currently available, it is expected the fair value of MBSC Private Placement Warrants will have similar fair value as those of New Greenfire Public Warrants as of the Closing, no material impact into profit or loss is expected.

The remaining instruments issued as part of the Business Combination (i.e., common shares issued by New Greenfire) are accounted for in accordance with IFRS 2. IFRS 2 requires that the difference in the fair value of the instruments issued as consideration for the acquisition of MBSC (i.e., common shares issued by New Greenfire) over the fair value of the remaining identifiable net assets of MBSC (i.e., those identifiable net assets not accounted for pursuant to IAS 32) will represent a service for the listing of New Greenfire and be recognized as a listing expense. The fair value of the instruments issued as consideration for the acquisition of MBSC was determined using the price referenced in the Transaction Financing of $10.10 per share.

Basis of Pro Forma Presentation

New Greenfire reports its historical financial information in Canadian Dollars (“CAD$”), Greenfire reports its historical financial information in CAD$ and MBSC reports its historical financial information in U.S. Dollars (“US$”). For purposes of this presentation, all US$ statement of financial position amounts have been translated into CAD$ using an exchange rate of US$1.00 to CAD$1.35. All US$ statement of profit (loss) and comprehensive profit (loss) amounts have been translated into CAD$ using an average exchange rate of US$1.00 to CAD$1.30 for the year ended December 31, 2022. All amounts reported within this pro forma financial information are CAD$ unless otherwise noted as US$.

The unaudited pro forma condensed consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of MBSC Common Shares:

•        Assuming No Redemptions:    This scenario assumes that no MBSC Public Stockholders exercise redemption rights with respect to the MBSC Common Shares received in exchange for its MBSC Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions:    This scenario assumes that 30,000,000 MBSC Class A Common Shares subject to redemption are redeemed for an aggregate redemption payment of approximately CAD$415.2 million (US$306.5 million) based on an estimated per share redemption price of approximately CAD$13.84 (US$10.10) that was calculated using the US$306 million of cash in the Trust Account divided by 30,000,000 MBSC Public Shares subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Business Combination Agreement.

The following summarizes the pro forma ownership of New Greenfire Common Shares following the Business Combination under the no redemption, 50% redemption and maximum redemption scenarios (basic):

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	13%	9,900,990	13%	—	—%
Shares held by the MBSC Sponsor(1)	5,000,000	7%	5,000,000	7%	4,250,000	6%
Shares held by current Greenfire Shareholders	43,298,722	59%	43,298,722	59%	43,819,751	64%
Shares held by current holders of Greenfire Bond Warrants	15,579,591	21%	15,579,591	21%	15,767,066	23%
Shares held by PIPE Investors(2)	—	—%	—	—%	4,950,496	7%
Total New Greenfire Common Shares, basic	73,779,303	100.0%	73,779,303	100.0%	68,787,313	100%

____________

Ownership is shown on a non-dilutive basis.

(1)      An additional 750,000 MBSC Class B Common Shares will be forfeited and cancelled for no consideration if New Greenfire Debt Financing at the Closing exceeds US$25 million.

(2)      Maximum redemption scenario contemplates PIPE Investment of US$50 million to purchase 4,950,496 MBSC Class A Common Shares, which will be converted into New Greenfire Common Shares on a 1:1 basis on the Closing Date.

The following summarizes the pro forma ownership of New Greenfire Common Shares following the Business Combination under the no redemption, 50% redemption and maximum redemption scenarios (on a fully diluted basis, please see the subsection entitled “The Business Combination — Total New Greenfire Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information):

	Assuming No Redemptions	%	Assuming 50% Redemptions	%	Assuming Maximum Redemptions	%
Shares held by current MBSC Public Stockholders	9,900,990	11%	9,900,990	11%	—	—%
Shares held by the MBSC Sponsor, fully diluted(1)	7,526,667	9%	7,526,667	9%	6,776,667	8%
Shares held by current Greenfire Shareholders and holders of Greenfire Performance Warrants, fully diluted(2)(3)	50,497,143	60%	50,497,143	60%	51,059,667	61%
Shares held by current holders of Greenfire Bond Warrants, fully diluted(4)	16,829,591	20%	16,829,591	20%	17,017,066	20%
Shares held by PIPE Investors(5)	—	—%	—	—%	8,796,650	11%
Total New Greenfire Common Shares, fully diluted	84,754,391	100.0%	84,754,391	100.0%	83,650,050	100.0%

____________

(1)      As of December 31, 2022, MBSC had outstanding MBSC Private Placement Warrants of 7,526,667. Immediately prior to the Merger, 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor and 1,740,000 MBSC Private Placement Warrants held by Cantor will be forfeited and cancelled for no consideration. The remaining 2,526,667 MBSC Private Placement Warrants will be converted into New Greenfire Warrants on a 1:1 basis, which have been included in the fully diluted New Greenfire Common Shares.

(2)      On the Closing Date, 3,750,000 New Greenfire Warrants, including 2,910,123 New Greenfire Warrants to be held by Greenfire Founders and 839,877 New Greenfire Warrants to be held by Greenfire employees, have been included in the fully diluted New Greenfire Common Shares.

(3)      On the Closing Date, the Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants. New Greenfire Performance Warrants of (i) 3,448,421 under the no redemption and 50% redemption scenarios and (ii) 3,489,916 under the maximum redemption scenario, respectively, have been included in the fully diluted New Greenfire Common Shares.

(4)      On the Closing Date, 1,250,000 New Greenfire Warrants will be issued to the current holders Greenfire Bond Warrants, which have been included in the fully diluted New Greenfire Common Shares.

(5)      Maximum redemption includes New Greenfire Debt Financing of US$50,000,000 aggregate principal amount of Convertible Notes, which may be converted into New Greenfire Common Shares at US$13 per share, equivalent to 3,846,154 New Greenfire Common Shares.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS AT DECEMBER 31, 2022
(in thousands, except share and per share amounts)

	New Greenfire (IFRS, Historical), CAD	Greenfire (IFRS, Historical), CAD	MBSC (U.S. GAAP, Historical), USD	IFRS Conversion and Presentation Alignment, USD (Note 2)		MBSC as-adjusted (IFRS Conversion), USD	MBSC as-adjusted (IFRS Conversion), CAD	Transaction Accounting Adjustments, CAD		Combined Pro Forma (Assuming No Redemption), CAD	Additional Pro Forma Transaction Adjustments (Assuming Max Redemption), CAD		Combined Pro Forma (Assuming Max Redemption), CAD
ASSETS
Current
Cash and equivalents	1	35,363	498	—		498	674	415,156	A	31,017	135,440	Q	31,017
								(279,717)	B
								(32,082)	C		(135,440)	R
								(6,772)	I		—
								(101,580)	J		—
								(26)	L		—
Restricted cash	—	35,313	—	—		—		—		35,313	—		35,313
Accounts receivable	—	34,308	—	—		—		2,125	N	36,433	—		36,433
Inventories	—	14,568	—	—		—	—	—		14,568	—		14,568
Prepaid expenses and other assets	—	3,975	6	—		6	8	—		3,983	—		3,983
Prepaid insurance			400	—		400	542	—		542	—		542
Prepaid income taxes	—	—	45	—		45	61	—		61	—		61
Total Current	1	123,527	949	—		949	1,285	(2,896)		121,917	—		121,917
Non-Current
Property, plant and equipment	—	963,050	—	—		—				963,050	—		963,050
Prepaid expenses and Deposits – long term portion	—	—	—	—		—				—	—		—
Investments and marketable securities held in trust	—	—	306,524	—		306,524	415,156	(415,156)	A	—	—		—
Deferred income taxes	—	87,681	—	—		—		—		87,681	—		87,681
Total non-current	—	1,050,731	306,524	—		306,524	415,156	(415,156)		1,050,731	—		1,050,731
TOTAL ASSETS	1	1,174,258	307,473	—		307,473	416,441	(418,052)		1,172,648	—		1,172,648

LIABILITIES
Current
Accounts payable and accrued liabilities	—	46,569	2,255	—		2,255	3,054	(3,501)	C	46,122	—		46,122
Current portion of long-term debt	—	63,250	—	—		—	—	—		63,250	—		63,250
Current portion of lease liabilities		98	—	—		—	—	—		98	—		98
Due to affiliates	—	—	19	—		19	26	(26)	L	—	—		—
Risk management contracts	—	27,004	—	—		—	—	—		27,004	—		27,004
Total current	—	136,921	2,274	—		2,274	3,080	(3,527)		136,474	—		136,474
Non-Current
Long-term debt	—	191,158	—	—		—	—	—		191,158	—		191,158
Lease liabilities		865	—	—		—	—	—		865	—		865
Risk management contracts	—	—	—	—		—	—	—		—	—		—
Decommissioning liabilities	—	7,543	—	—		—	—	—		7,543	—		7,543
Deferred underwriting fees	—	—	14,280	—		14,280	19,341	(19,341)	C	—	—		—
MBSC Class A Common shares subject to possible redemption	—	—	—	306,188	aa	306,188	414,702	(414,702)	B	—	—		—
Warrants liabilities	—	—	—	8,176	bb	19,466	26,365	(4,302)	E	38,181	—		38,181
				11,290	gg		—	(6,772)	I
							—	(10,158)	H				—
							—	33,048	O

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS AT DECEMBER 31, 2022 — (Continued)
(in thousands, except share and per share amounts)

	New Greenfire (IFRS, Historical), CAD	Greenfire (IFRS, Historical), CAD	MBSC (U.S. GAAP, Historical), USD	IFRS Conversion and Presentation Alignment, USD (Note 2)		MBSC as-adjusted (IFRS Conversion), USD	MBSC as-adjusted (IFRS Conversion), CAD	Transaction Accounting Adjustments, CAD		Combined Pro Forma (Assuming No Redemption), CAD	Additional Pro Forma Transaction Adjustments (Assuming Max Redemption), CAD		Combined Pro Forma (Assuming Max Redemption), CAD
Forward purchase agreement liability	—	—	339	—		339	459	(459)	P	—	—		—
Subscription purchase agreement liability			1,326	—		1,326	1,795	(1,795)	P	—	—		—
Convertible debt liabilities	—	—	—	—		—	—	—		—	67,720	Q	67,720
Total Non-current liabilities	—	199,566	15,945	325,654		341,599	462,662	(424,481)		237,747	67,720		305,467
Total liabilities	—	336,487	18,219	325,654		343,873	465,742	(428,008)		374,221	67,720		441,941
COMMITMENTS
Class A Common Stock subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 30,000,000 issued and outstanding	—	—	306,188	(306,188)	aa	—	—	—		—	—		—
EQUITY	—	—	—	—		—	—			—	—		—
Share capital – New Greenfire	1	—	—	—		—	—	135,019	B	220,979	67,720	Q	143,000
						—	—	91,788	F		(135,440)	R
						—	—	15	G		(10,259)	S
						—	—	(49,335)	K
						—	—	43,491	M
Share capital – Greenfire		15	—			—	—	(15)	G	—			—
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding		—	—	—		—	—	—		—	—		—
Class A Common Stock, $0.0001 par value; 500,000,000 shares authorized (excluding 30,000,000 Shares subject to possible redemption)	—	—	—	—		—	—	—		—	—		—
Class B Common Stock. $0.0001 par value, 50,000,000 shares authorized; 7,500,000 issued and outstanding	—	—	1	24	cc	25	34	(34)	B	—	—		—
Contributed surplus	—	44,674	—			—	—	8,416	D	9,599			9,599
						—	—	(43,491)	M
Additional paid in capital	—	—	—	(8,176)	bb	—	—	—		—	—		—
				(24)	cc		—
				542	dd		—
				18,948	ee		—
				(11,290)	gg		—
Retained earnings (deficit)	—	793,082	(16,935)	(542)	dd	(36,425)	(49,335)	(9,240)	C	567,849	10,259	S	578,108
				(20,092)	ee		—	(8,416)	D
				(8,176)	ee			4,302	E
				9,320	ee			(91,788)	F
				3,000	ff		—	10,158	H
				(3,000)	ff		—	(101,580)	J
				3,188	ff		—	49,335	K
				(3,188)	ff		—	2,125	N
							—	(33,048)	O
						—	—	2,254	P
TOTAL EQUITY	1	837,771	(16,934)	(19,466)		(36,400)	(49,301)	9,956		798,427	(67,720)		730,707
TOTAL LIABILITIES AND EQUITY	1	1,174,258	307,473	—		307,473	416,441	(418,052)		1,172,648	—		1,172,648

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF PROFIT (LOSS) AND COMPREHENSIVE PROFIT (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share amounts)

	New Greenfire (IFRS, Historical), CAD	Greenfire (IFRS, Historical), CAD	MBSC (U.S. GAAP, Historical), USD	IFRS Conversion and Presentation Alignment, USD (Note 2)		MBSC as-adjusted (IFRS, Conversion), USD	MBSC as-adjusted (IFRS Conversion), CAD		Transaction Accounting Adjustments, CAD		Combined Pro Forma (Assuming No Redemption), CAD	Additional Pro Forma Transaction Adjustments (Assuming Max Redemption), CAD		Combined Pro Forma (Assuming Max Redemption), CAD
Revenues
Oil sales	—	998,849	—	—		—	—		—		998,849	—		998,849
Royalties	—	(50,064)	—	—		—	—		—		(50,064)	—		(50,064)
	—	948,785	—	—		—	—		—		948,785	—		948,785

Realized loss on risk management contracts	—	(122,408)	—	—		—	—		—		(122,408)	—		(122,408)
Initial loss on subscription purchase agreement liability	—	—	(1,225)	—		(1,225)	(1,595)		—		(1,595)	—		(1,595)
Unrealized loss on risk management contracts	—	930	—	—		—	—		—		930	—		930
Unrealized gain on marketable securities held in Trust Account	—		561	—		561	730		(730)	AA	—	—		—
Change in fair value of forward purchase agreement liability	—		(339)	—		(339)	(441)		—		(441)	—		(441)
Change in fair value of subscription purchase agreement liability	—		(101)	—		(101)	(131)		—		(131)	—		(131)
	—	827,307	(1,104)	—		(1,104)	(1,437)		(730)		825,140	—		825,140
Expenses
Diluent expense	—	368,015	—	—		—	—		—		368,015	—		368,015
Transportation and marketing	—	67,842	—	—		—	—		—		67,842	—		67,842
Operating expenses	—	160,826	—	—		—	—		—		160,826	—		160,826
General and administrative	—	11,019	—	—		—	—		8,416	DD	19,435	—		19,435
Transaction costs	—	—	—	2,792	i	2,792	3,635		8,882	BB	104,305	(10,259)	GG	94,046
				—		—	—		91,788	CC		—		—
Financing and interest	—	77,074	—	—		—	—		—		77,074	5,859	HH	82,933
Depletion and depreciation	—	68,027	—	—		—	—		—		68,027	—		68,027
Exploration and other expenses	—	1,825	—	—		—	—		—		1,825	—		1,825
Acquisition transaction costs	—	2,769	—	—		—	—		—		2,769	—		2,769
Other income and expenses	—	(206)	—	3,188	ff	3,188	4,151		—		3,945	—		3,945
Gain on acquisitions	—	—	—	—		—	—		—		—	—		—
Foreign Exchange loss	—	26,099	—			—	169	(1)	—		26,268	—		26,268
Operating and formation costs	—		2,792	(2,792)	i	—	—		—		—	—		—
Interest earned on marketable securities held in Trust Account	—		(3,827)	—		(3,827)	(4,982)		4,982	AA	—	—		—
Dividend on cash and marketable securities held in Trust Account	—	—	(100)	—		(100)	(130)		130	AA	—	—		—
	—	783,290	(1,135)	3,188		2,053	2,843		114,198		900,331	(4,400)		895,931
Net Income (loss) and comprehensive income (loss) before tax	—	44,017	31	(3,188)		(3,157)	(4,280)		(114,928)		(75,191)	4,400		(70,791)
Income tax (provision) recovery		87,681	(901)	—		(901)	(1,173)		2,043	EE	89,724	1,347	II	91,071
									1,173	FF
Net Income (loss) and comprehensive income (loss) before tax	—	131,698	(870)	(3,188)		(4,058)	(5,453)		(111,712)		14,533	5,747		20,280

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF PROFIT (LOSS) AND COMPREHENSIVE PROFIT (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2022 — (Continued)
(in thousands, except share and per share amounts)

	New Greenfire (IFRS, Historical), CAD	Greenfire (IFRS, Historical), CAD	MBSC (U.S. GAAP, Historical), USD	IFRS Conversion and Presentation Alignment, USD (Note 2)	MBSC as-adjusted (IFRS, Conversion), USD	MBSC as-adjusted (IFRS Conversion), CAD	Transaction Accounting Adjustments, CAD	Combined Pro Forma (Assuming No Redemption), CAD	Additional Pro Forma Transaction Adjustments (Assuming Max Redemption), CAD	Combined Pro Forma (Assuming Max Redemption), CAD
Net income (loss) per share
Basic	—	14.71
Diluted	—	10.29
Class A common stock subject to possible redemption
Weighted average shares outstanding, Class A Common shares			30,000,000
Basic and diluted net loss per share, Class A common Shares			(0.00)
Class B Common Stock
Weighted average shares outstanding, Class B Common shares			7,500,000
Basic and diluted net loss per share, Class B common Shares			(0.11)
Weighted average number of common shares outstanding – basic and diluted								73,779,303		68,787,313
Net income (loss) per share – Basic and Diluted								0.20		0.29

____________

(1)      Foreign exchange impact of CAD$0.2 million for the year ended December 31, 2022

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The historical financial statements of New Greenfire have been prepared in accordance with IFRS and in its presentation and reporting currency of Canadian Dollars (CAD$). The historical consolidated financial statements of Greenfire have been prepared in accordance with IFRS and in its presentation and reporting currency of CAD$. The historical financial statements of MBSC have been prepared in accordance with U.S. GAAP in its presentation and reporting currency of US$.

The Business Combination will be accounted for as a share-based payment transaction, with no goodwill or other intangible assets recorded. Under this method of accounting, MBSC will be treated as the “accounting acquiree” and Greenfire as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Greenfire issuing shares for the net assets of MBSC, followed by a recapitalization by New Greenfire. The net assets of Greenfire will be stated at historical cost.

The unaudited pro forma condensed consolidated statement of financial position as at December 31, 2022 gives effect to the Business Combination and related transactions as if they occurred on December 31, 2022. The unaudited pro forma condensed consolidated statements of profit (loss) and comprehensive profit (loss) for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they occurred on January 1, 2022.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on currently available information and certain assumptions and methodologies that Greenfire management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Greenfire management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and notes thereto of New Greenfire, Greenfire and MBSC.

Pro forma combined reserve information that gives effect to the Business Combination has been omitted from this pro forma presentation as MBSC does not control any mineral assets and any pro forma reserve disclosure would be identical to the reserve disclosures of Greenfire provided elsewhere in this Registration Statement/Proxy Statement in accordance with the United States Financial Accounting Standards Board Topic 932 — “Extractive Activities — Oil and Gas ”.

The following table reconciles pro forma share ownership of New Greenfire to historical Greenfire Common Shares issued and outstanding as at December 31, 2022 in the historical Greenfire financial statements as at and for the year ended December 31, 2022.

	Assuming No Redemption
	Historical as of December 31, 2022	Settled as part of Business Combination	Greenfire Exchange Ratio(1)	Pro Forma New Greenfire Class A Common Shares
Greenfire Shares held by Greenfire Founders(2)	7,500,010	6,701,570	5.413	36,277,311
Greenfire Common Shares held by Greenfire Employee Shareholders(3)	1,451,614	1,297,077	5.413	7,021,411
Total shares held by current Greenfire Shareholders				43,298,722
Greenfire Common Shares issuable on exercise of Greenfire Bond Warrants(4)	3,221,518	2,878,045	5.413	15,579,591
Greenfire Performance Warrants(5)	712,930	637,033	5.413	3,448,421
	Assuming Max Redemption
	Historical as of December 31, 2022	Settled as part of Business Combination	Greenfire Exchange Ratio(1)	Pro Forma New Greenfire Class A Common Shares
Greenfire Common Shares held by Greenfire Founders(2)	7,500,010	6,710,064	5.471	36,713,849
Greenfire Common Shares held by Greenfire Employee Shareholders(3)	1,451,614	1,298,721	5.471	7,105,902
Total Pro Forma Ownership by New Greenfire Shareholders				43,819,751
Greenfire Common Shares issuable on exercise of Greenfire Bond Warrants(4)	3,221,518	2,881,693	5.471	15,767,066
Greenfire Performance Warrants(5)	712,930	637,840	5.471	3,489,916

____________

Footnotes:

(1)      Greenfire Exchange Ratio is equal to (a) the “Share Consideration” (as defined in the Plan of Arrangement), divided by (b) the total number of Greenfire Common Shares of Greenfire Founders settled as part of the Business Combination plus the total number of Greenfire Common Shares issuable upon the exercise of Greenfire Bond Warrants plus the total number of Greenfire Common Shares issuable upon the exercise of Greenfire Performance Warrants, rounded to the nearest thousandth.

(2)      The Greenfire Founders will have a portion of their Greenfire Common Shares cancelled in exchange for a dividend payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Founders, and the remaining Greenfire Common Shares held by the Founders will be converted into New Greenfire Common Shares.

(3)      The Greenfire Employees will have a portion of their Greenfire Common Shares cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Employees, and the remaining Greenfire Common Shares held by the Employees will be converted into New Greenfire Common Shares.

(4)      The holders of Greenfire Bond Warrants will have a portion of their Greenfire Bond Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the holders of Greenfire Bond Warrants, and the remaining Greenfire Bond Warrants will be exercised and converted into New Greenfire Common Shares.

(5)      The Greenfire Performance Warrantholders will have a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants.

Note 2. IFRS Policy and Presentation Alignment

The historical financial information of MBSC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed consolidated financial statements. The adjustment required to convert MBSC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed consolidated financial statements are as follows:

(aa)  MBSC Class A Common Shares subject to possible redemption balance of US$306.2 million classified as mezzanine equity under U.S. GAAP are reclassified to non-current liabilities under IFRS because the right to redeem the MBSC Class A Common Shares is at the option of the holder.

(bb)  MBSC Public Warrants of US$8.2 million classified as additional paid-in capital under U.S. GAAP are reclassified to derivative liabilities under IFRS because the MBSC Public Warrants are deemed to settle in MBSC Class A Common Shares, which are classified as financial liabilities under IFRS.

(cc)   MBSC Class B Common Shares include an amount of US$0.02 million recorded as additional paid-in capital under U.S. GAAP. This balance has been reclassified to share capital as a change in presentation under IFRS.

(dd)  Transaction costs of US$0.5 million related to the issuance of MBSC Private Warrants and MBSC Public Warrants are recorded against additional paid-in capital under U.S. GAAP and are expensed in the statement of profit (loss) and comprehensive profit (loss) under IFRS.

(ee)   Transaction costs of US$20.1 million related to the issuance of MBSC Class A Common Shares are recorded against mezzanine equity under U.S. GAAP and are expensed in the statement of profit (loss) and comprehensive profit (loss) under IFRS.

US$8.2 million initially allocated on a relative fair value basis to the MBSC Public Warrants under U.S. GAAP is recorded through the statement of profit (loss) and comprehensive profit (loss) under IFRS to recognize the MBSC Class A Common Shares classified as non-current liabilities at their redemption amount.

The change in the redemption amount of the MBSC Class A Common Shares classified as mezzanine equity under U.S. GAAP is recorded in accumulated deficit of US$9.3 million and additional paid-in capital of US$18.9 million under U.S. GAAP, and is eliminated, as such an entry would not be recorded under IFRS.

(ff)    The change in the redemption amount of MBSC Class A Common Shares of US$3.0 million for the year ended December 31, 2021, and US$3.2 million for December 31, 2022, was recorded in mezzanine equity and accumulated deficit, respectively, under U.S. GAAP. Under IFRS, these balances are recorded through the statement of profit (loss) and comprehensive profit (loss), inclusive of foreign exchange impact of CAD$0.2 million, for the year ended December 31, 2022.

(gg)   Reflects the reclassification of the MBSC Private Placement Warrants of US$11.3 million from equity to derivative liabilities under IFRS because the MBSC Private Placement Warrants are deemed to settle in MBSC Class A Common Shares, which are classified as financial liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed consolidated financial statements, MBSC’s operating and formation costs of US$2.8 million were reclassified to align with the presentation of Greenfire’s historical financial statements. Refer to adjustment (i).

Note 3. Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Information

Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

The adjustments included in the unaudited pro forma condensed consolidated statement of financial position as at December 31, 2022, are as follows:

A.     Reflects the reclassification of CAD$415.2 million (US$306.5 million) held in the Trust Account to cash that becomes available at a closing of the Business Combination, assuming no redemptions.

B.      Reflects the cash payout of CAD$279.7 million (US$206.5 million) from MBSC Trust Account to bring the balance of the Trust Account to CAD$135.4 million (US$100 million), as described above under the heading “— Description of the Business Combination”, and reclassification of approximately CAD$135.1 million (US$99.8 million) of MBSC Class A Common Shares that are subject to possible redemption and approximately CAD$34,000 (US$25,500) of MBSC Class B Common Shares to New Greenfire share capital as a result of a series of transactions as part of the Business Combination.

C.      Represents estimated transaction costs of approximately CAD$33.9 million (US$25 million) in relation to the Business Combination. Of the CAD$33.9 million, CAD$19.3 million (US$14.3 million) relates to the deferred underwriting fees incurred by MBSC, CAD$2.8 million (US$2 million) in costs accrued by Greenfire, and CAD$2.5 million (US$1.8 million) accrued by MBSC. CAD$1.8 million (US$1.3 million) has been paid by Greenfire as of December 31, 2022.

D.     Reflects the acceleration of share-based compensation expense of CAD$8.4 million related to the expectation to accelerate vesting of unvested employee performance warrants in connection with the Business Combination.

E.      Reflects the forfeiture of the MBSC’s public warrants as part of the Business Combination.

F.      Represents the preliminary estimated expense recognized for the stock exchange listing service received, in accordance with IFRS 2, for the excess of the fair value of New Greenfire Common Shares issued to MBSC shareholders and the fair value of MBSC’s identifiable net assets at the date of the Business Combination, resulting in a CAD$91.8 million (US$67.8 million) decrease to retained earnings under the no redemption scenario. The consideration for the acquisition of MBSC was determined using the New Greenfire common share price referenced to the Transaction Financing at US$10.10 per share. A one percent change in the New Greenfire Common Share price would result in a change of CAD$2 million (US$1.5 million) in the estimated expense under the no redemption scenario. The estimated IFRS 2 listing expense assuming the no redemption scenario is further illustrated below:

	As at December 31, 2022
	Assuming No Redemption
	CAD$	US$
	(in thousands except share and per share amounts)
Fair value of equity instruments deemed to have been issued by New Greenfire
MBSC Share Consideration price	13.68	10.10
Total number of MBSC shares at Closing	14,900,990	14,900,990

Total fair value of equity instruments issued to MBSC shareholders	203,836	150,500

Fair value of identifiable net assets of MBSC
Cash and equivalents	674	498
Marketable securities held in Trust Account	415,156	306,524
Cash distribution to MBSC Class A Common Shareholders(1)	(279,717)	(206,524)
Prepaid expenses and deposits	610	451
Accounts payable and accrued liabilities	(3,054)	(2,255)
Due to related parties	(26)	(19)
Forward purchase agreement liability	(459)	(339)
Subscription purchase agreement liability	(1,795)	(1,326)
Deferred underwriting fee payable	(19,341)	(14,280)
Fair value of identifiable net assets of MBSC as at December 31, 2022	112,048	82,730
IFRS 2 listing expense	91,788	67,770

____________

(1)      Cash distribution was made to MBSC Class A Common Shareholders in order to bring the balance of Trust Account to CAD$135.4 million (US$100 million) as described above under the heading “— Description of the Business Combination”.

G.     Reflects the elimination of Greenfire share capital.

H.     Reflects the impact of the forfeiture of 1,740,000 MBSC Private Placement Warrants held by the underwriters and 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsors.

I.       Reflects the repurchase of outstanding 10 million MBSC Public warrants at CAD$0.68 (US$0.50) per warrant as part of the Business Combination.

J.       Reflects the cash payment of CAD$101.6 million (US$75 million), including a distribution of CAD$59.8 million (US$44.2 million) to Greenfire Founders, settlement of CAD$25.7 million (US$19 million) Greenfire Bond Warrants, distribution of CAD$11.6 million (US$8.5 million) to Greenfire Employees and settlement of CAD$4.5 million (US$3.3 million) Greenfire Performance Warrants.

K.     Reflects the elimination of MBSC’s historical accumulated deficit of CAD$22.9 million (US$16.9 million) and the elimination of the IFRS conversion and presentation adjustments of CAD$26.4 million (US$19.5 million), as set out in Notes (dd), (ee) and (ff).

L.      Reflects the repayment on the balance due to the sponsors of MBSC.

M.     Reflects the reclassification of contributed surplus of CAD$43.5 million due to the exercise of the Greenfire Bond Warrants.

N.     Reflects the estimated income tax impact using New Greenfire’s statutory income tax rate of 23% due to the Business Combination in a no redemption scenario.

O.     Reflects 5,000,000 New Greenfire warrant derivative liabilities issued to the founders, bondholders and employees of Greenfire as part of the Business Combination. The Black-Scholes model was used to estimate the fair value of the warrant derivative liabilities, based on the most current inputs and assumptions. Those inputs and assumptions are: exercise price of US$11.50, share price of US$10.10, risk free rate of 1.46%, volatility of 60%, and life expectancy of 5 years.

P.       Reflects the derecognition of subscription purchase agreement liability and forward purchase agreement liability as part of the Business Combination. Under the no redemption scenario, no MBSC Class A Common Shares are issued under the PIPE Investment. Under the maximum redemption scenario, the liabilities are settled through the issuance of MBSC Class A Common Shares under the PIPE Investment.

Q.     Reflects cash proceeds of CAD$135.4 million (US$100 million) pursuant to the Transaction Financing of CAD$67.7 million (US$50 million) and principal amount of New Greenfire Convertible Notes of CAD$67.7 million (US$50 million) in a max redemption scenario.

R.     Reflects the payment of cash to MBSC Class A Common Shares in a maximum redemption scenario.

S.       Represents the preliminary estimated expense recognized for the stock exchange listing service received, in accordance with IFRS 2, for the excess of the fair value of New Greenfire Common Shares issued to MBSC shareholders and the fair value of MBSC’s identifiable net assets at the date of the Business Combination, resulting in a CAD$81.5 million (US$60.2 million) decrease to retained earnings in a maximum redemption scenario. The adjustment recorded of CAD$10.3 million (US$7.6 million) is an incremental increase to retained earnings relative to the no redemption scenario. The consideration for the acquisition of MBSC was determined using the New Greenfire common share price referenced to the Transaction Financing at US$10.10 per share. A one percent change in the New Greenfire Common Share price would result in a change of CAD$0.6 million (US$0.4 million) in the estimated expense in a maximum redemption scenario. The estimated IFRS 2 listing expense assuming the maximum redemption scenario is further illustrated below:

	As at December 31, 2022
	Assuming Maximum Redemption
	CAD$	US$
	(in thousands except share and per share amounts)
Fair value of equity instruments deemed to have been issued by New Greenfire
MBSC Share Consideration price	13.68	10.10
Total number of MBSC shares at Closing	4,250,000	4,250,000

Total fair value of equity instruments issued to MBSC shareholders	58,138	42,925

Fair value of identifiable net assets of MBSC
Cash and equivalents	674	498
Prepaid expenses and deposits	610	451
Accounts payable and accrued liabilities	(3,054)	(2,255)
Due to related parties	(26)	(19)
Forward purchase agreement liability	(459)	(339)
Subscription purchase agreement liability	(1,795)	(1,326)
Deferred underwriting fee payable	(19,341)	(14,280)
Fair value of identifiable net assets of MBSC as at December 31, 2022	(23,391)	(17,270)
IFRS 2 listing expense	81,529	60,195

Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Profit (Loss) and Comprehensive Profit (Loss)

The adjustments included in the unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the year ended December 31, 2022 are as follows:

AA.  Reflects elimination of investment income from the MBSC Trust Account.

BB.   Reflects estimated transaction costs of CAD$8.9 million (US$6.8 million) in addition to the transaction costs included in the historical statements of profit (loss) and comprehensive profit (loss) of MBSC and Greenfire.

CC.   Represents the preliminary estimated expense of CAD$91.8 million (US$67.8 million) recognized for the stock exchange listing service received, in accordance with IFRS 2, for the excess of the fair value of the New Greenfire Common Shares issued to MBSC shareholders over the net asset of MBSC in a no redemption scenario.

DD.   Reflects the acceleration of share-based compensation expense of CAD$8.4 million related to the expectation to accelerate vesting of unvested employee Greenfire Performance Warrants in connection with the Business Combination.

EE.   Reflects the estimated income tax impact using New Greenfire’s statutory income tax rate of 23% due to the Business Combination in a no redemption scenario.

FF.    Reflects the elimination of income tax provision associated with the investment income on the MBSC Trust Account.

GG.  Represents the preliminary estimated expense of CAD$81.5 million (US$60.2 million) recognized for the stock exchange listing service received, in accordance with IFRS 2, for the excess of the fair value of the New Greenfire Common Shares issued to MBSC shareholders over the net asset of MBSC in a maximum redemption scenario. The adjustment recorded of CAD$10.3 million (US$7.6 million) is an incremental decrease to the transaction costs relative to the no redemption scenario.

HH.  Reflects the interest expense recorded on the aggregate principal amount of New Greenfire Convertible Notes in connection with the Transaction Financing in a maximum redemption scenario.

II.     Reflects the estimated income tax impact using New Greenfire’s statutory income tax rate of 23% due to the Business Combination in a maximum redemption scenario.

Note 4. Net Income (Loss) per Share

Net income (loss) per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented.

	For the year ended December 31, 2022(1)
	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Pro forma net income (loss)	$14,533	$20,280
Weighted average number of common shares outstanding – basic and diluted(2)	73,779,303	68,787,313
Pro Forma net income (Loss) Per Share – basic and diluted	$0.20	$0.29

____________

(1)      Pro forma net income (loss) per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Consolidated Financial Information.”

(2)      The effect of New Greenfire Warrants, New Greenfire Performance Warrants and New Greenfire Convertible Notes are not considered since the out-of-money securities are deemed non-exercised, which will not increase the weighted average shares outstanding under diluted scenario.

BUSINESS OF ACQUISITION ENTITIES BEFORE THE BUSINESS COMBINATION

Business of New Greenfire Before the Business Combination

As of the date of this Registration Statement/Proxy Statement, New Greenfire has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement, such as the preparation of this Registration Statement/Proxy Statement. Upon the terms and subject to the conditions of the Business Combination Agreement, MBSC, New Greenfire, Canadian Merger Sub, Merger Sub and Greenfire will effect a series of the transactions, as a result of which New Greenfire will become of the parent of Greenfire and MBSC. After the Business Combination, New Greenfire intends to continue the business of Greenfire. For information about New Greenfire’s management, share ownership and corporate governance following the Business Combination, please see the section entitled “Management of New Greenfire After the Business Combination” elsewhere in this Registration Statement/Proxy Statement.

Formation

New Greenfire is an Alberta corporation incorporated on December 9, 2022 to be the parent company of Greenfire following the consummation of the Business Combination.

Articles

New Greenfire’s current articles include provisions customary for a shell company created for the purpose of effecting a business combination. Upon consummation of the Business Combination, the New Greenfire Articles will be amended to be substantially in the form set forth in Annex B-1 to this Registration Statement/Proxy Statement. Please see the section entitled “Description of New Greenfire Securities” elsewhere in this Registration Statement/Proxy Statement for additional information.

Financial Year

New Greenfire’s fiscal year ends on December 31 of each year.

Subsidiaries

New Greenfire is the parent company of DE Merger Sub and Canadian Merger Sub.

Shareholders

The sole shareholder of New Greenfire is Greenfire.

Board of Directors, Officers and Employees

Currently, David Phung and Robert Logan are the sole members of the New Greenfire Board. In connection with the Arrangement, certain individuals designated by Greenfire and an individual designated by the MBSC Sponsor in accordance with the terms of the Investor Rights Agreement will become the members of the New Greenfire Board.

Currently, Mr. Phung, as the chief financial officer, and Mr. Logan, as the chief executive officer, are the sole officers of New Greenfire. New Greenfire does not have employees.

For biographical information of Mr. Phung and Mr. Logan and for the other individuals that are expected to be directors and officers of New Greenfire following the Business Combination, please see the section under the heading “Management of New Greenfire After the Business Combination.”

Business of DE Merger Sub and Canadian Merger Sub Before the Business Combination

Canadian Merger Sub is an Alberta unlimited liability corporation and a direct, wholly-owned subsidiary of New Greenfire, and DE Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of New Greenfire. Upon the terms and subject to the conditions of the Business Combination Agreement, MBSC, New Greenfire, Canadian Merger Sub, DE Merger Sub and Greenfire will effect a series of the transactions, as a result of which Canadian Merger Sub will amalgamate with Greenfire and DE Merger Sub will merge into MBSC.

Both Canadian Merger Sub and DE Merger Sub are shell corporations formed for the limited purposes of effecting the transactions contemplated by the Business Combination Agreement. They have no employees, subsidiaries or other business and will not survive following the Business Combination.

BUSINESS OF MBSC AND CERTAIN INFORMATION ABOUT MBSC

Introduction

MBSC was incorporated on March 25, 2021 as a Delaware corporation and was formed for the purpose of effecting an Initial Business Combination. MBSC has reviewed a number of opportunities to enter into a business combination. MBSC have neither engaged in any operations nor generated any revenue to date. Based on its business activities, MBSC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

MBSC was formed as an independent company by executives of M3 Partners and Brigade. M3 Partners is a leading financial advisory firm which provides advisory services to companies at inflection points in their growth trajectories. Brigade is a leading global investment advisor that was founded in 2006 to specialize in credit-focused investment strategies and has approximately $30 billion in assets under management. M3 Partners and Brigade have agreed to provide support to MBSC in its pursuit of a successful Initial Business Combination. The team at M3 Partners has successfully completed hundreds of engagements in which it has assisted stockholders, creditors and companies in maximizing the value of businesses and assets held by them. Brigade brings a track record of over 14 years of deep fundamental credit research driven by a disciplined investment process which has been proven over numerous market cycles.

On December 14, 2022, MBSC entered into the Business Combination Agreement with Greenfire, and certain other parties. Greenfire and its affiliates collectively are a Calgary-based energy company focused on the sustainable production and development of thermal energy resources from the Athabasca region of Alberta, Canada. Concurrently with the execution of the Business Combination Agreement, MBSC entered into subscription agreements with certain investors, pursuant to which they have subscribed for an aggregate of (i) 4,950,496 shares of MBSC Class A Common Shares for an aggregate purchase price of approximately$50,000,000 and (ii) $50,000,000 aggregate principal amount of New Greenfire Convertible Notes. The financing to be provided by such investors will be consummated prior to or substantially concurrently with the consummation of the proposed Business Combination and will be automatically reduced based on the amount remaining in the Trust Account on the closing date of the proposed Business Combination after giving effect to any redemptions by holders of MBSC Class A Common Shares. The consummation of the proposed Business Combination is subject to certain conditions as further described in the Business Combination Agreement. Also on December 14, 2022, the parties to the Forward Purchase Agreement entered into at the time of the MBSC IPO agreed to terminate such Forward Purchase Agreement effective as of, and conditioned upon, consummation of the proposed Business Combination.

MBSC is led by the team that organized M III Acquisition Corp. (the “Initial SPAC”), M3-Brigade Acquisition II Corp. (the “Second SPAC”) and Brigade-M3 European Acquisition Corporation (the “Euro SPAC”). Members of MBSC’s team managed the Initial SPAC through an Initial Business Combination in March 2018 to create Infrastructure and Energy Alternatives, Inc. (“IEA”) (NASDAQ:IEA). IEA is a leading engineering, procurement and construction company which specializes in renewable energy infrastructure and was acquired by MasTec, Inc. (NYSE:MTZ) on October 7, 2022. The Second SPAC completed its initial public offering on March 8, 2021 and, having obtained an extension to its required liquidation date from its shareholders. It is anticipated that the Second SPAC will liquidate on or prior to December 8, 2023 in accordance with the terms of its certificate of incorporation, unless it has successfully consummated an initial business combination by that date. The Euro SPAC completed its initial public offering on December 10, 2021 and also is currently seeking an appropriate partner for its initial business combination.

The MBSC Articles provide that MBSC initially had until October 26, 2022, which was 12 months from the closing of the MBSC IPO, to complete an Initial Business Combination, but also provides MBSC with the right to (a) extend such period of time by up to three months, up to four times and (b) seek an extension of such time period to a later date pursuant to an amendment to the MBSC Articles. In order to effect an Optional Extension, the MBSC Sponsor is required to give at least five days’ advance notice to MBSC prior to the applicable deadline and then to deposit or to cause an affiliate or designee to deposit an additional $1,696,500 into the Trust Account for the benefit of the MBSC Public Stockholders, which amount was drawn from the accrued interest held in the Trust Account, and deposited into the Trust Account. The MBSC Board, at the request of the MBSC Sponsor, has approved three Optional Extensions, such that the period of time available to MBSC to consummate an Initial Business Combination currently expires on July 26, 2023, and MBSC retains one additional Optional Extension to extend such date to October 26, 2023. In connection with the exercise of each such Optional Extension, MBSC has deposited an additional $1,696,500 into the Trust Account for the benefit of MBSC Public Stockholders, which amount was drawn, in part, from the accrued interest held in the Trust Account and deposited into the Trust Account.

The MBSC Articles allows distribution of accrued interest on the Trust Account to be withdrawn from the Trust Account for working capital purposes. MBSC’s stockholders are not entitled to vote on or redeem their shares in connection with the exercise of any Optional Extensions. The MBSC Sponsor is not obligated to extend the time for MBSC to complete an Initial Business Combination.

MBSC’s executive offices are located at 1700 Broadway, 19th Floor, New York, NY 10019 and its telephone number is (212) 202-2200. MBSC’s corporate website address is www.m3-brigade.com. MBSC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this annual report. You should not rely on any such information in making your decision whether to invest in MBSC’s securities.

Company History

On October 26, 2021, MBSC completed the MBSC IPO of 30,000,000 units at a price of $10.00 per unit, generating gross proceeds of $300,000,000. Each unit consists of one MBSC Class A Common Share, par value $0.0001 per share, and one-third of one MBSC Public Warrant. Each whole MBSC Public Warrant entitles the holder thereof to purchase one MBSC Class A Common Share at a price of $11.50 per share, subject to certain adjustments.

Simultaneously with the completion of the MBSC IPO, the MBSC Sponsor and Cantor purchased an aggregate of 5,786,667 and 1,740,000 MBSC Private Placement Warrants, respectively, at a price of $1.50 per warrant, or $11,290,000 in the aggregate. An aggregate of $303,000,000 from the proceeds of the MBSC IPO and $3,000,000 from the proceeds of the MBSC Private Placement Warrants was placed in the Trust Account such that the Trust Account held $303,000,000 (or $10.10 per share) at the time of closing of the MBSC IPO. Each whole private placement warrant entitles the holder thereof to purchase one share of MBSC Class A Common Shares at a price of $11.50 per share, subject to certain adjustments.

In connection with the consummation of the MBSC IPO, MBSC entered into a forward purchase agreement with M3-Brigade III FPA LP, a Delaware limited partnership that is an affiliate of the MBSC Sponsor , which provided for the purchase of up to $40,000,000 of shares of MBSC Class A Common Shares (the “Forward Purchase Shares”), subject to adjustment, for a purchase price of $10.00 per share, in a private placement to occur in connection with the closing of the Initial Business Combination. On December 14, 2022, the parties to the Forward Purchase Agreement agreed to terminate the Forward Purchase Agreement effective as of, and conditioned upon, consummation of the Business Combination (the “FPA Termination”).

On December 10, 2021, MBSC announced that, commencing December 13, 2021, holders of the 30,000,000 units sold in the MBSC IPO may elect to separately trade the shares of MBSC Class A Common Shares and the warrants included in the units. Those units not separated continued to trade on the New York Stock Exchange (the “NYSE”) under the symbol “MBSC.U” and the shares of MBSC Class A Common Shares and warrants that were separated trade under the symbols “MBSC” and “MBSC WS,” respectively.

Initial Business Combination

The NYSE rules provide that MBSC’s Initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting fees and taxes payable on interest earned) at the time of its signing a definitive agreement in connection with its Initial Business Combination. If MBSC’s board is not able to independently determine the fair market value of the target business or businesses, MBSC will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”), or a qualified independent accounting firm with respect to the satisfaction of such criteria.

MBSC anticipates structuring its Initial Business Combination so that the post-transaction company in which MBSC Public Stockholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. MBSC may, however, structure its Initial Business Combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but MBSC will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for MBSC not to be required to register as an investment company under the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, MBSC’s stockholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and MBSC in the business combination transaction. For example, MBSC could pursue a transaction in which MBSC issue a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, MBSC would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, MBSC’s stockholders immediately prior to MBSC’s Initial Business Combination could own less than a majority of MBSC’s outstanding shares subsequent to MBSC’s Initial Business Combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% of net assets test. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses.

MBSC is not prohibited from pursuing an Initial Business Combination with a company that is affiliated with the MBSC Sponsor, officers or directors. In the event MBSC seeks to complete its Initial Business Combination with a company that is affiliated with the MBSC Sponsor, officers or directors, MBSC, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or a qualified independent accounting firm that MBSC’s Initial Business Combination is fair to MBSC from a financial point of view.

Members of MBSC’s management team own common stock and warrants, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate MBSC’s Initial Business Combination. Further, each of MBSC’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to MBSC’s Initial Business Combination (as is the case with respect to most of MBSC’s officers and all of MBSC’s directors in connection with the Business Combination ).

Each of MBSC’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, including to the Second SPAC, pursuant to which such officer or director is required to present a business combination opportunity to such entity. Accordingly, if any of MBSC’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to MBSC if such entity rejects the opportunity. MBSC does not believe, however, that the fiduciary duties or contractual obligations of MBSC’s executive officers will materially affect MBSC’s ability to complete its Initial Business Combination. The MBSC Articles provide that MBSC renounce its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MBSC and such opportunity is one MBSC is legally and contractually permitted to undertake and would otherwise be reasonable for MBSC to pursue.

Business Combination

On December 14, 2022, MBSC entered into the Business Combination Agreement. Please see the section entitled “The Business Combination” elsewhere in this Registration Statement/Proxy Statement.

Corporate Information

MBSC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the JOBS Act. As such, MBSC is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in MBSC’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find MBSC’s securities less attractive as a result, there may be a less active trading market for MBSC’s securities and the prices of MBSC’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. MBSC intends to take advantage of the benefits of this extended transition period.

MBSC will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the MBSC IPO, (b) in which MBSC has total annual gross revenue of at least $1.0 billion, or (c) in which MBSC is deemed to be a large accelerated filer, which means the market value of MBSC Class A Common Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which MBSC has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Financial Position

With funds available in the Trust Account for a business combination in the amount of $306,523,972 as of December 31, 2022, assuming no redemptions, no distributions of amounts held in the Trust Account, and before payment of up to $14,280,000 of deferred underwriting fees (subject to a reduction to $10,000,000 in the event the Business Combination is consummated), MBSC offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because MBSC is able to complete its Initial Business Combination using its cash, debt or equity securities, or a combination of the foregoing, MBSC has the flexibility to use the most efficient combination that will allow MBSC to tailor the consideration to be paid to the target business to fit its needs and desires.

In connection with the proposed Business Combination, MBSC has entered into subscription agreements with certain investors, pursuant to which they have subscribed for an aggregate of (i) 4,950,496 shares of MBSC Class A Common Shares for an aggregate purchase price of approximately $50,000,000 and (ii) $50,000,000 aggregate principal amount of New Greenfire’s Convertible Notes. The financing to be provided by such investors will be consummated prior to or substantially concurrently with the consummation of the proposed Business Combination and will be automatically reduced based on the amount remaining in the Trust Account on the closing date of the proposed Business Combination after giving effect to any redemptions by holders of MBSC Class A Common Shares. Also on December 14, 2022, the parties to the Forward Purchase Agreement entered into at the time of the MBSC IPO agreed to terminate such Forward Purchase Agreement effective as of, and conditioned upon, consummation of the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of MBSC’s Initial Business Combination, the prospects for MBSC’s success may depend entirely on the future performance of a single business.

Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that MBSC will not have the resources to diversify MBSC’s operations and mitigate the risks of being in a single line of business. By completing MBSC’s Initial Business Combination with only a single entity, MBSC’s lack of diversification may:

•        subject MBSC to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which MBSC operates after MBSC’s Initial Business Combination; and

•        cause MBSC to depend on the marketing and sale of a single product or limited number of products or services.

Limited Ability to Evaluate the Target’s Management Team

Although MBSC intends to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting its Initial Business Combination with that business, MBSC’s assessment of the target business’s management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of members of MBSC’s management team, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of MBSC’s directors will remain associated in some capacity with MBSC following its Initial Business Combination, it is highly unlikely that any of them will devote their full efforts to MBSC’s affairs subsequent to its Initial Business Combination. Moreover, MBSC cannot assure you that members of MBSC’s management team will have significant experience or knowledge relating to the operations of the particular target business.

MBSC cannot assure you that any of MBSC’s key personnel will remain in senior management or advisory positions with the combined company. The determination as to whether any of MBSC’s key personnel will remain with the combined company will be made at the time of MBSC’s Initial Business Combination.

Following MBSC’s Initial Business Combination, MBSC may seek to recruit additional managers to supplement the incumbent management of the target business. MBSC cannot assure you that MBSC will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Redemption Rights For MBSC Public Stockholders Upon Completion of MBSC’s Initial Business Combination

MBSC will provide MBSC Public Stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of its Initial Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest (net of permitted withdrawals), divided by the number of then outstanding MBSC Public Shares, subject to the limitations described herein. At completion of a business combination, MBSC will be required to purchase any MBSC Public Shares properly delivered for redemption and not withdrawn. The amount in the Trust Account as of the closing of the MBSC IPO was $10.10 per public share. The per share amount MBSC will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting fees MBSC will pay to the underwriters. The redemption right will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. The MBSC Sponsor, officers and directors have entered into a IPO Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any MBSC Founder Shares and any MBSC Public Shares held by them in connection with the completion of MBSC’s Initial Business Combination.

Manner of Conducting Redemptions

MBSC will provide MBSC Public Stockholders with the opportunity to redeem all or a portion of their shares of MBSC Class A Common Shares upon the completion of MBSC’s Initial Business Combination either: (1) in connection with a stockholder meeting called to approve the business combination; or (2) by means of a tender offer. The decision as to whether MBSC will seek stockholder approval of a proposed business combination or conduct a tender offer will be made by MBSC, solely in MBSC’s discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require MBSC to seek stockholder approval under applicable law or stock exchange listing requirement. Asset acquisitions and stock purchases would not typically require stockholder approval while direct mergers with MBSC where MBSC does not survive and any transactions where MBSC issues more than 20% of MBSC’s outstanding common stock or seek to amend the MBSC Articles would typically require stockholder approval. If MBSC structures a business combination transaction with a target company in a manner that requires stockholder approval, MBSC will not have discretion as to whether to seek a stockholder vote to approve the proposed business combination. MBSC currently intends to conduct redemptions pursuant to a stockholder vote unless stockholder approval is not required by applicable law or stock exchange listing requirement and MBSC choose to conduct redemptions pursuant to the tender offer rules of the SEC for business or other reasons.

If a stockholder vote is not required and MBSC do not decide to hold a stockholder vote for business or other reasons, MBSC will, pursuant to the MBSC Articles:

•        conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers; and

•        file tender offer documents with the SEC prior to completing its Initial Business Combination which contain substantially the same financial and other information about the Initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

Upon the public announcement of MBSC’s Initial Business Combination, MBSC and the MBSC Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase shares of MBSC Class A Common Shares in the open market if MBSC elects to redeem MBSC Public Shares through a tender offer, to comply with Rule 14e-5 under the Exchange Act.

In the event MBSC conducts redemptions pursuant to the tender offer rules, MBSC’s offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and MBSC will not be permitted to complete its Initial Business Combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on MBSC Public Stockholders not tendering more than a specified number of MBSC Public Shares, which number will be based on the requirement that MBSC may not redeem MBSC Public Shares in an amount that would cause MBSC’s net tangible assets, after payment of the deferred underwriting fees, to be less than the minimum amount required such that MBSC Class A Common Shares will not become a “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act or any greater net tangible asset or cash requirement which may be contained in the agreement relating to its Initial Business Combination. If MBSC Public Stockholders tender more shares than MBSC has offered to purchase, MBSC will withdraw the tender offer and not complete such Initial Business Combination.

If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirement, or MBSC decides to obtain stockholder approval for business or other reasons, MBSC will, pursuant to the MBSC Articles:

•        conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

•        file proxy materials with the SEC.

MBSC expects that a final proxy statement would be mailed to MBSC Public Stockholders at least 10 days prior to the stockholder vote. However, MBSC expect that a draft proxy statement would be made available to such stockholders well in advance of such time, providing additional notice of redemption if MBSC conducts redemptions in conjunction with a proxy solicitation. Although MBSC is not required to do so, MBSC currently intends to comply with the substantive and procedural requirements of Regulation 14A in connection with any stockholder vote even if MBSC is not able to maintain MBSC’s NYSE listing or Exchange Act registration.

In the event that MBSC seeks stockholder approval of MBSC’s Initial Business Combination, MBSC will distribute proxy materials and, in connection therewith, provide MBSC Public Stockholders with the redemption rights described above upon completion of the Initial Business Combination.

If MBSC seeks stockholder approval, MBSC will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present virtually or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. MBSC Initial Stockholders and MBSC management will count towards this quorum and have agreed to vote any MBSC Founder Shares and any MBSC Public Shares held by them in favor of MBSC’s Initial Business Combination. These quorum and voting thresholds and agreements, may make it more likely that MBSC will consummate its Initial Business Combination. Each MBSC Public Stockholder may elect to redeem its MBSC Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. In addition, the MBSC Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any MBSC Founder Shares and any MBSC Public Shares held by them in connection with the completion of a business combination.

The MBSC Articles provides that in no event will MBSC redeem its MBSC Public Shares in an amount that would cause MBSC’s net tangible assets, after payment of the deferred underwriting fees, to be less than the minimum amount required such that MBSC Class A Common Shares will not become a “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. Redemptions of MBSC Public Shares may also be subject to a higher net tangible asset test or cash requirement pursuant to an agreement relating to MBSC’s Initial Business Combination. For example, the proposed business combination may require: (1) cash consideration to be paid to the target or its owners; (2) cash to be transferred to the target for working capital or other general corporate purposes; or (3) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration MBSC would be required to pay for all shares of MBSC Class A Common Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, MBSC will not complete the business combination or redeem any shares, and all shares of MBSC Class A Common Shares submitted for redemption will be returned to the holders thereof.

Limitation on Redemption Upon Completion of MBSC’s Initial Business Combination if MBSC Seeks Stockholder Approval

Notwithstanding the foregoing, if MBSC seeks stockholder approval of its Initial Business Combination and MBSC does not conduct redemptions in connection with its Initial Business Combination pursuant to the tender offer rules, the MBSC Articles provide that an MBSC Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the MBSC IPO, without MBSC’s prior consent, which MBSC refers to as the “Excess Shares.” MBSC believes this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force MBSC or its affiliates to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, an MBSC Public Stockholders holding more than an aggregate of 15% of the shares sold in the MBSC IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by MBSC or the MBSC Sponsor or MBSC’s affiliates at a premium to the then-current market price or on other undesirable terms. By limiting MBSC’s stockholders’ ability to redeem no more than 15% of the shares sold in the MBSC IPO, MBSC believes it will limit the ability of a small group of stockholders to unreasonably attempt to block its ability to complete its Initial Business Combination, particularly in connection with a business combination with a target that requires as a closing condition that MBSC has a minimum net worth or a certain amount of cash. However, MBSC would not be restricting MBSC stockholders’ ability to vote all of their shares (including Excess Shares) for or against MBSC’s Initial Business Combination.

Tendering Stock Certificates In Connection With A Tender Offer Or Redemption Rights

MBSC may require MBSC Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to the MBSC transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve the business combination in the event MBSC distributes proxy materials or to deliver their shares to the transfer agent electronically using the DWAC system, rather than simply voting against the Initial Business Combination at the holder’s option. The tender offer or proxy materials, as applicable, that MBSC will furnish to holders of MBSC Public Shares in connection with MBSC’s Initial Business Combination will indicate whether MBSC is requiring MBSC Public Stockholders to satisfy such delivery requirements, which will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Accordingly, an MBSC Public Stockholder would have from the time MBSC sends out its tender offer materials until the close of the tender offer period, or up to two business days prior to the vote on the business combination if MBSC distributes proxy materials, as applicable, to tender its shares if it wishes to seek to exercise its redemption rights. Pursuant to the tender offer rules, the tender offer period will be not less than 20 business days and, in the case of a stockholder vote, a final proxy statement would be mailed to MBSC Public Stockholders at least 10 days prior to the stockholder vote. However, MBSC expects that a draft proxy statement would be made available to such stockholders well in advance of such time, providing additional notice of redemption if MBSC conducts redemptions in conjunction with a proxy solicitation. Given the relatively short exercise period, it is advisable for stockholders to use electronic delivery of their MBSC Public Shares.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not MBSC requires holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the stockholders’ vote on an Initial Business Combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the business combination was approved, the company would contact such stockholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the stockholder then had an “option window” after the completion of the business combination during which he or she could monitor the price of the company’s stock in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become “option” rights surviving past the completion of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date set forth in the tender offer materials or the date of the stockholder meeting set forth in MBSC’s proxy materials, as applicable. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of MBSC Public Shares electing to redeem their shares will be distributed promptly after the completion of MBSC’s Initial Business Combination.

If MBSC’s Initial Business Combination is not approved or completed for any reason, then MBSC Public Stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, MBSC will promptly return any certificates delivered by public holders who elected to redeem their shares.

If MBSC’s initial proposed business combination is not completed, MBSC may continue to try to complete a business combination with a different target until the end of the completion window.

Redemption of MBSC Public Shares and Liquidation if no Initial Business Combination

The MBSC Articles provide that MBSC initially had until October 26, 2022, which was 12 months from the closing of the MBSC IPO, to complete an Initial Business Combination, but also provides MBSC with the right to (a) extend such period of time by up to three months, up to four times and (b) seek an extension of such time period to a later date pursuant to an amendment to the MBSC Articles. In order to effect an Optional Extension, the MBSC Sponsor is required to give at least five days’ advance notice to MBSC prior to the applicable deadline and then to deposit or to cause an affiliate or designee to deposit an additional $1,696,500 into the Trust Account for the benefit of the MBSC Public Stockholders, which amount was drawn from the accrued interest held in the Trust Account, and deposited into the Trust Account. The MBSC Board, at the request of the MBSC Sponsor, has approved three Optional Extensions, such that the period of time available to MBSC to consummate an Initial Business Combination currently expires on July 26, 2023, and MBSC retains one additional Optional Extension to extend such date to October 26, 2023. In connection with the exercise of each such Optional Extension, MBSC has deposited an additional $1,696,500 into the Trust Account for the benefit of MBSC Public Stockholders, which amount was drawn, in part, from the accrued interest held in the Trust Account and deposited into the Trust Account. The MBSC Articles allows distribution of accrued interest on the Trust Account to be withdrawn from the Trust Account for working capital purposes. MBSC’s stockholders are not entitled to vote on or redeem their shares in connection with the exercise of any Optional Extensions. The MBSC Sponsor is not obligated to extend the time for MBSC to complete an Initial Business Combination. If MBSC is unable to complete MBSC’s Initial Business Combination prior to the end of the Combination Period, MBSC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the MBSC Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding MBSC Public Shares, which redemption will completely extinguish MBSC Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of MBSC’s remaining stockholders and MBSC’s board of directors, dissolve and liquidate, subject in each case to MBSC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to MBSC’s warrants, which will expire worthless if MBSC fails to complete its Initial Business Combination within the completion window.

The MBSC Initial Stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any MBSC Founder Shares held by them if MBSC fails to complete MBSC’s Initial Business Combination within the completion window. However, if the MBSC Sponsor or any of MBSC’s officers and directors acquires MBSC Public Shares after the MBSC IPO, it will be entitled to liquidating distributions from the Trust Account with respect to such MBSC Public Shares if MBSC fails to complete MBSC’s Initial Business Combination within the completion window.

The MBSC Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the MBSC Articles to modify the substance or timing of MBSC’s obligation to provide for the redemption of MBSC Public Shares in connection with an Initial Business Combination or to redeem 100% of MBSC Public Shares if MBSC do not complete MBSC’s Initial Business Combination within the completion window, unless MBSC provides MBSC Public Stockholders with the opportunity to redeem their shares of MBSC Class A Common Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals), divided by the number of then outstanding MBSC Public Shares. However, MBSC may not redeem MBSC Public Shares in an amount that would cause MBSC’s net tangible assets, after payment of the deferred underwriting fees, to be less than the minimum amount required such that MBSC Class A Common Shares will not become a “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

Although MBSC cannot assure you that there will be sufficient funds for such purpose, MBSC expects that all costs and expenses associated with implementing MBSC’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining held outside the Trust Account and from the permitted withdrawal from the Trust Account of up to $100,000 of accrued interest in the Trust Account.

If MBSC were to expend all of the net proceeds of the MBSC IPO and the sale of the MBSC Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the Trust Account, the per share redemption amount received by stockholders upon MBSC’s dissolution would be $10.10. The proceeds deposited in the Trust Account could, however, become subject to the claims of MBSC’s creditors which would have higher priority than the claims of MBSC Public Stockholders. MBSC cannot assure you that the actual per share redemption amount received by stockholders will not be substantially less than $10.10. Please see the subsection entitled “Risk Factors — Risks Related to MBSC and the Business Combination — If third parties bring claims against MBSC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by MBSC Stockholders may be less than $10.10 per share” and other risk factors included herein. Under Section 281(b) of the DGCL, MBSC’s plan of dissolution must provide for all claims against MBSC to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before MBSC makes any distribution of MBSC’s remaining assets to MBSC’s stockholders. While MBSC intends to pay such amounts, if any, MBSC cannot assure you that MBSC will have funds sufficient to pay or provide for all creditors’ claims.

Although MBSC will seek to have all vendors, service providers (other than MBSC’s independent registered public accounting firm), prospective target businesses or other entities with which MBSC does business execute agreements with MBSC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MBSC Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against MBSC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MBSC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to MBSC than any alternative. Examples of possible instances where MBSC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where MBSC is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MBSC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the MBSC Sponsor has agreed that it will be liable to MBSC if and to the extent any claims by a third party (other than MBSC’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which MBSC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per public share or (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and except as to any claims under MBSC’s indemnity of the underwriters of the MBSC IPO against certain liabilities, including liabilities under the Securities Act. MBSC has not independently verified whether the MBSC Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the MBSC Sponsor’s only assets are securities of MBSC and, therefore, the MBSC Sponsor may not be able to satisfy those obligations. MBSC has not asked the MBSC Sponsor to reserve for such obligations. Therefore, MBSC cannot assure you that the MBSC Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for MBSC’s Initial Business Combination and redemptions could be reduced to less than $10.10 per public share. In such event, MBSC may not be able to complete MBSC’s Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your MBSC Public Shares. None of MBSC’s officers will indemnify MBSC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below: (1) $10.10 per public share; or (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, and the MBSC Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, MBSC’s independent directors would determine whether to take legal action against the MBSC Sponsor to enforce its indemnification obligations. While MBSC currently expect that MBSC’s independent directors would take legal action on MBSC’s behalf against the MBSC Sponsor to enforce its indemnification obligations to us, it is possible that MBSC’s independent directors in exercising their business judgment may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. Accordingly, MBSC cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.10 per share. Please see “Risk Factors — Risks Related to MBSC and the Business Combination — If third parties bring claims against MBSC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by MBSC Stockholders may be less than $10.10 per share” and other risk factors included herein.

MBSC will seek to reduce the possibility that the MBSC Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than MBSC’s independent registered public accounting firm), prospective target businesses or other entities with which MBSC do business execute agreements with MBSC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The MBSC Sponsor will also not be liable as to any claims under MBSC’s indemnity of the underwriters of the MBSC IPO against certain liabilities, including liabilities under the Securities Act. As of December 31, 2022, MBSC had access to $497,693 outside the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with MBSC’s liquidation, currently estimated to be no more than approximately $100,000). In the event that MBSC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from MBSC’s Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of MBSC’s Trust Account distributed to MBSC Public Stockholders upon the redemption of MBSC Public Shares in the event MBSC does not complete MBSC’s Initial Business Combination within the completion window may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of MBSC’s Trust Account distributed to MBSC Public Stockholders upon the redemption of MBSC Public Shares in the event MBSC does not complete MBSC’s Initial Business Combination within the completion window, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If MBSC is unable to complete MBSC’s Initial Business Combination within the completion window, MBSC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the MBSC Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding MBSC Public Shares, which redemption will completely extinguish MBSC Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of MBSC’s remaining stockholders and MBSC’s board of directors, dissolve and liquidate, subject in each case to MBSC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is MBSC’s intention to redeem the MBSC Public Shares as soon as reasonably possible following the expiry of MBSC’s completion window and, therefore, MBSC does not intend to comply with those procedures. As such, MBSC stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of MBSC stockholders may extend well beyond the third anniversary of such date.

Because MBSC will not be complying with Section 280, Section 281(b) of the DGCL requires MBSC to adopt a plan, based on facts known to MBSC at such time that will provide for MBSC’s payment of all existing and pending claims or claims that may be potentially brought against MBSC within the subsequent ten years. However, because MBSC is a blank check company, rather than an operating company, and MBSC’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from MBSC’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in MBSC’s underwriting agreement, MBSC will seek to have all vendors, service providers (other than MBSC’s independent registered public accounting firm), prospective target businesses or other entities with which MBSC does business execute agreements with MBSC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

As a result of this obligation, the claims that could be made against MBSC are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote.

Further, the MBSC Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below: (1) $10.10 per public share; or (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in value of the trust assets, in each case net of permitted withdrawals and will not be liable as to any claims under MBSC’s indemnity of the underwriters of the MBSC IPO against certain liabilities, including liabilities under the Securities Act.

If MBSC files a bankruptcy petition or an involuntary bankruptcy petition is filed against MBSC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MBSC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of MBSC stockholders. To the extent any bankruptcy claims deplete the Trust Account, MBSC cannot assure you MBSC will be able to return $10.10 per share to MBSC Public Stockholders. Additionally, if MBSC files a bankruptcy petition or an involuntary bankruptcy petition is filed against MBSC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by MBSC stockholders. Furthermore, MBSC’s board may be viewed as having breached its fiduciary duty to MBSC’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying MBSC Public Stockholders from the Trust Account prior to addressing the claims of creditors. MBSC cannot assure you that claims will not be brought against MBSC for these reasons. Please see “Risk Factors — Risk Related to MBSC and the Business Combination — If, after MBSC distributes the proceeds in the Trust Account to MBSC Public Stockholders, MBSC files a winding up petition or a winding up petition is filed against MBSC that is not dismissed, a liquidator may seek to recover such proceeds, and the members of the MBSC Board may be viewed as having breached their fiduciary duties to MBSC’s creditors, thereby potentially exposing the members of the MBSC Board and MBSC to claims of punitive damages.”

MBSC Public Stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of MBSC Public Shares if MBSC does not complete its Initial Business Combination within the completion window or if they redeem their respective shares for cash upon the completion of the Initial Business Combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event MBSC seeks stockholder approval in connection with its Initial Business Combination, a stockholder’s voting in connection with its Initial Business Combination alone will not result in a stockholder’s redeeming its shares to MBSC for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above.

MBSC Articles

The MBSC Articles contain certain requirements and restrictions relating to the MBSC IPO that will apply to MBSC until the consummation of its Initial Business Combination. If MBSC seeks to amend any provisions of the MBSC Articles to modify the substance or timing of its obligation to provide for the redemption of MBSC Public Shares in connection with an Initial Business Combination or to redeem 100% of MBSC Public Shares if MBSC does not complete its Initial Business Combination within the completion window or with respect to any other material provisions relating to the rights of holders of MBSC Class A Common Shares or pre-Initial Business Combination business activity, MBSC will provide MBSC Public Stockholders with the opportunity to redeem their MBSC Public Shares in connection with any such vote. MBSC Initial Stockholders and MBSC management have agreed to waive any redemption rights with respect to any MBSC Founder Shares and any MBSC Public Shares held by them in connection with the completion of its Initial Business Combination. Specifically, the MBSC Articles provide, among other things, that:

•        prior to the consummation of its Initial Business Combination, MBSC shall either: (1) seek stockholder approval of its Initial Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for, against, or abstain from voting on, the proposed business combination, into their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of its Initial Business Combination, including interest (net of permitted withdrawals); or (2) provide MBSC Public Stockholders with the opportunity to tender their shares to MBSC by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of its Initial Business Combination, including interest (net of permitted withdrawals), in each case subject to the limitations described herein;

•        MBSC will consummate its Initial Business Combination only if MBSC has net tangible assets of the minimum amount required such that MBSC Class A Common Shares will not become a “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act upon such consummation and, solely if MBSC seek stockholder approval, a majority of the outstanding shares of common stock voted are voted in favor of the business combination at a duly held stockholders meeting;

•        if MBSC’s Initial Business Combination is not consummated within the completion window, then MBSC’s existence will terminate and MBSC will distribute all amounts in the Trust Account; and

•        prior to its Initial Business Combination, MBSC may not issue additional shares of capital stock that would entitle the holders thereof to (1) receive funds from the Trust Account or (2) vote on any Initial Business Combination.

These provisions cannot be amended without the approval of holders of 65% of MBSC’s common stock. In the event MBSC seeks stockholder approval in connection with its Initial Business Combination, the MBSC Articles provide that, unless otherwise required by applicable law or stock exchange rules, MBSC may consummate its Initial Business Combination only if approved by a majority of the shares of common stock voted by its stockholders at a duly held stockholders meeting.

Certain Potential Conflicts of Interest Relating to M3-Brigade Acquisition II Corp., Brigade-M3 European Acquisition Corp. and MBSC and Its Officers and Directors

The MBSC Sponsor, officers and directors may participate in the formation of, or become an officer or director of, any other blank check company prior to completion of its Initial Business Combination. As a result, the MBSC Sponsor, officers or directors could have conflicts of interest in determining whether to present business combination opportunities to MBSC or to any other blank check company with which they may become involved. In particular, MBSC officers and directors have formed and are actively engaged in each of Second SPAC, a special purpose acquisition corporation that completed its initial public offering in March 2021, and Euro SPAC, a special purpose acquisition corporation that completed its initial public offering in December 2021. Each of Second SPAC and Euro SPAC, like us, may pursue initial business combination targets in any businesses or industries. In addition, one of MBSC’s directors is actively engaged with Osiris Acquisition Corp., which also may pursue initial business combination targets in any business or industry. Second SPAC has until December 8, 2023 to complete its initial business combination (absent an extension in accordance with its charter). Euro SPAC announced on May 25, 2023 that it would not complete its initial business combination by its initial business combination deadline of June 14, 2023, and that it intends to seek sponsor shareholder approval to adopt amended and restated memorandum and articles of association in order to facilitate the re-purposing and continuation of Euro SPAC, subject to additional capital being committed by the sponsor of Euro SPAC for such purpose. Osiris Acquisition Corp. has until May 18, 2024 to complete its initial business combination. Any such companies, including Second SPAC, Euro SPAC and Osiris Acquisition Corp., may present additional conflicts of interest in pursuing an acquisition target.

In addition, affiliates of the MBSC Sponsor, officers and directors may own equity interests in MBSC’s Initial Business Combination target and may have the right to vote in favor of the proposed business combination without owing any fiduciary obligation to MBSC Public Stockholders with respect to their shares of MBSC Class A Common Shares. Such a conflict may make it more likely that MBSC would enter into an Initial Business Combination with a target in which such affiliates have a pre-existing interest and could result in MBSC consummating an Initial Business Combination that is less advantageous to MBSC Public Stockholders than would otherwise be the case.

The potential conflicts described above may limit MBSC’s ability to enter into a business combination or other transactions. These circumstances could give rise to numerous situations where interests may conflict. There can be no assurance that these or other conflicts of interest with the potential for adverse effects on MBSC and investors will not arise.

Limitations on MBSC’s Access to Investment Opportunities

Second SPAC and Euro SPAC may compete with MBSC for acquisition opportunities that MBSC may target for its Initial Business Combination. If MBSC’s management team, which includes management involved in Second SPAC and Euro SPAC, may decide to pursue any such opportunity or determines in its sole discretion not to offer such opportunity to us, MBSC may be precluded from procuring such opportunities. In addition, investment ideas generated within the group of such involved persons who may make decisions for MBSC may be suitable for both MBSC and for Second SPAC or Euro SPAC may be directed to Second SPAC, Euro SPAC or other third parties rather than to us. Such involved management team members do not have any fiduciary, contractual or other obligations or duties to MBSC, including, without limitation, to present MBSC with any opportunity for a potential business combination of which they become aware.

MBSC’s management team, in their other endeavors (including any affiliation they may have with Second SPAC and Euro SPAC), may choose or be required to present potential business combinations or other transactions to Second SPAC or Euro SPAC or third parties, before they present such opportunities to us.

Sponsor Indemnity

The MBSC Sponsor has agreed that it will be liable to MBSC if and to the extent any claims by a third party (other than MBSC’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which MBSC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.10 per public share; or (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case, net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not any such waiver is enforceable) and except as to any claims under MBSC’s indemnity of the underwriters of the MBSC IPO against certain liabilities, including liabilities under the Securities Act. MBSC has not independently verified whether the MBSC Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the MBSC Sponsor’s only assets are securities of MBSC and, therefore, the MBSC Sponsor may not be able to satisfy those obligations. MBSC has not asked the MBSC Sponsor to reserve for such obligations. Therefore, MBSC cannot assure you that the MBSC Sponsor would be able to satisfy those obligations. MBSC believes the likelihood of the MBSC Sponsor having to indemnify the Trust Account is limited because MBSC will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with MBSC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Facilities

MBSC currently maintain its executive offices at 1700 Broadway, 19th Floor, New York, NY 10019. The cost for its use of this space is paid by the MBSC Sponsor, which also provides MBSC’s with utilities, secretarial support and administrative services. MBSC considers its current office space adequate for its current operations.

Human Capital

MBSC currently has six executive officers, consisting of Mohsin Y. Meghji, Matthew Perkal, Chris Chaice, William Gallagher, Charles Garner and Christopher Good. Members of MBSC’s management team are not obligated to devote any specific number of hours to its matters but they intend to devote as much of their time as they deem necessary to MBSC’s affairs until MBSC has completed its Initial Business Combination.

Periodic Reporting and Financial Information

Our units, MBSC Class A Common Shares and warrants are registered under the Exchange Act and MBSC has reporting obligations, including the requirement that MBSC file annual, quarterly and current reports with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains such reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In accordance with the requirements of the Exchange Act, MBSC’s annual reports contain financial statements audited and reported on by its independent registered public accounting firm.

MBSC will provide stockholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements may be required to be prepared in accordance with, or be reconciled to U.S. GAAP or IFRS, depending on the circumstances and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses MBSC may acquire because some targets may be unable to provide such financial statements in time for MBSC to disclose such financial statements in accordance with federal proxy rules and complete its Initial Business Combination within the completion window. MBSC cannot assure you that any particular target business identified by MBSC as a potential business combination candidate will have financial statements prepared in accordance with U.S. GAAP or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, MBSC may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, MBSC does not believe that this limitation will be material.

Section 404 of the Sarbanes-Oxley Act requires that MBSC evaluate its internal control procedures for the fiscal year ended December 31, 2022. Only in the event MBSC is deemed to be a large accelerated filer or an accelerated filer and no longer an emerging growth company, MBSC will be required to have its internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes- Oxley Act may increase the time and costs necessary to complete any such acquisition.

MBSC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, MBSC is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in MBSC’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find MBSC securities less attractive as a result, there may be a less active trading market for MBSC securities and the prices of MBSC securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. MBSC intends to take advantage of the benefits of this extended transition period.

MBSC will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following October 26, 2026, (b) in which MBSC has total annual gross revenue of at least $1.235 billion, or (c) in which MBSC is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which MBSC has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against MBSC or any members of its management team in their capacity as such, and MBSC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date hereof.

Officers

MBSC currently has seven executive officers. These individuals are not obligated to devote any specific number of hours to MBSC’s matters but they intend to devote as much of their time as they deem necessary to MBSC’s affairs until MBSC has completed the Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for the Initial Business Combination and the stage of the business combination process MBSC is in.

Management

Executive Officers and Directors

MBSC’s current executive officers and directors are set forth below:

Name	Age	Position
Mohsin Y. Meghji	58	Executive Chairman of the Board of Directors
Matthew Perkal	37	Chief Executive Officer
Chris Chaice	52	Executive Vice President
William Gallagher	64	Executive Vice President
Charles Garner	60	Executive Vice President and Secretary
Christopher Good	35	Chief Financial Officer
Frederick Arnold	68	Director
Benjamin Fader-Rattner	41	Director
Scott Malpass	60	Director
Steven Vincent	66	Director
Alan Carr	53	Director
William Transier	68	Director

Mohsin Y. Meghji serves as MBSC’s Executive Chairman of the Board of Directors and also serves as Chairman and Chief Executive Officer of M3-Brigade Acquisition II Corp., a special purpose acquisition company, and as a member of the management team for the Brigade-M3 European Acquisition Corporation, a special purpose acquisition company. Mr. Meghji was the principal sponsor of each of the M III Acquisition Corp., a special purpose acquisition company, and M3-Brigade Acquisition II Corp. Mr. Meghji also serves as the Managing Partner of M3 Partners and is a nationally recognized U.S. turnaround professional with a track record of building value across a wide range of sectors, including power, energy and industrials. M3 Partners is a merchant banking, investment and restructuring advisory firm founded by Mr. Meghji that provides operational, strategic and financial advisory solutions to support complex businesses at inflection points in their growth trajectory. Mr. Meghji has more than 30 years of advisory and management experience in building value in companies that are facing financial, operational or strategic inflection points and transitions. He has accomplished this through both operating management and financial advisory roles, often in partnership with some of the world’s leading financial institutions, private equity firms and hedge fund investors.

Mr. Meghji has led the repositioning of, and driven value creation at, numerous businesses over the past two decades in an operating management or financial advisory capacity. Mr. Meghji’s most recent corporate management role was at Springleaf Holdings, LLC (NYSE:LEAF) (“Springleaf”), a subprime consumer finance company (now known as OneMain Holdings, Inc.; NYSE:OMF), where he served as Executive Vice President and Head of Strategy and as Chief Executive Officer of its captive insurance companies, Merit Life Insurance Co. and Yosemite Insurance Company. These insurance companies provided life, property and casualty insurance coverage to Springleaf’s customers. Springleaf was created in late-2010 when American International Group, Inc. sold 80% of its subsidiary, American General Finance Inc., to affiliates of Fortress Investment Group LLC. At the time of the sale, American General Finance Inc. provided consumer loans, retail financing and mortgages to more than one million families through more than 1,100 branches located across the United States, Puerto Rico, the Virgin Islands and the United Kingdom. After multiple years of operating losses, Springleaf turned profitable in 2013 as a result of the strategic, management and operational improvements implemented by its new ownership and management team, evidencing a significant turnaround in its performance. Springleaf went public in October 2013 at a $1.95 billion valuation. As part of its senior management team and Head of Strategy for the company, Mr. Meghji played a key role in this successful transition.

In his capacity as a restructuring and financial advisory professional, Mr. Meghji has periodically served as Chief Restructuring Officer (or in an analogous position) of companies which elected to utilize bankruptcy proceedings as a part of their financial restructuring process and, as such, he served as an executive officer of various companies which filed bankruptcy petitions under federal law.

Mr. Meghji also served as Chairman and Chief Executive Officer of M III Acquisition Corp., where he led the business combination with IEA, which specializes in renewable energy infrastructure, with a particular focus on construction of utility-scale wind farms and solar farms in the US, as well as growing market share in heavy civil contracting. Mr. Meghji, together with MBSC’s Executive Vice President, Charles Garner, led the sourcing, negotiation and merger of that company with the Initial SPAC. Mr. Meghji then served as Chairman of the Board from the consummation of such merger in March 2018 through January 2020.

Mr. Meghji is a graduate of the Schulich School of Business, York University, Canada and has taken executive courses at the INSEAD School of Business in France. He has previously qualified as a U.K. and Canadian Chartered Accountant as well as a U.S. Certified Turnaround Professional. Mr. Meghji is well qualified to serve on MBSC’s board of directors due to his extensive experience in turnaround situations, business, finance and operations.

Matthew Perkal serves as MBSC’s Chief Executive Officer. Mr. Perkal also serves as Executive Vice President of M-3 Brigade Acquisition II Corp., as a member of the management team for Brigade-M3 European Acquisition Corporation and as a Senior Director, Portfolio Manager — Restructuring and Private Credit and Partner at Brigade. Mr. Perkal has led Brigade’s industry coverage for various sectors including retail, consumer, gaming and lodging, and has structured and led many of the firm’s successful deals in the private credit space including Barney’s and Sears. Mr. Perkal currently serves on Guitar Center Inc.’s board of directors. Prior to joining Brigade, Mr. Perkal worked at Deutsche Bank as an Analyst in the Leveraged Finance Group. In that capacity, Mr. Perkal also spent time on the Leveraged Debt Capital Markets Desk, selling both bank and bond deals. Mr. Perkal received a BS in Economics with a concentration in Finance and Accounting from the University of Pennsylvania’s Wharton School. Additionally, Mr. Perkal serves on The One Love Foundation’s New York Board.

Chris Chaice serves as MBSC’s Executive Vice President, as well as serving as a member of the management team for Brigade-M3 European Acquisition Corporation and as Senior Director, Senior Counsel — Restructuring and Private Credit and Partner at Brigade. Since November 2012, Mr. Chaice has advised the Brigade investment team with respect to structuring investments, restructurings, bond and bank debt covenants, and litigations. Mr. Chaice served as a Senior Credit Attorney from November 2012 until January 2021. Mr. Chaice has held the title of Senior Attorney, Private Credit and Restructuring since January 2021. Prior to joining Brigade, from July 2008 to October 2012, Mr. Chaice worked at Covenant Review, a fixed-income research firm, where he analyzed debt covenants, complex capital structures, and bankruptcy issues. Additionally, from August 2006 to May 2008, Mr. Chaice worked as an Analyst at Southpaw Asset Management, where he analyzed event-driven investment opportunities relating to bankruptcies, restructurings, liquidations and litigation. Prior to Southpaw, Mr. Chaice practiced law at Cahill Gordon & Reindel from September 1999 to September 2005, and at Willkie Farr & Gallagher from September 2005 to August 2006, where he specialized in capital markets transactions, primarily representing underwriters of high yield bonds and leveraged loans. Mr. Chaice received a BA in Political Science from Syracuse University and a law degree, cum laude, from New York University School of Law.

William Gallagher, who serves as MBSC’s Executive Vice President, has more than 35 years of experience in finance, investment and credit analysis. Mr. Gallagher also serves as Executive Vice President for M-3 Brigade Acquisition II Corp., as a member of the management team for Brigade-M3 European Acquisition Corporation and as Managing Director of M3 Partners. Prior to joining M3 Partners in October 2018, he served as the Chief Executive Officer at WMIH Corp (NASDAQ:WMIH), a public acquisition corporation which was the successor to Washington Mutual, Inc., from May 2015 to July 2018. At WMIH, Mr. Gallagher’s responsibilities included reviewing, vetting and analyzing a large number of potential target companies from a variety of different sectors and industry groups. Ultimately, WMIH acquired Nationstar Mortgage Holdings (NYSE symbol NSM) to form Mr. Cooper Group (NASDAQ:COOP). Prior to WMIH, Mr. Gallagher was CEO and Chief Risk Officer at Capmark Financial Group, formerly known as GMAC Commercial Mortgage (from March 2009 to May 2015), where he was retained to manage its financial restructuring following the global economic crisis and was responsible for the management of the company’s day-to-day affairs, the restructuring of both the company and its assets (including its $12 billion commercial loan portfolio), its bankruptcy process, and its winding down and distribution of assets to creditors and other stakeholders. Capmark was a highly successful restructuring as Mr. Gallagher and his colleagues significantly increased the recovery value to Capmark’s creditors. Before joining Capmark, Mr. Gallagher was the Chief Credit Officer of RBS Greenwich Capital, the US fixed income investment banking business of the Royal Bank of Scotland, where he was responsible for all aspects of credit risk management. Earlier in his career, he was a Vice President at First Boston Corporation in that firm’s credit risk management department. Mr. Gallagher began his career at Chemical Bank, where he completed the bank’s credit training program and then worked as a loan officer in the middle-market division and a credit officer in the financial institutions division. Mr. Gallagher has a B.S. in business administration from Syracuse University and an MBA from New York University.

Charles Garner serves as MBSC’s Executive Vice Present and also serves as Executive Vice President of M-3 Brigade Acquisition II Corp., as a member of the management team for Brigade-M3 European Acquisition Corporation and as Managing Director and General Counsel for M3 Partners. Mr. Garner began his career in 1987 as an attorney at Simpson Thacher & Bartlett, a leading international law firm, where he rose to become a partner in the corporate/banking group. Mr. Garner has served as Executive Managing Director and Chief Operating Officer of Island Capital Group LLC, a real estate-focused merchant banking firm, where he played key roles in the formation of Emirates National Securitisation Corporation (a joint venture with various entities of the Government of Dubai to create a mortgage securitization market in Dubai) and Island Global Yachting (a leading owner and operator of luxury and megayacht marinas). Among other positions, Mr. Garner also has served as Interim CEO of a European industrial software company focused on the utilities industry. Mr. Garner has served as a director of IEA (with a short period of interruption) since its formation in March 2018 as a result of the Initial Business Combination of the First SPAC. Mr. Garner is a graduate of the University of Pennsylvania with a BA in Political Science and Urban Studies and a law degree, cum laude, from New York University School of Law.

Christopher Good has served as MBSC’s Chief Financial Officer since August 2021. Mr. Good joined M3 Partners, LP in 2015 where he served as an Associate from February until April of that year. Mr. Good served as a Senior Associate from April until December 2015. Mr. Good then served as Vice President from January 2016 until December 2016, and Director from January 2017 until December 2020. Mr. Good has been a Managing Director since January 2021. Prior to joining M3, Mr. Good served as a Private Equity Associate at Grey Mountain Partners, which focused on providing deep operational expertise to middle market companies, from 2013 to 2014. During his tenure there, Mr. Good was involved in the acquisition of middle- market industrial and distribution companies. Over his career, Mr. Good has served in the role of Interim Chief Financial Officer of a music entertainment company and a cloud-based “Infrastructure-as-a-Service” provider. Prior to Grey Mountain, Mr. Good served as an investment banker in the Financial Institutions Groups at Citigroup from 2011 to 2013 and RBC Capital Markets from 2010 to 2011. During his time at Citigroup and RBC, he advised leading private equity firms and companies in M&A advisory and capital markets transactions. Mr. Good earned his Bachelor of Science degree in Business Administration with a Finance Concentration from the University of North Carolina at Chapel Hill.

Frederick Arnold is a director of MBSC. Mr. Arnold has over 40 years of experience in investment banking, corporate management and board governance. Mr. Arnold has served as a member of the boards of directors of Lehman Brothers Holdings Inc. since 2012 (including serving as current Chairman of the Board from April 2014 — April 2015 and from January 2019 — present) and Navient Corporation (NASDAQ: NAVI) since August 2018. He also has served as a director of Valaris PLC (NYSE: VAL) from November 2019 — April 2021, The We Company (and as a member of the New Committee) from June 2020 — July 2020, Corporate Capital Trust II from 2015 – 2016, Corporate Capital Trust (NYSE: CCT) from 2011 — December 2018 (Chairman 2017 – 2018), various members of the family of funds advised by FS/KKR Advisor, LLC (including FS KKR Capital Corp. (NYSE: FSK), FS Investment Corp II, FS Investment Corp. III and FS Investment Corp. IV) from December 2018 — November 2019, Syncora Holdings Ltd. (OTC BB: SYCRF) from September 2016 — January 2020, and CIFC Corp. (NASDAQ: CIFC) from 2011 – 2014. From 2015 – 2017, Mr. Arnold served as Managing Director and Chief Financial Officer of Convergex Group, LLC. Prior to that, he served as Executive Vice President and Chief Financial Officer of Capmark Financial Group Inc. from 2009 – 2011 and as Executive Vice President, Finance, for Masonite International Inc. from 2006 – 2007. From 2000 – 2004, Mr. Arnold served in various executive capacities for Willis Group Holdings and its subsidiaries, including as EVP of Finance, Development and Administration of Willis NA, and Group Chief Administrative Officer and Group Executive Vice President, Strategic Development, for Willis Group Holdings. Mr. Arnold began his career in investment banking at Lehman Brothers in 1980 and spent the following twenty years as an international investment banker, primarily at Lehman Brothers and at Smith Barney, where he served as Managing Director and Head of European Corporate Finance. Mr. Arnold earned a B.A. summa cum laude, in Economics from Amherst College, a MA in Jurisprudence from Oxford University and a J.D. from Yale Law School.

Benjamin Fader-Rattner is a director of MBSC and is the Managing Member of Space Summit Capital LLC, a hedge fund which he founded in January 2021. Mr. Fader-Rattner has been serving as President and a director of Osiris Acquisition Corp., a publicly listed special purpose acquisition company, since May 2021, and also has been employed by Fortinbras SPAC Holdings, as a sponsor of Osiris, since March 2021. Previously, Mr. Fader-Rattner was a Managing Director at Canyon Partners, where he led investments across the capital structure in several industries including retail and consumer, from 2008 to July 2020. At Canyon, Mr. Fader-Rattner served on various ad hoc creditor steering committees across multiple industries including in retail and consumer companies such as Guitar Center, Boardriders, JC Penney and Red Lobster. Prior to Canyon, Mr. Fader-Rattner was an analyst at Glenview Capital in 2007, where he invested primarily in debt opportunities. Prior to Glenview, Mr. Fader-Rattner was an associate at The Carlyle Group from 2005 to 2007, where he focused on leveraged buyout transactions, and an analyst at Bear, Stearns & Co. Inc. from 2003 to 2005. Mr. Fader-Rattner received a B.S. in Economics, summa cum laude, from The Wharton School at the University of Pennsylvania.

Scott Malpass is a director of MBSC. Mr. Malpass is the managing member of Grafton Street LLC, an advisor to family offices on investment strategy, asset allocation and manager selection criteria. Prior to founding Grafton Street in July 2020, Mr. Malpass served as the Vice President and Chief Investment Officer for the University of Notre Dame beginning in 1988, where he was responsible for management of the University’s endowment over a 32-year period and supported its growth to approximately $12 billion. He began his career as an Associate at Irving Trust Company from 1986 – 1988. In addition, Mr. Malpass currently serves as an Adjunct Professor at University of Notre Dame, where he has been a professor of Applied Investment Management since 1994 and of Global Portfolio Management since 2009. Mr. Malpass has served on the Board of Directors of The Vanguard Group since 2013, as the founder and chair of Catholic Investment Services since 2012, on the Board of Superintendence of The Institute for the Works of the Religion (more commonly known as the Vatican Bank) since March 2017 and on the board of directors of Paxos Trust Company since April 2021. Mr. Malpass has received numerous awards for his service and expertise from the University of Notre Dame, including the James E. Armstrong Award in 2000, the Honorary Monogram Award in 2006, the Mendoza College of Business MBA Alumnus of the Year award in 2011, and the Spirit of Holy Cross Award (from the founding religious order of the University) in 2016. He also has been recognized as Large Endowment Manager of the Year by Institutional Investor Magazine in 2011 and has received the Rodney H. Adams Endowment Award from the National Association of College and University Business Officers in 2012, and the Lifetime Achievement Award from Chief Investment Officer magazine in 2014. Mr. Malpass earned a B.S. in Biological Sciences from the University of Notre Dame in 1984 and an M.B.A. in Finance from the University of Notre Dame in 1986.

Steven Vincent is a director of MBSC. Mr. Vincent was, until his retirement in March 2022, a Partner, Chief Operating Officer and Chief Legal Officer of Brigade, an approximately $30 billion diversified global investment management firm specializing in investment credit strategies. Mr. Vincent has been at Brigade Capital since February 2008. Mr. Vincent also serves as a Director of M3-Brigade Acquisition II Corp. since March 2021 and of Brigade-M3 European Acquisition Corp. since December 2021. Prior to Brigade Capital, Mr. Vincent served as the Associate Director of Litigation and Regulatory Proceedings at Goldman Sachs from May 2002 to September 2008. Mr. Vincent also served as Senior Vice President and Senior Attorney at Lehman Brothers from October 1993 to April 2002. Mr. Vincent’s private practice experience includes having worked at Jones Day from September 1990 to September 1993; Anderson Kill P.C. from December 1984 to August 1990; and, Windels Marx from September 1983 to November 1984. Mr. Vincent has been a member of the Boston College Wall Street Executive Committee since 2009, is a former Trustee of the Gregorian University Foundation (2013 – 2020), is a former Trustee of Sacred Heart Academy (Hempstead, New York) (2011 – 2016) and is a former Trustee of Xavier High School from 1992 – 2001 (Chair 1998 – 2001). Mr. Vincent earned a B.A., magna cum laude, in Political Science from Boston College and a J.D. from Fordham University School of Law.

Alan Carr is a director of MBSC and has been since September 2013 the Managing Member and Chief Executive Officer of Drivetrain, LLC, an independent fiduciary services firm. He has been a distressed investing and turnaround professional, with 25 years of experience in principal investing, advisory mandates, and board of directors’ service, including complex financial restructurings and reorganizations in the U.S. and Europe. From 2003 to 2013, Mr. Carr was Managing Director at Strategic Value Partners, a global investment firm focused on distressed debt and private equity opportunities. Carr started his career at Skadden, Arps, Slate, Meagher & Flom LLC and Ravin, Sarasohn, Baumgarten, Fisch & Rosen in corporate restructuring advisory. He received a B.A. in Economics and Sociology from Brandeis University in 1992, and earned a J.D. from Tulane Law School in 1995. Mr. Carr currently serves as a director for the following public companies: Sears Holdings Corporation (since 2018) and Basic Energy Services (since 2021). Public companies for which Mr. Carr no longer serves as director but on which he served as a director in the last five years include: Atlas Iron Limited; TEAC Corporation; Tidewater Inc.; Midstates Petroleum Company, Inc.; Verso Corporation; McDermott International, Inc.; and J.C. Penney

Corporation, Inc., a subsidiary of J.C. Penney Co. Attributes, experience, and qualifications for board and committee service: executive leadership experience; complex financial restructuring and reorganization expertise; financial analysis expertise; board of director service experience; and legal expertise.

William Transier is a director of MBSC. He has served as a director of Helix Energy Solutions Group since October 2000, and as Lead Independent Director from March 2016 through July 2017 when he was appointed Chairman of the Board. He is founder and Chief Executive Officer of Transier Advisors, LLC, an independent advisory firm providing services to companies facing financial distress, suboptimal operational situations, turnaround, restructuring or in need of interim executive or board leadership. Mr. Transier was co-founder of Endeavour International Corporation, an international oil and gas exploration and production company. He served as non-executive Chairman of Endeavour’s Board of Directors from December 2014 until November 2015. He served from September 2006 until December 2014 as Chairman, Chief Executive Officer and President of Endeavour and as its Chairman and Co-Chief Executive Officer from its formation in February 2004 through September 2006. Prior to Endeavour, Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. and its predecessor, Seagull Energy Corporation from May 1996 to April 2003. Before his tenure with Ocean, Mr. Transier served in various roles including partner in the audit department and head of the Global Energy practice of KPMG LLP from June 1986 to April 1996. Mr. Transier served as the Chairman of the Board of Directors of Battalion Oil Corporation (which changed its name from Halcón Resources Corporation) and as chairman of its audit committee from October 2019 until May 2021. In April 2020, Mr. Transier was elected to the board of Exela Technologies, Inc. where he serves as chairman of its audit committee and a member of the special transactions committee. Mr. Transier was previously a member of the board of Sears Holding Corporation (2018 – 2020), Teekay Offshore Partners L.P. (2019 – 2020), Gastar Exploration, Inc. (2018 – 2019), CHC Group Ltd. (2016 – 2017) and Paragon Offshore plc (2014 – 2017). Mr. Transier was recently recognized by the Dallas Business Journal as an Outstanding Director for excellence in corporate governance. Mr. Transier graduated from the University of Texas with a B.B.A. in accounting, has an M.B.A. from Regis University and earned an M.A. in Theological Studies from Dallas Baptist University.

Number and Terms of Office of Officers and Directors

The MBSC Board consists of seven directors. The MBSC Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to MBSC’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Fader-Rattner will expire at MBSC’s first annual general meeting. The term of office of the second class of directors, consisting of Mr. Arnold and Mr. Malpass, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Mr. Meghji and Mr. Vincent, will expire at the third annual general meeting of stockholders. Mr. Transier and Mr. Carr, directors serving on the Transaction Committee, were engaged in connection with the evaluation, negotiation and consummation of MBSC’s Initial Business Combination.

The MBSC Founder Shareholders will have the right to appoint and remove all of MBSC’s directors prior to the consummation of the Initial Business Combination and holders of MBSC Public Shares will not have the right to vote on the appointment and removal of directors during such time.

Approval of the Initial Business Combination will require the affirmative vote of a majority of the MBSC Board, which must include a majority of MBSC’s independent directors and each of the non-independent directors nominated by the MBSC Sponsor.

MBSC’s officers are appointed by the MBSC Board and serve at the discretion of the MBSC Board, rather than for specific terms of office. The MBSC Board is authorized to appoint persons to the offices set forth in the bylaws of MBSC as it deems appropriate. The bylaws of MBSC provide that MBSC’s officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other officers as may be determined by the MBSC Board.

Board Leadership Structure and Role in Risk Oversight

Mohsin Y. Meghji serves as the Executive Chairman of the MBSC Board. The Chief Executive Officer, who is also a director, is responsible for leading MBSC’s operations. The MBSC Board believes that the current leadership structure is efficient for a company of MBSC’s size, and promotes good corporate governance. However, the MBSC Board will continue to evaluate its leadership structure and may change it if, in the opinion of the MBSC Board, a change is required by the needs of MBSC’s business and operations.

The MBSC Board is actively involved in overseeing MBSC’s risk assessment and monitoring processes. The MBSC Board focuses on MBSC’s general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the MBSC Board include consideration of the challenges and risks of MBSC’s businesses, and the MBSC Board and management actively engage in discussion on these topics. In addition, each of the MBSC Board’s committees considers risk within its area of responsibility.

Director Independence

The MBSC Board has determined that each of Mr. Arnold, Mr. Fader-Rattner and Mr. Malpass are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgement in carrying out the responsibilities of a director.

Committees of the MBSC Board

The MBSC Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both MBSC’s audit committee and MBSC’s compensation committee are composed solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the MBSC Board and has the composition and responsibilities described below. The charter of each committee is available on MBSC’s website.

Audit Committee

The members of MBSC’s audit committee are Mr. Arnold, Mr. Fader-Rattner and Mr. Malpass, and Mr. Arnold serves as chairman of the audit committee. Each member of the audit committee is financially literate and the MBSC Board has determined that each member qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. MBSC has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•        assisting the MBSC Board’s oversight of (1) the integrity of MBSC’s financial statements, (2) MBSC’s compliance with legal and regulatory requirements, (3) MBSC’s independent auditor’s qualifications and independence, and (4) the performance of MBSC’s internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by MBSC;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by MBSC, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with MBSC in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable Laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality- control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss MBSC’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing MBSC’s specific disclosures under the sections regarding management’s discussion and analysis of financial condition and results of operations;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to MBSC entering into such transaction; and

•        reviewing with management, the independent auditors, and MBSC’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding MBSC’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The audit committee is governed by a charter that complies with the rules of the NYSE. The MBSC Board has established an audit committee of the MBSC Board.

Compensation Committee

The members of MBSC’s compensation committee are Mr. Fader-Rattner and Mr. Meghji serves as chairman of MBSC’s compensation committee.

MBSC has adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to MBSC’s Chief Executive Officer’s compensation, evaluating MBSC’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of MBSC’s Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to MBSC’s board of directors with respect to (or approving, if such authority is so delegated by MBSC’s board of directors) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of MBSC’s other officers;

•        reviewing MBSC’s executive compensation policies and plans;

•        implementing and administering MBSC’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with MBSC’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for MBSC’s officers and employees;

•        producing a report on executive compensation to be included in MBSC’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The MBSC Articles also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. The MBSC Articles complies with the rules of the NYSE.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of MBSC’s nominating and corporate governance committee are Mr. Arnold, Mr. Malpass and Mr. Vincent, and Mr. Vincent serves as chair of the nominating and corporate governance committee.

MBSC adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of MBSC’s corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the MBSC Board, its committees, individual directors and management in the governance of MBSC; and

•        reviewing on a regular basis MBSC’s overall corporate governance and recommending improvements as and when necessary.

MBSC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the MBSC Board considers educational background, diversity of professional experience, knowledge of MBSC’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of MBSC Public Stockholders. Prior to the Initial Business Combination, holders of MBSC Public Shares will not have the right to vote on the election of directors to the MBSC Board.

Transaction Committee

On October 25, 2022, the MBSC Board established the Transaction Committee, comprised solely of independent directors William L. Transier and Alan J. Carr was established by the Board of Directors of MBSC (the “MBSC Board”). The Transaction Committee was authorized, among other things, to develop, assess and negotiate the terms of potential Initial Business Combinations, including the Business Combination, and to make a recommendation to the full MBSC Board as to whether MBSC should enter into any such potential Initial Business Combination.

The Transaction Committee unanimously recommended the approval of the Business Combination by the MBSC Board. For more information see the subsections entitled “The Business Combination — Reasons of the MBSC Board and Transaction Committee Approving the Business Combination.”

Shareholder Communications

The MBSC Board welcomes communications from MBSC Public Stockholders. MBSC Public Stockholders may send communications to the MBSC Board, any committee of the MBSC Board or any other director in particular to:

M3-Brigade Acquisition III Corp.
1700 Broadway, 19th Floor
New York, NY 10019

MBSC Public Stockholders should mark the envelope containing each communication as “Stock Communication with Directors” and clearly identify the intended recipient(s) of the communication. MBSC’s Chief Executive Officer will review each communication received from MBSC Public Stockholders and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (a) the communication complies with the requirements of any applicable policy adopted by the MBSC Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the MBSC Board. To the extent the subject matter of a communication relates to matters that have been delegated by the MBSC Board to a committee or to an executive officer of MBSC, then MBSC’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the MBSC Board or an executive officer does not imply or create any fiduciary duty of any MBSC Board member or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

MBSC has adopted a Code of Ethics applicable to its directors, officers, and employees. These documents may be reviewed by accessing MBSC’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from MBSC. MBSC intends to disclose any amendments to or waivers of certain provisions of MBSC’s Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Certain of MBSC’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the MBSC Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity or is subject to other contractual restrictions. Accordingly, if any of MBSC’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware law. MBSC does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect its ability to complete its Initial Business Combination.

Investors should also be aware of the following other potential conflicts of interest:

•        Pursuant to the MBSC Articles, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares and has agreed to waive redemption rights with respect to any MBSC Public Shares held by it in connection with the consummation of the Initial Business Combination. Additionally, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares held by it if MBSC fails to consummate the Initial Business Combination by the Deadline Date. If MBSC does not complete the Initial Business Combination within such applicable time period, the funds in the Trust Account (including the proceeds of the sale of the MBSC Private Placement Warrants held therein) will be used to fund the redemption of the MBSC Public Shares, and the MBSC Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since the MBSC Sponsor and MBSC management directly or indirectly own MBSC Common Shares and MBSC Private Placement Warrants, MBSC management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination.

•        The fact that MBSC Initial Stockholders paid an aggregate of approximately $25,000 for 11,500,000 MBSC Founder Shares (which, as adjusted for subsequent share subdivisions, share dividends, reorganizations, recapitalizations and the like, amounts to 7,503,750 MBSC Founder Shares as of the date hereof). By virtue of the Merger, each issued and outstanding MBSC Class B Common Share (other than any Excluded MBSC Class A Common Shares and after giving effect to the Sponsor Class B Share Forfeitures) will be automatically converted into and exchanged for the right to receive (i) one New

Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing;

•        The fact that given the differential in the purchase price that the MBSC Sponsor paid for the MBSC Founder Shares (which was approximately $0.002 per MBSC Founder Share) as compared to the price of the MBSC Units sold in the MBSC IPO (which was $10 per MBSC Unit) and the value of up to 5,000,000 New Greenfire Common Shares that the MBSC Sponsor would receive upon conversion of the MBSC Founder Shares in connection with the Business Combination (which, if implied based on the trading price of MBSC Class A Common Shares of $10.34 as of April 20, 2023, would be $51.70 million in the aggregate), the MBSC Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Greenfire Common Shares trade below the price initially paid for the MBSC Units in the MBSC IPO and the MBSC Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that the MBSC Sponsor and MBSC’s independent directors currently hold a pecuniary interest in an aggregate of 5,786,667 MBSC Private Placement Warrants that would expire worthless if an Initial Business Combination is not consummated. Based on the trading price of MBSC Public Warrants as of April 18, 2023, such MBSC Private Placement Warrants have an implied value of approximately $2.43 million. By virtue of the Merger, each MBSC Private Placement Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement;

•        The fact that certain of MBSC’s directors and certain members of MBSC management collectively own, directly or indirectly, a material interest in the MBSC Sponsor;

•        The MBSC Sponsor and MBSC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as MBSC may obtain loans from the MBSC Sponsor or an affiliate of the MBSC Sponsor or any of MBSC management to finance transaction costs in connection with the Initial Business Combination. No such loans were outstanding as of             , 2023, the record date for the MBSC Stockholders’ Meeting. Up to $1,500,000 of such loans may be convertible into New Greenfire Warrants at a price of $1.50 per New Greenfire Warrant at the option of the lender. Such warrants would be identical to the MBSC Private Placement Warrants;

•        The MBSC Articles provide that MBSC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of MBSC management on the one hand, and MBSC, on the other hand, or the participation of which would breach any existing legal obligation, under applicable Law or otherwise, of a member of MBSC management to any other entity, unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MBSC and such opportunity MBSC is legally and contractually permitted to undertake and would otherwise be reasonable for MBSC to pursue. MBSC is not aware of any such corporate opportunities not being offered to MBSC and does not believe that waiver of the corporate opportunities doctrine has materially affected MBSC’s search for an acquisition target or will materially affect MBSC’s ability to complete an Initial Business Combination;

•        If the Trust Account is liquidated, including in the event MBSC is unable to complete an Initial Business Combination within the required time period, the MBSC Sponsor has agreed to indemnify MBSC to ensure that the proceeds in the Trust Account are not reduced below $10.10 per MBSC Public Share, or such lesser amount per MBSC Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than MBSC’s independent public accountants) for services rendered or products sold to MBSC or (b) a prospective target business with which MBSC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that the MBSC Sponsor and MBSC management will be reimbursed for out-of-pocket expenses incurred in connection with activities on MBSC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $            as of            , 2023, the record date for the MBSC Stockholders’ Meeting;

•        The fact that the MBSC Sponsor and its affiliates will be reimbursed for advances paid on behalf of MBSC prior to the MBSC IPO, which advances were approximately $19,477 as of December 31, 2022;

•        The fact that the MBSC Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to MBSC Stockholders rather than liquidate;

•        The anticipated appointment of Matthew Perkal, as designated by the MBSC Sponsor, as a director on the New Greenfire Board in connection with the closing of the Business Combination;

•        The fact that Surviving MBSC will indemnify the MBSC Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and the MBSC Sponsor’s ownership of MBSC Securities or its control or ability to influence MBSC;

•        Interests involving Brigade, including:

•        The fact that certain of MBSC’s directors and certain members of MBSC management are or were employed at Brigade and the fact that such personnel owned, as of December 14, 2022, an indirect interest in approximately 40.1% of MBSC Founder Shares (i.e., 3,009,712 MBSC Founder Shares) and 42.7% of MBSC Private Placement Warrants (i.e., 2,472,299 MBSC Private Placement Warrants) through the MBSC Sponsor, which will receive between 4,250,000 and 5,000,000 New Greenfire Common Shares and any remaining working capital of MBSC after the Business Combination;

•        The fact that Brigade had existing relationships with Greenfire prior to MBSC’s negotiations with Greenfire with respect to the Business Combination, including the fact that funds and accounts managed by Brigade (i) have a $41.05 million position in Greenfire Bonds and (ii) own 48,000 Greenfire Bond Warrants, which represent 15.52% of Greenfire Bond Warrants that were sold with the Greenfire Bonds;

•        The fact that funds and accounts managed by Brigade have subscribed for $25 million of New Greenfire Common Shares in the PIPE Financing, or fifty percent (50%) of the New Greenfire Common Shares being issued pursuant to the PIPE Financing, and $50 million of New Greenfire Convertible Notes in the New Greenfire Debt Financing;

•        The terms and provisions of the Ancillary Documents as set forth in detail under the subsection entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents.”

Below is a table summarizing the entities to which MBSC’s executive officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Name of Individual	Entity Name	Entity’s Business	Affiliation
Mohsin Y. Meghji	M-III Partners, LP	Financial Advisory Services	Managing Partner Chairman of the Board of Directors and Chief Executive
	M3-Brigade Acquisition II Corp.	Blank Check Company	Officer
	Brigade-M3 European Acquisition Corp.	Blank Check Company	Advisor
Matthew Perkal	Brigade Capital Management, LP	Investments	Senior Portfolio Manager — Private Credit And Restructuring
Chris Chaice	M3-Brigade Acquisition II Corp.	Blank Check Company	Executive Vice President and Head of Mergers and Acquisitions
	Brigade-M3 European Acquisition Corp.	Blank Check Company	Advisor
William Gallagher	Brigade Capital Management, LP	Investments	Partner and Senior Attorney
	Brigade-M3 European Acquisition Corp.	Blank Check Company	Advisor
	M-III Partners, LP	Financial Advisory Services	Managing Director
	M3-Brigade Acquisition II Corp.	Blank Check Company	Executive Vice President
Charles H. F. Garner	Brigade-M3 European Acquisition Corp.	Blank Check Company	Advisor
	M-III Partners, LP	Financial Advisory Services	Managing Director
	M3-Brigade Acquisition II Corp.	Blank Check Company	Executive Vice President and Secretary
Christopher Good	Brigade-M3 European Acquisition Corp.	Blank Check Company	Advisor
	Infrastructure and Energy Alternatives, Inc.	Construction and Engineering	Director
	M-III Partners, LP	Financial Advisory Services	Founder
Frederick Arnold	Lehman Brothers Holdings Inc.	Investments	Director and Current Chairman of the Board
	Navient Corporation	Financial Services	Director
	Osiris Acquisition Corp.	Blank Check Company	President
Benjamin Fader - Rattner	Space Summit Capital LLC	Financial Services	Managing Member
	Fortinbras SPAC Holdings	Blank Check Company	Employee
Scott Malpass	The Vanguard Group	Investments	Director
	Catholic Investment Services	Investments	Founder and Chair
	The Institute for the Works of the Religion	Financial Services	Director
	Paxos Trust Company	Financial Services	Director
Steven Vincent	Brigade Capital Management	Investments	Partner & Chief Operating Officer
	M3-Brigade Acquisition II Corp.	Blank Check Company	Director
	Brigade-M3 European Acquisition Corp.	Blank Check Company	Director

MBSC’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to MBSC’s Initial Business Combination.

MBSC is not prohibited from pursuing an Initial Business Combination with a business combination target that is affiliated with the MBSC Sponsor, MBSC officers or MBSC directors or making the acquisition through a joint venture or other form of shared ownership with the MBSC Sponsor, MBSC officers or MBSC directors. In the event MBSC seeks to complete its Initial Business Combination with a business combination target that is affiliated with the MBSC Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm, which is a member of FINRA or from an independent accounting firm, that such Initial Business Combination is fair to MBSC from a financial point of view. MBSC is not required to obtain such an opinion in any other context. Furthermore, in no event will the MBSC Sponsor or any of MBSC’s existing officers or directors, or any of their respective affiliates, be paid by MBSC any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of MBSC’s Initial Business Combination.

MBSC cannot assure that any of the above mentioned conflicts will be resolved in its favor.

In connection with the execution of the Business Combination Agreement, on December 14, 2022, MBSC entered into the Sponsor Support Agreement, pursuant to which, among other things, the MBSC Sponsor agreed to vote all MBSC Founder Shares held by it and any MBSC Common Shares acquired thereafter in favor of the proposal to adopt and approve the Business Combination and the Transactions.

Limitation on Liability and Indemnification of Officers and Directors

The MBSC Articles provide that MBSC’s officers and directors will be indemnified by MBSC to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, MBSC’s Articles provide that MBSC’s directors will not be personally liable for monetary damages to MBSC or stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

MBSC entered into agreements with MBSC’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in MBSC’s Articles. The bylaws of MBSC also permit MBSC to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

MBSC obtained a policy of directors’ and officers’ liability insurance that insures MBSC’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures MBSC against its obligations to indemnify MBSC’s officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against MBSC’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit MBSC and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent MBSC pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

MBSC believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

In connection with the MBSC IPO, MBSC has undertaken that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling MBSC pursuant to the foregoing provisions, MBSC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MBSC MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of MBSC’s financial condition and results of operations should be read in conjunction with the audited financial statements of MBSC and the notes related thereto which are included elsewhere in this Registration Statement/Proxy Statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. MBSC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

MBSC is a blank check company formed under the laws of the state of Delaware on March 25, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar Initial Business Combination with one or more target businesses. MBSC intends to effectuate the Business Combination using cash from the proceeds of the MBSC IPO and the sale of the MBSC Private Placement Warrants, its capital stock, debt or a combination of cash, stock and debt.

Recent Developments

Appointment of new members to Board of Directors

On November 1, 2022, MBSC appointed two new members to the MBSC Board, each of whom is to be paid a fee of $125,000 for his services. Such fees have been paid in full in December 2022.

Business Combination Agreement

On December 14, 2022, MBSC entered into a Business Combination Agreement, by and among MBSC, New Greenfire, DE Merger Sub, Canadian Merger Sub and Greenfire. Please see the section entitled “The Business Combination” elsewhere in this Registration Statement/Proxy Statement.

Results of Operations

MBSC has neither engaged in any operations nor generated any revenues to date. MBSC’s only activities from March 25, 2021 (inception) through March 31, 2023 were the search for a target company for a Business Combination and activities in connection with the Business Combination. MBSC does not expect to generate any operating revenues until after the completion of the Initial Business Combination. MBSC expects to generate non-operating income in the form of dividend and interest income on cash and marketable securities held in Trust Account after the MBSC IPO. MBSC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2023, MBSC had a net income of $1,643,562, which consists of dividend on cash and marketable securities held in Trust Account of $62,245, unrealized gain on marketable securities held in Trust Account of $3,246,974 and change in fair value of Forward Purchase Agreement liability of $295,412, offset by change in fair value of Subscription Agreements liability of $917,298, operating and formation costs of $359,334 and provision for income taxes of $684,437.

For the three months ended March 31, 2022, MBSC had a net loss of $701,949, which consists of formation and operating costs of $352,421 and the change in fair value of derivative liabilities — Forward Purchase Agreement of $380,040, offset by the gain on marketable securities (net), dividends and interest on cash held in the trust account of $30,512.

For the year ended December 31, 2022, MBSC had a net loss of $868,561, which consists of the operating and formation costs of $2,791,936, change in fair value of Forward Purchase Agreement liability of $338,517, initial loss on subscription purchase agreement liability of $1,224,602, change in fair value of Subscription Agreement liability of $101,013, and income tax provision of $900,665, offset by interest earned on marketable securities held in Trust Account of $3,827,114, dividend on cash and marketable securities held in the Trust Account of $100,146, and unrealized gain on marketable securities held in the Trust Account of $560,912.

For the period from March 25, 2021 (inception) through December 31, 2021, MBSC had a net loss of $558,358, which consists of operating and formation costs of $562,058 and income tax provision of $1,600, offset by unrealized gain on marketable securities held in the Trust Account of $5,300.

Liquidity and Capital Resources

On October 26, 2021, MBSC consummated the MBSC IPO of 30,000,000 units at a price of $10.00 per unit, which includes the partial exercise by the underwriters of the over-allotment option to purchase an additional 3,900,000 units, generating gross proceeds of $300,000,000. Simultaneously with the closing of the MBSC IPO, MBSC consummated the sale of 7,526,667 MBSC Private Placement Warrants at a price of $1.50 per MBSC Private Placement Warrant in a private placement to the MBSC Sponsor, generating gross proceeds of $11,290,000.

On October 26, 2021, following the MBSC IPO, the partial exercise of the over-allotment option by the underwriters’ and the sale of the MBSC Private Placement Warrants, a total of $303,000,000 (including $3,000,000 from the proceeds of the MBSC Private Placement Warrants) was placed in the Trust Account, and MBSC had an initial amount of $1,524,547 of cash held outside of the Trust Account, after payment of costs (other than $14,280,000 of deferred underwriting fees) related to the MBSC IPO, and available for working capital purposes. MBSC incurred approximately $20,634,000 in transaction costs, including $5,220,000 of underwriting fees, $14,280,000 of deferred underwriting fees and approximately $1,134,000 of other offering costs. MBSC and the underwriter of the MBSC IPO have agreed to reduce the underwriting fees from $14,280,000 to $10,000,000 in the event the Business Combination is consummated.

For the three months ended March 31, 2023, cash used in operating activities was $139,762. Net income for the three months ended March 31, 2023 was $1,643,562 and was affected by unrealized gain on marketable securities held in Trust Account of $3,246,974 and change in fair value of Forward Purchase Agreement liability of $295,412, offset by change in fair value of Subscription Agreements liability of $917,298. Changes in operating assets and liabilities provided $841,764 of cash from operating activities.

For the three months ended March 31, 2022, cash used in operating activities was $113,470. Net loss for the three months ended March 31, 2022 was $701,949 and was affected by change in fair value of derivative liabilities — Forward Purchase Agreement of $380,040 and changes in operating assets and liabilities, which provided $238,951 of cash from operating activities and offset by dividends and interest on cash held in Trust Account of $30,512.

For the year ended December 31, 2022, cash used in operating activities was $1,684,498. Net loss for the year ended December 31, 2022 was $868,561 and was affected by change in fair value of forward purchase agreement liability of $338,517, initial loss on subscription purchase agreement liability of $1,224,602, change in fair value of subscription purchase agreement liability of $101,013, and changes in operating assets and liabilities, which provided $1,907,957 of cash from operating activities, offset by interest on marketable securities held in Trust Account of $3,827,114, dividend on cash and marketable securities held in the Trust Account of $100,146, and unrealized gain on marketable securities held in the Trust Account of $560,912.

For the period from March 25, 2021 (inception) through December 31, 2021, cash used in operating activities was $986,745. Net loss for the period from March 25, 2021 (inception) through December 31, 2021 was $558,358, unrealized gain on marketable securities held in the Trust Account of $5,300, and changes in operating assets and liabilities used $423,087 of cash from operating activities.

As of March 31, 2023, MBSC had cash and marketable securities held in the Trust Account of $309,883,192. For the three months ended March 31, 2023, proceeds from the sale and redemption of marketable securities held in the Trust Account were $1,644,497, while purchases of marketable securities in the Trust Account were $1,756,743.

As of December 31, 2022, MBSC had cash and marketable securities held in the Trust Account of $306,523,972. For the year ended December 31, 2022, proceeds from the sale and redemption of marketable securities held in the Trust Account were $913,828,542, while purchases of marketable securities in the Trust Account were $912,959,188. The amounts of purchases of marketable securities by MBSC, as aggregated in MBSC’s Statement of Cash Flows, may appear to exceed the amount of marketable securities held in MBSC’s Trust Account due to the fact that multiple sales and redemptions of short-term marketable securities may take place during a given period. As such, the underlying funds received in connection with sales of such short-term marketable securities may be reinvested repeatedly. However, in accordance with GAAP, MBSC’s Statement of Cash Flows is required to account for the sales and the redemptions individually at gross amounts, and not on a net basis.

MBSC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete the Business Combination. MBSC may withdraw interest to pay franchise and income taxes and for working capital purposes. During the three months ended March 31, 2023, MBSC withdrew $1,646,500 of dividend and interest income from the Trust Account for working capital and to pay taxes. During the three months ended March 31, 2022, MBSC did not withdraw any dividend and interest income from the Trust Account for working capital and to pay taxes. To the extent that MBSC capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

As of March 31, 2023, MBSC had cash of $246,955 outside of the Trust Account. MBSC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the MBSC Sponsor, an affiliate of the MBSC Sponsor, or its officers and directors may, but are not obligated to, loan MBSC funds as may be required. If MBSC completes a Business Combination, it would repay such loaned amounts. In the event that a Business Combination does not close, MBSC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the MBSC Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by its officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. The loans would be repaid upon consummation of a Business Combination, without interest. As of March 31, 2023 and December 31, 2022, there were no working capital loans outstanding.

An affiliate of the MBSC Sponsor paid $192,374 of expenses on behalf of MBSC prior to the MBSC IPO. Such advances were to be repaid by MBSC out of funds held outside the Trust Account and were repaid on March 30, 2022. As of March 31, 2023 and December 31, 2022, the amount due to related parties was $20,747 and $19,477, respectively.

MBSC’s assessment of going concern considerations was made in accordance with Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” MBSC has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. MBSC expects that it will need to raise additional funds in order to meet the expenditures required for operating its business, pay its existing liabilities and pay for the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination. Additionally, MBSC may need to obtain additional financing either to complete the Business Combination or because MBSC becomes obligated to redeem a significant number of the MBSC Public Shares upon consummation of the Business Combination, in which case MBSC may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, MBSC would only complete such financing simultaneously with the completion of the Business Combination. If MBSC is unable to complete the Business Combination because MBSC does not have sufficient funds available, it will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, MBSC may need to obtain additional financing in order to meet its obligations. These conditions raise substantial doubt about MBSC’s ability to continue as a going concern one year from the date its financial statements are issued.

Contractual Obligations

MBSC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters are entitled to a deferred fee of $0.45 per unit issued at the MBSC IPO and $0.65 per unit issued upon exercise by the underwriters of their overallotment option, or $14,280,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that MBSC does not complete a business combination, subject to the terms of the underwriting agreement. MBSC and the underwriter of the MBSC IPO have agreed to reduce the underwriting fees from $14,280,000 to $10,000,000 in the event the Business Combination is consummated. To date, none of MBSC, Greenfire or New Greenfire has received any notice, or any other indication, from Cantor or any other firm engaged in connection with the MBSC IPO about ceasing involvement in the Business Combination.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. MBSC has not identified any critical accounting estimates, other than the following.

Derivative Liabilities

The Forward Purchase Agreement and Subscription Agreements are accounted for as liabilities in accordance with Accounting Standards Codification (the “ASC”) topic 815, “Derivatives and Hedging”, and presented as derivative liabilities on the March 31, 2023 and December 31, 2022 balance sheets. The derivative liabilities were measured at fair value at inception and on a recurring basis, which changes in fair values are presented within change in fair value of derivative liabilities in the statements of operations. In order to capture the market conditions associated with the Forward Purchase Agreement and Subscription Agreements derivative liabilities, MBSC determined the fair value of these derivative liabilities in accordance with the Probability Weighted Expected Return Method (“PWERM”). PWERM is a multistep process in which value is estimated on the probability-weighted present value of various future outcomes. MBSC determined the fair value based on a variety of factors, including, but not limited to, an independent third-party valuation. Future security value under each scenario is estimated. Each outcome and related security values are weighted based on the probability of the outcome occurring. The security values are discounted back to the valuation date using appropriate discount rate.

The key inputs used for the Forward Purchase Agreement liability were as follow:

	March 31, 2023	December 31, 2022
Probability of business combination	95%	90%
Underlying common stock price	$10.33	$10.14
Risk-free rate	4.94%	3.99%
Unit purchase price	$10.00	$10.00
Estimated maturity date	09/30/2023	06/20/2023

The key inputs used for the Subscription Agreements liability were as follow:

	March 31, 2023	December 31, 2022
Probability of business combination	95%	90%
Underlying common stock price	$10.33	$10.14
Risk-free rate	4.94%	3.99%
Unit purchase price	$10.10	$10.10
Estimated maturity date	9/30/2023	6/20/2023

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on MBSC’s financial statements.

BUSINESS OF GREENFIRE AND CERTAIN INFORMATION ABOUT GREENFIRE

In this section, unless otherwise indicated or the context otherwise requires, “Greenfire” refers to Greenfire Resources Inc. and its subsidiaries, collectively.

Greenfire is a Calgary-based energy company focused on the sustainable production and development of upstream energy resources from the oil sands in the Athabasca region of Alberta, Canada, using in-situ thermal oil production extraction techniques such as SAGD at the: (i) Demo Asset; and (ii) the Expansion Asset. Greenfire has a 100% working interest in the Demo Asset and a 75% working interest in the Expansion Asset. In 2022, the average daily gross production from the Expansion Asset was 22,402 bbls/d (16,802 bbls/d net to Greenfire’s working interest) of bitumen and the average daily gross production from the Demo Asset was 3,701 bbls/d of bitumen. The Hangingstone Facilities are located approximately 30 miles southwest of Fort McMurray, Alberta, Canada. Greenfire’s principal office is located at 1900 – 205 5th Avenue SW, Calgary, Alberta, Canada T2P 2V7.

Corporate History

Greenfire, as it is currently constituted, is the result of a number of transactions (collectively referred to herein as the “Reorganization Transactions”) that included: (i) the acquisition of the Demo Asset out of the insolvency proceedings of an unaffiliated corporation named GHOPCO; (ii) a series of incorporations, amalgamations and other reorganization transactions; and (iii) the acquisition JACOS (which held the Expansion Asset). The Reorganization Transactions were completed in the following manner:

Incorporations and Limited Partnership

GAC was incorporated under the provisions of the ABCA on November 2, 2020. GAC HoldCo Inc. (“GAC HoldCo”) was incorporated under the provisions of the ABCA on June 1, 2021. HEAC was incorporated under the provisions of the ABCA as a wholly-owned subsidiary of GAC HoldCo On July 12, 2021.

On September 9, 2021: (i) 2373436 Alberta Ltd. (“SubCo”), as a wholly-owned subsidiary of GAC HoldCo; (ii) Hangingstone Demo (GP) Inc. (“Demo GP”), as a wholly-owned subsidiary of SubCo; (iii) Hangingstone Expansion (GP) Inc. (“Expansion GP”), as a wholly-owned subsidiary of HEAC; and (iv) 2373525 Alberta Ltd. (“ServiceCo”), as a wholly-owned subsidiary of HEAC, were incorporated under the provisions of the ABCA.

On September 9, 2021, (i) Expansion GP, as general partner, and HEAC, as limited partner, formed Hangingstone Expansion Limited Partnership (“Expansion LP”) and (ii) Demo GP, as general partner, and SubCo, as limited partner, formed Hangingstone Demo Limited Partnership (“Demo LP”).

Insolvency Proceedings

GAC acquired the Demo Asset from GHOPCO through the NOI Proceedings on April 5, 2021.

First Amalgamation

On September 16, 2021, GAC, GAC HoldCo and SubCo entered into an amalgamation agreement providing for a triangular amalgamation whereby: (i) GAC and SubCo were combined to form the original iteration of “Greenfire Resources Operating Corporation” (“GAC AmalCo”); (ii) the Demo Asset was transferred (via amalgamation) to GAC AmalCo; and (ii) the shareholders of GAC received a nominal number of common shares of GAC HoldCo.

JACOS Acquisition

On September 17, 2021, HEAC acquired all of the issued and outstanding shares of JACOS and thereby took ownership of JACOS’s primary asset, a 75% working interest in the Expansion Asset.

Asset Contributions

September 17, 2021, JACOS contributed all of its oil and gas assets to Expansion LP and GAC AmalCo contributed all of its oil and gas assets to Demo LP.

Second and Third Amalgamations

On September 17, 2021, HEAC and JACOS were amalgamated to form a temporary amalgamated entity (“Temporary AmalCo”) and Temporary AmalCo and GAC AmalCo were amalgamated to form the final iteration of “Greenfire Resources Operating Corporation” (“GROC”).

Following the Reorganization Transactions, GAC HoldCo changed its name to “Greenfire Resources Inc.” and ServiceCo changed its name to “Greenfire Resources Employment Corporation.”

Organizational Structure of Greenfire

The following diagram sets forth the organizational structure of Greenfire.

Greenfire Shareholders
Holders of Greenfire
Greenfire Resources Inc.
100%
Greenfire Resources Ltd.
Greenfire Resources Operating Corporation
100%
100%
2476276 Alberta ULC
DE Greenfire Merger Sub Inc.
100%
Greenfire Resources Employment Corporation
100%
Hangingstone Expansion (GP) Inc. (GP1)
100%
Hangingstone Demo (GP) Inc. (GP2)
General Partner
Limited Partner
General Partner
Hangingstone Expansion Limited Partnership
Hangingstone Demo Limited Partnership

General Development of the Business of Greenfire

Prior to the incorporation of GAC on November 2, 2020, neither Greenfire nor any of its subsidiaries conducted any business or had any operations. The following is a summary description of the development of Greenfire business since the incorporation of GAC on November 2, 2020.

Discussion of Initial Incorporation and Financing

The principals of McIntyre Partners and Griffon Partners, based in the United Kingdom, founded GAC on November 2, 2022 for the purpose of pursuing the acquisition of the Demo Asset pursuant to the NOI Proceedings.

Acquisition of the Demo Asset

In 2016, a wildfire in Northern Alberta caused the temporary shutdown of a number of oilsands facilities, including the Demo Asset, which was then owned and operated by JACOS. Although there was no physical damage to the facilities and equipment at the Demo Asset, JACOS elected not to restart the facility after the wildfire was contained. JACOS was also planning for and constructing the Expansion Asset at that time. The Demo Asset remained non-operational until 2018.

In 2018, GHOPCO, the company that owned and operated the Demo Asset prior to GAC, acquired the Demo Asset from JACOS. GHOPCO successfully restarted production in 2018 and operated the facility until May 2020, when GHOPCO shut down operations following the onset of the COVID-19 pandemic. On October 8, 2020, each of GHOPCO and its parent company, Greenfire Oil and Gas Ltd., filed a Notice of Intention to Make A Proposal pursuant to the provisions of the Bankruptcy and Insolvency Act (Canada) commencing the NOI Proceedings.

Around December 1, 2020, GHOPCO and GAC entered into an asset purchase agreement pursuant to which GAC agreed to acquire the Demo Asset from GHOPCO (the “NOI Transaction”). Despite its similar name, GAC was not affiliated with GHOPCO. On December 18, 2020, pursuant to an Order (the “Insolvency Court Order”) of the Court of Queen’s Bench (as it was then called) (the “Court”) approved the NOI Transaction. On April 5, 2021, following receipt of all necessary approvals, GAC completed the acquisition of the Demo Asset pursuant to the terms of the Insolvency Court Order, free and clear of all encumbrances (except those permitted encumbrances set out in the Insolvency Court Order). The total cash consideration paid by GAC for the Demo Asset was $19.7 million (the “APA Consideration”). The APA Consideration was comprised of the assumption by GAC of amounts advanced by Trafigura Canada General Partnership (together, with Trafigura Canada Limited, the “Petroleum Marketer”) to GHOPCO in the NOI Proceedings pursuant to the terms of an interim financing facility (the “Interim Financing”) that was also approved by the Court on December 18, 2020. GAC assumed the amounts outstanding under the Interim Financing pursuant to the terms of a term loan agreement (the “Term Loan”) with the Petroleum Marketer.

Following the acquisition of the Demo Asset, GAC employed a substantial majority of the GHOPCO operations team and certain members of the GHOPCO management team. Following the completion of certain repairs to the Demo Asset, GAC restarted operations at the Demo Asset and worked to increase production to near pre-pandemic levels with limited capital expenditures, primarily by facility optimization and reservoir management.

Acquisition of the Expansion Asset

On September 17, 2021, HEAC, as predecessor of GROC, acquired all of the issued and outstanding shares in the capital of JACOS pursuant to the JACOS Acquisition for a purchase price of approximately CAD$347 million. At the time of the JACOS Acquisition, JACOS’s primary asset was a 75% working interest and operatorship in the Expansion Asset.

Prior to the JACOS Acquisition, the Expansion Asset was producing at a rate of 16,165 bbls/d net to JACOS working interest in August 2021. As a result of Greenfire’s efforts to optimize production, in December 2022 the Expansion Asset was producing at a rate of 17,120 bbls/d net to Greenfire’s working interest. For the year 2022, production at the Expansion Asset averaged 16,802 bbls/d net to Greenfire’s working interest.

Greenfire Bond Financing

In August and September 2021, Greenfire completed an offering of 312,500 units (the “Units”) consisting of $312,500,000 aggregate principal amount of Greenfire Bonds and 312,500 Greenfire Bond Warrants. Each Unit consisted of one $1,000 principal amount Greenfire Bond and one Greenfire Bond Warrant. The net cash proceeds from the offering of the Units were used to: (i) pay the JACOS Purchase Price; (ii) pay transaction fees and expenses relating to the JACOS Acquisition; and (iii) for general corporate purposes and working capital. A portion of the Units was issued to the Petroleum Marketer in exchange for cancellation of the full amount outstanding under the Term Loan.

The Greenfire Bonds bear interest at an annual rate of 12.0%, mature on August 15, 2025 and are secured by a lien on all of the assets of Greenfire and its subsidiaries. The Greenfire Bonds have mandatory redemption provisions if Greenfire generates “Excess Cash Flow” (as defined in the Greenfire Bond Indenture). As a result of mandatory redemptions, an aggregate of $94.6 million principal amount of Greenfire Bonds have been redeemed since the date of issuance. As a result, $217.9 million principal amount of Greenfire Bonds are outstanding as of December 31, 2022.

The Greenfire Bond Warrants entitle the holders thereof to acquire Greenfire Common Shares at a purchase price of $0.01 per Greenfire Common Share and expire on August 15, 2026. Under the terms of the Greenfire Warrant Agreement, which governs the Greenfire Bond Warrants, the number of Greenfire Common Shares issuable upon exercise of the Greenfire Bond Warrants is subject to adjustment to provide that the Greenfire Bond Warrants will entitle the holders thereof to acquire Greenfire Common Shares representing in aggregate 25% of the issued and outstanding Greenfire Common Shares. As of December 31, 2022, the Greenfire Bond Warrants entitled the holders thereof to acquire in aggregate 3,221,518 Greenfire Common Shares.

New Greenfire intends to seek a refinancing of the Greenfire Bonds. The terms of the potential refinancing may involve a new offering of bonds, an institutional term loan or other new indebtedness of Greenfire or New Greenfire and the use of the proceeds of such financing may be to redeem or otherwise extinguish all or part of the Greenfire Bonds. It is possible that the amount of any new financing may exceed the principal amount of Greenfire Bonds currently outstanding. The structure and terms of, and parties to, any such refinancing are not known at this time. Greenfire expects that it will take about three to six weeks to receive sufficient information to make a decision as to whether to proceed with such a refinancing and there can be no assurance that any such refinancing will be completed on terms acceptable to New Greenfire or at all. See the discussion under the heading “Summary of Registration Statement/Proxy Statement — Greenfire Recent Developments — Refinancing of Greenfire Bonds” for more information.

Commodity Marketing Arrangements

Greenfire has entered into three separate marketing agreements with the Petroleum Marketer. The Petroleum Marketer purchases all of Greenfire’s bitumen and blend and arranges transportation for Greenfire’s products via trucks and pipelines in exchange for a marketing fee. See “Description of Business — Material Contracts, Liabilities and Indebtedness.”

Entering into Business Combination Agreement

On December 14, 2022, Greenfire, MBSC, Greenfire, New Greenfire, DE Merger Sub and Canadian Merger Sub entered into the Business Combination Agreement that values Greenfire at $950 million. New Greenfire will apply to have the New Greenfire Common Shares listed on the NYSE. Listing is subject to the approval of the NYSE in accordance with the Listing Rules. There is no assurance that the NYSE will approve New Greenfire’s listing application. Any such listing of the New Greenfire Common Shares will be conditioned on New Greenfire fulfilling all of the listing requirements and conditions of the NYSE. It is anticipated that the New Greenfire Common Shares will be listed on the NYSE under the ticker symbol “GFR”. For more information about the Business Combination, see the section entitled “The Business Combination.”

Management

Greenfire’s current executive officers and directors are set forth below:

Name	Age	Position
Robert Logan	42	President, Chief Executive Officer and a Director
David Phung*	42	Chief Financial Officer and a Director
Albert Ma	41	Senior Vice President, Facilities and Engineering
Kevin Millar	59	Senior Vice President, Operations and Steam Chief
Jonathan Klesch	47	Director
Julian McIntyre	48	Director
Venkat Siva	41	Director

____________

*        David Phung has informed the Greenfire Board of his intention to resign as the Chief Financial Officer of New Greenfire following the consummation of the Business Combination, pending the hiring of a replacement Chief Financial Officer. Please the discussion under the heading “Summary of Registration Statement/Proxy Statement — Greenfire Recent Developments — Resignation of Chief Financial Officer” for more information.

Robert B. Logan, MPBE, P.Eng. — President, Chief Executive Officer and a Director

Mr. Logan is the President and Chief Executive Officer and a director of Greenfire. Prior to Greenfire’s inception in September, 2021, he was the President and Chief Executive Officer of GAC. Mr. Logan co-founded GHOPCO and its parent company, Greenfire Oil and Gas Ltd., in 2016. From 2016 to 2020, Mr. Logan was the President, Chief Executive Officer and a director of GHOPCO, which previously owned and operated the Demo Asset and entered into the NOI Proceedings in 2020. After the insolvency of GHOPCO, several private actions were commenced by former shareholders and creditors of GHOPCO, against certain directors and officers of GHOPCO, including Mr. Logan, alleging various claims with respect to their losses as shareholders and creditors of GHOPCO and seeking a derivative action. Prior to co-founding GHOPCO, he was the Asset Manager of the West Ells SAGD project from 2011 to 2016 for Sunshine Oilsands Ltd. He has held multiple roles in other thermal oil sands and

SAGD developments including at Petrobank Energy Resources Ltd. on the Kerrobert and Whitesands toe-to-heel air injection (THAI) in-situ oil sands projects, the Statoil Canada Ltd. Leismer SAGD projects and with Petrospec Engineering. Mr. Logan graduated with a Bachelor of Science in Petroleum Engineering from the University of Alberta and holds a Master’s Degree in Petroleum Engineering from the Delft University of Technology in the Netherlands. He is a member of the Association of Professional Engineers and Geoscientists of Alberta as well as Montana Board of Professional Engineers and Professional Land Surveyors.

David Phung, P.Eng., CFA — Chief Financial Officer and a Director

Mr. Phung is the Chief Financial Officer and a director of Greenfire. Prior to Greenfire’s inception, Mr. Phung was the Chief Financial Officer and a director of GAC. From June 2020 to 2021, Mr. Phung provided insolvency, restructuring and corporate finance advisory services to the GHOPCO and Greenfire Oil and Gas Ltd. In 2018, Mr. Phung co-founded Navitas Asset Management, a direct lending fund that focused on providing alternative financing solutions to the Western Canadian upstream energy sector, and served as managing partner through 2020. From 2017 to 2018, Mr. Phung worked as an independent consultant and provided financing advisory and management services to Fractal Energy Resource Holdings Inc., a start-up oil and gas company backed by private equity firm ARC Financial, that focused on acquiring non-operated working interests in the Western Canadian upstream energy sector. Mr. Phung’s capital markets experience includes his time as an Equity Research Analyst at Credit Suisse from 2011 to 2017, where he built and led the Canadian and international oil and gas research coverage. Prior to that, he held various positions of increasing responsibility as Operations Engineer in Central Alberta and the Alberta Foothills, Exploitation Engineer for Southeast Saskatchewan Bakken, and as a member of the North American Corporate Planning and Strategy group, all at Talisman Energy Inc. Mr. Phung graduated with a Bachelor of Science in Chemical Engineering with Distinction from the University of Alberta, is a member of the Association of Professional Engineers and Geoscientists of Alberta and is a Chartered Financial Analyst. Mr. Phung has informed the Greenfire Board of his intention to resign as Chief Financial Officer of New Greenfire following the completion of the Business Combination and pending the hiring of a replacement Chief Financial Officer. Please see the discussion under the heading “Summary of Registration Statement/Proxy Statement — Greenfire Recent Developments — Resignation of Chief Financial Officer” for more information.

Kevin Millar — Senior Vice President, Operations and Steam Chief

Mr. Millar is the Senior Vice President, Operations and Steam Chief of Greenfire. Mr. Millar was the Steam Chief of Greenfire Oil and Gas Ltd. and GHOPCO. Mr. Millar has over 30 years of experience managing in-situ oils and facilities ranging from 5,000 bbl/d such as Sunshine Oilsands to 30,000 bbl/d at Greenfire Hangingstone Expansion, with extensive expertise leading the commissioning and start-up for SAGD Corp., cogeneration and power plants for Connacher Oil and Gas Limited, Pembina Pipelines Corporation, Sunshine Oilsands Ltd., MEG Energy Corp. and Nexen Inc. Mr. Millar holds a First-Class Power Engineer designation from the Southern Alberta Institute of Technology.

Albert Ma, P. Eng. — Vice President, Facilities and Engineering

Mr. Ma is the Senior Vice President, Facilities and Engineering at Greenfire. Mr. Ma was a Vice President of Engineering at GAC from December 2020 through April 2021, and served as Senior Facilities Engineer at GHOPCO from January 2020 through May 2020. From 2018 to 2019, Mr. Ma was a DCS specialist at GHOPCO. Prior to joining the predecessor companies, he was the Engineering Manager of Surface Systems at Petrospec Engineering for over 13 years. Mr. Ma graduated with a Bachelor of Science in Computer Engineering from the University of Alberta and he is a member of the Association of Professional Engineers and Geoscientists of Alberta.

Julian McIntyre — Director

Mr. McIntyre is the founder of Arq Limited, an energy and chemicals technology business, which he started in 2015. Mr. McIntyre was also the founder of a large natural gas operator in the Rocky Mountains and founded Rift Petroleum, an African oil and gas exploration and production company that was sold to Tower Resources plc. Prior to that, in 2000, Mr. McIntyre founded Gateway Communications, a pan-African telecoms company that dealt with the provision of satellite and terrestrial private networks for multinationals operating in Africa. Mr. McIntyre holds a Bachelor of Science in Computer Science from the Queen Mary College, University of London.

Venkat Siva — Director

Mr. Siva was the Chief Financial Officer of Arq Limited, an energy and chemicals technology business, founded in 2015, until its reorganization and sale transaction in February 2023. Mr. Siva has managed McIntyre Partners’ liquid/illiquids portfolio since 2009. At McIntyre Partners, he leads the due-diligence, deal execution and investment management efforts across several transactions in the energy, bulk commodities and infrastructure sectors. Prior to joining McIntyre Partners, Mr. Siva worked as a corporate finance banker within Goldman Sachs’ mergers and acquisition team. Mr. Siva holds a Post Graduate Diploma in Management from the Indian Institute of Management of Bangalore.

Jonathan Klesch — Director

Mr. Klesch is the founder of Griffon Partners, an investment management company, with an emphasis on natural resources and infrastructure. Prior to founding Griffon Partners, Mr. Klesch spent over 20 years at the Klesch Group, which predominately owns and operates oil refineries. Mr. Klesch has extensive experience in commodities trading and structured finance transactions. Mr. Klesch holds a Bachelor of Arts in Finance from the School of Management at Boston University and has also received specialized training at Harvard Business School.

Description Of Business

Greenfire is an intermediate-sized oil sands producer focused on responsible energy development in the Athabasca region of Alberta, Canada. Greenfire is actively developing its existing producing assets using SAGD, an enhanced oil recovery extraction method, to responsibly increase the economic recovery of oil.

About 80% of Alberta’s bitumen reserves are too deep to be mined and must be extracted in-place (or in-situ) using steam. Bitumen is heated and pumped out of the ground, leaving most of the solids behind. In-situ extraction has a much smaller footprint than oil sands mining, uses less water, and does not produce a tailings stream.

SAGD uses a dual-pair of horizontal wells drilled approximately five meters apart, one above the other. Well depth can vary anywhere from 150 to 450 meters and length can be as long as 1,000 meters. High pressure steam is injected into the top well, or the injection well, and the hot steam heats the surrounding bitumen. As the bitumen warms up, it liquefies and, due to gravity, begins to flow to the lower well, or the producing well. The bitumen and condensed steam emulsion contained in the lower well are pumped to the surface and sent to a processing plant, where the bitumen and water are separated. The recovered water is treated and recycled back into the process and the bitumen is typically diluted with natural gas condensate, and sold to market.

Both the Demo Asset and the Expansion Asset use SAGD to produce bitumen reserves. Both the Demo Asset and Expansion Asset are considered tier-one SAGD reservoirs in that they have no top gas, bottom water or lean zones. Top gas, bottom water or lean zones are considered “thief zones” as they provide an unwanted outlet for steam and reservoir pressure. Thief zones require costly downhole pumps and recurring pump replacements to achieve targeted production rates, leading to higher capital and operating expenditures.

Principal Properties

Hangingstone Expansion Asset

Greenfire owns a 75% working interest in the Expansion Asset. The Expansion Asset is located in the southern Athabasca region of Northeastern Alberta, approximately 30 miles southwest of Fort McMurray. JACOS commenced Phase I construction of the Expansion Asset in 2013, investing approximately $1.5 billion of capital to create robust infrastructure to support growth. The Expansion Asset’s first steam occurred in April 2017 and first production occurred in July 2017. Greenfire estimates that the Expansion Asset has a debottlenecked capacity of 35,000 bbls/d of bitumen production. Since the commencement of production in 2017, 32 well pairs have been developed at the Expansion Asset. The Expansion Asset is pipeline connected for diluted bitumen and diluent, and as a result, all production from the Expansion Asset is transported by pipeline following the blending of bitumen with diluent to meet pipeline specifications.

In 2022, the annual average gross production from the Expansion Asset was 22,402 bbls/d (approximately 16,802 bbl/d net to Greenfire’s working interest) of bitumen. Greenfire has an interest in 17,730 gross hectares (13,298 net hectares) of land at the Expansion Asset. In the December 31, 2022 McDaniel Report, McDaniel estimated that the total net proved and total net proved developed reserves associated with the Expansion Asset were 133.6 mbbls and 20.9 million barrels, respectively.

Hangingstone Demo Asset

The Company owns a 100% working interest in the Demo Asset, which is approximately three miles from the Expansion Asset. Management estimates that the Demo Asset has a debottlenecked capacity of 7,500 bbls/d of bitumen production. The Demo Asset was originally commissioned in 1999 by JACOS as a demonstration asset to prove the economic viability of enhanced thermal oil recovery. As of December 31, 2022, approximately 39 million barrels of bitumen have been produced at the Demo Asset and the facility has a long history of production.

Bitumen production from the Demo Asset is unique relative to other thermal oil assets in western Canada as it is produced without the use of added diluent or synthetic oils. This attribute results in relatively lower operating expenses when compared to other oilsands assets of similar scale and provides more options in terms of marketing and selling the product. Access to a diluent-free heavy crude oil barrel is also valued by refiners in the United States, which facilitates additional sales points for the Demo Asset’s production, including transportation by rail to the United States to access WTI indexed pricing, when it is economically viable to do so. Following the JACOS Acquisition, Greenfire constructed a truck offloading facility at the Expansion Asset to accept trucked production volumes from the Demo Asset. Prior to the construction of the truck offloading facility, production from the Demo Asset was required to be trucked over 600 miles round trip to a pipeline salespoint, and following completion of the construction of the truck offloading facility the round trip trucking distance has been reduced to approximately six miles. Aside from enhancing profitability by reducing transportation costs, the reduction of distance trucked reduces emissions associated with the transportation of its production.

In 2022, the gross and net annual average bitumen production from the Demo Asset was 3,701 bbls/d. Greenfire has an interest in 974 hectares of land at the Demo Asset. In the December 31, 2022 McDaniel Report, McDaniel estimated that the total net proved and total net proved developed reserves associated with the Demo Asset were 12.6 and 9.5 million barrels, respectively.

Undeveloped Properties

As a result of the JACOS Acquisition, Greenfire holds significant undeveloped leases at three locations, Chard, Corner, and Liege, all of which are in the Athabasca region of Alberta, Canada. The Company believes that the Chard and Corner properties are potential prospects for future in-situ bitumen production using SAGD processes.

Land Acreage

Developed acreage, as used herein, means those acres spaced or assignable to productive wells. A gross acre is an acre in which a working interest is owned, and a net acre is the result that is obtained when the fractional ownership working interest of a lease is multiplied by gross acres of that lease. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof. Greenfire’s developed acreage consists of the drainage areas of bitumen producing wells.

Undeveloped acreage, as used herein, means acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether or not that acreage contains proven reserves. Select undeveloped acreage at Hangingstone Expansion and Hangingstone Demo contains proved reserves.

All of Greenfire’s acreage is located in the Province of Alberta and is held indefinitely. There are no near-term undeveloped acreage expirations. The following table shows Greenfire’s total gross and net mineral rights acreage by asset location as of December 31, 2022:

Developed Acreage

Area	Property	Interest (%)	Gross Area (Hectares)	Net Area (Hectares)
Hangingstone	Expansion	75	361	271
Hangingstone	Demo	100	242	242
Total Developed Acreage			604	513

Undeveloped Acreage

Area	Property	Interest (%)	Gross Area (Hectares)	Net Area (Hectares)
Hangingstone	Expansion	75	17,369	13,027
Hangingstone	Demo	100	732	732
Corner	Corner North	100	6,516	6,516
Corner	Corner South	12	12,004	1,440
Chard	Chard North	100	7,318	7,318
Chard	Chard West	25	7,800	1,950
Chard	Chard East	25	7,250	1,812
Chard	Chard	25	8,031	2,008
Hangingstone	Gas	100	1,024	1,024
Liege	Liege	25	13,824	3,456
Total Undeveloped Acreage			81,867	39,283

Well Information

Greenfire had 54 gross (46 net) horizontal wells capable of producing bitumen as of each of the years ended December 31, 2022, and 2021. As of December 31, 2020, Greenfire had not yet acquired JACOS and had 22 gross (22 net) horizontal wells capable of producing bitumen. As of June 30, 2023, Greenfire has not drilled any new wells with the intention of producing bitumen.

Greenfire has no exploratory wells and did not drill any dry exploratory or development wells in the last three fiscal years. In 2020, before being acquired by Greenfire, JACOS had drilled 42 delineation wells for resource evaluation at the Expansion Asset.

As evaluated by McDaniel as of December 31, 2022, proved undeveloped reserves are from planned well locations in the Alberta Energy Regulator approved development area and are within three miles from existing bitumen producing wells at the Demo Asset and Expansion Asset. Development plans include new well pairs that consist of horizontal steam injector wells placed approximately 15 feet (5 meters) above horizontal bitumen production wells in a reservoir that has a minimum of 32 feet (10 meters) of average bitumen net pay and up to over 100 feet (30 meters). Spacing between well pairs at both the Demo Asset and Expansion Asset is approximately 325 feet (100 meters). Future development plans include drilling infill horizontal bitumen production wells between existing and new well pairs.

In order to make the most efficient use of Greenfire’s steam generating and oil treating facilities, the drilling and steaming of new wells would take place over 30 years. Development of Greenfire’s proved undeveloped reserves will take place in an orderly manner as additional well pairs and infills are drilled to use available steam when existing well pairs reach the end of their steam injection phase. The forecasted production of Greenfire’s proved reserves extends approximately 33 years.

Seasonality of the Business

The level of activity in the Canadian oil and gas industry is influenced by seasonal weather patterns. A mild winter or wet spring may result in limited access and, as a result, reduced operations or a cessation of operations. Greenfire operates in an area of extreme weather conditions. Cold temperatures affect the properties of diluent and bitumen and may contribute to production difficulties, delivery problems and increased operating costs. Winter driving conditions in Northern Alberta can affect truck transportation of Greenfire’s bitumen, and cold weather can lead to equipment failure and slowdown. Warmer temperatures can lead to equipment failures and slowdowns not only at the Expansion Asset and Demo Asset but can also affect delivery of operating inputs such as natural gas and cause power price surges.

Municipalities and provincial transportation departments enforce road bans that restrict the movement of drilling rigs and other heavy equipment during periods of wet weather, thereby reducing activity levels. Also, certain oil and natural gas producing areas are located in areas that are inaccessible other than during the winter months because the ground surrounding the sites in these areas consists of swampy terrain. Seasonal factors and unexpected weather patterns may lead to increases or declines in exploration and production activity as well as increases or declines in the demand for the goods Greenfire produces.

Raw Materials

Production from in-situ oil sands reservoirs using SAGD processes has various inputs including natural gas, power and water to create steam, and condensate as diluent for blending with the bitumen in order to transport the bitumen production via pipeline.

Pursuant to the Expansion Diluent Agreement (as defined below), the Petroleum Marketer has agreed to sell to Greenfire all of the condensate required for Greenfire’s blending with its bitumen production to satisfy pipeline specification. Condensate is locally sourced at Edmonton and delivered to the Expansion Asset via the Inter Pipeline Polaris Pipeline. Production from the Expansion Asset is diluted with condensate to meet pipeline specifications.

Greenfire produces non-diluted bitumen at the Demo Asset. That is a product that is relatively unique in Alberta’s oilsands. Historically, each barrel of production was transported from the Demo Asset to several locations, with optionality to deliver to both pipeline and rail sales points, depending on the economics of each option at the time of sale. At pipeline connected sales points, Demo Asset bitumen is blended with diluent to reach pipeline specifications. At rail connected terminals, Demo Asset bitumen is moved into railcars and transported to its final sales destination, generally without the need to blend with diluent.

With the construction of the truck offloading facility at the Expansion Asset, most of the bitumen production from the Demo Asset is trucked to the Expansion Asset, blended with diluent and sold into the pipeline. However, from time to time, Greenfire may choose to transport bitumen from the Demo Asset to other pipeline sales points or by rail if the economics of selling non-diluted bitumen at those sales points are relatively attractive.

Natural gas is a primary energy input cost for Greenfire. Natural gas is used as fuel to generate steam for SAGD operations. Greenfire purchases natural gas in Alberta from the AECO system. AECO is the Western Canadian benchmark for natural gas. The AECO Hub gas storage facility in southern Alberta is one of the largest natural gas hubs in North America, with its substantial production and storage capability and extensive network of export pipelines. Generally, natural gas is shipped to Greenfire’s systems via the NOVA Gas Transmission Ltd. system.

The Company sources water for its SAGD operations from water wells. Condensed steam emulsion is recovered with bitumen from wells, which are processed at the surface to separate the bitumen from water. The recovered water is treated and recycled back into the process. Greenfire has a water recycling rate of 94%.

Electricity necessary for the operation of the Expansion Asset and Demo Asset is sourced from the Alberta power grid and Greenfire pays market prices for electricity.

Marketing

Greenfire has entered into three separate marketing agreements with the Petroleum Marketer as described under the heading “Description of Business — Material Contracts, Liabilities and Indebtedness — Marketing Agreements.” The Petroleum Marketer purchases all of Greenfire’s bitumen and blend and provides and arranges transportation via trucks and pipelines for Greenfire’s products in exchange for a marketing fee.

Customer Base and Principal Markets

Greenfire’s revenue from contracts with customers primarily consists of non-diluted and diluted bitumen sales. All of Greenfire’s diluted and non-diluted bitumen production is produced by Greenfire in Alberta and is sold to the Petroleum Marketer. As such, substantially all of Greenfire’s total revenue in 2021 and 2022 was from Alberta and provided by the Petroleum Marketer. For a description of the terms of the marketing agreements with the Petroleum Marketer see subsection “Description of Business — Material Contracts, Liabilities and Indebtedness — Marketing Agreements” below.

Principal Capital Expenditures

The Company’s principal capital expenditures in 2022 and 2021 (excluding capital expenditures relating to the acquisitions of the Demo Asset and Expansion Asset) are set forth in the table below:

	Year ended December 31,
(CAD$ in thousands)	2022	2021
Drilling and completion	6,942	17
Equipment, facilities and pipelines	23,329	3,151
Workovers and maintenance capital	204	831
Geological & geophysical (G&G)	(9)	64
Capitalized and other	9,126	531
Total Capital expenditures	39,592	4,594

As at June 30, 2023, Greenfire had committed approximately CAD$34 million of further net capital expenditures in 2023 related to its facility optimization activities for the Expansion Asset and Demo Asset, which are described in further detail under the heading “— Property, Plant and Equipment” below. The Company anticipates satisfying these capital commitments with funds from operations.

Reserves

Greenfire’s 2022 and 2021 year-end reserves evaluations were conducted by McDaniel & Associates Consultants Ltd. (“McDaniel”) with an effective date of December 31, 2022 and December 31, 2021, respectively. McDaniel evaluated 100% of Greenfire’s reserves, which are all located in the Province of Alberta, Canada. First established in 1955, McDaniel has a reputation for consistent and reliable oil and gas consulting services, providing third party reserve reports and certifications for over 60 years with a team of highly skilled and qualified engineers and geoscientists. The technical person primarily responsible for preparing and overseeing the estimates of Greenfire’s annual reserves evaluation is Mr. Jared Wynveen, the Executive Vice President of McDaniel. Mr. Wynveen graduated from Queen’s University in 2006 with a Bachelor of Science degree in Mechanical Engineering. A professional member of the Association of Professional Engineers and Geoscientists of Alberta (Permit No. 3145), Mr. Wynveen brings over 15 years of experience in oil and gas reservoir studies and evaluations. Mr. Wynveen’s education, training and technical expertise along with his years of experience within the oil and gas industry, more than qualify him in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information as set forth by the Society of Petroleum Engineers. Mr. Wynveen is proficient in applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserve definitions and guidelines.

The primary technical person responsible for overseeing the reserve estimates at Greenfire is Ms. Crystal Park, the Senior Vice-President, Corporate Development. Ms. Park graduated from the University of Alberta in 1998 with a Bachelor of Science degree in Chemical Engineering. Ms. Park also holds a Master of Business Administration with a dual specialization in Finance and Global Energy Management from the Haskayne Faculty of the University of Calgary. A professional member with APEGA (Permit No. 66172) since her enrollment in 1998, Ms. Park has over 25 years of related oil and gas industry experience including reserves evaluation and coordination at companies such as AJM Deloitte, Sproule Associates Limited, Enerplus Corporation, and Sunshine Oilsands Ltd. Ms. Park is proficient in applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserve definitions and guidelines.

Greenfire’s internal staff of engineers, geoscience professionals, operations, land, finance and accounting, and, prior to Greenfire’s annual reserves process, marketing personnel, work closely together to ensure the integrity, accuracy and timeliness of data to furnish to, and work with, our independent reserve engineers in their reserve evaluation process. Greenfire’s internal reserves process follows a rigorous workflow where the multidisciplinary teams come together to vet model assumptions and input before the technical team meets with the independent reserve engineers to review Greenfire’s properties and discuss methods and assumptions used to prepare reserve estimates.

Greenfire’s internal controls over reserve estimates include reconciliation and review controls, including: an internal review of assumptions used in the estimation; senior executive approval on data inputs provided by the technical staff; reconciliations between the evaluation report and the data provided by the technical staff; and a thorough internal review performed by both management and the executive team over the independent reserve engineers’ evaluation of Greenfire’s oil and gas reserves, prior to the presentation of those reserve estimates to the Greenfire Board.

Greenfire has implemented certain oversight, review and internal control processes regarding its reserve evaluation, including requiring approval from the Greenfire Board. The Greenfire Board performs the oversight role of Greenfire’s oil and gas reserves. On a yearly basis, the Greenfire Board meets with Greenfire’s management, where the reserves evaluation performed by the independent engineering firm is presented and the Greenfire Board provides its review, analysis and approval of that evaluation.

Greenfire establishes its proved reserves estimates using standard geological and engineering technologies and computational methods, which are generally accepted by the petroleum industry. Greenfire primarily prepares its proved reserves additions by analogy using type curves that are based on volumetric and decline curve analysis of producing wells in Greenfire’s and analogous reservoirs. Reasonable certainty is further established over Greenfire’s proved reserve estimates by using one or more of the following methods: geological and geophysical information to establish reservoir continuity between penetrations, analytical and numerical simulations, or other proprietary technical and statistical methods.

The technologies employed by McDaniel use standard engineering methods that are generally accepted by the petroleum industry. Greenfire employs well logs, production tests, seismic and core data, as well as historical and analogous production trends to develop proved reserves estimations. The disclosures contained in this section providing oil and gas information are prepared in accordance with FASB Accounting Standards Codification topic 932; Extractive Activities — Oil and Gas. Greenfire’s financial reporting is prepared in accordance with IFRS as issued by the International Accounting Standards Board.

For the purposes of determining proved oil and natural gas reserves under SEC requirements as at December 31, 2022 and 2021, Greenfire used the 12-month average price, defined by the SEC as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period.

McDaniel prepared two reports on the reserves of Greenfire as of December 31, 2022 and 2021, respectively, which were prepared in accordance with guidelines specified in Item 1202(a)(8) of Regulation S-K and in conformity with Rule 4-10(a) of Regulation S-X, and are to be used for inclusion in certain filings of the SEC; such reports are filed as Exhibits 99.8 and 99.9 to this Registration Statement/Proxy Statement.

Reserve Information

The following definitions are consistent with SEC regulations, including Rule 4-10(a) of Regulation S-X. The terms that Greenfire uses (“proved reserves”, “developed reserves”, “undeveloped reserves”) are consistent with the definitions for “proved oil and gas reserves”, “developed oil and gas reserves” and “undeveloped oil and gas reserves” used in the SEC regulations, including Rule 4-10(a) of Regulation S-X.

Proved reserves.    Proved reserves are those quantities of bitumen, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Developed reserves.    Developed reserves are reserves that can be expected to be recovered:

i.       Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

ii.      Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Undeveloped reserves.    Undeveloped reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Greenfire cautions users of this information as the process of estimating reserves is subject to uncertainty. The reserves are based on economic and operating conditions. Therefore, changes can be made to future assessments as a result of a number of factors, which can include new technology, changing economic conditions and development activity. Net reserves presented in this section represent Greenfire’s working interest share of the gross remaining reserves, after deduction of any crown, freehold and overriding royalties. Such royalties are subject to change by legislation or regulation and can also vary depending on production rates, selling prices and timing of initial production.

Summary of Corporate Reserves

The following tables are summaries of Greenfire’s estimated proved reserves at December 31, 2022, 2021, and 2020, as reconciled between the three years:

Constant Prices and Costs (unaudited)	Bitumen(2) (mbbl)	Barrels of Oil Equivalent (mboe)
Net Proved Developed and Proved Undeveloped Reserves(1)

December 31, 2020
Developed	0.0	0.0
Undeveloped	0.0	0.0
Total – December 31, 2020	0.0	0.0

Extensions & Discoveries	0.0	0.0
Improved Recovery	0.0	0.0
Technical Revisions	0.0	0.0
Acquisitions	172,580.2	172,580.2
Dispositions	0.0	0.0
Production – 2021	(2,820.0)	(2,820.0)
December 31, 2021	169,760.2	169,760.2

____________

(1)      Numbers may not add due to rounding.

(2)      Bitumen, as defined by the SEC, “is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis.” Under this definition, all of Greenfire’s thermal and primary heavy crude oil reserves have been classified as bitumen.

Constant Prices and Costs (unaudited)	Bitumen(2) (mbbl)	Barrels of Oil Equivalent (mboe)
Net Proved Developed and Proved Undeveloped Reserves(1)

December 31, 2021
Developed	37,792.0	37,792.0
Undeveloped	131,968.2	131,968.2
Total – December 31, 2021	169,760.2	169,760.2

Extensions & Discoveries	0.0	0.0
Improved Recovery	0.0	0.0
Technical Revisions	(16,431.0)	(16,431.0)
Acquisitions	0.0	0.0
Dispositions	0.0	0.0
Production – 2022	(7,116.9)	(7,116.9)
December 31, 2022	146,212.3	146,212.3

December 31, 2022
Developed	30,439.8	30,439.8
Undeveloped	115,772.5	115,772.5
Total – December 31, 2022	146,212.3	146,212.3

____________

(1)      Numbers may not add due to rounding.

(2)      Bitumen, as defined by the SEC, “is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis.” Under this definition, all of Greenfire’s thermal and primary heavy crude oil reserves have been classified as bitumen.

In 2021, Greenfire’s production, net of royalties, was 2.8 MMBOE after the acquisitions of the Demo Asset and Expansion Asset.

In 2021, Greenfire’s proved reserves increased by 172.6 MMBOE, which was the result of the acquisitions of the Demo Asset and Expansion Asset.

In 2022, Greenfire’s production, net of royalties, was 7.1 MMBOE.

In 2022, Greenfire’s proved reserves decreased by 16.4 MMBOE, which was the result of:

(i)     a decrease of 26.2 MMBOE resulting from higher prices used in 2022 causing higher royalty rates, which reduces net reserves volumes, offset by

(ii)    positive performance revisions, other than price, of 9.8 MMBOE, approximately 15% of which (1.5 MMBOE) attributed to positive performance revisions at the producing pads and approximately 85% of which (8.3 MMBOE) attributed to increased operating costs (non-energy and updates in the TIER regulatory costs) and capital costs during the reporting period (as capital costs increase, net reserves volumes increases because royalties decrease).

Steam generation represents a large proportion of Greenfire’s capital and operating costs. Therefore, development plans anticipate that, in order to make the most efficient use of Greenfire’s steam generating and oil treating facilities, the drilling and steaming of new wells would take place over 30 years. Development of Greenfire’s proved undeveloped reserves will take place in an orderly manner as additional well pairs are drilled to use available steam when existing well pairs reach the end of their steam injection phase. The forecasted production of Greenfire’s proved reserves extends approximately 33 years. This approach means that it will take longer than five years to develop most of Greenfire’s proved undeveloped reserves.

Proved reserves are estimated based on the average first-day-of-month prices during the 12-month period for the respective year. The average prices used to compute proved reserves at December 31, 2022 were WTI: $94.14 per bbl, WCS: CAD$97.68 per bbl, Edmonton C5+ CAD$120.59 per bbl, Henry Hub: $6.25 per MMBtu, and AECO

Spot: CAD$5.62 per MMBtu. The average prices used to compute proved reserves at December 31, 2021 were WTI: $66.55 per bbl, WCS: CAD$66.43 per bbl, Edmonton C5+ CAD$83.96 per bbl, Henry Hub: $3.64 per MMBtu, and AECO Spot: CAD$3.57 per MMBtu. Prices for bitumen, oil, diluent and natural gas are inherently volatile.

Changes to Greenfire’s proved undeveloped reserves during 2021 are summarized in the table below:

Barrels of Oil Equivalent (mboe)(1)
December 31, 2020	0
Extensions and discoveries	0
Technical revisions	0
Acquisitions	131,968.2
Conversions to developed	0
December 31, 2021	131,968.2

Changes to Greenfire’s proved undeveloped reserves during 2022 are summarized in the table below:

Barrels of Oil Equivalent (mboe)(1)
December 31, 2021	131,968.2
Extensions and discoveries	0
Technical revisions	(16,195.7)
Conversions to developed	0
December 31, 2022	115,772.5

____________

(1)      Numbers may not add due to rounding.

In 2021, Greenfire’s proved undeveloped reserves increased by approximately 132 MMBOE, which was the result of the acquisitions of the Demo Asset and Expansion Asset.

In 2022, Greenfire’s proved undeveloped reserves decreased by 16.2 MMBOE, which was the result of:

(i)     A decrease of 23.8 MMBOE resulting from higher prices used in 2022 causing higher royalty rates, which reduces net reserves volumes, offset by

(ii)    Positive revisions, other than price, of 7.6 MMBOE attributed to increased operating costs (non-energy and updates in the TIER regulatory costs) and capital costs during the reporting period (as capital costs increase, net reserves volumes increases because royalties decrease).

No changes to the reserve booking have been made as a result of the removal of uneconomic or undeveloped locations due to changes in a previously adopted development plan. No proved undeveloped reserves were converted to developed status during the year ended December 31, 2022. Neither Greenfire nor JACOS has drilled any wells with the intention of producing bitumen since 2019.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The future net revenues and net present values presented in this summary were calculated using constant prices and costs based on the average first-day-of-the-month petroleum product prices for the 12 months of 2022 and 2021, with no inflation of operating or capital costs, and were presented in Canadian dollars. All of the future net revenues and net present value estimates in this summary are presented before income taxes. A 10% discount factor was applied to the future net cash flows. Future development costs used in the calculation of future net revenue includes the costs to settle the asset retirement obligations for each period presented. The future net revenues presented in this summary may not necessarily represent the fair market value of the reserves estimates. Greenfire’s management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated. The prescribed discount rate of 10% may not appropriately reflect interest rates.

The following table summarizes the standardized measure of discounted future net cash flows relating to proved reserves, for the years ended December 31, 2022 and 2021:

(CAD$ in millions)	For the year ended December 31,
	2022	2021
Future cash inflows	10,275.8	7,167.7
Future production costs	3,491.1	2,448.3
Future development/abandonment costs	1,273.8	1,143.7
Deferred income taxes	1,053.1	360.8
Future net cash flows	4,457.8	3,214.9
Less 10% annual discount factor	(2,361.0)	(1,777.6)
Standardized measure of discounted future net cash flows	2,096.9	1.437.3

The following table reconciles the changes in standardized measure of future net cash flows discounted at 10% per year relating to proved bitumen, heavy oil and natural gas producing reserves:

(CAD$ in millions)	For the year ended December 31,
	2022	2021
Standardized measure of discounted future net cash flows at beginning of year	1,437.3	0.0
Oil and gas sales during period net of production costs and royalties(1)	(725.7)	(178.8)
Changes due to prices(2)	1,175.0	0.0
Development costs during the period(3)	39.4	4.5
Changes in forecast development costs(4)	(148.7)	(401.2)
Changes resulting from extensions, infills and improved recovery(5)	0.0	0.0
Changes resulting from discoveries(2)	0.0	0.0
Changes resulting from acquisition of reserves(5)	0.0	1,486.4
Changes resulting from disposition of reserves(5)	0.0	0.0
Accretion of discount(6)	148.6	0.0
Net change in income tax(7)	(682.2)	(208.7)
Changes resulting from other changes and technical reserves revisions plus effects on timing(8)	864.1	735.0
Standardized measure of discounted future net cash flows at end of year	2,096.9	1,437.3

____________

(1)      Company actual before income taxes, excluding general and administrative expenses.

(2)      The impact of changes in prices and other economic factors on future net revenue.

(3)      Actual capital expenditures relating to the exploration, development and production of oil and gas reserves.

(4)      The change in forecast development costs.

(5)      End of period net present value of the related reserves.

(6)      Estimated as 10 percent of the beginning of period net present value.

(7)      The difference between forecast income taxes at beginning of period and the actual taxes for the period plus forecast income taxes at the end of the period

(8)      Includes changes due to revised production profiles, development timing, operating costs, royalty rates and actual prices received versus forecast, etc.

The following table summarizes net capitalized costs relating to petroleum and natural gas producing activities, as at December 31, 2022 and 2021:

	As of December 31,
(CAD$ in millions)	2022	2021
Proved oil and gas properties	1,058.0	1,017.0
Unproved oil and gas properties	0.0	0.0
Total capitalized costs	1,058.0	1,017.0
Accumulated depletion and depreciation	(96.0)	(28.0)
Net Capitalized Costs	962.0	989.0

The following table summarizes costs incurred in petroleum and natural gas property acquisitions, exploration and development activities, for the years ended December 31, 2022 and 2021:

	For the year ended December 31,
(CAD$ in millions)	2022	2021
Property acquisition (disposition) costs
Proved oil and gas properties – acquisitions	0.0	1,010.0
Proved oil and gas properties – dispositions	0.0	0.0
Unproved oil and gas properties	0.0	0.0
Exploration costs	0.0	0.0
Development costs	41.0	7.0
Total Expenditures	41.0	1,017.0

Employees and Training

As at December 31, 2022, Greenfire had 165 full and part-time employees (with 35 of those employees at Greenfire’s principal office in Calgary and the remaining employees on site at the Expansion Asset and/or the Demo Asset), compared to 171 as at December 31, 2021 (with 39 of those employees at Greenfire’s head office in Calgary and the remaining on site at the Expansion Asset and Demo Asset). All employees were located in Canada, and all pertained to Greenfire’s core business activity of producing bitumen by SAGD processes from in-situ oil sands reservoirs.

Operational Processes and Systems

To assist in managing fluctuations in commodity pricing, Greenfire seeks to implement cost efficiencies across all of its operations.

Since acquiring the Demo Asset and Expansion Asset in 2021, Greenfire has sought to improve its operating and transportation expenses and pursue low risk opportunities to further enhance production with limited capital expenditures. The costs of energy and goods and services have increased over the period that Greenfire has operated the Demo Asset and Expansion Asset. Greenfire has managed its operating expenses by increasing water handling, surface facility debottlenecking and optimizing workforce and operating processes.

Capital Cost Efficiencies

Since acquiring the Demo Asset and Expansion Asset in 2021, Greenfire has implemented a modest capital expenditure program focused on surface debottlenecking programs at the Expansion Asset and Demo Asset to enable additional potential capacity for production growth at both existing facilities. As of August 2022, Greenfire commissioned water disposal wells at both sites to improve water handling capability. These wells are in the process of being conditioned for maximum water disposal which will reduce off site waste disposal expenses. Greenfire believes that increasing water disposal capability at the Demo Asset and Expansion Asset will optimize fluid handling capacity at the sites which may lead to increased production. Greenfire is executing well optimization techniques to maximize production per well from its reservoirs. As of December 31, 2022, Greenfire has only approximately 39 of its 56 drilled wells pairs currently online.

Sustainability

Greenfire seeks to do business in a responsible, safe and sustainable manner. The Company seeks to continue to improve and strengthen its strategies for air quality, emissions, water, waste, land and biodiversity, risk management, health and safety and First Nations relations. These areas are critical based on their significant impact to building a sustainable company and Greenfire’s ESG framework. Since Greenfire acquired the Demo Asset and Expansion Asset, it has focused on optimization efficiencies to improve carbon intensity and reduce waste. To date, Greenfire’s sustainability program has been focused on the following goals:

•        Improve Assets Carbon Emission Intensity — Optimization and efficiency gains at the Expansion Asset and Demo Asset are reducing carbon emission intensity per barrel.

•        Reduced Diluent Use and Waste — More attentive operations team and processes to operate equipment at enhanced conditions to reduce diluent loss and usage.

•        Transportation and Travel Mileage — Construction of a truck offloading facility at the Expansion Asset to accept trucked production volumes from the Demo Asset has reduced approximately 620 miles of trucking per truck load of bitumen production from the Demo Asset.

•        Water Quality and Recycling — Greenfire operates with higher quality boiler feed water and water quality standards relative to the previous operator. Greenfire has improved its water recycling performance and is currently recycling 94% of the water used in its steam production operations with minimal water loss replacements.

•        Fugitive Emissions Monitoring — Annual fugitive emissions studies to proactively identify and rectify any potential leaks.

The Company intends to continue to evolve its approach to sustainability and to developing ESG focus areas to bring visibility to what Greenfire feels are key priorities as a Canadian oil sands producer.

Climate, Air & Emissions

Greenfire is focused on reducing its Scope 1 and Scope 2 greenhouse gas emissions in line with the Canadian government’s national commitments and is evaluating process optimizations and carbon reduction technologies that have the potential to deliver localized solutions.

Greenfire is constantly monitoring the air quality at and adjacent to its Hangingstone Facilities. The results from this monitoring consistently show compliance with Provincial and Federal air quality objectives. For 2022, Greenfire reported zero contraventions with its air quality monitoring.

Water

Greenfire is actively working to reduce its reliance on non-saline water by optimizing its usage at its Hangingstone Facilities. By recycling 94% used in its steam production operations, Greenfire minimizes the need for non-saline water to be used to make-up any water shortages within its industrial process. All Greenfire’s non-saline water is conveyed via dedicated underground pipelines, eliminating the need for trucks and their corresponding emissions.

Indigenous Relations

Greenfire recognizes the rights of First Nations, Metis, and Inuit peoples and is committed to working collaboratively with First Nation communities in an atmosphere of integrity, honor and respect. Greenfire continues its collaborative participation in the Indigenous Advisory Group (the “IAG”). Founded by JACOS, the IAG comprises members from various local First Nation communities in the Fort McMurray region, providing valuable traditional knowledge and ensuring Greenfire upholds the highest possible standards of environmental protection and monitoring. The IAG is a critical instrument in guiding engagement with the local First Nation Communities.

Greenfire also provides scholarships for local First Nations students to train in environmental monitoring programs. These programs increase access to related future employment opportunities, help the development of First Nation entrepreneurial enterprises, promote the transmission of First Nation knowledge within local communities and enhance cultural connections to the land.

Greenfire is committed to the ongoing development of trust-based equitable and beneficial partnerships with local First Nation communities.

Land & Biodiversity

Greenfire seeks to minimize its land disturbances by practicing avoidance, using existing land disturbances for future development and reclaiming end-of-life site to equivalent land capacity. Additionally, Greenfire supports a road reclamation research project at its Demo Asset that is implementing innovative solutions to the remediation and reclamation of local swamps/bogs, commonly referred to as muskeg.

Risk Management

Greenfire’s operating team identifies operational risks to Greenfire in order to implement systems and execute procedures to adequately address those risks and reduce their impact on Greenfire. This process has been driven on a team basis with each individual team (i.e., Health and Safety, Facilities, or Drilling) identifying, assessing and managing their own operational risks with associated risk matrices. The Company believes that risks related to climate change and the transition to a lower carbon economy will increasingly impact Greenfire. A net zero economy, supported by the Canadian Net-Zero Emissions Accountability Act (the “CNEAA”) and enacted through new policies, regulations, and standards is emerging in Canada. Greenfire continues to evaluate key emerging issues that may impact the Canadian energy sector as it moves to align with Canada’s Net-Zero 2050 ambitions.

Health & Safety

The health and safety of Greenfire’s personnel, including its employees, contractors, and the communities Greenfire works in, is its highest priority. The Company actively works to ensure that every employee and contractor is aware of, understands, and adheres to the Health and Safety Management System and associated policies. Safety is a shared responsibility of Greenfire’s leaders, employees, and contractors.

Legal

This section describes legal and other general matters relating to Greenfire, including insurance, material contracts entered into outside the ordinary course of business, property, plant and equipment, intellectual property rights and legal proceedings, investigations and other regulatory matters, industry conditions and government regulation.

Material Contracts, Liabilities and Indebtedness

Letters of Credit

Prior to the JACOS Acquisition, JACOS had long-term pipeline transportation contracts for the Expansion Asset, which were subject to credit requirements requiring letters of credit to guarantee future payments under the contracts. Upon the completion of the JACOS Acquisition, the Petroleum Marketer provided CAD$51.5 million in letters of credit in relation to these long-term pipeline transportation agreements under the terms of a letter of credit facility agreement (the “Letter of Credit Agreement”). As of December 31, 2022, including other letters of credit for utilities, capital projects and credit cards, Greenfire had total letters of credit with a face value of CAD$54.8 million.

Under the Letter of Credit Agreement, Greenfire contributes a minimum of $2 million per month into a funding reserve account (the “Reserve Account”) until the balance of the Reserve Account is equal to 105% of the aggregate face amount of all letters of credit issued under the Letter of Credit Agreement. As at December 31, 2022, the Reserve Account balance was CAD$27.3 million. Cash collateralized amounts incur an interest rate of 1% and the remaining balance incurs an interest rate of 6%.

Greenfire Bonds

Greenfire currently has outstanding approximately $217.9 million in principal amount of Greenfire Bonds. The Greenfire Bonds mature on August 15, 2025 and bear interest at 12% per annum. The Greenfire Bonds are secured by a first priority lien on substantially all the assets of Greenfire and its wholly-owned subsidiaries.

For additional details of the terms of the Greenfire Bonds and the Greenfire Indenture see “Greenfire Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity — Greenfire Bonds”.

Marketing Agreements

Greenfire has entered into three separate marketing agreements with Petroleum Marketer. The Petroleum Marketer purchases substantially all of Greenfire’s bitumen and blend and provides and arranges transportation via trucks and pipelines for Greenfire’s products and condensate in exchange for a marketing fee.

In April 2021, in conjunction with GAC completing the acquisition of the Demo Asset, the Petroleum Marketer and GAC entered into a marketing agreement (the “Demo Marketing Agreement”) pursuant to which the Petroleum Marketer agreed to purchase 100% of monthly produced bitumen volumes from the Demo Asset. The Demo Marketing Agreement was subsequently amended to replace GAC with GROC. Under the Demo Marketing Agreement, the purchase price is the weighted average of all sales to third parties of the product purchased by Petroleum Marketer. The price is adjusted based on a number of other factors and there are certain other fees and payments payable by GROC. The Demo Marketing Agreement originally had a term expiring on April 1, 2024, but in December 2022, the Demo Marketing Agreement was amended to extend the term until April 1, 2025, in addition to making certain other amendments, all of which will become effective when and if the closing of the Business Combination occurs. Under the terms of the Demo Marketing Agreement, under certain circumstances if there is a “Change of Control” (as defined in the Demo Marketing Agreement) of Greenfire or GROC, there will be a fee payable by Greenfire to the Petroleum Marketer, however the Petroleum Marketer agreed to waive that fee for the Business Combination and the other transactions contemplated by the Business Combination Agreement.

In October 2021, in conjunction with Greenfire completing the JACOS Acquisition, the Petroleum Marketer and JACOS (as predecessor to GROC) entered into a marketing agreement (the “Expansion Marketing Agreement”) pursuant to which the Petroleum Marketer agreed to purchase 100% of monthly diluted bitumen volumes from the Expansion Asset. Under the Expansion Marketing Agreement, the purchase price is based on the weighted average of all sales to third parties of the product purchased by Petroleum Marketer. The price is adjusted based on a number of other factors and there are certain other fees and payments payable by Greenfire. The Expansion Marketing Agreement originally had a term expiring in October 2026, but in December 2022, the Expansion Marketing Agreement was amended to extend the term until October 2027, in addition to making certain other amendments.

In October 2021, in conjunction with Greenfire completing the JACOS Acquisition, the Petroleum Marketer and JACOS (as predecessor to GROC) entered a marketing agreement (the “Expansion Diluent Agreement”) pursuant to which the Petroleum Marketer agreed to sell to Greenfire 100% of the condensate required for Greenfire’s blending with its bitumen production to satisfy pipeline specifications. Under the Expansion Diluent Agreement, the purchase price is based on the weighted average market price for condensate at the time. The price is adjusted based on a number of other factors, and there are certain other fees and payments payable by Greenfire under the terms of the Expansion Diluent Agreement. The Expansion Diluent Agreement originally had a term expiring in October 2026, but in December 2022, the Expansion Marketing Agreement was amended to extend the term until October 2027, in addition to making certain other amendments.

Risk Management Contracts

As part of Greenfire’s normal operations, it is exposed to volatility in commodity prices. In an effort to manage these exposures, Greenfire uses various financial risk management contracts and physical sales contracts that are intended to reduce the volatility in Greenfire’s cash flow, as well as to ensure Greenfire’s ability to service and repay indebtedness.

Insurance

Greenfire maintains insurance coverage for damage to its commercial property, third-party liability, and employers’ liability, sudden and accidental pollution and other types of loss or damage. The insurance coverage is subject to deductibles that must be met prior to any recovery. Additionally, the insurance is subject to exclusions and limitations, and such coverage may not adequately protect it against liability from all potential consequences and damages. See “Risk Factors — Risks Relating to Greenfire’s Operations and the Oil and Gas Industry — Not all risks of conducting oil and natural gas opportunities are insurable and the occurrence of an uninsurable event may have a materially adverse effect on Greenfire.”

Property, Plant and Equipment

Greenfire’s headquarters are located in Calgary, Alberta, Canada. Greenfire’s operating assets is located in the Athabasca region of Alberta, Canada, approximately 30 miles southwest of Fort McMurray, Alberta, Canada. Greenfire’s principal properties are the Demo Asset and Expansion Asset. In addition, Greenfire holds approximately 63,766 gross hectares (25,524 net hectares) of undeveloped lands which are also in the Athabasca region.

Greenfire’s property, plant and equipment (the “PP&E”) primarily relates to its development and production assets, which primarily consist of the Hangingstone Facilities (which are SAGD production facilities) ultimately used to generate bitumen production.

The land included in the PP&E is not owned by Greenfire. The surface and mineral rights attached to the land are primarily leased from the Government of Alberta pursuant to standard Alberta government lease agreements as described in more detail under the heading “— Land Tenure — Mineral rights.”

Alberta has surface rights owners and mineral rights owners, and some individuals or organizations may own rights to both. Surface rights owners own the surface and substances such as sand and gravel, but not the minerals. The company or individual who owns the mineral rights owns all mineral substances found on and under the property. There are often different surface and mineral owners on the same land. The mineral owner has the right to explore for and recover the minerals but at the same time must do this in a reasonable manner so as to not significantly affect use of the surface. The Crown owns 81% of mineral rights in Alberta, with the remaining mineral rights largely owned by federal groups (National parks, Indigenous rights, etc.), and legacy companies (Canadian Pacific Railway Limited, Canadian National Railway Company, etc.).

Prior to beginning any development activity, Greenfire is required to undergo multiple consultations, including environmental and First Nations assessments. These assessments can impact how, and when, Greenfire proceeds with development activity.

Well and facility assets (including the Hangingstone Facilities) included in the PP&E are owned by Greenfire in proportion to its working interest in each respective asset. These assets are used to extract and process bitumen produced from Greenfire’s leased properties.

In association with each of these assets, Greenfire has a responsibility to safely manage each well it leases and operates, as well as the associated pipelines and facilities. This includes all stages of a well’s life cycle: exploration, development and operation, and end-of-life activities including abandonment, and reclamation. When energy infrastructure has been suspended and is no longer needed, the company that owns it must permanently dismantle it. The provincial requirements for how this is done vary by the type of infrastructure. For example, when a company no longer needs a well to support its oil and gas development, the well must be permanently sealed and taken out of service. This part of the closure process is known as abandonment, and includes both subsurface and surface abandonment activities. After the well is abandoned, the land around it must be returned to its original state, in a process known as reclamation. As part of required reclamation activities, companies have a duty to reduce land disturbance, clean up contamination, salvage, store and replace soil, and revegetate the area to equivalent land capacity.

Greenfire’s corporate assets include furniture and fixtures, computer hardware and software, and leasehold improvements. Right-of-use assets consist of Greenfire’s office leases in Calgary.

(CAD$ in thousands)	Development and Production Assets	Corporate Assets	Right-of-Use Assets	Total
PP&E, at cost:
Balance – December 31, 2021	1,016,654	462	—	1,017,116
Expenditures on PP&E(1)	39,425	167	—	39,592
Right-of-use asset additions	—	—	969	969
Revaluation of decommissioning liabilities	1,237	—	—	1,237
Balance – December 31, 2022	1,057,316	629	969	1,058,914
Accumulated depletion, depreciation and impairment
Balance – December 31, 2021	(27,949)	(47)	—	(27,996)
Depletion and depreciation(2)	(67,623)	(185)	(60)	(67,868)
Balance – December 31, 2022	(95,572)	(232)	(60)	(95,864)
Net book value – December 31, 2021	988,705	415	—	989,120
Net book value – December 31, 2022	961,744	397	909	963,050

____________

(1)       Additions for the year ended December 31, 2022 include capital expenditures on drilling water disposal facilities at both the Expansion Asset and Demo Asset, bitumen truck off-loading facility at the Expansion Asset designed to receive trucked sales volumes from the Demo Asset, as well as planned major turnarounds at both facilities.

(2)      No indicators of impairment were identified at December 31, 2022 as such no impairment test was performed.

Facility and Infrastructure Planning

Greenfire estimates that it has debottlenecked facility capacity of approximately 7,500 bbls/d at the Demo Asset and 35,000 bbls/d at the Expansion Asset. Greenfire is currently planning an approximate CAD$34 million net capital expenditure program in 2023, in order to further optimize and grow production.

Capital Expenditures	2023 Expected Net Spend (CAD $MM)
Demo Asset	$10
Expansion Asset	$24
Total	$34

The 2023 capital expenditure program is anticipated to cost a total of CAD$34 million and is expected to be funded with Greenfire’s cash flow.

Legal Proceedings, Investigations and Other Regulatory Matters

From time to time, Greenfire is involved in litigation matters and may be subject to fines or regulatory audits, including in relation to health, safety, security and environment matters, arising in the ordinary course of business. Greenfire is not currently a party to any litigation, legal proceedings, investigations or other regulatory matters that are likely to have a material adverse effect on Greenfire’s business, financial position or profitability.

Industry Conditions and Governmental Regulation

Companies operating in the Canadian oil and gas industry are subject to extensive regulation and control of operations (including with respect to land tenure, exploration, development, production, refining and upgrading, transportation, and marketing) as a result of legislation enacted by various levels of government as well as with respect to the pricing and taxation of petroleum and natural gas through legislation enacted by, and agreements among, the federal and provincial governments of Canada, all of which should be carefully considered by investors in New Greenfire. All current legislation is a matter of public record and Greenfire is unable to predict what additional legislation or amendments governments may enact in the future.

Greenfire’s assets and operations are regulated by administrative agencies that derive their authority from legislation enacted by the applicable level of government. Regulated aspects of Greenfire’s upstream oil and natural gas business include all manner of activities associated with the exploration for and production of oil and natural gas, including, among other matters: (i) permits for the drilling of wells and construction of related infrastructure; (ii) technical drilling and well requirements; (iii) permitted locations and access to operation sites; (iv) operating standards regarding conservation of produced substances and avoidance of waste, such as restricting flaring and venting; (v) minimizing environmental impacts, including by reducing emissions; (vi) storage, injection and disposal of substances associated with production operations; and (vii) the abandonment and reclamation of impacted sites. To conduct oil and natural gas operations and remain in good standing with the applicable federal or provincial regulatory scheme, producers must comply with applicable legislation, regulations, orders, directives and other directions (all of which are subject to governmental oversight, review and revision, from time to time). Compliance in this regard can be costly and a breach of the same may result in fines or other sanctions.

The discussion below outlines some of the principal aspects of the legislation, regulations, agreements, orders, directives and a summary of other pertinent conditions that impact the oil and gas industry in Western Canada, specifically in the province of Alberta where Greenfire’s assets are located. While these matters do not affect Greenfire’s operations in any manner that is materially different than the manner in which they affect other similarly sized industry participants with similar assets and operations, investors should consider such matters carefully.

Pricing and Marketing in Canada

Crude Oil

Oil producers are entitled to negotiate sales contracts directly with purchasers. As a result, macroeconomic and microeconomic market forces determine the price of oil. Worldwide supply and demand factors are the primary determinant of oil prices, but regional market and transportation issues also influence prices. The specific price that a producer receives will depend, in part, on oil quality, prices of competing products, distance to market, availability of transportation, value of refined products, supply/demand balance and contractual terms of sale.

Global oil markets have recovered significantly from price drops resulting from the COVID-19 pandemic. In 2022, oil prices rose to the highest levels since 2014 due to tight supply and a resurgence in demand. The OPEC forecasts robust growth in world oil demand in 2023, spurred by the relaxation of China’s zero-COVID policy. OPEC predicts global oil demand to rise by 2.25 million barrels per day in 2023, despite newly emerging COVID-19 variants, interest rate increases in major economies and other uncertainties with respect to the world economy.

In February 2022, Russian military forces invaded Ukraine. Ongoing military conflict between Russia and Ukraine has significantly impacted the supply of oil and gas from the region. In addition, certain countries including Canada and the United States have imposed strict financial and trade sanctions against Russia, which sanctions may have far reaching effects on the global economy in addition to the near term effects on Russia. The long-term impacts of the conflict remain uncertain.

Natural Gas

Negotiations between buyers and sellers determine the price of natural gas sold in intra-provincial, interprovincial and international trade. The price received by a natural gas producer depends, in part, on the price of competing natural gas supplies and other fuels, natural gas quality, distance to market, availability of transportation, length of contract term, weather conditions, supply/demand balance and other contractual terms of sale. Spot and future prices can also be influenced by supply and demand fundamentals on various trading platforms.

Natural Gas Liquids (“NGLs”)

The pricing of condensates and other NGLs such as ethane, butane and propane sold in intra-provincial, interprovincial and international trade is determined by negotiation between buyers and sellers. The profitability of NGLs extracted from natural gas is based on the products extracted being of greater economic value as separate commodities than as components of natural gas and therefore commanding higher prices. Such prices depend, in part, on the quality of the NGLs, price of competing chemical stock, distance to market, access to downstream transportation, length of contract term, supply/demand balance and other contractual terms of sale.

Exports from Canada

The Canada Energy Regulator (the “CER”) regulates the export of oil, natural gas and NGLs from Canada through the issuance of short-term orders and long-term export licenses pursuant to its authority under the Canadian Energy Regulator Act (the “CERA”). Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts continue to meet certain criteria prescribed by the CER and the federal government. Greenfire does not directly enter into contracts to export its production outside of Canada.

Transportation Constraints and Market Access

Capacity to transport production from Western Canada to Eastern Canada, the United States and other international markets has been, and continues to be, a major constraint on the exportation of crude oil, natural gas and NGLs. Although certain pipeline and other transportation projects have been announced or are underway, many proposed projects have been cancelled or delayed due to regulatory hurdles, court challenges and economic and socio-political factors. Due in part to growing production and a lack of new and expanded pipeline and rail infrastructure capacity, producers in Western Canada have experienced low commodity pricing relative to other markets in the last several years.

Oil Pipelines

Under Canadian constitutional law, the development and operation of interprovincial and international pipelines fall within the federal government’s jurisdiction and, under the CERA, new interprovincial and international pipelines require a federal regulatory review and Cabinet approval before they can proceed. However, recent years have seen a perceived lack of policy and regulatory certainty in this regard such that, even when projects are approved, they often face delays due to actions taken by provincial and municipal governments and legal opposition related to issues such as Indigenous rights and title, the government’s duty to consult and accommodate Indigenous peoples and the sufficiency of all relevant environmental review processes. Export pipelines from Canada to the United States face additional unpredictability as such pipelines also require approvals from several levels of government in the United States.

Producers negotiate with pipeline operators to transport their products to market on a firm or interruptible basis depending on the specific pipeline and the specific substance. Transportation availability is highly variable across different jurisdictions and regions. This variability can determine the nature of transportation commitments available, the number of potential customers and the price received.

Specific Pipeline Updates

The Trans Mountain Pipeline expansion received Cabinet approval in November 2016. Following a period of political opposition in British Columbia, the federal government acquired the Trans Mountain Pipeline in August 2018. Following the resolution of a number of legal challenges and a second regulatory hearing, construction on the Trans Mountain Pipeline expansion commenced in late 2019. Earlier estimated at $12.6 billion, Trans Mountain increased the project budget to $30.9 billion in March 2023. The pipeline is expected to be in service in the first quarter of 2024, an extension from Trans Mountain’s initial December 2022 estimate. The budget increase and in-service date delay have been attributed to, among other things, high global inflation, global supply chain challenges, the widespread flooding in British Columbia in late 2021, and unexpected major archeological discoveries.

In November 2020, the Attorney General of Michigan filed a lawsuit to terminate an easement that allows the Enbridge Line 5 pipeline system to operate below the Straits of Mackinac, attempting to force the lines comprising this segment of the pipeline system to be shut down. Enbridge Inc. stated in January 2021 that it intends to defy the shut down order, as the dual pipelines are in full compliance with U.S. federal safety standards. The Government of Canada invoked a 1977 treaty with the United States on October 4, 2021, triggering bilateral negotiations over the pipeline. In August 2022, the United States District Court for Western Michigan rejected the Attorney General of Michigan’s lawsuit efforts to move the dispute to Michigan state court citing important federal interests at stake in having the dispute heard in federal court. Michigan’s Attorney General appealed that decision, and the United States District Court granted the motion to appeal in February 2023.

In September 2022, the District Court of Wisconsin ruled in favor of the Bad River Band in its dispute with Enbridge Inc. over the Enbridge Line 5 pipeline system in that state. Stopping short of ordering the system to be shut down, the Court ruled that the Bad River Band is entitled to financial compensation, and ordered Enbridge Inc. to reroute the pipeline around Bad River territory within five years.

Natural Gas and Liquefied Natural Gas (“LNG”)

Natural gas prices in Western Canada have been constrained in recent years due to increasing North American supply, limited access to markets and limited storage capacity. Companies that secure firm access to infrastructure to transport their natural gas production out of Western Canada may be able to access more markets and obtain better pricing. Companies without firm access may be forced to accept spot pricing in Western Canada for their natural gas, which is generally lower than the prices received in other North American regions. Greenfire consumes natural gas for its SAGD operations and has entered into firm transportation delivery contracts to mitigate its risk of not receiving sufficient amounts of natural gas for its operations.

Required repairs or upgrades to existing pipeline systems in Western Canada have also led to reduced capacity and apportionment of access, the effects of which have been exacerbated by storage limitations. In October 2020, TC Energy Corporation received federal approval to expand the Nova Gas Transmission Line system (the “NGTL System”) and the expanded NGTL System was completed in April 2022.

Specific Pipeline and Proposed LNG Export Terminal Updates

While a number of LNG export plants have been proposed in Canada, regulatory and legal uncertainty, social and political opposition and changing market conditions have resulted in the cancellation or delay of many of these projects. Nonetheless, in October 2018, the joint venture partners of the LNG Canada export terminal announced a positive final investment decision. Once complete, the project will allow producers in northeastern British Columbia to transport natural gas to the LNG Canada liquefaction facility and export terminal in Kitimat, British Columbia via the Coastal GasLink pipeline (the “CGL Pipeline”). With more Alberta and northeastern British Columbia gas egressing through the CGL Pipeline, the NGTL System will have more capacity, resulting in a narrower price relationship between the AECO and New York Mercantile Exchange gas prices. Greenfire anticipates it will see higher AECO pricing, more in line with the United States market, and generally, higher gas prices overall. Phase 1 of the LNG Canada project reached 70% completion in October 2022, with a completion target of 2025.

In May 2020, TC Energy Corporation sold a 65% equity interest in the CGL Pipeline to investment companies KKR & Co Inc. and Alberta Investment Management Corporation, while remaining the pipeline operator. Despite its regulatory approval, the CGL Pipeline has faced legal and social opposition. For example, protests involving the Hereditary Chiefs of the Wet’suwet’en First Nation and their supporters have delayed construction activities on the CGL Pipeline, although construction is proceeding. As of November 2022, construction of the CGL Pipeline is approximately 80% complete.

Woodfibre LNG Limited (“Woodfire LNG”) issued a notice to proceed with construction of the Woodfibre LNG project to its prime contractor in April 2022. The Woodfibre LNG project is located near Squamish, British Columbia, and upon completion will produce approximately 2.1 million tonnes of LNG per year. Major construction is set to commence in 2023, with substantial completion of the project expected in late 2027. In November 2022, Enbridge Inc. completed a transaction with Pacific Energy Corporation Limited, the owner of Woodfibre LNG Limited, to retain a 30% ownership stake in the project.

In addition to LNG Canada, the CGL Pipeline and the Woodfibre LNG project, a number of other LNG projects are underway at varying stages of progress, though none have reached a positive final investment decision.

Marine Tankers

The Oil Tanker Moratorium Act (Canada), which was enacted in June 2019, imposes a ban on tanker traffic transporting crude oil or persistent crude oil products in excess of 12,500 metric tonnes to and from ports located along British Columbia’s north coast. The ban may prevent pipelines from being built to, and export terminals from being located on, the portion of the British Columbia coast subject to the moratorium.

International Trade Agreements

Canada is party to a number of international trade agreements with other countries around the world that generally provide for, among other things, preferential access to various international markets for certain Canadian export products. Examples of such trade agreements include the Comprehensive Economic and Trade Agreement (“CETA”), the Comprehensive and Progressive Agreement for Trans-Pacific Partnership and, most prominently, the United States Mexico Canada Agreement (the “USMCA”), which replaced the former North American Free Trade Agreement (“NAFTA”) on July 1, 2020. Because the United States remains Canada’s primary trading partner and the largest international market for the export of oil, natural gas and NGLs from Canada, the implementation of the USMCA could impact Western Canada’s oil and gas industry as a whole, including Greenfire’s business.

While the proportionality rules in Article 605 of NAFTA previously prevented Canada from implementing policies that limit exports to the United States and Mexico relative to the total supply produced in Canada, the USMCA does not contain the same proportionality requirements. This may allow Canadian producers to develop a more diversified export portfolio than was possible under NAFTA, subject to the construction of infrastructure allowing more Canadian production to reach Eastern Canada, Asia and Europe.

Canada is also party to CETA, which provides for duty-free, quota-free market access for Canadian crude oil and natural gas products to the European Union. Following the United Kingdom’s departure from the European Union on January 31, 2020, the United Kingdom and Canada entered into the Canada-United Kingdom Trade Continuity Agreement (“CUKTCA”), which replicates CETA on a bilateral basis to maintain the status quo of the Canada-United Kingdom trade relationship.

While it is uncertain what effect CETA, CUKTCA or any other trade agreements will have on the petroleum and natural gas industry in Canada, the lack of available infrastructure for the offshore export of crude oil and natural gas may limit the ability of Canadian crude oil and natural gas producers to benefit from such trade agreements.

Land Tenure

Mineral rights

With the exception of Manitoba, each provincial government in Western Canada owns most of the mineral rights to the oil and natural gas located within their respective provincial borders. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licenses and permits (collectively, “leases”) for varying terms, and on conditions set forth in provincial legislation, including requirements to perform specific work or make payments in lieu thereof. The provincial governments in Western Canada conduct regular land sales where oil and natural gas companies bid for the leases necessary to explore for and produce oil and natural gas owned by the respective provincial governments. These leases generally have fixed terms, but they can be continued beyond their initial terms if the necessary conditions are satisfied.

In response to COVID-19, the Government of Alberta, among others, announced measures to extend or continue Crown leases and permits that may have otherwise expired in the months following the implementation of pandemic response measures.

All of the provinces of Western Canada have implemented legislation providing for the reversion to the Crown of mineral rights to deep, non-productive geological formations at the conclusion of the primary term of a disposition. In addition, Alberta has a policy of “shallow rights reversion” which provides for the reversion to the Crown of mineral rights to shallow, non-productive geological formations for new leases and licenses.

In addition to Crown ownership of the rights to oil and natural gas, private ownership of oil and natural gas (i.e. freehold mineral lands) also exists in Western Canada. Rights to explore for and produce privately owned oil and natural gas are granted by a lease or other contract on such terms and conditions as may be negotiated between the owner of such mineral rights and companies seeking to explore for and/or develop oil and natural gas reserves.

An additional category of mineral rights ownership includes ownership by the Canadian federal government of some legacy mineral lands and within Indigenous reservations designated under the Indian Act (Canada). Indian Oil and Gas Canada, which is a federal government agency, manages subsurface and surface leases in consultation with applicable Indigenous peoples, for the exploration and production of oil and natural gas on Indigenous reservations through An Act to Amend the Indian Oil and Gas Act and the accompanying regulations.

Surface rights

To develop oil and natural gas resources, producers must also have access rights to the surface lands required to conduct operations. For Crown lands, surface access rights can be obtained directly from the government. For private lands, access rights can be negotiated with the landowner. Where an agreement cannot be reached, however, each province has developed its own process that producers can follow to obtain and maintain the surface access necessary to conduct operations throughout the lifespan of a well, including notification requirements and providing compensation to affected persons for lost land use and surface damage. Similar rules apply to facility and pipeline operators.

Royalties and Incentives

General

Each province has legislation and regulations in place to govern Crown royalties and establish the royalty rates that producers must pay in respect of the production of Crown resources. The royalty regime in a given province is in addition to applicable federal and provincial taxes and is a significant factor in the profitability of oil sands projects and oil, natural gas and NGL production. Royalties payable on production from lands where the Crown does not hold the mineral rights are negotiated between the mineral freehold owner and the lessee, though certain provincial taxes and other charges on production or revenues may be payable. Royalties from production on Crown lands are determined by provincial regulation and are generally calculated as a percentage of the value of production.

Producers and working interest owners of oil and natural gas rights may create additional royalties or royalty-like interests, such as overriding royalties, net profits interests and net carried interests, through private transactions, the terms of which are subject to negotiation.

Occasionally, both the federal government and the provincial governments in Western Canada create incentive programs for the oil and gas industry. These programs often provide for volume-based incentives, royalty rate reductions, royalty holidays or royalty tax credits and may be introduced when commodity prices are low to encourage exploration and development activity. Governments may also introduce incentive programs to encourage producers to prioritize certain kinds of development or use technologies that may enhance or improve recovery of oil, natural gas and NGLs, or improve environmental performance. In addition, from time-to-time, including during the COVID-19 pandemic, the federal government creates incentives and other financial aid programs intended to assist businesses operating in the oil and gas industry as well as other industries in Canada.

Alberta

Crown royalties

In Alberta, oil and natural gas producers are responsible for calculating their royalty rate on an ongoing basis. The Crown’s royalty share of production is payable monthly and producers must submit their records showing the royalty calculation.

In 2016, the Government of Alberta adopted a modernized Crown royalty framework (the “Modernized Framework”) that applies to all conventional oil (i.e., not oil sands) and natural gas wells drilled after December 31, 2016 that produce Crown-owned resources. The previous royalty framework (the “Old Framework”) will continue to apply to wells producing Crown-owned resources that were drilled prior to January 1, 2017 until December 31, 2026, following which time they will become subject to the Modernized Framework. The Royalty Guarantee Act (Alberta), came into effect on July 18, 2019, and provides that no major changes will be made to the current oil and natural gas royalty structure for a period of at least 10 years.

Royalties on production from wells subject to the Modernized Framework are determined on a “revenue-minus-costs” basis. The cost component is based on a drilling and completion cost allowance formula that relies, in part, on the industry’s average drilling and completion costs, determined annually by the Alberta Energy Regulator (the “AER”), and incorporates information specific to each well such as vertical depth and lateral length.

Under the Modernized Framework, producers initially pay a flat royalty of 5% on production revenue from each producing well until payout, which is the point at which cumulative gross revenues from the well equals the applicable Drilling and Completion Cost Allowance. After payout, producers pay an increased royalty of up to 40% that will vary depending on the nature of the resource and market prices. Once the rate of production from a well is too low to sustain the full royalty burden, its royalty rate is gradually adjusted downward as production declines, eventually reaching a floor of 5%.

Under the Old Framework, royalty rates for conventional oil production can be as high as 40% and royalty rates for natural gas production can be as high as 36%. Similar to the Modernized Framework, these rates vary based on the nature of the resource and market prices. The natural gas royalty formula also provides for a reduction based on the measured depth of the well, as well as the acid gas content of the produced gas.

Oil sands production in Alberta is also subject to a royalty regime. Prior to payout of an oil sands project, the royalty is payable on gross revenues and, depending on market prices, the applicable rates are capped at 9%. After payout, the royalty payable is the greater of the gross revenue royalty (described above) and a net revenue royalty based on rates that range from 25% – 40%.

In addition to royalties, producers of oil and natural gas from Crown lands in Alberta are also required to pay annual rentals to the Government of Alberta.

Freehold royalties and taxes

Royalty rates for the production of privately owned oil and natural gas are negotiated between the producer and the resource owner. Producers and working interest participants may also pay additional royalties to parties other than the freehold mineral owner where such royalties are negotiated through private transactions.

The Government of Alberta levies annual freehold mineral taxes for production from freehold mineral lands. On average, the tax levied in Alberta is 4% of revenues reported from freehold mineral title properties and is payable by the registered owner of the mineral rights.

Incentives

The Government of Alberta has from time to time implemented drilling credits, incentives or transitional royalty programs to encourage crude oil and natural gas development and new drilling. In addition, the Government of Alberta has implemented certain initiatives intended to accelerate technological development and facilitate the development of unconventional resources, including coalbed methane wells, shale gas wells and horizontal crude oil and natural gas wells.

Regulatory Authorities and Environmental Regulation

General

The Canadian oil and gas industry is subject to environmental regulation under a variety of Canadian federal, provincial, territorial, and municipal laws and regulations, all of which are subject to governmental review and revision from time to time. Such regulations provide for, among other things, restrictions and prohibitions on the spill, release or emission of various substances produced in association with certain oil and gas industry operations, such as sulphur dioxide and nitrous oxide. The regulatory regimes set out the requirements with respect to oilfield waste handling and storage, habitat protection and the satisfactory operation, maintenance, abandonment and reclamation of well, facility and pipeline sites. Compliance with such regulations can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses and authorizations, civil liability, and the imposition of material fines and penalties. In addition, future changes to environmental legislation, including legislation related to air pollution and GHG emissions (typically measured in terms of their global warming potential and expressed in terms of carbon dioxide equivalent (“CO2e”)), may impose further requirements on operators and other companies in the oil and gas industry.

Federal

Canadian environmental regulation is the responsibility of both the federal and provincial governments. While provincial governments and their delegates are responsible for most environmental regulation, the federal government can regulate environmental matters where they impact matters of federal jurisdiction or when they arise from projects that are subject to federal jurisdiction, such as interprovincial transportation undertakings, including pipelines and railways, and activities carried out on federal lands. Where there is a direct conflict between federal and provincial environmental legislation in relation to the same matter, the federal law prevails.

The CERA and the Impact Assessment Act (the “IAA”) provide a number of important elements to the regulation of federally regulated major projects and their associated environmental assessments. The CERA separates the CER’s administrative and adjudicative functions. The CER has jurisdiction over matters such as the environmental and economic regulation of pipelines, transmission infrastructure and certain offshore renewable energy projects. In its adjudicative role, the CERA tasks the CER with reviewing applications for the development, construction and operation of many of these projects, culminating in their eventual abandonment.

The IAA relies on a designated project list as a trigger for a federal assessment. Designated projects that may have effects on matters within federal jurisdiction will generally require an impact assessment administered by the Impact Assessment Agency (the “IA Agency”) or, in the case of certain pipelines, a joint review panel comprised of members from the CER and the IA Agency. The impact assessment requires consideration of the project’s potential adverse effects and the overall societal impact that a project may have, both of which may include a consideration of, among other items, environmental, biophysical and socio-economic factors, climate change, and impacts to Indigenous rights. It also requires an expanded public interest assessment. Designated projects specific to the oil and gas industry include pipelines that require more than 45 miles of new rights of way and pipelines located in national parks, large scale in-situ oil sands projects not regulated by provincial GHG emissions caps and certain refining, processing and storage facilities.

The federal government has stated that an objective of the legislative changes was to improve decision certainty and turnaround times. Once a review or assessment is commenced under either the CERA or IAA, there are limits on the amount of time the relevant regulatory authority will have to issue its report and recommendation. Designated projects will go through a planning phase to determine the scope of the impact assessment, which the federal government has stated should provide more certainty as to the length of the full review process.

In May 2022, the Alberta Court of Appeal released its decision in response to the Government of Alberta’s submission of a reference question regarding the constitutionality of the IAA. The Court found the IAA to be unconstitutional in its entirety, stating that the legislation effectively granted the federal government a veto over projects that were wholly within provincial jurisdiction. The Government of Canada has appealed the decision to the Supreme Court of Canada. The IAA remains in effect pending the decision of the Supreme Court of Canada.

Alberta

The AER is the principal regulator responsible for all energy resource development in Alberta. It derives its authority from the Responsible Energy Development Act and a number of related statutes including the Oil and Gas Conservation Act (the “OGCA”), the Oil Sands Conservation Act, the Pipeline Act, and the Environmental Protection and Enhancement Act. The AER is responsible for ensuring the safe, efficient, orderly and environmentally responsible development of hydrocarbon resources, including allocating and conserving water resources, managing public lands, and protecting the environment. The AER’s responsibilities exclude the functions of the Alberta Utilities Commission and the Land and Property Rights Tribunal, as well as the Alberta Ministry of Energy’s responsibility for mineral tenure.

The Government of Alberta relies on regional planning to accomplish its resource development goals. Its approach to natural resource management provides for engagement and consultation with stakeholders and the public and examines the cumulative impacts of development on the environment and communities. While the AER is the primary regulator for energy development, several other governmental departments and agencies may be involved in land use issues, including the Alberta Ministry of Environment and Parks, the Alberta Ministry of Energy, the Aboriginal Consultation Office and the Land Use Secretariat.

The Government of Alberta’s land-use policy sets out an approach to manage public and private land use and natural resource development in a manner that is consistent with the long-term economic, environmental and social goals of the province. It calls for the development of seven region-specific land-use plans in order to manage the combined impacts of existing and future land use within a specific region and the incorporation of a cumulative effects management approach into such plans.

The AER monitors seismic activity across Alberta to assess the risks associated with, and instances of, earthquakes induced by hydraulic fracturing. Hydraulic fracturing involves the injection of water, sand or other proppants and additives under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate oil and natural gas production. In recent years, hydraulic fracturing has been linked to increased seismicity in the areas in which hydraulic fracturing takes place, prompting regulatory authorities to investigate the practice further.

Liability Management

Alberta

The AER administers the Liability Management Framework (the “AD LM Framework”) and the Liability Management Rating Program (the “AB LMR Program”) to manage liability for most conventional upstream oil and natural gas wells, facilities and pipelines in Alberta. The AER is in the process of replacing the AB LMR Program with the AB LM Framework. This change was effected under key new AER directives in 2021, and further updates released in 2022. Broadly, the AB LM Framework is intended to provide a more holistic approach to liability management in Alberta, as the AER found that the more formulaic approach under the AB LMR Program did not necessarily indicate whether a company could meet its liability obligations. New developments under the AB LM Framework include a new Licensee Capability Assessment System (the “AB LCA”), a new Inventory Reduction Program (the “AB IR Program”), and a new Licensee Management Program (“AB LM Program”). Meanwhile, some programs under the AB LMR Program remain in effect, including the Oilfield Waste Liability Program (the “AB OWL Program”), the Large Facility Liability Management Program (the “AB LF Program”) and elements of the Licensee Liability Rating Program (the “AB LLR Program”). The mix between active programs under the AB LM Framework and the AB LMR Program highlights the transitional and dynamic nature of liability management in Alberta. While the province is moving towards the AB LM Framework and a more holistic approach to liability management, the AER has noted that this will be a gradual process that will take time to complete. In the meantime, the AB LMR Program continues to play an important role in Alberta’s liability management scheme.

Complementing the AB LM Framework and the AB LMR Program, Alberta’s OGCA establishes an orphan fund (the “Orphan Fund”) to help pay the costs to suspend, abandon, remediate and reclaim a well, facility or pipeline included in the AB LLR Program and the AB OWL Program if a licensee or working interest participant becomes insolvent or is unable to meet its obligations. Licensees in the AB LLR Program and the AB OWL Program fund the Orphan Fund through a levy administered by the AER. However, given the increase in orphaned oil and natural gas assets, the Government of Alberta has loaned the Orphan Fund approximately $335 million to carry out abandonment and reclamation work. In response to the COVID-19 pandemic, the Government of Alberta also covered $113 million in levy payments that licensees would otherwise have owed to the Orphan Fund, corresponding to the levy payments due for the first six months of the AER’s fiscal year. A separate orphan levy applies to persons holding licenses subject to the AB LF Program. Collectively, these programs are designed to minimize the risk to the Orphan Fund posed by the unfunded liabilities of licensees and to prevent the taxpayers of Alberta from incurring costs to suspend, abandon, remediate and reclaim wells, facilities or pipelines.

The Supreme Court of Canada’s decision in Orphan Well Association v. Grant Thornton (also known as the “Redwater decision”), provides the backdrop for Alberta’s approach to liability management. As a result of the Redwater decision, receivers and trustees can no longer avoid the AER’s legislated authority to impose abandonment orders against licensees or to require a licensee to pay a security deposit before approving a license transfer when any such licensee is subject to formal insolvency proceedings. This means that insolvent estates can no longer disclaim assets that have reached the end of their productive lives (and therefore represent a net liability) in order to deal primarily with the remaining productive and valuable assets without first satisfying any abandonment and reclamation obligations associated with the insolvent estate’s assets. In April 2020, the Government of Alberta passed the Liabilities Management Statutes Amendment Act, which places the burden of a defunct licensee’s abandonment and reclamation obligations first on the defunct licensee’s working interest partners, and second, the AER may order the Orphan Fund to assume care and custody and accelerate the clean-up of wells or sites which do not have a responsible owner. These changes came into force in June 2020.

One important step in the shift to the AB LM Framework has been amendments to Directive 067: Eligibility Requirements for Acquiring and Holding Energy Licences and Approvals (“Directive 067”), which deals with licensee eligibility to operate wells and facilities. All license transfers and the granting of new well, facility and pipeline licenses in Alberta are subject to AER approval. Previously under the AB LMR Program, as a condition of transferring existing AER licenses, approvals and permits, all transfers required transferees to demonstrate that they had a liability management rating of 2.0 or higher immediately following the transfer. If transferees did not have the required rating, they would have to otherwise prove to the satisfaction of the AER that they could meet their abandonment and reclamation obligations, through means such as posting security or reducing their existing obligations. However, amendments from April 2021 to Directive 067 expanded the criteria for assessing licensee eligibility. Notably, the recent amendments increase requirements for financial disclosure, detail new requirements for when a licensee poses an “unreasonable risk” of orphaning assets, and adds additional general requirements for maintaining eligibility.

Alongside changes to Directive 067, the AER introduced Directive 088: Licensee Life-Cycle Management (“Directive 088”) in December 2021 under the AB LM Framework. Directive 088 replaces, to an extent, the AB LLR Program with the AB LCA. Whereas the AB LLR Program previously assessed a licensee based on a liability rating determined by the ratio of a licensee’s deemed asset value relative to the deemed liability value of its oil and gas wells and facilities, the AB LCA now considers a wider variety of factors and is intended to be a more comprehensive assessment of corporate health. Such factors are wide reaching and include: (i) a licensee’s financial health; (ii) its established total magnitude of liabilities; (iii) the remaining lifespan of its mineral resources and infrastructure; (iv) the management of its operations; (v) the rate of closure activities and spending, and pace of inactive liability growth; and (vi) its compliance with administrative and regulatory requirements. These various factors feed into a broader holistic assessment of a licensee under the AB LM Framework. In turn, that holistic assessment provides the basis for assessing risk posed by license transfers, as well as any security deposit that the AER may require from a licensee in the event that the regulator deems a licensee at risk of not being able to meet its liability obligations. However, the liability management rating under the LLR Program is still in effect for other liability management programs such as the AB OWL Program and the AB LF Program, and will remain in effect until a broadened scope of Directive 088 is phased in over time.

In addition to the AB LCA, Directive 088 also implemented other new liability management programs under the AB LM Framework. These include the AB LM Program and the AB IR Program. Under the AB LM Program the AER will continuously monitor licensees over the life cycle of a project. If, under the AB LM Program, the AER identifies a licensee as high risk, the regulator may employ various tools to ensure that a licensee meets its regulatory and liability obligations. In addition, under the AB IR Program the AER sets industry wide spending targets for abandonment and reclamation activities. Licensees are then assigned a mandatory licensee specific target based on the licensee’s proportion of provincial inactive liabilities and the licensee’s level of financial distress. Certain licensees may also elect to provide the AER with a security deposit in place of their closure spend target. The AER has also indicated that it will implement a closure nomination program (the “CN Program”) in late 2023. Under the program, those who qualify may nominate certain oil and gas sites for closure. Details regarding the CN Program and the mechanism through which nominated sites will be abandoned and reclaimed are forthcoming.

The Government of Alberta followed the announcement of the AB LM Framework with amendments to the Oil and Gas Conservation Rules and the Pipeline Rules in late 2020. The changes to these rules fall into three principal categories: (i) they introduce “closure” as a defined term, which captures both abandonment and reclamation; (ii) they expand the AER’s authority to initiate and supervise closure; and (iii) they permit qualifying third parties on whose property wells or facilities are located to request that licensees prepare a closure plan.

To address abandonment and reclamation liabilities in Alberta, the AER also implements, from time to time, programs intended to encourage the decommissioning, remediation and reclamation of inactive or marginal oil and natural gas infrastructure. In 2018, for example, the AER announced a voluntary area-based closure (the “ABC”) program. The ABC program is designed to reduce the cost of abandonment and reclamation operations though industry collaboration and economies of scale. Parties seeking to participate in the program must commit to an inactive liability reduction target to be met through closure work of inactive assets. To date, Greenfire has not had abandonment or reclamation activity that has been a part of the ABC program. Greenfire reviews planned closure activities on a regular basis and continually assesses whether any such activities would include participation in the ABC program in the future.

Climate Change Regulation

Climate change regulation at each of the international, federal and provincial levels has the potential to significantly affect the future of the oil and gas industry in Canada. These impacts are uncertain and it is not possible to predict what future policies, laws and regulations will entail. Any new laws and regulations (or additional requirements to existing laws and regulations) could have a material impact on Greenfire’s operations and cash flow.

Federal

Canada has been a signatory to the United Nations Framework Convention on Climate Change (the “UNFCCC”) since 1992. Since its inception, the UNFCCC has instigated numerous policy changes with respect to climate governance. On April 22, 2016, 197 countries, including Canada, signed the Paris Agreement, committing to prevent global temperatures from rising more than 2° Celsius above pre-industrial levels and to pursue efforts to limit this rise to no more than 1.5° Celsius. To date, 189 of the 197 parties to the UNFCCC have ratified the Paris Agreement, including Canada. In 2016, Canada committed to reducing its emissions by 30% below 2005 levels by 2030. In 2021, Canada updated its original commitment by pledging to reduce emissions by 40 – 45% below 2005 levels by 2030, and to net-zero by 2050.

During the course of the 2021 United Nations Climate Change Conference in Glasgow, Scotland, Canada’s Prime Minister Justin Trudeau made several pledges aimed at reducing Canada’s GHG emissions and environmental impact, including: (i) reducing methane emissions in the oil and gas sector to 75% of 2012 levels by 2030; (ii) ceasing export of thermal coal by 2030; (iii) imposing a cap on emissions from the oil and gas sector; (iv) halting direct public funding to the global fossil fuel sector by the end of 2022; and (v) committing that all new vehicles sold in the country will be zero-emission on or before 2040.

In line with the Prime Minister’s pledge to impose a cap on emissions from the oil and gas sector, the federal government published a discussion paper on July 18, 2022 that outlines two potential regulatory options for such a cap. Those proposed options are either to: (i) implement a new cap-and-trade system that would set a limit on emissions from the sector; or (ii) modify the existing pollution pricing benchmark (as discussed below) to limit emissions from the sector. These options are currently under review. The form of emissions cap on the oil and gas sector and the overall effect of such a cap remain uncertain.

The Government of Canada released the Pan-Canadian Framework on Clean Growth and Climate Change in 2016, setting out a plan to meet the federal government’s 2030 emissions reduction targets. On June 21, 2018, the federal government enacted the Greenhouse Gas Pollution Pricing Act (the “GGPPA”), which came into force on January 1, 2019. This regime has two parts: an output-based pricing system (“OBPS”) for large industry (enabled by the Output-Based Pricing System Regulations) and a fuel charge (enabled by the Fuel Charge Regulations), both of which impose a price on CO2e emissions. This system applies in provinces and territories that request it and in those that do not have their own equivalent emissions pricing systems in place that meet the federal standards and ensure that there is a uniform price on emissions across the country. Originally under the federal plans, the price was set to escalate by CAD$10 per year until it reached a maximum price of CAD$50/tonne of CO2e in 2022. However, on December 11, 2020, the federal government announced its intention to continue the annual price increases beyond 2022. Commencing in 2023, the benchmark price per tonne of CO2e will increase by $15 per year until it reaches CAD$170/tonne of CO2e in 2030. Effective January 1, 2023, the minimum price permissible under the GGPPA rose to CAD$65/tonne of CO2e.

While several provinces challenged the constitutionality of the GGPPA following its enactment, the Supreme Court of Canada confirmed its constitutional validity in a judgment released on March 25, 2021.

On April 26, 2018, the federal government passed the Regulations Respecting Reduction in the Release of Methane and Certain Volatile Organic Compounds (Upstream Oil and Gas Sector) (the “Federal Methane Regulations”). The Federal Methane Regulations seek to reduce emissions of methane from the oil and natural gas sector, and came into force on January 1, 2020. By introducing a number of new control measures, the Federal Methane Regulations aim to reduce unintentional leaks and the intentional venting of methane and ensure that oil and natural gas operations use low-emission equipment and processes. Among other things, the Federal Methane Regulations limit how much methane upstream oil and natural gas facilities are permitted to vent. The federal government anticipates that these actions will reduce annual GHG emissions by about 20 megatonnes by 2030.

The federal government has enacted the Multi-Sector Air Pollutants Regulation under the authority of the Canadian Environmental Protection Act, 1999, which regulates certain industrial facilities and equipment types, including boilers and heaters used in the upstream oil and gas industry, to limit the emission of air pollutants such as nitrogen oxides and sulphur dioxide.

In the November 23, 2021 Speech from the Throne, the federal government restated its commitment to achieve net-zero emission by 2050. In pursuit of this objective, the government’s proposed actions include: (i) moving to cap and cut oil and gas sector emissions; (ii) investing in public transit and mandating the sale of zero-emission vehicles; (iii) increasing the federally imposed price on pollution; (iv) investing in the production of cleaner steel, aluminum, building products, cars, and planes; (v) addressing the loss of biodiversity by continuing to strengthen partnerships with First Nations, Inuit, and Métis, to protect nature and the traditional knowledge of those groups; (vi) creating a Canada Water Agency to safeguard water as a natural resource and support Canadian farmers; (vii) strengthening action to prevent and prepare for floods, wildfires, droughts, coastline erosion, and other extreme weather worsened by climate change; and (viii) helping build back communities impacted by extreme weather events through the development of Canada’s first-ever National Adaptation Strategy.

The Canadian Net-Zero Emissions Accountability Act (the “CNEAA”) received royal assent on June 29, 2021, and came into force on the same day. The CNEAA binds the Government of Canada to a process intended to help Canada achieve net-zero emissions by 2050. It establishes rolling five-year emissions-reduction targets and requires the government to develop plans to reach each target and support these efforts by creating a Net-Zero Advisory Body. The CNEAA also requires the federal government to publish annual reports that describe how departments and crown corporations are considering the financial risks and opportunities of climate change in their decision-making. A comprehensive review of the CNEAA is required every five years from the date the CNEAA came into force.

The Government of Canada introduced its 2030 Emissions Reduction Plan (the “2030 ERP”) on March 29, 2022. In the 2030 ERP, the Government of Canada proposes a roadmap for Canada’s reduction of GHG emissions to 40-45% below 2005 levels by 2030. As the first emissions reduction plan issued under the CNEAA, the 2030 ERP aims to reduce emissions by incentivizing electric vehicles and renewable electricity, and capping emissions from the oil and gas sector, among other measures.

On June 8, 2022 the Canadian Greenhouse Gas Offset Credit System Regulations were published in the Canada Gazette. The regulations establish a regulatory framework to allow certain kinds of projects to generate and sell offset credits for use in the federal OBPS through Canada’s Greenhouse Gas Offset Credit System. The system enables project proponents to generate federal offset credits through projects that reduce GHG emissions under a published federal GHG offset protocol. Offset credits can then be sold to those seeking to meet limits imposed under the OBPS or those seeking to meet voluntary targets.

On June 20, 2022, the Clean Fuel Regulations came into force, establishing Canada’s Clean Fuel Standard. The Clean Fuel Standard will replace the former Renewable Fuels Regulation, and aims to discourage the use of fossil fuels by increasing the price of those fuels when compared to lower-carbon alternatives. Coming into force in 2023, the Clean Fuel Standard will impose obligations on primary suppliers of transportation fuels in Canada and require fuels to contain a minimum percentage of renewable fuel content and meet emissions caps calculated over the life cycle of the fuel. The Clean Fuel Regulations also establish a market for compliance credits. Compliance credits can be generated by primary suppliers, among others, through carbon capture and storage, producing or importing low-emission fuel, or through end-use fuel switching (for example, operating an electric vehicle charging network).

The Government of Canada is also in the midst of developing a carbon capture utilization and storage (“CCUS”) strategy. CCUS is a technology that captures carbon dioxide from facilities, including industrial or power applications, or directly from the atmosphere. The captured carbon dioxide is then compressed and transported for permanent storage in underground geological formations or used to make new products such as concrete. Beginning in 2022, the federal government plans to spend $319 million over seven years to ramp up CCUS in Canada, as this will be a critical element of the plan to reach net-zero by 2050.

Alberta

In December 2016, the Oil Sands Emissions Limit Act came into force, establishing an annual 100 megatonne limit for GHG emissions from all oil sands sites, but the regulations necessary to enforce the limit have not yet been developed. The delay in drafting these regulations has been inconsequential thus far, as Alberta’s oil sands emit roughly 70 megatonnes of GHG emissions per year, well below the 100 megatonne limit.

In June 2019, the fuel charge element of the federal backstop program took effect in Alberta. On January 1, 2023, the carbon tax payable in Alberta increased from $50 to $65 per tonne of CO2e, and will continue to increase at a rate of $15 per year until it reaches $170 per tonne in 2030. In December 2019, the federal government approved

Alberta’s Technology Innovation and Emissions Reduction (“TIER”) regulation, which applies to large emitters. The TIER regulation came into effect on January 1, 2020 (as amended January 1, 2023) and replaced the previous Carbon Competitiveness Incentives Regulation. The TIER regulation meets the federal benchmark stringency requirements for emissions sources covered in the regulation, but the federal backstop continues to apply to emissions sources not covered by the regulation.

The TIER regulation applies to emitters that emit more than 100,000 tonnes of CO2e per year in 2016 or any subsequent year. The initial target for most TIER-regulated facilities is to reduce emissions intensity by 10% as measured against that facility’s individual benchmark, with a further 2% reduction in each subsequent year. The annual reduction rate applied to oil sands mining, in-situ and upgrading is 4% in 2029 and 2030. The facility-specific benchmark does not apply to all facilities, such as those in the electricity sector, which are compared against the good-as-best-gas standard. Similarly, for facilities that have already made substantial headway in reducing their emissions, a different “high-performance” benchmark is available. Under the TIER regulation, certain facilities in high-emitting or trade exposed sectors can opt-in to the program in specified circumstances if they do not meet the 100,000 tonne threshold. To encourage compliance with the emissions intensity reduction targets, TIER-regulated facilities must provide annual compliance reports. Facilities that are unable to achieve their targets may either purchase credits from other facilities, purchase carbon offsets, or pay a levy to the Government of Alberta.

The Government of Alberta aims to lower annual methane emissions by 45% by 2025. The Government of Alberta enacted the Methane Emission Reduction Regulation on January 1, 2020, and in November 2020, the Government of Canada and the Government of Alberta announced an equivalency agreement regarding the reduction of methane emissions such that the Federal Methane Regulations will not apply in Alberta.

Indigenous Rights

Constitutionally mandated government-led consultation with and, if applicable, accommodation of, the rights of Indigenous groups impacted by regulated industrial activity, as well as proponent-led consultation and accommodation or benefit sharing initiatives, play an increasingly important role in the Western Canadian oil and gas industry. In addition, Canada is a signatory to the UNDRIP and the principles set forth therein may continue to influence the role of Indigenous engagement in the development of the oil and gas industry in Western Canada. For example, in November 2019, the Declaration on the Rights of Indigenous Peoples Act (“DRIPA”) became law in British Columbia. The DRIPA aims to align British Columbia’s laws with UNDRIP. In June 2021, the United Nations Declaration on the Rights of Indigenous Peoples Act (“UNDRIP Act”) came into force in Canada. Similar to British Columbia’s DRIPA, the UNDRIP Act requires the Government of Canada to take all measures necessary to ensure the laws of Canada are consistent with the principles of UNDRIP and to implement an action plan to address UNDRIP’s objectives. On June 21, 2022, the Minister of Justice and Attorney General issued the First Annual Progress Report on the implementation of the UNDRIP Act (the “Progress Report”). The Progress Report provides that, as of June 2022, the federal government has sought to implement the UNDRIP Act by, among other things, creating a Secretariat within the Department of Justice to support Indigenous participation in the implementation of UNDRIP (the “Implementation Secretariat”), consulting with Indigenous peoples to identify their priorities, drafting an action plan to align federal laws with UNDRIP’s, and implementing efforts to educate federal departments on UNDRIP principles. On June 21, 2023, the Implementation Secretariat released The United Nations Declaration on the Rights of Indigenous Peoples Act Action Plan with respect to aligning federal laws with UNDRIP.

Continued development of common law precedent regarding existing laws relating to Indigenous consultation and accommodation as well as the adoption of new laws such as DRIPA and UNDRIP Act are expected to continue to add uncertainty to the ability of entities operating in the Canadian oil and gas industry to execute on major resource development and infrastructure projects, including, among other projects, pipelines. The Government of Canada has expressed that implementation of the UNDRIP Act has the potential to make meaningful change in how Indigenous peoples collaborate in impact assessment moving forward, but has confirmed that the current IAA already establishes a framework that aligns with UNDRIP and does not need to be changed in light of the UNDRIP Act.

On June 29, 2021, the British Columbia Supreme Court issued a judgement in Yahey v British Columbia (the “Blueberry Decision”), in which it determined that the cumulative impacts of industrial development on the traditional territory of the Blueberry River First Nation (“BRFN”) in northeast British Columbia had breached the

BRFN’s rights guaranteed under Treaty 8. The Blueberry Decision may have significant impacts on the regulation of industrial activities in northeast British Columbia and may lead to similar claims of cumulative effects across Canada in other areas covered by numbered treaties, as has been seen in Alberta.

On January 18, 2023, the Government of British Columbia and the BRFN signed the Blueberry River First Nations Implementation Agreement (the “BRFN Agreement”). The BRFN Agreement aims to address cumulative effects of development on BRFN’s claim area through restoration work, establishment of areas protected from industrial development, and a constraint on development activities. Such measures will remain in place while a long-term cumulative effects management regime is implemented. Specifically, the BRFN Agreement includes, among other measures, the establishment of a $200-million restoration fund by June 2025, an ecosystem-based management approach for future land-use planning in culturally important areas, limits on new petroleum and natural gas development, and a new planning regime for future oil and gas activities. The BRFN will receive $87.5 million over three years, with an opportunity for increased benefits based on petroleum and natural gas revenue sharing and provincial royalty revenue sharing in the next two fiscal years.

The BRFN Agreement has acted as a blueprint for other agreements between the Government of British Columbia and Indigenous groups in Treaty 8 territory. In late January 2023, the Government of British Columbia and four Treaty 8 First Nations — Fort Nelson, Salteau, Halfway River and Doig River First Nations — reached consensus on a collaborative approach to land and resource planning (the “Consensus Agreement”). The Consensus Agreement implements various initiatives including a “cumulative effects” management system linked to natural resource landscape planning and restoration initiatives, new land-use plans and protection measures, and a new revenue-sharing approach to support the priorities of Treaty 8 First Nations communities.

In July 2022, Duncan’s First Nation filed a lawsuit against the Government of Alberta relying on similar arguments to those advanced successfully by the BRFN. Duncan’s First Nation claims in its lawsuit that Alberta has failed to uphold its treaty obligations by authorizing development without considering the cumulative impacts on the First Nation’s treaty rights. The long-term impacts of the Blueberry Decision and the Duncan’s First Nation lawsuit on the Canadian oil and gas industry remain uncertain.

GREENFIRE MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) provides information which Greenfire’s management believes is relevant to an assessment and understanding of Greenfire’s consolidated results of operations and should be read in conjunction with Greenfire’s audited annual consolidated financial statements and notes as of and for the years ended December 31, 2022, 2021 and 2020 and Japan Canada Oil Sands Limited’s (“JACOS”) audited financial statements and notes for the period from January 1, 2021 to September 17, 2021 and the year ended December 31, 2020 that are included elsewhere in this Registration Statement/Proxy Statement. As the acquisitions of the Demo Asset and JACOS occurred in 2021, Greenfire had no material operations in 2020. The financial statements, including the comparative figures, were prepared in accordance with IFRS. This MD&A contains forward looking information based on Greenfire’s current expectations and projections. For information on the material factors and assumptions underlying such forward-looking information, refer to the “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” sections in this Registration Statement/Proxy Statement. All financial information included in this MD&A is presented in Canadian dollars, unless otherwise noted. Certain dollar amounts have been rounded to the nearest million dollars or thousand dollars, as noted, and tables may not add due to rounding. Production volumes and per unit statistics are presented throughout this MD&A on a net of the Company’s working interest and before royalty or “gross” basis. Dollar per barrel ($/bbl) costs are based upon sold bitumen barrels unless otherwise noted. In this section, “Greenfire,” the “Company,” “we,” “our” or “us” refer to Greenfire Resources Inc.

Overview

Greenfire is a Calgary-based energy company focused on the sustainable production and development of upstream energy resources from the oil sands in the Athabasca region of Alberta, Canada, using in-situ thermal oil production extraction techniques such as steam-assisted gravity drainage at: (i) the Demo Asset; and (ii) the Expansion Asset. Greenfire has a 100% working interest in the Demo Asset and a 75% working interest in the Expansion Asset.

GAC was incorporated on November 2, 2020 and acquired the Demo Asset on April 5, 2021. HEAC was incorporated on July 12, 2021 and acquired JACOS, including its primary asset, the Expansion Asset, on September 17, 2021. Greenfire, as it is currently constituted, became the ultimate holding company of the Demo Asset and the Expansion Asset through a series of Reorganization Transactions described in the “Business of Greenfire and Certain Information about Greenfire” section of this Registration Statement/Proxy Statement. Prior to the acquisition of the Demo Asset in April of 2021, neither Greenfire nor any of its subsidiaries had any material operations and JACOS is therefore deemed to be a predecessor of Greenfire. A discussion of certain results of operations of JACOS for the period from January 1, 2021 to September 17, 2021 and the year ended December 31, 2020 follows management’s discussion and analysis of the financial condition and results of operation of Greenfire.

Greenfire had no material operations in 2020 as the acquisitions of the Demo Asset and JACOS occurred in 2021.

Key Factors Affecting Operating Results

Greenfire believes its performance depends on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of this Registration Statement/Proxy Statement.

Commodity Prices

Prices for crude oil, condensate and natural gas have historically been volatile. This volatility may continue due to the many uncertainties associated with the global political and economic environment, including the supply of, and demand for, crude oil and natural gas and the availability of other energy supplies, both regionally and internationally, as well as the relative competitive relationships of the various energy sources in the view of consumers and other factors.

The market prices of crude oil, condensate and natural gas impact the amount of cash generated from Greenfire’s operating activities, which, in turn, impact Greenfire’s financial position and results of operations.

Competition

The petroleum industry is competitive in all of its phases. Greenfire competes with numerous other entities in the exploration, development, production and marketing of oil. Greenfire’s competitors include oil and natural gas companies that have substantially greater financial resources, workforce and facilities than those of Greenfire. Some of these companies not only explore for, develop and produce oil, but also carry on refining operations and market oil and natural gas on an international basis. As a result of these complementary activities, some of these competitors may have greater and more diverse competitive resources to draw on than Greenfire. Greenfire’s ability to increase its reserves in the future will depend not only on its ability to explore and develop its present properties, but also on its ability to select and acquire other suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil include price, process, and reliability of delivery and storage.

Greenfire also faces competition from companies that supply alternative resources of energy, such as wind or solar power. Other factors that could affect competition in the marketplace include additional discoveries of hydrocarbon reserves by Greenfire’s competitors, changes in the cost of production, and political and economic factors and other factors outside of Greenfire’s control.

The petroleum industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies that may increase the viability of reserves or reduce production costs. Other companies may have greater financial, technical and personnel resources that allow them to implement and benefit from such technological advantages. Greenfire may not be able to respond to such competitive pressures and implement such technologies on a timely basis, or at an acceptable cost. If Greenfire does implement such technologies, Greenfire may not do so successfully. One or more of the technologies currently used or implemented in the future by Greenfire may become obsolete or uneconomic. If Greenfire is unable to employ the most advanced commercially available technology, or is unsuccessful in implementing certain technologies, its business, financial condition and results of operations could also be adversely affected in a material way.

Royalty Regimes

Greenfire pays royalties in accordance with the established royalty regime in the Province of Alberta. Greenfire’s royalties are paid to the Crown, which are based on government prescribed pre- and post- payout royalty rates determined on sliding scales and dependent on commodity prices. The Government of Alberta may adopt new royalty regimes, or modify the existing royalty regime, which may have an impact on the economics of Greenfire’s projects. An increase in royalties would reduce Greenfire’s earnings and could make future capital investments, or Greenfire’s operations, less economic.

Impact of COVID-19

Greenfire’s operations are particularly sensitive to changes in the demand for, and prices of crude oil. The COVID-19 pandemic, which began in early 2020, continues to create uncertainty and negatively impact the commodity price environment by suppressing the continued recovery in global economic activity and demand for hydrocarbon products.

In addition, throughout the COVID-19 pandemic, inflation has been driven by many factors, including disruptions to local and global supply chains and transportation services. Inflation and disruptions to supply chain and transportation services have the potential to disrupt Greenfire’s operations, projects and financial condition. Inflation in Canada has significantly increased labor and capital costs for drilling, construction and equipment and increased demand for experienced labor and delays in procuring equipment can increase the time required to complete projects.

It continues to be difficult to forecast and account for the risk posed by the COVID-19 pandemic. Greenfire’s management cannot reasonably estimate the length or severity of this pandemic, or the extent to which related disruptions may materially impact Greenfire’s financial results in the future.

Non-GAAP Measures

Refer to the subsection under the heading “— Non-GAAP Measures and other Performance Measures” for reconciliations and information regarding the following measures and ratios used in this section and elsewhere in this Registration Statement/Proxy Statement: “Excess Cash Flow”, “adjusted EBITDA”, “adjusted funds flow”, “adjusted funds flow per barrel ($/bbl)”, “adjusted working capital” and “net debt”.

Results of Operations

Performance Highlights for the Year Ended December 31, 2022

For the year ended December 31, 2022, operational and financial highlights include:

•        Greenfire had production of 20,503 bbls/d with a steam-oil ratio of 3.47, relative to 8,009 bbls/d in 2021 with a steam-oil ratio of 3.11. Steam-oil ratio is the amount of steam used in operations for injection into the bitumen reservoir divided by the amount of bitumen produced. The increase in production was primarily a result of the JACOS Acquisition in September of 2021 and from optimizing well and facility operations.

•        Oil sales for years ended 2022 and 2021 were CAD$998.8 million and CAD$270.7 million, respectively. Oil sales in 2022 were higher than in 2021, primarily due to the inclusion of a full year of production volume from both the Expansion Asset and Demo Asset, compared to a partial year of production volume in 2021. Additionally, oil sales in 2022 benefitted from higher commodity prices as a result of the ongoing conflict in Ukraine.

•        In 2022, Greenfire had operating expenses of CAD$21.41/bbl, compared to CAD$20.68/bbl in 2021, respectively. Operating expenses per barrel were higher in 2022 than 2021, primarily as a result of higher natural gas and power prices due to the ongoing conflict in Ukraine.

•        Cash provided by operating activities for 2022 was CAD$164.7 million, compared to CAD$32.0 million in 2021. Cash provided by operating activities in 2022 was higher than in 2021, primarily due to the inclusion of a full year of production volume from both the Expansion Asset and Demo Asset, compared to a partial year of production volume in 2021 and due to higher oil sales in 2022 resulting from higher commodity prices as a result of the ongoing conflict in Ukraine.

•        Cash provided by operating activities is the most directly comparable GAAP measure for adjusted funds flow, which is a non-GAAP measure. See the section entitled “— Non-GAAP Measures and Other Performance Measures” for a discussion of adjusted funds flow and other Non-GAAP measures. Adjusted funds flow for 2022 was CAD$125.6 million, compared to CAD$49.2 million in 2021. The increase in adjusted funds flow in 2022, relative to 2021, was primarily the result of higher commodity prices and the inclusion of a full year of production volume at both Expansion and Demo in 2022, versus a partial year of production volume in 2021. The increase in adjusted funds flow in 2022, relative to 2021, was somewhat offset by higher property, plant and equipment expenditures in 2022.

•        Net income (loss) and comprehensive income (loss) is the most directly comparable GAAP measure for adjusted EBITDA, which is a non-GAAP measure. See the section entitled “— Non-GAAP Measures and Other Performance Measures” for a discussion of adjusted EBITDA and other non-GAAP measures. Adjusted EBITDA for 2022 was CAD$218.0 million compared to CAD$75.5 million in 2021. The increase in adjusted EBITDA in 2022, relative to 2021, was primarily the result of higher commodity prices and the inclusion of a full year of production volume at both Expansion Asset and Demo Asset in 2022, versus a partial year of production volume in 2021.

•        Property, plant and equipment expenditures were CAD$39.6 million in 2022 compared to CAD$4.6 million during 2021. The CAD$39.6 million of property, plant and equipment expenditures in 2022 included, among other things, the following:

•        CAD$10.0 million to complete the drilling of two water disposal wells, one each at the Expansion Asset and the Demo Asset. Those water disposal wells are expected to alleviate water processing constraints in the central processing facility, thereby increasing operational flexibility that may allow incremental oil production. Other property, plant and equipment to debottleneck production operations included CAD$4.3 million in cooling facilities, which was primarily spent at the Demo Asset, and CAD$2.9 million to refurbish and restart oil handling equipment at the Demo Asset.

•        CAD$7.0 million to complete a bitumen truck off-loading facility (the “Truck Rack”) at the Expansion Asset, which became operational during the fourth quarter of 2022. The Truck Rack is designed to receive trucked sales volume from the nearby Demo Asset to reduce trucked distances and transportation costs.

•        Greenfire also successfully completed major turnarounds at both the Expansion Asset and Demo Asset, for CAD$5.3 million and CAD$3.0 million, respectively.

•        There was also CAD$3.9 million in property, plant and equipment for various other capital projects at both the Expansion Asset and Demo Asset.

•        Change in cash and cash equivalents for 2022 was negative CAD$25.5 million, compared to positive CAD$60.9 million in 2021. Change in cash and cash equivalents is the most directly comparable GAAP measure to excess cash flow, which is a non-GAAP measure. Excess Cash Flow was CAD$124.7 million in 2022, compared to CAD$69.0 million in 2021. The higher Excess Cash Flow in 2022 was primarily a result of higher commodity prices in 2022 relative to 2021, and the inclusion of a full year of production volume from the Expansion Asset and Demo Asset compared to a partial year of production volume in 2021. Amounts of Excess Cash Flow resulted in Greenfire redeeming approximately CAD$60.7 million (US$48.0 million) and CAD$62.94 million (US$46.6 million) of the Greenfire Bonds on May 26, 2022 and November 28, 2022, respectively, as required pursuant to the terms of the Greenfire Indenture. See the section entitled “— Non-GAAP Measures and Other Performance Measures” for a discussion of Excess Cash Flow and other Non-GAAP measures.

•        At the end of 2022, cash and cash equivalents totaled CAD$35.4 million and restricted cash was CAD$35.3 million, resulting in total cash of CAD$70.7 million, compared to year end 2021 cash and cash equivalents of CAD$60.9 million, restricted cash of CAD$8.7 million and total cash of CAD$69.6 million as of the end of 2021.

•        Long-term debt at the end of 2022 was CAD$191.2 million compared to CAD$215.2 million at the end of 2021. The lower amount of long-term debt at the end of 2022 was primarily a result of principal repayments, largely offset by lower estimated amount of current portion of long-term debt at the end of 2022 relative to 2021, as well as accretion of debt issuance costs for foreign exchange losses from a weaker Canadian dollar relative to the U.S. dollar. Long-term debt is a GAAP measure that is most directly comparable to net debt, which is a non-GAAP measure. Net debt at the end of 2022 was CAD$177.5 million, compared to CAD$243.0 million at the end of 2021. The lower amount of net debt at the end of 2022 was primarily a result of debt principal repayments, partially offset by foreign exchange losses from volatility in the Canadian dollar versus the U.S. dollar, as well as accretion of debt issuance costs. See the section entitled “— Non-GAAP Measures and Other Performance Measures” for a discussion of net debt and other Non-GAAP measures.

Comparison of certain production, financial and operating results for the year ended December 31, 2022 to the year ended December 31, 2021:

	Year ended December 31,
(CAD$ in thousands, except production and unit prices)	2022	2021(1)
Production and sales volumes
Bitumen production (bbls/d)	20,503	8,009
Steam-oil ratio	3.47	3.11
Oil sales (bbls/d)	20,577	7,911

Financial highlights
Oil sales	998,849	270,674
Net Income (loss) and Comprehensive Income (loss)	131,698	661,444

Operating summary
Royalties	(50,064)	(9,543)
Realized loss on commodity risk management	(122,408)	(3,614)
Diluent expense	(368,015)	(94,623)
Transportation and marketing	(67,842)	(24,057)
Operating expenses	(160,826)	(59,710)
Annual production costs(2)	(157,684)	(58,443)
General & administrative expenses(1)	(11,019)	(3,285)
Interest and finance expense	(77,074)	(25,050)
Depletion and depreciation expense	(68,027)	(27,071)
Other income and expenses(3)	206	(8,373)
Foreign exchange loss (gain)	(26,099)	(1,512)
Income tax expense (recovery)	87,681	—

____________

(1)      Results are from operations that began at the Expansion Asset after the acquisition of JACOS on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021. Although Greenfire was formed in November of 2020, it did not have material operations prior to the acquisition of the Demo Asset in April 2021. As such, a discussion of Greenfire’s 2020 financial statements has been omitted.

(2)      Annual production costs include energy expenses and non-energy expenses. Energy expenses include the cost of natural gas to generate steam and electricity to operate Greenfire’s facilities. Non-energy expenses relate to production-related activities, including staff, contractors and associated travel and camp costs, chemicals and treating, insurance, greenhouse gas fees, equipment rentals, maintenance and site administration, among other costs. The annual production costs is equal to operating expenses excluding ad valorem, severance, and similar production taxes.

(3)      Refer to section under the heading “— Other Income and Expenses” for additional information.

Production

Greenfire’s average bitumen production of 20,503 bbls/d in 2022 was higher than the average bitumen production of 8,009 bbls/d in 2021, primarily as a result of the JACOS Acquisition in September 2021 and an increase in production thereafter from optimization of well and facility operations.

Greenfire’s bitumen production net of royalties for years ended December 31, 2022 and 2021 was 7.1 mmbbl and 2.8 mmbl, respectively. Average bitumen production at the Expansion Asset of 16,802 bbls/d for 2022 was higher than average bitumen production of 5,352 bbls/d in 2021, primarily as a result of the timing of the JACOS Acquisition in September 2021, which results in comparing a partial year to a full year of production volumes. Greenfire’s average bitumen production at the Expansion Asset in 2021 are results for the period from September 17, 2021 to December 31, 2021, only, whereas Greenfire’s average bitumen production at the Expansion Asset in 2022 is from a full year of production. JACOS’s average bitumen production of 16,875 bbls/d at the Expansion Asset in 2021 are results prom the period from January 1, 2021 to September 17, 2021, only, compared to Greenfire’s average bitumen production of 16,802 bbls/d at the Expansion Asset in 2022, which is from a full year of production. See the section entitled “— Comparison of results of operations of JACOS for the period from January 1, 2021 to September 17, 2021 to the year ended December 31, 2020 — Production” in this MD&A for a discussion of JACOS’s production.

Average bitumen production at the Demo Asset of 3,701 bbls/d for 2022 was higher than bitumen production of 2,657 bbls/d in 2021, primarily due to the timing of the acquisition of the Demo Asset, which occurred in April 2021, which results in comparing a partial year versus a full year of production volumes.

Steam-oil ratio is the amount of steam used in operations for injection into the bitumen reservoir divided by the amount of bitumen produced.

The following table shows production and steam oil ratios at each location for the periods indicated.

	Year ended December 31,
(Average barrels per day)	2022	2021(1)
Expansion
Bitumen production	16,802	5,352
Steam-oil ratio	3.01	2.74
Demo
Bitumen production	3,701	2,657
Steam-oil ratio	6.25	6.29
Consolidated
Bitumen production	20,503	8,009
Steam-oil ratio	3.47	3.11

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Commodity Prices

The prices received for Greenfire’s crude oil production directly impact earnings, cash flow and financial position.

WTI

The price of West Texas Intermediate (“WTI”) is the current benchmark for mid-continent North American crude oil prices at Cushing Oklahoma. On a year over year basis, the average WTI benchmark price for 2022 was US$94.23/bbl, and the average for 2021 was US$67.91/bbl. Crude oil prices strengthened through 2021 as the global recovery from the COVID-19 pandemic resulted in higher demand for crude oil and crude oil products. The price of WTI further increased in the first half of 2022 after the Russia and Ukraine conflict began in February 2022, which disrupted global oil supplies as a result of sanctions applied to Russian oil production. In the end of the second quarter of 2022, continued evidence of global supply tightness resulted in relatively high product prices and refinery margins. By the third quarter of 2022, the price of WTI started to decline as the potential of longer-term demand destruction took hold along with broader recessionary risks. At the start of the fourth quarter of 2022, the price of WTI declined further as the U.S. government continued to release crude oil volumes from the Strategic Petroleum Reserve (“SPR”) and global demand softened.

WCS

Canadian heavy oil trades at a discount to WTI. Western Canadian Select (“WCS”) is the broadly used benchmark that reflects heavy oil prices at Hardisty, Alberta. WCS differentials for Canadian oil prices relative to WTI fluctuate from period to period based on production, inventory levels, infrastructure egress capacity, and refinery demand in Canada and the United States, among other factors. Year over year, the WCS heavy oil price increased to US$75.95/bbl in 2022 from US$54.87/bbl in 2021. The increase was primarily a result of a higher annual WTI price.

Strong refinery demand, limited Enbridge mainline apportionment and demand for heavy oil in the U.S. gulf coast contributed to the strength in the WCS differential in the first half of 2022. However, the WCS differentials widened in the second half of 2022, which was primarily a result of the SPR release in the United States reducing gulf coast demand, unplanned PADD 2 refinery outages and the rupture that occurred on the Cushing portion of the Keystone pipeline from December 7, 2022 through December 29, 2022. Apportionment also recurred in the market at the end of the fourth quarter of 2022 as more upstream supply competed with capacity issues downstream.

WDB

Greenfire produces Western Canada Dilbit Blend (“WDB”) at the Expansion Asset. WDB as a blended stream was introduced in late 2017, and is a blend comprised of Sunrise Dilbit Blend, Hangingstone Dilbit Blend, and Leismer Corner Blend. These streams are produced using SAGD in-situ extraction methods from the Athabasca region and transported to Enbridge’s Edmonton Terminal where it is blended. WDB is not part of the Enbridge Pooling Program and is a heavier blend than WCS. WDB typically trades at a differential below the WCS benchmark price and has generally correlated with WCS differential movements. On a year over year basis, the WDB price was US$73.39/bbl for 2022, compared to US$52.98/bbl for 2021.

Condensate

In order to facilitate pipeline transportation of bitumen, Greenfire uses condensate as diluent for blending at the Expansion Asset. Condensate is locally sourced at Edmonton and delivered to the Expansion Asset facility via the Inter Pipeline Polaris Pipeline. The price of condensate has generally correlated with the price of WTI and on average is within +5%/-5% of the WTI price. There has been less seasonality in recent pricing, however, demand for condensate as a diluent has generally been higher in the winter months due to increased diluent requirements in colder temperatures relative to warmer summer months. On an annual basis, the Edmonton Condensate (C5+) price for 2022 was US$94.04/bbl, compared to US$68.44/bbl for 2021. The higher condensate pricing in 2022 was primarily a result of higher WTI pricing.

Non-Diluted Bitumen

Greenfire produces non-diluted bitumen at the Demo Asset. This is a product that is relatively unique in Alberta’s oilsands. Each barrel can be transported from the Demo Asset to several locations, including both pipeline and rail sales points, depending on the economics of each option at the time of sale. At pipeline connected sales points, the Demo Asset’s bitumen is blended with diluent to reach pipeline specifications. At rail connected terminals, the Demo Asset’s bitumen is moved into railcars and transported to its final sales destination, generally without the need to blend with diluent. The pricing of Demo Asset sales bitumen is dependent on quality differentials, condensate pricing, pipeline and rail transportation costs and trucking distance that apply at each sales point. In the fourth quarter of 2022, the Demo Asset delivered 100% of its sales volumes to pipeline connected destinations with zero volume going to rail facilities. Continued relatively strong WCS differentials resulted in favorable pipeline economics, and traditional rail customers did not bid on any Demo Asset volumes in the fourth quarter of 2022. In mid-October 2022, Greenfire commissioned the truck rack offloading facility at the Expansion Asset that can receive up to approximately 5,000 bbls/d of bitumen production from the Demo Asset that is then transported via pipeline. In the fourth quarter of 2022, Greenfire transported 1,665 bbls/d to the Expansion Asset truck rack at more favorable economics than transporting to long-haul destinations due to reduced transportation costs. In 2022, 97% of volume produced by the Demo Asset was delivered to pipeline connected sales points, with limited rail connected terminal demand in the first half of the year. Economics were generally more favorable to move volume to pipeline connected destinations in 2022.

Natural Gas

Natural gas is a primary energy input cost for Greenfire, which is used as fuel to generate steam for SAGD operations. Greenfire purchases Alberta Energy Company (“AECO”) gas, which is the Western Canadian benchmark for natural gas. The AECO Hub gas storage facility in southern Alberta serves as the reference point for establishing the NOVA Inventory Transfer price for users of the transmission pipelines in the province. Gas prices are often quoted in terms of the basis differential between AECO prices and Henry Hub prices in Louisiana, United States. AECO gas prices of CAD$5.04 per gigajoule (“GJ”) in 2022 were significantly higher than the average price of CAD$3.44 per gigajoule in 2021. The increase in gas prices was primarily due to higher global gas prices, predicted low global storage levels and overall tight market conditions in 2022.

Power

Electric power prices impact energy operating expenses. On an annual basis, the Alberta power pool price increased to CAD$161.88 per megawatt hour (“MWH”) in 2022 compared to CAD$102.37 per megawatt hour in 2021. The return of power purchase agreements to suppliers in 2019 has allowed generators to more competitively tender their power, and in August 2022 and September 2022 wind generated power was below the 20 year average, which contributed to significantly higher pricing in the third quarter of 2022. In the first part of the fourth quarter of 2022, power prices were reduced as the relatively mild fall helped temper demand. This changed in December 2022, when the lack of solar and wind power combined with a polar vortex of extreme cold that increased demand and resulted in average pricing of CAD$311.73 per megawatt hour for the month and an average of CAD$213.64 per megawatt hour for the quarter. Wind makes up approximately one-third of the current power generation market in Alberta and reduced supply may continue to have a meaningful impact on power prices.

The following table shows benchmark pricing of crude oil, natural gas and electricity for the periods indicated:

Benchmark Pricing	Year ended December 31, 2022	Year ended December 31, 2021	2022 Three months ended,				2021 Three months ended,
			December 31	March 31	June 30	September 30	December 31	March 31	June 30	September 30
Crude oil (US$/bbl)
WTI(1)	94.23	67.91	82.65	91.55	108.41	94.29	77.19	70.56	66.07	57.84
WCS differential to WTI	(18.27)	(13.04)	(25.89)	(19.86)	(12.80)	(14.53)	(14.64)	(13.58)	(11.49)	(12.47)
WCS(2)	75.95	54.87	56.75	71.69	95.61	79.76	62.55	56.98	54.58	45.37
WDB(3)	73.39	52.98	53.25	68.62	93.92	77.77	60.63	55.21	52.81	43.28
Condensate at Edmonton	94.04	68.44	83.45	87.26	108.33	96.38	79.22	69.59	66.64	58.32

Natural gas (CAD$/GJ)
AECO 5A	5.04	3.44	4.85	3.95	6.86	4.49	4.41	3.41	2.93	2.99

Electricity (CAD$/MWh)
Alberta power pool	161.88	102.37	213.64	221.90	121.51	90.47	107.23	100.27	104.73	97.26

Foreign exchange rate(4)	1.3019	1.2536	1.3577	1.3059	1.2766	1.2662	1.2600	1.2602	1.2280	1.2663

____________

(1)      As per NYMEX oil futures contract.

(2)      Reflects heavy oil prices at Hardisty, Alberta.

(3)      Blend stream comprised of Sunrise Dilbit Blend, Hangingstone Dilbit Blend, and Leismer Corner Blend.

(4)      US$ to CAD$ annual or quarterly average exchange rates reported by the Bank of Canada.

Oil Sales

Oil sales for 2022 and 2021 were CAD$998.8 million and CAD$270.7 million, respectively. The difference was primarily due to the inclusion of a full year of oil sales from the Expansion Asset and Demo Asset in 2022.

Royalties

Royalties paid by Greenfire are crown royalties to the Province of Alberta. Alberta oil sands royalty projects are based on government prescribed pre- and post-payout royalty rates, which are determined on a sliding scale using the Canadian dollar equivalent WTI benchmark price.

Royalties for a pre-payout project are based on a monthly calculation that applies a royalty rate (ranging from one percent to nine percent, based on the Canadian dollar equivalent WTI benchmark price) to the gross revenues from the project. Gross revenues are sales revenues less diluent costs and transportation costs. The Expansion Asset is a pre-payout project.

Royalties for a post-payout project are based on an annualized calculation that uses the greater of: (1) the gross revenues multiplied by the applicable royalty rate (one percent to nine percent, based on the Canadian dollar equivalent WTI benchmark price); or (2) the net revenues of the project multiplied by the applicable royalty rate (25 percent to 40 percent, based on the Canadian dollar equivalent WTI benchmark price). Net revenues are sales revenues less diluent costs, transportation costs, and allowable operating and capital costs. The Demo Asset is a post-payout project, which is currently assessed using gross revenues, as described above. The Demo Asset may become assessable using net revenues, as described above, early in 2024, depending on actual production performance, oil prices and costs.

Royalties for 2022 of CAD$6.67/bbl were higher compared to royalties for 2021 of CAD$3.30/bbl, primarily due to higher WTI benchmark oil prices.

The following table shows royalties by non-diluted bitumen sales barrels for the periods indicated:

	Year ended December 31,
(CAD$ in thousands, unless otherwise noted)	2022	2021(1)
Royalties	50,064	9,543
– (CAD$/bbl)	6.67	3.30

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Risk Management Contracts

Greenfire uses commodity risk management contracts to manage commodity price risk on oil sales and operating expenses. Greenfire may also use foreign exchange risk management contracts to reduce its exposure to foreign exchange risk associated with its interest payments on its U.S. dollar denominated term debt. The calculated fair value of the risk management contracts relies on external observable market data including quoted forward commodity prices and foreign exchange rates. The resulting fair value estimates may not be indicative of the amounts realized at settlement and as such are subject to measurement uncertainty.

Pursuant to the Greenfire Indenture, Greenfire is required to maintain a 12-month forward commodity price risk management program encompassing not less than 50% of the hydrocarbon output under the proved developed producing reserves forecast in the most recent reserves report, as determined by a qualified and independent reserves evaluator

Greenfire’s commodity price risk management program does not involve margin accounts that require posting of margin with increased volatility in underlying commodity prices. Financial risk management contracts are measured at fair value, with gains and losses on re-measurement included in the consolidated statements of comprehensive income (loss) in the period in which they arise.

Financial contracts

Greenfire’s financial risk management contracts are subject to master netting agreements that create the legal right to settle the instruments on a net basis. The following table summarizes the gross asset and liability positions of Greenfire’s individual risk management contracts that are offset in the consolidated balance sheets:

	Year ended December 31,
	2022		2021
(CAD$ in thousands)	Asset	Liability	Asset	Liability
Gross amount	21,375	(48,379)	—	35,677
Amount offset	(21,375)	21,375	—	—
Risk management contracts	—	27,004	—	35,677

Financial contracts settled in the period result in realized gains or losses based on the market price compared to the contract price and the notional volume outstanding. Changes in the fair value of unsettled financial contracts are reported as unrealized gains or losses in the period as the forward markets for commodities fluctuate and as new contracts are executed.

The following table shows Greenfire’s outstanding financial risk management contracts as of December 31, 2022:

	WTI-Fixed Price Swap		WCS Differential-Fixed Price Swap
Term	Volume (bbls)	Swap Price (US$/bbl)(1)	Volume (bbls)	Swap Price (US$/bbl)(1)
Q1 2023	833,827	64.07	1,250,739	(15.75)
Q2 2023	277,942	63.10	416,913	(15.75)

____________

(1)      Presented as weighted average prices

Term	WTI-Put Options			WTI-Costless Collar
	Volume (bbls)	Strike Price (US$/bbl)	Volume (bbls)	Put Strike Price (US$/bbl)	Call Strike Price (US$/bbl)
Q1 2023	416,912	50.00	—	—	—
Q2 2023	138,971	50.00	847,717	50.00	71.15
Q3 2023	1,278,551	50.00	—	—	—
Q4 2023	371,169	50.00	742,337	50.00	108.25

Physical delivery purchase and sales contracts

Greenfire has entered into forward, fixed-priced, physical delivery, purchase and sales contracts to manage commodity price risk. These contracts are not considered to be derivatives and therefore are not recorded at fair value. They are considered purchase and sales contracts for Greenfire’s own use and are recorded at cost at the time of a transaction.

In December 2022, with WCS differentials having widened, Greenfire elected to monetize a portion of its WCS differential hedges in May 2023 through September 2023. Total WCS differential volumes of 1.5 mmbbls were monetized at a WCS differential price of US$22.60/bbl, for an average gain of US$7.46/bbl and total monetized value of approximately CAD$15.0 million. Greenfire continues to maintain WCS differential hedges in January 2023 through September 2023 to protect against potential continued near-term volatility in the WCS differential.

The following table shows outstanding physical contracts at December 31, 2022:

	WCS Differential-Fixed Price Swap		AECO-Fixed Price Swap
Term	Volume (bbls)	Swap Price(1) US$/bbl	Volume (GJ/day)	Swap Price ($/GJ)
Q1 2023	—	—	—	—
Q2 2023	248,000	(15.48)	—	—
Q3 2023	379,000	(14.92)	—	—

____________

(1)      Presented as weighted average prices

Realized and Unrealized Risk Management Contracts

In 2022, we recorded total risk management contract losses of CAD$121.5 million compared to total risk management contract losses of CAD$39.3 million in 2021. The realized risk management contracts loss for 2022 of CAD$122.4 million (CAD$3.6 million realized loss in 2021) was primarily a result of the market prices for WTI settling at levels above those set in the risk management contracts outstanding during the year. The unrealized gain on risk management contracts of CAD$0.9 million for 2022 (CAD$35.7 million unrealized loss in 2021) was primarily a result of the market prices for WTI settling at levels below those set at the end of 2021.

The fair value of our risk management contracts resulted in a net current liability of CAD$27.0 million at December 31, 2022.

The following table shows realized and unrealized gain (loss) on commodity price risk management contracts in 2022 and 2021:

	Year ended December 31,
(CAD$ in thousands)	2022	2021(1)
Realized gain (loss)	(122,408)	(3,614)
Unrealized gain (loss)	930	(35,677)
Consolidated Gain (Loss)	(121,478)	(39,291)

Realized gain (loss) (CAD$/bbl)	(16.30)	(1.25)
Unrealized gain (loss) (CAD$/bbl)	0.12	(12.36)
Consolidated Gain (Loss) (CAD$/bbl)	(16.17)	(13.61)

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Diluent Expense

In order to facilitate pipeline transportation of bitumen, Greenfire uses condensate as diluent for blending at the Expansion Asset and for trucked volumes from the Demo Asset that are delivered to the Truck Rack located at the Expansion Asset. Greenfire’s diluent expense includes the cost of diluent plus the pipeline transportation of the diluent from Edmonton to the Expansion Asset facility via the Inter Pipeline Polaris Pipeline. Diluent expense for 2022 and 2021 were CAD$14.90/bbl and CAD$14.62/bbl, respectively.

The following table shows diluent expense for the years ended 2022 and 2021:

	Year ended December 31,
(CAD$ in thousands, unless otherwise noted)	2022	20211)
Diluent expense	368,015	94,623
(CAD$/bbl)	14.90	14.62

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Transportation and Marketing Expense

Transportation expense at the Expansion Asset includes the costs to move production from the facility to the sales point in Edmonton, Alberta, via the Enbridge Lateral Pipeline and Enbridge Waupisoo Pipeline. At the Demo Asset, transportation expenses relate to the trucking of bitumen from the facility to various pipeline and rail sales points, including to the Truck Rack commissioned at the Expansion Asset facility on October 12, 2022.

Greenfire has an exclusive petroleum marketing contract with the Petroleum Marketer for Greenfire’s production at the Demo Asset, pursuant to which, in addition to marketing fees, Greenfire pays royalty incentive and performance fees, among other costs, to the Petroleum Marketer which are oil price- and production volume- dependent. Following the JACOS Acquisition, Greenfire entered into an exclusive marketing contract with the Petroleum Marketer for the Petroleum Marketer to provide marketing services for the Expansion Asset (the “Expansion Marketing Agreement”), including facilitating all pipeline transportation and storage. See the section under the heading “Description of Business — Material Contracts, Liabilities and Indebtedness — Marketing Agreements” for a further description of the Demo Marketing Agreement and the Expansion Marketing Agreement.

Greenfire’s transportation and marketing expense for 2022 was CAD$9.03/bbl, which was higher than the comparative period of CAD$8.33/bbl in 2021. The increase was primarily due to higher trucking costs at the Demo Asset as well as an increase in fees paid to the Petroleum Marketer as a result of higher WTI market prices.

The following table shows transportation expenses for the years ended 2022 and 2021:

	Year ended December 31,
(CAD$ in thousands, unless otherwise noted)	2022	2021(1)
Pipeline transportation(2)	39,133	12,019
Trucking expense	16,268	9,155
Marketing fees(3)	12,441	2,884
Total transportation and marketing	67,842	24,057

Pipeline transportation (CAD$/bbl)	6.35	6.25
Trucking expense (CAD$/bbl)	12.04	9.51
Marketing fees(3) (CAD$/bbl)	1.66	1.00
Total transportation and marketing (CAD$/bbl)	9.03	8.33

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

(2)      Expansion Asset pipeline transportation includes marketing fees paid to our Petroleum Marketer.

(3)      Marketing fees for the Demo Asset include marketing fees paid to our Petroleum Marketer and terminal fees.

Operating Expenses

Operating expenses include energy operating expenses and non-energy operating expenses. Energy operating expenses include the cost of natural gas to generate steam and electricity to operate Greenfire’s facilities. Non-energy operating expenses relate to production-related operating activities, including staff, contractors and associated travel and camp costs, chemicals and treating, insurance, property tax, greenhouse gas fees, equipment rentals, maintenance and site administration, among other costs.

Greenfire’s energy operating expenses for 2022 were CAD$11.35/bbl, which were higher than the energy operating expenses of CAD$9.93/bbl in 2021. The higher per barrel energy operating expenses in 2022 was primarily related to higher natural gas and power prices as pricing has remained high due to the ongoing conflict in Ukraine, among other factors.

Greenfire’s non-energy operating expenses for 2022 were CAD$10.06/bbl, which was lower than non-energy operating expenses of CAD$10.75/bbl in 2021, primarily due to the minor turnaround being expensed in 2021, while the major turnaround in 2022 was capitalized. In addition, the decrease in non-energy operating expenses in 2022 was partly offset by inflationary pressures on the cost of goods and services.

The following table shows Greenfire’s operating expenses for the periods indicated:

	Year ended December 31,
(CAD$ in thousands, unless otherwise noted)	2022	2021(1)
Operating expenses – energy	85,232	28,674
Operating expenses – non-energy	75,594	31,037
Operating expenses	160,826	59,710

Operating expenses – energy (CAD $/bbl)	11.35	9.93
Operating expenses – non-energy (CAD $/bbl)	10.06	10.75
Operating expenses (CAD $/bbl)	21.41	20.68

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Annual Production Costs

Annual production costs include energy production costs and non-energy production costs. Energy production costs include the cost of natural gas to generate steam and electricity to operate Greenfire’s facilities. Non-energy production costs relate to production-related operating activities, including staff, contractors and associated travel and camp costs, chemicals and treating, insurance, greenhouse gas fees, equipment rentals, maintenance and site administration, among other costs.

Greenfire’s energy production costs for 2022 were CAD$11.35/bbl, which were higher than the energy production costs of CAD$9.93/bbl in 2021. The higher per barrel energy production costs in 2022 was primarily related to higher natural gas and power prices as pricing has remained high due to the ongoing conflict in Ukraine, among other factors.

Greenfire’s non-energy production costs for 2022 were CAD$9.65/bbl, which was lower than non-energy production costs of CAD$10.31/bbl in 2021, primarily due to the minor turnaround being expensed in 2021, while the major turnaround in 2022 was capitalized. In addition, the decrease in non-energy production costs in 2022 was partly offset by inflationary pressures on the cost of goods and services.

The following table shows Greenfire’s annual production costs for the periods indicated:

	Year ended December 31,
(CAD$ in thousands, unless otherwise noted)	2022	2021(1)
Annual production costs – energy	85,232	28,674
Annual production costs – non-energy	72,452	29,770
Annual production costs(2)	157,684	58,443

Average annual production costs – energy (CAD$/bbl)	11.35	9.93
Average annual production costs – non-energy (CAD$/bbl)	9.65	10.31
Average annual production costs(2) (CAD$/bbl)	21.00	20.24

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

(2)      Annual production costs excludes ad valorem, severance, and similar production taxes.

General & Administrative Expenses

General and administrative (“G&A”) expenses include head office and corporate costs such as salaries and employee benefits, office rent, independent third-party audit and engineering services, and administrative recoveries earned for operating exploration and development activities on behalf of our working interest partners, among other costs. G&A expenses primarily fluctuates with head office staffing levels and the level of operated exploration and development activity during the period. G&A may also include expenses related to corporate strategic initiatives, if any.

G&A expenses of CAD$1.47/bbl for 2022 were higher than CAD$1.14/bbl in 2021 primarily due to higher legal fees, audit fees and tax services of CAD$0.43/bbl year over year, offset by other items. These higher legal fees, audit fees and tax services were primarily as a result of the various corporate strategic initiatives and multiple amendments to the Greenfire Indenture, among other items.

The following table shows general and administrative expenses for the periods indicated.

	Year ended December 31,
(CAD$ in thousands, unless otherwise noted)	2022	2021(1)
General and administrative expenses	11,019	3,285
(CAD$/bbl)	1.47	1.14

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Interest and Finance Expenses

Interest and finance expense includes coupon interest, amortization of debt issue costs and issuer discount, redemption premiums on long term debt, interest on letter of credit facilities and other interest charges. Coupon interest and required redemption premiums related to long term debt are accrued and paid according to the Greenfire Indenture.

In 2022, total interest and finance expenses were CAD$77.1 million, compared to CAD$25.1 million in 2021, with the increase primarily related to higher interest expense on long term debt, in addition to the higher amortization of debt issuance costs and issuer discount as a result of principal repayments of the Greenfire Bonds completed on May 26, 2022, and November 28, 2022. See the section under the heading “— Liquidity and Capital Resources” for a discussion of Greenfire’s indebtedness.

The following table shows interest and finance expenses for the periods indicated.

	Year ended December 31,
(CAD$ in thousands)	2022	2021(1)
Interest and financing expense on long-term debt	44,322	20,674
Accretion on long-term debt	29,854	2,152
Other cash interest	2,155	1,926
Accretion of decommissioning obligations	743	298
Total interest and finance expense	77,074	25,050

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Depletion and Depreciation

Greenfire depletes crude oil properties on a unit-of-production basis over estimated total recoverable proved plus probable (2P) reserves. The depletion base consists of the historical net book value of capitalized costs, plus the estimated future costs required to develop Greenfire’s estimated recoverable proved plus probable reserves. The depletion base excludes exploration and the cost of assets that are not yet available for use.

The unit-of-production rate accounts for expenditures incurred to date, together with estimated future development expenditures required to develop those proved reserves. This rate, calculated at a facility level, is then applied to our sales volume to determine depletion each period. We believe that this method of calculating depletion charges each barrel of crude oil equivalent sold with its proportionate share of the cost of capital invested over the total estimated life of the related asset as represented by 2P reserves.

Total depletion and depreciation expense of CAD$9.06/bbl for 2022 was slightly lower than CAD$9.38/bbl in 2021 primarily due to an overallocation of bitumen production in September 2021 related to the timing of the closing of the JACOS Acquisition, which resulted in higher 2021 depletion and depreciation expense.

The following table shows depletion and depreciation expense for the periods indicated:

	Year ended December 31,
(CAD$ in thousands, unless otherwise noted)	2022	2021(1)
Depletion and depreciation expense	68,027	27,071
– (CAD$/bbl)	9.06	9.38

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Other Income and Expenses

In 2022, other income and expenses was income of approximately CAD$0.2 million, consisting primarily of full year interest earnings from savings accounts and short-term investments, partially offset by restructuring costs incurred after the JACOS Acquisition. In 2021, other income and expenses was an expense of CAD$8.4 million and was primarily related to restructuring costs of CAD$4.6 million incurred after the JACOS Acquisition. In addition, Greenfire recognized a revaluation loss of CAD$3.8 million, primarily as a result of an adjustment to the discount rate applied to decommissioning liabilities after the closing of the JACOS Acquisition. This adjustment was a reduction of the discount rate of 20%, which was the rate initially used to measure the fair value of decommissioning liabilities in the purchase price allocation of JACOS, to 12%, which is the credit-adjusted discount rate used to measure the fair value of decommissioning liabilities on Greenfire’s balance sheet. This reduction in discount rate resulted in a larger decommissioning liability on Greenfire’s balance sheet and a revaluation loss on the income statement. This revaluation loss of CAD$3.8 million also included derecognition of own-use physical fixed price purchase contracts.

Foreign Exchange Loss (Gain)

Greenfire’s foreign exchange loss (gain) is driven by fluctuations in the U.S. dollar to Canadian dollar exchange rate that apply to its long-term debt that is denominated in US dollars. In 2022 the Canadian dollar weakened relative to the U.S. dollar, resulting in a foreign exchange loss of CAD$26.1 million, compared to a foreign exchange loss of CAD$1.5 million in 2021, primarily related to the note principal and interest components of Greenfire’s U.S. dollar denominated debt.

Taxes

At December 31, 2022, Greenfire recognized a deferred tax asset of CAD$87.7 million (December 31, 2021 — $0) in the year ended December 31, 2022. As a result of improved commodity prices, the deferred tax asset has been recognized to the extent that it is probable that future taxable income will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

The following table shows income tax expense for the periods indicated.

	Year ended December 31,
(CAD$ in thousands)	2022	2021(1)
Income (loss) before taxes	$44,017	$661,444
Expected statutory income tax rate	23.00%	23.00%
Expected income tax expense (recovery)	10,124	152,132
Gain on business combination	—	(159,609)
Permanent differences	7,327	15,401
Unrecognized deferred income tax (asset) liability	(105,132)	(7,924)
Deferred income tax expense (recovery)	$(87,681)	$—

____________

(1)      Certain accounts were consolidated into permanent differences for presentation purposes.

Greenfire has approximately CAD$1.8 billion in tax pools and loss carry forwards in the year ended December 31, 2022 (December 31, 2021 — CAD$1.9 billion) including approximately CAD$1.4 billion in non-capital losses available for immediate deduction against future income. Greenfire’s non-capital losses have an expiry profile between 2033 and 2042.

As of December 31, 2022, Greenfire had the following tax pools, which may be used to reduce taxable income in future years, limited to the applicable rates of utilization:

	Year ended December 31,
(CAD$ in thousands)	2022	2021
Undepreciated capital costs	321,000	300,000
Resource pools	49,000	64,000
Non-capital losses	1,402,000	1,544,000
Other	20,000	—
Total Canadian federal tax pools	1,791,000	1,908,000

Net Income (Loss) and Comprehensive Income (Loss) and Adjusted EBITDA

Net income (loss) and comprehensive income (loss) is the most directly comparable GAAP measure for adjusted EBITDA, which is a non-GAAP measure. In 2022, Greenfire had adjusted EBITDA of CAD$218.0 million, compared to CAD$75.5 million in 2021. The improved results in 2022 were primarily due to the inclusion of a full year of oil sales from the Expansion Asset and Demo Asset in 2022 and higher commodity pricing.

The following table is a reconciliation of net income (loss) and comprehensive income (loss) to adjusted EBITDA:

	Year ended December 31,
(CAD$ in thousands)	2022	2021(1)
Net income (loss) and comprehensive income (loss)	131,698	661,444
Add (deduct):
Income tax recovery	(87,681)	—
Unrealized (gain) loss risk management contracts	(930)	35,677
Acquisition transaction costs	2,769	10,318
Stock based compensation	1,183	—
Depletion and depreciation	68,027	27,071
Financing and interest	77,074	25,050
Foreign exchange loss	26,099	1,512
Gain on acquisitions	—	(693,953)
Other income and expenses(2)	(206)	8,373
Adjusted EBITDA(3)	218,033	75,492

____________

(1)      Results are from operations that began at the Expansion Asset after the acquisition of JACOS on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

(2)      Refer to section under the heading “— Other Income and Expenses” for additional information.

(3)      Non-GAAP measures do not have any standardized meaning prescribed by IFRS and may not be comparable with the calculation of similar measures presented by other entities. Refer to the Non-GAAP Measures section in this MD&A for further information.

Decommissioning Liability

Greenfire’s decommissioning liabilities result from net ownership interests in oil assets including well sites, gathering systems and processing facilities. We estimate the total undiscounted amount of cash flows required to settle Greenfire’s decommissioning liabilities to be approximately CAD$206.5 million. A credit-adjusted discount rate of 12% and an inflation rate of 2.0% were used to calculate the decommissioning liabilities. A 1.0% change in the credit-adjusted discount rate would impact the discounted value of the decommissioning liabilities by approximately CAD$1.1 million with a corresponding adjustment to PP&E or net income (loss). We expect to settle decommissioning liabilities for periods through the year 2071.

The table below shows decommissioning liability for the periods indicated:

	Year ended December 31,
(CAD$ in thousands)	2022	2021
Balance, beginning of period	5,517	—
Initial recognition	—	1,957
Revaluation	1,283	3,262
Accretion expense	743	298
Balance, end of period	7,543	5,517

Capital Resources and Liquidity

Our capital management objective is to maintain financial flexibility and sufficient liquidity to execute on planned capital programs while meeting short- and long-term commitments, including servicing and repaying long term debt. We strive to actively manage our capital structure in response to changes in economic conditions and as we deleverage our balance sheet.

As of December 31, 2022, our capital structure primarily consists of cash and cash equivalents, restricted cash and long-term debt. The following table shows certain liquidity and balance sheet data as of December 31, 2022 and 2021:

	As of December 31,
(CAD$ in thousands)	2022	2021
Cash and cash equivalents	35,363	60,869
Restricted cash	35,313	8,700
Face value of Long-term debt(1)	295,173	396,188

____________

(1)      As of December 31, 2022, the Greenfire Bonds were translated to Canadian dollars at the period-end exchange rate of US$1.00 = CAD$1.3544 (As of December 31, 2021 — US$1.00 = CAD$1.2678).

We believe Greenfire’s current capital resources and its ability to manage cash flow and working capital levels will allow Greenfire to meet its current and future obligations, to make scheduled interest and principal payments, and to fund the other needs of the business.

Greenfire Bonds

In August and September 2021, Greenfire completed an offering of 312,500 units consisting of $312,500,000 aggregate principal amount of the Greenfire Bonds and 312,500 Greenfire Bond Warrants. Each Unit consisted of one $1,000 principal amount Greenfire Bond and one Greenfire Bond Warrant.

The Greenfire Bonds bear interest at an annual rate of 12.0%, mature on August 15, 2025 and are secured by a lien on all of the assets of Greenfire and its subsidiaries.

There are no maintenance financial covenants in the Greenfire Indenture. However, there are standard business operating covenants, as well as covenants that may limit Greenfire’s ability to incur additional debt and pay dividends, as well as other restricted payments. In addition, there is a covenant in the Greenfire Indenture that obligates Greenfire to redeem a portion of the outstanding Greenfire Bonds equal to 75% of “Excess Cash Flow” (as defined in the Greenfire Indenture) in every six-month period at a price equal to 106% of the principal, plus accrued and unpaid interest. As a result, $217.9 million in principal amount of Greenfire Bonds were outstanding as of December 31, 2022. The forecasted Excess Cash Flow redemptions over the following 12-month period are recorded on Greenfire’s financial statements as a current liability.

On or after August 15, 2023, Greenfire may redeem some or all of the Greenfire Bonds at a redemption price of 106% that will decrease to 103% on August 15, 2024, and to 100% on February 15, 2025, plus accrued and unpaid interest, if any, to the date of redemption. Prior to August 15, 2023, Greenfire may redeem some or all of the Greenfire Bonds by paying a “make whole” premium.

In the second quarter of 2022, Greenfire amended the Greenfire Indenture to allow for an incremental $60 million in capital expenditures to be spent over a period of 24 months, which Greenfire plans to use to further debottleneck existing facilities to allow for production growth.

The terms of the Greenfire Bonds and Greenfire Bond Warrants will be amended at the Closing of the Business Combination Agreement, as described elsewhere in this Registration Statement/Proxy Statement.

New Greenfire intends to seek a refinancing of the Greenfire Bonds. The terms of the potential refinancing may involve a new offering of bonds, an institutional term loan or other new indebtedness of Greenfire or New Greenfire and the use of the proceeds of such financing may be to redeem or otherwise extinguish all or part of the Greenfire Bonds. It is possible that the amount of any new financing may exceed the principal amount of Greenfire Bonds currently outstanding. The structure and terms of, and parties to, any such refinancing are not known at this time. Greenfire expects that it will take about three to six weeks to receive sufficient information to make a decision as to whether to proceed with such a refinancing and there can be no assurance that any such refinancing will be completed on terms acceptable to New Greenfire or at all. See the discussion under the heading “Summary of Registration Statement/Proxy Statement — Greenfire Recent Developments — Refinancing of Greenfire Bonds” for more information.

Restricted Cash and Letter of Credit Facilities

Greenfire has a credit facility with its Petroleum Marketer (“Credit Facility”) that it has used to issue CAD$51.5 million in letters of credit related to the Company’s long-term pipeline transportation agreements as of December 31, 2022. Under the terms of the Credit Facility, for the 24-month period beginning in October 2021, Greenfire is required to contribute cash to a cash-collateral account (the “Reserve Account”) until the balance of the Reserve Account is equal to 105% of the aggregate face value of the Credit Facility.

As of December 31, 2021, Greenfire had CAD$8.7 million in restricted cash, which consisted of $8.0 million contributed restricted cash in the Reserve Account and CAD$0.7 million of restricted cash that collateralizes the Company’s credit cards and other transportation commitments.

In 2022, Greenfire obtained a CAD$15.0 million cash-collateralized, demand revolving credit facility (the “Demand Facility”), to be used exclusively for issuing letters of credit, which bears interest at 1.5% per annum. During 2022, Greenfire transferred CAD$4.7 million in letters of credit and restricted cash collateral from the Credit Facility and the Reserve Account to the Demand Facility. There was no net change in restricted cash or unrestricted cash as a result of this transfer. As of December 31, 2022, the Credit Facility had CAD$46.8 million of letters of credit outstanding, with restricted cash collateral of CAD$27.3 million, and the Demand Facility had CAD$8.0 million of letters of credit outstanding, with $8 million of restricted cash collateral, which consisted of CAD$4.7 million transferred from the Credit Facility, and CAD$3.3 million related to Greenfire’s credit cards and other transportation commitments.

Term Loan

When GAC acquired the Demo Asset from GHOPCO, it assumed the associated debtor-in-possession financing by the Petroleum Marketer in an amount of CAD$19.7 million (the “Term Loan”). On August 6, 2021, GAC received an additional advance of CAD$9.0 million under the Term Loan that was used to purchase a US$7.0 million compound put option with a hedging counterparty to facilitate the issuance of the Greenfire Bonds. Between April 5, 2021 and September 17, 2021, the date that Greenfire acquired JACOS, Greenfire made principal repayments under the Term Loan of CAD$2.3 million. On September 17, 2021, the remaining principal balance of CAD$26.7 million under the Term Loan was redeemed in exchange for an aggregate principal amount of Greenfire Bonds of $22 million.

Commitments And Contingencies

Greenfire has lease commitments related to pipeline transportation services, and credit facility commitments associated with its pipeline transportation commitments. Future minimum amounts payable under these commitments are as follows:

(CAD$ in thousands)	2023	2024	2025	2026	2027	Beyond 2027	Total
Credit Facility	22,950	—	—	—	—	—	22,950
Transportation	32,410	31,880	30,561	28,956	29,044	232,368	385,219
Total	$55,360	$31,880	$30,561	$28,956	$29,044	$232,368	408,169

Working Capital (Deficit) and Adjusted Working Capital

Working capital (deficit) is the GAAP measure that is most directly comparable to adjusted working capital. Adjusted working capital is comprised of current assets less current liabilities, and excludes the current portion of long-term debt and the current portion of risk management contracts. Management uses adjusted working capital because it is less volatile than current assets and current liabilities. After isolating for the current portion of long-term debt and current portion of risk management contracts, a surplus of adjusted working capital will result in a future net cash inflow to the business. Adjusted working capital allows management to evaluate Greenfire’s short-term liquidity and its capital resources available at a point in time.

In 2022, working capital (deficit) decreased to CAD$13.4 million from CAD$58.5 million in 2021, a difference of CAD$45.1 million, primarily due to a decrease in accounts receivable and inventory balances in 2022, when commodity prices were lower than 2021. In 2022, adjusted working capital decreased to CAD$76.9 million from CAD$82.5 million in 2021, primarily as a result of Greenfire realizing lower accounts receivable and inventory balances in 2022, when commodity prices were generally lower than in 2021.

The following table is a reconciliation of working capital (deficit) to adjusted working capital for the periods indicated:

	Year ended December 31,
(CAD$ in thousands)	2022	2021
Current assets	123,527	139,960
Current liabilities	(136,921)	(198,504)
Working capital (deficit)	(13,394)	(58,544)
Current portion of risk management contracts	27,004	30,718
Current portion of long-term debt	63,250	110,359
Adjusted working capital(1)	76,860	82,533

____________

(1)      Non-GAAP measures do not have any standardized meaning prescribed by IFRS and may not be comparable with the calculation of similar measures presented by other entities. Refer to the “— Non-GAAP Measures and Other Performance Measures” section in this MD&A for further information.

Cash Flow Summary

The following table shows a summary of cash flows for the periods indicated:

	Year ended December 31,
(CAD$ in thousands, unless otherwise noted)	2022	2021(1)
Cash provided by (used in):
Operating activities	164,727	31,985
Financing activities	(123,638)	365,606
Investing activities	(63,746)	(336,528)
Exchange rate impact on cash and cash equivalents held in foreign currency	(2,849)	(194)
Change in cash and cash equivalents	(25,506)	60,869

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Cash Flow — Operating Activities

In 2022, cash provided by operating activities was CAD$164.7 million compared to CAD$32.0 million in 2021, a difference of CAD$132.7 million, primarily due to the inclusion of a full year of production volume of oil sales from both the Expansion Asset and Demo Asset in 2022 and the increase in oil sales attributable to higher commodity pricing as a result of the ongoing conflict in Ukraine and increased demand from the easing of COVID-19 restrictions. The increase in cash provided by operating activities in 2022 compared to 2021 was partially offset by higher risk management losses, mainly as a result of the market prices for WTI settling at levels above those set in Greenfire’s risk management contracts outstanding during the year. The increase was also offset by higher energy operating expenses from higher natural gas and power prices.

Cash Flow — Financing Activities

In 2022, cash used in financing activities was CAD$123.6 million compared to cash provided by financing activities of CAD$365.6 million in 2021, a difference of CAD$489.2 million, primarily as a result of the issuance of the Greenfire Bonds in 2021 and partial redemptions of the Greenfire Bonds in 2022. That decrease was partially offset by higher property, plant and equipment expenditures in 2022 relating to Greenfire’s debottleneck projects to increase production and planned major turnarounds at both the Expansion Asset and Demo Asset that were capitalized.

Cash Flow — Investing Activities

In 2022, cash used in investing activities was CAD$63.7 million compared to CAD$336.5 million in 2021, a difference of CAD$272.8 million, primarily due to the timing of the acquisition of the Demo Asset and the JACOS Acquisition in 2021.

Property, Plant and Equipment Expenditures

Total property, plant and equipment expenditures in 2022 were CAD$39.6 million, consisting primarily of the following:

•        “Major turnaround” property, plant and equipment expenditures for turnaround activities that maintain property, plant and equipment, provide benefit for future years of operations and are capitalized and depreciated on a straight-line basis over the period to the next turnaround. Major turnaround property, plant and equipment expenditures were CAD$3.0 million at the Demo Asset and CAD$5.3 million at the Expansion Asset.

•        Property, plant and equipment expenditures for produced water disposal facilities are expenditures to drill water disposal wells at both the Expansion Asset and the Demo Asset that are now in operation and help to alleviate water processing constraints in the central processing facility. Produced water disposal facilities expenditures were CAD$4.8 million for the Demo Asset and CAD$5.2 million for the Expansion Asset.

•        CAD$7.0 million for the Truck Rack at the Expansion Asset, which was completed in the fourth quarter of 2022. The Truck Rack is designed to receive trucked sales volume from the Demo Asset to reduce trucked distances and transportation costs.

•        CAD $4.3 million primarily at the Demo Asset for cooling facilities designed to lower the temperature of the inlet emulsion streams, which Greenfire management expects to lead to increased capacity as more emulsion is able to flow through the plant.

•        CAD$2.9 million for a project, which is part of the overall capital program, designed to debottleneck the Demo Asset to process additional production volumes by refurbishing and restarting an existing plant at the Demo Asset. The project’s primary objective is to increase processing capacity by using existing oil handling equipment.

•        CAD$3.9 million for various small and maintenance projects.

Cash Provided by Operating Activities and Adjusted Funds Flow

Cash provided by operating activities is the most directly comparable GAAP measure for adjusted funds flow, which is a non-GAAP measure. In 2022, the Company had adjusted funds flow from operations of CAD$121.6 million, compared to CAD$34.3 million in 2021. The improved results in 2022 were primarily due to the inclusion of a full year of production volume and oil sales from the Expansion Asset and Demo Asset in 2022, as well as higher commodity pricing.

The following table is a reconciliation of cash provided by operating activities to adjusted funds flow for the periods indicated:

	Year ended December 31,
(CAD$ in thousands, unless otherwise noted)	2022	2021(1)
Cash provided by operating activities	164,727	31,985
Changes in non-cash working capital	(3,570)	6,910
Property, plant and equipment expenditures	(39,592)	(4,594)
Adjusted funds flow(2)	121,565	34,301
Cash provided by operating activities ($/bbl)	21.93	11.08
Changes in non-cash working capital ($/bbl)	(0.48)	2.39
Property, plant and equipment expenditures ($/bbl)	(5.27)	(1.59)
Adjusted funds flow ($/bbl)(2)	$16.19	$11.88

____________

(1)      Results are from operations that began at the Expansion Asset after the acquisition of JACOS on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

(2)      Non-GAAP measures do not have any standardized meaning prescribed by IFRS and may not be comparable with the calculation of similar measures presented by other entities. Refer to the Non-GAAP Measures section in this MD&A for further information.

Cash Provided by Operating Activities and Excess Cash Flow

Change in cash and cash equivalents is the most directly comparable GAAP measure to Excess Cash Flow, which is a non-GAAP measure. Excess Cash Flow was CAD$124.7 million in 2022, compared to CAD$69.0 million in 2021. The higher Excess Cash Flow in 2022 was primarily a result of higher commodity prices in 2022 relative to 2021, and the inclusion of a full year of production volume from the Expansion Asset and Demo Asset compared to a partial year of production volume in 2021. Amounts of Excess Cash Flow resulted in Greenfire redeeming approximately CAD$60.7 million (US$48.0 million) and CAD$62.9 million (US$46.6 million) of the Greenfire Bonds on May 26, 2022 and November 28, 2022, respectively, as required pursuant to the terms of the Greenfire Indenture. See the section entitled “— Non-GAAP Measures and Other Performance Measures” for a discussion of Excess Cash Flow and other Non-GAAP measures.

Non-GAAP Measures and Other Performance Measures

In this MD&A and elsewhere in this Registration Statement/Proxy Statement, we refer to certain financial measures (such as excess cash flow, adjusted EBITDA, adjusted funds flow, adjusted funds flow per barrel ($/bbl), adjusted working capital and net debt) which do not have any standardized meaning prescribed by IFRS. While these measures are commonly used in the oil and natural gas industry, our determination of these measures may not be comparable with calculations of similar measures presented by other reporting issuers. Management believes that these financial measures provide useful information to evaluate the financial results of Greenfire.

Excess Cash Flow

Change in cash and cash equivalents is the GAAP measure most directly comparable financial statement measure to Excess Cash Flow. Excess cash flow is a non-GAAP financial measure that allows Greenfire’s management to determine the amount of mandatory bond principal repayments of the Greenfire Bonds. Under the Greenfire Indenture, Greenfire is obligated to redeem a portion of the outstanding Greenfire Bonds equal to 75% of its Excess Cash Flow in every six-month period. This measure is not intended to represent change in cash and cash equivalents, net earnings or other measures of financial performance calculated in accordance with IFRS.

The following table shows a reconciliation of change in cash and cash equivalents to Excess Cash Flow for the periods indicated:

	Year ended December 31,
(CAD$ in thousands)	2022	2021(1)
Change in cash and cash equivalents	(25,506)	60,869
Change in restricted cash	26,613	8,140
Repayment of long-term debt	123,612	—
Excess cash flow	124,719	69,009

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Adjusted EBITDA

Net income (loss) and comprehensive income (loss) is the most directly comparable GAAP measure for adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is calculated as net income (loss) before interest and financing expenses, income taxes, depletion, depreciation and amortization, and is adjusted for certain non-cash items, or other items that are not considered part of normal business operations. Adjusted EBITDA is used to measure Greenfire’s profitability from its underlying asset base on a continuing basis. This measure is not intended to represent net income (loss) and comprehensive income (loss) in accordance with IFRS.

The following table shows a reconciliation of net income (loss) and comprehensive income (loss) to adjusted EBITDA for the periods indicated:

	Year ended December 31,
(CAD$ in thousands)	2022	2021(1)
Net income (loss) and comprehensive income (loss)	131,698	661,444
Add (deduct):
Income tax recovery	(87,681)	—
Unrealized (gain) loss risk management contracts	(930)	35,677
Acquisition transaction costs	2,769	10,318
Stock based compensation	1,183	—
Depletion and depreciation	68,027	27,071
Financing and interest	77,074	25,050
Foreign exchange loss	26,099	1,512
Gain on acquisitions	—	(693,953)
Other income and expenses(2)	(206)	8,373

Adjusted EBITDA	218,033	75,492

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

(2)      Refer to section under the heading “— Other Income and Expenses” for additional information.

Adjusted Funds Flow

Cash provided by operating activities is the most directly comparable GAAP measure for adjusted funds flow, which is a non-GAAP measure. Management uses adjusted funds flow as an indicator of the efficiency and liquidity of Greenfire’s business, measuring its funds after capital investment that is available to manage debt levels. This measure is not intended to represent cash provided by operating activities, net earnings or other measures of financial performance calculated in accordance with IFRS. We compute adjusted funds flow as cash provided by operating activities, excluding the impact of changes in non-cash working capital, less property, plant and equipment expenditures. By removing the impact of current period property, plant and equipment expenditures, management monitors Greenfire’s adjusted funds flow to inform its capital allocation decisions.

The following table shows a reconciliation of cash provided by operating activities to adjusted funds flow:

	Year ended December 31,
(CAD$ in thousands)	2022	2021(1)
Cash provided by operating activities	164,727	31,985
Changes in non-cash working capital	(3,570)	6,910
Property, plant and equipment expenditures	(39,592)	(4,594)
Adjusted funds flow	121,565	34,301

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Adjusted Working Capital

Working capital (deficit) is the GAAP measure most directly comparable to adjusted working capital. This measure is not intended to represent working capital (deficit), net earnings or other measures of financial performance calculated in accordance with IFRS. Adjusted working capital is comprised of current assets less current liabilities on Greenfire’s balance sheet, and excludes the current portion of risk management contracts and current portion of long-term debt, the latter of which is subject to estimates of future commodity prices, production levels and expenses, among other factors. Management uses adjusted working capital because it is a less volatile measure of current assets and current liabilities, after isolating for current portion of long-term debt and current portion of risk management contracts, a surplus of adjusted working capital will result in a future net cash inflow to the business that can be used by management to evaluate Greenfire’s short term liquidity and its capital resources available at a point in time. A deficiency of adjusted working capital will result in a future net cash outflow, which may result in Greenfire not being able to settle short-term liabilities in excess of current assets. For a reconciliation of adjusted working capital to working capital (deficit) please see the section under the heading “Capital Resources and Liquidity — Working Capital (Deficit) and Adjusted Working Capital” in this MD&A.

Net debt

Long-term debt is the GAAP measure that is the most directly comparable financial statement measure to net debt. This measure is not intended to represent long-term debt calculated in accordance with IFRS. Net debt is comprised of long-term debt, adjusted for current assets and current liabilities, and excludes the current portion of risk management contracts. Management uses net debt to monitor Greenfire’s current financial position and to evaluate existing sources of liquidity. Net debt is used to estimate future liquidity and whether additional sources of capital are required to fund planned operations.

The following table shows a reconciliation of long-term debt to net debt for the periods indicated:

	Year ended December 31,
(CAD$ in thousands)	2022	2021(1)
Long-term debt	(191,158)	(215,210)
Current assets	123,527	139,960
Current liabilities	(136,921)	(198,504)
Current portion of risk management contracts	27,004	30,718
Net debt	(177,548)	(243,036)

____________

(1)      Results are from operations that began at the Expansion Asset after the JACOS Acquisition on September 17, 2021 and at the Demo Asset when it was acquired on April 5, 2021.

Non-GAAP Financial Ratios

Dollar per barrel ($/bbl) figures are based upon sold bitumen barrels unless otherwise noted. Greenfire’s management monitors and reviews financial information on a per barrel basis for comparability to prior period results and to analyze Greenfire’s competitiveness relative to its peer group.

Related Party Transactions

Greenfire’s related parties consist of key management personnel, which includes directors and officers of Greenfire as key management personnel. The following table shows the amount of related party transaction for the periods indicated:

	Year ended December 31,
(CAD$ in thousands)	2022	2021
Salaries, benefits, and director fees	1,978	873

Critical Accounting Policies and Estimates

Greenfire’s critical accounting policies and estimates are those estimates having a significant impact on the financial position and operations that require management to make judgements, assumptions and estimates in the application of IFRS. Judgements, assumptions and estimates are based on the historical experience and other factors that management believes to be reasonable under current conditions. As events occur and additional information becomes available, these judgements, assumptions and estimates may be subject to change. Detailed disclosure of the significant accounting policies and the significant accounting estimates, assumptions and judgements can be found in Greenfire’s financial statements for the period ended December 31, 2022.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risk, including the effects of adverse changes in commodity prices and exchange rates. The primary objective of the following information is to provide quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in commodity prices and currency exchange rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of our market risk sensitive instruments were entered into for purposes other than speculative trading. Also, gains and losses on these instruments are generally offset by losses and gains on the offsetting expenses.

Commodity price risk

Greenfire’s major market risk exposure is in the pricing that we receive for Greenfire’s bitumen production. Bitumen prices have been volatile and unpredictable for several years, and this volatility may continue in the future. The prices we receive for Greenfire’s bitumen production depend on many factors outside of our control, such as the strength of the global economy and global supply and demand for oil and gas.

To reduce the impact of fluctuations in bitumen prices on our revenues, we periodically enter into forward, fixed-priced, physical delivery, purchase and sales contracts to manage commodity price risk, as descried above under the heading “— Risk Management Contracts.” We plan to continue our practice of entering into such transactions to reduce the impact of commodity price volatility on our cash flow from operations. Future transactions may include price swaps whereby we will receive a fixed price for our production and pay a variable market price to the contract counterparty.

Currency exchange rate risk

Currency exchange rate risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in foreign exchange rates. Greenfire’s sales are in Canada and denominated in Canadian dollars, however, Canadian commodity prices are influenced by fluctuations in the Canada to U.S. dollar exchange rate as global oil prices are generally denominated in U.S. dollars.

Greenfire is also exposed to currency risk in relation to the Greenfire Bonds, which are denominated in U.S. dollars. To date, realized foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Credit risk

Credit risk is the risk of financial loss to Greenfire if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from Greenfire’s accounts receivable. Greenfire is primarily exposed to credit risk from receivables associated with its oil sales. We manage Greenfire’s credit risk exposure by transacting with high-quality credit worthy counterparties and monitoring credit worthiness and/or credit ratings on an ongoing basis. As of December 31, 2022, Greenfire was exposed to concentration risk associated with its outstanding trade receivables and joint interest receivable balances as they are held by a single counterparty. The following table shows account receivables for the periods indicated:

	Year ended December 31,
(CAD$ in thousands)	2022	2021
Trade receivables	22,428	35,020
Joint interest receivables	11,880	8,942
Accounts receivable	(34,308)	(43,962)

Comparison of results of operations of JACOS for the period from January 1, 2021 to September 17, 2021 to the year ended December 31, 2020

The following is a discussions by Greenfire’s management of the results of operations of Japan Canada Oil Sands Limited (“JACOS”) for the period ended September 17, 2021 and for the year ended December 31, 2020. Those results relate to JACOS, prior to and without giving pro forma effect to its acquisition by Greenfire on September 17, 2021 and any operations of Greenfire, which commenced in April of 2021. This discussion is presented as supplemental information for comparability purposes, to aid the reader in evaluating our business, financial condition, results of operations and prospects, considering the historical results of operations of JACOS. Because the period presented in 2021 is not for a full year, certain data presented are not entirely comparable to amounts for the 2020 year.

(CAD$ in thousands, unless otherwise noted)	Period from January 1, 2021 to September 17, 2021	Year ended December 31, 2020
Bitumen production (bbls/d)	16,875	15,283
Oil sales (bbls/d)	16,944	15,728
Property, plant and equipment expenditures	9,757	27,478
Total assets	372,096	379,592
Oil sales	382,635	279,248
Diluent expense	(171,174)	(158,272)
Royalties	(7,178)	(2,019)
Transportation and marketing expenses	(27,853)	(39,368)
Operating expenses	(56,479)	(67,409)
Depletion and depreciation	(78,267)	(108,379)
Impairment	73,252	(270,000)
Financing and interest	(11,154)	(21,602)
Net income (loss)	104,833	(378,612)

Production

JACOS’s daily average production of 16,875 bbls/day for the period ended September 17, 2021, was higher than the year ended December 31, 2020, of 15,283 bbls/day. Management believes price-related curtailments in the second quarter of 2020, when commodity prices were depressed as a result of the COVID-19 pandemic, contributed to the increase.

Oil Sales

JACOS’s oil sales for the period ended September 17, 2021, were CAD$382.6 million compared to CAD$279.2 million for the year ended December 31, 2020. JACOS’s 2021 oil sales were higher, relative to the year ended 2020, primarily due to higher commodity pricing and pricing stability. See the section below under the heading “— Commodity Prices” for a discussion of changes in commodity prices.

Commodity Prices

The market prices of crude oil, condensate, natural gas and electricity impacted the amount of cash generated from JACOS operating activities, which, in turn, impacted JACOS financial position and results of operations.

The WCS heavy oil price for the period ended September 17, 2021, averaged US$52.67/bbl compared to US$26.79/bbl for the year ended December 31, 2020.

JACOS was producing WDB at Expansion. The WDB price for the period ended September 17, 2021, averaged US$49.70/bbl compared to US$24.70/bbl for the year ended December 31, 2020.

The Edmonton Condensate (C5+) price for the period ended September 17, 2021, averaged US$64.90/bbl compared to US$37.48/bbl for the year December 31, 2021.

The AECO natural gas price increased to CAD$2.74 per gigajoule during the period ended September 17, 2021, compared to CAD$1.90 per gigajoule during the year ended December 31, 2021. The Alberta power pool price increased to CAD$98.66 per megawatt hour during the period ended September 17, 2021, compared to CAD$46.72 per megawatt hour during the year ended December 31, 2020.

The following table shows benchmark pricing of crude oil, natural gas and electricity for the periods indicated:

	Period from January 1, 2021 to September 17, 2021	Year ended December 31, 2020	% Change
Crude oil
WTI (US$/bbl)(1)	64.82	39.44	64
WCS differential to WTI (US$/bbl)	(12.15)	(12.65)	(4)
WCS (US$/bbl)(2)	52.67	26.79	97
WDB (US$/bbl)(3)	49.70	24.70	101
Condensate at Edmonton (US$/bbl)	64.90	37.48	73
Natural gas
AECO ($/GJ)	2.74	1.90	44
Electricity
Alberta power pool ($/MWh)	98.66	46.72	111
Foreign exchange rate(4)
US$:CAD	$1.2503	1.2535	—

____________

(1)      As per NYMEX oil futures contract.

(2)      Reflects heavy oil prices at Hardisty, Alberta.

(3)      Blend stream comprised of Sunrise Dilbit Blend, Hangingstone Dilbit Blend, and Leismer Corner Blend.

(4)      US$ to CAD$ annual or quarterly average exchange rates reported by the Bank of Canada.

Royalties

Royalties for the period ended September 17, 2021, were CAD$1.64/bbl. Royalties for the year ended December 31, 2020, were CAD$0.35/bbl. The higher royalty per bitumen barrel for the period ended September 17, 2021, relative to the year ended December 31, 2020, was primarily the result of higher WTI prices.

(CAD$ in thousands, except as noted)	Period ended September 17, 2021	Year ended December 31, 2020	% Change
Royalties	7,178	2,019	256
–$/bbl	1.64	0.35	369

Diluent Expense

JACOS’s diluent expense includes the cost of diluent plus the pipeline transportation of the diluent from Edmonton to the Expansion Asset facility via the Inter Pipeline Polaris Pipeline. JACOS’s diluent expense for the period ended September 17, 2021, of CAD$11.94/bbl was 3% lower compared to the year ended December 31, 2020, of CAD$12.37/bbl which were due to changing commodity prices.

Transportation and Marketing Expense

JACOS’s transportation and marketing expense for the period ended September 17, 2021, of CAD$6.35/bbl was lower than the year ended December 31, 2020, of CAD$6.84/bbl, primarily due to higher sales volumes in a relatively higher commodity price environment.

Operating Expenses

Operating expenses include energy operating expenses and non-energy operating expenses. Energy operating expenses reflect the cost of natural gas to generate steam and electricity to operate the JACOS facilities. Non-energy operating expenses relate to production-related operating activities, including staff, contractors and associated travel and camp costs, chemicals and treating, insurance, property tax, greenhouse gas fees, equipment rentals, maintenance and site administration, among other costs.

The energy operating expenses were CAD$5.73/bbl for the period ended September 17, 2021, compared to CAD$4.35/bbl for the year ended December 31, 2020. Energy operating expenses were higher for the period ended September 17, 2021, relative to the year ended December 31, 2020, due to increases in both natural gas prices and electricity prices. Overall natural gas prices increased 44% and electricity prices increase 111% relative to 2020.

Non-energy operating expenses were CAD$7.14/bbl for the period ended September 17, 2021, compared to CAD$7.36/bbl for the year ended December 31, 2020. Non-energy operating expenses were lower in 2021 primarily as a result of higher production volumes.

The following table shows operating expenses of JACOS for the periods indicated:

(CAD$ in thousands, unless otherwise noted)	Period ended December 31, 2021	Year ended December 31, 2020	% Change
Energy operating expenses	25,145	23,031	9
Non-energy operating expenses	31,334	44,378	(29)
Total operating expenses	56,479	67,409	(16)

Energy operating expenses ($/bbl)	5.73	4.35	32
Non-energy operating expenses ($/bbl)	7.14	7.36	(3)
Total operating expenses ($/bbl)	12.87	11.71	10

Depletion and Depreciation

Total depletion and depreciation expense of CAD $78.3 million or CAD $17.83/bbl for the period ended September 17, 2021, was slightly lower on a per bbl basis than the CAD$108.4 million or $18.83/bbl for the year ended December 31, 2020, primarily due to a reduction of the depletable base as a result of the impairment incurred in 2020.

Impairment

For the period ended September 17, 2021, due to increases in forward oil prices, a test for impairment reversal was completed. The recoverable value was based on fair value less costs of disposal (“FVLCOD”). FVLCOD is the amount that would be realized from the disposition of an asset or CGU (“Cash-Generating Unit”) in an arm’s length transaction between knowledgeable and willing parties. As JACOS had a sales agreement is place with Greenfire Resources Inc., the asset was written up to the value assigned in the agreement, which was approximately CAD$298.5 million.

For the year ended December 31, 2020, due to the continued depressed oil prices as a result of the COVID-19 pandemic, JACOS determined that there were indicators of impairment for its CGU. The recoverable amount was not sufficient to support the carrying amount which resulted in an impairment of CAD$270 million. The recoverable amount was based on its FVLCOD which was estimated using a discounted cash flow model of proved plus probable cash flows from an independent reserve report prepared as at December 31, 2020.

Financing and interest

Interest and finance expense includes coupon interest on long term debt, interest on letter of credit facilities and other interest charges. Interest on long-term debt and other cash interest was significantly lower in 2021 due mainly to lower interest rates and also due to CAD$90 million is debt being retired in 2020 and 2021 (prior to all debt being repaid in September 2021). JACOS had outstanding debt with two institutions based in Japan (US$270 million with each as at December 31, 2020) each with different interest rates. In 2021 the average interest rates with the institutions were 1.26% and 0.36% compared to 2.9% and 2% in 2020.

(CAD$ in thousands)	For the period ended September 17, 2021	For the year ended December 31, 2020
Accretion on long-term debt	$7,455	$13,791
Guarantee fees	3,348	7,290
Interest on settlement of lease liability	31	77
Accretion on decommissioning liabilities	320	444
Financing and interest expense	$11,154	$21,602

Capital Expenditures

Total capital expenditures for the period ended September 17, 2021, were approximately CAD$9.8 million, consisting primarily of maintenance capital at the production facility of CAD$6.6 million, geological data acquisition of CAD$1.3 million and engineering costs of CAD$1.1 million. Total capital expenditures for the year ended December 31, 2020, were CAD$27.5 million, consisting of delineation drilling of CAD$13.9 million production facility capital of CAD$6.7 million, well equipment of CAD$4.0 million and engineering costs of CAD$1.4 million.

Liquidity

(CAD$ in thousands)	Period ended September 17, 2021	Year ended December 31, 2020	% Change
Cash provided by (used in):
Operating activities	44,534	(6,687)	(766)
Financing activities	(84,720)	(79,579)	6
Investing activities	(2,891)	(30,100)	(90)
Exchange rate impact on cash and cash equivalent held in foreign currency	1,246	2,846	(56)
Change in cash and cash equivalents	(41,831)	(113,520)	(63)

Cash Flow — Operating activities

During the period ended September 17, 2021, JACOS’s cash flow from operating activities were CAD$44.5 million compared to a use of cash of CAD$6.7 million for the year ended December 31, 2020. Improved oil pricing, coupled with increased production, was the primary driver of a CAD$51.2 million increase in cash flow from operating activities when compared to the year end December 31, 2020. During 2020, cash flows from operating activities were impacted significantly by depressed oil pricing and production shut-ins due to COVID-19.

Cash Flow — Financing activities

During the period ended September 17, 2021, JACOS’s cash used by financing activities were CAD$84.7 million compared to a use of cash of CAD$79.6 million for the year ended December 31, 2020. For the period ended September 17, 2021, the use in cash was comprised of a capital contribution of CAD$305 million, debt repayments of CAD$341.4 million and a return of capital of CAD$47.5 million. Cash used by financing activities during the year ended December 31, 2020, were repayment of long-term debt of CAD$79.1 million.

Cash Flow — Investing activities

During the period ended September 17, 2021, JACOS’s cash used by investing activities were CAD$2.9 million compared to a use of cash of CAD$30.1 million for the year ended December 31, 2020. For the period ended September 17, 2021, the use in cash was comprised of capital expenditures of CAD$9.8 million and changes in non-cash working capital of CAD$6.9 million. Cash used in investing activities for the year ended December 31, 2020, were primarily related to capital expenditures of CAD$27.5 million.

Critical Accounting Policies and Estimates

JACOS’s critical accounting policies and estimates are those estimates having a significant impact on the financial position and operations that required management to make judgements, assumptions and estimates in the application of IFRS. Judgements, assumptions and estimates are based on the historical experience and other factors that management believed to be reasonable under current conditions. Detailed disclosure of the significant accounting policies and the significant accounting estimates, assumptions and judgements can be found in JACOS’s financial statements for the period ended September 17, 2021.

Off-Balance Sheet Arrangements

JACOS did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

EXECUTIVE COMPENSATION

MBSC

None of MBSC management has received any cash compensation for services rendered to MBSC. The cost for MBSC’s use of office space is paid by the MBSC Sponsor, which also provides MBSC with utilities, secretarial support and administrative services. No compensation of any kind, including finder’s and consulting fees, will be paid to the MBSC Sponsor, MBSC directors or officers, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Initial Business Combination. However, these individuals will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on MBSC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. MBSC’s audit committee will review on a quarterly basis all payments that were made to the MBSC Sponsor, MBSC’s officers, MBSC’s directors or MBSC’s or their respective affiliates.

Pursuant to the Business Combination Agreement, MBSC has the right to designate for nomination one board member to the New Greenfire Board. MBSC has designated Matthew Perkal to the New Greenfire Board. Although it is possible that some or all of MBSC management may negotiate employment or consulting arrangements to remain with New Greenfire after the Business Combination, MBSC is not party to any agreements with MBSC management that provide for benefits upon termination of employment.

For more information about the interests of the MBSC Sponsor and MBSC management in the Business Combination, see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Greenfire

Historical Compensation of Greenfire’s Directors

For each of the fiscal years ended December 31, 2021 and December 31, 2022, Greenfire paid CAD$ 85,733 and 276,063, respectively, to each of Messrs. McIntyre, Siva, and Klesch. Messrs. Logan and Phung receive compensation in connection with their employment, as described below, but do not receive any additional compensation for their services on Greenfire’s Board.

Historical Compensation of Greenfire’s Executive Officers — Year Ended December 31, 2022

The following table sets forth information about certain compensation awarded to, earned by or paid to Greenfire’s: (i) President and Chief Executive Officer; (ii) Chief Financial Officer; (iii) and the next three highest compensated individuals (collectively referred to as Greenfire’s “NEOs”) during the year ended December 31, 2022.

(Dollar amounts in CAD$)		Salaries & Fees(1)	Short-term Benefits	Share based Payments	Total (CAD$)(4)
Name	Title		Other(2)	Performance Warrants(3)
Robert Logan	President, Chief Executive Officer and Director	$416,000	$159,283	2,296,957	$575,283
David Phung	Chief Financial Officer and Director	$416,000	$158,833	559,328	$574,833
Albert Ma	Senior Vice President, Engineering	$321,235	$291,325	198,930	$612,560
Kevin Millar	Senior Vice President, Operations	$356,928	$325,939	154,798	$682,867
Darren Crawford	Vice President, Operations & Projects	$292,681	$247,851	85,521	$540,532

____________

(1)      “Salary and Fees” represents the actual salary amounts paid to executive officers in the fiscal year ending December 31, 2022 in CAD dollars.

(2)      “Other” represents bonuses earned by the executive officers for services in the fiscal year of 2022 and other fringe benefits provided to the executive officers, including vacation, retirement fund matching, flex spending accounts, camp and isolation allowance, travel allowance, health benefits, specialized technical designation compensation, life insurance, dependent life insurance, accidental death in CAD dollars & dismemberment, parking, executive medical assessments, health spending accounts, and additional Best Doctor’s coverage and loan settlements under the long term retention program in CAD dollars.

(3)      Share based payments represent the Black Scholes valuation as of the date of grant.

(4)      Excluding the accounting value of share based payments.

The breakdown of Short Term Benefits — Other is as follows:

(Dollar amounts in CAD$)
Name	Title	Bonus	Other Compensation	Total
Robert Logan	President, Chief Executive Officer and Director	$100,000	$59,283	$159,283
David Phung	Chief Financial Officer and Director	$100,000	$58,833	$158,833
Albert Ma	Senior Vice President, Engineering	$77,220	$214,105	$291,325
Kevin Millar	Senior Vice President, Operations	$85,800	$240,139	$325,939
Darren Crawford	Vice President, Operations & Projects	$70,420	$177,431	$247,851

Philosophy

Greenfire’s executive compensation program is designed to attract and retain high performing leaders and value creators. In efforts to continue Greenfire’s path for sustainable growth, the Greenfire Board supports executive compensation that reinforces engagement, continuous improvement and optimizes corporate performance. Greenfire’s approach to executive compensation is competitive with peer Canadian oil and gas companies where there is substantial upside for high performance and downside for under performance.

The objectives of the program aim to provide competitive wages as compared to Greenfire’s peers, emphasize pay for performance through an annual short-term incentive program, and at-risk compensation that aligns executive and stakeholder’s interests for value creation. Through this executive compensation program, Greenfire has historically offered NEOs cash compensation in the form of base salary and discretionary bonuses. Greenfire’s NEOs have also historically participated in the Greenfire Incentive Plan, pursuant to which they have been entitled to receive equity compensation in the form of Greenfire Performance Warrants upon the happening of certain pre-determined events. In addition to wages and incentive programs, NEOs also receive health, dental and wellness benefits, which health, dental and wellness benefits are also provided to all employees of Greenfire.

Pursuant to the Amalgamation, the Greenfire Equity Plan will be deemed to be amended and restated by the New Greenfire Performance Warrant Plan, which is attached hereto as Annex J. A portion of the Greenfire Performance Warrants currently outstanding will remain outstanding following Closing, provided that such Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants governed by the New Greenfire Performance Warrant Plan, which will entitle the holders thereof to purchase New Greenfire Common Shares in lieu of Greenfire Common Shares. All New Greenfire Performance Warrants will be considered to be fully vested and exercisable following the Closing. No further Greenfire Performance Warrants will be granted pursuant to the New Greenfire Performance Warrant Plan.

In connection with the Business Combination, New Greenfire intends to adopt the New Greenfire Incentive Plan, which is attached hereto as Annex N, to facilitate the grant of New Greenfire Awards to directors, employees (including executive officers) and consultants of New Greenfire and certain of its affiliates and to enable New Greenfire to obtain and retain the services of these individuals, which is essential to New Greenfire’s long-term success. The New Greenfire Board expects to grant New Greenfire Awards pursuant to the New Greenfire Incentive Plan following the Closing. Additional details relating to the New Greenfire Incentive Plan can be found under the heading “Equity Compensation” below.

Review and Governance

Historically, the compensation of Greenfire’s Chief Executive Officer has been set by the Greenfire Board and the compensation of Greenfire’s other NEOs has been set by our Chief Executive Officer in consultation with the Greenfire Board. In anticipation of becoming a public company, New Greenfire intends to adopt a written mandate for an ESG and compensation committee setting out its responsibilities with respect to, among other things, administering New Greenfire’s compensation programs and reviewing and making recommendations to the New Greenfire Board concerning the level and nature of the compensation payable to New Greenfire’s directors and executive officers.

Elements of Executive Compensation

Greenfire strives to ensure that every employee understands how they contribute and impact the results of the organization. Greenfire’s executive compensation framework includes a combination of guaranteed and variable pay based on performance. There are three elements to executive total compensation with weighted emphasis on variable components of pay for performance and performance based equity compensation.

Greenfire’s compensation framework has three elements: (1) guaranteed pay, (2) incentive compensation, and (3) benefits and other compensation.

(1)    Guaranteed Pay — Annual Base Salary

Base salary is the fixed component of total direct compensation for the NEOs, and is intended to attract and retain executives, providing a competitive amount of income certainty. These annual salaries were determined by analyzing similar sized oil and gas companies.

(2)    Incentive Compensation — Annual Bonuses and Performance Based Equity Compensation

•        Short-Term Incentive — Annual Bonus

NEOs are eligible to receive additional discretionary bonuses, as determined by the Greenfire Board with all other employees. In awarding these discretionary bonuses the Greenfire Board and executive management consider corporate, team and individual performance.

•        Long-Term Incentive — Equity based compensation — Greenfire Incentive Plan

Executives have historically participated in the Greenfire Incentive Plan with all other employees. The purpose of the Greenfire Incentive Plan is to provide an incentive to the directors, officers, employees, consultants and other personnel of Greenfire and its subsidiaries to achieve the longer-term objectives of Greenfire, to give suitable recognition to the ability and industry of such persons who contribute materially to the success of Greenfire, and to attract to and retain in the employ of Greenfire or any of its subsidiaries, persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in Greenfire.

(3)    Benefits and Other Compensation

Greenfire provides executives with other compensation in the form of group health, dental and insurance benefits; sick leave (salary continuance) and long-term disability; business travel medical insurance; out of country medical insurance; parking benefits; health care spending account; employee assistance program and life Insurance. Greenfire offers these benefits consistent with local market practice. Greenfire also provides field based executives a camp and isolation allowance, travel allowances and compensation to reflect specialized technical designations.

Employment Agreements

Robert Logan, Employment Agreement

On January 28, 2021, Robert Logan entered into an executive employment agreement with GAC covering the terms and conditions of his employment as President and Chief Executive Officer. Pursuant to his employment agreement, if terminated without just cause, Mr. Logan would be entitled to severance payments including (i) six months of his salary plus one month of salary for each year of service to Greenfire, and (ii) a pro rata bonus for the severance period based on milestones achieved for the year of termination, as determined by the Greenfire

Board. Such payments would be subject to Mr. Logan signing a release of any potential claims. Mr. Logan’s employment agreement contains customary confidentiality and proprietary information provisions, as well as employee and consultant non-solicitation covenants for one year post-termination.

David Phung, Employment Agreement

On January 28, 2021, David Phung entered into an executive employment agreement with GAC covering the terms and conditions of his employment as Chief Financial Officer. Pursuant to his employment agreement, if terminated without just cause, Mr. Phung would be entitled to severance payments including (i) six months of his salary plus one month of salary for each year of service to Greenfire, and (ii) a pro-rata bonus for the severance period based on milestones achieved for the year of termination, as determined by the Greenfire Board. Such payments would be subject to Mr. Phung signing a release of any potential claims. Mr. Phung’s employment agreement contains customary confidentiality and proprietary information provisions, as well as employee and consultant non-solicitation covenants for one year post-termination.

Albert Ma, Employment Agreement

Effective December 21, 2020, Albert Ma entered into an executive employment agreement with Greenfire Hangingstone Operating Corporation, which contract was assigned to Greenfire Resources Employment Corporation effective January 1, 2022, covering the terms and conditions of his employment as Vice President, Facilities and Engineering. Pursuant to his employment agreement, if terminated without just cause, Mr. Ma would be entitled to severance payments including four weeks of his salary, plus other entitlements as set out in the Employment Standards Code (Alberta) (the “Alberta Code”). Mr. Ma’s employment agreement contains customary confidentiality and proprietary information provisions.

Kevin Millar, Employment Agreement

Effective January 1, 2022, Kevin Millar entered into an executive employment agreement with Greenfire Resources Employment Corporation covering the terms and conditions of his employment as Senior Vice President, Operations. Pursuant to his employment agreement, if terminated without just cause, Mr. Millar would be entitled to severance payment in an amount equal to four weeks of the Average Wages (as defined in Mr. Millar’s employment agreement) as at the termination date for each full or partial year of employment. Such payment in excess of such minimum severance as set out in the Alberta Code would be subject to Mr. Millar signing a release of any potential claims. Mr. Millar’s employment agreement contains customary confidentiality and proprietary information provisions, as well as employee and consultant non-solicitation covenants for one year post-termination.

Darren Cawford, Employment Agreement

Effective January 1, 2022, Darren Crawford entered into an executive employment agreement with Greenfire Resources Employment Corporation covering the terms and conditions of his employment as Vice President, Operations & Projects. Pursuant to his employment agreement, if terminated without just cause, Mr. Crawford would be entitled to severance payment in an amount equal to four weeks of the Average Wages (as defined in Mr. Crawford’s employment agreement) as at the termination date for each full or partial year of employment between the Commencement Date (as defined in Mr. Crawford’s employment agreement) and the Termination Date. Such payment in excess of such minimum severance as set out in the Alberta Code would be subject to Mr. Crawford signing a release of any potential claims. Should Mr. Crawford fail to provide such release, Mr. Crawford shall only be entitled to severance as set out in the Alberta Code. Mr. Crawford’s employment agreement contains customary confidentiality and proprietary information provisions, as well as employee and consultant non-solicitation covenants for one year post-termination.

Historical compensation of New Greenfire’s Directors

New Greenfire did not pay any compensation or provide any benefits for the fiscal year ended December 31, 2022 to the New Greenfire Directors.

Executive Officer and New Greenfire Director Compensation following the Business Combination

At the time of the filing of this Registration Statement/Proxy Statement, New Greenfire is in the process of determining the philosophy and design of our executive and director compensation plans and programs going forward.

Currently, the planned compensation for directors of New Greenfire is expected as follows:

Director	Annual Cash retainer	Equity retainer
Julian McIntyre (Chair)	$235,000	$0
Venkat Siva	$200,000	$0
Jonathan Klesch	$200,000	$0
Matt Perkal	$200,000	$0
W. Derek Aylesworth (Audit Committee Chair)	$115,000	$100,000

This structure reflects what we believe is competitive and comparable to other issuers. Newly appointed non-executive directors have the option to be paid the additional $100,000 in either cash or equity, and the Chairman and the Audit Committee Chair are paid an additional amount as shown above.

New Greenfire expects to include additional relevant disclosure relating to the go-forward compensation of New Greenfire’s executives in subsequent amendments to this Registration Statement/Proxy Statement and prior to the completion of the Business Combination.

For more information about the holdings of directors and executive officers following consummation of the Business Combination including the number of New Greenfire Common Shares to be held by each individual, see the section entitled “Beneficial Ownership of New Greenfire Securities.”

Equity Compensation

Pursuant to the Amalgamation, the Greenfire Equity Plan will be deemed to be amended and restated by the New Greenfire Performance Warrant Plan, which is attached hereto as Annex J. A portion of the Greenfire Performance Warrants currently outstanding will remain outstanding following Closing provided that such Greenfire Performance Warrants will be converted into New Greenfire Performance Warrants governed by the New Greenfire Performance Warrant Plan, which will entitle the holders thereof to purchase New Greenfire Common Shares in lieu of Greenfire Common Shares. All New Greenfire Performance Warrants will be considered to be fully vested and exercisable following the Closing. No further Greenfire Performance Warrants will be granted pursuant to the New Greenfire Performance Warrant Plan.

In connection with the Business Combination, New Greenfire intends to adopt the New Greenfire Incentive Plan, which is attached hereto as Annex N, to facilitate the grant of New Greenfire Awards to directors, employees (including executive officers) and consultants of New Greenfire and certain of its affiliates and to enable New Greenfire to obtain and retain the services of these individuals, which is essential to New Greenfire’s long-term success. The New Greenfire Board expects to grant New Greenfire Awards pursuant to the New Greenfire Incentive Plan following the Closing. The New Greenfire Incentive Plan will be subject to applicable Laws and stock exchange rules.

MANAGEMENT OF NEW GREENFIRE AFTER THE BUSINESS COMBINATION

The following information concerning the management of New Greenfire is based on the Plan of Arrangement, the New Greenfire Articles, the form of which is attached as Annex B-1 to this Registration Statement/Proxy Statement, and the New Greenfire Bylaws, which is attached as Annex B-2 to this Registration Statement/Proxy Statement, and each of which is expected to be in effect in such form as of the consummation of the Business Combination, applicable Law and current expectations of Greenfire and is subject to change.

Directors and Executive Officers

In connection with the Business Combination, it is expected that (i) each of the officers and directors listed in the table below will hold the indicated offices, and (ii) each of the director nominees listed in the table below will become a member of the New Greenfire Board.

See the section under the heading “Business of Acquisition Entities Before the Business Combination — Business of New Greenfire Before the Business Combination — Board of Directors, Officers and Employees” for information about the current officers and directors of New Greenfire.

Name	Age	Position
Robert Logan	42	President, Chief Executive Officer and a Director
David Phung*	42	Chief Financial Officer
Albert Ma	41	Senior Vice President, Facilities and Engineering
Kevin Millar	59	Senior Vice President, Operations and Steam Chief
Jonathan Klesch	47	Director
Julian McIntyre	48	Director
Venkat Siva	41	Director
Matthew Perkal	37	Director
William Derek Aylesworth	60	Director

____________

*        David Phung has informed the Greenfire Board of his intention to resign as the Chief Financial Officer of New Greenfire following the consummation of the Business Combination, pending the hiring of a replacement Chief Financial Officer. Please see the discussion under the heading “Summary of Registration Statement/Proxy Statement — Greenfire Recent Developments — Resignation of Chief Financial Officer” for more information.

Executive Officers

Robert B. Logan, MPBE, P.Eng. — President, Chief Executive Officer and a Director

Mr. Logan’s business background information is set forth in the subsection entitled “Business of Greenfire and Certain Information About Greenfire — Management.”

David Phung, P.Eng., CFA — Chief Financial Officer

Mr. Phung’s business background information is set forth in the subsection entitled “Business of Greenfire and Certain Information About Greenfire — Management.” Mr. Phung has informed the Greenfire Board of his intention to resign as the Chief Financial Officer of New Greenfire following the consummation of the Business Combination, pending the hiring of a replacement Chief Financial Officer. Please see the discussion under the heading “Summary of Registration Statement/Proxy Statement — Greenfire Recent Developments — Resignation of Chief Financial Officer” for more information.

Albert Ma, P.Eng. — Vice President, Facilities and Engineering

Mr. Ma’s business background information is set forth in the subsection entitled “Business of Greenfire and Certain Information About Greenfire — Management.”

Kevin Millar — Senior Vice President, Operations and Steam Chief

Mr. Millar’s business background information is set forth in the subsection entitled “Business of Greenfire and Certain Information About Greenfire — Management.”

Directors and Director Nominees

Robert B. Logan, MPBE, P.Eng. — President, Chief Executive Officer and a Director

Mr. Logan’s business background information is set forth in the subsection entitled “Business of Greenfire and Certain Information About Greenfire — Management.”

Jonathan Klesch — Director

Mr. Klesch’s business background information is set forth in the subsection entitled “Business of Greenfire and Certain Information About Greenfire — Management.”

Julian McIntyre — Director

Mr. McIntyre’s business background information is set forth in the subsection entitled “Business of Greenfire and Certain Information About Greenfire — Management.”

Venkat Siva — Director

Mr. Siva’s business background information is set forth in the subsection entitled “Business of Greenfire and Certain Information About Greenfire — Management.”

Matthew Perkal — Director

Matthew Perkal’s business background information is set forth in the subsection entitled “Business of MBSC and Certain Information About MBSC — Management — Executive Officers and Directors.”

William Derek Aylesworth — Director

William Derek Aylesworth has over 20 years of experience in the Canadian oil and gas industry. He has served as the Chief Financial Officer of Seven Generations Energy Ltd., an oil and gas producer operating in western Canada, between March 2018 to April 2021. He has previously served as the CFO of Baytex Energy Corp. (NYSE:BTX) between November 2005 until June 2014. Mr. Aylesworth holds a Bachelor of Commerce degree and is a chartered accountant with expertise in taxation and has experience as a tax advisor in both the oil and gas industry and public practice in Calgary.

Other Public Company Board Positions

The following proposed directors of New Greenfire are presently directors of other companies that are “reporting issuers” in a jurisdiction of Canada or the equivalent in another jurisdiction:

Name	Name of Public Company
Robert Logan	None
Jonathan Klesch	None
Julian McIntyre	Advanced Emissions Solutions, Inc. (Nasdaq: ADES)
Venkat Siva	None
Matthew Perkal	None
William Derek Aylesworth	None

Family Relationships

There are no family relationships between any of New Greenfire’s executive officers and directors or director nominees.

Penalties or Sanctions, Individual Bankruptcies and Corporate Cease Trade Orders and Bankruptcies

None of the proposed directors or executive officers of New Greenfire, and to the best of New Greenfire’s knowledge, no shareholder that, following completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New Greenfire, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

None of the proposed directors or executive officers of New Greenfire, and to the best of New Greenfire’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New Greenfire, has, within the 10 years prior to the date of this Registration Statement/Proxy Statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Other than as disclosed below, none of the proposed directors or executive officers of New Greenfire, and to the best of New Greenfire’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New Greenfire is, as at the date of this Registration Statement/Proxy Statement, or has been within the 10 years before the date of this Registration Statement/Proxy Statement: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

From 2016 to 2020, Mr. Logan was the President and a director of Greenfire Oil and Gas Ltd. and GHOPCO, which previously owned and operated the Demo Asset and entered into the NOI Proceedings in 2020. After the insolvency of GHOPCO, several private actions were commenced by former shareholders and creditors of GHOPCO, against certain directors and officers of GHOPCO, including Mr. Logan, alleging various claims with respect to their losses as shareholders and creditors of GHOPCO and seeking a derivative action.

Majority Voting for Directors

It is anticipated that effective upon consummation of the Business Combination that the New Greenfire Board will adopt a policy (the “Majority Voting Policy”) stipulating that if the number of New Greenfire Common Shares voted in favor of the election of a particular director nominee at a New Greenfire Shareholders’ meeting is less than the number of New Greenfire Common Shares withheld from voting for that nominee, the nominee will immediately submit his or her resignation to the New Greenfire Board, with the resignation to take effect when and if such resignation is accepted by the New Greenfire Board. The ESG committee (if such a committee has been established) will consider the director’s offer to resign and will make a recommendation to the New Greenfire Board as to whether or not to accept the resignation. The ESG committee will be expected to recommend acceptance of the resignation except in exceptional circumstances.

The New Greenfire Board will consider the ESG committee’s recommendation, or if no ESG committee has been established consider the director’s offer to resign, and make a decision as to whether to accept the director’s offer to resign within 90 days of the date of the meeting. The decision of the New Greenfire Board will be announced by way of a press release, which, if the New Greenfire Board has decided to reject such resignation, will include the reasons for rejecting the resignation. No director who is required to tender his or her resignation shall participate in the deliberations or recommendations of the governance committee or the New Greenfire Board. The New Greenfire Board shall accept the resignation absent any exceptional circumstances.

If a director’s offer of resignation is accepted, at the New Greenfire Board’s discretion, it may fill the vacancy through the appointment of a new director whom the New Greenfire Board considers appropriate in accordance with the New Greenfire Bylaws and articles, applicable Laws and the terms of the Investor Rights Agreement. The Majority Voting Policy does not apply in circumstances involving contested director elections.

Advance Notice Provisions

New Greenfire has adopted advance notice provisions in the New Greenfire Bylaws regarding advance notice of nominations of directors of New Greenfire (the “Advance Notice Provisions”). The Advance Notice Provisions provides that advance notice to New Greenfire must be made in circumstances where nominations of persons for election to the New Greenfire Board are made by New Greenfire Shareholders other than pursuant to: (a) a “proposal” made in accordance with the ABCA; or (b) a requisition of a meeting made pursuant to the ABCA.

The Advance Notice Provisions fix a deadline by which New Greenfire Shareholders must submit director nominations to the Chief Financial Officer of New Greenfire prior to any annual or special meeting of New Greenfire Shareholders and outlines the specific information that a nominating New Greenfire Shareholder must include in the written notice to the Chief Financial Officer of New Greenfire for an effective nomination to occur. No person nominated by a New Greenfire Shareholder will be eligible for election as a director of New Greenfire unless nominated in accordance with the provisions of the Advance Notice Provisions.

In the case of an annual meeting of New Greenfire Shareholders, notice to the Chief Financial Officer of New Greenfire must be made not less than 30 days; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the 10th day following such public announcement. In the case of a special meeting of New Greenfire Shareholders (which is not also an annual meeting), notice to New Greenfire must be made not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. Notwithstanding the above provisions, if notice-and-access (as defined in National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of an annual or special meeting of New Greenfire Shareholders and the first public announcement of the date in respect of the meeting is not less than 50 days before the date of the applicable meeting, the notice to the Chief Financial Officer must be received not later than the close of business on the 40th day before the date of the applicable meeting.

The nomination procedures in the Advance Notice Provisions shall not apply to any individuals nominated as a director by the MBSC Sponsor pursuant to the Investor Rights Agreement.

The New Greenfire Board may, in its sole discretion, waive any requirement of the Advance Notice Provisions. A copy of the New Greenfire Bylaws is attached as Annex B-2 to this Registration Statement/Proxy Statement.

Corporate Governance

The Canadian Securities Administrators (the “CSA”) have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommendations respecting reporting issuer corporate governance, including the CSA’s recommendations on the composition of a company’s board of directors (or similar body for a non-corporate entity), director independence, board mandates and position descriptions for the board chair, committee chairs, and the Chief Executive Officer, orientation and continuing education, written codes of conduct or ethics, nomination of directors, compensation and regulator board assessments.

New Greenfire recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, has adopted, or expects to adopt following closing of the Business Combination, certain corporate governance policies and practices which reflect its consideration of the recommended Corporate Governance Guidelines.

The disclosure set out below includes disclosure required by NI 58-101 describing New Greenfire’s anticipated approach to corporate governance in relation to the Corporate Governance Guidelines.

Election and Appointment of Directors

Under the New Greenfire Articles, the New Greenfire Board is to consist of a minimum of 1 and a maximum of 13 directors. Under the provisions of the ABCA if New Greenfire is a “reporting issuer” in any jurisdiction of Canada the New Greenfire Board shall not have less than 3 directors.

At any general meeting of New Greenfire Shareholders at which directors are to be elected, a separate vote of New Greenfire Shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the ABCA and the New Greenfire Bylaws, any vacancy occurring on the New Greenfire Board may be filled by a quorum of the remaining directors, subject to certain exceptions. If there is not a quorum of directors, or if there has been a failure to elect the number or minimum number of directors required by the New Greenfire Articles, the directors then in office shall, without delay, call a special meeting of New Greenfire Shareholders to fill the vacancy, and if they fail to call a meeting or if there are no directors then in office, any New Greenfire Shareholder can call the meeting. Any director appointed in accordance with the preceding sentence will hold office until the next annual meeting of shareholders or until such director’s successor has been duly elected or appointed. The New Greenfire directors may, between annual general meetings, appoint one or more additional directors of New Greenfire to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual general meeting of New Greenfire Shareholders.

Pursuant to the Investor Rights Agreement, until such time as the “Sponsor Parties” (as such term is defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 3% of all outstanding New Greenfire Common Shares, New Greenfire shall take all necessary action such that one individual designated by the MBSC Sponsor (the “MBSC Sponsor Director”) is included in the slate of nominees recommended by the New Greenfire Board or duly constituted committee thereof for election as directors at each applicable annual meeting of New Greenfire at which the MBSC Sponsor Director’s term would expire.

Independence of Directors

New Greenfire will apply to have the New Greenfire Common Shares listed on the NYSE. As a result, New Greenfire will adhere to the rules of the NYSE and applicable Canadian securities laws in determining whether a director is independent. The New Greenfire Board will consult with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of the NYSE generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110 — Audit Committees (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with New Greenfire which could, in the view of the New Greenfire Board, be reasonably expected to interfere with the exercise of such director’s independent judgement.

The New Greenfire Board is expected to determine that Julian McIntyre, Venkat Siva, Matthew Perkal, and William Derek Aylesworth will be considered independent directors. Julian McIntyre is expected to be appointed as Chair of the New Greenfire Board. In accordance with the New Greenfire Bylaws, the Chair presides at all meetings of the New Greenfire Board and, unless otherwise determined, at all meetings of New Greenfire Shareholders and to enforce the rules of order in connection with such meetings.

It is anticipated that the New Greenfire Board will hold meetings of the independent directors or hold in camera sessions during regularly scheduled New Greenfire Board meetings where non-independent directors and other members of management of New Greenfire are not present.

Orientation and Continuing Education

It is not anticipated that New Greenfire will, at least initially, have a formal orientation and education program for new recruits to the New Greenfire Board; however, it is anticipated that such orientation and education will be provided on an informal basis to any new directors joining the New Greenfire Board following consummation of the Business Combination. As new directors join the New Greenfire Board, it is anticipated that management will provide these individuals with corporate policies, historical information about New Greenfire, as well as information on New Greenfire’s performance and its strategic plan with an outline of the general duties and responsibilities entailed in carrying out their duties. It is anticipated that these procedures will prove to be a practical and effective approach in light of New Greenfire’s particular circumstances, including the size of New Greenfire and the experience and expertise of the members of the New Greenfire Board.

Assessments

The New Greenfire Board does not presently have a formal process for assessing the effectiveness of the New Greenfire Board, its committees or the effectiveness and contributions of individual directors. Following completion of the Business Combination, it is anticipated that the New Greenfire Board will consider adopting appropriate procedures for assessing the effectiveness of the New Greenfire Board, its committees and the effectiveness and contributions of individual directors.

Removal of Directors

Subject to the ABCA, the New Greenfire Shareholders may by ordinary resolution at a special meeting remove any director or directors from office before the expiration of his or her term of office and may elect any person in his or her stead for the remainder of the director’s term.

Proceedings of Board of Directors

A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors. In accordance with the relevant mandates of the New Greenfire Board and its committees, it is expected that time will be set aside at every meeting to meet in camera (without management present) to facilitate open and candid discussion.

New Greenfire Board Conflicts of Interest

Any New Greenfire Director who has a material personal interest in a contract or proposed contract of New Greenfire, holds any office or owns any property such that the director might have duties or interests which conflict with, or which may conflict, either directly or indirectly, with the directors’ duties or interests as a director, must give the directors notice of the interest at a meeting of directors.

For purposes of managing any potential conflicts of interest, a director who has a material interest in a matter before the New Greenfire Board or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by the New Greenfire Board or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the ABCA regarding conflicts of interest.

As previously noted, certain members of the New Greenfire Board are also members of the board of directors of other public companies.

Indemnification and Insurance Obligations of New Greenfire following the Business Combination

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New Greenfire to procure a judgment in New Greenfire’s favor, New Greenfire may indemnify the “Indemnified Persons” against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person involved by reason of being or having been director or officer of New Greenfire, if the “Discretionary Indemnification Conditions” are met.

Notwithstanding the foregoing, subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from New Greenfire in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of New Greenfire if the “Mandatory Indemnification Conditions” are met. Under subsection 124(3.1) of the ABCA, New Greenfire may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (A) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (B) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, the New Greenfire Bylaws will require New Greenfire to indemnify directors or officers of New Greenfire, former directors or officers of New Greenfire or other individuals who, at New Greenfire’s request, act or acted as directors or officers or in a similar capacity of another entity of which New Greenfire is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the New Greenfire Bylaws will require that indemnification be subject to the ABCA, any indemnification that New Greenfire provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New Greenfire may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in New Greenfire or a related body corporate.

Foreign Private Issuer Status

After the consummation of the Business Combination, New Greenfire will be a “foreign private issuer” under the securities laws of the United States and Listing Rules. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants.

The Listing Rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow home country corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. The application of such exceptions requires that we disclose any significant ways that our corporate governance practices differ from the Listing Rules that we do not follow.

Board Mandate

The primary responsibility of the New Greenfire Board will be to appoint competent management and to oversee the management of New Greenfire with a view to the best interests of New Greenfire and ensure corporate conduct in an ethical and legal manner through an appropriate system of corporate governance and internal controls. Subject to the provisions of the ABCA, the New Greenfire Board may delegate certain of those powers and authority that the directors of New Greenfire, or independent directors, as applicable, deemed necessary or desirable to effect the actual administration of the duties of the New Greenfire Board.

In general terms, the New Greenfire Board will endeavor to:

(a)     define the principal objective(s) of New Greenfire based upon the recommendations of the Chief Executive Officer of New Greenfire and others deemed appropriate for such purpose;

(b)    monitor the management of the business and affairs of New Greenfire with the goal of achieving New Greenfire’s principal objective(s) as defined by the New Greenfire Board;

(c)     discharge the duties imposed on the New Greenfire Board by applicable Laws; and

(d)    for the purpose of carrying out the foregoing responsibilities, take all such actions as the New Greenfire Board deems necessary or appropriate.

Without limiting the generality of the foregoing, the New Greenfire Board will endeavor to perform the following general duties.

•        Review progress towards the achievement of the goals established in the strategic, operating and capital plans.

•        Review the principal risks of New Greenfire’s business identified by the Chief Executive Officer and review management’s implementation of the appropriate systems to manage these risks.

•        Approve the annual operating and capital budgets and plans and subsequent revisions thereof.

•        Approve the establishment of credit facilities and borrowings.

•        Approve issuances of additional shares or other securities to the public.

Monitoring and Acting

•        Monitor New Greenfire’s progress towards its goals, and to revise and alter its direction through management in light of changing circumstances.

•        Monitor overall human resource policies and procedures, including compensation and succession planning.

•        Appoint the Chief Executive Officer and determine the terms of the Chief Executive Officer’s employment with New Greenfire.

•        Approve the distribution policy of New Greenfire.

•        Review the systems implemented by management and the New Greenfire Board which are designed to maintain or enhance the integrity of New Greenfire’s internal control and management information systems.

•        Monitor the “good corporate citizenship” of New Greenfire, including compliance by New Greenfire with all applicable environmental laws.

•        In consultation with the Chief Executive Officer, establish the ethical standards to be observed by all officers and employees of New Greenfire and use reasonable efforts to ensure that a process is in place to monitor compliance with those standards.

•        Require that the Chief Executive Officer institute and monitor processes and systems designed to ensure compliance with applicable Laws by New Greenfire and its officers and employees.

•        Approve all matters relating to a transaction involving New Greenfire.

Compliance Reporting and Corporate Communications

•        Review the procedures implemented by New Greenfire’s management and the New Greenfire Board which are designed to ensure that the financial performance of New Greenfire is properly reported to New Greenfire Shareholders, other security holders and regulators on a timely and regular basis.

•        Recommend to New Greenfire Shareholders a firm of chartered accountants to be appointed as New Greenfire’s auditors.

•        Review the procedures designed and implemented by management and the independent auditors to ensure that the financial results are reported fairly and in accordance with generally accepted accounting principles.

•        Review the procedures implemented by New Greenfire’s management and the New Greenfire Board which are designed to ensure the timely reporting of any other developments that have a significant and material impact on the value of New Greenfire.

•        Review, consider and where required, approve, the reports required under NI 51-101 and any reports or other disclosure related to New Greenfire’s reserves under applicable U.S. securities laws.

•        Report annually to New Greenfire Shareholders on the New Greenfire Board’s stewardship for the preceding year.

•        Where required, approve any policy designed to enable New Greenfire to communicate effectively with the New Greenfire Shareholders and the public generally.

Governance

•        In consultation with the Chair of the New Greenfire Board, develop a position description for the Chair of the New Greenfire Board.

•        Facilitate the continuity, effectiveness and independence of the New Greenfire Board by, amongst other things,

•        selecting nominees for election to the New Greenfire Board;

•        appointing a Chair of the New Greenfire Board who is not a member of management;

•        appointing from amongst the directors an audit committee and such other committees of the New Greenfire Board as the New Greenfire Board deems appropriate;

•        defining the mandate or terms of reference of each committee of the New Greenfire Board;

•        ensuring that processes are in place and are used to assess the effectiveness of the Chair of the New Greenfire Board, the New Greenfire Board as a whole, each committee of the New Greenfire Board and each director; and

•        establishing a system to enable any director to engage an outside adviser at the expense of New Greenfire.

•        Review annually the adequacy and form of the compensation of directors.

Delegation

•        The New Greenfire Board may delegate its duties to and receive reports and recommendations from any committee of the New Greenfire Board.

Composition

•        On at least an annual basis, the New Greenfire Board shall conduct an analysis and make a positive affirmation as to the “independence” of a majority of the New Greenfire Board members.

•        Members should have or obtain sufficient knowledge of New Greenfire and the oil and gas business to assist in providing advice and counsel on relevant issues.

Meetings

•        The New Greenfire Board shall meet at least four times per year and/or as deemed appropriate by the New Greenfire Board Chair.

•        Minutes of each meeting shall be prepared by the Secretary to the New Greenfire Board.

•        The Chief Executive Officer or his designate(s) may be present at all meetings of the New Greenfire Board.

•        Vice-Presidents and such other staff as appropriate to provide information to the New Greenfire Board shall attend meetings at the invitation of the New Greenfire Board.

Reporting/Authority

•        Following each meeting, the secretary will promptly report to the New Greenfire Board by way of providing draft copies of the minutes of the meetings.

•        Supporting schedules and information reviewed by the New Greenfire Board at any meeting shall be available for examination by any director upon request to the Chief Executive Officer.

•        The New Greenfire Board shall have the authority to review any corporate report or material and to investigate activity of New Greenfire and to request any employees to cooperate as requested by the New Greenfire Board.

The New Greenfire Board may retain persons having special expertise and/or obtain independent professional advice to assist in fulfilling its responsibilities at the expense of New Greenfire.

Position Descriptions

Upon consummation of the Business Combination, New Greenfire expects to develop position descriptions for the Chief Executive Officer of New Greenfire, the Chair of the New Greenfire Board and the Chair of each of the standing committees of the New Greenfire Board to clearly delineate the role and responsibilities of each such position.

Board Committees

Upon consummation of the Business Combination, New Greenfire expects to establish a separately standing audit and reserves committee and ESG and compensation committee.

Audit and Reserves Committee

Effective upon consummation of the Business Combination, New Greenfire will establish an audit and reserves committee of the New Greenfire Board, which is expected to be comprised of William Derek Aylesworth, Matthew Perkal and Venkat Siva. The New Greenfire Board is expected to determine that each such director is independent under the rules of the NYSE, NI 52-110, Rule 10A-3 of the Exchange Act and N1 51-101. William Derek Aylesworth is expected to serve as the chair of the audit and reserves committee. Each member of the audit and reserves committee is expected to meet the financial literacy requirements of the NYSE and the New Greenfire Board is expected to determine that Mr. William Derek Aylesworth is an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. New Greenfire will comply with NI 52-110 and may rely on the exemptions for U.S. listed issuers thereunder.

The New Greenfire Board is expected to adopt, effective upon completion of the Business Combination, an audit and reserves committee charter, which details the principal functions of the audit and reserves committee, including:

•        appointing, compensating, retaining, evaluating, terminating and overseeing New Greenfire’s independent registered public accounting firm;

•        discussing with New Greenfire’s independent registered public accounting firm their independence from New Greenfire’s management;

•        reviewing with New Greenfire’s independent registered public accounting firm the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by New Greenfire’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with New Greenfire’s management and New Greenfire’s independent registered public accounting firm the interim and annual financial statements;

•        reviewing and monitoring New Greenfire’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing New Greenfire’s policies on risk assessment and risk management;

•        reviewing related party transactions;

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;

•        assisting New Greenfire’s management in fulfilling its responsibilities under NI 51-101 and applicable U.S. securities laws with respect to the oil and natural gas reserves evaluation process;

•        reviewing any public disclosure and regulatory filings with respect to any reserves evaluation and related oil and natural gas activities;

•        acting as the steward of New Greenfire’s operational performance; and

•        reviewing New Greenfire’s operating, development and portfolio management strategies, capital allocation, budgeting and forecasting and ensuring that New Greenfire has in place an adequate process to review all material capital investments.

ESG and Compensation Committee

Following consummation of the Business Combination, New Greenfire anticipates that it will establish an ESG and compensation committee of the New Greenfire Board comprised entirely of independent directors, in accordance with NI 58-101 and the rules of the SEC and the NYSE; however, at the present time, it has not been determined which members of the New Greenfire Board will serve on the ESG and compensation committee. It is expected that the New Greenfire Board will adopt, following completion of the Business Combination, a mandate for the ESG and compensation committee, which details the principal functions of the ESG and compensation committee. The ESG and compensation committee is expected to be responsible for overseeing the selection of persons to be nominated to serve on the New Greenfire Board.

The ESG and compensation committee is expected to be responsible for, among other things:

•        identifying individuals qualified to become members of the New Greenfire Board, consistent with criteria approved by the New Greenfire Board;

•        evaluating the overall effectiveness of the New Greenfire Board and its committees;

•        reviewing developments in corporate governance compliance and developing and recommending to the New Greenfire Board a set of corporate governance guidelines and principles;

•        reviewing developments relating to sustainability, environmental and social matters and recommending to the New Greenfire Board sustainability, environmental and social guidelines and principles;

•        reviewing and approving corporate goals and objectives with respect to the compensation of New Greenfire’s Chief Executive Officer, evaluating New Greenfire’s Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;

•        reviewing and setting or making recommendations to the New Greenfire Board regarding the compensation of New Greenfire’s other executive officers;

•        reviewing and making recommendations to the New Greenfire Board regarding director compensation;

•        reviewing and approving or making recommendations to the New Greenfire Board regarding New Greenfire’s incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants.

It is expected that the ESG and compensation committee will consider persons identified by its members, management, directors and others as nominees for election to the New Greenfire Board. The guidelines for selecting nominees, which will be specified in the ESG and compensation committee mandate, is expected to generally provide that persons to be nominated should:

•        have demonstrated notable or significant achievements in business, education or public service;

•        possess the requisite intelligence, education and experience to make a significant contribution to the New Greenfire Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the New Greenfire Shareholders.

The ESG and compensation committee is expected to consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the New Greenfire Board. The ESG and compensation committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members.

The mandate will also provide that the ESG and compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the ESG and compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

To the extent that no ESG and compensation committee is established, the New Greenfire Board will be responsible for considering and identifying nominees for election to the New Greenfire Board and the other responsibilities of the ESG and compensation committee.

Compensation Committee Interlocks and Insider Participation

None of New Greenfire’s proposed officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers is expected to serve on New Greenfire’s ESG and compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers is expected to serve on the New Greenfire Board.

Risk Oversight

The New Greenfire Board will oversee the risk management activities designed and implemented by New Greenfire’s management. The New Greenfire Board expects to execute its oversight responsibility both directly and through its committees. The New Greenfire Board expects to also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. New Greenfire’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of New Greenfire and will provide appropriate updates to the New Greenfire Board and the audit and reserves committee. The New Greenfire Board intends to delegate to the audit and reserves committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to the New Greenfire Board as appropriate, including when a matter rises to the level of material or enterprise risk.

Code of Business Conduct and Ethics

In connection with the Business Combination, New Greenfire intends to adopt a code of conduct and ethics and to post such code of conduct and ethics and any amendments to, or any waivers from, a provision of its code of conduct and ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its code of conduct and ethics in a manner consistent with NI 58-101 and the applicable rules or regulations of the SEC and the NYSE.

Shareholder Communication with the New Greenfire Board

New Greenfire Shareholders and interested parties may communicate with the New Greenfire Board, any committee chairperson or the independent directors as a group by writing to the New Greenfire Board or committee chairperson in care of the corporate secretary or chair of the board.

Insider Trading Policy

Upon closing of the Business Combination, New Greenfire intends to adopt an insider trading policy which will prohibit its executives, other employees and directors from: (i) trading in its securities while in possession of material undisclosed information about New Greenfire; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of New Greenfire, during a restricted period.

Diversity

The New Greenfire Board has not adopted any policies that address the identification and nomination of women or other diverse candidates to the New Greenfire Board or to management of New Greenfire. The New Greenfire Board recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the ESG and compensation committee intends to, when identifying candidates to nominate for election to the New Greenfire Board or appoint as senior management or in its review of senior management succession planning and talent management:

•        consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to New Greenfire’s current and future plans and objectives, as well as anticipated regulatory and market developments;

•        consider criteria that promote diversity, including with regard to gender, ethnicity, and other considerations;

•        consider the level of representation of women on its board of directors and in senior management positions, along with other markers of diversity, when making recommendations for nominees to the New Greenfire Board or for appointment as senior management and in general with regard to succession planning for the New Greenfire Board and senior management; and

•        as required, engage qualified independent external advisors to assist the New Greenfire Board in conducting its search for candidates that meet the board of directors’ criteria regarding skills, experience and diversity.

At the present time, there are no women serving on the New Greenfire Board, and none of the individuals who are expected to be appointed to the New Greenfire Board at the Closing are women.

Investor Rights Agreement and Nomination Rights

Pursuant to the Investor Rights Agreement to be entered into in connection with the Business Combination, until the MBSC Sponsor and its affiliates own less than 3% of all outstanding New Greenfire Common Shares, as adjusted for stock splits, dividends, recapitalizations and similar changes, the MBSC Sponsor will have the right to designate one individual to be included in the slate of nominees recommended by the New Greenfire Board or duly constituted committee thereof for election as directors at each applicable annual meeting of New Greenfire at which the term of the director nominated by the MBSC Sponsor would expire. If at any time the number of New Greenfire Common Shares, as may be adjusted as described above, owned by the MBSC Sponsor and its affiliates, in the aggregate, fall below 3% of all outstanding New Greenfire Common Shares and 50% of the number of New Greenfire Common Shares held by them as of the Closing, the director nominated by the MBSC Sponsor will resign as a member of the New Greenfire Board.

DESCRIPTION OF NEW GREENFIRE SECURITIES

This section of the Registration Statement/Proxy Statement includes a description of the material terms of the New Greenfire Governing Documents and applicable Canadian law as will be in effect upon Closing of the Business Combination. The following is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Canadian law that have not become effective as per the date of this Registration Statement/Proxy Statement. The description is qualified in its entirety by reference to the complete text of the New Greenfire Articles, which is attached as Annex B-1 to this Registration Statement/Proxy Statement, and the New Greenfire Bylaws, which is attached as Annex B-2 to this Registration Statement/Proxy Statement. We urge you to read the full text of the New Greenfire Articles and the New Greenfire Bylaws.

Authorized Share Capital

The authorized share capital of New Greenfire consists of an unlimited number of New Greenfire Common Shares and unlimited number of preferred shares (“New Greenfire Preferred Shares”), issuable in series.

Share Terms

New Greenfire Common Shares

Voting Rights

The holders of New Greenfire Common Shares are entitled to receive notice of, to attend and to one vote per New Greenfire Common Share held at any meeting of shareholders of New Greenfire, except meetings at which only holders of a different class or series of shares of New Greenfire are entitled to vote.

Dividend Rights

Subject to the prior satisfaction of all preferential rights and privileges attached to any other class or series of shares of New Greenfire ranking in priority to the New Greenfire Common Shares in respect of dividends, the holders of New Greenfire Common Shares are entitled to receive dividends at such times and in such amounts as the New Greenfire Board may determine from time to time.

Liquidation

Subject to the prior satisfaction of all preferential rights and privileges attached to any other class or series of shares of New Greenfire ranking in priority to the New Greenfire Common Shares in respect of return of capital on dissolution, upon the voluntary or involuntary liquidation, dissolution or winding-up of New Greenfire or any other distribution of its assets among the shareholders of New Greenfire for the purpose of winding up its affairs (such event, a “Distribution”), holders of New Greenfire Common Shares shall be entitled to receive all declared but unpaid dividends thereon and thereafter to share rateably in such assets of New Greenfire as are available with respect to such Distribution.

New Greenfire Preferred Shares

Issuance in Series

Subject to filing the articles of amendment in accordance with the ABCA, the New Greenfire Board may: (a) at any time and from time to time issue New Greenfire Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the New Greenfire Board; and (b) from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of New Greenfire Preferred Shares including, without limiting the generality of the foregoing: the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

At Closing, no New Greenfire Preferred Shares will be issued and outstanding.

Dividend Rights

The holders of each series of New Greenfire Preferred Shares will be entitled, in priority to holders of New Greenfire Common Shares and any other shares of New Greenfire ranking junior to the New Greenfire Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of New Greenfire Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

Liquidation

In the event of a Distribution, the holders of each series of New Greenfire Preferred Shares will be entitled, in priority to holders of New Greenfire Common Shares and any other shares of New Greenfire ranking junior to the New Greenfire Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of New Greenfire Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

Notices

The New Greenfire Bylaws provide that, if New Greenfire is not a reporting issuer, a notice of the time and place of each meeting of shareholders of New Greenfire will be sent not less than seven (7) days and not more than sixty (60) days before the meeting to each shareholder entitled to vote at the meeting. If New Greenfire is a reporting issuer, the New Greenfire Bylaws require a notice of the time and place of each meeting of shareholders of New Greenfire to be sent not less than twenty-one (21) days and not more than fifty (50) days before the meeting to each shareholder entitled to vote at the meeting. For the purposes of the ABCA, a “reporting issuer” means a corporation that is a reporting issuer as defined in the Securities Act (Alberta), or a corporation that is a reporting issuer or a substantially similar corporation under the laws of another jurisdiction in Canada.

For the purpose of determining shareholders of New Greenfire entitled to receive notice of or to vote at a meeting of shareholders of New Greenfire, the directors of New Greenfire may fix in advance a date as the record date for such determination, but that record date will not precede by more than fifty (50) days or by less than twenty-one (21) days the date on which such meeting is to be held.

Amendment/Variation of Class Rights

Under the ABCA, certain fundamental changes, such as changes to a corporation’s articles, changes to authorized share capital, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business of the corporation), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution.

A special resolution under the ABCA is a resolution: (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of such resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on the resolution; provided that, pursuant to the ABCA, where a corporation is not a reporting issuer, a resolution (whether it is a special resolution or ordinary resolution) in writing signed by holders of at least two-thirds of the shares entitled to vote on that resolution is sufficient for such resolution to become effective.

In certain cases, an action that prejudices, adds restrictions to or interferes with rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

New Greenfire Directors — Appointment and Retirement

The New Greenfire Bylaws provide that, subject to the limitations and requirements provided in the New Greenfire Articles, the number of directors of New Greenfire shall be determined from time to time by resolution of the shareholders of New Greenfire or the New Greenfire Board. The New Greenfire Articles provide that New Greenfire will have a board of directors consisting of a minimum of 1 director and a maximum of 13 directors. Pursuant to the ABCA, if New Greenfire is a reporting issuer, the New Greenfire Board shall not have less than 3 directors.

Directors are generally elected by shareholders by ordinary resolution; however, the New Greenfire Articles also provide that the New Greenfire Board may, between annual general meetings of shareholders, appoint one or more additional directors to serve until the next annual general meeting, but the number of additional directors so appointed may not at any time exceed one-third of the number of directors who held office at the expiration of the previous annual general meeting.

The New Greenfire Bylaws provide that director nominees may be made at the discretion of the New Greenfire Board as well as by shareholders of New Greenfire if made in accordance with the Advance Notice Provisions of the New Greenfire Bylaws. The Advance Notice Provisions in the New Greenfire Bylaws set forth the procedure requiring advance notice to New Greenfire from a shareholder who intends to nominate a person for election as a director of New Greenfire. Among other things, the Advance Notice Provisions provide for a deadline by which a shareholder must notify New Greenfire of an intention to nominate directors prior to any meeting of shareholders at which directors are to be elected and specify the information that the nominating shareholder must include in such notice in order for the director nominees to be eligible for nomination and election at the meeting. The full particulars of the requirements of the Advance Notice Provisions are set forth in the New Greenfire Bylaws attached as Annex B-2 to this Registration Statement/Proxy Statement.

New Greenfire Directors — Voting

Questions arising at any meeting of the New Greenfire Board will be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of directors.

Powers and Duties of New Greenfire Directors

Under the ABCA, the directors of New Greenfire are charged with the management, or supervision of the management, of the business and affairs of New Greenfire. In discharging their responsibilities and exercising their powers, the ABCA requires that the directors: (a) act honestly and in good faith with a view to the best interests of the corporation; and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. These duties are commonly referred to as the directors’ “fiduciary duties” of loyalty and care, respectively. Further, the directors’ responsibilities may not be delegated (or abdicated) to shareholders and include the obligation to consider the long-term best interests of the corporation and it may be appropriate for the directors to consider (and not unfairly disregard) a broad set of stakeholder interests including the interests of shareholders, employees, suppliers, creditors, consumers, government and the environment.

Directors’ and Officers’ Indemnity

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New Greenfire to procure a judgment in New Greenfire’s favor, New Greenfire may indemnify a current or former director or officer or a person who acts or acted at New Greenfire’s request as a director or officer of a body corporate of which New Greenfire is or was a shareholder or creditor and the heirs and legal representatives of any such persons against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of New Greenfire, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New Greenfire, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful.

Notwithstanding the foregoing, subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from New Greenfire in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of

New Greenfire, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Indemnification Conditions. Under subsection 124(3.1) of the ABCA, New Greenfire may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, the New Greenfire’s Bylaws will require New Greenfire to indemnify directors or officers of New Greenfire, former directors or officers of New Greenfire or other individuals who, at New Greenfire’s request, act or acted as directors or officers or in a similar capacity of another entity of which New Greenfire is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the New Greenfire’s Bylaws will require that indemnification be subject to the ABCA, any indemnification that New Greenfire provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New Greenfire may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in New Greenfire or a related body corporate.

Take Over Provisions

National Instrument 62-104 — Take Over Bids and Issuer Bids (“NI 62-104”) is applicable to New Greenfire and provides that a takeover bid is triggered when a person makes an offer to acquire outstanding voting securities or equity securities of a class made to one or more persons, any of whom are in the local jurisdiction, where the securities subject to the offer to acquire, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. When a takeover bid is triggered, an offeror must comply with certain requirements. These include making the offer of identical consideration to all holders of the class of security that is the subject of the bid, making a public announcement of the bid in a newspaper and sending out a bid circular to securityholders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a takeover bid are required to evaluate the proposed bid and circulate a directors’ circular indicating whether they recommend to accept or reject the bid or state that they are unable to make, or are not making, a recommendation regarding the bid. Strict timelines must be adhered to. NI 62-104 also contains a number of exemptions to the takeover bid and issuer bid requirements.

Compulsory Acquisitions

Subsection 195(2) of the ABCA provides that, if within the time limited in a takeover bid for its acceptance or within 120 days after the date of a takeover bid, whichever period is shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares of a corporation to which the takeover bid relates, other than shares of that class held at the date of the takeover bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with the ABCA, to acquire the shares of that class held by an offeree who does not accept the takeover bid.

Reporting Obligations under Canadian Securities Law

Upon the Closing of the Business Combination, New Greenfire may not be a reporting issuer in any Province of Canada. In the event that New Greenfire does become a reporting issuer in a Province of Canada at any time in the future, by listing securities on a Canadian stock exchange, such as the Toronto Stock Exchange, or filing a final prospectus and receiving a receipt for such prospectus from the securities regulatory authority in any jurisdiction of Canada, New Greenfire would become subject to continuous disclosure and other reporting obligations under applicable Canadian securities law. Among other things, these continuous disclosure obligations include the requirement for a reporting issuer to file annual and quarterly financial statements together with related management’s discussion and analysis, and prepare and file reports upon the occurrence of any “material change” (as defined under applicable Canadian securities law). In addition, a reporting issuer’s “reporting insiders” (as defined under applicable Canadian securities law) are required to file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of the issuer and their interests in, and rights and obligations associated with, related financial instruments.

If New Greenfire does not become a reporting issuer in a jurisdiction of Canada, the resale in Canada of any New Greenfire Securities (including New Greenfire Common Shares underlying New Greenfire Warrants) must be made in accordance with the prospectus requirements under applicable Canadian securities law or an applicable exemption in respect thereof.

Reporting Obligations under U.S. Securities Law

New Greenfire will be a “foreign private issuer” under the securities laws of the United States and NYSE Listing Rules. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. New Greenfire intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NYSE listing standards. Subject to certain exceptions, the Listing Rules permit a “foreign private issuer” to comply with its home country rules in lieu of the Listing Rules.

Additionally, because New Greenfire qualifies as a “foreign private issuer” under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including, among others: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD.

Listing of New Greenfire Securities

New Greenfire will apply to have the New Greenfire Common Shares listed on the NYSE. Listing is subject to the approval of the NYSE in accordance with the Listing Rules. There is no assurance that NYSE will approve New Greenfire’s listing application. Any such listing of the New Greenfire Common Shares will be conditional upon New Greenfire fulfilling all of the listing requirements and conditions of the NYSE. It is anticipated that upon the Closing the New Greenfire Common Shares will be listed on the NYSE under the ticker symbol “GFR”.

Certain Insider Trading and Market Manipulation Laws

Canadian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this Registration Statement/Proxy Statement and should not be viewed as legal advice for specific circumstances.

In connection with its listing on the NYSE, New Greenfire intends to adopt an insider trading policy to provide for, among other things, rules on transactions by members of the New Greenfire Board, New Greenfire officers and New Greenfire employees in respect of securities of New Greenfire or financial instruments, the value of which is determined by the value of the New Greenfire securities.

United States

United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the New Greenfire Board, officers and other employees of New Greenfire may not purchase or sell shares or other securities of New Greenfire when he or she is in possession of material, non-public information about New Greenfire (including New Greenfire’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about New Greenfire.

Canada

Canadian securities laws prohibit any person or company in a special relationship with an issuer from purchasing or selling a security with the knowledge of a material fact or material change that has not been generally disclosed (known as “material, non-public information”). Further, Canadian securities laws also prohibit: (i) an issuer and any person or company in a special relationship with the issuer, other than when it is necessary in the course of business, from informing another person or company of a material fact or material change with respect to the issuer before the material fact or material change has been generally disclosed (known as “tipping”); and (ii) an issuer and any person or company in a special relationship with an issuer, with knowledge of a material fact or material change with respect to the issuer that has not been generally disclosed, from recommending or encouraging another person or company: (A) to purchase or sell a security of the issuer; or (B) to enter into a transaction involving a security the value of which is derived from or varies materially with the market price or value of a security of the issuer. A “security” includes not just equity securities, but any security (e.g., derivatives).

A person or company is in a special relationship with an issuer if: (a) the person or company is an insider, affiliate or associate of (i) the issuer, (ii) a person or company that is considering or evaluating whether to make a takeover bid, or a person or company that is proposing to make a takeover bid, for the securities of the issuer, or (iii) a person or company that is considering or evaluating whether, or a person or company that is proposing, (A) to become a party to a reorganization, amalgamation, merger or arrangement or a similar business combination with the issuer, or (B) to acquire a substantial portion of the property of the issuer; (b) the person or company has engaged, is engaging, is considering or evaluating whether to engage, or proposes to engage, in any business or professional activity with or on behalf of (i) the issuer, or (ii) a person or company described in clause (a)(ii) or (iii) above; (c) the person is a director, officer or employee of (i) the issuer, (ii) a subsidiary of the issuer, (iii) a person or company that controls the issuer, directly or indirectly, or (iv) a person or company described in clause (a)(ii) or (iii) or (b) above; (d) the person or company learned of material, non-public information about the issuer while the person or company was a person or company described in clause (a), (b) or (c) above; or (e) the person or company (i) learns of material, non-public information about the issuer from any other person or company described in this section, including a person or company described in this clause, and (ii) knows or ought reasonably to have known that the other person or company is a person or company in a special relationship with the issuer. Thus, directors, officers and employees of New Greenfire may not purchase or sell New Greenfire Common Shares or other securities of New Greenfire when he or she is in possession of material, non-public information regarding New Greenfire (including New Greenfire’s business, prospects or financial condition), nor may they inform (or “tip”) anyone else of such material, non-public information regarding New Greenfire.

Rule 144

All New Greenfire Common Shares received by MBSC Stockholders in the Business Combination are expected to be freely tradable, except that New Greenfire Common Shares received in the Business Combination by persons who become affiliates of New Greenfire for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, pursuant to an effective registration under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of New Greenfire generally include individuals or entities that control, are controlled by or are under common control with, New Greenfire and may include the directors and executive officers of New Greenfire as well as its principal shareholders.

Registration Rights

Pursuant to the Investor Rights Agreement, among other matters provided for therein, New Greenfire will agree that, within 30 calendar days after Closing of the Business Combination, New Greenfire will file the Resale Registration Statement with the SEC (at New Greenfire’s sole cost and expense) and New Greenfire will use its commercially reasonable efforts to cause the Resale Registration Statement to become effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, certain holders of New Greenfire securities under the Investor Rights Agreement will be entitled to customary piggyback registration rights and may demand New Greenfire’s assistance with underwritten offerings and block trades. As of the Closing Date, approximately 61,841,980 New Greenfire Common Shares (including approximately 5,924,940 New Greenfire Common Shares issuable with respect to New Greenfire Warrants, 1,686,552 New Greenfire Common Shares issuable with respect to New Greenfire Performance Warrants and 3,846,154 New Greenfire Common Shares issuable upon conversion of the New Greenfire Convertible Notes) will constitute “Registrable Securities” eligible for resale pursuant to the Resale Registration Statement, assuming maximum redemptions of MBSC Class A Common Shares (or approximately 53,285,590 New Greenfire Common Shares, including approximately 5,924,940 New Greenfire Common Shares issuable with respect to New Greenfire Warrants and 1,666,498 New Greenfire Common Shares issuable with respect to New Greenfire Performance Warrants, assuming no redemption of MBSC Class A Common Shares).

New Greenfire Convertible Notes

Pursuant to certain subscription agreements entered into concurrently with the execution of the Business Combination Agreement, certain investors have agreed to purchase, in the aggregate, up to $50 million principal amount of New Greenfire Convertible Notes to be issued at Closing pursuant to the New Greenfire Debt Financing. The New Greenfire Convertible Notes will bear interest at a rate of nine percent, with a five-year maturity. New Greenfire may redeem the New Greenfire Convertible Notes from time to time at its election, subject to payment of the applicable premium. The New Greenfire Convertible Notes will have an initial conversion rate of 76.923077 New Greenfire Common Shares per $1,000 principal amount of New Greenfire Convertible Notes for a conversion price of $13.00 per New Greenfire Common Share, subject to adjustment in accordance with the indenture governing the New Greenfire Convertible Notes. Holders of New Greenfire Convertible Notes will be entitled to exercise all or any portion of the New Greenfire Convertible Notes held at any time and from time to time. Conversion of the New Greenfire Convertible Notes would result in dilution of the interest of New Greenfire shareholders and restrictions in the indenture governing the New Greenfire Convertible Notes could impact New Greenfire’s ability to carry on its business and raise additional capital. See the risks described under the headings “Risk Factors — General Risk Factors Related to Greenfire/New Greenfire — New Greenfire’s substantial indebtedness could adversely affect New Greenfire’s financial health” and “Risk Factors — General Risk Factors Related to Greenfire/New Greenfire — Conversion of the New Greenfire Convertible Notes will dilute the ownership interest of New Greenfire’s existing shareholders.”

This description of the New Greenfire Convertible Notes is a summary only and is qualified in its entirety by the provisions of the indenture governing the New Greenfire Convertible Notes.

New Greenfire Warrants

At Closing, New Greenfire will assume the MBSC Private Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and, pursuant to the terms of the MBSC Private Warrant Agreement and without any action on the part of the holder of any MBSC Warrant, each MBSC Warrant that is issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture, the MBSC Public Warrant Redemption and any other forfeitures of MBSC Warrants in connection with the Closing) will be automatically and irrevocably converted into one New Greenfire Warrant. Each New Greenfire Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding MBSC Warrant immediately prior to the Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, following the Merger: (A) each New Greenfire Warrant will be exercisable solely for one (1) New Greenfire Common Share; (B) the per share exercise price for the New Greenfire Common Shares issuable upon exercise of the New Greenfire Warrants will be $11.50, subject to adjustment, on the terms and conditions set forth in the MBSC Private Warrant Agreement, as amended; and (C) each New Greenfire Warrant shall expire five years after the date of the Closing.

New Greenfire has not, and does not intend to, list the New Greenfire Warrants on the NYSE or another securities exchange.

New Greenfire Performance Warrants

Greenfire Performance Warrants to purchase Greenfire Common Shares issued pursuant to the Greenfire Equity Plan will be deemed to be cancelled at the Closing in exchange for cash consideration and New Greenfire Performance Warrants with substantially the same terms as the Greenfire Performance Warrants, as adjusted in accordance with the Plan of Arrangement to entitle the holders thereof to purchase New Greenfire Common Shares in lieu of Greenfire Common Shares under the terms of the New Greenfire Performance Warrant Plan. Pursuant to the Amalgamation, the Greenfire Equity Plan will be deemed to be amended and restated by the New Greenfire Performance Warrant Plan, which is attached hereto as Annex J. All New Greenfire Performance Warrants will be considered to be fully vested and exercisable following the Closing. No further Greenfire Performance Warrants will be granted pursuant to the New Greenfire Performance Warrant Plan.

New Greenfire Incentive Plan (Annex N)

In connection with the Business Combination, New Greenfire intends to adopt the New Greenfire Incentive Plan, which is attached hereto as Annex N,. The New Greenfire Incentive Plan is designed to provide flexibility to New Greenfire to grant equity-based incentive awards in the form of New Greenfire Options, New Greenfire Share Units and New Greenfire DSUs under a single, streamlined plan. The New Greenfire Board expects to grant New Greenfire Awards pursuant to the New Greenfire Incentive Plan following the Closing. The New Greenfire Incentive Plan will be subject to applicable Laws and stock exchange rules.

Transfer Agent and Warrant Agent

The transfer agent for the New Greenfire Common Shares in the United States is expected to be Computershare Trust Company of Canada. Each person investing in New Greenfire Common Shares to be held through Computershare must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a shareholder of New Greenfire.

For as long as any New Greenfire Common Shares are listed on the NYSE or on any other stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the New Greenfire Common Shares reflected in the register administered by New Greenfire’s transfer agent.

New Greenfire will list the New Greenfire Common Shares in registered form and such New Greenfire Common Shares, through New Greenfire’s transfer agent, will not be certificated. New Greenfire has appointed Computershare as its agent to maintain the shareholders’ register of New Greenfire on behalf of the New Greenfire Board and to act as transfer agent and registrar for the New Greenfire Common Shares. The New Greenfire Common Shares will be traded on the NYSE in book-entry form.

The warrant agent for the New Greenfire Warrants is expected to be Computershare Trust Company, N.A.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER/SHAREHOLDER RIGHTS

The rights of the MBSC Stockholders and the relative powers of the MBSC Board are governed by Delaware law and the MBSC Articles. As a result of the Business Combination, each issued and outstanding MBSC Class A Common Share that is not an Excluded Share and that is not redeemed by the holder thereof will, at the Merger Effective Time, be automatically converted into and exchanged for the right to receive one New Greenfire Common Share, or a fraction of one New Greenfire Common Share and a cash amount, subject to certain conditions. Because New Greenfire is an Alberta corporation, the rights of the New Greenfire Shareholders will be governed by applicable Alberta law, including the ABCA, the New Greenfire Articles and the New Greenfire Bylaws.

There are differences between the rights of MBSC Stockholders under Delaware law and the rights of New Greenfire Shareholders following the completion of the Business Combination under Alberta law. In addition, there are differences between the MBSC Articles and the New Greenfire Articles, together with the New Greenfire Bylaws, as they will be in effect from and after the Closing.

The following is a summary comparison of the material differences between the rights of MBSC Stockholders under Delaware law and the MBSC Articles and the rights MBSC Stockholders will have as New Greenfire Shareholders under Alberta law and the New Greenfire Articles, together with the New Greenfire Closing Bylaws, following the completion of the Business Combination. The discussion in this section does not include a description of certain other rights or obligations under U.S. and Alberta securities laws or the Listing Rules, many of which are similar to, or have an effect on, matters described herein under Delaware or Alberta law. Such other rights or obligations generally apply equally to MBSC Common Shares and New Greenfire Common Shares.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. MBSC Stockholders are urged to carefully read the relevant provisions of Delaware law, the ABCA, the MBSC Articles, the Greenfire Articles, New Greenfire Articles and the New Greenfire Bylaws that will be in effect following the Closing. The New Greenfire Articles are attached hereto as Annex B-1. The New Greenfire Bylaws are attached hereto as Annex B-2.

	MBSC	New Greenfire
Authorized Capital Stock	500,000,000 MBSC Class A Common Shares, 50,000,000 MBSC Class B Common Shares and 1,000,000 shares of preferred stock of MBSC.	The authorized capital of New Greenfire consists of: (a) an unlimited number of New Greenfire Common Shares; and (b) an unlimited number of New Greenfire Preferred Shares, issuable in series.
Rights of Preferred Stock	As authorized by the MBSC Board contained in the preferred stock designation filed with the Delaware Secretary of State.

The New Greenfire Board may, at any time and from time to time, issue New Greenfire Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the New Greenfire Board. Before issuance, the New Greenfire Board will fix the designation, rights, privileges, restrictions and conditions attaching to each series of New Greenfire Preferred Shares including the amount, if any, specified as being payable preferentially to such series on a Distribution, the extent, if any, of further participation on a Distribution, voting rights, if any and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

	MBSC	New Greenfire
Number and Qualification of Directors	The number of directors is set by resolution of the board.

The New Greenfire Board will consist of not less than one director and not more than thirteen directors. Subject to the limitations and requirements of the New Greenfire Articles, the number of directors of New Greenfire shall be determined from time to time by resolution of the New Greenfire Shareholders or the New Greenfire Board.

Under the provisions of the ABCA, if New Greenfire is a “reporting issuer” or its equivalent in any jurisdiction of Canada, the New Greenfire Board shall not have less than three directors, at least two of whom are not officers or employees of New Greenfire or its affiliates.

Classified Board of Directors	The MBSC Board is divided into three classes with each class (except for those directors initially appointed as Class I and Class II directors) serving a three-year term.

Subject to the rights of any class or series of shares of New Greenfire providing for the nomination or election of directors, the directors of New Greenfire shall not be divided into different classes. Each New Greenfire director shall serve a term expiring at the next annual meeting of New Greenfire Shareholders or until such director’s successor is elected or appointed.

Election of Directors

Prior to the initial business combination, the holders of MBSC Class B Common Stock have the exclusive right to elect directors, and the holders of MBSC Class A Common Shares have no right to vote on the election of any director. The election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Directors are generally elected by the New Greenfire Shareholders by ordinary resolution; however, the New Greenfire Articles also provide that the New Greenfire Board may, between annual general meetings, appoint one or more additional directors of New Greenfire to serve until the next annual general meeting, but the number of additional directors so appointed may not at any time exceed one-third of the number of directors who held office at the expiration of the previous annual general meeting of New Greenfire Shareholders.

MBSC	New Greenfire

Pursuant to the Investor Rights Agreement, until such time as the “Sponsor Parties” (as such term is defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 3% of all outstanding New Greenfire Common Shares, New Greenfire shall take all necessary action such that one individual designated by the MBSC Sponsor is included in the slate of nominees recommended by the New Greenfire Board or duly constituted committee thereof for election as directors at each applicable annual meeting of New Greenfire Shareholders at which the MBSC Sponsor Director’s term would expire.

The New Greenfire Bylaws provide that director nominees may be made at the discretion of the New Greenfire Board as well as by New Greenfire Shareholders if made in accordance with the “Advance Notice Provisions” of the New Greenfire Bylaws. The Advance Notice Provisions set forth the procedure requiring advance notice to New Greenfire from a New Greenfire Shareholder who intends to nominate a person for election as a director of New Greenfire. Among other things, the Advance Notice Provisions provide for a deadline by which a New Greenfire Shareholder must notify New Greenfire of an intention to nominate a director prior to any meeting of New Greenfire Shareholders at which directors are to be elected and specify the information that a nominating New Greenfire Shareholder must include in such notice in order for such director nominee to be eligible for nomination and election at the meeting. The full particulars of the requirements of the Advance Notice Provisions are set forth in the New Greenfire Bylaws, attached as Annex B-2 to this Registration Statement/Proxy Statement.

The nomination procedures in the Advance Notice Provisions shall not apply to any individuals nominated as a director by the MBSC Sponsor pursuant to the Investor Rights Agreement.

	MBSC	New Greenfire
Removal of Directors

Prior to the initial business combination, the holders of MBSC Class B Common Stock have the exclusive right to remove and replace any director, and the holders of MBSC Class A Common Shares have no right to vote on the removal or replacement of any director. Subject to the potential rights of preferred stockholders and the contractual rights of any stockholder, neither the entire MBSC Board or any individual director may be removed without cause. Any director or the entire MBSC Board may be removed with cause by the affirmative vote of a majority of the voting power of all then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Each New Greenfire Director may serve as a director for a term expiring not later than the close of the next annual general meeting of shareholders following the annual general meeting at which such director was elected or until his or her respective successor has been duly elected or appointed.

Dividends

Holders of New Greenfire Common Shares are entitled to receive dividends at such times and in such amounts as the New Greenfire Board may in its discretion from time to time declare, subject to the prior rights and privileges attached to any other class or series of shares of New Greenfire. The holders of each series of New Greenfire Preferred Shares (if any) will be entitled, in priority to holders of New Greenfire Common Shares and any other shares of New Greenfire ranking junior to the New Greenfire Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of New Greenfire Preferred Shares, the amount of accumulated dividends (if any) specified as being payable preferentially to the holders of such series.

	MBSC	New Greenfire

Under the ABCA, New Greenfire may not pay a dividend in money or other property if there are reasonable grounds for believing that New Greenfire is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of New Greenfire’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

New Greenfire may also pay a dividend by issuing shares.

The ABCA provides that no special rights, privileges, restrictions or conditions attached to a series of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

Vacancies on the Board of Directors

Vacancies, created either by a newly created directorship or the death, resignation, retirement, disqualification, removal or other cause of a director may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected in this way shall hold office for the remainder of the full term of the director for which the vacancy was created.

The New Greenfire Board shall be entitled to appoint a director to fill a vacancy among the directors in accordance with Section 111 of the ABCA.
Special Meeting of the Board of Directors

Special meetings of the MBSC Board may be called only by the Chairman of the Board, Chief Executive Officer or the Board pursuant to a resolution adopted by a majority of the Board. Stockholders may not call special meetings.

Meetings of the New Greenfire Board may be called and held at such time and at such place as the New Greenfire Board, Chair of the New Greenfire Board, Chief Executive Officer or any two directors of New Greenfire may determine.

	MBSC	New Greenfire
Stockholder Action by Written Consent

Other than with respect to certain actions taken by the holders of MBSC Class B Common Shares, and except as otherwise provided by the MBSC Articles with respect to rights of any outstanding preferred stock, any action required or permitted to be taken by MBSC Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

The ABCA provides that: (i) a resolution in writing signed by all shareholders of New Greenfire entitled to vote on that resolution is as valid as if it had been passed at a meeting of shareholders of New Greenfire; (ii) a resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of shareholders of New Greenfire, and signed by all shareholders entitled to vote at such meeting, satisfies all the requirements of the ABCA relating to shareholder meetings; and (iii) if New Greenfire is not a reporting issuer, a resolution in writing signed by holders of at least two-thirds of the shares of New Greenfire entitled to vote on such resolution or at such meeting is sufficient for the purposes of (i) and (ii) above.

Amendment to Governing Documents

The MBSC Board is authorized to adopt, amend or repeal the Bylaws of MBSC, without any action on the part of the stockholders, by the vote of at least a majority of the directors then in office.

In addition to any vote of the holders of any class or series of stock required by applicable Law or the MBSC Articles (including any preferred stock designation), the Bylaws of MBSC may also be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares of MBSC capital stock entitled to vote in the election of directors, voting as one class.

Under the ABCA, the New Greenfire Board may amend the New Greenfire Bylaws, provided that any such amendments are submitted to the New Greenfire Shareholders at the next meeting of New Greenfire Shareholders for approval. An amendment to the New Greenfire Bylaws approved by the New Greenfire Board will be effective from the date of such New Greenfire Board approval until the amendment is confirmed, confirmed as amended or rejected by the New Greenfire Shareholders. If an amendment to the New Greenfire Bylaws submitted to the New Greenfire Shareholders is confirmed or confirmed as amended by the New Greenfire Shareholders, it continues in effect in the form in which it was so confirmed.

Under the ABCA, certain fundamental changes, such as changes to the New Greenfire Articles, changes to authorized share structure, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of New Greenfire (other than in the ordinary course of business), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution of the shareholders of New Greenfire.

	MBSC	New Greenfire

A special resolution is a resolution: (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of such resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on such resolution.

In certain cases, an action that prejudices, adds restrictions to or interferes with the rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

Stockholder Quorum

Except as otherwise provided by applicable Law, the MBSC Articles or Bylaws of MBSC, at each meeting of stockholders, the presence, in person or by proxy, of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock constitutes a quorum for the transaction of business, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series constitutes a quorum of such class or series for the transaction of such business.

Business may only be transacted at a meeting of shareholders of New Greenfire if a quorum is present. The New Greenfire Bylaws provide that a quorum at any meeting of shareholders of New Greenfire will be at least two (2) persons present, each being a shareholder entitled to vote thereat or a duly appointed proxy or representative of such person, and representing in the aggregate not less than 25% of the shares entitled to be voted at the meeting. If a quorum is present at the opening of any meeting of shareholders of New Greenfire, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of a meeting of shareholders of New Greenfire, the shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

Annual General Meetings

In accordance with the NYSE corporate governance requirements, MBSC is required to hold an annual meeting as of one year after its first fiscal year end following its listing on the NYSE. Under Delaware law, MBSC is required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with its bylaws unless such election is made by written consent in lieu of such a meeting.

The ABCA provides that the directors of New Greenfire shall call an annual meeting of New Greenfire Shareholders to be held not later than eighteen (18) months after (i) the date of its incorporation or (ii) the date of its certificate of amalgamation, in the case of an amalgamated corporation, and subsequently not later than fifteen (15) months after holding the last preceding annual meeting.

	MBSC	New Greenfire
Special Stockholder Meetings

Special meetings may be called by Chairman of the MBSC Board, the Chief Executive Officer of the MBSC, or the Board pursuant to a resolution adopted by a majority of the Board. Stockholders may not call a special meeting.

The ABCA provides that the New Greenfire Board may at any time call a special meeting of the New Greenfire Shareholders.

The ABCA also provides that New Greenfire Shareholders may bring certain business before a meeting by following the requirements set forth in the ABCA.

Notice of Stockholder Meetings

Notice shall be provided to each stockholder entitled to vote at a stockholder meeting not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

If not for an annual meeting, the notice must also state the purposes of the meeting and the business to be transacted will be limited to the matters stated in the notice of meeting.

The New Greenfire Bylaws provide that, if New Greenfire is not a reporting issuer, a notice of the time and place of each meeting of shareholders of New Greenfire will be sent not less than seven (7) days and not more than sixty (60) days before the meeting to each shareholder entitled to vote at the meeting, each director and the auditor of the New Greenfire. If New Greenfire is a reporting issuer, the New Greenfire Bylaws require a notice of the time and place of each meeting of shareholders of New Greenfire to be sent not less than twenty-one (21) days and not more than fifty (50) days before the meeting to each shareholder entitled to vote at the meeting, each director and the auditor of New Greenfire.

For the purpose of determining the shareholders of New Greenfire entitled to receive notice of or to vote at a meeting of shareholders of New Greenfire, the directors of New Greenfire may fix in advance a date as the record date for such determination, but that record date will not precede by more than fifty (50) days or by less than twenty-one (21) days the date on which such meeting is to be held.

	MBSC	New Greenfire
Shareholder Action Without Meeting/Acting by Written Consent

Except as otherwise provided by the MBSC Charter with respect to the rights of holders of any outstanding preferred shares of MBSC, any action required or permitted to be taken by MBSC Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to MBSC Class B Common Stock.

The ABCA provides that: (i) a resolution in writing signed by all shareholders of New Greenfire entitled to vote on that resolution is as valid as if it had been passed at a meeting of shareholders of New Greenfire; (ii) a resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of shareholders of New Greenfire, and signed by all shareholders entitled to vote at such meeting, satisfies all the requirements of the ABCA relating to shareholder meetings; and (iii) if New Greenfire is not a reporting issuer, a resolution in writing signed by holders of at least two-thirds of the shares of New Greenfire entitled to vote on such resolution or at such meeting is sufficient for the purposes of (i) and (ii) above.

Stockholder Proposals

A stockholder’s notice to MBSC’s Secretary with respect to such business, to be timely, must be received by the Secretary not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by.

The Advance Notice Provisions of the New Greenfire Bylaws provide that advance notice to New Greenfire must be made in circumstances where nominations of persons for election to the New Greenfire Board are made by New Greenfire Shareholders other than pursuant to: (a) a “proposal” made in accordance with the ABCA; or (b) a requisition of a meeting made pursuant to the ABCA.

MBSC	New Greenfire

In the case of an annual meeting of New Greenfire Shareholders, notice to the Chief Financial Officer of New Greenfire must be made not less than 30 days; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the 10th day following such public announcement. In the case of a special meeting of New Greenfire Shareholders (which is not also an annual meeting), notice to New Greenfire must be made not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. Notwithstanding the above provisions, if notice-and-access (as defined in National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of an annual or special meeting of New Greenfire Shareholders and the first public announcement of the date in respect of the meeting is not less than 50 days before the date of the applicable meeting, the notice to the Chief Financial Officer must be received not later than the close of business on the 40th day before the date of the applicable meeting.

	MBSC	New Greenfire
Fiduciary Duties of Directors

Under Delaware law, a company’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Under the ABCA, a director or officer of a corporation in exercising the director’s or officer’s powers and discharging the director’s or officer’s duties to the corporation must: (i) act honestly and in good faith with a view to the best interest of the corporation; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; and (iii) comply with the ABCA and the regulations thereunder, and the articles and bylaws of the corporation. These statutory duties are in addition to duties under common law and equity.

Limitation of Liability of Directors and Officers	MBSC has agreed to hold harmless its officers and directors to the fullest extent permitted by law.

Under the ABCA, no provision in a contract, or in the articles, the bylaws or a resolution of the corporation, relieves a director or officer from the duty to act in accordance with the ABCA or the regulations thereunder or relieves the director or officer from liability for a breach of the duty to act in accordance with the ABCA.

	MBSC	New Greenfire
Indemnification of Directors, Officers	MBSC has agreed to indemnify its officers and directors to the fullest extent permitted by law.

As permitted by the ABCA, the New Greenfire Bylaws will require New Greenfire to indemnify directors or officers of New Greenfire, former directors or officers of New Greenfire or other individuals who, at New Greenfire’s request, act or acted as directors or officers or in a similar capacity of another entity of which New Greenfire is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the New Greenfire Bylaws will require that indemnification be subject to the ABCA, any indemnification that New Greenfire provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above, under the heading “Management of New Greenfire After the Business Combination — Indemnification and Insurance Obligations of New Greenfire following the Business Combination.”

Anti-Takeover Provisions and Other Stockholder Protections

The MBSC Articles contains provisions that may discourage unsolicited takeover proposals. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage takeover transactions.

MBSC has affirmatively elected not to be governed by the anti-takeover provisions of Section 203 of the DGCL.

Not applicable.
Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The MBSC Bylaws permit MBSC’s books and records to be kept within or outside the state of Delaware.

Under the ABCA, the directors and shareholders of New Greenfire may, without charge, inspect certain records of New Greenfire during usual business hours.

	MBSC	New Greenfire
Choice of Forum

The MBSC Articles provides that the Court of Chancery of the State of Delaware will be the forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the MBSC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the MBSC to the MBSC or the MBSC Stockholders, (iii) any action asserting a claim against MBSC, its directors, officers or employees arising pursuant to any provision of the DGCL or the MBSC Articles or MBSC Bylaws, or (iv) any action asserting a claim against the MBSC, its directors, officers or employees governed by the internal affairs doctrine subject to certain jurisdiction-based exceptions.

The ABCA provides that the Court of King’s Bench of Alberta is the forum for any complainant to: (i) bring an action in the name and on behalf of New Greenfire; or (ii) intervene in an action to which New Greenfire is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of New Greenfire.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Greenfire Relationships and Related Party Transactions

For each of the fiscal years ended December 31, 2021, and December 31, 2022, Greenfire paid CAD$ 85,733 and 276,063, respectively, in directors fees to each of Messrs. McIntyre, Siva, and Klesch.

MBSC Relationships and Related Party Transactions

Founder Shares

On April 12, 2021, the MBSC Sponsor purchased an aggregate of 11,500,000 MBSC Class B Common Shares for the aggregate purchase price of $25,000 of expenses on MBSC’s behalf, or approximately $0.002 per share. On September 7, 2021, MBSC effected a reverse stock split of 0.625 of a share of MBSC Class B Common Shares for each outstanding MBSC Class B Common Share, resulting in the MBSC Sponsor holding 7,187,500 MBSC Founder Shares. On October 21, 2021, MBSC effected a stock dividend of .044 of an MBSC Class B Common Share for each outstanding MBSC Class B Common Share, resulting in MBSC Initial Stockholders holding an aggregate of 7,503,750 MBSC Founder Shares. On October 25, 2021, the MBSC Sponsor forfeited at no cost 3,750 shares of MBSC Class B Common Shares in connection with the determination by the underwriters of the MBSC IPO not to exercise in full the over-allotment option granted to them, resulting in MBSC Initial Stockholders holding 7,500,000 MBSC Founder Shares.

Pursuant to the MBSC Articles, the MBSC Sponsor is not entitled to redemption rights with respect to any MBSC Founder Shares held by it in connection with the consummation of the Business Combination or upon MBSC’s liquidation. In addition, the MBSC Sponsor has agreed to waive its redemption rights with respect to any MBSC Public Shares it may hold in connection with the consummation of the Business Combination.

At the Closing, the MBSC Sponsor will become bound by a Lock-Up Agreement with New Greenfire pursuant to which, among other things, the MBSC Sponsor will agree, subject to certain customary exceptions, not to (i) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any equity securities of New Greenfire, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any equity securities of New Greenfire, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) make any public announcement of any intention to effect any transaction specified in clause (i) or (ii) until the earliest of (a) the date that is 180 days after the Closing Date or (b) the date that the last reported closing price of a New Greenfire Common Share equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 75 days after the Closing Date, and (c) the date on which Greenfire completes a liquidation, merger, amalgamation, arrangement, share exchange, reorganization or other similar transaction that results in all New Greenfire Shareholders having the right to exchange their shares of capital stock for cash, securities or other property.

Private Placement Warrants

On October 26, 2021, MBSC consummated the MBSC IPO of 30,000,000 MBSC Units, generating gross proceeds of $300,000,000. Each MBSC Unit consists of one MBSC Class A Common Share and one-third of one MBSC Public Warrant. Each MBSC Public Warrant entitles the holder thereof to purchase one MBSC Class A Common Share at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of the MBSC IPO, the MBSC Sponsor and Cantor purchased an aggregate of 5,786,667 and 1,740,000 MBSC Private Placement Warrants at a price of $1.50 per warrant, respectively, or $11,290,000.50 in the aggregate. An aggregate of $300,000,000 from the proceeds of the MBSC IPO and $3,000,000 from the proceeds of the MBSC Private Placement Warrants was placed in the Trust Account such that the Trust Account held $303,000,000 at the time of closing of the MBSC IPO. Each MBSC Private Placement Warrant entitles the holder thereof to purchase one MBSC Class A Common Share at a price of $11.50 per share, subject to certain adjustments.

If MBSC does not complete an Initial Business Combination by the Deadline Date, the proceeds from the sale of the MBSC Private Placement Warrants held in the Trust Account will be used to partially fund the redemption of the MBSC Public Shares (subject to the requirements of applicable Law), and the MBSC Private Placement Warrants and all underlying securities will expire worthless. The MBSC Private Placement Warrants are non-redeemable and exercisable on a “cashless basis” so long as they are held by the initial purchasers of the MBSC Private Placement Warrants or their permitted transferees.

Related Party Loans and Advances

On April 12, 2021, the MBSC Sponsor agreed to loan MBSC up to $250,000 to cover expenses related to the MBSC IPO pursuant to a promissory note. The promissory note provided that any loans thereunder would be non-interest bearing, unsecured and due on the earlier of December 31, 2021 or the closing of the MBSC IPO. No amounts were borrowed by MBSC under the promissory note and, as of December 31, 2021, there were no amounts outstanding thereunder.

An affiliate of the MBSC Sponsor advanced $192,374 to MBSC prior to the MBSC IPO to pay certain of the costs incurred by MBSC in connection with the MBSC IPO. Such advances are to be repaid by MBSC out of funds held outside the Trust Account.

MBSC Sponsor and MBSC’s officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on MBSC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. MBSC’s audit committee will review on a quarterly basis all payments that were made by MBSC to the MBSC Sponsor, MBSC’s officers, MBSC’s directors or MBSC’s or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on MBSC’s behalf.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the MBSC Sponsor or an affiliate of the MBSC Sponsor or certain members of MBSC management may, but are not obligated to, loan MBSC funds as may be required. If MBSC completes an Initial Business Combination, MBSC will repay such loaned amounts. In the event that an Initial Business Combination does not close, MBSC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds held in the Trust Account would be used for such repayment. Up to $1.5 million of any such working capital loans made by the MBSC Sponsor may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the MBSC Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by MBSC management and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of the Initial Business Combination, MBSC does not expect to seek loans from parties other than the MBSC Sponsor or an affiliate of the MBSC Sponsor as MBSC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. As of December 31, 2022, and December 31, 2021, there was no outstanding borrowing under the working capital loans. Registration Rights.

The holders of the MBSC Founder Shares, MBSC Private Placement Warrants and MBSC Warrants that may be issued upon conversion of working capital loans (and any MBSC Class A Common Shares issuable upon the exercise of the MBSC Private Placement Warrants and MBSC Warrants that may be issued upon conversion of working capital loans and upon conversion of the MBSC Founder Shares) will be entitled to registration rights pursuant to the registration rights agreement, dated October 21, 2021, requiring MBSC to register such securities for resale (in the case of the MBSC Founder Shares, only after conversion to MBSC Class A Common Shares). The holders of at least $25 million in value of these securities are entitled to demand that MBSC file a registration statement covering such securities and to require MBSC to effect up to an aggregate of three underwritten offerings of such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to MBSC’s completion of the Initial Business Combination.

Concurrently with the Closing, MBSC will enter into the Investor Rights Agreement, pursuant to which New Greenfire will agree that, within 15 business days after the Closing, New Greenfire will file with the SEC (at New Greenfire’s sole cost and expense) the Resale Registration Statement, and New Greenfire will use its commercially reasonable efforts cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, the holders can demand New Greenfire’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on December 14, 2022, MBSC entered into the Sponsor Support Agreement with the MBSC Sponsor, New Greenfire and Greenfire, pursuant to which, among other things, the MBSC Sponsor agreed to (i) waive the anti-dilution rights set forth in the MBSC Articles with respect to the MBSC Class A Common Shares held by it, (ii) vote all MBSC Founder Shares held by it and any MBSC Common Shares acquired thereafter in favor of the proposal to adopt and approve the Business Combination and the Transactions, (iii) not redeem any MBSC Founder Shares held by it or MBSC Common Shares acquired thereafter in connection with the MBSC Stockholders’ Meeting, and (iv) not transfer the MBSC Founder Shares or MBSC Private Placement Warrants held by it prior to the Closing. The MBSC Sponsor did not receive any separate consideration in exchange for its agreement to waive these redemption rights. In addition, the MBSC Sponsor agreed to certain vesting and forfeiture conditions immediately prior to the Merger with respect to the MBSC Founder Shares and MBSC Private Placement Warrants held by it.

BENEFICIAL OWNERSHIP OF NEW GREENFIRE SECURITIES

The following table sets forth information regarding the expected beneficial ownership of New Greenfire Common Shares immediately following the consummation of the Business Combination, assuming (i) no redemptions of MBSC Public Shares by MBSC Public Stockholders, and alternatively (ii) maximum redemptions of MBSC Public Shares by MBSC Public Stockholders, in each case, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of outstanding New Greenfire Common Shares;

•        each of MBSC’s and Greenfire’s named executive officers and directors;

•        each person who is the beneficial owner of more than 5% of outstanding MBSC Common Shares;

•        each person who will become an executive officer or director of New Greenfire post-Business Combination; and

•        all current executive officers and directors of MBSC, as a group pre-Business Combination, and all executive officers and directors of New Greenfire, as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of MBSC Common Shares prior to the Business Combination is based on 37,500,000 MBSC Common Shares issued and outstanding in the aggregate as of December 31, 2022. Of those, 30,000,000 common shares were MBSC Class A Common Shares and 7,500,000 were MBSC Class B Common Shares.

The beneficial ownership of Greenfire Common Shares prior to the Business Combination is based on 12,882,785 common shares outstanding at December 31, 2022, on a fully diluted, as converted basis. Of these Greenfire Common Shares, 710,465 were shares issuable with respect to outstanding Greenfire Performance Warrants and 3,220,696 were shares issuable with respect to the Greenfire Bond Warrants, in each case in accordance with the Plan of Arrangement.

The expected beneficial ownership of New Greenfire Common Shares immediately following consummation of the Business Combination, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions that (i) at Closing, 43,298,722 New Greenfire Common Shares are issued to the Greenfire Shareholders with respect to their Greenfire Common Shares, assuming no redemptions, and 43,819,751 New Greenfire Common Shares are issued to the Greenfire Shareholders with respect to their Greenfire Common Shares, assuming maximum redemptions; (ii) none of the MBSC Stockholders or Greenfire Shareholders purchase any MBSC Common Shares in the open market; (iii) MBSC Sponsor has not made any working capital loans to MBSC; (iv) there are no other issuances of equity interests of MBSC or Greenfire prior to or in connection with the Closing other than as contemplated by the Transactions; and (v) the $50,000,000 New Greenfire Convertible Notes are issued pursuant to the New Greenfire Debt Financing and that they are fully convertible to 3,846,153 New Greenfire Common Shares. An exchange rate of US$1.00 to CAD$1.37 was used to calculate the number of New Greenfire Common Shares to be received by Greenfire shareholders and holders of Greenfire Bond Warrants and Greenfire Performance Warrants in exchange for their Greenfire Common Shares, Greenfire Bond Warrants and Greenfire Performance Warrants.

Unless otherwise indicated and subject to applicable community property laws, New Greenfire and MBSC believe that all persons named in the table below have sole voting and investment power with respect to all MBSC Common Shares and Greenfire Common Shares, respectively, beneficially owned by them. Unless otherwise indicated, the address of each Greenfire Shareholder named below is c/o Greenfire, 1900 – 205 5th Avenue SW, Calgary, AB T2P 2V7, Calgary, Alberta.

The following table does not reflect record or beneficial ownership of the New Greenfire Warrants.

						After the Business Combination and Transaction Financing
	Prior to the Business Combination and Transaction Financing					Assuming No Redemptions				Assuming Maximum Redemptions
Name and Address of Beneficial Owners(1)	Number of MBSC Common Shares	% of total MBSC Common Shares		Number of Greenfire Common Shares	% of total Greenfire Common Shares	Number of New Greenfire Common Shares		% of total New Greenfire Common Shares		Number of New Greenfire Common Shares		% of total New Greenfire Common Shares
Five Percent Holders of MBSC
M3-Brigade Sponsor III LP(2)(3)	7,500,000	20.0%		—	—	5,000,000	(4)	6.8%		4,250,000	(4)	6.2%
Beryl Capital Management LLC(5)	2,149,998	5.7	%(6)	—	—	2,149,998		2.9%		—		—
MMCAP International Inc. SPC(7)	1,400,000	3.7	%(8)	—	—	1,400,000		1.9%		—		—
Cantor Fitzgerald Securities(9)	1,645,000	4.4	%(10)	—	—	1,645,000		2.2%		—		—
Directors and Executive Officers of MBSC
Mohsin Y. Meghji(2)(3)	7,500,000	20.0%		—	—	5,000,000		6.8%		4,250,000		6.2%
Matthew Perkal(11)	—	—		—	—	—		—		—		—
Chris Chaice(11)	—	—		—	—	—		—		—		—
William Gallagher(11)	—	—		—	—	—		—		—		—
Charles Garner(11)	—	—		—	—	—		—		—		—
Christopher Good(11)	—	—		—	—	—		—		—		—
Frederick Arnold(11)	—	—		—	—	—		—		—		—
Benjamin Fader-Rattner(11)	—	—		—	—	—		—		—		—
Scott Malpass(11)	—	—		—	—	—		—		—		—
Steven Vincent(11)	—	—		—	—	—		—		—		—
Alan Carr	—	—		—	—	—		—		—		—
William Transier	—	—		—	—	—		—		—		—
All Directors and Executive Officers of MBSC as a group (12 Individuals)	7,500,000	20.0%		—	—	—		—		—		—
Directors and Executive Officers of Greenfire
Robert Logan	—	—		681,804	7.6	4,680,733	(12)	6.3	(12)	4,737,058	(12)	6.9	(12)
David Phung	—	—		231,715	2.6	1,404,230	(13)	1.9	(13)	1,421,128	(13)	2.1	(13)
Albert Ma	—	—		74,958	0.8	465,213	(14)	*		470,811	(14)	*
Kevin Millar	—	—		55,621	0.6	349,639	(15)	*		353,846	(15)	*
Jonathan Klesch(16)	—	—		1,125,002	12.6	5,441,356		7.4		5,506,833		8.0
Julian McIntyre(17)	—	—		4,065,005	45.4	19,661,420		26.6		19,898,013		28.9
Venkat Siva(18)				1,350,002	15.1	6,529,625		8.9		6,608,198		9.6
Other Five Percent Holders of New Greenfire After the Business Combination:
Modro Holdings LLC	—	—		960,001	10.7	5,015,782		6.8		4,699,161		6.8
Brigade Capital Management, LP(19)	—	—		—	—	—		—		8,244,479	(20)	9.9	(20)
Directors and Executive Officers of New Greenfire After the Business Combination
Robert Logan	—	—		681,804	7.6	4,680,733	(12)	6.3	(12)	4,737,058	(12)	6.9	(12)
David Phung	—	—		231,715	2.6	1,404,230	(13)	1.9	(13)	1,421,128	(13)	2.1	(13)
Albert Ma	—	—		74,958	0.8	465,213	(14)	*		470,811	(14)	*
Kevin Millar	—	—		55,621	0.6	349,639	(15)	*		353,846	(15)	*
Jonathan Klesch(16)	—	—		1,125,002	12.6	5,441,356		7.4		5,506,833		8.0
Julian McIntyre(17)	—	—		4,065,005	45.4	19,661,420		26.6		19,898,013		28.9
Venkat Siva(18)	—	—		1,350,002	15.3	6,529,625		8.9		6,608,198		9.6
Matthew Perkal(11)	—	—		—	—	—		—		—		—
William Derek Aylesworth	—	—		—	—	—		—		—		—
All Directors and Executive Officers of New Greenfire as a group (9 Individuals)	—	—		7,584,107	84.9%	38,532,216		52.23%		38,995,888		56.7%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals under “Five Percent Holders of MBSC” and “Directors and Executive Officers of MBSC” is 1700 Broadway, 19th Floor, New York, NY 10019. The

business address of each of the following entities or individuals under “Directors and Executive Officers of Greenfire,” “Other Five Percent Holders of New Greenfire After the Business Combination” and “Directors and Executive Officers of New Greenfire After the Business Combination” is at 1900 — 205 5th Avenue SW, Calgary, Alberta, Canada T2P 2V7.

(2)      M3-Brigade Sponsor III LP is the record holder of the shares reported herein. The general partner of M3-Brigade Sponsor III LP is M3-Brigade Acquisition Partners III Corp. Mohsin Y. Meghji is the sole director of M3-Brigade Acquisition Partners III Corp. Mr. Meghji may be deemed to have beneficial ownership of the common stock held directly by M3-Brigade Sponsor III LP. Mr. Meghji disclaims beneficial ownership of such securities except to the extent of his direct ownership.

(3)      Consists of 7,500,000 MBSC Class B Common Shares.

(4)      Consists of 4,250,000 New Greenfire Common Shares, assuming no redemptions and 5,000,000 New Greenfire Common Shares, assuming maximum redemptions.

(5)      According to Schedule 13G, filed on February 11, 2022 by Beryl Capital Management LLC, Beryl Capital Management LP, Beryl Capital Partners II LP and David A. Witkin (collectively, the “Beryl Parties”), the business address of such parties is 1611 S. Catalina Ave., Suite 309, Redondo Beach, CA 90277. The Beryl Parties hold 2,149,998 MBSC Class A Common Shares. Such securities are held in part by Beryl Capital Partners II LP, a Delaware entity (the “Beryl Partnership”), which beneficially owned 1,859,979 MBSC Class A Common Shares. Beryl Capital Management LLC, a Delaware entity (“Beryl”), is the investment adviser to the Beryl Partnership and other private investment funds (collectively, the “Beryl Funds”) and other accounts. Beryl is the general partner of Beryl Capital Management LP, a Delaware entity (the “Beryl GP”), which is also the general partner of one or more of the Beryl Funds. Mr. Witkin is the control person of Beryl and Beryl GP. The Beryl Funds hold the Class A common stock for the benefit of their investors, and the Beryl Funds and Beryl’s other clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the MBSC Class A Common Shares.

(6)      Beneficially owns 7.17% of MBSC Class A Common Shares based on 30,000,000 MBSC Class A Common Shares outstanding as of December 31, 2022.

(7)      According to Schedule 13G, filed on December 31, 2021, by MMCAP International Inc. SPC, and MM Asset Management Inc. (collectively, the “MMCAP Parties”), the business addresses of such parties are c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands and 161 Bay Street, TD Canada Trust Tower, Suite 2230, Toronto, Ontario M5J 2S1, Canada, respectively. The MMCAP Parties hold 1,400,000 MBSC Class A Common Shares.

(8)      Beneficially owns 4.67% of MBSC Class A Common Shares based on 30,000,000 MBSC Class A Common Shares outstanding as of December 31, 2022.

(9)      According to Schedule 13G, filed on November 17, 2021 by Cantor Fitzgerald Securities, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick (collectively, the “Cantor Parties”), the business address of such parties is 110 East 59th Street, New York, New York 10022. The Cantor Parties hold 1,645,000 MBSC Class A Common Shares. Such securities are held by Cantor Fitzgerald Securities, a New York general partnership (“CFS”), which beneficially owned 1,645,000 MBSC Class A Common Shares. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P. (“Cantor LP”) and directly or indirectly controls the managing general partners of CFS. Mr. Lutnick is Chairman and Chief Executive of CF Group Management, Inc. (“CFGM”) and trustee of CFGM’s sole stockholder. Cantor LP, indirectly, holds a majority of the ownership interests of CFS. As such, each of Cantor LP, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by CFS.

(10)    Beneficially owns 5.48% of MBSC Class A Common Shares based on 30,000,000 MBSC Class A Common Shares outstanding as of December 31, 2022.

(11)    Does not include any shares owned by this individual as a result of his or her membership interest in the MBSC Sponsor.

(12)    Includes (a) 3,297,717 New Greenfire Common Shares, assuming no redemptions, 3,337,399, assuming maximum redemptions, and (b) New Greenfire Common Shares issuable upon exercise of 1,383,016 New Greenfire Performance Warrants, assuming no redemptions, and 1,399,658, assuming maximum redemptions.

(13)    Includes (a) 1,120,748 New Greenfire Common Shares, assuming no redemptions, 1,134,234, assuming maximum redemptions, and (b) New Greenfire Common Shares issuable upon exercise of 283,482 New Greenfire Performance Warrants, assuming no redemptions, 286,893, assuming maximum redemptions.

(14)    Includes (a) 362,553 New Greenfire Common Shares, assuming no redemptions, 366,916, assuming maximum redemptions, and (b) New Greenfire Common Shares issuable upon exercise of 102,660 New Greenfire Performance Warrants, assuming no redemptions, 103,895, assuming maximum redemptions.

(15)    Includes (a) 269,025 New Greenfire Common Shares, assuming no redemptions, 272,262 assuming maximum redemptions, and (b) New Greenfire Common Shares issuable upon exercise of 80,614 New Greenfire Performance Warrants, assuming no redemptions and 81,584, assuming maximum redemptions.

(16)    Owned through Spicelo Limited, a company formed under the laws of Cyprus.

(17)    Owned through Allard Services Limited, a company formed under the laws of the Isle of Man.

(18)    Owned through Annapurna Limited, a company formed under the laws of the Isle of Man.

(19)    The business address is 399 Park Avenue, 16th Floor, New York, NY 10022.

(20)    Includes (a) 4,398,325 New Greenfire Common Shares, assuming maximum redemptions, pursuant to the PIPE Financing and (b) 3,846,154 New Greenfire Common Shares issuable upon exercise of $50,000,000 aggregate principal amount of New Greenfire Convertible Notes at $13 per share.

PRICE RANGE OF SECURITIES

New Greenfire

Price Range of New Greenfire’s Securities

Historical market price information regarding New Greenfire is not provided because there is no public market for its securities.

New Greenfire has not paid any cash dividends on the New Greenfire Common Shares to date.

MBSC

Price Range of MBSC’s Securities and Dividends

The MBSC Units, MBSC Class A Common Shares and MBSC Public Warrants are currently listed on the NYSE under the symbols “MBSC.U,” “MBSC” and “MBSC WS,” respectively. Each MBSC Unit consists of one MBSC Class A Common Share and one-third of one MBSC Public Warrant. The MBSC Units commenced trading on October 21, 2021. Commencing December 13, 2021, holders of MBSC Units were permitted to elect to separately trade MBSC Class A Common Shares and MBSC Public Warrants included in the MBSC Units.

The following table sets forth, for the period indicated, the high and low sales prices per MBSC Unit, MBSC Class A Common Share and MBSC Public Warrant as reported on the NYSE for the periods presented:

	MBSC Units (MBSC.U)		MBSC Class A Common Share (MBSC)		MBSC Public Warrants (MBSC WS)
	High	Low	High	Low	High	Low
2023
Quarter ended March 31, 2023	$10.41	$10.06	$10.38	$10.12	$0.45	$0.35
2022
Quarter ended December 31, 2022	$10.22	$10.04	$10.15	$10.04	$0.43	$0.05
Quarter ended September 30, 2022	$10.10	$10.00	$10.12	$9.97	$0.18	$0.03
Quarter ended June 30, 2022	$10.50	$9.97	$10.04	$9.92	$0.43	$0.10
Quarter ended March 31, 2022	$10.08	$9.84	$9.96	$9.83	$0.60	$0.19
2021
October 21, 2021 to December 31, 2021	$10.05	$9.90	—	—	—	—

On December 14, 2022, the last trading date before the public announcement of the Business Combination, MBSC Units, MBSC Class A Common Shares and MBSC Public Warrants closed at $10.19, $10.19 and $0.38, respectively.

MBSC has not paid any cash dividends on the MBSC Common Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Greenfire

Price Range of Greenfire Securities and Dividends

Historical market price information regarding Greenfire is not provided because there is no public market for its securities. Greenfire has also not paid any dividends since incorporation and instead has directed cash flows to capital expenditures and debt reduction. The amount of future cash dividends, if any, is not assured and will be subject to the discretion of the Greenfire Board and will depend on a variety of factors, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates, contractual restrictions (including under credit facilities or the agreements, indentures or terms governing other debt obligations of Greenfire), financing agreement covenants, solvency tests imposed by corporate law and other factors that the Greenfire Board may deem relevant. See “Risk Factors.”

MBSC STOCKHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

MBSC is asking its stockholders to approve the Business Combination Agreement and the Business Combination. MBSC Stockholders should carefully read this Registration Statement/Proxy Statement in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this Registration Statement/Proxy Statement. Please see the sections above entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Consequences if the Business Combination Proposal is Not Approved

The Closing is conditioned on the approval of the Business Combination Proposal at the MBSC Stockholders’ Meeting.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement, the Business Combination and the Transactions) will be approved and adopted only if MBSC obtains the affirmative vote (virtually or by proxy) of holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote thereon at the MBSC Stockholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the MBSC Stockholders’ Meeting. Accordingly, failure to vote virtually or by proxy (including by way of the online meeting option) at the MBSC Stockholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

MBSC Sponsor and MBSC management have agreed to vote any MBSC Class A Common Shares held by them in favor of the Business Combination. The MBSC Sponsor has agreed to vote any MBSC Class B Common Shares held by it in favor of the Business Combination.

Recommendation of the MBSC Board

THE MBSC BOARD UNANIMOUSLY RECOMMENDS THAT MBSC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

MBSC STOCKHOLDER PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the MBSC Board to adjourn the MBSC Stockholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. In the event the Adjournment Proposal is put forth at the MBSC Stockholders’ Meeting, it will be the only Proposal voted upon and the Business Combination Proposal will not be submitted to the MBSC Stockholders for a vote at the MBSC Stockholders’ Meeting. If the Adjournment Proposal is submitted for a vote at the MBSC Stockholders’ Meeting, and if the MBSC Stockholders approve the Adjournment Proposal, MBSC may adjourn the MBSC Stockholders’ Meeting and any adjourned session of the MBSC Stockholders’ Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from MBSC Stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is submitted to MBSC Stockholders but is not approved by MBSC Stockholders, the MBSC Board may not be able to adjourn the MBSC Stockholders’ Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of the Business Combination Proposal at the MBSC Stockholders’ Meeting.

The approval of the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding MBSC Class A Common Shares and MBSC Class B Common Shares entitled to vote and actually cast thereon at the MBSC Stockholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the MBSC Stockholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the MBSC Board

THE MBSC BOARD UNANIMOUSLY RECOMMENDS THAT MBSC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MBSC WARRANTHOLDER PROPOSAL NO. 1 — THE WARRANT AMENDMENT PROPOSAL

This section of the Registration Statement/Proxy Statement describes the material provisions of the MBSC Public Warrant Amendment, but does not purport to describe all of the terms of the MBSC Public Warrant Amendment. This summary is qualified in its entirety by reference to the MBSC Public Warrant Amendment, a copy of which is attached as Annex M hereto.

Overview

In connection with the proposed Business Combination, holders of MBSC Public Warrants are being asked to approve an amendment to the terms of the MBSC Public Warrant Agreement in the form attached as Annex M hereto to provide that, upon the Closing, each MBSC Public Warrant, which entitles the holder to purchase one share of MBSC Class A Common Stock, will be exchanged by such holder with MBSC for cash in the amount of $0.50 per MBSC Public Warrant. Approval of the MBSC Public Warrant Amendment requires the affirmative vote of a majority of the MBSC Public Warrants issued and outstanding as of the record date. The MBSC Public Warrant Amendment will be contingent upon MBSC Stockholder Approval and consummation of the Business Combination.

The intent of the MBSC Public Warrant Amendment and the MBSC Public Warrant Redemption is to reduce the dilutive effect of the presently issued and outstanding MBSC Public Warrants to purchase an aggregate of 10,000,000 shares of MBSC Class A Common Stock.

The MBSC Public Warrant Amendment will be effected by MBSC’s execution and delivery of the MBSC Public Warrant Amendment, which will be executed by MBSC as soon as the required vote has been obtained and the Business Combination is consummated, or as soon as practicable thereafter.

Following the execution of the Amended and Restated MBSC Public Warrant Agreement, the MBSC Public Warrant Amendment will be binding on all holders of MBSC Public Warrants and their successors and transferees, whether or not such holders voted to approve the MBSC Public Warrant Amendment.

Consequences if the Warrant Amendment Proposal is Not Approved

If the Warrant Amendment Proposal is not approved, the MBSC Public Warrant Amendment will not be effectuated.

Vote Required for Approval

The Warrant Amendment Proposal requires the vote of the registered holders of a majority of the MBSC Public Warrants issued and outstanding as of the record date. Accordingly, an MBSC warrantholder’s failure to vote by proxy or to vote virtually at the MBSC Warrantholders’ Meeting, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. The Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the Public Warrants that are voted at the special meeting of warrantholders. Accordingly, an MBSC Warrantholder’s failure to vote by proxy or to vote virtually at the MBSC Warrantholders’ Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Recommendation of the MBSC Board

THE MBSC BOARD UNANIMOUSLY RECOMMENDS THAT MBSC WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

MBSC WARRANTHOLDER PROPOSAL NO. 2 — THE WARRANTHOLDER ADJOURNMENT PROPOSAL

Overview

The Warrantholder Adjournment Proposal, if adopted, will allow MBSC’s board of directors to adjourn the special meeting of warrantholders to a later date or dates to permit further solicitation of proxies. The Warrantholder Adjournment Proposal will only be presented to MBSC Public Warrantholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of warrantholders to approve the Warrant Amendment Proposal, or otherwise in connection with the Warrant Amendment Proposal. In no event will MBSC’s board of directors adjourn the special meeting of warrantholders or consummate the Business Combination beyond the date by which it may properly do so under MBSC’s amended and restated certificate of incorporation and Delaware law.

Consequences if the Warrantholder Adjournment Proposal is Not Approved

If the Warrantholder Adjournment Proposal is submitted to MBSC Stockholders but is not approved by MBSC Stockholders, the MBSC Board may not be able to adjourn the MBSC Warrantholders’ Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Warrant Amendment Proposal.

Vote Required for Approval

Adoption of the Warrantholder Adjournment Proposal is not conditioned upon the adoption of any other proposal.

The Warrantholder Adjournment Proposal will be approved and adopted if the holders of a majority of the MBSC Public Warrants represented virtually or by proxy and voted thereon at the special meeting vote “FOR” the Warrantholder Adjournment Proposal.

Recommendation of the MBSC Board

THE MBSC BOARD UNANIMOUSLY RECOMMENDS THAT MBSC WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANTHOLDER ADJOURNMENT PROPOSAL.

LEGAL MATTERS

Burnet, Duckworth & Palmer LLP, Canadian counsel to New Greenfire, has provided a legal opinion for New Greenfire regarding the validity of the New Greenfire Common Shares offered by this Registration Statement/Proxy Statement. Certain legal matters relating to U.S. law will be passed upon for New Greenfire by Carter Ledyard & Milburn LLP. Wachtell, Lipton, Rosen & Katz, U.S. counsel to MBSC, has provided a legal opinion regarding certain U.S. federal income tax matters.

EXPERTS

The financial statements of M3-Brigade Acquisition III Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 25, 2021 (inception) through December 31, 2021 included in this Registration Statement/Proxy Statement have been so included in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.A.), an independent registered public accounting firm, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing. The report on the financial statements contains an explanatory paragraph regarding M3-Brigade Acquisition III Corp.’s ability to continue as a going concern.

The financial statements of New Greenfire as of December 31, 2022 included in this Registration Statement/Proxy Statement have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Greenfire as of December 31, 2022, 2021 and 2020, and for each of the three years in the period ended December 31, 2022, included in this Registration Statement/Proxy Statement have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of JACOS as of September 17, 2021, December 31, 2020 and January 1, 2020 and for the period ended September 17, 2021, and the year ended December 31, 2020, included in this Registration Statement/Proxy Statement have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Deloitte LLP, 850-2nd Street SW #700, Calgary, Alberta, T2P 0R8, Canada, will be the auditors of New Greenfire following Closing.

McDaniel & Associates Consultants Ltd., independent qualified reserves evaluator of Greenfire. McDaniel & Associates Consultants Ltd. prepared two reports as to the reserves of Greenfire as of December 31, 2022 and 2021, which were prepared in accordance with guidelines specified in Item 1202(a)(8) of Regulation S-K and in conformity with Rule 4-10(a) of Regulation S-X, and are to be used for inclusion in certain filings of the SEC; such reports are filed as Exhibits 99.8 and 99.9 to this Registration Statement/Proxy Statement.

HOUSEHOLDING INFORMATION

Unless MBSC has received contrary instructions, MBSC may send a single copy of this Registration Statement/Proxy Statement to any household at which two or more MBSC Stockholders reside if MBSC believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce MBSC’s expenses. However, if stockholders prefer to receive multiple sets of MBSC’s disclosure documents at the same address, the stockholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the stockholders would like to receive only a single set of MBSC’s disclosure documents, the stockholders should follow these instructions:

If the shares are registered in the name of the MBSC Stockholder, the MBSC Stockholder should contact MBSC at its offices at 1700 Broadway, 19th Floor, New York, NY 10019 or its telephone number at (212) 202-2200 to inform MBSC of his or her request.

If a bank, broker or other nominee holds the shares, the MBSC Stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for MBSC securities is Continental Stock Transfer & Trust Company.

The transfer agent for New Greenfire Common Shares is Computershare Trust Company of Canada.

FUTURE SHAREHOLDER PROPOSALS

New Greenfire will be subject both to the Listing Rules and the provisions of the ABCA with respect to shareholder proposals. As set out under the ABCA, simply submitting a shareholder proposal does not guarantee its inclusion in New Greenfire’s proxy statement, because compliance with applicable Law is a prerequisite for inclusion.

The ABCA will permit certain registered New Greenfire Shareholders and beneficial owners of New Greenfire Common Shares to submit shareholder proposals to New Greenfire, which proposals may be included in New Greenfire’s proxy statement. To be eligible to make a proposal, a person must be a registered New Greenfire Shareholder or beneficial owner of the number of voting shares that is equal to at least 1% of all issued voting shares of New Greenfire as of the day on which the registered holder or beneficial owner submits a proposal or whose fair market value as determined at close of business on the day before the registered holder or beneficial owner submits the proposal is at least $2000, for the six-month period immediately before the day on which the registered holder or beneficial owner submits the proposal. Such person must have the support of at least 5% of the issued voting shares of New Greenfire. Such person must provide to New Greenfire the names and addresses of those registered holders or beneficial owners of shares who supported the proposal and the person must continue to hold or own the prescribed number of shares up to and including the day of the meeting at which the proposal is to be made. To be considered for inclusion in New Greenfire’s proxy statement for the annual meeting of New Greenfire Shareholders, any such shareholder proposal under the ABCA must be received by New Greenfire at least 90 days before the anniversary date of the last annual meeting of New Greenfire Shareholders. In addition, New Greenfire is not required to submit the proposal to the New Greenfire Shareholders if (a) it clearly appears that the proposal has been submitted by the registered holder or beneficial owner primarily for the purpose of enforcing a personal claim or redressing a personal grievance against New Greenfire, its directors, officers or security holders or any of them, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes; (b) New Greenfire, at the request of the registered holder or beneficial owner, included a proposal in a management proxy circular relating to a meeting of New Greenfire Shareholders held within two years preceding the receipt of the request, and the registered holder or beneficial owner failed to present the proposal in person or by proxy at such meeting; (c) substantially the same proposal was submitted to registered holders or beneficial owners in a management proxy circular or a dissident proxy circular relating to a meeting of New Greenfire Shareholders held within two years preceding the receipt of the request of the registered holder or beneficial owner and the proposal was defeated; or (d) the rights being conferred by the ABCA are being abused to secure publicity.

Every New Greenfire Shareholder is entitled to receive notice of, attend and vote at annual and special meetings of shareholders of New Greenfire and to receive all notices, accounts and other documents required to be sent to New Greenfire Shareholders under the New Greenfire Articles, the New Greenfire Bylaws, the ABCA, applicable Canadian securities laws and the Listing Rules. Under the ABCA, provided that New Greenfire is a “reporting issuer” as defined in the ABCA, New Greenfire must give not less than 21 days and not more than 50 days’ written notice of a general meeting. While New Greenfire is listed on the NYSE, notice must be given within any time limits prescribed by the Listing Rules.

SUBMISSION OF STOCKHOLDER PROPOSALS

The MBSC Board is aware of no other matter that may be brought before the MBSC Stockholders’ Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the MBSC Stockholders’ Meeting.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
UNDER U.S. SECURITIES LAWS

New Greenfire is and New Greenfire will be a corporation incorporated under the laws of the Province of Alberta. Other than Matthew Perkal, all of New Greenfire’s directors and executive officers as of the closing of the Business Combination will reside outside the United States. The majority of New Greenfire’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon New Greenfire or those persons or to enforce against New Greenfire or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

New Greenfire has appointed Puglisi & Associates as its agent upon whom process may be served in any action brought against New Greenfire under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of Canada would enforce (i) judgments of U.S. courts obtained in actions against New Greenfire, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) in original actions, liabilities against New Greenfire or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND MORE INFORMATION

MBSC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read MBSC’s SEC filings, including this Registration Statement/Proxy Statement, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this Registration Statement/Proxy Statement or MBSC’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the MBSC Stockholder Proposals to be presented at the MBSC Stockholders’ Meeting, you should contact MBSC’s proxy solicitation agent at the following address and telephone number:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Telephone:
(banks and brokers call collect at            )

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are an MBSC Stockholder and would like to request documents, please do so by            , 2023 in order to receive them before the MBSC Stockholders’ Meeting. If you request any documents from MBSC, MBSC will mail them to you by first class mail, or another equally prompt means. All information contained in this Registration Statement/Proxy Statement relating to MBSC and DE Merger Sub has been supplied by MBSC, and all such information relating to Greenfire and New Greenfire has been supplied by Greenfire. Information provided by either MBSC or Greenfire does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of MBSC for the MBSC Stockholders’ Meeting. MBSC has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including MBSC, that is different from, or in addition to, that contained in this Registration Statement/Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this Registration Statement/Proxy Statement speaks only as of the date of this Registration Statement/Proxy Statement, unless the information specifically indicates that another date applies. This Registration Statement/Proxy Statement is part of a registration statement and constitutes a prospectus of New Greenfire in addition to being a proxy statement of MBSC for the MBSC Stockholders’ Meeting. As allowed by SEC rules, this Registration Statement/Proxy Statement does not contain all of the information you can find in the exhibits to the registration statement. Information and statements contained in this Registration Statement/Proxy Statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this Registration Statement/Proxy Statement.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of M3-Brigade Acquisition III Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2022 and December 31, 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from March 25, 2021 (Inception) through December 31, 2021	F-4

Statements of Changes in Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit for the year ended December 31, 2022 and for the period from March 25, 2021 (inception) to December 31, 2021

F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from March 25, 2021 (Inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7

Unaudited Interim Financial Statements of M3-Brigade Acquisition III Corp.
Condensed Balance Sheets as of March 31, 2023, and December 31, 2022	F-33
Condensed Statements of Operations for the Three Months Ended March 31, 2023 and 2022	F-34
Condensed Statements of Changes in Class A Ordinary Shares Subject to Possible Redemption and Stockholders’ Deficit for the Three Months Ended March 31, 2023 and 2022	F-35
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2023 and 2022	F-36
Notes to Condensed Financial Statements	F-37

Audited Financial Statements of Greenfire Resources Ltd.
Report of Independent Registered Public Accounting Firm	F-62
Consolidated Statement of Financial Position as at December 31, 2022	F-63
Notes to Financial Statements	F-64

Audited Financial Statements of Greenfire Resources Inc.
Report of Independent Registered Public Accounting Firm	F-65
Consolidated Balance Sheets as at December 31, 2022, December 31, 2021 and December 31, 2020	F-66
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2022 and December 31, 2021 and the period from incorporation on November 2, 2020 to December 31, 2020	F-67

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Years Ended December 31, 2022 and December 31, 2021 and the period from incorporation on November 2, 2020 to December 31, 2020

F-68
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and December 31, 2021 and the period from incorporation on November 2, 2020 to December 31, 2020	F-69
Notes to Consolidated Financial Statements	F-70
Supplementary Information for Greenfire Resources Inc. – oil and gas.	F-94

Audited Financial Statements of Japan Canada Oil Sands Limited
Report of Independent Registered Public Accounting Firm	F-99
Balance Sheets as at September 17, 2021, December 31, 2020 and January 1, 2020	F-100
Statements of Comprehensive Income (Loss) for the period ended September 17, 2021 and for the year ended December 31, 2020	F-101
Statements of Changes in Shareholders’ Equity (Deficit) for the period ended September 17, 2021 and for the year ended December 31, 2020	F-102
Statements of Cash Flows for the period ended September 17, 2021 and for the year ended December 31, 2020	F-103
Notes to Financial Statements	F-104

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
M3-Brigade Acquisition III Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of M3-Brigade Acquisition III Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in Class A common stock subject to possible redemption and stockholders’ deficit, and cash flows for the year ended December 31, 2022 and for the period from March 25, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from March 25, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have sufficient cash and working capital to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

New York, New York
March 31, 2023

M3-BRIGADE ACQUISITION III CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$497,693	$1,485,734
Prepaid expenses and other current assets	5,853	—
Prepaid insurance	399,947	479,940
Prepaid income taxes	44,735	—
Total current assets	948,228	1,965,674

Prepaid insurance – long term portion	—	399,943
Investments and marketable securities held in trust	306,523,972	303,005,300
Total Assets	$307,472,200	$305,370,917

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2,254,640	$774,431
Due to related parties	19,477	192,374
Income taxes payable	—	1,600
Total current liabilities	2,274,117	968,405

Forward purchase agreement liability	338,517	—
Subscription purchase agreement liability	1,325,615	—
Deferred underwriting fees	14,280,000	14,280,000
Total liabilities	18,218,249	15,248,405

Commitments and Contingencies
Class A common stock subject to possible redemption
Class A common stock subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 30,000,000 issued and outstanding; at December 31, 2022 and 2021	306,188,408	303,000,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized (excluding 30,000,000 shares subject to possible redemption) as of December 31, 2022 and 2021	—	—
Class B common stock. $0.0001 par value, 50,000,000 shares authorized; 7,500,000 issued and outstanding as of December 31, 2022 and 2021	750	750
Additional paid in capital	—	—
Accumulated deficit	(16,935,207)	(12,878,238)
Total Stockholders’ Deficit	(16,934,457)	(12,877,488)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$307,472,200	$305,370,917

The accompanying notes are an integral part of the financial statements.

M3-BRIGADE ACQUISITION III CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from March 25, 2021 (Inception) Through December 31, 2021
Operating and formation costs	$2,791,936	$562,058
Loss from operations	(2,791,936)	(562,058)

Other income (expense):
Change in fair value of forward purchase agreement liability	(338,517)	—
Initial loss on subscription purchase agreement liability	(1,224,602)	—
Change in fair value of subscription purchase agreement liability	(101,013)	—
Interest earned on marketable securities held in Trust Account	3,827,114	—
Unrealized gain on marketable securities held in Trust Account	560,912	5,300
Dividend on cash and marketable securities held in Trust Account	100,146	—
Total other income, net	2,824,040	5,300

Income (loss) before income tax provision	32,104	(556,758)
Income tax provision	(900,665)	(1,600)
Net loss	$(868,561)	$(558,358)

Weighted average shares outstanding, Class A common stock	30,000,000	7,046,263
Basic and diluted net (loss) income per share, Class A common stock	$(0.00)	$0.82
Weighted average shares outstanding, Class B common stock	7,500,000	7,019,573
Basic and diluted net loss per share, Class B common stock	$(0.11)	$(0.91)

The accompanying notes are an integral part of the financial statements.

M3-BRIGADE ACQUISITION III CORP
STATEMENTS OF CHANGES IN CLASS A COMMON STOCK SUBJECT
TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM MARCH 25, 2021
(INCEPTION) TO DECEMBER 31, 2021

	Class A common stock subject to possible redemption		Class B common stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders equity (deficit)
	Shares	Amount	Shares	Amount
Balance – March 25, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class B shares to founders	—	—	7,500,000	750	24,250	—	25,000
Sale of Units during IPO	30,000,000	300,000,000	—	—	—	—	—
Sale of private placement warrants	—	—	—	—	11,290,000	—	11,290,000
Allocation of fair value of public warrants	—	(8,176,627)	—	—	8,176,627	—	8,176,627
Class A common stock issuance costs	—	(20,091,938)	—	—	(542,192)	—	(542,192)
Accretion of carrying value to redemption value	—	31,268,565	—	—	(18,948,685)	(12,319,880)	(31,268,565)
Net loss	—	—	—	—	—	(558,358)	(558,358)
Balance December 31, 2021	30,000,000	303,000,000	7,500,000	750	—	(12,878,238)	(12,877,488)
Accretion of carrying value to redemption value	—	3,188,408	—	—	—	(3,188,408)	(3,188,408)
Net loss	—	—	—	—	—	(868,561)	(868,561)
Balance December 31, 2022	30,000,000	$306,188,408	7,500,000	$750	$—	$(16,935,207)	$(16,934,457)

The accompanying notes are an integral part of the financial statements.

M3-BRIGADE ACQUISITION III CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from March 25, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net loss	$(868,561)	$(558,358)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of forward purchase agreement liability	338,517	—
Initial loss on subscription purchase agreement liability	1,224,602	—
Change in fair value of subscription purchase agreement liability	101,013	—
Interest on marketable securities held in Trust Account	(3,827,114)	—
Unrealized gain on marketable securities held in Trust Account	(560,912)	(5,300)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(5,853)	—
Prepaid insurance	79,993	(879,883)
Prepaid income taxes	(44,735)	—
Prepaid insurance	399,943	—
Accounts payable and accrued expenses	1,480,209	455,196
Income taxes payable	(1,600)	1,600
Net cash used in operating activities	(1,684,498)	(986,745)

Cash Flows from Investing Activities:
Investment in marketable securities held in Trust Account	—	(303,000,000)
Proceeds from sale and redemption of marketable securities held in Trust Account	913,828,542	—
Purchase of marketable securities held in Trust Account	(912,959,188)	—
Net cash provided by (used in) investing activities	869,354	(303,000,000)

Cash Flows from Financing Activities:
Due to related parties	19,477	—
Repayment of due to related parties	(192,374)	—
Proceeds from sale of private placement warrants	—	11,290,000
Proceeds from sale of shares of Class B common stock	—	25,000
Proceeds from sale of IPO Units, net of costs	—	294,157,479
Net cash (used in) provided by financing activities	(172,897)	305,472,479

Net Change in Cash	(988,041)	1,485,734
Cash – Beginning of period	1,485,734	—
Cash – End of period	$497,693	$1,485,734

Supplemental cash flow information:
Cash paid for income taxes	$947,000	$—

Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs paid through due to related parties	$—	$192,374
Deferred offering costs paid by the Sponsor in exchange for the issuance of shares of Class B common stock	$—	$25,000
Deferred underwriting fees	$—	$14,280,000
Accretion of Class A common stock to redemption value	$3,188,408	$—

The accompanying notes are an integral part of the financial statements.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

M3-Brigade Acquisition III Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on March 25, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 25, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“IPO”), which is described below, and its activities relating to the sourcing of an initial Business Combination. The Company believes it will not generate any operating revenue until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend and interest income from the proceeds derived from the IPO.

The Company’s sponsor is M3-Brigade Sponsor III LP, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on October 21, 2021 (the “Effective Date”). On October 26, 2021, the Company consummated the IPO of 30,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000. The underwriters had a 45-day option from the effectiveness date of the IPO (October 21, 2021) to purchase up to an additional 3,915,000 units to cover over-allotments, if any. The underwriters purchased 3,900,000 additional units pursuant to this right as part of the IPO, which units are included in the 30,000,000 total IPO units. On December 4, 2021, the underwriters’ remaining over-allotment option expired unexercised.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,786,667 and 1,740,000 Private Placement Warrants (the “Private Warrants”) to the Sponsor and Underwriter, respectively at a price of $1.50 per Private Warrant, generating total gross proceeds of $11,290,000.

Transaction costs of the IPO amounted to approximately $20,634,000 consisting of $5,220,000 of underwriting fees, $14,280,000 of deferred underwriting fees and approximately $1,134,000 of other offering costs. Net proceeds received from the IPO were approximately $294,157,000 after payment of the underwriting fees of $5,220,000 and approximately $623,000 of other costs.

Following the closing of the IPO on October 26, 2021, an amount of $303,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in the Trust Account. This amount included $3,000,000 from the sale of the Private Placement Warrants in order to provide the investors a $10.10 redemption value per share or $303,000,000 total redemption value. The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting fees and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by stock exchange rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants. The Public Shares subject to redemption are recorded as temporary equity upon the completion of the Initial Public Offering and subsequently accreted to redemption value in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity”.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, “Redeemable Non-controlling Interest, Equity”, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the shares of Class A common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20, “Debt — Debt with Conversion and other Options”. Because of the redemption feature noted above, the shares of Class A common stock are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares (as defined in Note 5) if the Company fails to complete a Business Combination within the Combination Period (as defined below) and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company had until October 26, 2022, 12 months from the closing of the Initial Public Offering (assuming the Sponsor does not exercise its option to extend the period of time that the Company has to complete an initial business combination by up to 3 months, up to four times, or such other time period in which the Company must consummate an initial business combination pursuant to an amendment to the Company’s amended and restated certificate of incorporation) to complete a Business Combination (the “Combination Period”). On October 12, 2022, the Company’s board of directors, at the request of the Sponsor, approved an extension of the period of time the Company has to consummate its initial business combination until January 26, 2023. On October 27, 2022, in connection with such extension, the Sponsor or its affiliates or designees deposited an additional $1,696,500 into the Company’s Trust Account, in part from the Company’s working capital, for the benefit of the Company’s public stockholders. On January 18, 2023, the Company’s board of directors, at the request of the Sponsor, approved an extension of the period of time the Company has to consummate its initial business combination until April 26, 2023. On January 27, 2023, in connection with such extension, the Sponsor or its affiliates or designees deposited an additional of $1,696,500 into the Company’s Trust Account, in part from the Company’s working capital, for the benefit of the Company’s public stockholders (see Note 12). The Company’s stockholders will not be entitled to vote on or redeem their shares in connection with any such extension. Pursuant to the terms of the Certificate of

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Incorporation, in order to extend the period of time to consummate a Business Combination in such a manner, the Sponsor, upon no less than five days’ advance notice prior to the applicable deadline, must deposit an additional $1,696,500 into the Trust Account (which may be in part from the Company’s working capital) on or prior to the date of the applicable deadline, for each 3-month extension. The Sponsor is not obligated to extend the time for the Company to complete a Business Combination. In the event that the Company receives notice from the Sponsor five days prior to the applicable deadline of its wish for the Company to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds have been timely deposited. Our sponsor has the option to accelerate its extension request, subject to the deposit of the relevant amount of additional funds into the Trust Account, at any time prior to the consummation of the Business Combination with the same effect of extending the time the Company will have to consummate a Business Combination by 3,6, 9 or 12 months, as applicable.

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes or working capital requirements (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the Underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Company has not independently verified whether the Company’s Sponsor has sufficient funds to satisfy its indemnity obligations and the Company’s Sponsor may not be able to satisfy those obligations. The Company has not asked the Company’s Sponsor to reserve for such eventuality. The Company believes the likelihood of the Company’s Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Recent Developments

Appointment of new members to Board of Directors

On November 1, 2022, the Company appointed two new members to its Board of Directors, each of whom is to be paid a fee of $125,000 for his services. Such fees have been paid in full in December 2022.

Business Combination Agreement

On December 14, 2022, the Company entered into a Business Combination Agreement, by and among the Company, Greenfire Resources Ltd. (“PubCo”), DE Greenfire Merger Sub Inc. (“Merger Sub”), 2476276 Alberta ULC, (“Canadian Merger Sub”), and Greenfire Resources Inc (“Greenfire”).

Conditions to the Closing

The consummation of the Transactions is subject to the satisfaction or waiver of certain customary closing conditions, among others (i) the approval of the Transactions and related matters by the equity holders of the Company and Greenfire, (ii) the absence of any laws or injunctions prohibiting the Transactions, (iii) the accuracy (subject to agreed materiality thresholds) of the parties’ representations and warranties contained in the Business Combination Agreement, (iv) the absence of any “Material Adverse Effect” on either the Company or Greenfire, (v) approval for listing of the PubCo Common Shares by the New York Stock Exchange, (vi) approval of the Plan of Arrangement by the Alberta Court of King’s Bench, and (vii) the parties’ compliance in all material respects with their respective covenants under the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing (a) by mutual written consent of the Company and Greenfire, (b) by either the Company or Greenfire, if the approval of the equity holders of the Company or Greenfire is not obtained, (c) by either the Company or Greenfire, if the other party has materially breached its covenants or representations under the Business Combination Agreement, (d) by either the Company or Greenfire, if the Closing has not occurred on or before September 14, 2023, subject to either party’s ability to extend such date by two three-month periods in the event that specified approvals have not been obtained, (e) by either the Company or Greenfire, if there is a final, non-appealable order of a governmental authority prohibiting the consummation of the Transactions, and (f) by the Company if Greenfire has not delivered certain specified financial statements by April 15, 2023.

Subscription Purchase Agreements

On December 14, 2022, concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Purchase Agreements”) with certain investors (the “Transaction Financing Investors”), pursuant to which the Transaction Financing Investors have subscribed for an aggregate of (i) 4,950,496 the Company’s Class A Shares for an aggregate purchase price of approximately $50,000,000 (the “PIPE Investment”). The Transaction Financing will be consummated prior to or substantially concurrently with the Closing.

The PIPE Investment will be automatically reduced based on the amount remaining in the Trust Account after giving effect to any redemptions by the Company’s Class A common shareholders.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Greenfire Shareholder Support Agreement

On December 14, 2022, concurrently with the execution of the Business Combination Agreement, the Company, PubCo, Merger Sub, Canadian Merger Sub and Greenfire entered into a Shareholder Support Agreement with certain Greenfire shareholders (the “Greenfire Shareholder Support Agreement”), pursuant to which, among other things, such Greenfire shareholders have agreed to vote their Greenfire Shares to approve and adopt the Business Combination Agreement and the Transactions.

Sponsor Agreement

On December 14, 2022, concurrently with the execution of the Business Combination Agreement, the Sponsor, the Company, PubCo and Greenfire entered into a Sponsor Agreement (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of and support the Business Combination Agreement and the Transactions, (b) consummate the Sponsor Class B Share Forfeitures and the Sponsor Warrant Forfeiture in accordance with the Business Combination Agreement and (c) make a cash payment of $1,000,000 to Greenfire promptly following the Closing.

Investor Support Agreements

Concurrently with the execution of the Business Combination Agreement, the Company entered into Investor Support Agreements with certain holders of the Company’s outstanding public warrants, pursuant to which, among other things, such warrant holders agreed to vote all of the Company’s public warrants currently held by them in favor of any amendment to the terms of the Company’s public warrants solely to amend the terms of the public warrants together with any amendments required to give effect thereto such that all of the public warrants shall be exchanged for $0.50 per whole SPAC Warrant upon the closing of the Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus and war could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation launched a military campaign against Ukraine. In response to these actions, the United States, the European Union and other governmental authorities have imposed a series of sanctions and penalties upon Russia and certain of its political and business leaders, and may impose additional sanctions and penalties, which restrict the ability of companies throughout the world to do business with Russia. In addition, a number of companies throughout the world who were not directly restricted by those sanctions have voluntarily elected to cease doing business with companies affiliated with Russia and it is anticipated that Russia will continue to retaliate with its own restrictions and sanctions. It is expected that these events will have an impact upon, among other things, financial markets for the foreseeable future. If the disruptions caused by these events continue for an extended period of time, our ability to search for a business combination or finance such business combination, and the business, operations and financial performance of any target business with which we ultimately consummate a business combination, may be materially adversely affected. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

At December 31, 2022, the Company had $497,693 of cash outside of the Trust and working capital deficit of $1,325,889. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating its business

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

and to consummate a business combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans either to complete a Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations. As of December 31, 2022, there were no amounts outstanding under any Working Capital Loans.

Additionally, related parties have paid certain offering and operating costs on behalf of the Company as needed. As of December 31, 2022 and 2021, the Company owed $19,477 and $192,374 respectively, to the related parties on account of unreimbursed expenses incurred in connection with the sourcing of its initial Business Combination.

The Company’s assessment of going concern considerations was made in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date these financial statements are issued.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions, including, but not limited to, not being required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company may elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

At December 31, 2022, investment securities in the Company’s Trust Account consisted of U.S. government securities and mutual funds that invest primarily in U.S. government securities and, at December 31, 2021, investment securities in the Company’s Trust Account consisted of a mutual funds that invest primarily in U.S. government securities. Since all of the Company’s permitted investments consist of treasury securities, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets (see Fair Value Measurements and Note 10).

These securities are presented on the balance sheets at fair value at the end of each reporting period. Earnings on these securities are included in dividends, interest earned, and unrealized gain on marketable securities held in Trust Account in the accompanying statements of operations and are automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets for identical assets.

During the year ended December 31, 2022, the Company withdrew $2,666,000 of dividend and interest income from the Trust account for working capital and to pay taxes. There were no withdrawals made during the year ended December 31, 2021. Of this amount, $1,650,000 was utilized as payment for the extension fee during the year ended December 31, 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage. At December 31, 2022 and 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity outside of the stockholders’ deficit section of the balance sheets.

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

deficit section of the Company’s balance sheets. At December 31, 2022 and 2021, the shares of Class A common stock subject to possible redemption in the amount of $306,188,408 and $303,000,000 are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. The Company acknowledges that Class A common stock subject to possible redemption is not true liability or debt, so it doesn’t have to follow debt model. While Trust account balance is reduced by the actual tax payments and withdrawal for payment of working capital expenses, it is acceptable for Class A common stock subject to possible redemption balance to be reduced by the eligible tax expenses recorded (paid or unpaid) under the assumption that the accrued amount will be paid eventually, so such amount does not belong to the public investors. For the year ended December 31, 2022, the Company recorded $3,188,408, in accretion related to dividend and interest earned on cash and marketable securities held in the Trust Account and deposit made representing the payment for extension fee. Accretion attributable to the holders of the Class A common stock subject to possible redemption is reduced by $200,000 and $180,299 of franchise taxes payable in 2022 and 2021, respectively, offset by $44,735 and $0 of prepaid income taxes for 2022 and 2021, respectively. The reconciliation of Class A common stock subject to possible redemption is discussed in Note 8.

Net Income (Loss) Per Common Stock

Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for each of the periods, excluding common shares forfeited. The Company has not considered the effect of the 10,000,000 and 7,526,667 shares of Class A common stock issuable upon exercise of the public and private warrants, respectively, in the calculation of diluted income (loss) per share, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations include a presentation of income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of loss per common stock. As of December 31, 2022 and 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The net income (loss) per common share presented in the statements of operations is based upon the following:

	For the Year Ended December 31, 2022	For the period from March 25 2021 (inception) through December 31, 2021
Net loss	$(868,561)	$(558,358)
Accretion of temporary equity to redemption value	(3,188,408)	(31,268,565)
Net loss including accretion of temporary equity to redemption value	$(4,056,969)	$(31,826,923)

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Year Ended December 31, 2022		For the period from March 25, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(3,245,575)	$(811,394)	$(25,459,018)	$(6,367,905)
Allocation of accretion of temporary equity to redemption value	3,188,408	—	31,268,565	—
Allocation of net income (loss)	$(57,167)	$(811,394)	$5,809,547	$(6,367,905)
Denominator:
Weighted-average shares outstanding	30,000,000	7,500,000	7,046,263	7,019,573
Basic and diluted income (loss) per share	$(0.00)	$(0.11)	$0.82	$(0.91)

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1, “Other Assets and Deferred Costs” and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of approximately $1,134,000 consist principally of costs incurred in connection with preparation for the Initial Public Offering. These costs, together with the underwriter fees of $19,500,000 in the aggregate, totaled approximately $20,634,000. Of such offering costs, approximately $20,092,000 were initially charged to Class A common stock subject to possible redemption upon completion of the Initial Public Offering and approximately $542,000, which were allocated to the Public Warrants and the Private Placement Warrants, and initially in Additional Paid-In Capital.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Company accounts for the Public Warrants (as defined below) and Private Placement Warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period while the warrants are outstanding.

The Company allocated the IPO proceeds from the Units between Class A common stock and warrants, using the relative fair value method.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Forward Purchase Agreement Liability

On October 21, 2021, the Company entered into a forward purchase agreement with M3-Brigade III FPA LP, an affiliate of the Sponsor, which provides for the purchase of up to $40,000,000 of shares of Class A common stock, for a purchase price of $10.00 per share (the “Forward Purchase Agreement”), in a private placement to occur in connection with the closing of a Business Combination. The obligations under the Forward Purchase Agreement do not depend on whether any shares of Class A common stock are redeemed by our public stockholders. The forward purchase shares will be identical to the shares of Class A common stock included in the units sold in the Initial Public Offering, except the forward purchase shares will be subject to transfer restrictions and certain registration rights, as described in the Forward Purchase Agreement.

On December 14, 2022, the Company entered into an FPA Termination Agreement, by and among the Company, M3-Brigade III FPA LP, HT Investments, LLC, Brigade Capital GP, LLC, and the Sponsor, pursuant to which, among other things, the parties agreed to terminate the forward purchase agreement, dated October 21, 2021, by and between the Company and M3-Brigade FPA LP. While the Company has entered into the agreement to terminate the forward purchase option, the forward purchase option remains outstanding until the closing of the Business Combination.

The Company accounts for the Forward Purchase Agreement (“FPA Agreement”) as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. The ability of the Company to receive any of the proceeds of the FPA Agreement is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. Accordingly, a $338,517 and $0 has been ascribed to such liability at December 31, 2022 and 2021, respectively.

Subscription Purchase Agreement Liability

On December 14, 2022, the Company entered into the Subscription Purchase Agreements (see Note 1). The Company accounts for the Subscription Purchase Agreements as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. The ability of the Company to receive any of the proceeds of the Subscription Purchase Agreements is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. Accordingly, a $1,325,615 and $0 has been ascribed to such liability at December 31, 2022 and 2021, respectively.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, with the exception of the forward purchase agreement and marketable securities held in Trust Account, approximates the carrying amounts as presented in the accompanying balance sheets, primarily due to their short-term nature. The fair value of the forward purchase agreement liability and investments and marketable securities held in trust is discussed further in Note 10.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position relating to income taxes.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recently Adopted Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable public warrant (“Public Warrant”), including the issuance of 3,900,000 Units as a result of the underwriter’s partial exercise of its option to purchase up to 3,915,000 additional Units. A total of 10,000,000 redeemable public warrants were issued. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment at any time commencing on the later of 12 months from the IPO or 30 days after the completion of the Company’s initial business combination.

The Company paid an underwriting fee of 2.0% of the per Unit offering price to the underwriters at the closing of the Initial Public Offering, based upon the number of Units sold without giving effect to the exercise of the underwriter’s overallotment option. An additional 4.5% of the gross offering proceeds (or 6.5%, with respect to the portion of the gross offering proceeds attributable to the underwriter’s exercise of its overallotment option) will be payable upon the Company’s completion of a Business Combination (the “Deferred Discount”). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) to the Sponsor and the Underwriter of an aggregate of 5,786,667 and 1,740,000 Private Placement Warrants, respectively at a price of $1.50 per Private Placement Warrant, resulting in gross proceeds of $11,290,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On April 12, 2021, the Sponsor purchased 11,500,000 shares of Class B common stock (the “Founder Shares”) for $25,000. On September 7, 2021, the Company effected a reverse stock split of 0.625 of a share of Class B common stock for each outstanding share of Class B common stock, resulting in the Sponsor holding 7,187,500 founder shares. On October 21, 2021, the Company effected a stock dividend of .044 of a share of Class B common stock for each outstanding share of Class B common stock, resulting in the Sponsor holding 7,503,750 founder shares. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Initial Public Offering, except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. Each Founder Share is automatically convertible to a share of Class A common stock on a one-for-one basis at the time of the Company’s initial business combination. The Founder Shares included an aggregate of up to 978,750 Founder Shares subject to forfeiture to the extent that the Underwriter’s over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On October 25, 2021, the Sponsor forfeited 3,750 Founder Shares in connection

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

with the Underwriter not fully exercising their option to purchase additional units, resulting in the Sponsor holding 7,500,000 Founder Shares. All share amounts and related information have been retroactively restated to reflect the reverse stock split, stock dividend and share forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the shares of Class A common stock equal or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, consolidation capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor and Cantor Fitzgerald & Co. (“Cantor”) have purchased from the Company an aggregate of 7,526,667 Private Placement Warrants at a price of $1.50 per warrant (for a gross purchase price of $11,290,000), in a private placement that occurred simultaneously with the completion of the Initial Public Offering (the “Private Placement Warrants”). Our sponsor purchased 5,786,667 Private Placement Warrants and Cantor purchased the remaining 1,740,000 Private Placement Warrants. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. No fractional shares will be issued upon exercise of the warrants. A portion of the purchase price the Private Placement Warrants was added to the proceeds from the Proposed Offering, such that a total of $303,000,000 was deposited in the Trust Account. The Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and the Private Placement Warrants are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants included in the Units sold in the Initial Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the Initial Public Offering and have no net cash settlement provisions. The Company has classified the warrants within a component of stockholder’s deficit. Under the terms of the warrant agreement governing the Private Placement Warrants, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Public Warrants issued to the Sponsor will expire worthless.

Due to Related Parties

On April 12, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company was able to borrow up to an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing and was payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. No borrowings were made under the Promissory Note. Borrowing under this Promissory Note is no longer available.

An affiliate of the Sponsor paid $192,374 of expenses on behalf of the Company prior to the Initial Public Offering. Such advances were to be repaid by the Company out of funds held outside the Trust Account and were repaid on March 30, 2022. As of December 31, 2022 and 2021, there were $19,477 and $192,374 outstanding balance under due to related parties, respectively.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Forward Purchase Agreement

On October 21, 2021, the Company entered into a forward purchase agreement with M3-Brigade III FPA LP, an affiliate of the Sponsor, which provides for the purchase of up to $40,000,000 of shares of Class A common stock, for a purchase price of $10.00 per share (the “Forward Purchase Agreement”), in a private placement to occur in connection with the closing of a Business Combination. The obligations under the Forward Purchase Agreement do not depend on whether any shares of Class A common stock are redeemed by our public stockholders. The forward purchase shares will be identical to the shares of Class A common stock included in the units sold in the Initial Public Offering, except the forward purchase shares will be subject to transfer restrictions and certain registration rights, as described in the Forward Purchase Agreement.

The Company accounts for the Forward Purchase Agreement in accordance with the guidance in ASC 815-40 and accounts for such agreements as derivative liability. The liability is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. A $338,517 and $0 has been ascribed to such liability at December 31, 2022 and 2021, respectively.

On December 14, 2022, the Company entered into an FPA Termination Agreement, by and among the Company, M3-Brigade III FPA LP, , HT Investments, LLC, Brigade Capital GP, LLC, and the Sponsor, pursuant to which, among other things, the parties agreed to terminate the forward purchase agreement, dated October 21, 2021, by and between the Company and M3-Brigade FPA LP. The termination of the forward purchase agreement is contingent upon the closing of the Business Combination.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account and interest accrued on funds in the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account and any interest accrued on funds in the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account, other than such interest earnings, would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

NOTE 6 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The Company’s accrued expenses as of December 31, 2022 were comprised as follows:

Professional fees and expenses	$1,853,293
Printing and engraving	9,708
Other expenses	391,639
Total	$2,254,640

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 6 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES (cont.)

The Company’s accrued expenses as of December 31, 2021 were comprised as follows:

Professional fees and expenses	$397,000
NYSE listing and filing fees	172,000
Printing and engraving	40,000
Other expenses	165,431
Total	$774,431

Of such accrued expenses at December 31, 2022 and 2021, $150,517 and $319,235 are unpaid offering costs related to the Company’s IPO, respectively.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement (the “Registration Rights Agreement”) signed prior to the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Registration Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

Underwriting Agreement

The Company granted the Underwriter a 45-day option from the date of Initial Public Offering to purchase up to 3,915,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discount. As of October 26, 2021, the underwriters had partially exercised their over-allotment option, resulting in the purchase of an additional 3,900,000 Units.

The Underwriter was paid a cash underwriting discount of $0.20 per Unit (without giving effect to the Units issued upon the partial exercise by the underwriter of its over-allotment option; or $0.17 per Unit after giving effect to the incremental Units issued pursuant to such exercise), or $5,220,000 in the aggregate, payable upon the closing of the Initial Public Offering. In addition, the Underwriter will be entitled to a deferred fee of $0.65 per Unit sold pursuant to the Initial Public Offering (after giving to the underwriter’s partial exercise of its overallotment option), or $14,280,000 in the aggregate. The deferred fee will become payable to the Underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Contingent Fee Arrangement

The Company entered into an agreement with a legal vendor to provide services in the event of a potential business combination. This agreement provides for payments of completion of due diligence and drafting of a definitive merger agreement, resulting in total payments of up to approximately $300,000 and is contingent and payable upon the completion of business combination. Additional fees will be payable to such legal vendor in the event that the initial business combination is satisfied, with the amount of such fees to be determined at that time based upon a variety of factors.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 8 — CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

Class A common stock subject to possible redemption is classified as a liability instrument and is measured at fair value. At December 31, 2022 and 2021, the Class A common stock subject to possible redemption reflected in the balance sheets is reconciled in the following table:

Proceeds at issuance date (October 26, 2021)	$300,000,000
Less:
Proceeds allocated to public warrants	(8,176,627)
Class A common stock issuance cost	(20,091,938)
Plus:
Accretion of carrying value to redemption value	31,268,565
Balance at December 31, 2021	303,000,000
Plus:
Accretion of carrying value to redemption value	3,188,408
Balance at December 31, 2022	$306,188,408

NOTE 9 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue a total of 1,000,000 shares of preferred stock at par value of $0.0001 each. At December 31, 2022 and 2021, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue a total of 500,000,000 shares of Class A common stock at par value of $0.0001 each. As of December 31, 2022 and 2021, 30,000,000 shares of Class A common stock were issued and outstanding. All such shares are presented outside of permanent equity since the shares are subject to possible redemption by the holders of Class A common stock under the caption Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 7,500,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 9 — STOCKHOLDERS’ DEFICIT (cont.)

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating thereto until the warrants expire or, in the case of Public Warrants only, are redeemed. Notwithstanding the above, if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption for Public Warrants.    Once the Public Warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Public Warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock has been at least $18.00 per share (subject to adjustment in compliance with the public warrant agreement) for any ten (10) trading days within a 20-trading day period ending on the third (3rd) trading day prior to the date on which the notice of redemption is given to the public warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period or the Company elected to require the exercise of the Public Warrants on a “cashless basis” as described below. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the agreement governing the Public Warrants. In determining whether to require all holders to exercise their Public Warrants on a “cashless basis”, the Company’s management will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Public Warrants. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 9 — STOCKHOLDERS’ DEFICIT (cont.)

common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) of the number of shares of Class A common stock over the exercise price of the Public Warrants by (y) the “fair market value.” Solely for purposes of this paragraph, the “fair market value” means the volume-weighted average last reported sale price of the shares of Class A common stock as reported for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. However, except as described below, the Public Warrants will not be adjusted for issuances of shares of Class A common stock at a price below their exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable and will be exercisable at the election of the holder on a “cashless basis.”

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split- up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends of which are dividends up to $0.50 per share per year, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of Class A common stock by the company if the proposed initial business combination is presented to the stockholders of the Company for approval, or (e) in connection with the redemption of the Company’s public shares upon the Company’s failure to

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 9 — STOCKHOLDERS’ DEFICIT (cont.)

complete the Company’s initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event. No other adjustments will be required to be made including for issuing Class A common stock at below market price and/or exercise price. If the number of outstanding shares of the Company’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock. Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial business combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the Company’s sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the consummation of the Company’s initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Company’s initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or any that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is are the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the Company’s Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Class A common stock by the company if a proposed initial business combination

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 9 — STOCKHOLDERS’ DEFICIT (cont.)

is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or to correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. A change affecting the terms of the Private Placement Warrants will require the approval of holders of at least 50% of the Private Placement Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Company’s initial business combination (except, among other limited exceptions as described under “Principal Stockholders — Transfers of Founder Shares and Private Placement Warrants,” to the Company’s officers and directors and other persons or entities affiliated with the sponsor) and they will not be redeemable by the Company so long as they are held by the sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 9 — STOCKHOLDERS’ DEFICIT (cont.)

IPO. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Company’s Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with the Company following a business combination. If they remain affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. The Company expects to have policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, The Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, the Company’s Sponsor or an affiliate of the Company’s Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the Company’s initial business combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. In the event that the Company’s initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Company’s Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Neither the Private Placement Warrants nor Public Warrants contain any provisions that change depending upon the characteristics of the holder of the warrant. The warrant agreements contain a provision wherein warrant holders can receive an alternative issuance, including as a result of a tender offer that constitutes a change of control. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. The Company’s Public and Private Placement Warrants are accounted for as equity.

NOTE 10 — RECURRING FAIR VALUE MEASUREMENTS

At December 31, 2022, the assets held in the Trust Account were substantially held in U.S. government securities and in mutual funds that invest primarily in U.S. government securities and, at December 31, 2021, the assets held in the Trust Account were substantially held in mutual funds that invest primarily in U.S. government securities, and (in either such case) reported at fair value. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 10 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

The Company’s forward purchase agreement liability and subscription purchase agreement liability are based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value.

The fair value of the forward purchase agreement liability is classified within Level 3 of the fair value hierarchy and a $338,517 and $0 has been ascribed to such liability at December 31, 2022 and 2021, respectively. The fair value of the subscription purchase agreement liability is classified within Level 3 of the fair value hierarchy and a $1,325,615 and $0 has been ascribed to such liability at December 31, 2022 and 2021, respectively.

The following table presents fair value information as of December 31, 2022 and 2021 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	Level	December 31, 2022	December 31, 2021
Assets:
Investments and marketable securities held in trust	1	$306,523,972	$303,005,300
Liabilities:
Forward purchase agreement liability	3	$338,517	$—
Subscription purchase agreement liability	3	$1,325,615	$—

Forward Purchase Agreement Liability

In order to calculate the fair value of the forward purchase agreement liability, the Company utilized the following inputs:

	December 31, 2022	December 31, 2021
Probability of business combination	90%	100%
Underlying common stock price	$10.14	$9.87
Cash flow discount rate	3.99%	0.08%
Unit purchase price	$10.00	$10.00
Estimated maturity date	06/20/2023	6/14/2022
Probability of forward purchase agreement being utilized	0%	0%

The following table presents the changes in the fair value of the forward purchase agreement (“FPA”) liability:

FPA
Fair value as of January 1, 2022	$—
Change in fair value	338,517
Fair value as of December 31, 2022	$338,517

The changes in the fair value of the forward purchase agreement liability for the year ended December 31, 2022 and for the period from March 25, 2021 (inception) through December 31, 2021 are $338,517 and $0, respectively.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 10 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

Subscription Purchase Agreement Liability

In order to calculate the fair value of the subscription purchase agreement liability, the Company utilized the following inputs:

	December 14, 2022 (Initial measurement)	December 31, 2022
Probability of business combination	90%	90%
Underlying common stock price	$10.10	$10.14
Cash flow discount rate	4.68%	3.99%
Unit purchase price	$10.10	10.10
Estimated maturity date	06/20/2023	6/20/2023
Probability of subscription purchase agreement being utilized	0%	0%

The following table presents the changes in the fair value of the subscription purchase agreement (“SPA”) liability:

SPA
Fair value as of December 14, 2022 (initial measurement)	$1,224,602
Change in fair value	101,013
Fair value as of December 31, 2022	$1,325,615

The changes in the fair value of the subscription purchase agreement liability for the year ended December 31, 2022 and for the period from March 25, 2021 (inception) through December 31, 2021 are $101,013 and $0, respectively.

There were no transfers between levels during the year ended December 31, 2022 and for the period from March 25, 2021 (inception) through December 31, 2021.

NOTE 11 — INCOME TAXES

The components of income tax expense for the year ended December 31, 2022 and for the period from March 25, 2021 (inception) through December 31, 2021 are as follows:

	December 31,
	2022	2021
Federal:
Current income tax expense	$900,665	$1,600
Deferred income tax benefit	(217,432)	(118,032)
State and local:
Current income tax expense	—	—
Deferred income tax expense (benefit)	76,832	(76,832)
Valuation allowance	140,600	195,000
Income tax provision	$900,665	$1,600

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 11 — INCOME TAXES (cont.)

Deferred tax benefits noted below are fully reserved due to the uncertainty of future utilization. The Company’s net deferred tax assets at December 31, 2022 and 2021 are as follows:

	December 31,
	2022	2021
Startup/organization expenses	$336,457	$195,000
Net operating loss carryforward	(992)	—
Total deferred tax assets	335,465	195,000
Valuation allowance	(335,465)	(195,000)
Net deferred tax assets	$—	$—

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $140,465. For the period from March 25, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $195,000.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the year ended December 31, 2022 and for the period from March 25, 2021 (Inception) through December 31, 2021 is as follows:

	For the year ended December 31, 2022	For the period from March 25, 2021 (Inception) through December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	14.0%
True-up adjustment for state taxes	239.3%	0.0%
Business combination expenses	1,001.8%	0.0%
Fines and penalties	16.8%	0.0%
Change in fair value of forward purchase agreement liability	221.4%	0.0%
Change in fair value of subscription purchase agreement liability	867.1%	0.0%
Valuation allowance	437.9%	(35.0)%
Income tax provision	2,805.4%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax return for the year ended December 31, 2022 remains open to examination by the taxing authorities. The Company’s tax return for the period from March 25, 2021 (inception) through December 31, 2021 has been filed with taxing authorities on September 27, 2022.

M3-BRIGADE ACQUISITION III CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 12 — SUBSEQUENT EVENTS

On January 18, 2023, the Company’s board of directors, at the request of the Sponsor, approved an extension of the period of time the Company has to consummate its initial business combination until April 26, 2023. On January 27, 2023, in connection with such extension, the Sponsor or its affiliates or designees deposited an additional of $1,696,500 into the Company’s Trust Account, in part from the Company’s working capital, for the benefit of the Company’s public stockholders.

M3-BRIGADE ACQUISITION III CORP.
CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash	$246,955	$497,693
Prepaid expenses and other current assets	54,424	5,853
Prepaid insurance	279,963	399,947
Prepaid income taxes	—	44,735
Total current assets	581,342	948,228

Marketable securities held in Trust Account	309,883,192	306,523,972
Total Assets	$310,464,534	$307,472,200

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2,340,554	$2,254,640
Due to related parties	20,747	19,477
Income taxes payable	639,702	—
Total current liabilities	3,001,003	2,274,117

Forward purchase agreement liability	43,105	338,517
Subscription purchase agreement liability	2,242,913	1,325,615
Deferred underwriting fees	14,280,000	14,280,000
Total liabilities	19,567,021	18,218,249

Commitments and Contingencies
Class A common stock subject to possible redemption
Class A common stock subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 30,000,000 issued and outstanding as of March 31, 2023 and December 31, 2022	308,798,204	306,188,408

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized (excluding 30,000,000 shares subject to possible redemption) as of March 31, 2023 and December 31, 2022	—	—
Class B common stock. $0.0001 par value, 50,000,000 shares authorized; 7,500,000 issued and outstanding as of March 31, 2023 and December 31, 2022	750	750
Additional paid in capital	—	—
Accumulated deficit	(17,901,441)	(16,935,207)
Total Stockholders’ Deficit	(17,900,691)	(16,934,457)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$310,464,534	$307,472,200

The accompanying notes are an integral part of the unaudited condensed financial statements.

M3-BRIGADE ACQUISITION III CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022
Operating costs	$359,334	$352,421
Loss from operations	(359,334)	(352,421)

Other income (expense):
Change in fair value of forward purchase agreement liability	295,412	(380,040)
Change in fair value of subscription purchase agreement liability	(917,298)	—
Gain on marketable securities (net), dividends and interest on cash and marketable securities held in Trust Account	62,245	30,512
Unrealized gain on marketable securities held in Trust Account	3,246,974	—
Total other income (expense)	2,687,333	(349,528)

Income (loss) before provision for income taxes	2,327,999	(701,949)
Provision for income taxes	(684,437)	—
Net income (loss)	$1,643,562	$(701,949)

Weighted average shares outstanding, Class A common stock	30,000,000	30,000,000

Basic and diluted net income (loss) per share, Class A common stock	$0.06	$(0.02)

Weighted average shares outstanding, Class B common stock	7,500,000	7,500,000

Basic and diluted net income (loss) per share, Class B common stock	$(0.03)	$(0.02)

The accompanying notes are an integral part of the unaudited condensed financial statements.

M3-BRIGADE ACQUISITION III CORP.
CONDENSED STATEMENTS OF CHANGES IN CLASS A ORDINARY SHARES SUBJECT TO
POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class A common stock subject to possible redemption		Class B common stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	30,000,000	$306,188,408	7,500,000	$750	$—	$(16,935,207)	$(16,934,457)
Accretion of Class A common stock to redemption value	—	2,609,796	—	—	—	(2,609,796)	(2,609,796)
Net income	—	—	—	—	—	1,643,562	1,643,562
Balance – March 31, 2023	30,000,000	$308,798,204	7,500,000	$750	$—	$(17,901,441)	$(17,900,691)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class A common stock subject to possible redemption		Class B common stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	30,000,000	$303,000,000	7,500,000	$750	$—	$(12,878,238)	$(12,877,488)
Accretion of Class A common stock to redemption value	—	35,812	—	—	—	(35,812)	(35,812)
Net loss	—	—	—	—	—	(701,949)	(701,949)
Balance – March 31, 2022	30,000,000	$303,035,812	7,500,000	$750	$—	$(13,615,999)	$(13,615,249)

The accompanying notes are an integral part of the unaudited condensed financial statements.

M3-BRIGADE ACQUISITION III CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$1,643,562	$(701,949)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of forward purchase agreement liability	(295,412)	380,040
Change in fair value of subscription purchase agreement liability	917,298	—
Gain on marketable securities (net), dividends and interest on cash and marketable securities held in Trust Account	—	(30,512)
Unrealized gain on marketable securities held in Trust Account	(3,246,974)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(48,571)	(6,283)
Prepaid insurance	119,984	119,984
Prepaid income taxes	44,735	—
Income taxes payable	639,702	—
Accounts payable and accrued expenses	85,914	125,250
Net cash used in operating activities	(139,762)	(113,470)

Cash Flows from Investing Activities:
Proceeds from sale and redemption of marketable securities held in Trust Account	1,644,497	—
Purchase of marketable securities held in Trust Account	(1,756,743)	—
Net cash used in investing activities	(112,246)	—

Cash Flows from Financing Activities:
Proceeds from related party	1,270	—
Repayment of due to related parties	—	(192,374)
Net cash provided by (used in) financing activities	1,270	(192,374)

Net Change in Cash	(250,738)	(305,844)
Cash – Beginning of period	497,693	1,485,734
Cash – End of period	$246,955	$1,179,890

Supplemental disclosure of non-cash investing and financing activities:
Accretion of Class A common stock to redemption value	$2,609,796	$35,812

The accompanying notes are an integral part of the unaudited condensed financial statements.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

M3-Brigade Acquisition III Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on March 25, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from March 25, 2021 (inception) through March 31, 2023 relates to the Company’s formation and the initial public offering (“IPO”), which is described below, and its activities relating to the sourcing of an initial Business Combination. The Company believes it will not generate any operating revenue until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend and interest income from the proceeds derived from the IPO.

The Company’s sponsor is M3-Brigade Sponsor III LP, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on October 21, 2021 (the “Effective Date”). On October 26, 2021, the Company consummated the IPO of 30,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000. The underwriters had a 45-day option from the effectiveness date of the IPO (October 21, 2021) to purchase up to an additional 3,915,000 units to cover over-allotments, if any. The underwriters purchased 3,900,000 additional units pursuant to this right as part of the IPO, which units are included in the 30,000,000 total IPO units. On December 4, 2021, the underwriters’ remaining over-allotment option expired unexercised.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,786,667 and 1,740,000 Private Placement Warrants (the “Private Warrants”) to the Sponsor and Underwriter, respectively at a price of $1.50 per Private Warrant, generating total gross proceeds of $11,290,000.

Following the closing of the Initial Public Offering on October 26, 2021, an amount of $303,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in the Trust Account. This amount included $3,000,000 from the sale of the Private Placement Warrants in order to provide the investors a $10.10 redemption value per share or $303,000,000 total redemption value. The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by stock exchange rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants. The Public Shares subject to redemption are recorded as temporary equity upon the completion of the Initial Public Offering and subsequently accreted to redemption value in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity”.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares (a) in connection with the Company’s liquidation, (b) if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and (c) in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, “Redeemable Non-controlling Interest, Equity”, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the shares of Class A common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20, “Debt — Debt with Conversion and other Options”. Because of the redemption feature noted above, the shares of Class A common stock are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares (as defined in Note 4) if the Company fails to complete a Business Combination within the Combination Period (as defined below) and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company’s charter provides that it initially had until October 26, 2022, which was 12 months from the closing of the Initial Public Offering, to complete a Business Combination, but also provides the Company with the right to (a) extend such period of time by up to 3 months, up to four times (each, an “Optional Extension”) and (b) seek an extension of such time period to a later date pursuant to an amendment to the Company’s amended and restated certificate of incorporation (the period in which to complete an initial Business Combination, after giving effect to any extensions, being referred to as the “Combination Period”). In order to effect an Optional Extension, the Sponsor is required to give at least five days’ advance notice to the Company prior to the applicable deadline and then to deposit an additional $1,696,500 into the Company’s Trust Account for the benefit of the Company’s public stockholders, which amount was drawn from the accrued interest held in the Trust, and deposited into the Trust. The Company’s board of directors, at the request of the Sponsor, has approved three Optional Extensions, such that the period of time available to the Company to consummate an initial Business Combination currently expires on July 26, 2023, and the Company retains one additional Extension Option to extend such date to October 26, 2023. In connection with the exercise of each such Extension Option, the Company has deposited an additional $1,696,500

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

into the Trust Account for the benefit of the Company’s public stockholders, which amount was drawn from the accrued interest held in the Trust and deposited into the Trust. The Company’s charter allows distribution of accrued interest on the Trust Account to be withdrawn from the Company’s Trust Account for working capital purposes. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with the exercise of any Optional Extensions. The Sponsor is not obligated to extend the time for the Company to complete a Business Combination.

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes or working capital requirements (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the Underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Company has not independently verified whether the Company’s Sponsor has sufficient funds to satisfy its indemnity obligations and the Company’s Sponsor may not be able to satisfy those obligations. The Company has not asked the Company’s Sponsor to reserve for such eventuality. The Company believes the likelihood of the Company’s Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Recent Developments

Appointment of new members to Board of Directors

On November 1, 2022, the Company appointed two new members to its Board of Directors, each of whom is to be paid a fee of $125,000 for his services. Such fees have been paid in full in December 2022.

Business Combination Agreement

On December 14, 2022, the Company entered into a Business Combination Agreement, by and among the Company, Greenfire Resources Ltd. (“PubCo”), DE Greenfire Merger Sub Inc. (“Merger Sub”), 2476276 Alberta ULC, (“Canadian Merger Sub”), and Greenfire Resources Inc (“Greenfire”).

Conditions to the Closing

The consummation of the Transactions is subject to the satisfaction or waiver of certain customary closing conditions, among others (i) the approval of the Transactions and related matters by the equity holders of the Company and Greenfire, (ii) the absence of any laws or injunctions prohibiting the Transactions, (iii) the accuracy (subject to agreed materiality thresholds) of the parties’ representations and warranties contained in the Business Combination Agreement, (iv) the absence of any “Material Adverse Effect” on either the Company or Greenfire, (v) approval for listing of the PubCo Common Shares by the New York Stock Exchange, (vi) approval of the Plan of Arrangement by the Alberta Court of King’s Bench, and (vii) the parties’ compliance in all material respects with their respective covenants under the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing (a) by mutual written consent of the Company and Greenfire, (b) by either the Company or Greenfire, if the approval of the equity holders of the Company or Greenfire is not obtained, (c) by either the Company or Greenfire, if the other party has materially breached its covenants or representations under the Business Combination Agreement, (d) by either the Company or Greenfire, if the Closing has not occurred on or before September 14, 2023, subject to either party’s ability to extend such date by two three-month periods in the event that specified approvals have not been obtained, (e) by either the Company or Greenfire, if there is a final, non-appealable order of a governmental authority prohibiting the consummation of the Transactions, and (f) by the Company if Greenfire has not delivered certain specified financial statements by April 15, 2023. There have been no termination events to date of filing this Form 10-Q.

Subscription Purchase Agreements

On December 14, 2022, concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Purchase Agreements”) with certain investors (the “Transaction Financing Investors”), pursuant to which the Transaction Financing Investors have subscribed for an aggregate of (i) 4,950,496 the Company’s Class A Shares for an aggregate purchase price of approximately $50,000,000 (the “PIPE Investment”). The Transaction Financing will be consummated prior to or substantially concurrently with the Closing.

The PIPE Investment will be automatically reduced based on the amount remaining in the Trust Account after giving effect to any redemptions by the Company’s Class A common shareholders.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Greenfire Shareholder Support Agreement

On December 14, 2022, concurrently with the execution of the Business Combination Agreement, the Company, PubCo, Merger Sub, Canadian Merger Sub and Greenfire entered into a Shareholder Support Agreement with certain Greenfire shareholders (the “Greenfire Shareholder Support Agreement”), pursuant to which, among other things, such Greenfire shareholders have agreed to vote their Greenfire Shares to approve and adopt the Business Combination Agreement and the Transactions.

Sponsor Agreement

On December 14, 2022, concurrently with the execution of the Business Combination Agreement, the Sponsor, the Company, PubCo and Greenfire entered into a Sponsor Agreement (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of and support the Business Combination Agreement and the Transactions, (b) consummate the Sponsor Class B Share Forfeitures and the Sponsor Warrant Forfeiture in accordance with the Business Combination Agreement and (c) make a cash payment of $1,000,000 to Greenfire promptly following the Closing.

Investor Support Agreements

Concurrently with the execution of the Business Combination Agreement, the Company entered into Investor Support Agreements with certain holders of the Company’s outstanding public warrants, pursuant to which, among other things, such warrant holders agreed to vote all of the Company’s public warrants currently held by them in favor of any amendment to the terms of the Company’s public warrants solely to amend the terms of the public warrants together with any amendments required to give effect thereto such that all of the public warrants shall be exchanged for $0.50 per whole SPAC Warrant upon the closing of the Business Combination.

Risks and Uncertainties

In February 2022, the Russian Federation launched a military campaign against Ukraine. In response to these actions, the United States, the European Union and other governmental authorities have imposed a series of sanctions and penalties upon Russia and certain of its political and business leaders, and may impose additional sanctions and penalties, which restrict the ability of companies throughout the world to do business with Russia. In addition, a number of companies throughout the world who were not directly restricted by those sanctions have voluntarily elected to cease doing business with companies affiliated with Russia and it is anticipated that Russia will continue to retaliate with its own restrictions and sanctions. It is expected that these events will have an impact upon, among other things, financial markets for the foreseeable future. If the disruptions caused by these events continue for an extended period of time, our ability to search for a business combination or finance such business combination, and the business, operations and financial performance of any target business with which we ultimately consummate a business combination, may be materially adversely affected. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

At March 31, 2023, the Company had $246,955 of cash outside of the Trust Account and a working capital deficit of $2,419,661. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans either to complete a Business Combination or because it becomes

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations. As of December 31, 2022 and March 31, 2023, there were no amounts outstanding under any Working Capital Loans.

Additionally, related parties have paid certain offering and operating costs on behalf of the Company as needed. As of March 31, 2023 and December 31, 2022, the Company owed $20,747 and $19,477 respectively, to the related parties on account of unreimbursed expenses incurred in connection with the sourcing of its initial Business Combination.

The Company’s assessment of going concern considerations was made in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential Business Combination transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date these financial statements are issued.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2022, as filed with the SEC on March 31, 2023. The interim results for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions, including, but not limited to, not being required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company may elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2023 and December 31, 2022.

Marketable Securities Held in Trust Account

At March 31, 2023 and December 31, 2022, investment securities in the Company’s Trust Account consisted of U.S. government securities and mutual funds that invest primarily in U.S. government securities. Since all of the Company’s permitted investments consist of treasury securities, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets (see Fair Value Measurements and Note 9).

These securities are presented on the balance sheets at fair value at the end of each reporting period. Earnings on these securities are included in Gain on marketable securities (net), dividends and interest on cash and marketable securities held in Trust Account in the accompanying statements of operations and are automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets for identical assets.

During the three months ended March 31, 2023, the Company withdrew $1,646,500 of dividend and interest income from the Trust Account for payment of the extension fee.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage. At March 31, 2023 and December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity outside of the stockholders’ deficit section of the balance sheets.

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in accumulated deficit. While the Trust Account balance is reduced by the actual tax payments and withdrawal for payment of working capital expenses, it is acceptable for Class A common stock subject to possible redemption balance to be reduced by the eligible tax expenses recorded (paid or unpaid) under the assumption that the accrued amount will be paid eventually, so such amount does not belong to the public investors. For the period ended March 31, 2023, the Company recorded $2,609,796, in accretion related to Gain on marketable securities (net), dividends and interest on cash and marketable securities held in Trust Account and deposit made representing the payment for extension fee. Accretion attributable to the holders of the Class A common stock subject to possible redemption is reduced by $50,000 and $200,000 of franchise taxes payable for the three months ended March 31, 2023 and 2022, respectively, offset by $0 and $44,735 of prepaid income taxes for the three months ended March 31, 2023 and 2022, respectively.

Net Income (Loss) Per Common Stock

Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for each of the periods, excluding common shares forfeited. The Company has not considered the effect of the 10,000,000 and 7,526,667 shares of Class A common stock issuable upon exercise of the public and private warrants, respectively, in the calculation of diluted income (loss) per share, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations include a presentation of net income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. As of March 31, 2023 and December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic net income (loss) per share for the periods presented.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The net income (loss) per common share presented in the statements of operations is based upon the following:

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022
Net income (loss)	$1,643,562	$(701,949)
Accretion of temporary equity to redemption value	(2,609,796)	(35,812)
Net income (loss) including accretion of temporary equity to redemption value	$(966,234)	$(737,761)

The following table reflects the calculation of basic and diluted net income (loss) per common stock (in dollars, except per share amounts):

	For the Three Months Ended March 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(772,987)	$(193,247)	$(590,209)	$(147,552)
Allocation of accretion of temporary equity to redemption value	2,609,796	—	—	—
Allocation of net income (loss)	$1,836,809	$(193,247)	$(590,209)	$(147,552)
Denominator:
Weighted-average shares outstanding	30,000,000	7,500,000	30,000,000	7,500,000
Basic and diluted income (loss) per share	$0.06	$(0.03)	$(0.02)	$(0.02)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Company accounts for the Public Warrants (as defined below) and Private Placement Warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period while the warrants are outstanding.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company allocated the IPO proceeds from the Units between Class A common stock and warrants, using the relative fair value method.

Forward Purchase Agreement Liability

On October 21, 2021, the Company entered into a forward purchase agreement with M3-Brigade III FPA LP, an affiliate of the Sponsor, which provides for the purchase of up to $40,000,000 of shares of Class A common stock, for a purchase price of $10.00 per share (the “Forward Purchase Agreement”), in a private placement to occur in connection with the closing of a Business Combination. The obligations under the Forward Purchase Agreement do not depend on whether any shares of Class A common stock are redeemed by our public stockholders. The forward purchase shares will be identical to the shares of Class A common stock included in the units sold in the Initial Public Offering, except the forward purchase shares will be subject to transfer restrictions and certain registration rights, as described in the Forward Purchase Agreement.

On December 14, 2022, the Company entered into an FPA Termination Agreement, by and among the Company, M3-Brigade III FPA LP, HT Investments, LLC, Brigade Capital GP, LLC, and the Sponsor, pursuant to which, among other things, the parties agreed to terminate the forward purchase agreement, dated October 21, 2021, by and between the Company and M3-Brigade FPA LP. The termination of the forward purchase agreement is contingent upon the closing of the Business Combination.

The Company accounts for the Forward Purchase Agreement (“FPA Agreement”) as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. The ability of the Company to receive any of the proceeds of the FPA Agreement is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. Accordingly, $43,105 and $338,517 has been ascribed to such liability as of March 31, 2023 and December 31, 2022, respectively.

Subscription Purchase Agreement Liability

On December 14, 2022, the Company entered into Subscription Purchase Agreements. The Company accounts for the Subscription Purchase Agreements as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. The ability of the Company to receive any of the proceeds of the Subscription Purchase Agreements is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. Accordingly, $2,242,913 and $1,325,615 has been ascribed to such liability as of March 31, 2023 and December 31, 2022, respectively.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, with the exception of the forward purchase agreement, the subscription purchase agreement liability, and marketable securities held in Trust Account, approximates the carrying amounts as presented in the accompanying balance sheets, primarily due to their short-term nature.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes

ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2023 and December 31, 2022, the Company’s deferred tax liability had a full valuation allowance recorded against it, respectively.

ASC 740-270-25-2 requires that an annual effective tax rate be determined, and such annual effective rate applied to year-to-date income in interim periods under ASC 740-270-30-5. Our effective tax rate was 29.40% and 0% for the three months ended March 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2023 and 2022, due to changes in fair value in forward purchase agreement, subscription purchase agreement and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) to the Sponsor and the Underwriter of an aggregate of 5,786,667 and 1,740,000 Private Placement Warrants, respectively at a price of $1.50 per Private Placement Warrant, resulting in gross proceeds of $11,290,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On April 12, 2021, the Sponsor purchased 11,500,000 shares of Class B common stock (the “Founder Shares”) for $25,000. On September 7, 2021, the Company effected a reverse stock split of 0.625 of a share of Class B common stock for each outstanding share of Class B common stock, resulting in the Sponsor holding 7,187,500 founder shares. On October 21, 2021, the Company effected a stock dividend of .044 of a share of Class B common stock for each outstanding share of Class B common stock, resulting in the Sponsor holding 7,503,750 founder shares. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Initial Public Offering, except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. Each Founder Share is automatically convertible to a share of Class A common stock on a one-for-one basis at the time of the Company’s initial business combination. The Founder Shares included an aggregate of up to 978,750 Founder Shares subject to forfeiture to the extent that the Underwriter’s over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On October 25, 2021, the Sponsor forfeited 3,750 Founder Shares in connection with the Underwriter not fully exercising their option to purchase additional units, resulting in the Sponsor holding 7,500,000 Founder Shares. All share amounts and related information have been retroactively restated to reflect the reverse stock split, stock dividend and share forfeiture.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the shares of Class A common stock equal or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, consolidation capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor and Cantor Fitzgerald & Co. (“Cantor”) have purchased from the Company an aggregate of 7,526,667 private placement warrants at a price of $1.50 per warrant (for a gross purchase price of $11,290,000), in a private placement that occurred simultaneously with the completion of the Initial Public Offering (the “Private Placement Warrants”). Our sponsor purchased 5,786,667 Private Placement Warrants and Cantor purchased the remaining 1,740,000 Private Placement Warrants. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. No fractional shares will be issued upon exercise of the warrants. A portion of the purchase price the Private Placement Warrants was added to the proceeds from the Proposed Offering, such that a total of $303,000,000 was deposited in the Trust Account. The Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and the Private Placement Warrants are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants included in the Units sold in the Initial Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the Initial Public Offering and have no net cash settlement provisions. The Company has classified the warrants within a component of stockholder’s deficit. Under the terms of the warrant agreement governing the Private Placement Warrants, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Public Warrants issued to the Sponsor will expire worthless.

Due to Related Parties

An affiliate of the Sponsor paid $192,374 of expenses on behalf of the Company prior to the Initial Public Offering. Such advances were to be repaid by the Company out of funds held outside the Trust Account and were repaid on March 30, 2022. As of March 31, 2023 and December 31, 2022, there were $20,747 and $19,477 outstanding balance under due to affiliate, respectively.

Forward Purchase Agreement

On October 21, 2021, the Company entered into a forward purchase agreement with M3-Brigade III FPA LP, an affiliate of the Sponsor, which provides for the purchase of up to $40,000,000 of shares of Class A common stock, for a purchase price of $10.00 per share (the “Forward Purchase Agreement”), in a private placement to occur in connection with the closing of a Business Combination. The obligations under the Forward Purchase Agreement do not depend on whether any shares of Class A common stock are redeemed by our public stockholders.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

The forward purchase shares will be identical to the shares of Class A common stock included in the units sold in the Initial Public Offering, except the forward purchase shares will be subject to transfer restrictions and certain registration rights, as described in the Forward Purchase Agreement.

The Company accounts for the Forward Purchase Agreement in accordance with the guidance in ASC 815-40 and accounts for such agreements as derivative liability. The liability is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. As of March 31, 2023 and December 31, 2022, the liability on account of the Forward Purchase Agreement was $43,105 and $338,517, respectively.

On December 14, 2022, the Company entered into an FPA Termination Agreement, by and among the Company, M3-Brigade III FPA LP, HT Investments, LLC, Brigade Capital GP, LLC, and the Sponsor, pursuant to which, among other things, the parties agreed to terminate the forward purchase agreement, dated October 21, 2021, by and between the Company and M3-Brigade FPA LP. The termination of the Forward Purchase Agreement is contingent upon the closing of the Business Combination.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account and interest accrued on funds in the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account and any interest accrued on funds in the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account, other than such interest earnings, would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

NOTE 5 — ACCRUED EXPENSES

The Company’s accrued expenses as of March 31, 2023 were comprised as follows:

Professional fees and expenses	$1,868,999
Printing and engraving	6,561
Other expenses	464,994
Total	$2,340,554

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 5 — ACCRUED EXPENSES (cont.)

The Company’s accrued expenses as of December 31, 2022 were comprised as follows:

Professional fees and expenses	$1,853,293
Printing and engraving	9,708
Other expenses	391,639
Total	$2,254,640

Of such accrued expenses at March 31, 2023 and December 31, 2022, $150,517 are unpaid offering costs related to the Company’s IPO, respectively.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement (the “Registration Rights Agreement”) signed prior to the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Registration Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

Underwriting Agreement

The Company granted the Underwriter a 45-day option from the date of Initial Public Offering to purchase up to 3,915,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discount. As of October 26, 2021, the underwriters had partially exercised their over-allotment option, resulting in the purchase of an additional 3,900,000 Units.

The Underwriter was paid a cash underwriting discount of $0.20 per Unit (without giving effect to the Units issued upon the partial exercise by the underwriter of its over-allotment option; or $0.17 per Unit after giving effect to the incremental Units issued pursuant to such exercise). In addition, the Underwriter will be entitled to a deferred fee of $0.65 per Unit sold pursuant to the Initial Public Offering (after giving to the underwriter’s partial exercise of its overallotment option), or $14,280,000 in the aggregate. The deferred fee will become payable to the Underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Contingent Fee Arrangement

The Company entered into an agreement with a legal vendor to provide services in the event of a potential business combination. This agreement provides for payments of completion of due diligence and drafting of a definitive merger agreement, resulting in total payments of up to approximately $300,000 and is contingent and payable upon the completion of business combination. Additional fees will be payable to such legal vendor in the event that the initial business combination is satisfied, with the amount of such fees to be determined at that time based upon a variety of factors.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 7 — CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

Class A common stock subject to possible redemption is classified as a liability instrument and is measured at fair value. At March 31, 2023 and December 31, 2022, the Class A common stock subject to possible redemption reflected in the condensed balance sheets is reconciled in the following table:

Proceeds at issuance date (October 26, 2021)	$300,000,000
Less:
Proceeds allocated to public warrants	(8,176,627)
Class A common stock issuance cost	(20,091,938)
Plus:
Accretion of carrying value to redemption value	34,456,973
Balance at December 31, 2022	306,188,408
Plus:
Accretion of carrying value to redemption value	2,609,796
Balance at March 31, 2023	$308,798,204

NOTE 8 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue a total of 1,000,000 shares of preferred stock at par value of $0.0001 each. At March 31, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue a total of 500,000,000 shares of Class A common stock at par value of $0.0001 each. As of March 31, 2023 and December 31, 2022, 30,000,000 shares of Class A common stock issued and outstanding. All such shares are presented outside of permanent equity since the shares are subject to possible redemption by the holders of Class A common stock.

Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 7,500,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 8 — STOCKHOLDERS’ DEFICIT (cont.)

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating thereto until the warrants expire or, in the case of Public Warrants only, are redeemed. Notwithstanding the above, if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption for Public Warrants. Once the Public Warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Public Warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock has been at least $18.00 per share (subject to adjustment in compliance with the public warrant agreement) for any ten (10) trading days within a 20-trading day period ending on the third (3rd) trading day prior to the date on which the notice of redemption is given to the public warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period or the Company elected to require the exercise of the Public Warrants on a “cashless basis” as described below. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 8 — STOCKHOLDERS’ DEFICIT (cont.)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the agreement governing the Public Warrants. In determining whether to require all holders to exercise their Public Warrants on a “cashless basis”, the Company’s management will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Public Warrants. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) of the number of shares of Class A common stock over the exercise price of the Public Warrants by (y) the “fair market value.” Solely for purposes of this paragraph, the “fair market value” means the volume-weighted average last reported sale price of the shares of Class A common stock as reported for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. However, except as described below, the Public Warrants will not be adjusted for issuances of shares of Class A common stock at a price below their exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable and will be exercisable at the election of the holder on a “cashless basis.”

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split- up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 8 — STOCKHOLDERS’ DEFICIT (cont.)

value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends of which are dividends up to $0.50 per share per year, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of Class A common stock by the company if the proposed initial business combination is presented to the stockholders of the Company for approval, or (e) in connection with the redemption of the Company’s public shares upon the Company’s failure to complete the Company’s initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event. No other adjustments will be required to be made including for issuing Class A common stock at below market price and/or exercise price. If the number of outstanding shares of the Company’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock. Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial business combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the Company’s sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the consummation of the Company’s initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Company’s initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or any that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is are the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 8 — STOCKHOLDERS’ DEFICIT (cont.)

warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the Company’s Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or to correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. A change affecting the terms of the private placement warrants will require the approval of holders of at least 50% of the private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 8 — STOCKHOLDERS’ DEFICIT (cont.)

exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Company’s initial business combination (except, among other limited exceptions as described under “Principal Stockholders — Transfers of Founder Shares and Private Placement Warrants,” to the Company’s officers and directors and other persons or entities affiliated with the sponsor) and they will not be redeemable by the Company so long as they are held by the sponsor or its permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the IPO. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Company’s sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with the Company following a business combination. If they remain affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, The Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, the Company’s sponsor or an affiliate of the Company’s sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the Company’s initial business combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. In the event that the Company’s initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 8 — STOCKHOLDERS’ DEFICIT (cont.)

but no proceeds from the Company’s Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. There were no working capital loans outstanding as of March 31, 2023 and December 31, 2022.

Neither the Private Placement Warrants nor Public Warrants contain any provisions that change depending upon the characteristics of the holder of the warrant. The warrant agreements contain a provision wherein warrant holders can receive an alternative issuance, including as a result of a tender offer that constitutes a change of control. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. The Company’s Public and Private Placement Warrants are accounted for as equity.

NOTE 9 — RECURRING FAIR VALUE MEASUREMENTS

At March 31, 2023 and December 31, 2022, the assets held in the Trust Account were substantially held in U.S. government securities and in mutual funds that invest primarily in U.S. government securities and (in either such case) reported at fair value. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

The Company’s Forward Purchase Agreement liability and subscription purchase agreement liability are based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value.

The fair value of the Forward Purchase Agreement liability is classified within Level 3 of the fair value hierarchy and a $43,105 and $338,517 has been ascribed to such liability at March 31, 2023 and December 31, 2022, respectively. The fair value of the subscription purchase agreement liability is classified within Level 3 of the fair value hierarchy and a $2,242,913 and $1,325,615 has been ascribed to such liability at March 31, 2023 and December 31, 2022, respectively.

The following table presents fair value information as of March 31, 2023 and December 31, 2022 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	Level	March 31, 2023	December 31, 2022
Assets:
Investments and marketable securities held in trust	1	$309,883,192	$306,523,972
Liabilities:
Forward purchase agreement liability	3	$43,105	$338,517
Subscription purchase agreement liability	3	$2,242,913	$1,325,615

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 9 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

Forward Purchase Agreement Liability

In order to calculate the fair value of the forward purchase agreement liability, the Company utilized the following inputs:

	March 31, 2023	December 31, 2022
Probability of business combination	95%	90%
Underlying common stock price	$10.33	$10.14
Risk-free rate	4.94%	3.99%
Unit purchase price	$10.00	$10.00
Estimated maturity date	09/30/2023	06/20/2023

The following table presents the changes in the fair value of the forward purchase agreement (“FPA”) liability:

FPA
Fair value as of January 1, 2023	$338,517
Change in fair value	(295,412)
Fair value as of March 31, 2023	$43,105
FPA
Fair value as of January 1, 2022	$—
Change in fair value	380,040
Fair value as of March 31, 2022	$380,040

The changes in the fair value of the forward purchase agreement liability for the three months ended March 31, 2023 and 2022 are $295,412 and $380,040, respectively.

Subscription Purchase Agreement Liability

In order to calculate the fair value of the subscription purchase agreement liability, the Company utilized the following inputs:

	March 31, 2023	December 31, 2022
Probability of business combination	95%	90%
Underlying common stock price	$10.33	$10.14
Risk-free rate	4.94%	3.99%
Unit purchase price	$10.10	10.10
Estimated maturity date	9/30/2023	6/20/2023

The following table presents the changes in the fair value of the subscription purchase agreement (“SPA”) liability:

SPA
Fair value as of January 1, 2023	$1,325,615
Change in fair value	917,298
Fair value as of March 31, 2023	$2,242,913

M3-BRIGADE ACQUISITION III CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2023
(Unaudited)

NOTE 9 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

The changes in the fair value of the subscription purchase agreement liability for the three months ended March 31, 2023 and 2022 are $917,298 and $0, respectively.

There were no transfers between fair value levels during the periods ended March 31, 2023 and 2022.

NOTE 10 — SUBSEQUENT EVENTS

On April 13, 2023, the Company’s board of directors, at the request of the Sponsor, approved an extension of the period of time the Company has to consummate its initial business combination from April 26, 2023 to July 26, 2023. On April 18, 2023, in connection with such extension, the Sponsor and its affiliates or designees deposited an additional of $1,696,500 into the Company’s Trust Account, which amount was drawn from the accrued interest held in the Trust, and deposited into the Trust Account.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Greenfire Resources Inc.

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Greenfire Resources Ltd. (the “Company”) as at December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants
Calgary, Canada

April 21, 2023

We have served as the Company’s auditor since 2023.

Greenfire Resources Ltd.

FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2022

(Presented in Canadian Dollars)

Greenfire Resources Ltd.

Consolidated Statement of Financial Position

As at ($CAD)	December 31, 2022
Assets
Current assets
Cash	$1
Total assets	$1

Shareholder’s equity
Share capital	$1
Total shareholder’s equity and liabilities	$1
The accompanying notes are an integral part of the financial statements
/s/ David Phung	/s/ Robert Logan
David Phung, Director	Robert Logan, President and CEO

Greenfire Resources Ltd.
Notes to the Financial Statements
(In Canadian dollars)

1.      CORPORATE INFORMATION

Greenfire Resources Ltd. (the “Company”) was incorporated under the laws of Alberta on December 9, 2022. On December 14, 2022, the Company entered into the Business Combination Agreement between Greenfire Resources Inc. and M3-Brigade Acquisition III Corp (“MBSC”). The Company’s intended business activity is to engage in the exploration, development and operation of oil and gas properties, and focus primarily in the Athabasca oil sands region of Alberta. To date, the Company has not had operations and is expected to commence operations concurrent with the planned Business Combination. The Company’s registered address is 2400, 525 8 Ave SW, Calgary, Alberta T2P 1G1.

During 2022 the Company incorporated 2476276 Alberta ULC and DE Greenfire Merger Sub Inc. There were no other activities in the subsidiaries of the Company. As at December 31, 2022, the Company wholly-owns a direct interest in 2476276 Alberta ULC and DE Greenfire Merger Sub Inc. and consolidates these entities.

These financial statements were approved by the Board of Directors on April 19, 2023.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)      Statement of Compliance

The statement of financial position has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Separate Statements of Income and Comprehensive Income, Changes in Shareholder’s Equity and Cash Flows have not been presented as there have been no activities for the Company to date other than its formation.

b)      Functional Currency and Presentation Currency

These financial statements are presented on Canadian dollars, which is the Company’s functional currency.

c)      Basis of Consolidation

The financial statements include the accounts of the Company and its consolidated subsidiaries, which are the entities over which the Company has control. An investor controls an investee when it is exposed, or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

3.      SHAREHOLDER’S EQUITY

The Company issued one common share for $1.00 upon incorporation, the share is held by Greenfire Resources Inc being the Company’s ultimate parent and sole shareholder. As at December 31, 2022, one common share with no par value was issued and outstanding, and no preferred shares were outstanding. The authorized capital of the Company is an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series.

4.      SUBSCRIPTION AGREEMENTS

Concurrently with the Business Combination Agreement, the Company entered into subscription agreements whereby, contingent on certain events, it may issue up to US$50,000,000 of 9% convertible notes due in 2028. The convertible notes will have an initial conversion rate of 76.923077 common shares per US$1,000 principal amount of convertible notes for a conversion price of US$13.00 per common share. The commitment was entered into based on market terms.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Greenfire Resources Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Greenfire Resources Inc. and subsidiaries (the “Company”) as of December 31, 2022, 2021 and 2020, the related consolidated statements of comprehensive income (loss), shareholders’ equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, 2021 and 2020, and the results of its financial performance and its cash flows for each of the three years in the period ended December 31, 2022, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Calgary, Canada

March 29, 2023

We have served as the Company’s auditor since 2021.

Greenfire Resources Inc.

Consolidated Balance Sheets

As at December 31 ($CAD thousands)	note	2022	2021	2020
Assets
Current assets
Cash and cash equivalents	6	$35,363	$60,869	$—
Restricted cash	7	35,313	8,700	—
Accounts receivable	8	34,308	43,962	—
Inventories	9	14,568	15,917	—
Prepaid expenses and deposits		3,975	10,512	—
		123,527	139,960	—
Non-current assets
Property, plant and equipment	11	963,050	989,120	—
Deferred income tax asset	13	87,681	—	—
		1,050,731	989,120	—
		1,174,258	1,129,080	—
Liabilities
Current liabilities
Accounts payable and accrued liabilities	21	46,569	57,427	60
Current portion of long-term debt	16	63,250	110,359	—
Current portion of lease liabilities	12	98	—
Risk management contracts	15	27,004	30,718	—
		136,921	198,504	60
Non-current liabilities
Long-term debt	16	191,158	215,210	—
Lease liabilities	12	865	—
Risk management contracts	15	—	4,959	—
Decommissioning liabilities	14	7,543	5,517	—
		199,566	225,686	—
		336,487	424,190	60
Shareholders’ equity
Share capital	19	15	15	—
Contributed surplus	16	44,674	43,491	—
Retained earnings (deficit)		793,082	661,384	(60)
		837,771	704,890	(60)
		$1,174,258	$1,129,080	$—

Commitments and contingencies (note 18)

See accompanying notes to the consolidated financial statements

These Consolidated Financial Statements were approved by the Board of Directors.

/s/ Robert Logan	/s/ David Phung
Robert Logan, Director	David Phung, Director

Greenfire Resources Inc.

Consolidated Statements of Comprehensive Income (Loss)

($CAD thousands, except per share amounts)	note	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Revenues
Oil sales		$998,849	$270,674	$—
Royalties		(50,064)	(9,543)	—
Oil sales, net of royalties		948,785	261,131	—
Gain (loss) on risk management contracts	15	(121,478)	(39,291)	—
		827,307	221,840	—
Expenses
Diluent expense		368,015	94,623	—
Transportation and marketing	10	67,842	24,057	—
Operating expenses		160,826	59,710	—
General and administrative		11,019	3,285	60
Financing and interest	17	77,074	25,050	—
Depletion and depreciation	11	68,027	27,071	—
Exploration and other expenses		1,825	350	—
Acquisition transaction costs	5	2,769	10,318	—
Other income and expenses		(206)	8,373	—
Gain on acquisitions	5	—	(693,953)	—
Foreign exchange loss		26,099	1,512	—
Total expenses		783,290	(439,604)	60
Net income (loss) before taxes		44,017	661,444	(60)
Income tax recovery	13	87,681	—	—
Net income (loss) and comprehensive income (loss)		$131,698	$661,444	$(60)
Net income (loss) per share
Basic	19	$14.71	$84.79	$(0.01)
Diluted	19	$10.29	$75.11	$(0.01)

See accompanying notes to the consolidated financial statements

Greenfire Resources Inc.

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

($CAD Thousands, except per share amounts)	note	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Share capital
Balance, beginning of year		$15	$—	$—
Shares issued during year	19	—	15	—
Balance, end of year		15	15	—
Contributed surplus
Balance, beginning of year		43,491	—	—
Stock based compensation	19	1,183	—	—
Bondholder warrants	16	—	43,491	—
Balance, end of year		44,674	43,491	—
Retained earnings (deficit)
Balance, beginning of year		661,384	(60)	—
Net income (loss)		131,698	661,444	(60)
Balance, end of year		793,082	661,384	(60)
Total shareholders’ equity		$837,771	$704,890	$(60)

See accompanying notes to the consolidated financial statements

Greenfire Resources Inc.

Consolidated Statements of Cash Flows

($CAD Thousands, except per share amounts)	note	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Operating activities
Net income (loss)		$131,698	$661,444	$(60)
Items not affecting cash:
Deferred income taxes	13	(87,681)	—	—
Gain on acquisitions	5	—	(693,953)	—
Unrealized (gain) loss on risk management contracts	15	(8,673)	35,677	—
Foreign exchange loss		26,099	1,512
Depletion and depreciation	11	67,868	27,996	—
Stock based compensation	19	1,183	—	—
Other non-cash expenses		66	3,769	—
Accretion	14	743	298	—
Amortization of debt issuance costs		29,854	2,152	—
Change in non-cash working capital	23	3,570	(6,910)	60
Cash provided by operating activities		164,727	31,985	—
Financing activities
Common shares issued	19	—	15	—
Proceeds from issuance of long-term debt	16	—	381,050	—
Repayment of long-term debt	16	(123,612)	—	—
Fees for issuance of long-term debt	16	—	(15,459)	—
Lease payments	12	(26)	—	—
Cash provided (used) by financing activities		(123,638)	365,606	—
Investing activities
Property, plant and equipment expenditures	11	(39,592)	(4,594)	—
Cash and cash equivalents acquired in acquisitions	5	—	6,918	—
Acquisitions	5	—	(366,454)	—
Restricted cash	7	(26,613)	(8,140)	—
Change in non-cash working capital	23	2,459	35,742	—
Cash used in investing activities		(63,746)	(336,528)	—
Exchange rate impact on cash and cash equivalents held in foreign currency		(2,849)	(194)	—
Change in cash and cash equivalents		(25,506)	60,869	—
Cash and cash equivalents, beginning of year		60,869	—	—
Cash and cash equivalents, end of year		$35,363	$60,869	$—

See accompanying notes to the consolidated financial statements

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

1.      CORPORATE INFORMATION

Greenfire Resources Inc. (the “Company” or “Greenfire Resources Inc.”) is a corporation incorporated under the Alberta Business Corporations Act. The Company and its subsidiaries are engaged in the exploration, development and operation of oil and gas properties, and focuses primarily in the Athabasca oil sands region of Alberta. The Company’s corporate head office is located at 1900, 205 5th Avenue SW, Calgary, AB T2P 2V7. Its predecessor entity Greenfire Acquisition Corporation (“GAC”) was formed on November 2, 2020. On April 5, 2021, GAC acquired the Hangingstone Demo asset from Greenfire Hangingstone Operating Corporation (“GHOPCO”), which was an un-affiliated corporation. The Company was subsequently incorporated on June 18, 2021 with the same shareholders as GAC. At the time of the acquisition, the Hangingstone assets were not operational. On September 9, 2021, the Company incorporated Greenfire Resources Operating Corporation (“GROC”), which shortly thereafter amalgamated with GAC on September 16, 2021. On September 17, 2021 HE Acquisition Corporation (“HEAC”), which was incorporated on July 12, 2021 by the Company and is a 100% wholly owned subsidiary, acquired Japan Canada Oil Sands Limited (“JACOS”) by purchasing all outstanding shares. HEAC, JACOS and GROC subsequently amalgamated into GROC. GROC is a 100% wholly owned subsidiary of GRI. Assets acquired in both acquisitions are held in a newly formed partnership structure. Periods after September 17, 2021 represent the consolidated results of the Company, while the periods prior to September 17, 2021 represent the results of GAC. Prior to the acquisition of JACOS, the Company had limited operations, as such the Company has determined JACOS to be the predecessor company.

2.      BASIS OF PRESENTATION AND STATEMENT OF COMPLIANCE

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). In these consolidated financial statements, all dollars are expressed in Canadian dollars, which is the Company’s functional currency, unless otherwise indicated. These consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments which are measured at their estimated fair value. The consolidated financial statements were approved by the Board of Directors on March 29, 2023.

3.      SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

These consolidated financial statements consist of financial records of the Company and its wholly owned subsidiaries. The Company has one direct subsidiary, GROC which is 100% wholly owned by the Company, as well as several indirect subsidiaries, including Hangingstone Expansion Limited Partnership (“HELP”) and Hangingstone Demo Limited Partnership (“HDLP”), which were formed by GROC and their general partners Hangingstone Expansion General Partner (“HEGP”) and Hangingstone Demo General Partner (“HDGP”), respectively. The units of HELP and HDLP are allocated at 99.99% to GROC for both entities and 0.01% to HEGP and HDGP, respectively. HEGP and HDGP are wholly owned subsidiaries of GROC, along with Greenfire Resources Employment Corporation. Intercompany transactions and balances between the entities are eliminated upon consolidation.

Joint arrangements

The Company also undertakes certain business activities through joint arrangements. Interests in joint arrangements have been classified as joint operations. Joint control exists for contractual arrangements governing the Company’s assets whereby Greenfire has less than 100 per cent working interest, all of the partners have control of the arrangement collectively, and spending on the project requires unanimous consent of all parties that collectively control the arrangement and share the associated risks. A joint operation is established when the Company has rights to the assets and obligations for the liabilities of the arrangement. The Company only recognizes its proportionate share in assets, liabilities, revenues and expenses associated with its joint operations.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

Cash and cash equivalents include cash-on-hand, deposits held with banks, and other short-term highly liquid investments such as bankers’ acceptances, commercial paper, money market deposits or similar instruments, with a maturity of 90 days or less.

Foreign currency translation

Foreign currency transactions are translated into Canadian Dollars at exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the rate of exchange on the statement of financial position date. Any resulting exchange differences are included in the Consolidated Statement of Comprehensive Income (Loss). Nonmonetary assets and liabilities denominated in a foreign currency are measured at historical cost and are translated into the functional currency using the rates of exchange as at the dates of the initial transactions.

Operating segments

The Company has one reportable operating segment which is made up of its oil sands operations based on geographic location, nature of the products sold and integration of facilities and operations. The chief operating decision maker is the President and CEO, who reviews operating results at this level to assess financial performance and make resource allocation decisions. The Company determines its operating segments based on the differences in the nature of operations, products sold, economic characteristics and regulatory environments and management. As the Company only has operations in the Athabasca region, the Company has determined that the Company’s assets, liabilities and operating results for the development and production of bitumen from the oil sands located in the Athabasca region is the Company’s only operating segment.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another.

Financial assets and liabilities are initially recognized when originated or when the Company becomes a party to the contractual provisions of the instrument. A non-derivative financial asset or financial liability is initially measured at fair value plus, for an item not at fair value through profit or loss, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

On initial recognition, financial assets are classified to be measured at amortized cost, fair value through other comprehensive income (“FVOCI”), or fair value through profit or loss (“FVTPL”) based on the Company’s designation based primarily on the underlying cash flow characteristics. Classifications are not changed subsequent to initial recognition.

On initial recognition, financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, is a derivative or is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss as is any gain or loss on derecognition. A financial liability is derecognized when its contractual obligations are discharged or canceled or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company may, from time to time, enter into certain financial derivative contracts to manage exposure from fluctuating commodity prices, interest rates or foreign exchange rates between the Canadian and US dollar. Such risk management contracts are not used for trading or speculative purposes. The Company has not designated its risk management contracts as effective hedges and has not applied hedge accounting even though the Company considers all financial derivate contracts to be economic hedges, as such all risk management contracts have been recorded at fair value with changes in fair value being recorded through profit or loss.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants who are independent, knowledgeable and willing and able to transact would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. The Company is able to classify fair value balances based on the observability of these inputs. The authoritative guidance for fair value measurements establishes three levels of the fair value hierarchy, defined as follows:

•        Level 1:    Unadjusted, quoted prices for identical assets or liabilities in active markets;

•        Level 2:    Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly for substantially the full term of the asset or liability; and

•        Level 3:    Significant, unobservable inputs for use when little or no market data exists, requiring a significant degree of judgment.

The following table summarizes the method by which the Company measures its financial instruments on the consolidated balance sheets and the corresponding hierarchy rating for their derived fair value estimates:

Financial Instrument	Fair Value Hierarchy	Classification & Measurement
Cash and cash equivalents	Level 1	Amortized cost
Restricted cash	Level 1	Amortized cost
Accounts receivable	Level 2	Amortized cost
Risk management contracts	Level 2	Fair value through profit and loss
Accounts payable and accrued liabilities	Level 2	Amortized cost
Long-term debt	Level 2	Amortized cost

The carrying values of cash and cash equivalents, restricted cash, accounts receivable and accounts payable and accrued liabilities included on the consolidated balance sheets approximates the fair values of the respective assets and liabilities due to the short-term nature of those instruments.

The estimated fair value of long-term borrowings has been determined based on period-end trading prices of long-term borrowings on the secondary market (level 2).

Realized gains and losses from the settlement of financial instruments as well as unrealized gains and losses from the remeasurement of financial instruments to fair market value at each reporting period are recognized in net income (loss) as incurred. Transaction costs related to fair value through profit or loss financial instruments are immediately expensed. Financial instruments recognized at amortized cost are accreted through net income (loss) towards their settlement value over time. Transaction costs related to financial liabilities measured at amortized cost are initially capitalized against the liability and then amortized to net income (loss) over the life of the related host instrument.

Common shares are classified as shareholders’ equity. The Company may issue share purchase warrants as a part of debt and/or equity financings. These financial instruments are assessed at the date of issue, based on their underlying terms and conditions, as to whether they are an equity instrument or a derivative financial instrument and

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

if determined to be an equity instrument they are initially recognized in shareholder’s equity at fair value on date of issue. Classifications are not changed after initial recognition and only reassessed when there is a modification in the terms and conditions of the underlying share purchase warrant. Incremental costs directly attributable to the issuance of equity instruments as a deduction from equity, net of any tax effects.

Credit risk arises from the potential that the Company may incur a loss if a counterparty fails to meet its obligations in accordance with agreed terms. Financial assets are assessed at each reporting date to determine whether there is any evidence that credit losses are expected. Credit loss of financial assets is determined by assessing and measuring the expected credit losses of the instruments at each reporting period. The Company measures expected credit losses using a lifetime expected loss allowance model for all trade receivables and contract assets. The credit-loss model groups receivables based on similar credit risk characteristics and the number of days past due in order to estimate and recognize bad debt expenses. When measuring expected credit losses, the Company considers a variety of factors including: evidence of the debtor’s financial condition, history of collections, the term of the receivable and any recent and expected future changes in economic conditions. The Company has not experienced any write-offs of uncollectible receivables; as a result, the Company does not carry an allowance for doubtful accounts.

Revenue

Revenue is measured based on consideration to which the Company expects to be entitled in a contract with a customer. The Company recognizes revenue primarily from the sale of diluted and non-diluted bitumen. Revenue is recognized when its single performance obligation is satisfied. This occurs when the product is delivered, control of the product and title or risk of loss transfers to the customer at contractually specified transfer points. This transfer coincides with title passing to the customer and the customer taking physical possession of the commodity. The Company principally satisfies its single performance obligations at a point in time. Transaction prices are determined at inception of the contract and allocated to the performance obligations identified. Payment is generally received in the following month after the sale has occurred.

The Company sells its production pursuant to fixed and variable-priced contracts. The transaction price for variable-priced contracts is based on the commodity price, adjusted for quality, location, or other factors, whereby each component of the pricing formula can be either fixed or variable, depending on the contract terms. Revenue is recognized when a unit of production is delivered to the contract counterparty. The amount of revenue recognized is based on the agreed upon transaction. Royalty expenses are recognized as production occurs.

The Company has long-term marketing agreements with a single counterparty (“Sole Petroleum Marketer”), which has exclusive marketing rights over the Company’s production and diluent purchases at Hangingstone Expansion (“Expansion”), until October 2026 and at Hangingstone Demo (“Demo”), until April 2025. Fees paid to the Sole Petroleum Marketer as part of these agreements include, marketing, incentive and royalty fees. These fees are expensed as incurred as transportation and marketing expenses. In addition, the Sole Petroleum Marketer provides letters of credit in support of the Company’s long-term transportation commitments. As a result of these marketing agreements, the Company is exposed to concentration and credit risks, as all sales are to a single counterparty.

Interest income

Interest income on cash and cash equivalents and restricted cash, is recorded as earned. For outstanding investments that mature in future periods, income is accrued up to the end of the applicable reporting period based on the terms and conditions of the individual instruments.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts receivable

Accounts receivable are amounts due from customers from the rendering of services or sale of goods in the ordinary course of business. Accounts receivables are classified as current assets if payment is due within one year or less. Trade receivables are recognized initially at fair value and subsequently measured at amortized cost, less allowance for expected credit losses. The Company maintains an allowance for expected credit losses to provide for impairment of accounts receivable. As at December 31, 2022, there are no expected credit losses.

Inventories

Inventories consist of crude oil products and warehouse materials and supplies. The carrying value of inventory includes direct and indirect expenditures incurred in the normal course of business in bringing an item or product to its existing condition and location. The Company values inventories at the lower of cost and net realizable value on a weighted average cost basis. Net realizable value is the estimated selling price less applicable selling expenses. If the carrying value exceeds net realizable value, a write-down is recognized. A change in circumstances could result in a reversal of the write-down for the inventory that remains on hand in a subsequent period.

Property, plant and equipment (“PP&E”)

PP&E is measured at the cost to acquire, less accumulated depletion and depreciation, and net of any impairment losses. The Company begins capitalizing oil exploration costs after the right to explore has been obtained and includes land acquisition costs, geological and geophysical activities, drilling expenditures and costs incurred for the completion and testing of exploration wells. The Company capitalizes all subsequent investments attributable to the development of its oil assets if the expenditures are considered a betterment and provide a future benefit beyond one year. Costs of planned major inspections, overhaul and turnaround activities that maintain PP&E and benefit future years of operations are capitalized and depreciated on a straight-line basis over the period to the next turnaround. Recurring planned maintenance activities performed on shorter intervals are expensed. Replacements of equipment are capitalized when it is probable that future economic benefits will flow to the Company. The Company’s capitalized costs primarily consist of pad construction, drilling activities, completion activities, well equipment, processing facilities, gathering systems and pipelines. Borrowing costs attributable to long-term development projects are also capitalized.

Capitalized costs are classified as exploration and evaluation (“E&E”) assets if technical feasibility and commercial viability have not yet been established. Technical feasibility and commercial viability are generally deemed to exist when proved reserves are present and the Company has sanctioned the project for commercial development. Capitalized costs are classified as PP&E assets if they are attributable to the development of oil reserves after technical feasibility and commercial viability have been achieved. Once the technical feasibility and commercial viability of E&E assets have been established, the E&E assets are tested for impairment and reclassified to PP&E. The majority of the Company’s PP&E is depleted using the unit-of-production method relative to the Company’s estimated total recoverable proved plus probable (2P) reserves. The depletion base consists of the historical net book value of capitalized costs, plus the estimated future costs required to develop the Company’s estimated recoverable proved plus probable reserves. The depletion base excludes E&E and the cost of assets that are not yet available for use in the manner intended by Management. Corporate assets and other capitalized costs are depreciated over their estimated useful lives primarily using the declining-balance method.

There were no E&E costs as at December 31, 2022, 2021 and 2020.

Provisions and contingent liabilities

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the statement of financial position date, taking into account the risks and uncertainties

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. The Company’s provisions primarily consist of decommissioning liabilities associated with dismantling, decommissioning, and site disturbance remediation activities related to its oil assets.

At initial recognition, the Company recognizes a decommissioning asset and corresponding liability on the balance sheet. Decommissioning liabilities are measured at the present value of expected future cash outflows required to settle the obligations at the balance sheet date, using managements best estimate of expenditures required to settle the liability. Decommissioning liabilities are measured based on the estimated future inflation rate and then discounted to net present value using a credit adjusted risk-free discount rate. Any change in the present value, as a result of a change in discount rate or expected future costs, of the estimated obligation is reflected as an adjustment to the provision and the corresponding item of property, plant and equipment. The liability for decommissioning costs is increased each period through the unwinding of the discount, which is included in finance and interest costs in the consolidated statements of comprehensive income (loss). Decommissioning liabilities are remeasured at each reporting period primarily to account for any changes in estimates or discount rates. Actual expenditures incurred to settle the obligations reduce the liability.

Contingent liabilities reflect a possible obligation that may arise from past events and the existence of which can only be confirmed by the occurrence or non-occurrence of one or more uncertain future events, not wholly within the control of the Company. Contingent liabilities are not recognized on the balance sheet unless they can be measured reliably and the possibility of an outflow of economic benefits in respect of the contingent obligation is considered probable. Disclosure of contingent liabilities is provided when there is a less than probable, but more than remote, possibility of material loss to the Company.

Impairment of non-financial assets

For the purpose of estimating the asset’s recoverable amount, PP&E assets are grouped into Cash Generating Units (“CGU”). A CGU is the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. The Company’s PP&E assets are currently held in two CGUs. The assets acquired from GHOPCO and JACOS (see note 5) each represents a separate CGU at December 31, 2022 and December 31, 2021.

PP&E assets are reviewed at each reporting date to determine whether there is any indication of impairment. If indicators of impairment exist, the recoverable amount of the asset or CGU is estimated as the greater of value-in-use (“VIU”) and fair value less costs of disposal (“FVLCOD”). VIU is estimated as the discounted present value of the expected future cash flows from continuing use of the asset or CGU. FVLCOD is the amount that would be realized from the disposition of an asset or CGU in an arm’s length transaction between knowledgeable and willing parties. An impairment loss is recognized in earnings or loss if the carrying amount of the asset or CGU exceeds its estimated recoverable amount.

At each reporting period, PP&E, E&E and right-of-use (“ROU”) assets are tested for impairment reversal at the CGU level when facts and circumstances suggest that the recoverable amount of the CGU may exceed the carrying value. Impairment reversal is limited to the carrying amount which would have been recorded had no historical impairment been recorded.

Business combinations

Business combinations are accounted for using the acquisition method of accounting in which identifiable assets acquired and liabilities assumed in a business combination are recognized and measured at their fair value at the date of the acquisition. If the cost of the acquisition is less than the fair value of the net asset acquired, the difference is recognized in net income (loss). If the cost of the acquisition is greater than the fair value of the net assets acquired, the difference is recognized as goodwill.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. A lease obligation and corresponding ROU asset are recognized at the commencement of the lease. Lease liabilities are initially measured at the present value of the unavoidable lease payments and discounted using the Company’s incremental borrowing rate when an implicit rate in the lease is not readily available. Interest expense is recognized on the lease obligations using the effective interest rate method. The ROU assets are recognized at the amount of the lease liabilities, adjusted for lease incentives received and initial direct costs, on commencement of the leases. ROU assets are depreciated on a straight-line basis over the lease term. The Company is required to make judgments and assumptions on incremental borrowing rates and lease terms. The carrying balance of the leased assets and lease liabilities, and related interest and depreciation expense, may differ due to changes in market conditions and expected lease terms. Short-term and low value leases have not been included in the measurement of lease liabilities.

Income taxes

Income tax is comprised of current and deferred tax. Income tax expense (recovery) is recognized in the consolidated statement of income (loss) except to the extent that it relates to share capital, in which case it is recognized in equity. Current tax is the expected tax payable (receivable) on the taxable income (loss) for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination and does not affect profit, other than temporary differences that arise in shareholder’s equity. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset on the consolidated balance sheet if there is a legally enforceable right to offset and they relate to income taxes levied by the same tax authority. A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized. Deferred tax assets are reviewed at each reporting date and are not recognized until such time that it is more likely than not that the related tax benefit will be realized.

Stock-based compensation

The Company’s stock-based compensation plans for employees consist of performance warrants. The Company’s stock-based compensation plans are accounted for as equity-settled share-based compensation plans. The fair values of the equity settled awards are initially measured at the date of issuance using the Black-Scholes model using an estimated forfeiture rate, volatility, dividend yield, risk-free rate and expected life. The fair value is recorded as stock-based compensation over the vesting period with a corresponding amount reflected in contributed surplus. When stock options are exercised, the cash proceeds along with the amount previously recorded as contributed surplus are recorded as share capital.

Per share information

Basic per share information is calculated using the weighted average number of common shares outstanding during the year. Diluted per share information is calculated using the basic weighted average number of common shares outstanding during the year, adjusted for the number of shares that could have had a dilutive effect on net income during the year had in the-money and outstanding equity compensation units been exercised.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Government grants

Government grants are recognized when there is reasonable assurance that the Company will receive the grant and comply with the conditions attached to the grant. The Company recognizes the grants that compensate the Company for expenses and assets against the financial statement line item that it is intended to compensate.

Recent accounting pronouncements

During the year ended December 31, 2022, the Company applied the amended accounting standards, interpretations and annual improvements that are effective as of January 1, 2022. The application of the amendments did not have a material impact on the consolidated financial statements.

The Company has not adopted any of the published standards, interpretations or amendments to accounting standards, issued by the International Accounting Standards Board, that are effective for annual periods beginning on or after January 1, 2023. The pronouncements will be adopted on their respective effective dates; however, the Company is in the processing of assessing the impact on the consolidated financial statements

4.      SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES

The timely preparation of the consolidated financial statements requires that management make estimates and assumptions and use judgement regarding the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during that period. Such estimates primarily relate to unsettled transactions and events as of the date of the consolidated financial statements. The estimated fair value of financial assets and liabilities are subject to measurement uncertainty. In addition, climate change and the evolving worldwide demand for alternative sources of energy that are not sourced from fossil fuels could result in a change in assumptions used in determining the recoverable amount and could affect the carrying value of the related assets. As these issues become more of a regulatory focus by governments, future financial performance may be impacted. This also presents uncertainty and risk with respect to the Company, its performance and estimates and assumptions. The timing in which global energy markets transition from carbon-based sources to alternative energy or when new regulatory practices may be implemented is highly uncertain.

The ongoing conflict between Russia and Ukraine, which began in February 2022, has resulted in significant commodity price volatility and as a result has increased the level of uncertainty in the Company’s future cash flow. The Company’s realized and unrealized losses from its commodity price risk management contracts is likely to be volatile in the current market environment and there is greater emphasis on ensuring operations is uninterrupted and production volumes are delivered to meet these obligations. Additionally, the higher degree of commodity price volatility may increase systemic risk to the global commodities trading and banking businesses, which in turn may increase the Company’s counterparty risk. The Company has not experienced impairment of its receivables and currently has no information that indicates there is elevated risk of impairment in the future.

Accordingly, actual results may differ materially from estimated amounts as future confirming events occur. Significant judgements, estimates and assumptions made by management in the preparation of these consolidated financial statements are outlined below.

Inventories

The Company evaluates the carrying value of its inventory at the lower of cost and net realizable value. The net realizable value is estimated based on current market prices that the Company would expect to receive from the sale of its inventory.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

4.      SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES (cont.)

Decommissioning liabilities

The provision for decommissioning liabilities is based upon numerous assumptions including settlement amounts, inflation factors, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. Actual costs and cash outflows could differ from the estimates as a result of changes in any of the above noted assumptions.

Risk management contracts

The Company utilizes commodity risk management contracts to manage commodity price risk on oil sales and operating expenses. The Company may also utilize foreign exchange risk management contracts to reduce its exposure to foreign exchange risk associated with its interest payments on its US dollar denominated term debt. The calculated fair value of the risk management contracts relies on external observable market data including quoted forward commodity prices and foreign exchange rates. The resulting fair value estimates may not be indicative of the amounts realized at settlement and as such are subject to measurement uncertainty.

Deferred income taxes

The provision for income taxes is based on judgments in applying income tax law and estimates on the timing and likelihood of reversal of temporary differences between the accounting and tax bases of assets and liabilities. The provision for income taxes is based on the Company’s interpretation of the tax legislation and regulations which are also subject to change. The Company recognizes a tax provision when a payment to tax authorities is considered more likely than not. Income tax assets are only recognized when it is probable that they will be realized. Income tax filings are subject to audits and reassessments and changes in facts, circumstances and interpretations of the standards which may result in a material increase or decrease in the Company’s provision for income taxes.

Long-term debt

The measurement of the current portion of long-term debt includes assumptions of expected excess cashflows that are based on management’s estimates.

Bitumen reserves

The estimation of reserves involves the exercise of judgment. Forecasts are based on engineering data, estimated future prices, expected future rates of production and the cost and timing of future capital expenditures, all of which are subject to many uncertainties and interpretations. The Company expects that over time its reserves estimates will be revised either upward or downward based on updated information such as the results of future drilling and production. Reserves estimates can have a significant impact on net earnings, as they are a key component in the calculation of depletion and for determining potential asset impairment.

Impairments

CGUs are defined as the lowest grouping of assets that generate identifiable cash inflows that are largely independent of the cash inflows of other assets or groups of assets. The classification of assets into CGUs requires significant judgment and interpretations with respect to the integration between assets, the existence of active markets, external users, shared infrastructures, and the way in which management monitors the Company’s operations. The recoverable amounts of CGUs and individual assets have been determined as the higher of the CGUs or the asset’s fair value less costs of disposal and its value in use. These calculations require the use of estimates and significant assumptions and are subject to changes as new information becomes available including information on future commodity prices, expected production volumes, quantity of proved and probable reserves and discount rates as well as future development and operating expenses. Changes in assumptions used in determining the recoverable amount could affect the carrying value of the related assets and CGUs.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

4.      SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES (cont.)

Property, plant and equipment

Producing assets within PP&E are depleted using the unit-of-production method based on estimated total recoverable proved plus probable reserves and future costs required to develop those reserves. There are several inherent uncertainties associated with estimating reserves. By their nature, these estimates of reserves, including the estimates of future prices and costs, and related future cash flows are subject to measurement uncertainty, and the impact on the consolidated financial statements of future periods could be material.

Share purchase warrants

The Company may, from time to time, issue share purchase warrants (“warrants”) as a part of debt and or equity financings. These warrants may be initially classified as shareholders’ equity or a derivative financial liability based on the terms and conditions of the underlying agreement. The determination of fair value of the share purchase warrants are primarily derived from the fair value of the underlying common shares. The determination of which methodology is most appropriate to determine the fair value of these warrants involves judgement.

The estimation of fair value could be determined using the binomial model, the Black Scholes model, the residual method or a relative fair value method depending on the terms of the warrant. The inputs to any of these models require estimates related to share price, share price volatility, interest rates, cash flow multiples, dividend yields, and expected life, all subject to judgment and estimation uncertainty due to both internal and external market factors. Changes in assumptions can impact the fair value estimated for such warrants.

5.      ACQUISITIONS

The following table summarized the Company’s acquisitions for the period ended December 31, 2021:

Acquisition	Acquisition date	Cash consideration ($ thousands)
GHOPCO	April 5, 2021	$19,721
JACOS	September 17, 2021	346,733
December 31, 2021		$366,454

The Company acquired all the assets of GHOPCO on April 5, 2021 for total cash consideration of $19.7 million. The assets acquired from GHOPCO include oil sands property located in the Hangingstone area of the Athabasca region. The acquisition has been accounted for as a business combination using the acquisition method of accounting. The assets and liabilities assumed are recorded at the estimated fair value on the acquisition date of April 5, 2021.

The Company acquired all the issued and outstanding common shares of JACOS on September 17, 2021 for total cash consideration of $346.7 million. The assets acquired from JACOS include various oil sands properties located in the Hangingstone area of the Athabasca region, which contain various working interest participants. One of the properties acquired, which is a developed and producing oil sands property and generates all of the acquired revenues, includes a 75% interest in a joint operation. The acquisition has been accounted for as a business combination using the acquisition method of accounting. The assets and liabilities assumed are recorded at the estimated fair value on the acquisition date of September 17, 2021.

Both acquisitions were undertaken to increase the Company’s production and reserve base in the Athabasca region, which is its core focus area.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

5.      ACQUISITIONS (cont.)

The net assets acquired is based on the estimated fair value of the underlying assets and liabilities acquired as follows:

($ thousands)	GHOPCO Amount	JACOS Amount	Total
Net assets acquired:
PP&E	$159,000	$851,389	$1,010,389
Deferred tax asset	—	32,435	32,435
Cash and cash equivalents	2,507	4,412	6,919
Accounts receivable	188	56,671	56,859
Inventories	—	8,992	8,992
Other current assets	1,111	7,846	8,957
Accounts payable and accrued liabilities	(1,847)	(27,221)	(29,068)
Other current liabilities	—	(684)	(684)
Decommissioning liabilities	(217)	(1,740)	(1,957)
Deferred tax liability	(32,435)	—	(32,435)
Net assets acquired	128,307	932,100	1,060,407
Less: Gain on acquisitions	108,586	585,367	693,953
Total cash purchase consideration	$19,721	$346,733	$366,454

There was $10.3 million of acquisition transaction costs incurred by the Company and expensed through earnings in the year ended December 31, 2021.

A gain of $108.6 million was recognized on the acquisition of GHOPCO and a gain of $585.4 million was recognized on the acquisition of JACOS. These gains were driven by an increase in oil prices between the offer and closing dates, and optimized views on production and proved and probable reserves. In addition, the market was distressed from low oil prices due to volatility associated with the COVID-19 pandemic at the time of the acquisition.

The estimated proved and probable oil reserves and related cash flows were discounted at a rate based on what a market participant would have paid, which was based on market metrics on recent market transactions at the date of acquisition.

For the year ended December 31, 2021, Oil sales revenue of $212.2 million and net income of $631.3 million (inclusive of gain on acquisition of $585.4 million) are included in the statements of comprehensive income (loss) related to the JACOS acquisition. Oil sales revenue of $58.4 million and net income of $95.2 million (inclusive of gain on acquisition of $108.6 million) are included in the statements of comprehensive income (loss) related to the GHOPCO acquisition.

If the acquisitions had occurred on January 1, 2021, the incremental oil sales revenue and net income recognized for the year ended December 31, 2021 and the proforma results would have been as follows:

	As stated,	GHOPCO	JACOS	Pro Forma
Oil sales	$270,674	$—	$382,635	$653,309
Net income	$661,444	$—	$31,587	$693,031

Revenues and income related to the GHOPCO acquisition could not be reliably estimated as if the acquisition had occurred on January 1, 2021. The assets acquired in the GHOPCO acquisition were not operational at the time of acquisition.

6.      CASH AND CASH EQUIVALENTS

As at December 31, 2022, the Company held cash and cash equivalents of $35.4 million (December 31, 2021 — $60.9 million, December 31, 2020 — $nil). The credit risk associated with the Company’s cash and cash equivalents was considered low as the Company’s balances were held with large Canadian or provincial chartered banks.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

7.      RESTRICTED CASH AND CREDIT FACILITY

As at December 31, 2021, the Company had a $51.5 million credit facility with its Sole Petroleum Marketer (“Credit Facility”) that was used to issue $51.5 million in letters of credit related to the Company’s long-term pipeline transportation agreements. Under the terms of the Credit Facility, over a period of 24 months and beginning in October 2021, the Company is required to contribute cash to a cash-collateral account (“Reserve Account”) until the balance of the Reserve Account is equal to 105% of the aggregate face value of the Credit Facility. At December 31, 2021 the Company had $8.7 million in restricted cash, which consisted of $8.0 million contributed restricted cash in the Reserve Account and $0.7 million of restricted cash that collateralizes the Company’s credit cards and other transportation commitments.

During the year ended December 31, 2022, the Company obtained a $15.0 million cash-collateralized, demand revolving credit facility (“Demand Facility”), to be exclusively used for issuing letters of credit, and bears interest at 1.5%. During the year ended December 31, 2022, the Company transferred $4.7 million in letters of credit and restricted cash collateral from the Credit Facility and the Reserve Account to the Demand Facility. There was no net change in restricted cash nor a change in unrestricted cash as a result of this transfer. At December 31, 2022, the Credit Facility had $46.8 million letter of credit outstanding, with restricted cash-collateral of $27.3 million, and the Demand Facility had $8.0 million in issued letters of credit and $8 million of restricted cash collateral, which consisted of $4.7 million transferred from the Credit Facility, and $3.3 million related to the Company’s credit cards and other transportation commitments.

8.      ACCOUNTS RECEIVABLE

As at December 31 ($ thousands)	2022	2021	2020
Trade receivables	$22,428	$35,020	$—
Joint interest receivables	11,880	8,942	—
Accounts receivable	$34,308	$43,962	$—

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s accounts receivable. The Company is primarily exposed to credit risk from receivables associated with its oil sales. The Company manages its credit risk exposure by transacting with high-quality credit worthy counterparties and monitoring credit worthiness and/or credit ratings on an ongoing basis. Trade receivables from oil sales are generally collected on 25th day of the month following production. Joint interest receivables are typically collected within one to three months of the invoice being issued. The Company has not previously experienced any material credit losses on the collection of accounts receivable. Of the Company’s revenue for the year ended December 31, 2022, approximately 98% was received from a single company (December 31, 2021 — 85% was received from two companies at 70% and 14% each and December 31, 2020 — $nil).

At December 31, 2022, and December 31, 2021 the Company was exposed to concentration risk associated with its outstanding trade receivables and joint interest receivables balances. Of the Company’s trade receivables at December 31, 2022, 100% was receivable from two companies at approximately 64% and 36% each (December 31, 2021 — 100% was receivable from single company and December 31, 2020 — $nil). At December 31, 2022, 100% of the Company’s joint interest receivables were held by a single company (December 31, 2021 — 100% by a single company). Maximum exposure to credit risk is represented by the carrying amount of accounts receivable on the balance sheet. There are no material financial assets that the Company considers past due and no accounts have been written off.

9.      INVENTORIES

As at December 31 ($ thousands)	2022	2021	2020
Oil inventories	$7,560	$9,375	$—
Warehouse materials and supplies	7,008	6,542	—
Inventories	$14,568	$15,917	$—

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

9.      INVENTORIES (cont.)

During the year ended December 31, 2022, approximately $559.8 million (December 31, 2021 — $149.8 million, December 31, 2020 — $nil) of inventory was recorded in operating expenses, diluent expense, transportation expense and depletion and depreciation in the consolidated statements of comprehensive income (loss). As at December 31, 2022, 2021 and 2020, the Company had no inventory write downs.

10.    TRANSPORTATION AND MARKETING

($ thousands)	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Marketing expense	$12,441	$2,884	$—
Oil transportation expense	55,401	21,173	—
Transportation and Marketing	$67,842	$24,057	$—

11.    PROPERTY, PLANT AND EQUIPMENT (“PP&E”)

($ thousands)	Developed and producing	Right-of-use	Corporate assets	Total
Cost
Balance as at December 31, 2020	$—	$—	$—	$—
Acquisitions	1,010,014	—	375	1,010,389
Expenditures on PP&E	4,507	—	87	4,594
Revaluations of decommissioning liabilities	2,133	—	—	2,133
Balance as at December 31, 2021	1,016,654	—	462	1,017,116
Expenditures on PP&E	39,425	—	167	39,592
Right-of-use asset additions	—	969	—	969
Revaluation of decommissioning liabilities	1,237	—	—	1,237
Balance as at December 31, 2022	1,057,316	969	629	1,058,914
Accumulated DD&A
Balance as at December 31, 2020	—	—	—	—
Depletion and depreciation(1)	27,949	—	47	27,996
Balance as at December 31, 2021	27,949	—	47	27,996
Depletion and depreciation(1)	67,623	60	185	67,868
Balance as at December 31, 2022	95,572	60	232	95,864
Net book Value
Balance at December 31, 2020	—	—	—	—
Balance at December 31, 2021	988,705	—	415	989,120
Balance at December 31, 2022	$961,744	$909	$397	$963,050

____________

(1)      As at December 31, 2022 ($766) of DD&A was capitalized to inventory (December 31, 2021 — $925).

No indicators of impairment were identified at December 31, 2022, 2021 or 2020, and as such no impairment test was performed.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

12.    LEASE LIABILITIES

The Company has recognized the following leases:

($ thousands)	2022	2021	2020
Balance, beginning of year	$—	$—	$—
Additions	970	—	—
Interest expense	19	—	—
Payments	(26)	—	—
Balance, end of year	$963	$—	$—
Current portion	$98	$—	$—
Non-current portion	$865	$—	$—

The Company’s minimum lease payments are as follows:

As at December 31 ($ thousands)	2022
Within 1 year	$98
Within 2 to 5 years	581
Later than 5 year	492
Minimum lease payments	1,171
Amounts representing finance charges	(208)
Present value of net minimum lease payments	$963

During the year ended December 31, 2022, the Company entered a 7-year term finance lease for new office space, which has been recognized as a right-of-use asset and lease liability at inception in the consolidated balance sheets. The liability was measured at the present value of the remaining lease payments discounted at the Company’s estimated incremental borrowing rate.

13.    INCOME TAXES

At December 31, 2022, the Company recognized a deferred tax asset of $87.7 million (December 31, 2021 — $nil) in the year ended December 31, 2022. As a result of improved commodity prices, the deferred tax asset has been recognized to the extent that it is probable that future taxable income will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Income tax expense is summarized as follows:

($ thousands)	Year ended December 31, 2022	Year ended December 31, 2021(1)	Period from incorporation on November 2, 2020 to December 31, 2020
Income (loss) before taxes	$44,017	$661,444	$60
Expected statutory income tax rate	23.00%	23.00%	24.00%
Expected income tax expense (recovery)	10,124	152,132	(14)
Gain on business combination	—	(159,609)	—
Permanent differences	7,327	15,401	—
Change in unrecognized deferred tax asset	(105,132)	(7,924)	14
Deferred income tax expense (recovery)	$(87,681)	$—	$—

____________

(1)      Certain accounts from the year ended December 31, 2021 were consolidated into permanent differences for presentation purposes.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

13.    INCOME TAXES (cont.)

($ thousands)	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Deferred tax asset (liability) related to:
Oil producing assets related to property, plant & equipment	$(145,838)	$(157,900)	$—
Resource related pools	11,478	9,815	—
Corporate non-capital losses carried forward	291,078	329,650	—
Corporate capital tax losses carried forward	3,211	270	—
Unrealized loss (gain) on financial derivatives	6,211	8,206	—
Share issuance costs	683	—	—
Senior secured debenture	1,792	(3,052)	—
Deferred tax asset not recognized	(80,934)	(186,989)	—
Deferred tax asset (liability)	$87,681	$—	$—

The Company has approximately $1.8 billion in tax pools and loss carry forwards in the year ended December 31, 2022 (December 31, 2021 — $1.9 billion) including approximately $1.4 billion in non-capital losses available for immediate deduction against future income. The Company’s non-capital losses have an expiry profile between 2033 and 2042.

As at December 31, 2022 the Company had the following tax pools, which may be used to reduce taxable income in future years, limited to the applicable rates of utilization:

($ thousands)	Rate of Utilization (%)	Amount
Undepreciated capital cost	7 – 100	$320,552
Canadian oil and gas property expenditures	10	12,629
Canadian development expenditures	30	35,819
Canadian exploration expenditures	100	322
Federal income tax losses carried forward(1)	100	1,402,059
Other	Various	19,639
		$1,791,020

____________

(1)      Federal income tax losses carried forward expire in the following years 2033 — $28.8 million; 2034 — $58.7 million; 2035 — $30.0 million; 2037 — $36.2 million; 2038 — $8.3 million; 2039 — $1,238.0 million; 2042 — $2.1 million.

(2)      Provincial income tax losses carry forward is $1.0 billion which is lower than the federal income tax losses carried forward due to differences in historical claims at the provincial level.

The Company has $2.8 million (December 31, 2021 — $nil) of capital losses carried forward that can only be claimed against taxable capital gains.

14.    DECOMMISSIONING LIABILITIES

The Company’s decommissioning liabilities result from net ownership interests in oil assets including well sites, gathering systems and processing facilities. The Company estimates the total undiscounted amount of cash flows required to settle its decommissioning liabilities to be approximately $206.5 million (December 31, 2021 — $191.6 million, December 31, 2020 — N/A). A credit-adjusted discount rate of 12% (December 31, 2021 — 12%, December 31, 2020 — N/A) and an inflation rate of 2.0% (December 31, 2021 — 1.77%, December 31, 2020 — N/A) were used to calculate the decommissioning liabilities. A 1.0% change in the

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

14.    DECOMMISSIONING LIABILITIES (cont.)

credit-adjusted discount rate would impact the discounted value of the decommissioning liabilities by approximately $1.1 million with a corresponding adjustment to PP&E or net income (loss). The decommissioning liabilities are estimated to be settled in periods up to year 2071.

A reconciliation of the decommissioning liabilities is provided below:

As at December 31 ($ thousands)	2022	2021	2020
Balance, beginning of year	$5,517	$—	$—
Initial recognition	—	1,957	—
Revaluation	1,283	3,262	—
Accretion expense	743	298	—
Balance, end of year	$7,543	$5,517	$—

15.    RISK MANAGEMENT CONTRACTS

The Company is exposed to commodity price risk on its oil sales due to fluctuations in market prices. The Company continues to execute a consistent risk management program that is primarily designed to reduce the volatility of revenue and cash flow, generate sufficient cash flows to service debt obligations, and fund the Company’s operations. The Company’s risk management liabilities consist of WTI and light-heavy crude differential swaps and options. The Company may utilize financial and/or physical delivery contracts to fix commodity prices on a portion of its future production. The Company does not use financial derivatives for speculative purposes.

During the year ended December 31, 2022, the Company’s obligations under its Notes (see note 16) were updated to include a requirement to implement a 12-month (previously 18-month) forward commodity price risk management program encompassing not less than 50% (previously 75%) of the hydrocarbon output under the proved developed producing reserves forecast in the most recent reserves report, as determined by a qualified and independent reserves evaluator. This requirement is assessed at the end of every fiscal quarter for the duration of time that the Notes remain outstanding.

The Company’s commodity price risk management program does not involve margin accounts that require posting of margin with increased volatility in underlying commodity prices. Financial risk management contracts are measured at fair value, with gains and losses on re-measurement included in the consolidated statements of comprehensive income (loss) in the period in which they arise.

Financial contracts

The Company’s financial risk management contracts are subject to master netting agreements that create the legal right to settle the instruments on a net basis. The following table summarizes the gross asset and liability positions of the Company’s individual risk management contracts that are offset in the consolidated balance sheets:

(CAD$ thousands)	2022		2021		2020
	Asset	Liability	Asset	Liability	Asset	Liability
Gross amount	$21,375	$(48,379)	$—	$35,677	$—	$—
Amount offset	(21,375)	21,375	—	—	—	—
Risk Management contracts	$—	$27,004	$—	$35,677	$—	$—

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

15.    RISK MANAGEMENT CONTRACTS (cont.)

The following table summarizes the financial commodity risk management gains and losses:

($ thousands)	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Realized gain (loss) on risk management contracts	$(122,408)	$(3,614)	—
Unrealized gain (loss) on risk management contracts	930	(35,677)	—
Gain (loss) on risk management contracts	$(121,478)	$(39,291)	—

As at December 31, 2022, the following financial commodity risk management contracts were in place:

Term	WTI-Fixed Price Swap		WTI-Put Options			WTI-Costless Collar
	Volume (bbls)	Swap Price (US$/bbl)(1)	Volume (bbls)	Strike Price (US$/bbl)	Option Premium ($US/bbl)	Volume (bbls)	Put Strike Price (US$/bbl)	Call Strike Price (US$/bbl)
Q1 2023	833,827	64.07	416,912	50.00	2.93	—	—	—
Q2 2023	277,942	63.10	138,971	50.00	2.93	847,717	50.00	71.15
Q3 2023	—	—	1,278,551	50.00	4.73	—	—	—
Q4 2023	—	—	371,169	50.00	5.90	742,337	50.00	108.25

____________

(1)      Presented as weighted average prices

Term	WCS Differential-Fixed Price Swaps
	Volume (bbls)	Swap Price (US$/bbl)
Q1 2023	1,250,739	(15.75)
Q2 2023	416,913	(15.75)

The following table illustrates the potential impact of changes in commodity prices on the Company’s net income, before tax, based on the financial risk management contracts in place at December 31, 2022:

As at December 31, 2022 ($ thousands)	Change in WTI		Change in WCS differential
	Increase of $5.00/bbl	Decrease of $5.00/bbl	Increase of $1.00/bbl	Decrease of $1.00/bbl
Increase (decrease) to fair value of commodity risk management contracts	$(9,812)	$9,812	$(1,669)	$1,669

The Company’s commodity risk management contracts are held with two large reputable financial institution. As a result, the Company concluded that credit risk associated with its commodity risk management contracts is low.

16.    LONG-TERM DEBT AND BONDHOLDER WARRANTS

Long-term debt

On August 12, 2021, the Company issued US$312.5 million of senior secured notes (“the Notes”) and 312,500 detachable share purchase warrants (“Bondholder Warrants”) as part of a debt offering (“the Offering”). The Notes had an original issuer discount of 3.5% and bear interest at the fixed rate of 12.00% per annum, payable semi-annually, and mature on August 12, 2025. The Notes are secured by a first priority lien on substantially all the assets of the Company and its wholly owned subsidiaries. Subject to certain exceptions and qualifications, the Notes contain certain covenants that limit the Company’s ability to, among other things, incur additional indebtedness,

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

16.    LONG-TERM DEBT AND BONDHOLDER WARRANTS (cont.)

create or permit liens to exist, and make certain restricted payments, dispositions and transfers of assets. The Notes also contain minimum hedging requirements (see note 15). As at December 31, 2022 and 2021, the Company was compliant with all covenants.

As at December 31 ($ thousands)	2022	2021	2020
US dollar denominated debt:
12.00% senior notes issued at 96.5% of par (US$217.9 million at December 31, 2022, US$312.5 million at December 31, 2021, U$0 million at December 31, 2020)(1)	$295,173	$396,188	$—
Unamortized debt discount and debt issue costs	(40,765)	(70,619)	—
Total term debt	$254,408	$325,569	$—
Current portion of long-term debt	$63,250	$110,359	$—
Long-term debt	$191,158	$215,210	$—

____________

(1)      The U.S. dollar denominated debt was translated into Canadian dollars at the year-end exchange rate of 1.3544 (December 31, 2021 — 1.2678).

Under the terms of the Notes, the Company is required to redeem 75% of Excess Cash Flow in every six-month period, with the first period beginning on September 17, 2021 and ending March 31, 2022. Excess Cash Flow is defined as the net change in cash for the six-month period minus net cash used in or provided by financing activities (other than any amounts used to reduce the principal amount of the Notes or any indebtedness that is subordinated to the Notes). Cash amounts deposited into the Reserve Account (see note 7) are excluded from the Excess Cash Flow calculation. Letters of credit issued by banks in the ordinary course of business are also excluded from the definition of Excess Cash Flow. The redemption price for this Excess Cash Flow redemption is equal to 106% of the principal amount, plus accrued and unpaid interest to the date of redemption. The Company has up to 65 days after a six-month period to affect the redemption, with a 30-day notice period. For the year ended December 31, 2022, the estimated Excess Cash Flow redemption for the next 12 months was estimated at $63.3 million (December 31, 2021 — $110.4 million and December 31, 2020 — $nil) and is recorded on the Company’s financial statements as a current liability

At any time prior to August 15, 2023, the Company may on any one or more occasions redeem, on a pro rata basis, all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a prepayment premium, and accrued and unpaid interest, if any, to, but not including, the date of redemption. The prepayment premium is calculated as follows:

On the redemption date, the greater of:

(1)    1.0% of the principal amount of the Note; or

(2)    the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at August 15, 2023 (see table below), plus (ii) all required interest payments due on the Note through August 15, 2023 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the “Treasury Rate” as of such redemption date plus 50.0 basis points; over (b) the principal amount of the Note.

“Treasury Rate” defined as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to August 15, 2023; provided, that if the period from the redemption date to August 15, 2023, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

16.    LONG-TERM DEBT AND BONDHOLDER WARRANTS (cont.)

The Company also has the option to redeem the Notes at the following specified redemption prices:

US$312.5 million 12.00% senior notes
On or after August 15, 2023 to August 15, 2024	106.0
On or after August 15, 2024 to February 15, 2025	103.0
On or after February 15, 2025	100.0

The Company is exposed to foreign exchange rate fluctuations on the principal value and interest payments in respect of its Notes. As of December 31, 2022, a 10% change to the value of the Canadian dollar relative to the US dollar would result in a foreign exchange gain (loss) of approximately $29.3 million (December 31, 2021 — $39.6 million).

As at December 31, 2022, the carrying value of the Company’s long-term debt was $254.4 million and the fair value was $315.7 million (December 31, 2021 carrying value — $325.6 million, fair value — $396.2 million).

The Notes are subject to fixed interest rates and are not exposed to changes in interest rates.

Bondholder warrants

The Offering included one, detachable, five-year share purchase warrant for every US$1,000 in face value of Notes issued resulting in the issue of 312,500 Bondholder Warrants that entitle the holder to acquire up to 3,225,806 common shares at $0.01 per warrant. The Bondholder Warrants were exercisable and detachable 30 days post the closing of the JACOS acquisition (See Note 5). The Notes and Bondholder Warrants were separated on October 18, 2021. These warrants were issued in conjunction with the Offering to enable the bondholders to acquire 25% of the Company, prior to new equity being raised by the Company, at a nominal value. The remaining 75% was to be held by the founders of the Company, a group that included the four shareholders and key management

The Bondholder Warrants have been determined to be equity instruments and have been allocated a portion of the net proceeds raised by the Offering based on the relative fair value of the Notes and the Bondholder Warrants. The fair value of the Bondholder Warrants was determined by the Company using a level 3 fair value hierarchy. In determining the fair value of the Bondholder Warrants the Company considered all available information, including indicative valuation estimates provided by the agents of the Offering, secondary market bid and ask prices, adjusted for the risks related to the closing of the JACOS acquisition that existed at their date of issue in August 2021.

17.    FINANCING AND INTEREST

($ thousands)	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Accretion on long-term debt	$74,176	$22,186	$—
Other cash interest	2,155	1,926	—
Accretion on decommissioning liabilities	743	298	—
Financing and interest expense	$77,074	$25,050	$—

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

18.    COMMITMENTS AND CONTINGENCIES

The following table summarizes the Company’s estimated future unrecognized commitments as at December 31, 2022:

(CAD$ thousands)	2023	2024	2025	2026	2027	Beyond 2027	Total
Credit Facility	$22,950	$—	$—	$—	$—	$—	$22,950
Transportation	32,410	31,880	30,561	28,956	29,044	232,368	385,219
Total	$55,360	$31,880	$30,561	$28,956	$29,044	$232,368	408,169

The Company has commitments related to pipeline transportation services, and credit facility commitments associated with its pipeline transportation commitments (see note 7).

19.    SHARE CAPITAL AND WARRANTS

Share capital

At December 31, 2020, GAC had 1,000 issued and outstanding common shares, which were held by four founding shareholders. GRI was subsequently incorporated on June 18, 2021 with the four founding shareholders being issued 1,000 common shares which were subsequently split to 7,500,000 common shares of the Company. Following the incorporation of the Company, the 1,000 common shares of GAC were cancelled and the four founding shareholders were issued an additional 10 common shares in the Company. On September 16, 2021 an employee share placement resulted in 1,451,614 common shares issued for the Company. At year ended December 31, 2022 the Company’s authorized share capital consists of an unlimited number of common shares and there was a total of 8,951,624 common shares outstanding. The following table summarized changes to the Company’s common share capital:

	Year ended December 31, 2022		Year ended December 31, 2021		Period from incorporation on November 2, 2020 to December 31, 2020
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Shares outstanding
Balance, beginning of period	8,951,624	$14,516	7,500,000	$—	7,500,000	$—
Stock issued	—	—	1,451,624	14,516	—	—
Balance, end of period	8,951,624	$14,516	8,951,624	$14,516	7,500,000	$—

The following table summarizes the Company’s weighted average shares outstanding:

	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Weighted average shares outstanding – basic(1)	8,951,624	7,801,256	7,500,000
Dilutive effect of warrants	3,846,830	1,004,545	—
Weighted average shares outstanding – diluted	12,798,454	8,805,801	7,500,000

____________

(1)      The weighted average shares outstanding have been adjusted to reflect the 7500:1 stock split that occurred on July 27, 2021, as well as the additional stock issued to employees on September 16, 2021.

The dilutive effect of warrants is reflective of the total specified number of shares issuable under the original warrant agreement, which contemplates an adjustment for the number of performance warrants exercised.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

19.    SHARE CAPITAL AND WARRANTS (cont.)

Bondholder warrants

As at December 31, 2021, the Company had 312,500 Bondholder Warrants outstanding which entitled the holders of these warrants, in aggregate, the right to purchase 25% of the Company’s issued and outstanding common shares commencing October 18, 2021 to a maximum of 3,225,806 common shares at $ 0.01 per shares. As at December 31, 2021, there are 312,500 Bondholders’ Warrants outstanding. Based on the issued and outstanding common shares of the Company, Bondholders had to right to acquire 2,983,866 common shares at $ 0.01 per share.

The table below summarizes the outstanding warrants as it equates to the total common shares issuable to warrant holders:

	Year ended December 31, 2022		Year ended December 31, 2021		Period from incorporation on November 2, 2020 to December 31, 2020
	Number of warrants	Exercise price	Number of warrants	Exercise price	Number of warrants	Exercise price
Warrants outstanding
Balance, beginning of period	312,500	$0.01	—	$—	—	$—
Bondholder Warrants issued	—	—	312,500	0.01	—	—
Balance, end of period	312,500	$0.01	312,500	$0.01	—	$—
Exchange ratio, end of year	9.55	—	9.55	—	—	—
Common shares issuable on exchange	2,983,866	—	2,983,866	—	—	—

Performance warrants

In February 2022, the Company implemented a performance warrant plan as part of the Company’s long-term incentive plan for employees, whereby up to 725,806 warrants (“Performance Warrants”) are issuable under the plan. These Performance Warrants have both performance and time vesting criteria before there is the ability to exercise the option to purchase one common share of the Company for each Performance Warrant. As of the date of these consolidated financial statements, the vesting criteria was not met, and no common shares were issuable nor issued under the warrant plan. The Performance Warrants expire 10 years after issuance.

The table below summarizes the outstanding warrants as it equates to the total common shares issuable to performance warrant holders:

	Year ended December 31, 2022		Year ended December 31, 2021 and period from incorporation on November 2, 2020 to December 31, 2020
	Number of warrants	Weighted average exercise price	Number of warrants	Weighted average exercise price
Performance Warrants outstanding
Balance, beginning of period	—	$—	—	$—
Performance Warrants issued	761,264	15.88	—	—
Performance Warrants forfeited	(48,334)	17.12	—	—
Balance, end of period	712,930	$15.79	—	$—
Common shares issuable upon vesting	712,930	—	—	—

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

19.    SHARE CAPITAL AND WARRANTS (cont.)

The fair market value of the Performance Warrants was $10.7 million at the date of issuance. The fair value of each warrant was estimated on its grant date using the Black Scholes Merton valuation model with the following assumptions:

Risk-free interest rate	1.46%
Expected dividend yield	—
Expected volatility(1)	60.00%
Expected life (years)	3 – 5

____________

(1)      Expected volatility has been based on historical share volatility of similar market participants

The Performance Warrants expire 10 years after the issuance date. For the year ended December 31, 2022, the Company recorded $1.2 million (2021 — $nil) of stock-based compensation in general and administrative expenses related to the performance warrant plan.

20.    CAPITAL MANAGEMENT

The Company’s capital consists primarily of cash and cash equivalents and long-term debt. The Company is exposed to liquidity risk. The current priorities for managing liquidity risk include managing working capital to ensure interest and debt repayment, and to fund the Company’s operations and the capital program. In the current commodity price environment and in conjunction with the Company’s commodity price risk management program, management believes its current capital resources and cash flow will allow the Company to meet its current and future obligations over the next 12 months. Capital expenditures and debt repayment are expected to be funded out of cash flow.

On April 5, 2021, via a court-supervised insolvency process, GAC acquired the Hangingstone Demo asset from GHOPCO and assumed the associated debtor-in-possession financing amount of $19.7 million (“Term Loan”). The assumed Term Loan is included in the consideration paid for the acquisition. The Term Loan was underwritten by the Company’s Sole Petroleum Marketer and incurred interest of LIBOR plus 9.0% that was payable monthly, as well as an equal monthly principal amortization of $714,286. On August 6th, 2021, GAC received an additional advance of $9 million under the Term Loan that was used to purchase a US$7 million compound put option with a hedging counterparty to facilitate the closing of the Notes (see note 15). Between April 5, 2021 and September 17, 2021, the date that the Company closed the acquisition of JACOS, the Company made principal repayments under the Term Loan of $2.3 million. On September 17, 2021, the remaining principal balance of $26.7 million under the Term Loan was redeemed in exchange for an aggregate principal amount of Notes of $28.0 million.

Upon closing of the JACOS acquisition and to facilitate the closing of the transaction, the Company’s Sole Petroleum Marketer provided letters of credit in the amount of $51.5 million to meet the obligations under the Company’s long-term pipeline transportation agreements (“Credit Facility” — see note 7). The Company is required to cash collateralize these letters of credit over a period of 24 months, up to an amount of 105% of the value of the Credit Facility, with a minimum monthly cash contribution of $2 million. Cash collateralized amounts under the Credit Facility incur an annual interest rate of 1% and the remaining balance incurs an annual interest rate of 6%. The Company has the option but not the obligation to provide monthly cash contributions higher than the minimum amount without penalty. The Company may also seek alternative sources of financing to replace the Credit Facility, without penalty.

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

20.    CAPITAL MANAGEMENT (cont.)

Management uses Excess Cash Flow as a measure to analyze cash flow generating ability, operating performance and debt repayment capability. Management believes that this principal redemption structure provides sufficient flexibility in managing near and mid-term working capital to execute its business plan, meet its obligations, as well as service and repay the Notes.

The following table details the Company’s contractual maturities of its financial liabilities at December 31, 2022, December 31. 2021 and December 31, 2020:

	Year ended December 31, 2022		Year ended December 31, 2021		Period from incorporation on November 2, 2020 to December 31, 2020
	Less than one year	Greater than one year	Less than one year	Greater than one year	Less than one year	Greater than one year
Accounts payable and accrued liabilities	$46,569	$—	$57,427	$—	$60	—
Risk management contracts(1)	27,004	—	30,718	4,959	—	—
Lease liabilities(1)	98	1,075	—	—	—	—
Long-term debt(2)	63,250	231,921	110,359	285,829	—	—
Total financial liabilities	$136,921	$232,996	$198,504	$290,788	$60	$—

____________

(1)      Amounts represent the expected undiscounted cash payments.

(2)      Amounts represent undiscounted principal only and exclude accrued interest and transaction costs.

21.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities were:

As at December 31 ($ thousands)	2022	2021	2020
Trade and accrued payables	$33,768	$32,337	$60
Accrued employee annual incentive plans	4,463	4,430	—
Accrued interest payable	8,338	20,660	—
Accounts payable and accrued liabilities	$46,569	$57,427	$60

22.    RELATED PARTY TRANSACTIONS

The Company’s related parties primarily consist of key management personnel. The Company considers directors and officers of Greenfire Resources Inc. as key management personnel.

($ thousands)	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Salaries, benefits, and director fees	$1,978	$873	$—

Greenfire Resources Inc.
Notes to the Consolidated Financial Statements

23.    SUPPLEMENTAL CASH FLOW INFORMATION

The following table reconciles the net changes in non-cash working capital and other liabilities from the consolidated balance sheet to the consolidated statement of cash flows:

($ thousands)	Year ended December 31, 2022	Year ended December 31, 2021	Period from incorporation on November 2, 2020 to December 31, 2020
Change in accounts receivable	$9,654	$(43,962)	$—
Change in inventories	1,349	(15,917)	—
Change in prepaid expenses and deposits	6,537	(10,512)	—
Change in accounts payable and accrued liabilities	(10,859)	57,367	60
Working capital acquired (note 5)	—	41,856	—
	6,681	28,832	60
Other items impacting change in non-cash working capital: Unrealized foreign exchange loss in accounts payable	(652)	—	—
	6,029	28,832	60
Related to operating activities	3,570	(6,910)	—
Related to investing activities (accrued additions to PP&E)	2,459	35,742	—
Net change in non-cash working capital	$6,029	$28,832	$60
Cash interest paid (included in operating activities)	$(51,129)	$(1,926)	$—
Cash interest received (included in operating activities)	$620	$21	$—

*************************************************************************************

Supplementary information for Greenfire Resources Inc. – oil and gas (unaudited)

SUPPLEMENTARY INFORMATION FOR GREENFIRE RESOURCES INC. – OIL AND GAS

SUPPLEMENTARY OIL AND GAS INFORMATION FOR THE FISCAL YEAR ENDED
DECEMBER 31, 2022 (UNAUDITED)

This supplementary crude oil and natural information is provided in accordance with the United States Financial Accounting Standards Board (“FASB”) Topic 932- “Extractive Activities- Oil and Gas” and where applicable, financial information is prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The information set out herein on page F-94 to F-98 is unaudited and is presented on a consolidated basis net of Greenfire’s company share. For the purposes of determining proved oil and natural gas reserves under SEC requirements as at December 31, 2022 and 2021, Greenfire used the 12-month average price, defined by the SEC as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period.

Reserve Information

Greenfire’s 2022 and 2021 year-end reserves evaluations were conducted by McDaniel & Associates Consultants Ltd. (“McDaniel”) with an effective date of December 31, 2022 and December 31, 2021, respectively. McDaniel evaluated 100% of Greenfire’s reserves located in Alberta, Canada.

Proved reserves.    Proved reserves are those quantities of bitumen, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Developed reserves.    Developed reserves are reserves that can be expected to be recovered:

i.       Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

ii.      Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Undeveloped reserves.    Undeveloped reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Greenfire cautions users of this information as the process of estimating reserves is subject to uncertainty. The reserves are based on economic and operating conditions. Therefore, changes can be made to future assessments as a result of a number of factors, which can include new technology, changing economic conditions and development activity. Net reserves presented in this section represent Greenfire’s working interest share of the gross remaining reserves, after deduction of any crown, freehold and overriding royalties. Such royalties are subject to change by legislation or regulation and can also vary depending on production rates, selling prices and timing of initial production.

Supplementary information for Greenfire Resources Inc. – oil and gas (unaudited) continued

Summary of Corporate Reserves

The following tables are summaries of Greenfire’s estimated proved reserves at December 31, 2022, 2021, and 2020 as reconciled between the three years:

Constant Prices and Costs (unaudited)	Bitumen(2) (mbbl)	Barrels of Oil Equivalent (mboe)
Net Proved Developed and Proved Undeveloped Reserves(1)

December 31, 2020
Developed	0.0	0.0
Undeveloped	0.0	0.0
Total – December 31, 2020	0.0	0.0

Extensions & Discoveries	0.0	0.0
Improved Recovery	0.0	0.0
Technical Revisions	0.0	0.0
Acquisitions	172,580.2	172,580.2
Dispositions	0.0	0.0
Production – 2021	(2,820.0)	(2,820.0)
December 31, 2021	169,760.2	169,760.2

____________

(1)      Numbers may not add due to rounding.

(2)      Bitumen, as defined by the SEC, “is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis.” Under this definition, all of Greenfire’s thermal and primary heavy crude oil reserves have been classified as bitumen.

Constant Prices and Costs (unaudited)	Bitumen(2) (mbbl)	Barrels of Oil Equivalent (mboe)
Net Proved Developed and Proved Undeveloped Reserves(1)

December 31, 2021
Developed	37,792.0	37,792.0
Undeveloped	131,968.2	131,968.2
Total – December 31, 2021	169,760.2	169,760.2

Extensions & Discoveries	0.0	0.0
Improved Recovery	0.0	0.0
Technical Revisions	(16,431.0)	(16,431.0)
Acquisitions	0.0	0.0
Dispositions	0.0	0.0
Production – 2022	(7,116.9)	(7,116.9)
December 31, 2022	146,212.3	146,212.3

December 31, 2022
Developed	30,439.8	30,439.8
Undeveloped	115,772.5	115,772.5
Total – December 31, 2022	146,212.3	146,212.3

____________

(1)      Numbers may not add due to rounding.

(2)      Bitumen, as defined by the SEC, “is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis.” Under this definition, all of Greenfire’s thermal and primary heavy crude oil reserves have been classified as bitumen.

Supplementary information for Greenfire Resources Inc. – oil and gas (unaudited) continued

In 2021, Greenfire’s production, net of royalties, was 2.8 MMBOE after the acquisitions of the Demo Asset and Expansion Asset.

In 2021, Greenfire’s proved reserves increased by 172.6 MMBOE, which was the result of the acquisitions of the Demo Asset and Expansion Asset.

In 2022, Greenfire’s production, net of royalties, was 7.1 MMBOE.

In 2022, Greenfire’s proved reserves decreased by 16.4 MMBOE, which was the result of:

(i)     a decrease of 26.2 MMBOE resulting from higher prices used in 2022 causing higher royalty rates, which reduces net reserves volumes, offset by

(ii)    positive performance revisions, other than price, of 9.8 MMBOE, approximately 15% of which (1.5 MMBOE) attributed to positive performance revisions at the producing pads and approximately 85% of which (8.3 MMBOE) attributed to increased operating costs (non-energy and updates in the TIER regulatory costs) and capital costs during the reporting period (as capital costs increase, net reserves volumes increases because royalties decrease).

Steam generation represents a large proportion of Greenfire’s capital and operating costs. Therefore, development plans anticipate that, in order to make the most efficient use of Greenfire’s steam generating and oil treating facilities, the drilling and steaming of new wells would take place over 30 years. Development of Greenfire’s proved undeveloped reserves will take place in an orderly manner as additional well pairs are drilled to use available steam when existing well pairs reach the end of their steam injection phase. The forecasted production of Greenfire’s proved reserves extends approximately 33 years. This approach means that it will take longer than five years to develop most of Greenfire’s proved undeveloped reserves.

Proved reserves are estimated based on the average first-day-of-month prices during the 12-month period for the respective year. The average prices used to compute proved reserves at December 31, 2022 were WTI: $94.14 per bbl, WCS: CAD$97.68 per bbl, Edmonton C5+ CAD$120.59 per bbl, Henry Hub: $6.25 per MMBtu, and AECO Spot: CAD$5.62 per MMBtu. The average prices used to compute proved reserves at December 31, 2021 were WTI: $66.55 per bbl, WCS: CAD$66.43 per bbl, Edmonton C5+ CAD$83.96 per bbl, Henry Hub: $3.64 per MMBtu, and AECO Spot: CAD$3.57 per MMBtu. Prices for bitumen, oil, diluent and natural gas are inherently volatile.

Changes to Greenfire’s proved undeveloped reserves during 2021 are summarized in the table below:

Barrels of Oil Equivalent (mboe)(1)
December 31, 2020	0
Extensions and discoveries	0
Technical revisions	0
Acquisitions	131,968.2
Conversions to developed	0
December 31, 2021	131,968.2

____________

(1)      Numbers may not add due to rounding.

Changes to Greenfire’s proved undeveloped reserves during 2022 are summarized in the table below:

Barrels of Oil Equivalent (mboe)(1)
December 31, 2021	131,968.2
Extensions and discoveries	0
Technical revisions	(16,195.7)
Conversions to developed	0
December 31, 2022	115,772.5

____________

(1)      Numbers may not add due to rounding.

Supplementary information for Greenfire Resources Inc. – oil and gas (unaudited) continued

In 2021, Greenfire’s proved undeveloped reserves increased by approximately 132 MMBOE, which was the result of the acquisitions of the Demo Asset and the Expansion Assets.

In 2022, Greenfire’s proved undeveloped reserves decreased by 16.2 MMBOE, which was the result of:

(i)     A decrease of 23.8 MMBOE resulting from higher prices used in 2022 causing higher royalty rates, which reduces net reserves volumes, offset by

(ii)    Positive revisions, other than price, of 7.6 MMBOE attributed to increased operating costs (non-energy and updates in the TIER regulatory costs) and capital costs during the reporting period (as capital costs increase, net reserves volumes increases because royalties decrease).

No changes to the reserve booking have been made as a result of the removal of uneconomic or undeveloped locations due to changes in a previously adopted development plan. No proved undeveloped reserves were converted to developed status during the year ended December 31, 2022. Neither Greenfire nor JACOS has drilled any wells with the intention of producing bitumen since 2019.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The future net revenues and net present values presented in this summary were calculated using constant prices and costs based on the average first-day-of-the-month petroleum product prices for the 12 months of 2022 and 2021, with no inflation of operating or capital costs, and were presented in Canadian dollars. All of the future net revenues and net present value estimates in this summary are presented before income taxes. A 10% discount factor was applied to the future net cash flows. Future development costs used in the calculation of future net revenue includes the costs to settle the asset retirement obligations for each period presented. The future net revenues presented in this summary may not necessarily represent the fair market value of the reserves estimates. Greenfire’s management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated. The prescribed discount rate of 10% may not appropriately reflect interest rates.

The following table summarizes the standardized measure of discounted future net cash flows relating to proved reserves, for the years ended December 31, 2022 and 2021:

(CAD$ in millions) (unaudited)	For the year ended December 31,
	2022	2021
Future cash inflows	10,275.8	7,167.7
Future production costs	3,491.1	2,448.3
Future development/abandonment costs	1,273.8	1,143.7
Deferred income taxes	1,053.1	360.8
Future net cash flows	4,457.8	3,214.9
Less 10% annual discount factor	(2,361.0)	(1,777.6)
Standardized measure of discounted future net cash flows	2,096.9	1.437.3

Supplementary information for Greenfire Resources Inc. – oil and gas (unaudited) continued

The following table reconciles the changes in standardized measure of future net cash flows discounted at 10% per year relating to proved bitumen, heavy oil and natural gas producing reserves:

(CAD$ in millions) (unaudited)	For the year ended December 31,
	2022	2021
Standardized measure of discounted future net cash flows at beginning of year	1,437.3	0.0
Oil and gas sales during period net of production costs and royalties(1)	(725.7)	(178.8)
Changes due to prices(2)	1,175.0	0.0
Development costs during the period(3)	39.4	4.5
Changes in forecast development costs(4)	(148.7)	(401.2)
Changes resulting from extensions, infills and improved recovery(5)	0.0	0.0
Changes resulting from discoveries(2)	0.0	0.0
Changes resulting from acquisition of reserves(5)	0.0	1,486.4
Changes resulting from disposition of reserves(5)	0.0	0.0
Accretion of discount(6)	148.6	0.0
Net change in income tax(7)	(682.2)	(208.7)
Changes resulting from other changes and technical reserves revisions plus effects on timing(8)	864.1	735.0
Standardized measure of discounted future net cash flows at end of year	2,096.9	1,437.3

____________

(1)      Company actual before income taxes, excluding general and administrative expenses.

(2)      The impact of changes in prices and other economic factors on future net revenue.

(3)      Actual capital expenditures relating to the exploration, development and production of oil and gas reserves.

(4)      The change in forecast development costs.

(5)      End of period net present value of the related reserves.

(6)      Estimated as 10 percent of the beginning of period net present value.

(7)      The difference between forecast income taxes at beginning of period and the actual taxes for the period plus forecast income taxes at the end of the period

(8)      Includes changes due to revised production profiles, development timing, operating costs, royalty rates and actual prices received versus forecast, etc.

The following table summarizes net capitalized costs relating to petroleum and natural gas producing activities, as at December 31, 2022 and 2021:

	As of December 31,
(CAD$ in millions) (unaudited)	2022	2021
Proved oil and gas properties	1,058.0	1,017.0
Unproved oil and gas properties	0.0	0.0
Total capitalized costs	1,058.0	1,017.0
Accumulated depletion and depreciation	(96.0)	(28.0)
Net Capitalized Costs	962.0	989.0

The following table summarizes costs incurred in petroleum and natural gas property acquisitions, exploration and development activities, for the years ended December 31, 2022 and 2021:

	For the year ended December 31,
(CAD$ in millions) (unaudited)	2022	2021
Property acquisition (disposition) costs
Proved oil and gas properties – acquisitions	0.0	1,010.0
Proved oil and gas properties – dispositions	0.0	0.0
Unproved oil and gas properties	0.0	0.0
Exploration costs	0.0	0.0
Development costs	41.0	7.0
Total Expenditures	41.0	1,017.0

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Greenfire Resources Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Japan Canada Oil Sands Limited (the “Company”) as at September 17, 2021, December 31, 2020 and January 1, 2020, the related statements of comprehensive income (loss), shareholders’ equity (deficit), and cash flows, for the period ended September 17, 2021 and the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at September 17, 2021, December 31, 2020 and January 1, 2020, and its financial performance and its cash flows for the period ended September 17, 2021 and year ended December 31, 2020, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Calgary, Canada

April 21, 2023

We have served as the Company’s auditor since 2022.

Japan Canada Oil Sands Limited
Balance Sheets

As at ($CAD 000’s)	note	September 17, 2021	December 31, 2020	January 1, 2020
Assets
Current assets
Cash and cash equivalents	6	$4,412	$46,743	$159,591
Restricted cash		500	—	672
Accounts receivable	7	56,517	29,113	30,565
Inventories	8	7,438	7,440	18,550
Due from related parties		—	6	18
Prepaid expenses and deposits		4,285	2,594	2,446
		73,152	85,896	211,842
Non-current assets
Property, plant and equipment	9	298,457	292,855	640,757
Right of use asset	10	487	841	1,372
		298,944	293,696	642,129
Total assets		$372,096	$379,592	$853,971
Liabilities
Current liabilities
Accounts payable and accrued liabilities		27,149	51,838	56,260
Current portion of long-term debt	16	—	76,392	77,928
Current portion of lease liability	10	521	544	493
Due to related parties		—	1,007	1,009
		27,670	129,781	135,690
Non-current liabilities
Long-term debt	16	—	608,249	698,144
Long-term lease liability	10	—	335	879
Decommissioning obligation	12	7,920	7,728	7,147
		7,920	616,312	706,170
Total liabilities		35,590	746,093	841,860
Shareholders’ equity
Share capital	22	1,609,045	1,010,871	1,010,871
Retained earnings (deficit)		(1,272,539)	(1,377,372)	(998,760)
		336,506	(366,501)	12,111
Total equity and liabilities		$372,096	$379,592	$853,971

Commitments and contingencies (note 19)

Subsequent events (note 23)

See accompanying notes to the financial statements

These Financial Statements were approved by the Board of Directors.

Robert Logan, Director	David Phung, Director

Japan Canada Oil Sands Limited
Statements of Comprehensive Income (Loss)

($CAD 000’s, except per share amounts)	note	Period ended September 17, 2021	Year ended December 31, 2020
Revenues
Oil sales		$382,635	$279,248
Royalties		(7,178)	(2,019)
Oil sales, net of royalties		375,457	277,229

Interest income	13	43	925
Other income	13	985	1,684
		376,485	279,838
Expenses
Diluent expense	17	171,174	158,272
Transportation and marketing	17	27,853	39,368
Operating expenses	17	56,479	67,409
General and administrative		6,793	5,680
Financing and interest	18	11,154	21,602
Depletion and depreciation	9,10	78,267	108,379
Impairment (recovery)	9	(73,252)	270,000
Exploration		(383)	3,352
Foreign exchange gain		(6,433)	(15,612)
Total expenses		271,652	658,450
Net income (loss) and comprehensive income (loss)		$104,833	$(378,612)
Net income (loss) per share
Basic	22	$3.46	$(12.50)
Diluted	22	$3.46	$(12.50)

See accompanying notes to the financial statements

Japan Canada Oil Sands Limited
Statements of Changes in Shareholders’ Equity (Deficit)

($CAD 000’s)	note	Period Ended September 17, 2021	Year Ended December 31, 2020
Share capital
Beginning balance	22	$1,010,871	$1,010,871
Capital contributions	22	645,674	—
Return of capital		(47,500)
Ending balance		1,609,045	1,010,871
Deficit
Beginning balance		(1,377,372)	(998,760)
Net income (loss)		104,833	(378,612)
Ending balance		(1,272,539)	(1,377,372)
Total shareholders’ equity		$336,506	$(366,501)

See accompanying notes to the financial statements

Japan Canada Oil Sands Limited
Statements of Cash Flows

($CAD 000’s)	note	Period Ended September 17, 2021	Year ended December 31, 2020
Operating activities
Net income (loss)		$104,833	$(378,612)
Items not affecting cash:
Depletion and depreciation	9,10	78,267	108,379
Impairment (recovery)	9	(73,252)	270,000
Inventory markdown		(226)	(438)
Accretion	12	320	444
Unrealized foreign exchange gain		(6,238)	(15,512)
Amortization of debt issuance costs	16,18	2,887	321
Decommissioning obligation settlements		(52)	(31)
Other non-cash items		(76)	(50)
Change in non-cash working capital	21	(61,929)	8,812
Cash generated from (used) by operating activities		44,534	(6,687)
Financing activities
Repayment of long-term debt	16	(341,432)	(79,086)
Lease liability payments	10	(358)	(493)
Capital contributions	22	304,570	—
Return of capital		(47,500)
Cash used by financing activities		(84,720)	(79,579)
Investing activities
Property, plant and equipment expenditures	9	(9,757)	(27,478)
Change in non-cash working capital (accrued additions to PP&E)		6,866	(2,622)
Cash used in investing activities		(2,891)	(30,100)
Exchange rate impact on cash and cash equivalents held in foreign currency		1,246	2,846
Change in cash and cash equivalents	6	(41,831)	(113,520)
Cash and cash equivalents, beginning	6	46,743	160,263
Cash and cash equivalents, end	6	$4,912	$46,743

See accompanying notes to the financial statements

Japan Canada Oil Sands Limited
Notes to the Financial Statements

1.      CORPORATE INFORMATION

Japan Canada Oil Sands Limited (“JACOS” or the “Company”) is a corporation incorporated under the Canada Business Corporations Act. The Company is engaged in the exploration, development and operation of oil and gas properties, and focuses primarily in the Athabasca oil sands region of Alberta. The Company’s corporate head office was located at 2300, 639 5 Ave SW, Calgary, Alberta T2P 0M9. The Company was a wholly-owned subsidiary of Canada Oil Sands Co., Ltd. (“CANOS” or the “Parent Company”). The overall ownership structure of JACOS and related parties of JACOS is as follows:

Company Name	Relationship to JACOS	Purpose
Japan Petroleum Exploration Co Ltd (Japex)	Parent of CANOS	Debt guarantee fees
Canada Oil Sands Ltd (CANOS)	Parent of JACOS	Expat services and plant and equipment reimbursements
Japex Canada Ltd	Subsidiary of Japex	Administrative cost reimbursements for corporate filings
JGI Inc.	Subsidiary of Japex	Geological exploration services
Japex Montney Ltd	Subsidiary of Japex	Administrative cost reimbursement for payroll services

2.      BASIS OF PRESENTATION AND STATEMENT OF COMPLIANCE

The financial statements represent the Company’s initial presentation of its results and financial position under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The financial statements were prepared in accordance with IFRS as issued by the IASB.

A summary of Company’s significant accounting policies under IFRS is presented in Note 3. These policies have been retrospectively and consistently applied except where specific exemptions permitted an alternative treatment upon transition to IFRS in accordance with IFRS 1 as disclosed in Note 5.

An explanation of how the transition to IFRS has affected the reported balance sheet, changes to shareholders’ equity, income and comprehensive income (loss), and cash flows of the Company is provided in Note 5.

On September 17, 2021 the Company was acquired by Greenfire Resources Inc. As a result, these financial statements present the Company’s financial position at September 17, 2021 and the results of its financial performance and changes in its financial position for the period then ended. Comparative information presented in these financial statements is for the twelve-month fiscal year which ended December 31, 2020. As such, certain amounts in the financial statements are not entirely comparable.

In these financial statements, all dollars are expressed in Canadian dollars, which is the Company’s functional currency, unless otherwise indicated. These financial statements have been prepared on a historical cost basis, except for certain financial instruments which are measured at their estimated fair value.

These financial statements were approved by the Board of Directors on April 19, 2023.

3.      SIGNIFICANT ACCOUNTING POLICIES

Joint arrangements

The Company undertakes certain business activities through joint arrangements. Interests in joint arrangements have been classified as joint operations. A joint operation is established when the Company has rights to the assets and obligations for the liabilities of the arrangement. The Company only recognizes its proportionate share in assets, liabilities, revenues and expenses associated with its joint operations.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign currency translation

Foreign currency transactions are translated into Canadian Dollars at exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities that are denominated in foreign currencies are translated to the functional currency using the exchange rate as of the balance sheet date. The resulting translation differences arising from monetary assets and liabilities denominated in foreign currencies are included in the Statement of Comprehensive Income (Loss).

Operating segments

The Company determines its operating segments based on the differences in the nature of operations, products sold, economic characteristics and regulatory environments and management. As the Company only has operations in the Athabasca region, the Company has determined that the Company’s assets, liabilities and operating results for the development and production of bitumen from the oil sands located in the Athabasca region is the Company’s only operating segment.

Financial instruments and fair value measurement

Fair value is the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants in its principal or most advantageous market at the measurement date.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are further categorized using a three-level hierarchy that reflects the significance of the lowest level of inputs used in determining fair value:

•        Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•        Level 2 — Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, time value, and volatility factors, which can be substantially observed or corroborated in the marketplace.

•        Level 3 — Valuations in this level are those with inputs for the asset or liability that are not based on observable market data.

At each reporting date, the Company determines whether transfers have occurred between levels in the hierarchy by reassessing the level of classification for each financial asset and financial liability measured or disclosed at fair value in the financial statements based on the lowest level of input that is significant to the fair value measurement as a whole. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy.

The following table summarizes the method by which the Company measures its financial instruments on the balance sheets and the corresponding hierarchy rating for their derived fair value estimates:

Financial Instrument	Fair Value Hierarchy	Classification & Measurement
Cash and cash equivalents	Level 1	Amortized cost
Restricted cash	Level 1	Amortized cost
Accounts receivable	Level 2	Amortized cost
Due from related parties	Level 2	Amortized cost
Accounts payable	Level 2	Amortized cost
Due to related parties	Level 2	Amortized cost
Long-term bank loans payable	Level 2	Amortized cost

Japan Canada Oil Sands Limited
Notes to the Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments

Classification and Measurement of Financial Instruments

JACOS’s financial assets and financial liabilities are classified into two categories: Amortized Cost and Fair Value through Profit and Loss (“FVTPL”). The classification of financial assets is determined by their context in the Company’s business model and by the characteristics of the financial asset’s contractual cash flows. The Company does not classify any of its financial instruments as Fair Value through Other Comprehensive Income.

Financial assets and financial liabilities are measured at fair value on initial recognition, which is typically the transaction price, unless a financial instrument contains a significant financing component. Subsequent measurement is dependent on the financial instrument’s classification.

•        Amortized Cost Cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued liabilities, and long-term debt are measured at amortized cost. The contractual cash flows received from the financial assets are solely payments of principal and interest and are held within a business model whose objective is to collect the contractual cash flows. The financial assets and financial liabilities are subsequently measured at amortized cost using the effective interest method.

•        FVTPL Risk management contracts, all of which are derivatives, are measured initially at FVTPL and are subsequently measured at fair value with changes in fair value immediately charged to the statements of comprehensive income (the “statements of income”). The Company did not have any risk management contracts as at September 17, 2021, December 31, 2020 or January 1, 2020.

Impairment of Financial Assets

Impairment of financial assets carried at amortized cost is determined by measuring the assets’ expected credit loss (“ECL”). Accounts receivable are due within one year or less; therefore, these financial assets are not considered to have a significant financing component and a lifetime ECL is measured at the date of initial recognition of the accounts receivable. ECL allowances have not been recognized for cash and cash equivalents due to the virtual certainty associated with their collection.

The ECL pertaining to accounts receivable is assessed at initial recognition and this provision is re-assessed at each reporting date. ECLs are a probability-weighted estimate of possible default events related to the financial asset (over the lifetime or within 12 months after the reporting period, as applicable) and are measured as the difference between the present value of the cash flows due to JACOS and the cash flows the Company expects to receive, including cash flows expected from collateral and other credit enhancements that are a part of contractual terms. The carrying amounts of financial assets are reduced by the amount of the ECL through an allowance account and losses are recognized as an impairment of financial assets in the statements of income.

Based on industry experience, the Company considers its commodity sales and joint interest accounts receivable to be in default when the receivable is more than 90 days past due. Once the Company has pursued collection activities and it has been determined that the incremental cost of pursuing collection outweighs the benefits, JACOS derecognizes the gross carrying amount of the financial asset and the associated allowance from the balance sheets.

Derecognition of Financial Liabilities

A financial liability is derecognized when the obligation under the liability is discharged or canceled or expires. If an amendment to a contract or agreement comprises a substantial modification, JACOS will derecognize the existing financial liability and recognize a new financial liability, with the difference recognized as a gain or loss in the statements of income. If the modification results in the derecognition of a liability any associated fees are recognized as part of the gain or loss. If the modification is not deemed to be substantial, any associated fees adjust the liability’s carrying amount and are amortized over the remaining term.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative instruments and hedging activities

The Company periodically enters into derivative contracts to manage its exposure to commodity price and foreign exchange risks. These derivative contracts, which are generally placed with major financial institutions, may take the form of forward contracts, futures contracts, swaps, or options. The reference prices, upon which the commodity derivative contracts are based, reflect various market indices that have a high degree of historical correlation with actual prices received by the Company for its oil production.

Derivatives are initially recognized at fair value on the date a contract is entered into and are subsequently re-measured at their fair value. The Company’s derivative instruments, while providing effective economic hedges, are not designated as hedges for accounting purposes. Changes in the fair value of any derivatives that are not designated as hedges for accounting purposes are recognized within net income (loss) and comprehensive income (loss) consistent with the underlying nature and purpose of the derivative instruments.

Revenue

Revenue is measured based on consideration to which the Company expects to be entitled in a contract with a customer. The Company recognizes revenue primarily from the sale of diluted bitumen. Revenue is recognized when performance obligations are satisfied. This occurs when the product is delivered, control of the product and title or risk of loss transfers to the customer. Transaction prices are determined at inception of the contract and allocated to the performance obligations identified. Payment is generally received in the following one month to three months after the sale has occurred.

The Company sells its production pursuant to fixed and variable-priced contracts. The transaction price for variable-priced contracts is based on the commodity price, adjusted for quality, location, or other factors, whereby each component of the pricing formula can be either fixed or variable, depending on the contract terms. Revenue is recognized when a unit of production is delivered to the contract counterparty. The amount of revenue recognized is based on the agreed upon transaction.

Royalty expenses are recognized as production occurs.

Interest income

Interest income on cash and cash equivalents and restricted cash, is recorded as earned. For outstanding investments that mature in future periods, income is accrued up to the end of the applicable reporting period based on the terms and conditions of the individual instruments.

Cash and cash equivalents

The Company considers all cash on hand, depository accounts held by banks, money market accounts and highly liquid investments with an original maturity of three months or less to be cash equivalents. The types of financial instruments in which the Company currently invests in include term deposits and guaranteed investment certificates.

Accounts receivable

Accounts receivable are amounts due from customers from the rendering of services or sale of goods in the ordinary course of business. Accounts receivables are classified as current assets if payment is due within one year or less. Accounts receivables are recognized initially at fair value and subsequently measured at amortized cost.

Inventories

Inventories consist of crude oil products and warehouse materials and supplies. The carrying value of inventory includes direct and indirect expenditures incurred in the normal course of business in bringing an item or product to its existing condition and location. The Company values inventories at the lower of cost and net realizable

Japan Canada Oil Sands Limited
Notes to the Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

value on a weighted average cost basis. Net realizable value is the estimated selling price less applicable selling expenses. If the carrying value exceeds net realizable value, a write-down is recognized. A change in circumstances could result in a reversal of the write-down for the inventory that remains on hand in a subsequent period.

Property, plant and equipment (“PP&E”)

PP&E is measured at cost to acquire, less accumulated depletion and depreciation, and net of any impairment losses. The Company begins capitalizing oil exploration costs after the right to explore has been obtained and includes land acquisition costs, geological and geophysical activities, drilling expenditures and costs incurred for the completion and testing of exploration wells. The Company capitalizes all subsequent investments attributable to the development of its oil assets if the expenditures are considered a betterment and provide a future benefit beyond one year. The Company’s capitalized costs primarily consist of pad construction, drilling activities, completion activities, well equipment, processing facilities, gathering systems and pipelines. Borrowing costs attributable to long-term development projects are also capitalized.

Capitalized costs are classified as exploration and evaluation (“E&E”) assets if technical feasibility and commercial viability have not yet been established. Technical feasibility and commercial viability are generally deemed to exist when proved reserves are present and the Company has sanctioned the project for commercial development. Capitalized costs are classified as PP&E assets if they are attributable to the development of oil reserves after technical feasibility and commercial viability have been achieved. Once the technical feasibility and commercial viability of E&E assets have been established, the E&E assets are tested for impairment and reclassified to PP&E. The majority of the Company’s PP&E is depleted using the unit-of-production method relative to the Company’s estimated total recoverable proved plus probable (“2P”) reserves. The depletion base consists of the historical net book value of capitalized costs, plus the estimated future costs required to develop the Company’s estimated recoverable proved plus probable reserves. The depletion base excludes E&E and the cost of assets that are not yet available for use in the manner intended by Management. Corporate assets and other capitalized costs are depreciated over their estimated useful lives primarily using the declining-balance method.

There were no E&E costs as at September 17, 2021, December 31, 2020 or January 1, 2020.

Provisions and contingent liabilities

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the statement of financial position date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. The Company’s provisions primarily consist of decommissioning liabilities associated with dismantling, decommissioning, and site disturbance remediation activities related to its oil assets.

At initial recognition, the Company recognizes a decommissioning asset and corresponding liability on the balance sheet. Decommissioning obligations are measured at the present value of expected future cash outflows required to settle the obligations. Decommissioning liabilities are measured based on the approximate historical inflation rate and then discounted to net present value using a credit adjusted risk-free discount rate. Any change in the present value, as a result of a change in discount rate or expected future costs, of the estimated obligation is reflected as an adjustment to the provision and the corresponding item of property, plant and equipment. The liability for decommissioning costs is increased each period through the unwinding of the discount, which is included in finance and interest costs in the statements of comprehensive income (loss). Decommissioning liabilities are remeasured at each reporting period primarily to account for any changes in estimates or discount rates. Actual expenditures incurred to settle the obligations reduce the liability.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contingent liabilities reflect a possible obligation that may arise from past events and the existence of which can only be confirmed by the occurrence or non-occurrence of one or more uncertain future events, not wholly within the control of the Company. Contingent liabilities are not recognized on the balance sheet unless they can be measured reliably and the possibility of an outflow of economic benefits in respect of the contingent obligation is considered probable. Disclosure of contingent liabilities is provided when there is a less than probable, but more than remote, possibility of material loss to the Company.

Impairment of non-financial assets

For the purpose of estimating the asset’s recoverable amount, PP&E assets are grouped into cash generating units (“CGU”s). A CGU is the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. The Company’s PP&E assets are currently held in one CGU.

PP&E assets are reviewed at each reporting date to determine whether there is any indication of impairment. If indicators of impairment exist, the recoverable amount of the asset or CGU is estimated as the greater of value-in-use (“VIU”) and fair value less costs of disposal (“FVLCOD”). VIU is estimated as the discounted present value of the expected future cash flows from continuing use of the asset or CGU. FVLCOD is the amount that would be realized from the disposition of an asset or CGU in an arm’s length transaction between knowledgeable and willing parties. An impairment loss is recognized in earnings or loss if the carrying amount of the asset or CGU exceeds its estimated recoverable amount.

At each reporting period, PP&E, E&E and right-of-use assets are tested for impairment reversal at the CGU level when there are indicators that a previous impairment recorded has been reversed. Impairment reversal is limited to the carrying amount which would have been recorded had no historical impairment been recorded.

Leases

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. A lease obligation and corresponding right-of-use asset are recognized at the commencement of the lease. Lease liabilities are initially measured at the present value of the unavoidable lease payments and discounted using the Company’s incremental borrowing rate when an implicit rate in the lease is not readily available. Interest expense is recognized on the lease obligations using the effective interest rate method. The right-of-use assets are recognized at the amount of the lease liabilities, adjusted for lease incentives received and initial direct costs, on commencement of the leases. Right-of-use assets are depreciated on a straight-line basis over the lease term. The Company is required to make judgments and assumptions on incremental borrowing rates and lease terms. The carrying balance of the leased assets and lease liabilities, and related interest and depreciation expense, may differ due to changes in market conditions and expected lease terms. Short-term and low value leases have not been included in the measurement of lease liabilities.

Income taxes

Income tax is comprised of current and deferred tax. Income tax expense is recognized in the statement of income (loss) except to the extent that it relates to share capital, in which case it is recognized in equity. Current tax is the expected tax payable (receivable) on the taxable income (loss) for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination and does not affect profit, other than temporary differences that arise in shareholder’s equity. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred tax assets and liabilities are offset on the balance sheet if there is a legally enforceable right to offset and they relate to income taxes levied by the same tax authority. A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized. Deferred tax assets are reviewed at each reporting date and are not recognized until such time that it is more likely than not that the related tax benefit will be realized.

Per share information

Basic per share information is calculated using the weighted average number of common shares outstanding during the year. Diluted per share information is calculated using the basic weighted average number of common shares outstanding during the year, as the Company did not have shares which could have had a dilutive effect on net income during the year.

Investment tax credits

Investment tax credits are deducted from the related expenditures when there is reasonable assurance that they are recoverable.

Transportation

In order to facilitate pipeline transportation, the Company uses condensate as diluent for blending with the Company’s bitumen. Transportation costs include expenses related to third-party pipelines and terminals used to transport blended bitumen.

4.      SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES

The timely preparation of the financial statements requires that management make estimates and assumptions and use judgement regarding the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during that period. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. The estimated fair value of financial assets and liabilities are subject to measurement uncertainty. Accordingly, actual results may differ materially from estimated amounts as future confirming events occur. Significant judgements, estimates and assumptions made by management in the preparation of these financial statements are outlined below.

Inventories

The Company evaluates the carrying value of its inventory at the lower of cost and net realizable value. The net realizable value is estimated based on current market prices less selling costs that the Company would expect to receive from the sale of its inventory.

Decommissioning obligations

The provision for decommissioning obligations is based upon numerous assumptions including settlement amounts, inflation factors, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. Actual costs and cash outflows could differ from the estimates as a result of changes in any of the above noted assumptions.

Income Taxes

The provision for income taxes is based on judgments in applying income tax law and estimates on the timing and likelihood of reversal of temporary differences between the accounting and tax bases of assets and liabilities. The provision for income taxes is based on the Company’s interpretation of the tax legislation and regulations which are also subject to change. Deferred tax assets are recognized when it is considered probable that deductible temporary differences will be recovered in future periods, which requires management judgment. Deferred tax

Japan Canada Oil Sands Limited
Notes to the Financial Statements

4.      SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES (cont.)

liabilities are recognized when it is considered probable that temporary differences will be payable to tax authorities in future periods, which requires management judgment. Income tax filings are subject to audit and re-assessment and changes in facts, circumstances and interpretations of the standards may result in a material change to the Company’s provision for income taxes. Estimates of future income taxes are subject to measurement uncertainty. Deferred income tax assets are assessed by management at the end of the reporting period to determine the likelihood that they will be realized from future earnings.

Bitumen reserves

The estimation of reserves involves the exercise of judgment. Forecasts are based on engineering data, estimated future prices, expected future rates of production and the cost and timing of future capital expenditures, all of which are subject to many uncertainties and interpretations. The Company expects that over time its reserves estimates will be revised either upward or downward based on updated information such as the results of future drilling and production. Reserves estimates can have a significant impact on net earnings, as they are a key component in the calculation of depletion and for determining potential asset impairment.

Impairments

CGU’s are defined as the lowest grouping of assets that generate identifiable cash inflows that are largely independent of the cash inflows of other assets or groups of assets. The classification of assets into CGU’s requires significant judgment and interpretations with respect to the integration between assets, the existence of active markets, external users, shared infrastructures, and the way in which management monitors the Company’s operations. The recoverable amounts of CGU’s and individual assets have been determined as the higher of the CGU’s or the asset’s fair value less costs of disposal and its value in use. These calculations require the use of estimates and significant assumptions and are subject to changes as new information becomes available including information on future commodity prices, expected production volumes, quantity of proved and probable reserves and discount rates as well as future development and operating costs. Changes in assumptions used in determining the recoverable amount could affect the carrying value of the related assets and CGU’s.

Property, plant and equipment

Producing assets within PP&E are depleted using the unit-of-production method based on estimated total recoverable proved plus probable reserves and future costs required to develop those reserves. There are several inherent uncertainties associated with estimating reserves. By their nature, these estimates of reserves, including the estimates of future prices and costs, and related future cash flows are subject to measurement uncertainty, and the impact on the financial statements of future periods could be material.

Joint arrangements

Judgement is required to determine when the Company has joint control of a contractual arrangement, which requires a continuous assessment of the relevant activities and when the decisions in relation to those activities require unanimous consent. Judgement is also required to classify a joint arrangement as either a joint operation or a joint venture when the arrangement has been structured through a separate vehicle. Classifying the arrangement requires the Company to assess its rights and obligations arising from the arrangement. Specifically, the Company considers the legal form of the separate vehicle, the terms of the contractual arrangement and other relevant facts and circumstances. This assessment often requires significant judgement, and a different conclusion on joint control, or whether the arrangement is a joint operation or a joint venture, may have a material impact on the accounting treatment.

Leases — estimating the incremental borrowing rate

The Company cannot readily determine the interest rate implicit in the lease, therefore, it uses its incremental borrowing rate (“IBR”) to measure lease liabilities. The IBR is the rate of interest that the Company would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar

Japan Canada Oil Sands Limited
Notes to the Financial Statements

4.      SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES (cont.)

value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Company ‘would have to pay’, which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease. The Company estimates the IBR using observable inputs (such as market interest rates) when available and is required to make certain entity-specific estimates.

Other

The COVID-19 pandemic, which began in early 2020, continues to create uncertainty and negatively impact the commodity price environment by suppressing the continued recovery in global economic activity and demand for hydrocarbon products. It continues to be difficult to forecast and account for the risk posed by the COVID-19 pandemic.

5.      FIRST-ADOPTION OF IFRS

These financial statements, for the period ended September 17, 2021 are the first financial statements the Company has prepared in accordance with IFRS. For the periods from January 1, 2011, up to and including the year ended December 31, 2020, the Company prepared its financial statements in accordance with US GAAP.

Accordingly, the Company has prepared financial statements that comply with IFRS applicable as at September 17, 2021, together with the comparative period data for the year ended December 31, 2020, as described in the summary of significant accounting policies. In preparing the financial statements, the Company’s opening balance sheet was prepared as at January 1, 2020, the Company’s date of transition to IFRS. This note explains the principal adjustments made by the Company in restating its US GAAP financial statements, including the balance sheet as at January 1, 2020 and the financial statements as of, and for, the year ended December 31, 2020 and the period ended September 17, 2021.

Exemptions applied

IFRS 1 First-time Adoption of International Financial Reporting Standards sets forth guidance for the initial adoption of IFRS. Under IFRS 1 the standards are applied retrospectively at the transitional balance sheet date with all adjustments to assets and liabilities recognized in retained earnings unless certain exemptions are applied. The Company has applied the following optional exemptions to its opening balance sheet dated January 1, 2020:

•        The estimates at January 1, 2020, and at December 31, 2020, are consistent with those made for the same dates in accordance with US GAAP (after transitional adjustments to reflect any differences in accounting policies). The estimates used by the Company to present these amounts in accordance with IFRS reflect conditions at January 1, 2020, the date of transition to IFRS and as at December 31, 2020.

The Company has assessed the classification and measurement of financial assets on the basis of the facts and circumstances that exist at January 1, 2020.

The Company has elected to measure oil and gas assets at January 1, 2020 on the following basis:

•        Deemed costs

•        IFRS requires that property, plant and equipment associated with oil and natural gas development and production be monitored and depreciated at a more granular level than was required under full costs accounting allowable under US GAAP. Upon adoption of IFRS the Company elected to use fair value as deemed cost of PP&E. The fair value was determined using fair value less cost to sell based on a discounted future cash flows of proved plus probable reserves using forecast prices and costs.

•        Leases

•        Lease liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at January 1, 2020. Hindsight was applied in determining the lease term for leases with extension options. Right-of-use assets were measured at the amount equal to the lease liabilities, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the balance sheet immediately before January 1, 2020

Japan Canada Oil Sands Limited
Notes to the Financial Statements

5.      FIRST-ADOPTION OF IFRS (cont.)

•        Decommissioning Liabilities

•        The Company has measured all decommissioning obligations at January 1, 2020. There is no difference between this amount and the US GAAP carrying amount and therefore no adjustment has been made to retained earnings in respect of this exemption.

•        The adoption of IFRS has not changed the Company’s actual cash flows, it has resulted in changes to the Company’s reported financial position and results of operations. In order to allow the users of the financial statements to better understand these changes, the Company’s balance sheets at January 1, 2020, and December 31, 2020 as prepared under US GAAP and statements of comprehensive income for the year ended December 31, 2020, as prepared under US GAAP, have been reconciled to IFRS, with the resulting differences explained.

Balance Sheet
As at January 1, 2020

($CAD thousands)	note	US GAAP	Effect of transition to IFRS	IFRS
Assets
Current assets
Cash and cash equivalents		$159,591	$—	$159,591
Restricted cash		672		672
Accounts receivable		30,565	—	30,565
Inventories		18,550	—	18,550
Due from related parties		18	—	18
Prepaid expenses and deposits		2,446	—	2,446
		211,842	—	211,842
Non-current assets
Property, plant and equipment	A	1,500,757	(860,000)	640,757
Right of use asset	C	—	1,372	1,372
Deferred tax	D	67,673	(67,673)	—
		1,568,430	(926,301)	642,129
Total assets		$1,780,272	$(926,301)	$853,971
Liabilities
Current liabilities
Accounts payable and accrued liabilities		56,260	—	56,260
Current portion of long-term debt		77,928	—	77,928
Current portion of lease liability	C	—	493	493
Due to related parties		1,009	—	1,009
		135,197	493	135,690
Non-current liabilities
Long-term debt		698,144	—	698,144
Long-term lease liability	C	—	879	879
Decommissioning obligations		7,147	—	7,147
		705,291	879	706,170
Total liabilities		840,488	1,372	841,860
Shareholders’ equity
Share capital		1,010,871	—	1,010,871
Deficit	A	(71,087)	(927,673)	(998,760)
		939,784	(927,673)	12,111
Total equity and liabilities		$1,780,272	$(926,301)	$853,971

Japan Canada Oil Sands Limited
Notes to the Financial Statements

5.      FIRST-ADOPTION OF IFRS (cont.)

Balance Sheet
As at December 31, 2020

($CAD thousands)	note	US GAAP	Effect of transition to IFRS	IFRS
Assets
Current assets
Cash and cash equivalents		$46,743	$—	$46,743
Accounts receivable		29,113	—	29,113
Inventories		7,440	—	7,440
Due from related parties		6	—	6
Prepaid expenses and deposits		2,594	—	2,594
		85,896	—	85,896
Non-current assets
Property, plant and equipment	A,B	1,443,639	(1,150,784)	292,855
Right of use asset	C	—	841	841
Deferred tax		67,247	(67,247)	—
		1,510,886	(1,217,190)	293,696
Total assets		$1,596,782	$(1,217,190)	$379,592
Liabilities
Current liabilities
Accounts payable and accrued liabilities		51,838	—	51,838
Current portion of long-term debt		76,392	—	76,392
Current portion of lease liability	C	—	544	544
Due to related parties		1,007	—	1,007
		129,237	544	129,781
Non-current liabilities
Long-term debt		608,249	—	608,249
Long-term lease liability	C	—	335	335
Decommissioning obligations		7,728	—	7,728
		615,977	335	616,312
Total liabilities		745,214	879	746,093
Shareholders’ equity
Share capital		1,010,871	—	1,010,871
Deficit	A,B,C	(159,303)	(1,218,069)	(1,377,372)
		851,568	(1,218,069)	(366,501)
Total equity and liabilities		$1,596,782	$(1,217,190)	$379,592

Japan Canada Oil Sands Limited
Notes to the Financial Statements

5.      FIRST-ADOPTION OF IFRS (cont.)

Statement of comprehensive income
For the year ended December 31, 2020

($CAD thousands, except per share amounts)	note	US GAAP	Effect of transition to IFRS	IFRS
Revenue
Oil sales		$279,248	$—	$279,248
Royalties		(2,019)	—	(2,019)
		277,229	—	277,229
Interest income		925	—	925
Other income		1,684	—	1,684
		279,838	—	279,838

Expenses
Diluent expense		158,272	—	158,272
Transportation and marketing		39,368	—	39,368
Operating expenses		67,409	—	67,409
General and administrative	C	6,250	(570)	5,680
Financing and interest	C	21,525	77	21,602
Depletion and depreciation	B,C	87,064	21,315	108,379
Impairment	A	—	270,000	270,000
Exploration and other expenses		3,352	—	3,352
Foreign Exchange loss/(gain)		(15,612)	—	(15,612)
		367,628	290,822	658,450
Loss before income taxes		$(87,790)	$290,822	$(378,612)

Deferred income taxes		427	(427)	—
Net loss and comprehensive loss		$(88,217)	$(290,395)	$(378,612)

Loss per share
Basic		$(2,91)	$(9.58)	$(12.49)
Diluted		$(2.91)	$(9.58)	$(12.49)

A    Impairment of property, plant and equipment (“PP&E”)

In accordance with IFRS, impairment tests of PP&E must be performed at the CGU level as opposed to the entire PP&E balance which was required under US GAAP through the full cost ceiling test. Impairment is recognized if the carrying value exceeds the recoverable amount for a CGU. Upon adoption of IFRS the Company elected to use fair value as deemed cost of PP&E. The fair value was determined using fair value less cost to sell based on a discounted future cash flows of proved plus probable reserves using forecast prices and costs. A fair value adjustment of $860 million was recognized on transition as of January 1, 2020.

For the year ended December 31, 2020, as a result of decreased forward oil prices which impacted the fair value less costs to sell derived from the Company’s reserves, an impairment charge of $270 million was recognized based on discounted future cash flows of proved plus probable reserves using forecast prices and costs at 16 percent.

B    Depletion of PP&E

Upon transition to IFRS, the Corporation adopted a policy of depleting bitumen interests on a unit of production basis over proved plus probable reserves. The depletion policy under the previous GAAP was based on units of production over proved reserves. In addition, under US GAAP future development costs were not included

Japan Canada Oil Sands Limited
Notes to the Financial Statements

5.      FIRST-ADOPTION OF IFRS (cont.)

in the depletion calculation. There was no impact of this difference on adoption of IFRS as at January 1, 2020 as a result of the IFRS 1 election, as discussed in note above. For the year ended December 31, 2020 depletion and depreciation was increased by $20.7 million as a result of changes to the depletion calculation.

C    Leases

Under US GAAP, the Company had not adopted ASC 842 Leases. As a result, leases were classified as a finance lease or an operating lease. Operating lease payments are recognized as an operating expense in profit or loss on a straight-line basis over the lease term. Under IFRS, as explained in Note 3, a lessee applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets and recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets. At the date of transition to IFRS, the Company applied the transitional provision and measured lease liabilities at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at the date of transition to IFRS. Right-of-use assets were measured at the amount equal to the lease liabilities adjusted by the amount of any prepaid or accrued lease payments. As a result, the Company recognized an increase of $1.4 million in lease liabilities and $1.4 million in right-of-use assets. In addition, depreciation increased by $0.5 million, finance costs increased by $0.1 million and general and administration costs decreased by $0.6 million for the period ended December 31, 2020.

D    Deferred tax

The various transitional adjustments resulted in various temporary differences. According to the accounting policies in Note 3, the Company has to recognize the tax effects of such differences. Deferred tax adjustments are recognized in correlation to the underlying transaction either in retained earnings or a separate component of equity.

E    Statement of cash flows

Under US GAAP, a lease is classified as a finance lease or an operating lease. Cash flows arising from operating lease payments are classified as operating activities. Under IFRS, a lessee generally applies a single recognition and measurement approach for all leases and recognizes lease liabilities. Cash flows arising from payments of principal portion of lease liabilities are classified as financing activities. Therefore, cash outflows from operating activities decreased by $0.1 million and cash outflows from financing activities increased by the same amount for the period ended December 31, 2020.

F    Functional currency

Under IFRS, the framework used to determine the functional currency is similar to that used to determine the currency of measurement under US GAAP; however, under IFRS, the indicators for determining the functional currency are broken down into primary and secondary indicators. Primary indicators are closely linked to the primary economic environment in which the entity operates. Secondary indicators provide supporting evidence to determine an entity’s functional currency. Primary indicators receive more weight under IFRS than US GAAP. In 2019 the Company’s revenue contracts had changed from primarily being US dollar denominated to Canadian dollar denominated. The change in revenue contracts resulted in cash flows being driven primarily by the Canadian dollar. Due to the change in the primary economic environment in which the Company operates, management has concluded that the functional currency of the Company under IFRS is the Canadian dollar. Under US GAAP, the functional currency of the Company was the US dollar.

Accordingly, all non-monetary assets and liabilities have been converted to the Canadian dollar at their respective historical rates.

6.      CASH AND CASH EQUIVALENTS

As at September 17, 2021, the Company held cash of $4.4 million and $0.5 million in restricted cash (December 31, 2020 — cash of $46.7 million, January 1, 2020 — cash of $159.6 million and $0.7 million restricted cash). The credit risk associated with the Company’s cash and cash equivalents was considered low as the Company’s balances were held with large Canadian or Provincial chartered banks.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

6.      CASH AND CASH EQUIVALENTS (cont.)

JACOS has long-term pipeline transportation contracts in place which are subject to credit requirements requiring letters of credit to guarantee future payments under the contracts. Prior to the corporate divestiture to Greenfire Resources Inc. JACOS had approximately $51 million in letters of credit outstanding in relation to these long-term pipeline transportation agreements. The annual guarantee fees incurred is calculated at an interest rate of 0.8%.

7.      ACCOUNTS RECEIVABLE

As at ($000’s)	September 17, 2021	December 31, 2020	January 1, 2020
Accounts receivable	$56,517	$29,113	$30,565

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s accounts receivable. The Company is primarily exposed to credit risk from receivables associated with its oil sales. The Company’s customer base consisted of large integrated energy companies. The Company manages its credit risk exposure by transacting with high-quality credit worthy counterparties and monitoring credit worthiness and/or credit ratings on an ongoing basis.

At September 17, 2021, December 31, 2020 and January 1, 2020, credit risk from the Company’s outstanding accounts receivable balances was considered low due to a history of collections and the receivables that were held by credit worthy counterparties. There were no overdue balances for the above ending periods.

8.      INVENTORIES

As at ($000’s)	September 17, 2021	December 31, 2020	January 1, 2020
Oil inventories	$5,559	$5,703	$17,114
Warehouse materials and supplies	1,879	1,737	1,436
Inventories	$7,438	$7,440	$18,550

During the period ended September 17, 2021, approximately $171 million (December 31, 2020 — $158 million) of purchased inventory was recorded in diluent expense in the statements of comprehensive income (loss).

9.      PROPERTY, PLANT AND EQUIPMENT (“PP&E”)

$(000’s)	Petroleum properties and related equipment	Furniture and other equipment	Total
Cost
Balance as at January 1, 2020	637,755	3,002	640,757
Expenditures on PP&E	27,385	310	27,695
Balance as at December 31, 2020	665,140	3,312	668,452
Expenditures on PP&E	9,755	2	9,757
Balance as at September 17, 2021	674,895	3,314	678,209
Accumulated DD&A
Balance as at January 1, 2020	—	—	—
Depletion and depreciation	105,075	522	105,597
Impairment	270,000	—	270,000
Balance as at December 31, 2020	375,075	522	375,597
Depletion and depreciation	77,083	324	77,407
Impairment reversal	(73,252)	—	(73,252)
Balance as at September 17, 2021	378,906	846	379,752
Net book Value
Balance at January 1, 2020	637,755	3,002	640,757
Balance at December 31, 2020	290,065	2,790	292,855
Balance at September 17, 2021	295,989	2,468	298,457

Japan Canada Oil Sands Limited
Notes to the Financial Statements

9.      PROPERTY, PLANT AND EQUIPMENT (“PP&E”) (cont.)

For the period ended September 17, 2021, due to increases in forward oil prices, a test for impairment reversal was completed. The recoverable value was based on fair value less costs of disposal (“FVLCOD”). FVLCOD is the amount that would be realized from the disposition of an asset or CGU in an arm’s length transaction between knowledgeable and willing parties. As JACOS had a sales agreement is place with Greenfire Resources Inc., the asset was written up to the value assigned in the agreement, which was approximately $298.5 million.

At December 31, 2020, due to the continued depressed oil prices as a result of the COVID-19 pandemic, the Company determined that there were indicators of impairment for its CGU. The recoverable amount was not sufficient to support the carrying amount which resulted in an impairment of $270 million. The recoverable amount was based on its FVLCOD which was estimated using a discounted cash flow model of proved plus probable cash flows from an independent reserve report prepared as at December 31, 2020.

The recoverable amount of the Company’s CGU was calculated at December 31, 2020 using the following benchmark reference prices for the years 2021 to 2028 adjusted for commodity differentials specific to the Company. The prices and costs subsequent to 2029 have been adjusted for inflation at an annual rate of 2%.

	2021	2022	2023	2024	2025	2026	2027	2028
WCS heavy oil (CA$/bbl)	$45.16	$49.67	$53.95	$57.92	$59.09	$60.26	$61.47	$62.70
WTI crude oil (US$/bbl)	$48.00	$51.50	$54.50	$57.79	$58.95	$60.13	$61.33	$62.56

The following table demonstrates the sensitivity of the estimated recoverable amount of the Company’s CGU to possible changes in key assumptions inherent in the estimate.

$(000’s)	Amount	Impairment	Change in discount rate of 1%	Change in diluted bitumen pricing of $2.50
Hangingstone Expansion CGU	$290,065	$270,000	$21,500	$87,500

10.    LEASES

The Company has recognized the following leases:

$(000’s)	Total
Lease obligation at January 1, 2020	$1,372
Interest expense	77
Payments	(570)
Balance as at December 31, 2020	879
Interest expense	32
Payments	(390)
Balance as at September 17, 2021	$521

The Company has recognized the following right of use asset:

$(000’s)	Total
Right of use at January 1, 2020	$1,372
Depreciation	(531)
Balance as at December 31, 2020	841
Depreciation	(354)
Balance as at September 17, 2021	$487

The Company incurs lease payments related to its head office. The lease will expire in July 2022. The Company has recognized a lease liability measured at the present value of the remaining lease payments using the Company’s weighted-average incremental borrowing rate of 7%.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

11.    INCOME TAXES

The Company has $1.6 billion in unclaimed federal tax deductions and $1.2 billion in unclaimed provincial tax deductions that are available indefinitely to be applied against income generated from oil and gas activities.

The Company has obtained investment tax credits, which will expire as follows:

$(000’s)
2039	$143
Total	$143

Although management considers the investment tax credits claimed to be reasonable and appropriate, they are subject to assessment in the future at such time as they are used to reduce income taxes otherwise payable and portions of the claims could be disallowed.

The Company has accumulated Federal Non-Capital Loss Carryforward that will expire as follows:

$(000’s)
2035	$38,453
2036	187,478
2037	58,725
2038	29,991
2040	36,168
2041	1,232,793
Total	$1,583,608

The Company has accumulated Provincial Non-Capital Loss Carryforward that will expire as follows:

$(000’s)
2036	$76,903
2037	58,725
2038	29,991
2040	25,968
2041	999,628
Total	$1,191,215

Income tax expense is summarized as follows:

$(000’s)	For the period ended September 17, 2021	For the year ended December 31, 2020
Income (loss) before taxes	104,833	(378,612)
Expected statutory income tax rate	23%	24%
Expected income tax expense (recovery)	24,112	(90,867)
Permanent differences	(731)	(1,530)
Effect of Alberta provincial tax rate change	—	12,877
Unrecognized deferred tax assets	(23,381)	79,520
Deferred income tax expense (recovery)	$—	$—

Japan Canada Oil Sands Limited
Notes to the Financial Statements

12.    DECOMMISSIONING OBLIGATIONS

The Company’s decommissioning obligations result from net ownership interests in oil assets including well sites, gathering systems and processing facilities. The Company estimates the total undiscounted escalated amount of cash flows required to settle its decommissioning obligations to be approximately $97 million. A credit-adjusted discount rate of 7% and an inflation rate of 1.8% were used to calculate the decommissioning obligations. A 1.0% change in the credit-adjusted discount rate would impact the discounted value of the decommissioning obligations by approximately $0.3 million with a corresponding adjustment to PP&E or net income (loss). The decommissioning obligations are estimated to be settled in periods up to year 2075.

A reconciliation of the decommissioning liabilities is provided below:

As at $(000’s)	September 17, 2021	December 31, 2020
Beginning balance	$7,728	$7,147
Change in estimate	(75)	167
Liabilities settled in the year	(53)	(30)
Accretion expense	320	444
Ending balance	$7,920	$7,728

13.    OTHER INCOME AND EXPENSES

$(000’s)	For the period ended September 17, 2021	For the year ended December 31, 2020
Interest income	$43	$925
Gross overriding royalty	935	39
Other	50	1,645
Other income	$1,028	$2,609

14.    FINANCIAL RISK MANAGEMENT

The Company is exposed to financial risk on its financial instruments including cash and cash equivalents, short-term investments, accounts receivable, due from related parties, prepaid expenses and deposits, accounts payable and due to related parties, and long-term banks loans payable. The Company manages its exposure to financial risks by operating in a manner that minimizes its exposure to the extent practical. The Company’s financial instruments as at September 17, 2021 and December 31, 2020 include accounts receivable, accounts payable and accrued liabilities. The fair value of accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to its short-term maturity.

The main financial risks affecting the Company are discussed below:

Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial instruments on hand as at the balance sheet date. The Company’s financial instrument subject to credit risk is accounts receivable.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset on the balance sheet. On an ongoing basis, the Company assesses whether there should be any impairment of the financial instruments. There are no material financial instruments that the Company considers past due.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

14.    FINANCIAL RISK MANAGEMENT (cont.)

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they are due. The Company actively manages its liquidity through cost control and debt management policies. Such strategies include continuously monitoring forecast and actual cash flows. The Company relies on additional funding from Canada Oil Sands Co, Ltd (Parent Company). The nature of the oil and gas industry is very capital intensive. As a result, the Company prepares annual capital expenditure budgets and utilizes authorizations for expenditures for projects to manage capital expenditures. Please refer to note 16 “Long-term Debt” for additional information on liquidity risk.

Accounts payable is considered due to suppliers in one year or less while bank debt is repaid in semi-annual equal installments, which began in June 2020 and will end in December 2029. Further, interest is paid semi-annually on the outstanding principal amount during the term of the loan.

Market risk

Market risk is the risk of loss that might arise from changes in market factors such as interest rates, foreign exchange rates and equity prices.

•        Interest rate risk

Interest rate risk arises because of the fluctuation in interest rates. The Company’s objective in managing interest rate risk is to minimize the interest expense on liabilities and debt. The Company does not believe that the results of operations or cash flows would be affected to any significant degree by a sudden change in market interest rates.

•        Foreign currency risk

The Company’s debt is denominated in US dollars. As well, the Company has certain revenue contracts which are denominated and settled in US dollars. The Company manages the risk of foreign exchange fluctuations by monitoring its’ US dollar cash flow. The net carrying value of these US dollar denominated balances is as follows:

As at $(000’s CAD)	September 17, 2021	December 31, 2020	January 1, 2020
Cash	$2,198	$37,302	$120,256
Accounts Receivable	$16,023	$6,577	$14,767
Long-term debt	—	$684,641	$776,073

If there was a 1% strengthening or weakening of the Canadian dollar against the US dollar, the corresponding impact would be as follows:

As at $(000’s CAD)	September 17, 2021	December 31, 2020	January 1, 2020
Cash	$22	$373	$1,203
Accounts receivable	$160	$66	$148
Long-term debt	—	$6,846	$7,761

•        Commodity price risk

Commodity price risk arises due to fluctuations in commodity prices. Management believes it is prudent to manage the variability in cash flows by occasionally entering into hedges. The Company utilizes various types of derivatives and financial instruments, such as swaps and options, and fixed-price normal course of business purchase and sale contracts to manage fluctuations in cash flows. As at September 17, 2021, the Company has no outstanding derivatives in place.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

15.    CAPITAL MANAGEMENT

The Company’s capital consists primarily of shareholders equity, working capital and long-term debt. The Company manages its capital structure to maximize financial flexibility by making adjustments in light of changes in economic conditions and the risk characteristics of the underlying assets. Each potential investment opportunity is assessed to determine the nature and amount of capital required together with the relative proportions of debt and equity to be deployed to ensure that the Company will be able to continue as a going concern and to provide a return to shareholders through exploring and developing its assets. As the Company is in the early stages of these activities, it will meet its capital requirements through continued funding from the existing shareholder or the ultimate parent company. The Company does not presently utilize any quantitative measures to monitor its capital and is not subject to any externally imposed capital requirements.

16.    LONG-TERM DEBT

As at $(000’s CAD)	September 17, 2021	December 31, 2020	January 1, 2020
US dollar denominated debt:
LIBOR plus 0.1%	$—	$343,764	$389,640
LIBOR plus 1.0%	—	$343,764	$389,640
Amortization of debt issuance costs and issuer discount	—	(2,887)	(3,207)
Total term debt	$—	$684,641	$776,073
Current portion of long-term debt	$—	$76,392	$77,928
Long-term debt	$—	$608,249	$698,144

Interest is paid semi-annually on the outstanding principal amount during the life of the loan. The principal repayment schedule included semi-annual equal installments, which began in June 2020 and was scheduled to end in December 2029.

As a condition of Greenfire Resources Inc. acquiring all of the issued and outstanding shares of the Company, all outstanding bank debt was required to be settled prior to September 17, 2021. In order to facilitate the settlement of the outstanding loans, on September 9, 2021 CANOS contributed additional capital to the Company, thus increasing the value of their stated capital. Approximately $305 million of the debt was repaid with the remaining balance of $341 million in debt being assumed by the Parent Company. No additional shares were issued.

17.    DILUENT, TRANSPORTATION & MARKETING AND OPERATING EXPENSES

$(000’s)	For the period ended September 17, 2021	For the year ended December 31, 2020
Diluent expense	$171,174	$158,272
Transportation and marketing	27,853	39,368
Operating expenses	56,479	67,409
Total expenses	$255,506	$265,049

Diluent, transportation & marketing and operating expenses are costs incurred in the field that are required in order to produce and get bitumen to a sales market.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

18.    FINANCING AND INTEREST

$(000’s)	For the period ended September 17, 2021	For the year ended December 31, 2020
Accretion on long-term debt	$7,455	$13,791
Guarantee fees	3,348	7,290
Interest on settlement of lease liability	31	77
Accretion on decommissioning liabilities	320	444
Financing and interest expense	$11,154	$21,602

19.    COMMITMENTS AND CONTINGENCIES

The Company has lease commitments related to office premises (Note 10). The Company also has transportation agreements mainly related to pipeline transportation services. Future minimum amounts payable under these commitments are as follows:

$(000’s)	September 18 to December 31, 2021	2022	2023	2024	2025	2026	Beyond 2026	Total
Office leases	155	361	—	—	—	—	—	516
Transportation	7,804	30,027	30,111	30,231	29,175	28,110	249,569	405,567
Total	7,959	30,388	30,011	30,231	29,175	28,110	249,569	406,083

The Company is currently involved in legal claims associated with the normal course of operations and it believes that any liabilities that might arise from such matters, to the extent not provided for, are not likely to have a material effect on its financial statements.

20.    RELATED PARTY TRANSACTIONS

The following related party transactions occurred in the normal course of business and are recorded as income (expense) or capital items in the Company’s financial statements.

$(000’s)	For the period ended September 17, 2021	For the year ended December 31, 2020
Operating, general and administrative expenses and financing(a)	$(3,140)	$(4,888)
Exploration expenses(b)	(89)	—
Plant and equipment expenditure(c)	(15)	(47)
Other income(d)	11	12
Reimbursement for costs incurred on behalf of related parties(e)	82	50
Services provided by management(f)	(493)	(4,922)

__________

(a)      These costs were paid to the Parent Company for expat services and to Japan Petroleum Exploration Co., Ltd. for guarantee fees.

(b)      All exploration expenses were paid to JGI, Inc.

(c)      Reimbursements to the Parent Company for plant and equipment costs.

(d)      The Company also provided accounting and other management services to Japex Canada Ltd and Japex Montney Ltd.

(e)      Reimbursement from the Parent Company and Japex Montney Ltd. for miscellaneous costs which were incurred by the Company.

(f)      One of the Company’s external directors is employed by Bennett Jones L.L.P. The firm provides legal advisory services to the Company. The above amounts represent amounts paid to Bennett Jones L.L.P. for legal services.

Japan Canada Oil Sands Limited
Notes to the Financial Statements

20.    RELATED PARTY TRANSACTIONS (cont.)

The following related party amounts were outstanding:

As at $(000’s)	September 17, 2021	December 31, 2020	January 1, 2020
Due from:
Japex Canada Ltd.	$—	$6	$18
	$—	$6	$18
Due to:
Japan Petroleum Exploration Co., Ltd.	$—	$712	$788
Canada Oil Sands Co., Ltd.	—	235	221
JGI, Inc.	—	60	—
	$—	$1,007	$1,009

The corporation considers directors and officers of the Company as key management personnel.

$(000’s)	For the period ended September 17, 2021	For the year ended December 31, 2020
Salaries, benefits, and director fees	$3,886	$3,207

21.    SUPPLEMENTAL CASH FLOW INFORMATION

The following table reconciles the net changes in non-cash working capital and other liabilities from the balance sheet to the statement of cash flows:

$(000’s)	For the period ended September 17, 2021	For the year ended December 31, 2020
Change in accounts receivable	$(27,404)	$1,452
Change in inventories	(278)	9,298
Change in due from related parties	6	12
Change in prepaid expenses and deposits	(1,691)	(148)
Change in accounts payable and accrued liabilities	(24,689)	(4,422)
Change in due to related parties	(1,007)	(2)
	$(55,063)	$6,190
Related to operating activities	$(61,929)	$8,812
Related to investing activities (accrued additions to PP&E)	6,866	$(2,622)
Net change in non-cash working capital	$(55,063)	$6,190
Cash interest paid (included in operating activities)	$7,947	$20,837
Cash interest received (included in operating activities)	$43	$925

Japan Canada Oil Sands Limited
Notes to the Financial Statements

22.    SHARE CAPITAL

31,000,000 common shares are authorized to be issued.

	Period ended September 17, 2021		Year ended December 31, 2020
$(000’s)	Number of shares	Amount	Number of shares	Amount
Shares outstanding
Balance, beginning of period	30,302,083	$1,010,871	30,302,083	$1,010,871
Return of capital	—	(47,500)	—	—
Capital contribution	—	645,674	—	—
Balance, end of period	30,302,083	$1,609,045	30,302,083	$1,010,871

As a condition of Greenfire Resources Inc. acquiring all of the issued and outstanding shares of the Company, The JBIC loan and Mizuho loan were required to be settled prior to September 17, 2021. In order to facilitate the settlement of the outstanding loans, on September 9, 2021 CANOS contributed additional capital to the Company, thus increasing the value of their stated capital. This was completed with two separate transactions. In the first transaction CANOS provided JACOS with a $305 million capital contribution to repay the half of the outstanding loans. In the second transaction CANOS assumed the remaining outstanding debt of $341 million in exchange for additional stated capital in JACOS. No additional shares were issued with the transactions. In August 2021, $47.5 million of capital was returned to CANOS.

	Period ended September 17, 2021	Year ended December 31, 2020
Weighted average shares outstanding-basic and diluted	30,302,083	30,302,083

23.    SUBSEQUENT EVENTS

In the first half of 2021 the Company initiated a strategic alternatives process. Such alternatives may have included a corporate sale or sale of the Company’s assets. On September 17, 2021, Greenfire Resources Inc. acquired all the issued and outstanding common shares of the Company in exchange for $346 million.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

M3-BRIGADE ACQUISITION III CORP.,

GREENFIRE RESOURCES LTD.,

DE GREENFIRE MERGER SUB INC.,

2476276 ALBERTA ULC

and

GREENFIRE RESOURCES INC.

dated as of December 14, 2022

A-i

A-ii

A-iii

ANNEXES AND EXHIBITS
Annex A	Supporting Company Shareholders
Exhibit A	Form of Subscription Agreement
Exhibit B	Form of SPAC Proceeds Note
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Company Arrangement Resolution
Exhibit F	Plan of Arrangement
Exhibit G	Seventh Supplemental Indenture

A-iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 14, 2022, is made by and among M3-Brigade Acquisition III Corp., a Delaware corporation (“SPAC”), Greenfire Resources Ltd., an Alberta corporation (“PubCo”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub” ), 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly owned subsidiary of PubCo (“Canadian Merger Sub” and, together with PubCo and Merger Sub, each an “Acquisition Entity” and, together, the “Acquisition Entities”) and Greenfire Resources Inc., an Alberta corporation (the “Company”). SPAC, PubCo, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on March 25, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one (1) or more businesses;

WHEREAS, each of the Acquisition Entities was incorporated for purposes of consummating certain transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its stockholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, Sponsor, SPAC, PubCo and the Company are entering into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the Transactions, (b) a certain number of SPAC Class B Shares becoming subject to certain forfeiture conditions prior to and contingent upon the Closing, and (c) the forfeiture of a certain number of SPAC Class B Shares and SPAC Warrants contingent upon the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, as a condition and inducement to SPAC’s and the Acquisition Entities’ willingness to enter into this Agreement, concurrently with the execution of this Agreement, each Company Shareholder (with respect to all Equity Securities held thereby) set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”) has duly executed and delivered to SPAC and the Acquisition Entities a shareholder support agreement (collectively, the “Shareholder Support Agreement”), pursuant to which each such Supporting Company Shareholder has agreed to, among other things, promptly following the time at which the Registration Statement/Proxy Statement (as defined herein) shall have been declared effective and delivered or otherwise made available to stockholders, support and vote all Equity Securities held by them in favor of the Company Arrangement Resolution and the adoption and approval of this Agreement and the Transactions either by executing the Written Resolution or voting the Equity Securities held by such Supporting Company Shareholders in favor of the Company Arrangement Resolution at the Company Securityholders Meeting;

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) are entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (the “Subscription Agreement”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and SPAC (and/or PubCo if so determined in accordance with the terms of the Subscription Agreement) has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of SPAC Class A Shares (and/or PubCo Common Shares, if applicable) set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein (such equity financing, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, prior to the Closing, SPAC will loan the proceeds of the PIPE Financing received with respect to subscriptions for SPAC Class A Shares, if any, pursuant to the Subscription Agreements and any cash remaining in the Trust Account to PubCo pursuant to a note substantially in the form attached hereto as Exhibit B (the “SPAC Proceeds Note”);

WHEREAS, prior to Closing, PubCo will authorize the issuance of 9.00% convertible senior notes due 2028, in an aggregate principal amount not to exceed $50,000,000, and in order to provide the terms and conditions upon which such notes are to be authenticated, issued and delivered, PubCo will authorize the execution and delivery of an indenture, and forms of notes to be issued under the Indenture (as defined in the Subscription Agreements) and documents ancillary thereto, and all acts and things necessary to make the notes, when executed by PubCo and authenticated and delivered by the Trustee or a duly authorized authenticating agent, valid, binding and legal obligations of PubCo (the “PubCo Debt Financing”);

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PubCo Debt Financing Investors”) are entering into Subscription Agreements, pursuant to which, among other things, each PubCo Debt Financing Investor has agreed to subscribe for and purchase on the Closing Date 9.00% convertible senior notes due 2028 in connection with the PubCo Debt Financing;

WHEREAS, prior to the effectiveness of the Merger, by way of the Plan of Arrangement under the provisions of the ABCA, (a) Canadian Merger Sub will amalgamate with and into the Company to form “Amalco” (the “Company Amalgamation”), except that the separate legal existence of the Company will not cease and the Company will survive the Company Amalgamation, (b) Amalco will become a wholly owned Subsidiary of PubCo, (c) the Company Shareholders will receive the Consideration (d) holders of Company Performance Warrants will surrender a portion of such Company Performance Warrants for a cash payment and exchange the remaining Company Performance Warrants for PubCo Performance Warrants, and (e) holders of Company Bond Warrants will surrender a portion of such Company Bond Warrants for a cash payment and exchange the remaining Company Bond Warrants for PubCo Common Shares, in each case, on the terms and subject to the conditions set forth in this Agreement, the Plan of Arrangement and the Supplemental Warrant Agreement, and in accordance with the provisions of applicable Law (the “Arrangement Acquisition”);

WHEREAS, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which SPAC will become a direct, wholly owned subsidiary of PubCo;

WHEREAS, as a result of the Merger, (a) each issued and outstanding SPAC Class A Share shall no longer be outstanding and shall be automatically converted into and exchanged for the Class A Consideration, (b) each issued and outstanding SPAC Class B Share shall no longer be outstanding and shall be automatically converted into and exchanged for the Class B Consideration, and (c) each issued and outstanding SPAC Warrant shall no longer be outstanding and shall, pursuant to the terms of the SPAC Warrant Agreement, be automatically converted into and exchanged for one PubCo Warrant, and thereafter exercisable to purchase one (1) PubCo Common Share, in each case, with PubCo issuing the Class A Consideration, Class B Consideration and PubCo Warrants in accordance with the terms of this Agreement and the Plan of Arrangement;

WHEREAS, at the Closing, PubCo, Sponsor and certain Company Shareholders shall become bound by a lock-up agreement, substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor and the Company Shareholders party thereto will agree not to effect any sale or distribution of any Equity Securities of PubCo held by any of them during the lock-up period described therein;

WHEREAS, at the Closing, PubCo, Sponsor, the other holders of the SPAC Class B Shares, the Transaction Financing Investors and certain Company Shareholders shall enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Investor Rights Agreement”), pursuant to which, among other things, (a) each of Sponsor, the Transaction Financing Investors and such Company Shareholders party thereto will be granted certain registration rights with respect to their respective PubCo Common Shares and (b) the Sponsor will be granted certain governance rights with respect to PubCo, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the Transactions, including the Merger, and (b) recommended, among other things, approval of this Agreement and the Transactions, including the Merger, by the SPAC Stockholders entitled to vote thereon;

WHEREAS, the board of directors of PubCo has approved this Agreement, the Ancillary Documents to which PubCo is or will be a party and the Transactions;

WHEREAS, the board of directors of Canadian Merger Sub has approved this Agreement, the Ancillary Documents to which Canadian Merger Sub is or will be a party and the Transactions;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and PubCo (as sole stockholder of Merger Sub), and (b) approved and recommended the adoption and approval by PubCo of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, PubCo, in its capacity as the sole shareholder of Merger Sub and Canadian Merger Sub, has approved the Agreement, the Ancillary Documents to which Merger Sub and Canadian Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair from a financial point of view to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions, and (c) resolved to recommend that the Company Shareholders vote in favor of the Company Arrangement Resolution;

WHEREAS, certain of the Company Shareholders have executed or will execute concurrently with this Agreement certain waivers, approvals or other documents related to rights under the Shareholder Agreement, as amended from time to time, and the Governing Documents of the Company to give effect to the Transactions;

WHEREAS, PubCo and the Company intend for the Company Amalgamation to qualify as an amalgamation for purposes of the ABCA and take place on a tax-deferred basis pursuant to subsection 87(1) of the Tax Act (the “Intended Canadian Tax Treatment”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Arrangement Acquisition and the Merger (and any cash contributed to PubCo in connection with the PIPE Financing or the PubCo Debt Financing in exchange for PubCo Common Shares, any instrument treated as PubCo Common Shares for U.S. federal income tax purposes or warrants to be converted into PubCo Common Shares in connection with the Closing), taken together, qualify as a transaction described in Section 351 of the Code, and (ii) the Merger qualify for an exception to the general rule of Section 367(a)(1) of the Code, such that the Merger, taken together with the Arrangement Acquisition (and any cash contributed to PubCo in connection with the PIPE Financing or the PubCo Debt Financing in exchange for PubCo Common Shares, any instrument treated as PubCo Common Shares for U.S. federal income tax purposes or warrants to be converted into PubCo Common Shares in connection with the Closing), shall not result in gain being recognized by the stockholders of SPAC (other than any Excepted Shareholder) pursuant to Section 367(a)(1) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“ABCA” means Business Corporations Act (Alberta).

“Acquisition Entities Fundamental Representations” means the representations and warranties set forth in Section 7.1 (Organization and Qualification), Section 7.2 (Authority), Section 7.4 (Brokers), and Section 7.6 (Capitalization of the Acquisition Entities).

“Acquisition Entity Non-Party Affiliates” means, collectively, each Acquisition Entity Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Acquisition Entity Related Party (other than, for the avoidance of doubt, PubCo, Merger Sub and Canadian Merger Sub). As it relates to the Acquisition Entities, the term “Non-Party Affiliates” means “Acquisition Entity Non-Party Affiliates.”

“Acquisition Entity Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Acquisition Entity.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. With respect to SPAC and the Acquisition Entities, “Affiliate” shall be deemed not to include Brigade Capital Management, LP and of its Affiliates.

“Aggregate Closing Financing Proceeds” means (i) the aggregate cash proceeds actually received (or deemed received) by SPAC in respect of the PIPE Financing plus (ii) the aggregate cash proceeds actually received (or deemed received) by PubCo in respect of the PubCo Debt Financing. For the avoidance of doubt, any cash proceeds received (or deemed received) by SPAC or PubCo or any of their respective Affiliates in respect of any amounts funded under a Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Aggregate Closing Financing Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available for release at Closing to SPAC (or any designee thereof acceptable to the Company) from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to the SPAC Stockholder Redemption) plus (b) the Aggregate Closing Financing Proceeds.

“Ancillary Documents” means the Lock-Up Agreement, the Investor Rights Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Shareholder Support Agreement, Warrant Agreement Amendment and each other agreement, document, instrument and/or certificate executed, or contemplated by this Agreement to be executed, in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, to the extent applicable, (a) the FCPA, (b) the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Criminal Code (Canada), (c) the UK Bribery Act 2010, (d) Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Anti-Spam Laws” means an act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act (Canada), the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), the CAN-SPAM Act of 2003, and other Laws that regulate the same or similar subject matter.

“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in accordance with the Interim Order or Final Order with the prior written consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” means the rights of dissent granted to the Company Shareholders in respect of the Arrangement described in the Plan of Arrangement.

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be sent and filed with the Registrar after the Final Order has been granted, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to the Company and SPAC, each acting reasonably.

“Backstop Equity Financing” means a potential equity financing, to consist of subscriptions to purchase PubCo Common Shares or SPAC Class A Shares at the Closing (at a price per share to be set forth in the applicable subscription agreements), which may be undertaken by PubCo or SPAC in addition to the PIPE Financing in connection with reductions in the Investment Amount with respect to PubCo Debt Financing pursuant to Section 4 of the Subscription Agreements.

“Business Data” means all business information and data, including Personal Information, Seismic Data, Confidential Information, Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or administered by the Company and used in the conduct of the business of any Group Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Calgary, Alberta are open for the general transaction of business.

“Canadian Merger Sub Common Shares” means the common shares in the capital of Canadian Merger Sub.

“Cantor” means Cantor Fitzgerald and Co.

“Cash Consideration” means $75,000,000.

“CBA” means any collective bargaining agreement, letter of understanding, binding letter of intent or other Contract with any Party which may qualify as a labor union, labor organization, or works council.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any agreement, offer or proposal to effect (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with the Company or any of its controlled Affiliates, or (ii) of all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and this clause (ii), whether by merger, amalgamation, consolidation, recapitalization, purchase or issuance of Equity Securities, offer or otherwise), or (b) any material equity or similar investment in the Company or any of its controlled Affiliates, in each case, other than with the consent of SPAC. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a Company Acquisition Proposal.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders and the Company Performance Warrantholders in respect of the Arrangement to be approved by Written Resolution in writing or considered at the Company Securityholders Meeting, in substantially the form attached to this Agreement as Exhibit E.

“Company Bond Warrant” means, as of any determination time, each warrant to purchase Company Common Shares that is outstanding, unexercised and issued pursuant to the Company Warrant Agreement.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Disclosure Schedule” means the disclosure schedule to this Agreement delivered to SPAC by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Employee Escrow Agreement” means certain escrow agreements among the Company, Burnet, Duckworth & Palmer LLP, as escrow agent, and certain employees and/or consultants of the Company.

“Company Enterprise Value” means $950,000,000.

“Company Equity Plan” means the Greenfire Resources Inc. Performance Warrant Plan, dated February 2, 2022, as amended from time to time, and the Greenfire Employee Trust established by trust agreement between the Company and Greenfire Resources Employment Corporation dated March 7, 2022, as amended from time to time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and otherwise payable (and not otherwise expressly allocated to SPAC or the Acquisition Entities pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Documents or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, auditors, reserves, evaluators, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, (c) any legal, accounting and diligence fees and expenses of the Transaction Financing Investors payable by PubCo pursuant to

Section 9.1(g) of the Subscription Agreements and (d) any amounts paid in connection with the purchase of SPAC Public Warrants by SPAC, the Company or their respective Representatives after the date hereof. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1(a) (Organization and Qualification), Section 5.2(a) (Capitalization of the Group Companies), Section 5.3 (Authority), clause (a) of Section 5.8 (Absence of Changes) and Section 5.17 (Brokers).

“Company Information Circular” means the notice of the Company Securityholders Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, such management information circular, to be sent to each Company Shareholder, Company Performance Warrantholders and other Persons as required by the Interim Order in connection with such Company Securityholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IT Systems” means all computer systems, Software, and hardware, communication systems, servers, network equipment or other technology and related documentation, in each case, owned, purported to be owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights other than Company Owned Intellectual Property.

“Company Material Adverse Effect” means any change, event, state of facts, development, effect or occurrence that, individually or in the aggregate with any other change, event, state of facts, development, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Group Companies, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the ability of the Company or any of its Subsidiaries to consummate the Transactions, in each case, in accordance with the terms of this Agreement and the Ancillary Documents, as applicable; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, state of facts, development, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets generally (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets, including any change in the price of crude oil, natural gas or other Hydrocarbons), (iv) changes in any applicable Laws, GAAP or IFRS applicable to the Company, including any COVID-19 Measures or changes of interpretation of COVID-19 Measures following the date hereof, (v) any change, event, state of facts, development, effect or occurrence that is generally applicable to the oil and gas industry in the geographic areas in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, contractors, lenders (other than Company bondholders), suppliers, vendors, business partners, licensors, licensees, payors or other third parties related thereto (provided that this clause (vi) shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement or the Ancillary Documents), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslide, wild fire, epidemic, pandemic (including COVID-19) or quarantine, act of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, state of facts, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, state of facts, development, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Performance Warrant” means, as of any determination time, each warrant to purchase Company Common Shares issued pursuant to the Company Equity Plan that is outstanding and unexercised, whether vested or unvested.

“Company Performance Warrantholders” means the holders of the Company Performance Warrants.

“Company Products” means any product or service distributed, sold, licensed or otherwise made commercially available to third parties by any of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed, issued, registered or applied for and not rejected nor abandoned, by or in the name of, any Group Company.

“Company Securityholders Meeting” means a special meeting of the Company Shareholders and Company Performance Warrantholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that may be convened as provided by this Agreement and the Interim Order to permit the Company Shareholders to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shareholders” means the holders of Company Common Shares as of any determination time prior to the Effective Time.

“Company Warrant” means, as of any determination time, each Company Bond Warrant and each Company Performance Warrant.

“Company Warrant Agreement” means the Warrant Agreement dated as of August 12, 2021 between GAC Holdco Inc. (n/k/a Greenfire Resources Inc.), as issuer and The Bank of New York Mellon, as warrant agent providing for the issuance of Company Bond Warrants.

“Competition Act” means the Competition Act (Canada).

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Group Companies that is not in the public domain, or (ii) any suppliers or customers of the Group Companies that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreement with a Group Company.

“Confidentiality Agreement” means that certain letter agreement dated as of March 17, 2022, by and between the Company and SPAC, as may be amended, modified or supplemented from time to time.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consideration” means, collectively, the Cash Consideration and the Share Consideration.

“Consideration Shares” means the PubCo Common Shares comprising the Share Consideration.

“Contract” or “Contracts” means any agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement (whether written or oral) that is legally binding upon a Person or any of his, her or its properties or assets.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Court” means the Court of King’s Bench of Alberta, or other court as applicable.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, action, directive, guidelines or recommendations by any Governmental Entity in each case, in response to COVID-19, including, for the avoidance of doubt, (i) the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65 and any related or successor legislation, guidance, rules and regulations promulgated thereunder or in connection therewith and (ii) the Canada Emergency Wage Subsidy (CEWS), the 10% Temporary Wage Subsidy for Employers (TWS), the Canada Emergency Rent Subsidy (CERS), the Canada Emergency Commercial Rent Assistance (CECRA) for small businesses, the Canada Emergency Business Account (CEBA) interest-free loans, the Large Employer Emergency Financing Facility (LEEFF), the Business Credit Availability Program (BCAP) offered through Export Development Canada and the Business Development Bank of Canada, the Loan Guarantee for Small and Medium-Sized Enterprises offered through Export Development Canada, the Co-Lending Program for Small and Medium-Sized Enterprises offered through the Business Development Bank of Canada, the special measures to support employers affected by COVID-19 under the Work-Sharing program of the Canada Revenue Agency, or the Regional Relief and Recovery Fund (RRRF) governed by a regional development agency (RDA).

“Current Employee” means an employee of the Company.

“Depositary” means a bank or trust company jointly selected by the Company and SPAC, each acting reasonably, which Depositary will perform the duties described in a depositary agreement in form and substance reasonably acceptable to the Company and SPAC.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, maliciously incapacitate, infiltrate or maliciously slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing data or source code in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company Owned Intellectual Property from misuse.

“Employee Benefit Plan” means each employee benefit plan, program, agreement or arrangement, that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company could reasonably be expected to incur any Liability, including, without limitation, including any bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements, and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured.

“Environmental Laws” means any and all applicable Laws relating to: (i) the prevention of pollution or the protection of the environment and natural resources; (ii) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (iii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iv) the health and safety of persons (regarding exposure to Hazardous Substances); or (v) applicable legislative, regulatory, governmental or quasi-governmental programs or schemes governing greenhouse gas emissions reductions and related offsets or environmental credits, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Canadian Environmental Protection Act, 1999, SC 1999, c 33; the Fisheries Act, RSC 1985, c F-14; the Migratory Birds Convention Act, 1994, SC 1994, c 22; the Environmental Protection and Enhancement Act, RSA 2000, c E-12; and the Water Act, RSA 2000, c W-3, in each case as amended, and all similar Laws of any Governmental Entity with jurisdiction over the Company and its operations.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, restricted share units, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excepted Shareholder” means any shareholder of SPAC that would be a “five-percent transferee shareholder” of PubCo within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Merger (and taking into account relevant related transactions) that does not enter into a five (5)-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Extension Amount” means as of any measurement time, the aggregate amount deposited by the Sponsor, or its affiliates or designees to the Trust Account to extend the period of time SPAC shall have to consummate an initial Business Combination (as defined in the SPAC Amended and Restated Certificate of Incorporation) pursuant to Section 9.1(c) of the SPAC Amended and Restated Certificate of Incorporation.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of both the Company and SPAC, each such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably.

“Fraud” means an actual and intentional misrepresentation of a material fact with respect to the making of the representations and warranties (i) in the case of the Company, in Article V, in the cause of SPAC, in Article VI, and (ii) in the case of the Acquisition Entities, in Article VII, provided that such misrepresentation shall only be deemed to exist if any of the individuals set forth on Section 11.12(a) of the Company Disclosure Schedule or Section 11.12(b) of the SPAC Disclosure Schedule with respect to such Party, as applicable, had actual knowledge that the representations and warranties made by such Party were actually breached when made with the express intention that the other party relies thereon to its detriment.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws and the “Governing Documents” of an Alberta corporation are its certificate and articles of incorporation, by-laws and any unanimous shareholders agreement that may be in force.

“Government Grant” means any grant, incentive, subsidy, award, participation, exemption, status or other benefit from any Governmental Entity granted to, provided to, or enjoyed by any Group Company.

“Government Official” means any officer or employee of a Governmental Entity, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA; (ii) a foreign public official as defined in the UK Bribery Act 2010 (to the extent applicable); (iii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada); and (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, bureau, ministry or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Group Companies” means, collectively, the Company and its Subsidiaries, and “Group Company” means any one of them.

“GST/HST” means the goods and services tax and harmonized sales tax payable under the Excise Tax Act (Canada).

“Hazardous Substance” means (i) those substances defined in or regulated under Environmental Law or Order as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law or Order, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, (v) any substance determined by Environmental Law or Order or by any Governmental Entity to cause or to potentially cause material or significant adverse environmental effects, and (vi) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law or Order.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

“Indebtedness” of any Person means, without duplication, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of: (i) indebtedness of such Person for borrowed money including obligations evidenced by evidenced by any note, bond, debenture or other debt security, (ii) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (iii) reimbursement obligations of such Person in respect of drawn letters of credit, or similar instruments, issued or accepted by banks and other financial institutions for the account of such Person; (iv) obligations of such Person under a lease to the extent that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP or IFRS, as applicable; (v) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements; (vi) any Tax obligation of any Group Company for any taxable period (or portion thereof) ending on or prior to the Closing Date that has been deferred pursuant to any COVID-19 Measures, any Treasury Regulations or other guidance issued thereunder or in connection therewith or any other Tax legislation related to COVID-19; (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the forgoing as described in clauses (i) through (vi); (viii) (1) underfunded or unfunded defined benefit pensions, (2) accrued and unpaid compensation (including severance), (3) transaction, change in control, retention or similar bonuses, (4) deferred payroll Taxes pursuant to any COVID-19 Financial Assistance Program, together, in the case of each of clauses (1) through (4) with the employer’s portion of any employment Taxes associated with such payments and obligations and (ix) any of the obligations of any other Person of the type referred to in clauses (i) through (vii) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. Notwithstanding the foregoing, Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and that are not yet due and payable or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property Rights” means (i) all Seismic Data, patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database protection rights, (v) Internet domain name registrations, (vi) rights of privacy (excluding those arising under Privacy Laws) and publicity and all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from clauses (i) through (vi) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 3.1(a) of this Agreement and made pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Securityholders Meeting, as the same may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means, to the extent applicable, any federal, state, local, provincial, municipal, foreign, national or supranational statute, law (including statutory, common, civil or otherwise), act, statute, ordinance, treaty, rule, code, regulation, judgment, award, order, decree or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Net Indebtedness” means $170,000,000.

“NYSE” means the New York Stock Exchange.

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety, including the Occupational Health and Safety Act (Alberta) and the regulations thereto, including the Occupational Health and Safety Code and Occupational Health and Safety Regulation.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons or rights to explore for, exploit or produce Hydrocarbons.

“Oil and Gas Properties” means all legal and beneficial interests in and rights with respect to (a) oil, gas, mineral and similar properties of any kind and nature, including working, leasehold and mineral interests and Production Burdens, including royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), oil and gas fee interests, reversionary interests, back-in interests, reservations and concessions, and (b) all oil and gas production wells or other tangible depreciable property located on or producing from such leases and properties described in clause (a) or other lands pooled or unitized therewith.

“Order” means any writ, order, judgment, injunction, decision, determination, award, directive, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, certificates, franchises, grants, quotas, registrations, consents, and orders of a Governmental Entity.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use or marketability of any Group Company’s assets, including, without limitation, their Oil and Gas Properties, that are subject thereto (but in all events excluding monetary Liens); (ii) the Liens securing Indebtedness set forth in Section 1.1 of the Company Disclosure Schedule; (iii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet delinquent or that are being contested in good faith in appropriate proceedings; (iv) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP or IFRS; (v) zoning, entitlement, conservation restriction and other land use and Environmental Laws or Orders promulgated by any Governmental Entity that do not and would not, individually or in the aggregate, materially impair the current use or marketability of any Group Company’s Oil and Gas Properties, that are subject thereto; (vi) consent rights, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents (A) which are not applicable to the Transactions or (B) are no longer exercisable; (vii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business (including Material Contracts), but only if, in each case, such Liens (A) secures obligations that are not Indebtedness and are not delinquent and (B) has no Company Material Adverse Effect on the value, use or operation of the Oil and Gas Properties, taken as a whole, as currently used or operated; (viii) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of such Person or any of its Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected thereby; (ix) all reservations in the original grant from the Crown of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title which, either alone or in the aggregate, do not materially detract from the value of the property and assets concerned or the use of the affected property and assets; and (x) non-exclusive licenses (or sublicenses) of Company Owned Intellectual Property granted in the ordinary course of business in connection with the sale or marketing of products or services of the Company or its Subsidiaries.

“Person” means an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Information” means information about an identifiable individual in the possession or under the control of any of the Group Companies.

“Peters” means Peters & Co Limited.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit F, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Pre-Money Equity Value” means (A) the Company Enterprise Value minus (B) Net Indebtedness.

“Privacy Laws” means all Laws governing the Processing of Personal Information or the security of Company’s business systems, including the following Laws and their implementing regulations, to the extent applicable: Anti-Spam Laws, California Consumer Privacy Act, the Personal Information and Protection of Electronic Documents Act and substantially similar provincial legislation, and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Entity under the foregoing instruments, state data security Laws, state data breach notification Laws, and the General Data Protection Regulation (EU) 2016/679.

“Proceeding” means any lawsuit, litigation, action, audit, inquiry, investigation, examination, claim, order, undertaking, compliance agreement entered into, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” means to collect, use, receive, modify, retrieve, disclose, store, handle, share, secure, delete, protect, transfer, retain and/or manage Personal Information.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of or in respect of Hydrocarbon production.

“PubCo Board” means the board of directors of PubCo.

“PubCo Common Shares” means the common shares in the capital of PubCo.

“PubCo Performance Warrants” means warrants to purchase PubCo Common Shares with each such warrant entitling the holder to purchase one PubCo Common Share subject to the terms and conditions of the PubCo Incentive Equity Plan.

“PubCo Warrants” means warrants to purchase PubCo Common Shares, whether vested or unvested.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux), whether pursuant to any license that is now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or that otherwise meets the Open Source Definition set out at http://www.opensource.org/OSD, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or any similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all written leases, sub-leases, licenses, or other written agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property, including, without limitation, any amendments, modifications, extensions, renewals, notices, registered notices, non-disturbance agreements, estoppel or status certificates.

“Reference Date” means November 2, 2020.

“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of registration (or an application for registration) by a Governmental Entity or, for domain names, a domain name registrar.

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA.

“Registration Statement/Proxy Statement” means a registration statement of PubCo on Form F-4 under the Securities Act relating to all PubCo Common Shares to be issued in connection with the Transactions (including those issuable upon exercise of PubCo Warrants, including PubCo Performance Warrants issued pursuant to the Plan of Arrangement) and containing a prospectus of PubCo and proxy statement of SPAC.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Sanctions and Export Control Laws” means any applicable Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Global Affairs Canada, the European Union, any European Union Member State, the United Nations, His Majesty’s Treasury of the United Kingdom or any other similar Governmental Entity with jurisdiction over any Group Company from time to time, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedule and the SPAC Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws (including the applicable Canadian provincial and territorial securities laws).

“Security Incident” means any action that results in an actual or reasonably suspected cyber or security incident, including theft, loss or, unauthorized access to, alteration or compromise of, unavailability of, or unauthorized disclosure or other Processing of Personal Information, or that could have an adverse effect on a Company IT System or any Company trade secret (including any processed thereby or contained therein), including an occurrence that jeopardizes or is reasonably believed to jeopardize the confidentiality, integrity, or availability of a Company IT System or any Company trade secret.

“Seismic Data” means geophysical information in the Company or any of its Subsidiaries possession, including all SEGP summary reports, surveyor’s ground elevation records, shot point maps, shooter’s records, seismic graph records, seismograph magnetic tapes, monitor records, field records and record sections and maps, SEGP survey on 3.5” disk, microfiche, field and stack on CD ROM and blackline prints in respect of the formations.

“Seventh Supplemental Indenture” means that certain Seventh Supplemental Indenture, dated as of the date hereof, by and among the Company and The Bank of New York Mellon, as trustee, BNY Trust Company of Canada, as Canadian co-trustee and BNY Trust Company of Canada, as notes collateral agent, attached hereto as Exhibit G.

“Share Consideration” means the aggregate number of Consideration Shares equal to the quotient of: (a) the difference of (i) the Pre-Money Equity Value, minus (ii) the Cash Consideration, minus (iii) Unpaid Expenses, minus (iv) the SPAC Class B Share Amount, divided by (b) $10.10.

“Shareholder Agreement” means the Shareholders Agreement between the Company and certain of its shareholders, dated August 5, 2021.

“Software” means any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by SPAC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity (in the case of each of clauses (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions, nor any actions taken in support of the Transactions, shall constitute a SPAC Acquisition Proposal.

“SPAC Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of SPAC, as it may be amended from time to time.

“SPAC Class A Shares” means the Class A common stock of SPAC, with a par value $0.0001 per share.

“SPAC Class B Share Amount” means an amount equal to the number of SPAC Class B Shares outstanding at the Effective Time (other than any Excluded Shares, and, for the avoidance of doubt, after giving effect to any forfeitures pursuant to Section 4.6(a) and Section 4.6(b)), multiplied by $10.10.

“SPAC Class B Shares” means Class B common stock of SPAC, with a par value $0.0001 per share.

“SPAC Common Shares” means the SPAC Class A Shares and SPAC Class B Shares.

“SPAC Disclosure Schedule” means the disclosure schedule to this Agreement delivered to the Company by SPAC on the date of this Agreement in connection with the execution of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to a Group Company or any holder of Company Common Shares or Company Warrants pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by SPAC or the Acquisition Entities in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, auditors, reserves, evaluators, advisors, brokers, investment bankers, consultants, or other agents or service providers of SPAC or any Acquisition Entity (which shall include all fees and expenses payable to Peters in connection Peters’ role as financial advisor to SPAC), and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC or any Acquisition Entity pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein and for the avoidance of doubt, SPAC Expenses shall: (i) not include (A) any Company Expenses, and (B) the cash underwriting discount previously paid prior to the date of this Agreement by SPAC to Cantor upon consummation of SPAC’s IPO in the aggregate amount of $5,220,000, and (ii) include the deferred underwriting fee owed by SPAC to Cantor pursuant to the Underwriting Agreement in the aggregate amount of $10,000,000.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority), Section 6.4 (Brokers), and Section 6.6 (Capitalization of SPAC).

“SPAC Material Adverse Effect” means any change, event, state of facts, development, effect or occurrence that, individually or in the aggregate with any other change, event, state of facts, development, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the assets of SPAC, or (b) prevent, materially delay or materially impede the ability of SPAC to consummate the Transactions in accordance with the terms of this Agreement and the Ancillary Documents, as applicable; provided, however, that “SPAC Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a SPAC Material Adverse Effect: any adverse change, event, state of facts, development, effect or occurrence attributable to (i) any change in the trading price of SPAC Class A Shares, warrants exercisable therefor or units thereof; or (ii) the taking of any action required or expressly contemplated by this Agreement, including any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption.

“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, the Acquisition Entities). As it relates to SPAC, the term “Non-Party Affiliates” means “SPAC Non-Party Affiliates.”

“SPAC Public Warrants” means the SPAC Warrants held by any Persons other than the Sponsor and Cantor.

“SPAC Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SPAC or the Sponsor.

“SPAC Stockholder Approval” means the approval of each Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Common Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“SPAC Stockholder Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions) as set forth in Governing Documents of SPAC.

“SPAC Stockholders” means the holders of SPAC Common Shares as of any determination time prior to the Effective Time.

“SPAC Units” means the equity securities of SPAC each consisting of one (1) SPAC Common Share and one-third (1/3) of one (1) SPAC Warrant.

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of October 21, 2021, by and between SPAC and the Trustee, as amended or amended and restated.

“SPAC Warrants” means each warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the SPAC Warrant Agreement.

“SPAC Working Capital” means unrestricted cash on the balance sheet of SPAC at Closing.

“Sponsor” means M3-Brigade Sponsor III LP, a Delaware limited partnership.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).

“Supplemental Warrant Agreement” means the First Supplemental Warrant Agreement, to be entered into between the Company and The Bank of New York Mellon, as warrant agent amending the Company Warrant Agreement.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the assessment, imposition, collection or administration of Taxes or Tax Returns.

“Tax Return” means all returns, information returns, statements, filings, certificates, forms, disclosures, declarations, claims for refund, schedules, designations, elections, notices, attachments, reports and other documents (whether in tangible, electronic or other form) filed or required to be filed with any Governmental Entity with respect to Taxes, including any exhibit, schedule, attachment, supplement, appendix, and amendment to any of the foregoing.

“Taxes” means all supranational, national, federal, provincial, state, local, territorial or other taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, goods and services taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, license taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, disability, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties or other taxes, fees, penalties, assessments, reassessments or charges of any kind whatsoever imposed or charged by any Governmental Entity, including all interest, fines, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, including any secondary Liability for any of the aforementioned and “Tax” means any one of such Taxes.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, Software, hardware, equipment, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Financing” means collectively, the PIPE Financing and the PubCo Debt Financing.

“Transaction Financing Investors” means, collectively, the PIPE Investors and the PubCo Debt Financing Investors.

“Transactions” means the transactions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Documents.

“Treasury Regulations” means the United States Department of the Treasury regulations issued pursuant to the Code.

“Triggering Event” shall occur if the Investment Amount, solely with respect to PubCo Debt Financing to be issued at the Closing and after taking into account any reduction pursuant to Section 4 of the Subscription Agreements (including, for the avoidance of doubt, any such reduction resulting from any Backstop Equity Financing) does not exceed $25,000,000.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of October 21, 2021, by and between Cantor and SPAC.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Expenses” means the Unpaid Company Expenses and Unpaid SPAC Expenses, in each case to the extent limited pursuant to Section 2.3(b).

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Written Resolution” means (i) a written resolution executed by not less than two-thirds (2/3) of the Company Shareholders holding not less than two-thirds (2/3) of the Company Common Shares; and (ii) a written resolution by not less than two-thirds (2/3) of the Company Performance Warrantholders holding not less than two-thirds (2/3) of the Company Performance Warrants, approving the Company Arrangement Resolution in accordance with Section 141(2.1) of the ABCA and the Interim Order, in forms acceptable to Company and the SPAC, each acting reasonably, including any amendments or variations thereto made in accordance with the provisions of this Agreement or at the direction of the Court in the Interim Order, in each case with the consent of Company and the SPAC, acting reasonably.

“Written Resolution Deadline” means 5:00 p.m. (Calgary time) on the date that is ten (10) Business Days after the date on which the Court grants the Interim Order (or such later date as agreed to in writing by the SPAC and the Company).

Section 1.2 Other Defined Terms.

Term	Section
Acquisition Entities	Preamble
Acquisition Entity	Preamble
Affected Person	2.4(a)
Affiliate Agreements	5.21
Agreement	Preamble
Amalco	Recitals
Arrangement Acquisition	Recitals
Arrangement Effective Time	3.1
Audited Financial Statements	8.17
BD&P	11.19(a)
Broker	2.4(b)(i)
Canadian Merger Sub	Preamble
Carter Ledyard	11.19(a)
Certificate of Merger	4.1
Class A Consideration	4.7(b)
Class B Consideration	4.7(c)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Amalgamation	Recitals
Company Board	Recitals
Company Closing Statement	2.2(b)
Company Counsel Privileged Communications	11.19(a)
Company Counsel Waiving Parties	11.19(a)
Company Counsel WP Group	11.19(a)
Company Independent Petroleum Engineers	5.20(a)
Company Mineral Property Reports	5.20(a)
Company Oil and Gas Leases	5.20(a)
Company Reimbursement Termination Fee	10.2(a)
Company Related Party	5.21
Company Required Approval	3.1(a)(iii)
Company Reserve Report	5.20(a)
Creator	5.13(d)
D&O Indemnified Parties	8.14(a)
DGCL	Recitals
Disclosed Personal Information	8.23(a)
Effective Time	4.1
Excluded Share	4.7(g)
Financial Statements	5.4(a)
Good and Defensible Title	5.20(a)
Good Standing Certificate	2.2(a)
Insurance Policies	5.15(a)
Intended Canadian Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Investment Amount	6.15
Investor Rights Agreement	Recitals
IPO	11.18
Latest Balance Sheet	5.4(a)
Leased Real Property	5.18(b)
Lock-Up Agreement	Recitals
Material Contracts	5.7(a)

Term	Section
Material Permits	5.6
Merger	Recitals
Merger Consideration	4.7(c)
Merger Sub	Preamble
Merger Sub Common Shares	4.7(e)
Osler	11.19(b)
Other Withholding Agent	2.4(a)
Parties	Preamble
Payment Spreadsheet	2.2(c)
PIPE Financing	Recitals
PIPE Investors	Recitals
Plans	5.11(a)
Privacy and Data Security Policies	5.22(f)
Privacy and Data Security Requirements	5.22(a)
Prospectus	11.18
PubCo	Preamble
PubCo Debt Financing	Recitals
PubCo Incentive Equity Plan	8.16(a)
Public Shareholders	11.18
Rights-of-Way	5.19
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Closing Statement	2.2(a)
SPAC Counsel Privileged Communications	11.19(b)
SPAC Counsel Waiving Parties	11.19(b)
SPAC Counsel WP Group	11.19(b)
SPAC Information	3.1(d)(iv)
SPAC Proceeds Note	Recitals
SPAC Related Party	6.10
SPAC SEC Reports	6.7
SPAC Stockholders Meeting	8.8
Sponsor Support Agreement	Recitals
Subscription Agreement	Recitals
Supporting Company Shareholders	Recitals
Surviving Company	Recitals
Tax Opinion	8.5(c)
Termination Date	10.1(d)
Transaction Litigation	8.2(f)
Transaction Proposals	8.8
Trust Account	11.18
Trust Account Released Claims	11.18
Trust Agreement	6.8
Trustee	6.8
Unit Separation	4.7(a)
Updated Financial Statements	8.17
Wachtell Lipton	11.19(b)
Warrant Agreement Amendment	4.7(d)
Withholding Obligation	2.4(a)
Written Resolution Notice	3.1(b)(ii)

ARTICLE II
CLOSING

Section 2.1 Closing of the Transactions. The closing of the Transactions (the “Closing”) shall take place either at the offices of Burnet Duckworth & Palmer LLP, Suite 2400, 525 8th Avenue, SW, Calgary, Alberta, T2P 1G1, or electronically by exchange of the closing deliverables by the means provided in Section 11.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing; provided that the Parties shall cause the Arrangement to become effective in accordance with the Plan of Arrangement.

Section 2.2 Closing Statements; Payment Spreadsheet.

(a) No later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company (I) a written notice setting forth SPAC’s good-faith estimate, as of the Closing, of the amount of (i) cash that will be in the Trust Account, (ii) Unpaid SPAC Expenses (including a list of all such Unpaid SPAC Expenses, together with written invoices and wire transfer instructions for the payment thereof), (iii) SPAC Working Capital, and (iv) the Aggregate Transaction Proceeds (the “SPAC Closing Statement”), and (II) a certificate from the Secretary of State of the State of Delaware confirming that SPAC is validly existing and in good standing in the State of Delaware as of a date between the date hereof and the date such certificate is delivered pursuant to this Section (the “Good Standing Certificate”).

(b) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a written notice setting forth the Company’s good-faith estimate, as of the Closing, of the amount of (i) Unpaid Company Expenses (including a list of all such Unpaid Company Expenses together with written invoices and wire transfer instructions for the payment thereof) and (ii) the Pre-Money Equity Value of the Company (the “Company Closing Statement”).

(c) As promptly as practicable following delivery by (i) SPAC pursuant to Section 2.2(a) of the SPAC Closing Statement and (ii) the Company pursuant to Section 2.2(b) of the Company Closing Statement and, in any event, not less than two (2) Business Days prior to the Closing Date and based upon the SPAC Closing Statement and the Company Closing Statement, the Company shall calculate the Pre-Money Equity Value and deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth (A) the Company’s good faith calculation of the Consideration, (B) the number of Consideration Shares payable to each Company Shareholder, and (C) the amount of Cash Consideration payable to each Company Shareholder. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the Company and SPAC shall work together in good faith to finalize the calculation of the Consideration and the Payment Spreadsheet and the Company shall consider in good faith and incorporate any reasonable comments made by SPAC. The allocation of the Consideration Shares set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on the Parties and shall be used by the PubCo for purposes of issuing the Consideration Shares to each Company Shareholder pursuant to Article III, absent manifest error. In issuing the Consideration Shares and pursuant to Article III, PubCo shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

Section 2.3 Closing Transactions. At the Closing:

(a) The Certificate of Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware.

(b) PubCo shall pay or cause to be paid in cash, by wire transfer of immediately available funds all (i) Unpaid Company Expenses up to a maximum aggregate amount of $5,000,000 and (ii) Unpaid SPAC Expenses up to a maximum aggregate amount of $20,000,000, in each case to the accounts set forth in the Company Closing Statement and the SPAC Closing Statement, respectively, to the extent not paid by the Company or SPAC, respectively, prior to the Closing.

(c) The Company shall deliver to SPAC:

(i) a copy of the Lock-Up Agreement, duly executed by the Company Shareholders party thereto;

(ii) a copy of the Investor Rights Agreement, duly executed by such Company Shareholders that are party thereto; and

(iii) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.2.

(d) SPAC shall deliver to the Company:

(i) a copy of the Certificate of Merger, duly executed by SPAC;

(ii) a copy of the Investor Rights Agreement, duly executed by the Sponsor;

(iii) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.3.

(e) The Acquisition Entities shall deliver to the Company:

(i) a copy of the Certificate of Merger, duly executed by Merger Sub;

(ii) a copy of the Lock-Up Agreement, duly executed by PubCo;

(iii) a copy of the Investor Rights Agreement, duly executed by PubCo; and

(iv) all other documents, instruments or certificates required to be delivered by any Acquisition Entity at or prior to the Closing pursuant to Section 9.3.

Section 2.4 Withholding Rights.

(a) Notwithstanding anything to the contrary contained herein, each of the Parties, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid or transaction hereunder (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct a Party, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Person under this Agreement or the Plan of Arrangement (an “Affected Person”), such amounts as are required to be deducted or withheld under the Tax Act, the Code or any provision of any applicable Tax Law (a “Withholding Obligation”). Such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Entity as required by applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid.

(b) The Parties, the Depositary and any Other Withholding Agent shall also have the right to:

(i) withhold and sell, or direct a Party, the Depositary or any Other Withholding Agent to withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(ii) require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to a Party, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of PubCo Common Shares delivered or deliverable to such Affected Person pursuant to this Agreement or the Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of PubCo Common Shares shall be affected on a public market (or in such other manner as determined appropriate by the Parties acting reasonably) and as soon as practicable following the Closing Date. Each of the Parties, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any Withholding Obligation; however, none of the Parties, the Depositary, the Broker or any Other Withholding Agent will have or be deemed to have any fiduciary duty to any stockholder of PubCo or SPAC or any Company Shareholder and will not be liable for any loss arising out of any sale of such PubCo Common Shares, including any loss relating to the manner or timing of such sales, the prices at which the PubCo Common Shares are sold or otherwise.

ARTICLE III
THE ARRANGEMENT

Section 3.1 The Arrangement. On the terms and subject to the conditions hereof, the Parties shall proceed to effect the Arrangement under Section 193 of the ABCA at the Effective Time (the “Arrangement Effective Time”), on the terms and subject to the conditions set forth in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. Commencing at the Arrangement Effective Time, the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

(a) The Interim Order. As soon as reasonably practicable, and in any event within three (3) Business Days after the date that the Registration Statement/Proxy Statement is declared effective, the Company shall apply, pursuant to Section 193 of the ABCA and, in cooperation with SPAC (which shall include the opportunity for SPAC and its Representatives to review all relevant documents by SPAC and the incorporation of all reasonable comments from SPAC and its Representatives thereon), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Shareholder Support Agreement has been executed by each of the Supporting Company Shareholders and shall provide, among other things:

(i) for the class(es) of Persons to whom notice is to be provided in respect of the Arrangement and, if the Written Resolution is not signed by at least two-thirds (2/3) of the Company Shareholders holding not less than two-thirds (2/3) of the Company Common Shares and at least two-thirds (2/3) of the Company Performance Warrantholders holding not less than two-thirds (2/3) of the Company Performance Warrants, the Company Securityholders Meeting, and for the manner in which such notice is to be provided to such Persons, such notice to include, among other things, that such Persons;

(ii) that the securities of the Company for which holders as at the record date established for the Company Securityholders Meeting shall be entitled to vote on the Company Arrangement Resolution (whether by Written Resolution or at the Company Securityholders Meeting) shall be the Company Common Shares and the Company Performance Warrants;

(iii) that the requisite approval by Company Shareholders and Company Performance Warrantholders for the Company Arrangement Resolution shall be obtained by: (A) the execution of the Written Resolution by at least two-thirds (2/3) of the Company Shareholders holding not less than two-thirds (2/3) of the Company Common Shares and at least two-thirds (2/3) of the Company Performance Warrantholders holding not less than two-thirds (2/3) of the Company Performance Warrants on or before the Written Resolution Deadline; or (B) in the event Company and SPAC determine that Company Required Approval is to be sought from Company Shareholders and/or Company Performance Warrantholders at the Company Securityholders Meeting, the approval of the Company Arrangement Resolution at the Company Securityholders Meeting by two-thirds (2/3) of the votes cast on the Company Arrangement Resolution by the Company Shareholders and by two-thirds (2/3) of the votes cast on the Company Arrangement Resolution by the Company Performance Warrantholders in both cases present in person or represented by proxy at the Company Securityholders Meeting (including any adjournment or postponement thereof) (as applicable, “Company Required Approval”);

(iv) that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Securityholders Meeting;

(v) for the grant of the Arrangement Dissent Rights to Company Shareholders as contemplated by the Plan of Arrangement, including any notice requirements applicable to the grant of Arrangement Dissent Rights to the Company Shareholders in connection with the Company Shareholders approving the Arrangement pursuant to the Written Resolution;

(vi) for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vii) that the Company Securityholders Meeting may be adjourned or postponed from time to time by the Company, with the consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), and in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court, and may be held virtually;

(viii) that the record date for the Company Shareholders and the Company Performance Warrantholders entitled to notice of and to vote, whether by Written Resolution or at the Company Securityholders Meeting, will not change in respect of any adjournment(s) or postponement(s) of such Company Securityholders Meeting, unless required by Law or the Court;

(ix) confirmation of the record date for the purpose of determining the Company Shareholders and the Company Performance Warrantholders entitled to receive material, notice of and vote, whether by Written Resolution or at the Company Securityholders Meeting in accordance with the Interim Order; and

(x) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

(b) Written Resolution.

(i) Promptly after obtaining the Interim Order, the Company shall use its reasonable commercial efforts to obtain the Written Resolution prior to the Written Resolution Deadline.

(ii) Any materials submitted to the Company Shareholders and Company Performance Warrantholders in connection with the Written Resolution (the “Written Resolution Notice”) shall (A) comply in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, except with respect to any information with respect to SPAC included in the Written Resolution Notice to the extent furnished or approved by or on behalf of SPAC for inclusion in the Written Resolution Notice, which SPAC will ensure complies with applicable Law in all material respects, and (B) does not contain any Misrepresentation, except with respect to any information with respect to SPAC included in the Written Resolution Notice to the extent furnished or approved by or on behalf of SPAC for inclusion in such materials, which SPAC will ensure does not contain any Misrepresentation.

(iii) Without limiting the generality of Section 3.1(b)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Written Resolution Notice include (A) a statement that the Company Board has after consulting with outside legal counsel in evaluating the Arrangement unanimously determined that the Arrangement is in the best interests of the Company and fair, from a financial point of view, to the Company Shareholders and the Company Performance Warrantholders, and recommends that the Company Shareholders and the Company Performance Warrantholders execute and consent to the Written Resolution, (B) a copy of the Interim Order, (C) a statement that each Supporting Company Shareholder has entered into the Shareholder Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution, and (D) a statement that each director and executive officer of the Company has agreed to vote all of such individual’s Company Common Shares and Company Performance Warrants in favor of the Company Arrangement Resolution.

(iv) SPAC shall reasonably assist the Company in the preparation of the Written Resolution Notice, including obtaining and furnishing to the Company any information with respect to SPAC and the Acquisition Entities required to be included in the Written Resolution Notice, and ensuring that such information does not contain any Misrepresentation. The Company shall give SPAC and its Representatives a reasonable opportunity to review and comment on drafts of the Written Resolution Notice, and shall accept the reasonable comments made by SPAC and its Representatives, and agrees that all information relating to SPAC and the Acquisition Entities included in the Written Resolution Notice must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC and its Representatives with a final copy of the Written Resolution Notice prior to its delivery to the Company Shareholders and holders of the Company Performance Warrants.

(v) Each Party shall promptly notify the other Party if it becomes aware that the Written Resolution Notice contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders and holders of the Company Performance Warrants as required by the Court or applicable Law.

(c) The Company Securityholders Meeting. In the event that the Written Resolution has not been executed by at least two-thirds (2/3) of the Shareholders holding at least two-thirds (2/3) of the outstanding Company Common Shares and/or by at least two-thirds (2/3) of the Company Performance Warrantholders holding at least two-thirds (2/3) of the outstanding Company Performance Warrants on or before the Written Resolution Deadline, the Company and SPAC shall discuss whether it is practical, acting reasonably, to call and hold the Company Securityholders Meeting, and if the parties make such determination to proceed, the Company shall call and hold the Company Securityholders Meeting as soon as reasonably possible in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order. In the event Company and SPAC determines that Company Required Approval is to be sought from Company Shareholders and/or Company Performance Warrantholders at the Company Securityholders Meeting:

(i) Subject to the terms of this Agreement, the Interim Order, and the provision of the SPAC Information, the Company shall convene and conduct the Company Securityholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable, and, in such circumstances, shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) such Company Securityholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes (in which case such Company Securityholders Meeting shall be adjourned or postponed and not cancelled). The Company shall consult with SPAC in fixing the record date for the Company Securityholders Meeting and the date of such Company Securityholders Meeting, give notice to SPAC of such Company Securityholders Meeting and allow SPAC’s Representatives to attend such Company Securityholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders and the Company Performance Warrantholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

(ii) The Company shall provide SPAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder or holder of Company Performance Warrants in opposition to the Arrangement or any purported exercise or withdrawal of Arrangement Dissent Rights and written communications sent by or on behalf of the Company to any such person, and shall cooperate and consult in good faith with SPAC in advance in connection with any discussions or communications with any person in opposition to the Arrangement (including, for greater certainty, any exercise or withdrawal of Arrangement Dissent Rights and written communications received in connection with the Written Resolution), (C) the right to demand postponement or adjournment of the Company Securityholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approvals; provided that SPAC shall not be permitted to require the postponement of such Company Securityholders Meeting more than the earlier of (I) five (5) Business Days prior to the Termination Date and (II) ten (10) days from the date of the first Company Securityholders Meeting, and (D) the right to review and comment on all material communications sent to the Company Shareholders or the Company Performance Warrantholders regarding the Transactions, the Company Securityholders Meeting and to participate in any material discussions, negotiations or Proceedings with or including any such Company Shareholders regarding the Transactions. Unless required by Law, the Company shall not (x) make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Arrangement Dissent Rights, or (y) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of SPAC.

(d) The Company Information Circular. In the event that the Company Required Approval is to be sought from Company Shareholders and Company Performance Warrantholders at the Company Securityholders Meeting:

(i) The Company shall, as soon as reasonably practicable, prepare and complete, in good-faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Securityholders Meeting and the Arrangement, and the Company shall, promptly after the Written Resolution Deadline, cause the Company Information Circular and such other documents to be delivered to each Company Shareholder, holder of Company Performance Warrants and other Person as required by the Interim Order and applicable Law.

(ii) The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, except with respect to SPAC Information included in the Company Information Circular to the extent furnished or approved by or on behalf of SPAC for inclusion in the Company Information Circular, which SPAC will ensure complies with applicable Law in all material respects, (B) does not contain any Misrepresentation, except with respect to SPAC Information included in the Company Information Circular to the extent furnished or approved y or on behalf of SPAC for inclusion in the Company Information Circular, which SPAC will ensure does not contain any Misrepresentation, and (C) provides the Company Shareholders and the Company Performance Warrantholders with sufficient information, which is explained in sufficient detail, to permit them to form a reasoned judgment concerning the matters to be placed before the Company Securityholders Meeting.

(iii) Without limiting the generality of Section 3.1(d)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) a statement that the Company Board has after consulting with outside legal counsel in evaluating the Arrangement unanimously determined that the Arrangement is in the best interests of the Company and fair, from a financial point of view, to the Company Shareholders and the Company Performance Warrantholders, and recommends that the Company Shareholders and the Company Performance Warrantholders vote in favor of the Company Arrangement Resolution, (B) a copy of the Interim Order, (C) a statement that each Supporting Company Shareholder has entered into the Shareholder Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution, and (D) a statement that each director and executive officer of the Company has agreed to vote all of such individual’s Company Common Shares and Company Performance Warrants in favor of the Company Arrangement Resolution.

(iv) SPAC shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC and the Acquisition Entities required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any Misrepresentation. The Company shall give SPAC and its Representatives a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its Representatives, and agrees that all information relating to SPAC and the Acquisition Entities included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC and its Representatives with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders and holders of the Company Performance Warrants.

(v) Each Party shall promptly notify the other Party if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders and the Company Performance Warrantholders as required by the Court or applicable Law.

(e) The Final Order. If: (a) the Interim Order is obtained; and (b) the Company Arrangement Resolution is approved by Written Resolution or at the Company Securityholders Meeting as provided for in the Interim Order and as required by applicable Law, the Company shall, in consultation with SPAC, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193 of the ABCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Arrangement Resolution as provided for in the Interim Order, unless otherwise agreed, in writing, by the Company and SPAC. In the event Court operations are restricted in response to any COVID-19 Measures, the foregoing date may be extended until the earlier of: (i) the date that is ten (10) Business Days after the date on which the Court grants telephonic or other remote means of hearing the application; (ii) the date the Court specifies as the hearing date for the Final Order; and (iii) the earliest possible date on which the Court grants a hearing date for the application after resuming unrestricted operations.

(f) Court Proceedings.

(i) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and SPAC and the Acquisition Entities shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide SPAC and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and reasonably consider the comments of SPAC and its Representatives, and all information relating to SPAC and the Acquisition Entities included in such materials must be in a form and content reasonably satisfactory to SPAC; (C) provide on a timely basis copies of any notice of appearance, response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (E) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that SPAC is not required to agree or consent to any increase or variation in the form of the Consideration or other modification or amendment to such materials that expands or increases SPAC’s obligations, or diminishes or limits SPAC’s rights, set forth in any such materials or under any such filed or served materials, this Agreement, the Arrangement, the Plan of Arrangement or the Shareholder Support Agreement; (F) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if, at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good-faith consultation and cooperation with, SPAC; and (G) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(ii) Subject to the terms of this Agreement (and Section 11.3 hereof), SPAC will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by SPAC in connection therewith.

(g) Articles of Arrangement and the Closing Date.

(i) The Articles of Arrangement shall include and implement the Plan of Arrangement.

(ii) The Arrangement shall be effective at the Arrangement Effective Time on the Closing Date and will have all of the effects provided by applicable Law.

(iii) The Company shall file the Articles of Arrangement with the Registrar no later than, and the Arrangement shall become effective on, the Closing Date.

Section 3.2 Treatment of Company Warrants. Concurrently with the execution of this Agreement, the Company has obtained the written consent of the Majority Holders (as such term is defined in the Company Warrant Agreement) to the Company Warrant Agreement as set forth in the Supplemental Warrant Agreement. The Parties acknowledge that the outstanding Company Warrants shall be treated in accordance with the Plan of Arrangement and in the case of the Company Bond Warrants, also the Supplemental Warrant Agreement.

Section 3.3 Effect of the Arrangement. The Parties agree that the Plan of Arrangement will be carried out on the following basis:

(a) the Plan of Arrangement will be subject to the approval of the Court;

(b) the Court will be required to hold a hearing to satisfy itself as to the fairness of the terms and conditions of the Plan of Arrangement to all the Company Shareholders and Company Performance Warrantholders who are entitled to receive PubCo Common Shares and Company Performance Warrants, as applicable, pursuant to the Plan of Arrangement and the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Plan of Arrangement is approved by the Court as being fair to such Company Shareholders and Company Performance Warrantholders;

(c) the Company will ensure that the Company Shareholders entitled to receive PubCo Common Shares and the holders of Company Performance Warrants entitled to receive PubCo Performance Warrants under the Arrangement will be given adequate and timely notice advising them of their right to attend the hearing of the Court to give approval of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(d) the Interim Order will specify that each Company Shareholder entitled to receive PubCo Common Shares and each holder of Company Performance Warrants entitled to receive PubCo Performance Warrants will have the right to appear before the Court at the hearing of the Court to give approval of the Plan of Arrangement so long as they follow the procedures as set out in the Interim Order; and

(e) the Final Order approving the Plan of Arrangement will expressly state that the terms and conditions of the Plan of Arrangement are approved by the Court as being fair and reasonable to the Company Shareholders and holders of Company Performance Warrants.

ARTICLE IV
THE MERGER

Section 4.1 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed upon by the Parties. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as SPAC and Merger Sub may agree and specify in the Certificate of Merger pursuant to the DGCL.

Section 4.2 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any Party, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly owned subsidiary of PubCo.

Section 4.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 4.4 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of SPAC as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until thereafter changed or amended as provided therein (except that no such change or amendment shall have the effect of affecting the Company’s obligations pursuant to Section 8.14) or by applicable Law.

Section 4.5 Directors and Officers of the Surviving Company. SPAC shall take necessary corporate action so that, immediately after the Effective Time, (a) the directors of the Surviving Company shall be the individuals identified by the Company prior to the Closing Date, until any such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal, and (b) the officers of the Surviving Company shall be the individuals identified by the Company prior to the Closing Date, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

Section 4.6 Actions Immediately Prior to the Merger.

(a) If the Triggering Event has not occurred as of immediately prior to the Merger, 750,000 SPAC Class B Shares held by the Sponsor shall be forfeited and cancelled for no consideration.

(b) Immediately prior to the Merger (and, for the avoidance of doubt, regardless of whether the Triggering Event has occurred and in addition to any SPAC Class B Shares forfeited and cancelled pursuant to Section 4.6(a)), 2,500,000 SPAC Class B Shares held by the Sponsor shall be forfeited and cancelled for no consideration.

(c) Immediately prior to the Merger, 3,260,000 SPAC Warrants held by the Sponsor shall be forfeited and cancelled for no consideration.

Section 4.7 Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) SPAC Units. To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Common Shares and the SPAC Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”), and the holder of each SPAC Unit shall be deemed to hold one (1) SPAC Common Share and one-third (1/3) of one (1) SPAC Warrant. The SPAC Common Shares and SPAC Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 4.7.

(b) SPAC Class A Shares. At the Effective Time, each issued and outstanding SPAC Class A Share (other than any Excluded Shares and after giving effect to the SPAC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for SPAC Class A Shares, if any, pursuant to the Subscription Agreements) shall be automatically converted into and exchanged for the right to receive (i) if an amount in cash less than or equal to $100,000,000 is remaining in the Trust Account after any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption, one PubCo Common Share and (ii) if an amount in cash greater than $100,000,000 is remaining in the Trust Account after any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption, (A) a fraction of a PubCo Common Share equal to $100,000,000 divided by the amount in the Trust Account after any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption, subject to Section 4.6(i), and (B) an amount in cash equal to the quotient of (I) the amount in the Trust Account after any redemptions of SPAC Class A Shares pursuant to the SPAC Stockholder Redemption that exceeds $100,000,000 minus the Extension Amount at the Effective Time divided by (II) the amount of SPAC Class A Shares (other than any Excluded Shares and after giving effect to the SPAC Stockholder Redemption and the amount of PIPE Financing consisting of subscriptions for SPAC Class A Shares, if any, pursuant to the Subscription Agreements) (the “Class A Consideration”), following which each SPAC Class A Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to the SPAC Class A Shares, except as provided herein or by applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Common Shares issued pursuant to this Section 4.7(b) to be issued in book-entry form as of the Effective Time.

(c) SPAC Class B Shares. At the Effective Time, each issued and outstanding SPAC Class B Share (other than any Excluded Shares, and, for the avoidance of doubt, after giving effect to any forfeitures pursuant to Section 4.6(a) and Section 4.6(b)) shall be automatically converted into and exchanged for the right to receive (i) one PubCo Common Share and (ii) an amount in cash equal to the quotient of (A) the SPAC Working Capital plus the Extension Amounts at the Effective Time divided by (B) the SPAC Class B Shares outstanding at the Closing (the “Class B Consideration” and together with the Class A Consideration, the “Merger Consideration”), following which each SPAC Class B Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to the SPAC Class B Shares, except as provided herein or by applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Common Shares issued pursuant to this Section 4.7(c) to be issued in book-entry form as of the Effective Time.

(d) SPAC Warrants. Pursuant to the terms of the Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the forfeitures contemplated in Section 4.6(c), any redemptions or repurchases contemplated in Section 8.25(a) and any other forfeitures of SPAC Warrants in connection with the Closing) shall automatically and irrevocably be converted into one (1) PubCo Warrant on the same terms as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 4.7(d), including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 4.7(d), including adding PubCo as a party thereto (the “Warrant Agreement Amendment”).

(e) Merger Sub Common Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one (1) share of common stock, par value $0.01 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(f) No Liability. Notwithstanding anything to the contrary in this Section 4.7, none of the Parties or the Surviving Company nor the Depositary shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(g) Excluded Shares. Each SPAC Common Share held in SPAC’s treasury (each, an “Excluded Share”), shall be cancelled and shall cease to exist, and no consideration shall be paid or payable to any Person with respect thereto.

(h) Delivery of Merger Consideration. (a) All PubCo Common Shares and PubCo Warrants delivered upon the exchange of SPAC Common Shares and SPAC Warrants, respectively, in accordance with the terms of this Article IV, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Common Shares and SPAC Warrants, respectively, and (b) at the Effective Time, the stock transfer books of SPAC shall be closed, and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Common Shares and SPAC Warrants that were issued and outstanding immediately prior to the Effective Time.

(i) Fractional PubCo Shares. Notwithstanding anything in this Agreement to the contrary, no fractional PubCo Common Shares shall be issued in the Merger. Each holder of SPAC Class A Shares who would otherwise have been entitled to receive as a result of the Merger a fraction of a PubCo Common Share (after aggregating all SPAC Class A Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount (rounded down to the nearest cent) equal to such fraction multiplied by $10.10.

Section 4.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Except as set forth on the Company Disclosure Schedule (each section of which, subject to Section 11.8, qualifies the correspondingly numbered and lettered representations in this Article V), the Company hereby represents and warrants to SPAC and each Acquisition Entity as follows:

Section 5.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited partnership, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, organization, amalgamation or continuation (as applicable). Section 5.1(a) of the Company Disclosure Schedule sets forth the jurisdiction of organization, incorporation, amalgamation, continuation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited partnership, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would be material to the Group Companies as a whole or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement and the Ancillary Documents, as applicable.

(b) Prior to the date of this Agreement, true, correct and complete copies of the Governing Documents of each Group Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement, and no action has been taken to amend or supersede such Governing Documents of each Group Company. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in material breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Documents.

Section 5.2 Capitalization of the Group Companies.

(a) Section 5.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete statement as of the date of this Agreement of (i) the authorized capital of each class or series (as applicable) of the Equity Securities of the Company, (ii) the number and class or series (as applicable) of all the Equity Securities of the Company issued and outstanding, (iii) the identity of the Persons that are the holders thereof (with respect to the Company Bond Warrants, to the knowledge of the Company), and (iv) with respect to each Company Performance Warrant, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, (D) whether such Company Warrant is vested or unvested, together with any applicable vesting schedule and performance conditions (including acceleration provisions), (E) with respect only to the Company Performance Warrants, the name of the applicable registered holder, identifying whether such holder is not an employee of the Company, and (F) the number of Company Common Shares issuable upon exercise of each Company Warrant. All the Equity Securities of the Company have been duly authorized and validly issued. All the outstanding Company Common Shares are fully paid and non-assessable. The Company Equity Plan and the issuance of Company Common Shares under such plan (including all outstanding Company Warrants issued thereunder) have been duly authorized by the Company Board in compliance with Law and the terms of the Company Equity Plan.

(b) The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call options, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (iv) to the Company’s knowledge, except as set forth in Section 5.2(b) of the Company Disclosure Schedule are free and clear of all Liens (other than transfer restrictions under the Governing Documents of the Company, the Shareholder Agreement, the Company Employee Escrow Agreements and applicable Securities Law). Except pursuant to the Shareholder Agreement and the Company Employee Escrow Agreements, those set forth on Section 5.2(a) of the Company Disclosure Schedule and those either permitted by Section 8.1(b) or issued, granted or entered into in accordance with Section 8.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted shares, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, repurchase rights, redemption rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Other than the Shareholder Agreement, and the Company Employee Escrow Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 5.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete statement as of the date hereof of (i) the number and class or series (as applicable) of all the Equity Securities of each Subsidiary of the Company issued and outstanding, and (ii) other than in respect of the Company Bond Warrants, the identity of the Persons that are holders thereof. Except as issued pursuant to the Company Equity Plan, as of the date hereof, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) other than pursuant to the Shareholder Agreement, options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, repurchase rights, redemption rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Other than the Shareholder Agreement, there are no voting trusts, proxies or other Contracts to which any Group Company is a party with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) Except as set forth on Section 5.2(d) of the Company Disclosure Schedule, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person (other than other Group Companies) or the right to acquire any such Equity Security, and none of the Group Companies is a partner or member of any partnership, limited liability company or joint venture.

(e) Section 5.2(e) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) All dividends or distributions on the securities of all the Group Companies that have been declared or authorized as of the date of this Agreement have been paid in full.

Section 5.3 Authority. The Company and its Subsidiaries have all requisite corporate, limited partnership, limited liability company or other entity power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval) and to consummate the Transactions. On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (a) determining that this Agreement and the Ancillary Documents to which the Company is a party and the Transactions are fair from a financial point of view to its shareholders, and in the best interests of the Company, and (b) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. Subject to the receipt of the Interim Order, Final Order and Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

Section 5.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC a true, correct and complete copy of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2021, December 31, 2020, and the related audited consolidated statements of operations, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon, and (ii) the unaudited consolidated balance sheet of the Group Companies as of September 30, 2022, and the related unaudited consolidated statements of operations, cash flows and changes of equity for the nine months ended September 30, 2022 (the “Latest Balance Sheet”) (collectively, the “Financial Statements”), which are attached as Section 5.4(a) of the Company Disclosure Schedule. The Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies of their respective dates and for the respective periods indicated therein and (C) when delivered by the Company for inclusion in the Registration Statement/Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.17, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(b) Except (i) to the extent reflected or reserved for in the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) for Liabilities reasonably incurred after the Latest Balance Sheet in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the Transactions, and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Companies has any Liability of any kind. The Company has no off-balance sheet arrangements.

(c) The Company has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets, and (iii) the Company and its Subsidiaries are able to prevent or timely detect unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on its financial statements.

(d) Since the Reference Date, neither the Company, nor to the Company’s knowledge, an independent auditor of the Company, has identified any (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) “material weakness” in the internal controls over financial reporting of the Group Companies, or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(e) Since the Reference Date, (i) no Group Company has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 5.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval or authorization of, or designation, declaration, registration or filing with, any Governmental Entity is required on the part of any Group Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or Transactions, (ii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement, or (iii) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement, the Ancillary Documents or the Transaction. No Group Company is a “TID U.S. Business” as that term is defined in 31 CFR § 800.248. Additionally, no Group Company is a “U.S. Business” as that term is defined in 31 CFR § 800.252.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party, (B) any Material Permits, or (C) any Company Oil and Gas Lease, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) except as set forth in Section 5.5(b) of the Company Disclosure Schedule, result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Documents.

Section 5.6 Permits. Each of the Group Companies is and since the Reference Date has been in possession of all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company. Neither the Company nor any Group Company is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) a Material Permit, except, in each case, for any such conflicts, defaults, breaches or violations that are not or would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 5.7 Material Contracts.

(a) Section 5.7(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 5.7(a) of the Company Disclosure Schedule, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 5.7(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of Hydrocarbons, assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that a Group Company will make payments in excess of CAD10,000,000 annually or CAD20,000,000 in the aggregate for the remaining term of such contract;

(ii) any Contract relating to (A) Indebtedness of any Group Company or (B) any pledge agreements, security agreements or other collateral agreements in which any Group Company granted to any Person a Lien on any material assets or properties of any Group Company, other than Permitted Liens;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Group Company is a party that provide for payments by a Group Company or to a Group Company in excess of CAD10,000,000, in the aggregate, over any twelve (12)-month period;

(iv) any Contract for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(v) all partnership, joint venture or similar agreements, including customary joint operating agreements, pooling agreements or unit agreements affecting the Oil and Gas Properties of any Group Company that would reasonably be expected to be in excess of CAD10,000,000 in the aggregate during the twelve (12) month period following the date of this Agreement;

(vi) any joint development agreement, exploration agreement, participation, farmout, farming or program agreement or similar contract requiring a Group Company to make expenditures that would reasonably be expected to be in excess of CAD10,000,000 in the aggregate during the twelve (12)-month period following the date of this Agreement;

(vii) any Contract awarded by a Group Company to a third party in the performance of a contract with a Governmental Entity;

(viii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, or with any Person or in any geographic area, including any “area of mutual interest” or similar provisions, or that would so limit or purport to limit, in any material respect, the operations of PubCo or any of its Subsidiaries after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions not to the benefit of any Group Company, or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, to solicit any potential employee or customer in any material respect or that would so limit or purport to limit, in any material respect, PubCo or any of its Subsidiaries after the Closing;

(ix) any Contract that results in any Person holding an irrevocable power of attorney from any Group Company that relates to any Group Company or its business;

(x) any leases or master leases of personal or real property (other than Oil and Gas Leases) reasonably likely to result in annual payments of CAD2,000,000 or more in a twelve (12)-month period;

(xi) any Oil and Gas Leases;

(xii) any Contract involving the use of any Company Licensed Intellectual Property required to be listed in Section 5.13(a) of the Company Disclosure Schedule;

(xiii) any Contract that involves the license or grant of rights to Company Owned Intellectual Property by or on behalf of any Group Company other than non-exclusive licenses (or sublicenses) of Company Owned Intellectual Property granted in the ordinary course of business;

(xiv) any Contract pursuant to which the Company agrees to jointly develop or own any Intellectual Property Rights with any third party;

(xv) any Contract pursuant to which the Company may develop any Intellectual Property Rights to be owned by any third party;

(xvi) any Contract under which any Group Company has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis reasonably likely to result in annual payments of CAD10,000,000 or more in a twelve (12)-month period;

(xvii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) CAD10,000,000 annually, or (B) CAD20,000,000 over the life of the agreement;

(xviii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of CAD10,000,000;

(xix) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than the Company or a Subsidiary) or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary);

(xx) any Affiliate Agreement;

(xxi) any Contract with any Person (A) pursuant to which any Group Company (or SPAC or any of its Subsidiaries after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any assets or properties of any Group Company or any material Intellectual Property Rights;

(xxii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual salary (or, in the case of an independent contractor, annual compensation) is in excess of CAD300,000, or (B) providing for any success, change-of-control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the Transactions;

(xxiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xxiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on any Group Company (or SPAC or any of its Subsidiaries after the Closing);

(xxv) any Contract with any Governmental Entity to which the Company or its Subsidiaries is a party;

(xxvi) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days;

(xxvii) any Contract that is a gathering, transportation, processing or similar agreement to which a Group Company is a party involving the gathering, transportation, processing or treatment of Hydrocarbons that is not terminable without penalty within ninety (90) days; and

(xxviii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of CAD2,500,000 or (B) aggregate payments to or from any Group Company in excess of CAD5,000,000 over the life of the agreement, and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought), (ii) to the Company’s knowledge, the applicable Group Company and the counterparties thereto are not in breach of, or default under, any Material Contract in any material respect, and (iii) to the Company’s knowledge, no event has occurred (with or without due notice or lapse of time or both) that would result in a breach of, or default under, any Material Contract by the applicable Group Company or the counterparties thereto. Prior to the date of this Agreement, the Company has made available to SPAC true, correct and complete copies of all Material Contracts in effect as of the date hereof.

Section 5.8 Absence of Changes. During the period from the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, the Group Companies have conducted their businesses in the ordinary course of business in all material respects, except as required by applicable Law, and (c) the Group Companies have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including the Oil and Gas Properties) other than in the ordinary course of business.

Section 5.9 Litigation. Except as disclosed in Section 5.9 of the Company Disclosure Schedule, since the Reference Date, (a) there is and has been no Proceeding pending or, to the Company’s knowledge, threatened against or affecting any Group Company, the business of any Group Company or any property or asset of any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or prevent, materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Documents. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 5.10 Compliance with Applicable Law. Since the Reference Date, each Group Company (a) conducts and has conducted its business in accordance with all Laws and Orders applicable to such Group Company in all material respects, and is not and has not been in violation of any such Law or Order, (b) has not received any written, or to the Company’s knowledge, oral communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, and (c) to the Company’s knowledge is not and has not been subject to any investigations by any Governmental Entity, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 5.11 Employee Benefit Plans.

(a) Section 5.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, sponsored, contributed to or required to be contributed to each Group Company for the benefit of any current or former employee, officer, director and/or consultant of each Group Company, or under which each Group Company has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”). No Group Company has within the past six (6) years maintained, sponsored, contributed to, or was required to contribute to Employee Benefit Plans primarily for the benefit of current or former employees in the United States of America, including Employee Benefit Plans subject to ERISA or the Code.

(b) With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto, together with all material agreements or documents pursuant to which the Plan is maintained, funded and administered, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) copies of the most recent summary plan description and any summaries of material modifications, (v) the most recently prepared actuarial valuation report, (vi) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (vii) the most recent employee booklet or employee handbook. No Group Company has made any express commitment to create any new Plan or to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law. Subject to the requirements of applicable Laws, no provision of any Plan or of any Contract, and no act or omission of the Company or any Company Subsidiary, limits, impairs, modifies or otherwise affects the right of the Company or the Company Subsidiaries to unilaterally amend or terminate any Plan.

(c) None of the Plans have been maintained or cover service providers that are non-residents or otherwise located outside of Canada. None of the Plans is or was within the past six (6) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Tax Act, (ii) a “deferred profit sharing plan,” a plan providing a “retiring allowance” or a “retirement compensation arrangement,” each as defined as subsection 248(1) of the Tax Act, (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Tax Act.

(d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of Transactions will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iv) result in the triggering or imposition of any restrictions or limitations on the rights of any of the Group Companies or any other Person to amend or terminate any Plan, or (v) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(e) Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, none of the Plans provide, nor does any Group Company have or reasonably expect to have any obligation to provide, retiree, life, or medical benefits to any current or former employee, officer, director or consultant of each Group Company or their respective beneficiaries or dependents after termination of employment or service, except as may be required by applicable Law.

(f) Each Plan is and has been within the past six (6) years maintained, administered, funded, registered (where applicable) for tax exempt status (and, where applicable, accepted for registration), communicated and invested (where applicable), in all material respects, in compliance with its terms and the requirements of all applicable Laws. Each Group Company has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any Group Company or other party to, any Plan. No Action or dispute is pending or, to the Company’s knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course of business) and, to the Company’s knowledge, no fact or event exists that could reasonably be expected to give rise to any such Action. No fact or circumstance exists that could adversely affect the Tax preferred status of any Plan and no Taxes, penalties or fees are owing or eligible under any Plan.

(g) All contributions, premiums or payments required to be made or remitted with respect to any Plan have been timely made or remitted to the extent due or properly accrued on the consolidated financial statements of each Group Company. Neither the Company nor any Company Subsidiary has any actual or potential unfunded liabilities with respect to any of the Plans and no accumulated funding deficiencies or deferred funding arrangements exist in any Plan.

(h) All employee data necessary to administer each Plan in accordance with its terms and conditions and applicable Laws is in possession of the Company or the Company Subsidiaries and all such data is complete and correct in all material respects, and is in a form that is sufficient for the proper administration of each Plan.

Section 5.12 Environmental Matters. Except as does not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and except as disclosed in Section 5.12 of the Company Disclosure Schedule, since the Reference Date:

(a) The operations of the Group Companies have complied, and currently do comply, in all material respects with all applicable material Environmental Laws and Orders.

(b) None of the Group Companies have received any written notice, report, Order, or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential material violation of, or Liability under, any Environmental Laws and Orders.

(c) There are (and since the Reference Date there have been) no Proceedings pending or threatened in writing against any Group Company in respect of any Environmental Laws and/or Orders.

(d) The Company has not received written notice of, nor to the Company’s knowledge, has there been any contamination by, or exposure of any Person to, or ownership or operation of any property or facility contaminated by, any Hazardous Substances. The Company has not received written notice of, nor to the Company’s knowledge, has there been any releases of any Hazardous Substances at any property currently or, to the Company’s knowledge, formerly owned, leased or operated by any Group Company (including, without limitation, soils and surface and ground waters) in concentrations or circumstances that are regulated by or required by Environmental Laws to be reported, investigated or remediated by the Group Company.

(e) The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability of any other Person under any Environmental Law or Order, including as required under Canadian Environmental Laws for reclamation or remediation purposes.

(f) The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by each Group Company comply in all material respects with all applicable Environmental Laws and Orders.

(g) The Group Companies have made available to SPAC copies of all environmental Permits, assessments, audits and reports and all other material environmental and health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property, and (iii) material unregistered Intellectual Property Rights, Software or Technology owned or purported to be owned by any Group Company, in each case, as of the date of this Agreement. Section 5.13(a) of the Company Disclosure Schedule lists, for each item of Company Registered Intellectual Property as of the date of this Agreement, (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement and the Closing, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement and the Closing, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property and duly licenses or otherwise has the right to use all Company Licensed Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens or as set out in the applicable license). For all patents owned by the Group Companies, each inventor on the patent has assigned their rights to a Group Company. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person. Section 5.13(c) of the Company Disclosure Schedule sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (i) licenses to Off-the-Shelf Software, (ii) licenses to Public Software, and (iii) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to SPAC. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property specified in Section 5.13(a) of the Company Disclosure Schedule and the Company Licensed Intellectual Property specified in Section 5.13(c) of the Company Disclosure Schedule constitutes all material Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses and is sufficient for the conduct of such businesses (including offering of Company Products) as currently conducted. The Company Owned Intellectual Property is subsisting and, to the Company’s knowledge, valid and enforceable. To the Company’s knowledge, the Company Licensed Intellectual Property is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Licensed Intellectual Property are valid and enforceable (except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought). The consummation of the Transactions will not (x) impair any rights under, or cause any Group Company to be in violation of or default under, any license or other agreement to use any Intellectual Property Rights or under which it grants any Person rights to use any Intellectual Property Rights, (y) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such material licenses or other agreements, or (z) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Intellectual Property Rights, in each case, except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) Each Group Company’s founders, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Reference Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and Confidential Information in the possession or control of all Group Companies. No Group Company has disclosed any such trade secrets or Confidential Information that is material to the businesses of the Group Companies, taken as a whole, to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information. Each of Group Company’s Creators have assigned, or have agreed to a present assignment to such Group Company, all material Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Creator’s employment or other engagement with such Group Company and has waived (or in the case of contractors that are not individuals, has ensured all individuals who have participated in the authorship, invention, creation, improvement, modification or development of Company Owned Intellectual Property have waived) all of their moral rights thereto.

(e) Each Group Company has taken all commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other Confidential Information owned by or in the possession or control of any Group Company. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of any Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the businesses of the Group Companies nor any of the Company Products nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates the rights, including any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(h) Except as disclosed in Section 5.13(h) of the Company Disclosure Schedule, since the Reference Date, there is no Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, or (iii) inviting any Group Company to take a license under any patent or consider the applicability of any patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since the Reference Date, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) The Group Companies own, lease, license, or otherwise have the legal right to use all Company IT Systems, and such Company IT Systems are sufficient for the needs of the business of the Group Companies as currently conducted. To the Company’s knowledge, the Group Companies maintain reasonable industry standard disaster recovery policies, procedures and facilities, and since the Reference Date, there has not been any failure with respect to any of the Company Products or other Company IT Systems that has not been remedied or replaced. Each Group Company has purchased or has otherwise obtained, possesses and is in compliance with valid licenses to use all Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole. Except as has not been or would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, no Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has any right to, contingent or otherwise, including to obtain access to or use, any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the unauthorized delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k) No Public Software (or any modification or derivative thereof) has been used, licensed, or distributed by or on behalf of any of the Group Companies in a manner that:

(i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason;

(ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property;

(iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property; or

(iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than in compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(l) The Group Companies are and have been in material compliance with all applicable licenses for all Public Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or otherwise made available with any Company Product.

(m) Section 5.13(m) of the Company Disclosure Schedule sets forth a complete and accurate list of all Government Grants or funding of any university, college, other educational institution or research center or other Governmental Entity that were received by or provided to any Group Company since the Reference Date.

Section 5.14 Labor Matters.

(a) Section 5.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all employees of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, which sets forth for each such individual the following: (i) employing entity; (ii) title or position (including whether full- or part-time); (iii) location of employment; (iv) hire date; (v) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (vi) details of any visa or other work permit (including type of visa and expiration date, as applicable); (vii) the period of notice to terminate his or her employment if other than the requirement to provide notice required under common law; (viii) eligibility to receive incentive compensation (including commissions, bonuses, equity incentives and other variable pay); and (ix) incentive payment history over the past year. With respect to all Current Employees who are on disability leave, maternity leave or any other authorized or unauthorized leaves, the Company has made available to SPAC a true, correct and complete list of: (A) the reason for the employee’s leave, if known by the Company; (B) the date the leave started; and (C) the expected return date (where available). The Company Subsidiaries do not have, and have never had, any employees.

(b) Section 5.14(b) of the Company Disclosure Schedule contains a true, correct and complete list of each individual engaged by each Group Company as an independent contractor as of the date of this Agreement, which sets forth for each Person: (i) a description of the services provided and the location where such services are provided; (ii) the compensation applicable to such services; (iii) engaging Group Company; and (iv) details of any Contract applicable to such services. All independent contractors are properly classified as contractors for purposes of applicable Laws.

(c) The individuals set forth on Sections 5.14(a) and 5.14(b) of the Company Disclosure Schedule represent the entirety of those individuals necessary to operate and manage the business of the Company and the Subsidiaries of the Company as currently operated and managed.

(d) As of the date of this Agreement and during all times during the three (3)-year period immediately prior to the date hereof, all compensation, including wages, overtime pay, general holiday pay, vacation pay, sick pay, commissions and bonuses, Taxes and Employee Benefit Plan contributions or payments, due and payable to or in respect of all employees and former employees of, and all other Persons who have provided services to, any Group Company for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements) in all material respects. None of the Group Companies (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, vacation pay, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, or (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurance or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business and consistent with past practice). All amounts due or accrued due, as of the Effective Time, for all salary, wages, vacation with pay, commissions, bonuses, sick days and benefits under the Employee Benefit Plans have either been paid or have been properly accrued and accurately recorded in the books and records of the Company or any Group Company. The Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except, in each case, as has not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) No circumstances presently exist that would require either the Company or any Subsidiary of the Company to provide group termination notice or pay in lieu of such notice pursuant to applicable Laws in respect of the dismissal or cessation of employment of any past or present employees of any Group Company.

(f) No employee of the Company is or has ever been represented by a labor union, works council, trade union, industrial organization or similar representative of employees with respect to his or her employment with the Company, and the Company is not and has never been a party to, subject to, or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization or similar representative of employees. As of the date of this Agreement, and during the three (3)-year period immediately prior to this Agreement, there are or were no strikes, lockouts, work stoppages, slowdowns or other labor disputes existing or, to the Company’s knowledge, threatened, against the Company with respect to any employees of the Company or any other individuals who have provided services with respect to the Company. As of the date of this Agreement and during the three (3)-year period immediately prior to this Agreement, there have been no union certification or representation petitions pending with a Governmental Entity or demands for recognition as the bargaining unit representative with respect to the Company and any of their respective employees and, to the Company’s knowledge, no union organizing campaign or similar effort is or has been threatened with respect to any of their respective employees. The Company has not been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, or any present or past employee of the Company at any time within the three (3)-year period immediately prior to this Agreement, except as did not result in or would not result in, individually or in the aggregate, a Company Material Adverse Effect.

(g) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce change affecting employees of the Group Companies has occurred since March 1, 2020, or is currently contemplated, planned or announced. The Group Companies have not experienced any employment-related Liabilities with respect to COVID-19, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No current or former employee of any Group Company has filed or threatened any Proceedings against any Group Company related to COVID-19, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) There are no material Actions pending or, to the Company’s knowledge, threatened against any Group Company by any of their respective current or former employees or any other individuals who have provided services to any Group Company.

(i) The Company is and has been since the Reference Date in all material respects, in compliance with all applicable Laws relating to labor and employment, including (i) all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, information and consultation, occupational health and safety, tax withholding, and classification of employees, workers and contractors; and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company, and the Company is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(j) Neither the Company nor any Subsidiary of the Company nor any property or asset of the Company or any Subsidiary of the Company is or has been the subject of an investigation, inspection, order (including stop work, stop use or stop supply orders) by any Governmental Entity pursuant to Occupational Health and Safety Laws, and there are no charges, penalties, or orders under Occupational Health and Safety Laws pending or outstanding against the Company, any Subsidiary of the Company or any current or former employees of the Company or any Subsidiary of the Company. There have been no injuries, incidents, or events reported or required to be reported to a Governmental Entity pursuant to any Occupational Health and Safety Laws regarding the Company or the Subsidiaries of the Company.

(k) No Group Company contributes or has any obligation to contribute to any fund for a Plan that is a defined benefit plan in respect of the Current Employees and no Group Company is liable to contribute in respect of any such defined benefit plan or fund.

(l) No Group Company is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of employment of any past or present employees of any Group Company or other person other than pursuant to any Plan set out in Section 5.14(a) of the Company Disclosure Schedule.

(m) There are no overdue or unpaid pension or superannuation-related contributions, statutory or otherwise (including any Taxes) due on the part of any Group Company or any Current Employee or independent contractor of the Group Company (if applicable) that are outstanding and unpaid.

Section 5.15 Insurance.

(a) Section 5.15 of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Group Company is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement: (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period, scope and amount of coverage; and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect; (ii) no Group Company is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Company’s knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.16 Tax Matters.

(a) Except as is not and as would not reasonably be expected to result in a Company Material Adverse Effect:

(i) each Group Company has duly and timely prepared and filed all Tax Returns required to have been filed by it (taking into account any valid applicable extensions), all such Tax Returns are true, correct and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and each Group Company has timely paid all Taxes required to have been paid by it regardless of whether shown on a Tax Return, including all installments on account of Taxes for the current year that are due and payable;

(ii) (A) all Taxes not yet due and payable by any Group Company or required to be reserved for in accordance with IFRS, have been properly and adequately accrued or reserved for, in the case of such Taxes in respect of periods ending on or before the Reference Date, on the Latest Balance Sheet, and otherwise, on the books of account of the applicable Group Company, in each case, in accordance with IFRS, and (B) no Group Company has incurred any liability for Taxes since the Reference Date other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for changes in operations in the ordinary course of business);

(iii) (A) each Group Company has duly and timely withheld and collected and paid to the appropriate Tax Authority all Taxes required to have been withheld and collected and paid by such Group Company in connection with amounts paid, credited or owing to or from (or deemed paid, credited or owing to or from) any employee, officer, director independent contractor, creditor, stockholder, customer, or other Person, and (B) each Group Company has complied with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) no Group Company is currently the subject of a Tax audit, claim, action, suit, proceeding or examination or, to the Company’s knowledge, investigation, or has been informed in writing of the commencement or anticipated commencement of any Tax audit, claim, action, suit, proceeding, investigation or examination;

(v) no Group Company has consented to extend, modify or waive the time in which any Tax may be assessed or collected by any Tax Authority, or any Tax Return may be filed, other than any such extensions, modifications or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, or to extend or waive the time for any elections, designations or similar filings relating to Taxes for which a Group Company is or may be liable, and no request for any such waiver, modification or extension is currently pending;

(vi) (A) no advance tax rulings, technical interpretations, advance pricing agreements or similar rulings or agreements have been entered into with or issued by any Tax Authority with respect to any Group Company which interpretation, agreement or ruling would be effective after the Closing Date and no request for any such advance tax rulings, technical interpretations, advance pricing agreements or similar agreements or rulings is currently pending and (B) no Group Company is the beneficiary of any Tax holidays, deferrals, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements;

(vii) no Tax Authority has asserted, assessed or proposed or threatened in writing to assert, assess or propose any adjustment to any Tax Return or deficiency for Taxes in respect of any Group Company;

(viii) there are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens;

(ix) no Group Company is a party to, is otherwise bound by, or has any obligation under any Tax allocation, Tax sharing, Tax indemnity, gross-up, apportionment, assignment or similar agreement or arrangement (other than (A) provisions included in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes, or (B) with any other Group Company);

(x) except as set forth on Section 5.16(a)(x) of the Company Disclosure Schedule, since the Reference Date, there are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provincial provision to a Group Company;

(xi) in the past six (6) years, no written claims have been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns of a particular type that such Group Company is or may be subject to taxation, or required to filed Tax Returns, of such type by such jurisdiction;

(xii) (A) each Group Company is registered for sales, value-added, goods and services, transfer Tax or any similar Tax, including GST/HST and provincial or territorial sales Taxes, in each jurisdiction where it is required to be so registered, (B) each Group Company has complied with all applicable Laws related to such Taxes, including duly and timely collecting, reporting and remitting all amounts on account of such Taxes required by applicable Law to be collected, reported and remitted by it and duly and timely reporting and remitting to the appropriate Governmental Entity any such amounts required by Law to be remitted by it, and (C) all input tax credits claimed by the Company for GST/HST purposes have been calculated and claimed in accordance with applicable Law;

(xiii) each Group Company has at all times complied with all applicable Law regarding transfer pricing, including the execution and maintenance of all documentation required to substantiate the transfer pricing practices and methodology of the Group Companies;

(xiv) all income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital Tax liabilities of each Group Company have been assessed by the relevant Tax Authorities and notices of assessment have been issued to each such entity by the relevant Tax Authorities for all taxation years or periods ending prior to and including the taxation year or period ended December 31, 2021;

(xv) no Group Company has deferred the payment of any Tax, claimed or received any Tax refund or credit, been deemed to have overpaid or remitted any Taxes, or applied or received any support payments, loans, benefits or other incentives being provided, in each case, pursuant to any COVID-19 Measures, or any other Tax legislation related to COVID-19, as a result of the COVID-19 pandemic from any Governmental Entity or agency or financial institution or pursuant to any written agreement with a Tax Authority that remains unpaid;

(xvi) no Group Company has made an “investment” for purposes of section 212.3 of the Tax Act in a corporation that is a “foreign affiliate” for purposes of the Tax Act;

(xvii) all capital dividends, as that term is defined in subsection 83(2) of the Tax Act, have been properly paid by a Group Company and no Group Company has liability for Tax under subsection 184(2) of the Tax Act;

(xviii) any eligible dividends, as that term is defined in subsection 89(1) of the Tax Act, have been properly paid by each Group Company and no Group Company has any liability for Tax under subsection 185.1(1) of the Tax Act;

(xix) to the Company’s knowledge, no Group Company has made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act, in respect of a dividend paid or deemed to be paid by a provision of the Tax Act;

(xx) to the Company’s knowledge, no Group Company has declared, paid or deemed to have paid any dividends that may be subject to subsection 55(2) of the Tax Act;

(xxi) no Group Company (x) has ever been a member of a group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group consisting only of Group Companies), or (y) has any Liability for the Taxes of any Person (other than a Group Company) under Section 160 of the Tax Act or Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or pursuant to any applicable Law or otherwise;

(xxii) no Group Company will be required to include an item of income in, or exclude an item of deduction from, taxable income for any taxable period or any portion of any taxable period ending on or after the Closing Date as a result of (A) an installment sale, open transaction or intercompany transaction entered into prior to the Closing; (B) any prepaid amounts, deposits, deferred revenue or advance payments received or paid prior to the Closing; or (C) a change in method of accounting requested or occurring prior to the Closing or the use of an improper method of accounting prior to the Closing; and

(xxiii) no Group Company has claimed a deduction or reserve on a Tax Return in respect of an amount that could be included in income for any period ending after the Closing.

(b) No Group Company is, or during the past five (5) years has been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code). The Company is not a “passive foreign investment company” as defined in Section 1297(a) of the Code.

(c) No Group Company is or has been a party to any “reportable transaction” as defined in Section 237.3 of the Tax Act (or any similar provision of state, local or foreign Law).

(d) (i) The Company is, and has been at all times since its formation, properly treated as a foreign corporation for U.S. federal income tax purposes, (ii) each Group Company is and has been at all times since its formation, properly treated as a foreign entity for U.S. federal income tax purposes, (iii) no Group Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code, and (iv) no Group Company (nor any of their respective predecessors) is or has been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation under Section 7874(b) of the Code.

(e) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction governed or purported or intended to be governed by Section 355 or Section 361 of the Code.

(f) For purposes of Treasury Regulations Section 1.367(a)-3(c)(3), the Group Companies are and have been engaged in an active trade or business outside of the United States within the meaning of Treasury Regulations Section 1.367(a)-2(d)(2), (3), and (4), for a continuous period of at least thirty-six (36) months (determined taking into account the special rules set forth in Treasury Regulations Section 1.367(a)-3(c)(3)(ii)). None of the Group Companies has an intention to substantially dispose of or discontinue such trade or business or any Group Company conducting such trade or business. The Group Companies have not acquired any assets outside of the ordinary course of business within the last thirty-six (36) months that would be disregarded from the determination of the value of PubCo under Treasury Regulations Section 1.367(a)-3(c)(3)(iii).

(g) No Group Company has, directly or indirectly, acquired any stock of a U.S. corporation, substantially all of the properties held directly or indirectly by a U.S. corporation or substantially all of the properties constituting a trade or business of a U.S. partnership within the last thirty-six (36) months or otherwise pursuant to a plan (or series of related transactions) with the Transactions. No Group Company has, directly or indirectly, acquired or transferred any asset or liability as part of a plan, a principal purpose of which is to avoid the purposes of Section 7874 of the Code. Property described in Treasury Regulations Section 1.7874-7(e)(1) (including any property that is substituted or acquired in exchange therefor in a transaction related to the Transactions) will constitute not more than 50% of the gross value of all property of the Group Companies (other than, to avoid double counting, stock or partnership interests in, or obligations of, any Group Company).

(h) The Group Companies have “substantial business activities” (within the meaning of Section 7874(a)(2)(B)(iii) and Treasury Regulations Section 1.7874-3) in Canada.

(i) No Group Company (A) is or has been resident for Tax purposes in a country outside of its country of organization or incorporation; (B) has, or has ever had, a permanent establishment or other taxable presence in any country other than its country of organization or incorporation; and (C) is, or has ever been, subject to income Tax in a country outside its country of organization or incorporation.

(j) Each Group Company is a resident of Canada for purposes of the Tax Act.

(k) The Company has not knowingly withheld from the Parties any information in its possession related to Taxes that discloses a matter in respect of taxes that would have a material negative effect on the Company or its business.

(l) Except as set forth on Section 5.16(l) of the Company Disclosure Schedule, to the knowledge of the Company the Company Shareholders as of the date hereof are residents of Canada.

(m) No Group Company has taken or agreed to take any action, has failed to take or agreed not to take any action, or has knowledge of any fact or circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 5.17 Brokers. Except as set forth on Section 5.17 of the Company Disclosure Schedule, no broker, finder, financial advisor, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true, correct and complete copy of all Contracts, including its engagement letter, between the Company and the Persons identified on Section 5.17 of the Company Disclosure Schedule, other than those that have expired or terminated in all respects and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.18 Real and Personal Property.

(a) Owned Real Property. No Group Company is the legal or beneficial owner of any fee simple interest in real property or entitled to any option to purchase or right of first refusal to purchase any real property.

(b) Leased Real Property. Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, and with respect to clause (a) and this clause (b), except with respect to any of the Company’s Oil and Gas Properties, (a) each Group Company has valid leasehold estates or contractual rights of occupancy in respect of all real property which are subject to Real Property Leases by any Group Company (collectively, the “Leased Real Property”) free and clear of all Liens and defects and imperfections, except Permitted Liens, (b) Section 5.18(b) of the Company Disclosure Schedule sets forth a true, correct and complete list (including street addresses) of all Leased Real Property and Real Property Leases, (c) the Leased Real Property and its current use, occupancy and operation do not violate in any material respects any applicable zoning, subdivision or other land-use or similar applicable Laws, and no Group Company has made an application for re-zoning or land-use re-designation with respect to any of the Leased Real Property, (d) the applicable Group Company has legal access to and from the Leased Real Property, (e) each Real Property Lease is in full force and effect and is valid and enforceable against such Group Company and the other parties thereto, in accordance with its terms, and no Group Company or, to the Company’s knowledge, any other party thereto has received written notice of any default under any Company Real Property Lease, (f) to the Company’s knowledge, as of the date of this Agreement, there does not exist any pending or threatened condemnation or eminent domain Action that affect any Group Company’s Oil and Gas Properties or Leased Real Property, (g) prior to the date of this Agreement, true, correct and complete copies of all Real Property Leases have been made available to SPAC, (h) to the Company’s knowledge, there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under any Real Property Lease by any Group Company party thereto nor, any other party thereto, and (i) except for the Oil and Gas Properties, the Leased Real Property constitutes all of the real property interests necessary for the operation of the business of the Group Companies as it is currently being operated.

Section 5.19 Rights-of-Way. Each Group Company has such consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Group Company has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conducts their business in a manner that does not violate any of the Rights-of-Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.20 Oil and Gas Matters.

(a) Except for property sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by McDaniel & Associates Consultants Ltd. (the “Company Independent Petroleum Engineers”) as of November 1, 2022, relating to the Oil and Gas Properties owned or leased by the applicable Group Company referred to in each such reserve report(collectively, the “Company Reserve Report”), the Group Companies have Good and Defensible Title to all (i) Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and (ii) Oil and Gas Properties reflected in the Mineral Lease Summary dated as of December 9, 2022, a copy of which is attached to Section 5.20(a) of the Company Disclosure Schedule (the “Company Mineral Property Reports”) and, in each case, as attributable to interests owned or leased by Group Companies. The term “Good and Defensible Title” means that, except for Permitted Liens: (A) the Group Companies have not transferred, assigned, hypothecated, alienated, mortgaged or encumbered the Oil and Gas Properties held or owned by them (or purported to be held or owned by them as reflected in the Company Reserve Report and/or the Company Mineral Property Reports); (B) as of the Closing, the Oil and Gas Properties shall be free and clear of all Liens (other than Permitted Liens) created by, through or under any Group Company; (C) no Group Company has surrendered or withdrawn from any of the Oil and Gas Properties or done any act or thing whereby any of the Oil and Gas Properties may be reduced, cancelled or terminated, and no notice has been given to any Group Company or, to the Company’s knowledge, to any other party to the Oil and Gas Leases that pertain to the Oil and Gas Properties reflected in the Company Mineral Property Reports (the “Company Oil and Gas Leases”) by a Governmental Entity of any intention to revoke any of the Company Oil and Gas Leases; and (D) as of the Closing, and subject to the Permitted Liens, PubCo and its Subsidiaries shall be entitled to hold and enjoy the Oil and Gas Properties without any lawful interruption by any Person claiming, by, through or under any Group Company.

(b) The factual, non-interpretive data supplied to the Company Independent Petroleum Engineers relating to the Oil and Gas Properties covered by the Company Reserve Report, by or on behalf of the Group Company that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the Group Companies in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. To the Company’s knowledge, any assumptions or estimates provided by each Group Company to the Company Independent Petroleum Engineers in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies, taken as a whole, the oil and gas reserve estimates of each Group Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of each Group Company at the dates indicated therein and are in accordance with all applicable Laws and good industry practices and applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production in accordance with good industry practices, to the Company’s knowledge, there have been no changes in respect of the matters addressed in the Company Reserve Report that have been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Properties have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by a Group Company have been timely and properly paid, and (iii) no Group Company (and, to the Company’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Company Oil and Gas Lease or other title and operating documents or Material Contracts, as applicable (or entitle the lessor or counterparty thereunder to cancel or terminate such Company Oil and Gas Lease, title and operating document or Material Contract, as applicable). Section 5.20(c) of the Company Disclosure Schedule sets forth (A) all the material Company Oil and Gas Leases where the primary term thereof is scheduled to expire by the express terms of such Company Oil and Gas Lease (in whole or in part) at any time in the twelve (12)-month period immediately following the date of this Agreement and (B) all Material Contracts in which a Group Company has earned, or is entitled to earn, an interest in (legal or beneficial in nature), or a similar right to produce, or otherwise benefit from, the Oil and Gas Properties or the Hydrocarbons associated thereto.

(d) To the Company’s knowledge, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Group Companies are being received by them in a timely manner and are not being held in suspense, or otherwise being setoff or reduced, for any reason other than (i) awaiting preparation and confirmation of title and operating documents for recently drilled wells, or (ii) as may be permitted by applicable Law, in accordance with the standard industry practices, and in the ordinary course of business.

(e) All Hydrocarbon, water, CO2 or injection wells and any tangible equipment located on any of the Oil and Gas Properties operated by any Group Company that were drilled and completed and are operated by any Group Company have been drilled, completed and operated within the limits permitted by the applicable Company Oil and Gas Lease or Material Contract and, to the Company’s knowledge, all such wells and tangible equipment operated by a third party have been drilled, completed and operated, in all material respects, within the limits permitted by the applicable Company Oil and Gas Lease or Material Contract.

(f) All Oil and Gas Properties operated by any Group Company (and, to the Company’s knowledge, all Oil and Gas Properties owned or held by such Group Company and operated by a third party) have been operated as a reasonably prudent operator in accordance with good industry practices and at all times in accordance with applicable Laws.

(g) To the Company’s knowledge, as of the date hereof, except in the ordinary course of business, there is no well or any tangible equipment included in the Oil and Gas Properties of any Group Company that is subject to any order from any Governmental Entity or written notice pursuant to a Company Oil and Gas Lease or a Material Contract from any other third party requiring that such well or any tangible equipment included therein be suspended, reworked, modified, plugged, abandoned, remediated or reclaimed.

(h) Except as set forth in Section 5.20(h) of the Company Disclosure Schedule, as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any Group Company or any Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by a Group Company in excess of CAD200,000.

(i) Except as set out in Schedule 5.20(i) of the Company Disclosure Schedule, no Group Company is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(j) No Group Company is in breach or default of, in any material respect, any of the Company Oil and Gas Leases, any pooling agreement, production-sharing agreement or similar agreement covering any of the Company Oil and Gas Leases, any other title and operating documents pertaining to its Oil and Gas Properties, or any Material Contract. As of the date hereof, no Group Company has received from any applicable lessor or counterparty any written notice of any material default or material breach by such Group Company or such lessor or counterparty under any Company Oil and Gas Lease, any pooling agreement, production-sharing agreement or similar agreement covering any of the Company Oil and Gas Leases, any other title and operating documents pertaining to such Group Company’s Oil and Gas Properties, or any Material Contract, for which default or breach has not been cured or remedied.

(k) No Group Company has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to such Group Company, taken as a whole, and is not reflected in the Company Reserve Reports.

(l) With respect to Oil and Gas Properties operated by each Group Company, all tangible equipment included therein, used in connection with the operation of the Oil and Gas Properties or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(m) There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Oil and Gas Properties of the Group Companies that would be triggered by the consummation of the Transactions, or otherwise exercisable by a third party now or at any time in the future, which would result in a loss of any portion of such Oil and Gas Properties or related rights of use, access and enjoyment under any Company Oil and Gas Lease or Material Contract.

(n) Subject to the Permitted Liens, the Group Companies have good, valid and merchantable title to the Seismic Data, free and clear of all existing claims of third parties (including any transfer, assignment or change-of-control fees, payments or penalties) and the Seismic Data has not been licensed or disclosed to any third parties.

Section 5.21 Transactions with Affiliates. Section 5.21 of the Company Disclosure Schedule sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than Contracts entered into after the date of this Agreement in accordance with Section 8.1(b) (collectively, “Affiliate Agreements”). The Group Companies have not, since the Reference Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company; or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company, on the one hand, and any immediate family member of any director or officer of the Company, on the other hand.

Section 5.22 Data Privacy and Security. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole:

(a) To the Company’s knowledge, each Group Company has, at all times, complied with (i) all applicable Privacy Laws, (ii) all Contracts, notices, policies, and Consents and other obligations and commitments applicable to the Processing of Personal Information by the Company in connection with the business, and (iii) any applicable Privacy and Data Security Policies (as defined in Section 5.22(f) below) (collectively, the “Privacy and Data Security Requirements”).

(b) All Personal Information provided to the Acquisition Entities in connection with the transactions contemplated by this Agreement, and the manner in which such Personal Information has been obtained and provided to the Acquisition Entities, has been provided and obtained in compliance with Privacy Laws and with all other obligations and commitments noted in clause (a), above.

(c) To the Company’s knowledge, all notices and Consents required by Privacy Laws or Contracts related to the Company’s Processing of Personal Information in connection with the conduct of the business (including disclosure to Affiliates of the Company) have been given or obtained in accordance with all applicable Privacy Laws and are sufficient for the continued conduct of the business in substantially the same manner as conducted prior to the Closing.

(d) The Company has and has had a publicly posted, written privacy policy, which accurately describes the Processing of Personal Information in connection with the business in compliance with Privacy Laws. Copies of all privacy policies have been provided to the Acquisition Entities.

(e) Each Group Company has developed, implemented and complied at all times with written policies and procedures, including training, auditing and monitoring, designed to enable the Company to comply with Privacy Laws, and demonstrate and evidence compliance with Privacy Laws relating to the Processing of Personal Information in connection with the business. These policies and procedures are sufficient to enable the continued conduct of the business after the Closing in substantially the same manner as the business was conducted prior to the Closing. Copies of all such policies have been provided to the Acquisition Entities.

(f) The Company has implemented and adhered to all material technical, administrative, physical, operational, and organizational data security safeguards, appropriate to the sensitivity of the Personal Information Processed by the Company as required to comply with applicable Privacy Laws and industry best practice, and such safeguards are sufficient to protect and maintain the security, confidentiality, and integrity of its Company IT Systems and any Personal Information Processed or other Business Data, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices (collectively, the “Privacy and Data Security Policies”).

(g) The Company has not received notice of any pending Proceedings, nor have there been any material Proceedings against any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) the Office of the Privacy Commissioner of Canada, (iii) the Office of the Information and Privacy Commissioner of Alberta, or (iv) any other Governmental Entity, including by any privacy regulator) alleging that any Processing of Personal Information by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws, or (B) is in violation of any Privacy and Data Security Requirements.

(h) Since the Reference Date, (i) there has been no unauthorized access to or Processing of Personal Information in the possession or control of any Group Company, and (ii) to the Company’s knowledge, there have been no Security Incidents with respect to any Company IT Systems, or Processing of Personal Information. No Group Company has inserted, and no other Person has inserted or alleged to have inserted, any Disabling Device in any of the Company IT Systems or Company Product.

(i) The Company is not aware of any material non-compliance with applicable Privacy Laws by third parties that Process Personal Information on behalf of the Company in connection with the business, nor is the Company aware of any material non-compliance by such third parties with their contractual obligations to the Company in connection with the business. A copy of each contract entered into by the Company that includes a material Processing of Personal Information has been provided to the Acquisition Entities.

(j) The Group Companies have lawful authority for sending commercial electronic messages in compliance with Privacy Laws, and where such lawful authority is based upon an existing business relationship, the Group Companies will provide accurate information upon which to ground such lawful authority.

Section 5.23 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by an applicable Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned in any part, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (including certain regions of Ukraine, Russia, Cuba, Iran, North Korea, Venezuela and Syria).

(b) In the last five (5) years, none of the Group Companies has received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to or in connection with Sanctions and Export Control Laws.

(c) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Person acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar unlawful payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d) The Group Companies have adopted a system of policies, procedures, and internal controls to the extent required by applicable Anti-Corruption Laws, and any such policies, procedures and internal controls are reasonably designed to prevent violations of such Anti-Corruption Laws.

(e) The operations of the Group Companies are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Sanctions and Export Control Laws and Anti-Corruption Laws. The Group Companies and their respective directors and officers have not falsified any entry in any book, record, or account of the Group Companies, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Group Companies’ assets in reasonable detail.

(f) No director, officer or employee of any Group Company is a Government Official.

Section 5.24 Reporting Issuer. None of the Group Companies are a reporting issuer (as such term is defined in the Securities Act (Alberta)).

Section 5.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 5.26 Investigation; No Other Representations.

(a) Each Group Company, on its own behalf and on behalf of its respective Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and the Acquisition Entities, and (ii) it has been furnished with or given access to such documents and information about SPAC and the Acquisition Entities and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Group Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI, Article VII and in the Ancillary Documents to which it is or will be a party, and no other representations or warranties of SPAC or any Acquisition Entity, their respective Non-Party Affiliates or any other Person, either express or implied, and each Group Company, on its own behalf and on behalf of its respective Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI, Article VII and in the Ancillary Documents to which it is or will be a party, none of SPAC, the Acquisition Entities, their respective Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 5.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, THE ACQUISITION ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC, THE ACQUISITION ENTITIES OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, AND ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Subject to Section 11.8, (a) except as set forth on the SPAC Disclosure Schedule, or (b) except as set forth in any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company as follows:

Section 6.1 Organization and Qualification. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.2 Authority.

(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval), and to consummate the Transactions. Subject to the receipt of the Interim Order, Final Order and SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Documents entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate or other similar action on the part of SPAC. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which such SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against SPAC in accordance with its terms (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

(b) The SPAC Board has made available to the Company a complete and correct copy of the resolutions of the SPAC Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Transactions is the SPAC Stockholder Approval.

Section 6.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions; (ii) the SPAC Stockholder Approval; or (iii) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be material to SPAC and its applicable Affiliates, or prevent, materially impair or materially delay the SPAC and its applicable Affiliates from consummating the Transactions.

(b) None of the execution or delivery by SPAC of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by SPAC of its obligations hereunder or thereunder or the consummation by SPAC of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Governing Documents of SPAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except in the case of any of clauses (ii) through (iv) above, as would not be material to SPAC, or prevent, materially impair or materially delay SPAC from consummating the Transactions.

Section 6.4 Brokers. Except as set forth on Section 6.4 of the SPAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC for which SPAC has any obligation.

Section 6.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 6.6 Capitalization of SPAC.

(a) Section 6.6(a) of the SPAC Disclosure Schedule sets forth a true, correct and complete statement of the number and class or series (as applicable) of the issued and outstanding SPAC Common Shares and SPAC Warrants. All outstanding Equity Securities of SPAC have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of SPAC and (ii) are not subject to any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person. The SPAC Class A Shares that will be issued pursuant to the Transactions (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and fully paid, (ii) were, or will be, issued in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract. Except for the SPAC Common Shares and SPAC Warrants set forth on Section 6.6(a) of the SPAC Disclosure Schedule (assuming that no SPAC Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other Equity Securities of SPAC issued and outstanding.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise either permitted pursuant to Section 8.9 or issued, granted or entered into, as applicable, in accordance with Section 8.9, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

Section 6.7 SEC Filings. Except as set forth on Section 6.7 of the SPAC Disclosure Schedule, SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since October 26, 2021, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Reports. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.8 Trust Account. As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $303,000,000 (including, if applicable, an aggregate of approximately $14,000,000.00 of deferred underwriting commissions and other fees being held in the Trust Account). The funds held in the Trust Account are (a) invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 21, 2021 (the

“Trust Agreement”), between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. As of the date of this Agreement, SPAC has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SPAC’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Except as set forth on Section 6.8 of the SPAC Disclosure Schedule, since October 26, 2021, SPAC has not released any money from the Trust Account. All money released from the Trust Account set forth on Section 6.8 of the SPAC Disclosure Schedule constituted interest income earned on the funds held in the Trust Account. Upon the consummation of the Transactions (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the SPAC Stockholders who have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement), SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.9 Litigation. As of the date hereof, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against SPAC that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to SPAC, or prevent, materially impair or materially delay SPAC from consummating the Transactions. Neither SPAC nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by SPAC pending against any other Person.

Section 6.10 Transactions with Affiliates. Section 6.10 of the SPAC Disclosure Schedule sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SPAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than (i) Contracts with respect to a SPAC Stockholder’s or a holder of SPAC Warrants’ status as a holder of SPAC Common Shares or SPAC Warrants, as applicable and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 8.9 or entered into in accordance with Section 8.9.

Section 6.11 Compliance with Applicable Law. SPAC conducts and has conducted its business in accordance with all applicable Laws and Orders in all material respects. SPAC is not and has not (a) been in violation of any Law or Order applicable to SPAC, (b) received any written communications from a Governmental Entity that alleges that SPAC is not in compliance with any Law or Order, and (c) to the knowledge of SPAC is not and has not been subject to any investigations by any Governmental Entity, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate material to SPAC.

Section 6.12 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its IPO, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of the NYSE. The classes of securities representing issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to SPAC’s knowledge, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on the NYSE. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d) The SPAC SEC Reports contain true, correct and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f) Since its incorporation, neither SPAC, nor to SPAC’s knowledge, an independent auditor of SPAC, has identified any (i) “significant deficiency” or “material weakness” in the internal controls over financial reporting of SPAC, or (ii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

Section 6.13 No Undisclosed Liabilities. Except for the Liabilities (a) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, (b) that are incurred in connection with or incident or related to SPAC’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (c) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (d) that are either permitted pursuant to Section 8.9 or incurred in accordance with Section 8.9, or (e) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, SPAC does not have any material Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 6.14 Tax Matters.

(a) Except as is not and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect:

(i) SPAC has prepared and timely filed all Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and SPAC has timely paid all Taxes required to have been paid by it regardless of whether shown on a Tax Return;

(ii) (x) SPAC has duly and timely withheld and collected and paid the appropriate Tax Authority all Taxes required to have been withheld and collected and paid by SPAC in connection with amounts paid or owing to or from any employee, independent contractor, creditor, stockholder, customer or other Person and (y) SPAC has complied with all applicable Law relating to the withholding, collection and remittance of Taxes (including information reporting requirements);

(iii) to the knowledge of SPAC, SPAC is not currently the subject of a Tax audit, claim, action, suit, proceeding, investigation or examination or has been informed in writing of the commencement, anticipated commencement or threat of any Tax audit, claim, action, suit, proceeding, investigation or examination that has not been finally resolved or fully withdrawn;

(iv) SPAC has not participated in a “listed transaction” within the meaning of Section 6707(A)(c)(2) of the Code and Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law); and

(v) there are no Liens for Taxes on any assets of SPAC other than Permitted Liens.

(b) SPAC has not taken or agreed to take any action, failed to take or agreed not to take any action, or had knowledge of any fact or circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 6.15 Transaction Financing. SPAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements, pursuant to which the Transaction Financing Investors have committed to provide equity financing to SPAC and/or PubCo and/or debt financing to PubCo, as applicable, solely for purposes of consummating the Transactions in the aggregate amount of $100,000,000 (as it may be reduced pursuant to the terms of the Subscription Agreements, the “Investment Amount”).

Section 6.16 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has no and has never had any employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement, of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC has never and does not currently maintain, sponsor, or contribute to any employee benefit or compensatory arrangement, plan, program, policy or Contract.

Section 6.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the SPAC nor, to the SPAC’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since March 25, 2021, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned in any part, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since March 25, 2021, been the subject of or target of any Sanctions and Export Control Laws (including certain regions of Ukraine, Russia, Cuba, Iran, North Korea, Venezuela and Syria).

(b) Since March 25, 2021, SPAC has not received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to or in connection with Sanctions and Export Control Laws.

(c) Neither the SPAC nor, to the SPAC’s knowledge, any of their Representatives, or any other Person acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, including any Government Official, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d) The operations of the SPAC are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Sanctions and Export Control Laws and Anti-Corruption Laws. The SPAC and its directors and officers have not falsified any entry in any book, record, or account of the SPAC, and all such entries fairly and accurately reflect the relevant transactions and dispositions of SPAC’s assets in reasonable detail.

(e) No director, or officer of SPAC is a Government Official.

Section 6.18 Investigation; No Other Representations.

(a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V, Article VII and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, the Acquisition Entities, their respective Non-Party Affiliates or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V, Article VII and in the Ancillary Documents to which it is or will be a party, none of the Company, the Acquisition Entities, their respective Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 6.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE ANCILLARY DOCUMENTS, NEITHER SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OF THEIR RESPECTIVE NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, THE ACQUISITION ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUISITION ENTITIES

The Acquisition Entities hereby jointly and severally represent and warrant to SPAC and the Company the following:

Section 7.1 Organization and Qualification. Each Acquisition Entity is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). PubCo is a “taxable corporation” for purposes of the Tax Act.

Section 7.2 Authority. Each Acquisition Entity has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval), and to consummate the Transactions. Subject to the receipt of the Interim Order, Final Order and SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which an Acquisition Entity is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Acquisition Entity. This Agreement has been and each Ancillary Document to which an Acquisition Entity is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Acquisition Entity and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Acquisition Entity (assuming this Agreement has been and the Ancillary Documents to which such Acquisition Entity is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such Acquisition Entity in accordance with their terms (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought).

Section 7.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration, registration or filing with, any Governmental Entity is required on the part of an Acquisition Entity with respect to such Acquisition Entity’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions; (ii) the filing with the Alberta Securities Commission of the Form 45-106 — Report of Exempt Distribution in connection with the Transaction Financing; and (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform under this Agreement or the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

(b) None of the execution or delivery by an Acquisition Entity of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an Acquisition Entity of its obligations hereunder or thereunder or the consummation by an Acquisition Entity of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Governing Documents of an Acquisition Entity, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an Acquisition Entity is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Acquisition Entity or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an Acquisition Entity, except in the case of any of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform under this Agreement or the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

Section 7.4 Brokers. Except as set forth on Section 6.4 of the SPAC Disclosure Schedule, no broker, finder, investment banker or other Person, is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of any Acquisition Entity for which an Acquisition Entity has any obligation.

Section 7.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Acquisition Entity expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 7.6 Capitalization of the Acquisition Entities.

(a) As of the execution of this Agreement, (i) the authorized share capital of PubCo is unlimited PubCo Common Shares and unlimited preferred shares, issuable in series, and one (1) PubCo Common Share is issued and outstanding and no preferred shares are issued and outstanding, (ii) the authorized share capital of Merger Sub is 5,000 Merger Sub Common Shares, par value $0.001 per share, and 100 Merger Sub Common Shares are issued and outstanding and (iii) the authorized share capital of Canadian Merger Sub is an unlimited Canadian Merger Sub Common Shares, and one (1) Canadian Merger Sub Common Share is issued and outstanding.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise either permitted pursuant to Section 8.10 or issued, granted or entered into, as applicable, in accordance with Section 8.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Acquisition Entity to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Acquisition Entity.

(c) PubCo owns all of the issued and outstanding Merger Sub Common Shares and Canadian Merger Sub Common Shares.

Section 7.7 Litigation. As of the date hereof, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending against any Acquisition Entity that, if adversely decided or resolved, would be material to the Acquisition Entities, taken as a whole. None of the Acquisition Entities nor any of their respective properties or assets is subject to any material Order.

Section 7.8 Compliance with Applicable Law. Each Acquisition Entity is in compliance with all applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform under this Agreement or the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

Section 7.9 Acquisition Entity Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement or any Ancillary Document and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 7.10 Foreign Private Issuer. PubCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Registration Statement/Proxy Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 7.11 Investigation; No Other Representations.

(a) Each Acquisition Entity, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Acquisition Entity has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V, Article VI and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, SPAC, any of their respective Non-Party Affiliates or any other Person, either express or implied, and each Acquisition Entity, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V, Article VI and in the Ancillary Documents to which it is or will be a party, none of the Company, SPAC, any of their respective Non-Party Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 7.12 Tax Matters. No Acquisition Entity has taken or agreed to take any action, failed to take or agreed not to take any action, or had knowledge of any fact or circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 7.13 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VII OR THE ANCILLARY DOCUMENTS, NONE OF THE ACQUISITION ENTITIES, NEITHER ANY ACQUISITION ENTITY NON-PARTY AFFILIATE (OTHER THAN, FOR THE AVOIDANCE OF DOUBT, SPAC) OR ANY OTHER PERSON MAKES, AND EACH ACQUISITION ENTITY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY ACQUISITION ENTITY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY ACQUISITION ENTITY BY OR ON BEHALF OF THE MANAGEMENT OF ANY ACQUISITION ENTITY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, SPAC, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OF THEIR RESPECTIVE NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ACQUISITION ENTITY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ACQUISITION ENTITY, ANY ACQUISITION ENTITY NON-PARTY AFFILIATE OR ANY OTHER PERSON AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, SPAC OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR RESPECTIVE NON-PARTY AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VIII
COVENANTS

Section 8.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 8.1(a) of the Company Disclosure Schedule, or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) use its reasonable best efforts to operate the business of the Group Companies in the ordinary course of business consistent with past practice in all material respects in accordance with applicable Laws and (ii) use its reasonable best efforts to maintain and preserve the Company’s and its Subsidiaries’ existing business operations and business relationships.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause its Subsidiaries not to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by contract or applicable Law, as set forth on Section 8.1(b) of the Company Disclosure Schedule or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed).

(i) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any Equity Securities of any Group Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such Equity Securities (including any phantom interest) of any Group Company other than the grant of Company Performance Warrants in accordance with the terms of the Company Equity Plan and the issuance of Equity Securities upon the exercise of or settlement of Company Warrants that are outstanding as of the date of this Agreement in accordance with their terms; and (B) authorizations of the dispositions of shares of the Company pursuant to pledges of the shares of Equity Securities of the Company existing as of the date of this Agreement as set forth in Section 8.1(b)(i) of the Company Disclosure Schedule;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(iii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating or amalgamating with, purchasing any Equity Security in or a substantial or material portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Equity Plan, form or cause to be formed any new Subsidiary of the Company or enter into a joint venture with any other entity;

(v) except for cash collateralized letters of credit issued by Group Companies in the ordinary course of business, (i) incur or assume any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, in each case in excess of CAD2,500,000, other than any Indebtedness or guarantees incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $5,000,000;

(vi) (A) amend, modify or terminate any Material Contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(vii) except in the ordinary course of business consistent with past practices, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries or among the wholly owned Subsidiaries and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

(viii) except as required under the terms of any Employee Benefit Plan, or except in the ordinary course of business consistent with past practices, (A) grant any severance, retention, change in control or termination or similar pay, (B) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or engage, hire, promote, demote or terminate the employment of employees and service providers of the Group Companies or any of the Group Companies’ Subsidiaries at the level of Vice President or above or with an annual salary exceeding CAD400,000, other than terminations for cause or due to death or disability, (C) terminate, adopt, enter into or amend any Employee Benefit Plan or any arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement, (D) except in the ordinary course of business consistent with past practices, increase the compensation or bonus opportunity of any employee, officer, director or other individual service provider, (E) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, or (F) take any action to amend or waive any performance vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice, (G) enter into, amend or terminate any CBA;

(ix) (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt, change or request permission of any Tax Authority to change any accounting method for Tax purposes, (D) change any Tax accounting period, (E) file any material Tax Return in a manner inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (F) fail to pay or remit any material Taxes when due, (G) enter into any closing agreement or similar agreement with any Tax Authority, (H) seek or apply for any Tax ruling, (I) settle, compromise, surrender or otherwise abandon any claim, audit, action, suit, proceeding, examination, investigation or assessment in respect of any material Taxes, (J) surrender or allow to expire any right to claim a refund of any material Taxes, or (K) consent to or request any extension, modification or waiver of any statute of limitations in respect of a material amount of Taxes or in respect of any material Tax attribute;

(x) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Proceeding, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than CAD5,000,000 individually and less than CAD10,000,000 in the aggregate, in each case, after giving effect to, and excluding from such calculation, any amount covered under the Insurance Policies of the Group Companies;

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company (other than the Transactions);

(xii) change, in any material respect, any Group Company’s methods of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xiv) materially amend or modify any material Oil and Gas Lease, extend, renew or terminate any material Oil and Gas Lease, or enter into any new material Oil and Gas Lease;

(xv) allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, Company Owned Intellectual Property to the extent that such Company Owned Intellectual Property remains material to the conduct of the businesses of the Group Companies;

(xvi) enter into any Contract that obligates the Company or any other Group Company to develop any material Intellectual Property Rights related to the business of the Company;

(xvii) enter into any material new line of business outside of the business currently conducted by the Company or the other Group Companies as of the date of this Agreement;

(xviii) voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Group Companies and their assets and properties;

(xix) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Permit;

(xx) acquire any ownership interest in any real property, other than in the ordinary course of business consistent with past practice;

(xxi) make or commit to make capital expenditures other than in an amount not in excess of CAD20,000,000, in the aggregate;

(xxii) enter into any Contract that has “take or pay” obligations of any nature whatsoever;

(xxiii) limit the right of any Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Group Companies, taken as a whole, in the ordinary course of business consistent with past practice; and

(xxiv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 8.1.

Section 8.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the Transactions including, without limitation, using its reasonable best efforts to provide, obtain and maintain all third party or other notices, permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Entities and parties to Contracts with the Company and the other Group Companies as set forth in Section 5.5 that are reasonably required in connection with the consummation of the Transactions and to fulfill the conditions to the Transactions. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to (i) obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions, and (ii) oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transactions, and defend, or cause to be defended, any Proceedings challenging the Arrangement or this Agreement or the Transactions (provided that no Party shall consent to the entry of any judgment or settlement with respect to such Proceeding without the prior written approval of the other Parties, not to be unreasonably withheld, conditioned or delayed). The Company and SPAC shall each bear 50% of the costs incurred in connection with obtaining such Consents and any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement/Proxy

Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement/Proxy Statement (excluding legal fees), including, subject to Section 11.6, its own out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall promptly inform the other Parties in writing of (i) with respect to the Company, any Company Material Adverse Effect that occurs after the date hereof, or any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with such other changes, events, occurrence, effects, state of facts, circumstances, would reasonably be expected to lead to a Company Material Adverse Effect; (ii) any material communications it has with any Governmental Entity regarding any of the Transactions; (iii) any notice or other communication from any Person alleging that a consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is or may be required in connection with the Transactions; and (iv) any Proceeding commenced or threatened against, relating to or involving or otherwise affecting this Agreement or the Transactions.

(b) [Intentionally omitted].

(c) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SPAC and the Acquisition Entities, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC or any Acquisition Entity) or counsel for SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity specifically relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone or otherwise with any Governmental Entity specifically relating to Transactions unless it consults with, in the case of SPAC or any Acquisition Entity, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives, in the case of SPAC or any Acquisition Entity, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion. PubCo will cause the proxy statement to be mailed to SPAC Stockholders as promptly as practicable after the Registration Statement/Proxy Statement is declared effective under the Securities Act.

(d) To the extent that any information or documentation to be provided by one Party to another Party pursuant to this Section 8.2 is, in the reasonable view of the providing Party, competitively sensitive, such information or documentation may be provided only to external counsel of the other Party on an “external counsel only” basis, and such receiving Party shall not request or otherwise received such information from its external counsel.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 8.2 conflicts with any other covenant or agreement in this Article VIII that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(f) Without limiting the Parties’ rights and obligations under Section 3.1(a), Section 3.1(e) and Section 3.1(f), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SPAC and the Acquisition Entities, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Arrangement Dissent Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any Acquisition Entity or any of their respective Representatives (in their capacity as a representative of SPAC or any Acquisition Entity) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 3.1(c)(ii) with respect to Arrangement Dissent Rights, SPAC, the Acquisition Entities and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other, and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of SPAC or the Acquisition Entities, on the one hand, or the Company, on the other hand, as applicable (not to be unreasonably withheld, conditioned or delayed).

Section 8.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information having been and being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 8.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC, the Acquisition Entities and their respective Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies for reasonable purposes related to the consummation of the Transactions (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SPAC, the Acquisition Entities or any of their respective Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and SPAC, any Acquisition Entity, any SPAC Non-Party Affiliates, any Acquisition Entity Non-Party Affiliates, or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC and the Acquisition Entities shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SPAC and the Acquisition Entities, respectively, for reasonable purposes related to the consummation of the Transactions (in a manner so as to not interfere with the normal business operations of SPAC and the Acquisition Entities, respectively). Notwithstanding the foregoing, neither SPAC nor the Acquisition Entities shall be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of such Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to such Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC and the Acquisition Entities shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC, any Acquisition Entity, any SPAC Non-Party Affiliate, or any Acquisition Entity Non-Party Affiliate, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC and the Acquisition Entities shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 8.4 Public Announcements.

(a) Subject to Section 8.4(b), Section 8.7 and Section 8.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements (including through social media platforms) with respect to this Agreement or the Transactions without the prior written consent of the Company, in the case of a public announcement by SPAC, the Acquisition Entities or their respective Affiliates, or SPAC, in the case of a public announcement by the Company or its Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed); provided, however, that each Party and its respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business, (ii) if such press release, public announcement or other communication is required by applicable Law or stock exchange rule, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release shall be released as promptly as reasonably practicable after the execution of this Agreement.

Section 8.5 Tax Matters.

(a) The Parties intend that, for U.S. federal income Tax purposes, the Transactions will qualify for the Intended Tax Treatment. Each of the Parties shall (and shall cause its Subsidiaries and Affiliates to) use reasonable best efforts (i) to cause the Transactions to qualify for the Intended Tax Treatment and (ii) not to take, fail to take or cause to be taken any action if such action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. The Parties shall not take any position in any Tax Return, Tax audit, claim, action, suit, proceeding, investigation or examination or otherwise for Tax purposes inconsistent with the Intended Tax Treatment, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns, and any tax audit or other tax proceeding, in each case with respect to the Company and the Transactions. Such cooperation shall include the retention and (upon another Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) The Parties shall cooperate in good faith and use their respective reasonable best efforts to obtain any opinion of SPAC’s or the Company’s tax counsel to be issued with respect to the qualification of the Transactions for the Intended Tax Treatment, including in connection with the preparation or filing of the Registration Statement/Proxy Statement of the SEC’s review thereof (each such opinion, a “Tax Opinion”). In connection with the rendering of any such Tax Opinion, (i) each Party shall deliver to such counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel and reasonably necessary or appropriate to enable such counsel to render any such Tax Opinion, (ii) such counsel shall be entitled to rely upon the representations and warranties contained in such certificates in rendering any such Tax Opinion, and (iii) each Party shall provide such other information as is reasonably requested by such counsel for purposes of rendering any such Tax Opinion.

(d) PubCo shall (i) and shall cause SPAC to, comply with the reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6), (ii) not take any action or fail to take any action (and PubCo shall cause SPAC not to take any action or fail to take any action), if such action or failure to act would result in the liquidation of SPAC for U.S. federal income Tax purposes (including a deemed or de facto liquidation), (iii) at the request of any “five-percent transferee shareholder” of PubCo (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)), provide such cooperation and information as such shareholder may reasonably request in connection with any “gain recognition agreement” (within the meaning of Treasury Regulations Section 1.367(a)-8) to be entered into by such shareholder (including by making reasonable arrangements to ensure that such shareholder will be informed of any disposition of any property that would require the recognition of gain under such shareholder’s gain recognition agreement).

(e) The Parties will comply with the covenants set forth in Section 8.5(e) of the SPAC Disclosure Schedule.

(f) The Company shall obtain such Canadian tax opinions, as agreed to by the Company and SPAC in writing, from the Company’s legal counsel, and addressed to the Company and PubCo in respect of the Transactions. Such opinions shall be delivered to SPAC, in form and substance satisfactory to SPAC, at or prior to the Closing. The Company shall provide such other information as is reasonably requested for purposes of rendering any such Canadian tax opinions.

(g) The Company shall enter into indemnity agreements with certain Company Shareholders prior to Closing, in form and substance satisfactory to SPAC and as agreed to by the Company and SPAC in writing.

(h) In the event that the Transactions would reasonably be likely to fail to qualify for the Intended Tax Treatment or the Intended Canadian Tax Treatment, the Parties agree (i) to cooperate in good faith to explore alternative structures that would permit the Transactions to qualify for the Intended Tax Treatment and the Intended Canadian Tax Treatment and (ii) if each Party in the exercise of its reasonable business discretion agrees to pursue such an alternative structure, the Parties shall enter into an appropriate amendment to this Agreement to reflect such alternative structure and provide for such other changes necessitated thereby; provided that any actions taken pursuant to this Section 8.5(h) shall not (A) without the consent of the Company and SPAC, alter or change the amount, nature or mix of the Consideration or the Merger Consideration or (B) impose any material, unreimbursed cost on (x) the Company or the Company Shareholders without the consent of the Company or (y) SPAC or the shareholders of SPAC without the consent of SPAC.

Section 8.6 Exclusive Dealing(a). From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, neither the Company and its Subsidiaries nor SPAC and its Subsidiaries shall, and the Company and SPAC shall each instruct and use its reasonable best efforts to cause its Representatives not to, (i) enter into, solicit, initiate or continue any negotiations with, encourage or respond to any inquiries or proposals by, any Person with respect to, or provide any nonpublic information or data concerning the Company or SPAC or any of the Company’s or SPAC’s Subsidiaries to any Person relating to, a Company Acquisition Proposal or SPAC Acquisition Proposal (other than to make such third party aware of the provisions of this Section 8.6), or afford to any Person access to the business, properties, assets or personnel of the Company or SPAC or any of the Company’s or SPAC’s Subsidiaries in connection with a Company Acquisition Proposal (in each case, other than SPAC, the Acquisition Entities and their respective Representatives) or SPAC Acquisition Proposal (in each case, other than the Company and its Representatives), (ii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Company Acquisition Proposal or SPAC Acquisition Proposal, in each case, other than to or with SPAC, the Acquisition Entities and their respective Representatives, or the Company and its Representatives, as the case may be, (iii) grant any waiver, amendment or release under any confidentiality agreement, standstill agreement or the anti-takeover laws of any state or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Company Acquisition Proposal or SPAC Acquisition Proposal. From and after the date hereof, the Company and SPAC shall, and shall each instruct its officers and directors to, and the Company and SPAC shall each instruct and cause its Representatives, its Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal (other than SPAC, the Acquisition Entities and their respective Representatives) or SPAC Acquisition Proposal (other than the Company and its Representatives).

Section 8.7 Preparation of Registration Statement/Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, SPAC, the Acquisition Entities and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable), and PubCo shall, (i) as promptly as reasonably practicable following the delivery of the Audited Financial Statements, confidentially furnish to the SEC a draft Registration Statement/Proxy Statement and (ii) as promptly as reasonably practicable, following the delivery of the Updated Financial Statements, file with the SEC the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a prospectus of PubCo and proxy statement of SPAC that will be used for SPAC Stockholders Meeting to adopt and approve the Transaction Proposals in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of SPAC, the Acquisition Entities and the Company shall use its commercially reasonable efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the staff of the SEC); (B) promptly notify the other Parties of, provide, reasonably cooperate with each other with respect to and respond promptly to any comments or other communications (written or oral) of the staff of the SEC, including participating in any discussion or meeting with the SEC; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. SPAC, the Acquisition Entities and the Company shall promptly furnish, or cause to be furnished, to the other Parties all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 8.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of PubCo or SPAC to the SEC or NYSE in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (I) such Party shall promptly inform the other Parties thereof; (II) such Party shall prepare and mutually agree upon with the other Parties (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (III) PubCo shall file such mutually agreed-upon amendment or supplement with the SEC; and (IV) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SPAC Stockholders. SPAC and PubCo shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Consideration Shares for offering or sale in any jurisdiction, and SPAC, the Acquisition Entities and the Company shall each use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act, at the time it is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting contain any Misrepresentation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, the Acquisition Entities and the Company shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to the SEC or the NYSE relating to the Transactions.

Section 8.8 SPAC Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, SPAC shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “SPAC Stockholders Meeting”) in accordance with the Governing Documents of SPAC, for the purposes of obtaining the SPAC Stockholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall (a) through the SPAC Board, recommend to its shareholders, (i) the adoption and approval of this Agreement and the Transactions; (ii) the adoption and approval of each other proposal that the staff of the SEC indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (iv) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (iv) collectively, the “Transaction Proposals”), and (b) include such recommendation contemplated by clause (i) in the Registration Statement/Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, SPAC may adjourn the SPAC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Stockholders Meeting, or (D) for any other purpose determined in good faith by the

SPAC Board to be appropriate and desirable in furtherance of the consummation of the Transactions; provided that, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), in no event shall SPAC adjourn the SPAC Stockholders Meeting to a date that is more than ninety (90) days after the date for which the SPAC Stockholders Meeting was originally scheduled or less than three (3) days prior to the Termination Date (excluding any adjournments required by applicable Law). Except as otherwise required by applicable Law, SPAC covenants that the SPAC Board shall not withdraw or modify, in a manner adverse to the Company, its recommendation to the shareholders of SPAC that they vote in favor of the Transaction Proposals.

Section 8.9 Conduct of Business of SPAC. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 8.9 of the SPAC Disclosure Schedule or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed by the Company), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of SPAC, except as contemplated by the Transaction Proposals;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SPAC, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC other than with respect to SPAC Public Warrants;

(c) split, combine, reclassify, subdivide or consolidate any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;

(d) incur, create or assume any Indebtedness or guarantee any Liability of any Person other than in support of the ordinary-course operations of SPAC (which, for the avoidance of doubt, shall include the incurrence, creation or assumption of Indebtedness pursuant to non-interest-bearing working capital loans provided by Sponsor to SPAC) or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents, which are not, individually or in the aggregate, material to SPAC;

(e) make any capital commitment or capital expenditure in, any other Person, other than to, or in, SPAC;

(f) issue any Equity Securities of SPAC or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of SPAC other than in connection with the PIPE Financing;

(g) enter into, amend, modify or renew any material Contract with any SPAC Related Party other than in the ordinary course of business;

(h) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(i) (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt, change or request permission of any Tax Authority to change any accounting method for Tax purposes, (D) change any Tax accounting period, (E) file any material Tax Return in a manner inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (F) fail to pay or remit any material Taxes when due, (G) enter into any closing agreement or similar agreement with any Tax Authority, (H) seek or apply for any Tax ruling, (I) settle, compromise, surrender or otherwise abandon any claim, audit, action, suit, proceeding, examination, investigation or assessment in respect of any material Taxes, (J) surrender or allow to expire any right to claim a refund of any material Taxes, or (K) consent to or request any extension, modification or waiver of any statute of limitations in respect of a material amount of Taxes or in respect of any material Tax attribute;

(j) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(k) other than any Transaction Litigation, which is subject to Section 8.2(f), waive, release, compromise, settle or satisfy any Proceeding; or

(l) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 8.9.

Section 8.10 Conduct of Business by PubCo, Merger Sub and Canadian Merger Sub. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither PubCo, nor Merger Sub nor Canadian Merger Sub shall engage in any activities other than the execution of this Agreement or the Ancillary Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

Section 8.11 Stock Exchange Listing. SPAC and the Acquisition Entities shall use their reasonable best efforts to cause the PubCo Common Shares issuable in accordance with this Agreement and the Plan of Arrangement to be approved for listing on NYSE or any of its related exchanges or trading platforms, subject to official notice of issuance thereof. The Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC, the Acquisition Entities and their respective Representatives in connection with the foregoing.

Section 8.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use its reasonable best efforts to make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Stockholder Redemption and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account as directed by SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.13 Subscription Agreements.

(a) Unless otherwise consented in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), neither SPAC nor PubCo shall permit any material amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Subscription Agreements. SPAC and PubCo shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC, PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing.

(b) The Company shall use reasonable best efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist SPAC and PubCo in their efforts to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein.

Section 8.14 D&O Indemnification and Insurance.

(a) From and after the Closing, Amalco, the Surviving Company and PubCo shall jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent that such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively), and his respective heirs and successors (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Amalco, the Surviving Company and PubCo shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Amalco and its Subsidiaries’, the Surviving Company and its Subsidiaries’ and PubCo and its Subsidiaries’, respectively, former and current officers, directors, employees, and agents, and each such Person’s heirs and successors, that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited partnership agreement, and other Governing Documents of Amalco and its Subsidiaries, the Surviving Company and its Subsidiaries and PubCo and its Subsidiaries, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, each of PubCo, the Surviving Company and Amalco shall (and each shall cause its respective Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the Surviving Company and its Subsidiaries or Amalco or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company, its Subsidiaries, SPAC or any Acquisition Entity, respectively, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) each of PubCo, the Company and SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent that such policies have been obtained prior to the Closing with respect to any such Persons, PubCo, the Surviving Company and Amalco shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.14 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.14 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Company, Amalco and all of their respective successors and assigns. In the event that PubCo, the Surviving Company, Amalco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, the Surviving Company and Amalco, respectively, shall ensure (and each of PubCo, the Surviving Company and Amalco shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of PubCo, the Surviving Company and the Company as the case may be, shall succeed to the obligations set forth in this Section 8.14.

(d) On the Closing Date, PubCo shall (i) enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of PubCo, and (ii) assume all rights and obligations of SPAC under all indemnification agreements then in effect between SPAC and any Person who is or was a director or officer of SPAC prior to the Effective Time and that have either been (A) made available to the Company prior to the date hereof or (B) entered into after the date hereof in accordance with Section 8.9, which indemnification agreements shall continue to be effective following the Closing.

(e) The provisions of Sections 8.14(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Company, Amalco and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

(f) Prior to or in connection with the Closing, the Company shall purchase “go-forward” D&O insurance to cover the post-Closing directors and officers of PubCo. From and after the date of this Agreement, PubCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 8.14(f), including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

Section 8.15 Post-Closing Directors and Officers.

(a) The size and composition of the PubCo Board immediately after the Closing shall be mutually agreed by the Company and SPAC as soon as reasonably practicable after the date hereof (but in any event prior to the effectiveness of the Registration Statement/Proxy Statement with the SEC); provided that at least one (1) director shall be designated by the Sponsor. At least a majority of the PubCo Board shall qualify as independent directors under the Securities Act and the NYSE rules.

(b) The initial officers of PubCo shall be as set forth on Section 8.15(b) of the Company Disclosure Schedule.

Section 8.16 PubCo Incentive Equity Plan. Prior to the Effective Time, the PubCo Board shall approve and adopt an equity incentive plan reserving up to 10% of the PubCo Common Shares (the “PubCo Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date. Nothing in this Section 8.16, express or implied, shall (i) create any rights or remedies of any nature whatsoever, including third-party beneficiary rights, in any Person (other than the Parties) by reason of this Section 8.16, (ii) create any right in any Person to continued employment or service with PubCo or any of its Affiliates, or any particular term or condition of employment or service, (iii) limit the ability of PubCo or any of its Affiliates from: (x) terminating the employment or service of any Person at any time for any or no reason or (y) adopting, establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, agreement or arrangement, other than the PubCo Incentive Equity Plan, or (iv) be construed to establish, amend, modify or terminate any benefit or compensation plan, policy, program, agreement or arrangement.

Section 8.17 Delivery of Audited Financial Statements. The Company shall use reasonable best efforts to deliver to SPAC: (a) by April 15, 2023, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021, and the related audited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows for the year then ended, each audited in accordance with the auditing standards of the PCAOB, (b) by April 15, 2023, any other audited or reviewed financial statements of the Company and its Subsidiaries that are required by applicable Law to be included in the Registration Statement/Proxy Statement, including, for the avoidance of doubt, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows for the year then ended, each audited in accordance with the auditing standards of the PCAOB (together, the “Audited Financial Statements”), each of which (I) will be prepared in accordance Law and IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (II) fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies of their respective dates and for the respective periods indicated therein, and (c) promptly, to the extent required for the Registration Statement/Proxy Statement, the unaudited consolidated balance sheet of the Group Companies as of a subsequent date, and the related unaudited consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity (deficit) and consolidated statements of cashflows consolidated statements of operations, cash flows and changes of equity for the related period (together with the Audited Financial Statements, the “Updated Financial Statements”); provided that, upon delivery of the Audited Financial Statements and the Updated Financial Statements as and when such Audited Financial Statements and Updated Financial Statements, as applicable, have been signed by the Company’s independent auditors in connection with the confidential submission and/or filing of the Registration Statement/Proxy Statement, the representations and warranties set forth in Section 5.4(a) shall be deemed to apply to the Updated Financial Statements with the same force and effect as if made as of the date of this Agreement (provided that, in the case of any reviewed financial statements provided pursuant to this Section 8.17, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

Section 8.18 Delivery of Reserve Report. The Company shall use reasonable best efforts to deliver to SPAC by February 15, 2023 reserve reports prepared the Company Independent Petroleum Engineers as of December 31, 2022, relating to the Oil and Gas Properties owned or leased by the applicable Group Company referred to in each such reserve report that are required by applicable Law to be included in the Registration Statement/Proxy Statement.

Section 8.19 Cooperation; Consultation. Prior to Closing, each of the Company, SPAC and the Acquisition Entities shall, and each of them shall cause its respective Subsidiaries and controlled Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, SPAC and/or the Acquisition Entities shall be subject to the Parties’ mutual agreement), including (a) by providing such information and assistance as the other Parties may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if PubCo were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form F-1 for the resale of the PubCo Common Shares issued in the PIPE Financing, if any, following the consummation of the transactions contemplated hereby), (b) granting such access to the other Parties and their respective representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC, the Acquisition Entities or their respective auditors.

Section 8.20 No Trading on Material Nonpublic Information. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by Federal Securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 8.21 Affiliate Agreements. All Affiliate Agreements set forth on Section 8.21 of the Company Disclosure Schedule shall be terminated or settled, at or prior to the Closing, without further liability to SPAC, the Acquisition Entities, the Company or any of their respective Subsidiaries.

Section 8.22 SPAC Payment of Franchise Taxes. SPAC shall pay all outstanding Delaware franchise taxes to ensure that SPAC can timely deliver to the Company the Good Standing Certificate required pursuant to Section 2.2(a) hereof.

Section 8.23 Disclosed Personal Information.

(a) The Parties confirm that the Personal Information disclosed in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if the Acquisition Entities shall proceed with the transactions contemplated by this Agreement. The Acquisition Entities shall not use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. The Acquisition Entities shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information.

(b) Following the consummation of the transactions contemplated by this Agreement, the Parties (i) shall not use or disclose the Disclosed Personal Information for any purposes other than the carrying on of the business (with use or disclosure of the Disclosed Personal Information being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable Laws; (ii) shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information.

(c) If the transactions contemplated by this Agreement do not proceed, the Acquisition Entities shall return to the Group Companies or, at the Group Companies’ request, securely destroy the Disclosed Personal Information within a reasonable period of time.

Section 8.24 Escrow Arrangements. No PubCo Common Shares issued in exchange for Company Common Shares currently subject to the Company Employee Escrow Agreement pursuant to the Plan of Arrangement shall be subject to any escrow or similar arrangements or agreements without the mutual agreement of the Parties.

Section 8.25 SPAC Warrants.

(a) SPAC shall redeem or repurchase all of the issued and outstanding SPAC Public Warrants at $0.50 per SPAC Public Warrant prior to or concurrently with the Closing, it being understood that such redemption or repurchase may be effected by SPAC by way of an amendment to the SPAC Warrant Agreement.

(b) The Company shall, upon request of SPAC, loan SPAC all amounts required by SPAC to redeem or repurchase SPAC Public Warrants pursuant to Section 8.25(a). Such loan shall be pursuant to documentation in form and substance satisfactory to SPAC and the Company.

ARTICLE IX
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 9.1 Conditions to the Obligations of SPAC, the Acquisition Entities and the Company. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Effective Time, waiver in writing by all of such Parties:

(a) the SPAC Stockholder Approval shall have been obtained;

(b) the Company Arrangement Resolution shall have been approved by the Company Required Approval in accordance with the Interim Order;

(c) the Interim Order and the Final Order shall have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to either SPAC or the Company, each acting reasonably, on appeal or otherwise;

(d) [Intentionally omitted];

(e) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(f) the Aggregate Transaction Proceeds shall be equal to or greater than $100,000,000;

(g) after giving effect to the Transactions (including the Transaction Financing), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

(h) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(i) the Seventh Supplemental Indenture shall have become effective in accordance with its terms and shall remain in full force and effect as of the Closing Date; and

(j) the aggregate number of Company Common Shares held, directly or indirectly, by those holders of such Company Common Shares who have validly exercised Arrangement Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Arrangement Dissent Rights) shall not exceed 1% of the aggregate number of Company Common Shares outstanding as of the Arrangement Effective Time.

Section 9.2 Other Conditions to the Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Effective Time, waiver in writing by SPAC of the following further conditions:

(a) no change, event, state of facts, development, effect or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) (i) the representations in Section 5.2 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) other than in any de minimis respect as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and the representations and warranties of the Company set forth in Article V (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect;

(c) the Company and the Acquisition Entities shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(d) the Company and the Acquisition Entities shall have delivered a counterpart to any Ancillary Documents to which they are a party;

(e) the Company shall have delivered the Updated Financial Statements in accordance with Section 8.17;

(f) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) are satisfied, in form and substance reasonably satisfactory to SPAC;

(g) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC (A) the Canadian tax opinions referenced in Section 8.5(f) in form and substance reasonably satisfactory to SPAC, and (B) the indemnity agreements referenced in Section 8.5(g) in form and substance reasonably satisfactory to SPAC; and

(h) the Acquisition Entities Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and the representations and warranties of the Acquisition Entities set forth in Article VII (other than the Acquisition Entities Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the Acquisition Entities from consummating the Transactions.

Section 9.3 Other Conditions to the Obligations of the Company and the Acquisition Entities. The obligations of the Company and the Acquisition Entities to consummate, or cause to be consummated, Transactions are subject to the satisfaction or, if permitted by applicable Law, at or prior to the Effective Time, waiver in writing by the Company and the Acquisition Entities of the following further conditions:

(a) the PubCo Common Shares to be issued pursuant to the Transactions shall have been approved for listing on NYSE or any of its related exchanges or trading platforms, if eligible, or on such other exchange as the parties may reasonably agree for which the PubCo Common Shares to be issued are eligible;

(b) (i) the representations in Section 6.6 shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) other than in any de minimis respect as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the SPAC Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (iii) the representations and warranties of SPAC set forth in Article VI (other than the SPAC Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a SPAC Material Adverse Effect;

(c) SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by SPAC under this Agreement at or prior to the Closing;

(d) except as otherwise agreed by the Parties, the directors and officers of SPAC shall have resigned, effective as of the Closing;

(e) no change, effect, event, state of facts, development, circumstance or occurrence has occurred and is continuing that, individually or in the aggregate, has had or would reasonably be expected to have a SPAC Material Adverse Effect;

(f) SPAC shall have delivered a counterpart to any Ancillary Document to which it is a party;

(g) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 9.3(b), Section 9.3(c) and Section 9.3(e) are satisfied, in form and substance reasonably satisfactory to the Company.

ARTICLE X
TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in Article V shall not be true and correct or if the Company or any Acquisition Entity has failed to perform any covenant or agreement on the part of the Company or any Acquisition Entity, respectively, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in either Section 9.2(b) or Section 9.2(c) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and

(ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 9.3(b) or Section 9.3(c) from being satisfied (for the avoidance of doubt, the Company’s breach of any covenants under Section 8.17 shall not, by itself, give rise to a right of SPAC to terminate this Agreement pursuant to this Section 10.1(b) if such breach relates solely to the Company’s failure to deliver the Audited Financial Statements by the dates specified in Section 8.17);

(c) by the Company, if any of the representations or warranties set forth in Article VI shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in any of Section 9.3(b) or Section 9.3(c) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, that none of the Company nor the Acquisition Entities is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 9.2(b) or Section 9.2(c) from being satisfied;

(d) by either SPAC or the Company, if the Transactions shall not have been consummated on or prior to September 14, 2023 (the “Termination Date”); provided that if as of the Termination Date any of the conditions set forth in Section 9.1(c) or Section 9.1(h) shall not have been satisfied, the Termination Date may be extended by either the Company or SPAC for a period of three (3) months by written notice to the other, and such date, as so extended, shall thereafter be the Termination Date for all purposes under this Agreement and the Ancillary Documents; provided, further, that, in the event of any such extension, and as of such extended Termination Date any of the conditions set forth in Section 9.1(c) or Section 9.1(h) shall not have been satisfied, the Termination Date may be further extended by either the Company or SPAC for a period of three (3) months by written notice to the other, and such date, as so further extended, shall thereafter be the Termination Date for all purposes under this Agreement and the Ancillary Documents; provided, further, that (i) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company if the Company’s or any Acquisition Entity’s breach of its respective covenants or obligations under this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;

(f) by either SPAC or the Company if the SPAC Stockholders Meeting has been held (including any adjournment thereof), has concluded, SPAC’s shareholders have duly voted and the SPAC Stockholder Approval was not obtained;

(g) by either SPAC or the Company, if the Company Required Approval shall not have been obtained in accordance with the Interim Order on or before the Termination Date;

(h) by SPAC, if the Audited Financial Statements have not been delivered to SPAC in accordance with Section 8.17 on or before April 15, 2023; or

(i) by SPAC, if the Updated Financial Statements have not been delivered to SPAC in accordance with Section 8.17 on or before April 15, 2023.

Section 10.2 Effect of Termination; Termination Fees.

(a) In the event this Agreement is terminated by the Company or SPAC pursuant to Section 10.1, other than a termination by the Company pursuant to Section 10.1(c), then the Company shall pay the then-Unpaid SPAC Expenses, to the extent documented and reasonable, in an amount, in the aggregate, not to exceed $1,000,000 (the “Company Reimbursement Termination Fee”) to SPAC (or one or more of its designees), promptly following (but in no event more than two (2) Business Days after) such termination, payable by wire transfer of immediately available funds; provided, however, that the Company Reimbursement Termination Fee shall not be payable for any termination by either party pursuant to Section 10.1 if, at the time of such termination, any of the representations or warranties set forth in Article VI shall not be true and correct or if SPAC shall have failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in either any of Section 9.1(f) (unless a bona fide dispute exists regarding whether the conditions to closing set forth in Section 2.3 of the Subscription Agreements have been satisfied by the Company), Section 9.3(b) or Section 9.3(c) could not be satisfied.

(b) The Parties acknowledge and hereby agree that the Company Reimbursement Termination Fee, if, as and when required pursuant to this Section 10.2, shall not constitute penalties but will be liquidated damages, in a reasonable amount that will compensate SPAC or its designees in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Reimbursement Termination Fee on more than one occasion. Each of the Company, SPAC and the Acquisition Entities acknowledges that the agreements contained in this Section 10.2 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

(c) In the event of the termination of this Agreement pursuant to Section 10.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 8.3(a), this Section 10.2, Section 11.2 through Section 11.18 and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and the Confidentiality Agreement shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 10.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Non-Survival. Each of the representations, warranties, agreements or covenants of the Parties set forth in this Agreement shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate, any SPAC Non-Party Affiliate or any Acquisition Entity Non-Party Affiliate. Notwithstanding the foregoing, each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 11.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights hereunder may be assigned by any Party without the prior written approval of the other Parties. Any attempted assignment of this Agreement or any of the rights hereunder not in accordance with the terms of this Section 11.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 11.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended, except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.3 shall be void, ab initio.

Section 11.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (unless the sender of such electronic mail receives a non-delivery message (but not other automated replies, such as an out-of-office notification)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to SPAC, to:

M3-Brigade Acquisition III Corp.
1700 Broadway, 19th Floor
New York, NY 10019
Attention: Mohsin Y. Meghji; Charles Garner
Email: mmeghji@m3-partners.com; cgarner@m3-partners.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: John L. Robinson
Email: JLRobinson@wlrk.com

Osler, Hoskin & Harcourt LLP
Suite 2700, Brookfield Place
225 – 6th Avenue S.W.
Calgary AB T2P 1N2
Attention: Neal Ross
Email: NRoss@osler.com

(b) If to the Company, to:

Greenfire Resources Inc.
1900 – 205 5th Avenue SWCalgary, AB T2P 2V7
Attention: David Phung
Email: DPhung@greenfireres.com

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street
41st Floor
New York, New York 10005
Attention: Guy P. Lander
Email: lander@clm.com

Burnet, Duckworth & Palmer LLP
2400, 525 – 8th Avenue S.W.
Calgary, AB, T2P 1G1
Attention: Ted Brown
Email: ebb@bdplaw.com

(c) If to any Acquisition Entity, to:

c/o Greenfire Resources Inc.
1900 – 205 5th Avenue SWCalgary, AB T2P 2V7
Attention: David Phung
Email: DPhung@greenfireres.com

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street
41st Floor
New York, New York 10005
Attention: Guy P. Lander
Email: lander@clm.com

Burnet, Duckworth & Palmer LLP
2400, 525 – 8th Avenue S.W.
Calgary, AB, T2P 1G1
Attention: Ted Brown
Email: ebb@bdplaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, the laws of the Province of Alberta, Canada and the federal laws of Canada applicable therein shall also apply to the corporate matters related to the Company Information Circular, the Company Securityholders Meeting, the Arrangement and the Plan of Arrangement.

Section 11.6 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) other than the payment of the Company Reimbursement Termination Fee, if applicable, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses, (b) if the Closing occurs, then SPAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses, and (c) all fees and expenses payable to Peters after this execution of this Agreement in connection with Peters’ role as financial advisor to SPAC shall paid by SPAC; provided that, if requested by SPAC, PubCo will pay the expenses required to be paid by SPAC pursuant to clause (b) on SPAC’s behalf after the Closing.

Section 11.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) references to “CAD$” and “Canadian dollar” shall be references to Canadian dollars; (g) the word “or” is disjunctive but not necessarily exclusive; (h) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) the word “day” means calendar day unless Business Day is expressly specified; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to “Articles,” “Sections,” “Annexes,” “Exhibits” or “Schedules” are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (l) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to SPAC or its Representatives in electronic form, in each case, prior to the execution of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (n) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (o) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable.

Section 11.8 Annexes, Exhibits and Schedules. All Annexes, Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and Subsections corresponding to the numbered and lettered Sections and Subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedule or in the SPAC Disclosure Schedule corresponding to any Section or Subsection of Article V (in the case of the Company Disclosure Schedule) or Article VI (in the case of the SPAC Disclosure Schedule) shall be deemed to have been disclosed with respect to every other Section and Subsection of Article V (in the case of the Company Disclosure Schedule) or Article VI (in the case of the SPAC Disclosure Schedule), as applicable, where the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Section or Subsections of Article V or Article VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 11.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 8.14 and Section 11.13 (which, in each case, will be for the benefit of the Persons named therein), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 11.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, DocuSign, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 11.12 Knowledge of Company; Knowledge of SPAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.12(a) of the Company Disclosure Schedule, assuming internal due inquiry. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.12(b) of the SPAC Disclosure Schedule, assuming reasonable due inquiry.

Section 11.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, the SPAC Non-Party Affiliates, in the case of SPAC, and the Acquisition Entity Non-Party Affiliates, in the case of the Acquisition Entities, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC, the Acquisition Entities or any Non-Party Affiliate concerning any Group Company, SPAC, any Acquisition Entity, this Agreement or the Transactions.

Section 11.14 Extension; Waiver. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of SPAC or the Acquisition Entities set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC or the Acquisition Entities set forth herein, or (c) waive compliance by SPAC or the Acquisition Entities with any of the agreements or conditions set forth herein. At any time prior to the Closing, SPAC, may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein, or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 11.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 11.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.18 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File Nos. 333-256017 and 333-260423) on October 25, 2021 (the “Prospectus”). The Company and the Acquisition Entities acknowledge and agree and understand that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Acquisition Entities each hereby agree on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, the Acquisition Entities nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company, the Acquisition Entities or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of Company and the Acquisition Entities, on its own behalf and on behalf of their respective Representatives, hereby irrevocably waive any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates). Notwithstanding the foregoing, nothing herein shall limit or prohibit the Company’s and the Acquisition Entities’ right to pursue a claim against SPAC pursuant to this Agreement for legal relief or for Fraud against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to SPAC’s public stockholders), or for specific performance or other equitable relief in connection with the Transactions.

Section 11.19 Conflicts and Privilege.

(a) SPAC and the Acquisition Entities hereby agree on behalf of their respective Non-Party Affiliates and each of their respective successors and assigns (all such parties, the “Company Counsel Waiving Parties”), that Carter Ledyard & Milburn LLP (“Carter Ledyard”) and Burnet, Duckworth & Palmer LLP (“BD&P”) may represent the equityholders of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC, the Acquisition Entities or their respective Subsidiaries) (collectively, the “Company Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Document or the Transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Company Counsel Waiving Parties, and each of SPAC, the Acquisition Entities and the Company on behalf of itself and the Company Counsel Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Carter Ledyard’s or BD&P’s prior representation of the Company, its Subsidiaries or of Company Counsel Waiving Parties. SPAC, the Acquisition Entities and the Company, for itself and the Company Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Company Counsel WP Group, on the one hand, and each of Carter Ledyard and BD&P, on the other hand, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company following the Closing, and instead survive, remain with and are controlled by the Company Counsel WP Group (the “Company Counsel Privileged Communications”), without any waiver thereof. SPAC, the Acquisition Entities and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of the Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC, the Acquisition Entities and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Transactions.

(b) Each of SPAC, the Acquisition Entities and the Company hereby agrees on behalf of their respective Non-Party Affiliates and each of their respective successors and assigns (all such parties, the “SPAC Counsel Waiving Parties”), that Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) and Osler, Hoskin & Harcourt LLP (“Osler”) may represent the shareholders or holders of other equity interests of the Sponsor or of SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Document or the Transactions contemplated hereby or thereby, notwithstanding its prior representation of SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. Each of SPAC, the Acquisition Entities and the Company, on behalf of itself and the SPAC Counsel Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Wachtell Lipton’s or Osler’s prior representation of SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. Each of SPAC, the Acquisition Entities and the Company, for itself and the SPAC Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or its Subsidiaries, or any other member of the SPAC Counsel WP Group, on the one hand, and each of Wachtell Lipton and Osler, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to SPAC, PubCo or the Company following the Closing, and instead survive, remain with and are controlled by the SPAC Counsel WP Group (the “SPAC Counsel Privileged Communications”), without any waiver thereof. SPAC, the Acquisition Entities and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the SPAC Counsel Privileged Communications, whether located in the records or email server of SPAC and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC, the Acquisition Entities and the Company agree not to assert that any privilege has been waived as to the SPAC Counsel Privileged Communications, by virtue of the Transactions.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

M3-BRIGADE ACQUISITION III CORP.
By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Executive Chairman of the Board of Directors
GREENFIRE RESOURCES LTD.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
DE GREENFIRE MERGER SUB INC.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
2476276 ALBERTA ULC
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
GREENFIRE RESOURCES INC.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

[Signature Page to Business Combination Agreement]

ANNEX A

Supporting Company Shareholders

1.           Allard Services Limited

2.           Annapurna Limited

3.           Spicelo Limited

4.           Modro Holdings LLC

Exhibit A

FORM OF SUBSCRIPTION AGREEMENT

Included as Annex C of this Registration Statement/Proxy Statement

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Exhibit B

PROMISSORY NOTE

FOR VALUE RECEIVED, Greenfire Resources Ltd., an Alberta corporation (the “Borrower”) promises to pay to the order of M3-Brigade Acquisition III Corp., a Delaware corporation (the “Lender”), in lawful money of the United States, the principal amount of this promissory note (this “Note”), which amount the Borrower has borrowed from the Lender on this [__], 2023 pursuant to this Note.

1.           DEFINITIONS: For the purposes of this Agreement, please note the following definitions.

“Borrower” has the meaning defined in the preamble hereof.

“Business Day” means a day on which banks in the applicable jurisdiction are open for the transaction of business of the nature required for the purposes of this Note.

“Debt” means, as to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, IFRS or such other accounting procedures used by the Borrower, consistently applied: (a) all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments including, without limitation, recourse and non-recourse mortgage debt; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) aggregate net obligations under swap contracts, foreign exchange transactions or derivative instruments of any nature that would be payable upon termination thereof (if such contracts, transactions or instruments were terminated as of the date of determination); (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the value of the property encumbered by such Lien; (f) capital leases and synthetic lease obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is six (6) months after the Maturity Date, valued, in the case of a redeemable preferred interest, at the liquidation preference thereof; and (h) all guarantees of such Person in respect of any obligations of another Person of the types referred to in the preceding clauses (a) through (g).

“Effective Date” means [__], 2023.

“Event of Default” has the meaning defined in Section 12.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Fundamental Change” has the meaning defined in that certain Indenture, dated as of [__], 2023, by and among the Borrower, as issuer, the guarantors from time to time party thereto, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as Canadian co-trustee, providing for the 9.00% Convertible Senior Notes due 2028.

“GAAP” means generally accepted accounting principles in the United States of America.

“IFRS” means the International Financial Reporting Standards accounting standards issued by the International Accounting Standards Board.

“Indenture” means that certain Indenture, dated as of [__], 2023, by and among the Borrower, as issuer, the guarantors from time to time party thereto, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as Canadian co-trustee, providing for the 9.00% Convertible Senior Notes due 2028.

“Lender” has the meaning defined in the preamble hereof.

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“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning defined in Section 2.

“Loan Amount” has the meaning defined in Section 3.

“Material Adverse Effect” means any material adverse effect on any of (a) the financial position or results of operations of the Borrower and its subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Note or (c) the rights of or remedies available to the Lender under this Note.

“Maturity Date” means the date that is the five (5)-year anniversary of the Effective Date.

“Note” has the meaning defined in the preamble hereof.

“Obligations” means all Loans, debts, principal, interest (including any interest that accrues after the commencement of a bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such bankruptcy or insolvency proceeding), premiums, liabilities, obligations (including indemnification obligations) of the Borrower, fees and expenses of the Lender in connection with this Note (including any fees or expenses that accrue after the commencement of a bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such a bankruptcy or insolvency proceeding), guaranties of the Borrower, and all covenants and duties of any other kind and description owing by the Borrower arising out of, under, pursuant to, in connection with, or evidenced by this Note and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that the Borrower is required to pay or reimburse by this Note or by law or otherwise in connection with this Note.

“on demand” means on the same day or within two (2) Business Days, depending on currency and market convention.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, unlimited liability companies, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Prepayment Date” has the meaning defined in Section 6.

“Standard Settlement Instructions” means the instructions preapproved by any officer or director of the Lender and provided to the Borrower containing the information required to identify and remit electronic payment to the Lender.

2.           LOANS: Subject to the terms and conditions hereof, for value received, the Borrower promises to pay the Lender, in lawful money of the United States of America, an aggregate principal amount of $50,000,000 (the “Loan”), which amount the Borrower has borrowed from the Lender on the Effective Date pursuant to this Note, together with interest and any additional principal and other amounts as provided herein.

3.           LOAN AMOUNT: The term “Loan Amount” as used herein means the relevant aggregate outstanding amount (the aggregate amount of the outstanding Loan plus accrued interest thereon) that the Borrower owes to the Lender from time to time under the terms of this Note.

4.           EFFECTIVE DATE: This Note shall be effective beginning on the Effective Date.

5.           MATURITY DATE: The Borrower shall pay, and the outstanding Loan Amount and all other Obligations shall be repaid and settled, no later than the earlier of the (a) Maturity Date and (b) the date in which the Loan Amount and other Obligations become due and payable pursuant to Section 6 or 13.

A-B-2

6.           PREPAYMENT: The Loan may be voluntarily prepaid, without premium or penalty, in whole or in part, on a date that is prior to the Maturity Date (a “Prepayment Date”) together with all interest accrued thereon. The Borrower may, by notice to the Lender, apply any prepayment amount under this Section 6 to the Loan and other Obligations in its discretion.

7.           INTEREST:

(a) The Loan shall bear interest at a rate equal to [[__] percent ([__]%)] per annum, with payments of principal made by the Borrower hereunder taken into account in calculating the accrual of such interest.

(b) Interest shall accrue daily and shall be payable by the Borrower (i) on a Prepayment Date, (ii) on the fifteenth (15th) day of each February and August, commencing on [__], 2023 and ending prior to the Maturity Date, and (iii) on the Maturity Date.

(c) Interest shall be payable by the Borrower upon the occurrence and during the continuance of any default in the payment of any amount due and payable hereunder on such overdue amount from the date such amount shall have become due until such amount shall be paid in full, payable in arrears on demand and on the date such amount shall be paid in full, at a rate per annum equal at all times to two percent (2%) over the interest rate applicable immediately prior to the due date.

8.           PAYMENTS:

(a) All payments made by the Borrower shall be made in United States Dollars.

(b) All payments must be made in accordance with the Standard Settlement Instructions.

(c) Amounts of the Loan paid or prepaid may not be reborrowed.

(d) If any Loan Amount or any other Obligation becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension, unless the next succeeding Business Day falls in the following calendar month, in which case such Loan Amount or other Obligations shall be due and payable on the preceding Business Day, with interest payable thereon at the rate herein specified to such preceding Business Day.

9.           TAXES: Except as otherwise required by applicable law, all payments by the Borrower made hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts. If the Borrower is required at any time to make any such deduction or withholding on a payment under this Note, then the Borrower shall (a) give notice thereof to the Lender and (b) pay directly to the relevant authority the full amount required to be so withheld or deducted.

10.         REPRESENTATIONS AND WARRANTIES: The Borrower represents and warrants to the Lender on the date hereof and on the date of any borrowing of the Loan that:

(a) Organization; Powers; Binding Effect. The Borrower is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the necessary corporate or other power and authority to enter into this Note, to borrow hereunder and to perform and observe its obligations hereunder; all corporate or other action required to authorize the execution and delivery of this Note and the performance by the Borrower of its obligations hereunder has been duly taken; and this Note has been duly executed and delivered, and the obligations hereunder constitute valid, legal and binding obligations of the Borrower enforceable against the Borrower in accordance the terms hereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Solvency. The Borrower, before and after giving effect to the Loan, will be solvent.

(c) Financial Condition. The Borrower’s financial condition supports a reasonable expectation that it will be able to meet its obligations under the terms of this Note.

A-B-3

(d) Authorizations. There are no authorizations, approvals, licenses, registrations or consents of the Borrower’s jurisdiction of incorporation or organization or New York or the United States of America necessary for the execution and delivery by the Borrower, as applicable, of this Note, the performance by the Borrower of the obligations expressed to be assumed by it in or pursuant to this Note and the payment of any amounts hereunder in accordance with the terms hereof or to render this Note legal, valid, binding, enforceable and admissible in evidence.

(e) Non-violation. Neither (i) the articles of incorporation, by-laws or other organizational documents of the Borrower, (ii) any provision of any existing material mortgage, trust deed, contract, license, franchise, concession or agreement or any other material contractual obligation by which the Borrower or any of its property or assets is bound, nor (iii) any law, regulation, judgment, injunction or other order or award of any judicial, administrative, governmental or other authority or of any arbitrator binding on the Borrower, conflicts or would conflict with or be contravened in any respect by the execution and delivery of this Note or would conflict with or be contravened by the Borrower’s performance or observance of any of its obligations under this Note, except, in the case of clauses (ii) and (iii) above, for any such conflict or contravention that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

11.         COVENANTS:

(a) Covenants of the Lender and the Borrower. (i) Until repayment in full of the Loan and all other Obligations hereunder, and (ii) until the expiration of the applicable statute of limitations for any federal, state or local income tax return of the Lender or the Borrower, as the case may be, with respect to which the treatment of the Loan as debt is relevant, the Lender and the Borrower shall treat the Loan as indebtedness for all purposes, including tax, regulatory, accounting and corporate purposes. In furtherance of the foregoing, in each case the Lender and the Borrower shall report the Loan as indebtedness on all tax returns and related tax materials, financial statements and reports, and any other material corporate records and reports.

(b) Covenants of the Borrower. Until the repayment in full of the Loan and all other Obligations hereunder, the Borrower hereby agrees as follows:

(i)     Financial and Other Reporting; Notices.

(1)         The Borrower shall, and shall cause each of its subsidiaries to, promptly deliver to the Lender any information reasonably requested regarding the business, financial or corporate affairs of the Borrower and its subsidiaries, including any financial statements.

(2)         The Borrower shall notify the Lender promptly after the discovery by any officer of the Borrower of the occurrence of (A) any Event of Default, or any event which with the giving of notice of or lapse of time, or both, would constitute an Event of Default; (B) any material litigation or proceedings that are instituted against the Borrower or its material subsidiaries or any of their respective material assets; and (C) any other development in the business or affairs of the Borrower or its material subsidiaries which could have a Material Adverse Effect; in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto.

(ii)    Payment of Obligations. The Borrower shall, and shall cause each of its subsidiaries to, pay and discharge all material taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, unless, and to the extent only that, such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower or such subsidiary and that the Borrower or such subsidiary shall have set aside on its books adequate reserves therefor.

(iii)   Maintenance of Existence. The Borrower shall, and shall cause each of its subsidiaries to, maintain its existence, and qualify and remain qualified to do business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its material business makes such qualification necessary, except, solely in the case of the Borrower’s subsidiaries, the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

A-B-4

(iv)   Compliance with Laws. The Borrower shall, and shall cause each of its subsidiaries to, comply in all material respects, with all material laws, rules, regulations and orders of any governmental authority applicable to it or its material property or assets, except where (A) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (B) noncompliance therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(v)    Books and Records. The Borrower shall, and cause each of its subsidiaries to, keep proper books of record and account to the extent required by GAAP, IFRS or such other accounting procedures used by the Borrower, consistently applied.

(vi)   Maintenance of Property and Insurance. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its subsidiaries to, keep and maintain all property or assets material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear excepted.

(vii)  Fundamental Changes; Sale of Assets. The Borrower shall not consolidate with or merge into, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any other entity unless such transaction is consented to by the Lender.

(viii) Subordination.

(1)         The Obligations hereunder are expressly subordinated to the prior payment in full in cash of all Obligations (as defined in the Indenture) and the Borrower shall pay in full in cash all of its Obligations (as defined in the Indenture) prior to any payment of Obligations pursuant to this Note.

(2)          All payments or distributions upon or with respect to the Obligations which are received by the Lender contrary to the provisions of this clause (viii) shall be received in trust for the benefit of the Trustee (as defined in the Indenture) on behalf of the Holders (as defined in the Indenture), shall be segregated from other funds and property held by the Lender and shall be forthwith paid over to the Trustee (as defined in the Indenture) for the account of the Holders (as defined in the Indenture) in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations (as defined in the Indenture), as applicable in accordance with the terms of the Indenture.

12.         EVENTS OF DEFAULT: The occurrence and continuation of any of the following events shall constitute an event of default of the Borrower (an “Event of Default”).

(a) Warranty and Undertaking: Any representation or warranty made in this Note by the Borrower shall prove to have been false or misleading as of the time made or furnished in any material respect and, if remediable, shall have not been remedied within ninety (90) days (or, if such misrepresentation arises by reason of an action or inaction of a person other than the Borrower, within one hundred twenty (120) days after the Borrower knew or had reason to know about the same).

(b) Other Defaults: The Borrower shall default in the performance of any of its other obligations under this Note not specified in another clause of this Section 12 and such default shall continue unremedied for a period of sixty (60) days after notice thereof to the Borrower by the Lender.

(c) Failure to Pay: The Borrower shall fail to pay any amount due and payable pursuant to this Note to the Lender in accordance with the terms hereof.

(d) Insolvency: (a) The Borrower or any of its material subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability to pay its debts as they become due or files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute or similar law of any jurisdiction now or hereafter in effect; (b) the Borrower or any of its material subsidiaries makes a general

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assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, interim trustee, custodian, administrator, conservator, receiver or liquidator in any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Borrower or any of its material subsidiaries, as the case may be, or of or relating to all or substantially all of the property of the Borrower or any of its material subsidiaries or for the winding up, dissolution or liquidation of the Borrower or any of its material subsidiaries; (c) such a receiver, trustee, interim trustee, custodian, administrator, conservator, receiver or liquidator otherwise shall be appointed and shall not be discharged within ninety (90) days after such appointment; or (d) if any order for relief under any applicable bankruptcy law shall be entered in any proceeding by or against the Borrower or any of its material subsidiaries.

(e) Fundamental Change: A Fundamental Change occurs, unless such Fundamental Change is consented to by the Lender in writing.

13.         THE LENDER RIGHTS UNDER EVENTS OF DEFAULT: Upon the occurrence and during the continuation of an Event of Default, the Lender may, at its option (i) terminate all or any of its obligations herein, and by written notice to the Borrower, demand immediate repayment of any outstanding Loan Amount and any other Obligations and (ii) avail itself of any legal or equitable rights which the Lender may have at law or in equity or under this Note, including, without limitation, the right to collect from the Borrower all sums due under this Note; provided that if an Event of Default pursuant to Section 12(d) occurs, any outstanding Loan Amount and any other Obligations shall automatically become immediately due and payable without any action on the part of the Lender. The remedies of the Lender as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall arise.

14.         WAIVER; EXPENSES: The Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demands for payment hereunder. The Borrower promises to pay all costs and expenses, including reasonable attorney’s and legal assistants’ fees, incurred in the collection and enforcement of this Note or any appeal of a judgement rendered thereon by the collecting, enforcing or appealing party.

15.         COUNTERPARTS: This Note may be entered into (including under hand or by way of electronic or digital signature) by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original but both of these counterparts shall together constitute one and the same legal instrument.

16.         GOVERNING LAW: This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America and each of the Lender and the Borrower submits to the exclusive jurisdiction of the state and federal courts in the Borough of Manhattan, New York, United States of America without regard to the conflict of law principles thereof.

17.         WAIVER OF JURY TRIAL: THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

18.         NOTICES AND COMMUNICATIONS: All notices or other communications hereunder shall be deemed to have been duly given and made, and shall satisfy all requirements hereunder to be written or in writing, if in writing, if sent by email (including via .pdf file), if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier service, or if sent by facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof) to the person at the address specified by written notice by the other party from time to time. Notices shall be deemed effective on the date received.

19.         ASSIGNMENT: This Note shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. The Lender may assign or transfer this Agreement without the prior written consent of the Borrower. The Borrower may not assign this Agreement without the prior written consent of the Lender.

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20.         NO WAIVER: No delay or omission to exercise any right, power or remedy accruing to the Lender upon any breach, default or Event of Default of the Borrower under this Note shall impair any such right, power or remedy of the Lender, nor shall it be construed to be a waiver of any such breach, default, Event of Default or an acquiescence therein, or of or in any similar breach, default or Event of Default thereafter occurring; nor shall any waiver of any single breach, default or Event of Default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

21.         AMENDMENTS: Any provision of this Note may be amended or waived only if such amendment or waiver is in writing and is signed by the Lender and the Borrower.

22.         SEVERABILITY: In case any one or more of the provisions contained in this Note shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.         INTERPRETATION: The section headings contained in this Note are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Note.

24.         ENTIRE AGREEMENT: This Note supersedes any previous agreement between the parties in relation to the matters dealt with herein and represents the entire understanding between the parties with respect to such matters.

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IN WITNESS WHEREOF, the undersigned have duly executed this Note effective as of the date first written above.

M3-Brigade Acquisition III Corp.,
as the Lender
By:
Name:
Title:
Address:
[__]
[__]

[Signature Page to Intercompany Note]

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Greenfire Resources Ltd.,
as the Borrower
By:
Name:
Title:
Address:
[__]
[__]

[Signature Page to Intercompany Note]

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Exhibit C

FORM OF LOCK-UP AGREEMENT

Included as Annex G of this Registration Statement/Proxy Statement

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Exhibit D

FORM OF INVESTOR RIGHTS AGREEMENT

Included as Annex F of this Registration Statement/Proxy Statement

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Exhibit E

FORM OF COMPANY ARRANGEMENT RESOLUTION

“BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.      The arrangement (as may be amended, modified or supplemented, the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “Act”) involving Greenfire Resources Inc. (the “Company”), pursuant to the business combination agreement among the Company, M3-Brigade Acquisition III Corp. (“SPAC”), Greenfire Resources Ltd. (“PubCo”), 2476276 Alberta Ltd. (“Canadian Merger Sub”) and DE Greenfire Merger Sub Inc. (“Merger Sub”) dated December 14, 2022, as it may be amended, modified or supplemented from time to time in accordance with its terms (the “Business Combination Agreement”), all as more particularly described and set forth in the plan of arrangement which is set out in Exhibit “F” to the Business Combination Agreement (the “Plan of Arrangement”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.      The Plan of Arrangement, as it may be amended, modified or supplemented in accordance with its terms, is hereby authorized, approved and adopted.

3.      The Business Combination Agreement (including the Plan of Arrangement attached thereto) and all of the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement, and the actions of the officers of the Company in executing and delivering the Business Combination Agreement and any amendments thereto and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved.

4.      The Company be and is hereby authorized to apply for a Final Order (as defined in the Business Combination Agreement) from the Court of King’s Bench of Alberta (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be or have been amended, modified or supplemented).

5.      Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Securityholders (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Securityholders: (i) to amend, modify or supplement the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement, at any time prior to the issuance of the certificate giving effect to the Arrangement.

6.      Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to deliver to the Registrar of Corporations or Deputy Registrar of Corporations appointed under Section 263 of the Act (the “Registrar”) the articles of arrangement, a certified copy of the Final Order and to execute and, if appropriate, deliver such other documents as are necessary or desirable pursuant to the Act to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.      Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.”

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Exhibit F

PLAN OF ARRANGEMENT

Included as Annex O of this Registration Statement/Proxy Statement

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Exhibit G

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 14, 2022, among Greenfire Resources Inc. (formerly GAC HoldCo Inc.), an Alberta corporation (the “Company”), Greenfire Resources Operating Corporation (“GROC”), Greenfire Resources Employment Corporation (formerly 2373525 Alberta Ltd.) (“Serviceco”), Hangingstone Expansion (GP) Inc. (“Hangingstone Expansion”), Hangingstone Expansion Limited Partnership (“Hangingstone Expansion LP”), Hangingstone Demo (GP) Inc. (“Hangingstone Demo”), Hangingstone Demo Limited Partnership (“Hangingstone Demo LP”, and together with GROC, Serviceco, Hangingstone Expansion, Hangingstone Expansion LP and Hangingstone Demo, collectively the “Guarantors” and each a “Guarantor”), each a direct or indirect subsidiary of the Company, The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”), and BNY Trust Company of Canada, as Canadian co-trustee (in such capacity, the “Co-Trustee”) and BNY Trust Company of Canada, as Notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee, the Co-Trustee and the Notes Collateral Agent, an indenture (the “Indenture”), dated as of August 12, 2021, as supplemented by the first supplemental indenture thereto, dated as of September 16, 2021, among the Company, HE Acquisition Corporation, GROC, the Trustee, the Co-Trustee and the Notes Collateral Agent, the second supplemental indenture thereto, dated as of September 29, 2021, among the Company, Serviceco, Hangingstone Expansion, Hangingstone Expansion LP, Hangingstone Demo, Hangingstone Demo LP, the Trustee, the Co-Trustee and the Notes Collateral Agent, the third supplemental indenture thereto, dated as of March 15, 2022, among the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent, the fourth supplemental indenture thereto, dated as of June 30, 2022, among the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent (the “Fourth Supplemental Indenture), the fifth supplemental indenture thereto, dated as of July 29, 2022, among the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent, and, as most recently supplemented by that certain sixth supplemental indenture dated as of August 31, 2022, among the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent (the “Sixth Supplemental Indenture”), providing for the issuance of 12.000% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, Section 9.02(a) of the Indenture provides that, the Indenture, the Notes, the Collateral Documents or the Note Guarantees may be amended or supplemented with the consent of Holders of more than 50% of the aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class;

WHEREAS, the Company has furnished the Trustee with (i) an Opinion of Counsel pursuant to Sections 7.02(c) and 9.05 of the Indenture; and (ii) an Officers’ Certificate pursuant to Sections 7.02(c) and 9.05 of the Indenture and (iii) evidence of the consent of Holders of more than 50% of the aggregate principal amount of the outstanding Notes;

WHEREAS, pursuant to Sections 9.02 and 9.05 of the Indenture, the Trustee, the Co-Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among Company, M3-Brigade Acquisition III Corp. (“MBSC”), Greenfire Resources Ltd., an Alberta Corporation (“PubCo”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), and 2476276 Alberta ULC, an Alberta unlimited liability corporation (“Canadian Merger Sub”), the Company intends to consummate a business combination transaction with PubCo, MBSC, Merger Sub and Canadian Merger Sub that will result in the Company and MBSC becoming direct, wholly-owned subsidiaries of PubCo (such transaction, the “Business Combination” and, together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement), as each may be amended or supplemented from time to time, including the arrangement to be effected pursuant to the Plan of Arrangement (as defined in the Business Combination Agreement), and any other business combination, acquisition, merger, arrangement, amalgamation, consolidation, share exchange or other similar transaction involving the Company and PubCo or MBSC, the “Transactions”), on the Closing Date (as defined in the Business Combination Agreement) (such date on which the Transactions are actually consummated, the “Effective Date”); and

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WHEREAS, following the Effective Date, the Company will remain subject to the Indenture, as amended hereby.

NOW, THEREFORE, upon the Effective Date, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee, the Co-Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.      CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.      AMENDMENTS TO THE INDENTURE.

2.1. Pursuant to Section 9.02 of the Indenture, the Indenture is amended as follows:

(a)     Section 1.01 (Definitions) of the Indenture is amended to add the following definitions in alphabetical order:

“Available Cumulative Credit” shall mean, at any date of determination, an aggregate amount not less than zero determined on a cumulative basis equal to, without duplication:

(a)     C$43,746,250; plus

(b)    25% of Excess Cash Flow for each Excess Cash Flow Period beginning with the first Excess Cash Flow period following September 30, 2022; plus

(c)     without duplication for any such amounts otherwise already included in the calculation of Excess Cash Flow, 100% of the aggregate amount of cash and Cash Equivalents that is unrestricted that is released to the Company from the Reserve Account and L/C Facilities, if any; minus

(d)    without duplication for any such amounts otherwise already excluded from the calculation of Excess Cash Flow, 100% of the aggregate amount of cash and Cash Equivalents deposited in the Reserve Account or paid in respect of L/C Facilities, if any; minus

(e)     100% of the aggregate amount of all Restricted Payments and Permitted Investments made by the Company, from the Issue Date to the applicable date of determination.

“Business Combination” shall mean the transactions contemplated by (i) the Business Combination Agreement and (ii) the Ancillary Documents (as defined in the Business Combination Agreement), as each may be amended or supplemented from time to time, including the Plan of Arrangement (as defined in the Business Combination Agreement).

“Business Combination Agreement” shall mean that certain Business Combination Agreement, dated as of the date hereof, by and among the Company, MBSC, PubCo and DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo.

“Excess Cash Flow Period” means each six-month period provided for pursuant to Section 4.19(a).

“MSBC” shall mean M3-Brigade Acquisition III Corp.

“PubCo” shall mean Greenfire Resources Ltd., an Alberta Corporation.

“PubCo Convertible Notes” shall mean convertible notes of PubCo with an aggregate principal amount not to exceed US$50.0 million issued on or prior to the completion of the Business Combination and in connection with the Business Combination.

“Transactions” shall mean (i) the Business Combination and (ii) any other business combination, acquisition, merger, arrangement, amalgamation, consolidation, share exchange or other similar transaction involving the Company and PubCo or MBSC.”

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(b)    Section 1.01 (Definitions) of the Indenture is amended to replace the definition of “Excess Cash Flow” in its entirety with the following:

“Excess Cash Flow” means, with respect to any Person for any period, (i) net change in cash for such Person for such period minus (ii) net cash (used in) provided by financing activities for such Person for such period (other than (1) any amounts used to reduce the principal amount of the Notes or any Indebtedness that is subordinated to the Notes or any Note Guarantee or (2) the payment of dividends or other distributions to PubCo to fund payments of principal, premium, if any, or accrued or unpaid interest on, or mandatory or voluntary repurchases, conversions or redemptions of, or any other amounts which may be paid pursuant to or as permitted by, the PubCo Convertible Notes pursuant to the terms of such PubCo Convertible Notes as in effect on the date of their issuance) (provided, that for any amounts used to reduce the principal amount of Indebtedness (1) such Indebtedness has been incurred in accordance with this Indenture and (2) to the extent such Indebtedness is revolving in nature, such payment shall have been accompanied by a concurrent corresponding permanent reduction in the revolving commitment relating thereto), in each case, as such amounts would be shown on a consolidated statement of cash flows prepared in accordance with IFRS; provided that, notwithstanding anything to contrary, any amounts payable into the Reserve Account shall be excluded from the definition of “Excess Cash Flow”.

(c)     Section 1.01 (Definitions) of the Indenture is amended to replace clause (3) of the definition of “Permitted Investments” in its entirety with the following:

(3) Any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor (including in connection with the Acquisition); or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

provided that (A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Investment and (B) the Company will have no less than US$25.0 million of unrestricted cash on hand (determined on a pro forma basis taking into account any payments contemplated to be made pursuant to this clause (3)) and (C) such Investments pursuant to this clause (3) do not exceed the then-applicable Available Cumulative Credit; provided further that prior to any such Investment, the Company has first, in respect of the immediately preceding Excess Cash Flow Period and following the conclusion thereof, either (x) redeemed the maximum amount of Notes that can be redeemed with 75% of its Excess Cash Flow for such Excess Cash Flow Period at a redemption price equal to 106% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, in accordance with the procedures set forth in this Indenture or (y) irrevocably deposited or caused to be deposited with the Trustee 75% of its Excess Cash Flow for such Excess Cash Flow Period as trust funds for the purpose of redeeming the maximum amount of Notes that can be redeemed with such funds at a redemption price equal to 106% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption in accordance with the procedures set forth in this Indenture, it being understood and agreed that (i) such amounts deposited in trust with the Trustee shall be pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (ii) the Company shall provide the Trustee a certificate certifying that the amounts on deposit will be sufficient for such Redemption including an annex setting forth in reasonable detail its calculations for Available Cumulative Credit and sufficiency of funds for the Redemption and (iii) the Trustee shall have been irrevocably instructed to apply such amounts so deposited to said redemption with respect to the Notes;”

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(d)    Section 1.01 (Definitions) of the Indenture is amended to delete the definition of “Oil and Gas Investments” in its entirety.

(e)     Section 1.01 (Definitions) of the Indenture is amended to replace clause (13) of the definition of “Permitted Investments” in their entirety with the following:

“[reserved]”

(f)     Section 4.07 (Restricted Payments) of the Indenture is amended by replacing clause (a) thereof in its entirety with the following:

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any consolidation, arrangement, merger or amalgamation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any consolidation, arrangement, merger or amalgamation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is unsecured Indebtedness for money borrowed, Indebtedness secured on a junior lien basis to the Notes or contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) of Section 4.07(a) being collectively referred to as “Restricted Payments”).”

(g)    Section 4.07 (Restricted Payments) of the Indenture is amended to delete and restate clause (7) of subparagraph (b) as follows:

“[reserved]”

(h)    Section 4.07 (Restricted Payments) of the Indenture is amended to delete the period at the conclusion of clause (10) of subparagraph (b) thereof and replace it with “;”.

(i)     Section 4.07 (Restricted Payments) of the Indenture is amended to add a new clause (11) to subparagraph (b) as follows:

“(11) to the extent required in order to consummate the Transactions, Restricted Payments in an aggregate amount of not more than US$75.0 million may be distributed (directly or indirectly) by the Company under the Plan of Arrangement (as defined in the Business Combination Agreement); provided that any Restricted Payments made pursuant to this clause (11) shall reduce Restricted Payments otherwise available pursuant to clause (2) on a dollar for dollar basis to the extent such distributions are funded by a contribution to the Company or a Restricted Subsidiary;”

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(j)     Section 4.07 (Restricted Payments) of the Indenture is amended to add a new clause (12) to subparagraph (b) as follows:

“(12) so long as (A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payments and (B) the Company will have no less than US$25.0 million of unrestricted cash on hand (determined on a pro forma basis taking into account any payments contemplated to be made pursuant to this clause (12)), Restricted Payments in an amount not to exceed the then-applicable Available Cumulative Credit, provided further that the Company has first, in respect of the immediately preceding Excess Cash Flow Period and following the conclusion thereof, either (x) redeemed the maximum amount of Notes that can be redeemed with 75% of its Excess Cash Flow for such Excess Cash Flow Period at a redemption price equal to 106% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, in accordance with the procedures set forth in this Indenture or (y) irrevocably deposited or caused to be deposited with the Trustee 75% of its Excess Cash Flow for such Excess Cash Flow Period as trust funds for the purpose of redeeming the maximum amount of Notes that can be redeemed with such funds at a redemption price equal to 106% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption in accordance with the procedures set forth in this Indenture, it being understood and agreed that (i) such amounts deposited in trust with the Trustee shall be pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (ii) the Company shall provide the Trustee a certificate certifying that the amounts on deposit will be sufficient for such Redemption including an annex setting forth in reasonable detail its calculations for Available Cumulative Credit and sufficiency of funds for the Redemption and (iii) the Trustee shall have been irrevocably instructed to apply such amounts so deposited to said redemption with respect to the Notes;”

(k)    Section 4.07 (Restricted Payments) of the Indenture is amended to add clause (13) to subparagraph (b) as follows:

“(13) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or other distributions to PubCo to fund (i) the payment of principal, premium, if any, or accrued or unpaid interest on the PubCo Convertible Notes, (ii) the mandatory or voluntary repurchase, conversion or redemption of the PubCo Convertible Notes, and (iii) any other amounts which may be due pursuant to or permitted by the terms of the PubCo Convertible Notes as in effect on the date of their issuance;”

(l)     4.07 (Restricted Payments) of the Indenture is amended to add clause (14) to subparagraph (b) as follows:

“(14) the payment of (1) transaction expenses in connection with the Transactions and (2) payment of any amounts due to dissenting shareholders in connection with the Transactions; provided that any Restricted Payments made pursuant to this clause (14) shall reduce Restricted Payments otherwise available pursuant to clauses (2) and (11) on a dollar for dollar basis to the extent such payments could be classified under clause (2) or (11), as applicable; and”

(m)   4.07 (Restricted Payments) of the Indenture is amended to add clause (15) to subparagraph (b) as follows:

“(15) the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any direct or indirect parent company of the Company or any other Restricted Payment in amounts required for any direct or indirect parent company of the Company to pay, in each case without duplication:

(A)    franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

(B)    salary, bonus, severance, indemnity and other benefits payable to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of any direct or indirect parent company of the Company to the extent such salaries, bonuses, severance, indemnity and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

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(C)    general organizational, operating, administrative, compliance, overhead, insurance and other costs and expenses (including, without limitation, expenses related to auditing or other accounting or tax reporting matters), any costs, expenses and liabilities incurred in connection with any litigation or arbitration attributable to the ownership or operations of the Company or its Restricted Subsidiaries;

(D)    fees and expenses related to any equity or debt offering, financing transaction, acquisition, divestiture, investment or other non-ordinary course transaction (whether or not successful) of such parent entity; provided that any such transaction was in the good faith judgment of the Company intended to be for the benefit of the Company and its Restricted Subsidiaries; and

(E)    cash payments in lieu of issuing fractional shares or interests in connection with the exercise of warrants, options, other equity-based awards or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent company of the Company and any dividend, split or combination thereof or any transaction permitted under this Indenture, in each case without duplication with clause (13) above.”

(n)    The text of Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended to replace clause (2) to subparagraph (b) as follows:

“(2) the incurrence by the Company and the Guarantors of Indebtedness represented by Initial Notes (other than any Additional Notes) and related Note Guarantees;

(o)    Clause (14) of subparagraph (b) of Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended and restated to read as follows:

“(14) Indebtedness arising pursuant to an L/C Facility not to exceed, at any time outstanding, US$70.0 million;”

(p)    Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended to delete the period at the conclusion of clause (15) of subparagraph (b) thereof and replace it with “;”.

(q)    Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended to add clause (16) to subparagraph (b) as follows:

“(16) Indebtedness arising pursuant to a loan from PubCo in the amount of C$91,400,00 to facilitate the Transactions; and”

(r)     Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is amended to add clause (17) to subparagraph (b) as follows:

“(17) the issuance by PubCo of the PubCo Convertible Notes or the guarantee by the Company or any Restricted Subsidiary of the PubCo Convertible Notes.”

(s)     Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock)) of the Indenture is amended to delete the reference to (15) in the third line of subparagraph (d) thereof and replace it with “(17)”.

(t)     The text of Section 4.11(b)(1) (Transactions with Affiliates) of the Indenture is amended and restated to read as follows:

“(1) any employment agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and payments pursuant thereto, including with respect to the Transactions;”

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(u)    The text of Section 4.11(b)(4) (Transactions with Affiliates) of the Indenture is amended and restated to read as follows:

“(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, including with respect to the Transactions;”

(v)    Section 4.11(b) (Transactions with Affiliates) of the Indenture is amended to delete the “and” at the conclusion of clause (9) thereof, delete the period at the conclusion of clause (10) thereof and replace it with “; and” and add clause (11) as follows:

“(11) the Transactions and the payment of all fees and expenses related to the Transactions.”

(w)    The text of Section 4.15(d) (Reports) of the Indenture is amended and restated to read as follows:

“(d) Furthermore, the Company agrees that, for so long as any Notes remain outstanding and are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and if the Company is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act nor subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes or beneficial owners of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act”

(x)    The text of Section 4.25 (Initial Hedge) of the Indenture, as amended by the Sixth Supplemental Indenture, is amended by adding at the end of the first paragraph:

“, and provided further that the percentage of reasonably expected output of production of Hydrocarbons of the Company and its Restricted Subsidiaries from their PDP reserves shall be further reduced to 25% at such time as the Company has redeemed or repurchased (and cancelled) at least US$156,250,000 in principal amount of the Initial Notes.”

(y)    The text of Section 4.25 (Initial Hedge) of the Indenture, as amended by the Sixth Supplemental Indenture, is further amended by adding a second paragraph as follows:

“After the Initial Hedge, in the event the price for prompt West Texas Intermediate is equal to or less than US$50/bbl for a period of at least three consecutive Business Days, the minimum hedging required pursuant to this Section 4.25 shall be suspended (“MHR Suspension Period”). During the MHR Suspension Period the Company and its Restricted Subsidiaries shall not monetize any existing Hedging Obligations. The MHR Suspension Period shall terminate upon West Texas Intermediate exceeding US$50/Bbl for a period of at least three consecutive Business Days, and promptly, and in any event within 15 days of the termination of such MHR Suspension Period, the Company shall be required comply with the minimum hedging required pursuant to this Section 4.25. For certainty, the Hedging Obligations referred to in this Section 4.25 may include West Texas Intermediate and/or Western Canadian Select contracts.”

(z)      The text of Section 4.26 (Capital Expenditure) of the Indenture is amended and restated to read as follows:

“The Company shall ensure that, at any time from the Acquisition Closing Date, the aggregate capital expenditure of the Company and its Restricted Subsidiaries on a consolidated basis included in the Company’s cash flow statement shall not exceed US$100.0 million in any twelve-month period. The foregoing notwithstanding, the covenant in this Section 4.26 shall terminate and be of no further effect at such time as the Company has redeemed or repurchased (and cancelled) at least US$156,250,000 in principal amount of the Initial Notes.”

(aa)   The text of Section 5.01(c) (Merger, Amalgamation, Consolidation or Sale of Assets) of the Indenture is deleted and restated to read as follows:

“[Reserved.]”

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(bb)  The US$10.0 million amount in each of Sections 6.01(5), 6.01(6) and 6.01(7) (Events of Default) of the Indenture is amended and replaced with “US$25.0 million”.

(cc)   4.07 (Restricted Payments) of the Indenture is amended to add clause (16) to subparagraph (b) as follows:

“(16) Restricted Payments in an aggregate amount of not more than US$5.0 million may be loaned, distributed or otherwise made (directly or indirectly) by the Company in order to repurchase public warrants as permitted under the Business Combination Agreement.”

2.2. Any defined terms used exclusively in the provisions of the Indenture that are deleted pursuant to Section 2.1 of this Supplemental Indenture, and any defined terms used exclusively within such defined terms, are hereby deleted in their entirety from the Indenture, and all reference in the Indenture to any sections or clauses set forth above in Section 2.1 of this Supplemental Indenture, any and all obligations thereunder and any event of default related solely to such sections and clauses, are hereby deleted throughout the Indenture.

3. WAIVER. As set forth in their direction letters to the Trustee, a majority of the Holders of Notes waives (a) any Change of Control or Default or Event of Default in connection with the Transactions and, as permitted by Section 9.02(a)(7) of the Indenture, a majority of the Holders of Notes further waive any right to require the Company to repurchase all or any part of their Notes pursuant to a Change of Control Offer under Section 4.16 of the Indenture that might have otherwise been required and (b) any requirement that PubCo, DE Greenfire Merger Sub Inc., a Delaware corporation, or 2476276 Alberta ULC, an Alberta unlimited liability corporation (collectively, the “Business Combination Subsidiaries”), become Guarantors, provided that they do not engage in any transactions other than those contemplated as part of the Business Combination, and, to the extent necessary to effectuate the Business Combination, any investment in each of the Business Combination Subsidiaries shall be deemed to be a Permitted Investment notwithstanding clause (1) of the definition of “Permitted Investment” insofar as none of the Business Combination Subsidiaries engage in any transactions other than those contemplated as part of the Business Combination.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waived and released all such liability. The waiver and release were part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. The parties may manually or electronically sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. Upon delivery of written notification from the Company that the Effective Date has occurred, the Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, none of the Trustee, the Co-Trustee or the Notes Collateral Agent shall be responsible in any manner whatsoever for and makes no representation or warranty as to the validity, execution or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

9. CERTAIN MATTERS EFFECTING THE TRUSTEE. The Company hereby represents and warrants that the custodial statements, prime broker statements and/or proof of holdings certifications provided as evidence of holdings of the outstanding Notes for purposes of consenting to this Supplemental Indenture is/are true and correct and that the Trustee shall have no liability in relying upon the information contained therein and that in doing so the Trustee shall be entitled to all rights, protections and indemnities as are set forth in the Indenture.

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10. ADOPTION, RATIFICATION AND CONFIRMATION. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. To the extent of any inconsistency between the terms of the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

[Signatures pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GREENFIRE RESOURCES INC.
By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer
GREENFIRE RESOURCES OPERATING CORPORATION
By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer
GREENFIRE RESOURCES EMPLOYMENT CORPORATION
By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer
HANGINGSTONE EXPANSION (GP) INC.
By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer
HANGINGSTONE EXPANSION LIMITED PARTNERSHIP, by its General Partner, HANGINGSTONE EXPANSION (GP) INC.
By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer
HANGINGSTONE DEMO (GP) INC.
By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer
HANGINGSTONE DEMO LIMITED PARTNERSHIP, by its General Partner, HANGINGSTONE DEMO (GP) INC.
By:	/s/ David Phung
	Name:	David Phung
	Title:	Chief Financial Officer

[Signature page to Seventh Supplemental Indenture]

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THE BANK OF NEW YORK MELLON as Trustee
By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature page to Seventh Supplemental Indenture]

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BNY TRUST COMPANY OF CANADA as Canadian Co-Trustee and Notes Collateral Agent
By:	/s/ Bhawnya Dhayal
Name:	Bhawnya Dhayal
Title:	Vice President

[Signature page to Seventh Supplemental Indenture]

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AMENDMENT NO. 1 TO
BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to the Business Combination Agreement (this “Amendment”) is entered into as of April 21, 2023, by and among M3-Brigade Acquisition III Corp., a Delaware corporation (“SPAC”), Greenfire Resources Ltd., an Alberta corporation (“PubCo”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly owned subsidiary of PubCo (“Canadian Merger Sub” and, together with PubCo and Merger Sub, each an “Acquisition Entity” and, together, the “Acquisition Entities”) and Greenfire Resources Inc., an Alberta corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS

WHEREAS, on December 14, 2022, the parties hereto entered into that certain Business Combination Agreement (the “Business Combination Agreement”); and

WHEREAS, the parties hereto desire to adopt certain amendments to the terms of the Business Combination Agreement, in accordance with Section 11.3 of the Business Combination Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Amendment to Section 3.1. The first paragraph of Section 3.1 of the Business Combination Agreement (entitled “The Arrangement”) is hereby amended and restated as follows:

“Section 3.1 The Arrangement. On the terms and subject to the conditions hereof, the Parties shall proceed to effect the Arrangement under Section 193 of the ABCA, and shall effect the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement, immediately prior to the Effective Time (the “Arrangement Effective Time”), on the terms and subject to the conditions set forth in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. Commencing at the Arrangement Effective Time, the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.”

2. Amendment to Section 4.1. Section 4.1 of the Business Combination Agreement (entitled “Effective Time”) is hereby amended to add the following sentence at the end of such section:

“For the avoidance of doubt, the Effective Time shall occur after the completion of the Arrangement Acquisition.”

3. Business Combination Agreement Remains in Effect. Except as expressly amended by this Amendment, the Business Combination Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Business Combination Agreement or the rights and obligations of the Parties. Without limiting the foregoing, each Party agrees that nothing in this Amendment shall limit in any way any of the provisions of the Business Combination Agreement.

4. References to the Business Combination Agreement. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment.

5. Incorporation by Reference. Sections 11.4 (Notices), 11.5 (Governing Law), 11.7 (Construction; Interpretation), 11.10 (Severability), 11.11 (Counterparts; Electronic Signatures), 11.13 (No Recourse), 11.15 (Waiver of Jury Trial) and 11.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

M3-BRIGADE ACQUISITION III CORP.
By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Executive Chairman of the Board of Directors
GREENFIRE RESOURCES LTD.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
DE GREENFIRE MERGER SUB INC.
By:	/s/ David Phung
Name:	David Phung
Title:	President
2476276 Alberta ULC
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
GREENFIRE RESOURCES INC.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

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AMENDMENT NO. 2 TO
BUSINESS COMBINATION AGREEMENT

This Amendment No. 2 to the Business Combination Agreement (this “Amendment”) is entered into as of June 15, 2023, by and among M3-Brigade Acquisition III Corp., a Delaware corporation (“SPAC”), Greenfire Resources Ltd., an Alberta corporation (“PubCo”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly owned subsidiary of PubCo (“Canadian Merger Sub” and, together with PubCo and Merger Sub, each an “Acquisition Entity” and, together, the “Acquisition Entities”) and Greenfire Resources Inc., an Alberta corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

R E C I T A L S

WHEREAS, on December 14, 2022, the parties hereto entered into that certain Business Combination Agreement (the “Original Business Combination Agreement”); and

WHEREAS, on April 21, 2023, the parties hereto entered into Amendment No.1 to the Business Combination Agreement (“Amendment No. 1” and references to the “Business Combination Agreement” shall be references to the Original Business Combination Agreement as amended by Amendment No. 1); and

WHEREAS, the parties hereto desire to adopt certain amendments to the terms of the Business Combination Agreement, in accordance with Section 11.3 of the Business Combination Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.       Amendments to Section 1.1.

(a)      The following definition be added to Section 1.1 of the Business Combination Agreement:

““PubCo Performance Warrant Plan” means the Performance Warrant Plan of PubCo, which amends and restates the Company Equity Plan.”

(b)     The definition of “Pubco Performance Warrants” in Section 1.1 of the Business Combination Agreement is hereby amended and restated as follows:

““PubCo Performance Warrants” means warrants to purchase PubCo Common Shares with each such warrant entitling the holder to purchase one PubCo Common Share subject to the terms and conditions of the PubCo Performance Warrant Plan.”

(c)     The definition of “Written Resolution” in Section 1.1 of the Business Combination Agreement is hereby amended and restated as follows:

““Written Resolution” means (i) a written resolution executed by Company Shareholders holding not less than two-thirds (2/3) of the Company Common Shares; and (ii) a written resolution executed by Company Performance Warrantholders holding not less than two-thirds (2/3) of the Company Performance Warrants, approving the Company Arrangement Resolution in accordance with Section 141(2.1) of the ABCA and the Interim Order, in forms acceptable to Company and the SPAC, each acting reasonably, including any amendments or variations thereto made in accordance with the provisions of this Agreement or at the direction of the Court in the Interim Order, in each case with the consent of Company and the SPAC, acting reasonably.”

2.       Amendment to Subsection 3.1(a)(i). Subsection 3.1(a)(i) of the Business Combination Agreement is hereby amended and restated as follows:

“(i)   for the class(es) of Persons to whom notice is to be provided in respect of the Arrangement and, if the Written Resolution is not signed by Company Shareholders holding not less than two-thirds (2/3) of the Company Common Shares and by Company Performance Warrantholders holding not less than two-thirds (2/3) of the Company Performance Warrants, the Company Securityholders Meeting, and for the manner in which such notice is to be provided to such Persons;”

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3.       Amendment to Subsection 3.1(a)(iii). Subsection 3.1(a)(iii) of the Business Combination Agreement is hereby amended and restated as follows:

“(iii)that the requisite approval by Company Shareholders and Company Performance Warrantholders for the Company Arrangement Resolution shall be obtained by: (A) the execution of the Written Resolution by Company Shareholders holding not less than two-thirds (2/3) of the Company Common Shares and by Company Performance Warrantholders holding not less than two-thirds (2/3) of the Company Performance Warrants on or before the Written Resolution Deadline; or (B) in the event Company and SPAC determine that Company Required Approval is to be sought from Company Shareholders and/or Company Performance Warrantholders at the Company Securityholders Meeting, the approval of the Company Arrangement Resolution at the Company Securityholders Meeting by two-thirds (2/3) of the votes cast on the Company Arrangement Resolution by the Company Shareholders and by two-thirds (2/3) of the votes cast on the Company Arrangement Resolution by the Company Performance Warrantholders in both cases present in person or represented by proxy at the Company Securityholders Meeting (including any adjournment or postponement thereof) (as applicable, “Company Required Approval”);”

4.       Amendment to Subsection 3.1(c). The first paragraph of Subsection 3.1(c) of the Business Combination Agreement (entitled “The Company Securityholders Meeting”) is hereby amended and restated as follows:

“(c) The Company Securityholders Meeting. In the event that the Written Resolution has not been executed by Company Shareholders holding at least two-thirds (2/3) of the outstanding Company Common Shares and/or by Company Performance Warrantholders holding at least two-thirds (2/3) of the outstanding Company Performance Warrants on or before the Written Resolution Deadline, the Company and SPAC shall discuss whether it is practical, acting reasonably, to call and hold the Company Securityholders Meeting, and if the parties make such determination to proceed, the Company shall call and hold the Company Securityholders Meeting as soon as reasonably possible in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order. In the event Company and SPAC determines that Company Required Approval is to be sought from Company Shareholders and/or Company Performance Warrantholders at the Company Securityholders Meeting:”

5.       Amendment to Section 8.16. Section 8.16 of the Business Combination Agreement (entitled “PubCo Incentive Equity Plan”) is hereby amended and restated as follows:

“Section 8.16 The Pubco Incentive Equity Plan. Prior to the Effective Time, the PubCo Board shall approve and adopt an equity incentive plan reserving up to 10% of the PubCo Common Shares less the number of Pubco Common Shares issuable on exercise of Pubco Performance Warrants outstanding under the PubCo Performance Warrant Plan (the “PubCo Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date. In accordance with the Plan of Arrangement, the Company Equity Plan shall be amended and restated by the PubCo Performance Warrant Plan. Nothing in this Section 8.16, express or implied, shall (i) create any rights or remedies of any nature whatsoever, including third-party beneficiary rights, in any Person (other than the Parties) by reason of this Section 8.16, (ii) create any right in any Person to continued employment or service with PubCo or any of its Affiliates, or any particular term or condition of employment or service, (iii) limit the ability of PubCo or any of its Affiliates from: (x) terminating the employment or service of any Person at any time for any or no reason or (y) adopting, establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, agreement or arrangement, other than the PubCo Incentive Equity Plan and the PubCo Performance Warrant Plan, or (iv) be construed to establish, amend, modify or terminate any benefit or compensation plan, policy, program, agreement or arrangement.”

6.       Form of Investor Rights Agreement Replaced. The Form of Investor Rights Agreement attached as Exhibit D to the Business Combination Agreement be replaced in its entirety by Exhibit D to this Amendment entitled “Form of Investor Rights Agreement”.

7.       Plan of Arrangement Replaced. The Plan of Arrangement attached as Exhibit F to the Business Combination Agreement be replaced in its entirety by Exhibit F to this Amendment entitled “Plan of Arrangement”.

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8.       Business Combination Agreement Remains in Effect. Except as expressly amended by this Amendment, the Business Combination Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Business Combination Agreement or the rights and obligations of the Parties. Without limiting the foregoing, each Party agrees that nothing in this Amendment shall limit in any way any of the provisions of the Business Combination Agreement.

9.       References to the Business Combination Agreement. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment.

10.     Incorporation by Reference. Sections 11.4 (Notices), 11.5 (Governing Law), 11.7 (Construction; Interpretation), 11.10 (Severability), 11.11 (Counterparts; Electronic Signatures), 11.13 (No Recourse), 11.15 (Waiver of Jury Trial) and 11.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

M3-BRIGADE ACQUISITION III CORP.
By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Executive Chairman of the Board of Directors
GREENFIRE RESOURCES LTD.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
DE GREENFIRE MERGER SUB INC.
By:	/s/ David Phung
Name:	David Phung
Title:	President
2476276 ALBERTA ULC
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
GREENFIRE RESOURCES INC.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]

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Exhibit D

FORM OF INVESTOR RIGHTS AGREEMENT

Included as Annex F of this Registration Statement/Proxy Statement

A-A-2-D-1

Exhibit F

PLAN OF ARRANGEMENT

Included as Annex O of this Registration Statement/Proxy Statement

A-A-2-F-1

Annex B-1

ARTICLES OF INCORPORATION Business Corporations Act (Alberta) Section 6
1. Name of Corporation: Greenfire Resources Ltd.
2. The classes of shares and any maximum number of shares that the corporation is authorized to issue: See Schedule “A” attached hereto
3. Restriction on Share Transfers (if any): None
4. Number, or minimum and maximum number, of directors that the corporation may have: Minimum of one (1); Maximum of thirteen (13)
5. If the corporation is restricted FROM carrying on a certain business, or restricted TO carrying on a certain business, specify the restriction(s): None
6. Other Provisions (if any): See Schedule “B” attached hereto
7. Date authorized by Incorporators: 2022/12/09 (Year/Month/Day)
Email Address: cores@bdplaw.com

Incorporators

Name of Person Authorizing (please print) Erin Moch	Address: (including postal code) 2400 – 525 8th Avenue SW Calgary, AB T2P 1G1
Signature

This information is being collected for purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Co-ordinator for the Alberta Government, Box 3140, Edmonton, Alberta T5J 2G7, (780) 427-7013.

SCHEDULE “A”

The authorized capital of the Corporation shall consist of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series, which shares shall have the following rights, privileges, restrictions and conditions.

COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares, as a class, shall be as follows:

1.      Voting Rights

The holders of Common Shares shall be entitled to notice of, to attend and to one vote per share held at any meeting of the shareholders of the Corporation (other than meetings of a class or series of shares of the Corporation other than the Common Shares as such).

2.      Dividends

The holders of Common Shares shall be entitled to receive dividends, as and when declared by the Board of Directors of the Corporation, on the Common Shares, subject to prior satisfaction of all preferential rights to dividends attached to all shares of other classes of shares of the Corporation ranking in priority to the Common Shares in respect of dividends.

3.      Liquidation

The holders of Common Shares shall be entitled in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a “Distribution”), and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of the Corporation ranking in priority to the Common Shares in respect of return of capital on dissolution, to receive all declared but unpaid dividends thereon and thereafter to share rateably in such assets of the Corporation as are available with respect to such Distribution.

PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, shall be as follows:

1.      Issuance in Series

1.1    Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the “Act”), the Board of Directors of the Corporation may at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

1.2    Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

2.      Dividends

The holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

3.      Liquidation

In the event of a Distribution, holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

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SCHEDULE “B”

a.       To the fullest extent permitted by applicable law (i) M3-Brigade Sponsor III LP (the “Sponsor”) and its Affiliates, including for greater certainty any individuals nominated by the Sponsor or its Affiliates to the Board of Directors of the Corporation (each, a “Sponsor Director”) have the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries or deemed to be competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, with no obligation to offer to the Corporation or any of its subsidiaries, or any other investor or holder of equity interests of the Corporation the right to participate therein (ii) the Sponsor, its Affiliates and each Sponsor Director may invest in, or provide services to, any person that directly or indirectly competes with the Corporation or any of its subsidiaries; and (iii) in the event that the Sponsor, its Affiliates or any Sponsor Director, respectively, acquires knowledge of a potential transaction or matter (unless, with respect to any such Sponsor Director, such transaction or matter is expressly presented to such Sponsor Director solely in such person’s capacity as a director of the Corporation) that may be a corporate or other business opportunity for the Corporation or any of its subsidiaries, such person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries or holder of equity interests of the Corporation, as the case may be, and, notwithstanding any provision of these Articles of Incorporation to the contrary, shall not be liable to the Corporation or any of its subsidiaries or any other holder of equity interests of the Corporation (or its respective affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person or does not present such opportunity to the Corporation or any of its subsidiaries or any other holder of equity interests of the Corporation (or its respective affiliates). For the purpose of this Schedule “B”, “Affiliate” shall mean, (A) the Sponsor’s affiliates, (B) any portfolio company in which the Sponsor or any of the Sponsor’s affiliates or investment fund affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors.

b.      The directors of the Corporation may, without authorization of the shareholders:

(i)     borrow money on the credit of the Corporation;

(ii)    issue, reissue, sell or pledge debt obligations of the Corporation;

(iii)   subject to the Business Corporations Act (Alberta), give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(iv)   mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

c.      The directors may, by resolution, delegate the powers referred to in subsection (b) hereof to a director, a committee of directors or an officer

d.      The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual general meeting of the Corporation.

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Annex B-2

General BY-LAWS

BY-LAW NO. 1

RELATING GENERALLY TO THE CONDUCT OF THE AFFAIRS OF

Greenfire resources ltd.

CONTENTS

Section	Subject
One	Interpretation
Two	Business of the Corporation
Three	Directors
Four	Committees
Five	Protection of Directors and Officers
Six	Shares
Seven	Dividends
Eight	Meetings of Shareholders
Nine	Notices
Ten	Effective Date

IT IS HEREBY ENACTED as By-law No. 1 of Greenfire Resources Ltd. (the “Corporation”) as follows:

Article 1
INTERPRETATION

1.1    Definitions

In the by-laws of the Corporation, unless the context otherwise requires:

(a)     “Act” means the Business Corporations Act (Alberta), and any statute that may be substituted therefor, as from time to time amended;

(b)    “articles” means the articles of incorporation attached to the Certificate of Incorporation of the Corporation as from time to time amended or restated;

(c)     “board” means the board of directors of the Corporation;

(d)    “Business Combination Agreement” means the business combination agreement dated on or about December 12, 2022 by and among M3-Brigade Acquisition III Corp., the Corporation, DE Greenfire Merger Sub Inc., 2476276 Alberta ULC and Greenfire Resources Inc., including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

(e)     “by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(f)     ”electronic means” shall have the meaning ascribed to such term in the Act;

(g)    “meeting of shareholders” means any meeting of shareholders, including any meeting of one or more classes or series of shareholders;

(h)    “recorded address” means, in the case of a shareholder, the address as recorded in the securities register; in the case of joint shareholders, the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and, in the case of a director, officer, auditor or member of a committee of the board, such persons latest address as recorded in the records of the Corporation;

(i)     “reporting issuer” shall have the meaning ascribed to such term in the Act; and

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(j)     “signing officer” means any person authorized to sign any document on behalf of the Corporation pursuant to these by-laws or by a resolution of the board.

Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein; and words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations.

1.2    Conflict with the Act or the Articles

To the extent of any conflict between the provisions of the by-laws and the provisions of the Act or the articles, the provisions of the Act or the articles shall govern.

1.3    Headings

The headings used throughout the by-laws are inserted for convenience of reference only and are not to be used as an aid in the interpretation of the by-laws.

1.4    Invalidity of any Provision of By-laws

The invalidity or unenforceability of any provision of the by-laws shall not affect the validity or enforceability of the remaining provisions of the by-laws.

Article 2
BUSINESS OF the corporation

2.1    Corporate Seal

The corporate seal of the Corporation, if any, shall be in such form as the board may from time to time by resolution approve.

2.2    Financial Year

The financial year of the Corporation shall end on such date in each year as the board may from time to time by resolution determine.

2.3    Execution of Instruments

Agreements, contracts, deeds, transfers, assignments, obligations, certificates and other instruments may be signed on behalf of the Corporation by any two directors or officers of the Corporation, acting together. In addition, the board may from time to time direct the manner in which and the person or persons by whom any instrument or instruments may or shall be signed. Any signing officer may affix the corporate seal to any instrument requiring the same.

2.4    Banking Arrangements

The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be authorized by the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time prescribe or authorize.

2.5    Voting Rights in Other Bodies Corporate

The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the persons executing such proxies or arranging for the issuance of voting certificates or such other

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evidence of the right to exercise such voting rights. In addition, the board or, failing the board, the signing officers of the Corporation may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.6    Insider Trading Reports and Other Filings

Any one officer or director of the Corporation may execute and file on behalf of the Corporation insider trading reports and other filings of any nature whatsoever required under applicable corporate or securities laws.

Article 3
DIRECTORS

3.1    Number of Directors

Subject to the limitation and requirements provided in the articles, the number of directors of the Corporation shall be determined from time to time by resolution of the shareholders or the board.

3.2    Calling and Notice of Meetings

Meetings of the board shall be called and held at such time and at such place as the board, the chair of the board, the chief executive officer or any two directors may determine, and the secretary or any other officer shall give notice of meetings when directed or authorized by such persons. Notice of each meeting of the board shall be given in the manner provided in the Act to each director not less than 24 hours before the time when the meeting is to be held, provided that, if a quorum of directors is present, the board may without notice hold a meeting immediately following an annual meeting of shareholders. Notice of a meeting of the board may be given verbally, in writing or by electronic means, telephone or any other means of communication. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting, except where required by the Act. Notwithstanding the foregoing, the board may from time to time fix a day or days in any month or months for regular meetings of the board at a place and hour to be named, in which case, provided that a copy of any such resolution is sent to each director forthwith after being passed and forthwith after each director’s appointment, no other notice shall be required for any such regular meeting except where the Act requires specification of the purpose or the business to be transacted thereat.

Notice of any meeting of directors or the time for the giving of any such notice or any irregularity in any meeting or in the notice thereof may be waived by any director verbally at a meeting of the board, in writing or by electronic means to the Corporation or in any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a director at any meeting of directors is a waiver of notice of such meeting, except when a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

3.3    Place of Meetings

Meetings of the board may be held at any place in or outside Alberta. A director who attends a meeting of directors, in person or by electronic means, telephone or other communication facilities that permit all persons participating in the meeting to hear each other or otherwise communicate with each other, is deemed to have consented to the location of the meeting except when the director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully held.

3.4    Meetings by Electronic Means

A director may participate in a meeting of the board or of a committee of the board by electronic means, telephone or other communication facilities that permit all persons participating in the meeting to hear each other or otherwise communicate with each other. A director participating in such a meeting in such manner shall be considered present at the meeting and at the place of the meeting.

3.5    Quorum

The quorum for the transaction of business at any meeting of the board shall consist of a majority of directors.

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3.6    Chair

The chair of the board shall be the chair of any meeting of the board. If the chair of the board is not present, the directors present shall choose one of their number to be chair.

3.7    Action by the Board

At all meetings of the board every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes the chair of the meeting shall not be entitled to a second or casting vote. The powers of the board may be exercised by resolution passed at a meeting at which a quorum is present or by resolution in writing signed by all the directors who would be entitled to vote on that resolution at a meeting of the board. Resolutions in writing may be signed in counterparts and may be executed and delivered by e-mail or facsimile transmission. Resolutions in writing shall become effective on the date set forth therein.

3.8    Adjourned Meeting

Any meeting of directors may be adjourned from time to time by the chair of the meeting, with the consent of the meeting, to a fixed time and place. The adjourned meeting shall be duly constituted if a quorum is present and if it is held in accordance with the terms of the adjournment. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment.

3.9    Remuneration and Expenses

The directors shall be paid such remuneration for their services as the board may from time to time determine. The directors shall also be entitled to be reimbursed for reasonable travelling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

3.10  Officers

The board from time to time may appoint one or more officers of the Corporation and, without prejudice to rights under any employment contract, may remove any officer of the Corporation. The powers and duties of each officer of the Corporation shall be those determined from time to time by the board and, in the absence of such determination, shall be those usually incidental to the office held.

3.11  Agents and Attorneys

The board shall have the power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers of management or otherwise (including the power to sub delegate) as may be thought fit.

3.12  Advance Nomination of Directors

(a)     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors:

(i)     by or at the direction of the board, including pursuant to a notice of meeting;

(ii)    by or at the direction or request of one or more shareholders of the Corporation pursuant to a “proposal” made in accordance with section 136(1) of the Act, or a requisition of the shareholders made in accordance with section 142(1) of the Act; or

(iii)   by any person (a “Nominating Shareholder”) who: (i) at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below in this Section 3.12 and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation; and (ii) complies with the notice procedures set forth below in this Section 3.12.

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(b)    In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with Section 3.12(c) below) and in proper written form (in accordance with Section 3.12(d) below) to the Chief Financial Officer of the Corporation at the principal executive offices of the Corporation.

(c)     To be timely, a Nominating Shareholder’s notice (a “Timely Notice”) to the Chief Financial Officer of the Corporation must be made:

(i)     in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(ii)    in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made, provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in Section 3.12(c)(i) or Section 3.12(c)(ii) and the Notice Date in respect of the meeting is not less than 50 days before the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the date of the applicable meeting.

In the event of an adjournment or postponement of an annual meeting or special meeting of shareholders or any announcement thereof, a new time period shall commence for the giving of a Timely Notice.

(d)    To be in proper written form, a Nominating Shareholder’s notice to the Chief Financial Officer of the Corporation must set forth:

(i)     as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of the person; (ii) the principal occupation, business or employment of the person for the most recent five years, and the name and principal business of any company in which any such employment is carried on; (iii) the citizenship of such person; (iv) the number of securities of each class or series of securities in the capital of the Corporation which are owned beneficially or of record by the person or under the control or direction, directly or indirectly, of the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (v) such person’s written consent to being named in the notice as a nominee and to serving as a director of the Corporation if elected; and (vi) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and

(ii)    as to the Nominating Shareholder giving the notice: (i) the name and address of such Nominating Shareholder, as they appear on the securities register of the Corporation; (ii) the number of securities of each class or series of securities of the Corporation owned of record and beneficially by, or under the control or direction of, directly or indirectly, such Nominating Shareholder; (iii) full particulars regarding any agreement, arrangement or understanding with respect to the nomination between or among such Nominating Shareholder, any of their respective affiliates or associates, and any others acting jointly or in concert with any of the foregoing, including the nominee; (iv) full particulars regarding any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the notice by, or on behalf of, such Nominating Shareholder, whether or not such instrument or right shall be subject to settlement in underlying securities of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Nominating Shareholder with respect to securities of the Corporation; (v) full particulars regarding any proxy, contract, agreement, arrangement or understanding pursuant to which such Nominating Shareholder has a right to vote or direct or control the voting of any securities of the Corporation; and

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(vi) any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

In addition, a Nominating Shareholder’s notice shall be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

(e)     No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 3.12; provided, however, that nothing in this Section 3.12 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter that is properly before such meeting pursuant to the provisions of the Act or the discretion of the Chair. The Chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(f)     For purposes of this Section 3.12:

(i)     “public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

(ii)    “Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada.

(g)    Notwithstanding any other provision of this Section 3.12, notice given to the Chief Financial Officer of the Corporation pursuant to this Section 3.12 may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the Chief Financial Officer of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Chief Financial Officer at the address of the principal executive offices of the Corporation, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

(h)     Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Section 3.12.

(i)     The nomination procedures in this Section 3.12 shall not apply to any individuals (each, a “Sponsor Director”) designated by M3-Brigade Sponsor III LP (the “Sponsor”), pursuant to the Investor Rights Agreement to be signed by and among the Corporation, the Sponsor and certain other parties thereto, at the closing of the transaction contemplated by the Business Combination Agreement, to be included in the slate of nominees recommended by the board or duly constituted committee thereof for election as directors at each applicable annual meeting of the Corporation at which any Sponsor Director’s term would expire. Any Sponsor Director shall be designated by the Sponsor in a written notice delivered to the Corporation.

Article 4
COMMITTEES

4.1    Transaction of Business

The powers of any committee of directors may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all the members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. At all meetings of committees every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes the chair of the meeting shall not be entitled to a second or casting vote. Resolutions in writing may be signed in counterparts and may be executed and delivered by e-mail or facsimile transmission. Resolutions in writing shall become effective on the date set forth therein.

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4.2    Procedure

Unless otherwise determined by the board, a quorum for meetings of any committee shall be a majority of its members, each committee shall have the power to appoint its chair and the rules for calling, holding, conducting and adjourning meetings of the committee shall be the same as those governing the board. Each member of a committee shall serve during the pleasure of the board and, in any event, only so long as such person shall be a director. The directors may fill vacancies in a committee by appointment from among their members. Provided that a quorum is maintained, the committee may continue to exercise its powers notwithstanding any vacancy among its members.

Article 5
PROTECTION OF DIRECTORS AND OFFICERS

5.1    Limitation of Liability

No director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of such persons respective office or trust or in relation thereto unless the same shall happen by or through such persons failure to exercise the powers and to discharge the duties of such persons office honestly, in good faith and with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

5.2    Corporate Opportunity

Notwithstanding anything to the contrary herein and to the fullest extent permitted by applicable law (i) the Sponsor and its Affiliates, including for greater certainty any Sponsor Directors have the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries or deemed to be competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, with no obligation to offer to the Corporation or any of its subsidiaries, or any other investor or holder of equity interests of the Corporation the right to participate therein (ii) the Sponsor, its Affiliates and each Sponsor Director may invest in, or provide services to, any person that directly or indirectly competes with the Corporation or any of its subsidiaries; and (iii) in the event that the Sponsor, its Affiliates or any Sponsor Director, respectively, acquires knowledge of a potential transaction or matter (unless, with respect to any such director nominee, such transaction or matter is expressly presented to such director nominee in writing and solely in such person’s capacity as a director of the Corporation) that may be a corporate or other business opportunity for the Corporation or any of its subsidiaries, such person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries or holder of equity interests of the Corporation, as the case may be, and, notwithstanding any provision of these Articles of Incorporation to the contrary, shall not be liable to the Corporation or any of its subsidiaries or any other holder of equity interests of the Corporation (or its respective affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person or does not present such opportunity to the Corporation or any of its subsidiaries or any other holder of equity interests of the Corporation (or its respective affiliates). For the purpose of this Schedule “B”, “Affiliate” shall mean, (A) the Sponsor’s affiliates, (B) any portfolio company in which the Sponsor or any of the Sponsor’s affiliates or investment fund affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors.

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5.3    Indemnity

The Corporation hereby indemnifies, to the maximum extent permitted under the Act, each director and officer and each former director and officer, and may indemnify a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Corporation or such body corporate.

5.4    Insurance

The Corporation may purchase and maintain insurance for the benefit of any person against any liability incurred by him or her:

(a)     in such persons capacity as a director or officer of the Corporation, except where the liability relates to such persons failure to act honestly and in good faith with a view to the best interests of the Corporation; or

(b)    in such persons capacity as a director or officer of another body corporate where such person acts or acted in that capacity at the Corporation’s request, except where the liability relates to such persons failure to act honestly and in good faith with a view to the best interests of the body corporate.

Article 6
SHARES

6.1    Non-recognition of Trusts

Subject to the provisions of the Act, the Corporation may treat as the absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Corporation’s records or on the share certificate.

6.2    Joint Shareholders

If two or more persons are registered as joint holders of any share:

(a)     the Corporation shall record only one address on its books for such joint holders; and

(b)    the address of such joint holders for all purposes with respect to the Corporation shall be their recorded address, and any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

Article 7
DIVIDENDS

7.1    Dividend Cheques

A dividend payable in cash shall be paid by cheque of the Corporation or of any dividend paying agent appointed by the board, to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the shareholder’s recorded address, unless such holder otherwise directs and the Corporation agrees to follow such direction. In the case of joint holders the cheque shall, unless such joint holders otherwise direct and the Corporation agrees to follow such direction, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

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7.2    Non-Receipt of Cheques

In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

7.3    Unclaimed Dividends

Any dividend unclaimed after the last business day prior to the third anniversary of the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation and shall have been deemed to be transferred to the Corporation on such date.

Article 8
MEETINGS OF SHAREHOLDERS

8.1    Notice of Meeting

Provided that the Corporation is not a reporting issuer, a notice of the time and place of each meeting of shareholders shall be sent not less than seven (7) days and not more than sixty (60) days before the meeting to each shareholder entitled to vote at the meeting, each director and the auditor of the Corporation. If the Corporation is a reporting issuer, a notice of the time and place of each meeting of shareholders shall be sent not less than twenty-one (21) days and not more than fifty (50) days before the meeting to each shareholder entitled to vote at the meeting, each director and the auditor of the Corporation. Such notice may be sent by electronic means in accordance with the Electronic Transactions Act (or any successor legislation governing electronic delivery), or by mail addressed to, or may be delivered personally to, the shareholder, at such shareholder’s latest address or email address as shown in the records of the Corporation or its transfer agent, to the director, at such director’s latest address or email address as shown in the records of the Corporation or in the last notice filed pursuant to section 106 or 113 of the Act, or to the auditor, at such auditor’s most recent address or email address as shown in the records of the Corporation. A notice of meeting of shareholders sent by mail or by email to a shareholder, director or auditor in accordance with the above is deemed to be served on the day on which it was deposited in the mail or delivered by electronic means. A notice of a meeting is not required to be sent to shareholders who are not registered on the records of the Corporation or its transfer agent on the record date as determined according to section 8.04 hereof. Notice of a meeting of shareholders at which special business is to be transacted shall state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the meeting. A special meeting and an annual meeting may be convened by one and the same notice and it shall not be an objection to the notice that it only convenes the second meeting contingently on any resolution being passed by the requisite majority at the first meeting.

8.2    Chair, Secretary and Scrutineers

The chair of any meeting of shareholders, who need not be a shareholder of the Corporation, shall be the first of the chair of the board, any director who is present at the meeting, or an officer who is present at the meeting (in order of seniority). If no such officer is present and willing to act as chair within fifteen minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chair. The chair shall conduct the proceedings at the meeting in all respects and the chair’s decision in any matter or thing, including, but without in any way limiting the generality of the foregoing, any question regarding the validity or invalidity of any instruments of proxy and any question as to the admission or rejection of a vote, shall be conclusive and binding upon the shareholders. The secretary of any meeting of shareholders shall be the secretary of the Corporation, provided that, if the Corporation does not have a secretary or if the secretary of the Corporation is absent, the chair shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. The board may from time to time appoint in advance of any meeting of shareholders one or more persons to act as scrutineers at such meeting and, in the absence of such appointment, the chair may appoint one or more persons to act as scrutineers at any meeting of shareholders. Scrutineers so appointed may, but need not be, shareholders, directors, officers or employees of the Corporation.

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8.3    Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be:

(a)     those entitled to vote at such meeting;

(b)    the directors, officers and auditors of the Corporation;

(c)     others who, although not entitled to vote, are entitled or required under any provision of the Act, the articles or the by-laws to be present at the meeting;

(d)    legal counsel to the Corporation when invited by the Corporation to attend the meeting; and

(e)     any other person on the invitation of the chair or with the consent of the meeting.

8.4    Quorum

A quorum for the transaction of business at any meeting of shareholders shall be at least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxy or representative for an absent shareholder so entitled, and representing in the aggregate not less than 25% of the outstanding shares of the Corporation carrying voting rights at the meeting, provided that, if there should be only one shareholder of the Corporation entitled to vote at any meeting of shareholders, the quorum for the transaction of business at the meeting of shareholders shall consist of the one shareholder.

8.5    Representatives

The authority of an individual to represent a body corporate or association at a meeting of shareholders of the Corporation shall be established by depositing with the Corporation a certified copy of the resolution of the directors or governing body of the body corporate or association, as the case may be, granting such authority, or in such other manner as may be satisfactory to the chair of the meeting.

8.6    Action by Shareholders

The shareholders shall act by ordinary resolution unless otherwise required by the Act, articles or by-laws. In case of an equality of votes either upon a show of hand or upon a poll, the chair of the meeting shall not be entitled to a second or casting vote.

8.7    Show of Hands

Upon a show of hands every persons who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is required or demanded, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

8.8    Ballots

A ballot required or demanded shall be taken in such manner as the chair shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which they are entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

8.9    Meetings by Electronic Means

With the consent of the chair of the meeting or the consent (as evidenced by a resolution) of the persons present and entitled to vote at the meeting, a shareholder or any other person entitled to attend a meeting of shareholders may participate in the meeting by electronic means, telephone or other communication facilities that

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permit all persons participating in the meeting to hear each other or otherwise communicate with each other, and a person participating in such a meeting by those means shall be considered present at the meeting and at the place of the meeting. Subject to the Act, if the directors or the shareholders of the Corporation call a meeting of shareholders, the directors or the shareholders, as the case may be, may determine that the meeting shall be held entirely by electronic means, telephone or other communication facility that permits all participants to communicate adequately with each other during the meeting.

Article 9
NOTICES

9.1    Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

9.2    Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom the shareholder derives title to such share prior to the shareholder’s name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which the shareholder became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of the shareholder’s entitlement prescribed by the Act.

Article 10
EFFECTIVE DATE

10.1  Effective Date

This by-law shall come into force when made by the board in accordance with the Act.

MADE by the board the 9th day of December, 2022.

/s/ David Phung
David Phung — Director

CONFIRMED by the shareholders in accordance with the Business Corporations Act (Alberta) the 9th day of December, 2022.

/s/ David Phung
David Phung — Director

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Annex C

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of December 14, 2022, by and among Greenfire Resources Ltd., an Alberta corporation (“PubCo”), M3-Brigade Acquisition Corp. III, a Delaware corporation (“MBSC”), and the undersigned (“Subscriber”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, to be entered into as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), among PubCo, MBSC, Greenfire Resources Inc., an Alberta corporation (the “Company”), and the other parties named therein, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase (a) subject to the PubCo Common Share Subscription Alternative in Section 1.3, from MBSC, that number of MBSC Class A common shares, par value $0.0001 per share (the “Common Shares”), set forth on the signature page hereto (the “Acquired Shares”), for a purchase price of $10.10 per share (the “Common Per Share Price”) and the aggregate purchase price set forth on the signature page hereto (the “Common Purchase Price”), and/or (b) from PubCo, $50,000,000 aggregate principal amount of PubCo’s 9.00% Convertible Senior Notes due 2028 (the “Notes” and, together with the Acquired Shares (and/or, in the circumstances contemplated by Section 1.3, Alternative Election PubCo Common Shares), the “Acquired Securities”) pursuant to an indenture substantially in the form attached hereto as Annex A (the “Indenture”), for an aggregate purchase price equal to 100% of the principal amount of the Notes, as set forth on the signature page hereto (the “Notes Purchase Price” and together with the Common Purchase Price, the “Purchase Price”), and (x) MBSC desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Common Purchase Price by or on behalf of Subscriber to MBSC on or prior to the closing of the Subscription (as defined below) contemplated hereby (the “Closing”) and (y) PubCo desires to issue and sell to Subscriber the Notes in consideration of the payment of the Notes Purchase Price by or on behalf of Subscriber to PubCo on or prior to the Closing; and

WHEREAS, on the date of this Subscription Agreement and in connection with the Transactions, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) under the Securities Act) (each, an “Other Subscriber”), are entering into a subscription agreement with MBSC (the “Other Subscription Agreements”), pursuant to which the Other Subscribers have agreed, severally and not jointly, to subscribe for and purchase, and MBSC has agreed to issue and sell to the Other Subscribers, on the Closing Date (as defined below), (A) an aggregate amount of [•] Common Shares at the Common Per Share Price, with an aggregate purchase price of $[•] and (B) $[•] aggregate principal amount of Notes.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.      Subscription.

1.1.   Acquired Securities Subscription. Subject to the terms and conditions hereof, at the Closing, (a) Subscriber hereby agrees to subscribe for and purchase from MBSC, and MBSC hereby agrees to issue and sell to Subscriber, upon the payment of the Common Purchase Price, the Acquired Shares and/or (b) Subscriber hereby agrees to subscribe for and purchase from PubCo, and PubCo hereby agrees to issue and sell to Subscriber, upon the payment of the Notes Purchase Price, the Notes (such subscriptions and issuances, the “Subscription”), as applicable.

1.2.   Common Shares; Common Purchase Price Alternative. Notwithstanding the foregoing Section 1.1, at Subscriber’s option in its sole discretion, Subscriber may elect to pay all or a portion of the Common Purchase Price by requesting the Company to seek an amendment to the warrants issued pursuant to the Warrant Agreement, dated August 12, 2021, by and between the Company (formerly GAC Holdco Inc.), as issuer, and The Bank of New York Mellon, as warrant agent, as it may be amended, supplemented or modified from time to time (the “Greenfire Warrants”), and negotiating and executing other documentation, as applicable, with PubCo and the Company, in each case on terms reasonably acceptable to PubCo and the Company, to

(i) increase the aggregate exercise price of such Greenfire Warrants by the applicable portion of the Common Purchase Price and (ii) provide for the issuance of common shares in the capital of PubCo (“PubCo Common Shares”) upon the exercise of such Greenfire Warrants and payment of such exercise price, which exercise shall be substantially concurrent with the consummation of the Transactions. Subscriber acknowledges that any amendment to the terms of the existing Greenfire Warrants requires the consent of the holders thereof in accordance with the terms of the applicable Warrant Agreement, and MBSC shall not be responsible for obtaining any such consent. If Subscriber elects to subscribe for PubCo Common Shares in accordance with the foregoing, Subscriber shall notify PubCo not less than five (5) business days prior to the Closing Date of its election to do so, whereupon the parties hereto shall endeavor in good faith to cause amendments to the Greenfire Warrants to such effect and other applicable documentation to be executed in order to give effect to the foregoing election by Subscriber.

1.3.   PubCo Common Share Subscription Alternative. Notwithstanding the foregoing Section 1.1 or anything else to the contrary in this Agreement, at MBSC’s option in its sole discretion, MBSC may elect that any portion of the Acquired Shares will be PubCo Common Shares rather than Common Shares (such shares the “Alternative Election PubCo Common Shares” and such election the “PubCo Common Share Election”). If MBSC makes a PubCo Common Share Election, the aggregate amount of Alternative Election PubCo Common Shares to be issued and sold pursuant to this Agreement and PubCo Common Shares to be issued and sold pursuant to the Other Subscription Agreements, pursuant to a similar election, will be allocated pro rata among the Subscriber and the Other Subscribers according to their respective Subscriptions of Common Shares If MBSC elects to make a PubCo Common Share Election in accordance with the foregoing, MBSC shall notify Subscriber not less than five (5) business days prior to the Closing Date of such election, whereupon the parties hereto shall endeavor in good faith to execute applicable documentation in order to give effect to such PubCo Common Share Election.

2.      Settlement Date and Delivery.

2.1.   Closing. The Closing shall occur on the same day, and substantially concurrent with but immediately preceding, consummation of the Transactions (the date of the Closing, the “Closing Date”) subject to the terms and conditions set forth herein. Not less than five (5) business days prior to the anticipated Closing Date, PubCo shall provide written notice to Subscriber (the “Closing Notice”) of such anticipated Closing Date. Subscriber shall deliver on or before two (2) business days prior to the anticipated Closing Date the Purchase Price for the Acquired Securities by wire transfer of U.S. dollars in immediately available funds to the escrow accounts specified by PubCo and MBSC, as applicable, in the Closing Notice, to be held by the escrow agent until the Closing; provided, further, that, in any event, Subscriber will deliver the Common Purchase Price in respect of the Acquired Shares to MBSC prior to the MBSC meeting of shareholders in connection with the Transactions. On the Closing Date, (A) PubCo shall deliver to Subscriber (1) the Notes in book-entry form, delivered in global form through the facilities of The Depository Trust Company (“DTC”), in each case free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement, the Lock-Up Agreement (as defined in the Business Combination Agreement), if applicable, the Investor Rights Agreement (as defined in the Business Combination Agreement) or applicable state or federal securities laws), to the account(s) specified by Subscriber or to a custodian designated by Subscriber, in the name of Subscriber or its nominee (or the nominee of DTC), as applicable, in each case in accordance with Subscriber’s delivery instructions, and (2) evidence showing Subscriber as beneficial owner of the Notes on and as of the Closing Date and (B) MBSC and/or, where Alternative Election PubCo Common Shares are issued, PubCo, shall deliver to Subscriber (1) the Acquired Shares in book-entry form, in each case free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement, the Lock-Up Agreement (as defined in the Business Combination Agreement), if applicable, the Investor Rights Agreement (as defined in the Business Combination Agreement) or applicable state, federal or provincial securities laws), to the account(s) specified by Subscriber or to a custodian designated by Subscriber, in the name of Subscriber or its nominee, as applicable, in each case in accordance with Subscriber’s delivery instructions, and (2) a copy of the records of MBSC’s transfer agent (the “Transfer Agent”) or other evidence showing Subscriber as the beneficial owner of the Acquired Shares on and as of the Closing Date. On the Closing Date or as soon as practicable following the Closing Date, PubCo and MBSC, as applicable, shall have duly paid any transfer taxes payable in connection with the sale of the Acquired Securities. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Calgary, Alberta, are authorized or required by law to close. Each book-entry for the Acquired Shares and the Underlying Shares (as defined below) shall contain a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE CLOSING DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.

In the event the consummation of the Transactions does not occur within three (3) business days after the anticipated Closing Date identified in the Closing Notice, PubCo and MBSC shall cause the escrow agent to promptly (but not later than two (2) business days thereafter) return the Notes Purchase Price and the Common Purchase Price, as applicable, to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed canceled. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date specified in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in Section 2.2 or 2.3 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement has been terminated in accordance with its terms, Subscriber shall remain obligated (A) to redeliver the funds to PubCo and MBSC in escrow following PubCo’s and MBSC’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2.

2.2.   Conditions to Closing of PubCo and MBSC. PubCo’s and MBSC’s respective obligations to sell and issue the Acquired Securities at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

(a)     Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 3.3 shall be true and correct in all material respects as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Subscriber Material Adverse Effect” (as defined in Section 3.3(b) below) or another similar materiality qualification set forth herein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Subscriber Material Adverse Effect.

(b)    Closing of the Transactions. All conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement, including the approval of MBSC’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver thereof), and the closing of the Transactions shall be scheduled to occur on the Closing Date substantially concurrently with but immediately following the Closing.

(c)     Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (whether temporary, preliminary or permanent), in each case, entered by or with any governmental authority, law, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

(d)     Performance and Compliance under Subscription Agreement. Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Subscriber to consummate the Closing.

(e)     IRS Forms. Prior to or at the Closing, Subscriber shall have delivered to PubCo and MBSC a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

2.3.   Conditions to Closing of Subscriber. Subscriber’s obligation to subscribe for and purchase the Acquired Securities at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

(a)     Representations and Warranties Correct. The representations and warranties made by PubCo in Section 3.1 and MBSC in Section 3.2 shall be true and correct in all respects as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or PubCo Material Adverse Effect (as defined in Section 3.1(d) below) or MBSC Material Adverse Effect (as defined in Section 3.2(d) below) or another similar materiality qualification set forth herein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a PubCo Material Adverse Effect or a MBSC Material Adverse Effect; provided however, that the representations and warranties in Sections 3.2(c), Section 3.2(e) and 3.2(f) shall be true and correct in all material respects on the date hereof and the Closing Date. The representations and warranties made by the Company in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization of the Group Companies) and Section 5.3 (Authority) of the Business Combination Agreement shall be true and correct in all material respects; except for inaccuracies or the failure of such representation and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or PubCo Material Adverse Effect (as defined in Section 3.1(d) below)) would not materially affect the interests of (or negatively impact) the Subscriber.

(b)    Closing of the Transactions. All conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement, including the approval of MBSC’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver thereof) and the closing of the Transactions shall be scheduled to occur on the Closing Date substantially concurrently with but immediately following the Closing.

(c)     Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, law, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

(d)     Performance and Compliance under Subscription Agreement. PubCo and MBSC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of PubCo and MBSC to consummate the Closing.

(e)     Business Combination Agreement. Subscriber shall have received an execution copy or final form of the Business Combination Agreement. The terms of the Business Combination Agreement shall not have been amended, modified or waived in a manner that would reasonably be expected to be materially adverse to the economic benefits Subscriber would reasonably expect to receive under this Subscription Agreement or the Transactions, unless Subscriber has previously consented in writing to such amendment, modification or waiver.

(f)     Other Subscription Agreements; Backstop Equity Financing. Subscriber shall have received execution copies or final forms of the Other Subscription Agreements and any agreements with respect to Backstop Equity Financing (as defined in the Business Combination Agreement). If an Other Subscription Agreement (or other agreement for the purchase or acquisition of PubCo or MBSC securities, including common shares) contains more favorable terms and/or conditions, including economic benefits, to the subscriber thereunder, than the terms and/or conditions contained in this Subscription Agreement (other than with respect to the limit on reasonable and documented out-of-pocket legal, accounting and diligence fees and expenses of Subscriber pursuant to Section 9.1(g)), then the terms and conditions of this Subscription Agreement shall be, without any further action by the Subscriber, PubCo or MBSC, automatically amended and modified in an economically and legally equivalent manner such that the Subscriber shall receive the benefit of such more favorable terms and/or conditions (as the case may be) set forth in such other agreement. PubCo will notify the Subscriber within three calendar days following the entry into such agreement of any such amended or modified term or condition; provided that the Subscriber may elect not to accept the benefit of any or all of such amended or modified terms or conditions, in which event any such terms or conditions not accepted shall be deemed not to have amended or modified this Subscription Agreement.

(g)    Investor Rights Agreement. Subscriber shall have received an execution copy or final form of the Investor Rights Agreement (as defined in the Business Combination Agreement), providing for registration rights on terms reasonably satisfactory to Subscriber.

(h)    Indenture and Notes. The Indenture shall have been duly executed and delivered by a duly authorized officer of PubCo, each of the Guarantors (as defined in the Indenture) and the Trustee (as defined in the Indenture), the Notes shall have been duly executed and delivered by a duly authorized officer of PubCo and duly authenticated by the Trustee (as defined in the Indenture), and Subscriber shall have received evidence of the foregoing.

(i)     DTC Clearance. The Notes shall be eligible for clearance and settlement through DTC.

3.      Representations, Warranties and Agreements.

3.1.   PubCo’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Acquired Securities, PubCo hereby represents and warrants to Subscriber as follows:

(a)     PubCo is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta. PubCo has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)    The Notes, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be duly authorized and validly issued, will constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject to general principles of equity relating to enforceability (including that availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought) (collectively, “Enforceability Exceptions”), and will be issued in compliance with all applicable state, provincial and federal securities laws and not subject to, and not issued in violation of, any lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law or PubCo’s organizational documents (as in effect at such time of issuance).

(I) Any Alternative Election PubCo Common Shares and (II) the PubCo Common Shares issuable upon conversion of the Notes (the “Underlying Shares”), when issued in accordance with the terms of the Indenture, in each case, will be duly authorized and validly issued, fully paid and non-assessable, free and clear of any liens (other than those arising under this Subscription Agreement or applicable state, provincial or federal securities laws), and issued in compliance with all applicable state, provincial and federal securities laws and not subject to, and not issued in violation of, any lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law or PubCo’s organizational documents (as in effect at such time of issuance).

(c)     PubCo has all requisite corporate power and authority to execute and deliver this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement has been duly authorized, executed and delivered by PubCo and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber and MBSC, is the valid and binding obligation of PubCo and is enforceable against it in accordance with its terms, subject to applicable Enforceability Exceptions.

(d)    The execution, delivery and performance of this Subscription Agreement (including compliance by PubCo with all of the provisions hereof), issuance and sale of the Acquired Securities and the consummation of the other transactions contemplated herein do not (i) conflict with or result in any breach of any provision of PubCo’s organizational documents (subject to receipt of the approvals required to consummate the Transactions as provided under the Business Combination Agreement), (ii) violate any applicable law of any governmental authority having jurisdiction over PubCo, (iii) require any consent of or other action by any person under, or result in a violation or breach of or loss of (or adverse impact on) any benefit or right, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, alteration, cancellation or acceleration under, any of the terms, conditions or provisions of any contract to which PubCo is a party or by which any of their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any lien on any assets of PubCo, except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, stockholders’ equity or results of operations of PubCo and its subsidiaries, taken as a whole (a “PubCo Material Adverse Effect”) or materially affect the validity of the Acquired Securities or the legal authority of PubCo to comply in all material respects with the terms of this Subscription Agreement.

(e)     As of the date hereof, the authorized share capital of PubCo consists of (i) unlimited PubCo Common, of which one (1) share is issued and outstanding, and (ii) unlimited preferred shares issuable in series, of which no shares are issued and outstanding (clauses (i) and (ii) collectively, the “PubCo Equity Securities”). The foregoing represents all of the issued and outstanding PubCo Equity Securities as of the date of this Subscription Agreement. All issued and outstanding PubCo Equity Securities have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, PubCo has no outstanding indebtedness.

(f)     Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 3.3, in connection with the offer, sale and delivery of the Acquired Securities in the manner contemplated by this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Notes (including any Underlying Shares) or Alternative Election PubCo Common Shares by PubCo to Subscriber, (ii) the Notes (including any Underlying Shares) or Alternative Election PubCo Common Shares were not offered to Subscriber by any form of general solicitation or general advertising (iii) to PubCo’s knowledge the Notes (including any Underlying Shares) or Alternative Election PubCo Common Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws and (iv) PubCo has complied with applicable Canadian securities laws in connection with the offer, sale and issuance of the Acquired Securities, as applicable.

(g)    Except for such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of PubCo, threatened against PubCo or (ii) judgment, decree, injunction, ruling or order of any governmental authority outstanding against PubCo.

(h)    There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or threatened against or affecting PubCo or any of PubCo’s properties or rights that affects or would reasonably be expected to affect PubCo’s ability to consummate the transactions contemplated by this Subscription Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against PubCo or any of PubCo’s properties or rights that affects or would reasonably be expected to affect PubCo’s ability to consummate the transactions contemplated by this Subscription Agreement.

(i)     PubCo is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have a PubCo Material Adverse Effect. PubCo has not received any written communication from a governmental authority that alleges that PubCo is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

(j)     Assuming the accuracy of the representations and warranties of MBSC set forth in Section 3.2, the accuracy of the representations and warranties of Subscriber set forth in Section 3.3 and the accuracy of the Other Subscribers’ representations and warranties set forth in the Other Subscription Agreements, PubCo is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by PubCo of this Subscription Agreement (including, without limitation, the issuance of the Notes and any Underlying Shares or Alternative Election PubCo Common Shares), other than (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement (as defined in the Investor Rights Agreement), (ii) the filings required by applicable state or federal securities laws, (iii) any filings or notices required by the New York Stock Exchange (the “NYSE”), (iv) the filing with the Alberta Securities Commission of the Form 45-106F1 — Report of Exempt Distribution; (v) those required to consummate the Transactions as provided under the Business Combination Agreement, and (v) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

(k)    The Other Subscription Agreements reflect the same terms and conditions with respect to the purchase of the Notes (or Alternative Election PubCo Common Shares, if applicable) that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement. Other than the Other Subscription Agreements and any agreements with respect to Backstop Equity Financing (as defined in the Business Combination Agreement), PubCo has not entered into any other subscription agreement or side letter relating to any subscription or purchase of any PubCo Common Shares or Notes providing for terms and conditions that are economically or otherwise more favorable for the applicable other subscriber than the Subscriber hereunder.

3.2.   MBSC’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Acquired Securities, MBSC hereby represents and warrants to Subscriber as follows:

(a)     MBSC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. MBSC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)    The Acquired Shares, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement and registered with the Transfer Agent, will be duly authorized and validly issued, fully paid and non-assessable, free and clear of any liens (other than those arising under this Subscription Agreement or applicable state, provincial or federal securities laws), and issued in compliance with all applicable state, provincial and federal securities laws and not subject to, and not issued in violation of, any lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law or MBSC’s organizational documents (as in effect at such time of issuance).

(c)     MBSC has all requisite corporate power and authority to execute and deliver this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement has been duly authorized, executed and delivered by MBSC and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber and PubCo, is the valid and binding obligation of MBSC and is enforceable against it in accordance with its terms, subject to applicable Enforceability Exceptions.

(d)     The execution, delivery and performance of this Subscription Agreement (including compliance by MBSC with all of the provisions hereof), issuance and sale of the Acquired Securities and the consummation of the other transactions contemplated herein do not (i) conflict with or result in any breach of any provision of MBSC’s organizational documents (subject to receipt of the approvals required to consummate the Transactions as provided under the Business Combination Agreement), (ii) violate any applicable law of any governmental authority having jurisdiction over MBSC, (iii) require any consent of or other action by any person under, or result in a violation or breach of or loss of (or adverse impact on) any benefit or right, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, alteration, cancellation or acceleration under, any of the terms, conditions or provisions of any contract to which MBSC is a party or by which any of their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any lien on any assets of MBSC, except, in the case of clauses (ii), (iii) or (iv), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, stockholders’ equity or results of operations of MBSC and its subsidiaries, taken as a whole (a “MBSC Material Adverse Effect”) or materially affect the legal authority of MBSC to comply in all material respects with the terms of this Subscription Agreement.

(e)     As of the date hereof, the authorized share capital of MBSC is 551,000,000 consisting of: (i) 500,000,000 shares of Common Shares, of which 30,000,000 shares are issued and outstanding, (ii) 50,000,000 shares of Class B common stock, par value $0.0001, of which 7,500,000 shares are issued and outstanding, and (iii) 1,000,000 shares of blank check preferred stock, par value $0.0001, of which no shares are issued and outstanding (clauses (i), (ii) and (iii) collectively, the “MBSC Securities”). The foregoing represents all of the issued and outstanding MBSC Securities as of the date of this Subscription Agreement. All issued and outstanding MBSC Securities have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, 10,000,000 public warrants of MBSC and 7,526,667 private placement warrants of MBSC are issued and outstanding (collectively, the “MBSC Warrants”). All outstanding MBSC Warrants have been duly authorized and validly issued and constitute valid and binding obligations of MBSC, enforceable against MBSC in accordance with their terms, subject to applicable Enforceability Exceptions.

(f)     The issued and outstanding Common Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the symbol “MBSC.” Except as disclosed in the SPAC SEC Reports (as defined in the Business Combination Agreement), MBSC is in compliance with the rules of the NYSE, and there is no suit, action, proceeding or investigation pending or, to the knowledge of MBSC, threatened against MBSC by the NYSE or the SEC with respect to any intention to deregister the Common Shares or terminate the listing of the Common Shares on the NYSE. MBSC has taken no action in an attempt to terminate the registration of the Common Shares under the Exchange Act.

(g)    Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 3.3, in connection with the offer, sale and delivery of the Acquired Securities in the manner contemplated by this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Acquired Shares by MBSC to Subscriber, (ii) the Acquired Shares were not offered to Subscriber by any form of general solicitation or general advertising and (iii) to MBSC’s knowledge the Acquired Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h)    Except for such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a MBSC Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of MBSC, threatened against MBSC or (ii) judgment, decree, injunction, ruling or order of any governmental authority outstanding against MBSC.

(i)     There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or threatened against or affecting MBSC or any of MBSC’s properties or rights that affects or would reasonably be expected to affect MBSC’s ability to consummate the transactions contemplated by this Subscription Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against MBSC or any of MBSC’s properties or rights that affects or would reasonably be expected to affect MBSC’s ability to consummate the transactions contemplated by this Subscription Agreement.

(j)     MBSC is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have a MBSC Material Adverse Effect. MBSC has not received any written communication from a governmental authority that alleges that MBSC is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a MBSC Material Adverse Effect.

(k)     Assuming the accuracy of the representations and warranties of PubCo set forth in Section 3.1, the accuracy of the representations and warranties of Subscriber set forth in Section 3.3, the accuracy of the Other Subscribers’ representations and warranties set forth in the Other Subscription Agreements , MBSC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by MBSC of this Subscription Agreement (including, without limitation, the issuance of the Acquired Securities and any Underlying Shares), other than (i) the filing with the SEC of the Registration Statement (as defined in the Investor Rights Agreement), (ii) the filings required by applicable state or federal securities laws, (iii) any filings or notices required by the NYSE, (iv) those required to consummate the Transactions as provided under the Business Combination Agreement, and (v) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a MBSC Material Adverse Effect.

(l)     Neither MBSC nor any person acting on its behalf is under any obligation to pay any broker’s fee or finder’s fee or other fee or commission in connection with the sale of the Acquired Securities.

(m)   The Other Subscription Agreements reflect the same Common Per Share Price and other terms and conditions with respect to the purchase of the Acquired Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement. Other than the Other Subscription Agreements and any agreements with respect to Backstop Equity Financing (as defined in the Business Combination Agreement), MBSC has not entered into any other subscription agreement or side letter relating to any subscription or purchase of any Common Shares or debt securities of MBSC providing for terms and conditions that are economically or otherwise more favorable for the applicable other subscriber than the Subscriber hereunder.

3.3.   Subscriber’s Representations, Warranties and Agreements. To induce PubCo and MBSC to issue the Acquired Securities to Subscriber, Subscriber hereby represents and warrants to PubCo and MBSC and acknowledges and agrees with PubCo and MBSC as follows:

(a)     Subscriber has been duly formed incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)    The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not (i) constitute or result in a breach or default under or conflict with (i) any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement (a “Subscriber Material Adverse Effect”) or (ii) violate any provisions of Subscriber’s organizational documents, including, without limitation, its articles of incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable.

(c)     Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Acquired Securities only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgments, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Securities. Subscriber is an “institutional account” as defined in FINRA Rule 4512(c) or an entity that meets an exemption from filing under FINRA Rule 5123(b)(1)(A), (B), (C), (D), (E) or (J).

(d)    If the Subscriber is a resident in Canada, or otherwise subject to applicable securities laws of a Canadian jurisdiction, then it is an “accredited investor” as such term is defined in National Instrument 45-106 — Prospectus Exemptions or section 73.3(1) of the Securities Act (Ontario), as applicable, and has completed, executed and delivered to PubCo and MBSC the Canadian Accredited Investor Representation Letter in the form attached hereto as Schedule II (including Exhibit A to Schedule II and all appendices thereto) indicating that the Subscriber fits within one of the prospectus exemption categories under applicable provincial securities laws as set forth therein, and confirms the truth and accuracy of all representations, warranties and covenants made in such certificate as of the date of this Agreement and as of the Closing Date.

(e)     Subscriber acknowledges and agrees that the Acquired Securities (including any Underlying Shares) are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Securities (and any Underlying Shares) have not been registered under the Securities Act or qualified for distribution to the public under applicable securities laws in Canada, and that any certificates representing the Acquired Shares (and any Underlying Shares) shall contain the legends set forth in Section 2.1. Subscriber acknowledges and agrees that the Acquired Securities (and any Underlying Shares) may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act or until PubCo becomes a reporting issuer under applicable securities legislation in Canada and certain other conditions are satisfied, except (i) to PubCo or a subsidiary thereof, (ii) in an offshore transaction within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act and, in some cases, one of the limited exemptions from the prospectus requirements under applicable securities laws in Canada. Subscriber acknowledges and agrees that the Acquired Securities (and any Underlying Shares) will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Securities (and any Underlying Shares) and may be required to bear the financial risk of an investment in the Acquired Securities (and any Underlying Shares) for an indefinite period of time. Subscriber acknowledges that the Acquired Securities (and any Underlying Shares) will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act until at least one year from the filing of “Form 10 information” with the SEC after the Closing Date. The Subscriber acknowledges that PubCo is not now a “reporting issuer” under the securities laws of any jurisdiction of Canada, that PubCo has no obligation to become a reporting issuer in Canada and that there is no guarantee that it will become a reporting issuer in Canada in the future; and the Subscriber further acknowledges that as a result of PubCo not being a reporting issuer in Canada, the Common Shares will be subject to an indefinite restriction on resale (i.e. “hold period”) in Canada and the hold period under applicable securities legislation in Canada will not commence until PubCo becomes a “reporting issuer” in a jurisdiction of Canada, which it has no obligation to become. Subscriber acknowledges and agrees that it has been advised to consult Canadian and U.S. legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Securities (and any Underlying Shares). The Subscriber acknowledges that it has received written notice that for the purposes of applicable securities laws in Canada, the Acquired Securities (and any Underlying Shares) will be subject to the following legend:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE CLOSING DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.

(f)     Subscriber acknowledges and agrees that Subscriber is purchasing the Acquired Securities (including any Underlying Shares) directly from PubCo. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by PubCo, MBSC, or their respective affiliates or any of their respective officers, directors, partners, members, managers or employees, expressly or by implication, other than those representations, warranties, covenants and agreements of the PubCo and MBSC included in this Subscription Agreement.

(g)     If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of

ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) neither PubCo nor MBSC, nor any of its respective affiliates (the “Transactions Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Securities, and none of the Transactions Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Securities and (ii) none of the acquisition, holding and/or transfer or disposition of the Acquired Securities will result in a nonexempt prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.

(h)    In making its decision to subscribe for and purchase the Acquired Securities, Subscriber has relied solely upon independent investigation made by Subscriber and has not relied on any statements or other information provided by PubCo, MBSC or the Company, any of their respective affiliates or any of their respective control persons, officers, directors, partners, members, managers or employees concerning PubCo, MBSC, the Company, their respective affiliates, the Transactions or the Acquired Securities. Subscriber acknowledges and agrees that Subscriber has had access to, and an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Securities, including with respect to PubCo, MBSC, the Company, and the Transactions. Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Securities. Subscriber is not relying upon, and has not relied upon, any statement, representation or warranty with respect to its acquisition of the Acquired Securities made by any person, including, without limitation, PubCo, MBSC or the Company, except for the statements, representations and warranties of PubCo and MBSC contained in this Subscription Agreement. Subscriber further acknowledges and agrees that the information provided to Subscriber (other than, for the avoidance of doubt, the information expressly set forth in the representations and warranties made by PubCo and MBSC herein) is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information, shall in no way affect Subscriber’s obligations under this Subscription Agreement (including, without limitation, to purchase the Acquired Securities); provided however, that this Section 3.3(h) shall in no way limit the applicability of the representations, warranties, statements or provisions of any existing agreement between Subscriber or any of its affiliates and the Company or any of its affiliates, including with respect to the Greenfire Warrants or any commercial relationship between Subscriber or any of its affiliates and the Company or any of its affiliates.

(i)     Subscriber became aware of this offering of the Acquired Securities solely by means of direct contact from PubCo or MBSC, and the Acquired Securities were offered to Subscriber solely by direct contact between Subscriber and PubCo or MBSC. Subscriber did not become aware of this offering of the Acquired Securities, nor were the Acquired Securities offered to Subscriber, by any other means. Subscriber acknowledges that PubCo represents and warrants that the Acquired Securities (including any Underlying Shares) (i) were not offered to Subscriber by any form of general solicitation or general advertising and (ii) to PubCo’s knowledge are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(j)     Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Securities. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Securities, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement (except for any tax liabilities to Subscriber arising by virtue of a breach of this Subscription Agreement by PubCo or MBSC), and that neither PubCo nor MBSC has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(k)    Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Securities and determined that the Acquired Securities are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in PubCo. Subscriber acknowledges specifically that a possibility of total loss exists.

(l)     Subscriber acknowledges and agrees that no federal, provincial, territorial or state agency has passed upon or endorsed the merits of the offering of the Acquired Securities or made any findings or determination as to the fairness of this investment.

(m)   Neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Acquired Securities nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of PubCo’s representations and warranties contained herein.

(n)    Neither Subscriber nor, to the knowledge of Subscriber, any of its officers, directors, (or managers of U.S. limited liability companies, or its equivalent thereof under Canadian corporate laws), managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) directly or indirectly owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Russia, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Securities were legally derived. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law.

(o)    To the knowledge of Subscriber, no foreign person (as defined in Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations issued and effective thereunder (together, the “DPA”)) in which the national or subnational governments of a single foreign state have a “substantial interest” (as defined in the DPA) will acquire a “substantial interest” (as defined in the DPA) in PubCo solely as a result of the purchase of Acquired Securities by Subscriber hereunder such that a filing before the Committee on Foreign Investment in the United States would be required under the DPA, and no such foreign person will have “control” (as defined in the DPA) over PubCo from and after the Closing solely as a result of the purchase of Acquired Securities by Subscriber hereunder.

(p)    Subscriber is not a person or entity identified on a list established under section 83.05 of the Criminal Code (Canada) or in any regulations made under the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), the Special Economic Measures Act (Canada) or any other Canadian statutes or regulations that take legislative measures against terrorist financing, and against financial dealings with certain sanctioned individuals and entities.

(q)    Subscriber agrees that no Other Subscriber (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber) shall be liable to Subscriber pursuant to this Subscription Agreement (or any Other Subscriber pursuant to any Other Subscription Agreement) or any other agreement related to the private placement of shares of PubCo’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Securities hereunder.

(r)     Subscriber has, and at the time of payment of the Purchase Price in accordance with Section 2 will have, sufficient funds to pay the Purchase Price pursuant to Section 2.1.

4.      Reduction in Acquired Securities.

The parties hereby agree that the Acquired Securities shall be reduced, if applicable, until such Acquired Securities equal zero, as follows:

(a)     the Notes shall be reduced by the sum of (i) the amount remaining in the Trust Account after payments to redeeming holders of Common Shares in connection with the consummation of the Transactions and (ii) the aggregate proceeds of the Backstop Equity Financing (as defined in the Business Combination Agreement), if any, up to an aggregate amount of $50,000,000 under this clause (a); and

(b)    the Acquired Shares shall be reduced by the quotient of (i) the product of (A) the quotient of (I) the number of Acquired Shares hereunder, divided by (II) the sum of (x) the number of Acquired Shares hereunder, plus (y) the number of Acquired Shares in the Other Subscription Agreements, multiplied by (B) the amount remaining in the Trust Account after payments to redeeming holders of Common Shares in connection with the consummation of the Transactions, after the first $50,000,000, divided by (ii) the Common Per Share Price, rounded up to the nearest whole number.

PubCo shall pay Subscriber a cancellation fee equal to 2% of the aggregate dollar value of the amount by which the Acquired Securities are reduced with respect to Subscriber under the foregoing clauses (a) and (b). In the event the Acquired Securities are reduced with respect to Subscriber under the foregoing clauses (a) or (b), MBSC or PubCo, as applicable, will instruct their respective escrow agent, at least one (1) business day prior to the Closing Date, and the escrow agent shall refund the Purchase Price for the Acquired Securities so reduced prior to or concurrently with the Closing to the Subscriber.

5.      No Hedging.

Subscriber hereby agrees that, from the date of this Subscription Agreement until the earlier of the Closing or the termination of this Subscription Agreement in accordance with its terms, none of Subscriber or any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will, directly or indirectly, offer, sell, pledge, contract to sell, sell any option, engage in any hedging activities or execute Short Sales with respect to securities of MBSC prior to the Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transactions (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Securities covered by this Subscription Agreement. PubCo and MBSC represent and warrant to Subscriber that the Other Subscribers are bound by an agreement pursuant to the Other Subscription Agreements, that is substantially identical to this Section 5.

6.      Registration Rights.

On the Closing Date, certain parties will enter into the Investor Rights Agreement (as defined in the Business Combination Agreement) which shall provide Subscriber certain registration rights as set forth therein.

7.      Termination.

This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (iii) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Termination Date (as defined in the Business Combination Agreement, and, for the avoidance of doubt, giving effect to the permitted extension thereof as set forth in the Business Combination Agreement, but without giving effect to any subsequent amendment or waiver of the Termination Date) and the terminating party’s material breach was not the primary reason the Closing failed to occur by the Termination Date (the termination events described in clauses (i) through (iii), each a “Termination Event”); provided that nothing herein will relieve any party from liability for any willful breach hereof (including for the avoidance of doubt any party’s willful breach of its representations and warranties hereunder) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. PubCo shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after such termination. Upon the occurrence of any Termination Event, any portion of the Purchase Price paid by Subscriber to PubCo in connection herewith shall promptly (and in any event within two (2) business days) following the Termination Event be returned to Subscriber.

8.      Trust Account Waiver.

Subscriber acknowledges that MBSC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving MBSC and one or more businesses or assets. Subscriber further acknowledges that, as described in MBSC’s prospectus relating to its initial public offering dated October 25, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of MBSC’s assets consist of the cash proceeds of MBSC’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of MBSC, its public stockholders and the underwriters of MBSC’s initial public offering. The cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus, including with respect to interest earned on the funds held in the Trust Account that may be released to MBSC to fund working capital requirements, as well as amounts released to MBSC to pay its franchise and income tax obligations, if any. For and in consideration of MBSC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement. Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Acquired Securities (or the Underlying Shares) pursuant to MBSC’s amended and restated certificate of incorporation in connection with the Transactions, any subsequent liquidation of the Trust Account or MBSC or otherwise. In the event Subscriber has any claim against MBSC as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Securities (or the Underlying Shares), it shall pursue such claim solely against MBSC and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account. Notwithstanding anything else in this Section 8 to the contrary, nothing herein shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of Common Shares acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of MBSC. This Section 8 shall survive any termination of the Subscription Agreement.

9.      Miscellaneous.

9.1.   Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement no later than immediately prior to the closing of the Transactions.

(a)     Subscriber acknowledges that PubCo and MBSC will rely on the acknowledgments, understandings, agreements, covenants, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify PubCo and MBSC if any of the acknowledgments, understandings, agreements, covenants representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects.

(b)    Each of PubCo and MBSC acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, covenants, representations and warranties of PubCo and MBSC, respectively, contained in this Subscription Agreement. Prior to the Closing, each of PubCo and MBSC agrees to promptly notify Subscriber if any of the acknowledgements, understandings, agreements, covenants, representations and warranties made by PubCo or MBSC, as applicable, set forth herein are no longer accurate in all material respects.

(c)     Subscriber acknowledges and agrees that no party to the Business Combination Agreement (other than PubCo and MBSC) nor any Non-Party Affiliate (as defined below), shall have any liability to Subscriber or any Other Subscriber pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Securities or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by PubCo, MBSC, the Company, or any Non-Party Affiliate concerning PubCo, MBSC, the Company, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, a “Non-Party Affiliate” means each former, current or future officer, director, employee, partner, member, investment manager, manager, direct or indirect equityholder, investors, representatives, agents, predecessors, successors, assigns, or affiliate of PubCo, MBSC, the Company, or any of PubCo’s, MBSC’s or the Company’s controlled affiliates or any family member of the foregoing.

(d)    Each of PubCo, MBSC, Subscriber and the Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e)     PubCo and MBSC may request from Subscriber such additional information as PubCo and MBSC may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Securities or to comply with public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange, securities commission or the Financial Industry Regulatory Authority, and Subscriber shall promptly provide such information as may be reasonably requested to the extent readily available and consistent with its internal policies and procedures; provided that PubCo and MBSC agree to keep confidential any such information provided by Subscriber other than as necessary to include in any registration statement PubCo or MBSC is required to file under the Investor Rights Agreement. Subscriber acknowledges and agrees that if it does not provide PubCo or MBSC with such requested information, Subscriber’s Registrable Securities (as defined in the Investor Rights Agreement) may not be able to be registered for resale. Subscriber acknowledges that a copy of this Subscription Agreement may be filed as an exhibit to a periodic report or registration statement.

(f)     Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein, except as set forth under Section 2.3 and otherwise set forth herein. For the avoidance of doubt, whether or not the transactions contemplated herein are consummated or this Subscription Agreement is terminated, PubCo shall pay or cause to be paid all costs and expenses incident to the performance of its (and its Subsidiaries, as the case may be) obligations hereunder and under the Indenture, including without limitation, (1) the costs incident to the authorization, issuance, sale, preparation and delivery of the Acquired Securities and any taxes payable in that connection, (2) the fees and expenses of PubCo’s counsels, accountants and other representatives or agents, (3) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Acquired Securities, (4) the fees and expenses of the Transfer Agent, the Trustee (as defined in the Indenture) and any paying agent (including related fees and expenses of any counsel to such parties), (5) all expenses and application fees incurred in connection with the approval of the Acquired Securities for book-entry transfer by DTC and (6) all expenses and application fees related to the listing of the Acquired Shares on the NYSE.

(g)    PubCo shall pay at the Closing all reasonable and documented out-of-pocket legal, accounting and diligence fees and expenses of Subscriber incurred in connection with this Subscription Agreement, the Indenture and the other documents relating thereto, including all reasonable and documented fees and expenses of counsel to Subscriber, to the extent invoiced at least one (1) business day prior to the Closing Date, in an amount not to exceed $[•] in the aggregate.

(h)    PubCo and MBSC agree that Subscriber shall have the reasonable opportunity to review and comment upon (including review by Subscriber’s internal or external counsel) any disclosure regarding Subscriber or any of its affiliates contained in the public filings, disclosures or announcements, including any documents filed or furnished with the SEC by PubCo or MBSC; further PubCo and MBSC shall limit disclosures regarding Subscriber or its investment in PubCo to such information as is required to be disclosed by applicable law or regulation. PubCo and MBSC shall comply, as if such entities were the Company, with any confidentiality (or similar) provisions in any agreements between Subscriber (or any of its affiliates) and the Company (or any of its affiliates), including with respect to any commercial relationships between such parties.

9.2.   Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder (a courtesy copy of any notice sent shall also be sent via email):

(a)     if to Subscriber, to such address or addresses set forth on the signature page hereto;

with a copy (which shall not constitute notice) to:

[•]
[•]
[•]
Attention: [•]
Email: [•]

(b)    if to PubCo, to:

c/o Greenfire Resources Inc.

1900 – 205 5th Avenue SW

Calgary, AB T2P 2V7

Attention: David Phung

Email: DPHung@greenfireres.com

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP

28 Liberty Street

41st Floor

New York, New York 10005

Attention: Guy P. Lander

Email: lander@clm.com

Burnet, Duckworth & Palmer LLP

2400, 525 - 8th Avenue S.W.

Calgary, AB, T2P 1G1

Attention: Ted Brown

Email: ebb@bdplaw.com

(c)     if to MBSC, to:

M3-Brigade Acquisition III Corp.

1700 Broadway, 19th Floor

New York, NY 10019

Attention: Mohsin Y. Meghji; Charles Garner

Email: mmeghji@m3-partners.com; cgarner@m3-partners.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: John L. Robinson

Email: JLRobinson@wlrk.com

9.3.   Entire Agreement. This Subscription Agreement together with the Business Combination Agreement, the Indenture, the Investor Rights Agreement and the Lock-Up Agreement (with respect to the Lock-Up Agreement, only if a party hereto is a party thereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof; provided however, that this Subscription Agreement shall in no way abrogate the provisions of any existing agreements between Subscriber (or any of its affiliates) and the Company (or any of its affiliates). Except as otherwise set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, their respective successors and assigns.

9.4.   Modifications and Amendments. This Subscription Agreement may not be modified, waived or terminated (except as set forth in Section 7) except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

9.5.   Assignment. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Securities acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as Subscriber or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Purchase Price and other terms and conditions; provided that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Acquired Securities contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to PubCo or MBSC hereunder or any of PubCo’s or MBSC’s obligations may be transferred or assigned other than pursuant to the Transactions.

9.6.   Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as set forth in Section 9.1(c), Section 9.1(d) and Section 9.11(a), this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

9.7.   Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

9.8.   Consent to Jurisdiction; Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9.   Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

9.10. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.11. Remedies.

(a)     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The right to specific enforcement shall include the right of PubCo and MBSC to cause Subscriber, the right of Subscriber to cause MBSC and PubCo, the right of MBSC to cause PubCo, and the right of PubCo to cause MBSC, to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 9.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The Company is a third party beneficiary of MBSC’s right to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement.

(b)    The parties acknowledge and agree that this Section 9.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

9.12. Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

9.13. Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

9.14. Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

9.15. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” ”hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

9.16. Mutual Drafting. Each provision of this Subscription Agreement has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

9.17. Regulatory Compliance. Subscriber hereby agrees that it shall comply with applicable requirements in connection with the Subscription and shall use commercially reasonable efforts to coordinate with PubCo, MBSC or the Company, as applicable, to upon request provide information regarding Subscriber as may reasonably be requested by any applicable governmental authority relating to the Subscription or the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, each of PubCo, MBSC and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GREENFIRE RESOURCES LTD.
By:
Name:
Title:
M3-BRIGADE ACQUISITION III CORP.
By:
Name:
Title:

SUBSCRIBER:	Signature of Joint Subscriber, if applicable:
Signature of Subscriber:
By: _____________________________________	By: ________________________________________
Name: __________________________________	Name: _____________________________________
Title: ___________________________________	Title: ______________________________________
Date: ___________________________________
Name of Subscriber:	Name of Joint Subscriber, if applicable: N/A

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address: ______________________________
If there are joint investors, please check one: N/A
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street	Mailing Address-Street:
(if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Acquired Shares subscribed for:

Common Purchase Price: $

Notes subscribed for:

Notes Purchase Price: $

Subscriber must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by PubCo in the Closing Notice.

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.     QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.      ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.      ☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.      INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.      ☐ We are an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an institutional “accredited investor.”

2.      ☐ We are not a natural person.

3.      ☐ We are an “institutional account” as defined in FINRA Rule 4512(c) or an entity that meets an exemption from filing under FINRA Rule 5123(b)(1)(A), (B), (C), (D), (E) or (J).

*** AND ***

C.     AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of PubCo or acting on behalf of an affiliate of PubCo.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to Subscriber (Please check the applicable subparagraphs):

☐ The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ is a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Securities Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Securities Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust;

☐ is an investment adviser registered under the Investment Advisers Act; or

☐ any institutional accredited investor, as defined in rule 501(a) under the Act (17 CFR 230.501(a)), of a type not listed above;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with Subscriber;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐ The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies)1 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

____________

1       “Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor).

☐ The Subscriber is an entity not formed for the specific purpose of acquiring the securities offered, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a U.S. bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) under the Securities Act, in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ Any investment adviser registered pursuant to Section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐ Any investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Advisers Act;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a) (48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐ Any Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐ Any entity in which all of the equity owners are accredited investors;

☐ Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐ Any entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000.

SCHEDULE II

CANADIAN ACCREDITED INVESTOR REPRESENTATION LETTER

TO:       Greenfire Resources Ltd. (“PubCo”)

AND     TO: M-3 Brigade Acquisition Corp. III (“MBSC”)

In connection with the subscription (the “Subscription”) for common shares in the capital of MBSC (and/or, in the circumstances contemplated by Section 1.3 of the Subscription Agreement (defined below), common shares in the capital of PubCo) and/or PubCo’s 9.00% Convertible Senior Notes due 2028 (together, the “Purchased Securities”) by the undersigned or, if applicable, the principal on whose behalf the undersigned is acquiring the Purchased Securities as agent (in either case, the “Subscriber”), pursuant to and in accordance with the Subscription Agreement dated as of December [•], 2022, by and among PubCo, MBSC and the undersigned (the “Subscription Agreement”), the Subscriber hereby represents, warrants, covenants and certifies to PubCo and MBSC that:

1.      The Subscriber is resident in or otherwise subject to applicable securities laws of the jurisdiction set out as the “Subscriber’s Address” below;

2.      The Subscriber is acquiring the Purchased Securities as principal for its own account or is deemed to be acquiring the Purchased Securities as principal pursuant to National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”);

3.      The Subscriber is an “accredited investor” within the meaning of NI 45-106 or Section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion as set out in Exhibit “A” to this Representation Letter;

4.      The Subscriber was not created or used solely to acquire or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106;

5.      The Subscriber has been independently advised as to restrictions with respect to trading in the Purchased Securities imposed by applicable securities laws in the jurisdiction in which it resides, it confirms that no representation (written or oral) has been made to it by or on behalf of PubCo or MBSC with respect thereto, it acknowledges that it is aware of the characteristics of the Purchased Securities, the risks relating to an investment therein and of the fact that it may not be able to resell the Purchased Securities except in accordance with limited exemptions under applicable securities legislation and regulatory policy until expiry of the applicable “hold period” or “restricted period” and compliance with the other requirements of applicable law; and it agrees that the certificates representing the Purchased Securities will bear a legend indicating that the resale of such Purchased Securities is restricted and the Subscriber further acknowledges that it has been advised to consult its own legal counsel in its jurisdiction of residence for full particulars of the applicable resale restrictions and that it is the Subscriber’s responsibility to comply with such restrictions before selling any or all of the Purchased Securities;

6.      The Subscriber has such knowledge of financial and business affairs as to be capable of evaluating the merits and risks of its investment and is able to bear the economic risk of loss of its investments or, where it is not acquiring the Purchased Securities as principal, each beneficial holder is able to bear the economic risk of loss of its investment;

7.      The acquisition of the Purchased Securities hereunder by the Subscriber will not result in the Subscriber becoming a “control person”, as defined under applicable securities laws;

8.      The Subscriber acknowledges that:

(a)  no securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchased Securities; and

(b)  there is no government or other insurance covering the Purchased Securities; and

(c)  there are risks associated with the acquisition of the Purchased Securities, which securities are a speculative investment that involves a high degree of risk of loss of entire investment; and

(d)  there are restrictions on the Subscriber’s ability to resell the Purchased Securities and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Purchased Securities; and

(e)  as a consequence of acquiring Purchased Securities pursuant to NI 45-106, certain protections, rights and remedies provided by the Securities Act (Alberta) and other applicable securities laws, including statutory rights of rescission or damages, will not be available to the Subscriber.

9.      The Subscriber acknowledges that the Subscriber has provided, in the Subscription Agreement (together with this Representation Letter, the “Subscription Documents”), to PubCo and MBSC, information (the “Personal Information”) of a personal nature that may or may not be protected under applicable privacy legislation. The Personal Information is being collected, used and may be disclosed by PubCo and MBSC for the following purposes (the “Purposes”):

(a)  in order to complete the Subscription including, without limitation, determining the Subscriber’s eligibility to purchase the Purchased Securities under applicable securities laws;

(b)  preparing and registering the Purchased Securities to be issued to the Subscriber and completing filings required by any stock exchange or securities regulatory authority;

(c)  to be kept in the corporate records of PubCo, on its securities registers maintained by PubCo and/or PubCo’s transfer agent and digital security service providers;

(d)  to be disclosed to securities/tax regulatory authorities or other government bodies as required and in accordance with applicable securities laws and tax laws;

(e)  with respect to the Subscriber’s social insurance number or other tax identification number to be disclosed for income reporting purposes in accordance with applicable law;

(f)   as long as the Subscriber is a securityholder of PubCo, to be disclosed to other third parties held to an obligation of confidentiality to PubCo such as its legal counsel, its accountants, transfer agent, securities depository, or any other entity for: (i) the purpose of sending financial statements and other disclosure documentation required to be sent by law to the shareholders of PubCo, and/or (ii) in the context of a proposed merger, business combination, acquisition, takeover bid or such other major transaction involving PubCo and such other third party; and

(g)  to enforce the rights and obligations contemplated by this Subscription Agreement.

10.    The Subscriber hereby consents to the collection, use and disclosure by PubCo and MBSC of the Personal Information for the Purposes. Certain securities commissions have been granted the authority to indirectly collect the Personal Information pursuant to securities legislation and the Personal Information is also being collected for the purpose of administration and enforcement of securities legislation. The Personal Information may be disclosed by PubCo, MBSC or its counsel to: (a) stock exchanges, securities commissions, or securities regulatory authorities or regulators; (b) PubCo’s registrar and transfer agent, if applicable; (c) taxation authorities; and (d) any of the other parties involved in the Subscription, including legal counsel. By executing this Subscription Agreement, the Subscriber is deemed to be authorizing and consenting to the foregoing collection (including the indirect collection), use and disclosure of the Personal Information as set forth above. The Subscriber also consents to the filing of copies or originals of any of the Subscriber’s documents described in this Subscription Agreement as may be required to be filed with any stock exchange, securities commission or securities regulatory authority in connection with the transactions contemplated hereby including, inclusion in closing books provided to other parties involved in the Subscription.

If you have any questions regarding the indirect collection of information by the securities regulatory authority or regulator, you can contact the securities regulatory authority or regulator for your local jurisdiction as follows:

Alberta Securities Commission
Suite 600, 250 - 5th Street SW
Calgary, Alberta T2P 0R4
Tel: (403) 297-6454

Toll free in Canada: 1-877-355-0585
Facsimile: 403-297-2082

Public official contact regarding indirect collection of information: FOIP Coordinator

British Columbia Securities Commission
P.O. Box 10142, Pacific Centre
701 West Georgia Street
Vancouver, British Columbia V7Y 1L2
Inquiries: (604) 899-6854
Toll free in Canada: 1-800-373-6393
Facsimile: (604) 899-6581
Email: FOI-privacy@bcsc.bc.ca

Public official contact regarding indirect collection of information: FOI Inquiries

The Manitoba Securities Commission
500 - 400 St. Mary Avenue
Winnipeg, Manitoba R3C 4K5
Telephone: (204) 945-2548
Toll free in Manitoba 1-800-655-5244
Facsimile: (204) 945-0330

Public official contact regarding indirect collection of information: Director

Financial and Consumer Services Commission (New Brunswick)
85 Charlotte Street, Suite 300
Saint John, New Brunswick E2L 2J2
Telephone: (506) 658-3060
Toll free in Canada: 1-866-933-2222
Facsimile: (506) 658-3059
Email: info@fcnb.ca

Public official contact regarding indirect collection of information: Chief Executive Officer and Privacy Officer

Government of Newfoundland and Labrador Financial Services Regulation Division
P.O. Box 8700 Confederation Building
2nd Floor, West Block
Prince Philip Drive
St. John’s, Newfoundland and Labrador A1B 4J6
Attention: Director of Securities
Telephone: (709) 729-4189
Facsimile: (709) 729-6187

Public official contact regarding indirect collection of information: Superintendent of Securities

Nova Scotia Securities Commission
Suite 400, 5251 Duke Street
Duke Tower P.O. Box 458
Halifax, Nova Scotia B3J 2P8
Telephone: (902) 424-7768
Facsimile: (902) 424-4625

Public official contact regarding indirect collection of information: Executive Director

Ontario Securities Commission
20 Queen Street West, 22nd Floor
Toronto, ON M5H 3S8
Tel: (416) 593-8314
Toll free in Canada: 1-877-785-1555
Fax: (416) 593-8122
Email: exemptmarketfilings@osc.gov.on.ca

Public official contact regarding indirect collection of information: Inquiries Officer

Prince Edward Island Securities Office
95 Rochford Street, 4th Floor Shaw Building
P.O. Box 2000
Charlottetown, Prince Edward Island C1A 7N8
Telephone: (902) 368-4569
Facsimile: (902) 368-5283

Public official contact regarding indirect collection of information: Superintendent of Securities

Autorité des marchés financiers
800, Square Victoria, 22e étage
C.P. 246, Tour de la Bourse
Montréal, QC H4Z 1G3
Tel: (514) 395-0337 (Montréal)
Tel: (418) 525-0337 (Québec)
Toll Free: 1-877-525-0337
Fax: (514) 873-3090
Web site: http://www.lautorite.qc.ca/en/index.html

Public official contact regarding indirect collection of information: Corporate Secretary

Financial and Consumer Affairs Authority of Saskatchewan
Suite 601 - 1919 Saskatchewan Drive
Regina, Saskatchewan S4P 4H2
Telephone: (306) 787-5879
Facsimile: (306) 787-5899

Public official contact regarding indirect collection of information: Director

11.    The Corporation may establish and maintain a file of the Subscriber’s Personal Information for the Purposes, which will be accessible at Greenfire Resources Ltd., 1900 – 205 5th Avenue SW, Calgary, AB T2P 2V7. The Subscriber may request access to or correction of his or her Personal Information in the Corporation’s possession by writing to the foregoing address, to the attention of the Chief Financial Officer.

12.    The Subscriber acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any counsel retained by the Subscriber) relating to the issuance and sale of the Purchased Securities to the Subscriber shall be borne by the Subscriber.

13.    The Subscriber acknowledges that it has consented to and requested that all documents evidencing or relating in any way to the sale of the Purchased Securities be drawn up in the English language only. Le soussigné reconnaît par les présentes avoir consenti et exigé que tous les documents faisant foi ou se rapportant de quelque manière à la vente d’unités soient rédigés en anglais seulement.

DATED: _____________, 20_____.

Print Name of Subscriber
By:
Signature

Print name of Signatory (if different from Subscriber)

Title

Subscriber’s Address

Subscriber’s Address

IMPORTANT: PLEASE INITIAL THE APPLICABLE PROVISION IN
EXHIBIT “A” ON THE FOLLOWING PAGES

EXHIBIT “A”

CERTIFICATE OF ACCREDITED INVESTOR

NOTE: PLEASE INITIAL BESIDE THE APPLICABLE PORTION OF THE DEFINITION BELOW AND COMPLETE EACH QUESTION WHICH FOLLOWS THE APPLICABLE PORTION OF THE DEFINITION.

Accredited Investor – (as defined in NI 45-106, and in Ontario, as defined in Section 73.3 of the Securities Act (Ontario) as supplemented by the definition in NI 45-106) includes:

☐	(a) except in Ontario, a Canadian financial institution, or a Schedule III bank,
☐	(a.1) in Ontario, a financial institution described in paragraph 1, 2 or 3 of subsection 73.1 (1) of the Securities Act (Ontario),
☐	(b) except in Ontario, the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),
☐	(b.1) in Ontario, the Business Development Bank of Canada,
☐

(c) except in Ontario, a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

☐

(c.1) in Ontario, a subsidiary of any person or company referred to in clause (a.1) or (b.1), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

☐	(d) except in Ontario, a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer,
☐	(d.1) in Ontario, a person or company registered under the securities legislation of a province or territory of Canada as an adviser or dealer, except as otherwise prescribed by the regulations,
Jurisdiction(s) registered: _____________________ Categories of registration: ____________________
☐	(e) an individual registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d),
☐

(e.1) an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

Name of person with whom Subscriber is or was registered: ________________________ Jurisdiction(s) registered: _________________ Categories of registration: _____________________
☐	(f) except in Ontario, the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,
☐

(f.1) in Ontario, the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,

☐

(g) a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

☐	(h) any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,
☐

(i) except in Ontario, a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,

☐

(i.1) in Ontario, a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,

Jurisdiction(s) registered: __________________ Registration number(s): ______________________

☐

(j) an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000, [If this is your applicable category, you must also complete Form 45-106F9 attached as Appendix I to this Exhibit A and the Accredited Investor Questionnaire attached as Appendix II to this Exhibit A]

☐

(j.1) an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5,000,000, [If this is your applicable category, you must also complete the Accredited Investor Questionnaire attached as Appendix II to this Exhibit A]

☐

(k) an individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300 000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year, [If this is your applicable category, you must also complete Form 45-106F9 attached as Appendix I to this Exhibit A and the Accredited Investor Questionnaire attached as Appendix II to this Exhibit A]

☐

(l) an individual who, either alone or with a spouse, has net assets of at least $5,000,000, [If this is your applicable category, you must also complete Form 45-106F9 attached as Appendix I to this Exhibit A and the Accredited Investor Questionnaire attached as Appendix II to this Exhibit A]

☐	(m) a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,
Type of entity: ___________________ Jurisdiction and date of formation: _______________________
☐	(n) an investment fund that distributes or has distributed its securities only to:
(i) a person that is or was an accredited investor at the time of the distribution,
(ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 [Minimum amount investment], or 2.19 [Additional investment in investment funds], or
(iii) a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 [Investment fund reinvestment],
☐

(o) an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

☐

(p) a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

Jurisdiction(s) registered: ________________________ Registration number(s): ____________________
☐

(q) a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

Jurisdiction(s) registered or authorized: _______________________________ Categories of registration: __________________________________________
☐

(r) a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

Registration number(s) assigned to subscriber: _________________________________
Name of eligibility advisor or registered advisor: _________________________________
Jurisdiction(s) registered: Categories of registration: _____________________________

☐

(s) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) [and in Ontario, paragraphs (a.1) to (d.1) or paragraph (i.1)] in form and function,

Jurisdiction organized: _____________________ Type of entity: _____________________________

☐

(t) a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors [If this is your applicable category, each owner of interest must individually complete and submit to the Company its own copy of this Certificate of Accredited Investor],

Name(s) of owners of interest: _______________________________ Type of entity (if applicable): ________________________________ Categories of accredited investor: _____________________________
☐	(u) an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,
Name of advisor: ______________________ Jurisdiction(s) registered: ___________________________ Categories of registration: __________________________ Basis of exemption: _____________________
☐	(v) a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor,
(v.1) in Ontario, a person or company that is recognized or designated by the Commission as an accredited investor,
Jurisdiction(s) recognized or designated:________________________________
☐

(w) a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

Name(s) of settlor: _____________________________________
Name(s) of trustees: ___________________________________
Categories of accredited investor: _________________________
Categories of beneficiaries: _____________________________

DATED:

______________________________________________
Print name of Subscriber
______________________________________________
Signature
______________________________________________
Print name of Signatory (if different from Subscriber)
______________________________________________
Title

For the purposes hereof:

“Canadian financial institution” means:

(i)   an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of the Cooperative Credit Associations Act (Canada); or

(ii)  a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

“control person” has the meaning ascribed to that term in securities legislation except in Manitoba, Ontario, Quebec, Nova Scotia, Newfoundland and Labrador, Prince Edward Island, the Northwest Territories and Nunavut where “control person” means any person that holds or is one of a combination of persons that hold:

(i)   a sufficient number of any of the securities of an issuer so as to affect materially the control of the issuer; or

(ii)  more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of that issuer;

“director” means:

(i)   a member of the board of directors of a company or an individual who performs similar functions for a company; and

(ii)  with respect to a person that is not a company, an individual who performs functions similar to those of a director of a company;

“eligibility adviser” means:

(i)   a person that is registered as an investment dealer or in an equivalent category of registration under the securities legislation of the jurisdiction of a Subscriber and authorized to give advice with respect to the type of security being distributed; and

(ii)  in Saskatchewan or Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not:

(A) have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders or control persons; and

(B) have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

“executive officer” means, for an issuer, an individual who is:

(i)   a chair, vice-chair or president;

(ii)  a vice-president in charge of a principal business unit, division or function including sales, finance or production;

(iii) an officer of the issuer or any of its subsidiaries and who performs a policy-making function in respect of the issuer; or

(iv) performing a policy-making function in respect of the issuer;

“financial assets” means (i) cash, (ii) securities or (iii) a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation. These financial assets are generally liquid or relatively easy to liquidate. The value of a purchaser’s personal residence would not be included in a calculation of financial assets;

“financial statements” for the purposes of paragraph (m) of the “accredited investor” definition must be prepared in accordance with generally accepted accounting principles;

“founder” means, in respect of an issuer, a person who:

(i)   acting alone, in conjunction or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer; and

(ii)  at the time of the trade is actively involved in the business of the issuer;

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“investment fund” has the meaning ascribed thereto in National Instrument 81-106 - Investment Fund Continuous Disclosure;

“person” includes:

(i)   an individual;

(ii)  a corporation;

(iii) a partnership, trust, fund and association, syndicate, organization or other organized group of persons, whether incorporated or not; and

(iv) an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“person” in Ontario means an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

“net assets” means all of the purchaser’s total assets minus all of the purchaser’s total liabilities. Accordingly, for the purposes of the net asset test, the calculation of total assets would include the value of a purchaser’s personal residence and the calculation of total liabilities would include the amount of any liability (such as a mortgage) in respect of the purchaser’s personal residence. To calculate a purchaser’s net assets under the “accredited investor” definition, subtract the purchaser’s total liabilities from the purchaser’s total assets (including real estate). The value attributed to assets should reasonably reflect their estimated fair value. Income tax should be considered a liability if the obligation to pay it is outstanding at the time of the distribution of the security;

“related liabilities” means:

(i)   liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets; or

(ii)  liabilities that are secured by financial assets;

“Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

“spouse” means an individual who:

(i)   is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual;

(ii)  is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender; or

(iii) in Alberta, is an individual referred to in paragraph (i) or (ii) immediately above or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta); and

“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

All monetary references are in Canadian Dollars

Appendix I to Exhibit A

FORM 45-106F9 - FORM FOR INDIVIDUAL ACCREDITED INVESTORS

WARNING! This investment is risky. Don’t invest unless you can afford to lose all the money you pay for this investment.

SECTION 1 TO BE COMPLETED BY ISSUER OR SELLING SECURITY HOLDER
1. About your investment
Type of securities: Common Shares and/or Notes	Issuer: M3-Brigade Acquisition III Corp. (with respect to Common Shares) and/or Greenfire Resources Ltd. (with respect to Notes)
Purchased from: Issuer
SECTIONS 2 TO 4 TO BE COMPLETED BY THE PURCHASER
2. Risk acknowledgement
This investment is risky. Initial that you understand that:	Your initials
Risk of loss — You could lose your entire investment of $ [•].
Liquidity risk — You may not be able to sell your investment quickly — or at all.
Lack of information — You may receive little or no information about your investment.

Lack of advice — You may not receive advice from the salesperson about whether this investment is suitable for you unless the salesperson is registered. The salesperson is the person who meets with, or provides information to, you about making this investment. To check whether the salesperson is registered, go to www.aretheyregistered.ca.

3. Accredited investor status

You must meet at least one of the following criteria to be able to make this investment. Initial the statement that applies to you. (You may initial more than one statement.) The person identified in section 6 is responsible for ensuring that you meet the definition of accredited investor. That person, or the salesperson identified in section 5, can help you if you have questions about whether you meet these criteria.

Your initials

☐      Your net income before taxes was more than $200,000 in each for the 2 most recent calendar years, and you expect it to be more than $200,000 in the current calendar year. (You can find your net income before taxes on your personal income tax return.)

☐      Your net income before taxes combined with your spouse’s was more than $300,000 in each of the 2 most recent calendar years, and you expect your combined net income before taxes to be more than $300,000 in the current calendar year.

☐ Either alone or with your spouse, you own more than $1 million in cash and securities, after subtracting any debt related to the case and securities.
☐ Either alone or with your spouse, you may have net assets worth more than $5 million. (Your net assets are your total assets (including real estate) minus your total debt.)

4. Your name and signature
By signing this form, you confirm that you have read this form and you understand the risks of making this investment as identified in this form.
First and last name (please print):
Signature:	Date:
SECTION 5 TO BE COMPLETED BY SALESPERSON
5. Salesperson information

[Instruction: The salesperson is the person who meets with, or provides information to, the purchaser with respect to making this investment. That could include a representative of the issuer or selling security holder, a registrant or a person who is exempt from the registration requirement.]

First and last name of salesperson (please print):
Telephone:	Email:
Name of firm (if registered):
SECTION 6 TO BE COMPLETED BY THE ISSUER OR SELLING SECURITY HOLDER
6. For more information about this investment

If to MBSC:

M3-Brigade Acquisition III Corp.
1700 Broadway, 19th Floor
New York, NY 10019
Attention: Mohsin Y. Meghji; Charles Garner
Email: mmeghji@m3-partners.com; cgarner@m3-partners.com

If to PubCo:

Greenfire Resources Ltd.
1900 – 205 5th Avenue SW
Calgary, AB T2P 2V7
E-mail: info@greenfireres.com
Phone: 1- 587-315-5656
Website: www.greenfireres.com

For more information about prospectus exemptions, contact your local securities regulator. You can find contact information at www.securities-administrators.ca

Appendix II to Exhibit A

ACCREDITED INVESTOR QUESTIONNAIRE

Financial Information

Your annual net income before taxes (all sources):

Most recent calendar year: ☐ Less than $49,999 ☐ $50,000–$99,999 ☐ $100,000–$149,999 ☐ $150,000–$199,999 ☐ $200,000–$299,000 ☐ $300,000–$399,999 ☐ $400,000–$500,000 ☐ Greater than $500,000

Prior calendar year: ☐ Less than $49,999 ☐ $50,000–$99,999 ☐ $100,000–$149,999 ☐ $150,000–$199,999 ☐ $200,000–$299,000 ☐ $300,00 –$399,999 ☐ $400,000–$500,000 ☐ Greater than $500,000

Your spouse’s annual net income before taxes (all sources):

Most recent calendar year: ☐ Less than $49,999 ☐ $50,000–$99,999 ☐ $100,000–$149,999 ☐ $150,000–$199,999 ☐ $200,000–$299,000 ☐ $300,000–$399,999 ☐ $400,000–$500,000 ☐ Greater than $500,000

Prior calendar year: ☐ Less than $49,999 ☐ $50,000–$99,999 ☐ $100,000–$149,999 ☐ $150,000–$199,999 ☐ $200,000–$299,000 ☐ $300,000–$399,999 ☐ $400,000–$500,000 ☐ Greater than $500,000

Your estimated financial assets net of related liabilities:

☐ Less than $249,999 ☐ $250,000–$499,999 ☐ $500,000– 49,999 ☐ $750,000–$1,000,000 ☐ $1,000,001–$3,000,000 ☐ $3,000,001–$5,000,000 ☐ Greater than $5 million

Briefly describe the nature of your financial assets:

____________________________________________________________________________________________

____________________________________________________________________________________________

____________________________________________________________________________________________

Your spouse’s estimated financial assets net of related liabilities:

☐ Less than $249,999 ☐ $250,000–$499,999 ☐ $500,000–749,999 ☐ $750,000–$1,000,000 ☐ Greater than $1 million

Briefly describe the nature of your spouse’s financial assets:

____________________________________________________________________________________________

____________________________________________________________________________________________

____________________________________________________________________________________________

“financial assets” means cash, securities or a contract of insurance, a deposit or evidence of deposit that is not a security for the purposes of securities legislation. These financial assets are generally liquid or relatively easy to liquidate. The value of a purchaser’s personal residence would not be included in a calculation of financial assets.

“related liabilities” means: (i) liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets; or (ii) liabilities that are secured by financial assets.

Your estimated total net assets:

☐ Less than $499,999 ☐ $500,000–$999,999 ☐ $1,000,000–1,999,999 ☐ $2,000,000–$2,999,999 ☐ 3,000,000–$3,999,999 ☐ 4,000,000–$4,999,999 ☐ $5 million or more

Briefly describe the nature of your net assets:

____________________________________________________________________________________________

____________________________________________________________________________________________

____________________________________________________________________________________________

Your spouse’s estimated total net assets:

☐ Less than $499,999 ☐ $500,000–$999,999 ☐ $1,000,000–1,999,999 ☐ $2,000,000–$2,999,999 ☐ 3,000,000–$3,999,999 ☐ 4,000,000–$4,999,999 ☐ $5 million or more

Briefly describe the nature of your spouse’s net assets:

___________________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

“net assets” means all of the subscriber’s total assets minus all of the subscriber’s total liabilities, and those of the subscriber’s spouse if the subscriber’s spouse’s total net assets are being included to satisfy category (l) of the accredited investor definition. Accordingly, for the purposes of the net asset test, the calculation of total assets would include the value of a subscriber’s personal residence and the calculation of total liabilities would include the amount of any liability (such as a mortgage) in respect of the subscriber’s personal residence. To calculate a subscriber’s net assets, subtract the subscriber’s total liabilities from the subscriber’s total assets (including real estate). The value attributed to assets should reasonably reflect their estimated fair value. Income tax should be considered a liability if the obligation to pay it is outstanding at the time of the distribution of the security.

[Signature page follows]

Subscriber’s Signature	Spouse’s Signature (if applicable)

Name: (Please type or print)	Name: (Please type or print)

Signature	Signature
Date:	Date:

Annex A

Indenture

(Attached)

INDENTURE

dated as of [•], 2023

by and among

Greenfire Resources Ltd.,

as Issuer,

the Guarantors from time to time party hereto,

The Bank of New York Mellon,

as Trustee,

and

BNY Trust Company of Canada,

as Canadian Co-Trustee1

9.00% Convertible Senior Notes due 2028

____________

1       Note to Draft: This Indenture is subject to comments from the Trustees that are reasonably acceptable to parties hereto.

EXHIBIT

Exhibit A	Form of Note	C-137

INDENTURE, dated as of [•], 2023, by and among Greenfire Resources Ltd., a corporation formed under, and governed by, the laws of the Province of Alberta, Canada, as issuer (the “Issuer,” as more fully set forth in Section 1.01), the Guarantors from time to time party hereto, The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as Canadian co-trustee (the “Canadian Co-Trustee” and together with the Trustee, the “Trustees,” in each case as more fully set forth in Section 1.01).

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Issuer has duly authorized the issuance of its 9.00% Convertible Senior Notes due 2028 (the “Notes”), in an aggregate principal amount not to exceed $50,000,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Issuer has duly authorized the execution and delivery of this Indenture; and

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms herein provided; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Issuer, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Issuer covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1
Definitions

Section 1.01. Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

“1% Provision” has the meaning set forth in Section 13.04(m).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is amalgamated or merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” has the meaning set forth in Section 4.21(a).

“Additional Interest” means all amounts, if any, payable pursuant to Section 4.06(d).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition, beneficial ownership of 10% or more of the Voting Shares of a Person will be deemed to be Control. Neither the Sponsor Group, any initial Holder nor any of their respective Affiliates (other than the Issuer and its Subsidiaries) shall be deemed Affiliates of the Issuer and its Subsidiaries.

“Applicable FATCA Law” has the meaning set forth in Section 17.19.

“Applicable Premium” means, as determined by the Issuer, with respect to any Note:

(1) prior to the First Call Date, an amount equal to the present value at such Redemption Date or Fundamental Change Repurchase Date, as applicable, of all required remaining scheduled interest payments due on such Note through the Maturity Date (but excluding accrued and unpaid interest to the Redemption Date or the Fundamental Change Repurchase Date, as applicable), computed using a discount rate equal to the Treasury Rate plus 50 basis points; provided that in no case shall the foregoing amount be less than 9.00% of the principal amount of such Note;

(2) on and after the First Call Date to, but not including, [the date that is 30 months from the Issue Date], an amount equal to 9.00% of the principal amount of such Note;

(3) on and after [the date that is 30 months from the Issue Date] to, but not including, [the date that is 42 months from the Issue Date], an amount equal to 4.50% of the principal amount of such Note; and

(4) on and after [the date that is 42 months from the Issue Date], an amount equal to 0% of the principal amount of such Note.

“Asset Sale” means: (A) the sale, lease, conveyance or other disposition of any property or assets by the Issuer or any of the Issuer’s Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by Article 14 and Article 13; and (B) the issuance of Equity Interests by any of the Issuer’s Subsidiaries or the sale by the Issuer or any of the Issuer’s Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries (other than statutory or directors’ qualifying shares). Notwithstanding the preceding, each of the following items will be deemed not to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among the Issuer and its Subsidiaries, including to a Person which becomes a Subsidiary in connection with such transfer;

(3) an issuance of Equity Interests by a Subsidiary of the Issuer to the Issuer or to a Subsidiary of the Issuer;

(4) the sale, lease or other transfer of products (including Hydrocarbons), services or accounts receivable in the ordinary course of business, including the sale of the Issuer’s or one of its Subsidiaries’ products pursuant to agreements for customary royalty arrangements entered into in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) licenses and sublicenses by the Issuer or any of its Subsidiaries of software or intellectual property in the ordinary course of business;

(7) any sale, abandonment or other disposition of damaged, worn-out, redundant or obsolete assets in the ordinary course of business (including the abandonment or other disposition of oil and gas interests or intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Subsidiaries taken as whole) and any sale or other disposition of surplus or redundant real property in the ordinary course of business;

(8) the abandonment, farm out, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business;

(9) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business and foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Subsidiaries;

(10) a Restricted Payment that does not violate Section 4.13 or a Permitted Investment;

(11) a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions in connection with any Permitted Tax Reorganization; and

(12) any exchange (other than with a Person that is an Affiliate of the Issuer) of assets (including a combination of assets and Cash Equivalents) for assets or services related to a Permitted Business of comparable or greater market value or usefulness to the business of the Issuer and its Subsidiaries taken as a whole, which in the event of an exchange of assets with a Fair Market Value in excess of $10.0 million shall be set forth in a resolution of the Board of Directors; provided that any cash or Cash Equivalents received in any such exchange of assets are reinvested or otherwise applied in accordance with the terms of this Indenture, the Greenfire Indenture or other applicable Indebtedness of the Issuer or its Subsidiaries.

“Asset Sale Offer” has the meaning set forth in Section 4.20(c).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authorized Officer” has the meaning set forth in Section 17.20.

“Available Cumulative Credit” shall mean, at any date of determination, an aggregate amount not less than zero determined on a cumulative basis equal to, without duplication:

(a) C$43,746,250; plus

(b) 25% of Excess Cash Flow for each Excess Cash Flow Period beginning with the first Excess Cash Flow period following September 30, 2022; plus

(c) without duplication for any such amounts otherwise already included in the calculation of Excess Cash Flow, 100% of the aggregate amount of cash and Cash Equivalents that is unrestricted that is released to the Issuer from the Reserve Account and L/C Facilities, if any; minus

(d) without duplication for any such amounts otherwise already excluded from the calculation of Excess Cash Flow, 100% of the aggregate amount of cash and Cash Equivalents deposited in the Reserve Account or paid in respect of L/C Facilities, if any; minus

(e) 100% of the aggregate amount of all Restricted Payments and Permitted Investments made by the Issuer, from the Issue Date to the applicable date of determination.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal, state, provincial or foreign law for the relief of debtors.

“Bankruptcy or Insolvency Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding up and Restructuring Act (Canada) and any Canadian corporate statute where such statute is used to propose an arrangement involving the compromise of claims of creditors, each as amended from time to time, and any similar federal, provincial, state or foreign law for the relief of debtors, including any other bankruptcy, insolvency or analogous laws applicable to the Issuer or any of the Guarantors or any of their respective properties or liabilities.

“Board of Directors” means the Issuer’s board of directors or a committee of such board of directors duly authorized to act on behalf of such board of directors.

“Brigade” means Brigade Capital Management, LP, its Affiliates and funds, accounts or partnerships managed or advised by any of Brigade Capital Management, LP or any of its Affiliates.

“Business Combination” shall mean the transactions contemplated by (i) the Business Combination Agreement and (ii) the Ancillary Documents (as defined in the Business Combination Agreement), as each may be amended or supplemented from time to time, including the Plan of Arrangement (as defined in the Business Combination Agreement).

“Business Combination Agreement” shall mean that certain Business Combination Agreement, dated as of December [•], 2022, by and among M3-Brigade Acquisition III Corp., the Issuer, DE Greenfire Merger Sub Inc., 2476276 Alberta ULC and Greenfire.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Calgary, Alberta or New York, New York are authorized or required by Law to close. However, solely for purposes of Section 17.06, a day on which the applicable place of payment is authorized or required by Law to close or be closed will be deemed not to be a “Business Day.”

“Canadian Co-Trustee” means the Person named as the “Canadian Co-Trustee” in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor serving hereunder.

“Canadian Restrictive Notes Legend” has the meaning set forth in Section 2.05(c).

“Canadian Resale Restriction Termination Date” has the meaning set forth in Section 2.05(c).

“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada, including, without limitation, the Province of Alberta, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP (except as provided in the provisos to this definition), and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that obligations of the Issuer or its Subsidiaries (a) either existing on the Issue Date or created thereafter that initially were not included on the consolidated balance sheet of the Issuer as capital lease obligations and were subsequently re-characterized as capital lease obligations due to a change in accounting treatment, or (b) that did not exist on the Issue Date and were required to be characterized as capital lease obligations, but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time (due to a change in accounting treatment between the Issue Date and the time of incurrence of such obligations), shall for all purposes not be treated as Capital Lease Obligations.

“Capital Stock” means:

(1) in the case of a corporation, common or preferred shares in its share capital;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars or Canadian dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States, Canada or any province of Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States, Canada or such province of Canada, as the case may be, is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any bank referred to in Schedule I or Schedule II of the Bank Act (Canada) or rated at least A-1 or the equivalent thereof by S&P, at least P-1 or the equivalent thereof by Moody’s or at least R-1 or the equivalent thereof by DBRS;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P or, with respect to Canadian commercial paper, having one of the two highest ratings obtainable from DBRS, and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Cash Settlement” has the meaning set forth in Section 13.02(a)(i).

“Clause A Distribution” has the meaning set forth in Section 13.04(d).

“Clause B Distribution” has the meaning set forth in Section 13.04(d).

“Clause C Distribution” has the meaning set forth in Section 13.04(d).

“close of business” means 5:00 p.m., New York City time.

“Combination Settlement” has the meaning set forth in Section 13.02(a)(i).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Shares” means the common shares in the capital of the Issuer.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “Controlled” has a meaning correlative thereto.

“Conversion Agent” has the meaning set forth in Section 4.02.

“Conversion Date” has the meaning set forth in Section 13.02(d).

“Conversion Obligation” has the meaning set forth in Section 13.01.

“Conversion Price” means, as of any time, an amount equal to (a) $1,000 divided by (b) the Conversion Rate in effect at such time (which amount shall, for the avoidance of doubt, initially be $13.00 per Common Share).

“Conversion Rate” has the meaning set forth in Section 13.01.

“Corporate Trust Office” means (i) the designated office of the Trustee at which at any time this Indenture shall be administered, which office at the date hereof is located at 240 Greenwich Street, Floor 7E, New York, NY 10286, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer), and (ii) the designated office of the Canadian Co-Trustee at which at any time this Indenture shall be administered, which office at the date hereof is located at 1 York Street, 6th Floor, Toronto, Ontario M5J 0B6, Attention: Corporate Trust Administration, or such other address as the Canadian Co-Trustee may designate from time to time by notice to the Holders and the Issuer, or the designated corporate trust office of any successor Canadian co-trustee (or such other address as such successor Canadian co-trustee may designate from time to time by notice to the Holders and the Issuer).

“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the Global Notes, or any successor entity thereto.

“Daily Conversion Value” means, for each of the 30 consecutive Trading Days during the Observation Period, 1/30th of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP for such Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount (if any), divided by 30.

“Daily Settlement Amount,” for each of the 30 consecutive Trading Days during the Observation Period, shall consist of:

(a) cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such Trading Day; and

(b) if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of Common Shares equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

“Daily VWAP” means, for each of the 30 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[•] <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such Trading Day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Issuer). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. The Daily VWAP for any Trading Day shall be expressed in U.S. dollars and, if expressed in a different currency for such trading day as determined above, shall be translated by the Conversion Agent to U.S. dollars at the Prevailing Exchange Rate on such Trading Day.

“DBRS” means DBRS Limited, a corporation governed by the Business Corporations Act (Ontario).

“deemed year” has the meaning set forth in Section 2.03(a).

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Default Interest” means amounts payable pursuant to the then applicable interest rate (including any Additional Interest) increased by 2.00% per annum for any period of time during which Defaulted Amounts are payable on the Notes or during which an Event of Default has occurred and is continuing.

“Default Settlement Method” means, initially, Physical Settlement; provided, however, the Issuer may, from time to time, change the Default Settlement Method by sending written notice of the new Default Settlement Method to the Holders, the Trustee and the Conversion Agent (if other than the Trustee); and provided, further, that the Issuer may, by notice to all Holders, the Trustee and the Conversion Agent (if other than the Trustee), irrevocably fix the Settlement Method (to any Settlement Method that it is then permitted to elect), that will apply to all Note conversions with a Conversion Date that is on or after the date the Issuer sends such notice. Notwithstanding the foregoing, no such change in the Default Settlement Method or irrevocable election will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 13.02. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend this Indenture or the Notes. However, the Issuer may nonetheless choose to execute such an amendment at its option.

“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Redemption Price, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.05(c) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the earlier of (1) the date on which the Notes mature and (2) the date on which the Notes are no longer outstanding. Notwithstanding the preceding sentence, only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distributed Property” has the meaning set forth in Section 13.04(d).

“Effective Date” means, (A) for the purposes of Section 13.03, the date on which the Make-Whole Fundamental Change occurs or becomes effective, and (B) for the purposes of Section 13.04, the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of Common Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred securities, any limited or general partnership interest, any limited liability company membership interest, any related share appreciation rights or similar securities, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Event of Default” has the meaning set forth in Section 6.01.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Shares, the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Excess Cash Flow” means, with respect to any Person for any period, (i) net change in cash for such Person for such period minus (ii) net cash (used in) provided by financing activities for such Person for such period (other than (1) any amounts used to reduce the principal amount of the Notes or any Indebtedness that is subordinated to the Notes or any Guarantee or (2) the payment of dividends or other distributions to fund payments of principal, premium, if any, or accrued or unpaid interest on, or mandatory or voluntary repurchases, conversions or redemptions of, or any other amounts which may be paid pursuant to or as permitted by, the Notes pursuant to this Indenture as in effect on the date hereof, provided that for any amounts used to reduce the principal amount of Indebtedness (x) such Indebtedness has been incurred in accordance with this Indenture and (y) to the extent such Indebtedness is revolving in nature, such payment shall have been accompanied by a concurrent corresponding permanent reduction in the revolving commitment relating thereto), in each case, as such amounts would be shown on a consolidated statement of cash flows prepared in accordance with IFRS; provided that, notwithstanding anything to contrary, any amounts payable into the Reserve Account shall be excluded from the definition of “Excess Cash Flow”.

“Excess Cash Flow Period” means any six-month period for which the Issuer and its Subsidiaries have Excess Cash Flow.

“Excess Proceeds” has the meaning set forth in Section 4.20(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” has the meaning set forth in Section 4.21(a).

“Existing Indebtedness” means all Indebtedness of the Issuer and its Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Expiration Date” has the meaning set forth in Section 13.04(f).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an executive officer of the Issuer if the transaction involves aggregate payments or consideration of less than $15.0 million and by the Board of Directors otherwise.

“FATCA” has the meaning set forth in Section 4.21(a)(v).

“First Call Date” means [the date that is 18 months from the Issue Date].

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred shares of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus then current combined federal, state and local statutory tax rate of such Person, expressed to three decimals, in each case, determined on a consolidated basis in accordance with GAAP.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Note” means the “Form of Note” attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Issuer, its direct or indirect Wholly Owned Subsidiaries, the employee benefit plans of the Issuer and its Wholly Owned Subsidiaries, or the Sponsor Group (including any Permitted Transferees thereof), has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Shares of the Issuer representing more than 50% of the voting power of the Common Shares of the Issuer and has filed a Schedule

TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses such fact, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

(b) the consummation of (x) any recapitalization, reclassification or change of the Common Shares (other than a change to par value or from par value to no par value or changes resulting from a subdivision or combination) as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (y) any share exchange, consolidation or merger of the Issuer pursuant to which the Common Shares will be converted into cash, securities or other property or assets; or (z) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more of the Issuer’s direct or indirect Wholly Owned Subsidiaries; provided, however, that neither (i) a transaction described in clause (x) or clause (y) in which the holders of all classes of the Issuer’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the direct or indirect parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (ii) any merger of the Issuer solely for the purpose of change its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding Common Shares solely into shares of common stock of the surviving entity shall, in each case, be a Fundamental Change pursuant to this clause (b); or

(c) the shareholders of the Issuer approve any plan or proposal for the liquidation or dissolution of the Issuer.

If any transaction in which the Common Shares is replaced by the securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period, references to the Issuer in this definition shall instead be references to such other entity.

For purposes of this definition, any transaction that constitutes a Fundamental Change pursuant to both clause (a) and clause (b) of this definition (without regard to the proviso in clause (b)) shall be deemed a Fundamental Change solely under clause (b) of such definition (subject to such proviso).

“Fundamental Change Notice” has the meaning set forth in Section 14.01(c).

“Fundamental Change Repurchase Date” has the meaning set forth in Section 14.01(a).

“Fundamental Change Repurchase Notice” has the meaning set forth in Section 14.01(b)(i).

“Fundamental Change Repurchase Price” has the meaning set forth in Section 14.01(a).

“GAAP” means the generally accepted accounting practices and principles in Canada including, if applicable, IFRS.

The terms “given,” “mailed,” “notify,” “delivered” or “sent” with respect to any notice to be given to a Holder pursuant to this Indenture, including in circumstances pursuant to which such notice must be “written,” shall mean notice (x) given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices or procedures at the Depositary (in the case of a Global Note) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Note Register (in the case of a Physical Note), in each case, in accordance with Section 17.03. Notice so “given” shall be deemed to include any notice to be “mailed” or “delivered,” as applicable, under this Indenture.

“Global Note” has the meaning set forth in Section 2.05(b).

“Governmental Authority” means the government of the United States, Canada, or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Greenfire” means Greenfire Resources Inc., a corporation formed under, and governed by, the laws of the Province of Alberta, Canada, and any successor thereto, and a Wholly Owned Subsidiary of the Issuer as of the date hereof.

“Greenfire Indenture” means the Indenture, dated as of August 12, 2021, by and among Greenfire Resources Inc. (formerly GAC HoldCo Inc.), a corporation formed under and governed by the laws of the Province of Alberta, Canada, the guarantors party thereto from time to time, The Bank of New York Mellon, as trustee, BNY Trust Company of Canada, as Canadian co-trustee, and BNY Trust Company of Canada, as collateral agent, and any and all successors thereto, as amended, restated, supplemented or otherwise modified through the Issue Date, including as amended by the Seventh Supplemental Indenture, dated as of December [•], 2022.

“Greenfire Note Guarantees” means the guarantee by each guarantor of Greenfire’s obligations under the Greenfire Indenture and the Greenfire Notes, executed pursuant to the provisions of the Greenfire Indenture.

“Greenfire Notes” means the 12.000% Senior Secured Notes due 2025 issued under the Greenfire Indenture.

“Guarantee” means a guarantee by a Guarantor of the Issuer’s obligations under this Indenture.

“Guarantor” means each Subsidiary of the Issuer that is a guarantor of the Notes, including any Person that is required after the Issue Date to execute a Guarantee of the Notes pursuant to Section 4.19; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture. On the Issue Date, each Subsidiary of the Issuer shall be a Guarantor.

“Hedges” means the hedge arrangements Greenfire is required to enter into and maintain pursuant to the Greenfire Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder,” as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means any Person in whose name at the time a particular Note is registered on the Note Register.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IFRS” means International Financial Reporting Standards, and guidelines and interpretations issued thereto by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

“Income Tax Act (Canada)” means the Income Tax Act (Canada), as amended, and the rules and regulations promulgated thereunder.

“incur” has the meaning set forth in Section 4.14(a).

“Indebtedness” means, with respect to any specified Person,

(a) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, except as hereinafter provided; and

(b) any principal amount raised under any transaction entered into after the Issue Date having the economic or commercial effect of a borrowing, including streaming transaction payments, royalty financing payments, customer deposits and advance payments (including pursuant to any factoring arrangements) (the amount of which as determined in accordance with GAAP).

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of applicable accounting standards and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. For the avoidance of doubt, amounts shown on the consolidated balance sheet of the Issuer as the current portion of deferred revenue, current portion of future income taxes, income taxes, deferred revenue, site closure and reclamation costs or future income taxes will not be Indebtedness.

The amount of any Indebtedness outstanding as of any date will be: (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (A) the Fair Market Value of such assets at the date of determination; and (B) the amount of the Indebtedness of the other Person.

“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third-party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.

“Ineligible Consideration” has the meaning specified in Section 13.10.

“Insolvency Event” means:

(a) any dissolution, winding up, total or partial liquidation, adjustment or readjustment of debt, reorganization, recapitalization, judicial reorganization, extrajudicial reorganization, compromise, arrangement with creditors, plan of arrangement, proposal or similar proceedings under any Bankruptcy or Insolvency Laws of or with respect to the Issuer or any of the Guarantors or their respective property or liabilities, in each case under any Bankruptcy or Insolvency Laws;

(b) any dissolution, winding up, total or partial liquidation, adjustment or readjustment of debt, reorganization, recapitalization, compromise, arrangement with creditors, plan of arrangement or similar proceedings under the arrangement provisions of any applicable corporate law (in any case which involves the alteration, amendment, conversion, compromise, satisfaction or discharge of debts owing to any or all creditors) of or with respect to the Issuer or any of the Guarantors or their respective property or liabilities;

(c) any bankruptcy, insolvency, receivership, petition or assignment in bankruptcy, assignment for the benefit of creditors or any similar case or proceeding is commenced under any Bankruptcy or Insolvency Laws or otherwise of or with respect to the Issuer or any of the Guarantors;

(d) any marshalling of assets or liabilities of the Issuer or any of the Guarantors under any Bankruptcy or Insolvency Laws;

(e) any bulk sale of assets by the Issuer or any of the Guarantors including any sale of all or substantially all of the assets of the Issuer or any of the Guarantors, in each case, to the extent not permitted by the terms of this Indenture or the definitive documentation with respect to any L/C Facility or Hedge Agreement, if any;

(f) any proceeding seeking the appointment of any trustee, monitor, receiver, receiver and manager, liquidator, custodian or other insolvency official with similar powers with respect to all or substantially all of the assets of the Issuer or any of the Guarantors, or with respect to any of their respective assets, to the extent not permitted under this Indenture or the definitive documentation with respect to any L/C Facility or Hedging Obligations, if any;

(g) any proceedings in relation to any of the foregoing or otherwise involving the compromise of claims of creditors or in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims, whether any of the foregoing is voluntary or involuntary, partial or complete, and includes any such proceedings initiated or consented to by the Issuer or any of the Guarantors, as applicable; or

(h) any other event which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in clauses (a) through (g) above.

“Instructions” has the meaning set forth in Section 17.20.

“Interest Payment Date” means each [•], [•], [•] and [•] of each year, beginning on [•], 2023.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.13. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in in Section 4.13. Except as otherwise provided herein, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of [•], 2023, by and among the Issuer, the Sponsor, certain former shareholders of Greenfire and certain Investor Holders (as defined therein).

“Issue Date” means [•], 2023, the date of original issuance of the Notes.

“Issuer” has the meaning set forth in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.

“Issuer Order” means a written order of the Issuer signed by any of its Officers and delivered to the Trustee.

“L/C Facility” means, one or more letter of credit facilities with Trafigura Canada General Partnership or any of its Affiliates or with banks (or other institutional lenders that provide revolving or non-revolving letter of credit facilities in the ordinary course of business) providing for revolving or non-revolving credit loans or other arrangements for the purposes of issuing letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Last Original Issue Date” means, (A) with respect to the Notes offered pursuant to the Subscription Agreement, the date of this Indenture; (B) with respect to any additional Notes issued pursuant to the first sentence of Section 2.10, and any Notes issued in exchange therefor or in substitution thereof, either (i) the later of (x) the date such Notes are originally issued and (y) the last date any Notes are originally issued as part of the same offering pursuant to the exercise of an option granted to the initial purchaser(s) of such Notes to purchase additional Notes; or (ii) such other date as is specified in an Officer’s Certificate delivered to the Trustee before the original issuance of such Notes.

“Last Reported Sale Price” of the Common Shares (or any other security for which a last reported sale price must be determined) on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average of the last bid prices and the average of the last ask prices per share) of the Common Shares (or such other security) on that date as reported in composite transactions for the principal U.S. national securities exchange on which the Common Shares (or such other security) are then traded. If the Common Shares (or such other security) are not listed for trading on a U.S. national securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per Common Share (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares (or such other security) are not so quoted, the “Last Reported Sale Price” shall be, at the Issuer’s option, (x) the average of the mid-point of the last bid price and the last ask price per Common Share (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose, (y) the then-current market value per Common Share (or such other security), as reasonably determined by the Board of Directors, acting in good faith and set forth in a resolution duly adopted by the Board of Directors, or (z) the then-current market value per Common Share (or such other security), as reasonably determined by an Independent Financial Advisor, which determination shall be final, absent manifest error. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours. Any price of the Common Shares (or such other security) not in U.S. dollars shall be converted into U.S. dollars by the Conversion Agent at the Prevailing Exchange Rate on such Trading Day.

“Law” means a law, act, code, statute, order, ordinance, rule, ruling, regulation, judgment, injunction, award, writ, order or decree.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothec, debenture, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC or the PPSA (or equivalent statutes) of any jurisdiction.

“Listing Date” means the date that the Common Shares are listed on the Listing Market.

“Listing Market” means the New York Stock Exchange or any of its related exchanges or trading platforms, or such other exchange on which the Common Shares have been approved for listing pursuant to the Business Combination Agreement.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).

“Make-Whole Fundamental Change Period” has the meaning set forth in Section 13.03(b).

“Market Disruption Event” means, with respect to any date, (a) a failure by the primary U.S. national securities exchange or market on which the Common Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national securities exchange or other market on which the Common Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options contracts or futures contracts relating to the Common Shares.

“Maturity Date” means [•], 2028.

“Merger Event” has the meaning set forth in Section 13.06(a).

“Moody’s” means Moody’s Investors Service, Inc.

“NI 45-102” means National Instrument 45-102 — Resale Restrictions as adopted by the securities regulatory authorities in each of the jurisdictions of Canada pursuant to Canadian Securities Legislation.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, brokerage commissions, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, secured by a Lien on the asset or assets that were the subject of such Asset Sale and (iii) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note” or “Notes” has the meaning set forth in the first paragraph of the recitals of this Indenture.

“Note Register” has the meaning set forth in Section 2.05(a).

“Note Registrar” has the meaning set forth in Section 2.05(a).

“Notice of Conversion” has the meaning set forth in Section 13.02(b).

“Obligations” means all obligations for principal, premium, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Observation Period” with respect to any Note surrendered for conversion means: (i) subject to clause (ii), if the relevant Conversion Date occurs prior to [•], 2028 2, the 30 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding such Conversion Date; (ii) if the relevant Conversion Date for a Note called for redemption occurs during a Redemption Period pursuant to Section 15.02, the 30 consecutive Trading Days beginning on, and including, the 31st Trading Day immediately preceding such Redemption Date; and (iii) subject to clause (ii) of this definition, if the relevant Conversion Date occurs on or after [•], 2028, the 30 consecutive Trading Days beginning on, and including, the 31st Trading Day immediately preceding the Maturity Date.

“OFAC” has the meaning set forth in Section 17.18.

“Officer” means, with respect to the Issuer, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Senior Vice President of Operations, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officer’s Certificate” means, with respect to the Issuer, a certificate that is delivered to the Trustee and that is signed by any Officer of the Issuer. Each such certificate shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section.

“Oil and Gas Business” means:

(a) the acquisition, exploration, development, operation and disposition of interests in oil, bitumen, natural gas and other hydrocarbon properties;

(b) the mining, gathering, marketing, treating, processing, upgrading, refining, storage, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas and other hydrocarbons, minerals and products obtained from unrelated Persons;

(c) the exploration for or development, production, treatment, processing, upgrading, refining, storage, transportation or marketing of oil, gas and other hydrocarbons, minerals and products produced in association therewith;

(d) the evaluation, participation in or pursuit of any other activity or opportunity that is primarily related to clauses (a) through (c) above; and

____________

2       Note to Draft: Insert date that is 32 days prior to the Maturity Date.

(e) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (a) through (d) of this definition, including but not limited to the generation of power through a cogeneration facility.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, including with respect to undeveloped Oil and Gas Properties, depths below which any proved reserves are then attributable; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights of way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“open of business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Issuer, or other counsel who is reasonably acceptable to the Trustee, which opinion may contain customary exceptions and qualifications as to the matters set forth therein, that is delivered to the Trustee. Each such opinion shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section 17.05.

“Optional Redemption” has the meaning set forth in Section 15.01.

“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(a) Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b) Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Issuer) or shall have been set aside and segregated in trust by the Issuer (if the Issuer shall act as its own Paying Agent);

(c) Notes that have been paid pursuant to Section 2.08 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.08 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(d) Notes converted pursuant to Article 13 and required to be cancelled pursuant to Section 2.08;

(e) Notes redeemed pursuant to Article 15; and

(f) Notes repurchased by the Issuer pursuant to the penultimate sentence of Section 2.10 and delivered to the Trustee for cancellation.

“Pari Passu Indebtedness” means Indebtedness, including any Hedging Obligations, of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees.

“Paying Agent” has the meaning set forth in Section 4.02.

“Payment Default” has the meaning set forth in Section 6.01(g).

“Permitted Business” means any business that is the same as, incidental to, or reasonably related, ancillary or complementary to, or a reasonable extension of (as determined in good faith by the Board of Directors), the businesses in which the Issuer, Greenfire and their respective Subsidiaries are engaged on the Issue Date.

“Permitted Debt” has the meaning set forth in Section 4.14(b).

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Subsidiary of the Issuer that is a Guarantor;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Issuer or any Subsidiary of the Issuer in a Person, if as a result of such Investment: (a) such Person becomes a Subsidiary of the Issuer; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Subsidiary of the Issuer that is a Guarantor; provided that (A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Investment, (B) the Issuer will have no less than $25.0 million of unrestricted cash on hand (determined on a pro forma basis taking into account any payments contemplated to be made pursuant to this clause (3)) and (C) such Investments pursuant to this clause (3) do not exceed the then-applicable Available Cumulative Credit;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.20;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations and the Hedges;

(8) loans or advances to employees made in the ordinary course of business of the Issuer or any Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9) repurchases of the Notes;

(10) any guarantee of Indebtedness permitted to be incurred by Section 4.14 other than a guarantee of Indebtedness of an Affiliate of the Issuer that is not a Subsidiary of the Issuer;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12) Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Subsidiary of the Issuer of another Person, including by way of a consolidation, arrangement, merger or amalgamation with or into the Issuer or any of its Subsidiaries in a transaction that is not prohibited by this Indenture after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) any Investment acquired by the Issuer in exchange for any other Investment (that was permitted under this Indenture) or accounts receivable held by the Issuer or any of its Subsidiaries in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(14) Investments made to effect, or otherwise made in connection with, any Permitted Tax Reorganization; and

(15) Investments made to effect, or otherwise made in connection with, the Transactions, in an aggregate principal amount not to exceed C$91.4 million;

provided that, for the avoidance of doubt, any Permitted Investment that is an acquisition described under Section 11.01 shall be in compliance with the requirements set forth in Section 11.01.

“Permitted Liens” means:

(1) Liens in favor of the Issuer or its Subsidiaries;

(2) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer (including by means of consolidation, arrangement, merger or amalgamation by another Person into the Issuer or any such Subsidiary or pursuant to which such Person becomes a Subsidiary of the Issuer); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(3) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, unemployment insurance laws, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(4) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.14(b)(iii) covering only the assets acquired with or financed by such Indebtedness;

(5) Liens existing on the Issue Date;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’ and builders’ Liens, in each case, incurred in the ordinary course of business;

(8) survey exceptions, minor encumbrances, minor title deficiencies, rights of way, easements, reservations, licenses and other rights for services, utilities, sewers, electric lines, telegraph and telephone lines and other similar purposes, zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness, and that do not in the aggregate materially adversely affect the value of the properties encumbered or affected or materially impair their use in the operation of the business of the Issuer or any of its Subsidiaries;

(9) Liens created for the benefit of (or to secure) Notes (including additional Notes) and the Guarantees related thereto that are permitted to be incurred by the terms of this Indenture;

(10) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided that:

(a) the new Lien is limited to all or part of the same assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(12) the filing of UCC or PPSA financing statements as a precautionary measure in connection with operating leases, joint venture agreements, transfers of accounts or transfers of chattel paper entered into by the Issuer and its Subsidiaries in the ordinary course of business, and Liens arising from such precautionary financing statement filings;

(13) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens, certificates of pending litigation and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(15) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) grants of software and other technology licenses in the ordinary course of business;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(18) Liens in favor of any Governmental Authority securing reclamation obligations or in connection with the provision of any service or product and Liens arising out of or resulting from (a) any right reserved to or vested in any Governmental Authority by the terms of any agreement, lease, license, franchise, grant, permit or claim with or from any such Governmental Authority (including, without limitation, any agreement or grant under which the Issuer or any of its Subsidiaries holds any mineral title or interest) or by any applicable law, statutory provision, regulation or bylaw (whether express or implied) related thereto, or any other limitations, provisos or conditions contained therein; (b) exploration, development and operating permit and bonding requirements imposed by any Governmental Authority in the ordinary course business; and (c) subdivision agreements, development agreements, servicing agreements, utility agreements and other similar agreements with any Governmental Authority or public utility entered into in the ordinary course of business affecting the development, servicing or use of real property;

(19) Liens arising by reason of a judgment or order that does not give rise to an Event of Default so long as such Liens are adequately reserved or bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(20) Liens to secure payment of royalties, revenue interests, net profits interests and preferential rights of purchase incurred in the ordinary course of business to the extent of the Lien in those underlying assets;

(21) Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses, and other agreements which are customary in the Oil and Gas Business;

(22) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(23) Liens on pipelines and pipeline facilities that arise by operation of law;

(24) Liens in oil, gas or other mineral property or products derived from such property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments of purchase or sale of, or the transportation, storage or distribution of, such property or the products derived from such property, provided that such obligations do not constitute Indebtedness;

(25) Liens arising in connection with any Permitted Tax Reorganization;

(26) Liens incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer with respect to Indebtedness that does not exceed, at any one time outstanding, $10.0 million; and

(27) Liens on the Reserve Account in favor of the lenders under any L/C Facility (or any agent or other representative on their behalf) securing all outstanding Indebtedness permitted to be incurred pursuant to Section 4.14(b)(xiv).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Issuer or by the Subsidiary of the Issuer that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Tax Reorganization” means any reorganization and other activities related to tax planning and tax reorganization, so long as, (i) after giving effect thereto, the enforceability of the Notes and Guarantees, taken as a whole, is not materially impaired and (ii) such reorganizations or other activities are otherwise not materially adverse to the Holders of the Notes.

“Permitted Transferee” means [any “Permitted Affiliate Transferee” of the applicable Person as such term is defined in that certain [Shareholders Agreement, dated as of the date hereof, by and among the Issuer and M3-Brigade Sponsor III LP]].

“Person” or “person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint-stock company, Governmental Authority or instrumentality or other entity of any kind.

“Physical Notes” means permanent certificated Notes in registered form issued in denominations of $1,000 principal amount and integral multiples thereof.

“Physical Settlement” has the meaning set forth in Section 13.02(a)(i).

“PPSA” means the Personal Property Security Act (Alberta) (or equivalent statute) as in effect from time to time in the Province of Alberta; provided that, at any time, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any item or portion of the collateral securing the Notes is governed by an equivalent Personal Property Security Act in effect in a Canadian jurisdiction other than the Province of Alberta, including the Civil Code of Québec, the term “PPSA” shall mean the Personal Property Security Act or the Civil Code of Québec (as applicable) as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection or priority and for purposes of definitions relating to such provisions.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.

“preferred shares” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prevailing Exchange Rate” means, for purposes of translating, as of any date, any amount in Canadian dollars or any other non-U.S. currency to U.S. dollars, the spot mid-rate of exchange between such currencies prevailing as of 4:00 p.m., New York City time, on such date, as displayed on, or derived from, Bloomberg page “BFIX” (or, if such page is not available, its equivalent successor page) in respect of such currencies. If such rate cannot be determined as provided in the immediately preceding sentence on such date (which, for the purpose of this definition, shall be deemed to be the “affected day”), then the Prevailing Exchange Rate for such date shall be determined mutatis mutandis but with respect to the immediately preceding day on which such rate can be so determined; provided, however, that, if such immediately preceding day is before the fifth day before such affected day, or, if such rate cannot be so determined, then the Prevailing Exchange Rate shall be determined in such other manner as prescribed in good faith by the Conversion Agent. The Prevailing Exchange Rate shall be determined by the Conversion Agent, except to the extent otherwise specified in this definition.

“Privacy Laws” has the meaning set forth in Section 7.13.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Shares (or such other security) are exchanged for or converted into any combination of cash, securities or other property, the time and date fixed for determination of holders of the Common Shares (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Issuer in good faith, by statute, by contract or otherwise).

“Redemption Date” has the meaning set forth in Section 15.02(a).

“Redemption Notice” has the meaning set forth in Section 15.02(a).

“Redemption Notice Date” means the date on which the Issuer provides the Redemption Notice in accordance with Section 15.02.

“Redemption Period” means, with respect to any Optional Redemption of Notes pursuant to Article 15, the period from, and including, the Redemption Notice Date for such Optional Redemption to, and including, the close of business on the second Trading Day immediately preceding the Redemption Date.

“Redemption Price” means 100% of the principal amount of such Notes plus, to the extent not otherwise accounted for, accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date (unless the Redemption Date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case the Issuer will pay, on or, at the Issuer’s election, before such Interest Payment Date, the full amount of accrued and unpaid interest to the Holders of record of such Notes as of the close of business on such Regular Record Date, and the Redemption Price will be equal to 100% of the principal amount of such Notes to be redeemed) plus the Applicable Premium.

“Reference Property” has the meaning set forth in Section 13.06(a).

“Reference Property Unit” has the meaning set forth in Section 13.06(a).

“Register Information” has the meaning set forth in Section 5.01.

“Regular Record Date,” with respect to any Interest Payment Date, means the [•], [•], [•] or [•] (whether or not such day is a Business Day), as the case may be, immediately preceding the applicable [•], [•], [•] or [•] Interest Payment Date, respectively.

“Required Holders” means, as of any applicable time of determination, Holders holding a majority in aggregate principal amount of the Notes (including any additional Notes) at the time outstanding, which Holders must include Brigade if, at the applicable time of determination, Brigade holds, in the aggregate, Notes representing at least 33% of the aggregate principal amount of all Notes issued to Brigade on the Issue Date.

“Resale Restriction Termination Date” means the date that is the later of (x) one year after the Last Original Issue Date or such shorter period of time as permitted by Rule 144 under the Securities Act or any successor provision thereto and (y) such later date, if any, as may be required by applicable Law.

“Reserve Account” means a restricted reserve account established by Greenfire for cash collateral payments in connection with the L/C Facility.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee, including any senior vice president, vice president, assistant vice president, any trust officer or assistant trust officer, or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payments” has the meaning set forth in Section 4.13(a).

“Restricted Securities” has the meaning set forth in Section 2.05(c).

“Restrictive Notes Legend” has the meaning set forth in Section 2.05(c).

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“S&P” means S&P Global Ratings.

“Sanctions” has the meaning set forth in Section 17.18.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Amount” has the meaning set forth in Section 13.02(a)(iv).

“Settlement Method” means, with respect to any conversion of Notes, Cash Settlement, Physical Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Issuer.

“Settlement Notice” has the meaning set forth in Section 13.02(a)(iii).

“Share Price” has the meaning set forth in Section 13.03(c).

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (or any successor rule) as in effect on the relevant date of determination.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the Settlement Notice (or deemed specified as provided in Section 13.02(a)(iii)) related to any converted Notes.

“Spin-Off” has the meaning set forth in Section 13.04(d).

“Spin-Off Valuation Period” has the meaning set forth in Section 13.04(d).

“Sponsor Group” means M3-Brigade Sponsor III LP, M-III Partners, LP and Brigade Capital Management, LP (including its managed funds and accounts) and their respective Permitted Transferees.

“Structurally Senior Indebtedness” means Indebtedness, including any Hedging Obligations, of the Issuer’s Subsidiaries which ranks structurally senior in right of payment to the Notes or of any Guarantor if such Indebtedness ranks structurally senior in right of payment to the Guarantees. For the avoidance of doubt, as of the date hereof, the Greenfire Notes and the Greenfire Note Guarantees constitute Structurally Senior Indebtedness.

“Subscription Agreement” means the Subscription Agreement dated December [•], 2022 by and between the Issuer and Brigade.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Successor Corporation” has the meaning set forth in Section 11.01(b).

“Tax” means any present or future tax, duty, levy, impost, assessment, tariff, deduction, withholding or other charge of any kind whatsoever (including penalties, interest and any other liabilities related thereto) imposed, assessed or collected by any Governmental Authority, including all interest, fines, penalties, additions to tax or additional amounts imposed with respect thereto, whether disputed or not, including any secondary liability for any of the aforementioned. “Taxes” shall be construed to have a corresponding meaning.

“Tax Jurisdiction” has the meaning set forth in Section 4.21(a).

“Trading Day” means, except for determining amounts due upon conversion as set forth below, a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the Listing Market or, if the Common Shares (or such other security) are not then listed on the Listing Market, on the principal other U.S. national securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares (or such other security) are not then listed on a U.S. national securities exchange, on the principal other market (including an over-the-counter market) on which the Common Shares (or such other security) are then traded and (ii) a Last Reported Sale Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Shares (or such other security) are not so listed or traded, “Trading Day” means a Business Day; and provided further that, for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the Listing Market or, if the Common Shares are not then listed on the Listing Market, on the principal other U.S. national securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

“Transactions” shall mean (i) the Business Combination and (ii) any other related business combination, acquisition, merger, arrangement, amalgamation, consolidation, share exchange or other similar transaction involving the Issuer, Greenfire or M3-Brigade Acquisition III Corp.

“transfer” has the meaning set forth in Section 2.05(c).

“Transfer Taxes” has the meaning set forth in Section 2.05(a).

“Treasury Rate” means, as obtained by the Issuer, as of any Redemption Date or Fundamental Change Repurchase Date, as applicable, the yield to maturity of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the First Call Date; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such date to the First Call Date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trigger Event” has the meaning set forth in Section 13.04(d).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor serving hereunder.

“Trustees” means the Trustee and the Canadian Co-Trustee.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Voting Shares” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of a Person means any direct or indirect Subsidiary of such Person of which all of the outstanding share capital or other ownership interests (other than directors’ qualifying shares) are owned by such Person or one or more of such Person and Wholly Owned Subsidiaries of such Person.

Section 1.02. References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest and Default Interest, as applicable, if, in such context, Additional Interest or Default Interest is, was or would be payable pursuant to this Indenture. Unless the context otherwise requires, any express mention of Additional Interest or Default Interest in any provision hereof shall not be construed as excluding Additional Interest or Default Interest, as applicable, in those provisions hereof where such express mention is not made.

Section 1.03. References to Currency and Dollar Amounts. Unless the context otherwise requires, any reference to “$” or “dollars” in this Indenture means U.S. dollars, and any reference to “C$” in this Indenture means Canadian dollars. Unless the context otherwise requires, any reference to dollar amounts in U.S. dollars or Canadian dollars shall be translated, if necessary, to Canadian dollars or U.S. dollars, respectively, at the Prevailing Exchange Rate.

ARTICLE 2
Issue, Description, Execution, Registration and Exchange of Notes

Section 2.01. Designation and Amount. The Notes shall be designated as the “9.00% Convertible Senior Notes due 2028.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $50,000,000, subject to Section 2.10 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.

Section 2.02. Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. In the case of any conflict between this Indenture and a Note, the provisions of this Indenture shall control and govern to the extent of such conflict.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable Law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or decreased to reflect redemptions, repurchases, cancellations, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian (if other than the Trustee), at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture. Payment of principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.

Section 2.03. Date and Denomination of Notes; Payments of Interest and Defaulted Amounts.

(a) The Notes shall be issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. For the purposes solely of disclosure under the Interest Act (Canada), whenever interest to be paid on the Notes is calculated on the basis of a year of 360 days composed of twelve 30-day months or on the basis of any other period which contains fewer days than the actual number of days in the calendar year of calculation (a “deemed year”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(b) On each Interest Payment Date, the Issuer shall pay interest with respect to a Global Note to the credit of the Holders on such Regular Record Date, pro rata in accordance with their interests.

(c) The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. The principal amount of any Note (x) in the case of any Physical Note, shall be payable at the office or agency of the Issuer maintained by the Issuer for such purposes in New York City, New York, which shall initially be the Corporate Trust Office and (y) in the case of any Global Note, shall be payable by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Issuer shall pay, or cause the Paying Agent to pay, interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their addresses as they appear in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each such Holder or, upon written application by such a Holder to the Note Registrar in a form reasonably satisfactory to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States if such Holder has provided the Trustee or the Paying Agent (if other than the Trustee) with the requisite information necessary to make such wire transfer, which written application shall remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

(d) Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue Default Interest, subject to the enforceability thereof under applicable Law, from, and including, such relevant payment date, and such Defaulted Amounts together with such Default Interest thereon shall be paid by the Issuer, at its election in each case, as provided in clause (i) or (ii) below:

(i) The Issuer may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided. Thereupon the Issuer shall fix a special record date for the payment of such Defaulted Amounts which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment (unless the Trustee shall consent to an earlier date). The Issuer shall promptly notify the Trustee of such special record date at least [•] Business Days before such notice is to be sent to the Holders and the Trustee, in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Amounts and the special record date therefor to be delivered to each Holder not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so delivered, such Defaulted Amounts shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(d). The Trustee shall have no responsibility whatsoever for the calculation of the Defaulted Amount.

(ii) The Issuer may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to clause (i) above, such manner of payment shall be deemed practicable by the Trustee.

Section 2.04. Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Issuer by the manual, facsimile or electronic signature of its Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary or other Officer of the Issuer.

Subject to Section 2.10 and Section 4.14, at any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes, including any additional Notes, executed by the Issuer to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Issuer Order shall authenticate and deliver such Notes, without any further action by the Issuer hereunder; provided, however, that the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel of the Issuer with respect to the issuance, authentication and delivery of such Notes.

Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually or electronically by an authorized officer of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 17.10), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Issuer shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

In case any Officer of the Issuer who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Issuer, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Issuer, and any Note may be signed on behalf of the Issuer by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Issuer, although at the date of the execution of this Indenture any such person was not such an Officer.

Section 2.05. Exchange and Registration of Transfer of Notes; Transfer Taxes; Restrictions on Transfer; Depositary.

(a) The Issuer shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Issuer designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Issuer may appoint one or more co-Note Registrars in accordance with Section 4.02.

Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Issuer pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or for exchange, repurchase, redemption or conversion shall (if so required by the Issuer, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Issuer and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.

No service charge shall be imposed by the Issuer, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Issuer may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or duty (“Transfer Taxes”) required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.

None of the Issuer, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange for other Notes or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion, (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 14 or (iii) any Notes selected for redemption in accordance with Article 15, except the unredeemed portion thereof.

All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(b) So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to the fourth paragraph from the end of Section 2.05(c) all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. Each Global Note shall bear the legend required on a Global Note set forth in Exhibit A hereto. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor.

(c) Every Note that bears or is required under this Section 2.05(c) to bear the Restrictive Notes Legend (together with any Common Shares issued upon conversion of the Notes that is required to bear the legend set forth in Section 2.05(d), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(c) (including the legend set forth below) or in Section 2.05(d) (including the legend set forth therein), as applicable, unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Issuer, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(c) and Section 2.05(d), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

Any certificate evidencing some or all of the Notes (and all securities issued in exchange therefor or substitution thereof, other than Common Shares, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 2.05(d), if applicable) shall bear a legend in substantially the following form (the “Restrictive Notes Legend”) (unless such Notes have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Issuer in writing, with notice thereof to the Trustee):

THIS SECURITY AND THE COMMON SHARES, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF GREENFIRE RESOURCES LTD. (THE “ISSUER”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (D) ABOVE, THE ISSUER AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE ISSUER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE ISSUER OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE ISSUER DURING THE PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

No transfer of any Note prior to the Resale Restriction Termination Date will be registered by the Note Registrar unless the applicable box on the Form of Assignment and Transfer has been checked.

Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Restrictive Notes Legend required by this Section 2.05(c) and shall not be assigned a restricted CUSIP number. The Restrictive Notes Legend set forth above and affixed on any Note will be deemed, in accordance with the terms of the certificate representing such Note, to be removed therefrom upon the Issuer’s delivery to the Trustee of written notice to such effect, without further action by the Issuer, the Trustee, the Holder(s) thereof or any other Person; at such time, such Note will be deemed to be assigned an unrestricted CUSIP number as provided in the certificate representing such Note, it being understood that the Depositary of any Global Note may require a mandatory exchange or other process to cause such Global Note to be identified by an unrestricted CUSIP number in the facilities of such Depositary; provided, however, that if such Note is a Global Note and the Depositary thereof requires a mandatory exchange or other procedure to cause such Global Note to be identified by “unrestricted” CUSIP and ISIN numbers in the facilities of such Depositary, then (x) the Issuer will effect such exchange or procedure as soon as reasonably practicable; and (y) for purposes of Section 4.06, such Global Note will not be deemed to be identified by unrestricted CUSIP and ISIN numbers until such time as such exchange or procedure is effected. The Issuer and the Trustee reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that any proposed transfer of any Note is being made in compliance with the Securities Act and applicable state securities laws.

The Issuer shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clauses (i) through (iii) of the first sentence of the immediately preceding paragraph have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the Restrictive Notes Legend specified in this Section 2.05(c) and shall not be assigned a restricted CUSIP number.

Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note or a portion thereof for one or more Physical Notes in accordance with the second immediately succeeding paragraph.

In addition, unless otherwise agreed to in writing by the Issuer and the Trustee, any certificate evidencing some or all of the Notes (and all securities issued in exchange therefor or substitution thereof, including Common Shares issued upon conversion thereof) shall bear a legend in substantially the following form (the “Canadian Restrictive Notes Legend”) (unless the Issuer has either: (i) filed a final prospectus for which a receipt has been issued in any of the jurisdictions in Canada listed in Appendix B of NI 45-102; or (ii) become a “reporting issuer” under the applicable securities laws of any jurisdiction of Canada and four months have elapsed from the date since the Issuer became a reporting issuer (and such reporting issuer status has not ceased) (in either case, the “Canadian Resale Restriction Termination Date”):

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE ISSUE DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.

The Canadian Restrictive Notes Legend set forth above and affixed on any Note will be deemed, in accordance with the terms of the certificate representing such Note, to be removed therefrom upon the Issuer’s delivery to the Trustee of written notice to such effect, without further action by the Issuer, the Trustee, the Holder(s) thereof or any other Person; at such time, such Note will be deemed to be assigned an unrestricted CUSIP number relating to the Canadian Restrictive Notes Legend provided in the certificate representing such Note, it being understood that the Depositary of any Global Note may require a mandatory exchange or other process to cause such Global Note to be identified by an unrestricted CUSIP number in the facilities of such Depositary; provided, however, that if such Note is a Global Note and the Depositary thereof requires a mandatory exchange or other procedure to cause such Global Note to be identified by “unrestricted” CUSIP and ISIN numbers relating to the Canadian Restrictive Notes Legend in the facilities of such Depositary, then (x) the Issuer will effect such exchange or procedure as soon as reasonably practicable; and (y) for purposes of Section 4.06, such Global Note will not be deemed to be identified by unrestricted CUSIP and ISIN numbers relating to the Canadian Restrictive Notes Legend until such time as such exchange or procedure is effected. The Issuer and the Trustee reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that any proposed transfer of any Note is being made in compliance with the Canadian Securities Legislation.

The Depositary shall be a clearing agency registered under the Exchange Act. The Issuer initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note. Initially, each Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.

If (i) the Depositary notifies the Issuer at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days or (iii) an Event of Default with respect to the Notes has occurred and is continuing and, subject to the Depositary’s applicable procedures, a beneficial owner of any Note requests that its beneficial interest therein be issued as a Physical Note, the Issuer shall execute, and the Trustee, upon receipt of an Officer’s Certificate and an Issuer Order for the authentication and delivery of Notes, shall authenticate and deliver (x) in the case of clause (iii), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes shall be canceled.

Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.05(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clause (iii) of the immediately preceding paragraph, the relevant beneficial owner, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

At such time as all interests in a Global Note have been converted, canceled, repurchased upon a Fundamental Change, redeemed or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased upon a Fundamental Change, redeemed or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.

None of the Issuer, the Trustee, the Conversion Agent, the Paying Agent or any agent of the Issuer or the Trustee shall have any responsibility or liability for any act or omission of the Depositary or for the payment of amounts to owners of beneficial interest in a Global Note, for any aspect of the records relating to or payments made on account of those interests by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to those interests.

(d) Any share certificate representing Common Shares issued upon conversion of a Note shall bear a legend in substantially the following form (unless such Common Shares have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Shares have been issued upon conversion of a Note that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Issuer with written notice thereof to the Trustee and any transfer agent for the Common Shares):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF GREENFIRE RESOURCES LTD. (THE “ISSUER”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE NOTES UPON THE CONVERSION OF WHICH THIS SECURITY WAS ISSUED OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PRIOR TO THE REGISTRATION OF THIS SECURITY IN CONNECTION WITH ANY TRANSFER IN ACCORDANCE WITH CLAUSE (D) ABOVE, THE ISSUER AND THE TRANSFER AGENT FOR THE ISSUER’S COMMON SHARES RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE ISSUER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Shares (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such Common Shares for exchange in accordance with the procedures of the transfer agent for the Common Shares, be exchanged for a new certificate or certificates for a like aggregate number of Common Shares, which shall not bear the restrictive legend required by this Section 2.05(d).

The Issuer shall cause any Note that is repurchased or owned by it to be surrendered to the Trustee for cancellation in accordance with Section 2.08.

The Trustee and any other agent appointed under this Indenture shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the Depositary, and may assume performance absent written notice to the contrary.

(e) Any Note or Common Shares issued upon conversion of a Note that is repurchased or owned by the Issuer or any Affiliate of the Issuer (or any Person who was an Affiliate of the Issuer at any time during the three months immediately preceding) may not be resold by the Issuer or such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Shares, as the case may be, no longer being a “restricted security” (as defined under Rule 144).

Section 2.06. Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Issuer in its discretion may execute, and upon receipt of an Issuer Order the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Issuer, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Issuer, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of an Issuer Order and such security or indemnity as the Trustee, the Issuer and, if applicable, such authenticating agent may require. No service charge shall be imposed by the Issuer, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Issuer may require a Holder to pay a sum sufficient to cover any Transfer Taxes required in connection therewith as a result of the name of the

Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for redemption or required repurchase or is about to be converted in accordance with Article 13 shall become mutilated or be destroyed, lost or stolen, the Issuer may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Issuer, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Issuer, the Trustee and, if applicable, any Paying Agent or Conversion Agent evidence of their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, redemption, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, redemption, conversion or repurchase of negotiable instruments or other securities without their surrender.

Section 2.07. Temporary Notes. Pending the preparation of Physical Notes, the Issuer may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon written request of the Issuer, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Issuer. Every such temporary Note shall be executed by the Issuer and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Issuer shall execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Issuer pursuant to Section 4.02 and the Trustee or such authenticating agent upon receipt of an Issuer Order shall authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes. Such exchange shall be made by the Issuer at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.

Section 2.08. Cancellation of Notes Paid, Converted, Etc. The Issuer shall cause all Notes surrendered for the purpose of payment, repurchase (including upon a Fundamental Change but not including Notes repurchased pursuant to cash-settled swaps and other derivatives), redemption, registration of transfer or exchange or conversion, if surrendered to the Issuer or any of its agents, Subsidiaries or Affiliates, as applicable, to be surrendered to the Trustee for cancellation. All Notes delivered to the Trustee shall be canceled promptly by it in accordance with its customary procedures. Except for any Notes surrendered for registration of transfer or exchange, or as otherwise expressly permitted by any of the provisions of this Indenture, no Notes shall be authenticated in exchange for any Notes surrendered to the Trustee for cancellation. The Trustee shall dispose of canceled Notes in accordance with its customary procedures and, after such disposition, shall deliver a certificate of such disposition to the Issuer, at the Issuer’s written request in an Issuer Order.

Section 2.09. CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in all notices issued to Holders as a convenience to such Holders; provided that the Trustee shall have no liability for any defect in the “CUSIP” numbers as they appear on any Note, notice or elsewhere, and, provided, further, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.10. Additional Notes; Repurchases. The Issuer may, notwithstanding Section 2.01, reopen this Indenture and issue additional Notes hereunder with the same terms as the Notes initially issued hereunder (other than differences in the issue date, the issue price, interest accrued prior to the issue date of such additional Notes and, if applicable, restrictions on transfer in respect of such additional Notes); provided that it has given written notice to and obtained written consent from the Required Holders prior to such date of issuance of additional Notes; and provided, further, that if any such additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax or securities law purposes, such additional Notes shall not have the same CUSIP numbers as the Notes initially issued hereunder. Prior to the issuance of any such additional Notes, the Issuer shall deliver to the Trustee (copied to the Paying Agent and Note Registrar) an Issuer Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to cover such matters, in addition to those required by Section 17.05, as the Trustee shall reasonably request. In addition, the Issuer may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Issuer), repurchase Notes in the open market or otherwise, whether by the Issuer or its Subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without the consent of or notice to the Holders of the Notes. The Issuer shall cause any Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation in accordance with Section 2.08 and such Notes shall no longer be considered outstanding under this Indenture upon their repurchase.

ARTICLE 3
Satisfaction and Discharge

Section 3.01. Satisfaction and Discharge. This Indenture and the Notes shall upon request of the Issuer contained in an Officer’s Certificate cease to be of further effect, and the Trustee, at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging satisfaction and discharge of this Indenture and the Notes, when:

(a) (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06) have been delivered to the Trustee for cancellation or (ii) the Issuer has deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether on the Maturity Date, any Redemption Date, any Fundamental Change Repurchase Date, upon conversion or otherwise, cash and/or Common Shares (or other Reference Property) or a combination thereof, as applicable, solely to satisfy the Issuer’s Conversion Obligation, sufficient to pay all of the outstanding Notes and all other sums due and payable under this Indenture by the Issuer; and

(b) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.06 shall survive.

ARTICLE 4
Certain Covenants

Section 4.01. Payment of Principal and Interest. The Issuer covenants and agrees that it will cause to be paid the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

On the Maturity Date, the Issuer shall repay the principal of each of the Notes by Cash Settlement.

Interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 10:00 a.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02. Maintenance of Office or Agency. The Issuer will maintain in New York City, New York, an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase or redemption (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office or the office or agency of the Trustee located in New York City, New York.

The Issuer may also from time to time designate as co-Note Registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in New York City, New York, for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Issuer hereby initially designates the Trustee as the Paying Agent, Note Registrar, Custodian and Conversion Agent and the Corporate Trust Office as the office or agency in the contiguous United States, where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase or redemption or for conversion and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served; provided that the Corporate Trust Office shall not be a place for service of legal process for the Issuer.

Section 4.03. Appointments to Fill Vacancies in Trustee’s Office. The Issuer, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.09, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04. Provisions as to Paying Agent. (a) If the Issuer shall appoint a Paying Agent other than the Trustee, the Issuer will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i) that it will hold all sums held by it as such agent for the payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders of the Notes;

(ii) that it will give the Trustee prompt notice of any failure by the Issuer to make any payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, the Notes when the same shall be due and payable; and

(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Issuer shall, on or before each due date of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or premium, if any, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), premium, if any, or accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Issuer will promptly notify the Trustee of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 10:00 a.m., New York City time, on such date.

(b) If the Issuer acts as its own Paying Agent, it shall, on or before each due date of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and premium, if any, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) and premium, if any, accrued and unpaid interest so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Issuer to make any payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or premium, if any, or accrued and unpaid interest on, the Notes when the same shall become due and payable. On the occurrence of any Event of Default under Section 6.01(k) or Section 6.01(l), the Trustee shall automatically become the Paying Agent.

(c) Anything in this Section 4.04 to the contrary notwithstanding, the Issuer may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Issuer or any Paying Agent hereunder as required by this

Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Issuer or any Paying Agent to the Trustee, the Issuer or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts.

(d) Subject to applicable escheatment laws, any money and Common Shares deposited with the Trustee, the Conversion Agent or any Paying Agent or then held by the Issuer, in trust for the payment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, premium, if any, on, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), premium, interest or consideration due upon conversion has become due and payable shall be paid to the Issuer on request of the Issuer contained in an Officer’s Certificate, or (if then held by the Issuer) shall be discharged from such trust and the Trustee shall have no further liability with respect to such fund or property; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee, the Conversion Agent or such Paying Agent with respect to such trust money and Common Shares, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 4.05. Existence. Subject to Article 11, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 4.06. Rule 144A Information Requirement and Reports.

(a) At any time the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Issuer shall, so long as any of the Notes or any Common Shares issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any Common Shares issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or Common Shares pursuant to Rule 144A under the Securities Act. The Issuer shall take such further action as any Holder or beneficial owner of such Notes or any Common Shares issuable upon conversion of such Notes may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such Notes or Common Shares issuable upon conversion of such Notes in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

(b) The Issuer shall file with the Trustee, within 15 days after the same are required to be filed with the Commission, copies of any annual or quarterly reports (on Form 10-K or Form 20-F or Form 10-Q or Form 6-K, as applicable, or any respective successor form) that the Issuer is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to, or with respect to which the Issuer is actively seeking, confidential treatment and any correspondence with the Commission, and giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor thereto)). Any such document or report that the Issuer files with the Commission via the Commission’s EDGAR system (or any successor system) shall be deemed to be filed with the Trustee for purposes of this Section 4.06(b) at the time such documents are filed via the EDGAR system (or such successor). The Trustee shall have no responsibility to determine whether such posting has occurred.

(c) Delivery of the reports, information and documents described in clause (b) above to the Trustee is for informational purposes only, and the information and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

(d) If, at any time following the one year anniversary of the Last Original Issue Date, the Issuer fails to timely file any document or report that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K or Form 6-K, as applicable), the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP number or the Notes are not otherwise freely tradable pursuant to Rule 144 by Holders other than the Issuer’s Affiliates or Holders that were the Issuer’s Affiliates at any time during the three months immediately preceding (as a result of restrictions pursuant to U.S. securities laws or the terms of this Indenture or the Notes), or any Common Shares issuable upon conversion of the Notes fail to be subject to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective in accordance with the terms of the Investor Rights Agreement, the Issuer shall pay Additional Interest on the Notes. Such Additional Interest shall accrue on the Notes at the rate of (i) 0.25% per annum of the principal amount of the Notes outstanding for each of the first 90 days and (ii) 0.50% per annum of the principal amount of the Notes outstanding for each day from, and including, the 91st day during such period for which the Issuer’s failure to file has occurred and is continuing, the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP number or the Notes are not otherwise freely tradable pursuant to Rule 144 by Holders other than the Issuer’s Affiliates (or Holders that were the Issuer’s Affiliates at any time during the three months immediately preceding) without restrictions pursuant to U.S. securities laws or the terms of this Indenture or the Notes. Additional Interest shall be payable in cash in arrears on each Interest Payment Date following accrual in the same manner as regular interest on the Notes.

(e) If Additional Interest is payable by the Issuer pursuant to Section 4.06(d), the Issuer shall deliver to the Trustee (copied to the Paying Agent) an Officer’s Certificate to that effect stating (i) the amount of such Additional Interest that is payable and (ii) the date on which such Additional Interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable and the Trustee shall not have any duty to verify the Issuer’s calculation of Additional Interest. If the Issuer has paid Additional Interest directly to the Persons entitled to it, the Issuer shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

Section 4.07. Stay, Extension and Usury Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Issuer from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.08. Compliance Certificate; Statements as to Defaults. The Issuer shall deliver to the Trustee, at least once in every twelve month period beginning on the date of this Indenture and within 120 days after the end of each fiscal year of the Issuer (beginning with the fiscal year ending on December 31, 2023), an Officer’s Certificate stating whether the signers thereof have knowledge of any Default or Event of Default that occurred during the previous year and, if so, specifying each such Default or Event of Default and the nature thereof. In addition, the Issuer shall deliver to the Trustee, within 30 days after the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Default or Event of Default, its status and the action that the Issuer is taking or proposing to take in respect thereof; provided that the Issuer shall not be required to deliver such Officer’s Certificate if such Default or Event of Default has been cured within the applicable grace period (if any) provided for in this Indenture.

Section 4.09. Payment of Taxes. The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or properties of it and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property, except for such non-compliances as could not singly or in the aggregate reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Issuer and its Subsidiaries, taken as a whole.

Section 4.10. Compliance with Laws. The Issuer shall comply with all applicable statutes, rules, regulations and orders of the United States of America, all states and municipalities thereof, Canada, all provinces and territories thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its respective businesses and the ownership of its respective properties, except for such non-compliances as could not singly or in the aggregate reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Issuer and its Subsidiaries, taken as a whole.

Section 4.11. Reservation and Status of Common Shares.

(a) The Issuer shall at all times reserve and maintain, out of its authorized and unissued Common Shares or Common Shares held in treasury, a number of Common Shares that would be sufficient to satisfy its Conversion Obligation hereunder. To the extent the Issuer delivers Common Shares held in the Issuer’s treasury in settlement of any obligation under this Indenture to deliver Common Shares, each reference in this Indenture to the issuance of Common Shares in connection therewith will be deemed to include such delivery.

(b) Each Common Share delivered upon conversion of the Notes shall be a newly issued or treasury Common Share and shall be duly and validly issued, fully paid and non-assessable, and free from preemptive rights, taxes, liens, charges and adverse claims (except to the extent of any lien, charge or adverse claim created by the action or inaction of such Holder or the Person to whom such Common Share will be delivered).

(c) If the Common Shares are then listed on any securities exchange, then the Issuer shall cause Common Shares delivered upon conversion of the Notes to be admitted for listing on such exchange.

Section 4.12. Capital Expenditure. The Issuer shall ensure that, at any time from the Issue Date, the aggregate capital expenditure of the Issuer and its Subsidiaries on a consolidated basis included in the Issuer’s cash flow statement shall not exceed $100.0 million in any twelve-month period.

Section 4.13. Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of Equity Interests of the Issuer or any of its Subsidiaries (including, without limitation, any payment in connection with any consolidation, arrangement, merger or amalgamation involving the Issuer or any of its Subsidiaries) or to the direct or indirect holders of Equity Interests of the Issuer or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Subsidiary of the Issuer);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any consolidation, arrangement, merger or amalgamation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Subsidiary that is unsecured Indebtedness for money borrowed, Indebtedness secured on a junior lien basis to the Notes or contractually subordinated to the Notes or to any Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Subsidiaries), except a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b) The foregoing provisions will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer;

(iii) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of the Issuer to the holders of such Subsidiary’s Equity Interests on a pro rata basis;

(iv) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(v) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Subsidiary of the Issuer held by any current or former officer, director or employee of the Issuer or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options (or related withholding taxes);

(vii) payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants or (B) the conversion or exchange of Capital Stock of any such Person;

(viii) payments or distributions to dissenting shareholders pursuant to applicable Law, or pursuant to or in connection with a consolidation, amalgamation, merger or transfer of the Capital Stock of any Subsidiary or of all or substantially all of the assets of the Issuer, in each case, that complies with the requirements of this Indenture; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have complied with Article 14;

(ix) payments made in connection with, or constituting any part of any Permitted Tax Reorganization and fees and expenses relating thereto;

(x) to the extent required in order to consummate the Transactions, Restricted Payments in an aggregate amount of not more than US$75.0 million distributed (directly or indirectly) pursuant to the Plan of Arrangement (as defined in the Business Combination Agreement); provided that any Restricted Payments made pursuant to this clause (x) shall reduce Restricted Payments otherwise available pursuant to clause (ii) on a dollar for dollar basis to the extent such distributions are funded by a contribution to the Issuer or a Subsidiary;

(xi) so long as (A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payments and (B) the Issuer will have no less than $25.0 million of unrestricted cash on hand (determined on a pro forma basis taking into account any payments contemplated to be made pursuant to this clause (xi)), Restricted Payments in an amount not to exceed the then-applicable Available Cumulative Credit; and

(xii) the payment of (1) transaction expenses in connection with the Transactions and (2) any amounts due to dissenting shareholders in connection with the Transactions; provided that any Restricted Payments made pursuant to this clause (xii) shall reduce Restricted Payments otherwise available pursuant to clauses (ii) and (x) on a dollar for dollar basis to the extent such payments could be classified under clause (ii) or (x), as applicable.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.13 will be determined by the chief executive officer, the chief financial officer, the chief accounting officer or the controller of the Issuer and set forth in an Officer’s Certificate delivered to the Trustee; provided that such determination of Fair Market Value shall be further evidenced by a resolution of the Board of Directors of the Issuer if the value of such Restricted Payment exceeds $5.0 million. The Issuer, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the clauses or subclauses of this Section 4.13 (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such clauses or subclauses (or, as applicable, clauses or subclauses), in each case, in any manner that complies with this Section 4.13.

Section 4.14. Incurrence of Indebtedness and Issuance of Preferred Shares.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any preferred shares; provided that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness, if such Indebtedness constitutes Permitted Debt (as defined below).

(b) Notwithstanding clause (a) of this Section 4.14, the Issuer and its Subsidiaries may incur, without duplication, any of the following items of Indebtedness (“Permitted Debt”):

(i) Existing Indebtedness, including the Greenfire Notes outstanding on the date hereof and the related Greenfire Note Guarantees in effect on the date hereof;

(ii) Indebtedness represented by the Notes (other than any additional Notes) and related Guarantees;

(iii) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Issuer or any of its Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 4.14(b)(iii), not to exceed, at any time outstanding, $10.0 million;

(iv) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.14(b)(i), Section 4.14(b)(ii), Section 4.14(b)(iii) or Section 4.14(b)(xiv) hereof; provided that the incurrence of such Permitted Refinancing Indebtedness shall be treated as a utilization of the capacity under Section 4.14(b)(i), Section 4.14(b)(ii), Section 4.14(b)(iii) or Section 4.14(b)(xiv), as applicable, to incur Indebtedness under such Sections;

(v) intercompany Indebtedness between or among the Issuer and any of its Subsidiaries; provided that: (A) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor; and (B) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Subsidiary of the Issuer and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Subsidiary of the Issuer will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Subsidiary, as the case may be, that was not permitted by this Section 4.14(b)(v);

(vi) the issuance by any of the Issuer’s Subsidiaries to the Issuer or to any of its Subsidiaries of preferred shares; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such preferred shares being held by a Person other than the Issuer or a Subsidiary of the Issuer and (B) any sale or other transfer of any such preferred shares to a Person that is not either the Issuer or a Subsidiary of the Issuer will be deemed, in each case, to constitute an issuance of such preferred shares by such Subsidiary that was not permitted by this Section 4.14(b)(vi);

(vii) Hedging Obligations in the ordinary course of business and the Hedges;

(viii) any guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Subsidiary of the Issuer to the extent that the Indebtedness being guaranteed was permitted to be incurred by another provision of this Section 4.14; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then such guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(ix) Indebtedness in respect of (A) workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business, (B) performance bonds, bank guarantees or similar obligations for or in connection with pledges, deposits or payments made or given in relation to such performance bonds, bank guarantees or similar instruments in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations and (C) letters of credit issued or incurred to support the purchase of supplies and equipment in the ordinary course of business of the Issuer and its Subsidiaries;

(x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xi) Indebtedness arising from agreements of the Issuer or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness with respect to a disposition shall at no time exceed the gross proceeds actually received by the Issuer and its Subsidiaries in connection with such disposition;

(xii) obligations consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(xiii) Indebtedness of the Issuer or any of its Subsidiaries arising pursuant to any Permitted Tax Reorganization;

(xiv) Indebtedness arising pursuant to an L/C Facility not to exceed, at any time outstanding, $70.0 million; and

(xv) additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xv), not to exceed $10.0 million.

(c) The Issuer shall not incur, and shall not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially identical terms; provided that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor solely by virtue of being unsecured, by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more such holders priority over the other holders in the collateral held by them.

(d) For purposes of determining compliance with this Section 4.14, in the event that an item of Indebtedness meets the criteria of more than one of the clauses of Permitted Debt described in Section 4.14(b)(i) through (xv) above, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.14. The accrual of interest or preferred share dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred shares or operating leases as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred shares or Disqualified Stock in the form of additional shares of the same class of preferred shares or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred shares or Disqualified Stock for purposes of this Section 4.14; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4.14, the maximum amount of Indebtedness that the Issuer or any Subsidiary may incur pursuant to this this Section 4.14 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Section 4.15. Liens.

(a) The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on any asset of the Issuer or such Subsidiary now owned or hereafter acquired unless contemporaneously therewith:

(i) in the case of any Lien securing any Pari Passu Indebtedness, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of the Issuer or such Subsidiary, as the case may be; and

(ii) in the case of any Lien securing Indebtedness subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same assets of the Issuer or such Subsidiary, as the case may be, prior to the Lien securing such subordinated Indebtedness.

(b) For purposes of determining compliance with this Section 4.15, (1) a Lien securing an item of Indebtedness need not be permitted solely by reference to one clause of Permitted Liens (or any portion thereof) but may be permitted in part under any combination thereof and (2) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the clauses of Permitted Liens (or any portion thereof), the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.15.

Section 4.16. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Subsidiaries;

(ii) make loans or advances to the Issuer or any of its Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer or any of its Subsidiaries.

(b) The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Existing Indebtedness, including the Greenfire Indenture, the Greenfire Notes and the Greenfire Note Guarantees, and any related collateral documents, in each case as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii) this Indenture, the Notes and the Guarantees;

(iii) agreements governing other Indebtedness permitted to be incurred under Section 4.14 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions will not materially adversely impact the ability of the Issuer to make required principal and interest payments on the Notes;

(iv) applicable Law;

(v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(vi) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vii) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.16(a)(iii);

(viii) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(ix) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness will not materially adversely impact the ability of the Issuer to make required principal and interest payments on the Notes;

(x) Liens permitted to be incurred under Section 4.15 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.17. Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Subsidiary with an unrelated Person;

(ii) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Issuer set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.17 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(iii) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion of an accounting, appraisal or investment banking firm of national standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that the transaction or series of related transactions is (I) fair from a financial point of view taking into account all relevant circumstances or (II) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate.

(b) The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the foregoing provisions in clause (a):

(i) any employment agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Subsidiaries and payments pursuant thereto, including with respect to the Transactions;

(ii) transactions between or among the Issuer and/or its Subsidiaries;

(iii) transactions with a Person that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer or any of its Subsidiaries, including with respect to the Transactions;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(vi) any transaction or series of related transactions for which the Issuer delivers to the Trustee an opinion as to the fairness to the Issuer or the applicable Subsidiary of such transaction or series of related transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(vii) Restricted Payments that do not violate Section 4.13;

(viii) loans or advances to employees in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

(ix) any Permitted Tax Reorganization;

(x) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby; and

(xi) the Transactions and the payment of all fees and expenses related to the Transactions.

Section 4.18. Business Activities. The Issuer shall not, and shall not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

Section 4.19. Subsidiary Guarantees. The Issuer shall not create any Subsidiary or permit any of its Subsidiaries, directly or indirectly, by way of pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness (other than the Notes) of the Issuer or any Guarantor, unless, in any such case, such Subsidiary executes and delivers a supplemental indenture to this Indenture providing a Guarantee as provided in Article 14 by such Subsidiary; provided that no Subsidiary shall be required to guarantee the Notes if it is prohibited by law from guaranteeing the Notes.

Section 4.20. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(i) the Issuer (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the aggregate consideration received by the Issuer and its Subsidiaries in the Asset Sale is in the form of cash or Cash Equivalents.

Any Asset Sale pursuant to a condemnation, expropriation, appropriation, or other similar taking, including by deed in lieu of condemnation, shall not be required to satisfy the conditions set forth in Section 4.20(a)(i) above.

For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Issuer or such Subsidiary from or indemnifies against further liability;

(B) any securities, Notes or other obligations received by the Issuer or any such Subsidiary from such transferee that are within 180 days after the Asset Sale, subject to ordinary settlement periods, converted by the Issuer or such Subsidiary into cash, to the extent of the cash received in that conversion; and

(C) any stock or assets of the kind referred to in clause (ii) or (iv) of Section 4.20(b).

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Subsidiary, as the case may be) may apply such Net Proceeds:

(i) (x) to reduce, prepay, repay or purchase any Indebtedness secured by a Lien on such asset, (y) to reduce, prepay, repay or purchase Pari Passu Indebtedness (provided that the Issuer ratably reduces, prepays, repays or purchases the Notes) or (z) to make an offer in accordance with the procedures set forth below for an Asset Sale Offer, redeem the Notes pursuant to Article 15 or purchase Notes through open market purchases or in privately negotiated transactions (in each case, other than Indebtedness owed to the Issuer or any Subsidiary); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Issuer or such Subsidiary will retire such Indebtedness and will cause the related commitment, to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets,” to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(ii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Issuer;

(iii) to make a capital expenditure in respect of a Permitted Business; or

(iv) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

In the case of clause (ii) of this Section 4.20(b), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Issuer (or the applicable Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (i) through (iv) of Section 4.20(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within thirty days of exceeding such amount, the Issuer will make an offer to: (i) first, all Holders of Structurally Senior Indebtedness in accordance with the terms of such Structurally Senior Indebtedness, to the extent required by the terms of such Structurally Senior Indebtedness, and (ii) second, out of any remaining Excess Proceeds, all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to purchase, prepay or redeem the maximum principal amount of Notes and Pari Passu Indebtedness on a pro rata basis (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the remaining Excess Proceeds (such offer to Holders of Notes and any holders of Pari Passu Indebtedness, as the case may be, an “Asset Sale Offer”).

(d) The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the Regular Record Date to receive interest due on the relevant Interest Payment Date, and will be payable in cash.

(e) If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.

Section 4.21. Additional Amounts.

(a) All payments made by the Issuer or any Guarantor under or with respect to the Notes or the Guarantees, including any consideration transferred in connection with a conversion of Notes (whether Cash Settlement, Physical Settlement or Combination Settlement), shall be made free and clear of and without withholding or deduction for or on account of any present or future Taxes, unless the withholding or deduction is then required by applicable Law. If any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Issuer or any Guarantor (including any successor or other surviving entity) is then incorporated, organized, engaged in business or resident for tax purposes or any political subdivision or taxing authority thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of any paying agent) (each of clauses (1) and (2), a “Tax Jurisdiction”) will at any time be required to be made from any payments made under or with respect to the Notes or the Guarantees, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including payments of Additional Amounts) after such withholding or deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided that no Additional Amounts will be payable with respect to any of the following (referred to herein as “Excluded Taxes”):

(i) any Taxes that would not have been imposed but for the Holder or beneficial owner (or fiduciary, settlor, beneficiary, partner, member or shareholder of the Holder, as the case may be) of the Notes being a citizen or resident or national of, organized in or carrying on a business in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, disposition, enforcement or receipt of payment in respect of the Notes;

(ii) any Taxes that are imposed or withheld as a result of the failure of the Holder or beneficial owner of the Notes to comply with any reasonable written request, made to that Holder or beneficial owner in writing at least 30 days before any such withholding or deduction would be made, by the Issuer, any Guarantor or any Paying Agent to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such Taxes, but only to the extent that the Holder or beneficial owner is legally eligible to provide such evidence and such compliance is not more onerous to the Holder or beneficial owner than would be comparable certification, information, documentation or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8 and W-9 or any comparable successor forms);

(iii) any Taxes imposed with respect to any Note presented for payment (where presentation is required for payment) more than 30 days after the date on which the relevant payment is became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on any day during such 30-day period);

(iv) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(v) any Tax required to be withheld or deducted under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, or any amended or successor versions of such Sections (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(vi) other than with respect to the initial Holder of the Notes, any Taxes withheld, deducted or imposed because the Holder or beneficial owner of the Notes, or any other person entitled to payments under the Notes, does not deal at arm’s length with the Issuer or a relevant Guarantor or paying agent for purposes of the Income Tax Act (Canada) or is a person who is, or who does not deal at arm’s length with, a person who is a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Issuer or a relevant Guarantor or paying agent at a relevant time;

(vii) any Taxes withheld, deducted or imposed on a payment on or with respect to the Notes to a Holder that is a fiduciary, a partnership or a person other than the sole beneficial owner of any such payment, if a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the payment of Additional Amounts had it been the Holder of the Note; or

(viii) any combination of clauses (i) through (vii) of this Section 4.21(a).

(b) If the Issuer or any Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Issuer shall deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuer shall provide the Trustee with documentation reasonably satisfactory to each of them evidencing the payment of Additional Amounts.

(c) The relevant Guarantor shall make all withholdings and deductions required by Law and will remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable Law. Upon request, the Issuer will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. The Issuer shall be responsible for making all calculations called for under this Indenture and the Notes, and the Trustee shall be entitled to conclusively rely on any such calculation provided for in an Officer’s Certificate.

(d) Whenever in this Indenture there is mentioned, in any context (i) the payment of principal (and premium, if any), (ii) redemption prices or purchase prices in connection with a redemption or repurchase of Notes, (iii) interest, or (iv) any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e) The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and each Holder or beneficial owner of the Notes for and hold them harmless against the full amount of (i) any Taxes, other than Excluded Taxes, paid by the Trustee or any Paying Agent or any Holder or beneficial owner of the Notes in connection with payments made under or with respect to the Notes or the Guarantees held by such Holder or beneficial owner, including any consideration transferred in connection with a conversion of Notes (whether Cash Settlement, Physical Settlement or Combination Settlement), and (ii) any Taxes, other than Excluded Taxes, levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii). A certificate as to the amount of such requested indemnification, delivered by the Trustee or any Paying Agent or such Holder or beneficial owners, shall be conclusive absent manifest error. The Issuer shall pay, and indemnify the Trustee, the Paying Agent and each Holder or beneficial owner of the Notes for, any present or future stamp, issue, registration, transfer, court or documentary taxes or any other excise, property or similar Taxes that arise in any relevant Tax Jurisdiction (and, in the case of enforcement, any jurisdiction) from the execution, issuance, delivery or enforcement of the Notes, the Guarantees, this Indenture or any other document or instrument in relation thereto, or the receipt of any payments, including any consideration transferred in connection with a conversion of Notes (whether Cash Settlement, Physical Settlement or Combination Settlement), with respect to the Notes or any Guarantees.

(f) The obligations described in this Section 4.21 will survive any termination, defeasance or discharge of this Indenture, and transfer by a holder or beneficial owner of the Notes, and will apply mutatis mutandis to any jurisdiction (i) in which any successor Person to the Issuer or any Guarantor is organized, engaged in business or resident for tax purposes or any political subdivision or taxing authority thereof or therein or (ii) from or through which payment is made by or on behalf of such successor Person.

ARTICLE 5
Lists of Holders and Reports by the Issuer and the Trustee

Section 5.01. Lists of Holders. The Issuer covenants and agrees that it will furnish or cause to be furnished to the Trustee not more than 15 days after each Regular Record Date beginning with the Regular Record Date on [•], 2023, and at such other times as the Trustee may request in writing, within 30 days after receipt by the Issuer of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders, the principal amount of Notes owned by such Holders and the aggregate principal amount of Notes outstanding (the “Register Information”) as of a date not more than 15 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.

Section 5.02. Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished. Within 15 days after the Trustee receives a request from any registered Holder for a copy of the Register Information, accompanied by a declaration from such registered Holder which purports to be in compliance with the Business Corporations Act (Alberta), the Trustee shall furnish the Register Information (as of the day that the declaration is delivered) to such Holder if such declaration complies with the Business Corporations Act (Alberta); provided that each of the Trustees shall be entitled to charge a reasonable fee for so doing.

ARTICLE 6
Defaults and Remedies

Section 6.01. Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:

(a) default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 consecutive days;

(b) default in the payment when due (at maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, the Notes;

(c) failure by the Issuer to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a Holder’s conversion right (including failure to pay or deliver, as the case may be, the Settlement Amount due upon conversion of the Notes) and such failure continues for three Business Days;

(d) failure by the Issuer to issue a Fundamental Change Notice in accordance with Section 14.01 (and otherwise comply with the provisions of Article 14) or notice of a Make-Whole Fundamental Change in accordance with Section 13.03(d), in each case when due and such failure continues for five Business Days;

(e) failure by the Issuer to comply with the provisions described in Article 11;

(f) failure by the Issuer or any of the Guarantors for 60 days, after written notice of such failure to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class, to comply with any of the other covenants or agreements (other than such obligations referenced above in clauses (a) through (e) of this Section 6.01) in this Indenture;

(g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or of its Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default (1) is caused by a failure to pay principal of, premium on, if any, or interest, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (2) results in the acceleration of such Indebtedness prior to its express maturity or that enables or permits (after giving effect to any applicable notice periods, if any, and any grace periods) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the redemption thereof or any offer to redeem such indebtedness to be made in respect thereof, prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been or could be so accelerated, aggregates $25.0 million or more;

(h) failure by the Issuer or any of its Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(i) failure by the Issuer or any of its Subsidiaries to perform any covenant or other agreement or condition under any existing or future offtake or royalty agreement, the effect of which is to cause the acceleration of payments of $25.0 million or more under such agreement;

(j) except as permitted by this Indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee;

(k) the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy or Insolvency Laws:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors;

(v) generally is not paying its debts as they become due; or

(vi) commences or is subject to another Insolvency Event;

(l) a court of competent jurisdiction enters an order or decree under any Bankruptcy or Insolvency Laws that:

(i) is for relief against the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Issuer or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Acceleration; Rescission and Annulment. If one or more Events of Default (other than an Event of Default specified in Section 6.01(k) or Section 6.01(l) with respect to the Issuer or a Significant Subsidiary) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuer (and to the Trustee if given by Holders), may declare 100% of the principal of, and premium, if any, and accrued and unpaid interest on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(k) or Section 6.01(l) with respect to the Issuer (and not with respect to a Significant Subsidiary) occurs and is continuing, 100% of the principal of, and premium, if any, and accrued and unpaid interest, if any, on, all Notes shall become and shall automatically be immediately due and payable.

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the nonpayment of the principal of and premium, if any, and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.08, then and in every such case (except as provided in the immediately succeeding sentence) the Required Holders (including, without limitation, additional Notes), by written notice to the Issuer and to the Trustee, may waive all

Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, or premium, if any, or accrued and unpaid interest on, any Notes, (ii) a failure to repurchase any Notes when required or (iii) a failure to pay or deliver, as the case may be, the consideration due upon conversion of the Notes.

Notwithstanding anything to the contrary in this Indenture or the Notes, if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case as a result of an Event of Default (including, but not limited to, an Event of Default specified in Section 6.01(k) or Section 6.01(l) (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the amount that shall then be due and payable shall be equal to: (x) 100% of the principal amount of the Notes then outstanding plus the Applicable Premium in effect on the date of such acceleration plus (y) accrued and unpaid interest to, but excluding, the date of such acceleration, in each case as if such acceleration were an optional redemption of the Notes so accelerated. Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including, but not limited to, an Event of Default specified in Section 6.01(k) or Section 6.01(l) (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the Applicable Premium with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed on the date of such acceleration and shall constitute part of the Obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. If the Applicable Premium becomes due and payable, it shall be deemed to be principal of the Notes and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium) from and after the applicable triggering event, including in connection with an Event of Default specified in Section 6.01(k) or Section 6.01(l). Any premium payable pursuant to this paragraph shall be presumed to be liquidated damages sustained by each Holder as the result of the acceleration of the Notes and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the premium shall be payable notwithstanding the then-prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium to the Holders as herein described is a material inducement to the Holders to purchase the Notes. THE PREMIUM IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES HERETO EACH ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PREMIUM AMOUNT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

Section 6.03. Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a), (b) or (c) of Section 6.01 shall have occurred and be continuing, the Issuer shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Notes at such time and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 7.06. If the Issuer shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Issuer or any other obligor on the Notes under the Bankruptcy or Insolvency Laws, or any other applicable Law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or such other obligor, the property of the Issuer or such other obligor, or in the event of any other judicial proceedings relative to the Issuer or such other obligor upon the Notes, or to the creditors or property of the Issuer or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.03, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal, premium, if any, and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Issuer or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.08 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Issuer, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Issuer, the Holders and the Trustee shall continue as though no such proceeding had been instituted.

Section 6.04. Application of Monies Collected by Trustee. Any monies or property collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First, to the payment of all amounts due the Trustee (in each of its capacities under this Indenture) and the Canadian Co-Trustee hereunder;

Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of interest on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) upon such overdue payments at the rate borne by the Notes at such time, such payments to be made ratably to the Persons entitled thereto;

Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price and any cash due upon conversion), premium, if any, and accrued and unpaid interest; and

Fourth, to the payment of the remainder, if any, to the Issuer.

Section 6.05. Proceedings by Holders. Except to enforce the right to receive payment of principal (including, if applicable, the Redemption Price and the Fundamental Change Repurchase Price) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture or the Notes to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:

(a) such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;

(c) such Holders shall have offered to the Trustee such security or indemnity reasonably satisfactory to it against any losses, liabilities, costs, or expenses;

(d) the Trustee for 60 days after its receipt of such written notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

(e) no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Required Holders within such 60-day period pursuant to Section 6.08, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holder), or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.05, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the right to institute suit for the enforcement of its right to receive payment or delivery, as the case may be, of (w) the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, (x) premium, if any, on, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Section 6.06. Proceedings by Trustee. In case of an Event of Default, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.

Section 6.07. Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.05, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 6.08. Direction of Proceedings and Waiver of Defaults by Required Holders. Subject to the Trustee’s right to receive security or indemnity from the relevant Holders as described herein, the Required Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holder) or that would involve the Trustee in personal liability or that conflicts with applicable Law or this Indenture.

The Required Holders may on behalf of the Holders of all of the Notes (x) waive any past Default or Event of Default hereunder and its consequences except any continuing defaults relating to (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Redemption Price and any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Issuer to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected, and (y) rescind any resulting acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default (other than nonpayment of the principal of, and interest on, the Notes that have become due solely by such acceleration) have been cured or waived. Upon any such waiver the Issuer, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.08, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.09. Notice of Defaults. The Trustee shall, within 90 days after a Responsible Officer obtains actual knowledge of the occurrence and continuance of a Default, deliver to all Holders notice of all Defaults known to a Responsible Officer, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), or premium, if any, or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as a Responsible Officer determines in good faith that the withholding of such notice is in the interests of the Holders.

Section 6.10. Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.10 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of, premium, if any, on, or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Redemption Price and the Fundamental Change Repurchase Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the consideration due upon conversion, in accordance with the provisions of Article 13.

ARTICLE 7
Concerning the Trustee

Section 7.01. Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. In the event an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided, to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability, cost or expense that might be incurred by it in compliance with such request or direction.

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own gross negligence or its own willful misconduct, except that:

(a) prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has written or actual knowledge and after the curing or waiving of all Events of Default that may have occurred:

(i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence and willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein); provided, however, that the Trustee need not act or refrain from acting based on any certificate or opinion that it determines to be not in conformity with the requirements of this Indenture. If presented with a non-conforming certificate or opinion, the Trustee may request the delivering party to re-issue the certificate or opinion in the manner required by this Indenture before taking any action;

(b) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless it shall be proved in a court of competent jurisdiction in a final and non-appealable decision that the Trustee was grossly negligent in ascertaining the pertinent facts;

(c) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Required Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(d) whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section 7.01;

(e) the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Issuer or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;

(f) if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred, unless a Responsible Officer of the Trustee had actual knowledge of such event;

(g) in the absence of written investment direction from the Issuer, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Issuer;

(h) under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes; and

(i) none of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 7.02. Reliance on Documents, Opinions, Etc. Except as otherwise provided in Section 7.01:

(a) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) any request, direction, order or demand of the Issuer mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Issuer;

(c) whenever in the administration of this Indenture, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate;

(d) the Trustee may consult with counsel of its selection, and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation;

(f) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder;

(g) the permissive rights of the Trustee enumerated herein shall not be construed as duties;

(h) the Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such times to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded;

(i) the Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers;

(j) the Trustee shall not be required to give any bond or surety in respect of its powers and duties hereunder; and

(k) neither the Trustee nor any of its directors, officers, employees, agents, or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Issuer, or any of their respective directors, members, officers, agents, affiliates, or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy or omission in the information obtained from the Issuer or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties or set forth herein as a result of any inaccuracy or incompleteness.

(l) In no event shall the Trustees be liable for any special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustees have been advised of the likelihood of such loss or damage and regardless of the form of action. The Trustees shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless written notice of such Default or Event of Default shall have been given to the Trustee and actually received by a Responsible Officer at the Corporate Trust Office of the Trustee by the Issuer or by any Holder or any agent of any Holder, referencing this Indenture and/or of the Notes and stating that it is a “notice of default.”

(m) For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Article 7 and throughout this Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the Canadian Co-Trustee, the Trustee in each of its other capacities hereunder and each other agent, custodian and Person employed to act hereunder in such capacities as the Trustee is serving hereunder. The Canadian Co-Trustee, if undertaking duties and obligations hereunder, shall be subject to the same standards, requirements, rights, privileges, protections, immunities and benefits applicable to the Trustee hereunder.

Section 7.03. No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity, enforceability or sufficiency of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture. The Trustee shall have no responsibility or liability with respect to any information, statement or recital in any disclosure material prepared or distributed with respect to the issuance of the Notes.

Section 7.04. Trustee, Paying Agents, Conversion Agents or Note Registrar May Own Notes. The Trustee, any Paying Agent, any Conversion Agent or Note Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent or Note Registrar.

Section 7.05. Monies and Common Shares to Be Held in Trust. All monies and Common Shares received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money and Common Shares held by the Trustee in trust hereunder need not be segregated from other funds or property except to the extent required by law. The Trustee shall be under no liability for interest on any money or Common Shares received by it hereunder except as may be agreed from time to time by the Issuer and the Trustee. The Trustee shall not be obligated to take possession of any Common Shares, whether on conversion or in connection with any discharge of this Indenture pursuant to Article 3 hereof, but shall satisfy its obligation as Conversion Agent by working through the stock transfer agent of the Issuer from time to time as directed by the Issuer.

Section 7.06. Compensation and Expenses of Trustee. The Issuer covenants and agrees to pay to the Trustee, in any capacity under this Indenture, from time to time and the Trustee shall receive such compensation agreed in writing between the Issuer and the Trustee for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Issuer, and the Issuer will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements, charges and advances reasonably incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity thereunder (including the reasonable compensation and the expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ and including reasonable attorneys’ fees in connection with its enforcement of its rights to indemnity herein) except any such expense, disbursement or advance as shall have been caused by its gross negligence or willful misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction. The Issuer also covenants to indemnify the Trustee or any predecessor Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its officers, directors, attorneys, employees and agents and any authenticating agent for, and to hold them harmless against, any loss, claim (whether asserted by the Issuer, a Holder or any other Person), damage, liability or expense (including reasonable attorneys’ fees) incurred without gross negligence or willful misconduct on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be determined by a final, non-appealable decision of a court of competent jurisdiction, and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder, including the costs and expenses of defending themselves against any claim of liability in the premises and enforcement of this Section 7.06. The obligations of the Issuer under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.04, funds held in trust herewith for the benefit of the Holders of particular Notes, and, for the avoidance of doubt, such lien shall not be extended in a manner that would conflict with the Issuer’s obligations to its other creditors. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Issuer. The obligation of the Issuer under this Section 7.06 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes, and the earlier resignation or removal of the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The covenant to pay the compensation, expenses and disbursements and the indemnification provided in this Section 7.06 shall extend to the Canadian Co-Trustee and to the officers, directors, agents and employees of the Trustee and the Canadian Co-Trustee.

Without prejudice to any other rights available to the Trustee under applicable Law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(k) or Section 6.01(l) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy or Insolvency Laws.

Section 7.07. Officer’s Certificate and Opinion of Counsel as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate and Opinion of Counsel delivered to the Trustee, and such Officer’s Certificate and Opinion of Counsel, in the absence of gross negligence or willful misconduct on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 7.08. Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least the minimum amount required by the Trust Indenture Act. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section 7.08, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.08, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 7.

Section 7.09. Resignation or Removal of Trustee. (a) The Trustees may at any time resign by giving written notice of such resignation to the Issuer and by delivering notice thereof to the Holders. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee by written instrument, in duplicate, executed by an Officer of the Issuer, one copy of which instrument shall be delivered to the resigning trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation to the Holders, the resigning trustee may, at the expense of the Issuer, upon 10 Business Days’ notice to the Issuer and the Holders, petition any court of competent jurisdiction, for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.10, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(b) In case at any time any of the following shall occur:

(i) the Trustee shall cease to be eligible in accordance with the provisions of Section 7.08 and shall fail to resign after written request therefor by the Issuer or by any such Holder, or

(ii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Issuer may by an Officer’s Certificate remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by an Officer’s Certificate, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.10, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(c) The Required Holders may at any time remove the Trustee and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten days after notice to the Issuer of such nomination the Issuer objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.

(d) Any resignation or removal of either of the Trustees and appointment of a successor trustee pursuant to any of the provisions of this Section 7.09 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.10.

Section 7.10. Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.09 shall execute, acknowledge and deliver to the Issuer and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee or Canadian Co-Trustee herein; however, nevertheless, on the written request of the Issuer or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Issuer shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.

No successor trustee shall accept appointment as provided in this Section 7.10 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.08.

Upon acceptance of appointment by a successor trustee as provided in this Section 7.10, each of the Issuer and the successor trustee, at the written direction and at the expense of the Issuer shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders. If the Issuer fails to deliver such notice within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Issuer.

No resigning trustee shall be responsible or liable for the actions or inactions of any successor Trustee.

Section 7.11. Succession by Merger, Etc. Any corporation or other entity into which either of the Trustees may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which either of the Trustees shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to such Trustee or Canadian Co-Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee or Canadian Co-Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.12. Trustee’s Application for Instructions from the Issuer. Any application by the Trustee for written instructions from the Issuer (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Issuer for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date notice to the Issuer has been deemed given pursuant to Section 17.03, unless any such officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.

Section 7.13. Privacy (Canadian Co-Trustee). The parties acknowledge that federal and/or provincial legislation in Canada that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Indenture. Despite any other provision of this Indenture, neither the Issuer nor the Canadian Co-Trustee shall take or direct any action that would contravene or cause the other to contravene applicable Privacy Laws. The Issuer shall, prior to transferring or causing to be transferred personal information to the Canadian Co-Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under Privacy Laws. The Canadian Co-Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Canadian Co-Trustee agrees: (1) to have a designated chief privacy officer; (2) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (3) to use personal information solely for the purposes of providing its services under or ancillary to this Indenture and not to use it for any other purpose except with the consent of or direction from the Issuer or the individual involved; (4) not to sell or otherwise improperly disclose personal information to any third party; and (5) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

Section 7.14. Trustee and Canadian Co-Trustee. The rights, powers, duties and obligations conferred and imposed upon the Trustee and the Canadian Co-Trustee are conferred and imposed upon and shall be exercised and performed by the Trustee and the Canadian Co-Trustee, as applicable, severally and not jointly. Neither the Trustee nor the Canadian Co-Trustee shall have any duty to supervise, and shall in no event be liable for, the acts and omissions of the other. The Canadian Co-Trustee shall comply with the applicable provisions of the Business Corporations Act (Alberta), Loan and Trust Corporations Act (Alberta) and any other applicable statute of Canada or any province or territory thereof and the regulations thereunder as amended or re-enacted from time to time.

ARTICLE 8
Concerning The Holders

Section 8.01. Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Issuer or the Trustee solicits the taking of any action by the Holders of the Notes, the Issuer or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen days prior to the date of commencement of solicitation of such action.

Section 8.02. Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument or writing by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.

Section 8.03. Who Are Deemed Absolute Owners. The Issuer, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Issuer or any Note Registrar) for the purpose of receiving payment of or on account of the principal (including any Redemption Price and any Fundamental Change Repurchase Price) of, premium, if any, on, and (subject to Section 2.03) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes under this Indenture; and neither the Issuer nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. The sole registered holder of a Global Note shall be the Depositary or its nominee. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or Common Shares so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes following an Event of Default, any holder of a beneficial interest in a Global Note may directly enforce against the Issuer, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such holder’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.

Section 8.04. Issuer-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Issuer or by any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Issuer or a Subsidiary thereof. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Issuer shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 8.05. Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.

ARTICLE 9
Holders’ Meetings

Section 9.01. Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:

(a) to give any notice to the Issuer or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;

(b) to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;

(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or

(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.

Section 9.02. Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be delivered to Holders of such Notes. Such notice shall also be delivered to the Issuer. Such notices shall be delivered not less than 20 nor more than 90 days prior to the date fixed for the meeting.

Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Issuer and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

Section 9.03. Call of Meetings by Issuer or Holders. In case at any time the Issuer, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have delivered the notice of such meeting within 20 days after receipt of such request, then the Issuer or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by delivering notice thereof as provided in Section 9.02.

Section 9.04. Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Issuer and its counsel.

Section 9.05. Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Issuer or by Holders as provided in Section 9.03, in which case the Issuer or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in aggregate principal amount of the outstanding Notes (including, without limitation, additional Notes) represented at the meeting and entitled to vote at the meeting.

Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

Section 9.06. Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was delivered as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Issuer and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Section 9.07. No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes.

ARTICLE 10
Amendment, Supplement and Waiver

Section 10.01. Without Consent of Holders. Without the consent of any Holder, the Issuer and the Trustees, at the Issuer’s expense, may from time to time and at any time amend or supplement this Indenture, the Notes or the Guarantees to:

(a) cure any ambiguity, omission, defect or inconsistency in this Indenture;

(b) provide for the assumption by a Successor Corporation of the obligations of the Issuer under this Indenture pursuant to Article 11;

(c) add guarantees with respect to the Notes;

(d) secure the Notes;

(e) add to the covenants or Events of Default of the Issuer for the benefit of the Holders or surrender any right or power conferred upon the Issuer under this Indenture;

(f) make any change that does not adversely affect the rights of any Holder in any material respect;

(g) increase the Conversion Rate as provided herein;

(h) provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under this Indenture by more than one trustee, or provide for the assumption by any successor Trustee, Canadian Co-Trustee, Paying Agent, Note Registrar, Custodian, Conversion Agent, authenticating agent or other agent of the respective obligations of such agents under this Indenture;

(i) irrevocably elect a Settlement Method or a Specified Dollar Amount, or eliminate the Issuer’s ability to select a Settlement Method; provided, however, that no such election or elimination will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 13.02;

(j) in connection with any Merger Event, provide that the notes are convertible into Reference Property, subject to the provisions of Article 13, and make such related changes to the terms of the Notes to the extent expressly required by Section 13.06;

(k) comply with the rules of any applicable Depositary, including The Depository Trust Company, so long as such amendment does not materially and adversely affect the rights of any Holder;

(l) provide for the issuance of additional Notes in accordance with this Indenture; or

(m) comply with any requirement of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act to the extent this Indenture is qualified thereunder.

Upon the written request of the Issuer, the Trustees are hereby authorized to join with the Issuer in the execution of any such amendment or supplemental indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustees shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the rights, duties or immunities of the Trustees under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Issuer and the Trustees without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.

Section 10.02. With Consent of Holders. With the written consent of the Required Holders (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Issuer and the Trustees, at the Issuer’s expense, may from time to time and at any time amend or supplement, or waive compliance with any provision under, this Indenture, the Notes or the Guarantees; provided, however, that, without the consent of each Holder of an outstanding Note affected, no such amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the rate of or extend the stated time for payment of interest on any Note;

(c) reduce the principal of, reduce the premium payable upon conversion or redemption of a Note, or extend the Maturity Date of any Note;

(d) make any change that adversely affects the conversion rights of any Notes;

(e) reduce the Redemption Price or the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Issuer’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(f) make any Note payable in a currency, or at a place of payment, other than that stated in the Note;

(g) change the ranking of the Notes;

(h) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(i) impair the right of any Holder to receive payment of principal and interest on such Holder’s Note on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(j) make any change in the preceding amendment, supplement and waiver provisions or in the waiver provisions in Section 6.02 or Section 6.08.

Upon the written request of the Issuer, and upon the filing with the Trustees of evidence of the consent of the Required Holders as aforesaid and subject to Section 10.05, the Trustees shall join with the Issuer in the execution of such supplemental indenture unless such supplemental indenture affects the rights, duties or immunities of the Trustees under this Indenture or otherwise, in which case the Trustees may in their discretion, but shall not be obligated to, enter into such supplemental indenture.

Holders do not need under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such Holders approve the substance thereof. After any such amendment, supplement or waiver becomes effective, the Issuer shall deliver to the Holders a notice (with a copy to the Trustees) briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders (with a copy to the Trustee), or any defect in the notice, will not impair or affect the validity of such amendment, supplement or waiver.

Section 10.03. Effect of Consents. Upon the execution of any amendment, supplemental indenture or waiver pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Issuer and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such amendment, supplemental indenture or waiver shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 10.04. Notation on or Exchange of Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Issuer’s expense, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Issuer, to any modification of this Indenture contained in any such supplemental indenture may, at the Issuer’s expense, be prepared and executed by the Issuer, authenticated by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 17.10) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.

Section 10.05. Trustee to Sign Amendments; Evidence of Compliance to Be Furnished to Trustee. In addition to the documents required by Section 17.05, the Trustees shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any amendment or supplemental indenture executed pursuant hereto complies with the requirements of this Article 10 and is permitted or authorized by this Indenture. Such Opinion of Counsel shall include a customary legal opinion stating that such amendment or supplemental indenture is the valid and binding obligation of the Issuer, subject to customary exceptions and qualifications. The Trustees shall have no responsibility for determining whether any amendment, supplemental indenture or waiver will or may have an adverse effect on any Holder.

ARTICLE 11
Successors

Section 11.01. Merger, Amalgamation, Consolidation, or Sale of Assets. The Issuer shall not, directly or indirectly: (1) merge, amalgamate or consolidate with or into another Person (whether or not the Issuer is the surviving or continuing corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a) either: (i) the Issuer is the surviving or continuing corporation; or (ii) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of Canada, any province or territory of Canada, the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving or continuing from any such consolidation, merger or amalgamation (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor Corporation”) assumes all the obligations of the Issuer under the Notes and this Indenture or is liable for those obligations by operation of law;

(c) if, upon the occurrence of any such transaction, (x) the Notes would become convertible into securities issued by an issuer other than the resulting, surviving, transferee or successor corporation, and (y) such resulting, surviving, transferee or successor corporation is a Wholly Owned Subsidiary of the issuer of such securities into which the Notes have become convertible, such other issuer shall fully and unconditionally guarantee on a senior basis the resulting, surviving, transferee or successor corporation’s obligations under the Notes;

(d) each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under this Section 11.01, will have confirmed in writing that its Guarantee will continue to apply to the Obligations of the Issuer or the surviving entity under the Notes and this Indenture;

(e) immediately after such transaction, no Default or Event of Default exists; and

(f) the Issuer shall have delivered to the Trustees an Officer’s Certificate and an Opinion of Counsel, each stating that (i) such transaction and such assumption agreements and confirmations described in the preceding clauses (b) and (c) comply with all requirements of this Indenture and (ii) all conditions precedent in this Indenture have been complied with.

In addition, the Issuer shall not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 11.01 shall not apply to (i) any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and any one or more of its Subsidiaries or between or among any one or more of the Issuer’s Subsidiaries and (ii) any Permitted Tax Reorganization. Section 11.01(e) shall not apply to any merger, amalgamation, consolidation or arrangement of the Issuer with or into one or more of its Subsidiaries for any purpose.

For purposes of this Section 11.01, the sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Section 11.02. Successor Corporation to Be Substituted. In case of any such merger, amalgamation, consolidation, sale, conveyance, transfer or lease and upon the assumption by the Successor Corporation, by supplemental indenture, executed and delivered to the Trustees and satisfactory in form to the Trustees, of the due and punctual payment of the principal of, premium, if any, on and accrued and unpaid interest on, all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Issuer, such Successor Corporation (if not the Issuer) shall succeed to and, except in the case of a lease of all or substantially all of the Issuer’s properties and assets, shall be substituted for the Issuer, with the same effect as if it had been named herein as the party of the first part, and may thereafter exercise every right and power of the Issuer under this Indenture. Such Successor

Corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Issuer any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee; and, upon the order of such Successor Corporation instead of the Issuer and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Issuer to the Trustee for authentication, and any Notes that such Successor Corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Issuer” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.

In case of any such merger, amalgamation, consolidation, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

ARTICLE 12
Immunity of Incorporators, Shareholders, Officers and Directors

Section 12.01. Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of, or premium, if any, or accrued and unpaid interest on, any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in this Indenture or in any supplemental indenture or in any Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

ARTICLE 13
Conversion of Notes

Section 13.01. Conversion Privilege. Subject to and upon compliance with the provisions of this Article 13, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple of $1.00 in excess thereof) of such Note at any time prior to the close of business on the second Trading Day immediately preceding the Maturity Date at an initial conversion rate of 76.923077 Common Shares (subject to adjustment as provided in this Article 13, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 13.02, the “Conversion Obligation”). Any conversion of Notes and any calculation or adjustment in connection with any conversion (including, for the avoidance of doubt, any Specified Dollar Amount), in excess of $1,000 will be calculated and converted on a proportional basis.

Section 13.02. Conversion Procedure; Settlement Upon Conversion.

(a) Settlement Method and Amounts.

(i) Subject to this Section 13.02 and Section 4.11, upon conversion of any Note, the Issuer shall satisfy its Conversion Obligation by paying or delivering, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, Common Shares, together with cash, if applicable, in lieu of delivering any fractional share in accordance with Section 13.02(k) (“Physical Settlement”), cash (“Cash Settlement”) or a combination of cash and Common Shares, together with cash, if applicable, in lieu of delivering any fractional share in accordance with Section 13.02(k) (“Combination Settlement”), at the Issuer’s election, as set forth in this Section 13.02. All conversions for which the relevant Conversion Date occurs during a Redemption Period, and all conversions for which the relevant Conversion Date occurs on or after [the 32nd day prior to the Maturity Date], shall be settled using the same Settlement Method and in the same proportions of cash and/or Common Shares during the respective periods.

(ii) The Issuer shall use the same Settlement Method for all conversions with the same Conversion Date and in the same proportions of cash and/or Common Shares during the respective periods, but the Issuer shall not have any obligation to use the same Settlement Method with respect to conversions with different Conversion Dates.

(iii) If, in respect of any Conversion Date (or any conversions for which the relevant Conversion Date occurs during a Redemption Period), the Issuer elects to deliver a notice (the “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Issuer shall deliver such Settlement Notice to converting Holders, the Trustee and the Conversion Agent (if other than the Trustee), no later than the close of business on the Trading Day immediately following the relevant Conversion Date (or, in the case of any conversions for which the relevant Conversion Date occurs during a Redemption Period, in the applicable Redemption Notice). If the Issuer does not elect a Settlement Method with respect to a Conversion Date as set forth in the immediately preceding sentence, the Issuer shall be deemed to have elected Physical Settlement in respect of its Conversion Obligation. Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per $1,000 principal amount of Notes. If the Issuer timely delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Obligation but does not indicate a Specified Dollar Amount per $1,000 principal amount of Notes to be converted in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of Notes shall be deemed to be $1,000. For the avoidance of doubt, the Issuer’s failure to timely elect a Settlement Method or specify the applicable Specified Dollar Amount will not constitute a Default or Event of Default under this Indenture.

(iv) The cash, Common Shares or combination of cash and Common Shares in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:

(A) if the Issuer elects (or is deemed to have elected) to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement, the Issuer shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of Common Shares equal to the Conversion Rate in effect on the Conversion Date;

(B) if the Issuer elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement, the Issuer shall pay to the converting Holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 30 consecutive Trading Days during the related Observation Period; and

(C) if the Issuer elects to satisfy its Conversion Obligation in respect of such conversion by Combination Settlement, the Issuer shall pay or deliver, as the case may be, to the converting Holder in respect of each $1,000 principal amount of Notes being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 30 consecutive Trading Days during the related Observation Period.

(v) The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Issuer promptly following the last day of the Observation Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional shares, the Issuer shall notify the Trustee and the Conversion Agent (if other than the Trustee) of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares. The Trustee and the Conversion Agent (if other than the Trustee) shall have no responsibility for any such determination.

(b) Subject to Section 13.02(f), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the applicable procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 13.02(i) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile, PDF or other electronic transmission thereof) (a notice pursuant to the applicable procedure of the Depositary or a notice as set forth in the Form of Notice of Conversion, a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any Common Shares to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Issuer or in blank (and accompanied by appropriate endorsement and transfer documents in a form reasonably satisfactory to the Conversion Agent), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents in a form reasonably satisfactory to the Conversion Agent and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 13.02(i). The Trustee (and if different, the Conversion Agent) shall notify the Issuer of any conversion pursuant to this Article 13 on the Conversion Date for such conversion. No Notes may be surrendered for conversion by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Issuer in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 14.02.

(c) If more than one Note is surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(d) A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Subject to Section 13.06(a), the Issuer shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the relevant Conversion Date, if the Issuer elects to satisfy its Conversion Obligation through Physical Settlement, or on the second Business Day immediately following the last Trading Day of the Observation Period, in the case of any other Settlement Method. If any Common Shares are due to a converting Holder, the Issuer shall issue or cause to be issued, and deliver (if applicable) to the converting Holder, or such Holder’s nominee or nominees, the full number of Common Shares to which such Holder shall be entitled, in book-entry format through the Depositary, in satisfaction of the Issuer’s Conversion Obligation.

(e) In case any Note shall be surrendered for partial conversion, the Issuer shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Issuer or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(f) If a Holder submits a Note for conversion, the Issuer shall pay any Transfer Taxes on the issue of any Common Shares upon conversion, unless such Transfer Taxes are due because the Holder requests such Common Shares to be issued in a name other than such Holder’s name, in which case the Holder shall pay those Transfer Taxes. The Conversion Agent may refuse to deliver certificates representing the Common Shares being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any Transfer Taxes that are due by such Holder in accordance with the immediately preceding sentence.

(g) Except as provided in Section 13.04, no adjustment shall be made for dividends on any Common Shares issued upon the conversion of any Note as provided in this Article 13.

(h) Upon the conversion of an interest in a Global Note, the Trustee shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Issuer shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(i) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth in this Section 13.02(i), and the Issuer will not adjust the Conversion Rate for any accrued and unpaid interest on any converted Notes. The Issuer’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Notes into a combination of cash and Common Shares, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date and prior to the open of business on the corresponding Interest Payment Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes (to, but not including the corresponding Interest Payment Date) on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted on the corresponding Interest Payment Date (regardless of whether the converting Holder was the Holder of record on such Regular Record Date); provided that no such payment shall be required (1) for conversions following the Regular Record Date immediately preceding the Maturity Date; (2) if the Issuer has specified a Redemption Date that is after a Regular Record Date and on or prior to the Trading Day immediately following the corresponding Interest Payment Date; (3) if the Issuer has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (4) to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record at the close of business on the Regular Record Date immediately preceding the Maturity Date, any Redemption Date described in clause (2) of the immediately preceding sentence and any Fundamental Change Repurchase Date described in clause (3) of the immediately preceding sentence shall receive and retain the full interest payment due on the Maturity Date or other applicable Interest Payment Date in cash regardless of whether their Notes have been converted following such Regular Record Date.

(j) The Person in whose name the Common Shares shall be issuable upon conversion shall be treated as a shareholder of record as of the close of business on the relevant Conversion Date (if the Issuer elects to satisfy the related Conversion Obligation by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Issuer elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion. Prior to conversion of a Holder’s Note, such Holder (in such capacity) shall not have any rights as a shareholder of the Issuer.

(k) The Issuer shall not issue any fractional share of Common Shares upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Shares issuable upon conversion based on the Daily VWAP for the relevant Conversion Date (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day), in the case of Physical Settlement, or based on the Daily VWAP for the last Trading Day of the relevant Observation Period, in the case of Combination Settlement. For each Note surrendered for conversion, if the Issuer has elected Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.

Section 13.03. Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes or during a Redemption Period.

(a) If (i) the Effective Date of a Make-Whole Fundamental Change occurs prior to the Maturity Date and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change or (ii) the Issuer issues a Redemption Notice as provided under Section 15.02 and a Holder elects to convert such Notes with a Conversion Date during the related Redemption Period, the Issuer shall, in each case, under the circumstances described below, increase the Conversion Rate for the Notes so surrendered for conversion based on the following formula:

CR1 = CR0 X RP

where:

CR0	=	the Conversion Rate in effect immediately before the open of business on the Effective Date of such Make-Whole Fundamental Change or on the related Redemption Notice Date, as applicable;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Effective Date of such Make-Whole Fundamental Change or on the related Redemption Notice Date, as applicable; and
RP	=

(x) with respect to such Make-Whole Fundamental Change, the Redemption Price (expressed as a percentage), including the Applicable Premium, that would have applied if the Effective Date of such Make-Whole Fundamental Change were a Redemption Date and (y) with respect to an Optional Redemption, the related Redemption Price (expressed as a percentage) set forth in such Redemption Notice.

(b) A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Conversion Date occurs during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the close of business on the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”). A conversion of Notes shall be deemed for these purposes to be “in connection with” such Redemption Notice if the Notice of Conversion of the Notes is received by the Conversion Agent during the related Redemption Period.

(c) Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change or of Notes called for redemption with a Conversion Date occurring during the related Redemption Period, the Issuer shall, at its option, satisfy the related Conversion Obligation by Physical Settlement, Cash Settlement or Combination Settlement based on the Conversion Rate as increased pursuant to the formula set forth above in Section 13.03(a); provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the price paid (or deemed to be paid) per share of the Common Shares (the “Share Price”) for the transaction and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate multiplied by such Share Price. In such event, the Conversion Obligation shall be determined and paid to Holders in cash on the second Business Day following the Conversion Date.

(d) The Issuer shall notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) of the Effective Date of any Make-Whole Fundamental Change in writing no later than five Business Days after such Effective Date, briefly stating (1) the circumstances under which the Conversion Rate will be increased pursuant to this Section 13.03 in connection with such Make-Whole Fundamental Change, (2) the relevant Conversion Rate increase and (3) the material dates related to conversion with respect to such Make-Whole Fundamental Change or such Optional Redemption.

(e) Nothing in this Section 13.03 shall prevent an adjustment to the Conversion Rate that would otherwise be required pursuant to Section 13.04 in respect of a Make-Whole Fundamental Change.

Section 13.04. Other Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Issuer if any of the following events occurs, except that the Issuer shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Shares and solely as a result of holding the Notes, in any of the transactions described in this Section 13.04, without having to convert their Notes, as if they held a number of Common Shares equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder. Neither the Trustee nor the Conversion Agent shall have any responsibility to verify the accuracy of any adjustment to the Conversion Rate. The Issuer shall notify the Holders, the Trustee and the Conversion Agent promptly in writing of any adjustments to the Conversion Rate, which adjustments shall be conclusive and binding on holders, absent manifest error.

(a) If, on any date the Common Shares are not then listed on the Listing Market, there shall occur any increase or decrease in the amount or value of the Capital Stock of the Issuer as a result of a recapitalization, merger, consolidation, share dividend, share split, reverse split, issuance of shares, rights, options or warrants, distribution of shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, cash dividend or distribution, tender or exchange offer for the Common Shares, conversion, exchange or reclassification of equity or like event, as applicable, then the Conversion Rate shall be adjusted to preserve the economic effect of the conversion privilege of the Notes, in a manner comparable to Section 13.04(b) through Section 13.04(f), as reasonably determined (x) by the Board of Directors and consented to by the Required Holders or (y) by an Independent Financial Advisor.

(b) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, the Issuer exclusively issues Common Shares as a dividend or distribution on Common Shares to all or substantially all holders of the Common Shares, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 X	OS1
OS0

where:

CR0	=

the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date, as applicable;
OS0	=	the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date, as applicable; and
OS1	=	the number of Common Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment made under this Section 13.04(b) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 13.04(b) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Issuer determines in good faith not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(c) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, the Issuer issues to all or substantially all holders of the Common Shares any rights, options or warrants (other than pursuant to a shareholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Common Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Common Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	OS + X
OS + Y

where:

CR0	=	the Conversion Rate in effect immediately prior to the open of business on such Ex-Dividend Date for such issuance;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
OS	=	the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;
X	=	the total number of Common Shares issuable pursuant to such rights, options or warrants; and
Y	=

the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 13.04(c) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 13.04(c), in determining whether any rights, options or warrants entitle the holders of the Common Shares to subscribe for or purchase Common Shares at less than such average of the Last Reported Sale Prices of the Common Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Issuer in good faith.

(d) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, the Issuer distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Issuer or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Shares, excluding (i) dividends, distributions or issuances as to which an adjustment was effected (or would be effected, disregarding the 1% Provision) pursuant to Section 13.04(b) or Section 13.04(c), (ii) rights issued under a shareholder rights plan (except as provided in Section 13.09), (iii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 13.04(e) shall apply, (iv) distributions of Reference Property in exchange for, or upon conversion of, Common Shares in a Merger Event and (v) Spin-Offs as to which the provisions set forth in this Section 13.04(d) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	SP
SP – FMV

where:

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
SP	=

the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Issuer in good faith) of the Distributed Property with respect to each outstanding share of the Common Shares on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 13.04(d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. In the case of any distribution of rights, options or warrants, to the extent such rights, options or warrants expire unexercised, the Conversion Rate shall be immediately readjusted to the Conversion Rate that would then be in effect had such unexercised rights, options or warrants not been distributed. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Shares receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of Common Shares equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.

With respect to an adjustment pursuant to this Section 13.04(d) where there has been a payment of a dividend or other distribution on the Common Shares of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary, other business unit or Affiliate of the Issuer, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	FMV + SP
SP

where:

CR0	=	the Conversion Rate in effect immediately prior to the end of the Spin-Off Valuation Period;
CR1	=	the Conversion Rate in effect immediately after the end of the Spin-Off Valuation Period;
FMV	=

the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Shares applicable to one share of the Common Shares (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Shares were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Spin-Off Valuation Period”); and

SP	=	the average of the Last Reported Sale Prices of the Common Shares over the Spin-Off Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Spin-Off Valuation Period; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Spin-Off Valuation Period, the reference to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the Spin-Off Valuation Period, the reference to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and such Trading Day in determining the Conversion Rate as of such Trading Day.

If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 13.04(d) (and subject in all respects to Section 13.09), rights, options or warrants distributed by the Issuer to all holders of the Common Shares entitling them to subscribe for or purchase shares of the Issuer’s Capital Stock (or the capital stock of an another entity distributed pursuant to the Spin-Off), including Common Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Shares, shall be deemed not to have been distributed for purposes of this Section 13.04(d) (and no adjustment to the Conversion Rate under this Section 13.04(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 13.04(d). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any

Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 13.04(d) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 13.04(b), Section 13.04(c) and this Section 13.04(d), if any dividend or distribution to which this Section 13.04(d) is applicable also includes one or both of:

(A) a dividend or distribution of Common Shares to which Section 13.04(b) is applicable (a “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 13.04(c) is applicable (a “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 13.04(d) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 13.04(d) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 13.04(b) and Section 13.04(c) with respect thereto shall then be made, except that, if determined by the Issuer (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any Common Shares included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 13.04(b) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 13.04(c).

(e) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, any cash dividend or distribution is made to all or substantially all holders of the Common Shares, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	SP
SP – C

where:

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP	=	the Last Reported Sale Price of the Common Shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C	=	the amount in cash per share the Issuer distributes to all or substantially all holders of the Common Shares.

Any increase pursuant to this Section 13.04(e) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Issuer determines in good faith not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of Common Shares, the amount of cash that such Holder would have received if such Holder owned a number of Common Shares equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(f) If, on or after the Listing Date and so long as the Common Shares are then listed on the Listing Market, the Issuer or any of its Subsidiaries make a payment in respect of a tender or exchange offer (with “tender or exchange offer” including an issuer bid (as defined under Canadian securities laws)) for the Common Shares (other than any odd-lot tender offer and any normal course issuer bid effected in accordance with Canadian securities laws), to the extent that the cash and value of any other consideration included in the payment per share of the Common Shares exceeds the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 X	AC + (SP X OS1 )
SP X OS0

where:

CR0	=

the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires (such expiration date, the “Expiration Date”);

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Issuer in good faith) paid or payable for Common Shares purchased in such tender or exchange offer;
OS0	=

the number of Common Shares outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=

the number of Common Shares outstanding immediately after the Expiration Date (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The increase to the Conversion Rate under this Section 13.04(f) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, and including, the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, and including, such Trading Day in determining the Conversion Rate as of such Trading Day.

If the Issuer or one of its Subsidiaries is obligated to purchase Common Shares pursuant to any such tender or exchange offer described in this Section 13.04(f) but the Issuer or such Subsidiary is permanently prevented by applicable Law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

(g) Notwithstanding this Section 13.04 or any other provision of this Indenture or the Notes, if (i) a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date as described in this Section 13.04, (ii) a Note is to be converted for which the conversion consideration includes Common Shares, (iii) any Trading Day in the Observation Period for such conversion occurs on or after such Ex-Dividend Date and on or before the related Record Date, (iv) the consideration due upon such conversion includes any whole Common Shares based on a Conversion Rate that is adjusted for such dividend or distribution and (v) the Holder would be entitled to participate in such dividend or distribution on account of such shares, then, notwithstanding anything to the contrary, the Conversion Rate adjustment relating to such Ex-Dividend Date shall be made for such conversion in respect of such Trading Day, but the Common Shares issuable with respect to such Trading Day based on such adjusted Conversion Rate shall not be entitled to participate in such dividend or distribution.

(h) If a Holder has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would become the record holder of the Common Shares as of the related Conversion Date as described under Section 13.02(j) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 13.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the Common Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(i) Except as stated herein, the Issuer shall not adjust the Conversion Rate for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or the right to purchase Common Shares or such convertible or exchangeable securities.

(j) In addition to those adjustments required by clauses (a), (b), (c), (d), (e) and (f) of this Section 13.04, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Issuer’s securities are then listed, the Issuer from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Issuer determines, in good faith, that such increase would be in the Issuer’s best interest. In addition, to the extent permitted by applicable Law and subject to the applicable rules of any exchange on which the Issuer’s securities are then listed, the Issuer may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Shares or rights to purchase Common Shares in connection with a dividend or distribution of Common Shares (or rights to acquire Common Shares) or similar event.

(k) Notwithstanding anything to the contrary in this Article 13, the Conversion Rate shall not be adjusted:

(i) upon the issuance of any Common Shares (other than any such issuance described in clause (b), (c) or (d) of this Section 13.04) at a price below the Conversion Price for the Notes;

(ii) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in Common Shares under any plan;

(iii) upon the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Issuer or any of the Issuer’s Subsidiaries (other than any shareholder rights plan);

(iv) upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (iii) of this subsection and outstanding as of the date the Notes were first issued;

(v) for a third-party tender offer by any party other than a tender offer by one or more of the Issuer’s Subsidiaries described in clause (f) of this Section 13.04;

(vi) upon the repurchase of any Common Shares that is not a tender offer or exchange offer of the nature described under clause (f) of this Section 13.04, including structured or derivative transactions and open market repurchases of Common Shares, or transactions pursuant to a share repurchase program approved by the Board of Directors or otherwise;

(vii) solely for a change in the par value of the Common Shares; or

(viii) for accrued and unpaid interest, if any.

(l) All calculations and other determinations under this Article 13 shall be made by the Issuer and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(m) If an adjustment to the Conversion Rate otherwise required by this Section 13.04 would result in a change of less than 1% to the Conversion Rate, then, notwithstanding the foregoing, the Issuer may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the Conversion Rate; (ii) the Conversion Date for any Notes (in the case of Physical Settlement); (iii) on each Trading Day of an Observation Period for any Note; (iii) the effective date of a Fundamental Change and/or Make-Whole Fundamental Change; (iv) if the Issuer calls any Notes for redemption; or (v) [the date that is six months prior to the Maturity Date], in each case, unless the adjustment has already been made. The provision described in the immediately preceding sentence of this Section 13.04(m) is referred to herein as the “1% Provision.”

(n) Whenever the Conversion Rate is adjusted as herein provided, the Issuer shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Issuer shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(o) For purposes of this Section 13.04, the number of Common Shares at any time outstanding shall not include Common Shares held in the treasury of the Issuer so long as the Issuer does not pay any dividend or make any distribution on Common Shares held in the treasury of the Issuer, but shall include Common Shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.

Section 13.05. Adjustments of Prices. Whenever any provision of this Indenture requires the Issuer to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including an Observation Period and the Share Price for purposes of a Make-Whole Fundamental Change), the Issuer shall make appropriate adjustments in good faith to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or Expiration Date, as applicable, of such event occurs at any time during such period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

Section 13.06. Effect of Recapitalizations, Reclassifications and Changes of the Common Shares.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Shares (other than changes in par value or from par value to no par value, or changes resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving the Issuer,

(iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Issuer and the Issuer’s Subsidiaries or

(iv) any statutory share exchange,

in each case, as a result of which Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at the effective time of the Merger Event, the Issuer or the successor or acquiring person, as the case may be, shall execute with the Trustee a supplemental indenture, without the consent of the Holders, providing that at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Common Shares equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “Reference Property Unit” meaning the kind and amount of Reference Property that a holder of one share of Common Shares is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Issuer or the successor or acquiring Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(j) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event (A) the Issuer or the successor or acquiring company, as the case may be, shall continue to have the right to elect to determine the form of consideration to be paid or delivered, as the case may be, in respect of the remainder, if any, of the Conversion Obligation in excess of the principal amount of the Notes being converted, in accordance with Section 13.02, (B) any amount payable in cash upon conversion of the Notes in accordance with Section 13.02 shall continue to be payable in cash, (C) any Common Shares that the Issuer would have been required to deliver upon conversion of the Notes in accordance with Section 13.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Common Shares would have received in such Merger Event and (D) the Daily VWAP shall be calculated based on the value of a Reference Property Unit.

If the Merger Event causes the Common Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Shares, and (ii) the Reference Property Unit for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Shares. If the holders of the Common Shares receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date multiplied by the price paid per share of Common Shares in such Merger Event and (B) the Issuer shall satisfy the Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Issuer shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of such weighted average as soon as reasonably practicable after such determination is made.

If the Reference Property in respect of any Merger Event includes, in whole or in part, shares of Common Equity or securities convertible into or exchangeable for shares of Common Equity, the supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 13 with respect to the portion of Reference Property consisting of such Common Equity or securities convertible into or exchangeable for shares of Common Equity. If the Reference Property in respect of any such Merger Event includes shares of stock, securities or other property or assets, other than cash and/or cash equivalents, of a Person other than the Issuer or the successor or purchasing corporation, as the case may be, in such Merger Event and such other company, if an affiliate of the Issuer (or, if the Issuer does not survive the Merger Event, an affiliate of the successor or acquiring company) is party to the transaction, such other company shall also execute such supplemental indenture, and such supplemental indenture shall contain such additional provisions to protect the interests of the Holders as the Issuer shall in good faith reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 14.

(b) When the Issuer executes a supplemental indenture pursuant to Section 13.06(a), the Issuer shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a Reference Property Unit after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver or cause to be delivered notice thereof to all Holders. The Issuer shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Issuer shall not become a party to any Merger Event unless its terms are consistent with this Section 13.06 and in compliance with Section 13.08. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash, Common Shares or a combination of cash and Common Shares, as applicable, as set forth in Section 13.01 and Section 13.02 prior to the effective date of such Merger Event.

(d) The above provisions of this Section 13.06 shall similarly apply to successive Merger Events.

Section 13.07. Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any Common Shares or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Article 13. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 13.06 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in Section 13.06 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Issuer has delivered to the Trustee and the Conversion Agent notices with respect to the commencement or termination of such conversion rights or obligations, on which notices the Trustee and the Conversion Agent may conclusively rely, and the Issuer agrees to deliver such notices to the Trustee and the Conversion Agent immediately after the occurrence of any such event or at such other times as provided for in this Article 13. Except as otherwise expressly provided herein, neither the Trustee nor any other agent acting under this Indenture (other than the Issuer, if acting in such capacity) shall have any obligation to make any calculation under this Article 13 or to determine whether the Notes may be surrendered for conversion pursuant to this Indenture, or to notify the Issuer or the Depositary or any of the Holders if the Notes have become convertible pursuant to the terms of this Indenture.

Section 13.08. Notice to Holders Prior to Certain Actions. In case of any (a) action by the Issuer or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 13.03 or Section 13.04 or (b) voluntary or involuntary dissolution, liquidation or winding-up of the Issuer, then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Issuer shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be delivered to each Holder, as promptly as possible, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Issuer or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Shares of record are to be determined for the purposes of such action by the Issuer or one of its Subsidiaries, or (ii) the date on which such dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Issuer or one of its Subsidiaries, dissolution, liquidation or winding-up.

Section 13.09. Shareholder Rights Plan. If the Issuer has a shareholder rights plan in effect, upon conversion of the Notes, each share of Common Shares, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Shares issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the Common Shares in accordance with the provisions of the applicable shareholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Issuer distributed to all or substantially all holders of the Common Shares Distributed Property as provided in Section 13.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 13.10. Ineligible Consideration. Notwithstanding anything to the contrary set forth herein, if, prior to the date that is five years plus one day from the Last Original Issue Date, Holders would otherwise be entitled to receive, upon conversion of the Notes, any property (including cash) or securities that would not constitute “prescribed securities” for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) as it applied for the 2007 taxation year (referred to herein as “Ineligible Consideration”), such Holders shall not be entitled to receive such Ineligible Consideration but the Issuer or the successor or acquirer, as the case may be, shall have the right (at the sole option of the Issuer or the successor or acquirer, as the case may be) to deliver either such Ineligible Consideration or “prescribed securities,” for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) as it applied for the 2007 taxation year, with a market value equal to the market value of such Ineligible Consideration. The Issuer shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing as promptly as practicable following the date the Issuer publicly announces such transaction but in no event less than 50 Trading Days prior to the anticipated effective date of such transaction, unless the Issuer previously agreed to a Physical Settlement for all such conversions, in which case the Issuer shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing no less than 10 Trading Days prior to the anticipated effective date of such transaction. Such notice shall also state the consideration into which the Notes shall be convertible after the effective date of such transaction. After such notice, the Issuer or the successor or acquirer, as the case may be, may not change the consideration to be delivered upon conversion of the Notes except in accordance with any other provision of this Indenture.

ARTICLE 14
Repurchase of Notes at Option of Holders

Section 14.01. Repurchase at Option of Holders Upon a Fundamental Change.

(a) If a Fundamental Change occurs at any time prior to the Maturity Date, the Issuer shall make an offer to repurchase the Notes and each Holder shall, following the receipt of a Fundamental Change Notice, have the right, at such Holder’s option, to require the Issuer to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof properly surrendered and not validly withdrawn pursuant to Section 14.02 that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Issuer that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Notice at a repurchase price equal to the applicable Redemption Price plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Issuer shall instead pay, on or, at the Issuer’s election, before such Interest Payment Date, the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to the applicable Redemption Price of Notes to be repurchased pursuant to this Article 14.

(b) Repurchases of Notes under this Section 14.01 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case, on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii) delivery of the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case, such delivery or transfer being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Physical Notes to be repurchased shall state:

(1) if Physical Notes have been issued the certificate numbers of the Notes to be delivered for repurchase;

(2) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(3) that the Notes are to be repurchased by the Issuer pursuant to the applicable provisions of the Notes and this Indenture.

If the Notes are Global Notes, to exercise the Fundamental Change repurchase right, Holders must surrender their Notes in accordance with applicable Depositary procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Repurchase Notice contemplated by this Section 14.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 14.02.

The Paying Agent shall promptly notify the Issuer of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c) On or before the 15th Business Day after the occurrence of the effective date of a Fundamental Change, the Issuer shall provide to all Holders and the Trustee, the Conversion Agent (if other than the Trustee) and the Paying Agent (if other than the Trustee) a written notice (the “Fundamental Change Notice”) of the occurrence of the effective date of the Fundamental Change and an offer by the Issuer to repurchase the Notes at the option of the Holders. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Simultaneously with providing such notice, the Issuer shall publish such information on the Issuer’s website or through such other public medium as the Issuer may use at that time, including through the filing of a Form 8-K or Form 6-K, as applicable, with the Commission. Each Fundamental Change Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the effective date of the Fundamental Change;

(iii) the offer by the Issuer to repurchase the Notes;

(iv) the last date on which a Holder may exercise the repurchase right pursuant to this Article 14;

(v) the Fundamental Change Repurchase Price;

(vi) the Fundamental Change Repurchase Date;

(vii) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(viii) if applicable, the Conversion Rate and any adjustments to the Conversion Rate as a result of a Fundamental Change (or related Make-Whole Fundamental Change);

(ix) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder validly withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(x) the procedures that Holders must follow to require the Issuer to repurchase their Notes.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 14.01.

At the Issuer’s written request, the Trustee shall give such notice in the Issuer’s name and at the Issuer’s expense; provided, however, that, in all cases, the text of such Fundamental Change Notice shall be prepared by the Issuer and delivered to the Trustee at least three Business Days prior (or such shorter period as shall be acceptable to the Trustee).

(d) Notwithstanding anything to the contrary in this Article 14, the Issuer shall not be required to repurchase, or to make an offer to repurchase, the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Issuer as set forth in this Article 14 and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Issuer as set forth above.

(e) Notwithstanding the foregoing, no Notes may be repurchased by the Issuer on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the applicable procedures of the Depositary shall be deemed to have been canceled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 14.02. Withdrawal of Fundamental Change Repurchase Notice. (a) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) in respect of Physical Notes by means of a written notice of withdrawal received by the Corporate Trust Office of the Paying Agent in accordance with this Section 14.02 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple thereof,

(ii) the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which must be $1,000 or an integral multiple thereof.

If the Notes are Global Notes, such notice of withdrawal must comply with applicable procedures of the Depositary.

Section 14.03. Deposit of Fundamental Change Repurchase Price. (a) The Issuer will deposit with the Trustee (or other Paying Agent appointed by the Issuer, or if the Issuer is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 4.04) on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Issuer), payment for Notes surrendered for repurchase (and not validly withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date (provided that the Holder has satisfied the conditions in Section 14.01) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Issuer) by the Holder thereof in the manner required by Section 14.01 by wire transfer of immediately available funds to the account of the Holder or the account of the Depositary or its nominee, as applicable. The Trustee shall, promptly after such payment and upon written demand by the Issuer, return to the Issuer any funds in excess of the Fundamental Change Repurchase Price.

(b) If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other Paying Agent appointed by the Issuer) holds money sufficient to pay the Fundamental Change Repurchase Price (and, to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable) of the Notes to be repurchased on such Fundamental Change Repurchase Date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or whether or not the Notes have been delivered to the Trustee or Paying Agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price and, to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable).

(c) Upon surrender of a Note that is to be repurchased in part pursuant to Section 14.01, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note surrendered.

Section 14.04. Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer upon a Fundamental Change pursuant to this Article 14, the Issuer will, if required:

(a) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

(b) comply with any applicable tender offer or other rules under Canadian securities laws;

(c) file a Schedule TO or any other required schedule under the Exchange Act, and file any required schedule under applicable Canadian securities laws; and

(d) otherwise comply in all material respects with all applicable U.S. federal and state securities laws and all applicable corporate and securities laws in each of the provinces and territories of Canada in connection with any offer by the Issuer to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 14 to be exercised in the time and in the manner specified in this Article 14; provided, however, that, to the extent that the Issuer’s obligations to offer to repurchase and to repurchase Notes pursuant to this Article 14 conflict with any applicable Law enacted after the Issue Date, the Issuer’s compliance with such Law will not be considered to be a breach of such obligations.

ARTICLE 15
Optional Redemption

Section 15.01. Optional Redemption. No sinking fund is provided for the Notes. At any time and from time to time, the Issuer may redeem (an “Optional Redemption”) for cash all or any part of the Notes, at the applicable Redemption Price plus any accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

Section 15.02. Notice of Optional Redemption; Selection of Notes. (a) In case the Issuer exercises its Optional Redemption right to redeem all or, as the case may be, any part of the Notes pursuant to Section 15.01, the Issuer shall fix a date for redemption, which date shall be a Business Day (each, a “Redemption Date”), and the Issuer or, at its written request received by the Trustee not less than three Business Days prior to the Redemption Notice Date (or such shorter period of time as may be acceptable to the Trustee), the Trustee, in the name of and at the expense of the Issuer, shall deliver or cause to be delivered a written notice of such Optional Redemption prepared by the Issuer (a “Redemption Notice”) (in all cases, the text of such Redemption Notice shall be prepared by the Issuer) not less than 30 nor more than 60 days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part; provided that, if the Issuer shall give such notice, it shall also give written notice of the Redemption Date to the Trustee, the Conversion Agent and the Paying Agent. A Redemption Notice shall be irrevocable.

(b) The Redemption Notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such Redemption Notice or any defect in the Redemption Notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(c) Each Redemption Notice shall specify:

(i) the Redemption Date (which must be a Business Day);

(ii) the Redemption Price;

(iii) that on the Redemption Date, the Redemption Price, including any accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), will become due and payable upon each Note to be redeemed, and that interest thereon, if any, shall cease to accrue on and after the Redemption Date;

(iv) the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(v) that Holders may surrender their Notes for conversion at any time prior to the close of business on the second Trading Day immediately preceding the Redemption Date, the procedures a converting Holder must follow to convert its Notes and the forms and amounts of consideration payable by the Issuer upon conversion, and the applicable Conversion Rate;

(vi) the CUSIP, ISIN or other similar numbers, if any, assigned to such Notes; and

(vii) in case any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and on and after the Redemption Date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion thereof shall be issued.

(d) If fewer than all of the outstanding Notes are to be redeemed and the Notes to be redeemed are Global Notes, the Notes to be redeemed shall be selected by the Depositary in accordance with the applicable rules and procedures of the Depositary. If fewer than all of the outstanding Notes are to be redeemed and the Notes to be redeemed are not Global Notes, the Trustee shall select the Notes or portions thereof to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate. If any Note selected for partial redemption is submitted for conversion in part after such selection, the portion of the Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for redemption, subject, in the case of Notes represented by a Global Note, to the Depositary’s applicable procedures. If fewer than all of the outstanding Notes are to be redeemed and the Holder of any Note (or any owner of a beneficial interest in any Global Note) is reasonably not able to determine, before the close of business on the 45th Trading Day immediately before the relevant Redemption Date, whether such Note or beneficial interest, as applicable, is to be redeemed pursuant to such redemption, then such Holder or owner, as applicable, will be entitled to convert such Note or beneficial interest, as applicable, at any time before the close of business on the second Trading Day prior to such Redemption Date, unless the Issuer defaults in the payment of the Redemption Price, in which case such Holder or owner, as applicable, will be entitled to convert such Note or beneficial interest, as applicable, until the Redemption Price has been paid or duly provided for, and each such conversion will be deemed to be of a Note called for redemption. The Trustee shall not be obligated to make any determination in connection with the foregoing.

Section 15.03. Payment of Notes Called for Redemption. (a) If any Redemption Notice has been given in respect of the Notes in accordance with Section 15.02, the Notes shall become due and payable on the Redemption Date at the place or places stated in the Redemption Notice and at the applicable Redemption Price. On presentation and surrender of the Notes at the place or places stated in the Redemption Notice, the Notes shall be paid and redeemed by the Issuer at the applicable Redemption Price.

(b) Prior to 11:00 a.m. New York City time on the Business Day prior to the Redemption Date, the Issuer shall deposit with the Paying Agent or, if the Issuer or a Subsidiary of the Issuer is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 7.05 an amount of cash (in immediately available funds if deposited on the Redemption Date), sufficient to pay the Redemption Price of all of the Notes to be redeemed on such Redemption Date. Subject to receipt of funds by the Paying Agent, payment for the Notes to be redeemed shall be made on the Redemption Date for such Notes. The Paying Agent shall, promptly after such payment and upon written demand by the Issuer, return to the Issuer any funds in excess of the Redemption Price.

Section 15.04. Restrictions on Redemption. No Notes may be redeemed on any date if the principal amount of the Notes has been accelerated in accordance with the terms of this Indenture, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Redemption Price with respect to such Notes).

ARTICLE 16
Guarantee

Section 16.01. Guarantee.

Subject to this Article 16, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, premium (if any) and interest on the Notes will be promptly paid in full when due, whether at the Maturity Date, by acceleration, or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives, to the extent permitted by applicable Law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates any Note hereunder, this Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 16.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy or Insolvency Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 16, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

Section 16.03. Release of Guarantees.

Any Guarantee by a Subsidiary of the Notes shall provide by its terms that it (and all Liens securing such Guarantee) shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1) the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; or

(2) any sale, issuance or other disposition (by merger or otherwise) to any Person which is not a Subsidiary of the Issuer of (i) all or substantially all of the assets of such Subsidiary or (ii) Capital Stock of a Subsidiary such that such Subsidiary ceases to be a Subsidiary; provided that such sale or disposition of such Capital Stock is otherwise permitted by the terms of this Indenture.

ARTICLE 17
Miscellaneous Provisions

Section 17.01. Provisions Binding on Issuer’s Successors. All the covenants, stipulations, promises and agreements of the Issuer contained in this Indenture shall bind its successors and assigns whether so expressed or not.

Section 17.02. Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Issuer shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Issuer.

Section 17.03. Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Issuer shall be deemed to have been sufficiently given or made, for all purposes if given or served by overnight courier or by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Issuer with the Trustee) to Greenfire Resources Ltd., 1900 – 205 5th Avenue SW, Calgary, AB T2P 2V7, Canada, Attention: David Phung, Email: DPhung@greenfireres.com. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to the Corporate Trust Office or sent electronically in PDF format, whether by mail or electronically, upon actual receipt by the Trustee.

The Trustee, by notice to the Issuer, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the applicable procedures of the Depositary and shall be sufficiently given to it if so delivered within the time prescribed. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any Fundamental Change Notice) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with the Depositary’s applicable procedures.

Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 17.04. Governing Law; Jurisdiction; Agent for Service; Waiver of Immunity. THIS INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

By the execution and delivery of this Indenture, the Issuer acknowledges that it has irrevocably designated and appointed Corporation Service Company, 19 West 44th Street, Suite 200, New York, New York 10036, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Notes or this Indenture that may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, New York City, New York, and agrees that service of process upon Corporation Service Company and written notice of said service to the Issuer (mailed or delivered to the Issuer, at its principal office as specified in Section 17.03), shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of Corporation Service Company in full force and effect so long as this Indenture shall be in full force and effect.

The Issuer irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this Indenture and the Notes, to the extent permitted by law.

Section 17.05. Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Issuer to the Trustee to take any action under any of the provisions of this Indenture, the Issuer shall furnish to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such action is permitted by the terms of this Indenture.

Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Issuer in this Indenture and delivered to the Trustees with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.08) shall include (a) a statement that the person signing such certificate is familiar with the requested action and this Indenture; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by this Indenture; and (d) a statement as to whether or not, in the judgment of such person, such action is permitted by this Indenture and that all conditions precedent to such action have been complied with; provided that no Opinion of Counsel shall be required to be delivered in connection with (1) the original issuance of Notes on the date hereof under this Indenture, (2) the mandatory exchange of the restricted CUSIP of the Restricted Securities to an unrestricted CUSIP pursuant to the applicable procedures of the Depositary upon the Notes becoming freely tradable by non-Affiliates of the Issuer under Rule 144 and the removal of the restrictive legends in connection therewith unless a new Note is to be authenticated, or (3) a request by the Issuer that the Trustee deliver a notice to Holders under this Indenture where the Trustee receives an Officer’s Certificate with respect to such notice. With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Notwithstanding anything to the contrary in this Section 17.05, if any provision in this Indenture specifically provides that the Trustee shall or may receive an Opinion of Counsel in connection with any action to be taken by the Trustee or the Issuer hereunder, the Trustee shall be entitled to such Opinion of Counsel.

Section 17.06. Legal Holidays. In any case where any Interest Payment Date, any Fundamental Change Repurchase Date, any Redemption Date or the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay.

Section 17.07. No Security Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 17.08. Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any Custodian, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 17.09. Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 17.10. Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 10.04 and Section 14.03, as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.

Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 17.10, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.

Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section 17.10, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Issuer and shall deliver notice of such appointment to all Holders.

The Issuer agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Issuer may terminate the authenticating agent, if it determines such agent’s fees to be unreasonable.

The provisions of Section 7.02, Section 7.03, Section 7.04, Section 8.03 and this Section 17.10 shall be applicable to any authenticating agent.

If an authenticating agent is appointed pursuant to this Section 17.10, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.
By:
Authorized Signatory

Section 17.11. Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder that is required to be signed must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the Issuer)), in English. The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 17.12. Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 17.13. Waiver of Jury Trial. EACH OF THE ISSUER, THE HOLDERS AND THE TRUSTEES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.14. Force Majeure. In no event shall the Trustees be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, epidemics, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustees shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 17.15. Calculations.

(a) Except as otherwise provided herein, the Issuer shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Redemption Price, Last Reported Sale Prices of the Common Shares, the Daily VWAPs, the Daily Conversion Values, the Daily Settlement Amounts, accrued interest payable on the Notes, any Additional Interest or Default Interest payable on the Notes and the Conversion Rate of the Notes.

(b) Any conversion of Notes and any calculation or adjustment in connection with any conversion (including, for the avoidance of doubt, any Specified Dollar Amount) in excess of $1,000 will be calculated and converted on a proportional basis.

(c) All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a Common Share (with 5/100,000ths rounded upward).

(d) The Issuer shall make all calculations in good faith and, absent manifest error, the Issuer’s calculations shall be final and binding on Holders of Notes.

(e) The Issuer shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification. The Issuer shall forward its calculations to any Holder of Notes upon the written request of that Holder.

Section 17.16. Currency Indemnity.

(a) The Issuer, and each Guarantor, shall pay all sums payable under this Indenture, the Notes or such Guarantee, as applicable, solely in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars by any payee, in respect of any sum expressed to be due to it from the Issuer or any Guarantor, shall only constitute a discharge to the Issuer or any such Guarantor to the extent of the U.S. dollar amount which a Person is able to purchase with the amount received or recovered in that other currency on the date of the receipt or recovery or, if it is not practicable to make the purchase on that date, on the first date on which such payee is able to do so. If the U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the Trustee under this Indenture or any Holder under this Indenture or any Note, the Issuer, and any Guarantor, shall indemnify such payee against any loss it sustains as a result. In any event, the Issuer and the Guarantors shall indemnify each payee, to the extent permitted under applicable Law, against the cost of making any purchase of U.S. dollars. For the purposes of this Section 17.16, it shall be sufficient for a payee to certify in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount received in that other currency on the date of receipt or recovery or, if it was not practicable to make the purchase on that date, on the first date on which it was able to do so. In addition, payees shall also be required to certify in a satisfactory manner the need for a change of the purchase date.

(b) The indemnities described in Section 17.16(a):

(i) constitute a separate and independent obligation from the other obligations of the Issuer and the Guarantors;

(ii) shall give rise to a separate and independent cause of action;

(iii) shall apply irrespective of any indulgence granted by any Holder or the Trustee; and

(iv) shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture, any Note or any Guarantee.

Section 17.17. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 17.18. OFAC.

(a) The Issuer covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the U.S. government, (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”).

(b) The Issuer covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will use any part of the proceeds received in connection with this Indenture or any related transaction documents (i) to fund or facilitate any activities of or business with any Person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any Person.

Section 17.19. FATCA. In order to comply with FATCA, including regulations promulgated thereunder, or any intergovernmental agreement, including any related guidance or legislation, implementing FATCA (collectively, “Applicable FATCA Law”) that a foreign financial institution, issuer, paying agent, holder or other institution is or has agreed to be subject to related to this Indenture, (i) to the extent the Issuer has in its possession sufficient information about Holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) relating to Applicable FATCA Law, the Issuer agrees to provide to the Trustee such information for the Trustee’s determination as to any tax-related obligations under Applicable FATCA Law, (ii) the Issuer agrees that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable FATCA Law for which the Trustee shall not have any liability, and (iii) the Issuer agrees to hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable FATCA Law. The terms of this Section 17.19 shall survive the termination of this Indenture.

Section 17.20. Electronic Communications. The Trustees shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustees an incumbency certificate listing officers with the authority to provide such Instructions (each, an “Authorized Officer”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustees Instructions using Electronic Means and the Trustees in their discretion elect to act upon such Instructions, the Trustees understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustees cannot determine the identity of the actual sender of such Instructions and that the Trustees shall conclusively presume that directions that purport to have been sent by an

Authorized Officer listed on the incumbency certificate provided to the Trustees have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustees and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustees shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustees reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustees, including without limitation the risk of the Trustees acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustees and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustees immediately upon learning of any compromise or unauthorized use of the security procedures.

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

GREENFIRE RESOURCES LTD., as Issuer
By:
Name:
Title:
Guarantors:
[ ]
By:
Name:
Title:
[ ]
By:
Name:
Title:
[ ]
By:
Name:
Title:
[ ]
By:
Name:
Title:
THE BANK OF NEW YORK MELLON, as Trustee
By:
Name:
Title:
BNY TRUST COMPANY OF CANADA, as Canadian Co-Trustee
By:
Name:
Title:

Exhibit A

[FORM OF FACE OF NOTE]

[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]

[THIS SECURITY AND THE COMMON SHARES, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF GREENFIRE RESOURCES LTD. (THE “ISSUER”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)    TO THE ISSUER OR ANY SUBSIDIARY THEREOF, OR

(B)    PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C)    TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)    PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (D) ABOVE, THE ISSUER AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE ISSUER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS

MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF [•] OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF [•] DURING THE PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE ISSUE DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.]3

____________

3       The Restrictive Notes Legend and/or Canadian Restrictive Notes Legend shall be deemed removed from the face of this Note without further action by the Issuer, Trustee or the Holders of this Note at such time and in the manner provided under Section 2.05 of the Indenture.

GREENFIRE RESOURCES LTD.
9.00% Convertible Senior Notes due 2028

No. [_] [Initially]4 $[_]5

CUSIP No. [_]6

Greenfire Resources Ltd., a corporation formed under, and governed by, the laws of the Province of Alberta, Canada (the “Issuer,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]7 [_]8, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]9 [of $[_]]10, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $50,000,000 in accordance with the rules and applicable procedures of the Depositary, on [•], 2028, and interest thereon as set forth below.

The Issuer shall pay interest on each Interest Payment Date at an interest rate of 9.00% per annum on the principal amount of this Note from [•], 2023 until maturity. Interest is payable quarterly in arrears on each [•], [•], [•] and [•], commencing on [•], 2023, to Holders of record at the close of business on the preceding [•], [•], [•] and [•] (whether or not such day is a Business Day), respectively.

Additional Interest shall be payable as set forth in Section 4.06(d) of the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 4.06(d).

Any Defaulted Amounts shall accrue Default Interest, subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid in cash by the Issuer, at its election, in accordance with Section 2.03(d) of the Indenture.

The Issuer shall pay the principal of, premium (if any) and any accrued and unpaid interest and Applicable Premium on each Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Issuer shall pay the principal of and premium (if any) on any Notes (other than Notes that are Global Notes) at the office or agency designated by the Issuer for that purpose. The Issuer has initially designated the Trustee as its Paying Agent and Note Registrar in respect of the Notes and its agency in the United States, as a place where Notes may be presented for payment or for registration of transfer and exchange.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into cash, Common Shares or a combination of cash and Common Shares, as applicable, on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

____________

4       Include if a global note.

5       To be broken into multiple global notes.

6       This Note will be deemed to be identified by CUSIP No. [_] from and after such time when (i) the Issuer delivers, pursuant to Section 2.05(c) of the within-mentioned Indenture, written notice to the Trustee of the occurrence of the Resale Restriction Termination Date and the removal of the restrictive legend affixed to this Note and (ii) this Note is identified by such CUSIP number in accordance with the applicable procedures of the Depositary.

7       Include if a global note.

8       Include if a physical note.

9       Include if a global note.

10     Include if a physical note.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

GREENFIRE RESOURCES LTD.
By:
Name:
Title:
Dated:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON
as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

GREENFIRE RESOURCES LTD.
9.00% Convertible Senior Notes due 2028

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 9.00% Convertible Senior Notes due 2028 (the “Notes”), limited to the aggregate principal amount of $50,000,000, all issued under and pursuant to an Indenture, dated as of [•], 2023 (the “Indenture”), by and among the Issuer, the Guarantors from time to time party thereto, The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as Canadian co-trustee (the “Canadian Co-Trustee”), to which Indenture and all supplemental indentures thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Canadian Co-Trustee, the Issuer and the Holders of the Notes. Additional Notes may be issued subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.

In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

The Issuer will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Issuer and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Required Holders, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Required Holders may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

Each Holder shall have the right to receive payment or delivery as described in the Indenture.

The Notes are issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Issuer or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

The Notes shall be redeemable at the Issuer’s option in accordance with the terms and subject to the conditions specified in the Indenture. No sinking fund is provided for the Notes.

Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Issuer to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

The Issuer is, subject to certain conditions and exceptions, obligated to make an Asset Sale Offer to all Holders to purchase that amount of Notes equal to Excess Proceeds at a price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to but not including the date of purchase, with Excess Proceeds, in each case, of certain sales or other dispositions of assets in accordance with the Indenture.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the close of business on the second Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple thereof, into cash, Common Shares or a combination of cash and Common Shares, as applicable, at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

SCHEDULE A11

SCHEDULE OF EXCHANGES OF NOTES

GREENFIRE RESOURCES LTD.
9.00% Convertible Senior Notes due 2028

The initial principal amount of this Global Note is DOLLARS ($[__]). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

____________

11     Include if a global note.

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To:         The Bank of New York Mellon, as Trustee

240 Greenwich Street, Floor 7E

New York, NY 10286

Attention: Corporate Trust Administration

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, into cash, Common Shares or a combination of cash and Common Shares, as applicable, in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any Common Shares issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any Common Shares or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 13.02(f) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated: _____________ _________________________________

_________________________________

Signature(s)

___________________

Signature Guarantee

Signature(s) must be guaranteed by an
eligible guarantor institution (banks,
stockbrokers, savings and loan associations
and credit unions) with membership in an
approved signature guarantee medallion
program pursuant to Securities and
Exchange Commission Rule 17Ad-15
if Common Shares are to be
issued, or Notes are to be delivered,
other than to and in the name of the registered holder.

Fill in for registration of shares if to be
issued, and Notes if to be delivered,
other than to and in the name of the
registered holder:

___________________

(Name)

___________________

(Street Address)

_____________________

(City, State and Zip Code)

Please print name and address

Principal amount to be converted (if less than all):
$ ,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.
Social Security or Other Taxpayer
Identification Number

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

To:         The Bank of New York Mellon, as Trustee

240 Greenwich Street, Floor 7E

New York, NY 10286

Attention: Corporate Trust Administration

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Greenfire Resources Ltd. (the “Issuer”) as to the occurrence of a Fundamental Change with respect to the Issuer and specifying the Fundamental Change Repurchase Date and requests and instructs the Issuer to pay to the registered holder hereof in accordance with Section 14.01 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated: __________________

Signature(s)
Social Security or Other Taxpayer
Identification Number
Principal amount to be repaid (if less than all):
$ ,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received hereby sell(s), assign(s) and transfer(s) unto (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints attorney to transfer the said Note on the books of the Issuer, with full power of substitution in the premises.

In connection with any transfer of the within Note occurring prior to the Resale Restriction Termination Date, as defined in the Indenture governing such Note, the undersigned confirms that such Note is being transferred:

☐	To Greenfire Resources Ltd. or a subsidiary thereof; or
☐	Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or
☐	Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or
☐	Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.

In connection with any transfer of the within Note occurring prior to the Canadian Resale Restriction Termination Date, as defined in the Indenture governing such Note, the undersigned confirms that (i) such Note is not being transferred to a transferee who is resident of, or otherwise subject to Canadian Securities Legislation, of any jurisdiction of Canada, or (ii) the transferee and transferor as applicable have delivered to the Issuer and the Trustee such legal opinions, certifications or other evidence as may reasonably be required by the Issuer and/or the Trustee in order to determine that any proposed transfer of any Note is being made in compliance with the Canadian Securities Legislation.

Dated: ____________________

__________________________

________________________

Signature(s)

__________________________

Signature Guarantee

Signature(s) must be guaranteed
by an eligible guarantor institution
(banks, stockbrokers, savings and loan
associations and credit unions) with
membership in an approved signature
guarantee medallion program pursuant
to Securities and Exchange Commission
Rule 17Ad-15 if Notes are to be delivered,
other than to and in the name of the
registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Annex D

EXECUTION VERSION

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”) is dated as of December 14, 2022, by and among M3-Brigade Sponsor III LP, a Delaware limited partnership (the “Sponsor”), M3-Brigade Acquisition III Corp., a Delaware corporation (“MBSC”), Greenfire Resources Ltd., an Alberta corporation (“PubCo”) and Greenfire Resources Inc., an Alberta corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 7,500,000 shares of SPAC Class B Shares (the “Founder Shares”) and 5,786,667 SPAC Warrants (the “Founder Warrants”) as set forth on Schedule I hereto;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, MBSC, PubCo, the Company, 2476276 Alberta ULC, an Alberta unlimited liability corporation (“Canadian Merger Sub”) and DE Greenfire Merger Sub Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, (a) at the Effective Time, the effectiveness of a Plan of Arrangement on the terms and conditions set forth therein, (b) at the Arrangement Effective Time, the amalgamation of Canadian Merger Sub with the Company, with the Company surviving the amalgamation as a wholly owned subsidiary of PubCo, in accordance with Section 193 of the Business Corporations Act (Alberta) (the “ABCA”), in each case, in accordance with the applicable provisions of the ABCA, and (c) at the Effective Time, a merger of Merger Sub with and into MBSC, with MBSC surviving the merger as a wholly owned subsidiary of PubCo in accordance with the General Corporation Law of the State of Delaware; and

WHEREAS, as an inducement to MBSC and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein (the “Transactions”), the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR AGREEMENT

Section 1.1 Sponsor Voting Agreements.

(a) At any meeting of the stockholders of MBSC, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval or action of the stockholders of MBSC is sought (including in connection with any action by written consent of the stockholders of MBSC), the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Founder Shares and any shares of SPAC Common Shares that the Sponsor acquires record or beneficial ownership of after the date hereof (collectively, the “Subject MBSC Shares”) to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent covering, all of its Subject MBSC Shares:

(i) in favor of each Transaction Proposal; and

(ii) against (A) any SPAC Acquisition Proposal and (B) any other action or proposal that would reasonably be expected to materially impede, frustrate, interfere with, delay, postpone or adversely affect any of the Transaction Proposals or any other transaction contemplated by the Business Combination Agreement or any Ancillary Document, or result in any breach of any representation, warranty, covenant, agreement or other obligation of MBSC, PubCo, Canadian Merger Sub or Merger Sub under the Business Combination Agreement or of MBSC, PubCo, Canadian Merger Sub, Merger Sub or the Sponsor under any Ancillary Document to which any of the foregoing is a party (including this Agreement).

(b) The Sponsor hereby irrevocably and unconditionally agrees:

(i) not to elect to cause MBSC to redeem any Subject MBSC Shares in the SPAC Stockholder Redemption or otherwise;

(ii) to execute and deliver all related documentation and take such other actions in support of the Transactions as shall reasonably be requested by MBSC to consummate the Transactions;

(iii) that it hereby revokes any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement;

(iv) not take any other action of any kind, directly or indirectly, with the intention of delaying or interfering with the completion of the Transactions; and

(v) to use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing such things, in each case, reasonably necessary to consummate the Transactions.

Section 1.2 Waiver of Anti-Dilution Provisions. The Sponsor hereby irrevocably waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by applicable Law and the Governing Documents of MBSC, the application of the adjustment to the Initial Conversion Ratio (as defined in the current certificate of incorporation of MBSC (the “Current Charter”)) pursuant to Section 4.3(b)(ii) of the Current Charter in connection with the issuance of shares of SPAC Class A Shares. The waiver specified in this Section 1.2 will be applicable only in connection with the issuance of shares of SPAC Class A Shares and will be void and of no force and effect if the Business Combination Agreement is validly terminated for any reason prior to the Closing. The waiver specified in this Section 1.2 constitutes the written consent of the holders of a majority of the shares of SPAC Class B Shares outstanding, voting separately as a single class, in the manner contemplated by Section 4.3(b)(iii) of the Current Charter.

Section 1.3 Founder Shares and Founder Warrants; Transfer Restrictions.

(a) The Sponsor hereby agrees that, on the Closing Date prior to (but subject to) the Closing, the Founder Shares and Founder Warrants will be subject to the vesting and forfeiture provisions set forth in this Section 1.3 and will thereafter be converted into an equal number of shares of SPAC Class A Shares or SPAC Warrants, respectively. Other than as described on Schedule II hereto, the Sponsor agrees that it will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Founder Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Acquiror Common Shares or Founder Warrants owned by such Sponsor (clauses (i) and (ii) collectively, a “Transfer”) prior to the Closing.

(b) The Founder Shares will vest or be forfeited immediately prior to the Merger as follows: (i) 4,250,000 of the Founder Shares owned by the Sponsor will vest, and shall not be subject to forfeiture; (ii) if the Triggering Event has occurred as of immediately prior to the Merger, 750,000 Founder Shares owned by the Sponsor will vest, and shall not be subject to forfeiture; and (iii) 2,500,000 Founder Shares owned by the Sponsor shall be forfeited and cancelled for no consideration.

(c) If as of immediately prior to the Merger, the Triggering Event has occurred, then 750,000 Founder Shares owned by the Sponsor will at the Closing be automatically forfeited and transferred to MBSC for no consideration, and no Person (other than MBSC) will have any further right with respect thereto.

(d) The Founder Warrants will vest or be forfeited immediately prior to the Merger as follows: (i) 2,526,667 of the Founder Warrants owned by the Sponsor will vest, and shall not be subject to forfeiture; and (ii) 3,260,000 Founder Warrants owned by the Sponsor shall be forfeited and cancelled for no consideration.

Section 1.4 Sponsor Payment. Promptly following (but in no event more than two (2) Business Days after) the Closing, Sponsor shall pay $1,000,000 to the Company payable by wire transfer of immediately available funds.

Section 1.5 No Inconsistent Agreement. The Sponsor hereby covenants and agrees that it will not enter into any agreement that would restrict, limit or interfere with the performance of its obligations hereunder.

ARTICLE II

MISCELLANEOUS

Section 2.1 Representations and Warranties.

(a) Authorization; No Breach. Each of the Sponsor, MBSC, PubCo and the Company hereby represents and warrants that it has all requisite corporate or limited liability company power, as applicable, to enter into this Agreement and to perform its obligations hereunder, and no agreement to which it is bound will be violated as a result. The execution, delivery and performance of this Agreement has been duly and validly authorized by all requisite corporate or limited partnership action, as applicable, and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Each of the Sponsor, MBSC, PubCo and the Company hereby represents and warrants that this Agreement constitutes a valid, legal and binding obligation of such Person (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Persons party hereto), enforceable against such Person in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Ownership of the Subject MBSC Shares and Founder Warrants. The Sponsor hereby represents and warrants that it (i) is the beneficial or record owner of the shares of SPAC Common Shares indicated on Schedule I hereto opposite the Sponsor’s name, free and clear of any and all Liens, other than those created by this Agreement, the Governing Documents of MBSC, the SPAC Warrant Agreement, the Business Combination Agreement and applicable securities Laws, (ii) has sole voting power over all of the Subject MBSC Shares beneficially owned or owned of record by the Sponsor, (iii) as of the date hereof, does not own, beneficially or of record, any capital stock or other securities of MBSC other than the shares of Subject MBSC Shares and Founder Warrants set forth on Schedule I opposite the Sponsor’s name, and (iv) as of the date hereof, does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other securities of MBSC except as set forth on Schedule I opposite the Sponsor’s name (other than pursuant to the Business Combination Agreement).

(c) No Inconsistent Agreement. The Sponsor hereby represents and warrants that the Sponsor (i) has not entered into any voting agreement, voting trust or similar agreement (other than this Agreement and the Investor Rights Agreement to be entered into at the Closing) with respect to any of the Subject MBSC Shares indicated on Schedule I hereto opposite the Sponsor’s name, (ii) has not granted a proxy, consent or power of attorney with respect to any such Subject MBSC Shares and (iii) has not taken any action that would reasonably be expected to constitute a breach hereof, make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of restricting, limiting, preventing, interfering or disabling the Sponsor from performing any of its obligations under this Agreement.

(d) Governmental Authorizations; Litigation. The Sponsor hereby represents and warrants that (i) except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other Person will be required to be obtained or made by the Sponsor in connection with the due execution, delivery and performance by the Sponsor of this Agreement, and (ii) as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Sponsor, threatened against the Sponsor, before any Governmental Entity that, in the case of each of clauses (i) and (ii), would prevent, materially impair or materially delay the Sponsor from performing its obligations hereunder.

Section 2.2 Termination. This Agreement and all of its provisions shall terminate and be of no further force and effect upon the earlier of (a) the valid termination of the Business Combination Agreement in accordance with Article X thereof and (b) the written agreement of each Sponsor, MBSC and the Company in accordance with Section 2.8. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any Liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from Liability arising in respect of any breach of this Agreement prior to such termination. This Article II shall survive the termination of this Agreement.

Section 2.3 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.4 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.4.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 2.5 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 2.6 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 2.7 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 2.8  Modification or Amendment; Waiver. Subject to the provisions of applicable Law, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by MBSC, PubCo, the Company and the Sponsor, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 2.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 2.10 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service, or (c) when sent by email, unless the sender of such electronic mail receives a non-delivery message (but not other automated replies, such as an out-of-office notification), addressed as follow:

If to MBSC, to:

M3-Brigade Acquisition III Corp.
1700 Broadway, 19th Floor
New York, NY 10019
Attention: Mohsin Y. Meghji; Charles Garner
Email: mmeghji@m3-partners.com; cgarner@m3-partners.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: John L. Robinson
Email: JLRobinson@wlrk.com

If to PubCo, to:

c/o Greenfire Resources Inc.
1900 – 205 5th Avenue SWCalgary, AB T2P 2V7
Attention: David Phung
Email: DPhung@greenfireres.com

with a copy (which will not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street, 41st Floor
New York, NY 10005
Attention: Guy P. Lander
Email: lander@clm.com

If to the Company, to:

Greenfire Resources Inc.
1900 – 205 5th Avenue SWCalgary, AB T2P 2V7
Attention: David Phung
Email: DPhung@greenfireres.com

with a copy (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street, 41st Floor
New York, NY 10005
Attention: Guy P. Lander
Email: lander@clm.com

If to the Sponsor, to:

M3-Brigade Sponsor III LP
1700 Broadway, 19th Floor
New York, NY 10019
Attention: Mohsin Y. Meghji; Charles Garner
Email: mmeghji@m3-partners.com; cgarner@m3-partners.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: John L. Robinson
Email: JLRobinson@wlrk.com

Section 2.11 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may (a) be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and (b) be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 2.12 Entire Agreement. This Agreement, the agreements referenced herein and any applicable agreements contemplated by the Business Combination Agreement to which the Sponsor is a party (including the Investor Rights Agreement to be entered into at the Closing) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the agreements referenced herein and any applicable agreements contemplated by the Business Combination Agreement to which the Sponsor is a party (including the Investor Rights Agreement to be entered into at the Closing).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Sponsor, MBSC, PubCo and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSOR:
M3-BRIGADE SPONSOR III LP
By:	M3-Brigade Acquisition Partners III Corp., its general partner
By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Authorized Person

[Signature Page to Sponsor Agreement]

MBSC:
M3-BRIGADE ACQUISITION III CORP.
By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Executive Chairman of the Board of Directors

[Signature Page to Sponsor Agreement]

PUBCO:
GREENFIRE RESOURCES LTD.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

[Signature Page to Sponsor Agreement]

COMPANY:
GREENFIRE RESOURCES INC.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

[Signature Page to Sponsor Agreement]

SCHEDULE I

Sponsor	SPAC Class B Shares	SPAC Warrants
M3-Brigade Sponsor III LP	7,500,000	5,786,667

SCHEDULE II

•        The Sponsor intends to Transfer 400,000 SPAC Class B Shares to HT Investments LLC in connection with the termination of that certain Forward Purchase Agreement, dated as October 21, 2021, by and between SPAC and M3-Brigade III FPA LP.

Annex E

INVESTOR SUPPORT AGREEMENT

INVESTOR SUPPORT AGREEMENT, dated as of December 14, 2022 (this “Agreement”), by and between M3-Brigade Acquisition III Corp., a Delaware corporation (“MBSC”), and the warrantholder of MBSC whose name appears on the signature page of this Agreement (the “Investor”).

WHEREAS, MBSC, Greenfire Resources, Inc. (the “Company”), and certain other persons propose to enter into, concurrently herewith, a business combination agreement (the “BCA”), a copy of which has been made available to the Investor, which provides, among other things, for (i) the business combination of MBSC and the Company (the “Transaction”) and (ii) MBSC to conduct a stockholder meeting to obtain stockholder approval of the Transaction and a warrantholder meeting to obtain warrantholder approval of an amendment to the terms of MBSC’s outstanding warrants (the “Warrants”), each to purchase one share of MBSC’s Class A common stock, par value $0.0001 per share (“Common Stock”);

WHEREAS, as of the date hereof, the Investor beneficially owns the number of Warrants (the “Investor Warrants”) set forth on the signature page hereof.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Investor and MBSC hereby agree as follows:

1.      Voting Agreement. The Investor hereby agrees to vote, at the meeting of warrantholders of MBSC (including any adjournments or postponements thereof), all Investor Warrants in favor of any amendment to the terms of the Warrants proposed by MBSC solely to amend the terms of the Warrants together with any amendments required to give effect thereto such that all of the Warrants shall be exchanged for $0.50 per whole Warrant upon the closing of the Transaction and any other matter reasonably necessary to effect such amendment. For the avoidance of doubt, the amendment to the terms of the Warrants will only take effect upon the closing of the Transaction.

2.      No Transfer. In connection with the meeting of warrantholders of MBSC to amend the terms of the Warrants (including any adjournments or postponements thereof), from the date of this Agreement through the earlier of the record date with respect to such meeting of warrantholders of MBSC (including any adjournments or postponements thereof) or the termination of the BCA in accordance with its terms, the Investor hereby agrees that it shall not, directly or indirectly, without the prior written consent of MBSC, (a) sell, assign, transfer (including by operation of law), permit the creation of any lien, pledge, dispose of or otherwise encumber any of the Investor Warrants or otherwise agree to do any of the foregoing, (b) deposit any of the Investor Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of the Investor Warrants, or (d) take any action that would have the effect of preventing or disabling the Investor from performing its obligations hereunder. The Investor acknowledges that it will only be entitled to the payment described in paragraph 1 for the Warrants it holds upon the closing of the Transaction. For the avoidance of doubt, nothing in this Agreement shall limit the ability of the Investor to take any of the above actions with respect to shares of Common Stock.

3.      Representations, Warranties and Undertakings of MBSC.

(a) The execution, delivery and performance by MBSC of this Agreement and the consummation by MBSC of the transactions contemplated hereby do not and will not (i) conflict with or violate any law or order applicable to MBSC, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, other than those required by applicable securities laws, warrantholder approval at the meeting of warrantholders in connection with the amendment and any approvals from the relevant stock exchange, (iii) conflict with or result in a breach of or constitute a default under any provision of MBSC’s organizational documents, or (iv) conflict with or result in a breach of or constitute a default under any provision of any agreement or instrument to which MBSC is a party or by which it is bound except, with respect to clauses (i), (ii) and (iv), conflicts, breaches, violations, impositions or defaults that would not reasonably be expected to have a material adverse effect on the performance by MBSC of its obligations under this Agreement.

(b) MBSC has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by MBSC.

4.      Representations and Warranties of Investor. The Investor represents and warrants to MBSC as follows:

(a) The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) conflict with or violate any law or order applicable to such Investor, (ii) require the Investor to obtain or make any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any lien on any Investor Warrants (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the organizational documents of the Investor), (iv) conflict with or result in a breach of or constitute a default under any provision of any agreement or instrument to which the Investor is a party or by which it is bound, or (v) conflict with or result in a breach of or constitute a default under any provision of such Investor’s organizational documents except, with respect to clauses (i), (ii) or (iv), conflicts, breaches, violations, impositions or defaults that would not reasonably be expected to have a material adverse effect on the performance by the Investor of its obligations under this Agreement.

(b) The Investor owns of record and has good, valid and marketable title to the Investor Warrants set forth on the signature page hereof free and clear of any lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the organizational documents of such Investor) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Investor Warrants, and such Investor does not own, directly or indirectly, any other Warrants.

(c) The Investor has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Investor.

5.      Termination. This Agreement and the obligations of the Investor under this Agreement shall automatically terminate upon the earliest of: (a) the completion of the Transaction; (b) the termination of the BCA in accordance with its terms; and (c) the mutual agreement of MBSC and the Investor. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination. MBSC undertakes and agrees to make a public announcement via press release or filing a Current Report on Form 8-K with the Securities and Exchange Commission, disclosing the termination of this Agreement pursuant to subsections (b) or (c) above no later than 9:00 am New York time on the business day following such termination.

6.      Miscellaneous.

(a) Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph 5(b)):

M3-Brigade Acquisition III Corp.

1700 Broadway, 19th Floor

New York, NY 10019

Telephone: (212) 202-2200

Attention: Mohsin Y. Meghji; Charles Garner

Email: mmeghji@m3-partners.com; cgarner@m3-partners.com

with a (which shall not constitute effective notice) copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile No: (212) 403-2000

Telephone No.: (212) 403-1000

Attention: John L. Robinson, Esq.

Email: jlrobinson@wlrk.com

If to the Investor, to the address or facsimile number set forth for the Investor on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon the Investor until such time as the BCA is executed and holders of an aggregate of at least 50% of the outstanding Warrants enter into agreements with MBSC that are consistent with the obligations set forth hereunder.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this paragraph (k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

M-3 BRIGADE ACQUISITION III CORP.

Name:
Title:

[Signature Page to Investor Support Agreement]

INVESTOR:

By:
Name:
Title:
Address:
Investor Warrants owned:

[Signature Page to Investor Support Agreement]

Annex F

FORM OF INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by Greenfire Resources Ltd., an Alberta corporation (the “Company”), M3-Brigade Sponsor III LP, a Delaware limited partnership (the “Sponsor”), certain former shareholders of Greenfire Resources Inc., an Alberta corporation (“Greenfire”), who received Company Common Shares and/or Company Warrants pursuant to the Business Combination Agreement, set forth on Schedule 1 hereto (such holders, the “Greenfire Holders”) and the parties set forth on Schedule 2 hereto (collectively, the “Investor Holders” and, collectively with the Sponsor, the Greenfire Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of December 14, 2022, by and among the Company, M-3 Brigade Acquisition III Corp., a Delaware corporation (“SPAC”), Greenfire, DE Greenfire Merger Sub Inc., a Delaware corporation and 2476276 Alberta ULC, an Alberta unlimited liability corporation (as it may be amended, supplemented or restated from time to time, the “Business Combination Agreement”);

WHEREAS, SPAC and the Sponsor are party to that certain Subscription Agreement, dated as of April 12, 2021, pursuant to which, immediately prior to the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), the Sponsor held 7,500,000 shares of SPAC Class B Shares (as adjusted pursuant to a reverse stock split of 0.625 of a SPAC Class B Share, a stock dividend of .044 of a SPAC Class B Share for each outstanding SPAC Class B Share and the forfeiture of 3,750 SPAC Class B Shares);

WHEREAS, in connection with the Closing, the Sponsor’s 7,500,000 SPAC Class B Shares were converted and exchanged for [•] Company Common Shares;

WHEREAS, SPAC and the Sponsor are party to that certain Private Placement Warrants Purchase Agreement, dated as of October 21, 2021, pursuant to which the Sponsor purchased 5,786,667 SPAC Warrants in a private placement transaction occurring simultaneously with the closing of SPAC’s initial public offering;

WHEREAS, in connection with the Closing, the Sponsor’s 5,786,667 SPAC Warrants were converted and exchanged for 786,667 Company Warrants;

WHEREAS, pursuant to the Plan of Arrangement, the Greenfire Holders received an aggregate of [•] Company Common Shares and [•] Company Warrants;

WHEREAS, on the date hereof, the Investor Holders purchased an aggregate of [•] Company Common Shares and an aggregate of [•] Company Convertible Notes in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, entered into by and between the Company, SPAC and each of the Investor Holders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”).

WHEREAS, SPAC, the Sponsor is party to that certain Registration Rights Agreement dated as of October 21, 2021 (the “Existing Registration Rights Agreement”), pursuant to which, among other matters, the Sponsor was granted certain registration rights with respect to SPAC securities then held by the Sponsor; and

F-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1         Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Shares” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Convertible Notes” means the 9.00% convertible senior notes due 2028 of the Company.

“Company Governing Documents” means the certificate and articles of incorporation and by-laws of the Company, as they may be amended from time to time.

“Company Warrants” means warrants to purchase Company Common Shares, whether vested or unvested.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Greenfire” shall have the meaning given in the Preamble hereto.

F-2

“Greenfire Holders” shall have the meaning given in the Preamble hereto.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Independent Director” means a director who is “independent” for the purposes of the listing and corporate governance rules and regulations of NYSE.

“Investor Holders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 6.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Ownership Threshold” shall have the meaning given in Section 5.1.1.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Company Common Shares (including any Underlying Common Shares), (c) causing the adoption of shareholders’ resolutions and amendments to the Company Governing Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with governmental or regulatory entities or authorities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain persons (including to fill vacancies) and providing the same level of efforts and provide the same level of support as is used and/or provided for the other director nominees of the Company for election of such persons to the Board in connection with the annual or special meeting of shareholders of the Company.

“NYSE” shall mean the New York Stock Exchange.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Company Common Shares (including any Company Common Shares distributable pursuant to the Business Combination Agreement and any Company Common Shares issued or issuable upon the exercise or conversion of any other security (including the Underlying Common Shares)) held by a Holder immediately following the Closing; (b) any outstanding Company Warrants (including any Company Common Shares issued or issuable upon the exercise of Company Warrants); (c) any Additional Holder Shares; (d) any Company Common Shares acquired by a Holder following the date hereof to the extent that such securities are (i) “restricted securities” (as defined in Rule 144), (ii) held by an “affiliate” (as defined in Rule 144) of the Company or (iii) otherwise cannot be sold pursuant to Rule 144 or any successor rule promulgated under the Securities Act (with no volume or other restrictions or limitations including as to manner or timing of sale); (e) any equity securities (including the Company Common Shares issued or issuable upon the exercise of any such equity

F-3

security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder (including the Working Capital Warrants and Company Common Shares issued or issuable upon the exercise of the Working Capital Warrants); and (f) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c), (d) or (e) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares), new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares) in the aggregate, such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or the availability of current public information); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the reasonable documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)        all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Company Common Shares or Company Warrants are then listed;

(B)         fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);

(C)         printing, messenger, telephone and delivery expenses;

(D)        fees and disbursements of counsel for the Company;

(E)         fees and disbursements of all independent registered public accountants of the Company, retained by the Company and any other persons, including special experts, incurred in connection with such Registration;

(F)         all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;

(G)        the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and

(H)        in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders on an as-converted basis (including any Underlying Common Shares).

F-4

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration or Block Trade.

“SPAC” has the meaning given to such term in the Recitals hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Director” shall have the meaning given in Section 5.1.1

“Sponsor Parties” means each of the Sponsor, its affiliates, its direct or indirect partners, members or equity holders, any of its or their officers, directors or employees and, with respect to such officers, directors or employees, any Permitted Transferees of such officers, directors or employees but excluding the Investor Holders and any Person which any Investor Holder Transfers any equity interest in the Company.

“Subscription Agreements” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underlying Common Shares” means any Company Common Shares issuable upon conversion of Company Convertible Notes.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (including for the avoidance of doubt a Block Trade).

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Working Capital Warrants” shall mean the warrants to purchase Company Common Shares, if any, that are converted from loans made to SPAC of up to $1,500,000 by the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors from time to time.

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ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1         Shelf Registration.

2.1.1      Filing. As soon as practicable but no later than 30 calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the submission or filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the submission or filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. The Company shall, if requested by the Holder, use its commercially reasonable efforts to: (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities; (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance with the Securities Act; and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) business days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act and no suspension of the effectiveness of such registration statement, or of sales thereunder, is then in effect, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144 (excluding the public information requirement set forth in Rule 144(c)), including without limitation, any volume, manner of sale or similar requirements, or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) business days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this Section 2.1.1 may be conditioned upon the Holder timely providing such representations and other documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

2.1.2      Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously

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effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3      Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, a Greenfire Holder or an Investor Holder, shall use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, each Greenfire Holder and each Investor Holder; provided, further, that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.

2.1.4      Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Holder or a Greenfire Holder (any of the Sponsor, an Investor Holder or a Greenfire Holder being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, (x) $10.0 million or (y) all remaining Registrable Securities held by the Demanding Holder (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders on an as-converted basis (including any Underlying Common Shares), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, an Investor Holder and a Greenfire Holder may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6)-month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12)-month period; provided, however, that Company shall not be required to effect an aggregate of more than four Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12)-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

2.1.5      Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Common Shares (including any Underlying Common Shares) or other equity securities that the Company desires to sell and the Company Common Shares (including any Underlying Common Shares) or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Company Common Shares or other equity securities proposed to be sold by Company or by other holders of Company Common Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has

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requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6      Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Holder or a Greenfire Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Holders, the Greenfire Holders or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, the Sponsor, an Investor Holder or a Greenfire Holder may elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Holder or such Greenfire Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.

2.2         Piggyback Registration.

2.2.1      Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible, into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, (ii) on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) filed in connection with a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering (or such shorter period of days (but not less than two (2) days) as may be agreed by holders of at least 25% of the outstanding Registrable Securities on an as-converted basis (including any Underlying Common Shares)), which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days (or such shorter period of days (but not less than one (1) day) as may be agreed by holders of at least 25% of the outstanding Registrable Securities on an as-converted basis (including any Underlying Common Shares)) after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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2.2.2      Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Common Shares or other equity securities that the Company desires to sell, taken together with (i) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1, and (ii) the Company Common Shares or other equity securities, if any, of other persons or entities (other than the Holders of Registrable Securities hereunder) that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, exceeds the Maximum Number of Securities, then:

(a)         if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Company Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(b)         if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities (and not undertaken for the Company’s account), then the Company shall include in any such Registration or registered offering (A) first, the Company Common Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, subject to Section 5.7; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Common Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c)         if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3      Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf or other Registration pursuant to

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Section 2.1) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4      Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4.

2.3         Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company pursuant to this Agreement (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any Company Common Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by the applicable lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4         Block Trades.

2.4.1      Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” i.e., an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $5.0 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2      Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3      Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4      The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5      A Holder may make no more than two Block Trade demands in respect of Block Trades pursuant to this Section 2.4 within any six-month period or four Block Trade demands in any 12-month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

ARTICLE III

COMPANY PROCEDURES

3.1         General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, including, using its commercially reasonable efforts, as promptly as reasonably practicable, to:

3.1.1      prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

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3.1.2      without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3      prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, if requested, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4      prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5      cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on NYSE or the Nasdaq Stock Market;

3.1.6      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7      advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8      at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

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3.1.9      notify the Holders in writing upon receiving notice of any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any material respect; provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10    in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering or Transfer, if any, and any attorney, broker, consultant, agent or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, broker, consultant, agent or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;

3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders on an as-converted basis (including any Underlying Common Shares);

3.1.12    in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13    in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by the majority-in-interest of the participating Holders on an as-converted basis (including any Underlying Common Shares) and (C) deliver such documents and certificates as are reasonably requested by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders on a fully-diluted as-converted basis (including any Underlying Common Shares), their

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counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;

3.1.14    in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.15    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16    with respect to an Underwritten Offering pursuant to Section 2.1.4, make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

3.1.17    cooperate with the participating Holders and the Underwriters, brokers or agents, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders, Underwriters, brokers or agents, may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);

3.1.18    if required, file the applicable Registration Statement with FINRA within three (3) business days of the date such Registration Statement is filed with or submitted to the SEC, and cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any other filings required to be made with FINRA; and

3.1.19    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a Registration.

3.2         Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3         Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4         Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1      Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.

3.4.2      Subject to Section 3.4.3, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and as a result it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3      (a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.4.

3.4.4      The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three (3) occasions, or for more than 90 consecutive calendar days, or for more than 120 total calendar days, in each case during any twelve-month period.

3.5         Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall (i) take

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such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Company Common Shares, Company Preferred Shares or Company Warrants held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect) and (ii) certify to the Holders in writing that it has filed current Form 10 information with the Commission within four (4) Business Days of the Closing. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1         Indemnification.

4.1.1      The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2      In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, partners, members and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3      Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (1) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to

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the defenses available to such indemnifying party, (2) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (3) the named parties in any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any necessary local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.

4.1.4      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5      If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

4.1.6      The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.

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ARTICLE V

GOVERNANCE

5.1         Board of Directors.

5.1.1      Sponsor Representation. Until the later of: (i) immediately prior to the third annual meeting of shareholders of the Company following the initial Sponsor Director’s election (or appointment) to the Board, and (ii) such time as the Sponsor Parties beneficially own, in the aggregate, less than 3% of all outstanding Company Common Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Common Shares prior to such time) (the “Minimum Ownership Threshold”), the Company shall take all Necessary Action such that one individual designated by the Sponsor (the “Sponsor Director”) is included in the slate of nominees recommended by the Board or duly constituted committee thereof for election as directors at each applicable annual meeting of the Company at which the Sponsor Director’s term would expire, and shall use the level of efforts and provide the same level of support with respect to the election of the Sponsor Director at any such meeting of shareholders as is used and/or provided for the election of the other director nominees of the Company at such meeting. Notwithstanding anything to the contrary in this Agreement, or the Company Governing Documents, the nomination procedures in Section 3.12 of the by-laws of the Company shall not apply to the Sponsor Director, who shall instead be designated by the Sponsor in a written notice delivered to the Company. The initial Sponsor Director is [•] and shall be added to the Board pursuant to, and in accordance with, Section 8.15(a) of the Business Combination Agreement. The Company’s obligations pursuant to this Section 5.1.1 shall be subject to the Sponsor Director providing (i) any information that is reasonably required to be disclosed in any filing, report or disclosure under any rule or regulation of the Commission, NYSE, the Toronto Stock Exchange (or other Canadian stock exchange) if the Company’s securities are listed on any such exchange, or applicable law (including applicable Canadian securities laws), (ii) any information that is reasonably required in connection with determining that the Sponsor Director is or would be an Independent Director, (iii) if required by applicable law, such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected and (iv) an undated resignation letter, which the Company agrees shall not be dated or become effective until the date that the Sponsor Director’s resignation is required pursuant to Section 5.1.2.

5.1.2      Removal; Vacancies.

(a)         If at any time the number of Company Common Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Common Shares prior to such time) owned by the Sponsor Parties, in the aggregate, falls below (i) 50% of the number of Company Common Shares held by them as of the Closing Date and (ii) the Minimum Ownership Threshold, Sponsor shall cause the Sponsor Director to promptly resign as a member of the Board and the nomination rights in Section 5.1.1 shall terminate.

(b)         Until such time as the Sponsor Parties in the aggregate no longer meet the Minimum Ownership Threshold, the Sponsor shall have the exclusive right to designate a director for election or appointment, as applicable, to the Board to fill a vacancy created by reason of death, removal or resignation of the Sponsor Director, and the Company shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, a replacement director designated by the Sponsor to fill any such vacancy as promptly as practicable after such designation.

5.1.3      Reimbursement of Expenses; Indemnification; Amendments. For so long as any Sponsor Director serves as a director of the Company, (i) the Company shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of the Company; provided that is expressly understood that any Sponsor Director shall not receive any cash or equity compensation that is paid or payable to directors and (ii) the Company shall not following the Effective Time amend, alter, repeal or waive (x) any right to indemnification or exculpation covering or benefiting any Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, the Company Governing Documents and any indemnification agreements with directors (whether such right is contained in the Company Governing Documents or another document) (except to the extent such amendment or alteration does not adversely

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affect the right to indemnification or exculpation covering or benefiting any Sponsor Director) or (y) any provision of the Company Governing Documents if the purpose of such amendment, alteration, repeal or waiver is to adversely affects the rights or obligations of the Sponsor or any Sponsor Director pursuant to this Section 5.

5.1.4      Greenfire Holder Support for Sponsor Director. For so long as the Sponsor is entitled pursuant to this Section 5 to designate a Sponsor Director to be included in the slate of nominees recommended by the Board or duly constituted committee thereof for election as directors at each applicable annual meeting of the Company, each Greenfire Holder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company distributed by the Board or otherwise undertaken in connection with or as contemplated by this Section 5 (which written consent shall be delivered promptly and in any event within fifteen business days of receipt from the Company), such Greenfire Holder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Company Common Shares to be counted as present thereat for purposes of establishing a quorum, and such Greenfire Holder shall: (a) vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Company Common Shares in favour of the appointment of the Sponsor Director as a director of the Company for the ensuing year; and (b) in a contested vote for a fixed slate of directors, withhold its vote against any director nominee that is not the Sponsor Nominee or one of the director nominees nominated by the Company.

5.1.5      Sponsor Parties’ Information. Upon written request of the Company from time to time, acting reasonably, the Sponsor shall provide a written representation to the Company regarding the total number of Company Common Shares owned by the Sponsor Parties in order to confirm that the Sponsor Parties collectively hold a sufficient number of Company Common Shares to meet the Minimum Ownership Threshold and/or the requirements of Section 5.1.2(a)(i) as of the date specified in such written request.

5.2         Company Cooperation; Policies. The Sponsor acknowledges that, subject to Sections 5.3, 5.4 and 5.5, any Sponsor Director and its affiliates, if applicable, will be subject to all applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company, each as approved by the Board from time to time to the extent such policies and guidelines are applicable to all non-executive directors. For so long as any Sponsor Director is serving or participating on the Board, (i) any share ownership requirement for any Sponsor Director serving on the Board will be deemed satisfied by the securities owned by the Sponsor Parties and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the transfers of securities by the Sponsor Parties and (ii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by any Sponsor Director (x) accepting an invitation to serve on another board of directors of a company whose principal lines(s) of business do not compete with the principal line(s) of business of the Company or failing to notify an officer or director of the Company prior to doing so, or (y) receiving compensation from the Sponsor or its affiliates, and, in each case of (i) and (ii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 5.2 shall not apply to the Sponsor or any Sponsor Director to the extent inconsistent with this Section 5.2.

5.3         Sharing of Information. To the extent permitted by applicable law, each of the Company and the Investor Holders agrees and acknowledges that any Sponsor Director may share confidential, non-public information about the Company and its subsidiaries (“Confidential Information”) with the Sponsor; provided, however, that the Sponsor acknowledges and agrees the disclosure of any Confidential Information by any Sponsor Director will be subject in all cases to his or her fiduciary duties to the Company and applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Sponsor from disclosing Confidential Information (x) to any affiliate or representative of the Sponsor; provided, that such person shall be bound by an obligation of confidentiality with respect to such Confidential Information and the Sponsor shall be responsible for any breach of this Section 5.3 by any such person or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over the Sponsor in connection with a routine audit or examination that is not specifically directed at the Company or the Confidential Information. No Confidential Information shall be deemed to be provided to any person, including any affiliate of the Sponsor unless such Confidential Information is actually provided to such person.

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5.4         Inspection. Until such time as the Sponsor Parties beneficially own, in the aggregate, less than the Minimum Ownership Threshold, the Company shall permit the Sponsor Parties, at the Sponsor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, upon reasonable notice during normal business hours of the Company as may be reasonably requested by such Sponsor Party; provided, however, that the Company shall not be obligated pursuant to this Section 5.4 to provide access to any information the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel with respect to such Confidential Information.

ARTICLE VI

MISCELLANEOUS

6.1         Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, (i) in the case of mailed notices, on the third business day following the date on which it is mailed and, (ii) in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [•], [•], Attn: Investor Relations, email: [•], with a copy, which shall not constitute notice, to [•], [•], Attn: General Counsel, email: [•]; and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective upon delivery of such notice as provided in this Section 6.1.

6.2         Assignment; No Third Party Beneficiaries.

6.2.1      This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2      Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that, with respect to the Greenfire Holders, the Investor Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Greenfire Holders shall be permitted to transfer its rights hereunder as the Greenfire Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Greenfire Holder (it being understood that no such transfer shall reduce any rights of such Greenfire Holder or such transferees), (y) each of the Investor Holders shall be permitted to transfer its rights hereunder as the Investor Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Holder (it being understood that no such transfer shall reduce any rights of such Investor Holder or such transferees) and (z) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor and any such transferee shall thereafter have all rights and obligations of the Sponsor hereunder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).

6.2.3      This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4      This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.

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6.2.5      No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3         Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

6.4         Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.5         TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6         Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities on an as-converted basis (including any Underlying Common Shares), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that, notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares); provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Holder so long as such Investor Holder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares); provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Greenfire Holder so long as such Greenfire Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares); and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital of the Company, in a manner that is different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.
F-20

6.7         Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares), the Company hereby agrees and covenants that it will not grant rights to register any Company Common Shares (or securities convertible into or exchangeable for Company Common Shares (including any Underlying Common Shares)) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, (b) an Investor Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares), the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Investor Holder, and (c) a Greenfire Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares), the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Greenfire Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8         Term. Subject to the immediately following sentence, this Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. Sections 5.1 and 5.4 of this Agreement shall terminate upon such time as the Sponsor Parties, in the aggregate, no longer meet the Minimum Ownership Threshold. Notwithstanding anything herein to the contrary, the provisions of Sections 3.2 and 3.5, Article IV, Sections 5.1.3, 5.2 (solely to the extent the applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company as of the date any Sponsor Director no longer serves on the Board apply by their terms to a former member of the Board), 5.3, 5.4 and Article VI shall survive any termination.

6.9         Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10       Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2, subject to the prior written consent of each of the Sponsor, each Greenfire Holder and each Investor Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Company Common Shares (including any Underlying Common Shares)), the Company may make any person or entity who acquires Company Common Shares or rights to acquire Company Common Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Company Common Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Shares.

6.11       Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

F-21

6.12       Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

6.13       Entire Agreement; Termination of Existing Registration Rights Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Existing Registration Rights Agreement shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

F-22

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
GREENFIRE RESOURCES LTD.
By:
Name:
Title:

F-23

HOLDER:
M3-Brigade Sponsor III LP
By:
Name:
Title:

F-24

HOLDER:
[•]
By:
Name:
Title:

F-25

Schedule 1

Greenfire Holders

1.      Allard Services Limited

2.      Annapurna Limited

3.      Spicelo Limited

4.      Modro Holdings LLC

5.      Robert Logan

6.      Robert Logan Family Trust

7.      David Phung

8.      David Phung Family Trust

F-26

Schedule 2

Investor Holders

1.      [•]

F-27

Exhibit A

INVESTOR RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Investor Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Investor Rights Agreement”), by and among Greenfire Resources Ltd., an Alberta corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Investor Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Investor Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Investor Rights Agreement, and the undersigned’s Company Common Shares or other equity securities that the Company shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein[; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) Company Common Shares or other equity securities that the Company shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [________].]

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Shareholder

Print Name of Shareholder
Its:
Address:

Agreed and Accepted as of
____________, 20__
[•]
By:
Name:
Its:

F-28

Annex G

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2023, by and between Greenfire Resources Inc., an Alberta corporation (the “Company”), and each of M3-Brigade Sponsor III LP, a Delaware limited partnership (the “Sponsor”) and the Persons set forth on Schedule 1 hereto (the “Company Holders”). The Sponsor, the Company Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in that certain Business Combination Agreement, dated as of December 14, 2022 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and between the Company, M3-Brigade Acquisition III Corp., a Delaware corporation, Greenfire Resources Inc., an Alberta corporation, 2476276 Alberta ULC, an Alberta unlimited liability corporation and DE Greenfire Merger Inc., a Delaware corporation; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Company and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Securities shall become subject to limitations on Transfer as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Company hereby agrees with each of the Holders as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earliest of (i) the date that is 180 days after the Closing Date, (ii) the date on which the last reported closing price of a PubCo Common Share equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least seventy-five (75) days after the Closing Date and (iii) the date on which the Company completes a liquidation, merger, amalgamation, arrangement, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares of capital stock for cash, securities or other property.

(b) “Lock-Up Securities” shall mean, collectively, the Lock-Up Shares and Lock-Up Warrants.

(c) “Lock-Up Shares” shall mean the PubCo Common Shares held by the Sponsor and the Company Holders immediately following the Closing (other than PubCo Common Shares acquired in the public market).

(d) “Lock-Up Warrants” shall mean the PubCo Warrants held by the Sponsor and the Company Holders immediately following the Closing (other than PubCo Warrants acquired in the public market).

(e) “Permitted Transferee” shall mean any Person to whom a Holder is permitted to Transfer Lock-Up Securities prior to the expiration of the Lock-Up Period pursuant to Section 2(b).

(f) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of; directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Securities until the end of the Lock-Up Period applicable to such Holder.

(b) Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Securities during the Lock-Up Period (i) to (A) any direct or indirect partners, members or equity holders of the Sponsor, any affiliates of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates or (B) the Company Holders or any direct or indirect partners, members or equity holders of the Company Holders, any affiliates of the Company Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of such individual’s immediate family or an affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equityholders of such Holder by virtue of the Sponsor’s organizational documents, as amended; (vii) in connection with a pledge of PubCo Common Shares, or any other securities convertible into or exercisable or exchangeable for PubCo Common Shares, to a financial institution, including the enforcement of any such pledge by a financial institution; (viii) to the Company; (ix) as forfeitures of PubCo Common Shares pursuant to a “net” or “cashless” exercise of stock options; (x) as forfeitures of PubCo Common Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, share exchange, reorganization, tender offer approved by the Board of Directors of the Company or a duly authorized committee thereof or other similar transaction which results in all of the Company’s shareholders having the right to exchange their PubCo Common Shares for cash, securities or other property subsequent to the Closing Date; or (xii) in connection with any legal, regulatory or other order; provided, however, that in the case of clauses (i) through (vi), such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 2.

(c) In order to enforce this Section 2, the Company may impose stop-transfer instructions with respect to the Lock-Up Securities until the end of the Lock-Up Period; provided that such instructions permit the transfers contemplated by clause (b) above.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a securityholder of the Company with respect to the Lock-Up Securities during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holder is entitled to vote, as applicable.

(e) If any Holder is granted a release or waiver from any lock-up agreement (such holder, a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares or Lock-Up Warrants, as applicable, rounded down to the nearest whole Lock-Up Share or Lock-Up Warrant, as applicable equal to the product of (i) the total percentage of Lock-Up Shares or Lock-Up Warrants, as applicable, held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up agreement multiplied by (ii) the total number of Lock-Up Shares or Lock-Up Warrants, as applicable, held by the undersigned immediately following the consummation of the Closing; provided that the foregoing shall not be applicable with respect to a release or waiver of any Holder that holds less than an aggregate of 50,000 PubCo Common Shares or PubCo Warrants.

(f) The lock-up provisions in this Section 2 shall, with respect to any Holder, supersede the lock-up provisions contained in Sections 7(a) and 7(b) of that certain letter agreement dated as of October 21, 2021 by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors (the “Prior Agreement”) with respect to such Holder and such provisions of the Prior Agreement shall be of no further force or effect with respect to such Holder.

3. Miscellaneous.

(a) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

(b) Consent to Jurisdiction and Service of Process. ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3(h), WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.

(c) Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(c).

(d) Assignment; Third Parties. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(e) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(f) Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors of the Company and (ii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified, so long as no Holder is impacted disproportionately than any other Holder by such waiver, amendment or modification; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid or (iii) when delivered by FedEx or other nationally recognized overnight delivery service, addressed, if to the Company, to: [•], [•], Attn: Investor Relations, email: [•], with a copy, which shall not constitute notice, to [•] [•], Attn: General Counsel, email: [•]; and if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement (other than Section 2(f)) shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.

(k) Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

(l) Counterparts. The undersigned hereby consents to receipt of this Agreement in electronic form and understands and agrees that this Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail or otherwise by electronic transmission evidencing an intent to sign this Agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

COMPANY:
GREENFIRE RESOURCES LTD.
By:
Name:
Title:
HOLDER:
M3-BRIGADE SPONSOR III LP

By:	M3-Brigade Acquisition Partners III Corp., its general partner

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER:
[NAME]
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE 1

COMPANY HOLDERS

1.      Allard Services Limited

2.      Annapurna Limited

3.      Spicelo Limited

4.      Modro Holdings LLC

5.      Robert Logan

6.      Robert Logan Family Trust

7.      David Phung

8.      David Phung Family Trust

Annex H

EXECUTION VERSION

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is dated as of December 14, 2022, by and among M3-Brigade Acquisition III Corp., a Delaware corporation (“SPAC”), Greenfire Resources Ltd., an Alberta corporation (“PubCo”), DE Greenfire Merger Sub Inc., a Delaware corporation (“Merger Sub” and, together with PubCo, the “Acquisition Entities”), 2476276 Alberta ULC, an Alberta unlimited liability corporation (“Canadian Merger Sub”), the Persons set forth on Schedule I hereto (each, a “Company Supporting Shareholder” and, collectively, the “Company Supporting Shareholders”), and Greenfire Resources Inc., an Alberta corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Supporting Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Common Shares as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Common Shares, together with any Equity Interests of the Company of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Supporting Shareholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, PubCo, Merger Sub and the Company have entered into a Business Combination Agreement (as amended or supplemented from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, PubCo and the Company will enter into the Plan of Arrangement whereby PubCo will amalgamate with Canadian Merger Sub pursuant to which all of the issued and outstanding Company Shares will exchange into common shares of PubCo; and

WHEREAS, as an inducement to SPAC, PubCo, Merger Sub, Canadian Merger Sub and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Supporting Company Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its independent tax and legal advisors. Each Supporting Company Shareholder confirms by the execution of this Agreement that such Supporting Company Shareholder has either sought such independent tax and legal advice or waived their right to do so in connection with entering into this Agreement, and any failure on such Supporting Company Shareholder’s part to seek independent tax and legal advice shall not affect the validity, enforceability of this Agreement, the Business Combination Agreement and the transactions contemplated thereby and by the Ancillary Documents, including the Plan of Arrangement. Each Supporting Company Shareholder shall be bound by and comply with Sections 8.4 (Public Announcements) and 8.6 (Exclusive Dealing) (and any relevant definitions contained in any such Sections) as if (a) such Supporting Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.6 of the Business Combination Agreement also referred to each such Supporting Company Shareholder.

Section 1.2 Existing Liens and Replacement Liens. Set forth on Exhibit II attached hereto and made a part hereof is a list of existing liens to which certain Subject Shares are subject, copies of which liens have been provided to the parties hereto (“Existing Liens”). Notwithstanding any other provision hereof, it is expressly acknowledged and agreed (i) that such Existing Liens, and any liens hereafter created in replacement thereof which are not materially more restrictive with respect to the voting ability of the Supporting Company Shareholder than the Existing Liens (“Replacement Liens”), the provisions of the instruments creating such Existing Liens and Replacement Liens, and actions taken by Supporting Company Shareholders and secured parties thereto in accordance with the provisions of such instruments, shall serve as exceptions to each of the prohibitions, covenants and other provisions contained herein, and (ii) that Replacement Liens are expressly permitted. Each Supporting Company Shareholder hereby agrees to use its reasonable best efforts so that none of the restrictions or other provisions of Existing Liens or Replacement Liens, to the extent affecting any agreement with respect to such Supporting Company Shareholder’s Subject Shares hereunder, will be exercised to prevent or otherwise restrict the consummation of the Plan of Arrangement or the other transactions contemplated by this Agreement or the Business Combination Agreement, in each case in accordance with their terms.

Section 1.3 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Supporting Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement / Proxy Statement) or a prospectus with any provincial securities regulator in Canada or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between any Supporting Company Shareholder and (1) any Affiliate of such Supporting Company Shareholder, (2) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Supporting Company Shareholder’s Governing Documents upon liquidation or dissolution of the Supporting Company Shareholder (any transferee of the type set forth in clauses (1) through (5), a “Permitted Transferee”), so long as, prior to and as a condition to the effectiveness of any such Transfer, such Permitted Transferee executes and delivers to the Company, SPAC and the Acquisition Entities a joinder to this Agreement in the form attached hereto as Annex A.

Section 1.4 New Shares. In the event that, (a) any Subject Shares are issued to a Supporting Company Shareholder after the date of this Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Supporting Company Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement, or (c) a Supporting Company Shareholder acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such Supporting Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Supporting Company Shareholder as of the date hereof.

Section 1.5 Supporting Company Shareholder Agreements. Hereafter until the Expiration Time, each Supporting Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company distributed by the Board of Directors of the Company (including the Written Resolution) or otherwise undertaken in connection with or as contemplated by the Business Combination Agreement or the transactions contemplated thereby and by the Ancillary Documents, (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours, after the Registration Statement (as contemplated by the Business Combination Agreement) is declared effective and delivered or otherwise made available to the shareholders of SPAC and the shareholders of the Company), such Supporting Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Supporting Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a) to approve and adopt the Business Combination Agreement and the transactions contemplated thereby and by the Ancillary Documents, including the Plan of Arrangement;

(b) in any other circumstances upon which a consent, waiver or other approval may be required under the Company’s Governing Documents or under any agreements between the Company and its shareholders, including the Shareholder Agreement between the Company and certain of its shareholders dated August 5, 2021 (the “Shareholder Agreement”), to implement, or otherwise sought with respect to, the Business Combination Agreement or the transactions contemplated thereby and by the Ancillary Documents, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of such Supporting Company Shareholder’s Subject Shares held at such time in favor thereof;

(c) against any competing business combination agreement, arrangement, amalgamation, take-over bid, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Business Combination Agreement and the transactions contemplated thereby and by the Ancillary Documents); and

(d) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the transactions contemplated thereby and by the Ancillary Documents, including the Plan of Arrangement, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled.

Each Supporting Company Shareholder hereby agrees that it shall not exercise any rights of dissent in connection with the Plan of Arrangement or commit or agree to take any action inconsistent with the foregoing.

Section 1.6 Affiliate Agreements. Each Supporting Company Shareholder, hereby agrees and consents to the termination of all Affiliate Agreements to which such Supporting Company Shareholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries, SPAC or the Acquisition Entities.

Section 1.7 Lock-Up Agreement. Each of the Supporting Company Shareholders set forth on Schedule III hereto, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit C to the Business Combination Agreement.

Section 1.8 Investor Rights Agreement. Each of the Supporting Company Shareholders set forth on Schedule IV hereto, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Investor Rights Agreement substantially in the form attached as Exhibit D to the Business Combination Agreement.

Section 1.9 Further Assurances. Each Supporting Company Shareholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by SPAC or the Company, to effect the actions required to consummate the Plan of Arrangement and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.10 No Inconsistent Agreement. Each Supporting Company Shareholder hereby represents and covenants that such Supporting Company Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Supporting Company Shareholder’s obligations hereunder.

Section 1.11 No Challenges. Each Supporting Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action or similar proceeding with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, PubCo, Canadian Merger

Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination or the transactions contemplated thereby and by the Ancillary Documents (including the Plan of Arrangement).

Section 1.12 Consent to Disclosure. Each Supporting Company Shareholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC, the Acquisition Entities, the Company to any Governmental Entity or to securityholders of SPAC) of such Supporting Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Supporting Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC, the Acquisition Entities or the Company, a copy of this Agreement. Each Supporting Company Shareholder will promptly provide any information reasonably requested by SPAC, the Acquisition Entities or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Supporting Company Shareholders. Each Supporting Company Shareholder represents and warrants as of the date hereof to SPAC, the Acquisition Entities, Canadian Merger Sub, and the Company (and solely with respect to itself, himself or herself and not with respect to any other Supporting Company Shareholder) as follows:

(a) Organization; Due Authorization. If such Supporting Company Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting Company Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Supporting Company Shareholder. If such Supporting Company Shareholder is an individual, such Supporting Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Supporting Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Supporting Company Shareholder, enforceable against such Supporting Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Supporting Company Shareholder.

(b) Ownership. Such Supporting Company Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Supporting Company Shareholder’s Subject Shares, and, except as set forth on Schedule II hereto, there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Organizational Documents, (iii) the Business Combination Agreement or (iv) any applicable securities Laws or (v) the Shareholder Agreement. Such Supporting Company Shareholder’s Subject Shares are the only Equity Securities in the Company owned of record or beneficially by such Supporting Company Shareholder on the date of this Agreement, and none of such Supporting Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth in the Shareholder Agreement. Other than as set forth opposite such Supporting Company Shareholder’s name on Schedule I, such Supporting Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of the Company or any Equity Securities convertible into, or which can be exchanged for, Equity Securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Supporting Company Shareholder does not, and the performance by such Supporting Company Shareholder of his, her or its obligations hereunder will not, (i) if such Supporting Company Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Supporting Company Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Supporting Company Shareholder or such Supporting Company Shareholder’s Subject Shares) other than those which are contemplated by the Business Combination Agreement or as may be required under the Shareholder Agreement or Governing Documents of the Company, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Supporting Company Shareholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Supporting Company Shareholder, or to the knowledge of such Supporting Company Shareholder threatened against such Supporting Company Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Company Shareholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Supporting Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon SPAC, the Acquisition Entities or the Company and based on such information as such Supporting Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Supporting Company Shareholder acknowledges that SPAC, the Acquisition Entities and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Supporting Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Supporting Company Shareholder are irrevocable.

(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Supporting Company Shareholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. Such Supporting Company Shareholder understands and acknowledges that each of SPAC, the Acquisition Entities and the Company is entering into the Business Combination Agreement in reliance upon such Supporting Company Shareholder’s execution and delivery of this Agreement.

Section 2.2 Representations and Warranties of the Company, SPAC,Canadian Merger Sub, and the Acquisition Entities. Each of the Company, SPAC, Merger Sub and PubCo represents and warrants as of the date hereof (solely with respect to itself) to each Supporting Company Shareholder as follows:

(a) Organization; Due Authorization. Each of the Company, SPAC, Canadian Merger Sub, Merger Sub and PubCo is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, and has the corporate power and authority to execute and deliver each of this Agreement and the Business Combination Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Business Combination Agreement has been duly authorized by all necessary corporate action on the part of the Company, SPAC and the Acquisition Entities. Each of this Agreement and the Business Combination Agreement has been duly and validly executed and delivered by the Company, SPAC, Canadian Merger Sub and each of the Acquisition Entities and constitutes a legal, valid and binding agreement of each of them (assuming that this Agreement or the Transaction Agreement, as applicable, has been duly authorized, executed and delivered by the other Persons party thereto), enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) No Conflicts. None of the execution and delivery by the Company, SPAC, Canadian Merger Sub, Merger Sub and PubCo of this Agreement nor the Business Combination Agreement, the performance by them of their obligations hereunder and thereunder, nor the consummation by each of them of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a violation or breach of any provision of their Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which any of them is a party,

(iii) violate, or constitute a breach under, any Order or applicable Law to which any of them or any of their properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of their assets or properties (other than any Permitted Liens), except in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect or a SPAC Material Adverse Effect, as the case may be.

Article III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time and (b) as to each Supporting Company Shareholder, the written agreement of SPAC, the Acquisition Entities, the Company, Canadian Merger Sub and such Supporting Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State; provided, however, the laws of the Province of Alberta, Canada and the federal laws of Canada applicable therein shall also apply to the corporate matters related to the Company Information Circular, the Company Shareholders Meeting and the Plan of Arrangement.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS AGREEMENT SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Acquisition Entities, the Company and the Supporting Company Shareholders.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Fiduciary Duties. SPAC, the Acquisition Entities, Canadian Merger Sub and the Company hereby agree and acknowledge that the Company Supporting Shareholder is bound hereunder solely in his capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Company Supporting Shareholder in his capacity as a director or officer of the Company (if the Company Supporting Shareholder holds such office) or restrict, limit or prohibit the Company Supporting Shareholder in his capacity as a director or officer of the Company (if the Company Supporting Shareholder holds such office) from fulfilling or exercising his fiduciary duties as a director or officer owing to the Company under applicable Laws.

Section 3.9 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC, to:

M3-Brigade Acquisition III Corp.
1700 Broadway, 19th Floor
New York, NY 10019
Attention:	Mohsin Y. Meghji; Charles Garner
Email:	mmeghji@m3-partners.com; cgarner@m3-partners.com
with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	John L. Robinson
Email:	JLRobinson@wlrk.com

Osler, Hoskin & Harcourt LLP
Suite 2700, Brookfield Place
225 – 6th Avenue S.W.
Calgary AB T2P 1N2
Attention:	Neal Ross
Email:	NRoss@osler.com

If to the Company, to:

Greenfire Resources Inc.
1900 – 205 5th Avenue SW
Calgary, AB T2P 2V7
Attention:	David Phung
Email:	DPhung@greenfireres.com

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street
41st Fl.
New York, New York 10005
Attention:	Guy P. Lander
Email:	lander@clm.com

Burnet, Duckworth & Palmer LLP
2400, 525 – 8th Avenue S.W.
Calgary, AB, T2P 1G1
Attention:	Ted Brown
Email:	ebb@bdplaw.com

If to any Acquisition Entity, to:

c/o Greenfire Resources Inc.
1900 – 205 5th Avenue SW
Calgary, AB T2P 2V7
Attention:	David Phung
Email:	DPhung@greenfireres.com
with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street
41st Fl.
New York, New York 10005
Attention:	Guy P. Lander
Email:	lander@clm.com

Burnet, Duckworth & Palmer LLP
2400, 525 – 8th Avenue S.W.
Calgary, AB, T2P 1G1
Attention:	Ted Brown
Email:	ebb@bdplaw.com

If to Canadian Merger Sub, to:

c/o Greenfire Resources Inc.
1900 – 205 5th Avenue SW
Calgary, AB T2P 2V7
Attention:	David Phung
Email:	DPhung@greenfireres.com

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street
41st Fl.
New York, New York 10005
Attention:	Guy P. Lander
Email:	lander@clm.com

Burnet, Duckworth & Palmer LLP
2400, 525 – 8th Avenue S.W.
Calgary, AB, T2P 1G1
Attention:	Ted Brown
Email:	ebb@bdplaw.com
If to a Supporting Company Shareholder:

To such Supporting Company Shareholder’s address set forth in Schedule I with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
28 Liberty Street
41st Fl.
New York, New York 10005
Attention:	Guy P. Lander
Email:	lander@clm.com

Burnet, Duckworth & Palmer LLP
2400, 525 – 8th Avenue S.W.
Calgary, AB, T2P 1G1
Attention:	Ted Brown
Email:	ebb@bdplaw.com

Section 3.10 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Non-Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party or parties thereto against any other party or parties thereto on the terms and subject to the conditions therein, each party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (other than the Company Supporting Shareholders named as parties hereto), and (b) no SPAC Non-Party Affiliate or Company Non-Party Affiliate (other than the Company Supporting Shareholders named as parties hereto), shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

Section 3.12 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

IN WITNESS WHEREOF, the Supporting Company Shareholders, SPAC, PubCo, Merger Sub, Canadian Merger Sub and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

SUPPORTING COMPANY SHAREHOLDERS:
ALLARD SERVICES LIMITED
By:	*
Name:
Title:	Director
ANNAPURNA LIMITED
By:	*
Name:
Title:	Director
SPICELO LIMITED
By:	/s/ Ioannis C. Charalambides
Name:	Ioannis C. Charalambides
Title:	Director
MODRO HOLDINGS LLC
By:	/s/ Joseph Pehar
Name:	Joseph Pehar
Title:	Manager

[Signature Page to Shareholder Support Agreement]

*       Signature in process pursuant to applicable local law.

M3-BRIGADE ACQUISITION III CORP.
By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Executive Chairman of the Board of Directors
GREENFIRE RESOURCES LTD.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
DE GREENFIRE MERGER SUB INC.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
2476276 Alberta ULC
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer
GREENFIRE RESOURCES INC.
By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

[Signature Page to Shareholder Support Agreement]

Schedule I

Supporting Company Shareholder Subject Shares

Holder	Common Shares	Company Incentive Warrants	Company Bond Warrants	Notice Information
Allard Services Limited	4,065,005	0	0	Neville Newman, Harris & Trotter LLP 64 New Cavendish Street London W1G 8TB Tel:: +44 20 7467 6300 E-mail: nevillenewman@harrisandtrotter.co.uk
Annapurna Limited	1,350,002	0	0	Neville Newman, Harris & Trotter LLP 64 New Cavendish Street London W1G 8TB Tel:: +44 20 7467 6300 E-mail: nevillenewman@harrisandtrotter.co.uk
Spicelo Limited	1,125,002	0	0	17 Megalou Alexandrou Street, 2121 Aglantzia, Nicosia, Cyprus
Modro Holdings LLC	960,001	0	0	c/o Thomas Giordano Karlin & Peebles, LLP 5900 Wilshire Blvd., Ste. 500 Los Angeles, CA 90036 tgiordano@karlinpeebles.com

[Schedule I to Shareholder Support Agreement]

Schedule II

Existing Liens

1.      Promissory Note in the face amount of $3,750,000 dated August 19, 2022 issued by Allard Services Limited, Annapurna Limited and Annapurna Ltd. (as Borrowers) to Community Master Fund LP (as Lender).

a.      Securities Pledge Agreement dated August 19, 2022 between Allard Services Limited (as Chargor) and Community Master Fund LP (as Secured Party).

b.      Securities Pledge Agreement dated August 19, 2022 between Annapurna Limited (as Chargor) and Community Master Fund LP (as Secured Party).

2.      Limited Recourse Guarantee and Securities Pledge Agreement dated as of July 21, 2022 made by Spicelo Limited (as Chargor) and GLAS Americas LLC (as Collateral Agent for the benefit of the Secured Parties under the Griffon Loan Agreement (defined below)), as amended by the First Amending Agreement (Limited Recourse Guarantee and Securities Pledge Agreement) dated August 31, 2022.

a.      Loan Agreement dated July 21, 2022 among Griffon Partners Operation Corp. (as Borrower), Griffon Partners Capital Management Ltd. and Griffon Partners Holding Corp. (as Guarantors), Trafigura Canada Limited, Signal Alpha C4 Limited (as Lenders), GLAS USA LLC (as Administrative Agent) and GLAS Americas LLC (as Collateral Agent), as amended by the First Amending Agreement effective August 31, 2022 (the “Griffon Loan Agreement”).

[Schedule II to Shareholder Support Agreement]

Schedule III

Parties to the Lock-Up Agreement

1.      Allard Services Limited

2.      Annapurna Limited

3.      Spicelo Limited

4.      Modro Holdings, LLC

[Schedule III to Shareholder Support Agreement]

Schedule IV

Parties to the Investor Rights Agreement

1.      Allard Services Limited

2.      Annapurna Limited

3.      Spicelo Limited

4.      Modro Holdings, LLC

[Schedule IV to Shareholder Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholder Support Agreement, dated as of December    , 2022 (as amended, supplemented or otherwise modified from time to time, the “Shareholder Support Agreement”), by and among M3-Brigade Acquisition III Corp., a Delaware corporation, Greenfire Resources Ltd., an Alberta corporation, DE Greenfire Merger Sub Inc., a Delaware corporation, 2476276 Alberta ULC, an Alberta unlimited liability corporation, and Greenfire Resources Inc., an Alberta corporation and the Supporting Company Shareholders set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Shareholder Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Supporting Company Shareholder” under, the Shareholder Support Agreement as of the date hereof and shall have all of the rights and obligations of a Supporting Company Shareholder as if it had executed the Shareholder Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholder Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [•]

By:
Name:
Title:
Address for Notices:

With copies to:

[Annex A to Shareholder Support Agreement]

Annex I

WARRANT AGREEMENT

Dated as of August 12, 2021 between

GAC HOLDCO INC.

and

THE BANK OF NEW YORK MELLON,

as Warrant Agent

Warrants to Purchase Common Shares

Article 1 CERTAIN DEFINITIONS		I-1-1
Article 2 APPOINTMENT OF WARRANT AGENT		I-1-5
Article 3 ISSUANCE OF WARRANTS; WARRANT CERTIFICATES		I-1-5
3.1	Form and Dating	I-1-5
3.2	Execution	I-1-6
3.3	Warrant Registrar and Depositary	I-1-6
3.4	Holder Lists	I-1-6
3.5	Transfer and Exchange	I-1-7
3.6	Replacement Warrants	I-1-16
3.7	[Reserved]	I-1-16
3.8	Cancellation	I-1-16
Article 4 SEPARATION OF WARRANTS; EXERCISE OF WARRANTS; TERMS OF WARRANTS		I-1-16
Article 5 PAYMENT OF TAXES		I-1-18
Article 6 RESERVATION OF WARRANT SHARES; REGISTRATION OF WARRANT SHARES		I-1-18
Article 7 ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES ISSUABLE		I-1-18
7.1	Adjustment for Change in Share Capital	I-1-18
7.2	Reorganization of Company	I-1-19
7.3	Adjustment in Number of Shares	I-1-19
7.4	Form of Warrants	I-1-19
7.5	Challenge to Good Faith Determination	I-1-20
7.6	Actions by the Company	I-1-20
7.7	Special Adjustment to Warrant Shares	I-1-20
Article 8 FRACTIONAL INTERESTS		I-1-20
Article 9 BOARD OBSERVER		I-1-21
9.1	Board Observer	I-1-21
9.2	Board Observer Requirements	I-1-21
Article 10 NOTICES TO WARRANT HOLDERS		I-1-21
Article 11 MERGER, CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT		I-1-22
Article 12 WARRANT AGENT		I-1-23
Article 13 CHANGE OF WARRANT AGENT		I-1-26
Article 14 REPORTS		I-1-26
Article 15 CUSIP NUMBERS		I-1-26
Article 16 NOTICES TO COMPANY AND WARRANT AGENT		I-1-26
Article 17 SUPPLEMENTS AND AMENDMENTS		I-1-27
Article 18 SUCCESSORS		I-1-28
Article 19 TERMINATION		I-1-28
Article 20 GOVERNING LAW		I-1-28
Article 21 BENEFITS OF THIS AGREEMENT		I-1-28
Article 22 COUNTERPARTS		I-1-28

I-1-i

Annex I-1

Warrant Agreement

This WARRANT AGREEMENT, dated as of August 12, 2021 (this “Agreement”), is made by,

AND BETWEEN:

GAC HOLDCO INC., an Alberta corporation (the “Company”),

and

THE BANK OF NEW YORK MELLON, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, the Company proposes to issue up to 312,500 warrants (the “Warrants”) to purchase common shares (“Common Shares”) of the Company (such Common Shares being referred to herein as the “Warrant Shares”), each Warrant initially representing the right to purchase 8.0 Common Shares, in connection with the offering (the “Offering”) by the Company of 312,500 units (the “Units”), each Unit consisting of (i) $1,000 principal amount at maturity of the 12.000% Senior Secured Notes due 2025 of the Company (the “Notes”) and (ii) one Warrant; and

WHEREAS, the Warrants will be issued in two separate closings of which, 290,500 Warrants (the “Initial Warrants”) will be issued on the date hereof (the “Issue Date”) and an additional 22,000 Warrants (the “Additional Warrants”) will be issued prior to or concurrently with the closing of the Acquisition (as defined herein);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act in connection with the issuance of Warrant Certificates (as defined below) and other matters as provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

Article 1
CERTAIN DEFINITIONS.

As used in this Agreement, the following terms shall have the following respective meanings:

“144A Global Warrant” means a Global Warrant substantially in the form of Exhibit A hereto sold in reliance on Rule 144A and bearing the Global Warrant Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee.

“Acquisition” means the acquisition by HE Acquisition Corporation of 100% of the share capital of Japan Canada Oil Sands Limited.

“Additional Warrants” shall have the meaning given to such term in the recitals to this Agreement.

“Affiliate” of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (b) any director or Officer of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the voting stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agreement” shall have the meaning given to such term in the preamble.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Warrant, the rules and procedures of the Depositary and Euroclear and Clearstream that apply to such transfer or exchange.

“Authorized Officer” has the meaning given to such term in Article 13.

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“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Information” has the meaning given to such term in Section 9.2.

“Board Observer” has the meaning given to such term in Section 9.1.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in Calgary, Alberta or New York, New York or a place of payment under this Agreement are authorized or required by law to close. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada, including, without limitation, the Province of Alberta, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.

“Cashless Exercise Ratio” means a ratio equal to a fraction, the numerator of which is the Fair Market Value per Common Share (or such other Warrant Share issuable upon exercise of a Warrant in accordance with the terms of this Agreement) on the date of exercise minus the Exercise Price per Common Share on the date of exercise, and the denominator of which is the Fair Market Value per Common Share on the date of exercise.

“Change of Control” shall have the meaning given to such term in the Indenture.

“Common Share” shall have the meaning given to such term in the recitals to this Agreement.

“Clearstream” means Clearstream Banking, S. A.

“Company” shall have the meaning given to such term in the preamble.

“Definitive Warrant” means a Warrant Certificate issued in registered form as a definitive Warrant Certificate.

“Depositary” means, with respect to the Warrants issuable or issued in whole or in part in global form, the Person specified in Section 3.3 hereof as the Depositary with respect to the Warrants, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Agreement.

“Depository Trust Company” shall have the meaning given to such term in Section 3.3(d).

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Warrant Agent, or another method or system specified by the Warrant Agent as available for use in connection with its services hereunder.

“Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Price” means $0.01 per Warrant Share, as adjusted as herein provided.

“Expiration Date” means the earlier of: (i) the date that the Notes are cancelled in connection with a Special Redemption; and (ii) August 15, 2026.

“Fair Market Value” per Common Share as of any date shall equal (i) if the Common Shares are primarily traded on a securities exchange, the last sale price of such Common Shares on such securities exchange on the trading day immediately prior to such date, or if no sale occurred on such day, the mean between the closing “bid” and “asked” prices on such day, (ii) if the principal market for the Common Shares is in the over-the- counter market, the closing sale price of such Common Shares on the trading day immediately prior to such date, as published by the National Association of Securities Dealers Automated Quotation System or similar organization, or if such price is not so published on such day, the mean between the closing “bid” and “asked” prices, if available, on such day, which

I-1-2

prices may be obtained from any reputable pricing service, broker or dealer reasonably satisfactory to the Company and (iii) if neither clause (i) nor clause (ii) is applicable, the fair market value of a Common Share on such date as determined in good faith by the Board of Directors of the Company; provided, that if Common Shares have been sold in arms-length transactions by the Company within the 90-day period prior to the determination of Fair Market Value, the Fair Market Value determined pursuant to this clause (iii) shall not be less than the highest price paid for such shares during such period.

“Global Warrants” means, individually and collectively, each of the Restricted Global Warrants and the Unrestricted Global Warrants, substantially in the form of Exhibit A hereto issued in accordance with Section 3.1(b) and 3.5 hereof.

“Global Warrant Legend” means the legend set forth in Section 3.5(f)(ii), which is required to be placed on all Global Warrants issued under this Agreement.

“Holder” means any registered holder of a Warrant.

“IAI Global Warrant” means a Global Warrant substantially in the form of Exhibit A hereto sold to Institutional Accredited Investors and bearing the Global Warrant Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Indenture” means the indenture, dated as of August 12, 2021, by and among the Company, the guarantors named therein, The Bank of New York Mellon, as trustee, BNY Trust Company of Canada as Canadian co-trustee and BNY Trust Company of Canada as notes collateral agent, relating to the Notes.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Warrant through a Participant.

“Initial Date” means August 12, 2021.

“Initial Warrants” shall have the meaning given to such term in the recitals to this Agreement.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, which is not also a QIB.

“Instructions” has the meaning given to such term in Article 16.

“Joinder” means the joinder agreement in the form attached as Annex A to the election to purchase form on the Warrant Certificate as the same may be amended or replaced from time to time, pursuant to which the applicable Holder agrees to be bound to the terms and provisions of the Shareholder Agreement.

“Majority Holders” shall have the meaning given to such term in Section 7.5.

“Management Incentive Plan” means any equity or other share incentive plan, restricted share plan, stock option plan or other compensation plan in force from time to time for directors, officers, employees, consultants of the Corporation and any Subsidiary or other service providers to the Corporation or any of its Subsidiaries entitling the participant to receive Common Shares.

“Maximum Dilutive Shares” means up to 2,177,419 Common Shares of the Company (which shall be proportionally adjusted for any adjustments in share capital contemplated by Section 7.1).

“Non-U.S. Person” means any Person other than a U.S. Person.

“Notes” shall have the meaning given to such term in the recitals to this Agreement.

“Observer Board” shall have the meaning given to such term in Section 9.1.

“Offering” shall have the meaning given to such term in the recitals to this Agreement.

“Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, any vice president or the treasurer of such Person.

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“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Warrant Agent, in form and substance reasonably acceptable to the Warrant Agent. The counsel may without limitation be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Person” means any individual, corporation, partnership, joint venture, association, joint- stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 3.5(f)(i) to be placed on all Warrants issued under this Agreement except where otherwise permitted by the provisions of this Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Warrant” means a Global Warrant in the form of Exhibit A hereto bearing the Global Warrant Legend, the Private Placement Legend and the Regulation S Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Regulation S Legend” means the legend set forth in Section 3.5(f)(iv) to be placed on all Regulation S Global Warrants issued pursuant to Regulation S.

“Resale Restriction Termination Date” shall have the meaning given to such term in Section 3.5(f)(i)(A).

“Restricted Definitive Warrant” means a Definitive Warrant bearing the Private Placement Legend.

“Restricted Global Warrant” means a Global Warrant bearing the Private Placement Legend.

“Related Persons” shall have the meaning given to such term in Article 12.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Holder” means a Holder of Warrants who is selling Registrable Securities in accordance with the provisions of this Agreement.

“Separation Date” means the earliest to occur of (i) 30 days after the closing of the Acquisition and (ii) such date as Imperial Capital, LLC, in its sole discretion, shall determine.

“Shareholder Agreement” means the Shareholders Agreement among the shareholders of the Company dated August 5, 2021, as the same may be amended, or amended and restated from time to time.

“Special Redemption” means a redemption of the Notes pursuant to Section 3.09 of the Indenture.

“Subsidiary” has the meaning given to such term in the Indenture.

“Transfer Agent” shall have the meaning given to such term in Section Article 6(b).

“Trustee” means the trustee under the Indenture.

“Units” shall have the meaning given to such term in the recitals to this Agreement.

I-1-4

“Unrestricted Definitive Warrant” means one or more Definitive Warrants that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Warrant” means a Global Warrant that does not bear the Private Placement Legend.

“U.S. Person” means a “U.S. Person” as defined in Rule 902(k) under the Securities Act.

“Warrant Agent” shall have the meaning given to such term in the preamble.

“Warrant Certificate” shall have the meaning given to such term in Section 3.1(a).

“Warrant Countersignature Order” shall have the meaning given to such term in Section 3.2 and substantially in the form of Exhibit B hereto.

“Warrant Paying Agent” means an office or agency where Warrants may be presented for surrender. The Company initially appoints the Warrant Agent to act as Warrant Paying Agent.

“Warrant Registrar” shall have the meaning given to such term in Section 3.3(a).

“Warrant Shares” shall have the meaning given to such term in the recitals to this Agreement.

“Warrants” shall have the meaning given to such term in the recitals to this Agreement.

Article 2
APPOINTMENT OF WARRANT AGENT.

The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in this Agreement, and the Warrant Agent hereby accepts such appointment pursuant to the terms and conditions of this Agreement.

Article 3
ISSUANCE OF WARRANTS; WARRANT CERTIFICATES.

3.1                       Form and Dating.

(a)         General. The Warrants shall be substantially in the form of Exhibit A hereto (each, a “Warrant Certificate”). The Warrants may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Warrant shall be dated the date of the countersignature.

The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Agreement. The Company and the Warrant Agent, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Warrant conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.

(b)         Global Warrants. Warrants issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Warrant Legend thereon). Warrants issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Warrant Legend thereon). Each Global Warrant shall represent such of the outstanding Warrants as shall be specified therein and each shall provide that it shall represent the number of outstanding Warrants from time to time endorsed thereon and that the number of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Warrant to reflect the amount of any increase or decrease in the number of outstanding Warrants represented thereby shall be made by the Warrant Agent in accordance with written instructions given by the Holder thereof as required by Section 3.5 hereof.

(c)         Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Warrant that are held by Participants through Euroclear or Clearstream.

I-1-5

3.2                       Execution.

An Officer shall sign the Warrants on behalf of the Company by manual or electronic signature.

If the Officer whose signature is on a Warrant no longer holds that office at the time a Warrant is countersigned, the Warrant shall nevertheless be valid.

A Warrant shall not be valid until countersigned by the manual or electronic signature of the Warrant Agent. The signature shall be conclusive evidence that the Warrant has been properly issued under this Agreement.

The Warrant Agent shall, upon a written order of the Company signed by manual or electronic signature of an Officer (a “Warrant Countersignature Order”), substantially in the form of Exhibit B hereto (or in such form as the Company and the Warrant Agent shall otherwise agree), to countersign 290,500 Initial Warrants for original issue and an additional 22,000 Additional Warrants for a subsequent issue. Each Warrant Countersignature Order shall specify the number of Warrants to be countersigned and the date on which the Warrants must be countersigned.

The Warrant Agent may appoint an agent acceptable to the Company to countersign Warrants. Such an agent may countersign Warrants whenever the Warrant Agent may do so. Each reference in this Agreement to a countersignature by the Warrant Agent includes a countersignature by such agent. Such an agent has the same rights as the Warrant Agent to deal with the Company or an Affiliate of the Company.

3.3                       Warrant Registrar and Depositary.

(a)          So long as any of the Warrants remain outstanding, the Company will designate and maintain: (a) an office or agency where the Warrant Certificates may be presented for exercise, (b) an office or agency where the Warrant Certificates may be presented for registration of transfer and for exchange (including the exchange of temporary Warrant Certificates for Definitive Warrants pursuant to Section 3.5 hereof) and (c) an office or agency where notices and demands to or upon the Company in respect of the Warrants or this Agreement may be served (the “Warrant Registrar”). The Warrant Registrar shall keep a register of the Warrants and of their transfer and exchange. The Company may appoint one or more co-Warrant Registrars. The term “Warrant Registrar” includes any co-Warrant Registrar. The Company may change any Warrant Registrar without notice to any Holder. The Company shall notify the Warrant Agent in writing of the name and address of any agent not a party to this Agreement. If the Company fails to appoint or maintain another entity as Warrant Registrar, the Warrant Agent shall act as such. The Company or any of its Subsidiaries may act as Warrant Registrar.

(b)         In addition to such office or offices or agency or agencies, the Company may from time to time designate and maintain one or more additional offices or agencies within or outside of New York, New York, where Warrant Certificates may be presented for exercise or for registration of transfer or for exchange, and the Company may from time to time change or rescind such designation, as it may deem desirable or expedient. The Company will give to the Warrant Agent written notice of the location of any such office or agency and of any change of location thereof. The Company hereby designates the Warrant Agent’s office, as the initial agency maintained for each such purpose.

(c)         The Company initially appoints the Warrant Agent to act as the Warrant Registrar and custodian with respect to the Global Warrants.

(d)         The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Warrants.

3.4                       Holder Lists.

The Warrant Agent shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all record Holders of Warrants. If the Warrant Agent is not the Warrant Registrar, the Company shall promptly furnish to the Warrant Agent at such times as the Warrant Agent may request in writing, a list in such form and as of such date as the Warrant Agent may reasonably require of the names and addresses of the Holders as set forth in the Company’s books and records.

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3.5                       Transfer and Exchange.

(a)         Transfer and Exchange of Global Warrants. A Global Warrant may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Warrants shall be exchanged by the Company for Definitive Warrants if (i) the Company delivers to the Warrant Agent written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary or (ii) the Company in its sole discretion determines that the Global Warrants (in whole but not in part) should be exchanged for Definitive Warrants and delivers a written notice to such effect to the Warrant Agent. Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Warrants shall be issued in such names as the Depositary shall instruct the Warrant Agent in writing. Global Warrants also may be exchanged or replaced, in whole or in part, as provided in Sections 3.6 hereof. A Global Warrant may not be exchanged for another Warrant other than as provided in this Section 3.5(a), however, beneficial interests in a Global Warrant may be transferred and exchanged as provided in Section 3.5(b) or (c) hereof.

(b)         Transfer and Exchange of Beneficial Interests in the Global Warrants. The transfer and exchange of beneficial interests in the Global Warrants shall be effected through the Depositary, in accordance with the provisions of this Agreement and the Applicable Procedures. Beneficial interests in the Restricted Global Warrants shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act and Canadian Securities Legislation. Transfers of beneficial interests in the Global Warrants also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)          Transfer of Beneficial Interests in the Same Global Warrant. Beneficial interests in any Restricted Global Warrant may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Warrant in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Warrant may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Warrant. No written orders or instructions shall be required to be delivered to the Warrant Registrar to effect the transfers described in this Section 3.5(b)(i).

(ii)         All Other Transfers and Exchanges of Beneficial Interests in Global Warrants. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.5(b)(i) above, the transferor of such beneficial interest must deliver to the Warrant Registrar both (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Warrant in an amount equal to the beneficial interest to be transferred or exchanged and (2) written instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or both (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Warrant in an amount equal to the beneficial interest to be transferred or exchanged and (2) written instructions given by the Depositary to the Warrant Registrar containing information regarding the Person in whose name such Definitive Warrant shall be registered. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Warrants contained in this Agreement and the Warrants or otherwise applicable under the Securities Act and Canadian Securities Legislation (as certified by an Officer of the Company in a certificate delivered to the Warrant Agent together with an Opinion of Counsel in form reasonably acceptable to the Warrant Agent, delivered to the Warrant Agent), the Warrant Agent shall adjust the principal amount of the relevant Global Warrant(s) pursuant to Section 3.5(g) hereof.

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(iii)        Transfer of Beneficial Interests to Another Restricted Global Warrant. A beneficial interest in any Restricted Global Warrant may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Warrant if the transfer complies with the requirements of Section 3.5(b)(ii) above and the Warrant Registrar receives the following:

(A)        if the transferee will take delivery in the form of a beneficial interest in the 144A Global Warrant, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(B)         if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Warrant, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; and

(C)         if the transferee will take delivery in the form of a beneficial interest in the IAI Global Warrant, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications and certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv)        Transfer and Exchange of Beneficial Interests in a Restricted Global Warrant for Beneficial Interests in the Unrestricted Global Warrant. A beneficial interest in any Restricted Global Warrant may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Warrant or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Warrant if the exchange or transfer complies with the requirements of Section 3.5(b)(ii) above and the Warrant Registrar receives the following:

(A)        if the holder of such beneficial interest in a Restricted Global Warrant proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Warrant, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(a) thereof; or

(B)         if the holder of such beneficial interest in a Restricted Global Warrant proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Warrant, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iv), if the Warrant Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Warrant Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and Canadian Securities Legislation and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act and Canadian Securities Legislation.

If any such transfer is effected pursuant to subparagraph (iv) above at a time when an Unrestricted Global Warrant has not yet been issued, the Company shall issue and, upon receipt of a Warrant Countersignature Order in accordance with Section 3.2 hereof, the Warrant Agent shall countersign one or more Unrestricted Global Warrants in the number equal to the number of beneficial interests transferred pursuant to subparagraph (iv) above.

(c)         Transfer and Exchange of Beneficial Interests for Definitive Warrants.

(i)          Beneficial Interests in Restricted Global Warrants to Restricted Definitive Warrants. If any holder of a beneficial interest in a Restricted Global Warrant proposes to exchange such beneficial interest for a Restricted Definitive Warrant or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Warrant, then, upon receipt by the Warrant Registrar of the following documentation:

(A)         if the holder of such beneficial interest in a Restricted Global Warrant proposes to exchange such beneficial interest for a Restricted Definitive Warrant, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (2)(a) thereof;

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(B)         if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(C)         if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(D)        if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(a) thereof;

(E)         if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act and Canadian Securities Legislation other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable, or

(F)         if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(b) thereof;

the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depositary and the Warrant Agent, the number of Warrants represented by the Global Warrant to be reduced by the number of Warrants to be represented by the Definitive Warrant pursuant to Section 3.5(g) hereof, and the Company shall execute and the Warrant Agent shall countersign and deliver to the Person designated in the instructions a Definitive Warrant in the appropriate amount. Any Definitive Warrant issued in exchange for a beneficial interest in a Restricted Global Warrant pursuant to this Section 3.5(c) shall be registered in such name or names as the holder of such beneficial interest shall instruct the Warrant Registrar through written instructions from the Depositary and the Participant or Indirect Participant. The Warrant Agent shall deliver such Definitive Warrants to the Persons in whose names such Warrants are so registered. Any Definitive Warrant issued in exchange for a beneficial interest in a Restricted Global Warrant pursuant to this Section 3.5(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)         Beneficial Interests in Restricted Global Warrants to Unrestricted Definitive Warrants. A holder of a beneficial interest in a Restricted Global Warrant may exchange such beneficial interest for an Unrestricted Definitive Warrant or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Warrant only if the Warrant Registrar receives the following:

(A)        if the holder of such beneficial interest in a Restricted Global Warrant proposes to exchange such beneficial interest for an Unrestricted Definitive Warrant, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(b) thereof; or

(B)         if the holder of such beneficial interest in a Restricted Global Warrant proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Warrant, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (ii), if the Warrant Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Warrant Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and Canadian Securities Legislation and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act and Canadian Securities Legislation.

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(iii)        Beneficial Interests in Unrestricted Global Warrants to Unrestricted Definitive Warrants. If any holder of a beneficial interest in an Unrestricted Global Warrant proposes to exchange such beneficial interest for a Definitive Warrant or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Warrant, then, upon satisfaction of the conditions set forth in Section 3.5(b)(ii) hereof, the Warrant Agent shall cause the amount of the applicable Global Warrant to be reduced accordingly pursuant to Section 3.5(g) hereof, and the Company shall execute and the Warrant Agent shall countersign and deliver to the Person designated in the instructions a Definitive Warrant in the appropriate principal amount. Any Definitive Warrant issued in exchange for a beneficial interest pursuant to this Section 3.5(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Warrant Registrar through written instructions from the Depositary and the Participant or Indirect Participant. The Warrant Agent shall deliver such Definitive Warrants to the Persons in whose names such Warrants are so registered. Any Definitive Warrant issued in exchange for a beneficial interest pursuant to this Section 3.5(c)(iii) shall not bear the Private Placement Legend.

(d)         Transfer and Exchange of Definitive Warrants for Beneficial Interests.

(i)          Restricted Definitive Warrants to Beneficial Interests in Restricted Global Warrants. If any Holder of a Restricted Definitive Warrant proposes to exchange such Warrant for a beneficial interest in a Restricted Global Warrant or to transfer such Restricted Definitive Warrants to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Warrant, then, upon receipt by the Warrant Registrar of the following documentation:

(A)        if the Holder of such Restricted Definitive Warrant proposes to exchange such Warrant for a beneficial interest in a Restricted Global Warrant, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (2)(b) thereof;

(B)         if such Restricted Definitive Warrant is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(C)         if such Restricted Definitive Warrant is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;;

(D)        if such Restricted Definitive Warrant is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(a) thereof;

(E)         if such Restricted Definitive Warrant is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable; or

(F)         if such Restricted Definitive Warrant is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(b) thereof;

the Warrant Agent shall cancel the Restricted Definitive Warrant and increase or cause to be increased the amount of, in the case of clause (A) above, the appropriate Restricted Global Warrant, in the case of clause (B) above, the 144A Global Warrant, in the case of clause (C) above, the Regulation S Global Warrant and in all other cases, the IAI Global Warrant.

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(ii)         Restricted Definitive Warrants to Beneficial Interests in Unrestricted Global Warrants. A Holder of a Restricted Definitive Warrant may exchange such Warrant for a beneficial interest in an Unrestricted Global Warrant or transfer such Restricted Definitive Warrant to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Warrant only if the Warrant Registrar receives the following:

(A)        if the Holder of such Definitive Warrants proposes to exchange such Warrants for a beneficial interest in the Unrestricted Global Warrant, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(c) thereof; or

(B)         if the Holder of such Definitive Warrants proposes to transfer such Warrants to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Warrant, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Warrant Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Warrant Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and Canadian Securities Legislation and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 3.5(d)(ii), the Warrant Agent shall cancel the Definitive Warrants and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Warrant.

(iii)        Unrestricted Definitive Warrants to Beneficial Interests in Unrestricted Global Warrants. A Holder of an Unrestricted Definitive Warrant may exchange such Warrant for a beneficial interest in an Unrestricted Global Warrant or transfer such Definitive Warrants to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Warrant at any time. Upon receipt of a written request for such an exchange or transfer, the Warrant Agent shall cancel the applicable Unrestricted Definitive Warrant and increase or cause to be increased the amount of one of the Unrestricted Global Warrants.

If any such exchange or transfer from a Definitive Warrant to a beneficial interest is effected pursuant to subparagraphs (ii)(B) or (iii) above at a time when an Unrestricted Global Warrant has not yet been issued, the Company shall issue and, upon receipt of a Warrant Countersignature Order in accordance with Section 3.2 hereof, the Warrant Agent shall countersign one or more Unrestricted Global Warrants in the number equal to the number of beneficial interests of Definitive Warrants so transferred.

(e)         Transfer and Exchange of Definitive Warrants for Definitive Warrants. Upon written request by a Holder of Definitive Warrants and such Holder’s compliance with the provisions of this Section 3.5(e), the Warrant Registrar shall register the transfer or exchange of Definitive Warrants. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Warrant Registrar the Definitive Warrants duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Warrant Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 3.5(e).

(i)          Restricted Definitive Warrants to Restricted Definitive Warrants. Any Restricted Definitive Warrant may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Warrant if the Warrant Registrar receives the following:

(A)        if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(B)         if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; or

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(C)         if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)         Restricted Definitive Warrants to Unrestricted Definitive Warrants. Any Restricted Definitive Warrant may be exchanged by the Holder thereof for an Unrestricted Definitive Warrant or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Warrant if the Warrant Registrar receives the following:

(A)        if the Holder of such Restricted Definitive Warrants proposes to exchange such Warrants for an Unrestricted Definitive Warrant, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(d) thereof; or

(B)         if the Holder of such Restricted Definitive Warrants proposes to transfer such Warrants to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Warrant, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (ii), if the Warrant Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Warrant Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act and Canadian Securities Legislation.

(iii)        Unrestricted Definitive Warrants to Unrestricted Definitive Warrants. A Holder of Unrestricted Definitive Warrants may transfer such Warrants to a Person who takes delivery thereof in the form of an Unrestricted Definitive Warrant. Upon receipt of a written request to register such a transfer, the Warrant Registrar shall register the Unrestricted Definitive Warrants pursuant to the instructions from the Holder thereof.

(f)          Legends. The following legends shall appear on the face of all Global Warrants and Definitive Warrants issued under this Agreement unless specifically stated otherwise in the applicable provisions of this Agreement.

(i)          Private Placement Legend.

(A)        Except as permitted by subparagraph (B) below, each Global Warrant and each Definitive Warrant (and all Warrants issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“this security and the warrant shares to be issued upon its exercise have not been registered under the securities act of 1933, as amended (the “securities act”), or the securities laws of any state or other jurisdiction. neither this security, the warrant shares to be issued upon its exercise, nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, such registration.

the holder of this security, by its acceptance hereof, agrees on its own behalf and on behalf of any investor account for which it has purchased securities, to offer, sell or otherwise transfer such security, prior to the date (the “resale restriction termination date”) that is in the case of u.s. restricted securities: one year after the later of the original issue date hereof, the original issue date of the issuance of any additional securities

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and the last date on which the company or any affiliate of the company was the owner of this security (or any predecessor of such security), in the case of regulation s securities: 40 days after the later of the original issue date hereof, the original issue date of the issuance of any additional securities and the date on which this security (or any predecessor of such security) was first offered to persons other than distributors (as defined in rule 902 of regulation s) in reliance on regulation s, only (a) to the company or any subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the securities act, (c) for so long as the securities are eligible for resale pursuant to rule 144a under the securities act (“rule 144a”), to a person it reasonably believes is a “qualified institutional buyer” as defined in rule 144a that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on rule 144a (d) pursuant to offers and sales to non-u.s. persons that occur outside the united states within the meaning of regulation s under the securities act or (e) pursuant to another available exemption from the registration requirements of the securities act, subject to the company’s,the warrant agent’s and the trustee’s right prior to any such offer, sale or transfer pursuant to clauses (d) and (e) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them. this legend will be removed upon the request of the holder after the resale restriction termination date. in the case of regulation s securities: by its acquisition hereof, the holder hereof represents that it is not a u.s. person nor is it purchasing for the account of a u.s. person and is acquiring this security in an offshore transaction in accordance with regulation s under the securities act.

by its acquisition of this security, the holder thereof will be deemed to have represented and warranted that either (1) no portion of the assets used by such holder to acquire or hold this security or any interest herein constitutes the assets of an employee benefit plan that is subject to title i of the u.s. employee retirement income security act of 1974, as amended (“erisa”), of a plan, individual retirement account or other arrangement that is subject to section 4975 of the u.s. internal revenue code of 1986, as amended (the “code”), or provisions under any other federal, state, local, non-u.s. or other laws that are similar to such provisions of erisa or the code (“similar laws”), or of an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement, or (2) the acquisition, holding and disposition of this security or any interest herein will not constitute or result in a non-exempt prohibited transaction under section 406 of erisa or section 4975 of the code or a similar violation under any applicable similar laws.

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the holder of this security and the warrant shares to be issued upon its exercise, by its acceptance hereof, agrees not to engage in any hedging transaction unless in compliance with the securities act. the holder of this security and the warrant shares to be issued upon its exercise, by its acceptance hereof agrees that it will deliver to each person to whom this security or any interest herein is transferred a notice substantially to the effect of these legends.

unless permitted under applicable securities legislation, the holder of this warrant must not trade the warrant and the warrant shares to be issued upon its exercise before the date that is four months plus one day after the later of (i) the issue date and (ii) the date the company becomes a reporting issuer in any province or territory.”

(B)         Notwithstanding the foregoing, any Global Warrant or Definitive Warrant issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) to this Section 3.5 (and all Warrants issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(C)         Each Definitive Warrant shall also bear the following additional legend:

in connection with any transfer or exchange, the holder will deliver to the transfer agent such certificates and other information as such transfer agent may reasonably require to confirm that the transfer complies with the foregoing restrictions.

(ii)         Global Warrant Legend. Each Global Warrant shall bear a legend in substantially the following form:

“this global warrant is held by the depositary (as defined in the warrant agreement governing this warrant) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) the warrant agent may make such notations hereon as may be required pursuant to section 3.5 of the warrant agreement, (ii) this global warrant may be exchanged in whole but not in part pursuant to section 3.5(a) of the warrant agreement, (iii) this global warrant may be delivered to the warrant agent for cancellation pursuant to section 3.8 of the warrant agreement and (iv) this global warrant may be transferred to a successor DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.”

(iii)        Unit Legend. Each Warrant issued prior to the Separation Date shall bear a legend in substantially the following form:

“The securities represented by this certificate constitute a portion of one or more Units, each Unit consisting of $1,000 of principal amount of 12.000% Senior Secured Notes due 2025 of the Company and Warrants to purchase Common Shares of the Company. Until the Separation Date the securities represented by this certificate may be transferred only together as a Unit. Following the Separation Date, the securities represented by this certificate may be transferred without reference to the foregoing restriction.”

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(iv)        Regulation S Legend. Each Warrant that is issued pursuant to Regulation S shall bear the following legend on the face thereof:

“This Warrant and the securities to be issued upon its exercise have not been registered under the Securities Act and the Warrant may not be exercised by or on behalf of any U.S. Person unless registered under the Securities Act or an exemption from such registration is available. In order to exercise this Warrant, the Holder must furnish to the Company and the Warrant Agent either (a) a written certification that it is not a U.S. Person and that the Warrant is not being exercised on behalf of a U.S. Person or (b) a written Opinion of Counsel to the effect that the securities delivered upon exercise of the Warrant have been registered under the Securities Act or that the delivery of such securities is exempt from the registration requirements of the Securities Act. Terms in this legend have the meanings given to them by Regulation S under the Securities Act.”

(g)         Cancellation and/or Adjustment of Global Warrants. At such time as all beneficial interests in a particular Global Warrant have been exercised or exchanged for Definitive Warrants or a particular Global Warrant has been exercised, redeemed, repurchased or canceled in whole and not in part, each such Global Warrant shall be returned to or retained and canceled by the Warrant Agent in accordance with Section 3.8 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Warrant is exercised or exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Warrant or for Definitive Warrants, the amount of Warrants represented by such Global Warrant shall be reduced accordingly and an endorsement shall be made on such Global Warrant by the Warrant Agent or by the Depositary at the direction of the Warrant Agent to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Warrant, such other Global Warrant shall be increased accordingly and an endorsement shall be made on such Global Warrant by the Warrant Agent or by the Depositary at the direction of the Warrant Agent to reflect such increase.

(h)         General Provisions Relating to Transfers and Exchanges.

(i)          To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent shall countersign Global Warrants and Definitive Warrants upon the Company’s written order or at the Warrant Registrar’s request.

(ii)         No service charge shall be made to a holder of a beneficial interest in a Global Warrant or to a Holder of a Definitive Warrant for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

(iii)        All Global Warrants and Definitive Warrants issued upon any registration of transfer or exchange of Global Warrants or Definitive Warrants shall be the duly authorized, executed and issued warrants for Common Share of the Company or such other Warrant Shares as may be issuable upon exercise of a Warrant in accordance with the terms of this Agreement, not subject to any pre-emptive rights, and entitled to the same benefits under this Agreement, as the Global Warrants or Definitive Warrants surrendered upon such registration of transfer or exchange.

(iv)        In connection with the due presentment for the registration of a transfer of any Warrant, the Warrant Agent and the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant for all purposes and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.

(v)         The Warrant Agent shall countersign Global Warrants and Definitive Warrants in accordance with the provisions of Section 3.2 hereof.

(i)          Facsimile Submissions or Submissions by Electronic Means to Warrant Agent. All certifications, certificates and Opinions of Counsel required to be submitted to the Warrant Registrar pursuant to this Section 3.5 to effect a registration of transfer or exchange may be submitted by facsimile or Electronic Means.

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Notwithstanding anything herein to the contrary, as to any certificates and/or certifications delivered to the Warrant Registrar pursuant to this Section 3.5, the Warrant Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are in the form of Exhibits C and D hereto. The Warrant Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates. As to any Opinions of Counsel delivered pursuant to this Section 3.5, the Warrant Registrar may rely upon, and be fully protected in relying upon, such opinions.

3.6                       Replacement Warrants.

If any mutilated Warrant is surrendered to the Warrant Agent or the Company and the Warrant Agent receives evidence to its satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue and the Warrant Agent, upon receipt of a Warrant Countersignature Order, shall countersign a replacement Warrant if the Warrant Agent’s requirements are met. If required by the Warrant Agent or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the reasonable judgment of the Warrant Agent and the Company to protect the Company, the Warrant Agent and any agent for purposes of the countersignature from any loss that any of them may suffer if a Warrant is replaced. The Company may charge for its expenses in replacing a Warrant.

Every replacement Warrant is an additional Warrant of the Company and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Warrants duly issued hereunder.

3.7                       [Reserved]

3.8                       Cancellation.

Subject to Section 3.5(g) hereof, the Company at any time may deliver Warrants to the Warrant Agent for cancellation. The Warrant Registrar and Warrant Paying Agent shall forward to the Warrant Agent any Warrants surrendered to them for registration of transfer, exchange or exercise. The Warrant Agent and no one else shall cancel all Warrants surrendered for registration of transfer, exchange, exercise, replacement or cancellation and shall destroy canceled Warrants (subject to the record retention requirements of the Exchange Act).

Certification of the destruction of all canceled Warrants shall be delivered to the Company upon written request of the Company. The Company may not issue new Warrants to replace Warrants that have been exercised or that have been delivered to the Warrant Agent for cancellation.

Article 4
SEPARATION OF WARRANTS; EXERCISE OF WARRANTS; TERMS OF WARRANTS.

(a)         The Notes and Warrants shall not be separately transferable until the Business Day immediately following the Separation Date. Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised at any time and from time to time during the period commencing on the Business Day immediately following the Separation Date and ending at 5:00 p.m., New York City time on the Expiration Date (the “Exercise Period”), to receive from the Company the number of fully paid and non-assessable Warrant Shares that the Holder may at the time be entitled to receive on exercise of such Warrants and payment of the aggregate Exercise Price for all Warrant Shares being purchased (i) in cash, by wire transfer of immediately available funds, or by certified or official bank check payable to the order of the Company, (ii) by tendering Notes having a principal amount at the time of tender equal to the aggregate Exercise Price for all Warrant Shares being purchased, (iii) on a net basis by tendering Warrants as set forth in the next sentence or (iv) any combination of cash, Notes or Warrants. Each Holder may elect, upon exercise of its Warrants during the Exercise Period, to receive Warrant Shares on a net basis, such that, without the exchange of any funds, the Holder shall receive such number of Warrant Shares as shall equal the product of (A) the number of Warrant Shares for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (B) the Cashless Exercise Ratio. Each Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

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(b)         In order to exercise all or any of the Warrants represented by a Warrant Certificate,

(i)          in the case of a Definitive Warrant, the Holder thereof must surrender upon exercise the Warrant Certificate to the Company with the form of election to purchase on the reverse thereof properly completed and executed (and which shall include a duly completed and executed Joinder) at the corporate trust office of the Warrant Agent set forth in Article 16 hereof,

(ii)         in the case of a book-entry interest in a Global Warrant, the exercising Participant whose name appears on a securities position listing of the Depositary as the Holder of such book-entry interest must comply with the Depositary’s procedures relating to the exercise of such book-entry interest in such Global Warrant;

(iii)        the holder thereof or the Participant, as applicable, shall deliver to the Company at the corporate trust office of the Warrant Agent (A) the form of election to purchase on the reverse thereof duly completed and executed, which signature shall be medallion guaranteed by an institution which is a member of a securities transfer association recognized signature guarantee program, and (B) a duly completed and executed Joinder, and

(iv)        the holder thereof or the Participant, shall deliver payment to the Warrant Agent for the account of the Company of the Exercise Price, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made in accordance with Article 4(a) hereof.

(c)         Subject to the provisions of Article 5 hereof, upon compliance with clause (b) above, the Company shall deliver or cause to be delivered with all reasonable dispatch, to or to the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of whole Warrant Shares issuable upon the exercise of such Warrants or other securities or property to which such Holder is entitled hereunder, together with cash as provided in Article 8 hereof; provided, that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company or its Subsidiaries as described in Section 10 hereof, or a non-exempt issuer bid by the Company for Common Shares (or other securities of the Company which then constitute Warrant Shares) shall be made, upon such surrender of Warrants and payment of the aggregate Exercise Price in accordance with Article 4(b) above, the Company shall, as soon as possible, but in any event not later than five Business Days thereafter, deliver or cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence or other securities or property to which such Holder is entitled hereunder, together with cash as provided in Article 8 hereof. All certificates in this Article 4(c) shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a Holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the aggregate Exercise Price. All Warrant Shares issued shall bear the applicable legends required under the Securities Act and Canadian Securities Legislation.

(d)         During the Exercise Period the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part. If less than all the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants that were not exercised shall be executed by the Company and delivered to the Warrant Agent, and the Warrant Agent shall countersign the new Warrant Certificate, registered in such name or names as may be directed in writing by the Holder and shall deliver or cause to be delivered the new Warrant Certificate to the Person or Persons entitled to receive the same.

(e)         All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by the Warrant Agent in accordance with its customary procedures or, upon written order from the Company, shall be returned to the Company. The Warrant Agent shall report promptly, but in no event later than five Business Days, to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent, if any, for the purchase of the Warrant Shares through the exercise of such Warrants.

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(f)          The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such number of copies of this Agreement as the Warrant Agent may request.

(g)         Holders of unexercised Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company.

Article 5
PAYMENT OF TAXES.

The Company shall pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, that the Company shall not be required to pay any tax or taxes that may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Article 6
RESERVATION OF WARRANT SHARES; REGISTRATION OF WARRANT SHARES.

(a)         The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued Common Shares (or such other Warrant Shares of the Company as may be issuable upon exercise of a Warrant) held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of Common Shares which may then be deliverable upon the exercise of all outstanding Warrants.

(b)         The Company or, if appointed, the transfer agent for the Common Shares (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company issuable upon the exercise of any of the rights of purchase aforesaid shall be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company shall keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the share certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company shall supply such Transfer Agent with duly executed certificates for such purposes and shall provide or otherwise make available any cash which may be payable as provided in Article 8 hereof. The Company shall furnish such Transfer Agent a copy of all notices of adjustments, and certificates related thereto, transmitted to each Holder pursuant to Article 10 hereof.

(c)         The Company covenants that all Warrant Shares issued upon exercise of Warrants shall, upon issue, be fully paid, non-assessable.

(d)         Each Holder acknowledges and agrees that upon exercise of any Warrants, the Holder will be required to execute and deliver a Joinder and thereby become a party to and be bound by the Shareholder Agreement, as the same may amended or remedied and restated from time to time.

Article 7
ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES ISSUABLE.

7.1                       Adjustment for Change in Share Capital.

(a)         If the Company: (i) pays a dividend or makes a distribution on its Common Shares payable in Common Shares, (ii) subdivides, redivides or changes its outstanding Common Shares into a greater number of shares, (iii) reduces, combines or consolidate its Common Shares into a smaller number of shares, (iv) makes a distribution on its Common Shares in shares of the Company other than Common Shares, or (v) issues by reclassification of its Common Shares any other shares of the Company, then the Exercise Price shall be proportionately adjusted so that, after giving effect to Section 7.4, the Holder of any Warrant

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exercised after such action may receive the aggregate number and kind of shares of the Company which such Holder would have owned immediately following such action assuming the exercise of such Warrant immediately prior to such action, or, if applicable, the record date for such action.

(b)         The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, redivision, change, reduction, combination, consolidation or reclassification.

(c)         If, after an adjustment pursuant to Section 7.1(a)(v) , a Holder of a Warrant upon exercise of it may receive shares of two or more classes of shares of the Company, the Company shall determine, in good faith, the allocation of the adjusted Exercise Price between the classes of shares. After such allocation, the exercise privilege and the Exercise Price of each class of shares shall after such action be subject to adjustment on terms comparable to those applicable to Common Shares in this Article 7. Such adjustment shall be made successively whenever any event listed above shall occur.

(d)         For clarity, the Warrant Agent shall have no duty or obligation to calculate any adjustment to the Exercise Price provided for in this Article 7.

7.2                       Reorganization of Company.

If the Company consolidates, amalgamates or merges with or into, or transfers or leases all or substantially all its assets to, any Person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Holder of a Warrant would have owned immediately after the consolidation, amalgamation, merger, transfer or lease if the Holder had exercised the Warrant immediately before the consummation of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation, amalgamation or merger if other than the Company, or the Person to which such sale or conveyance shall have been made, shall enter into a supplemental warrant agreement and providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Article 7. The successor company shall mail to Warrant Holders a notice describing the supplemental warrant agreement. If the issuer of securities deliverable upon exercise of Warrants under the supplemental warrant agreement is an Affiliate of the formed, surviving, transferee or lessee corporation, such issuer shall join in the supplemental warrant agreement.

7.3                        Adjustment in Number of Shares.

Upon each adjustment of the Exercise Price pursuant to this Article 7, each Warrant outstanding prior to the making of the adjustment shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of Common Shares (calculated to the nearest hundredth) obtained from the following formula (which shall be determined by the Company in accordance with Article 10):

N’ = N x E E’

where:

N’	=	the adjusted number of Warrant Shares issuable upon exercise of a Warrant.
N	=	the number or Warrant Shares previously issuable upon exercise of a Warrant.
E	=	the Exercise Price prior to adjustment.
E’	=	the adjusted Exercise Price.

7.4                       Form of Warrants.

Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

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7.5                       Challenge to Good Faith Determination.

Whenever the Board of Directors of the Company shall be required to make a determination in good faith of the Fair Market Value hereunder, such determination may be challenged by Holders holding in the aggregate a majority of the then outstanding Warrants (without regard to any Warrants then held by the Company or its Affiliates) (the “Majority Holders”), and any dispute shall be resolved by an investment banking firm of national standing selected by the Company. The fee of such investment banking firm shall be paid by the Company.

7.6                        Actions by the Company.

The Company will not, by merger, consolidation, amalgamation, amendment to its certificate of incorporation, sale of all or substantially all of its or its Subsidiaries assets, operation of law or otherwise by any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Company (i) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of the Warrants and (ii) will not take any action which results in any adjustment of the Exercise Price if the total number of Common Shares issuable after the action upon the exercise of all the Warrants would exceed the total number of Common Shares then authorized by the Company’s articles of incorporation and available for the purposes of issue upon such exercise.

7.7                       Special Adjustment to Warrant Shares.

(a)         If the Company issues any Common Shares pursuant to a Management Incentive Plan (and specifically not an option, right or other entitlement to receive or acquire any Common Shares), then immediately after the issuance of any such Common Shares, each Warrant outstanding shall thereafter evidence the right to receive that number of additional Warrant Shares (calculated to the nearest six decimals) obtained from the following formula (which shall be determined by the Company in accordance with Article 10):

AS’    =    S    x    V/V’

where:

AS’	=	the additional number of Warrant Shares issuable upon exercise of a Warrant.
S	=	the number of Common Shares issued pursuant to the Management Incentive Plan.
V	=	0.33333.
V’	=	the number of Warrants outstanding prior to the adjustment.

(b)         For clarity, no adjustment shall be made in the number of Warrant Shares to be issued upon the exercise of any Warrants pursuant to this Section 7.7, for any Common Shares issued pursuant to a Management Incentive Plan in excess of the Maximum Dilutive Shares or otherwise.

(c)         The adjustments provided for in this Section 7.7 are cumulative, and subject in all cases to Section 7.7(b), shall apply to successive issuances of Common Shares issued pursuant to a Management Incentive Plan, provided that, no adjustment of the number of Warrant Shares shall be required unless such adjustment would require an increase of at least 1% in the number of Warrant Shares issuable upon exercise of all outstanding Warrants then in effect; provided, however, that any adjustments which by reason of this Section 7.7(c) are not required to be immediately made shall be carried forward and taken into account in any subsequent adjustment. Any Warrants exercised during such period will not be adjusted.

(d)         No adjustment to the Exercise Price of any Warrant shall be made as a result of the application of this Section 7.7.

Article 8
FRACTIONAL INTERESTS.

The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share

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would, except for the provisions of this Article 8, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Fair Market Value per Warrant Share then, in lieu of issuing such fraction of a Warrant Share, as determined on the day immediately preceding the date such Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent.

Article 9
BOARD OBSERVER.

9.1                       Board Observer.

Upon the redemption or repayment in full of the Notes or satisfaction, discharge or other termination of the Indenture and as long as any Warrants remain outstanding, the Company shall ensure that, Majority Holders shall have the right to appoint one non-voting observer (“Board Observer”) to the Board of Directors of the Company or equivalent governing body of the Company or any holding company or Subsidiary of the Company from time to time that effectively functions as the “board” of the Company and its Subsidiaries (the “Observer Board”), and all committees thereof or acting in lieu of such Observer Board, subject to the conditions and requirements set forth in Section 9.2.

9.2                       Board Observer Requirements.

A Board Observer (i) must have adequate legal and individual reputational capacity to serve as the Board Observer, as determined by the Company, acting reasonably, (ii) shall be entitled to receive all materials distributed to all members of the Observer Board (and all members of each committee) in their capacity as such, (iii) such Board Observer will not have voting power but will be entitled to attend all meetings and to receive all information and notices provided to members of the Observer Board, subject to customary exceptions for privilege, confidentiality obligations and conflicts of interest, (iv) the Company will reimburse such Board Observer for all reasonable travel and other reasonable and documented out of-pocket expenses related to such Board Observer’s role or the performance of its duties as a Board Observer in the same manner as other members of the Observer Board, (v) such Board Observer shall maintain the confidential nature of the information regarding the Company and its Subsidiaries made available or provided to the Board Observer in connection with its role as such (such information, the “Board Information”) and not use any Board Information except solely within the scope of the Board Observer’s role as a Board Observer and not disclose the Board Information other than to such of its Affiliates with a need to know the Board Information, in each case subject to exceptions to be agreed by the Company, acting reasonably, (vi) the Company will hold regular meetings of the Observer Board and reasonable prior notice of the date of each such meeting will be provided by the Board Observer and (vii) such Board Observer shall be entitled to certain other rights reasonably acceptable to the Company (including the right to not partake in any of the above activities or receive any of the above information).

Article 10
NOTICES TO WARRANT HOLDERS.

(a)         Upon any adjustment of the Exercise Price pursuant to Article 7 hereof, the Company shall promptly thereafter (i) cause to be filed with the Warrant Agent a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause to be given to each of the registered Holders of Warrants at the address appearing on the Warrant register for each such registered Holder written notice of such adjustments by electronic transmission or first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Article 10.

(b)         Upon any adjustment of the number of Common Shares to be acquired pursuant to Section 7.7 hereof, the Company shall promptly thereafter (i) cause to be filed with the Warrant Agent a certificate of a senior officer of the setting forth the number of additional Warrant Shares to be acquired after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such

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calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment, upon exercise of a Warrant and payment of the Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause to be given to each of the registered Holders of Warrants at the address appearing on the Warrant register for each such registered Holder written notice of such adjustments by electronic transmission or first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Article 10.

(c)         In the event:

(i)          of any consolidation or merger to which the Company is a party and for which approval of the holders of Common Shares is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or an non-exempt issuer bid by the Company for Common Shares;

(ii)         of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

(iii)        that the Company proposes to take any action that would require an adjustment of the Exercise Price or number of Common Shares to be issued on exercise of a Warrant pursuant to Article 7 hereof;

(iv)        of any Change of Control; or

(v)         any refinancing, redemption, retirement or satisfaction and discharge of all of the outstanding Notes;

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each registered Holder of Warrants at his address appearing on the Warrant register, at least 10 Business Days prior to the applicable record date hereinafter specified (or in the case of events for which there is no record date, at least 10 Business Days prior to such event or in the case of an adjustment pursuant to Section 7.7, the date that the adjustment pursuant to Section 7.7 becomes effective), by electronic transmission or first-class mail, postage prepaid, a written notice stating the date such event will occur and, to the extent applicable, (w) the date as of which the holders of record of Common Shares to be entitled to receive any such stock dividend or stock distribution are to be determined, (x) the initial expiration date set forth in any non-exempt issuer bid for Common Shares, (y) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or other transaction is expected to become effective or be consummated, or (z) the date that the adjustment pursuant to Section 7.7 becomes effective, and, if applicable, the date as of which it is expected that holders of record of Common Shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up or other transactions. The failure to give the notice required by this Article 10 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

Article 11
MERGER, CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT.

(a)         Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

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(b)         In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

Article 12
WARRANT AGENT.

The Warrant Agent undertakes the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders of Warrants, by their acceptance thereof, shall be bound:

(a)         The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(b)         The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

(c)         The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the written opinion or the written advice of such counsel. The Warrant Agent shall not be liable for any error of judgment made in good faith by any Officer within its corporate trust department or a Person performing similar functions, unless it is proved that the Warrant Agent was grossly negligent in ascertaining the pertinent facts. The Warrant Agent shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Agreement or which it reasonably believes to be authorized or within its rights or powers under this Agreement. The Warrant Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care. The duties of the Warrant Agent shall be determined solely by the express provisions of this Agreement and the Warrant Agent need perform only those duties as are specifically set forth in this Agreement and no covenants or obligations shall be implied in or read into this Agreement against the Warrant Agent. The permissive right of the Warrant Agent to take any action under this Agreement shall not be construed as a duty to so act. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

(d)         The Warrant Agent shall incur no liability or responsibility to the Company or to any Holder of any Warrant Certificate for any action taken or not taken in reliance on any Warrant Certificate, certificate of shares or other written evidence of indebtedness, notice, resolution, waiver, statement, instrument, opinion, report, request, direction, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Warrant Agent shall not be bound to make any investigation into the facts or matters stated in any such Warrant Certificate, certificate of shares or other evidence of indebtedness, notice, resolution, waiver, statement, instrument, opinion, report, request, direction, consent, order, certificate or other paper or document, but the Warrant Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Warrant Agent shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable written notice to the Company and during normal business hours, to examine the books, records and premises of the Company, personally or by agent or attorney and to consult with the Officers and representatives of the Company, including the Company’s accountants and attorneys.

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(e)         The Company agrees to pay promptly to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution and performance of this Agreement, to reimburse promptly the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution and performance of this Agreement (including reasonable fees and expenses of counsel). The Company shall indemnify the Warrant Agent against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement, including the costs and expenses of enforcing this Agreement against the Company and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct. The Warrant Agent shall notify the Company promptly of any claim for which the Warrant Agent may seek indemnity. Failure by the Warrant Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The rights, privileges, protections, immunities and benefits given to the Warrant Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Warrant Agent in each of its capacities hereunder, including the Warrant Agent’s Officers, directors, agents and employees, and each agent, custodian and other Person employed to act hereunder. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.

(f)          The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered Holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered Holders of the Warrants, as their respective rights or interests may appear. Notwithstanding any of the provisions of this Agreement, any Holder of a Warrant, without the consent of the Warrant Agent, may, in and for its own behalf, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, its right to exercise its Warrants in the manner provided in such Warrants and in this Agreement.

(g)         The Warrant Agent, and any shareholder, director, Officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h)         The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent does not assume any obligation or relationship of agency or trust for or with any Holder of the Warrants. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct.

(i)          The Warrant Agent shall not at any time be under any duty or responsibility to any Holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same (including determinations or calculations with respect to the Fair Market Value of any capital stock of the Company). The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant or Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and non-assessable, and makes no representation with respect thereto.

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(j)          The Warrant Agent shall not be required to risk or expend its own funds or otherwise incur any liability (financial or otherwise) on the performance of its obligations and duties hereunder. The Warrant Agent shall not be required to give any bond or surety in respect of the performance or exercise of its powers or duties hereunder.

(k)         The Warrant Agent shall have no liability whatsoever for the action or inaction of the Depositary.

(l)          The obligations of the Company under this Article 12 shall survive the exercise and the expiration of the Warrant Certificates or the resignation and removal of the Warrant Agent.

(m)        The Warrant Agent shall not be under any liability for interest on, and shall not be required to invest, any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Warrant Certificates. Money and assets held by the Warrant Agent need not be segregated from other funds or assets held by the Warrant Agent except to the extent required by law.

(n)         No Warrant Agent under this Agreement shall be personally liable for any action or omission of any predecessor or successor Warrant Agent.

(o)         As a condition to taking any action requested by the Company under this Agreement, the Warrant Agent shall be provided with a certificate of an Officer of the Company to the effect that the requested action complies with the applicable provisions of this Agreement.

(p)         The Warrant Agent shall not incur any liability with respect to the validity of this Agreement (except as to the due execution hereof by the Warrant Agent) or any Warrant Certificate (except as to the countersignature thereof by the Warrant Agent).

(q)         The Warrant Agent shall not be responsible for any of the recitals or representations contained herein (except as to such statements or recitals describe the Warrant Agent or action taken or to be taken by it) or in any Warrant Certificate (except as to the Warrant Agent’s countersignature on such Warrant Certificate).

(r)          In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, pandemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(s)          The Warrant Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Warrant Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti- terrorist legislation, regulation or guideline. Further, notwithstanding any other provision of this Agreement to the contrary, should the Warrant Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ written notice to all parties. For greater certainty, during such notice period the Warrant Agent shall continue to have the right not to act and shall not be liable for refusing to act in accordance with the first sentence of this Section 12(s).

(t)          Except as provided in this Agreement, the Warrant Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement; such document must not require the exercise of any discretion or independent judgment.

(u)         In no event shall the Warrant Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.

(v)         All of the rights, priviliges, benefits, protections, exculpations, limitations of liability, immunities and indemnities granted to the Trustee under the Indenture shall be afforded, available and inure to the benefit of the Warrant Agent and its officers, directors, employees, agents, advisors and attorneys-in-fact (its “Related Persons”) as if they were expressly set forth herein, mutatis mutandis.

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Article 13
CHANGE OF WARRANT AGENT.

If the Warrant Agent shall resign or become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the registered Holder of a Warrant Certificate, then the registered Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The Majority Holders shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; provided, that the former Warrant Agent shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose upon written request therefor. Failure to give any notice provided for in this Article 12, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent. Notwithstanding the replacement of the Warrant Agent pursuant to this Article 13, the Company’s obligations under Article 12 will continue for the benefit of the retiring Warrant Agent.

Article 14
REPORTS.

(a)         The Company agrees with each Holder, for so long as any Warrants or Warrant Shares (to the extent the Warrant Shares then consist of shares of the Company) remain outstanding, to make available, upon request of any Holder, to such Holder the type of information required to be delivered to holders of Notes pursuant to Section 4.15(a) of the Indenture.

(b)         The Company shall make such information available to the Holder in the manner provided in Section 4.15(b) of the Indenture.

Article 15
CUSIP NUMBERS.

A CUSIP number shall be printed on the Warrants, and the Warrant Agent shall use the CUSIP number in notices of redemption, purchase or exercise as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Warrants and that reliance may be placed only on the other identification numbers printed on the Warrants. The Company shall promptly notify the Warrant Agent of any change in the CUSIP number.

Article 16
NOTICES TO COMPANY AND WARRANT AGENT.

Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered Holder of any Warrant to or on the Company shall be sufficiently given or made if given in writing and delivered in Person or by first class mail (registered or certified, return receipt requested) electronic transmission or overnight air courier guaranteeing next day delivery addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

GAC HOLDCO INC.
Suite 1220, 407 – 2 Street SW
Calgary, Alberta, Canada T2P 2Y3
Attention: Robert Logan
Email: rlogan@greenfireoilandgas.com

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With a copy to:

Burnet, Duckworth & Palmer LLP
2400, 525 – 8th Avenue SW
Calgary, Alberta, Canada T2P 1G1
Attention: David Maxwell
Facsimile No: 403.260.0332
Email: dcm@bdplaw.com.

In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the corporate trust office of the Warrant Agent.

Any notice pursuant to this Agreement to be given by the Company or by the registered Holder(s) of any Warrant to the Warrant Agent shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) to and received by the Warrant Agent at its corporate trust office as follows:

The Bank of New York Mellon.
240 Greenwich Street, 7th Floor East
New York, NY 10286
Attn: Corporate Trust Administration
Facsimile: (212) 815 5366
Telephone: 212-815-5811

The Warrant Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Company shall provide to the Warrant Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing.  If the Company elects to give the Warrant Agent Instructions using Electronic Means and the Warrant Agent in its discretion elects to act upon such Instructions, the Warrant Agent’s understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Warrant Agent cannot determine the identity of the actual sender of such Instructions and that the Warrant Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Warrant Agent have been sent by such Authorized Officer.  The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company.  The Warrant Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Warrant Agent, including without limitation the risk of the Warrant Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Warrant Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Warrant Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

Article 17
SUPPLEMENTS AND AMENDMENTS.

Any amendment or supplement to this Agreement that has an adverse effect on the interests of the Holders of Warrants shall require the written consent of the Majority Holders, provided, however, that the Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders of Warrants in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein upon the Warrant Agent receiving a certificate of

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an Officer of the Company or an Opinion of Counsel or both, as may be reasonably required by the Warrant Agent prior to taking such action. The consent of each Holder of Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in this Agreement).

Article 18
SUCCESSORS.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Article 19
TERMINATION.

This Agreement shall terminate at 5:00 p.m., New York City time on the Expiration Date.

Article 20
GOVERNING LAW.

(a)         This Agreement, the Warrants, the Warrant Certificates (including all documents relating thereto, which by common accord have been and will be drafted in English) shall be construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and shall be treated in all respects as Alberta contracts.

(b)         Each of the parties hereto, which shall include the Holders of Warrants, irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta with respect to all matters arising out of this Agreement and the transactions contemplated herein.

(c)         The Company and each Holder, by their acceptance of this Agreement, and the Warrant Agent hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Article 21
BENEFITS OF THIS AGREEMENT.

Nothing in this Agreement shall be construed to give to any Person or corporation other than the Company, the Warrant Agent and the registered Holders of Warrants any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered Holders of Warrants.

Article 22
COUNTERPARTS.

The parties may sign any number of copies of this Agreement, including in electronic .pdf format. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GAC HOLDCO INC.
Per:	/s/ Robert Logan
	Name: Title:	Robert Logan President and Chief Executive Officer
THE BANK OF NEW YORK MELLON as Warrant Agent
Per:	/s/ Shannon Matthews
	Name: Title:	Shannon Matthews Agent

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EXHIBIT A

[Form of Warrant Certificate]

Reference is hereby made to the Warrant Agreement, dated as of August 12, 2021 (the “Warrant Agreement”), between GAC HOLDCO INC., as issuer (the “Company”), and The Bank of New York Mellon, as Warrant Agent (the “Warrant Agent”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.

this security and the warrant shares to be issued upon its exercise have not been registered under the securities act of 1933, as amended (the “securities act”), or the securities laws of any state or other jurisdiction. neither this security, the warrant shares to be issued upon its exercise, nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, such registration.

the holder of this security, by its acceptance hereof, agrees on its own behalf and on behalf of any investor account for which it has purchased securities, to offer, sell or otherwise transfer such security, prior to the date (the “resale restriction termination date”) that is in the case of u.s. restricted securities: one year after the later of the original issue date hereof, the original issue date of the issuance of any additional securities and the last date on which the company or any affiliate of the company was the owner of this security (or any predecessor of such security), in the case of regulation s securities: 40 days after the later of the original issue date hereof, the original issue date of the issuance of any additional securities and the date on which this security (or any predecessor of such security) was first offered to persons other than distributors (as defined in rule 902 of regulation s) in reliance on regulation s, only (a) to the company or any subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the securities act, (c) for so long as the securities are eligible for resale pursuant to rule 144a under the securities act (“rule 144a”), to a person it reasonably believes is a “qualified institutional buyer” as defined in rule 144a that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on rule 144a (d) pursuant to offers and sales to non-u.s. persons that occur outside the united states within the meaning of regulation s under the securities act or (e) pursuant to another available exemption from the registration requirements of the securities act, subject to the company’s,the warrant agent’s and the trustee’s right prior to any such offer, sale or transfer pursuant to clauses (d) and (e) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them. this legend will be removed upon the request of the holder after the resale restriction termination date. in the case of regulation s securities: by its acquisition hereof, the holder hereof represents that it is not a u.s. person nor is it purchasing for the account of a u.s. person and is acquiring this security in an offshore transaction in accordance with regulation s under the securities act.

by its acquisition of this security, the holder thereof will be deemed to have represented and warranted that either (1) no portion of the assets used by such holder to acquire or hold this security or any interest herein constitutes the assets of an employee benefit plan that is subject to title i of the u.s. employee retirement income security act of 1974, as amended (“erisa”), of a plan, individual retirement account or other arrangement that is subject to section 4975 of the u.s. internal revenue code of 1986, as amended (the “code”), or provisions under any other federal, state, local, non-u.s. or other laws that are similar to such provisions of erisa or the code (“similar laws”), or of an entity whose underlying

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assets are considered to include “plan assets” of any such plan, account or arrangement, or (2) the acquisition, holding and disposition of this security or any interest herein will not constitute or result in a non-exempt prohibited transaction under section 406 of erisa or section 4975 of the code or a similar violation under any applicable similar laws.

the holder of this security and the warrant shares to be issued upon its exercise, by its acceptance hereof, agrees not to engage in any hedging transaction unless in compliance with the securities act. the holder of this security and the warrant shares to be issued upon its exercise, by its acceptance hereof agrees that it will deliver to each person to whom this security or any interest herein is transferred a notice substantially to the effect of these legends.

unless permitted under applicable securities legislation, the holder of this warrant must not trade the warrant and the warrant shares to be issued upon its exercise before the date that is four months plus one day after the later of (i) the issue date and (ii) the date the company becomes a reporting issuer in any province or territory.

The Holder of this security and the Warrant Shares to be issued upon its exercise, by its acceptance hereof, agrees not to engage in any hedging transaction unless in compliance with the Securities Act. The Holder of this security and the Warrant Shares to be issued upon its exercise, by its acceptance hereof agrees that it will deliver to each Person to whom this security or any interest herein is transferred a notice substantially to the effect of these legends.

The securities represented by this certificate constitute a portion of one or more Units, each Unit consisting of $1,000 of principal amount of 12.000% Senior Secured Notes due 2025 of the Company and Warrants to purchase Common Shares of the Company. Until the Separation Date the securities represented by this certificate may be transferred only together as a Unit. Following the Separation Date, the securities represented by this certificate may be transferred without reference to the foregoing restriction.

This Global Warrant is held by the Depositary or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any Person under any circumstances except that (i) the Warrant Agent may make such notations hereon as may be required pursuant to Section 3.5 of the Warrant Agreement, (ii) this Global Warrant may be exchanged in whole but not in part pursuant to Section 3.5(a) of the Warrant Agreement, (iii) this Global Warrant may be delivered to the Warrant Agent for cancellation pursuant to Section 3.8 of the Warrant Agreement and (iv) this Global Warrant may be transferred to a successor Depositary with the prior written consent of the Company.

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GAC HOLDCO INC.

WARRANT CERTIFICATE

CUSIP No.
No.	___________ Warrants

Reference is hereby made to the Warrant Agreement, dated as of August 12, 2021 (the “Warrant Agreement”), between GAC HOLDCO INC., as issuer (the “Company”), and The Bank of New York Mellon, as Warrant Agent (the “Warrant Agent”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.

This Warrant Certificate certifies that ______________, or its registered assigns, is the registered Holder of ______________ Warrants to purchase Common Shares of GAC HOLDCO INC., an Alberta corporation. Each Warrant entitles the registered Holder upon exercise at any time during the Exercise Period to receive from the Company 8.0 fully paid and non-assessable Common Shares at the initial Exercise Price of $0.01 per share, payable upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

No Warrant may be exercised until the Separation Date and after the Expiration Date. To the extent not exercised by the Expiration Date, any such Warrant shall become void.

No Warrant may be exercised unless the Holder also delivers a duly completed and executed Joinder to the Company at the corporate trust office of the Warrant Agent set forth in Article 16 of the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the Province of Alberta, Canada, without regard to principles of conflicts of laws.

* * * * * * * * *

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IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed below.

DATED: [ ____________ __, 20__]

GAC HOLDCO INC.
Per:
Name: Title:

Countersigned:

THE BANK OF NEW YORK MELLON, as Warrant Agent
Per:
Authorized Signatory

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[Reverse of Warrant Certificate]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the Holder on exercise to receive Common Shares, and are issued or to be issued pursuant to a Warrant Agreement, duly executed and delivered by the Company to the Warrant Agent, which is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders of the Warrants. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company.

Warrants may be exercised during the Exercise Period and at any time on or before the Expiration Date. In order to exercise all or any of the Warrants represented by this Warrant Certificate, the Holder must deliver to the Warrant Agent at its corporate trust office set forth in Article 16 of the Warrant Agreement this Warrant Certificate and the form of election to purchase on the reverse hereof duly completed and signed (including a duly completed and executed Joinder), which signature shall be medallion guaranteed by an institution which is a member of a securities transfer association recognized signature guarantee program, together with any other documents or certifications as may be required under the Warrant Agreement with respect to such exercise and upon payment to the Warrant Agent for the account of the Company of the Exercise Price, for the number of Warrant Shares in respect of which such Warrants are then exercised. No adjustment shall be made for any dividends on any Common Shares issuable upon exercise of this Warrant.

Upon exercise of any Warrants, the Holder will be required to execute and deliver a Joinder and thereby become a party to and be bound by the Shareholder Agreement, as the same may amended or remedied and restated from time to time.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and/or the number of Warrant Shares set forth on the face hereof may, subject to certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of Common Shares issuable upon the exercise of each Warrant shall be adjusted. No fractions of a Common Share will be issued upon the exercise of any Warrant, but the Company shall pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the corporate trust office of the Warrant Agent by the registered Holder thereof in Person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the corporate trust office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

Each Holder, by its acceptance of this Warrant, agrees to be bound by the terms of the Warrant Agreement, and all such replacements thereof, and each Holder hereby authorizes the Warrant Agent to bind the Holders to the extent provided in the Warrant Agreement.

The Company and the Warrant Agent may deem and treat the registered Holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitle any Holder hereof to any rights of a shareholder of the Company.

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[Form of Election to Purchase]

(To Be Executed Upon Exercise Of Warrant)

Reference is hereby made to the Warrant Agreement, dated as of August 12, 2021 (the “Warrant Agreement”), between GAC HOLDCO INC., as issuer (the “Company”), and The Bank of New York Mellon, as Warrant Agent (the “Warrant Agent”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive ___________ Common Shares and herewith:

(a)          tenders payment for such shares to the order of GAC HOLDCO INC., [cash] [Warrants] [Notes] equal [in Fair Market Value] [in principal amount] to $___________ in accordance with the terms hereof; and

(b)         delivers a duly executed Joinder (in the form attached as Annex A or (as the same may be amended or replaced from time to time ).

The undersigned requests that a certificate for such shares be registered in the name of ___________, whose address is ___________ and that such shares be delivered to ___________, whose address is _____________________________. If said number of shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ________________, whose address is ___________, and that such Warrant Certificate be delivered to ___________, whose address is _____________________________.

Signature

Date:

Signature Guaranteed

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Warrant Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“Stamp”) or such other “signature guarantee program” as may be determined by the Warrant Agent in addition to, or in substitution for, Stamp, all in accordance with the U.S. Securities Exchange Act of 1934, as amended.

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ANNEX A TO FORM OF ELECTION TO PURCHASE

JOINDER TO SHAREHOLDERS AGREEMENT

TO:	GAC HOLDCO INC. (the “Corporation”) AND ITS CURRENT AND FUTURE SHAREHOLDERS THAT ARE PARTY TO THE SHAREHOLDERS AGREEMENT (AS DEFINED HEREIN)
RE:	SHAREHOLDERS AGREEMENT OF THE CORPORATION DATED AUGUST 5, 2021, AS AMENDED FROM TIME TO TIME (the “Shareholders Agreement”)

THIS JOINDER to the Shareholders Agreement is made and entered into as of the ___________ day of _________________, 20___ by the by the undersigned (the “New Shareholder”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Shareholders Agreement.

WHEREAS the New Shareholder has subscribed or is acquiring certain shares (the “Acquired Shares”) of the Corporation and the New Shareholder wishes to become a party to the Shareholders Agreement in accordance with the terms hereof;

NOW THEREFORE in consideration of the issuance of the Acquired Shares to the New Shareholder and the sum of ONE DOLLAR ($1.00) the New Shareholder hereby agrees to the following:

(a)         the New Shareholder acknowledges receiving a copy of and reviewing the Shareholders Agreement;

(b)         upon execution of this Joinder, the New Shareholder shall become a party to the Shareholders Agreement and shall have all the rights and benefits of, and shall be fully bound by, and subject to, all of the terms of the Shareholders Agreement as if the New Shareholder had originally executed the Shareholders Agreement as a Shareholder;

(c)         the New Shareholder agrees that from time to time, and without further consideration, it will execute and deliver such other instruments and documents and take such further actions as may be requested by the Corporation in respect of the matters provided for in this agreement;

(d)         the New Shareholder acknowledges being entitled to independent legal advice in respect of this agreement and the Shareholders Agreement, has either obtained such advice or waived the right to do so, understands all rights and obligations arising under this agreement and the Shareholders Agreement and is signing this agreement voluntarily;

(e)         if the New Shareholder is not an individual, then the New Shareholder and
__________________________________________________________________________

(if the New Shareholder is a corporation or other entity, the names of all individual legal and beneficial owners of the entity must be disclosed) (the “Owner(s)”) represent that the Owner(s) (is/are collectively) the sole legal and beneficial owner(s) of all of the issued and outstanding voting shares of the New Shareholder;

(f)          the New Shareholder represents that it is acquiring the Acquired Shares in accordance with the terms of the Shareholders Agreement; and

(g)         in connection with Section 5.9 of the Shareholders Agreement, the New Shareholder represents that the New Shareholder’s address is as follows:

              __________________________________________________________________________

              __________________________________________________________________________

              __________________________________________________________________________
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IN WITNESS WHEREOF, this Joinder has been executed as of the date first written above.

Signature of Subscriber (if Subscriber is not an individual, duly authorized signatory of Subscriber)

Name of Subscriber

Name and Title of Duly Authorized Signatory (if Subscriber is not an individual)

Witness Signature

Name of Witness

Address of Witness

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EXHIBIT B

GAC HOLDCO INC.

WARRANT COUNTERSIGNATURE ORDER

The Bank of New York Mellon.

240 Greenwich Street, 7th Floor East

New York, NY 10286

Attn: Corporate Trust Administration

Re:	Warrants to purchase Common Shares

Ladies and Gentlemen:

Pursuant to Section 3.2 of the Warrant Agreement, dated as August 12, 2021 (the “Warrant Agreement”), among GAC HOLDCO INC., an Alberta corporation (the “Company”), and The Bank of New York Mellon, as warrant agent (in such capacity, the “Warrant Agent”), you are hereby authorized and directed as of the date hereof (i) to countersign Warrants in the amounts of ___________ (CUSIP No. ________) and ___________ (CUSIP No. ________), collectively representing 290,500 of the Company’s Warrants, in the manner provided in the Warrant Agreement, in each case heretofore duly executed by a proper Officer of the Company and delivered to you as provided in the Warrant Agreement, (ii) to deliver such countersigned Warrants in the denominations and registered in the names heretofore requested by the Company and (iii) to hold the certificates representing the Warrants, as custodian for The Depository Trust Company.

Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.

Very truly yours,
GAC HOLDCO INC.
Per:
Name:
Title:

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EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

GAC HOLDCO INC.

Suite 1220, 407 – 2 Street SW

Calgary, Alberta, Canada T2P 2Y3

The Bank of New York Mellon.

240 Greenwich Street, 7th Floor East

New York, NY 10286

Attn: Corporate Trust Administration

Re:	Warrants to Purchase Common Shares of GAC HOLDCO INC.

Reference is hereby made to the Warrant Agreement, dated as of August 12, 2021 (the “Warrant Agreement”), between GAC HOLDCO INC., as issuer (the “Company”), and The Bank of New York Mellon, as Warrant Agent (the “Warrant Agent”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.

________________ (the “Transferor”) owns and proposes to transfer the ____________ Warrant[s] or an interest in such Warrant[s] specified in Annex A hereto (the “Transfer”) to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.           □ Check if Transferee Will Take Delivery of a Beneficial Interest in the 144A Global Warrant or a Definitive Warrant Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and accordingly, the Transferor hereby further certifies that:

(i)          the beneficial interest or Definitive Warrant is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Warrant for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable “blue sky” securities laws of any state of the United States; and

(ii)         either the Transfer is to a Person who is not subject to Canadian Securities Legislation or if the Person is subject to Canadian Securities Legislation, the Transfer is to an Accredited Investor within the meaning of National Instrument 45-106 — Prospectus Exemptions of the Canadian Securities Administrators or Section 73.3 of the Securities Act (Ontario), as applicable, and the Person has completed Annex B to this Form of Certificate Transfer as the same may be amended or replaced from time to time to comply with applicable Canadian Securities Legislation.

Upon consummation of the proposed Transfer in accordance with the terms of the Warrant Agreement, the transferred beneficial interest or Definitive Warrant will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Warrant and/or the Definitive Warrant, and in the Warrant Agreement and the Securities Act and Canadian Securities Legislation.

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2.           □ Check if Transferee Will Take Delivery of a Beneficial Interest in the Regulation S Global Warrant or a Definitive Warrant Pursuant to Regulation S. The Transferor hereby certifies that the Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and accordingly, the Transferor hereby further certifies that:

(i)          the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States,

(ii)         no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act,

(iii)        the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

(iv)        if the proposed Transfer is being made prior to the expiration of the Restricted Period (as defined under Regulation S), the Transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person and will be held immediately after the transfer through Euroclear or Clearstream, and

(v)         either the transfer is to a Person who is not subject to Canadian Securities Legislation or if the Person is subject to Canadian Securities Legislation, the Transfer is to an Accredited Investor within the meaning of National Instrument 45-106 — Prospectus Exemptions of the Canadian Securities Administrators or Section 73.3 of the Securities Act (Ontario), as applicable, and the Person has completed Annex B to this Form of Certificate Transfer as the same may be amended or replaced from time to time to comply with applicable Canadian Securities Legislation.

Upon consummation of the proposed Transfer in accordance with the terms of the Warrant Agreement, the transferred beneficial interest or Definitive Warrant will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Warrant and/or the Definitive Warrant, and in the Warrant Agreement and the Securities Act and Canadian Securities Legislation.

3.           □ Check and Complete if Transferee Will Take Delivery of a Beneficial Interest in a Definitive Warrant Pursuant to any Provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Warrants and Restricted Definitive Warrants and pursuant to and in accordance with the Securities Act and any applicable “blue sky” securities laws of any state of the United States, and accordingly, the Transferor hereby further certifies that (check one):

(a)         □ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)         □ such Transfer is being effected to the Company or a Subsidiary thereof; or

(c)         □ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act, and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Warrant or Restricted Definitive Warrants and the requirements of the exemption claimed, which certification is supported by (1)

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a certificate executed by the Transferee in the form of Exhibit E to the Warrant Agreement and (2) if the Company requests, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor is attached to this certification), to the effect that such Transfer is in compliance with the Securities Act and Canadian Securities Legislation.

Upon consummation of the proposed Transfer in accordance with the terms of the Warrant Agreement, the transferred beneficial interest or Definitive Warrant will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Warrant and/or the Definitive Warrants, and in the Warrant Agreement and the Securities Act and Canadian Securities Legislation.

4.           □ Check if Transferee Will Take Delivery of a Beneficial Interest in an Unrestricted Global Warrant or of an Unrestricted Definitive Warrant.

(a)         □ Check if Transfer is Pursuant to Rule 144.

(i)          The Transfer is being effected pursuant to and in accordance with (i) Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Warrant Agreement and any applicable “blue sky” securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Warrant Agreement and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Warrant Agreement, the transferred beneficial interest or Definitive Warrant will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Warrants, on the Restricted Definitive Warrants and in the Warrant Agreement; and

(ii)         either the Transfer is to a Person who is not subject to Canadian Securities Legislation or if the Person is subject to Canadian Securities Legislation, the Transfer is to an Accredited Investor within the meaning of National Instrument 45-106 — Prospectus Exemptions of the Canadian Securities Administrators or Section 73.3 of the Securities Act (Ontario), as applicable, and the Person has completed Annex B to this Form of Certificate Transfer as the same may be amended or replaced from time to time to comply with applicable Canadian Securities Legislation.

(b)         □ Check if Transfer is Pursuant to Regulation S.

(i)          The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Warrant Agreement and any applicable “blue sky” securities laws of any state of the United States;

(ii)         the restrictions on transfer contained in the Warrant Agreement and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and Canadian Securities Legislation.

Upon consummation of the proposed Transfer in accordance with the terms of the Warrant Agreement, the transferred beneficial interest or Definitive Warrant will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Warrants, on the Restricted Definitive Warrants and in the Warrant Agreement.

(c)         □ Check if Transfer is Pursuant to Another Exemption.

(i)          The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Warrant Agreement and any applicable “blue sky” securities laws of any State of the United States and

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(ii)         the restrictions on transfer contained in the Warrant Agreement and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and Canadian Securities Legislation.

Upon consummation of the proposed Transfer in accordance with the terms of the Warrant Agreement, the transferred beneficial interest or Definitive Warrant will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Warrants or the Restricted Definitive Warrants and in the Warrant Agreement.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

Per:
Name:
Title:

Dated: ______________

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ANNEX A TO CERTIFICATE OF TRANSFER

1.           The Transferor owns and proposes to transfer the following:

[CHECK EITHER (a) OR (b)]

(a)         □ a beneficial interest in the:

(i)          □ 144A Global Warrant, or

(ii)         □ Regulation S Global Warrant, or

(iii)        □ IAI Global Warrant, or

(b)            * a Restricted Definitive Warrant.

2.           After the Transfer the Transferee will hold:

[CHECK ONE]

(a)         □ a beneficial interest in the:

(i)          □ 144A Global Warrant, or

(ii)         □ Regulation S Global Warrant, or

(iii)        □ Unrestricted Global Warrant, or

(iv)        □ Regulation S Global Warrant, or

(b)         □ a Restricted Definitive Warrant, or

(c)         □ an Unrestricted Definitive Warrant,

in accordance with the terms of the Warrant Agreement.

3.           The Transferee:

[CHECK ONE]

(a)         □ is a Person who is not subject to Canadian Securities Legislation, or

(b)         □ is subject to Canadian Securities Legislation, and the transfer is to an Accredited Investor within the meaning of National Instrument 45-106 — Prospectus Exemptions of the Canadian Securities Administrators or Section 73.3 of the Securities Act (Ontario), as applicable, and the Person has completed Annex B to this Form of Certificate Transfer as the same may be amended or replaced from time to time to comply with applicable Canadian Securities Legislation.

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ANNEX B TO CERTIFICATE OF TRANSFER

REPRESENTATION LETTER (FOR ACCREDITED INVESTORS)

TO:            GAC HoldCo Inc. (the “Company”)

In connection with the transfer (“Transfer”) of warrants (“Warrants”) of the Company to the undersigned transferee (the “Transferee”) or, if applicable, the principal on whose behalf the Transferee is acting as agent, the undersigned Transferee hereby represents, warrants, covenants and certifies to the Company that:

1.           the Transferee will own the Warrants as principal for its own account;

2.           the Transferee is and will be at the time of the Transfer an “accredited investor” within the meaning of National Instrument 45-106 (“NI 45-106”) or Section 73.3 of the Securities Act (Ontario) (the “OSA”) by virtue of satisfying the indicated criterion as set out in Appendix 1 to this Annex B;

3.           the Transferee fully understands the meaning of the terms and conditions of the category of “accredited investor” applicable to it, has had an opportunity to discuss the meaning of the category of “accredited investor” applicable to it with the Company and/or with its counsel, and confirms that it has reviewed and understands the definitions in Appendix 1 to this Annex B in respect of the category of “accredited investor” applicable to it and, in particular, if the Transferee is an “accredited investor” by virtue of satisfying paragraph (j), (j.1), (k) or (l) of Appendix 1 to Annex B, it has reviewed and understands the definitions of “financial assets”, “related liabilities” and “net assets”, as applicable, contained in Appendix 1;

4.           the Transferee was not created or used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106 or Section 73.3 of the OSA (paragraph (m) of Appendix 1);

5.           if the Transferee is an “accredited investor” by virtue of satisfying paragraph (j), (k) or (l) on Appendix 1 to Annex B, it acknowledges that it needs to complete Appendix 2 to this Annex B and upon execution of Appendix 2 by the Transferee, Appendix 2 shall be incorporated into and form a part of the Certificate of Transfer and the Company and its counsel shall be entitled to rely thereon; and

6.           upon execution of Appendix 1 to this Annex B by the Transferee, this Annex B shall be incorporated into and form a part of the Certificate of Transfer and the Company and its counsel shall be entitled to rely thereon.

Dated: _________________________, __________________

Print name of Transferee

By:
Signature

Print name of Signatory (if different from above)

Title

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APPENDIX 1 TO ANNEX B

NOTE: THE TRANSFEREE MUST INITIAL BESIDE THE APPLICABLE PORTION OF THE DEFINITION BELOW.

In connection with the Transfer of Warrants to the Transferee, the Transferee (or the signatory on behalf of the Transferee) certifies for the benefit of the Company that the Transferee is an “accredited investor” within the meaning of NI 45-106 or Section 73.3 of the OSA in the category indicated below:

_______

(a)         (i) except in Ontario, a Canadian financial institution, or a Schedule III bank;

(ii) in Ontario, a financial institution described in section 73.1(1) of the Securities Act (Ontario) as described below;

_______	(b) (i) except in Ontario, the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); (ii) in Ontario, the Business Development Bank of Canada;
_______

(c)         (i) except in Ontario, a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary;

(ii) in Ontario, a subsidiary of any person or company referred to in paragraphs (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary;

_______

(d)         (i) except in Ontario, a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer;

(ii) in Ontario, a person or company registered under the securities legislation of a province or territory in Canada as an adviser or dealer, except as otherwise prescribed by the regulations;

_______	(e) an individual registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d);
_______

(e.1)      an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador);

_______

(f)          (i) except in Ontario, the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada;

(ii) in Ontario, the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or the government of a province or territory of Canada;

_______

(g)         (i) except in Ontario, a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec;

(ii) in Ontario, a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec;

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_______

(h)         (i) except in Ontario, any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

(ii) in Ontario, any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

_______

(i)          (i) except in Ontario, a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada;

(ii) in Ontario, a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada;

_______

(j)          an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that, before taxes, but net of any related liabilities, exceeds $1,000,000;

[Note: Financial assets include cash and securities, but do not include a personal residence — see the definition of “financial assets” below. Financial assets are generally liquid or relatively easy to liquidate. You must subtract any liabilities related to your financial assets to calculate your net financial assets — see the definition of “related liabilities” below. In the case where financial assets are held in a trust or in another type of investment vehicle for the benefit of an individual there may be questions as to whether the individual beneficially owns the financial assets. The following factors are indicative of beneficial ownership of financial assets: (i) physical or constructive possession of evidence of ownership of the financial asset; (ii) entitlement to receipt of any income generated by the financial asset; (iii) risk of loss of the value of the financial asset; and (iv) the ability to dispose of the financial asset or otherwise deal with it as you see fit. For example, securities held in a self-directed RRSP, for your sole benefit, are beneficially owned by you. In general, financial assets in a spousal RRSP would also be included for the purposes of the financial assets test in this paragraph (j); however, financial assets held in a group RRSP under which you do not have the ability to acquire the financial assets and deal with them directly are not considered to be beneficially owned by you. If you meet the higher financial asset threshold set out in paragraph (j.1) as an individual exclusive of your spouse, then initial paragraph (j.1) instead of this paragraph (j). You must deliver a completed Exhibit 2.]

Please provide the following information to the best of your knowledge based on the most recent information available to you:

	Aggregate realizable value of financial assets before taxes	$ - _______________________
	Related liabilities	$ - _______________________
_______

(j.1)       an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5,000,000;

              [Note: See the definition of “financial assets” below and the guidance in paragraph (j) above. The financial assets of your spouse (including financial assets in a spousal RRSP) cannot be included in the calculation of net financial assets under this paragraph (j.1). You are not required to complete Exhibit 2.]

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Please provide the following information to the best of your knowledge based on the most recent information available to you:
	Aggregate realizable value of financial assets before taxes	$ - _______________________
	Related liabilities	$ - _______________________
_______

(k)         an individual whose net income before taxes exceeded $200,000 in each of the two most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the two most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;

[Note: You must deliver a completed Exhibit 2.]

Please provide the following information to the best of your knowledge based on the most recent information available to you:

Net income before taxes	Last year	Range – > $100,000 ☐ State Amount: $______________ Range – $100,000-200,000 ☐ Range – $201,000-300,000 ☐ Range – $301,000-400,000 ☐ Range – Greater than $401,000 ☐
	Year prior to last year	Range – > $100,000 ☐ State Amount: $______________ Range – $100,000-200,000 ☐ Range – $201,000-300,000 ☐ Range – $301,000-400,000 ☐ Range – Greater than $401,000 ☐
If applicable, net income before taxes of your spouse	Last year	Range – > $100,000 ☐ State Amount: $______________ Range – $100,000-300,000 ☐ Range – $301,000-400,000 ☐ Range – $401,000-500,000 ☐ Range – Greater than $501,000 + ☐
	Year prior to last year	Range – > $100,000 ☐ State Amount: $______________ Range – $100,000-300,000 ☐ Range – $301,000-400,000 ☐
Range – $401,000-500,000 ☐
Range – Greater than $501,000 + ☐
_______

(l)          an individual who, either alone or with a spouse, has net assets of at least $5,000,000;

[Note: To calculate net assets, take the value of your total assets (which may include a personal residence) and subtract your total liabilities (which may include a mortgage). The value attributed to assets should reasonably reflect their estimated fair value. Income tax should be considered a liability if the obligation to pay it is outstanding at the time of the distribution of these securities. You must deliver a completed Exhibit 2.]

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Please provide the following information to the best of your knowledge based on the most recent information available to you:
	Total Assets	$ - _______________________
	Minus – Total Liabilities (including outstanding taxes)	$ - _______________________
	Equals = Net Assets	$ - _______________________
_______

[Note: If individual accredited investors wish to purchase through wholly-owned holding companies or similar entities, such purchasing entities must qualify under either sections (t) or (w) below, which must be initialed and the applicable information indicated completed.]

_______	(m) a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements;
_______

(n)         an investment fund that distributes or has distributed its securities only to

(i)          a person that is or was an accredited investor at the time of the distribution,

(ii)         a person that acquires or acquired securities in the circumstances referred to in sections 2.10 and 2.19 of National Instrument 45-106, or

(iii)        a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 of National Instrument 45-106;

_______

(o)         an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt;

_______

(p)         a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be;

_______

(q)         a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

_______

(r)          a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded;

_______	(s) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function;

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_______

(t)          a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors;

[Note: If you initialed (t), then indicate the name and category of accredited investor (by reference to the applicable letter above) of each of the owners of interests (attach additional pages if more than three):

		Name	Category of Accredited Investor

_______	(u) an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser;
_______	(v) a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor; or
_______

(w)        a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

[Note: If you initialed (w), then indicate the name and category of accredited investor (by reference to the applicable letter above) of each of the following (attach additional pages if more than three trustees):

		Name	Category of Accredited Investor
Individual who established trust:
Trustee
Trustee

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For the purposes hereof:

(a)         “affiliate” means an issuer connected with another issuer because

(i)          one of them is the subsidiary of the other;

(ii)         each of them is controlled by the same person; or

(iii)        for the purposes of Saskatchewan securities law, both are subsidiaries of the same issuer;

(b)         “bank” means a bank named in Schedule 1 or II of the Bank Act (Canada);

(c)         “Canadian financial institution” means

(i)          an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act, or

(ii)         a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

(d)         “consultant” means, for an issuer, a person, other than an employee, executive officer, or director of the issuer or of a related entity of the issuer, that

(i)          is engaged to provide services to the issuer or a related entity of the issuer, other than services provided in relation to a distribution;

(ii)         provides the services under a written contract with the issuer or a related entity of the issuer; and

(iii)        spends or will spend a significant amount of time and attention on the affairs and business of the issuer or a related entity of the issuer and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner;

(e)         “control person” has the same meaning as in securities legislation except in Manitoba, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island and Québec where control person means any person that holds or is one of a combination of persons that holds

(i)          a sufficient number of any of the securities of an issuer so as to affect materially the control of the issuer, or

(ii)         more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of the issuer;

(f)          “director” means

(i)          a member of the board of directors of a company or an individual who performs similar functions for a company, and

(ii)         with respect to a person that is not a company, an individual who performs functions similar to those of a director of a company;

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(g)         “eligibility adviser” means

(i)          a person that is registered as an investment dealer or in an equivalent category of registration under the securities legislation of the jurisdiction of a purchaser and authorized to give advice with respect to the type of security being distributed, and

(ii)         in Saskatchewan and Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not

(A)        have a professional, business or personal relationship with the issuer, or any of its directors, executive officer, founders, or control persons, and

(B)         have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

(h)         “executive officer” means, for an issuer, an individual who is

(i)          a chair, vice-chair or president,

(ii)         a vice-president in charge of a principal business unit, division or function including sales, finance or production, or

(iii)        performing a policy-making function in respect of the issuer;

(i)          “financial assets” means

(i)          cash,

(ii)         securities, or

(iii)        a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

(j)          “financial institution” described in section 73.1(1) of the Securities Act (Ontario) means:

(i)          a bank listed in Schedule I, II or III to the Bank Act (Canada);

(ii)         an association to which the Cooperative Credit Associations Act (Canada) applies or a central cooperative credit society for which an order has been made under subsection 473(1) of that Act; or

(iii)        a loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, a caisse populaire, financial services cooperative or credit union league or federation that is authorized by a status of Canada or Ontario to carry o business in Canada or Ontario, as the case may be;

(k)         “foreign jurisdiction” means a country other than Canada or a political subdivision of a country other than Canada;

(l)          “founder” means, in respect of an issuer, a person who,

(i)          acting alone, in conjunction, or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

(ii)         at the time of the trade is actively involved in the business of the issuer;

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(m)        “fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

(n)         “investment fund” means a mutual fund or a non-redeemable investment fund, and for greater certainty in British Columbia, includes:

(i)          an employee venture capital corporation that does not have restricted constitution, and is registered under Part 2 of the Employee Investment Act (British Columbia) and whose business objective is making multiple investments, and

(ii)         a venture capital corporation registered under Part 1 of the Small Business Venture Capital Act (British Columbia) whose business objective is making multiple investments;

(o)         “jurisdiction” means a province or territory of Canada except when used in the term foreign jurisdiction;

(p)         “local jurisdiction” means the jurisdiction in which the Canadian securities regulatory authority is situate;

(q)         “net assets” means a person’s total assets minus all of the person’s total liabilities. Accordingly, for the purposes of the net asset test, the calculation of total assets would include the value of the person’s personal residence and the calculation of total liabilities would include the amount of any liability (such as a mortgage) in respect of the person’s personal residence;

(r)          “non-redeemable investment fund” means an issuer,

(i)          whose primary purpose is to invest money provided by its securityholders,

(ii)         that does not invest,

(A)        for the purpose of exercising or seeking to exercise control of an issuer, other than an issuer that is a mutual fund or a non-redeemable investment fund, or

(B)         for the purpose of being actively involved in the management of any issuer in which it invests, other than an issuer that is a mutual fund or a non-redeemable investment fund, and

(iii)        that is not a mutual fund;

(s)          “permitted assign” means, for a person that is an employee, executive officer, director or consultant of an issuer or of a related entity of the issuer,

(i)          a trustee, custodian or administrator acting on behalf of, or for the benefit of the person,

(ii)         a holding entity of the person,

(iii)        a RRSP, RRIF, or TFSA of the person,

(iv)        a spouse of the person,

(v)         a trustee, custodian, or administrator acting on behalf of, or for the benefit of the spouse of the person,

(vi)        a holding entity of the spouse of the person, or

(vii)       a RRSP, RRIF, or TFSA of the spouse of the person;

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(t)          “person” includes

(i)          an individual,

(ii)         a corporation,

(iii)        a partnership, trust, fund and an association, syndicate, organization or other organized groups of persons, whether incorporated or not, and

(iv)        an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

(u)         “Registrant” means a person registered or required to be registered under applicable securities legislation;

(v)         “regulator” means, for the local jurisdiction, the Executive Director as defined under securities legislation of the local jurisdiction;

(w)        “related entity” means for an issuer, a person that controls or is controlled by the issuer or that is controlled by the same person that controls the issuer;

(x)         “related liabilities” means

(i)          liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or

(ii)         liabilities that are secured by financial assets;

(y)         “RRIF” means a registered retirement income fund as defined in the Income Tax Act (Canada);

(z)         “RRSP” means a registered retirement savings plan as defined in the Income Tax Act (Canada);

(aa)        “Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

(bb)       “spouse” means, an individual who,

(i)          is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual,

(ii)         is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or

(iii)        in Alberta, is an individual referred to in paragraph (i) or (ii) above, or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

(cc)        “subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary; and

(dd)       “TFSA” means a tax-free savings account as described in the Income Tax Act (Canada);

All monetary references are in Canadian dollars.

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APPENDIX 2 TO ANNEX B

FORM 45-106F9

FORM FOR INDIVIDUAL ACCREDITED INVESTORS

To be completed by individuals investing under categories (j), (k) or (l) of the definition of “accredited investor” in NI 45-106 or Section 73.3 of the OSA, which are reproduced in Appendix 2 to Exhibit D as paragraphs (j), (k) or (l), as applicable. Note that individuals investing under category (j.1) of the definition of “accredited investor” in NI 5-106 or Section 73.3 of the OSA do not need to complete this form.

WARNING! This investment is risky. Don’t invest unless you can afford to lose all the money you pay for this investment.
SECTION 1 TO BE COMPLETED BY THE COMPANY
1. About your investment
Type of securities: Warrants	Issuer: GAC HoldCo Inc.
Purchased from: GAC HoldCo Inc.
SECTIONS 2 TO 4 TO BE COMPLETED BY THE TRANSFEREE
2. Risk acknowledgement [Instruction: initial all boxes in Section 2]
This investment is risky. Initial that you understand that:	Your initials
Risk of loss – You could lose your entire investment of $______________________. [Instruction: Insert the total dollar amount of the investment.]
Liquidity risk – You may not be able to sell your investment quickly – or at all.
Lack of information – You may receive little or no information about your investment.

Lack of advice – You will not receive advice from the salesperson about whether this investment is suitable for you unless the salesperson is registered. The salesperson is the person who meets with, or provides information to, you about making this investment. To check whether the salesperson is registered, go to www.aretheyregistered.ca.

3. Accredited investor status [Instruction: initial one or more boxes that apply]

You must meet at least one of the following criteria to be able to make this investment. Initial the statement that applies to you. (You may initial more than one statement.) The person identified in section 6 is responsible for ensuring that you meet the definition of accredited investor. That person, or the salesperson identified in section 5, can help you if you have questions about whether you meet these criteria.

Your initials

•Your net income before taxes was more than $200,000 in each of the 2 most recent calendar years, and you expect it to be more than $200,000 in the current calendar year. (You can find your net income before taxes on your personal income tax return.)

•Your net income before taxes combined with your spouse's was more than $300,000 in each of the 2 most recent calendar years, and you expect your combined net income before taxes to be more than $300,000 in the current calendar year.

•Either alone or with your spouse, you own more than $1 million in cash and securities, after subtracting any debt related to the cash and securities.
•Either alone or with your spouse, you have net assets worth more than $5 million. (Your net assets are your total assets (including real estate) minus your total debt.)

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4. Your name and signature
By signing this form, you confirm that you have read this form and you understand the risks of making this investment as identified in this form.
First and last name (please print):
Signature:	Date:
SECTION 5 TO BE COMPLETED BY THE SALESPERSON
5. Salesperson information

[Instruction: The salesperson is the person who meets with, or provides information to, the purchaser with respect to making this investment. That could include a representative of the issuer or selling security holder, a registrant or a person who is exempt from the registration requirement.]

First and last name of salesperson (please print):
Telephone:	Email:
Name of firm (if registered):
SECTION 6 TO BE COMPLETED BY THE ISSUER
6. For more information about this investment
GAC HoldCo Inc. c/o Burnet, Duckworth & Palmer LLP 2400, 525 8th Avenue SW Calgary, Albert T2P 1G1 Attention: David Phung, CFO Email: dphung@greenfireoilandgas.com
For more information about prospectus exemptions, contact your local securities regulator. You can find contact information at www.securities-administrators.ca.

Form instructions:

1.    The information in sections 1, 5 and 6 must be completed before the purchaser completes and signs the form.

2.    The purchaser must sign this form. Each of the purchaser and the issuer must receive a copy of this form signed by the purchaser. The issuer is required to keep a copy of this form for 8 years after the distribution.

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EXHIBIT D

FORM OF CERTIFICATE OF EXCHANGE

GAC HOLDCO INC.

Suite 1220, 407 – 2 Street SW

Calgary, ALBERTAT2P 2Y3

The Bank of New York Mellon.

240 Greenwich Street, 7th Floor East

New York, NY 10286

Attn: Corporate Trust Administration

Re:	Warrants to Purchase Common Share of GAC HOLDCO INC.

(CUSIP __________)

Reference is hereby made to the Warrant Agreement, dated as of August 12, 2021 (the “Warrant Agreement”), between GAC HOLDCO INC., as issuer (the “Company”), and The Bank of New York Mellon, as Warrant Agent (the “Warrant Agent”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.

_____________________, (the “Owner”) owns and proposes to exchange _______________ Warrant[s] or interests in such Warrant[s] specified herein (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.           Exchange of Restricted Definitive Warrants or Beneficial Interests in a Restricted Global Warrant for Unrestricted Definitive Warrants or Beneficial Interests in an Unrestricted Global Warrant.

(a)         □ Check if Exchange is from a Beneficial Interest in a Restricted Global Warrant to a Beneficial Interest in an Unrestricted Global Warrant. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Warrant for a beneficial interest in an Unrestricted Global Warrant in an equal principal amount, the Owner hereby certifies that: (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Warrants and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”) and applicable Canadian securities legislation and requirements, (iii) the restrictions on transfer contained in the Warrant Agreement and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and applicable Canadian securities legislation and requirements, (iv) the beneficial interest in an Unrestricted Global Warrant is being acquired in compliance with any applicable “blue sky” securities laws of any state of the United States.

(b)         □ Check if Exchange is from a Beneficial Interest in a Restricted Global Warrant to an Unrestricted Definitive Warrant. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Warrant for an Unrestricted Definitive Warrant, the Owner hereby certifies that: (i) the Definitive Warrant is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Warrants and pursuant to and in accordance with the Securities Act and applicable Canadian securities legislation and requirements, (iii) the restrictions on transfer contained in the Warrant Agreement and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and applicable Canadian securities legislation and requirements, and (iv) the Definitive Warrant is being acquired in compliance with any applicable “blue sky” securities laws of any state of the United States.

(c)         □ Check If Exchange Is from a Restricted Definitive Warrant to a Beneficial Interest in an Unrestricted Global Warrant. In connection with the Owner’s Exchange of a Restricted Definitive Warrant for a beneficial interest in an Unrestricted Global Warrant, the Owner hereby certifies that: (i) the beneficial interest is being acquired for the Owner’s own account without

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transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Warrants and pursuant to and in accordance with the Securities Act and applicable Canadian securities legislation and requirements, (iii) the restrictions on transfer contained in the Warrant Agreement and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and applicable Canadian securities legislation and requirements, and (iv) the beneficial interest is being acquired in compliance with any applicable “blue sky” securities laws of any state of the United States.

(d)         □ Check if Exchange is from a Restricted Definitive Warrant to an Unrestricted Definitive Warrant. In connection with the Owner’s Exchange of a Restricted Definitive Warrant for an Unrestricted Definitive Warrant, the Owner hereby certifies that: (i) the Unrestricted Definitive Warrant is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Warrants and pursuant to and in accordance with the Securities Act and applicable Canadian securities legislation and requirements, (iii) the restrictions on transfer contained in the Warrant Agreement and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and applicable Canadian securities legislation and requirements and (iv) the Unrestricted Definitive Warrant is being acquired in compliance with any applicable “blue sky” securities laws of any state of the United States.

2.           Exchange of Restricted Definitive Warrants or Beneficial Interests in Restricted Global Warrants for Restricted Definitive Warrants or Beneficial Interests in Restricted Global Warrants.

(a)         □ Check if Exchange is from a Beneficial Interest in a Restricted Global Warrant to a Restricted Definitive Warrant. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Warrant for a Restricted Definitive Warrant in a number equal to the number of beneficial interests exchanged, the Owner hereby certifies that the Restricted Definitive Warrant is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Warrant Agreement, the Restricted Definitive Warrant issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Warrant and in the Warrant Agreement and the Securities Act and applicable Canadian securities legislation and requirements.

(b)         □ Check if Exchange is from a Restricted Definitive Warrant to a Beneficial Interest in a Restricted Global Warrant. In connection with the Exchange of the Owner’s Restricted Definitive Warrant for a beneficial interest in the [CHECK ONE] □ 144A Global Warrant □ Regulation S Global Warrant, □ IAI Global Warrant in a number equal to the number of beneficial interests exchanged, the Owner hereby certifies that: (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Warrants, pursuant to and in accordance with the Securities Act and applicable Canadian securities legislation and requirements and in compliance with any applicable “blue sky” securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Warrant Agreement, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Warrant and in the Warrant Agreement and the Securities Act and applicable Canadian securities legislation and requirements.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

Per:
Name:
Title:

Dated: ______________

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EXHIBIT E

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

The Bank of New York Mellon.

240 Greenwich Street, 7th Floor East

New York, NY 10286

Attn: [Corporate Trust Administration]

Re:	Warrants to Purchase Class Common Shares of GAC HOLDCO INC.

Reference is hereby made to the Warrant Agreement, dated as of August 12, 2021 (the “Warrant Agreement”), between GAC Holdco Inc., as issuer (the “Company”), and The Bank of New York Mellon, as Warrant Agent (the “Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Warrant Agreement.

In connection with our proposed purchase of:

(a)         □ a beneficial interest in a Global Warrant representing the right to acquire Warrant Shares, or

(b)         □ a Definitive Warrant representing the right to acquire Warrant Shares,

we confirm that:

1.           We understand that any subsequent transfer of the Warrants, Warrant Shares or any interest therein is subject to certain restrictions and conditions set forth in the Warrant Agreement, and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Warrants, Warrant Shares or any interest therein except in compliance with such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”) and applicable Canadian securities legislation and requirements.

2.           We understand that the offer and sale of the Warrants and Warrant Shares have not been registered under the Securities Act, and that the Warrants, Warrant Shares and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Warrants, the Warrant Shares or any interest therein, we will do so only (A) to the Company or any Subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if requested by the Company, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act and applicable Canadian securities legislation and requirements, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Warrant or beneficial interest in a Global Warrant from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.           We understand that, on any proposed resale of the Warrants or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Warrants purchased by us will bear a legend to the foregoing effect.

4.           We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Warrants, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

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5.           We are acquiring the Warrants or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

6.           We are not subject to Canadian securities legislation and requirements.

We agree not to engage in any hedging transactions with regard to the Warrants unless such hedging transactions are in compliance with the Securities Act.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

Per:
Name:
Title:

Dated: ______________

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Annex I-2

FIRST SUPPLEMENTAL WARRANT AGREEMENT

FIRST SUPPLEMENTAL WARRANT AGREEMENT (this “Supplemental Warrant Agreement”), dated as of December 14, 2022, among Greenfire Resources Inc. (formerly GAC HoldCo Inc.), an Alberta corporation (the “Company”) and The Bank of New York Mellon, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS the Company and the Warrant Agent entered into a warrant agreement (the “Warrant Agreement”), dated as of August 12, 2021 providing for the issuance of warrants to purchase common shares of the Company (the “Warrants”);

AND WHEREAS Article 17 of the Warrant Agreement provides that, the Company and the Warrant Agent may amend or supplement the Warrant Agreement with the written consent of the Majority Holders;

AND WHEREAS the Company and the Warrant Agent have received the written consent of the Majority Holders to the amendment to the Warrant Agreement as set out in this Supplemental Warrant Agreement;

AND WHEREAS the Company represents and warrants to the Warrant Agent that the amendments to the Warrant Agreement provided for in this Supplemental Warrant Agreement do not have the effect of or result in (a) the increase in the Exercise Price; or (b) a decrease in the number of Warrant Shares purchasable upon exercise of Warrants (other than pursuant to adjustments provided for in the Warrant Agreement), and accordingly do not require the unanimous consent of each Holder as required by the last sentence of Article 17 of the Warrant Agreement;

AND WHEREAS the Company has furnished the Warrant Agent with a certificate of an Officer of the Company certifying the resolutions of the Board of Directors of the Company authorizing this Supplemental Warrant Agreement;

NOW THEREFORE in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Warrant Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.           CAPITALIZED TERMS. Capitalized terms used herein, including in the recitals hereto, without definition shall have the meanings assigned to them in the Warrant Agreement.

2.           AMENDMENT TO THE WARRANT AGREEMENT. The Warrant Agreement is amended as follows:

(a)         The following definitions are added to Article 1 of the Warrant Agreement:

“ “Aggregate Equity Value” means the sum of (i) $75,000,000, plus (ii) the Aggregate Value of the Share Consideration.”

“ “Aggregate Equity Value per Share” means the aggregate value per Common Share to be received pursuant to the Plan of Arrangement, equal to the quotient of (i) Aggregate Equity Value, divided by (ii) the sum of (A) aggregate number of Common Shares outstanding immediately prior to the Arrangement Effective Time, plus (B) the aggregate number of Common Shares issuable on full exercise (if the Exercise Price was being paid in cash) of the Warrants outstanding immediately prior to the Arrangement Effective Time multiplied by the Cashless Exercise Ratio (provided that for the purpose of the Cashless Exercise Ratio, the Fair Market Value shall be deemed to be the Estimated Aggregate Equity Value per Share), plus (C) the aggregate number of Common Shares that would be issuable on full exercise (if the Performance Warrant Exercise Price was being paid in cash) of the Company Performance Warrants outstanding immediately prior to the Arrangement Effective Time multiplied by the Performance Warrant Cashless Exercise Ratio (provided that for the purpose of the Performance Warrant Cashless Exercise Ratio the Performance Warrant Market Price per Company Share shall be deemed to be the Estimated Aggregate Equity Value per Share).”

“ “Aggregate Value of the Share Consideration” means the product of (i) the number of Consideration Shares comprising the Share Consideration, multiplied by (ii) $10.10.”

“ “Arrangement” shall have the meaning as set out in the BCA.”

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“ “Arrangement Effective Time” shall have the meaning as set out in the BCA.”

“ “BCA” means the business combination agreement made as of December 14, 2022 by and among SPAC, PubCo, Merger Sub, Canadian Merger Sub and the Company, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.”

“ “Canadian Merger Sub” means 2476276 Alberta ULC, an Alberta unlimited liability corporation.”

“ “Cash Consideration” means $75,000,000.”

“ “Cash Percentage” means the percentage equal to 100 multiplied by the number equal to the quotient of (i) the Cash Consideration, divided by (ii) the Aggregate Equity Value.”

“ “Closing Date” means the date on which Closing occurs in accordance with Section 2.1 of the Business Combination Agreement.”

“ “Company Performance Warrant” shall have the meaning as set out in the BCA.”

“ “Consideration Shares” shall have the meaning as set out in the BCA.”

“ “Depositary” shall have the meaning as set out in the BCA.”

“ “Estimated Aggregate Equity Value per Share” shall have the meaning as set out in the Plan of Arrangement.”

“ “Merger Sub” means DE Greenfire Merger Sub Inc., a Delaware corporation.”

“ “Parties” means, collectively, the parties to the BCA and “Party” refers to any one of them.”

“ “Performance Warrant Cashless Exercise Ratio” shall have the meaning as set out in the Plan of Arrangement.”

“ “Performance Warrant Exercise Price” shall have the meaning as set out in the Plan of Arrangement.”

“ “Performance Warrant Market Price” shall have the meaning as set out in the Plan of Arrangement.”

“ “Plan of Arrangement” shall have the meaning as set out in the BCA.”

“ “PubCo” means Greenfire Resources Ltd., an Alberta corporation.”

“ “PubCo Common Shares” means the common shares in the capital of PubCo.”

“ “Share Consideration” shall have the meaning as set out in the BCA.”

“ “Share Exchange Ratio” shall have the meaning as set in the Plan of Arrangement.”

“ “SPAC” means M3-Brigade Acquisition III Corp., a Delaware corporation.”

(b)         The following Subsection (h) is added to Article 4 of the Warrant Agreement:

“(h)       Notwithstanding any other provisions of this Agreement, at the Arrangement Effective Time in accordance with the timing and in the order as set out in the Plan of Arrangement, without any action required by any Holder, the following shall automatically occur:

(i)          the Cash Percentage of Warrants held by each Holder shall be deemed to be cancelled in exchange for payment by the Company of an amount equal to the Aggregate Equity Value per Share less the Exercise Price for each such Warrant that is cancelled;

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(ii)           the remaining outstanding Warrants held by each Holder shall be deemed to be exercised for Warrant Shares and each Holder shall receive Warrant Shares on a net basis, such that, without the exchange of any funds, the Holder shall receive such number of Warrant Shares as shall equal the product of (A) the number of Warrant Shares for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) multiplied by (B) the Cashless Exercise Ratio; provided that for the purpose of the Cashless Exercise Ratio the Fair Market Value per Common Share shall be deemed to be the Aggregate Equity Value per Share; and

(iii)        in accordance with the Plan of Arrangement each former Holder shall be issued such number of PubCo Common Shares (free and clear of any Liens) as is equal to the number of Warrant Shares received by such Holder in accordance with Subsection (h)(ii) above multiplied by the Share Exchange Ratio, and each such former Holder shall cease to have any rights as a registered holder of Warrant Shares. No fractional PubCo Common Shares will be issued in connection with this Subsection (h)(iii). In the event that any former Holder would otherwise be entitled to a fractional PubCo Common Share hereunder, the number of PubCo Common Shares issued to such former Holder shall be rounded up to the next whole number of PubCo Common Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next whole number of PubCo Common Shares if the fractional entitlement is less than 0.5. In calculating such fractional interests, all Warrants registered in the name of or beneficially held by such former Holder or his/her/its nominee shall be aggregated.

(iv)        Promptly following the Arrangement Effective Time, the Company shall deliver, or cause the Depositary and/or the Warrant Agent to deliver, the aggregate cash payable to each of the Holders in accordance with Subsection (h)(i) and the aggregate PubCo Common Shares that such Holder is entitled to receive pursuant to Subsection (h)(iii) in accordance with the provisions of the Plan of Arrangement.”

(c)         Article 5 of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

“ARTICLE 5
PAYMENT OF TAXES.

(a)         The Company shall pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, that the Company shall not be required to pay any tax or taxes that may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(b)         Notwithstanding anything to the contrary contained herein, each of the Parties, the Warrant Agent, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid or transaction hereunder or under the Plan of Arrangement (any such Person, an “Other Withholding Agent”) shall have the right (but not the obligation) to deduct and withhold or direct a Party, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Holder under this Warrant Agreement or the Plan of Arrangement (an “Affected Person”), such amounts as are required to be deducted or withheld under any applicable Canadian, United States or foreign tax law

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(a “Withholding Obligation”). Such deducted or withheld amounts shall be timely remitted to the appropriate governmental entity as required by such applicable tax laws. To the extent that amounts are so deducted or withheld and remitted to the appropriate governmental entity, such deducted or withheld amounts shall be treated for all purposes of this Warrant Agreement and the Plan of Arrangement as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid.

(c)         The Parties, the Warrant Agent, and the Depositary and any Other Withholding Agent shall also have the right to:

(i)          withhold and sell, or direct a Party, the Depositary or any Other Withholding Agent to withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(ii)         require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to a Party, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of PubCo Common Shares delivered or deliverable to such Affected Person pursuant to this Warrant Agreement and/or the Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of PubCo Common Shares shall be affected on a public market (or in such other manner as determined appropriate by the Parties acting reasonably) and as soon as practicable following the Closing Date. Each of the Parties, the Warrant Agent, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any Withholding Obligation; however, none of the Parties, the Depositary, the Broker or any Other Withholding Agent will have or be deemed to have any fiduciary duty to any Holder and will not be liable for any loss arising out of any sale of such PubCo Common Shares, including any loss relating to the manner or timing of such sales, the prices at which the PubCo Common Shares are sold or otherwise.

(d)         The Company hereby covenants with the Warrant Agent that the Company will provide the Warrant Agent with sufficient information so as to enable the Warrant Agent to make any applicable Withholding Obligation (and if required, to provide the necessary detailed information and to fund and pay to the Warrant Agent with the necessary amounts, to effectuate any withholding). The parties agree that the Warrant Agent shall be released of any liability relating to its actions and compliance under this Article 5. Upon request from the Warrant Agent, the Company will provide such additional information about the Holders that it may have to assist the Warrant Agent in respect of any Withholding Obligation or to comply with any tax information reporting obligations. The Company will be responsible for providing the Warrant Agent with, and making all calculations called for under this Agreement, to enable the Warrant Agent to make any Withholding Obligation and the Warrant Agent shall be entitled to conclusively rely on any such calculation provided for in a certificate of an Officer of the Company or otherwise. The Company shall indemnify and hold harmless the Warrant Agent for any claims, losses, liabilities or damages it may suffer due to the actions it takes to comply with any Withholding Obligation. Nothing in this Article 5 shall be construed as obligating the Warrant Agent to make any “gross up” payment or similar reimbursement to any Holder or any other Person in connection with the making of any Withholding Obligation.

(e)         The terms of this Article 5 shall survive the termination of this Agreement.”

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3.           GOVERNING LAW.

(a)         This Supplemental Warrant Agreement shall be construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

(b)         Each of the parties hereto, which shall include the Holders, irrevocably attorns to the non- exclusive jurisdiction of the courts of the Province of Alberta with respect to all matters arising out of this Supplemental Warrant Agreement and the transactions contemplated herein.

(c)         The Company and each Holder, by their acceptance of this Agreement, and the Warrant Agent hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Warrant Agreement or the transactions contemplated hereby.

4.           CURRENCY. References in this Supplemental Warrant Agreement and the Warrant Agreement to (a) “$” or “dollar” or “US$” shall be references to United States dollars; and (b) references to “CAD$” and “Canadian dollar” shall be references to Canadian dollars

5.           COUNTERPARTS. The parties may manually or electronically sign any number of copies of this Supplemental Warrant Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

6.           EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.           THE WARRANT AGENT. The Warrant Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Warrant Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

8.           ADOPTION, RATIFICATION AND CONFIRMATION. The Warrant Agreement, as supplemented by this Supplemental Warrant Agreement, is in all respects hereby adopted, ratified and confirmed.

[Signatures pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Warrant Agreement to be duly executed, all as of the date first above written.

GREENFIRE RESOURCES INC.
Per:	/s/ David Phung
David Phung
Chief Financial Officer
THE BANK OF NEW YORK MELLON
Per:
Name:
Title:

[Signature page to First Supplemental Warrant Agreement]

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THE BANK OF NEW YORK MELLON as Warrant Agent
By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature page to First Supplemental Warrant Agreement]

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Annex J

NEW GREENFIRE PERFORMANCE WARRANT PLAN

GREENFIRE RESOURCES LTD.

AMENDED AND RESTATED
PERFORMANCE WARRANT PLAN

1.           Effect of Plan of Arrangement

(a)         In accordance with the terms of the Plan of Arrangement, this Plan is amended and restated as of the Company Amalgamation Effective Time and the rights and obligations of Predecessor Greenfire pursuant to the Original Performance Warrant Plan shall become the rights and obligations of the Corporation as amended and restated by this Amended and Restated Performance Warrant Plan and Predecessor Greenfire shall have no further obligations under the Original Performance Warrant Plan.

(b)         Each Performance Warrant outstanding immediately prior to the Company Amalgamation Effective Time shall be deemed to be converted into such number of Performance Warrants as is equal to the number of Performance Warrants held by such Holder immediately prior to the Company Amalgamation Effective Time multiplied by the Share Exchange Ratio.

(c)         Immediately following the conversion of Performance Warrants pursuant to subsection 1(b) above, each Performance Warrant shall entitle the holder to purchase one (1) Common Share at an exercise price equal to the exercise price of the Performance Warrant prior to such conversion divided by the Share Exchange Ratio.

(d)         Following the Company Amalgamation Effective Time, all vesting conditions as set out in the Original Performance Warrant Plan and in any Performance Warrant Certificate shall be considered to be fully satisfied and all Performance Warrants remaining outstanding shall be considered fully-vested and exercisable subject to sections 12 and 18 hereof.

(e)         Following the Company Amalgamation Effective Time, no further grants of Performance Warrants may be made under the provisions of this Amended and Restated Performance Warrant Plan.

2.           Purpose

The purpose of the Plan is to provide an incentive to the directors, officers, employees, consultants and other personnel of the Corporation or any of its subsidiaries to achieve the longer-term objectives of the Corporation; to give suitable recognition to the ability and industry of such persons who contribute materially to the success of the Corporation; and to attract to and retain in the employ of the Corporation or any of its subsidiaries, persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

3.           Definitions and Interpretation

When used in this Plan, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)         “ABCA” means the Business Corporations Act (Alberta);

(b)         “Applicable Withholdings and Deductions” has the meaning given to that term in section 5;

(c)         “Black Out Period” means the period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any Holder;

(d)         “Board” means the board of directors of the Corporation;

(e)         “Business Combination Agreement” means the business combination agreement made as of December 14, 2022 by and among M3-Brigade Acquisition III Corp., the Corporation, DE Greenfire Merger Sub Inc., 2476276 Alberta ULC and Predecessor Greenfire, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(f)          “Change of Control” means:

(i)          a successful “take-over bid” as defined in National Instrument 62-104 or any replacement or successor provisions (“NI 62-104”), which is not exempt from the formal take-over bid requirements of NI 62-104, pursuant to which the “offeror” as a result of such take-over bid, beneficially owns, directly or indirectly, in excess of 50% of the outstanding Common Shares;

(ii)         the issuance to or acquisition by any person, or group of persons acting in concert, of directly, or indirectly, including through an arrangement, merger or other form of reorganization of the Corporation, of Common Shares of the Corporation which in the aggregate total 50% or more of the then issued and outstanding Common Shares;

(iii)        the winding up or termination of the Corporation or the sale, lease or transfer of all or substantially all of the directly or indirectly held assets of the Corporation to any other person or persons (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued);

provided that notwithstanding the application of any of the foregoing, a “Change of Control” shall be deemed to not have occurred:

(iv)        pursuant to an arrangement, merger or other form of reorganization of the Corporation where the holders of the outstanding voting securities or interests of the Corporation immediately prior to the completion of the reorganization will hold more than 90% of the outstanding voting securities or interests of the continuing entity upon completion of the reorganization; or

(v)         if a majority of the Board determines that in substance an arrangement, merger or reorganization has not occurred or the circumstances are such that a Change of Control should be deemed to not have occurred and any such determination shall be binding and conclusive for all purposes hereunder;

(g)         “Common Shares” means common shares in the capital of the Corporation and any shares or securities of the Corporation into which such common shares are changed, converted, subdivided, consolidated or reclassified;

(h)         “Company Amalgamation Effective Time” has the meaning ascribed to such term under the Plan of Arrangement;

(i)          “Corporation” means Greenfire Resources Ltd. and any successor corporation and any reference herein to action by the Corporation means action by or under the authority of its Board or a duly empowered committee appointed by the Board;

(j)          “Departure” has the meaning given to that term in section 12;

(k)         “Dividend” means any dividend or other distribution paid by the Corporation in respect of the Common Shares, expressed as a dollar amount per Common Share;

(l)          “Dividend Payment Date” means a date on which a Dividend is paid to holders of Common Shares and if such day is not a business day, on the next business day;

(m)        “Exchange” means the New York Stock Exchange and/or the Toronto Stock Exchange, if the Common Shares are listed on such stock exchanges, and where the context permits such other stock exchanges on which the Common Shares are or may be listed, from time to time;

(n)         “Expiry Date” has the meaning given to the term in section 9;

(o)         “Final Service Date” means the earlier of:

(i)          shall mean: (A) in respect of a Holder that is an officer, employee or consultant of the Corporation or subsidiary of the Corporation, the Holder’s last day actively at work performing the usual and customary day-to-day duties of the Holder’s officer, employment or consulting position, regardless of the reason for the cessation of the employment or consulting relationship, regardless of whether any advance working notice, or compensation in lieu of such notice is given to such Holder, and regardless of whether or not such cessation of the employment or consulting relationship is later found to be invalid or unlawful or in breach of any applicable laws, and the Final Service Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any applicable laws, and (B) in respect of a Holder that is a director of the Corporation or subsidiary of the Corporation, the date that the Holder ceases to be a director of the Corporation or subsidiary of the Corporation; or

(ii)         the date of the Holder’s death;

for greater certainty a transfer of employment or services between the Corporation and a subsidiary of the Corporation or between subsidiaries of the Corporation shall not be considered an interruption or termination of the employment of the Holder, or cessation of the services provided by a Holder, as applicable, for any purpose of this Plan;

(p)         “Holder” means a person who is a director, officer, employee or consultant of the Corporation or a subsidiary of the Corporation; a corporation wholly-owned by such persons; or any other individual or body corporate who may be granted a Performance Warrant as determined by the Board, who is granted a Performance Warrant pursuant to this Plan;

(q)         “Just Cause” means anything which constitutes “just cause” for summary dismissal at common law;

(r)          “Market Price” means:

(i)          in the event that the Common Shares are not listed and posted for trading on any stock exchange, the fair market value of the Common Shares as determined by the Board in its sole discretion, and

(ii)         otherwise, the volume weighted average trading price of the Common Shares on the stock exchange upon which the Common Shares are listed and posted for trading (or if the Common Shares are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the majority of the trading volume and value of the Common Shares occurs) for the five trading days immediately preceding the particular day, calculated by dividing the total value by the total volume of Common Shares traded for the five trading-day period;

(s)          “Original Performance Warrant Plan” means the performance warrant plan of Predecessor Greenfire with an effective date of February 2, 2022 as amended and restated March 7, 2022;

(t)          “Performance Warrant” means a performance warrant entitling the Holder thereof to acquire a designated number of Common Shares from treasury at a price as determined in accordance with subsection 1(c);

(u)         “Performance Warrant Period” means the period determined by the Board during which a Holder may exercise a Performance Warrant;

(v)         “Plan” or “Amended and Restated Performance Warrant Plan” shall mean this performance warrant plan, which amends and restates the Original Performance Warrant Plan, as embodied herein and as from time to time amended;

(w)        “Plan of Arrangement” means the plan of arrangement under section 193 of the ABCA in substantially the form attached as Exhibit F to the Business Combination Agreement, subject to any amendments or variations to such plan made in accordance with the Business Combination Agreement and such plan of arrangement;

(x)         “Predecessor Greenfire” means Greenfire Resources Inc., a corporation incorporated under the provisions of the ABCA;

(y)         “Retirement” means a Holder who voluntarily resigns as an employee or officer of the Corporation or a subsidiary of the Corporation provided that all of the following conditions are met:

(i)          the Holder provides a minimum of six months written notice of their resignation prior to their scheduled Final Service Date;

(ii)         the Holder is fifty-five years of age or older on such Holder’s Final Service Date;

(iii)        on the Final Service Date the Holder has been an employee or officer of the Corporation or a subsidiary of the Corporation for a continuous period from the later of: (A) the date that is five years prior to the Final Service Date; and (B) October 1, 2021; and

(iv)        the Holder has entered into a retirement agreement with the Corporation, which shall contain restrictive covenants including covenants restraining the Holder from being employed by, providing consulting services to, or being an officer or of, any entity competitive with the business carried on by the Corporation as at the Final Service Date; and

(z)         “Share Exchange Ratio” has the meaning ascribed to such term under the Plan of Arrangement.

Wherever the singular or masculine is used in this Plan, the same shall be construed as meaning the plural or feminine or body corporate and vice versa, where the context or the parties so require.

4.           Administration

The Plan shall be administered by the Board. The Board shall have full and final discretion to interpret the provisions of the Plan and to prescribe, amend, rescind and waive any rules and regulations implemented by the Board to govern the administration and operation of the Plan subject to any other limitations on the Corporation. All decisions and interpretations made by the Board shall be final, binding and conclusive upon the Corporation and on all persons eligible to participate in the Plan. Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of the Plan to a committee of directors appointed from time to time by the Board, in which case all references herein to the Board shall be deemed to refer to such committee.

5.           Tax Withholdings

Notwithstanding any other provision contained herein, in connection with the exercise or surrender of a Performance Warrant by a Holder from time to time, as a condition to such exercise or surrender the Corporation shall require such Holder to pay to the Corporation (or the relevant subsidiary) an amount as necessary so as to ensure that the Corporation (or such subsidiary, as applicable) is in compliance with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions (the “Applicable Withholdings and Deductions”) relating to the exercise or surrender of such Performance Warrants (or by entering into some other arrangement acceptable to the Corporation in its sole discretion). In addition, the Corporation (or the relevant subsidiary, as applicable) shall be entitled to withhold from any amount payable to the Holder, either under this Plan or otherwise, such amount as may be necessary so as to ensure that the Corporation (or the relevant subsidiary) is in compliance with Applicable Withholdings and Deductions relating to the exercise or surrender of such Performance Warrants.

6.           Participation

Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect a Holder’s relationship or employment with the Corporation.

Notwithstanding any express or implied term of this Plan or any Performance Warrant to the contrary, the granting or holding of a Performance Warrant pursuant to the Plan shall in no way be construed as conferring on any Holder any right with respect to continuance as a director, officer, employee or consultant of the Corporation or any subsidiary of the Corporation.

Performance Warrants shall not be affected by any change of employment of the Holder or by the Holder ceasing to be a director or officer of or a consultant to the Corporation or any of its subsidiaries, where the Holder at the same time becomes or continues to be a director, officer or employee of or a consultant to the Corporation or any of its subsidiaries.

No Holder shall have any of the rights of a shareholder of the Corporation in respect to Common Shares issuable on exercise or surrender of a Performance Warrant until such Common Shares shall have been paid for in full and issued by the Corporation on exercise or surrender of the Performance Warrant, pursuant to this Plan.

7.           Common Shares Subject to Performance Warrants

The number of authorized but unissued Common Shares that may be issued upon the exercise of Performance Warrants granted under the Plan at any time shall not exceed [·] Common Shares.

Appropriate adjustments shall be made as set forth in section 14 hereof, in both the number of Common Shares covered by individual grants and the total number of Common Shares authorized to be issued hereunder, to give effect to any relevant changes in the capitalization of the Corporation.

If any Performance Warrant granted hereunder shall be exercised or expire or terminate for any reason without having been exercised in full, the unpurchased Common Shares subject thereto shall not be available for the purpose of the Plan.

8.           Certificate of Grant

(a)         Each Performance Warrant outstanding under this Plan shall be evidenced by way of certificate of grant or by a written agreement between the Corporation and each Holder to whom a Performance Warrant is granted hereunder, which certificate or agreement will set out the number of Common Shares subject to purchase, the exercise price and any other terms and conditions approved by the Board, all in accordance with the provisions of this Plan (herein referred to as the “Performance Warrant Certificate”).

(b)         Following the Company Amalgamation Effective Time, for all Performance Warrants that remain outstanding following the Company Amalgamation Effective Time, the Corporation shall provide to each Holder a new Performance Warrant Certificate evidencing the number of Common Shares subject to purchase, the exercise price and any other terms and conditions of such Performance Warrants in accordance with the Plan of Arrangement and section 1.

(c)         All Performance Warrant Certificates that were outstanding immediately prior to the Company Amalgamation Effective Time shall be deemed to be cancelled and of no further force and effect.

9.           Performance Warrant Period and Exercise Price

Each Performance Warrant and all rights thereunder shall be expressed to expire on the date set out in the respective Performance Warrant Certificate, which shall be the date of the expiry of the Performance Warrant Period (the “Expiry Date”), subject to earlier termination as provided in sections 12 and 18 hereof and extension provisions relating to a Black Out Period in section 10. All rights to purchase pursuant to a Performance Warrant will, unless otherwise determined by the Board, expire at 4:30 p.m. (Calgary time) on the tenth anniversary of the date on which such Performance Warrant is granted.

Subject to any limitations imposed by any relevant regulatory authority, the exercise price of a Performance Warrant granted under the Plan shall be determined by the Board when such Performance Warrant is granted.

10.         Exercise of Performance Warrants

A Holder shall be entitled to exercise a Performance Warrant granted to such Holder at any time prior to the Expiry Date, subject to sections 12 and 18 hereof. As of the Arrangement Effective Date, all Performance Warrants shall be deemed to be fully vested and exercisable, subject to sections 12 and 18.

The exercise of any Performance Warrant will be conditional upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of Common Shares in respect of which the Performance Warrant is being exercised, accompanied by certified cheque or bank draft for the full purchase price of such Common Shares with respect to which the Performance Warrant is being exercised and any additional payments required pursuant to section 5.

No Common Shares shall be issued pursuant to the exercise of a Performance Warrant unless the exercise of such Performance Warrant and the issuance and/or delivery of such Common Shares pursuant thereto shall comply with all relevant provisions of applicable securities law, the rules and regulations promulgated thereunder, and the requirements of any Exchange or consolidated stock price reporting system on which prices for the Common Shares are quoted at any given time. As a condition to the exercise of a Performance Warrant, the Corporation may require the person exercising such Performance Warrant to represent and warrant at the time of any such exercise that the Common Shares are being purchased only for investment and without any present intention to sell or distribute such Common Shares if, in the opinion of counsel for the Corporation, such a representation is required by law.

Notwithstanding anything else contained herein, if the Expiry Date of a Performance Warrant occurs during a Black Out Period applicable to the relevant Holder, or within seven Business Days after the expiry of a Black Out Period applicable to the relevant Holder, then the Expiry Date for the Performance Warrant shall be the date that is the seventh Business Day after the expiry date of the Black Out Period.

11.         Cashless Surrender

(a)         Subject to the provisions of the Plan (including subject to section 5), if permitted by the Board in its sole discretion at the relevant time, a Holder may elect to surrender a Performance Warrant (that would otherwise be exerciseable) in exchange for the issuance of that number of Common Shares calculated as follows: (i) the number of Performance Warrants surrendered multiplied by the difference between the Market Price (calculated as at the date of surrender) and the exercise price of such Performance Warrant and (ii) divided by the Market Price (calculated as at the date of surrender). A Performance Warrant may be surrendered pursuant to this section 11 from time to time by delivery to the Corporation at its head office in Calgary, Alberta, or such other place as may be specified by the Corporation, of a written notice of surrender specifying that the Holder has elected to cashless surrender such Performance Warrant and the number of Performance Warrants to be surrendered and accompanied by the payment of an amount equal to the Applicable Withholdings and Deductions (or by entering into some other arrangement with respect thereto acceptable to the Corporation in its sole discretion).

(b)         The Corporation will not be required, upon the surrender of any Performance Warrants pursuant to this section 11, to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Common Shares, there will be paid to the Holder by the Corporation upon the surrender of such Performance Warrants pursuant to this section 11 within ten business days after the surrender date, an amount in lawful money of Canada equal to the then Market Price per Common Share multiplied by such fractional interest, provided that the Corporation will not be required to make any payment, calculated as aforesaid, that is less than $10.00.

12.         Ceasing to be a Director, Officer, Employee or Consultant

Except as otherwise determined by the Board, if a Holder ceases to be a director, officer, employee or consultant of the Corporation or its subsidiaries, and the Holder does not continue in at least one of such capacities (in each case, a “Departure”), then the following will apply:

(a)         if the reason for the Departure is termination for Just Cause or termination by the Corporation of a consulting contract due to a material breach, then such Holder’s Performance Warrants shall terminate and be cancelled immediately for no consideration as of the Final Service Date.

(b)         if the reason for the Departure is any reason other than as provided in subsection 12(a), 12(c) or 12(d) then such Holder’s Performance Warrants may be exercised until the earlier of the Expiry Date and 4:30 p.m. (Calgary time) on the day which is 30 days after the Final Service Date, and the right to exercise the Performance Warrants thereafter shall terminate.

(c)         if the reason for the Departure is the death of the Holder, then such Holder’s Performance Warrants may be exercised (by the Holder’s legal representative, if applicable) until the earlier of the Expiry Date and 4:30 p.m. (Calgary time) on the day which is one year after the Final Service Date, upon which time the right to exercise the Performance Warrants shall terminate.

(d)         if the reason for the Departure is Retirement of the Holder, then such Holder’s Performance Warrants may be exercised until the earlier of the Expiry Date and 4:30 p.m. (Calgary time) on the day which is one year after the Final Service Date, upon which time the right to exercise the Performance Warrants shall terminate.

13.         Holder’s Rights Not Transferable

No right or interest of any Holder in or under the Plan or in or under any Performance Warrant is assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner except by bequeath or the laws of descent and distribution unless otherwise agreed by the Board.

Subject to the foregoing, the terms of the Plan shall bind the Corporation and its successors and assigns, and each Holder and his heirs, executors, administrators and personal representatives.

14.         Anti-Dilution of the Performance Warrant

(a)         In the event of:

(i)          any subdivision, redivision or change of the Common Shares at any time during the term of the Performance Warrant into a greater number of Common Shares, the Corporation shall deliver, at the time of any exercise thereafter of the Performance Warrant, such number of Common Shares as would have resulted from such subdivision, redivision or change if the exercise of the Performance Warrant had been made prior to the date of such subdivision, redivision or change;

(ii)         any consolidation or change of the Common Shares at any time during the term of the Performance Warrant into a lesser number of Common Shares, the number of Common Shares deliverable by the Corporation on any exercise thereafter of the Performance Warrant shall be reduced to such number of Common Shares as would have resulted from such consolidation or change if the exercise of the Performance Warrant had been made prior to the date of such consolidation or change; or

(iii)        any reclassification of the Common Shares at any time outstanding or change of the Common Shares into other shares, or in case of the consolidation, amalgamation or merger of the Corporation with or into any other corporation (other than a consolidation, amalgamation or merger which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or in case of any transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation, at any time during the term of the Performance Warrant, the Holder shall be entitled to receive, and shall accept, in lieu of the number of

Common Shares to which he was theretofore entitled upon exercise of the Performance Warrant, the kind and amount of shares and other securities or property which such holder would have been entitled to receive as a result of such reclassification, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, he had been the holder of the number of Common Shares to which he was entitled upon exercise of the Performance Warrant.

(b)         Adjustments shall be made successively whenever any event referred to in this section 14 shall occur. For greater certainty, the Holder shall pay for the number of shares, other securities or property as aforesaid, the amount the Holder would have paid if the Holder had exercised the Performance Warrant prior to the effective date of such subdivision, re-division, consolidation or change of the Common Shares or such reclassification, consolidation, amalgamation, merger or transfer, as the case may be.

15.         Dividends paid on Common Shares

(a)         Subject to subsection 15(b), the exercise price of any outstanding Performance Warrant shall be reduced on each Dividend Payment Date that occurs between the date of issuance of such Performance Warrant and the earlier of: (i) the date such Performance Warrant is exercised; and (ii) the Expiry Date of such Performance Warrant, by an amount equal to the Dividend paid on that Dividend Payment Date; provided that notwithstanding the foregoing, the exercise price of any Performance Warrant shall never be less than $0.01.

(b)         If on Dividend Payment Date the Board determines in its sole discretion to make a payment to any Holder equivalent to the amount of the Dividend there shall be no adjustment to the exercise price of any Performance Warrants held by such Holder pursuant to subsection 15(a) on such Dividend Record Date.

16.         Costs

The Corporation shall pay all costs of administering the Plan.

17.         Vesting

As of the Company Amalgamation Effective Time, all Performance Warrants shall be deemed to be fully vested and exercisable, subject to sections 12 and 18.

18.         Acceleration of Expiry Time

Notwithstanding any other provisions contained herein, the Board may, in its sole discretion, accelerate the Expiry Time or shorten the time period within which the Performance Warrants shall be exercisable in connection with a Change of Control; provided that such acceleration or shortening of time periods shall not prohibit the Holder from exercising such Holder’s vested Performance Warrants to participate in such Change of Control transaction to the extent such Holder would otherwise have been entitled to do so.

19.         Termination and Amendment

(a)         Subject to subsections 19(b) and (c), the Board may, at any time and from time to time, without the approval of the shareholders of the Corporation, suspend, discontinue or amend the Plan or a Performance Warrant outstanding hereunder.

(b)         Notwithstanding subsection 19(a), the Board may not, without the approval of the shareholders of the Corporation to the extent such approval may be required by the policies of the Exchange, amend the Plan or a Performance Warrant to:

(i)          increase the number of Common Shares that are available to be issued pursuant to granted and outstanding Performance Warrants at any time pursuant to section 7;

(ii)         extend the Expiry Date of any outstanding Performance Warrants granted under the Plan;

(iii)        make any reduction in the Exercise Price of a Performance Warrant except pursuant to section 15;

(iv)        permit the transfer or assignment of Performance Warrants, except in the case of death of a Grantee; or

(v)         make any amendments to this section 19.

(c)         Unless Holders holding at least 66⅔% of the Performance Warrants then outstanding otherwise consent in writing, the Board may not suspend, discontinue or amend the Plan or amend any outstanding Performance Warrant in a manner that would adversely alter or impair any Performance Warrant previously granted to a Holder under the Plan; and provided that if an amendment to an outstanding Performance Warrant (or the terms of this Plan applicable to such Performance Warrant) would disproportionately and adversely affect a Holder (or Holders) relative to other Holders, then such amendment shall solely require the consent of the Holders holding at least 66⅔% of the Performance Warrants that are so disproportionately and adversely affected.

20.         Applicable Law

This Plan shall be governed by, administered and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Unless otherwise specified, all monetary or dollar amounts set forth herein or in any Performance Warrant shall be payable in the lawful money of Canada.

21.         Effective Date

This Plan shall become effective as of and from, and the effective date of the Plan shall be February 2, 2022 as amended and restated March 7, 2022 and as amended and restated [·], 2023.

Annex K

Fairness Opinion

December 14, 2022

Transaction Committee of the Board of Directors of
M3-Brigade Acquisition III Corp.
1700 Broadway, 19th Floor
New York, NY 10019

Dear Members of the Transaction Committee:

Peters & Co. Limited (“Peters & Co.”, “we”, “our” or “us”) understands that M3-Brigade Acquisition III Corp., a Delaware corporation (“SPAC”), Greenfire Resources Ltd., an Alberta corporation (“PubCo”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly owned subsidiary of PubCo (“Canadian Merger Sub”) and Greenfire Resources Inc., an Alberta corporation (“Target”), propose to enter into a business combination agreement to be dated on or about December 14, 2022 (the “Agreement”), pursuant to which, among other things, (i) by way of a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (Alberta), Canadian Merger Sub will merge with and into the Target pursuant to an amalgamation (the “Amalgamation”) to form “Canadian Amalco”, except that the legal existence of the Target will not cease and the Target will survive the Amalgamation, and Canadian Amalco will become a wholly owned subsidiary of PubCo and (ii) Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company after the merger and becoming a direct, wholly owned subsidiary of PubCo (clauses (i)-(ii) and the other related transactions pursuant to the Agreement and the other agreements related thereto, collectively, the “Transaction”). The terms and conditions of the Transaction are more fully described in the Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. All references to “$” contained in this letter refer to United States Dollars.

Pursuant to the terms of, and as more fully described in the Agreement, we further understand that in connection with the Transaction, the Consideration to the holders of the issued and outstanding shares of Target, will be paid by SPAC (through PubCo, its parent entity following the Transaction).

Engagement of Peters & Co.

Peters & Co. was contacted by SPAC concerning a potential engagement on or about June 21, 2022 and was ultimately engaged by the board of directors of SPAC (the “Board”) pursuant to an engagement agreement dated November 4, 2022 (the “Engagement Agreement”) to serve as an independent financial advisor to the transaction committee of the Board (the “Transaction Committee”) to provide an opinion (the “Fairness Opinion”) as to whether the Consideration to be paid by SPAC pursuant to the Transaction is fair, from a financial point of view, to the holders of shares of Class A common stock of SPAC (“SPAC Class A Shares”), other than the Sponsor or any of its affiliates who may be holding SPAC Class A Shares, to whom no opinion is expressed.

Pursuant to the terms of the Engagement Agreement, Peters & Co. has not been engaged to prepare a formal valuation of any of the assets, common shares, preferred shares, options, warrants, liabilities, or other securities involved in the Transaction and this Fairness Opinion should not be construed as such. However, Peters & Co. has performed financial analyses which we considered to be appropriate and necessary in the circumstances and such analyses support the conclusions reached in this Fairness Opinion.

The terms of the Engagement Agreement provide that Peters & Co. is to be paid fees for its services as financial advisor, including: (i) a retainer fee that was payable upon execution of the Engagement Agreement; and (ii) a fixed fee that is payable for this Fairness Opinion of which: (a) 50% is payable upon delivery of the Fairness Opinion; and (b) 50% is payable upon the date that is the earlier of the closing of the Transaction or termination of the

PETERS & CO. LIMITED

Transaction. No portion of Peters & Co.’s fee is refundable or contingent upon the conclusion expressed in this Fairness Opinion. SPAC has also agreed to reimburse Peters & Co. for certain out-of-pocket expenses (subject to a cap) and to indemnify Peters & Co. in respect of certain liabilities arising out of our engagement.

Qualifications of Peters & Co.

Peters & Co. is an independent investment dealer headquartered in Calgary, Alberta, Canada. The firm specializes in investments in the Canadian energy industry. Peters & Co. was founded in 1971 and is a participating member of the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange, the Investment Industry Regulatory Organization of Canada, the Investment Industry Association of Canada and the Canadian Investor Protection Fund. Peters & Co. Equities Inc., a wholly-owned subsidiary of Peters & Co., is a member of the Financial Industry Regulatory Authority, the Securities Investor Protection Corporation and the Securities Industry and Financial Markets Association in the United States.

Peters & Co. (directly and through affiliates) provides investment services to institutional investors and individual private clients; employs its own sales and trading group; conducts specialized and comprehensive investment research on the energy industry; and is an active underwriter for, and financial advisor to, companies active in the Canadian and international energy industry. Peters & Co. and its principals have participated in a significant number of transactions involving energy companies in Canada and internationally and have acted as financial advisor in a significant number of transactions involving evaluations of, and opinions for, private and publicly traded energy companies.

The opinion expressed herein is the opinion of Peters & Co. as a firm. This Fairness Opinion has been reviewed and approved for release by an opinion review committee of Peters & Co.

Relationship of Peters & Co. with Interested Parties

Neither Peters & Co. nor any of its affiliates or associates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)) of SPAC or Target. Neither Peters & Co. nor any of its affiliates is acting, or has in the past acted, as an advisor or provided financing services to SPAC or Target in connection with any matter, other than acting as a financial advisor to the Transaction Committee pursuant to the Engagement Agreement as outlined above.

Peters & Co. acts as a trader and dealer, both as principal and as agent, in major financial markets and as such has had, or may have, in the ordinary course of business, positions in the securities of SPAC and / or Target from time to time and has executed, or may execute, transactions in the securities of SPAC and / or Target for which it receives compensation. In addition, Peters & Co. and its affiliates provide investment banking and other services to a wide range of persons from which conflicting interest or duties may arise. There are no understandings, agreements or commitments between Peters & Co. and any of SPAC or Target with respect to future business dealings; however, in the future we may seek to provide investment advisory and financing services to the SPAC, Target or entities that are affiliated with SPAC or Target, for which we would expect to receive compensation.

Scope of Review

In connection with rendering this Fairness Opinion, Peters & Co. did not evaluate or conduct an independent appraisal or physical valuation of any of the assets, common shares, preferred shares, options, warrants, liabilities, or other securities involved in the Transaction and this Fairness Opinion should not be construed as such. However, Peters & Co. has performed such financial analyses and reviews which we considered to be appropriate and necessary under the circumstances.

For the purpose of this Fairness Opinion, Peters & Co. has, among other things, reviewed the following which were provided to us:

(i)       a draft of the Agreement dated December 14, 2022;

(ii)     a final form of the Plan of Arrangement provided on December 13, 2022;

(iii)    a final form of the form of Subscription Agreement provided on December 13, 2022;

(iv)     capitalization assumptions for SPAC, Target and PubCo based on $100 million cash remaining in the Trust Account after redemptions and no proceeds from the Transaction Financing (the “Capitalization Assumptions”), on which we were instructed to rely by the Transaction Committee and the management of SPAC;

PETERS & CO. LIMITED

(v)      SPAC’s audited financial statements for the year ended December 31, 2021 included in SPAC’s Form 10-K filed with the SEC;

(vi)     SPAC’s unaudited interim financial statements for the quarter and nine-month period ended September 30, 2022 included in SPAC’s Form 10-Q filed with the SEC;

(vii)   Target’s audited consolidated financial statements for the years ended December 31, 2021 and 2020;

(viii)  Target’s management’s discussion and analysis for the year ended December 31, 2021;

(ix)     Target’s unaudited condensed interim consolidated financial statements for the three months ended September 30, 2022 and for the three and nine months ended September 30, 2022;

(x)      Target’s management’s discussion and analysis for the quarters ended March 31, June 30, and September 30, 2022;

(xi)     forward strip commodity prices as at November 23, 2022 prepared by Target for 2022, 2023, and 2024, with remaining years referencing the 3 consultant average price deck prepared by McDaniel & Associates Ltd. as at October 1, 2022 (the “Commodity Price Assumptions”);

(xii)   an evaluation of the petroleum reserves of Target as prepared by McDaniel & Associates Ltd. as of March 1, 2022, mechanically updated for a November 1, 2022 effective date, on a before and after-tax basis and utilizing the Commodity Price Assumptions (the “McDaniel Reserves Projections”), on which we were instructed to rely by the Transaction Committee and the management of SPAC; and

(xiii)  certain Target internal financial information and forecasts, prepared by management of Target, including Target’s financial projections as of November 25, 2022, utilizing the Commodity Price Assumptions, for the years ended December 31, 2022, 2023 and 2024 (the “Target Management Projections”), on which we were instructed to rely by the Transaction Committee and the management of SPAC.

In addition to the information detailed above, Peters & Co. has, among other things:

(i)       held discussions with the Transaction Committee, and management of SPAC relating to the information referred to above and the background and other elements of the Transaction (including, without limitation, the Plan of Arrangement, the Amalgamation and the Merger);

(ii)      held discussions with the Transaction Committee, and management of Target and SPAC relating to Target’s current business, plans, financial condition and prospects, including the results of recent operating activities;

(iii)    reviewed certain publicly available information pertaining to current and expected future oil and natural gas prices, industry activity levels and other economic factors that we deemed relevant;

(iv)     reviewed and considered capital market conditions, both current and expected, for the energy industry;

(v)      compared the proposed financial terms of the Transaction with the financial terms of certain other transactions considered by Peters & Co. to be relevant; and

(vi)     reviewed other financial, securities market and industry information and carried out such other analyses and investigations, and considered such other factors as Peters & Co. considered appropriate.

Assumptions and Limitations

This Fairness Opinion is rendered on the basis of securities market, economic and general business and financial conditions prevailing and which can be evaluated as at the date hereof. Peters & Co. expressly disclaims any responsibility to advise any person of any change in any fact or matter affecting this Fairness Opinion which may come or be brought to the attention of Peters & Co. after the date hereof.

In our analyses, numerous assumptions were made with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of any party involved. In performing our analyses and rendering this Fairness Opinion, Peters & Co., with the consent of SPAC and the Transaction Committee, has relied upon the assumptions set out herein.

PETERS & CO. LIMITED

Peters & Co. has assumed that the consummation of the Transaction, including the Transaction Financing, will comply in all respects with all applicable laws, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction, including the Transaction Financing, will be obtained without any adverse effect on SPAC, Target, PubCo or the contemplated benefits expected to be derived in the Transaction.

Peters & Co. has assumed that the representations and warranties of each party contained in the Agreement are true and correct in all material respects and all of the conditions required to implement the Transaction, including the Transaction Financing, will be satisfied and that the Transaction and the Transaction Financing will be completed as contemplated by the Agreement without any amendments thereto or any waivers or breaches of any terms or conditions thereof and that SPAC will be entitled to fully enforce its rights under the Agreement and receive the benefits therefrom in accordance with the terms thereof. We have also assumed that the final versions of all documents reviewed by us in draft form (including the Agreement) conform in all material respects to the drafts we reviewed.

The Transaction is subject to a number of conditions outside the control of SPAC and we have assumed that all conditions precedent to the completion of the Transaction can be satisfied in due course and in a reasonable amount of time and all consents, permissions, exemptions or orders of regulatory authorities will be obtained, without adverse conditions or qualifications. In rendering this Fairness Opinion, we express no views as to the likelihood that the conditions with respect to the Transaction will be satisfied or waived or that the Transaction, including the Transaction Financing, will be implemented within the timeframe indicated in the Agreement.

Peters & Co. has assumed the accuracy, completeness and fair presentation of all of the financial and other information, data, advice, other materials, representations and opinions (the “Disclosure”) obtained by us from public sources or received from SPAC and Target or their respective management, consultants or advisors or otherwise pursuant to the Engagement Agreement, and this Fairness Opinion is conditional upon such completeness, accuracy and fairness. Peters & Co. has not attempted to verify independently the accuracy or completeness of any such Disclosure.

Based on the expectations of Target management that have been provided to us, Peters & Co. has assumed, with the Transaction Committee’s consent, that Target’s application to the Alberta Energy Regulator (the “Application”) with respect to the Environmental Protection and Enhancement Act (“EPEA”) will be approved prior to the December 31, 2022 expiry date of its existing “EPEA Approval” that was issued in January 2013. Peters & Co. has assumed that management’s expectations with respect to the Application are reasonable and reflect the best currently available information and good faith judgement of the management of Target as to the matters covered thereby and in rendering this Fairness Opinion, we express no view as to such expectations or the assumptions on which they are based.

Peters & Co. has assumed that the information, data, budgets, company generated reports, evaluations, representations and other material, financial or otherwise (collectively, the “Information”) provided to us on behalf of SPAC and Target is true and correct in all material respects, when taken together, at either the date of such Information or the date such Information was provided, and that since the date of the provision of such Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of SPAC or Target or any of their respective subsidiaries, as applicable, and there has been no change of any material fact which is of a nature so as to render such Information, taken as a whole, untrue or misleading in any material respect. With respect to any forecasts and projections included in the Information provided to Peters & Co. and used in our analyses, we have assumed that they have been, as at the date they were prepared, reasonably prepared and reflect the best currently available estimates and judgments of the senior management of Target as to the matters covered thereby and using the identified assumptions, and in rendering this Fairness Opinion, we express no view as to the reasonableness of such forecasts or projections or the assumptions on which they are based.

For purposes of this Fairness Opinion and at SPAC management’s direction and with the Transaction Committee’s consent, Peters & Co. has: (i) relied on the Capitalization Assumptions as provided by SPAC; (ii) assumed that the value of each of SPAC Class A Share and SPAC Class B Share and PubCo Common Share is $10.10 per share, notwithstanding any differences between such classes of stock; (iii) relied on the McDaniel Reserves Projections; and (iv) relied on the Target Management Projections.

PETERS & CO. LIMITED

Peters & Co. has not been engaged or requested to, and has not, participated in the structuring or negotiation of the Transaction or advised the Board or Transaction Committee or any other party with respect to any potential alternatives to the Transaction, including other potential transaction partners for SPAC. Peters & Co. has not been engaged to provide and has not provided: (i) an opinion as to the fairness of the Transaction to the holders of any securities of SPAC or any other person, other than to holders of SPAC Class A Shares other than the Sponsor or any of its affiliates who may be holding SPAC Class A Shares; (ii) an opinion as to the relative fairness of the Transaction among and between the holders of SPAC’s securities; (iii) an opinion as to the fairness of the process underlying the Transaction; (iv) a formal valuation or appraisal of SPAC or any of its securities or assets or the securities or assets of SPAC’s associates or affiliates (nor have we been provided with any such valuation); (v) a formal valuation or appraisal of Target or any of its securities or assets or the securities or assets of Target’s associates or affiliates (nor have we been provided with any such valuation); (vi) legal, tax, regulatory or actuarial advice or an opinion regarding any legal, tax or accounting consequences of the Transaction; (vii) an opinion with respect to the amount or nature of any compensation to any of SPAC’s or Target’s officers, directors, or employees, in each case, in their capacity as such; (viii) an opinion as to solvency, credit rating, or credit worthiness of any parties to the Agreement at any time; (ix) an opinion as to the appropriate capital structure of any parties to the Agreement at any time; (x) an opinion concerning the future trading price of any of the securities of SPAC or Target, or of securities of their associates or affiliates following the announcement or completion of the Transaction, or at any time; (xi) an opinion of the merits of entering into the Transaction or any alternative business strategy; or (x) an opinion as to the underlying business decisions by SPAC to engage in the Transaction, and the Fairness Opinion should not be construed as such.

Peters & Co. has assumed the correctness in all respects material to our analysis of all legal, tax, regulatory or actuarial advice given to SPAC, the Board and the Transaction Committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreement to SPAC and the holders of SPAC Class A Shares or any other person. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Transaction to SPAC or the holders of SPAC Class A Shares.

This Fairness Opinion does not constitute a recommendation as to how the Transaction Committee, the Board or any stockholder of SPAC or Target, or any other person should vote or act with respect to any matters related to the Transaction, including whether or not any holder of SPAC securities should elect to redeem those securities or whether to proceed with the Transaction or any related transaction. Except for the Fairness Opinion expressed herein, Peters & Co. does not express any view or opinion as to any other term aspect or implication of the Transaction.

Fairness Opinion and Reliance

Based upon and subject to all of the foregoing, Peters & Co. is of the opinion that, as of the date hereof, the Consideration to be paid by SPAC (through PubCo, its parent entity following the Transaction) pursuant to the Transaction is fair, from a financial point of view, to the holders of SPAC Class A Shares other than the Sponsor or any of its affiliates who may be holding SPAC Class A Shares to whom no opinion is expressed.

This Fairness Opinion may not be published, reproduced, disseminated, quoted from, or referred to, in whole or in part, or be used or relied upon by any person, or for any other purpose, except as otherwise expressly provided in the Engagement Letter.

Yours truly,

PETERS & CO. LIMITED

Annex L

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed by 82 Laws 2020, ch. 256, § 15.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the

Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity, and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex M

AMENDMENT NO. 1 TO PUBLIC WARRANT AGREEMENT

THIS AMENDMENT TO THE PUBLIC WARRANT AGREEMENT (this “Amendment”) is made as of [•], 2023, by and between M3-Brigade Acquisition III Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, on October 26, 2021, the Company consummated its initial public offering (“IPO”) of 30,000,000 units (the “Units”), with each Unit consisting of one share of Class A common stock, $0.0001 par value per share, and one-third of one warrant (the “Public Warrants”);

WHEREAS, the Company and the Warrant Agent are parties to that certain Public Warrant Agreement, dated as of October 21, 2021, and filed with the United States Securities and Exchange Commission on October 27, 2021 (the “Public Warrant Agreement”), which governs the Public Warrants (capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Public Warrant Agreement);

WHEREAS, on December 14, 2022, the Company entered into that certain Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Greenfire Resources Ltd., an Alberta corporation, DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Greenfire Resources Ltd,. an Alberta corporation, 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly-owned subsidiary of Greenfire Resources Ltd., and Greenfire Resources Inc., an Alberta corporation;

WHEREAS, the Company and the Warrant Agent seek to amend the Public Warrant Agreement to provide that, in connection with the consummation of the transactions contemplated by the Business Combination Agreement, all of the issued and outstanding Public Warrants will be exchanged for cash in an amount equal to $0.50 per whole Public Warrant and the Public Warrant Agreement will thereafter terminate with respect to such Public Warrants; and

WHEREAS, on [            ], 2023, the Company held a special meeting of the holders of the Public Warrants pursuant to which the Company obtained the required vote of the holders of the Public Warrants to approve this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Amendment to Warrant Agreement. The Company and the Warrant Agent hereby amend the Warrant Agreement to add a new “Section 6.4” immediately following “Section 6.3” which shall read as follows:

6.4 Mandatory Redemption of Public Warrants. Notwithstanding anything contained in this Agreement to the contrary, immediately prior to the Effective Time (as defined in the Business Combination Agreement (as defined below)), but subsequent to the Unit Separation (as defined in the Business Combination Agreement), each Public Warrant issued and outstanding at such time shall, automatically and without any action by the Registered Holder thereof, or any prior notice by the Company, be exchanged and deemed transferred by such Registered Holder to the Company, in consideration for the right to receive payment of cash from the Company in the amount of $0.50 per whole Public Warrant (the “Consideration”) to be delivered to such Registered Holder by or at the direction of the Company as soon as reasonably practicable after the consummation of the Merger (as defined in the Business Combination Agreement). Thereafter, each such Registered Holder shall cease to have any rights with respect to the Public Warrants other than the right to receive the Consideration and this Agreement shall be deemed terminated with respect to the Public Warrants. “Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 14, 2022, by and among the Company, Greenfire Resources Ltd., an Alberta corporation, DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Greenfire Resources Ltd., an Alberta corporation, 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly-owned subsidiary of Greenfire Resources Ltd., and Greenfire Resources Inc., an Alberta corporation.”

2. Miscellaneous Provisions.

2.1 Termination of Amendment. Each of the parties hereto agrees that this Amendment shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

2.2 Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

2.3 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.4 Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The parties hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

2.5 Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.7 Entire Agreement. The Public Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

M3-BRIGADE ACQUISITION III CORP., as the Company
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

[Signature Page to Amendment to Public Warrant Agreement]

Annex N

GREENFIRE RESOURCES LTD.

(THE “CORPORATION”)

OMNIBUS SHARE INCENTIVE PLAN

Annex Page
Article 1 INTERPRETATION		N-1
1.1	Definitions	N-1
1.2	Interpretation	N-5
Article 2 PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS		N-6
2.1	Purpose of the Plan	N-6
2.2	Implementation and Administration of the Plan	N-6
2.3	Participation in this Plan	N-7
2.4	Shares Subject to the Plan	N-7
2.5	Limits on Grant of Awards	N-8
2.6	Granting of Awards	N-8
Article 3 OPTIONS		N-8
3.1	Nature of Options	N-8
3.2	Option Awards	N-8
3.3	Option Price	N-9
3.4	Option Term	N-9
3.5	Exercise of Options	N-9
3.6	Method of Exercise and Payment of Purchase Price	N-9
3.7	Option Agreements	N-10
Article 4 RESTRICTED AND PERFORMANCE SHARE UNITS		N-10
4.1	Nature of Share Units	N-10
4.2	Share Unit Awards	N-11
4.3	Share Unit Agreements	N-11
4.4	Vesting of Share Units	N-12
4.5	Redemption/Settlement of Share Units	N-12
4.6	Adjustments for Dividends and Performance Multiplier	N-13
Article 5 DEFERRED SHARE UNITS		N-14
5.1	Nature of Deferred Share Units	N-14
5.2	Market Fluctuation	N-14
5.3	Granting of DSU Awards	N-14
5.4	DSU Agreements	N-15
5.5	Redemption / Settlement of DSUs	N-15
5.6	Adjustment for Dividends	N-17
Article 6 GENERAL CONDITIONS		N-17
6.1	General Conditions Applicable to Awards	N-17
6.2	General Conditions Applicable to Options	N-18
6.3	General Conditions Applicable to Share Units	N-19
Article 7 ADJUSTMENTS AND AMENDMENTS		N-19
7.1	Adjustment to Shares Subject to Outstanding Awards	N-19
7.2	Change of Control	N-20
7.3	Amendment or Discontinuance of the Plan	N-20
Article 8 MISCELLANEOUS		N-21
8.1	Use of an Administrative Agent	N-21
8.2	Tax Withholding	N-21
8.3	Clawback	N-21
N-i

Annex Page
8.4	Securities Law Compliance	N-22
8.5	Reorganization of the Corporation	N-23
8.6	Quotation of Shares	N-23
8.7	Fractional Shares	N-23
8.8	Governing Laws	N-23
8.9	Severability	N-23
8.10	Code Section 409A	N-23

N-ii

GREENFIRE RESOURCES LTD. OMNIBUS SHARE INCENTIVE PLAN

Greenfire Resources Ltd. (the “Corporation”) hereby establishes an omnibus share incentive plan for certain qualified directors, executive officers, employees or Consultants (as defined herein) of the Corporation or any of its Subsidiaries (as defined herein).

Article 1
INTERPRETATION

1.1               Definitions

                    Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

(a)         “Adjustment Ratio” means, with respect to any Share Unit or DSU, the ratio used to adjust the number of Shares underlying such Share Unit or DSU, as applicable, and issuable on the Redemption Date or DSU Redemption Date, as applicable, subject to and in accordance with the terms of this Plan; and, in respect of each Share Unit or DSU, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted on a compounding basis thereafter by increasing the Adjustment Ratio on each Dividend Payment Date that occurs between the date of grant and the Redemption Date or DSU Redemption Date, as applicable, effective on the day following the corresponding Dividend Record Date, by an amount, rounded to the nearest six decimal places, equal to a fraction having as its numerator the value of the Dividend, expressed as an amount per Share, paid on that Dividend Payment Date, and having as its denominator the Market Value of a Share on that Dividend Payment Date;

(b)         “Award” means any of an Option, Share Unit or DSU granted pursuant to, or otherwise governed by, the Plan;

(c)         “Blackout Period” means the period during which the relevant Participant is subject to trading restrictions imposed by the Corporation in accordance with its trading policies affecting trades by an eligible Participants;

(d)         “Blackout Period Expiry Date” means the date on which a Blackout Period expires;

(e)         “Board” has the meaning ascribed thereto in Section 2.2(a) hereof;

(f)          “Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Calgary, Alberta for the transaction of banking business;

(g)         “Canadian Participant” means a Participant who is a resident of Canada and/or who is granted an Award in respect of, or by virtue of, employment services rendered in Canada, provided that, for greater certainty, a Participant may be both a Canadian Participant and a U.S. Taxpayer;

(h)         “Cash Fees” has the meaning set forth in Section 5.3(a);

(i)          “Cashless Exercise Right” has the meaning ascribed thereto in Section 3.6(c) hereof;

(j)          “Change of Control” means:

(i)          a successful “take-over bid” as defined in National Instrument 62-104 or any replacement or successor provisions (“NI 62-104”), which is not exempt from the formal take-over bid requirements of NI 62-104, pursuant to which the “offeror” as a result of such take-over bid, beneficially owns, directly or indirectly, in excess of 50% of the outstanding Common Shares;

(ii)         the issuance to or acquisition by any person, or group of persons acting in concert, of directly, or indirectly, including through an arrangement, merger or other form of reorganization of the Corporation, of Common Shares of the Corporation which in the aggregate total 50% or more of the then issued and outstanding Common Shares;

(iii)        the winding up or termination of the Corporation or the sale, lease or transfer of all or substantially all of the directly or indirectly held assets of the Corporation to any other person or persons (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued);

provided that notwithstanding the application of any of the foregoing, a “Change of Control” shall be deemed to not have occurred:

(iv)        pursuant to an arrangement, merger or other form of reorganization of the Corporation where the holders of the outstanding voting securities or interests of the Corporation immediately prior to the completion of the reorganization will hold more than 90% of the outstanding voting securities or interests of the continuing entity upon completion of the reorganization; or

(v)         if a majority of the Board determines that in substance an arrangement, merger or reorganization has not occurred or the circumstances are such that a Change of Control should be deemed to not have occurred and any such determination shall be binding and conclusive for all purposes hereunder; or

(vi)        for purposes of any Award that constitutes “deferred compensation” (within the meaning of Code Section 409A), the payment of which would be accelerated upon a Change of Control, a transaction will not be deemed a Change of Control for Awards granted to any Participant who is a U.S. Taxpayer unless the transaction qualifies as “a change in control event” within the meaning of Code Section 409A;

(k)         “Code” means the United States Internal Revenue Code of 1986, as amended;

(l)          “Code Section 409A” means Section 409A of the Code and applicable regulations and guidance issued thereunder;

(m)        “Consultant” means a Person other than an employee, executive officer or director of the Corporation or a Subsidiary, who provides ongoing bona fide services to the Corporation (not in connection with the offer or sale of securities in a capital-raising transaction), and who does not directly or indirectly promote or maintain a market for the Corporation’s securities;

(n)         “Consulting Agreement” means any written consulting agreement between the Corporation or a Subsidiary and a Participant who is a Consultant;

(o)         “Corporation” means Greenfire Resources Ltd., a corporation existing under the Business Corporations Act (Alberta);

(p)         “Designated Broker” means a broker who is independent (pursuant to the rules and policies of the TSX) of, and deals at arm’s length with, the Corporation and its Subsidiaries and is designated by the Corporation or its Subsidiaries;

(q)         “Director Fees” means the total compensation (including annual retainer and meeting fees, if any, but excluding amounts that are reimbursements or allowances for expenses) paid by the Corporation to a Non-Employee Director in a calendar year for service on the Board;

(r)          “Dividend” means a dividend declared and paid by the Corporation in respect of the Shares, whether payable in cash, Shares or other securities or other property, expressed as an amount per Share;

(s)          “Dividend Payment Date” means any date that a Dividend is paid to holders of Shares;

(t)          “Dividend Record Date” means the applicable record date in respect of any Dividend used to determine the holders of Shares entitled to receive such Dividend;

(u)         “DSU” has the meaning ascribed thereto in Section 5.1 hereof;

(v)         “DSU Agreement” means a written agreement between the Corporation and a Participant or other form of documentation evidencing the grant of DSUs and the terms and conditions thereof, a form of which is attached hereto as Exhibit “D”;

(w)        “DSU Redemption Date” means, with respect to a particular DSU, the date on which such DSU is redeemed by the Corporation in accordance with the provisions of this Plan;

(x)         “Effective Date” means the effective date of this Plan, being [•], 2023;

(y)         “Electing Person” means a Participant who is, on the applicable Election Date, an Non-Employee Director;

(z)         “Election Date” means the date on which the Electing Person files an Election Notice in accordance with Section 5.3(b);

(aa)        “Election Notice” has the meaning set forth in Section 5.3(b);

(bb)       “Eligible Participant” means: (i) in respect of a grant of Options or Share Units, any executive officer, employee or Consultant of the Corporation or any of its Subsidiaries, and (ii) in respect of a grant of DSUs, any Non-Employee Director.

(cc)        “Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or a Subsidiary and such Participant;

(dd)       “Exchange” means the New York Stock Exchange and/or the Toronto Stock Exchange, if the Common Shares are listed on such stock exchanges, and where the context permits such other stock exchanges on which the Common Shares are or may be listed, from time to time;

(ee)        “Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Option, if applicable;

(ff)         “Final Service Date” means the earlier of:

(i)          shall mean: (A) in respect of a Participant that is an officer, employee or consultant of the Corporation or Subsidiary, the Participant’s last day actively at work performing the usual and customary day-to-day duties of the Participant’s officer, employment or consulting position, regardless of the reason for the cessation of the employment or consulting relationship, regardless of whether any advance working notice, or compensation in lieu of such notice is given to such Participant, and regardless of whether or not such cessation of the employment or consulting relationship is later found to be invalid or unlawful or in breach of any applicable laws, and the Final Service Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any applicable laws, and (B) in respect of a Participant that is a director of the Corporation, the date that the Participant ceases to be a director of the Corporation (provided that, in all cases, in applying the provisions of this Plan to DSUs granted to a Canadian Participant, the “Final Service Date” shall be the latest date on which the Participant is neither a director, employee, executive or officer of the Corporation or of any affiliate of the Corporation (where “affiliate” has the meaning ascribed thereto by the Canada Revenue Agency for the purposes of paragraph 6801(d) of the ITA Regulations); or

(ii)         the date of the Participant’s death;

for greater certainty a transfer of employment or services between the Corporation and a Subsidiary or between subsidiaries of the Corporation shall not be considered an interruption or termination of the employment of the Participant, or cessation of the services provided by a Participant, as applicable, for any purpose of this Plan;

(gg)       “Grant Agreement” means an agreement or other form of documentation evidencing the grant to a Participant of an Award, including an Option Agreement, a Share Unit Agreement, a DSU Agreement, an Employment Agreement or a Consulting Agreement;

(hh)       “Insider” means a “reporting insider” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and includes associates and affiliates (as such terms are defined in Part 1 of the TSX Company Manual) of such “reporting insider”;

(ii)         “ITA” means the Income Tax Act (Canada), as amended from time to time;

(jj)         “ITA Regulations” means the regulations promulgated under the ITA, as amended from time to time;

(kk)       “Just Cause” means anything which constitutes “just cause” for summary dismissal at common law and in respect of a Consultant any material breach of the applicable consulting contract by such Consultant;

(ll)         “Market Value of a Share” means, with respect to any particular date as of which the Market Value of a Share is required to be determined, (i) if the Shares are then listed on the Exchange (if at such time the Shares are listed on more than one Exchange, for the purpose of this definition Exchange shall refer to the Exchange on which a majority of trading in the Shares occurs), means the volume weighted average trading price of the Shares on the Exchange for the five (5) trading days immediately preceding such particular date and, for this purpose, the weighted average trading price shall be calculated by dividing the total value by the total volume of Shares traded for such period; (ii) if the Shares are not then listed on the Exchange, the closing price of the Shares on any other stock exchange on which the Shares are then listed (and, if more than one, then using the exchange on which a majority of trading in the Shares occurs) on the last trading day prior to the such particular date; or (iii) if the Shares are not then listed on any stock exchange, the fair market value as is determined solely by the Board, acting reasonably and in good faith, and such determination shall be conclusive and binding on all Persons;

(mm)     “Non-Employee Director” means a member of the Board who is not otherwise an employee or executive officer of the Corporation or a Subsidiary;

(nn)       “Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price;

(oo)       “Option Agreement” means a written agreement between the Corporation and a Participant or other form of documentation evidencing the grant of Options and the terms and conditions thereof, a form of which is attached hereto as Exhibit “A”;

(pp)       “Option Price” has the meaning ascribed thereto in Section 3.2 hereof;

(qq)       “Option Term” has the meaning ascribed thereto in Section 3.4 hereof;

(rr)        “Outstanding Issue” means the number of Shares that are outstanding as at a specified time, on a non- diluted basis;

(ss)        “Participant” means any Eligible Participant that is granted one or more Awards under the Plan;

(tt)         “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Option or Share Unit or which is used to determine any Performance Multiplier applicable to any Share Unit;

(uu)       “Performance Multiplier” means a number ranging from a minimum of zero (0) to a maximum of two (2);

(vv)       “Performance Period” means the period determined by the Board at the time any Option or Share Unit is granted or at any time thereafter during which any Performance Criteria and any other vesting conditions specified by the Board with respect to such Options or Share Unit are to be measured;

(ww)     “Performance Warrant Plan” means the Amended and Restated Performance Warrant Plan of the Corporation dated effective February 2, 2022 as amended and restated on March 7, 2022 and as amended and restated on [•], 2023;

(xx)       “Person” means an individual, corporation, Corporation, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

(yy)       “Plan” means this Greenfire Resources Ltd. Omnibus Share Incentive Plan, including the exhibits hereto and any amendments or supplements hereto made after the effective date hereof;

(zz)        “Redemption Date” has the meaning ascribed thereto in Section 4.5(a) hereof;

(aaa)      “SEC” has the meaning ascribed thereto in Section 8.4(e) hereof;

(bbb)     “Separation from Service” has the meaning ascribed to it under Code Section 409A;

(ccc)      “Shares” means the common shares in the share capital of the Corporation;

(ddd)     “Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan, performance warrant plan, long-term incentive plan or other compensation or incentive mechanism involving the issuance or potential issuance of Shares from treasury, including a share purchase from treasury by a full- time employee, director, officer, Insider, or Consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise and for greater certainty shall include the Performance Award Plan;

(eee)      “Share Unit” means a right awarded to a Participant to receive a payment, which may be designated as a Performance Share Unit or a Restricted Share Unit, in cash or Shares (as determined by the Corporation in its sole discretion), as provided in Article 4 hereof and subject to the terms and conditions of this Plan;

(fff)        “Share Unit Agreement” means a written agreement between the Corporation and a Participant or other form of documentation evidencing the grant of Share Units and the terms and conditions thereof, a form of which is attached hereto as Exhibit “C”;

(ggg)     “Share Unit Outside Expiry Date” has the meaning ascribed thereto in Section 4.5(d) hereof.

(hhh)     “Subsidiary” means a corporation that is controlled, directly or indirectly, by the Corporation or a partnership of which the Corporation or a Subsidiary owns the majority of the equity interests and is a general partner;

(iii)        “Termination of Service” means that a Participant has ceased to be an Eligible Participant;

(jjj)        “U.S.” means the United States of America;

(kkk)     “U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(lll)        “U.S. Share Unit Outside Expiry Date” has the meaning ascribed thereto in Section 4.1 hereof;

(mmm)  “U.S. Taxpayer” means a Participant who is a U.S. citizen, a U.S. permanent resident or other person who is subject to taxation on their income or in respect of Awards under the Code, provided that, for greater certainty, a Participant may be both a Canadian Participant and a U.S. Taxpayer; and

(nnn)     “Vesting Date” has the meaning ascribed thereto in Section 4.4 hereof.

1.2               Interpretation

(a)         Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.

(b)         The provision of a table of contents, the division of this Plan into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Plan.

(c)         In this Plan, words importing the singular shall include the plural, and vice versa and words importing any gender include any other gender.

(d)         The words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. As used herein, the expressions “Article”, “Section” and other subdivision followed by a number, mean and refer to the specified Article, Section or other subdivision of this Plan, respectively.

(e)         Unless otherwise specified in the Participant’s Grant Agreement, all references to money amounts are to Canadian currency, and where any amount is required to be converted to or from a currency other than Canadian currency, such conversion shall be based on the exchange rate quoted by the Bank of Canada on the particular date.

(f)          For purposes of this Plan, the legal representatives of a Participant shall only include the legal representative of the Participant’s estate or will.

(g)         If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan, then the first day of the period is not counted, but the day of its expiry is counted.

Article 2
PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

2.1               Purpose of the Plan

                    The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(a)         to increase the interest in the Corporation’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Corporation or a Subsidiary;

(b)         to provide an incentive to such Eligible Participants to continue their services for the Corporation or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Corporation or a Subsidiary are necessary or essential to its success, image, reputation or activities;

(c)         to reward Participants for their performance of services while working for the Corporation or a Subsidiary; and

(d)         to provide a means through which the Corporation or a Subsidiary may attract and retain able Persons to enter its employment or service.

2.2               Implementation and Administration of the Plan

(a)         The Plan shall be administered and interpreted by the board of directors of the Corporation (the “Board”) or, if the Board by resolution so decides, by a committee or plan administrator appointed by the Board. If such committee or plan administrator is appointed for this purpose, all references to the “Board” herein will be deemed references to such committee or plan administrator. Nothing contained herein shall prevent the Board from adopting other or additional Share Compensation Arrangements or other compensation arrangements, subject to any required approval.

(b)         Subject to Article 7 and any applicable rules of the Exchange, the Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations or vary the terms of this Plan and/or any Award hereunder for carrying out the provisions and purposes of the Plan and/or to address tax or other requirements of any applicable jurisdiction.

(c)         Subject to the provisions of this Plan, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration and operations of the Plan as it may deem necessary or advisable. The Board may delegate to officers or managers of the Corporation, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, in whole or in part. Any such delegation by the Board may be revoked at any time at the Board’s sole discretion. The interpretation, administration, construction and application of the Plan and any provisions hereof made by the Board, or by any officer, manager, committee or any other Person to which the Board delegated authority to perform such functions, shall be final and binding on the Corporation, its Subsidiaries and all Eligible Participants.

(d)         No member of the Board or any Person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder. Members of the Board or and any person acting at the direction or on behalf of the Board, shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

(e)         The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issuance of any Shares or any other securities in the capital of the Corporation. For greater clarity, the Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying dividends, repurchasing Shares or varying or amending its share capital or corporate structure.

2.3               Participation in this Plan

(a)         The Corporation makes no representation or warranty as to the future market value of the Shares or with respect to any income (or other) tax matters affecting any Participant resulting from the grant, vesting, exercise or settlement of an Award, or transactions in the Shares, or otherwise in respect of participation under the Plan. Neither the Corporation, nor any of its directors, officers, employees, shareholders or agents shall be liable for anything done or omitted to be done by such Person or any other Person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation and its Subsidiaries do not assume and shall not have responsibility for the income or other tax consequences resulting to any Participant and each Participant is advised to consult with his or her own tax advisors.

(b)         Participants (and their legal representatives) shall have no legal or equitable right, claim, or interest in any specific property or asset of the Corporation or any of its Subsidiaries. No asset of the Corporation or any of its Subsidiaries shall be held in any way as collateral security for the fulfillment of the obligations of the Corporation or any of its Subsidiaries under this Plan. Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

(c)         Unless otherwise determined by the Board, the Corporation shall not offer financial assistance to any Participant in regards to the exercise of any Award granted under this Plan.

2.4               Shares Subject to the Plan

(a)         Subject to adjustment pursuant to Article 7 hereof, the securities that may be acquired by, or issued to, Participants pursuant to Awards under this Plan shall consist of authorized but unissued Shares, provided that, in the case of Share Units the Corporation (or applicable Subsidiary) may, at its sole discretion, elect to settle such Share Units and DSUs in cash or in Shares acquired in the open market by a Designated Broker for the benefit of a Participant.

(b)         The maximum number of Shares reserved for issuance, in the aggregate, under this Plan shall be equal to 10% of the Outstanding Issue, less any Shares underlying securities granted under any other Share Compensation Arrangement of the Corporation, if any. For the purposes of calculating the number of Shares reserved for issuance under this Plan, (i) each Option shall be counted as reserving one Share under the Plan and (ii) notwithstanding that the settlement of any Share Unit or DSU in Shares shall be at the sole discretion of the Corporation as provided herein and notwithstanding that a Performance Multiplier may apply to any Share Unit, for purposes of the foregoing each Share Unit and each DSU shall, in each case, be counted as reserving one Share under the Plan. The Plan is considered to be an “evergreen” plan as Shares of the Corporation covered by Awards which have been settled will be available for subsequent grant under the Plan, and the number of Awards that may be granted under the Plan increases if the total number of issued and outstanding Shares of the Corporation increases.

(c)         No Award may be granted if such grant would have the effect of causing the total number of Shares reserved for issuance under this Plan to exceed the maximum number of Shares reserved for issuance under this Plan as set out above.

(d)         If an outstanding Award (or portion thereof) expires or is forfeited, surrendered, cancelled or otherwise terminated for any reason without having been exercised then in each such case the Shares reserved for issuance in respect of such Award (or portion thereof) will again be available for issuance under the Plan.

2.5               Limits on Grant of Awards

(a)         The maximum number of Shares issuable to Insiders, at any time under the Plan, or when combined with all of the Corporation’s other Share Compensation Arrangements, cannot exceed 10% of the Outstanding Issue.

(b)         The maximum number of Shares issued to Insiders, within any one-year period, under the Plan, or when combined with all of the Corporation’s other Share Compensation Arrangements, cannot exceed 10% of the Outstanding Issue.

(c)         Any Award granted pursuant to the Plan, or securities issued under any other Share Compensation Arrangements, prior to a Participant becoming an Insider, shall be excluded from the purposes of the limits set out in Section 2.5(a) and Section 2.5(b).

2.6               Granting of Awards

                    Any Award granted under or otherwise governed by the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares upon any stock exchange or under any law or regulation of any jurisdiction, or the consent or approval of any stock exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or settlement of such Award or the exercise of any Option or the issuance or purchase of Shares thereunder, as applicable, such Award may not be granted, settled or exercised, as applicable, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

Article 3
OPTIONS

3.1               Nature of Options

                    An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof. For the avoidance of doubt, there shall be no adjustment to the number of Shares underlying an Option or to the exercise price of an Option for Dividends paid while an Option is outstanding except as otherwise contemplated by Article 7.

3.2               Option Awards

                    Subject to the provisions set forth in this Plan and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted (which shall not be prior to the date of the resolution of the Board), (iii) subject to Section 3.3, determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and the Option Term, the whole subject to the terms and conditions prescribed in this Plan or in any Option Agreement, and any applicable rules of the Exchange.

3.3               Option Price

                    The Option Price in respect of any Option shall be determined and approved by the Board when such Option is granted, but shall not be less than the Market Value of a Share as of the date of the grant. If the Market Value of a Share and/or Option Price is established in a currency other than Canadian dollars and this Plan and/or any Option Agreement provides for the ability of the Participant to exercise an Option in Canadian dollars, the exchange rate at the time that the Option is granted must be used.

3.4               Option Term

                    The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, which shall not be more than five (5) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled, without any compensation, at the expiry of such Options. Notwithstanding the expiration provisions hereof, if the date on which an Option Term expires falls within a Blackout Period or within nine Business Days after a Blackout Period Expiry Date, the expiration date of the Option will be the date that is ten Business Days after the Blackout Period Expiry Date. Notwithstanding anything else herein contained, the ten Business Day period referred to in this section may not be further extended by the Board.

3.5               Exercise of Options

                    Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board, at the time of granting the particular Option, may determine in its sole discretion.

                    Notwithstanding any other vesting conditions that may be imposed by the Board, unless otherwise determined by the Board at the time of grant, in its sole discretion, Options shall vest: (a) as to one-third of the Options granted on the first anniversary of the grant date of the Options; (b) as to one-third of the Options granted on the second anniversary of the grant date of the Options; and (c) as to the remaining one-third of the Options granted, on the third anniversary of the grant date of the Options. For greater certainty, any exercise of Options by a Participant shall be made in compliance with the Corporation’s insider trading policy.

3.6               Method of Exercise and Payment of Purchase Price

(a)         Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 3.5 hereof) by the Participant (or by the legal representative of the Participant) by delivering a fully completed Exercise Notice, a form of which is attached hereto as Exhibit “B”, to the Corporation at its registered office to the attention of the Chief Financial Officer of the Corporation (or the individual that the Chief Financial Officer of the Corporation may from time to time designate) or by giving notice in such other manner as the Corporation may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by payment, in full, of (i) the Option Price multiplied by the number of Shares specified in such notice, and (ii) such amount in respect of withholding taxes as the Corporation may require under Section 8.2. Such payment shall be in the form of cash, certified cheque, bank draft or any other form of payment deemed acceptable by the Board.

(b)         Upon exercise of an Option, the Corporation shall, as soon as practicable after such exercise and receipt of all payments required to be made by the Participant to the Corporation in connection with such exercise, but no later than ten (10) Business Days following such exercise and payment, forthwith cause the transfer agent and registrar of the Shares either to:

(i)          deliver to the Participant (or to the legal representative of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the legal representative of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(ii)         in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the legal representative of the Participant) shall have then paid for and as are specified in such Exercise Notice, which Shares shall be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

(c)         The Board may, at any time and on such terms as it may in its discretion determine, grant to a Participant who is entitled to exercise an Option the alternative right (the “Cashless Exercise Right”) to deal with such Option on a “cashless exercise” basis. Without limitation, the Board may determine in its discretion that such Cashless Exercise Right, if any, granted to a Participant in respect of any Options entitles the Participant the right to surrender such Options, in whole or in part, to the Corporation upon giving notice in writing to the Corporation of the Participant’s intention to exercise such Cashless Exercise Right and the number of Options in respect of which such Cashless Exercise Right is being exercised, and, upon such surrender, to receive, as consideration for the surrender of such Options as are specified in the notice, that number of Shares, disregarding fractions, equal to the quotient obtained by:

(i)          subtracting the applicable Option Price from the Market Value of a Share (determined as of the date such notice of cashless exercise is received by the Corporation), and multiplying the remainder by the number of Options specified in such notice;

(ii)         subtracting from the amount obtained under Section 3.6(c)(i) the amount of any applicable withholding taxes and other source deductions as determined by the Corporation in its sole discretion (unless the Participant chooses to make a cash payment in respect of such withholding amounts in a manner acceptable to the Corporation); and

(iii)        dividing the net amount obtained under subsection 3.6(c)(ii) by the Market Value of a Share determined as of the date such notice of cashless exercise is received by the Corporation.

(d)         A Participant may make an offer (the “Surrender Offer”) to the Corporation, at any time, for the disposition and surrender by the Participant to the Corporation (and the termination thereof) of an Option granted hereunder for an amount (not to exceed the Market Value of a Share less the exercise price of the Option) specified in the Surrender Offer by the Participant, and the Corporation may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required. If the Surrender Offer, either as made or as renegotiated, is accepted, the Option in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Participant any further rights thereunder upon payment of the amount of the agreed Surrender Offer by the Corporation to the Participant. The Corporation may, in its sole discretion, elect to allow a Participant to claim such deductions in computing taxable income of such Participant, if any, that may be available to the Participant in respect of any amount received by the Participant pursuant to this section 3.6(d), provided that the Corporation shall be under no obligation, express or implied, to make such election. Any reference in this section 3.6(d) to the payment of cash is subject to compliance with section 8.2.

3.7               Option Agreements

                    Options shall be evidenced by an Option Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine with reference to the form attached as Exhibit “A”. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax (including, in respect of Canadian Participants, such terms and conditions so as to ensure that the Option shall be continuously governed by section 7 of the ITA; and, with respect to any Participant that is a US Taxpayer, such terms and conditions to ensure that the Option satisfies the requirements of the Code, including but not limited to Code Section 409A) or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or provide services in or the rules of any regulatory body having jurisdiction over the Corporation.

Article 4
RESTRICTED AND PERFORMANCE SHARE UNITS

4.1               Nature of Share Units

                    A Share Unit is an Award that is a bonus for services rendered in the year of grant, that, upon settlement, entitles the recipient Participant to receive either (at the election of the Board in its sole discretion): (a) a cash payment equal to the Market Value of a Share (subject to adjustment in accordance with Section 4.6), or (b) a Share (subject to adjustment in accordance with Section 4.6), and subject to such restrictions and conditions on vesting as the Board may determine at the time of grant, unless such Share Unit expires prior to being settled.

Restrictions and conditions on vesting conditions may, without limitation, be based on the passage of time during continued employment or other service relationship (sometimes referred to as a “Restricted Share Unit”), the achievement of specified Performance Criteria (sometimes referred to as a “Performance Share Unit”), or both.

                    The Board may determine at the time of grant of a Performance Share Unit, whether a Performance Multiplier shall apply to any such Performance Share Unit and the Performance Criteria and Performance Period applicable to such Performance Multiplier.

                    Unless otherwise provided in the applicable Share Unit Agreement, it is intended Share Units awarded to U.S. Taxpayers will be exempt from Code Section 409A as a “short-term deferral” under U.S. Treasury Regulation section 1.409A- 1(b)(4), and accordingly such Share Units will be settled/redeemed by March 15th of the year following the year in which such Share Units are not, or are no longer, subject to a substantial risk of forfeiture (as such term is interpreted under Code Section 409A). For greater certainty, upon the satisfaction or waiver or deemed satisfaction of all Performance Criteria and other vesting conditions, the Share Units of U.S. Taxpayers will no longer be subject to a substantial risk of forfeiture, and will be settled/redeemed by March 15th of the following year (the “U.S. Share Unit Outside Expiry Date”).

                    It is intended that, in respect of Share Units granted to Canadian Participants as a bonus for services rendered in the year of grant, neither the Plan nor any Share Units granted hereunder will constitute a “salary deferral arrangement” as defined in subsection 248(1) of the ITA, by reason of the exemption in paragraph (k) thereof. All Share Units granted hereunder shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages received or receivable by any Canadian Participant in respect of his or her services to the Corporation or a Subsidiary, as applicable.

4.2               Share Unit Awards

(a)         The Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Share Units under the Plan, (ii) fix the number of Share Units, if any, to be granted to each Eligible Participant and the date or dates on which such Share Units shall be granted, (iii) determine the relevant conditions, and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) of such Share Units, (iv) determine whether any Performance Share Units are subject to a Performance Multiplier and the Performance Criteria and Performance Period applicable to such Performance Multiplier, and (v) any other terms and conditions applicable to the granted Share Units, which need not be identical and which, without limitation, may include non-competition provisions, subject to the terms and conditions prescribed in this Plan and in any Share Unit Agreement.

(b)         Subject to the vesting and other conditions and provisions in this Plan and in the applicable Share Unit Agreement including the adjustments in the Shares underlying a Share Unit as contemplated by Section 4.6, each Share Unit awarded to a Participant shall entitle the Participant to receive, on settlement, either (at the election of the Board in its sole discretion): (i) a cash payment equal to the Market Value of a Share, (ii) one Share, or (iii) any combination of cash and Shares as the Corporation (or applicable Subsidiary) in its sole discretion may determine, in each case less any applicable withholding taxes or other source deductions.

(c)         For greater certainty, no Participant shall have any right to demand to be paid in, or receive, Shares in respect of any Share Unit, and, notwithstanding any discretion exercised by the Corporation (or applicable Subsidiary) to settle any Share Unit, or portion thereof, in the form of Shares, the Corporation (and each Subsidiary) reserves the right to change such form of payment at any time until payment is actually made.

4.3               Share Unit Agreements

(a)         The grant of a Share Unit by the Board shall be evidenced by a Share Unit Agreement in such form not inconsistent with the Plan as the Board may from time to time determine with reference to the form attached as Exhibit “C”. Such Share Unit Agreement shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Board from time to time) which are not inconsistent with this Plan and which the Board deems appropriate for inclusion in a Share Unit Agreement. The provisions of the various Share Unit Agreements issued under this Plan need not be identical.

(b)         The Share Unit Agreement shall contain such terms that the Corporation considers necessary in order that the Share Unit will comply, for U.S. Taxpayers, with Code Section 409A and any provisions respecting restricted share units in the income tax laws (including, in respect of Canadian Participants, such terms and conditions so as to ensure that the Share Units shall not constitute a “salary deferral arrangement” as defined in subsection 248(1) of the ITA, by reason of the exemption in paragraph (k) thereof) or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or provide services in or the rules of any regulatory body having jurisdiction over the Corporation.

4.4               Vesting of Share Units

                    The Board shall have sole discretion to (i) determine if any vesting conditions with respect to a Share Unit, including any Performance Criteria or other vesting conditions contained in the applicable Share Unit Agreement, have been met, and (ii) waive the vesting conditions applicable to Share Units (or deem them to be satisfied), provided that, with respect to any Share Units granted to a U.S. Taxpayer, any such waiver complies with Code Section 409A. The Corporation shall communicate to a Participant, as soon as reasonably practicable, the date on which all such applicable vesting conditions in respect of a grant of Share Units to the Participant have been satisfied, waived, or deemed satisfied and such Share Units have vested (the “Vesting Date”). Notwithstanding the foregoing, if the date on which any Share Units would otherwise vest falls within a Blackout Period or within nine Business Days after a Blackout Period Expiry Date, the Vesting Date of such Share Units will be deemed to be the date that is the earlier of (i) ten Business Days after the Blackout Period Expiry Date (which ten Business Day period may not be further extended by the Board) and (ii) the Share Unit Outside Expiry Date in respect of such Share Units, provided that in no event will the redemption and settlement of any Share Units of a Participant who is a U.S. Taxpayer be delayed beyond March 15th of the calendar year immediately following the year in which such Share Units are not, or are no longer, subject to a substantial risk of forfeiture (as such term is interpreted under Code Section 409A).

4.5               Redemption/Settlement of Share Units

(a)         Subject to the provisions of this Section 4.5, if the Board elects to settle a Share Unit by payment in cash, a Participant’s vested Share Units shall be redeemed in consideration for a cash payment on the date (the “Redemption Date”) that is the earliest of (i) the 15th day following the applicable Vesting Date for such vested Share Units (or, if such day is not a Business Day, on the immediately following Business Day), and (ii) the Share Unit Outside Expiry Date.

(b)         Subject to the provisions of this Section 4.5, if a Participant’s vested Share Units are to be settled with Shares, the Corporation may elect to settle such Share Units by either (i) the issuance of Shares to the Participant (or the legal representative of the Participant, if applicable) on the Redemption Date, or (ii) by paying all or a portion of the Corporation’s cash payment obligation with respect to such Share Units to the Designated Broker, who shall use the funds received to purchase Shares in the open market, which Shares shall be registered in the name of the Designated Broker in a separate account for the Participant’s benefit.

(c)         Settlement of a Participant’s vested Share Units shall take place on the Redemption Date as follows:

(i)          where the Corporation (or applicable Subsidiary) has elected to settle all or a portion of the Participant’s vested Share Units in Shares issued from treasury:

(A)        in the case of Shares issued in certificated form, by delivery to the Participant (or to the legal representative of the Participant, if applicable) of a certificate in the name of the Participant (or the legal representative of the Participant, if applicable) representing the aggregate number of Shares that the Participant is entitled to receive, subject to satisfaction of any applicable withholding in accordance with Section 8.2; or

(B)         in the case of Shares issued in uncertificated form, by the issuance to the Participant (or to the legal representative of the Participant, if applicable) of the aggregate number of Shares that the Participant is entitled to receive, subject to satisfaction of any applicable withholding tax under Section 8.2, which Shares shall be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares;

(ii)         where the Corporation has elected to settle all or a portion of the Participant’s vested Share Units in Shares purchased in the open market, by delivery to the Designated Broker of readily available funds in an amount equal to the Market Value of a Share as of the Redemption Date multiplied by the number of vested Share Units to be settled, the Adjustment Ratio and, if applicable in respect of a Performance Share Unit, the Performance Multiplier, less the amount of any applicable withholding tax under Section 8.2, along with directions instructing the Designated Broker to use such funds to purchase Shares in the open market for the benefit of the Participant and to be evidenced by a confirmation from the Designated Broker of such purchase;

(iii)        any cash payment to which the Participant is entitled shall, subject to satisfaction of any applicable withholding tax under Section 8.2, be paid to the Participant (or to the legal representative of the Participant, if applicable) by the Corporation (or by a Subsidiary of which the Participant is a director, employee, executive officer or Consultant), in cash, by cheque or by such other payment method as the Corporation and Participant may agree;

(iv)        for the avoidance of doubt, the aggregate cash amount to be paid to a Participant (or the legal representative of the Participant, if applicable) in respect of a particular redemption of the Participant’s vested Share Units shall, subject to any adjustments in accordance with Section 7.1 and any withholding required pursuant to Section 8.2, be equal to the Market Value of a Share as of the Redemption Date (subject to adjustment in accordance with Section 4.6) multiplied by the number of vested Share Units to be redeemed (after deducting any such vested Share Units in respect of which the Corporation makes an election to settle such vested Share Units in Shares);

(v)         where the Corporation has elected to settle a portion, but not all, of the Participant’s vested Share Units in Shares, the Participant shall be deemed to have instructed the Corporation to withhold from the cash portion of the payment to which the Participant is otherwise entitled such amount as may be required in accordance with Section 8.2 and to remit such withheld amount to the applicable taxation authorities on account of any withholding tax obligations, and the Corporation shall deliver any remaining cash payable, after making any such remittance, to the Participant (or to the legal representative of the Participant, if applicable) as soon as reasonable practicable. In the event that the cash portion payable to settle a Participant’s Share Units in the foregoing circumstances is not sufficient to satisfy the withholding obligations of the Corporation pursuant to Section 8.2, the Corporation shall be entitled to satisfy any remaining withholding obligation by any other mechanism as may be required or determined by the Corporation; and

(vi)        where, as a result of any adjustment in accordance with Section 7.1 and/or any withholding required pursuant to Section 8.2, the aggregate number of Shares to be received by a Participant upon an election by the Corporation (or applicable Subsidiary) to settle all or a portion of the Participant’s vested Share Units in Shares includes a fractional Share, the aggregate number of Shares to be received by the Participant shall be rounded down to the nearest whole number of Shares.

(d)         Notwithstanding any other provision in this Article 4, no payment, whether in cash or in Shares, shall be made in respect of the settlement of any Share Units later than December 15 of the third (3rd) calendar year following the end of the calendar year in respect of which such Share Unit is granted (the “Share Unit Outside Expiry Date”).

4.6               Adjustments for Dividends and Performance Multiplier

                    Immediately prior to each Redemption Date, the number of Shares underlying a Share Unit shall be adjusted by multiplying such number by: (a) the Adjustment Ratio applicable in respect of such Share Unit; and (b) in respect of Performance Share Units, the Performance Multiplier, if applicable to such Performance Share Unit, provided however, that subject to any required approvals that may be required by the Exchange and notwithstanding any other provision of this Plan, the Board hereby reserves the right to make any additional adjustments to the number of Shares underlying any Share Unit if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan and terms of the Share Unit.

Article 5
DEFERRED SHARE UNITS

5.1               Nature of Deferred Share Units

                    A deferred share unit (“DSU”) is an Award for services rendered, or for future services to be rendered, and that, upon settlement, entitles the recipient Participant to receive either (at the election of the Board in its sole discretion): (a) cash equal to the Market Value of a Share (subject to adjustment in accordance with Section 5.6), or (b) a Share (subject to adjustment in accordance with Section 5.6).

5.2               Market Fluctuation

                    For greater certainty, no amount will be paid or benefit provided to, or in respect of, a Participant, or to any person who does not deal at arm’s length with a Participant for the purposes of the ITA, under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant for the purpose of reducing the impact, in whole or in part, of any reduction in the fair market value of the shares of the Corporation or any corporation related (within the meaning of the ITA) thereto.

5.3               Granting of DSU Awards

(a)         The Board may fix from time to time a portion of the Director Fees that is to be payable in the form of DSUs. In addition, each Electing Person is given, subject to the conditions stated herein, the right to elect in accordance with Section 5.3(b), to participate in the grant of additional DSUs pursuant to this Article 5. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 5 shall receive their Elected Amount (as that term is defined below) in the form of DSUs in lieu of cash. The “Elected Amount” shall be an amount, as elected by the Director and approved by the Board, in accordance with applicable tax law, between 0% and 100% of any Director Fees that are otherwise intended to be paid in cash (the “Cash Fees”).

(b)         Each Electing Person who elects to receive their Elected Amount in the form of DSUs in lieu of cash will be required to file a notice of election in the form of Exhibit “E” hereto (the “Election Notice”) with the Chief Financial Officer of the Corporation: (i) in the case of an existing Electing Person, by December 31st in the year prior to the year to which such election is to apply (other than for Director Fees payable for the 2023 financial year, in which case any Electing Person as of the date of this Plan shall file the Election Notice by the date that is 30 days from the effective date of the Plan with respect to compensation paid for services to be performed after such date); and (ii) in the case of a newly appointed Electing Person, within 30 days of such appointment with respect to compensation paid for services to be performed after such date. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of his or her Cash Fees in cash.

(c)         Subject to Section 5.3(d), the election of an Electing Person under Section 5.3(b) shall be deemed to apply to all Cash Fees that would be paid subsequent to the filing of the Election Notice, and such Electing Person is not required to file another Election Notice for subsequent calendar years.

(d)         An election by an Electing Person to receive the Elected Amount in DSUs in lieu of cash for any calendar year is irrevocable for that calendar year and any termination of the election will not take effect until the first day of the calendar year following the calendar year in which the termination notice in the form of Exhibit “F” is delivered.

(e)         The number of DSUs granted at any particular time pursuant to Section 5.3(a) will be calculated by dividing (i) the amount of any Director Fees that are to be paid in DSUs (including any Elected Amount), by (ii) the Market Value of a Share on the date such Director Fees would otherwise be payable.

(f)          In addition to the foregoing, subject to the provisions of this Plan and the requirements of paragraph 6801(d) of the ITA Regulations and Code Section 409A, the Board may, from time to time by resolution, in its sole discretion, (i) designate the Non-Employee Directors who may receive DSUs under the Plan, (ii) fix the number of DSUs, if any, to be granted to any Non-Employee Director and the date or dates on which such DSUs shall be granted, and (iii) determine any other terms and conditions applicable to the granted DSUs.

5.4               DSU Agreements

(a)         The grant of a DSU by the Board shall be evidenced by a DSU Agreement in such form not inconsistent with the Plan as the Board may from time to time determine with reference to the form attached as Exhibit “D”. Such DSU Agreement shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Board from time to time) which are not inconsistent with this Plan and which the Board deems appropriate for inclusion in a DSU Agreement. The provisions of the various DSU Agreements issued under this Plan need not be identical.

(b)         Each DSU Agreement shall contain such terms that the Corporation considers necessary in order that the DSUs granted thereunder to U.S. Taxpayers will comply with Code Section 409A and any provisions respecting restricted share units in the income tax (including, in respect of Canadian Participants, such terms and conditions so as to ensure that the DSUs shall not constitute a “salary deferral arrangement” as defined in subsection 248(1) of the ITA by reason of the exemption in paragraph 6801(d) of the ITA Regulations) or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or provide services in or the rules of any regulatory body having jurisdiction over the Corporation.

5.5               Redemption / Settlement of DSUs

(a)         Except as otherwise provided in this Section 5.5 or Section 8.10 of this Plan, (i) DSUs of a Participant who is a U.S. Taxpayer shall be redeemed and settled by the Corporation on the first Business Day following the Participant’s Termination of Service date, subject to the delay that may be required under Section 8.10(b) of this Plan, and (ii) DSUs of a Participant who is a Canadian Participant (or who is neither a U.S Taxpayer nor a Canadian Participant) shall be redeemed and settled by the Corporation as soon as reasonably practicable following the Participant’s Final Service Date, but in any event not later than, and any payment (whether in cash or in Shares) in respect of the settlement of such DSUs shall be made no later than, December 15 of the first (1st) calendar year commencing immediately after the Participant’s Final Service Date. Notwithstanding the foregoing, if a payment in settlement of DSUs of a Participant who is both a U.S. Taxpayer and a Canadian Participant:

(i)          is required as a result of his or her Termination of Service in accordance with this clause (a), but such payment would result in such DSUs failing to satisfy the requirements of paragraph 6801(d) of the ITA Regulations, and the Board determines that it is not practical to make such payment in some other manner or at some other time that complies with both Code Section 409A and paragraph 6801(d) of the ITA Regulations, then such payment will be made to a trustee to be held in trust for the benefit of the Participant in a manner that causes the payment to be included in the Participant’s income under the Code but does not contravene the requirements of paragraph 6801(d) of the ITA Regulations, and the amount shall thereafter be paid out of the trust at such time and in such manner as complies with the requirements of paragraph 6801(d) of the ITA Regulations; or

(ii)         is required pursuant to clause (i) above, but such payment would result in such DSUs failing to satisfy the requirements of Code Section 409A because the Participant has not experienced a Termination of Service, then the Participant shall immediately forfeit such DSUs without compensation therefor and prior to vesting in same, unless the Board determines that it is permissible to make such payment in some other manner or at some other time that satisfies the requirements of both Code Section 409A and paragraph 6801(d) of the ITA Regulations.

(b)         Subject to the vesting and other conditions and provisions in this Plan and in any DSU Agreement, each DSU awarded to a Participant shall entitle the Participant to receive on settlement either (at the election of the Board) in its sole discretion: (i) a cash payment equal to the Market Value of a Share, (ii) one Share, or (iii) any combination of cash and Shares as the Corporation in its sole discretion may determine, subject in all cases to adjustment of the numbers of Shares underlying each DSU in accordance with Section 5.6. For greater certainty, no Participant shall have any right to demand to be paid in, or receive, Shares in respect of any DSU, and, notwithstanding any discretion exercised by the Corporation to settle any DSU, or portion thereof, in the form of Shares, the Corporation reserves the right to change such form of payment at any time until payment is actually made.

(c)         Subject to the provisions of this Section 5.5, if a Participant’s DSUs are to be settled with Shares the Corporation may elect to settle such DSUs by either (i) the issuance of Shares to the Participant (or the legal representative of the Participant, if applicable) on the DSU Redemption Date, or (ii) by paying all or a portion of the Corporation’s cash payment obligation with respect to such DSUs to the Designated Broker, who shall use the funds received to purchase Shares in the open market, which Shares shall be registered in the name of the Designated Broker in a separate account for the Participant’s benefit.

(d)         The redemption and settlement of a Participant’s DSUs shall occur on the applicable DSU Redemption Date as follows:

(i)          where the Corporation has elected to settle all or a portion of the Participant’s DSUs in Shares issued from treasury,

(A)        in the case of Shares issued in certificated form, delivery to the Participant (or to the legal representative of the Participant, if applicable) of a certificate in the name of the Participant (or the legal representative of the Participant, if applicable) representing the aggregate number of Shares that the Participant is entitled to receive, subject to satisfaction of any applicable withholding in accordance with Section 8.2; or

(B)         in the case of Shares issued in uncertificated form, issuance to the Participant (or to the legal representative of the Participant, if applicable) of the aggregate number of Shares that the Participant is entitled to receive, subject to satisfaction of any applicable withholding tax under Section 8.2, which Shares shall be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares;

(ii)         where the Corporation has elected to settle all or a portion of the Participant’s DSUs in Shares purchased in the open market, by delivery to the Designated Broker of readily available funds in an amount equal to the Market Value of a Share as of the DSU Redemption Date multiplied by the number of DSUs being redeemed to be settled in Shares purchased in the open market, subject to adjustment of the numbers of Shares underlying each DSU in accordance with Section 5.6, less the amount of any applicable withholding tax under Section 8.2, along with directions instructing the Designated Broker to use such funds to purchase Shares in the open market for the benefit of the Participant and to be evidenced by a confirmation from the Designated Broker of such purchase;

(iii)        any cash payment to which the Participant is entitled (excluding, for the avoidance of doubt, any amount payable in respect of the Participant’s DSUs that the Corporation has elected to pay in Shares) shall, subject to satisfaction of any applicable withholding tax under Section 8.2, be paid to the Participant (or to the legal representative of the Participant, if applicable) by the Corporation in cash, by cheque or by such other payment method as the Corporation and Participant may agree;

(iv)        the cash payment obligation by the Corporation in respect of the redemption and settlement of a DSU pursuant to this Section 5.5 shall be equal to the Market Value of a Share as of the applicable DSU Redemption Date, subject to adjustment of the numbers of Shares underlying such DSU in accordance with Section 5.6. For the avoidance of doubt, the aggregate cash amount to be paid to a Participant (or the legal representative of the Participant, if applicable) in respect of a particular redemption of the Participant’s DSUs shall, subject to any adjustment in accordance with Section 7.1 and any withholding required pursuant to Section 8.2, be equal to the Market Value of a Share as of the DSU Redemption Date for such DSUs multiplied by the number of DSUs being redeemed (after deducting any such DSUs in respect of which the Corporation makes an election under Section 5.5(b) to settle such DSUs in Shares), subject to adjustment of the numbers of Shares underlying each DSU in accordance with Section 5.6;

(v)         where, as a result of any adjustment in accordance with Section 7.1 and/or any withholding required pursuant to Section 8.2, the aggregate number of Shares to be received by a Participant upon an election by the Corporation to settle all or a portion of the Participant’s DSUs includes a fractional Share, the aggregate number of Shares to be received by the Participant shall be rounded down to the nearest whole number of Shares; and

(vi)        where the Corporation has elected to settle a portion, but not all, of the Participant’s DSUs in Shares, the Participant shall be deemed to have instructed the Corporation to withhold from the cash portion of the payment to which the Participant is otherwise entitled such amount as may be required in accordance with Section 8.2 and to remit such withheld amount to the applicable taxation authorities on account of any withholding obligations of the Corporation, and the Corporation shall deliver any remaining cash payable, after making any such remittance, to the Participant (or to the legal representative of the Participant, if applicable) as soon as reasonable practicable. In the event that the cash portion elected by the Corporation to settle the Participant’s Share Units is not sufficient to satisfy the withholding obligations of the Corporation pursuant to Section 8.2 any remaining amounts shall be satisfied by the Corporation by any other mechanism as may be required or determined by the Corporation as appropriate.

5.6               Adjustment for Dividends

                    Immediately prior to each DSU Redemption Date, the number of Shares underlying a DSU shall be adjusted by multiplying such number by the Adjustment Ratio applicable in respect of such DSU; provided however, that subject to any required approvals that may be required by the Exchange and notwithstanding any other provision of this Plan, the Board hereby reserves the right to make any additional adjustments to the number of Shares underlying any DSU if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan and terms of the DSU.

Article 6
GENERAL CONDITIONS

6.1               General Conditions Applicable to Awards

                    Each Award shall be subject to the following conditions:

(a)         Vesting Period. Each Award granted hereunder shall vest in accordance with the terms of this Plan and the Grant Agreement entered into in respect of such Award. The Board has the right, in its sole discretion, to waive any vesting conditions or accelerate the vesting of any Award, or to deem any Performance Criteria or other vesting conditions to be satisfied, notwithstanding the vesting conditions set forth for such Award, provided that (i) the settlement of a DSU shall not be accelerated; and (ii) in the case of a U.S Taxpayer, the settlement of a Share Unit shall not be accelerated except in accordance with Code Section 409A.

(b)         Employment. Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee by the Corporation or a Subsidiary to the Participant of employment or another service relationship with the Corporation or a Subsidiary. The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ or service in any capacity. Nothing contained in this Plan or in any Award granted under this Plan shall interfere in any way with the rights of the Corporation or any of its Subsidiaries in connection with the employment, retention or termination of any such Participant. The loss of existing or potential profit in Shares underlying Awards granted under this Plan shall not constitute an element of damages in the event of termination of a Participant’s employment or service in any office or otherwise.

(c)         Grant of Awards. Eligibility to participate in this Plan does not confer upon any Eligible Participant any right to be granted Awards pursuant to this Plan. Granting Awards to any Eligible Participant does not confer upon any Eligible Participant the right to receive nor preclude such Eligible Participant from receiving any additional Awards at any time. The extent to which any Eligible Participant is entitled to be granted Awards pursuant to this Plan will be determined in the sole discretion of the Board. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation or any Subsidiary.

(d)         Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards by reason of the grant of such Award until such Award has been duly exercised or settled, as applicable, and, if determined by the Corporation, Shares have been issued in respect thereof. Without in any way limiting the generality of the foregoing and except as provided under this Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares have been issued.

(e)         Conformity to Plan. In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(f)          Non-Transferrable Awards. Except as specifically provided in a Grant Agreement approved by the Board, each Award granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

(g)         Participant’s Entitlement. Except as otherwise provided in this Plan (including, without limiting the generality of the foregoing, pursuant to Section 6.2), or unless the Board permits otherwise, or unless required by legislation applicable to the Participant (i) upon any Subsidiary of the Corporation ceasing to be a Subsidiary of the Corporation, Awards previously granted under this Plan that, at the time of such change, are held by a Person who is a director, executive officer, employee or Consultant of such Subsidiary of the Corporation and not of the Corporation itself, whether or not then exercisable, shall automatically terminate on the date of such change, and (ii) no Participant who ceases to be employed due to resignation, death or termination shall have any entitlement under this Plan after the Participant’s Final Service Date, and no damages or compensation shall be payable due to the cessation of the Participant’s employment, regardless of the reason for such termination, which party initiates it, and whether lawful or unlawful, voluntary or involuntary, and whether notice is or is not given. For certainty, this Plan displaces any and all common law rights that a Participant may have or claim to have in respect of the Plan.

6.2               General Conditions Applicable to Options

                    Unless provided otherwise in a Participant’s Grant Agreement, each Option shall be subject to the following conditions:

(a)         Termination for Just Cause. Upon a Participant ceasing to be an Eligible Participant for Just Cause, any vested or unvested Option granted to such Participant shall terminate immediately upon the Participant’s Final Service Date.

(b)         Termination not for Cause. Upon a Participant ceasing to be an Eligible Participant as a result of his or her employment or service relationship with the Corporation or a Subsidiary being terminated without Just Cause (including, for the avoidance of doubt, as a result of any Subsidiary of the Corporation ceasing to be a Subsidiary of the Corporation, as contemplated by Section 6.1(g)), (i) each unvested Option granted to such Participant shall expire and become void immediately upon the Participant’s Final Service Date, and (ii) each vested Option held by such Participant shall cease to be exercisable on the earlier of (A) ninety (90) days after the Participant’s Final Service Date (or such later date as the Board may, in its sole discretion, determine) and (B) the expiry date of such Option as set forth in the applicable Grant Agreement, after which such vested Option will terminate.

(c)         Resignation. Upon a Participant ceasing to be an Eligible Participant as a result of his or her resignation from the Corporation or a Subsidiary, (i) each unvested Option granted to such Participant shall terminate and become void immediately upon the Participant’s Final Service Date, and (ii) each vested Option held by such Participant shall cease to be exercisable on the earlier of (A) thirty (30) days after the Participant’s Final Service Date and (B) the expiry date of such Option as set forth in the applicable Grant Agreement, after which such vested Option will terminate.

(d)         Death. Upon a Participant ceasing to be an Eligible Participant by reason of death, (i) each unvested Option granted to such Participant shall terminate and become void effective immediately prior to the Eligible Participant’s time of death, and (ii) each vested Option held by such Participant at the time of death may be exercised by the legal representative of the Participant, provided that any such vested Option shall cease to be exercisable on the earlier of (A) the date that is six (6) months after the Participant’s death (or such later date as the Board may, in its sole discretion determine) or (B) the expiry date of such Option as set forth in the applicable Grant Agreement, after which such vested Option will expire.

(e)         Leave of Absence. Upon a Participant electing a leave of absence of more than twelve (12) months, the Board may determine, at its sole discretion but subject to applicable laws, that such Participant’s participation in the Plan shall be terminated, provided that all vested Options shall remain outstanding and in effect until the applicable expiry date, or an earlier date determined by the Board at its sole discretion.

6.3               General Conditions Applicable to Share Units

                    Unless provided otherwise in a Participant’s Grant Agreement, each Share Unit shall be subject to the following conditions:

(a)         Termination for Just Cause and Resignation. Upon a Participant ceasing to be an Eligible Participant for Just Cause or as a result of his or her resignation from the Corporation or a Subsidiary, the Participant’s participation in the Plan shall be terminated immediately upon the Participant’s Final Service Date, all Share Units held by the Participant that have not vested as of the Participant’s Final Service Date shall be forfeited and cancelled, and the Participant’s rights that relate to such Participant’s unvested Share Units shall be forfeited and cancelled on the Final Service Date.

(b)         Death, Leave of Absence or Termination of Service. Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant electing a leave of absence of more than twelve (12) months, or upon a Participant ceasing to be Eligible Participant as a result of (i) death, or (ii) Termination of Service for reasons other than for Just Cause, all unvested Share Units held by the Participant as of such Final Service Date (or on the date such Participant elects such leave of absence) shall be forfeited and cancelled. Notwithstanding the foregoing, if the Board, in its sole discretion, instead accelerates the vesting or waives vesting conditions with respect to all or some portion of outstanding unvested Share Units, the date of such action will be deemed to be the Vesting Date.

(c)         General. For greater certainty, where (i) a Participant’s employment or service relationship with the Corporation or a Subsidiary is terminated pursuant to Section 6.3(a) or Section 6.3(b) hereof, or (ii) a Participant elects for a voluntary leave of absence pursuant to Section 6.3(b) hereof, following the satisfaction of all vesting conditions in respect of particular Share Units but before receipt of the corresponding distribution or payment in respect of such Share Units, the Participant shall remain entitled to such distribution or payment.

Article 7
ADJUSTMENTS AND AMENDMENTS

7.1               Adjustment to Shares Subject to Outstanding Awards

                    At any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award or the forfeiture or cancellation of such Award, in the event of (i) any subdivision of the Shares into a greater number of Shares, (ii) any consolidation of Shares into a lesser number of Shares, (iii) any reclassification, reorganization or other change affecting the Shares, (iv) any merger, amalgamation or consolidation of the Corporation with or into another corporation, or (v) any distribution to all holders of Shares or other securities in the capital of the Corporation, of cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a Subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a Subsidiary or business unit) or any transaction or change having a similar effect, then the Board shall in its sole discretion, subject to the required approval of the Exchange, determine the appropriate adjustments or substitutions to be made in such circumstances in order to maintain the economic rights of the Participant in respect of such Award in connection with such occurrence or change, including, without limitation:

(a)         adjustments to the exercise price of such Award without any change in the total price applicable to the unexercised portion of the Award;

(b)         adjustments to the number of Shares or the computation of the cash payment to which the Participant is entitled upon exercise or settlement of such Award; or

(c)         adjustments to the number or kind of shares reserved for issuance pursuant to the Plan.

7.2               Change of Control

                    Unless provided otherwise in a Participant’s Grant Agreement:

(a)         in the event of a potential Change of Control, the Board shall have the power, in its sole discretion, to accelerate the vesting of Options to assist the Participants to tender into a takeover bid or participating in any other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or any other transaction leading to a Change of Control, the Board shall have the power, in its sole discretion, to (i) provide that any or all Options shall thereupon terminate, provided that any such outstanding Options that have vested shall remain exercisable until the consummation of such Change of Control, and (ii) permit Participants to conditionally exercise their vested Options immediately prior to the consummation of the take-over bid and the Shares issuable under such Options to be tendered to such bid, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of such take-over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 7.2 is not completed within the time specified therein (as the same may be extended), then notwithstanding this Section 7.2 or the definition of “Change of Control”: (i) any conditional exercise of vested Options shall be deemed to be null, void and of no effect, and such conditionally exercised Options shall for all purposes be deemed not to have been exercised, (ii) Shares which were issued pursuant to the exercise of Options which vested pursuant to this Section 7.2 shall be returned by the Participant to the Corporation and reinstated as authorized but unissued Shares, and (iii) the original terms applicable to Options which vested pursuant to this Section 7.2 shall be reinstated. In the event of a Change of Control, the Board may exercise its discretion to accelerate the vesting of, or waive the Performance Criteria or other Vesting Conditions applicable to, outstanding Share Units, and the date of such action shall be the Vesting Date of such Share Units; and

(b)         if the Corporation completes a transaction constituting a Change of Control and within twelve (12) months following the Change of Control a Participant who was also an officer or employee of, or Consultant to, the Corporation prior to the Change of Control has their Employment Agreement or Consulting Agreement terminated, then: (i) all unvested Options granted to such Participant shall immediately vest and become exercisable, and remain open for exercise until the earlier of (A) their expiry date as set out in the applicable Grant Agreement, and (B) the date that is 90 days after such termination or dismissal; and (ii) all unvested Share Units shall become vested, and the date of such Participant’s Final Service Date shall be deemed to be the Vesting Date.

7.3               Amendment or Discontinuance of the Plan

(a)         The Board may suspend or terminate the Plan at any time, or from time to time amend or revise the terms of the Plan or any granted Award without the consent of the Participants, provided that such suspension, termination, amendment or revision shall:

(i)          not adversely alter or impair the rights of any Participant, without the consent of such Participant except as permitted by the provisions of the Plan; and

(ii)         be in compliance with applicable law (including Code Section 409A or the provisions of the ITA, to the extent applicable), including the prior approval, if required, of the Exchange (or any other stock exchange on which the Shares are listed), or any other regulatory body having authority over the Corporation.

(b)         Notwithstanding Section 7.3(a), the Board shall be required to obtain shareholder approval to make the following amendments:

(i)          any increase to the maximum number of Shares issuable under the Plan, except in the event of an adjustment pursuant to Section 7.1;

(ii)         except in the case of an adjustment pursuant to Section 7.1 any amendment which reduces the exercise price of an Option (including any cancellation of an Option and replacement of such Option with an Option with a lower exercise price or other entitlements);

(iii)        any amendment which extends the expiry date of any Award beyond the original expiry date (other than an extension of the expiry date resulting from a Blackout Period in accordance with Sections 3.4 and 4.4);

(iv)        any amendment which would permit Awards granted under the Plan to be transferable or assignable other than for normal estate settlement purposes;

(v)         any amendment to the limits on the grant of Awards set out in Section 2.5;

(vi)        any amendment to the definition of an Eligible Participant under the Plan; and

(vii)       any amendments to this Section 7.3.

provided that Shares held directly or indirectly by Insiders benefiting from the amendments shall be excluded when obtaining such shareholder approval.

Article 8
MISCELLANEOUS

8.1               Use of an Administrative Agent

                    The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

8.2               Tax Withholding

                    Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the legal representative of the Participant) under this Plan shall be made net of any applicable withholdings, including in respect of applicable withholding taxes required to be withheld at source and other source deductions, as the Corporation determines. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding may be satisfied in such manner as the Corporation determines, including (a) by the sale of a portion of such Shares by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 8.1, on behalf of and as agent for the Participant, as soon as permissible and practicable, with the proceeds of such sale being used to satisfy any withholding and remittance obligations of the Corporation (and any remaining proceeds, following such withholding and remittance, to be paid to the Participant), (b) by requiring the Participant, as a condition of receiving such Shares, to pay to the Corporation or applicable Subsidiary an amount in cash sufficient to satisfy such withholding, or (c) any other mechanism as may be required or determined by the Corporation as appropriate.

8.3               Clawback

                    Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement) or any policy adopted by the Corporation. Without limiting the generality of the foregoing, the Board may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards will be subject to forfeiture and disgorgement to the Corporation, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound, or (ii) any policy adopted by the Corporation applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Board may require forfeiture and disgorgement to the Corporation of outstanding Awards and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including any related policy adopted by the Corporation. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Board, and to cause any and all permitted transferees of the Participant to cooperate fully with the Board, to effectuate any forfeiture or disgorgement required hereunder. Neither the Board nor the Corporation nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 8.3.

8.4               Securities Law Compliance

(a)         The Plan (including any amendments to it), the terms of the grant of any Award under the Plan, the grant of any Award, the exercise of any Option, the delivery of any Shares upon exercise of any Option, or the Corporation’s election to deliver Shares in settlement of any Share Units or DSUs, shall be subject to all applicable federal, provincial, state and foreign laws, rules and regulations, the rules and regulations of the Exchange (or such other stock exchanges on which the securities of the Corporation may be listed) and to such approvals by any regulatory or governmental agency as may, as determined by the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Award or exercise of any Option hereunder to issue, sell or deliver Shares in violation of such laws, rules and regulations or any condition of such approvals.

(b)         No Awards shall be granted, and no Shares shall be issued, sold or delivered hereunder, where such grant, issue, sale or delivery would require registration of the Plan or of the Shares under the securities laws of any jurisdiction or the filing of any prospectus for the qualification of same thereunder, and any purported grant of any Award or purported issue or sale of Shares hereunder in violation of this provision shall be void.

(c)         The Corporation shall have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance such Shares shall have been duly listed with the Exchange. Shares issued, sold or delivered to Participants under the Plan may be subject to limitations on sale or resale under applicable securities laws.

(d)         If Shares cannot be issued to a Participant upon the exercise of an Option due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the applicable Participant as soon as practicable.

(e)         With respect to Awards granted in the United States or to U.S. Persons (as defined under Regulation S under the U.S. Securities Act) or at such time as the Corporation ceases to be a “foreign private issuer” (as defined under the U.S. Securities Act), unless the Shares which may be issued upon the exercise or settlement of such Awards are registered under the U.S. Securities Act, the Awards granted hereunder and any Shares that may be issuable upon the exercise or settlement of such Awards will be considered “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act). Accordingly, any such Awards or Shares issued prior to an effective registration statement filed with the United States Securities and Exchange Commission (the “SEC”) may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed by the Participant, directly or indirectly, without registration under the U.S. Securities Act and applicable state securities laws or unless in compliance with an available exemption therefrom. Certificate(s) representing the Awards and any Shares issued upon the exercise of settlement of such Awards prior to an effective registration statement filed with the SEC, and all certificate(s) issued in exchange therefor or in substitution thereof, will be endorsed with the following or a similar legend until such time as it is no longer required under the applicable requirements of the U.S. Securities Act:

“THE SECURITIES REPRESENTED HEREBY [for Awards add:] AND ANY SECURITIES ISSUABLE UPON EXERCISE OR SETTLEMENT HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.”

8.5               Reorganization of the Corporation

                    The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, reclassification, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or legal representative of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

8.6               Quotation of Shares

                    So long as the Shares are listed on the Exchange (or any other stock exchange), the Corporation must apply to the Exchange (or such other stock exchanges) for the listing or quotation, as applicable, of the Shares underlying the Awards granted under the Plan, however, the Corporation cannot guarantee that such Shares will be listed or quoted on the Exchange (or any other stock exchange).

8.7               Fractional Shares

                    If, upon the concurrent exercise of one or more Options by a Participant, the aggregate number of Shares that the Participant would otherwise be entitled to receive includes a fractional Share, then the aggregate number of Shares to be issued to the Participant upon such exercise shall be rounded down to the nearest lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

8.8               Governing Laws

                    The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

8.9               Severability

                    The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

8.10             Code Section 409A

                    It is intended that any payments under the Plan to U.S. Taxpayers shall be exempt from or comply with Code Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Code Section 409A. Solely to the extent that Awards of a U.S. Taxpayer are determined to be subject to Code Section 409A, the following will apply with respect to the rights and benefits of U.S. Taxpayers under the Plan:

(a)         Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to or for the benefit of a U.S. Taxpayer may not be reduced by, or offset against, any amount owing by the U.S. Taxpayer to the Corporation or any of its Affiliates.

(b)         If a U.S. Taxpayer becomes entitled to receive payment in respect of any DSUs, or any Share Units that are subject to Code Section 409A, as a result of his or her Separation from Service and the U.S. Taxpayer is a “specified employee” (within the meaning of Code Section 409A) at the time of his or her Separation from Service, and the Board makes a good faith determination that (i) all or a portion of the Share Units or DSUs constitute “deferred compensation” (within the meaning of Code Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such Separation from Service is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then payment of such “deferred compensation” shall not be made to the U.S. Taxpayer before the date which is six months after the date of his or her Separation from Service (and shall be paid in a single lump sum on the first day of the seventh month following the date of such Separation from Service) or, if earlier, the U.S. Taxpayer’s date of death.

(c)         A U.S. Taxpayer’s status as a “specified employee” (within the meaning of Code Section 409A) shall be determined by the Corporation as required by Code Section 409A on a basis consistent with Code Section 409A and such basis for determination will be consistently applied to all plans, programs, contracts, agreements, etc. maintained by the Corporation that are subject to Code Section 409A.

(d)         Although the Corporation intends that Share Units will be exempt from Code Section 409A or will comply with Code Section 409A, and that DSUs will comply with Code Section 409A, the Corporation makes no assurances that the Share Units will be exempt from Code Section 409A or will comply with it. Each U.S. Taxpayer, any beneficiary or the U.S. Taxpayer’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Taxpayer in connection with this Plan (including any taxes and penalties under Code Section 409A), and neither the Corporation nor any Subsidiary shall have any obligation to indemnify or otherwise hold such U.S. Taxpayer or beneficiary or the U.S. Taxpayer’s estate harmless from any or all of such taxes or penalties.

(e)         In the event that the Board determines that any amounts payable hereunder will be taxable to a Participant under Code Section 409A prior to payment to such Participant of such amount, the Corporation may (i) adopt such amendments to the Plan and Share Units and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Board determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Share Units hereunder and/or (ii) take such other actions as the Board determines necessary or appropriate to avoid or limit the imposition of an additional tax under Code Section 409A.

(f)          In the event the Corporation amends, suspends or terminates the Plan or Share Units as permitted under the Plan, such amendment, suspension or termination will be undertaken in a manner that does not result in adverse tax consequences under Code Section 409A.

EXHIBIT “A”
TO OMNIBUS SHARE INCENTIVE PLAN OF GREENFIRE RESOURCES LTD.

FORM OF OPTION AGREEMENT

This Option Agreement is entered into between Greenfire Resources Ltd. (the “Corporation”) and the Participant named below, pursuant to the Corporation’s Omnibus Share Incentive Plan (the “Plan”), a copy of which is attached hereto, and confirms that on:

1.            ______________________________ (the “Grant Date”),

2.            ______________________________ (the “Participant”)

3.            was granted ______________________________ options (“Options”) to purchase common shares of the Corporation (each, a “Share”), in accordance with the terms of the Plan, which Options will bear the following terms:

(a)         Exercise Price and Expiry. Subject to the vesting conditions specified below, the Options will be exercisable by the Participant at a price of CAD$[•] per Share (the “Option Price”) at any time prior to expiry on [•] (the “Expiration Date”).

(b)         Vesting; Time of Exercise. Subject to the terms of the Plan, the Options shall vest and become exercisable as follows so long as the Participant continues to remain employed from the Grant Date through the vesting date:

Number of Options	Vested On

If the aggregate number of Shares vesting in a tranche set forth above includes a fractional Share, aggregate number of Shares will be rounded down to the nearest whole number of Shares. Notwithstanding anything to the contrary herein, the Options shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the Expiration Date. Options are denominated in Canadian dollars (CAD$).

4.            The Options shall be exercisable only by delivery to the Corporation of a duly completed and executed notice in the form attached to this Option Agreement (the “Exercise Notice”), together with (i) payment of the Option Price for each Share covered by the Exercise Notice, and (ii) payment of any withholding taxes as required in accordance with the terms of the Exercise Notice. Any such payment to the Corporation shall be made by certified cheque or wire transfer in readily available funds.

5.            Subject to the terms of the Plan, the Options specified in an Exercise Notice shall be deemed to be exercised upon receipt by the Corporation of such written Exercise Notice, together with the payment of all amounts required to be paid by the Participant to the Corporation pursuant to paragraph 4 of this Option Agreement.

6.            To the extent the Participant is entitled to a Cashless Exercise Right in respect of all or any portion of the Options granted pursuant to this Option Agreement, such Cashless Exercise Right shall be exercisable only by delivery to the Corporation of a duly completed and executed Exercise Notice specifying the Participant’s intention to surrender such Options to the Corporation pursuant to such Cashless Exercise Right. The Participant acknowledges that whether the Corporation may elect at its sole discretion to accept or not accept the exercise of the Cashless Exercise Right by the Participant.

7.            The Participant hereby represents and warrants (on the date of this Option Agreement and upon each exercise or surrender of Options) that:

(a)         the Participant has not received any offering memorandum, or any other documents (other than annual financial statements, interim financial statements or any other document the content of which is prescribed by statute or regulation, other than an offering memorandum) describing the business and affairs of the Corporation that has been prepared for delivery to, and review by, a prospective purchaser in order to assist it in making an investment decision in respect of the Shares;

(b)         the Participant is acquiring the Shares without the requirement for the delivery of a prospectus or offering memorandum, pursuant to an exemption under applicable securities legislation and, as a consequence, is restricted from relying upon the civil remedies otherwise available under applicable securities legislation and may not receive information that would otherwise be required to be provided to it;

(c)         the Participant has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Corporation and does not desire to utilize a registrant in connection with evaluating such merits and risks;

(d)         the Participant acknowledges that an investment in the Shares involves a high degree of risk, and represents that it understands the economic risks of such investment and is able to bear the economic risks of this investment;

(e)         the Participant acknowledges that he or she is responsible for paying any applicable taxes and withholding taxes arising from the exercise (or termination upon exercise of the Cashless Exercise Right) of any Options, as provided in Section 8.2 of the Plan;

(f)          this Option Agreement constitutes a legal, valid and binding obligation of the Participant, enforceable against him in accordance with its terms; and

(g)         the execution and delivery of this Option Agreement and the performance of the obligations of the Participant hereunder will not result in the creation or imposition of any lien, charge or encumbrance upon the Shares.

The Participant acknowledges that the Corporation is relying upon such representations and warranties in granting the Options and issuing any Shares upon exercise thereof.

8.            The Participant acknowledges and represents that: (a) the Participant fully understands and agrees to be bound by the terms and provisions of this Option Agreement and the Plan; (b) agrees and acknowledges that the Participant has received a copy of the Plan and that the terms of the Plan form part of this Option Agreement, and (c) hereby accepts these Options subject to all of the terms and provisions hereof and of the Plan. To the extent of any inconsistency between the terms of this Option Agreement and those of the Plan, the terms of the Plan shall govern. The Participant has reviewed this Option Agreement and the Plan, and has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement.

9.            This Option Agreement and the terms of the Plan incorporated herein (with the Exercise Notice, if the Option is exercised or surrendered to the Corporation pursuant to a Cashless Exercise Right) constitutes the entire agreement of the Corporation and the Participant (collectively the “Parties”) with respect to the Options and supersedes in its entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Parties. This Option Agreement and the terms of the Plan incorporated herein are to be construed in accordance with and governed by the laws of the Province of Alberta. Should any provision of this Option Agreement or the Plan be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

10.            In accordance with Section 8.4(e) of the Plan, if the Options and the underlying Shares are not registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws, the Options may not be exercised in the “United States” or by “U.S. Persons” (each as defined in Rule 902 of Regulation S under the U.S. Securities Act) unless an exemption from the registration requirements of the U.S. Securities Act is available. Any Shares issued to Option holders in the United States that have not been registered under the U.S. Securities Act will be deemed “restricted securities” (as defined in Rule 144(a)(3) of the U.S. Securities Act) and bear a restrictive legend to such effect.

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the Corporation and the Participant have executed this Option Agreement as of ________________________, 20___.

GREENFIRE RESOURCES LTD.
Per:
Authorized Signatory

EXECUTED by [•] in the presence of:

Signature

Print Name	[NAME OF PARTICIPANT]

Address

Occupation

Note to Plan Participants

This Agreement must be signed where indicated and returned to the Corporation within 30 days of receipt. Failure to acknowledge acceptance of this grant will result in the cancellation of your Options.

EXHIBIT “B”
TO OMNIBUS SHARE INCENTIVE PLAN OF GREENFIRE RESOURCES LTD.

FORM OF OPTION EXERCISE NOTICE

TO:       GREENFIRE RESOURCES LTD.

This Exercise Notice is made in reference to stock options (“Options”) granted under the Omnibus Share Incentive Plan (the “Plan”) of Greenfire Resources Ltd. (the “Corporation”).

The undersigned (the “Participant”) holds options (“Options”) under the Plan to purchase [•] common shares of the Corporation (each, a “Share”) at a price per Share of CAD$[•] (the “Option Price”) pursuant to the terms and conditions set out in that certain option agreement between the Participant and the Corporation dated [•] (the “Option Agreement”). The Participant confirms the representations and warranties contained in the Option Agreement.

The Participant hereby:

☐

irrevocably gives notice of the exercise of _____________ Options held by the Participant pursuant to the Option Agreement at the Option Price, for an aggregate exercise price of CAD$________ (the “Aggregate Option Price”), on the terms specified in the Option Agreement and encloses herewith a certified cheque payable to the Corporation or evidence of wire transfer to the Corporation in full satisfaction of the Aggregate Option Price.

The Participant acknowledges and agrees that: (i) in addition to the Aggregate Option Price, the Corporation may require the Participant to also provide the Corporation with a certified cheque or evidence of wire transfer equal to the amount of any applicable withholding taxes associated with the exercise of such Options, before the Corporation will issue any Shares to the Participant in settlement of the Options; and (ii) the Corporation shall have the sole discretion to determine the amount of any applicable withholding taxes associated with the exercise of such Options, and shall inform the Participant of such amount as soon as reasonably practicable upon receipt of this completed Exercise Notice.

- or –

☐

irrevocably gives notice of the Participant’s intention to surrender to the Corporation ______________ Options held by the Participant pursuant to the Option Agreement in accordance with the Cashless Exercise Right (as defined in the Plan) granted in respect of such Options, and agrees to receive, in consideration for the surrender of such Options to the Corporation, that number of Shares equal to the following:

((A – B) x C) - D

A

where: A is the Market Value (as defined in the Plan) of a Share on determined as of the date this Exercise Notice is received by the Corporation; B is the Option Price; C is the number of Options in respect of which such Cashless Exercise Right is being exercised; and D is the amount of any applicable withholding taxes associated with the exercise of such Options, as determined by the Corporation in its sole discretion.

For greater certainty, where a Participant elects to surrender Options to the Corporation pursuant to his/her Cashless Exercise Right, the amount of any applicable withholding taxes determined pursuant to the above formula will be deemed to have been paid in cash by the Corporation to the Participant as partial consideration for the surrender and termination of the Options, which cash will be withheld by the Corporation and remitted to the applicable taxation authorities as may be required.

Registration:

The Shares issued pursuant to this Exercise Notice are to be registered in the name of the undersigned and are to be delivered, as directed below:

Name:
Address:

Date:	Name of Participant

Date:	Signature of Participant

EXHIBIT “C”
TO OMNIBUS SHARE INCENTIVE PLAN OF GREENFIRE RESOURCES LTD.

FORM OF SHARE UNIT AGREEMENT

This Share Unit Agreement is entered into between Greenfire Resources Ltd. (the “Corporation”) and the Participant named below, pursuant to the Corporation’s Omnibus Share Incentive Plan (the “Plan”), a copy of which is attached hereto, and confirms that on:

1.           ______________________________ (the “Grant Date”),

2.           ______________________________ (the “Participant”)

3.           Grant of Awards

The Corporation has granted the Participant in accordance with and subject to the terms, conditions and restrictions of this Agreement and the Plan, the following share units (the “Share Units”):

Restricted Share Units

Number of Awards Granted:	[Insert granted number]
Type of Award:	Restricted Share Units
Grant Date:	[Insert Grant Date]
Vesting Date:

The Vesting Date shall be:

(a)     One-third of the Restricted Share Units on [Insert date one year from Grant Date];

(b)    One-third of the Restricted Share Units on [Insert date two years from Grant Date]; and

(c)     One-third of the Restricted Share Units on [Insert date three years from Grant Date].

Redemption Date:	Subject to the terms and conditions of the Plan, Restricted Shares Units will be redeemed and settled fifteen days after the applicable Vesting Date, all in accordance with the terms of the Plan.

Performance Share Units

Number of Awards Granted:	[Insert granted number]
Type of Award:	Performance Share Units
Grant Date:	[Insert Grant Date]
Vesting Date:	The Vesting Date of the Performance Share Units will be on [Insert date three years from Grant Date].
Performance Vesting Conditions:	[Insert Performance Vesting Conditions if applicable.]
Performance Multiplier:

[Indicate whether Performance Share Units subject to Performance Multiplier and conditions for Performance Multiplier.]

If Performance Multiplier is applicable to the Performance Share Units, immediately prior to the Redemption Date, the number of Shares underlying shall be adjusted by multiplying such number by a Performance Multiplier. The Performance Multiplier can be a number ranging from [zero (0)] to a maximum of [two (2)].

Performance Period	[NTD. Insert Performance Period.]
Redemption Date:

Subject to the terms and conditions of the Plan, Performance Shares Units will be redeemed and settled fifteen days after the later of the Vesting Date and the date the Performance Vesting Conditions have been satisfied, all in accordance with the terms of the Plan.

4.        By signing this Share Unit Agreement, the Participant:

(a)         acknowledges that he or she has read and understands the Plan and agrees with the terms and conditions thereof, which terms and conditions shall be deemed to be incorporated into and form part of this Share Unit Agreement (subject to any specific variations contained in this Share Unit Agreement);

(b)         acknowledges that, subject to the vesting and other conditions and provisions in this Share Unit Agreement, each Share Unit awarded to the Participant shall entitle the Participant to receive on settlement an aggregate cash payment equal to Market Value of a Share (subject to adjustment of the numbers of Shares underlying the Share Unit in accordance with Section 4.6 of the Plan) or, at the election of the Corporation and in its sole discretion, one (subject to adjustment of the numbers of Shares underlying the Share Unit in accordance with Section 4.6 of the Plan). For greater certainty, no Participant shall have any right to demand to be paid in, or receive, Shares in respect of any Share Unit, and, notwithstanding any discretion exercised by the Corporation to settle any Share Unit, or portion thereof, in the form of Shares, the Corporation reserves the right to change such form of payment at any time until payment is actually made;

(c)         acknowledges that he or she is responsible for paying any applicable taxes and withholding taxes arising from the vesting and redemption of any Share Unit, as determined by the Corporation in its sole discretion;

(d)         agrees that a Share Unit does not carry any voting rights;

(e)         acknowledges that the value of the Share Units granted herein is denominated in Canadian dollars (CAD$), and such value is not guaranteed; and

(f)          recognizes that, at the sole discretion of the Corporation, the Plan can be administered by a designee of the Corporation by virtue of Section 2.2 of the Plan and any communication from or to the designee shall be deemed to be from or to the Corporation.

5.        The Participant acknowledges and represents that: (a) the Participant fully understands and agrees to be bound by the terms and provisions of this Share Unit Agreement and the Plan; (b) agrees and acknowledges that the Participant has received a copy of the Plan and that the terms of the Plan form part of this Share Unit Agreement, and (c) hereby accepts these Share Units subject to all of the terms and provisions hereof and of the Plan. To the extent of any inconsistency between the terms of this Share Unit Agreement and those of the Plan, the terms of the Plan shall govern. The Participant has reviewed this Share Unit Agreement and the Plan, and has had an opportunity to obtain the advice of counsel prior to executing this Share Unit Agreement.

6.        This Share Unit Agreement and the terms of the Plan incorporated herein constitutes the entire agreement of the Corporation and the Participant (collectively the “Parties”) with respect to the Share Units and supersedes in its entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Parties. This Share Unit Agreement and the terms of the Plan incorporated herein are to be construed in accordance with and governed by the laws of the Province of Alberta. Should any provision of this Share Unit Agreement or the Plan be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

7.        In accordance with Section 8.4(e) of the Plan, unless the Shares that may be issued upon the settlement of vested Share Units granted pursuant to this Share Unit Agreement are registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and any applicable state securities laws, such Shares may not be issued in the “United States” or to “U.S. Persons” (each as defined in Rule 902 of Regulation S under the U.S. Securities Act) unless an exemption from the registration requirements of the U.S. Securities Act is available. Any Shares issued to a Participant in the United States that have not been registered under the U.S. Securities Act will be deemed “restricted securities” (as defined in Rule 144(a)(3) of the U.S. Securities Act) and bear a restrictive legend to such effect.

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the Corporation and the Participant have executed this Share Unit Agreement as of ________________, 20____.

GREENFIRE RESOURCES LTD.
Per:
Authorized Signatory

Signature

Print Name	[NAME OF PARTICIPANT]

Address

Occupation

Note to Plan Participants

This Agreement must be signed where indicated and returned to the Corporation within 30 days of receipt. Failure to acknowledge acceptance of this grant will result in the cancellation of your Share Units.

EXHIBIT “D”
TO OMNIBUS SHARE INCENTIVE PLAN OF GREENFIRE RESOURCES LTD.

FORM OF DSU AGREEMENT

This DSU Agreement is entered into between Greenfire Resources Ltd. (the “Corporation”) and the Participant named below, pursuant to the Corporation’s Omnibus Share Incentive Plan (the “Plan”), a copy of which is attached hereto, and confirms that on:

1.           ______________________________ (the “Grant Date”),

2.           ______________________________ (the “Participant”)

3.           was granted ________________ deferred share units (“DSUs”), in accordance with the terms of the Plan.

4.           The DSUs subject to this DSU Agreement will become vested as follows: ________________________.

5.           Subject to the terms of the Plan, the settlement of the DSUs, at the election of the Corporation in either: (a) cash (b) Shares or (c) a combination of cash and Shares, shall be payable to you, net of any applicable withholding taxes in accordance with the Plan, not later than December 15 of the first (1st) calendar year commencing immediately after the Participant’s Final Service Date, provided that if you are a U.S. Taxpayer, the settlement will be on the first Business Day following the Participant’s Separation from Service, subject to the delay that may be required under Section 8.10(b) of the Plan. If the Participant is both a U.S. Taxpayer and a Canadian Participant, the settlement of the DSUs will be subject to the provisions of Section 5.5 of the Plan.

6.           By signing this agreement, the Participant:

(a)         acknowledges that he or she has read and understands the Plan and agrees with the terms and conditions thereof, which terms and conditions shall be deemed to be incorporated into and form part of this DSU Agreement (subject to any specific variations contained in this DSU Agreement);

(b)         acknowledges that he or she is responsible for paying any applicable taxes and withholding taxes arising from the vesting and redemption of any DSU, as determined by the Corporation in its sole discretion;

(c)         agrees that a DSU does not carry any voting rights;

(d)         acknowledges that the value of the DSUs granted herein is denominated in Canadian dollars (CAD$), and such value is not guaranteed; and

(e)         recognizes that, at the sole discretion of the Corporation, the Plan can be administered by a designee of the Corporation by virtue of Section 2.2 of the Plan and any communication from or to the designee shall be deemed to be from or to the Corporation.

7.           The Participant acknowledges and represents that: (a) the Participant fully understands and agrees to be bound by the terms and provisions of this DSU Agreement and the Plan; (b) agrees and acknowledges that the Participant has received a copy of the Plan and that the terms of the Plan form part of this DSU Agreement, and (c) hereby accepts these DSUs subject to all of the terms and provisions hereof and of the Plan. To the extent of any inconsistency between the terms of this DSU Agreement and those of the Plan, the terms of the Plan shall govern. The Participant has reviewed this DSU Agreement and the Plan, and has had an opportunity to obtain the advice of counsel prior to executing this DSU Agreement.

8.           This DSU Agreement and the terms of the Plan incorporated herein constitutes the entire agreement of the Corporation and the Participant (collectively the “Parties”) with respect to the DSUs and supersedes in its entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Parties. This DSU Agreement and the terms of the Plan incorporated herein are to be construed in accordance with and governed by the laws of the Province of Alberta. Should any provision of this DSU Agreement or the Plan be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

9.           In accordance with Section 8.4(e) of the Plan, unless the Shares that may be issued upon the settlement of the DSU are registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and any applicable state securities laws, such Shares may not be issued in the “United States” or to “U.S. Persons” (each as defined in Rule 902 of Regulation S under the U.S. Securities Act) unless an exemption from the registration requirements of the U.S. Securities Act is available. Any Shares issued to a Participant in the United States that have not been registered under the U.S. Securities Act will be deemed “restricted securities” (as defined in Rule 144(a)(3) of the U.S. Securities Act) and bear a restrictive legend to such effect.

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the Corporation and the Participant have executed this DSU Agreement as of ____________________, 20____.

GREENFIRE RESOURCES LTD.
Per:
Authorized Signatory

Signature

Print Name	[NAME OF PARTICIPANT]

Address

Occupation

Note to Plan Participants

This Agreement must be signed where indicated and returned to the Corporation within 30 days of receipt. Failure to acknowledge acceptance of this grant will result in the cancellation of your DSUs.

EXHIBIT “E”
TO OMNIBUS SHARE INCENTIVE PLAN OF GREENFIRE RESOURCES LTD.

ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Pursuant to the Plan, I hereby elect to participate in the grant of DSUs pursuant to Article 5 of the Plan and to receive ___________% of my Cash Fees in the form of DSUs in lieu of cash.

I confirm that:

(a)         I have received and reviewed a copy of the terms of the Plan and agreed to be bound by them.

(b)         I recognize that when DSUs credited pursuant to this election are redeemed in accordance with the terms of the Plan, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

(c)         I understand that I will not be able to cause the Corporation to redeem DSUs granted under the Plan until I am no longer a Director of the Corporation.

(d)         The value of DSUs is based on the value of the Shares of the Corporation and therefore is not guaranteed.

(e)         I understand that this election is irrevocable for the calendar year to which it applies and that any revocation or termination of this election will not take effect until the first day of the calendar year following the year in which I file the revocation or termination notice with the Corporation.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan’s text.

Date	(Name of Participant)

(Signature of Participant)

EXHIBIT “F”
TO OMNIBUS SHARE INCENTIVE PLAN OF GREENFIRE RESOURCES LTD.

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Exhibit “E” to the Plan, I hereby elect that no portion of the Cash Fees accrued after the effective date of this termination notice shall be paid in DSUs in accordance with Article 5 of the Plan.

I understand that this election to terminate receipt of additional DSUs will not take effect until the first day of the calendar year following the year in which I file this termination notice with the Corporation.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date	(Name of Participant)

(Signature of Participant)

Note: An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

Annex O

PLAN OF ARRANGEMENT
UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1
INTERPRETATION

1.1    Definitions

Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement shall have the meanings hereinafter set out:

“ABCA” means the Business Corporations Act (Alberta).

“Affected Person” has the meaning ascribed to such term in Section 6.2(a).

“Aggregate Equity Value” means the sum of (i) $75,000,000, plus (ii) the Aggregate Value of the Share Consideration.

“Aggregate Equity Value per Share” means the aggregate value per Company Share to be received pursuant to this Plan of Arrangement, equal to the quotient of (i) Aggregate Equity Value, divided by (ii) the sum of (A) aggregate number of Company Shares outstanding immediately prior to the Effective Time, plus (B) the aggregate number of Company Shares issuable on full exercise (if the Bond Warrant Exercise Price was being paid in cash) of the Company Bond Warrants outstanding immediately prior to the Effective Time multiplied by the Bond Warrant Cashless Exercise Ratio (provided that for the purpose of the Bond Warrant Cashless Exercise Ratio, the Bond Warrant Fair Market Value shall be deemed to be the Estimated Aggregate Equity Value per Share), plus (C) the aggregate number of Company Shares that would be issuable on full exercise (if the Performance Warrant Exercise Price was being paid in cash) of the Company Performance Warrants outstanding immediately prior to the Effective Time multiplied by the Performance Warrant Cashless Exercise Ratio (provided that for the purpose of the Performance Warrant Cashless Exercise Ratio the Performance Warrant Market Price per Company Share shall be deemed to be the Estimated Aggregate Equity Value per Share).

“Aggregate Value of the Share Consideration” means the product of (i) the number of Consideration Shares comprising the Share Consideration, multiplied by (ii) $10.10.

“Amalco” has the meaning ascribed to such term in Section 3.1(l).

“Amalco Preferred Shares” means the preferred shares in the capital of Amalco.

“Ancillary Documents” has the meaning given to such term in the Business Combination Agreement.

“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in accordance with the Interim Order or Final Order with the prior written consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” has the meaning ascribed to such term in Section 4.1(a).

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Subsection 193(10) of the ABCA to be sent and filed with the Registrar after the Final Order has been granted, which shall include this Plan of Arrangement and otherwise be in form and content satisfactory to the Company and SPAC, each acting reasonably.

“Bond Warrant Cashless Exercise Ratio” has the meaning ascribed to “Cashless Exercise Ratio” in the Company Warrant Agreement.

“Bond Warrant Exercise Price” has the meaning ascribed to “Exercise Price” in the Company Warrant Agreement.

“Bond Warrant Fair Market Value” has the meaning ascribed to “Fair Market Value” in the Company Warrant Agreement.

“Broker” has the meaning ascribed to such term in Section 6.2(b)(i).

“Business Combination Agreement” means the business combination agreement made as of December 14, 2022 by and among SPAC, PubCo, Merger Sub, Canadian Merger Sub and the Company, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Calgary, Alberta are open for the general transaction of business.

“Canadian Merger Sub” means 2476276 Alberta ULC, an Alberta unlimited liability corporation, and a direct, wholly owned subsidiary of PubCo.

“Canadian Merger Sub Common Shares” means the common shares in the capital of Canadian Merger Sub.

“Cash Consideration” means $75,000,000.

“Cash Percentage” means the percentage equal to 100 multiplied by the number equal to the quotient of (i) the Cash Consideration, divided by (ii) the Aggregate Equity Value.

“Certificate of Arrangement” means the certificate or other proof of filing to be issued by the Registrar pursuant to Subsection 193(11) or Subsection 193(12) of the ABCA in respect of the Articles of Arrangement on the Closing Date.

“Class A Consideration” has the meaning given to such term in the Business Combination Agreement.

“Class B Consideration” has the meaning given to such term in the Business Combination Agreement.

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Conditions” means the conditions precedent set out in Article IX of the Business Combination Agreement.

“Closing Date” means the date on which Closing occurs in accordance with Section 2.1 of the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Greenfire Resources Inc., an Alberta corporation.

“Company Amalgamation” has the meaning ascribed to such term in Section 3.1(l).

“Company Amalgamation Effective Time” has the meaning ascribed to such term in Section 3.1(l).

“Company Arrangement Resolution” means a special resolution of the Company Shareholders and the Company Performance Warrantholders in respect of the Arrangement to be approved by Written Resolution or considered at the Company Securityholders Meeting, in substantially the form attached to the Business Combination Agreement as Exhibit E.

“Company Bond Warrant” means, as of any determination time, each warrant to purchase Company Shares that is outstanding, unexercised and issued pursuant to the Company Warrant Agreement.

“Company Dissenting Shareholder” means a registered holder of Company Shares who dissents in respect of the Company Arrangement Resolution in strict compliance with the Arrangement Dissent Rights, and who is ultimately entitled to be paid fair value for their Company Shares.

“Company Dividend” has the meaning ascribed to such term in Section 3.1(f).

“Company Employee Shareholders” means all holders of the Company Shares other than the Company Founders.

“Company Equity Plan” means the Greenfire Resources Inc. Performance Warrant Plan, dated February 2, 2022, as amended from time to time, and the Greenfire Employee Trust established by trust agreement between the Company and Greenfire Resources Employment Corporation dated March 7, 2022, as amended from time to time.

“Company Expenses” has the meaning given to such term in the Business Combination Agreement.

“Company Founders” means Annapurna Limited, Spicelo Limited, Modro Holdings LLC and Allard Services Limited.

“Company Performance Warrant” means, as of any determination time, each warrant to purchase Company Shares issued pursuant to the Company Equity Plan that is outstanding and unexercised, whether vested or unvested.

“Company Performance Warrantholders” means the holders of the Company Performance Warrants.

“Company Preferred Shares” has the meaning ascribed to such term in Section 3.1(d).

“Company Required Approval” has the meaning given to such term in the Business Combination Agreement.

“Company Securityholders” means collectively, the Company Shareholders and Company Performance Warrantholders.

“Company Securityholders Meeting” means a special meeting of the Company Shareholders and Company Performance Warrantholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that may be convened as provided by the Business Combination Agreement and the Interim Order to permit the Company Securityholders to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shareholders” means the holders of Company Shares as of any determination time prior to the Company Amalgamation Effective Time.

“Company Shares” means the common shares in the capital of the Company.

“Company Warrant” means, as of any determination time, each Company Bond Warrant and each Company Performance Warrant.

“Company Warrant Agreement” means that certain Warrant Agreement, dated as of August 12, 2021 between GAC Holdco Inc. (n/k/a Greenfire Resources Inc.), as issuer and The Bank of New York Mellon, as warrant agent, as may be amended from time to time.

“Consideration Shares” means the PubCo Common Shares comprising the Share Consideration.

“Court” means the Court of King’s Bench of Alberta, or other court as applicable.

“Depositary” has the meaning given to such term in the Business Combination Agreement.

“Effective Date” means the date on which the Articles of Arrangement are filed with the Registrar.

“Effective Time” means the time at which the Articles of Arrangement are filed with the Registrar on the Effective Date.

“Employee Cash Consideration” means an amount equal to the product of (i) the Cash Percentage, multiplied by (ii) the Aggregate Equity Value per Share, multiplied by (iii) aggregate number of Company Shares outstanding held by the Company Employee Shareholders (less any Company Shares held by Company Dissenting Shareholders) immediately prior to the Effective Time.

“Employee Transaction Trust” means the trust to be established for the benefit of the Company Employee Shareholders.

“Employee Transaction Trust Debt” means an amount equal to the Employee Cash Consideration.

“Employee Transaction Trust Note” means a promissory note owing from PubCo to the Employee Transaction Trust with a principal amount equal to the Employee Transaction Trust Debt and is payable on demand.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, restricted share units, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Estimated Aggregate Equity Value per Share” means the Aggregate Equity Value per Share as estimated by the Company and agreed to by the SPAC with the Company delivering such estimate in conjunction with the Payment Spreadsheet in accordance with Section 2.2(a) of the Business Combination Agreement with the Company and the SPAC following the procedures in Section 2.2(a) of the Business Combination Agreement to agree on the Estimated Aggregate Equity Value per Share.

“Exchanged Company Preferred Shares” means a number of Company Preferred Shares held by each Company Employee Shareholder equal to the product of (i) the number of Company Preferred Shares held by such Company Employee Shareholder, multiplied by (ii) the Share Percentage.

“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of both the Company and SPAC, each such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably.

“Founders Dividend Amount” means an amount equal to the product of (i) the Cash Percentage, multiplied by (ii) the Aggregate Equity Value per Share, multiplied by (iii) aggregate number of Company Shares outstanding held by the Company Founders immediately prior to the Effective Time.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, bureau, ministry or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Intended Tax Treatment” has the meaning given to such term in the Business Combination Agreement.

“Interim Order” means the interim order of the Court contemplated by Section 3.1(a) of the Business Combination Agreement and made pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Securityholders Meeting, as the same may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Law” means, to the extent applicable, any federal, state, local, provincial, municipal, foreign, national or supranational statute, law (including statutory, common, civil or otherwise), act, statute, ordinance, treaty, rule, code, regulation, judgment, award, order, decree or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Letters of Transmittal” means (i) a letter of transmittal to be sent by the Company to Company Shareholders and/or (ii) a letter of transmittal to be sent by the Company to the Company Performance Warrantholders; in each case, in connection with the Arrangement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Merger” has the meaning given to such term in the Business Combination Agreement.

“Merger Sub” means DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo.

“Other Withholding Agent” has the meaning ascribed to such term in Section 6.2(a).

“Parties” means, collectively, the parties to the Business Combination Agreement and “Party” refers to any one of them.

“Payment Spreadsheet” has the meaning given to such term in the Business Combination Agreement.

“Performance Warrant Cashless Exercise Ratio” means the ratio obtained by (i) (A) the Performance Warrant Market Price minus (B) the Performance Warrant Exercise Price, divided by (ii) the Performance Warrant Market Price.

“Performance Warrant Exercise Price” means the exercise price for each Company Performance Warrant as set out in the warrant certificate representing each such Company Performance Warrant.

“Performance Warrant Market Price” has the meaning ascribed to “Market Price” in the Company Equity Plan.

“Person” means an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Plan of Arrangement” means this Plan of Arrangement, subject to any amendments or variations to such plan made in accordance with the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Post-Closing Directors” means the following individuals: [•], [•], [•], [•], [•] and [•].1

“PubCo” means Greenfire Resources Ltd., an Alberta corporation.

“PubCo Common Shares” means the common shares in the capital of PubCo.

“PubCo Performance Warrant Plan” means the Performance Warrant Plan of PubCo, as contemplated by the Business Combination Agreement, which amends and restates the Company Equity Plan.

“PubCo Performance Warrants” means warrants to purchase PubCo Common Shares with each such warrant entitling the holder to purchase one PubCo Common Share subject to the terms and conditions of the PubCo Performance Warrant Plan.

“PubCo Warrant” each warrant to purchase one PubCo Common Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the PubCo Warrant Agreement.

“PubCo Warrant Agreement” means the Warrant Agreement, dated as of October 21, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as trustee, as amended or amended and restated, and as assumed by PubCo at the Closing.

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA.

“Share Consideration” has the meaning given to such term in the Business Combination Agreement.

“Share Exchange Ratio” means the ratio obtained by (i) the number of Consideration Shares comprising the Share Consideration, divided by (ii) the sum of (A) aggregate number of Company Shares outstanding immediately prior to the Company Amalgamation Effective Time, plus (B) the aggregate number of Company Shares issuable on full exercise (if the Performance Warrant Exercise Price was being paid in cash) of the Company Performance Warrants outstanding immediately prior to the Company Amalgamation Effective Time.

“Share Percentage” means the percentage equal to 100 multiplied by the number equal to the quotient of (i) the Aggregate Value of the Share Consideration, divided by (ii) the Aggregate Equity Value.

“Shareholder Agreement” means the Shareholders Agreement between the Company and certain of the Company Shareholders dated August 5, 2021.

“SPAC” means M3-Brigade Acquisition III Corp., a Delaware corporation.

____________

1       NTD: To be determined prior to closing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).

“Supplemental Warrant Agreement” means the First Supplemental Warrant Agreement to be entered into between the Company and The Bank of New York Mellon, as warrant agent, amending the Company Warrant Agreement.

“Supporting Company Shareholder” has the meaning given to such term in the Business Combination Agreement.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Taxes” has the meaning given to such term in the Business Combination Agreement.

“Transactions” means the transactions contemplated by the Business Combination Agreement, this Plan of Arrangement and the Ancillary Documents.

“Withholding Obligation” has the meaning ascribed to such term in Section 6.2(a).

“Written Resolution” has the meaning given to such term in the Business Combination Agreement.

“Written Resolution Deadline” has the meaning given to such term in the Business Combination Agreement.

1.2    Interpretation

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)     the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)    the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(c)     time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end;

(d)    words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)     the word “including” means “including, without limiting the generality of the foregoing”;

(f)     a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder;

(g)    references to “$” or “dollar” or “US$” shall be references to United States dollars and references to “CAD$” and “Canadian dollar” shall be references to Canadian dollars; for the purposes of converting various amounts from Canadian dollars to United States dollars or from United States dollars to Canadian dollars for the purposes of the calculations in this Plan of Arrangement, a Canadian dollar to United States dollar exchange rate shall be selected by the Company and agreed to by the SPAC with the Company delivering such exchange rate in conjunction with the Payment Spreadsheet in accordance with Section 2.2(a) of the Business Combination Agreement with the Company and the SPAC following the procedures in Section 2.2(a) of the Business Combination Agreement to agree on such exchange rate;

(h)    no Party to the Business Combination Agreement, nor its respective counsel, shall be deemed the drafter of this Plan of Arrangement for purposes of construing the provisions hereof, and all provisions of this Plan of Arrangement shall be construed according to their fair meaning and not strictly for or against any Party.

ARTICLE 2
BUSINESS COMBINATION AGREEMENT AND BINDING EFFECT

2.1    Business Combination Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 193 of the ABCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement shall govern.

2.2    Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, shall become effective commencing at the Effective Time and shall be binding without any further authorization, act or formality on the part of the Court or any Person, on the Company Shareholders (including Company Dissenting Shareholders), Company Performance Warrantholders, the holders of any Company Bond Warrants, the Company, SPAC, Merger Sub, Canadian Merger Sub, and PubCo, from and after the Effective Time.

2.3    Filing of Articles of Arrangement

The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the steps, events or transactions set out in Section 3.1 and, subject to the satisfaction or waiver of the Closing Conditions, Section 3.1, have become effective in the sequence and at the times set out therein.

ARTICLE 3
ARRANGEMENT

3.1    Effective Time Transactions

Commencing at the Effective Time on the Closing Date, the following transactions shall occur and shall be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)     the Shareholder Agreement shall be terminated;

(b)    each Company Share held by Company Dissenting Shareholders shall be deemed to have been transferred to the Company (free and clear of any Liens) and:

(i)     such Company Dissenting Shareholders shall cease to be holders of such Company Shares or to have any rights as holders of such Company Shares other than the right to be paid fair value for such Company Shares, as set out in Section 4.1 hereof;

(ii)    all such Company Shares acquired shall be cancelled and, in connection therewith, the stated capital account maintained by the Company for the Company Shares shall be reduced by an amount equal to the result obtained by multiplying the stated capital of the Company Shares immediately prior to giving effect to this Section 3.1(b), by the number of Company Shares so cancelled divided by the number of issued and outstanding Company Shares immediately prior to giving effect to this Section 3.1(b); and

(iii)   such Company Dissenting Shareholders’ names shall be removed as the holders of such Company Shares from the registers of Company Shares maintained by or on behalf of the Company;

(c)     PubCo shall lend the Employee Transaction Trust an amount equal to the Employee Transaction Trust Debt;

(d)    the articles of the Company shall be amended to create a new class of shares that the Company is authorized to issue, to be designated as “Preferred Shares, Series 1” (the “Company Preferred Shares”), which shares shall be unlimited in number and have attached thereto the rights, privileges, restrictions and conditions set out in Schedule A to this Plan of Arrangement;

(e)     each Company Share held by Company Employee Shareholders shall be deemed to be transferred to the Company (free and clear of any Liens), and in exchange each Company Employee Shareholder shall be issued one (1) Company Preferred Share (free and clear of any Liens) for each Company Share so exchanged, and (i) the Company Employee Shareholders shall cease to have any rights as the registered holders of Company Shares; and (ii) each such Company Share held by the Company shall be cancelled in accordance with the ABCA;

(f)     the Company shall declare and pay on the remaining Company Shares a dividend (the “Company Dividend”) in an aggregate amount equal to the Founders Dividend Amount which dividend shall be payable to the Company Founders on a pro rata basis based on the number of Company Shares held by each of such Company Founders;

(g)    all of the outstanding Company Shares shall be consolidated such that immediately following such consolidation the number of outstanding Company Shares shall equal the number obtained by the product of (i) the number of outstanding Company Shares immediately prior to such consolidation, multiplied by (ii) the Share Percentage; provided that notwithstanding the provisions of any agreement, certificate, equity plan or other document that provides for the issuance of Company Shares on conversion, exercise or exchange of securities or other rights outstanding under such agreements, certificates, equity plans or other documents including, without limitation, the Company Equity Plan and the Company Warrant Agreement, the consolidation under this Section 3.1(g) shall not result in the adjustment of the number of Company Shares issuable (or any associated exercise or conversion price) pursuant to any outstanding securities or other rights that are convertible, exercisable or exchangeable into Company Shares;

(h)    the Exchanged Company Preferred Shares held by Company Employee Shareholders shall be deemed to be transferred to the Company (free and clear of any Liens), and in exchange each Company Employee Shareholder shall be issued one (1) Company Share (free and clear of any Liens) for each Exchanged Company Preferred Share so exchanged and the Company Employee Shareholders shall cease to have any rights as the registered holders of such Exchanged Company Preferred Shares;

(i)      in accordance with the terms of the Company Warrant Agreement, as amended by the Supplemental Warrant Agreement, the Cash Percentage of Company Bond Warrants held by each holder of Company Bond Warrants shall be deemed to be cancelled in exchange for payment by the Company of an amount equal to the Aggregate Equity Value per Share less the Bond Warrant Exercise Price for each such Company Bond Warrant that is cancelled;

(j)     the Cash Percentage of Company Performance Warrants held by each Company Performance Warrantholder shall be deemed to be cancelled in exchange for payment by the Company of an amount equal to the Aggregate Equity Value per Share less the Performance Warrant Exercise Price for each such Company Performance Warrant that is cancelled;

(k)    each Company Bond Warrant outstanding immediately prior to this Section 3.1(k) shall be deemed to be exercised for Company Shares pursuant to the terms of the Company Warrant Agreement as amended by the Supplemental Warrant Agreement, and each former holder of Company Bond Warrants outstanding immediately prior to this Section 3.1(k) shall receive Company Shares on a net basis, such that, without the exchange of any funds, the holder of Company Bond Warrants immediately prior to the operation of this Section 3.1(k) shall receive such number of Company Shares as shall equal the product of (A) the number of Company Shares for which such Company Bond Warrant is exercisable as of the date of exercise (if the Bond Warrant Exercise Price were being paid in cash) multiplied by (B) the Bond Warrant Cashless Exercise Ratio; provided that for the purpose of the Bond Warrant Cashless Exercise Ratio the Bond Warrant Fair Market Value per Company Share shall be deemed to be the Aggregate Equity Value per Share;

(l)     immediately following the step contemplated by Section 3.1(k) (the “Company Amalgamation Effective Time”), Canadian Merger Sub shall amalgamate with and into the Company (the “Company Amalgamation”) to form one corporate entity with the same effect as if they had amalgamated under the ABCA except that the separate legal existence of the Company shall not cease and the Company shall survive the Company Amalgamation notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new corporate access number (and for the avoidance of doubt, (i) the Company Amalgamation is intended to qualify as an amalgamation for the purposes of the ABCA and as defined in subsection 87(1) of the Tax Act, be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, as applicable, and (ii) for U.S. federal income tax purposes, it is intended that the Company Amalgamation, taken together with the Merger (and any other relevant transactions as set forth in the Business Combination Agreement), qualify for the Intended Tax Treatment, and upon the Company Amalgamation becoming effective:

(i)     the legal existence of the Company shall survive and continue with the Company being referred to herein after the Company Amalgamation as “Amalco”;

(ii)    the separate legal existence of Canadian Merger Sub shall cease without Canadian Merger Sub being liquidated or wound up, and the property, rights and interests of Canadian Merger Sub shall become the property, rights and interests and obligations of Amalco [provided the Company Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of Canadian Merger Sub to Amalco];2

(iii)   Amalco shall continue to be liable for the liabilities and obligations of each of Canadian Merger Sub and the Company;

(iv)   any existing cause of action, claim or liability to prosecution of the Canadian Merger Sub and the Company is unaffected by the Company Amalgamation;

(v)    a civil, criminal or administrative action or proceeding pending by or against either Canadian Merger Sub or the Company prior to the Company Amalgamation may be continued to be prosecuted by or against Amalco;

(vi)   a conviction against, or a ruling, order or judgment in favour of or against, either Canadian Merger Sub or the Company may be enforced by or against Amalco;

(vii)  the name of Amalco shall continue to be “Greenfire Resources Inc.”;

(viii) the registered office of Amalco shall continue to be the same registered office as the Company;

(ix)   the articles of amalgamation of Amalco will continue to be the same as the articles of incorporation of the Company and the certificate of amalgamation of Amalco is deemed to be the certificate of incorporation of Amalco;

(x)    the by-laws of Amalco shall continue to be the same as the by-laws of the Company;

(xi)   the directors of the Company immediately prior to the Company Amalgamation shall continue to be the initial directors of Amalco, to hold office until the next annual meeting of the shareholders of Amalco or until their successors are elected or appointed;3

(xii)  each Company Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time shall be converted into one (1) Amalco Preferred Share (free and clear of any Liens) and the holders of the Company Preferred Shares shall cease to have any rights as the registered holders of Company Preferred Shares;

(xiii) each Company Share outstanding immediately prior to the Company Amalgamation Effective Time shall be converted into PubCo Common Shares, and each holder of Company Shares immediately prior to the Company Amalgamation Effective Time shall be issued such number of PubCo Common Shares (free and clear of any Liens) as is equal to the number of Company Shares held by such holder immediately prior to the Company Amalgamation multiplied by the Share Exchange Ratio, and the holders of the Company Shares shall cease to have any rights as the registered holders of Company Shares;

____________

2       NTD: To be determined prior to closing whether this proviso language is required.

3       NTD: To be confirmed prior to closing.

(xiv) each Canadian Merger Sub Common Share shall be converted into one (1) common share of Amalco;

(xv)  each Company Performance Warrant outstanding immediately prior to the Company Amalgamation Effective Time shall be converted into such number of PubCo Performance Warrants as is equal to the number of Company Performance Warrants held by such holder immediately prior to the Company Amalgamation Effective Time multiplied by the Share Exchange Ratio, and each Company Performance Warrant so converted shall be, and shall be deemed to be, cancelled; the Company Equity Plan shall be deemed to be amended and restated by the PubCo Performance Warrant Plan and the rights and obligations of the Company pursuant to the Company Equity Plan shall become the rights and obligations of PubCo as amended and restated by the PubCo Performance Warrant Plan and the Company shall have no further obligations under the Company Equity Plan;

(xvi)  an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Company Shares outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Share in respect of which the holder exercises Arrangement Dissent Rights) shall be added to the stated capital of the PubCo Common Shares;

(xvii) an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Canadian Merger Sub Common Shares outstanding immediately prior to the Company Amalgamation Effective Time shall be added to the stated capital of Amalco; and

(xviii)an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Company Preferred Shares outstanding immediately prior to the Company Amalgamation Effective Time shall be added to the stated capital of the Amalco Preferred Shares;

(m)   immediately following the step contemplated by Section 3.1(l), each issued and outstanding Amalco Preferred Share shall be, and shall be deemed to be, transferred to the Employee Transaction Trust (free and clear of any Liens) in exchange for the Employee Cash Consideration to be paid by the Employee Transaction Trust to such holders of the Amalco Preferred Shares pro rata based on the number of Amalco Preferred Shares held by each such holder of Amalco Preferred Shares, and such former holders of Amalco Preferred Shares shall cease to be holders of Amalco Preferred Shares and the name of such holders shall be removed from the register of holders of Amalco Preferred Shares, and the Employee Transaction Trust shall become the holder of the Amalco Preferred Shares so exchanged and shall be added to the register of holders of Amalco Preferred Shares in respect of such Amalco Preferred Shares;

(n)    immediately following the step contemplated by Section 3.1(m), each issued and outstanding Amalco Preferred Share held by the Employee Transaction Trust shall be, and shall be deemed to be, transferred to PubCo (free and clear of any Liens) in exchange for the Employee Transaction Trust Note; and the Employee Transaction Trust shall cease to be a holder of Amalco Preferred Shares and the name of the Employee Transaction Trust shall be removed from the register of holders of Amalco Preferred Shares, and PubCo shall become the holder of the Amalco Preferred Shares so exchanged and shall be added to the register of holders of Amalco Preferred Shares in respect of such Amalco Preferred Shares;

(o)    upon issuance of the Employee Transaction Trust Note as contemplated by Section 3.1(n), the Employee Transaction Trust Debt owing by the Employee Transaction Trust to PubCo, shall be deemed to be satisfied by way of set-off against the principal amount of the Employee Transaction Trust Note, and the Employee Transaction Trust Note shall be deemed to be paid and settled in full, and cancelled;

(p)    the one PubCo Common Share held by Amalco shall be cancelled for no consideration;

(q)    5,000,000 PubCo Warrants shall be issued to the holders of PubCo Common Shares and PubCo Performance Warrants such that:

(i)     a number of PubCo Warrants shall be issued to the holders of PubCo Common Shares equal to the product of (A) 5,000,000 multiplied by (B) the number of PubCo Common Shares outstanding, divided by (C) the number of PubCo Common Shares outstanding plus the number of PubCo Performance Warrants outstanding, on a pro rata basis based on the number of PubCo Common Shares held by each such holder;

(ii)    a number of PubCo Warrants shall be issued to the holders of PubCo Performance Warrants equal to the product of (A) 5,000,000 multiplied by (B) the number of PubCo Performance Warrants outstanding, divided by (C) the number of PubCo Common Shares outstanding plus the number of PubCo Performance Warrants outstanding, on a pro rata basis based on the number of PubCo Performance Warrants held by each such holder;

(r)     PubCo shall deliver to Merger Sub such number of PubCo Shares as comprise the Class A Consideration and Class B Consideration as a contribution of capital to Merger Sub;

(s)     Merger Sub shall merge with and into SPAC in accordance with the Business Combination Agreement; and

(t)     the directors of PubCo immediately prior to the Effective Time shall resign and be replaced by the Post-Closing Directors, to each hold office until their respective term expires in accordance with the articles of incorporation of PubCo, or until their successors are elected or appointed.

ARTICLE 4
DISSENT RIGHTS

4.1    Dissent Rights

(a)     Pursuant to the Interim Order, a Company Shareholder may exercise dissent rights with respect to the Company Shares held by such holder (“Arrangement Dissent Rights”) in connection with the Arrangement pursuant to and in accordance Section 191 of the ABCA, all as the same may be modified by the Interim Order, the Final Order and this Section 4.1(a); provided that the written notice of dissent to the Company Arrangement Resolution, contemplated by Subsection 191(5) of the ABCA must be sent to and received by the Company not later than 5:00 P.M. (Calgary time) on the Business Day that is two (2) Business Days before either (A) the Written Resolution Deadline, or (b) if the Company and SPAC determine to call and hold the Company Securityholders Meeting, the Company Securityholders Meeting. Company Shareholders who exercise Arrangement Dissent Rights and who:

(i)     are ultimately determined to be entitled to be paid fair value from the Company for the Company Shares in respect of which they have exercised Arrangement Dissent Rights, will, notwithstanding anything to the contrary contained in Section 191 of the ABCA, be deemed to have irrevocably transferred such Company Shares to the Company pursuant to Section 3.1(a) in consideration of such fair value, and in no case will the Company, Amalco, SPAC, Merger Sub, Canadian Merger Sub, PubCo, or any other Person be required to recognize such holders as holders of Company Shares after the Effective Time, and each Company Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of the Company Shares in relation to which such Company Dissenting Shareholder has exercised Arrangement Dissent Rights and the securities register of the Company shall be amended to reflect that such former holder is no longer the holder of such Company Shares as at and from the Effective Time; or

(ii)    are ultimately not entitled, for any reason, to be paid fair value for the Company Shares in respect of which they have exercised Arrangement Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Arrangement Dissent Rights.

(b)    For greater certainty, in addition to any other restrictions in the Interim Order and under Section 191 of the ABCA, none of the following shall be entitled to exercise Arrangement Dissent Rights: (i) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Company Arrangement Resolution; (ii) Company Shareholders who have executed and returned a copy of the Written Resolution to the Company; and (iii) any other Person who is not a registered holder of Company Shares immediately prior to the date that the Company Required Approval is received for the Company Arrangement Resolution either pursuant to the Written Resolution or at the Company Securityholders’ Meeting. A Person may only exercise Arrangement Dissent Rights in respect of all, and not less than all, of such Person’s Company Shares.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1    Certificates and Payments

(a)     At or before the Effective Time:

(i)     the Company shall deposit, or cause to be deposited, in escrow with the Depositary:

(A)    for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the Company Dividend pursuant to Section 3.1(f), the Founders Dividend Amount;

(B)    for the benefit of and to be held on behalf of the holders of Company Bond Warrants pursuant to Section 3.1(i), an amount equal to the aggregate of the Aggregate Equity Value per Share less the Bond Warrant Exercise Price for each such Company Bond Warrant that is to be cancelled pursuant to Section 3.1(i); and

(C)    for the benefit of and to be held on behalf of the Company Performance Warrantholders pursuant to Section 3.1(j), an amount equal to the Aggregate Equity Value per Share less the Performance Warrant Exercise Price for each such Company Performance Warrants that is to be cancelled pursuant to Section 3.1(j);4

(ii)    PubCo shall deposit, or cause to be deposited, in escrow with the Depositary for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the PubCo Common Shares pursuant to Section 3.1(l)(xiii), certificates representing, or other evidence regarding the issuance of, the PubCo Common Shares that such Company Shareholders are entitled to receive under the Arrangement (calculated without reference to whether any Company Shareholder has exercised Arrangement Dissent Rights);

(iii)   PubCo shall deposit, or cause to be deposited, in escrow with the Depositary for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the PubCo Warrants pursuant to Section 3.1(q) certificates representing, or other evidence regarding the issuance of, the PubCo Warrants that such Company Shareholders and Company Performance Warrantholders5 are entitled to receive under the Arrangement; and

(iv)   the Employee Transaction Trust shall deposit, or cause to be deposited, in escrow with the Depositary for the benefit of and to be held on behalf of the holders of Amalco Preferred Shares entitled to receive the Employee Cash Consideration pursuant to Section 3.1(m), an amount equal to the aggregate Employee Cash Consideration for each Amalco Preferred Shares that are to be cancelled pursuant to Section 3.1(m).6

(b)    Upon the surrender to the Depositary of a certificate (or where applicable, confirmation of book-entry only entries) which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Shares or Company Bond Warrants, as applicable, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Depositary shall deliver:7

(i)     with respect to a Company Employee Shareholder, book-entry only entries representing the PubCo Common Shares and PubCo Warrants that such Company Employee Shareholder is entitled to and payment by cheque or wire transfer representing such Company Employee Shareholders pro rata entitlement to the Employee Cash Consideration;

____________

4       NTD: To be determined prior to closing whether the cash for the Performance Warrants will be distributed by the Company or the Depositary.

5       NTD: To be determined prior to closing whether the Pubco Warrants to be distributed to Performance Warrantholders will be distributed by the Company or the Depositary

6       NTD: To be determined prior to closing whether the Depositary or the Company will handle this payment.

7       NTD: To be determined prior to closing whether any language related to Performance Warrants will be included in the language in this section in the Arrangement.

(ii)    with respect to a Company Founder, book-entry only entries representing the PubCo Common Shares and PubCo Warrants that such Company Founder is entitled to and payment by cheque or wire transfer representing such Company Founder’s pro rata entitlement to the Founders Dividend Amount; and

(iii)   with respect to a holder of Company Bond Warrants, book-entry only entries representing the PubCo Common Shares and PubCo Warrants that such holder of Company Bond Warrants is entitled to and payment by cheque or wire transfer representing the Aggregate Equity Value per Share less the Bond Warrant Exercise Price for each such Company Bond Warrant held by such holder that is to be cancelled pursuant to Section 3.1(f).

(c)     Until surrendered as contemplated by this Article 5, each certificate which immediately prior to the Effective Time represented outstanding Company Shares or Company Warrants shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the PubCo Common Shares, PubCo Performance Warrants, PubCo Warrants and/or cash payment which such holder is entitled to receive pursuant to Section 5.1(a)(i).

(d)    Any certificate formerly representing Company Shares or Company Warrants that is not deposited, together with all other documents required hereunder, on or before the last Business Day before the third anniversary of the Closing Date, and any right or claim by or interest of any kind or nature, including the right of a former Company Shareholder, Company Performance Warrantholder or holder of Company Bond Warrants to receive certificates (or where applicable, confirmation of book-entry only entries) representing PubCo Common Shares, any portion of the Cash Consideration or PubCo Performance Warrants to which such holder is entitled pursuant to the Arrangement, shall terminate and be deemed to be surrendered and forfeited to PubCo for no consideration and such forfeited PubCo Common Shares, such PubCo Common Shares shall be deemed to cancelled.

(e)     No Company Shareholder, Company Performance Warrantholder or holder of Company Bond Warrants shall be entitled to receive any consideration with respect to the Company Shares or the Company Warrants other than the consideration to which such holder is entitled to receive under the Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividend, premium or other payment in connection therewith.

(f)     All dividends payable with respect to any PubCo Common Share allotted and issued pursuant to this Plan of Arrangement for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

(g)    In no event shall any Person be entitled to a fractional PubCo Common Share. Where the aggregate number of PubCo Common Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a PubCo Common Share being issuable, the number of PubCo Common Shares to be received by such Person shall be rounded up or down to the nearest whole PubCo Common Share, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Cash payments made to any Person pursuant to the Arrangement will be rounded up to the nearest nearest cent.

5.2    Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares or Company Warrants that were transferred pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary shall pay or issue to such Person the consideration such Person would have been entitled to receive pursuant to the Arrangement had such share certificate not been lost, stolen or destroyed. The Person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company, SPAC and the Depositary (acting reasonably) in such sum as the Company and SPAC may direct, or otherwise indemnify the Company and SPAC in a manner satisfactory to Company and SPAC, acting reasonably, against any claim that may be made against Company and SPAC with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1    Effect of Arrangement

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Company Shares and Company Warrants issued prior to the Effective Time; (b) the rights and obligations of the Company Shareholders, Company Performance Warrantholders, holders of any Company Bond Warrants, the Company, the Supporting Company Shareholders, SPAC, Merger Sub, Canadian Merger Sub, and PubCo, and any transfer agent or other exchange agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares and Company Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2    Withholdings

(a)     Notwithstanding anything to the contrary contained herein, each of the Parties, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid or transaction hereunder (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct a Party, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Person under this Plan of Arrangement (an “Affected Person”), such amounts as are required to be deducted or withheld under the Tax Act, the Code or any provision of any applicable Tax Law (a “Withholding Obligation”). Such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Entity as required by applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid.

(b)    The Parties, the Depositary and any Other Withholding Agent shall also have the right to:

(i)     withhold and sell, or direct a Party, the Depositary or any Other Withholding Agent to withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(ii)    require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to a Party, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of PubCo Common Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of PubCo Common Shares shall be affected on a public market (or in such other manner as determined appropriate by the Parties acting reasonably) and as soon as practicable following the Closing Date. Each of the Parties, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any Withholding Obligation; however, none of the Parties, the Depositary, the Broker or any Other Withholding Agent will have or be deemed to have any fiduciary duty to any shareholder of PubCo, any stockholder of SPAC, any Company Shareholder, any holder of Company Bond Warrants or any Company Performance Warrantholder and will not be liable for any loss arising out of any sale of such PubCo Common Shares, including any loss relating to the manner or timing of such sales, the prices at which the PubCo Common Shares are sold or otherwise.

ARTICLE 7
AMENDMENTS

7.1    Amendments

(a)     The Company or SPAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must:

(i)     be set out in writing;

(ii)    be approved by the Company and SPAC, each acting reasonably;

(iii)   be filed with the Court and, if made following receipt of the Company Required Approval, whether by Written Resolution or at the Company Securityholders Meeting, be communicated to the Company Shareholders and/or Company Performance Warrantholders if and as required by the Court.

(b)    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or SPAC at any time prior to receipt of the Company Required Approval, whether by Written Resolution or at the Company Securityholders Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons executing the Written Resolution or voting at the Company Securityholders Meeting (if applicable), shall become part of this Plan of Arrangement for all purposes.

(c)     Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following receipt of the Company Required Approval, whether by Written Resolution or at the Company Securityholders Meeting, shall be effective only if: (i) it is consented to in writing by each of the Company and SPAC (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders and/or Company Performance Warrantholders voting in the manner directed by the Court.

(d)    Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date unilaterally by PubCo, provided that it concerns a matter which, in the reasonable opinion of PubCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Company Shares or any former holder of Company Warrants.

(e)     This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Business Combination Agreement.

ARTICLE 8
FURTHER ASSURANCES

8.1    Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New Greenfire to procure a judgment in New Greenfire’s favor, New Greenfire may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which New Greenfire is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of New Greenfire, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New Greenfire, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful.

Notwithstanding the foregoing, the subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from New Greenfire in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of New Greenfire, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions. Under subsection 124(3.1) of the ABCA, New Greenfire may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the person acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the person’s conduct was lawful.

As permitted by the ABCA, the New Greenfire Bylaws will require New Greenfire to indemnify directors or officers of New Greenfire, former directors or officers of New Greenfire or other individuals who, at New Greenfire’s request, act or acted as directors or officers or in a similar capacity of another entity of which New Greenfire is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the New Greenfire Bylaws will require that indemnification be subject to the ABCA, any indemnification that New Greenfire provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

New Greenfire may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in New Greenfire or a related body corporate.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1.1†***

Business Combination Agreement, dated as of December 14, 2022, as amended on April 21, 2023, by and among M3-Brigade Acquisition III Corp., Greenfire Resources Ltd., DE Greenfire Merger Sub Inc., 2476276 Alberta ULC and Greenfire Resources Inc. (included as Annex A to this Registration Statement/Proxy Statement).

2.1.2***

Amendment No. 2 to Business Combination Agreement, dated as of June 15, 2023, among M3-Brigade Acquisition III Corp., Greenfire Resources Ltd., DE Greenfire Merger Sub Inc., 2476276 Alberta ULC and Greenfire Resources Inc. (included as part of Annex A to this Registration Statement/Proxy Statement).

2.2***	Form of Plan of Arrangement (included as Annex O to this Registration Statement/Proxy Statement).
3.1***	Articles of Greenfire Resources Ltd., dated as of December 9, 2022 (included as Annex B-1 to this Registration Statement/Proxy Statement).
3.2***	By-laws of Greenfire Resources Ltd., dated as of December 9, 2022 (included as Annex B-2 to this Registration Statement/Proxy Statement).
4.1***

Warrant Agreement, dated as of August 12, 2021, among GAC Holdco Inc. (n/k/a/ Greenfire Resources Inc.) and The Bank of New York Mellon, as warrant agent (included as Annex I-1 to this Registration Statement/Proxy Statement).

4.2***

First Supplemental Warrant Agreement, dated as of December 14, 2022, by and among Greenfire Resources Inc. and The Bank of New York Mellon, as warrant agent (included as Annex I-2 to this Registration Statement/Proxy Statement).

4.3***

Form of Investor Rights Agreement by Greenfire Resources Ltd., the MBSC Sponsor, certain former shareholders of Greenfire Resources, Inc. and certain other investors set forth therein (included as Annex F to this Registration Statement/Proxy Statement).

4.4***

Indenture, dated as of August 12, 2021, by and among Greenfire Resources Inc. (f/k/a GAC Holdco Inc.); Greenfire Resources Operating Corporation, Greenfire Resources Employment Corporation (f/k/a 2373525 Alberta Ltd.), Hangingstone Expansion (GP) Inc., Hangingstone Expansion Limited Partnership, Hangingstone Demo (GP) Inc. and Hangingstone Demo Limited Partnership, as guarantors; The Bank of New York Mellon, as trustee; BNY Trust Company of Canada, as Canadian co-trustee; and BNY Trust Company of Canada, as collateral agent.

4.5***

First Supplemental Indenture, dated as of September 16, 2021, by and among Greenfire Resources Inc. (f/k/a GAC Holdco Inc.); Greenfire Resources Operating Corporation, Greenfire Resources Employment Corporation (f/k/a 2373525 Alberta Ltd.), Hangingstone Expansion (GP) Inc., Hangingstone Expansion Limited Partnership, Hangingstone Demo (GP) Inc. and Hangingstone Demo Limited Partnership, as guarantors; The Bank of New York Mellon, as trustee; BNY Trust Company of Canada, as Canadian co-trustee; and BNY Trust Company of Canada, as collateral agent.

4.6***

Second Supplemental Indenture, dated as of September 29, 2021, by and among Greenfire Resources Inc. (f/k/a GAC Holdco Inc.); Greenfire Resources Operating Corporation, Greenfire Resources Employment Corporation (f/k/a 2373525 Alberta Ltd.), Hangingstone Expansion (GP) Inc., Hangingstone Expansion Limited Partnership, Hangingstone Demo (GP) Inc. and Hangingstone Demo Limited Partnership, as guarantors; The Bank of New York Mellon, as trustee; BNY Trust Company of Canada, as Canadian co-trustee; and BNY Trust Company of Canada, as collateral agent.

4.7***

Third Supplemental Indenture, dated as of March 15, 2022, by and among Greenfire Resources Inc. (f/k/a GAC Holdco Inc.); Greenfire Resources Operating Corporation, Greenfire Resources Employment Corporation (f/k/a 2373525 Alberta Ltd.), Hangingstone Expansion (GP) Inc., Hangingstone Expansion Limited Partnership, Hangingstone Demo (GP) Inc. and Hangingstone Demo Limited Partnership, as guarantors; The Bank of New York Mellon, as trustee; BNY Trust Company of Canada, as Canadian co-trustee; and BNY Trust Company of Canada, as collateral agent.

4.8***

Fourth Supplemental Indenture, dated as of June 30, 2022, by and among Greenfire Resources Inc. (f/k/a GAC Holdco Inc.); Greenfire Resources Operating Corporation, Greenfire Resources Employment Corporation (f/k/a 2373525 Alberta Ltd.), Hangingstone Expansion (GP) Inc., Hangingstone Expansion Limited Partnership, Hangingstone Demo (GP) Inc. and Hangingstone Demo Limited Partnership, as guarantors; The Bank of New York Mellon, as trustee; BNY Trust Company of Canada, as Canadian co-trustee; and BNY Trust Company of Canada, as collateral agent.

Exhibit Number	Description
4.9***

Fifth Supplemental Indenture, dated as of July 29, 2022, by and among Greenfire Resources Inc. (f/k/a GAC Holdco Inc.); Greenfire Resources Operating Corporation, Greenfire Resources Employment Corporation (f/k/a 2373525 Alberta Ltd.), Hangingstone Expansion (GP) Inc., Hangingstone Expansion Limited Partnership, Hangingstone Demo (GP) Inc. and Hangingstone Demo Limited Partnership, as guarantors; The Bank of New York Mellon, as trustee; BNY Trust Company of Canada, as Canadian co-trustee; and BNY Trust Company of Canada, as collateral agent.

4.10***

Sixth Supplemental Indenture, dated as of August 31, 2022, by and among Greenfire Resources Inc. (f/k/a GAC Holdco Inc.); Greenfire Resources Operating Corporation, Greenfire Resources Employment Corporation (f/k/a 2373525 Alberta Ltd.), Hangingstone Expansion (GP) Inc., Hangingstone Expansion Limited Partnership, Hangingstone Demo (GP) Inc. and Hangingstone Demo Limited Partnership, as guarantors; The Bank of New York Mellon, as trustee; BNY Trust Company of Canada, as Canadian co-trustee; and BNY Trust Company of Canada, as collateral agent.

4.11***

Seventh Supplemental Indenture, dated as of December 14, 2022, by and among Greenfire Resources Inc. (f/k/a GAC Holdco Inc.); Greenfire Resources Operating Corporation, Greenfire Resources Employment Corporation (f/k/a 2373525 Alberta Ltd.), Hangingstone Expansion (GP) Inc., Hangingstone Expansion Limited Partnership, Hangingstone Demo (GP) Inc. and Hangingstone Demo Limited Partnership, as guarantors; The Bank of New York Mellon, as trustee; BNY Trust Company of Canada, as Canadian co-trustee; and BNY Trust Company of Canada, as collateral agent (included as Exhibit G to the Business Combination Agreement, which is included as Annex A to this Registration Statement/Proxy Statement).

4.12***

Private Warrant Agreement, dated as of October 21, 2021, by and between M3-Brigade Acquisition III Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 of M3-Brigade Acquisition III Corp.’s Form 8-K, File No. 001-409496, filed with the SEC on October 27, 2021).

4.13***	Specimen Common Share Certificate of New Greenfire.
4.14***	Specimen Warrant Certificate with respect to MBSC Private Placement Warrants converted into New Greenfire Warrants (included as part of Exhibit 4.16 hereto).
4.15***

Specimen Warrant Certificate with respect to New Greenfire Warrants issued to pre-Merger holders of New Greenfire Common Shares and New Greenfire Performance Warrants (included as part of Exhibit 4.17 hereto).

4.16***

Form of Amended and Restated Warrant Agreement, by and between Greenfire Resources Ltd., Computershare Inc. and Computershare Trust Company, N.A., with respect to MBSC Private Placement Warrants converted into New Greenfire Warrants.

4.17***

Form of Warrant Agreement, by and between Greenfire Resources Ltd., Computershare Inc. and Computershare Trust Company, N.A., with respect to New Greenfire Warrants issued to pre-Merger holders of New Greenfire Common Shares and New Greenfire Performance Warrants.

5.1*	Opinion of Burnet, Duckworth & Palmer LLP regarding legality of securities being registered.
5.2*	Opinion of Carter Ledyard & Milburn LLP regarding legality of warrants being registered.
8.1***	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.
10.1***

Form of Subscription Agreement, dated as of December 14, 2022, by and among Greenfire Resources Ltd., M3-Brigade Acquisition III Corp. and the subscriber set forth therein (included as Annex C to this Registration Statement/Proxy Statement).

10.2***

Sponsor Agreement, dated as of December 14, 2022, by and among M3-Brigade Sponsor III LP, M3-Brigade Acquisition III Corp., Greenfire Resources Ltd. and Greenfire Resources Inc. (included as Annex D to this Registration Statement/Proxy Statement).

10.3***

Lock-Up Agreement, by and among Greenfire Resources Ltd., M3-Brigade Sponsor III LP, and certain existing shareholders of Greenfire Resources, Inc. (included as Annex G to this Registration Statement/Proxy Statement).

10.4***

Shareholder Support Agreement, dated as of December 14, 2022, by and among M3-Brigade Acquisition III Corp., Greenfire Resources Ltd., DE Greenfire Merger Sub Inc., 2476276 Alberta ULC and Greenfire Resources Inc. and the Supporting Company Shareholders (included as Annex H to this Registration Statement/Proxy Statement).

Exhibit Number	Description
10.5***

Form of Investor Support Agreement, dated as of December 14, 2022, by and between M-3 Brigade Acquisition III Corp. and the warrantholder of M-3 Brigade Acquisition III Corp. set forth therein (included as Annex E to this Registration Statement/Proxy Statement).

10.6***	Greenfire Resources Ltd. Omnibus Share Incentive Plan (included as Annex N to this Registration Statement/Proxy Statement).
10.7***	Form of Assignment and Assumption Agreement, by and among Continental Stock Transfer & Trust Company, Computershare Trust Company, N.A., Greenfire Resources Ltd. and M3-Brigade Acquisition III Corp.
10.8***	Form of Indemnity Agreement of Greenfire Resources Inc.
10.9***	New Greenfire Performance Warrant Plan (included as Annex J to this Registration Statement/Proxy Statement).
10.10.1*#	Amended and Restated Crude Oil Purchase and Sale Agreement, dated December 3, 2021, between Greenfire Resources Operating Corporation and Trafigura Canada General Partnership.
10.10.2***

Amended and Restated Marketing Agreement Amending Agreement, dated February 23, 2023, between Greenfire Resources Operating Corporation and Trafigura Canada Limited with respect to the purchase and sale of crude oil.

10.11.1***#	Condensate Purchase and Sale Agreement dated September 17, 2021, between Japan Canada Oil Sands Limited (or any successor in interest thereto) and Trafigura Canada General Partnership.
10.11.2***

Amended and Restated Marketing Agreement Amending Agreement dated February 23, 2023, between Greenfire Resources Operating Corporation and Trafigura Canada Limited with respect to the purchase and sale of condensate.

10.12.1***#	Amended and Restated Crude Oil Purchase and Sale Agreement — Wellhead, dated September 17, 2021, between Greenfire Acquisition Corporation and Trafigura Canada General Partnership.
10.12.2***#	Marketing Agreement Amending Agreement dated December 14, 2022, between Greenfire Resources Operating Corporation and Trafigura Canada Limited.
10.13.1***#

Reserve Account Security Agreement dated September 17, 2021, between Japan Canada Oil Sands Limited, GAC Holdco Inc., Greenfire Acquisition Corporation, Greenfire Resources Operating Corporation, Hangingstone Expansion Limited Partnership, and Hangingstone Demo Limited Partnership, as pledgers, and Trafigura Canada General Partnership and Trafigura Trading LLC, as secured creditors.

10.13.2***#

First Amending Agreement to Reserve Account Security Agreement dated March 23, 2023, between Greenfire Resources Inc., Greenfire Resources Operating Corporation, Hangingstone Expansion Limited Partnership and Hangingstone Demo Limited Partnership and Trafigura Canada Limited and Trafigura Trading LLC.

21.1***	List of subsidiaries of Greenfire Resources Ltd.
23.1*	Consent of Deloitte LLP.
23.2*	Consent of BDO USA, P.A.
23.3*	Consent of Burnet, Duckworth & Palmer LLP (included as part of Exhibit 5.1 hereto).
23.4***	Consent of Wachtell, Lipton, Rosen & Katz as to certain tax matters (included as part of Exhibit 8.1 hereto).
23.5***	Consent of McDaniel & Associates Consultants Ltd. with respect to the Greenfire Resources Inc. reserve reports.
23.6*	Consent of Carter Ledyard & Milburn LLP (included as part of Exhibit 5.2 hereto).
99.1***	Form of Proxy Card of M-3 Brigade Acquisition Corp. III. for MBSC Stockholders’ Meeting
99.2***	Form of Proxy Card of M-3 Brigade Acquisition Corp. III. for MBSC Warrantholders’ Meeting
99.3***	Consent of Robert Logan to be named as director.
99.4***	Consent of David Phung to be named as director.
99.5***	Consent of Jonathan Klesch to be named as director.
99.6***	Consent of Julian McIntyre to be named as director.
99.7***	Consent of Venkat Siva to be named as director.
99.8***	Consent of Matthew Perkal to be named as director.
99.9***	Consent of William Derek Aylesworth to be named as director.
99.10***	Reserve Report of McDaniel & Associates Consultants Ltd. as to reserves of Greenfire Resources Inc. as of December 31, 2022 (corrected).

Exhibit Number	Description
99.11***	Reserve Report of McDaniel & Associates Consultants Ltd. as to reserves of Greenfire Resources Inc. as of December 31, 2021 (corrected).
107***	Filing Fee Table.

____________

*        Filed herewith

***    Filed previously

†        Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

#        Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Item 22.     Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Provided, however, that financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

(1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)    The registrant undertakes that every prospectus that (i) is filed pursuant to paragraph (1) immediately preceding or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on August 11, 2023.

Greenfire Resources Ltd.
By:	/s/ Robert Logan
Name:	Robert Logan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed by the following person in the capacities indicated on August 11, 2023.

Name	Title
/s/ Robert Logan	Chief Executive Officer, Director
Robert Logan	(Principal Executive Officer)
/s/ David Phung	Chief Financial Officer, Director
David Phung	(Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Greenfire Resources Ltd. has duly caused this Amendment No. 4 to the registration statement to be signed by the following duly authorized representative in the United States on August 11, 2023.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director